 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-274114
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
EXCELFIN ACQUISITION CORP.
AND PROSPECTUS FOR UP TO 8,531,044 ORDINARY SHARES
AND UP TO 11,500,000 REDEEMABLE WARRANTS OF
BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
To the Stockholders of ExcelFin Acquisition Corp.:
You are cordially invited to attend the special meeting of stockholders (the “special meeting”) of ExcelFin Acquisition Corp., a Delaware corporation, which we refer to as “ExcelFin,” “we,” “us” or “our”, to be virtually held at 10:00 a.m., Eastern time, on September 26, 2024. The special meeting can be accessed via live webcast by visiting https://web.lumiconnect.com/276796335 (password excelfin2024), where you will be able to listen to the meeting live and vote during the meeting.
We have entered into a Business Combination Agreement with Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Baird Medical”), Tycoon Choice Global Limited, a business company limited by shares incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Baird Medical (“Tycoon”), Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Baird Medical (“PubCo”), and Betters Medical Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of PubCo (“Merger Sub 1”), Betters Medical Merger Sub 2, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo (“Merger Sub 2”), and Betters Medical NewCo, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Betters (“NewCo”) (as it may be amended from time to time, the “Business Combination Agreement”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination”.
This registration statement and the accompanying proxy statement/prospectus relate to an offering of (a) ordinary shares of PubCo, par value $0.0001 per share (which we refer to as the “PubCo Ordinary Shares”), the holding company in the Business Combination, which is incorporated in the Cayman Islands, and (b) redeemable warrants to purchase PubCo Ordinary shares at a price of $11.50 per warrant (“PubCo Warrants”). As part of the Business Combination, PubCo directly acquired Tycoon, which operates through its indirect subsidiaries located in the Peoples Republic of China. For more information, see “Information about Baird Medical — The Combined Company and Our Structure before and after the Business Combination”.
Pursuant to the Business Combination Agreement (a) on August 3, 2023, Baird Medical contributed all of the issued shares of Tycoon held by Baird Medical (“Tycoon Shares”) to PubCo in exchange for PubCo Ordinary Shares such that Tycoon became a wholly-owned subsidiary of PubCo and Baird Medical received in exchange therefor 29,411,764 PubCo Ordinary Shares (the “Share Contribution”) valued at $10.20 per share, that have an aggregate value equal to Three Hundred Million Dollars ($300,000,000); (b) prior to Closing, Baird Medical will transfer 1,947,058 PubCo Ordinary Shares (which shares shall not include the Baird Medical Earnout Shares, as defined below) to Newco and the Minority Holders will exchange their ownership interests in Baird Medical for all of the outstanding ownership interests in Newco (the “Newco Share Contribution”); and (c) after the special meeting, Merger Sub 1 will merge with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “First Merger”) and Merger Sub 2 will merge with and into Newco, with Newco continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “Second Merger”). However, 8,823,529 of the PubCo Ordinary Shares issued to Baird Medical (the “Baird Medical Earnout Shares”) will not vest unless and until within the eighth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs with an implied value at or above $12.50 per share. The business purpose of the Second Merger is both to ensure compliance with Nasdaq’s public float requirement as well as to facilitate that additional PubCo shares are held after closing by shareholders most likely to be long-term holders.
The Business Combination Agreement provides that at the effective time of the Business Combination (the “Effective Time”):
(i)
each ExcelFin Unit that is issued and outstanding shall be automatically divided, and the holder thereof shall be deemed to hold one share of ExcelFin Class A Common Stock and one-half of one ExcelFin Public Warrant in accordance with the terms of the applicable ExcelFin Unit;

(ii)
each outstanding public share of ExcelFin Class A Common Stock will be exchanged for one PubCo

Ordinary Share; and, subject to a vesting requirement for 1,350,000 of such shares held by ExcelFin SPAC LLC (the “Sponsor”), each outstanding share of ExcelFin Class A Common Stock held by the Sponsor or its assignees will be cancelled in exchange for one PubCo Ordinary Share; and
(iii)
the registered holder of each outstanding public warrant to purchase one share of ExcelFin Class A Common Stock (collectively, the “ExcelFin Public Warrants”) will receive, in exchange for the ExcelFin Public Warrants, an equal number of warrants (collectively, the “PubCo Warrants”) to purchase one PubCo Ordinary Share upon the same terms as were applicable to the ExcelFin Public Warrants.

In the Second Merger, 1,947,058 PubCo Ordinary Shares transferred by Baird Medical to Newco will be cancelled, and an equal number of PubCo Ordinary Shares will be issued to the Minority Holders. The Business Combination Agreement provides that each of the 5,750,000 shares of ExcelFin Class A Common Stock held by the Sponsor or its assignees will be cancelled in exchange for one PubCo Ordinary Share upon the Closing of the Business Combination. However, 1,350,000 of the PubCo Ordinary Shares issued to the Sponsor in the Business Combination in exchange for ExcelFin Class A Common Stock held by the Sponsor (the “Sponsor Earnout Shares”) will not vest unless and until within the fifth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on the Nasdaq Global Market (the “Nasdaq”) is greater than or equal to $12.50 per share over any 20 trading days within any 30-day trading period or (b) a change of control of PubCo occurs.
It is anticipated that, immediately following completion of the Business Combination and if there are no additional redemptions by ExcelFin’s public stockholders (other than the redemptions of 22,166,014 shares of ExcelFin Class A Common Stock that occurred on May 1, 2023, October 20, 2023, April 25, 2024 and July 25, 2024) and assuming no holders exercise their ExcelFin Public Warrants, no Baird Medical Earnout Shares or Sponsor Earnout Shares (collectively, “Earnout Shares”) vest and no shares are issued pursuant to the Baird Medical Incentive Plan, ExcelFin’s existing stockholders, including the Sponsor, will own approximately 20.7% of the outstanding PubCo Ordinary Shares, and Baird Medical and the Minority Holders will own approximately 79.3% of the outstanding PubCo Ordinary Shares. If there are redemptions by ExcelFin’s public stockholders up to the maximum level that would permit completion of the Business Combination, and likewise assuming no holders exercise their ExcelFin Public Warrants, no Earnout Shares vest and no shares are issued pursuant to the Baird Medical Incentive Plan, immediately following completion of the Business Combination, ExcelFin’s existing stockholders will own approximately 18.1% of PubCo Ordinary Shares and Baird Medical and the Minority Holders will own approximately 81.9% of PubCo Ordinary Shares. These percentages are calculated based on a number of assumptions (as described in this proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Business Combination Agreement. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Transaction Consideration.”
At the special meeting, our stockholders will be asked to consider and vote upon the following proposals:
•
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination described in this proxy statement/prospectus, including (a) adopting the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for the Share Contribution and the merger of a wholly-owned subsidiary of the newly formed holding company PubCo with and into ExcelFin, with each of ExcelFin and Tycoon surviving as a separate, direct, wholly-owned subsidiary of PubCo, and (b) approving the other transactions contemplated by the Business Combination Agreement and related agreements described in this proxy statement/prospectus (which we collectively refer to as the “Business Combination Proposal”);

•
Proposal No. 2 — The Charter Amendments Proposal — to consider and vote upon a proposal to approve the amended and restated memorandum and articles of association of PubCo (the “Post-Closing PubCo Governing Documents”) in the form attached hereto as Annex B (which we refer to as the “Charter Amendments Proposal”);

•
Proposal No. 3 — The Advisory Charter Amendment Proposal — to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Post-Closing PubCo Governing Documents, presented separately in accordance with U.S. Securities and Exchange Commission (“SEC”) requirements (which we refer to as the “Advisory Charter Amendment Proposal”); and

•
Proposal No. 4 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting (which we refer to as the “Adjournment Proposal”).
Each of the Business Combination Proposal and the Charter Amendments Proposal is cross-conditioned on the approval of the other. Each of the Advisory Charter Amendment Proposal and the Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety. The consummation of the Business Combination is also subject to customary closing conditions.
The ExcelFin Class A Common Stock and ExcelFin Public Warrants, are currently listed on the Nasdaq under the symbols “XFIN” and “XFIN W,” respectively. We intend to list the PubCo Ordinary Shares and the PubCo Warrants on the Nasdaq under the symbols “BDMD” and “BDMD W”, respectively, upon the consummation of the Business Combination. The listing of the PubCo Ordinary Shares and the PubCo Warrants on the Nasdaq is a condition to closing of the Business Combination, but that condition is waivable by the parties. PubCo will not have definitive confirmation of the listing of the PubCo Ordinary Shares and the PubCo Warrants at the time this proxy statement/prospectus is delivered to ExcelFin’s stockholders. Consequently, at the time that ExcelFin’s stockholders are asked to vote in favor of the Business Combination, ExcelFin’s stockholders will not know whether the listing has been approved. Upon the completion of the Business Combination, assuming no additional redemptions of ExcelFin Class A Common Stock, Baird Medical will beneficially own 79.3% of our total issued and outstanding ordinary shares, representing 79.3% of the total voting power. As a result, we will be a “controlled company” as defined under the Nasdaq Stock Market LLC listing rules (the “Nasdaq Listing Rules”) because Haimei Wu, Baird Medical’s chief executive officer and chairperson of the board of directors, will control more than 50% of the voting power of Baird Medical which in turn will control more than 50% of the voting power for the election of directors of PubCo. Currently, we do not expect to rely on the “controlled company” exemption from the corporate governance requirements under the Nasdaq Listing Rules.
The Board of Directors of ExcelFin (the “Board”) has fixed the close of business on August 23, 2024 as the record date (the “Record Date”) for the determination of ExcelFin stockholders entitled to notice of, and to vote at, the special meeting or any postponement or adjournment thereof. ExcelFin stockholders should carefully read the accompanying Notice of Special Meeting and proxy statement/ prospectus for a more complete statement of the proposals to be considered at the Special Meeting.
After careful consideration, the Board has unanimously approved and adopted the Business Combination Agreement and approved the Business Combination, has approved the other proposals described in this proxy statement/prospectus, and has determined that it is advisable to consummate the Business Combination.
The Board recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus.
This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the special meeting. We urge you to read the accompanying proxy statement/prospectus including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. In particular, when you consider the recommendation regarding these proposals by the Board, you should keep in mind that ExcelFin’s Sponsor, directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a stockholder of ExcelFin. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete a business combination that is less favorable to stockholders of ExcelFin rather than liquidating ExcelFin. In addition, you should carefully consider the matters discussed under “Risk Factors” beginning on page 83 of this proxy statement/prospectus. See also the section entitled “The Business Combination Proposal — Interests of ExcelFin’s Directors and Officers and Others in the Business Combination” for additional information.
Pursuant to our current Charter, our public stockholders have redemption rights in connection with the Business Combination. Our public stockholders are not required to affirmatively vote for or against the Business Combination to redeem their shares of Class A of Common Stock. This means that public stockholders who hold shares of ExcelFin Class A Common Stock on or before September 24, 2024 (two (2) business days before the special meeting) will be eligible to elect to have their shares of ExcelFin Class A Common Stock redeemed for cash in connection with the special meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the special meeting. ExcelFin public stockholders should carefully refer to the accompanying proxy statement/prospectus for the requirements and procedures of redemption.

PubCo is not a Chinese operating company but is a holding company incorporated in the Cayman Islands with its registered office in the Cayman Islands. (1) Tycoon is a wholly owned subsidiary of PubCo and PubCo conducts its operations solely through Tycoon and its subsidiaries located in China, and (2) PubCo’ s global headquarters are based in Guangzhou in the People’s Republic of China, or Mainland China. The securities registered herein are securities of PubCo, not those of its operating companies. Investments in PubCo’s Ordinary Shares are not purchases of equity securities of these operating subsidiaries in Mainland China but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own. Investors may never directly own securities in Tycoon or any of its Chinese operating subsidiaries. References throughout this document to “PubCo” refer to the Cayman Islands holding company and Tycoon and its subsidiaries are referred to alternatively as “Tycoon,” the “Company” or “Baird Medical,” although, depending upon the context, references to Baird Medical may refer to the company owning Tycoon prior to the consummation of the Business Combination. Introductory paragraphs under the different sections of this document explain how these definitions are used within such sections.
Because most of the operations of PubCo will be conducted in Mainland China through its wholly-owned subsidiary Tycoon and its subsidiaries, the business is subject to PRC laws and regulations and supervision and potential intervention by the Chinese government, which could result in a material change in the Target Group’s operations and/or the value of PubCo Ordinary Shares and PubCo Warrants after the Business Combination. For instance, the overseas listing filing procedure of the China Securities Regulatory Commission (the “CSRC”) is required in connection with the Business Combination and was completed on January 2, 2024, and the approval of, the Cyberspace Administration of China (the “CAC”), or other PRC regulatory agencies may be required in the future in connection with the Business Combination. In addition, our funds or assets located within the PRC may not be available to fund operations or for other use outside of the PRC. Baird Medical has received all required licenses, permissions and approvals from the relevant PRC authorities needed to engage in its business operations. Such licenses, permissions and approvals include the Registration Certificates for Medical Device, Permit for Medical Device Production, Medical Device Quality Management System Certificate, Certification of High-Tech Enterprise, Pollutant Discharge Registration for Fixed Sources of Pollution, the Business Operation License for Class III Medical Devices and the Record Filing Certificate for Operation of Class II Medical Devices. No licenses, permissions or approvals have been denied or expired. Except for the filing procedures based on the Trial Measures (as defined below), which procedures are required by the CSRC and were completed on January 2, 2024, Baird Medical is not required to obtain any other license, permission or approval from the relevant PRC authorities, including the CAC or any other governmental agency that is required to approve the offering of the securities being registered hereunder to foreign investors. If we (i) do not receive or maintain required permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws or regulations change and we are required to obtain such permissions or approvals in the future, we could be subject to fines, legal sanctions, or an order to suspend their relevant services, which may materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless. In addition, because our business is subject to the laws and regulations of the PRC, there are additional legal and operational risks associated with being based in China. Please refer to the section entitled “Risk Factors — Risks Related to Doing Business in China” for a detailed discussion of the risks associated with Baird Medical’s corporate structure.
Rules and regulations in China can change quickly with very short notice and PubCo cannot predict future developments in the PRC legal system. After the completion of the Business Combination, PubCo may need to procure additional permits, authorizations and approvals for its operations, which it may not be able to obtain. PubCo’s inability to obtain such permits or authorizations may materially adversely affect it business, financial condition and results of operations. As a result, PubCo’s securities could significantly decline in value or even become worthless. The legal and operational risks associated with having the majority of PubCo’s operations in China could result in a material change in its operations and/or the value of the PubCo securities being offered hereby or could significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.
Recently, the PRC government has promulgated regulations for the supervision and management of offerings that are conducted outside Mainland China and/or foreign investments in Mainland China-based issuers, which suggests that the PRC government will focus its attention on overseas offerings more than it has in prior years. While PubCo will be a Cayman Islands company after the Business Combination, its operating subsidiary Tycoon’s headquarters are in Guangzhou in the People’s Republic of China (“PRC”) and a majority of its operations will be conducted in Mainland China. The PRC government may intervene or influence our operations at any time as part of its efforts to enforce PRC law, which could result in a material change in our operations and/or the value of the securities we are registering. Any future action by the government of the People’s Republic of China, or PRC, expanding the categories of industries and companies whose foreign securities offerings are subject to government review could significantly limit or hinder PubCo’s ability to offer or continue to offer securities to investors after the Business Combination and could cause the value of such securities to significantly decline or be worthless.
Recently, the PRC government initiated a series of supervision measures with respect to business operations in Mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over Mainland China-based companies listed outside Mainland China using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. In particular, on February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies and the supporting guidance documents (collectively, the “Trial Measures”), which came into effect on March 31, 2023. According to the Trial Measures, any overseas offering and listing made by an issuer will be deemed to be indirect if it meets both the following conditions: (1) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in China, or its main places of business are located in China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in China. The Trial Measures require (1) the filing of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their underwriters with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline. Since Baird Medical’s PRC subsidiaries accounted for more than 50% of its consolidated revenues, profit, total assets or net assets for the fiscal years ended December 31, 2022 and 2021, and the key components of its operations are carried out in the PRC, the Business Combination will be considered an indirect offering and Baird Medical will be subject to the filing requirements for the Business Combination under the Trial Measures. According to the Trial Measures, initial public offerings or listings in overseas markets are required to be filed with the CSRC within 3 working days after the relevant application is submitted overseas by Baird Medical. Baird Medical completed the filing procedures required by the CSRC on January 2, 2024, and the result of such CSRC approval was posted on the official website of the CSRC on the same date. However, the newly promulgated laws and regulations and the PRC’s implementation of them may in the future affect the operations of Baird Medical subsidiaries or their ability to receive foreign investment and the value of PubCo Ordinary Shares as a result of the Business Combination.
PubCo and its PRC subsidiaries are also subject to certain provisions of existing laws and regulations concerning intercompany fund transfers and foreign exchange supervision and could be subject to additional restrictions under new PRC laws and regulations that may come into effect in the future. For example, PubCo’s PRC subsidiaries may pay dividends only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with PRC accounting standards and regulations; each of the PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital; the PRC subsidiaries are required to comply with certain procedural requirements related to foreign exchange supervision in order to make dividend payments in foreign currencies; a withholding tax, at the rate of 10% or lower, is payable by the PRC subsidiaries upon dividend remittance; and approval from or registration with competent PRC government authorities is required where Renminbi is to be converted into foreign currency and remitted out of Mainland China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. Any determination to pay dividends in the future post-Business Combination will be at the discretion of PubCo’s board of directors.
To date, no transfers, dividends or distributions have been made between Baird Medical (the holding company) and its subsidiaries or to investors. See the Company’s consolidated financial statements and the related notes beginning on page F-2 of this proxy statement/prospectus. For PubCo’s operations in Mainland China post-Business Combination, if PubCo intends to distribute dividends from its subsidiaries in Mainland China in the future, (i) such subsidiaries will transfer the dividends to Baide Medical Investment Co. Ltd., a Hong Kong-incorporated subsidiary which controls all of its operating subsidiaries in Mainland China, (ii) Baide Medical Investment Co. Ltd. shall then transfer any such dividends to Tycoon, PubCo’s British Virgin Islands-incorporated subsidiary which wholly owns Baide Medical Investment Co. Ltd., (iii) Tycoon will transfer the dividends to PubCo, and (iv) the dividends will be distributed from PubCo to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. The cross-border transfer of funds by the subsidiaries in Mainland China under the direct holding structure must comply with relevant laws and regulations of the PRC. In utilizing the proceeds from the Business Combination, as an offshore holding company, PubCo is permitted under the laws and regulations in Mainland China to provide funding to its subsidiaries in Mainland China only through loans or capital contributions, and to its affiliated entities only through loans, subject to applicable government reporting, registration and approvals.

However, loans by PubCo to its subsidiaries in Mainland China to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange of China (“SAFE”) and capital contributions to its subsidiaries in Mainland China are subject to the requirement of making the necessary registration with the applicable governmental authorities in Mainland China. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation on loans to, and direct investment in, our PRC subsidiaries by offshore holding companies and governmental supervision of currency conversion may delay us from using the proceeds of the Business Combination to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.” However, as long as PubCo is compliant with the procedures for approvals from appropriate government authorities and banks in Mainland China, PubCo believes that, as of the date of this proxy statement/prospectus, except for the restrictions disclosed above, PubCo can transfer funds out of Mainland China. PubCo currently does not have any cash management policy that dictates the transfer of cash between its subsidiaries post-Business Combination.
PubCo will be a “controlled company” under the Nasdaq Listing Rules, and may be exempt from certain corporate governance requirements other than those exemptions available to foreign private issuers discussed herein. See “Risk Factors — Risks Relating to ExcelFin, PubCo and the Business Combination — Upon the completion of the Business Combination, we will be a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.” and “Risk Factors — Risks Relating to ExcelFin, PubCo and the Business Combination — We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.”
PubCo is considered a “foreign private issuer” under the Exchange Act and will remain a foreign private issuer after the consummation of the Business Combination. Therefore, it is exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, PubCo is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. PubCo is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, PubCo’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of PubCo’s Ordinary Shares. Accordingly, after the Business Combination, if you continue to hold PubCo’s Ordinary Shares, you may receive less or different information about PubCo than you currently receive about ExcelFin.
In addition, as a “foreign private issuer”, PubCo is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. PubCo currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Nasdaq that it does follow, PubCo cannot give assurances that it will continue to follow such corporate governance requirements in the future as it may choose to rely on available Nasdaq exemptions that would allow PubCo to follow its home country practice. Unlike the requirements of Nasdaq, PubCo is not required, under the laws of the Cayman Islands, to have its board consist of a majority of independent directors, nor is PubCo required to have a compensation, nominating or corporate governance committee consisting entirely of independent directors, or to have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of PubCo Ordinary Shares. For additional information regarding the home country practices PubCo intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of PubCo Following the Business Combination — Corporate Governance Practices and Foreign Private Issuer Status.”
PubCo would no longer qualify as a “foreign private issuer” under current SEC rules and regulations if more than 50% of PubCo’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of PubCo’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of PubCo’s assets are located in the United States; or (iii) PubCo’s business is administered principally in the United States. If PubCo loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, PubCo would likely incur substantial costs in fulfilling these additional regulatory requirements and members of PubCo’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.
Lastly, the Holding Foreign Companies Accountable Act (“HFCAA”) would subject PubCo to a number of prohibitions, restrictions and potential delisting if either it or its auditor were designated as an “HFCAA Issuer” or an auditor listed on an HFCAA Determination List, respectively, each as described further herein. An HFCAA Issuer is required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If a registrant is identified as an HFCAA Issuer based on its annual report for the fiscal year ended December 31, 2021, the registrant will be required to comply with the submission or disclosure requirements in its annual report filing covering the fiscal year ended December 31, 2022. If identified as an HFCAA Issuer, PubCo would be prevented from using an auditor that the Public Company Accounting Oversight Board of the U.S., or PCAOB, determines it could not inspect or fully investigate and would (i) prohibit the trading of securities of a company and (ii) require delisting of a company from U.S. national securities exchanges if the PCAOB is unable to inspect its public accounting firm for three consecutive years. The HFCAA also requires public companies to disclose, among other things, whether they are owned or controlled by a foreign government, specifically, those that are based in or have a majority or significant amount of their operations in the PRC. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. As of the date of this proxy statement/prospectus, the auditor of Baird Medical, Marcum Asia CPAs LLP, is not among the auditor firms listed on the HFCAA Determination List, which identifies all of the auditor firms that the PCAOB is not able to inspect.
On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in Mainland China and Hong Kong. The agreement includes detailed and specific commitments from the CSRC that would allow PCAOB inspections and investigations meeting U.S. standards, such as (i) independent discretion by the PCAOB to select any issuer audits for inspection or investigation in accordance with the Sarbanes-Oxley Act; (ii) direct access by the PCAOB to interview or take testimony from all personnel of the audit firms whose issuer engagements are being inspected or investigated; (iii) unfettered ability by the PCAOB to transfer information to the SEC in accordance with the Sarbanes-Oxley Act; and (iv) procedures for PCAOB inspectors to see complete audit work papers without any redactions. Implementation of the aforementioned framework is subject to uncertainties and will affect the PCAOB’s actual ability to inspect and thoroughly investigate audit firms in Mainland China and Hong Kong.
We are providing this proxy statement/prospectus and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting.
Your vote is very important. If you are an ExcelFin stockholder, whether or not you plan to attend the special meeting, please take the time to vote as soon as possible. On behalf of the Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Very truly yours,
Joseph Douglas Ragan III Chief Executive Officer
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated September 5, 2024 and will first be mailed to the stockholders of ExcelFin on or about September 6, 2024.

EXCELFIN ACQUISITION CORP.
100 Kingsley Park Dr
Fort Mill, South Carolina 29715
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF EXCELFIN ACQUISITION CORP.
TO BE HELD ON SEPTEMBER 26, 2024
TO THE STOCKHOLDERS OF EXCELFIN ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of ExcelFin Acquisition Corp. (“ExcelFin,” “we,” “us” or “our”) will be held virtually at 10:00 a.m., Eastern time, on September 26, 2024. The Special Meeting can be accessed via live webcast by visiting https://web.lumiconnect.com/276796335 (password excelfin2024), where you will be able to listen to the meeting live and vote during the meeting.
At the Special Meeting, you will be asked to consider and vote upon the following proposals (the “Proposals”):
(1)
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of June 26, 2023, among ExcelFin, Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Baird Medical”), Tycoon Choice Global Limited, a business company limited by shares incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Baird Medical (“Tycoon”), Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Baird Medical (“PubCo”), Betters Medical Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of PubCo (“Merger Sub 1”), Betters Medical Merger Sub 2, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo (“Merger Sub 2”), and Betters Medical NewCo, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Betters (“NewCo”) (as it may be amended from time to time, the “Business Combination Agreement”). The transactions contemplated by the Business Combination Agreement we refer to herein as the “Business Combination.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

Pursuant to the Business Combination Agreement (a) on August 3, 2023, Baird Medical contributed all of the issued shares of Tycoon held by Baird Medical (“Tycoon Shares”) to PubCo in exchange for PubCo Ordinary Shares such that Tycoon became a wholly-owned subsidiary of PubCo and Baird Medical received in exchange therefor 29,411,764 PubCo Ordinary Shares (the “Share Contribution”) valued at $10.20 per share, that have an aggregate value equal to Three Hundred Million Dollars ($300,000,000); (b) prior to Closing, Baird Medical will transfer 1,947,058 PubCo Ordinary Shares (which shares shall not include the Baird Medical Earnout Shares, as defined below) to Newco and the Minority Holders will exchange their ownership interests in Baird Medical for all of the outstanding ownership interests in Newco (the “Newco Share Contribution”); and (c) after the special meeting, Merger Sub 1 will merge with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “First Merger”) and Merger Sub 2 will merge with and into Newco, with Newco continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “Second Merger”). However, 8,823,529 of the PubCo Ordinary Shares issued to Baird Medical (the “Baird Medical Earnout Shares”) will not vest unless and until within the eighth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs with an implied value at or above $12.50 per share. The business purpose of the Second Merger is both to ensure compliance with Nasdaq’s public float requirement as well as to facilitate that additional PubCo shares are held after closing by shareholders most likely to be long-term holders.
The Business Combination Agreement provides that at the effective time of the Business Combination (the “Effective Time”):
(i)
each ExcelFin Unit that is issued and outstanding shall be automatically divided, and the holder thereof shall be deemed to hold one share of ExcelFin Class A Common Stock and one-half of one ExcelFin Public Warrant in accordance with the terms of the applicable ExcelFin Unit;
(ii)
each outstanding public shares of ExcelFin Class A Common Stock will be exchanged for one PubCo Ordinary Share; and, subject to a vesting requirement for 1,350,000 of such shares held by ExcelFin SPAC LLC, each outstanding share of ExcelFin Class A Common Stock held by the Sponsor or its assignees will be cancelled in exchange for one PubCo Ordinary Share;

(iii)
the registered holder of each outstanding public warrant to purchase one share of ExcelFin Class A Common Stock (collectively, the “ExcelFin Public Warrants”) will receive, in exchange for the ExcelFin Public Warrants, an equal number of warrants (collectively, the “PubCo Warrants”) to purchase one PubCo Ordinary Share upon the same terms as applicable to the ExcelFin Public Warrants.

In the Second Merger, 1,947,058 PubCo Ordinary Shares transferred by Baird Medical to Newco will be cancelled, and an equal number of PubCo Ordinary Shares will be issued to the Minority Holders. The Business Combination Agreement provides that each of the shares of ExcelFin Class A Common Stock held by the Sponsor or its assignees will be cancelled in exchange for one PubCo Ordinary Share upon the Closing of the Business Combination. However, 1,350,000 of the PubCo Ordinary Shares issued to ExcelFin SPAC LLC (the “Sponsor”) in the Business Combination in exchange for ExcelFin Class A Common Stock held by the Sponsor (the “Sponsor Earnout Shares”) will not vest unless and until, within the fifth anniversary of the closing of the Business Combination, (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share over any 20 trading days within any 30-day trading period or (b) a change of control of PubCo occurs.
For further explanation of the consideration in the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1) — Transaction Consideration.”
(2)
Proposal No. 2 — The Charter Amendments Proposal — to consider and vote upon a proposal to approve the amended and restated memorandum and articles of association of PubCo (the “Post-Closing PubCo Governing Documents”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, which we refer to as the “Charter Amendments Proposal,” and which provide for, among other things, the following material differences from ExcelFin’s current Charter:

(a)
An authorized share capital of $50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 each.

(3)
Proposal No. 3 — The Advisory Charter Amendment Proposal — to consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Post-Closing PubCo Governing Documents, presented separately in accordance with SEC requirements, which we refer to as the “Advisory Charter Amendment Proposal”; and

(4)
Proposal No. 4 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the special meeting, which we refer to as the “Adjournment Proposal.”

The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal and the Charter Amendments Proposal are approved at the Special Meeting. Each of these Proposals are cross-conditioned on each other. The Advisory Charter Amendment Proposal and the Adjournment Proposal are each not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of ExcelFin Class A Common Stock at the close of business on August 23, 2024 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the

Special Meeting. A complete list of ExcelFin stockholders of record entitled to vote at the Special Meeting will be available for ten (10) days before the Special Meeting at the principal executive offices of ExcelFin for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.
After careful consideration, the Board has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that our stockholders vote “FOR” all of the proposals presented to our stockholders at the Special Meeting. When you consider the Board recommendation of these proposals, you should keep in mind that directors and officers of ExcelFin have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of ExcelFin’s Directors and Officers and Others in the Business Combination” in the accompanying proxy statement/prospectus.
Pursuant to ExcelFin’s current Charter, its public stockholders may demand that ExcelFin redeem, upon the Closing of the Business Combination, shares of ExcelFin Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the Closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less taxes payable) of ExcelFin’s IPO. On April 13, 2023, ExcelFin held a special meeting of stockholders (the “First Extension Meeting”) to vote on a proposal to extend the Combination Period from April 25, 2023 to October 25, 2023 (the “First Extension Amendment Proposal”), and the stockholders approved the First Extension Amendment Proposal at that meeting. In connection with the vote to approve the First Extension Amendment Proposal, the holders of 18,211,208 shares of ExcelFin Class A Common Stock (representing 79% of the shares of Class A Common Stock then outstanding) properly exercised their rights to redeem their shares for cash. On October 20, 2023, ExcelFin held a special meeting of stockholders (the “Second Extension Meeting”) to vote on a proposal to extend the Combination Period from October 25, 2023 to April 25, 2024 (the “Second Extension Amendment Proposal”), and the stockholders approved the Second Extension Amendment Proposal at that meeting. In connection with the vote to approve the Second Extension Amendment Proposal, the holders of 2,587,259 shares of ExcelFin Class A Common Stock (representing 54% of the shares of Class A Common Stock then outstanding) properly exercised their rights to redeem their shares for cash. ExcelFin deposited $132,000 into the Trust Account providing the extension to complete the initial business combination to January 25, 2024, and subsequently, made three equal monthly deposits in January, February, and March 2024 of $44,031 each extending the initial business combination period to April 25, 2024. On April 25, 2024, ExcelFin held a special meeting of stockholders (the “Third Extension Meeting”) to vote on a proposal to extend the Combination Period from April 25, 2024 to July 25, 2024 (the “Third Extension Amendment Proposal”), and the stockholders approved the Third Extension Amendment Proposal at that meeting. In connection with the vote to approve the Third Extension Amendment Proposal, the holders of 662,217 shares of ExcelFin’s Class A common stock (representing 30% of the shares of Class A common stock then outstanding) properly exercised their rights to redeem their shares for cash. On July 24, 2024, ExcelFin held a special meeting of stockholders (the “Fourth Extension Meeting”) to vote on a proposal to extend the Combination Period from July 25, 2024 to December 25, 2024 (the “Fourth Extension Amendment Proposal”). In connection with the vote to approve the Fourth Extension Amendment Proposal, the holders of 705,330 shares of ExcelFin’s Class A common stock (representing 46% of the shares of Class A common stock then outstanding) properly exercised their rights to redeem their shares for cash. In connection with those four redemptions, approximately $231.7 million was withdrawn from the trust account to fund such redemptions, leaving a balance of approximately $9.1 million. ExcelFin subsequently deposited approximately $25,000 into the Trust Account as was required to effect the first one-month extension approved as part of the Fourth Extension Amendment Proposal. As of August 22, 2024, based on funds in the Trust Account of $9,156,000 on such date, the pro rata portion of the funds available in the Trust Account for the redemption of public shares of ExcelFin Class A Common Stock was approximately $10.98 per share. Our public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of ExcelFin Class A Common Stock for cash. This means that public stockholders who hold shares of ExcelFin Class A Common Stock on or before September 24, 2024 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of ExcelFin Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. To redeem their shares of ExcelFin Class A Common Stock for cash, our public stockholders can demand that ExcelFin convert their public shares into cash and tender their shares to ExcelFin’s transfer agent. ExcelFin stockholders should carefully refer to the accompanying proxy statement/prospectus for the requirements and procedures of redemption. Holders of ExcelFin Public Warrants do not have redemption rights with respect to such securities in connection with the Business Combination.
In connection with the stockholder vote to approve the Proposals, including the Business Combination Proposal, ExcelFin and its affiliates may purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. Such a purchase would be made pursuant to a privately negotiated purchase arrangement, which would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. While they have no current plans to do so, the Sponsor and ExcelFin’s directors, officers and advisors, and their respective affiliates reserve the right to purchase shares from holders of ExcelFin Class A Common Stock who have already elected to exercise their redemption rights, in which event such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or ExcelFin Class A Common Stock owned by the Sponsor and/or ExcelFin’s directors, officers and advisors, and their respective affiliates at a price no higher than the price offered through the redemption process.
None of ExcelFin, the Sponsor or ExcelFin’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. The purpose of these purchases could be to increase the amount of cash available to ExcelFin for use in the Business Combination to satisfy the closing condition that requires ExcelFin to have a minimum amount of cash upon the consummation of the Business Combination, where it appears that such requirement would otherwise not be met.
As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by the persons described above have been entered into with any such investor or holder. In the event of any such newly purchased shares (i) the Sponsor or its affiliates will purchase the ExcelFin public shares at a price no higher than the price offered through the redemption process; (ii) any such purchases by Sponsor or its affiliates will not be voted in favor of approving the Business Combination; and (iii) the Sponsor and its affiliates have waived their redemption rights to such shares. Prior to the special meeting to approve the Business Combination, ExcelFin will disclose in a Form 8-K (i) the amount of public shares purchased outside of the redemption offer by the Sponsor or its affiliates, along with the purchase price; (ii) the purpose of the purchases by the Sponsor or its affiliates; (iii) the impact, if any, of the purchases by the Sponsor or its affiliates on the likelihood that the Business Combination transaction will be approved; (iv) the identities of stockholders who sold to the Sponsor or its affiliates (if not purchased on the open market) or the nature of stockholders (e.g., 5% security holders) who sold to the Sponsor or its affiliates; and (v) the number of public shares for which ExcelFin has received redemption requests pursuant to its redemption offer. Unlike our Sponsor’s holdings currently, such newly purchased shares (if any) would not be subject to a lock-up period under the terms of our Sponsor Support Agreement.
Entering into any such incentive arrangements may have the effect of lowering the price of ExcelFin Class A Common Stock or possibly reducing the public float of PubCo Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting. In addition, if such purchases are made, the public float of ExcelFin Class A Common Stock and the number of its beneficial holders may be reduced, possibly making it difficult to maintain the quotation, listing or trading of PubCo Ordinary Shares on a national securities exchange.
The Sponsor and holders of ExcelFin Class A Common Stock issued prior to our IPO, their permitted transferees, and our officers and directors (collectively, the “ExcelFin Initial Stockholders”), have agreed to waive their redemption rights with respect to any shares of ExcelFin Class A Common Stock held by them in connection with the consummation of the Business Combination (which waiver was provided in connection with ExcelFin’s IPO and without any separate consideration paid in connection with providing such waiver), and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor beneficially owns 68.3%, ExcelFin’s public stockholders beneficially own 12.7% and parties to non-redemption agreements beneficially own 19.0% of the issued and outstanding shares of

ExcelFin Class A Common Stock. The ExcelFin Initial Stockholders have agreed to vote any shares of ExcelFin Common Stock owned by them in favor of the Business Combination.
You are urged to carefully read and consider the “Risk Factors” in this proxy statement/prospectus and the other information contained in this proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements.
Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to ensure that your shares are represented at the Special Meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that votes relating to the shares you beneficially own are properly counted.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (917) 209-8581.
By Order of the Board of Directors
Joseph Douglas Ragan III
Chief Executive Officer
September 5, 2024

i

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by PubCo, constitutes a prospectus of PubCo under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to (1) the PubCo Ordinary Shares to be issued to the ExcelFin stockholders and the Minority Holders of Baird Medical and (2) the PubCo Warrants to be issued to the holders of ExcelFin Public Warrants, in each case, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the special meeting of ExcelFin stockholders at which ExcelFin stockholders will be asked to consider and vote upon a proposal to approve the Business Combination, and approve and adopt the Business Combination Agreement, among other matters.
You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to ExcelFin stockholders nor the issuance by PubCo of any PubCo Ordinary Shares in connection with the Business Combination will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, please contact ExcelFin’s proxy solicitor listed below. You will not be charged for any of these documents that you request.
Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Shareholders may call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call: (203) 658-9400
Email: XFIN@Iinfo.sodali.com
In order for you to receive timely delivery of the documents in advance of the special meeting to be held on September 26, 2024, you must request the information by September 19, 2024, five (5) business days before the Special Meeting.
For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 413 of this proxy statement/prospectus.

TRADEMARKS
ExcelFin and Baird Medical own or have rights to trademarks that they use in connection with the operation of their respective businesses and that are used in this proxy statement/prospectus. This proxy statement/prospectus also includes other trademarks, trade names and service marks that are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

MARKET AND INDUSTRY DATA
This proxy statement/prospectus includes industry data and forecasts that ExcelFin and Baird Medical obtained or derived from internal company analyses, independent third party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses, information, assumptions or judgments, as well as the independent sources referred to above. Statements as to industry position are based on market data currently available. Any estimates underlying such market-derived information and other factors could cause actual results to differ from those expressed in the independent parties’ estimates and in our estimates, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “ExcelFin” refer to ExcelFin Acquisition Corp., the term the “Company” refers to PubCo, and the terms the “Combined Company” and “Combined Entity” refer to PubCo immediately after the consummation of the Business Combination, which provides for each of ExcelFin and Tycoon as PubCo’s wholly-owned subsidiaries.
In this document:
“Acquisition Entity” and “Acquisition Entities” means either PubCo, Merger Sub 1, Merger Sub 2 or Newco, individually, and PubCo, Merger Sub 1, Merger Sub 2 and Newco together, respectively.
“Alternative Transaction” means, other than any of the Transactions, either in one transaction or a series of related transactions, (a) as to the Baird Medical Parties, any (i) transaction involving, directly or indirectly, any Baird Medical Company, which upon consummation thereof, would result in any Target Company becoming a public company, (ii) direct or indirect sale or transfer of (A) all or any material part of the business or assets of the Target Companies, taken as a whole, including by way of a merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction, or (B) any of the Tycoon Shares or other equity securities of any Baird Medical Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity securities, dividend, distribution, merger, consolidation, license, transfer, issuance of debt securities or warrants or options, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction, management contract, joint venture or partnership, or otherwise, or (iii) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Baird Medical Company, and (b) as to ExcelFin, any proposal or offer from any person or group of persons relating to, in one transaction or a series of related transactions, any transaction constituting a Business Combination.
“Ancillary Agreements” means, collectively, (a) the Baird Medical Disclosure Letter, (b) the ExcelFin Disclosure Letter, (c) the Warrant Assignment, Assumption and Amendment Agreement, (d) the Baird Medical Shareholder Support Agreement, (e) the Sponsor Support Agreement, (f) the Baird Medical Lock-Up Agreement, (g) the Insider Letter Amendment, (h) the Registration Rights Agreement, (i) the Certificate of Merger 1, (j) Certificate of Merger 2, (k) the Surviving Corporation Governing Documents, (l) the Surviving LLC Governing Documents, (m) the Post-Closing PubCo Governing Documents and (n) the other agreements, certificates and instruments to be executed or delivered by any of the parties in connection with or pursuant to the Business Combination Agreement and the Transactions.
“Baird Medical” means Betters Medical Investment Holdings Limited, a Cayman Islands exempted company.
“Baird Medical Companies” means, collectively, Baird Medical and all of its direct and indirect Subsidiaries, including PubCo, Merger Sub 1, Merger Sub 2, Newco and each of the Target Companies.
“Baird Medical Disclosure Letter” means the disclosure letter dated as of the date of the Business Combination Agreement and delivered by Baird Medical to ExcelFin.
“Baird Medical Earnout Shares” means the 8,823,529 of the PubCo Ordinary Shares issued to Baird Medical that will not vest unless and until within the eighth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs with an implied value at or above $12.50 per share.
“Baird Medical Investment Holdings Limited” is the name of PubCo, which will be publicly traded and will own each of Tycoon and ExcelFin following the closing of the Business Combination, also referred to as the “Company”.
“Baird Medical Lock-Up Agreement” means the agreement to be entered into immediately prior to the Closing, by and between PubCo and Baird Medical, in the form of Exhibit D to the Business Combination Agreement.

“Baird Medical Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Acquisition Entities and the Target Companies, taken as a whole, or (b) materially impair or materially delay the ability of any of the Baird Medical Companies to perform, on a timely basis, its obligations under the Business Combination Agreement or any Ancillary Agreements to which it is, or will become pursuant to the Business Combination Agreement, a party or consummate the Transactions; provided, however, that for purposes of clause (a) only, in no event will any of the following events (or the effect of any of the following events), alone or in combination, be taken into account in determining whether a Baird Medical Material Adverse Effect has occurred: (i) acts of war (whether such war is declared or undeclared, existing or new), hostilities, sabotage (including any internet or “cyber” attack or hacking), social or civil unrest (including demonstrations, riots or looting) or terrorism, or any escalation or worsening of any such acts of war, hostilities, sabotage, social or civil unrest or terrorism, or changes in global, international, national, regional, state or local political or social conditions (including intercountry or intra-country relationships); (ii) earthquakes, hurricanes, tornados, tsunamis, floods, mudslides, fires, explosions, accidents, pandemics (including COVID-19 and COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Business Combination Agreement or the Transactions (including the impact thereof on relationships with customers, suppliers, licensors, distributors, partners, providers, employees or governmental authorities, but in each case, only to the extent attributable to such announcement or pendency); (iv) changes or proposed changes in applicable laws, regulations or interpretations thereof or decisions by courts or any governmental authority after the date of the Business Combination Agreement; (v) changes or proposed changes in U.S. GAAP (or any interpretation thereof) after the date of the Business Combination Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the PRC, the United States or anywhere else in the world; (vii) events generally affecting the industries and markets in which the Target Companies operate; (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, that this clause (viii) shall not prevent a determination that any event underlying any such failure has resulted in a Baird Medical Material Adverse Effect; (ix) any matter of which ExcelFin is aware on the date the Business Combination Agreement was signed; provided, that any change in circumstances, progression or worsening of any such matter shall not prevent a determination that such event has resulted in a Baird Medical Material Adverse Effect; or (x) any action expressly required by the Business Combination Agreement; provided, further, however, that if any such event related to clauses (i), (ii), (iv), (v), (vi) or (vii) above materially and disproportionately adversely affects the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Acquisition Entities and the Target Companies relative to similarly situated participants in the industries and jurisdictions in which the Target Companies conduct their respective operations, then such impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a Baird Medical Material Adverse Effect.
“Baird Medical Parties” means Baird Medical, the Company, PubCo, Merger Sub 1, Merger Sub 2 and Newco.
“Baird Medical Shares” means the shares of Baird Medical, including ordinary shares and preferred shares, of Baird Medical.
“Baird Medical Shareholder Support Agreement” means the agreement, dated as of June 26, 2023, by and among PubCo, ExcelFin, Baird Medical, the Company and the Key Baird Medical Shareholders, in the form of Exhibit B to the Business Combination Agreement.
“Baird Medical Shareholders” means any holder of Baird Medical Shares.
“Baird Medical Transaction Expenses” means any out-of-pocket fees and expenses incurred or payable by any of the Baird Medical Companies or their respective affiliates or on behalf of any the foregoing (whether or not billed or accrued for) as a result of or in connection with the negotiation, preparation, execution, authorization or performance of the Business Combination Agreement and the Ancillary Agreements to which any of the Acquisition Entities or Target Companies is, or will become pursuant to the Business Combination Agreement, a party and the consummation of the Transactions, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) all filing fees payable to any governmental authorities in connection with the Transactions that are the responsibility of any Baird Medical Company; (c) the portion of the costs for the preparation, filing and mailing of the proxy statement/prospectus and the other related fees that are the responsibility of any Baird Medical Company pursuant; and (d) any change in control bonus, transaction bonus, retention bonus, termination or severance payment, in any case, to be made to any current or former employee, individual service provider, director or officer of any of the Target Companies at or after the Closing pursuant to any agreement to which any of the Target Companies is a party prior to the Closing and which becomes payable as a direct result of the execution of the Business Combination Agreement or the consummation of the Transactions.
“Board” means the board of directors of ExcelFin, unless otherwise defined.
“Business Combination” means the transactions contemplated by the Business Combination Agreement whereby, among other things, (a) on August 3, 2023, Baird Medical contributed all of the issued shares of Tycoon held by Baird Medical to PubCo in exchange for PubCo Ordinary Shares such that Tycoon became a wholly-owned subsidiary of PubCo and Baird Medical holds 29,411,765 PubCo Ordinary Shares and at the Effective Time, (b) Merger Sub 1 will merge with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of PubCo and (c) Merger Sub 2 will merge with and into Newco, with Newco continuing as the surviving entity and wholly-owned subsidiary of PubCo.
“Business Combination Agreement” means the Business Combination Agreement, dated as of June 26, 2023, by and among (i) ExcelFin, (ii) Tycoon, (iii) PubCo, (iv) Merger Sub 1, (v) Merger Sub 2, (vi) Newco and (vi) Baird Medical, as amended to date.
“Certificate of Merger 1” means the certificate of merger with respect to the First Merger to be filed with the Delaware Secretary of State substantially in the form of Exhibit G-1 to the Business Combination Agreement.
“Certificate of Merger 2” means the certificate of merger with respect to the Second Merger to be filed with the Delaware Secretary of State substantially in the form of Exhibit G-2 to the Business Combination Agreement.
“Certificates of Merger” means Certificate of Merger 1 and Certificate of Merger 2.
“Closing” means the closing of the Business Combination.
“Closing Date” means the date and time of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combination Period” means the time within which ExcelFin must complete its initial business combination or (i) cease all operations except for the purpose of winding up, (ii) redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At the date of this proxy statement/prospectus, the Combination Period ends on December 25, 2024.
“Combined Entity” or “Combined Company” means PubCo after the consummation of the Business Combination in which it becomes the parent company of its direct, wholly-owned subsidiaries, ExcelFin and Tycoon, and means, collectively, PubCo, and its direct, wholly-owned subsidiaries, ExcelFin and Tycoon.
“Contribution Consideration Shares” means 29,411,764 PubCo Ordinary Shares issued to Baird Medical in exchange for the Tycoon Shares.
“DGCL” means the Delaware General Corporation Law.

“Dollars” and “$” means U.S. Dollars.
“Earnout Shares” means the Baird Medical Earnout Shares and/or the Sponsor Earnout Shares.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“ExcelFin” means ExcelFin Acquisition Corp., a Delaware corporation.
“ExcelFin Bylaws” means the Bylaws of ExcelFin as in effect from time to time.
“ExcelFin Charter” means the Amended and Restated Certificate of Incorporation of ExcelFin, dated as of October 20, 2021, as amended to date.
“ExcelFin Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of ExcelFin.
“ExcelFin Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of ExcelFin.
“ExcelFin Common Stock” means the ExcelFin Class A Common Stock and ExcelFin Class B Common Stock.
“ExcelFin Disclosure Letter” means the disclosure letter dated as of the date of the Business Combination Agreement and delivered by ExcelFin to Baird Medical.
“ExcelFin Initial Stockholders” means our Sponsor who purchased our founder shares (consisting of ExcelFin Class B Common Stock issued prior to our IPO) and its permitted transferees. On October 25, 2023, all outstanding shares of ExcelFin Class B Common Stock were converted into an equal number of shares of ExcelFin Class A Common Stock.
“ExcelFin IPO” or “our IPO” means ExcelFin’s initial public offering, which closed on October 25, 2021.
“ExcelFin Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of ExcelFin or (b) materially impair or materially delay the ability of ExcelFin to perform, on a timely basis, its obligations under the Business Combination Agreement or any Ancillary Agreements to which it is, or will become pursuant to the Business Combination Agreement, a party or consummate the Transactions; provided, however, that for purposes of clause (a) only, in no event will any of the following events (or the effect of any of the following events), alone or in combination, be taken into account in determining whether a ExcelFin Material Adverse Effect has occurred: (i) acts of war (whether such war is declared or undeclared, existing or new), hostilities, sabotage (including any internet or “cyber” attack or hacking), social or civil unrest (including demonstrations, riots or looting) or terrorism, or any escalation or worsening of any such acts of war, hostilities, sabotage, social or civil unrest or terrorism, or changes in global, international, national, regional, state or local political or social conditions (including intercountry or intra-country relationships); (ii) earthquakes, hurricanes, tornados, tsunamis, floods, mudslides, fires, explosions, accidents, pandemics or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Business Combination Agreement or the Transactions (including the impact thereof on relationships with customers, suppliers, licensors, distributors, partners, providers, employees or governmental authorities, but in each case, only to the extent attributable to such announcement or pendency); (iv) changes or proposed changes in applicable laws, regulations or interpretations thereof or decisions by courts or any governmental authority after the date of the Business Combination Agreement; (v) changes or proposed changes in U.S. GAAP (or any interpretation thereof) after the date of the Business Combination Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the PRC, the United States or anywhere else in the world; (vii) events generally affecting the industries and markets in which ExcelFin operates; (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, that this clause (viii) shall not prevent a determination that any event underlying any such failure has resulted in a ExcelFin Material Adverse Effect; (ix) any matter of which Baird Medical is aware on the date of the signing of the

Business Combination Agreement; provided, that any change in circumstances, progression or worsening of any such matter shall not prevent a determination that such event has resulted in a ExcelFin Material Adverse Effect; or (x) any action expressly required by the Business Combination Agreement; provided, further, however, that if any such event related to clauses (i), (ii), (iv), (v), (vi) or (viii) above materially and disproportionately adversely affects the business, assets, liabilities, results of operations or condition (financial or otherwise) of ExcelFin relative to similarly situated participants in the industries and jurisdictions in which ExcelFin conducts its operations, then such impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a ExcelFin Material Adverse Effect.
“ExcelFin Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of ExcelFin.
“ExcelFin Modification in Recommendation” means any action by the Board to: (a) (i) change, withdraw, withhold, amend, modify or qualify, or publicly propose to change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Baird Medical or PubCo, the Board Recommendation, or (ii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the Board for recommendation to the ExcelFin Stockholders any Alternative Transaction; (b) make any public statement inconsistent with the Board Recommendation; (c) resolve or agree to take any of the foregoing actions; or (d) authorize, cause or permit ExcelFin or any of its representatives to enter into any Alternative Transaction. For the avoidance of doubt, an Intervening Event Recommendation Change shall constitute a ExcelFin Modification in Recommendation.
“ExcelFin Private Placement Warrants” means ExcelFin’s 11,700,000 redeemable warrants sold in a private placement to the Sponsor.
“ExcelFin Private Placement Warrant Agreement” means the Private Warrant Agreement, dated as of October 21, 2021, by and between ExcelFin and the Warrant Agent.
“ExcelFin Public Warrants” means ExcelFin’s redeemable warrants sold as part of the units in the ExcelFin IPO (whether they are purchased in the ExcelFin IPO or thereafter in the open market).
“ExcelFin Public Warrant Agreement” means the Public Warrant Agreement, dated as of October 20, 2021, by and between ExcelFin and the Warrant Agent.
“ExcelFin Redemption” means the election of an eligible (as determined in accordance with the ExcelFin Governing Documents) ExcelFin stockholder to redeem all or a portion of the shares of ExcelFin Class A Common Stock held by such ExcelFin Stockholder in connection with the consummation of the Transactions.
“ExcelFin Stockholders’ Approval” means the approval of the Required Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of ExcelFin Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the ExcelFin Governing Documents) at an ExcelFin Stockholder Meeting duly called by the Board and held for such purpose.
“ExcelFin Transaction Expenses” means any out-of-pocket fees and expenses incurred or payable by ExcelFin or on its behalf (whether or not billed or accrued for) as a result of or in connection with the negotiation, preparation, execution, authorization or performance of the Business Combination Agreement and the Ancillary Agreements to which ExcelFin is, or will become pursuant to the Business Combination Agreement, a party and the consummation of the Transactions, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) all fees, costs and expenses in connection with the negotiation, preparation, execution, authorization or performance of the Subscription Agreements and the consummation of the potential PIPE Investment; (c) all filing fees payable to any governmental authorities in connection with the Transactions that are the responsibility of ExcelFin; (d) the portion of the costs for the preparation, filing and mailing of the proxy statement/prospectus and the other related fees that are the responsibility of ExcelFin; and (e) any change in control bonus, transaction bonus, retention bonus, termination or severance payment, in any case, to be made to any current or former employee, individual service provider, director or officer of ExcelFin at or after the Closing pursuant to any agreement to which ExcelFin is a party prior to the Closing and which becomes payable as a direct result of the execution of the Business Combination Agreement or the consummation of the Transaction.

“ExcelFin Units” means a unit consisting of one share of ExcelFin Class A Common Stock and one-half of one ExcelFin Public Warrant.
“Fin VC” means Fin VC Constellation, LLC, an affiliate of the Sponsor.
“First Merger” means the merger whereby Merger Sub 1 will merge with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of PubCo.
“First Merger Consideration Shares” means the PubCo Ordinary Shares to be exchanged for the shares of ExcelFin Stock in the First Merger.
“founder shares” or “ExcelFin Class B Common Stock” means an aggregate of 5,750,000 shares of ExcelFin Class B Common Stock held by ExcelFin Initial Stockholders and their permitted transferees, convertible into shares of ExcelFin Class A Common Stock on a one-for-one basis. All of these shares were converted into ExcelFin Class A Common Stock on October 25, 2023. At the time of the conversion, all of the ExcelFin Class B Common Stock was held of record by the Sponsor. References herein to the founder shares include the shares of ExcelFin Class A Common Stock issued upon conversion of the ExcelFin Class B Common Stock.
“Frost & Sullivan Report” means the September 2022 Report from Frost & Sullivan attached hereto as Exhibit C.
“Grand Fortune Capital” means Grand Fortune Capital LLC, an affiliate of the Sponsor.
“Insider Letter” means the agreement, dated as of October 21, 2021, among ExcelFin, the Sponsor, and certain other shareholders of ExcelFin, in connection with ExcelFin IPO.
“Insider Letter Amendment” means the agreement, dated as of June 26, 2023, by and among ExcelFin, the Sponsor, and certain other shareholders of ExcelFin, to amend that certain Letter Agreement, dated as of October 20, 2021, in the form of Exhibit E to the Business Combination Agreement.
“Intervening Event” means an event that (a) is materially adverse to the businesses, assets, liabilities, results of operations or condition (financial or otherwise) of the Baird Medical Companies, (b) is unknown by the Board as of the date of the Business Combination Agreement and (c) which event becomes known to or by the Board prior to obtaining the ExcelFin Stockholders’ Approval; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Intervening Event”: (i) any Alternative Transaction with respect to ExcelFin; (ii) any changes in the price or trading volume of ExcelFin Stock, ExcelFin Units or ExcelFin Warrants; (iii) any action filed or threatened against ExcelFin or any member of the Board arising out of or related to the Transactions by a Person other than a governmental authority that was not known by, or the consequences of which were not reasonably foreseeable to, the Board as of the signing date and that becomes known to the Board after the signing date and prior to the ExcelFin Stockholder Meeting; (iv) any effect related to meeting, failing to meet or exceeding projections of the Baird Medical Companies; (v) any action expressly required by, or required to be taken by a party in order to comply with its express obligations under, the Business Combination Agreement or any Ancillary Agreement; or (vi) the timing of any approval or clearance of any governmental authority required for the consummation of the Transactions.
“Key Baird Medical Shareholders” means certain shareholders of Baird Medical collectively representing approximately 68.2% of the issued and outstanding shares of Baird Medical who agreed as part of the transactions contemplated by the Business Combination Agreement to enter into the Baird Medical Shareholder Support Agreement.
“Merger Sub 1” means Betters Medical Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of PubCo.
“Merger Sub 2” means Betters Medical Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of PubCo.
“Minority Holders” means Cheer Aim Investment Limited and National Hero International Limited, shareholders of Baird Medical.

“Newco” means Betters Medical NewCo, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Baird Medical.
“NewCo Certificate of Formation” means the certificate of formation of NewCo filed with the Delaware Secretary of State.
“NewCo Interests” means the membership interests of NewCo.
“NewCo LLC Agreement” means the limited liability company agreement of NewCo.
“Newco Share Contribution” means the transfer by Baird Medical to Newco of the Transferred PubCo Ordinary Shares and the exchange by the Minority Holders of their shares in Baird Medical for the NewCo Interests.
“Nanjing Plant” means Baird Medical’s production plant located at 2/F, Building 4, Haiermansi Industrial Park, No. 2881, Shuanglong Avenue, Jiangning Economic and Technological Development Zone, Nanjing City.
“Private Placement Warrants” means the 11,700,000 warrants issued to Sponsor at a purchase price of $1.00 per warrant, simultaneously with the closing of the IPO in a private placement transaction.
“PIPE Investment” means the potential investment made by PIPE Investors pursuant to which they agree to purchase PubCo Ordinary Shares concurrently with the Closing. As of the date of this proxy statement/prospectus, no PIPE Investors have committed to fund any PIPE Investment.
“Post-Closing PubCo Governing Documents” means the amended and restated memorandum and articles of association of PubCo in the form attached hereto as Annex B, to be effective immediately prior to the listing of the PubCo Ordinary Shares.
“PRC” means the People’s Republic of China (but solely for the purposes of the Business Combination Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan).
“Private Placement” means the private placement consummated simultaneously with the ExcelFin IPO in which ExcelFin issued the private placement warrants to the Sponsor.
“Proposals” means the Business Combination Proposal, the Charter Amendments Proposal, the Advisory Charter Amendment Proposal and the Adjournment Proposal.
“PubCo” or the “Company” means Baird Medical Investment Holdings Limited, a Cayman Islands exempted company, and a newly formed corporation in connection with the Business Combination, and upon consummation of the Business Combination each of ExcelFin and Tycoon will be direct, wholly-owned subsidiaries of PubCo.
“PubCo Articles” means the articles of association of PubCo as adopted on June 16, 2023, as may be amended from time to time.
“PubCo Governing Documents” means, collectively, the PubCo Memorandum and the PubCo Articles.
“PubCo Memorandum” means the memorandum of association of PubCo as adopted on June 16, 2023, as may be amended from time to time.
“PubCo Ordinary Shares” means ordinary shares, par value $0.0001 per share, of PubCo.
“PubCo Securities” means, collectively, the PubCo Ordinary Shares and the PubCo Warrants.
“public warrants” means the ExcelFin Public Warrants sold as part of the ExcelFin Units in the ExcelFin IPO.
“public shares” means ExcelFin Class A Common Stock underlying the ExcelFin Units sold in the ExcelFin IPO.
“public stockholders” means holders of public shares.
“publicly traded units” means ExcelFin Units issued in the ExcelFin IPO.
“redemption” or “Redemption” means the right of the holders of ExcelFin Class A Common Stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Registration Rights Agreement” means the registration rights agreement to be entered into at Closing, by and among PubCo, the Sponsor, Baird Medical and certain other parties.
“Required Transaction Proposals” means Proposals Nos. 1, 2 and 4.
“Share Contribution” means the transactions contemplated by the Business Combination Agreement whereby on August 3, 2023, Baird Medical contributed all of the issued Tycoon Shares to PubCo in exchange for PubCo Ordinary Shares such that Tycoon became a wholly-owned subsidiary of PubCo and Baird Medical received in exchange therefor 29,411,764 PubCo Ordinary Shares.
“Shareholders’ Agreement” means that certain Shareholders’ Agreement, dated July 5, 2021, by and among Baird Medical, the Company, Baide Medical Investment Company Limited, Haimei Wu, and certain additional subsidiaries and investors.
“Special Meeting” means the special meeting of the stockholders of ExcelFin, to be virtually held at 10:00 a.m. Eastern Time, on September 26, 2024.
“Sponsor” means ExcelFin SPAC LLC, a Delaware limited liability company.
“Sponsor Earnout Shares” means the 1,350,000 of the PubCo Ordinary Shares issued to the Sponsor in the Business Combination that will not vest unless and until within the fifth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on the Nasdaq Global Market (the “Nasdaq”) is greater than or equal to $12.50 per share over any 20 trading days within any 30-day trading period or (b) a change of control of PubCo occurs.
“Sponsor Registration Rights Agreement” means the agreement dated October 21, 2021, by and among ExcelFin, the Sponsor, and certain other parties, entered into in connection with the ExcelFin IPO.
“Sponsor Support Agreement” means the agreement dated as of June 26, 2023, by and among PubCo, ExcelFin and the Sponsor, in the form of Exhibit C to the Business Combination Agreement.
“Surviving Corporation” means ExcelFin following the effective time of the First Merger.
“Surviving Corporation Governing Documents” means the certificate of incorporation and bylaws of the Surviving Corporation.
“Surviving LLC” means Newco following the effective time of the Second Merger.
“Surviving LLC Governing Documents” means, collectively, the NewCo Certificate of Formation and the NewCo LLC Agreement.
“Taicang Plant” means Baird Medical’s manufacturing site located at Rooms 101, 201 and 501 of Building 7, Bioport II, No. 52, Yinguang Road, Fuqiao Town, Taicang City.
“Target Group” means PubCo and its subsidiaries.
“Transactions” means, collectively, each of the transactions contemplated by the Business Combination Agreement or any of the Ancillary Agreements, including the Share Contribution, the First Merger and the potential PIPE Investment.
“Transferred PubCo Ordinary Shares” means 1,947,058 PubCo Ordinary Shares, representing the Minority Holders’ indirect interest in the PubCo Ordinary Shares owned by Baird Medical.
“Trust Account” means the trust account of ExcelFin, which holds the net proceeds of the ExcelFin IPO and the sale of the placement warrants, together with interest earned thereon, less amounts released to remit tax payable obligations and up to $100,000 of any remaining interest for dissolution expenses.
“Tycoon” means Tycoon Choice Global Limited, a business company limited by shares incorporated under the laws of the British Virgin Islands.
“Tycoon Shares” means all of the issued shares of Tycoon held by Baird Medical.
“Warrant Agent” means Equiniti Trust Company, LLC, a limited liability trust company organized and existing under the laws of the State of New York.

“Warrant Assignment, Assumption and Amendment Agreement” means the agreement to be entered into at Closing by and among PubCo, ExcelFin, and the Warrant Agreement providing for the cancellation of the ExcelFin Private Placement Warrants, the termination of the ExcelFin Private Placement Warrant Agreement, the amendment of the ExcelFin Public Warrant Agreement such that the ExcelFin Public Warrants are exercisable for PubCo Ordinary Shares instead of ExcelFin Class A Common Stock, and the assignment by ExcelFin of all of its right, title and interest in the ExcelFin Public Warrant Agreement to PubCo, in the form of Exhibit A to the Business Combination Agreement.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains “forward-looking statements.”. This includes, without limitation, statements regarding the financial position, financial performance, business strategy, expectations of our business and the plans and objectives of management for future operations, including as they relate to the potential Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target”, “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements may include statements, among other things, relating to:
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the benefits of the Business Combination;

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the future financial and business performance of PubCo and its subsidiaries following the Business Combination;

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the performance of the Target Group technology in full-scale operations at customer locations;

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the potential market size and the assumptions and estimates related thereto;

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changes in the market for the Target Group products and services;

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expansion and other plans and opportunities; and

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other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek” or “target,” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and expectations, forecasts and assumptions as of that date, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
In addition, you should not place undue reliance on forward-looking statements in deciding how to grant your proxy, how your vote should be cast or whether to vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by our forward-looking statements. Some factors that could cause actual results to differ include, among others:
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the risks of doing business in China;

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the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

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a delay in completing, or the inability to complete, the transactions contemplated by the proposed Business Combination, due to a failure to obtain the approval of the stockholders of ExcelFin, a failure to satisfy other conditions to Closing in the Business Combination Agreement or some other reason;

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the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the stockholders of ExcelFin, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part,

(iii) the receipt of certain regulatory approvals (including, but not limited to, approval for listing on the Nasdaq of PubCo Ordinary Shares to be issued in connection with the Business Combination), and (iv) the absence of any injunctions;
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the inability to obtain the listing of PubCo Ordinary Shares on Nasdaq or another exchange following the Business Combination;

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the risk that the proposed Business Combination disrupts the Target Group’s current plans and operations;

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the response or reaction of the Target Group’s customers to the Business Combination;

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the inability to realize the anticipated benefits of the Business Combination, which could result from, among other things, competition, or the inability of the combined business to generate revenue, grow and manage growth profitably;

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the level of redemptions by holders of ExcelFin Class A Common Stock;

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differences in debt, working capital, expenses, or other items that affect the consideration in the Business Combination, or other assumptions relating to our calculation of possible values and percentage holdings of parties to the Business Combination Agreement;

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costs related to the Business Combination;

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the outcome of any legal proceedings that might be instituted against ExcelFin, Baird Medical or the Target Group, including any legal proceedings relating to the proposed Business Combination;

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changes in applicable laws or regulations;

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the actual performance of the Target Group’s technology in full-scale operation at customer locations;

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the timing of revenue and expenditures;

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the ability of the Target Group to access sufficient capital to run its business;

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assumptions regarding, and changes in, energy, material and labor prices;

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the possibility that ExcelFin or the Target Group might be adversely affected by other economic, business or competitive factors; and

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other risks and uncertainties indicated in this proxy statement/prospectus, including those indicated under the section entitled “Risk Factors.”

RISK FACTOR SUMMARY
Baird Medical’s business and its ability to execute its strategy, the proposed Business Combination, and any investment in the securities of PubCo after the Business Combination are subject to risks and uncertainties, many of which are beyond PubCo’s control and will be beyond the control of the Combined Company. You should carefully consider and evaluate all of the risks and uncertainties with respect to any investment in the securities of the Combined Company, including, but not limited to, the following and those discussed under “Risk Factors.” References below to Baird Medical shall be deemed to also refer to PubCo and the post-Business Combination company, as the context requires or as appropriate.
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Because most of the operations of PubCo will be conducted in Mainland China through its wholly-owned subsidiary Tycoon and its subsidiaries, the business is subject to PRC laws and regulations and supervision and potential intervention by the Chinese government, which could result in a material change in the Target Group’s operations and/or the value of PubCo Ordinary Shares and PubCo Warrants after the Business Combination. For instance, the overseas listing filing procedure of the CSRC is required to be made in connection with the Business Combination and was obtained on January 2, 2024, and the approval of the CAC or other PRC regulatory agencies may be required in the future in connection with the Business Combination. See “Risks Related to Doing Business in China — The overseas listing filing procedure of the CSRC is required in connection with the Business Combination and was obtained on January 2, 2024, and the approval of the CAC or other PRC regulatory agencies may be required in the future in connection with the Business Combination.” In addition, our funds or assets located within the PRC may not be available to fund operations or for other use outside of the PRC, and because our business is subject to the laws and regulations of the PRC, there are additional legal and operational risks associated with being based in China. See “Risks Related to Doing Business in China — Our funds or assets located within the PRC may not be available to fund operations or for other use outside of the PRC.”

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Rules and regulations in China can change quickly with very short notice and PubCo cannot predict future developments in the PRC legal system. After the completion of the Business Combination, PubCo may need to procure additional permits, authorizations and approvals for its operations, which it may not be able to obtain. PubCo’s inability to obtain such permits or authorizations may materially adversely affect it business, financial condition and results of operations. As a result, PubCo’s securities could significantly decline in value or even become worthless. See “Risks Related to Doing Business in China — Baird Medical may not be able to maintain or renew all the permits, licenses and certificates required for its business and operations.” The legal and operational risks associated with having the majority of PubCo’s operations in China could result in a material change in its operations and/or the value of the PubCo securities being offered hereby or could significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risks Related to Doing Business in China — Actions by the government of China to exert more supervision over offerings, if any, may limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors or cause the value of such securities to decline or in some circumstances become worthless.”

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Recently, the PRC government has promulgated regulations for the supervision and management of offerings that are conducted outside Mainland China and/or foreign investments in Mainland China-based issuers, which suggests that the PRC government will focus its attention on overseas offerings more than it has in prior years. While PubCo will be a Cayman Islands company after the Business Combination, its operating subsidiary Tycoon’s headquarters are in Guangzhou in the PRC and a majority of its operations will be conducted in Mainland China. Any future action by the government of the People’s Republic of China, or PRC, expanding the categories of industries and companies whose foreign securities offerings are subject to government review could significantly limit or hinder PubCo’s ability to offer or continue to offer securities to investors after the Business Combination and could cause the value of such securities to significantly decline. See “Risks Related to Doing Business in China — Actions by the government of China to exert more supervision over offerings, if any, may limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors or cause the value of such securities to decline or in some circumstances become worthless.”

For a complete description of each the risks described below (which descriptions summarize the heading of the full risk factor), please see “Risk Factors Relating to Baird Medical’s Business and Industry” beginning on page 83.
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The limited operating history of Baird Medical may not be indicative of its future growth and makes it difficult to predict its future prospects, including business and financial performance.

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Baird Medical’s historical operating results may not be representative of future performance. In particular, Baird Medical’s high gross profit margin may not be sustainable.

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Baird Medical may be unable to obtain, maintain or renew the regulatory filings and registration certificates needed to commercialize its microwave medical devices in a timely manner, or at all.

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Baird Medical’s sales may be affected by the level of medical insurance reimbursement available to patients using its products.

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Baird Medical may not be able to successfully complete product registration testing or clinical trials in a timely manner and at acceptable costs, or at all.

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Baird Medical may not be able to obtain Class III medical device registration certificates specifically approved for the treatment of additional diseases in a timely manner.

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Baird Medical may be unable to develop or successfully market new or commercially viable products and technologies or improve its existing products and technologies in a timely manner, or at all.

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There may be quality defects in Baird Medical’s products, which may cause safety issues and expose Baird Medical to potential product liability claims.

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Relevant government authorities may require Baird Medical to contribute additional social insurance premiums or housing provident funds, or may impose late payment fees or fines on Baird Medical.

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Negative publicity and allegations involving Baird Medical, its shareholders, directors, officers, employees and business partners may affect Baird Medical’s reputation.

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Any disruptions to the operation of manufacturing facilities could materially adversely affect Baird Medical’s business, financial condition and results of operations.

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Baird Medical’s future success depends on its ability to retain members of its management team.

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Baird Medical’s forecasts and projections are based upon assumptions, analyses and estimates developed by management.

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If Baird Medical fails to comply with environmental, health and safety laws and regulations, Baird Medical could be subject to fines or penalties.

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Baird Medical may require a significant amount of capital to fund its operations and future growth.

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Baird Medical’s patent rights relating to its products and technologies may be found to be invalid or unenforceable.

•
If third parties claim that Baird Medical infringes upon, misappropriates or violates their intellectual property rights, Baird Medical may incur liabilities and financial penalties and may have to redesign or discontinue selling the affected product.

•
If Baird Medical’s trademarks, trade names and other proprietary rights are not adequately protected, Baird Medical may not be able to build name recognition in its markets of interest and Baird Medical’s business may be adversely affected.

•
Baird Medical may be required to repurchase its previously issued convertible redeemable preference shares.

Risks Related to Doing Business in China.
•
The Holding Foreign Companies Accountable Act (“HFCAA”), together with recent joint statement by the SEC and PCAOB, and Nasdaq rule changes, all call for additional and more stringent criteria to be applied to PRC-based auditors who are not inspected by the PCAOB. For a more complete description of this risk, please see “Risks Related to Doing Business in China — The Holding Foreign Companies Accountable Act (“HFCAA”), together with recent joint statement by the SEC and PCAOB, and Nasdaq rule changes all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments add uncertainties to our ability to be listed on U.S. stock exchanges.”
•
Refinement of and changes to enforcement patterns and practices in the PRC and the evolution of policies. For a more complete description of this risk, please see “Risks Related to Doing Business in China — Refinement of and changes to enforcement patterns and practices in the PRC and the evolution of policies, rules, and regulations in China could limit the legal protections available to you and us if we are unable to meet any new standards that might apply in the future.”

•
The Chinese government may refine or modify its level of supervision over overseas public offerings conducted by China-based issuers. For a more complete description of this risk, please see “Risks Related to Doing Business in China — The Chinese government may refine or modify its level of supervision of overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our securities to significantly decline or become worthless.”

•
Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers. For a more complete description of this risk, please see “Risks Related to Doing Business in China — The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer PubCo Ordinary Shares to investors and could cause the value of PubCo Ordinary Shares to significantly decline or such shares to become worthless.”

•
Our business is subject to complex and rapidly evolving laws and regulations in the PRC. The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities. For a more complete description of this risk, please see “Risks Related to Doing Business in China — Our business is subject to complex and rapidly evolving laws and regulations in the PRC. The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities.”

•
Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business. For a more complete description of this risk, please see “Risks Related to Doing Business in China — Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition, results of operations and the value of PubCo’s securities, and may result in our inability to sustain our growth and expansion strategies. The PRC government has significant authority to exert influence on the Chinese operations of an offshore holding company, and offerings conducted overseas and foreign investment in holding companies with China-based subsidiaries, such as PubCo. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on PubCo’s business, results of operations, financial condition and the value of PubCo’s securities.”

•
Permissions are required for our business from PRC Authorities which have been received to date, but there can be no assurance of future events relating to such permissions. For a more complete description of this risk, please see “Risks Related to Doing Business in China — Permissions are required for our business from PRC Authorities which have been received to date, but there can be no assurance of future events relating to such permissions.”

•
Actions by the government of China to exert more supervision over offerings, if any, may limit or completely hinder PubCo’s ability to offer or continue to offer securities to investors or cause the value of such securities to decline or in some circumstances become worthless. For a more complete description of this risk, please see “Risks Related to Doing Business in China — Actions by the government of China to exert more supervision over offerings, if any, may limit or completely hinder the Company’s ability to offer or continue to offer securities to investors or cause the value of such securities to decline or in some circumstances become worthless.”
•
Enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may become more frequent. For a more complete description of this risk, please see “Risks Related to Doing Business in China — The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may increase our labor costs, impose limitations on our labor practices and materially and adversely affect our business and our results of operations.”

•
PRC regulations relating to foreign exchange registration of overseas investment and roundtrip investment in China by PRC residents through Special Purpose Vehicles may adversely affect us. For a more complete description of this risk, please see “Risks Related to Doing Business in China — PRC regulations relating to foreign exchange registration of overseas investment and roundtrip investment in China by PRC residents through Special Purpose Vehicles may subject our PRC resident beneficial owners of our PRC subsidiaries to liability or penalties, limit our ability to inject capital into the subsidiary, limit PRC subsidiaries’ ability to increase its registered capital or distribute profits to us, or may otherwise materially and adversely affect us.”

•
PRC regulation on loans to, and direct investment in, our PRC subsidiaries by offshore holding companies and governmental supervision of currency conversion could materially and adversely affect our liquidity and our ability to fund and expand our business. For a more complete description of this risk, please see “Risks Related to Doing Business in China — PRC regulation on loans to, and direct investment in, our PRC subsidiaries by offshore holding companies and governmental supervision of currency conversion may delay us from using the proceeds of the Business Combination to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

•
Under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. For a more complete description of this risk, please see “Risks Related to Doing Business in China — Under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC enterprise shareholders and have a material adverse effect on our results of operations and the value of your investment.

•
Dividends payable to our foreign investors and gains on the sale of PubCo Ordinary Shares by our foreign investors may be subject to PRC tax. For a more complete description of this risk, please see “Risks Related to Doing Business in China — Dividends payable to our foreign investors and gains on the sale of PubCo Ordinary Shares by our foreign investors may be subject to PRC tax.”

•
Fluctuations in exchange rates could result in foreign currency exchange losses. For a more complete description of this risk, please see “Risks Related to Doing Business in China — Fluctuations in exchange rates could result in foreign currency exchange losses to us and may reduce the value of, and amount in U.S. Dollars of dividends payable on, our shares in foreign currency terms and could impact our gross profit and gross margin.”

•
Restrictions on currency exchange may limit our ability to utilize our revenues effectively. For a more complete description of this risk, please see “Risks Related to Doing Business in China — Restrictions on currency exchange may limit our ability to utilize our revenues effectively.”

•
The overseas listing filing procedure of the CSRC is required in connection with the Business Combination and was obtained on January 2, 2024, and the approval of the CAC or other PRC regulatory agencies may be required in the future in connection with the Business Combination. For a more complete description of this risk, please see “Risks Related to Doing Business in China — The approval of the CSRC, the CAC, or other PRC regulatory agencies may be required in connection with the Business Combination under a PRC regulation or any new laws, rules or regulations to be enacted, and if required, we cannot assure you that we will be able to obtain such approval.”

•
Our funds or assets located within the PRC may not be available to fund operations or for other use outside of the PRC. For a more complete description of this risk, please see “Risks Related to Doing Business in China — To the extent cash or assets in our business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to supervision by the PRC government over our and our subsidiaries’ ability to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.”

•
You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the proxy statement/prospectus based on foreign laws. For a more complete description of this risk, please see “Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the proxy statement/prospectus based on foreign laws.”

For a complete description of each the risks described below (which descriptions summarize the heading of the full risk factor), please see “Risks Relating to ExcelFin, PubCo and the Business Combination” beginning on page 131.
•
The process of taking a company public by means of a business combination with a SPAC may create risks for unaffiliated investors.

•
The Combined Entity does not currently intend to pay dividends on its ordinary shares.

•
There may not be an active trading market for the PubCo Ordinary Shares.

•
The working capital available to the Combined Company after the Business Combination will be reduced to the extent ExcelFin’s stockholders exercise their redemption rights.

•
ExcelFin and Baird Medical have no history operating as a combined company.

•
The Business Combination remains subject to conditions that ExcelFin cannot control.

•
The Sponsor, and ExcelFin’s directors and officers, have conflicts of interest in determining to pursue the Business Combination with Baird Medical, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of ExcelFin’s stockholders.

•
Deferred underwriting fees in connection with the IPO and payable at the consummation of our initial business combination will not be adjusted to account for redemptions by our public stockholders.

•
If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of ExcelFin’s or PubCo’s securities may decline.

•
The PubCo Ordinary Shares to be received by ExcelFin’s stockholders as a result of the Business Combination will have different rights from shares of ExcelFin Class A Common Stock.

•
There may be tax consequences of the First Merger that adversely affect holders of ExcelFin Class A Common Stock or ExcelFin Public Warrants.

•
Future resales of PubCo Ordinary Shares issued in connection with the Business Combination may cause the market price of PubCo Ordinary Shares to drop significantly.

•
If third parties bring claims against the Company, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.20 per share.

•
ExcelFin’s stockholders may be held liable for claims by third parties against ExcelFin to the extent of distributions received by them.

For a complete description of each the risks described below (which descriptions summarize the heading of the full risk factor), please see “Risks Related to Ownership of PubCo Ordinary Shares” please see page 156.
•
Concentration of ownership among Baird Medical’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

•
There can be no assurance that PubCo Ordinary Shares will be approved for listing on Nasdaq upon the Closing.

•
A market for PubCo’s securities may not develop.

QUESTIONS AND ANSWERS
FOR STOCKHOLDERS OF EXCELFIN
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of ExcelFin stockholders. The following questions and answers do not include all the information that is important to stockholders of ExcelFin. We urge the stockholders of ExcelFin to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.
Q:
Why am I receiving this proxy statement/prospectus?

A:
ExcelFin’s stockholders are being asked to consider and vote upon a proposal to approve the Business Combination contemplated by the Business Combination Agreement, among other proposals. Upon the completion of the transactions contemplated by the Business Combination Agreement, each of ExcelFin and Tycoon will become a direct, wholly-owned subsidiary of a newly formed company, PubCo. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at ExcelFin’s Special Meeting. You should read this proxy statement/prospectus and its annexes and the other documents referred to herein carefully and in their entirety.
YOUR VOTE IS IMPORTANT. YOU ARE URGED TO SUBMIT YOUR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE SPECIAL MEETING.
Q:
What proposals are stockholders of ExcelFin being asked to vote upon?

A:
Stockholders of ExcelFin are being asked to vote on the following proposals:

(1)
The Business Combination Proposal (Proposal 1) — To approve and adopt the Business Combination Agreement and the transactions contemplated therein, including the Business Combination. A summary of the Business Combination is set forth in the “Business Combination (Proposal 1)” section of this proxy statement/prospectus and a complete copy of the Business Combination Agreement is attached hereto as Annex A. You are encouraged to read them in their entirety.

(2)
The Charter Amendments Proposal (Proposal 2) — Assuming the Business Combination Proposal (Proposal 1) is approved and adopted, to approve the Post-Closing PubCo Governing Documents of PubCo, in the form appended to this proxy statement/prospectus as Annex B in accordance with the ExcelFin Charter, a summary of which is set forth in “The Charter Amendments Proposal (Proposal 2)” section of this proxy statement/prospectus, which provides for the following material differences from the ExcelFin Charter:

(a)
An authorized share capital of $50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 each.

(3)
Advisory Charter Amendment Proposal (Proposal 3) — To consider and vote upon, on a non-binding basis, certain governance provisions in the Post-Closing PubCo Governing Documents, presented separately in accordance with SEC requirements. A summary of these provisions is set forth in the “Advisory Charter Amendment Proposal (Proposal 3)” section of this proxy statement/prospectus.

(4)
The Adjournment Proposal (Proposal 4) — To consider and vote upon a proposal to adjourn the Special Meeting of ExcelFin to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more of the proposals at the special meeting.

Q:
Are the proposals conditioned on one another?

A:
Yes. We refer to the Business Combination Proposal and the Charter Amendments Proposal as “Required Transaction Proposals”. The Business Combination is conditioned on the approval of each of the Required Transaction Proposals at the special meeting. The Required Transaction Proposals are each conditioned on each other. If the Business Combination Proposal is not approved, the other Proposals, other than the Advisory Charter Amendment Proposal and the Adjournment Proposal, will not be presented to the stockholders of ExcelFin at the Special Meeting. Neither the Adjournment Proposal nor the Advisory Charter Amendment Proposal is conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that, in the event that the Business Combination Proposal does not receive the requisite vote for approval after taking into account any approved adjournment or postponement, if necessary, we will not consummate the Business Combination. If ExcelFin does not consummate the Business Combination and fails to complete an initial business combination during the Combination Period, ExcelFin will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.
Q:
What will happen in the Business Combination?

A:
Pursuant to the Business Combination Agreement (a) on August 3, 2023, Baird Medical contributed all of the issued shares of Tycoon held by Baird Medical to PubCo in exchange for PubCo Ordinary Shares such that Tycoon became a wholly-owned subsidiary of PubCo and Baird Medical received in exchange therefor 29,411,764 PubCo Ordinary Shares valued at $10.20 per share, that have an aggregate value equal to Three Hundred Million Dollars ($300,000,000); (b) prior to Closing, Baird Medical will transfer 1,947,058 PubCo Ordinary Shares (which shares shall not include the Baird Medical Earnout Shares, as defined below) to Newco and the Minority Holders will exchange their ownership interests in Baird Medical for all of the outstanding ownership interests in Newco (the “Newco Share Contribution”); and (c) after the special meeting, Merger Sub 1 will merge with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “First Merger”) and Merger Sub 2 will merge with and into Newco, with Newco continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “Second Merger”). However, 8,823,529 of the PubCo Ordinary Shares issued to Baird Medical (the “Baird Medical Earnout Shares”) will not vest unless and until within the eighth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs with an implied value at or above $12.50 per share. The business purpose of the Second Merger is both to ensure compliance with Nasdaq’s public float requirement as well as to facilitate that additional PubCo shares are held after closing by shareholders most likely to be long-term holders.

The Business Combination Agreement provides that at the effective time of the Business Combination (the “Effective Time”):
(i)
each ExcelFin Unit that is issued and outstanding shall be automatically divided, and the holder thereof shall be deemed to hold one share of ExcelFin Class A Common Stock and one-half of one ExcelFin Public Warrant in accordance with the terms of the applicable ExcelFin Unit;

(ii)
each outstanding public shares of ExcelFin Class A Common Stock will be exchanged for one PubCo Ordinary Share; and, subject to a vesting requirement for 1,350,000 of such shares held by the Sponsor, each outstanding share of ExcelFin Class A Common Stock held by the Sponsor or its assignees will be cancelled in exchange for one PubCo Ordinary Share;

(iii)
the registered holder of each outstanding public warrant to purchase one share of ExcelFin Class A Common Stock (collectively, the “ExcelFin Public Warrants”) will be issued, in exchange for the ExcelFin Public Warrants, an equal number of warrants (collectively, the “PubCo Warrants”) to purchase one PubCo Ordinary Share upon the same terms as were applicable to the ExcelFin Public Warrants.

In the Second Merger, 1,947,058 PubCo Ordinary Shares transferred by Baird Medical to Newco will be cancelled, and an equal number of PubCo Ordinary Shares will be issued to the Minority Holders. The Business Combination Agreement provides that each of the shares of Class A Common Stock owned by the Sponsor and its assignees will be cancelled in exchange for one PubCo Ordinary Share upon the Closing of the Business Combination. However, 1,350,000 of the PubCo Ordinary Shares issued to the Sponsor in the Business Combination in exchange for ExcelFin Class A Common Stock (the “Sponsor

Earnout Shares”) will not vest unless and until within the fifth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs.
For an explanation and estimate of the consideration to Baird Medical in the Business Combination, see the section entitled “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Transaction Consideration.”
This registration statement and the accompanying proxy statement/prospectus relate to an offering of PubCo Ordinary Shares and PubCo Warrants. PubCo is the holding company in the Business Combination, and is an exempted company incorporated in the Cayman Islands. After consummation of the Business Combination, PubCo will directly own Tycoon and indirectly own Tycoon’s subsidiaries. For more information, see “Information about Baird Medical — The Combined Company and Our Structure before and after the Business Combination”.
Q:
What conditions must be satisfied to complete the Business Combination?

A:
In addition to approval of the Required Transaction Proposals, there are a number of closing conditions in the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal — The Business Combination Agreement — Conditions to Consummation of the Business Combination” and “Summary of the Proxy Statement/ Prospectus — The Proposals — The Business Combination Proposal.”

Q:
Why is ExcelFin providing stockholders with the opportunity to vote on the Business Combination?

A:
Under the ExcelFin Charter, ExcelFin must provide all holders of its public shares with the opportunity to have their public shares redeemed upon the consummation of ExcelFin’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For legal and other reasons, ExcelFin has elected to provide its stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, ExcelFin is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their public shares in connection with the closing of the Business Combination.

Q:
How many votes do I have at the Special Meeting?

A:
ExcelFin stockholders are entitled to one vote at the Special Meeting for each share of ExcelFin Class A Common Stock held of record as of August 23, 2024, the Record Date for the Special Meeting. As of the date of this proxy statement/prospectus, there were 6,583,986 issued and outstanding shares of ExcelFin Class A Common Stock. The Sponsor’s ownership of ExcelFin Common Stock set forth herein includes 1,250,000 shares of ExcelFin Class A Common Stock that the Sponsor has agreed to transfer to certain parties following the closing of the Business Combination. The Sponsor will remain the registered holder of such shares at the Special Meeting and will vote those shares in favor of each of the Proposals at the Special Meeting. At the Closing, the PubCo Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for such ExcelFin Class A Common Stock will instead to be issued to the parties to whom the Sponsor has agreed to transfer such shares. As a result, and because the Initial Shareholders have agreed to vote their shares in favor of the Business Combination, we need none of the holders of ExcelFin public shares to vote in order to have the Business Combination approved.

Q:
What constitutes a quorum at the Special Meeting?

A:
The presence, in person (by virtual attendance) or by proxy, at the Special Meeting of the holders of shares of outstanding capital stock of ExcelFin representing a majority of the voting power of all outstanding shares of capital stock of ExcelFin entitled to vote at such meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Special Meeting. As of the Record Date, 3,644,659 shares of ExcelFin Common Stock would be required to achieve a quorum assuming ExcelFin has 6,583,986 shares of ExcelFin Common Stock issued and outstanding. The shares of ExcelFin Common Stock owned by the Sponsor will be sufficient to constitute a quorum at the meeting and to approve all of the Proposals.
Q:
What vote is required to approve the proposals presented at the Special Meeting?

A:
The approval of the Business Combination Proposal and the Charter Amendments Proposal requires the affirmative vote of a majority of the issued and outstanding shares of ExcelFin Class A Common Stock as of the Record Date. Accordingly, an ExcelFin stockholder’s failure to vote by proxy or to vote in person (by virtual attendance) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendments Proposal.

In contrast, approval of the Advisory Charter Amendment Proposal and the Adjournment Proposal each requires the affirmative vote of the holders of a majority of the shares of ExcelFin Class A Common Stock cast by the stockholders represented, in person (by virtual attendance) or by proxy, and entitled to vote thereon, at the Special Meeting. Accordingly, an ExcelFin stockholder’s failure to vote by proxy or to vote in person (by virtual attendance) at the Special Meeting will not be counted towards the number of shares of ExcelFin Common Stock required to validly establish a quorum and, if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on these other Proposals.
If the Business Combination Proposal is not approved, the other Required Transaction Proposals will not be submitted to a vote. The approval of the Required Transaction Proposals is a precondition to the consummation of the Business Combination.
The ExcelFin Initial Stockholders, including our Sponsor and our directors and officers, have agreed to vote all of their founder shares and all of their shares of ExcelFin Common Stock in favor of the Business Combination Proposal and the other Proposals. As a result, since holders of 5,750,000 shares of ExcelFin Common Stock have agreed to vote in favor of all of the proposals, and there are only 833,986 shares of ExcelFin Common Stock owned by public stockholders, no shares held by public stockholders will be required to be voted at the Special Meeting in favor of any of the Proposals, in order to have all of the Proposals approved.
Q:
What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
Our public stockholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available in the Trust Account and the number of public stockholders are reduced as a result of redemptions by holders of our public shares.

Q:
Did the Board of ExcelFin obtain a fairness opinion in determining whether or not to proceed with the Business Combination?

A:
The prospectus for ExcelFin’s IPO provides that if ExcelFin seeks to complete a business combination with an entity affiliated with the Sponsor or ExcelFin’s officers or directors, ExcelFin would be required to obtain an opinion from an independent investment banking firm that is a member of FINRA or an independent accounting firm that our initial business combination is fair to our company from a financial point of view. Baird Medical is not an entity affiliated with the Sponsor or ExcelFin’s officers or directors and, therefore, ExcelFin concluded that a fairness opinion was not required for purposes of affiliation, because there was no affiliation between the Sponsor or ExcelFin’s officer or directors, on the one hand, and Baird Medical, on the other hand. Additionally, the ExcelFin Board believes that because of the financial skills and background of its directors, including their substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, it was qualified to conclude that the Business Combination was advisable and in the best interests of ExcelFin shareholders and to recommend that ExcelFin shareholders vote to approve the Business Combination, and that Baird Medical’s fair market value was at least 80% of the value of the assets held in ExcelFin’s Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The ExcelFin Board relied on its own experience and also the advice and counsel of certain experts it hired with respect to due diligence and legal and financial analysis, with particular expertise in the medical device industry and in China. The ExcelFin Board’s judgment as to the advisability of the

Business Combination is a matter of opinion and is not an assurance of future results or performance. For additional information regarding the qualifications and experience of the ExcelFin Board, see the biographies of the ExcelFin directors in “Management of ExcelFin.” For additional information, also see “The Business Combination Proposal — Background of the Business Combination.”
In connection with the First Amendment to the Business Combination Agreement, which was entered into on March 11, 2024, the Board engaged Houlihan Capital to provide its opinion with respect to the fairness of the transaction, from a financial point of view, to the public stockholder of ExcelFin. On March 8, 2024, Houlihan Capital provided such a fairness opinion (the “Fairness Opinion”), a copy of which is attached to this proxy statement/prospectus as Annex D.
Q:
May ExcelFin, the Sponsor or ExcelFin’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:
In connection with the stockholder vote to approve the Proposals, including the Business Combination Proposal, ExcelFin and its affiliates may purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. Such a purchase would be made pursuant to a privately negotiated purchase arrangement, which would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. While they have no current plans to do so, the Sponsor and ExcelFin’s directors, officers and advisors, and their respective affiliates reserve the right to purchase shares from holders of ExcelFin Class A Common Stock who have already elected to exercise their redemption rights, in which event such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or ExcelFin Class A Common Stock owned by the Sponsor and/or ExcelFin’s directors, officers and advisors, and their respective affiliates at a price no higher than the price offered through the redemption process.

None of ExcelFin, the Sponsor or ExcelFin’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. The purpose of these purchases could be to increase the amount of cash available to ExcelFin for use in the Business Combination to satisfy the closing condition that requires ExcelFin to have a minimum amount of cash upon the consummation of the Business Combination, where it appears that such requirement would otherwise not be met.
As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by the persons described above have been entered into with any such investor or holder. In the event of any such newly purchased shares (i) the Sponsor or its affiliates will purchase the ExcelFin public shares at a price no higher than the price offered through the redemption process; (ii) any such purchases by Sponsor or its affiliates will not be voted in favor of approving the Business Combination; and (iii) the Sponsor and its affiliates have waived their redemption rights to such shares. Prior to the special meeting to approve the Business Combination, ExcelFin will disclose in a Form 8-K (i) the amount of public shares purchased outside of the redemption offer by the Sponsor or its affiliates, along with the purchase price; (ii) the purpose of the purchases by the Sponsor or its affiliates; (iii) the impact, if any, of the purchases by the Sponsor or its affiliates on the likelihood that the Business Combination transaction will be approved; (iv) the identities of stockholders who sold to the Sponsor or its affiliates (if not purchased on the open market) or the nature of stockholders (e.g., 5% security holders) who sold to the Sponsor or its affiliates; and (v) the number of public shares for which ExcelFin has received redemption requests pursuant to its redemption offer. Unlike our Sponsor’s holdings currently, such newly purchased shares (if any) would not be subject to a lock-up period under the terms of our Sponsor Support Agreement.
Entering into any such incentive arrangements may have the effect of lowering the price of ExcelFin Class A Common Stock or possibly reducing the public float of PubCo Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting. In addition, if such purchases are made, the public float of ExcelFin Class A Common Stock and the number of its beneficial holders may be reduced, possibly making it difficult to maintain the quotation, listing or trading of PubCo Ordinary Shares on a national securities exchange.
Q:
What equity stake will current stockholders of ExcelFin and Baird Medical hold in PubCo after the Closing?

A:
ExcelFin’s public stockholders currently own approximately 12.7% of ExcelFin’s issued and outstanding capital stock, and the Sponsor together with our directors and officers currently own approximately 87.3% of ExcelFin’s issued and outstanding capital stock. The Sponsor’s ownership of ExcelFin Common Stock set forth herein includes 1,250,000 shares of ExcelFin Class A Common Stock that the Sponsor has agreed to transfer to certain parties following the closing of the Business Combination. The Sponsor will remain the registered holder of such shares at the Special Meeting and will vote those shares in favor of each of the Proposals at the Special Meeting. At the Closing, the PubCo Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for such ExcelFin Class A Common Stock will instead to be issued to the parties to whom the Sponsor has agreed to transfer such shares.

It is anticipated that, immediately following completion of the Business Combination, if there are no additional redemptions by ExcelFin’s public stockholders (other than the redemptions of 22,166,014 shares of ExcelFin Class A Common Stock that occurred on May 1, 2023, October 20, 2023, April 25, 2024 and July 25, 2024) and no holders exercise their ExcelFin Public Warrants, no Earnout Shares vest and no shares are issued pursuant to the Baird Medical Incentive Plan, ExcelFin’s existing stockholders, including the Sponsor, will own approximately 20.7% of the outstanding PubCo Ordinary Shares, and Baird Medical and the Minority Holders will own approximately 79.3% of the outstanding PubCo Ordinary Shares. If there are redemptions by ExcelFin’s public stockholders up to the maximum level that would permit completion of the Business Combination, and likewise assuming no holders exercise their ExcelFin Public Warrants, no Earnout Shares vest and no shares are issued pursuant to the Baird Medical Incentive Plan, immediately following completion of the Business Combination, ExcelFin’s existing stockholders will own approximately 18.1% of PubCo Ordinary Shares and Baird Medical and the Minority Holders will own approximately 81.9% of PubCo Ordinary Shares. These percentages are calculated based on a number of assumptions (as described in this proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Business Combination Agreement. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Transaction Consideration.”
If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership in PubCo will be different. See “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” for further information.
The following table illustrates varying ownership levels of the issued and outstanding shares of PubCo, (on unaudited basis) assuming varying levels of redemptions by ExcelFin’s public stockholders, excluding Baird Medical Earnout Shares (8,823,529), Sponsor Earnout Shares (1,350,000), shares issuable upon exercise of Public Warrants (11,500,000) and shares issuable following the closing under the Baird Medical Incentive Plan (10% of the shares outstanding at closing on a fully diluted basis):
	Assuming No Additional Redemptions		Assuming 48.2% Redemptions		Assuming Maximum Redemptions 96.4%
ExcelFin public stockholders(1)	833,986	3.2%	431,993	1.7%	30,000	0.1%
ExcelFin Sponsor Transferees(2)	1,250,000	4.8%	1,250,000	4.9%	1,250,000	5.0%
ExcelFin Sponsor	3,150,000	12.2%	3,150,000	12.3%	3,150,000	12.5%
ExcelFin Sponsor Loan Conversion(3)	127,123	0.5%	127,123	0.5%	127,123	0.5%
Baird Medical & Minority Holders(4)	20,588,235	79.3%	20,588,235	80.6%	20,588,235	81.9%
Total Shares at closing	25,949,344	100.00%	25,547,351	100.00%	25,145,358	100.00%

(1)
Outstanding share numbers take into account the redemptions of 22,166,014 shares of Class A Common Stock on May 1, 2023, October 20, 2023, April 25, 2024 and July 25, 2024. Closing is conditioned upon the PubCo Ordinary Shares being approved for listing on Nasdaq, which will require, among other things, PubCo having at least 300 round-lot holders, so the maximum redemption assumes at least 30,000 shares of ExcelFin Class A Common Stock remain outstanding following all redemptions. In connection with the extension of the expiration date of ExcelFin to October 25, 2023, ExcelFin Sponsor agreed to transfer 1,250,000 founder shares upon the closing of the Business Combination to certain parties who agreed not to redeem their ExcelFin public shares in connection with that extension. As a result, at Closing the Sponsor will be issued 3,150,000 PubCo Ordinary Shares and 1,350,000 Sponsor Earnout Shares and the transferees will be issued 1,250,000 PubCo Ordinary Shares.

(2)
Assumes $1,296,654 in working capital loans outstanding at Closing are converted into PubCo Ordinary Shares at $10.20 per share. As of December 31, 2023 the total working capital loans outstanding were $1,296,654.

(3)
The number of PubCo Ordinary Shares to be held by Baird Medical in each redemption scenario includes 29,411,764 shares issued to Baird Medical on August 3, 2023 for all issued and outstanding Tycoon Shares, with 20,588,235 shares to be fully vested at closing and 8,823,529 shares to be Baird Medical Earnout Shares. In the Second Merger, 1,947,058 PubCo Ordinary Shares transferred by Baird Medical to Newco will be cancelled, and an equal number of PubCo Ordinary Shares will be issued to the Minority Holders. None of the PubCo Ordinary Shares issued to the Minority Holders in the Second Merger will be Baird Medical Earnout Shares.

The following table illustrates varying ownership levels of the issued and outstanding shares of PubCo, assuming varying levels of redemptions by ExcelFin’s public stockholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination, including any outstanding securities of PubCo:
	Assuming No Additional Redemptions		Assuming 48.2% Redemptions		Assuming Maximum Redemptions 96.4%
ExcelFin public stockholders(1)	833,986	1.6%	431,993	0.8%	30,000	0.1%
ExcelFin Sponsor Transferees(2)	1,250,000	2.4%	1,250,000	2.4%	1,250,000	2.4%
ExcelFin Sponsor	3,150,000	5.9%	3,150,000	6.0%	3,150,000	6.0%
Sponsor Earnout Shares(3)	1,350,000	2.6%	1,350,000	2.6%	1,350,000	2.6%
ExcelFin Sponsor Loan Conversion(4)	127,123	0.2%	127,123	0.2%	127,123	0.2%
Public Warrants(5)	11,500,000	21.7%	11,500,000	21.9%	11,500,000	22.1%
Baird Medical Incentive Plan(6)	5,291,430	10.0%	5,246,764	10.0%	5,202,099	10.0%
Baird Medical Earnout Shares(7)	8,823,529	16.7%	8,823,529	16.8%	8,823,529	17.0%
Baird Medical & Minority Holders(7)	20,588,235	38.9%	20,588,235	39.3%	20,588,235	39.6%
Total Shares at closing	52,914,303	100.0%	52,467,644	100.0%	52,020,986	100.0%

(1)
Outstanding share numbers take into account the redemptions of 22,166,014 shares of Class A Common Stock on May 1, 2023, October 20, 2023, April 25, 2024 and July 25, 2024. Closing is conditioned upon the PubCo Ordinary Shares being approved for listing on Nasdaq, which will require, among other things, PubCo having at least 300 round-lot holders, so the maximum redemption assumes at least 30,000 shares of ExcelFin Class A Common Stock remain outstanding following all redemptions.
(2)
In connection with the extension of the expiration date of ExcelFin to October 25, 2023, ExcelFin Sponsor agreed to transfer 1,250,000 founder shares upon the closing of the Business Combination to certain parties who agreed not to redeem their ExcelFin public shares in connection with that extension. As a result, at Closing the Sponsor will be issued 3,150,000 PubCo Ordinary Shares and 1,350,000 Sponsor Earnout Shares and the transferees will be issued 1,250,000 PubCo Ordinary Shares.

(3)
1,350,000 Sponsor Earnout Shares will vest only if within the fifth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs.

(4)
Assumes $1,296,654 in working capital loans outstanding at Closing are converted into PubCo Ordinary Shares at $10.20 per share. As of December 31, 2023 the total working capital loans outstanding were $1,296,654.

(5)
Exercisable beginning 30 days following the closing of the Business Combination at $11.50 per share.

(6)
Under the Baird Medical Incentive Plan, to be approved prior to Closing, awards with respect to 10% of PubCo’s Ordinary Shares, on a fully diluted basis, may be issued.

(7)
The number of PubCo Ordinary Shares to be held by Baird Medical in each redemption scenario includes 29,411,764 shares to be issued to Baird Medical for all issued and outstanding Tycoon Shares, with 20,588,235 shares to be fully vested at closing and 8,823,529 shares to be Baird Medical Earnout Shares. In the Second Merger, 1,947,058 PubCo Ordinary Shares transferred by Baird Medical to Newco will be cancelled, and an equal number of PubCo Ordinary Shares will be issued to the Minority Holders. None of the PubCo Ordinary Shares issued to the Minority Holders in the Second Merger will be Baird Medical Earnout Shares.

The following table shows the dilutive effect and the effect on the per share value of PubCo Ordinary Shares held by non-redeeming holders of ExcelFin Class A Common Stock under a range of redemption scenarios:
	No Additional Redemptions		48.24% Redemptions(2)		Maximum Redemptions 96.4%(3)
	Shares	Value Per Share(4)	Shares	Value Per Share(5)	Shares	Value Per Share(6)
Base Scenario(7)	25,949,344	$1.08	25,547,351	$0.93	25,145,358	$0.78
Including Earnout Shares(8)	36,122,873	$0.78	35,720,880	$0.67	35,318,887	$0.56
Including all shares issuable upon exercise of Warrants and Plan Shares(9)	52,914,303	$0.53	52,467,644	$0.46	52,020,986	$0.38

(1)
Outstanding share numbers take into account the redemptions of 22,166,014 shares of Class A Common Stock on May 1, 2023, October 20, 2023, April 25, 2024 and July 25, 2024. Assumes that no additional shares of ExcelFin Class A Common Stock are redeemed after April 25, 2024.

(2)
Assumes that 401,993 shares of ExcelFin Class A Common Stock, or 48.2% of our public shares outstanding, are redeemed.

(3)
Assumes that 803,986 shares of ExcelFin Class A Common Stock, or 96.4% of our public shares outstanding, are redeemed.

(4)
Based upon a post-transaction equity value of PubCo of $28,149,000.

(5)
Based upon a post-transaction equity value of PubCo of $23,883,000.

(6)
Based upon a post-transaction equity value of PubCo of $19,617,000.

(7)
Represents the post-Closing share ownership of PubCo assuming various levels of redemption by holders of ExcelFin Common Stock. Excludes Earnout Shares, shares issuable upon exercise of the

Warrants and shares issuable pursuant to the Baird Medical Incentive Plan. Excludes any value received upon the exercise of Warrants or awards issued pursuant to the Baird Medical Incentive Plan.
(8)
Excludes shares issuable upon exercise of the Warrants and shares issuable pursuant to the Baird Medical Incentive Plan.

(9)
Includes all shares issuable on a fully diluted basis.

For further details, see “Business Combination Proposal — Transaction Consideration.”
Q:
What are the effective deferred underwriting fees?

A:
80% of the deferred underwriting fees originally in the amount of $8,050,000 have been waived for this transaction by UBS Securities LLC (“UBS Securities”) and KeyBanc Capital Markets Inc., two of the underwriters in the ExcelFin IPO, leaving $1,610,000 of deferred underwriting fees payable upon closing.

Q:
How will the Sponsor and our directors and officers vote?

A:
Our Initial Stockholders currently own 5,750,000 shares of ExcelFin Class A Common Stock, representing 87.3% of the issued and outstanding shares of ExcelFin Common Stock. Each share of ExcelFin Class A Common Stock will be cancelled in exchange for one PubCo Ordinary Share upon the Closing of the Business Combination. The Sponsor’s ownership of ExcelFin Common Stock set forth herein includes 1,250,000 shares of ExcelFin Class A Common Stock that the Sponsor has agreed to transfer to certain parties following the closing of the Business Combination. The Sponsor will remain the registered holder of such shares at the Special Meeting and will vote those shares in favor of each of the Proposals at the Special Meeting. At the Closing, the PubCo Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for such ExcelFin Class A Common Stock will instead be issued to the parties to whom the Sponsor has agreed to transfer such shares. See “Certain Relationships and Related Person Transactions.”

As a result, and because the Initial Shareholders have agreed to vote their shares in favor of the Business Combination, we need none of the ExcelFin public shares to vote in order to have the Business Combination approved.
Q:
What interests do ExcelFin’s current officers and directors have in the Business Combination?

A:
The Sponsor, members of the Board and its executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include, among other things:

•
If the Business Combination, or another business combination, is not consummated during the Combination Period, then ExcelFin will (i) cease all operations except for the purpose of winding up, (ii) redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

•
The Sponsor (including its representatives and affiliates) and ExcelFin’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to ExcelFin’s and the Sponsor and ExcelFin’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to ExcelFin completing its initial business combination. As a result of this, the Sponsor and ExcelFin’s officers and directors may become aware of business opportunities which may be appropriate for presentation to ExcelFin, and the other entities to which they owe fiduciary or contractual duties, and may have conflicts of interest in determining to which entity a particular business opportunity should be presented (and these conflicts may include presentation to other entities prior to their presentation, if at all, to ExcelFin, and may not always be resolved in the favor of ExcelFin). ExcelFin’s Charter provides that the doctrine of corporate opportunity shall not apply to any corporate opportunity with respect to any of its directors or officers unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of ExcelFin and such opportunity is one ExcelFin is legally and contractually permitted to undertake and would otherwise be reasonable for ExcelFin to pursue and the director or officer is permitted to refer that opportunity to ExcelFin without violating any legal obligation.
•
On June 30, 2023, Grand Fortune Capital (HK) Company Limited (“GFC”), an affiliate of one of the members of the Sponsor, acquired 641,371 preference shares of Baird Medical (the “Purchased Preference Shares”) previously issued to BOCI Investment Limited (“BOCI”) for an aggregate purchase price of approximately $8,712,178 (the “BOCI Purchase Price”). GFC has acquired all of the rights applicable to the Purchased Preference Shares previously granted to BOCI with respect to the Purchased Preference Shares, including the right to appoint one member of Baird Medical’s board of directors. No later than six months following the closing of the Business Combination, GFC shall tender all of the Purchased Preference Shares to Baird Medical, and Baird Medical shall issue in exchange thereto to GFC a portion of the PubCo Ordinary Shares held by Baird Medical as of such date proportional to GFC’s pro rata ownership of Baird Medical (calculated on a fully diluted and as-converted basis) as of such date. If the Business Combination does not close by the Outside Date, GFC has the right to require Baird Medical, the Key Baird Medical Shareholder or Haimei Wu, the Chairwoman and Chief Executive Officer of Baird Medical, to repurchase all or a portion of the Purchased Preference Shares at a purchase price equal to the sum of (i) the BOCI Purchase Price, (ii) the costs incurred by GFC in connection with such repurchase and (iii) an amount sufficient to guarantee GFC an agreed internal rate of return.

•
The Sponsor and its affiliates’ total potential ownership in the Combined Company on a fully diluted basis (that is, assuming the exercise and conversion of all of securities into PubCo Ordinary Shares) following the consummation of the Business Combination, is estimated to comprise approximately 8.5% of outstanding PubCo Ordinary Shares in a no additional redemption scenario, 8.6% of outstanding PubCo Ordinary Shares in a 48.2% redemption scenario and 8.6% of outstanding PubCo Ordinary Shares in a maximum redemption scenario (see the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information).

•
The Sponsor paid an aggregate of approximately $25,000 for 5,750,000 founder shares. In connection with the shareholders meeting to extend the term of ExcelFin to October 25, 2023, ExcelFin and the Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties, pursuant to which such third parties agreed not to redeem an aggregate of 5,020,000 shares of ExcelFin Common Stock in connection with such meeting. In exchange for the foregoing commitments, the Sponsor has agreed to transfer an aggregate of 1,250,000 founder shares held by the Sponsor to such third parties immediately following consummation of an initial business combination, leaving the Sponsor beneficially owning 4,500,000 shares of ExcelFin Common Stock upon consummation of the business combination. The market value of such shares as of August 22, 2024 was approximately $49,770,000, and the value of such shares is expected to be greater than $25,000 at the time of the Business Combination. If ExcelFin does not complete an initial business combination, such shares will expire worthless. On October 25, 2023, the Sponsor, which held of record 5,750,000 founder shares (which includes 1,250,000 shares transferable to the parties to the Non-Redemption Agreements upon Closing), exercised its right to convert all of the founder shares into an equal number of shares of ExcelFin Class A Common Stock. This conversion was done to ensure that ExcelFin remained in compliance with Nasdaq’s continuing listing requirements (market value of listed securities) prior to Closing. This conversion will have no effect on the consideration to be issued to the former holders of founder shares under the Business Combination Agreement.

•
The Sponsor paid an aggregate of $11,700,000 for the 11,700,000 private placement warrants in connection with the IPO, at a price of $1.00 per warrant. In connection with the Business Combination Agreement, the Sponsor has agreed to surrender all of the private placement warrants for no additional consideration. However, the Sponsor will be issued up to 4,500,000 PubCo Ordinary Shares (including 1,350,000 Sponsor Earnout Shares) in exchange for its founder shares from which the Sponsor may recover its investment in the private placement warrants.

•
The Sponsor and each of its permitted transferees, including our officers and directors, have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares (but not public shares) held by them if ExcelFin fails to complete its initial business combination by the time required in accordance with the ExcelFin Charter (which waiver was provided in connection with the IPO and without any separate consideration ). If ExcelFin is unable to consummate a business combination by that time, those shares will expire worthless.

•
The Sponsor, ExcelFin’s officers and directors and their affiliates can earn a positive rate of return on their overall investment in ExcelFin and Baird Medical after the Business Combination, even if other holders of ExcelFin Class A Common Stock experience a negative rate of return, due to having purchased the founder shares, as described above, for $25,000 or approximately $0.004 per share.

•
As of December 31, 2023, ExcelFin has issued a convertible note in an aggregate principal amount of up to $1,500,000 to the Sponsor, with $1,296,654 outstanding (the “Working Capital Loan”). The Working Capital Loan bears no interest and is due and payable upon the earlier of the consummation of the initial business combination or the date of the liquidation of ExcelFin. If ExcelFin does not complete a business combination, ExcelFin may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loan, but no proceeds held in the Trust Account may be used to repay this loan. The Sponsor has agreed that at the Closing of the Business Combination, all amounts outstanding under the Working Capital Loan will be converted into PubCo Ordinary Shares at a price of $10.20 per share.

•
In summation of the foregoing, the aggregate dollar amount that the Sponsor and its affiliates risk losing if an initial business combination, including the Business Combination, is not consummated is approximately $62,791,564, as of August 22, 2024, which amount includes the current value of securities held (valued at the current price of ExcelFin Class A Common Stock and ExcelFin Public Warrants) and consists of (i) the founder shares, (ii) the private placement warrants purchased in connection with the IPO, and (iii) the Working Capital Loan.

•
As a result of the foregoing the Sponsor, and officers and directors of ExcelFin, will benefit from the completion of the Business Combination, and may be incentivized to complete the Business Combination rather than liquidate even if liquidation would be more advantageous to some or all of the public stockholders.

Q:
What happens if I sell my shares of ExcelFin Class A Common Stock before the Special Meeting?

A:
The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of ExcelFin Class A Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of ExcelFin Class A Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q:
What happens if the Business Combination Proposal is not approved?

A:
Pursuant to the ExcelFin Charter, if the Business Combination Proposal is not approved and ExcelFin does not otherwise consummate an alternative business combination during the Combination Period, ExcelFin will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:
Do I have redemption rights?

A:
Pursuant to the ExcelFin Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the ExcelFin Charter. As of August 22, 2024, based on funds in the Trust Account of $9,156,000 million, this would have amounted to approximately $10.98 per share (net of taxes payable on accrued interest in the Trust Account). If a holder exercises its redemption rights, then such holder will be exchanging its shares of ExcelFin Class A Common Stock for cash. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares electronically to ExcelFin’s transfer agent prior to the Special Meeting. See the question titled “How do I exercise my redemption rights?” below and the section titled “Special Meeting of ExcelFin Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Holders of our public shares who also hold ExcelFin Public Warrants may elect to redeem their public shares, and still retain their ExcelFin Public Warrants. The value of our ExcelFin Public Warrants based on a recent trading price as of August 22, 2024 was $460,000. Public stockholders who redeem their shares of ExcelFin Class A Common Stock may continue to hold any ExcelFin Public Warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such ExcelFin Public Warrants.
As indicated by the foregoing reduction in expected prices upon maximum redemptions, there are material risks relating to electing to redeem your public shares (and redemptions generally), relating to the value of your ExcelFin Public Warrants. For more information see “Risk Factors — Our holders of ExcelFin Public Warrants may elect to redeem their public shares while retaining their ExcelFin Public Warrants, although if redemptions exceed the threshold allowable for us to consummate the Business Combination, the ExcelFin Public Warrants will expire worthless.”
For information about the per share value of ExcelFin Class A Common Stock given different levels of redemptions, see “Questions and Answers — What equity stake will current stockholders of ExcelFin and Baird Medical hold in PubCo after the Closing?”
If in excess of the maximum redemptions occur, and as a result we are unable to consummate the Business Combination, because your ExcelFin Public Warrants are only exercisable following a business combination, if we do not consummate a business combination during the Combination Period, and we liquidate the funds held in the Trust Account, holders of warrants will not receive any such funds with respect to their warrants, nor will they receive any distribution from our assets held outside of the Trust Account with respect to such warrants, and the warrants will expire worthless.
Q:
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether or not you attend or vote your shares of ExcelFin Class A Common Stock at the Special Meeting, and regardless of how you vote your shares with respect to the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:
How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on September 24, 2024 (two (2) business days before the Special Meeting), tender your shares electronically and submit a request in writing that we redeem your public shares for cash to Equiniti Trust Company, our transfer agent, at the following email address:

Equiniti Trust Company, LLC
55 Challenger Road 2nd floor
Ridgefield Park, New Jersey 07660,
Attention: SPACSUPPORT,
Email: SPACSUPPORT@equiniti.com
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares electronically. You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
ExcelFin stockholders who exercise their redemption rights to receive cash in exchange for their shares of ExcelFin Class A Common Stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of such ExcelFin Class A Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution to a redeeming stockholder for U.S. federal income tax purposes if the redemption does not effect a sufficient reduction (as determined under applicable federal income tax law) in the redeeming stockholder’s percentage ownership in us (whether such ownership is direct or through the application of certain attribution and constructive ownership rules). Any amounts treated as such a distribution will constitute a dividend to the extent of our current and accumulated earnings and profits as measured for U.S. federal income tax purposes. Any amounts treated as a distribution and that are in excess of our current and accumulated earnings and profits will reduce the redeeming stockholder’s basis in his or her redeemed shares of ExcelFin Class A Common Stock, and any remaining amount will be treated as gain realized on the sale or other disposition of ExcelFin Class A Common Stock. These tax consequences are described in more detail in the section titled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisor regarding the tax consequences of exercising your redemption rights.
Q:
What are the U.S. federal income tax consequences if I do not exercise my redemption rights and instead participate in the Business Combination?

A:
As described in the section entitled, “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations,” the Business Combination is expected to qualify as part of a tax-free exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). As such, it is expected that U.S. Holders (as defined in the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations”) of ExcelFin Class A Common Stock who do not exercise their redemption rights and who participate in the Business Combination generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of ExcelFin Class A Common Stock for PubCo Ordinary Shares. However, the provisions of Section 351 of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination. Accordingly, there can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not take the position that Section 351 of the Code does not apply to the Business Combination or that a court will not agree with such a position of the IRS in the event of litigation. Neither ExcelFin’s nor Baird Medical’s counsel will provide an opinion as to whether the Business Combination will qualify as part of an exchange described in Section 351 of the Code.

If, however, the exchange by U.S. holders of ExcelFin Class A Common Stock for PubCo Ordinary Shares in the Business Combination does not qualify for nonrecognition of gain or loss under Section 351 of the Code, then a U.S. holder would generally recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value of the PubCo Ordinary Shares (and, if such U.S. holder is also surrendering ExcelFin Public Warrants, PubCo Warrants) received and (ii) such U.S. holder’s adjusted tax basis in such ExcelFin Class A Common Stock (and ExcelFin Public Warrants, if any). If the transfer would qualify for nonrecognition of gain or loss under Section 351 of the Code but it is determined that Section 367(a) of the Code applies to the transfer of ExcelFin Class A Common Stock (as discussed below), then a U.S. holder would generally recognize gain (but not loss) to the extent that gain would have been recognized if such transfer did not qualify for non-recognition under Section 351(a) of the Code.
Further, it is currently expected that Section 367(a) of the Code will not apply to cause the exchange of ExcelFin Class A Common Stock for PubCo Ordinary Shares pursuant to the Business Combination to be taxable (provided that a U.S. holder, (as defined below in the section “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.”) that is a “five-percent transferee shareholder” of PubCo (as defined in the Treasury regulations) enters into a gain recognition agreement with the IRS). However, U.S. holders are cautioned that the potential application of Section 367(a) of the Code to the Business Combination is complex and depends on factors that cannot be determined until the closing of the Business Combination and the interpretation of legal authorities and facts relating to the Business Combination. Accordingly, there can be no assurance that the IRS will not take the position that Section 367(a) of the Code applies to cause U.S. holders to recognize gain as a result of the Business Combination or that a court will not agree with such a position of the IRS in the event of litigation.

The appropriate U.S. federal income tax treatment of the disposition of ExcelFin Public Warrants in exchange for PubCo Warrants in connection with the Business Combination is uncertain. It is possible that a U.S. holder of ExcelFin Public Warrants could be treated as exchanging such ExcelFin Public Warrants for “new” warrants. If so treated, a U.S. holder could be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the PubCo Warrants held by such U.S. holder immediately following the Business Combination and the adjusted tax basis of the ExcelFin Public Warrants held by such U.S. holder immediately prior to the Business Combination. Alternatively, it is also possible that a U.S. holder of ExcelFin Public Warrants could be treated as transferring its ExcelFin Public Warrants and shares of ExcelFin Class A Common Stock to PubCo for PubCo Warrants and PubCo Ordinary Shares in an exchange governed only by Section 351 of the Code. If so treated, a U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the PubCo Warrants treated as received by such holder and the PubCo Ordinary Shares received by such holder over (y) such holder’s aggregate adjusted tax basis in the ExcelFin Public Warrants and ExcelFin Class A Common Stock treated as having been exchanged therefor) and (ii) the fair market value of the PubCo Warrants treated as having been received by such holder in such exchange. In either case, unless the First Merger qualifies as a “reorganization” under Section 368 of the Code then such transfer would not be eligible for nonrecognition. The requirements for qualification of the First Merger as a “reorganization” under Section 368 of the Code are more stringent in certain respects than the requirements for qualification as an exchange under Section 351 of the Code. ExcelFin and PubCo take no position as to whether the exchange of ExcelFin Public Warrants for PubCo Warrants qualifies as part of a “reorganization” within the meaning of Section 368 of the Code. U.S. holders of ExcelFin Public Warrants are urged to consult with their tax advisors regarding the treatment of their ExcelFin Public Warrants in connection with the Business Combination and whether the exchange of ExcelFin Public Warrants for PubCo Warrants qualifies as part of a “reorganization” within the meaning of Section 368 of the Code.
The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.” We strongly urge you to consult your tax advisors regarding the tax consequences to you of the Business Combination.
Q:
If I am a warrants holder, can I exercise redemption rights with respect to my warrants?

A:
No. The holders of warrants have no redemption rights with respect to such warrants. All of the 11,500,000 ExcelFin Public Warrants that are currently outstanding will be converted into PubCo Warrants upon the closing of the Business Combination regardless of the number of shares of ExcelFin Class A Common Stock redeemed, which results in additional dilution to non-redeeming holders of ExcelFin Class A Common Stock upon exercise of such PubCo Warrants. Assuming maximum redemptions, the value of the ExcelFin Public Warrants that may be retained by redeeming stockholders based upon recent trading prices as of August 22, 2024 was $460,000 or $0.04 per Public Warrant.

Q:
What will happen to the public warrants and private warrants?

A:
The ExcelFin Public Warrants will become PubCo Warrants upon the closing of the Business Combination. The ExcelFin Private Placement Warrants, all of which are owned by the Sponsor, will be terminated upon the closing of the Business Combination and no additional consideration will be issued to the holder thereof upon such termination. However, the Sponsor will be issued up to 4,500,000 PubCo Ordinary Shares (including 1,350,000 Sponsor Earnout Shares) in exchange for its founder shares.

Q:
When are the PubCo Warrants redeemable?

A:
Each whole PubCo Warrant will entitle the registered holder to purchase one PubCo Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the closing of the Business Combination. Pursuant to the warrant agreement, a holder of PubCo Warrants may exercise such Warrants only for a whole number of PubCo Ordinary Shares. PubCo will not be obligated to deliver any PubCo Ordinary Shares pursuant to the exercise of a PubCo Warrant and will have no obligation to settle such PubCo Warrant exercise unless a registration statement under the

Securities Act covering the issuance of the PubCo Ordinary Shares issuable upon exercise of the PubCo Warrants is then effective and a current prospectus relating to such PubCo Ordinary Shares is available. No PubCo Warrant will be exercisable for cash or on a cashless basis, and PubCo will not be obligated to issue any shares to holders seeking to exercise their PubCo Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a PubCo Warrant, the holder of such PubCo Warrant will not be entitled to exercise such PubCo Warrant and such PubCo Warrant may have no value and expire worthless.
Once the PubCo Warrants become exercisable, PubCo may call the PubCo Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per PubCo Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each PubCo Warrant holder; and

•
if, and only if, the last reported sale price of the PubCo Ordinary Shares has been at least $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any ten (10) trading days within the twenty (20) trading-day period ending on the third (3rd) trading day prior to the date on which the notice of redemption is given to the PubCo Warrant holders.

If and when the PubCo Warrants become redeemable, PubCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. The ExcelFin Class A Common Stock has not historically traded above $18.00 per share, the threshold that would allow PubCo to redeem its PubCo Warrants. PubCo will give public notice to its shareholders, including beneficial owners, by means of a press release and the filing of a Form 6-K with the SEC in the event that the PubCo Warrants become eligible for redemption.
Q:
Do I have appraisal rights in connection with the proposed Business Combination?

A:
Under the DGCL, there are no appraisal rights available to holders of shares of ExcelFin Class A Common Stock or holders of our rights in connection with the Business Combination.

Q:
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:
If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•
ExcelFin stockholders who properly exercise their redemption rights;

•
deferred underwriting fees owed to EXOS Securities LLC (“EXOS”) in connection with the Business Combination;

•
certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by ExcelFin or Baird Medical in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement;

•
any loans owed by ExcelFin to its Sponsor for any ExcelFin transaction expenses or other administrative expenses incurred by ExcelFin; and

•
for general corporate purposes including, but not limited to, maintenance or expansion of operations of post-transaction businesses, to fund the purchase of other companies or working capital for operations.

Q:
What happens if the Business Combination is not consummated?

A:
There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Proposal — Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, ExcelFin is unable to complete the Business Combination or another initial business combination transaction during the Combination Period, the ExcelFin Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest not previously released to ExcelFin to pay taxes payable and up to $100,000 to pay dissolution expenses, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Holders of founder shares have waived any right to any liquidation distribution with respect to those shares.
In the event of liquidation, there will be no distribution with respect to ExcelFin’s outstanding warrants. Accordingly, the warrants will expire worthless.
Q:
When is the Business Combination expected to be completed?

A:
The closing is expected to take place in the third quarter of 2024.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”
Q:
What will ExcelFin stockholders receive in the Business Combination?

A:
Upon completion of the Business Combination, each outstanding share of ExcelFin Class A Common Stock will be exchanged for PubCo Ordinary Share. Shares held by ExcelFin as treasury stock or that are owned by ExcelFin, which we refer to as the ExcelFin excluded shares, will not be exchanged and will be cancelled.

Q:
If I am an ExcelFin Public Warrants Holder, will my warrants become exchangeable for shares of PubCo Common Stock if the Business Combination is consummated?

A:
Yes. Pursuant to the Business Combination Agreement and the terms of the ExcelFin Public Warrants, each ExcelFin Public Warrant will be exchanged for one PubCo Warrant. However, in the event that ExcelFin does not consummate a business combination during the Combination Period, ExcelFin will be required to liquidate and any ExcelFin Public Warrants you own will expire without value.

Q:
If the Business Combination is completed, when can I expect to receive the PubCo Ordinary Shares for my shares of ExcelFin Class A Common Stock?

A:
After the consummation of the Business Combination, PubCo’s transfer agent will send instructions to ExcelFin security holders regarding the exchange of their ExcelFin securities for PubCo Ordinary Shares. ExcelFin stockholders who exercise their redemption rights must deliver their stock certificates to ExcelFin’s transfer agent electronically at least two (2) business days prior to the vote at the Special Meeting.

Q:
How much cash will be available to PubCo following the closing of the Business Combination, assuming maximum and minimum redemptions? To what extent will PubCo need to secure additional financing in connection with the Business Combination following the Business Combination?

A:
Following the closing of the Business Combination, it is currently anticipated that PubCo will have available to it approximately $9,156,000 of cash from the Trust Account, after payment of estimated expenses and assuming no additional redemptions are made by ExcelFin public stockholders prior to the closing of the Business Combination, or approximately $329,400 of cash from the Trust Account, after payment of estimated expenses and assuming that the maximum amount of redemptions are made by ExcelFin public stockholders prior to the closing of the Business Combination.

The Sponsor has made certain commitments regarding funding of ExcelFin. The Sponsor has agreed that it will be liable to ExcelFin, if and to the extent any claims by a vendor for services rendered or products sold to ExcelFin, or a prospective target business with which ExcelFin has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.20 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under ExcelFin’s indemnity of the underwriters in the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. ExcelFin seeks to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for ExcelFin’s independent registered accounting firm), prospective target businesses or other entities with which ExcelFin does business, execute agreements with ExcelFin waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
In order to meet ExcelFin’s working capital needs, the Sponsor or its affiliates, or our officers and directors may, but are not obligated to, loan ExcelFin funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, and which we refer to as working capital loans. Each such loan would be evidenced by a Working Capital Loan. If ExcelFin does not complete a business combination, ExcelFin may use a portion of proceeds held outside the Trust Account to repay these loans, but no proceeds held in the Trust Account would be used to repay these loans.
There was $1,296,654 in principal outstanding relating to working capital loans at December 31, 2023. The Sponsor has agreed that at the Closing of the Business Combination, all amounts outstanding under the working capital loans will be converted into PubCo Ordinary Shares at a price of $10.20 per share. See “Certain Relationships and Related Person Transactions.”
In the event of maximum redemptions, we may be in need of additional financing. We expect that from time to time we may need to raise additional financing to maintain our operations, and from time to time we may wish to raise additional financing in order to take advantage of business opportunities. To the extent we need or wish to raise such additional financing, our access to commercial bank financing or the debt and equity capital markets may be limited by various factors, including the condition of overall credit and capital markets, general economic factors, the state of the industry, our financial performance, credit ratings, and other factors. Commercial credit and debt and equity capital may not be available to us on acceptable terms, or at all. While Baird Medical is in continuing discussions with several potential lenders, no commitments for financing have been obtained to date, and there can be no assurances that any such financing will be consummated on terms acceptable to Baird Medical, if at all.
Q:
What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How do I vote?

A:
If you were a holder of record of ExcelFin Class A Common Stock on August 23, 2024, the Record Date, you may vote with respect to the Proposals: (i) before the Special Meeting, by accessing www.voteproxy.com and following the on-screen instructions or scanning the QR code with your smartphone; (ii) in person (by virtual attendance) at the Special Meeting; or (iii) by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the virtual Special Meeting and vote in person (by virtual attendance), obtain a proxy from your broker, bank or nominee and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@astfinancial.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Equiniti Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Equiniti Trust Company by September 19, 2024, at least five (5) business days prior to the meeting date in order to ensure access.
Q:
What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:
Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendments Proposal.

Abstentions will have no effect on the remaining Proposals in a special meeting with a duly called quorum.
A “broker non-vote” occurs when shares held by a broker for the account of a beneficial owner are not voted for or against a particular proposal because the broker has not received voting instructions from that beneficial owner and the broker does not have discretionary authority to vote those shares in the absence of such instructions. If you do not provide instructions to your broker, your broker will not have discretionary authority to vote on any of the Proposals at the Special Meeting, because ExcelFin does not expect any of the Proposals to be considered a routine matter. Broker non-votes will not be counted as present for the purposes of establishing a quorum.
Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendments Proposal. At a meeting with a quorum, broker non-votes will have no effect on the vote on the remaining Proposals.
Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by ExcelFin without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:
If I am not going to attend the Special Meeting in person (by virtual attendance), should I return my proxy card instead?

A:
Yes. Whether you plan to attend the virtual Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. ExcelFin believes the proposals presented to the stockholders will be considered non‑discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to ExcelFin’s secretary at the address listed below so that it is received by ExcelFin’s secretary prior to the Special Meeting or virtually attend the Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to ExcelFin’s secretary, which must be received by ExcelFin’s secretary prior to the Special Meeting.

Q:
Who will solicit and pay the cost of soliciting proxies?

ExcelFin will pay the cost of soliciting proxies for the Special Meeting. ExcelFin has engaged Morrow Sodali, which we refer to as “Proxy Solicitor,” to assist in the solicitation of proxies for the Special Meeting. ExcelFin has agreed to pay Proxy Solicitor a fee of $15,000, plus expenses. ExcelFin will reimburse Proxy Solicitor for reasonable out-of-pocket expenses and will indemnify Proxy Solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses. ExcelFin will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of ExcelFin Class A Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the ExcelFin Class A Common Stock and in obtaining voting instructions from those owners. ExcelFin’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:
Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Joseph Douglas Ragan III
Chief Executive Officer
ExcelFin Acquisition Corp.
100 Kingsley Park Dr
Fort Mill, South Carolina 29715
(917) 209-8581
You may also contact our Proxy Solicitor at:
Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Shareholders may call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call: (203) 658-9400
Email: XFIN@Iinfo.sodali.com
To obtain timely delivery, ExcelFin stockholders must request the materials no later than September 19, 2024, five business days before the Special Meeting.
You may also obtain additional information about ExcelFin from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”
If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock electronically to ExcelFin’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:
Equiniti Trust Company, LLC
55 Challenger Road 2nd floor
Ridgefield Park, New Jersey 07660,
Attention: SPACSUPPORT,
Email: SPACSUPPORT@equiniti.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary, together with the section entitled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”
Parties to the Business Combination
ExcelFin
ExcelFin is a special purpose acquisition company incorporated on March 15, 2021 for purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. ExcelFin Class A Common Stock and warrants are currently quoted on the Nasdaq Global Market under the symbols “XFIN” and “XFIN W” respectively. ExcelFin’s executive office is located at 100 Kingsley Park Dr, Fort Mill, South Carolina 29715, and its telephone number is (917) 209-8581.
Sponsor
ExcelFin SPAC, LLC, a Delaware limited liability company, is the sponsor of ExcelFin and currently, together with our officers and directors, owns 87.3% of the issued and outstanding shares of ExcelFin Class A Common Stock. The Sponsor’s executive office is located at 100 Kingsley Park Dr, Fort Mill, South Carolina 29715, and its telephone number is (917) 209-8581.
PubCo
PubCo is a wholly-owned subsidiary of Baird Medical and is the owner of all of the issued and outstanding equity interests of Merger Sub 1. PubCo was incorporated as an exempt company with limited liability under the laws of the Cayman Islands on June 16, 2023. As of the date of this proxy statement/prospectus, PubCo owns no material assets other than the equity interests of Merger Sub 1 and it does not operate any business. On August 3, 2023, Baird Medical contributed all of the Tycoon Shares to PubCo in exchange for PubCo Ordinary Shares such that Tycoon became a wholly-owned subsidiary of PubCo.
The Holding Foreign Companies Accountable Act (“HFCAA”) would subject PubCo to a number of prohibitions, restrictions and potential delisting if either it or its auditor were designated as an “HFCAA Issuer” or an auditor listed on an HFCAA Determination List, respectively, each as described further herein. An HFCAA Issuer is required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If identified as an HFCAA Issuer, PubCo would be prevented from using an auditor that the Public Company Accounting Oversight Board of the U.S., or PCAOB, determines it could not inspect or fully investigate and would (i) prohibit the trading of securities of a company and (ii) require delisting of a company from U.S. national securities exchanges if the PCAOB is unable to inspect its public accounting firm for three consecutive years. As of the date of this proxy statement/prospectus, the auditor of Baird Medical, Marcum Asia CPAs LLP, is not among the auditor firms listed on the HFCAA Determination List, which identifies all of the auditor firms that the PCAOB is not able to inspect.
On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in Mainland China and Hong Kong. The agreement includes detailed and specific commitments from the CSRC that would allow PCAOB inspections and investigations meeting U.S. standards, such as (i) independent discretion by the PCAOB to select any issuer audits for inspection or investigation in accordance with the Sarbanes-Oxley Act; (ii) direct access by the PCAOB to interview or take testimony from all personnel of the audit firms whose issuer engagements are being inspected or investigated; (iii) unfettered ability by the PCAOB to transfer information to the SEC in accordance with the Sarbanes-Oxley Act; and (iv) procedures for PCAOB inspectors to see complete audit work papers without any redactions. Implementation of the aforementioned framework is subject to uncertainties and will affect the PCAOB’s actual ability to inspect and thoroughly investigate audit firms in Mainland China and Hong Kong.
The registered address of PubCo is at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. PubCo’s global headquarters are based in Room 202, 2/F, Baide Building, Building 11, No.15, Rongtong Street, Yuexiu District, Guangzhou People’s Republic of China, or Mainland China. PubCo’s telephone number is +86 020-82185926.
Merger Sub 1
Merger Sub 1 is a wholly-owned subsidiary of PubCo formed solely for the purpose of effectuating the merger with ExcelFin in which ExcelFin will be the surviving entity. Merger Sub 1 was incorporated under the laws of the State of Delaware on June 16, 2023. Merger Sub 1 owns no material assets and does not operate any business.
The mailing address and telephone number of Merger Sub 1’s principal executive office is the same as for Baird Medical. At the consummation of the Business Combination, Merger Sub 1 will cease to exist after being merged into ExcelFin.
Merger Sub 2
Merger Sub 2 is a wholly-owned subsidiary of PubCo formed solely for the purpose of effectuating the merger with Newco in which Newco will be the surviving entity. Merger Sub 2 was incorporated under the laws of the State of Delaware on June 14, 2024. Merger Sub 2 owns no material assets and does not operate any business.
The mailing address and telephone number of Merger Sub 2’s principal executive office is the same as for Baird Medical. At the consummation of the Business Combination, Merger Sub 2 will cease to exist after being merged into Newco.
Newco
Newco is a wholly-owned subsidiary of PubCo formed solely for the purpose of effectuating the merger with Merger Sub 2 in which Newco will be the surviving entity. Newco was organized under the laws of the State of Delaware on June 14, 2024. Newco owns no material assets and does not operate any business.
The mailing address and telephone number of Newco’s principal executive office is the same as for Baird Medical. At the consummation of the Business Combination, Newco will be the Surviving LLC of the Second Merger, and will continue as a wholly owned subsidiary of PubCo.
Baird Medical
Betters Medical Investment Holdings Limited was incorporated in the Cayman Islands as an exempted company with limited liability on January 22, 2021. Baird Medical is not a Chinese operating company but a Cayman Islands holding company holding all of the issued Tycoon Shares in Tycoon, Merger Sub 1, Merger Sub 2, Newco and, prior to closing, PubCo. Cash is transferred among Baird Medical’s PRC subsidiaries in the form of capital contributions or working capital loans. To date, no transfers, dividends or distributions have been made between Baird Medical and its subsidiaries or to investors.
Restrictions on Foreign Exchange and Distribution of Earnings
Baird Medical, its subsidiaries, and, following the Business Combination, PubCo will be subject to restrictions on foreign exchange and their ability to transfer cash between entities, across borders, and to U.S. investors.
Pursuant to the Foreign Exchange Administration Regulations, as amended on August 5, 2008, Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, and trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless prior approval is obtained from the State Administration of Foreign Exchange (the “SAFE”) and prior registration with SAFE is made. Thus, under PRC foreign exchange regulations, payment of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without the prior approval of SAFE by complying with certain procedural requirements. However, approval from, or registration with, appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies.
Under PRC laws and regulations, the PRC subsidiaries are subject to certain restrictions with respect to payment of dividends or other transfers of any of their net assets to Baird Medical or U.S. investors. Remittance of dividends by the PRC subsidiaries out of China is also subject to certain procedures with the banks designated by SAFE.
The principal regulations governing distribution of dividends of foreign-invested enterprises include the PRC Company Law, the Foreign Investment Law of the PRC, and the Implementing Rules. Under these laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. Companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.
Registration Certificates
Baird Medical has obtained (i) five registration certificates for microwave ablation therapeutic apparatus (models MTI-5AT, MTI-5B, MTI-5C, MTI-5DT and MTI-5ET, Class III on February 6, 2023); (ii) a number of registration certificates for microwave ablation needles (Microwave Thermal Coagulation Ablation Needle, Long Microwave Ablation Needles, Models XR-A2018W, XR-A2015W, XR-A1818W, XR-A1815W, XR-B2018W, XR-B2015W, XR-B1818W and XR-B1815W, Class II on March 26, 2018; Microwave Thermal Coagulation Ablation Needle, Fine Microwave Ablation Needle, Models XR-A1610W, XR-A1608W, XR-A1410W, XR-A1408W, XR-B1610W, XR-B1608W, XR-B1410W and XR-B1408W, Class II on March 26, 2018; Disposable Water-Cooled Microwave Thermal Coagulation Ablation Needle, Long Microwave Ablation Needles, Models XR-A2021W, XR-A2018W, XR-A2015W, XR-A2021R (round head) and XR-A2018R (round head), Class III on February 6, 2023; Disposable Water-Cooled Microwave Thermal Coagulation Ablation Needle, Fine Microwave Ablation Needle, Model XR-A1610W, Class III on February 6, 2023; Disposable Microwave Ablation Needle, Long Microwave Ablation Needles, Models J-20-15, J-20-12, J-20-10, J-20-08, J-20-05, J-18-15, J-18-12, J-18-10, J-18-08 and J-18-05, Class III on July 13, 2023; Disposable Microwave Ablation Needle, Fine Microwave Ablation Needle, Models J-16-15, J-16-12, J-16-10, J-16-08, J-16-05, J-14-15, J-14-12, J-14-10, J-14-08, J-14-05, Class III on July 13, 2023); Disposable Microwave Ablation needle, Models G-20-25, G-20-21, G-20-18, G-20-15, G-18-25, G-18-21, G-18-18, G-18-15, G-16-20, G-16-15, G-16-10, G-16-08 Class III on December 4, 2023; Disposable Microwave Ablation Needles, Models J-20-15-XT, J-20-12-XT, J-20-10-XT, J-20-08-XT, J-20-05-XT, J-18-15-XT, J-18-12-XT, J-18-10-XT, J-18-08-XT, J-18-05-XT, J-16-15-XT, J-16-12-XT, J-16-10-XT, J-16-08-XT, J-16-05-XT, J-14-15-XT, J-14-12-XT, J-14-10-XT, J-14-08-XT, and J-14-05-XT Class III on March 19, 2024; and (iii) one registration certificate for disposable sterile biopsy needle (Disposable Sterile Biopsy Needle, Model BN-MAR-1, Class II on August 30, 2023).
Manufacture License
On May 25, 2021 Baird Medical obtained the Manufacture License for Class II and Class III Medical Devices for its existing microwave ablation products in China. Such Manufacture License is valid until May 24, 2026. Baird Medical does not believe that the 2022 Supervisory and Administrative Measures for Production will have a material impact on its business operations because (1) the updates and revisions to the 2022 Supervisory and Administrative Measures for Production do not affect the validity of the production license obtained by Baird Medical on May 25, 2021, which remains applicable and is sufficient for Baird Medical to satisfy relevant requirements under the 2022 Supervisory and Administrative Measures for Production,

(2) during the process of obtaining the registration certificate for Class III thyroid medical devices, Baird Medical passed an audit, performed by the National Medical Products Administration and in accordance with the 2022 Supervisory and Administrative Measures for Production, for the period from February 9, 2023, to February 10, 2023, and (3) after obtaining the registration certificate for its single-use sterile biopsy needle product, Baird Medical applied to add “Class II: 14-01 Injection and Puncture Instruments” to the production scope of the medical device production license, and obtained the updated medical device production license on October 16, 2023 in accordance with the 2022 Supervisory and Administrative Measures for Production. As of the date of this proxy statement/prospectus, we are subject to and in compliance with the 2022 Supervisory and Administrative Measures for Production.
Baird Medical’s executive office is located at Room 202, 2/F, Baide Building, Building 11, No.15, Rongtong Street, Yuexiu District, Guangzhou People’s Republic of China, or Mainland China, and its telephone number is +86 020-82185926.
Other Permissions or Approvals
As of the date of this proxy statement/prospectus, Baird Medical and its PRC subsidiaries have received from the relevant PRC authorities all required licenses, permissions, and approvals needed to engage in the businesses currently conducted in the PRC, and no event that could cause these certiﬁcates and licenses to be revoked or canceled has occurred. Except for the CSRC filing procedures based on the Trial Measures, which were completed on January 2, 2024, the Company believes that neither Baird Medical nor any of its PRC subsidiaries is required to undergo or obtain any other procedure or permission from the relevant PRC authorities, including the CAC or any other governmental agency that is required to approve our business operations and offering of the securities being registered hereunder to foreign investors. Baird Medical completed the filing procedures required by the CSRC on January 2, 2024, and the result of such CSRC approval was posted on the official website of the CSRC on the same date. If Baird Medical’s conclusions are incorrect and either Baird Medical or its PRC subsidiaries are required to obtain other licenses, permissions or approvals, then Baird Medical or its PRC subsidiaries may be subject to investigations by competent regulators, subject to fines or penalties, ordered to suspend their regular operations and rectify any non-compliance, or prohibited from engaging in regular business or conducting any offering. These risks could result in a material adverse change in Baird Medical’s operations, significantly limit or prevent us from offering or continuing to offer securities to investors or cause such securities to significantly decline in value or become worthless.
Baird Medical cannot predict whether the applicable laws and regulations, and interpretations thereof, will change and whether Baird Medical will be required to obtain licenses, permissions or approvals in the future. Baird Medical can provide no assurance that new rules or regulations promulgated in the future will not impose any additional requirements or otherwise tighten the regulatory restrictions imposed on the operation of companies. If Baird Medical is unable to meet the requirements of future laws and regulations, regulatory agencies in China may impose fines and penalties on Baird Medical’s operations in China, limit its operating privileges in China, delay or restrict the repatriation of proceeds from offshore fundraising activities into the PRC or take other actions that could materially adversely affect Baird Medical’s business, financial condition and results of operations, as well as the trading price of PubCo’s securities following the consummation of the Business Combination.
Tycoon
Tycoon Choice Global Limited, a business company limited by shares incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Baird Medical, with operations conducted by its subsidiaries in China. It is one of the leading microwave ablation medical device developers and providers in China for minimally invasive treatment of tumors. Our proprietary medical devices are used for treatment of benign and malignant tumors, including thyroid nodules, liver cancer, lung cancer and breast lumps.
Tycoon’s product offerings and pipeline products mainly consist of microwave ablation apparatus and needles that are used in conjunction with microwave ablation apparatus. Product offerings available for sale include microwave ablation apparatus approved for the treatment of liver cancer and thyroid nodules, long microwave ablation needles, and fine microwave ablation needles. Tycoon’s products are ultimately sold to hospitals through (i) direct sales, (ii) deliverers, or (iii) distributors.

Tycoon’s executive office is located at Room 202, 2/F, Baide Building, Building 11, No.15, Rongtong Street, Yuexiu District, Guangzhou People’s Republic of China, or Mainland China, and its telephone number is +86 020-82185926.
The Combined Company and Baird Medical’s Structure before and after the Business Combination
The ownership structure of Baird Medical before Closing is as follows:

Auto King International Limited
Other minority shareholders
59.94%
40.06%
Betters Medical Investment Holdings Limited (Cayman)
100%
100%
Baird Medical Investment Holdings Limited (Cayman)
Betters Medical NewCo, LLC (Delaware)
100%
100%
Betters Medical Merger Sub, Inc. (Delaware)
Tycoon Choice Global Limited (BVI)
Betters Medical Merger Sub 2, Inc. (Delaware)
100%
Baide Medical Investment Company Limited (Hong Kong)
100%
Chinese Operating Subsidiaries

The ownership structure of the Combined Company giving effect to the Business Combination assuming there are no additional redemptions by ExcelFin’s public stockholders is as follows:
Auto King International Limited (“Auto King”), which is controlled by Haimei Wu, owns approximately 59.94% of the outstanding capital stock of Baird Medical. See “Risk Factors — Baird Medical has engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have a material and adverse effect on Baird Medical’s business, financial conditions and results of operations.” Baird

Medical and the Minority Holders will own approximately 79.3% of the PubCo Ordinary Shares following the closing of the Business Combination (excluding the Baird Medical Earnout Shares). Haimei Wu is the Chairwoman and Chief Executive Officer of Baird Medical and, following the closing of the Business Combination, will be Chairwoman and Chief Executive officer of PubCo. She will effectively control each of Baird Medical and PubCo following the closing of the Business Combination Agreement, and, as a result, we will be a “controlled company” as defined under the Nasdaq Listing Rules. Currently, we do not expect to rely on the “controlled company” exemption from the corporate governance requirements under the Nasdaq Listing Rules.
The Business Combination and the Business Combination Agreement
ExcelFin has entered into the Business Combination Agreement by and among ExcelFin, PubCo, Merger Sub 1, Merger Sub 2, Newco, Baird Medical and Tycoon. The Business Combination Agreement provides for the combination of ExcelFin and Tycoon under PubCo, a new holding company, as its direct, wholly-owned subsidiaries. In connection with the Transactions, on August 3, 2023, Baird Medical contributed all of the issued shares of Tycoon (“Tycoon Shares”) to PubCo in exchange for PubCo Ordinary Shares such that Tycoon became a wholly-owned subsidiary of PubCo and Baird Medical received in exchange therefor 29,411,764 PubCo Ordinary Shares (the “Share Contribution”); prior to Closing, Baird Medical will transfer 1,947,058 PubCo Ordinary Shares (which shares shall not include the Baird Medical Earnout Shares) to Newco and the Minority Holders will exchange their ownership interests in Baird Medical for all of the outstanding ownership interests in Newco (the “Newco Share Contribution”); and after the special meeting, Merger Sub 1 will merge with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “First Merger”) and Merger Sub 2 will merge with and into Newco, with Newco continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “Second Merger”). The business purpose of the Second Merger is both to ensure compliance with Nasdaq’s public float requirement as well as to facilitate that additional PubCo shares are held after closing by shareholders most likely to be long-term holders. For more information about the transactions contemplated by the Business Combination Agreement, please see the section entitled “The Business Combination Proposal — Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated herein by reference.
Transaction Consideration
This registration statement and the accompanying proxy statement/prospectus relate to an offering of PubCo Ordinary Shares and PubCo Warrants. PubCo is the holding company in the Business Combination, which is incorporated in the Cayman Islands. The consideration in this transaction is PubCo Ordinary Shares and PubCo Warrants. After consummation of the Business Combination, PubCo will directly own ExcelFin. PubCo will also directly own Tycoon, which operates through its indirect subsidiaries described above. For more information about the ownership structure of the Combined Company, see the organizational chart set forth on the page immediately above.
Pursuant to the Business Combination Agreement (a) on August 3, 2023, Baird Medical contributed all of the issued shares of Tycoon held by Baird Medical (“Tycoon Shares”) to PubCo in exchange for PubCo Ordinary Shares such that Tycoon became a wholly-owned subsidiary of PubCo and Baird Medical received in exchange therefor 29,411,764 PubCo Ordinary Shares (the “Share Contribution”) valued at $10.20 per share, that have an aggregate value equal to Three Hundred Million Dollars ($300,000,000); (b) prior to Closing, Baird Medical will transfer 1,947,058 PubCo Ordinary Shares (which shares shall not include the Baird Medical Earnout Shares, as defined below) to Newco and the Minority Holders will exchange their ownership interests in Baird Medical for all of the outstanding ownership interests in Newco (the “Newco Share Contribution”); and (c) after the special meeting, Merger Sub 1 will merge with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “First Merger”) and Merger Sub 2 will merge with and into Newco, with Newco continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “Second Merger”). However, 8,823,529 of the PubCo Ordinary Shares issued to Baird Medical (the “Baird Medical Earnout Shares”) will not vest unless and until within the eighth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs with an implied value at or above $12.50 per share. The business purpose of the Second Merger is both to ensure compliance with Nasdaq’s public float requirement as well as to facilitate that additional PubCo shares are held after closing by shareholders most likely to be long-term holders.
The Business Combination Agreement provides that at the effective time of the Business Combination (the “Effective Time”):
(i)
each ExcelFin Unit that is issued and outstanding shall be automatically divided, and the holder thereof shall be deemed to hold one share of ExcelFin Class A Common Stock and one-half of one ExcelFin Public Warrant in accordance with the terms of the applicable ExcelFin Unit;

(ii)
each outstanding public shares of ExcelFin Class A Common Stock will be exchanged for one PubCo Ordinary Share; and, subject to a vesting requirement for 1,350,000 of such shares held by the Sponsor, each outstanding share of ExcelFin Class A Common Stock held by the Sponsor or its assignees will be cancelled in exchange for one PubCo Ordinary Share; and

(iii)
the registered holder of each outstanding public warrant to purchase one share of ExcelFin Class A Common Stock (collectively, the “ExcelFin Public Warrants”) will be issued, in exchange for the ExcelFin Public Warrants, an equal number of warrants (collectively, the “PubCo Warrants”) to purchase one PubCo Ordinary Share upon the same terms as were provided in the ExcelFin Public Warrants.

In the Second Merger, 1,947,058 PubCo Ordinary Shares transferred by Baird Medical to Newco will be cancelled, and an equal number of PubCo Ordinary Shares will be issued to the Minority Holders. The Business Combination Agreement provides that each of the shares of ExcelFin Class A Common Stock held by the Sponsor or its assignees will be cancelled in exchange for one PubCo Ordinary Share upon the Closing of the Business Combination. However, 1,350,000 of the PubCo Ordinary Shares issued to ExcelFin SPAC, LLC (the “Sponsor”) in the Business Combination in exchange for ExcelFin Class A Common Stock (the “Sponsor Earnout Shares”) will not vest unless and until within the fifth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs.
For further explanation of the consideration in the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1) — Transaction Consideration.”
Conditions to Consummation of the Business Combination
The obligation of each party to consummate is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by ExcelFin and Baird Medical:
•
The ExcelFin Stockholders’ Approval shall have been obtained.

•
All regulatory approvals shall have been obtained.

•
(i) The PubCo Ordinary Shares and the PubCo Warrants to be issued in connection with the Closing shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof, and (ii) the proxy statement/prospectus shall have been declared effective under the Securities Act, no stop order shall be in effect and no proceedings for the purpose of suspending the effectiveness of the proxy statement/prospectus shall be pending by the SEC.

•
No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or Governmental Order which has the effect of making the Transactions illegal or which otherwise prohibits consummation of the Transactions.

•
There shall not be any action initiated by any governmental authority of its own volition (and not acting at the direction, suggestion, or recommendation, whether directly or indirectly, by or on behalf of any party to the Business Combination Agreement) that remains pending and is reasonably expected to enjoin or otherwise restrict the consummation of the Transactions.

•
The PIPE Investment, if any, shall have been consummated. As of the date of this proxy statement/prospectus, no PIPE Investors have committed to fund any PIPE Investment.

The obligation of ExcelFin to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by ExcelFin:
•
Each of the representations and warranties of the Target Companies shall be true and correct in all material respects on and as of the date of the Business Combination Agreement and on and as of the Closing Date except for, in certain cases, any failures to be so true and correct that have not had, and would not reasonably be expected to have, a Baird Medical Material Adverse Effect.

•
Each of the covenants and obligations of each of PubCo, Baird Medical, Tycoon and Merger Sub 1 to be performed or complied with as of or prior to the Closing shall have performed and complied with in all material respects.

•
Since the date of the Business Combination Agreement, there shall not have occurred a Baird Medical Material Adverse Effect that is continuing.

•
All required approvals, waiver or consents from any third parties shall have been obtained.

•
Baird Medical and PubCo shall have delivered to ExcelFin each of the closing deliverables described in the Business Combination Agreement.

•
The Share Contribution shall have been consummated.

The obligation of each of the Baird Medical Companies to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Baird Medical:
•
Each of the representations and warranties of the ExcelFin shall be true and correct in all material respects on and as of the date of the Business Combination Agreement and on and as of the Closing Date except for, in certain cases, any failures to be so true and correct that have not had, and would not reasonably be expected to have, a ExcelFin Material Adverse Effect.

•
Each of the covenants and obligations of ExcelFin to be performed or complied with as of or prior to the Closing shall have performed and complied with in all material respects.

•
There shall not have occurred a ExcelFin Material Adverse Effect that is continuing.

•
ExcelFin shall have delivered to PubCo each of the closing deliverables described in the Business Combination Agreement.

No party may rely on the failure of any condition to be satisfied if such failure was caused by the failure of such party or its affiliates to act in good faith or to take such actions as may be necessary to cause the conditions of the other parties to the Business Combination Agreement to be satisfied.
Waiver
Any party to the Business Combination Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under the Business Combination Agreement.
Termination Rights
This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(a)
by mutual written consent of Baird Medical and ExcelFin;

(b)   by written notice from Baird Medical or ExcelFin to the other if any of the Closing Conditions have not been satisfied or waived by May 25, 2024 (as it may be extended, the “Outside Date”); provided, further, however, that the right to terminate the Business Combination Agreement under this scenario shall not be available to a party if a breach by such party was the proximate cause of the failure of the Closing to occur;
(c)   by written notice from Baird Medical or ExcelFin to the other if any governmental authority shall have enacted any law or order preventing or prohibiting the consummation of the Transactions;

(d)   by written notice from Baird Medical to ExcelFin within 10 business days after there has been a ExcelFin Modification in Recommendation;
(e)   by written notice from Baird Medical or ExcelFin to the other if the ExcelFin Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote of the ExcelFin Stockholders at the ExcelFin Stockholder Meeting;
(f)   by written notice from ExcelFin to Baird Medical if either the Baird Resolutions or the Merger Sub 1 Written Consent had not been delivered to ExcelFin within five business days after the execution of the Business Combination Agreement (though both documents were, in fact, timely delivered);
(g)   by written notice to Baird Medical from ExcelFin if there has been a breach by any of the Baird Medical Parties of any of their respective representations or covenants in the Business Combination Agreement such that the Closing Conditions cannot be satisfied at the Closing and such breach cannot be cured by the Outside Date; or
(h)   by written notice to ExcelFin from Baird Medical if (i) there has been a breach by ExcelFin of any of its representations or covenants set forth in the Business Combination Agreement such that the Closing Conditions would not be satisfied at the Closing and such breach cannot be cured by the Outside Date.
Effect of Termination
In the event of the termination of the Business Combination Agreement, the Business Combination Agreement shall become null and void and have no further force or effect, without any liability on the part of any party, except that (i) the provisions of Section 11.2 (governing the effects of termination) and Article XII (miscellaneous) and the NDA shall survive any termination of the Business Combination Agreement. If the Business Combination agreement is terminated, the parties will not be released from any liability (A) for any willful and material breach of the Business Combination Agreement occurring prior to such termination or (B) in respect of any claim for Fraud.
In the event of the termination of the Business Combination Agreement by Baird Medical because the Outside Date was reached (except if a breach by ExcelFin or the Sponsor (in the case of the Sponsor Support Agreement) of a provision under the Business Combination Agreement or any Ancillary Agreement was the proximate cause of the failure of the Closing to occur on or before the Outside Date, then Baird Medical is obligated to pay to ExcelFin a break-up fee (the “Break-Up Fee”) in an amount in cash equal to the lesser of (i) the reasonable and documented out-of-pocket expenses of ExcelFin in connection with the negotiation, preparation, execution, authorization or performance of the Business Combination Agreement and (ii) $6,000,000.
Related Agreements
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, and which we refer to as Related Agreements, but does not purport to describe all of their terms. The following summary is qualified in its entirety by reference to the complete text of each of these Related Agreements, which are included as exhibits to this proxy statement/prospectus. You are urged to read such Related Agreements in their entirety.
Sponsor Support Agreement
In connection with the signing of the Business Combination Agreement, the Sponsor, ExcelFin, and PubCo entered into the Sponsor Support Agreement. Pursuant to this agreement, the Sponsor:
•
Agreed to vote all ExcelFin Common Stock held by the Sponsor at such time in favor of the approval and adoption of the Business Combination Agreement and the Transactions and all other Transaction Proposals;

•
Agreed to surrender all 11,700,000 of the ExcelFin Private Placement Warrants which are owned by the Sponsor to ExcelFin for no additional consideration effective as of immediately prior to the Effective Time.

•
Agreed to convert all of the unpaid balances under the Sponsor Loans into PubCo Ordinary Shares at a price of $10.20 per share immediately prior to the Effective Time and subject to the consummation of the Business Combination.

•
Agreed not to transfer any shares or ExcelFin Common Stock prior to the Closing.

•
Agreed to abstain from exercising any redemption rights of any shares of ExcelFin Common Stock held by it in connection with the ExcelFin Stockholders’ Approval.

•
Waived its right to an adjustment of the Conversion Ratio (as defined in Section 4.3(b) of the ExcelFin Charter) with respect to any conversion of its shares of ExcelFin Class B Common Stock in connection with the Transactions.

The parties also agreed that (x) 3,150,000 of the PubCo Ordinary Shares to be held by the Sponsor immediately following the Effective Time shall be fully vested and freely tradable, subject only to the restrictions on transfer set forth in the Insider Letter, as amended by the Amendment to Insider Letter, and (y) the remaining 1,350,000 of the PubCo Ordinary Shares to be held by the Sponsor immediately following the Effective Time shall be subject to vesting and forfeiture (the “Sponsor Earnout Shares”). The Sponsor Earnout Shares shall become fully vested if, at any time from the Effective Time through the date that is the fifth anniversary of the Effective Time, the VWAP of PubCo Ordinary Shares is greater than or equal to $12.50 over any 20 trading days within any 30-day trading period. For purposes hereof, “VWAP” means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded. If there is a Change of Control of PubCo after the Effective Time and prior to the fifth anniversary of the Effective Time, the Sponsor Earnout Shares shall become fully vested immediately prior to such Change of Control. If by the fifth anniversary of the Effective Time the Sponsor Earnout Shares shall not have vested, the Sponsor Earnout Shares shall be forfeited for no consideration and shall cease to represent any interest in PubCo, effective as of such date.
Baird Medical Lock-Up Agreement
At Closing, Baird Medical and PubCo will enter into the Baird Medical Lock-Up Agreement. Pursuant to the Business Combination Agreement, Baird Medical will agree not to transfer any PubCo Ordinary Shares acquired by it in the Share Contribution prior to the earlier of (a) a Change of Control of PubCo or (b) six months from the Closing Date. The agreement allows for transfers to certain permitted transferees so long as such transferee agrees to the same restrictions on the transfer of the PubCo Ordinary Shares that apply to Baird Medical. In addition, the Lock-Up Agreement provides that 8,823,529 of the PubCo Ordinary Shares issued to Baird Medical (the “Baird Medical Earnout Shares”) will not vest unless and until within the eighth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs with an implied value at or above $12.50 per share.
Insider Letter Amendment
In connection with the signing of the Business Combination Agreement, ExcelFin, the Sponsor, and each officer, director or board advisor of ExcelFin (each, an “Insider”) entered into an Amendment to Letter Agreement to amend the terms of the Insider Letter. Pursuant to this amendment, the Lock-Up in the Insider Letter was amended to provide that the Sponsor and the Insiders may not Transfer any founder shares (or any securities into which founder shares are converted or exchangeable pursuant to a Business Combination) until the earlier of:
(i)
one year after the completion of ExcelFin’s initial Business Combination and

(ii)
subsequent to ExcelFin’s Business Combination,

(x)
the date on which ExcelFin (or its successor) completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Class A Common Stock (or any securities into which shares of Class A Common Stock are converted pursuant to a Business Combination) for cash, securities or other property, or

(y)
the date on which the VWAP of the Class A Common Stock (or any securities into which shares of Class A Common Stock are converted or exchangeable pursuant to such Business Combination) equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing after ExcelFin’s Business Combination.

Registration Rights Agreement
ExcelFin, the Sponsor and certain other parties entered into a registration rights agreement (the “Sponsor Registration Rights Agreement”) on October 21, 2021 in connection with the ExcelFin IPO. At Closing, PubCo, the Sponsor, Baird Medical and certain other parties will enter into a registration rights agreement (the “Registration Rights Agreement”) concerning the PubCo Ordinary Shares issued to those parties (“Holders”) in connection with the Business Combination (“Registrable Securities”). The Registration Rights Agreement will terminate and replace the Sponsor Registration Rights Agreement upon the Closing of the Business Combination. The Registration Rights Agreement provides that no later than 30 business days following the Closing Date, PubCo shall prepare and file with the Commission a shelf registration statement under Rule 415 of the Securities Act covering the resale of all the Registrable Securities on a delayed or continuous basis and shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 90th calendar day (or the 120th calendar day if the Commission notifies PubCo that it will “review” the registration statement) following the Closing Date and (y) the 10th business day after the date PubCo is notified by the Commission that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Pursuant to the agreement, PubCo also grants certain demand and unlimited piggyback registration rights to the holders of Registrable Securities. All of the costs of these registrations will be borne by PubCo, other than selling commissions incurred by the Holders of Registrable Securities.
Under the Registration Rights Agreement, PubCo will indemnify the holders of Registrable Securities and certain persons or entities related to them, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Registrable Securities, including Registrable Securities in any registration statement or prospectus, will agree to indemnify PubCo and certain persons or entities related to PubCo, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.
Baird Medical Shareholder Support Agreement
In connection with the signing of the Business Combination Agreement, Baird Medical, PubCo, Tycoon, the Key Baird Medical Shareholders and ExcelFin entered into the Baird Medical Shareholder Support Agreement. Pursuant to such agreement, each Key Baird Medical Shareholder:
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Agreed that at any meeting of the shareholders of Baird Medical at which approval of the Business Combination Agreement, any other Ancillary Agreements, the Share Contribution, the First Merger, the Second Merger or any other Transactions is sought, or at any adjournment thereof, it will vote in favor of such proposals and to vote against any competing proposals;

•
Agreed that prior to the Closing, it will not transfer or sell any shares of Baird Medical except to certain permitted transferees who agree to be bound by similar restrictions;

•
Waived any dissenters’ or appraisal rights under Cayman Islands law and any other similar statute in connection with the Transactions and the Business Combination Agreement; and

•
Revoked any inconsistent proxies previously given in respect of the Baird Medical Shares.

In addition, prior to the Closing, Baird Medical has agreed not to (i) transfer any Tycoon Shares, (ii) grant any proxies with respect to any Tycoon Shares, (iii) take any action that would make any representation or warranty of Baird Medical untrue or incorrect in any material respect or (iv) commit or agree to take any of the foregoing actions.

Warrant Assignment, Assumption and Amendment Agreement
At the Closing, ExcelFin, PubCo and Equiniti Trust Company, LLC, in its capacity as Warrant Agent will enter into a Warrant Assignment, Assumption and Amendment Agreement for the purpose of assigning ExcelFin’s obligations under the ExcelFin Public Warrant Agreement to PubCo. Pursuant to the Business Combination Agreement, at the Closing, ExcelFin will assign to PubCo all of its right, title and interest in the ExcelFin Public Warrant Agreement and PubCo will assume all of ExcelFin’s liabilities and obligations under the ExcelFin Public Warrant Agreement. Each whole ExcelFin Public Warrant that is outstanding immediately prior to the Effective Time shall automatically be converted into one PubCo Warrant representing a right to acquire that number of PubCo Ordinary Shares equal to the number of shares of ExcelFin Class A Common Stock set forth in such ExcelFin Public Warrant, on substantially the same terms as were in effect immediately prior to the Effective Time under the ExcelFin Public Warrant Agreement. The Warrant Assignment, Assumption and Amendment Agreement also provides for the cancellation and termination of the ExcelFin Private Placement Warrant Agreement with no additional consideration to be issued to the holder thereof.
Total Shares to be Issued in the Business Combination
ExcelFin’s public stockholders currently own approximately 12.7% of ExcelFin’s issued and outstanding capital stock, and the ExcelFin Initial Stockholders, consisting of the Sponsor together with our directors and officers, currently own approximately 87.3% of ExcelFin’s issued and outstanding capital stock. It is anticipated that, immediately following completion of the Business Combination and if (other than the redemptions of 22,166,014 shares of ExcelFin Class A Common Stock that occurred on May 1, 2023, October 20, 2023, April 25, 2024 and July 25, 2024) there are no additional redemptions by ExcelFin’s public stockholders and assuming no holders exercise their ExcelFin Public Warrants, no Earnout Shares vest and no shares are issued pursuant to the Baird Medical Incentive Plan, ExcelFin’s existing stockholders, including ExcelFin SPAC, LLC (the “Sponsor”), will own approximately 20.7% of the outstanding PubCo Ordinary Shares, and Baird Medical and the Minority Holders will own approximately 79.3% of the outstanding PubCo Ordinary Shares. If there are redemptions by ExcelFin’s public stockholders up to the maximum level that would permit completion of the Business Combination, and likewise assuming no holders exercise their ExcelFin Public Warrants, assuming no Earnout Shares vest and no shares are issued pursuant to the Baird Medical Incentive Plan, immediately following completion of the Business Combination, ExcelFin’s existing stockholders will own approximately 18.1% of PubCo Ordinary Shares and Baird Medical and the Minority Holders will own approximately 81.9% of PubCo Ordinary Shares. These percentages are calculated based on a number of assumptions (as described in this proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Business Combination Agreement. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Transaction Consideration.”
If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership in PubCo will be different. See “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” for further information.
The following table illustrates varying ownership levels of the issued and outstanding shares of PubCo (on an undiluted basis), assuming varying levels of redemptions by ExcelFin’s public stockholders, excluding Baird Medical Earnout Shares (8,823,529), Sponsor Earnout Shares (1,350,000), shares issuable upon exercise of Public Warrants (11,500,000) and shares issuable following the closing under the Baird Medical Incentive Plan (10% of the shares outstanding at closing on a fully diluted basis):
	Assuming No Additional Redemptions		Assuming 48.2% Redemptions		Assuming Maximum Redemptions 96.4%
ExcelFin public stockholders(1)	833,986	3.2%	431,993	1.7%	30,000	0.1%
ExcelFin Sponsor Transferees(2)	1,250,000	4.8%	1,250,000	4.9%	1,250,000	5.0%
ExcelFin Sponsor	3,150,000	12.2%	3,150,000	12.3%	3,150,000	12.5%
ExcelFin Sponsor Loan Conversion(3)	127,123	0.5%	127,123	0.5%	127,123	0.5%
Baird Medical & Minority Holders(4)	20,588,235	79.3%	20,588,235	80.6%	20,588,235	81.9%
Total Shares at closing	25,949,344	100.00%	25,547,351	100.00%	25,145,358	100.00%

(1)
Outstanding share numbers take into account the redemptions of 22,166,014 shares of Class A Common Stock on May 1, 2023, October 20, 2023, April 25, 2024 and July 25, 2024. Closing is conditioned upon the PubCo Ordinary Shares being approved for listing on Nasdaq, which will require, among other things, PubCo having at least 300 round-lot holders, so the maximum redemption assumes at least 30,000 shares of ExcelFin Class A Common Stock remain outstanding following all redemptions.

(2)
In connection with the extension of the expiration date of ExcelFin to October 25, 2023, ExcelFin Sponsor agreed to transfer 1,250,000 founder shares upon the closing of the Business Combination to certain parties who agreed not to redeem their ExcelFin public shares in connection with that extension. As a result, at Closing the Sponsor will be issued 3,150,000 PubCo Ordinary Shares and 1,350,000 Sponsor Earnout Shares and the transferees will be issued 1,250,000 PubCo Ordinary Shares.

(3)
Assumes $1,296,654 in working capital loans outstanding at Closing are converted into PubCo Ordinary Shares at $10.20 per share. As of December 31, 2023 the total working capital loans outstanding were $1,296,654.

(4)
The number of PubCo Ordinary Shares to be held by Baird Medical in each redemption scenario includes 29,411,764 shares issued to Baird Medical on August 3, 2023 in exchange for all issued and outstanding Tycoon Shares, with 20,588,235 shares to be fully vested at closing and 8,823,529 shares to be Baird Medical Earnout Shares. In the Second Merger, 1,947,058 PubCo Ordinary Shares transferred by Baird Medical to Newco will be cancelled, and an equal number of PubCo Ordinary Shares will be issued to the Minority Holders. None of the PubCo Ordinary Shares issued to the Minority Holders in the Second Merger will be Baird Medical Earnout Shares.

The following table illustrates varying ownership levels of the issued and outstanding shares of PubCo, assuming varying levels of redemptions by ExcelFin’s public stockholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination, including any outstanding securities of PubCo:
	Assuming No Additional Redemptions		Assuming 48.2% Redemptions		Assuming Maximum Redemptions 96.4%
ExcelFin public stockholders(1)	833,986	1.6%	431,993	0.8%	30,000	0.1%
ExcelFin Sponsor Transferees(2)	1,250,000	2.4%	1,250,000	2.4%	1,250,000	2.4%
ExcelFin Sponsor	3,150,000	5.9%	3,150,000	6.0%	3,150,000	6.0%
Sponsor Earnout Shares(3)	1,350,000	2.6%	1,350,000	2.5%	1,350,000	2.6%
ExcelFin Sponsor Loan Conversion(4)	127,123	0.2%	127,123	0.2%	127,123	0.2%
Public Warrants(5)	11,500,000	21.7%	11,500,000	21.9%	11,500,000	22.1%
Baird Medical Incentive Plan(6)	5,291,430	10.0%	5,246,764	10.0%	5,202,099	10.0%
Baird Medical Earnout Shares(7)	8,823,529	16.7%	8,823,529	16.8%	8,823,529	17.0%
Baird Medical & Minority Holders(7)	20,588,235	38.9%	20,588,235	39.3%	20,588,235	39.6%
Total Shares at closing	52,914,303	100.0%	52,467,644	100.0%	52,020,986	100.0%

(1)
Outstanding share numbers take into account the redemptions of 22,166,014 shares of Class A Common Stock on May 1, 2023, October 20, 2023, April 25, 2024 and July 25, 2024. Closing is conditioned upon the PubCo Ordinary Shares being approved for listing on Nasdaq, which will require, among other things, PubCo having at least 300 round-lot holders, so the maximum redemption assumes at least 30,000 shares of ExcelFin Class A Common Stock remain outstanding following all redemptions.

(2)
In connection with the extension of the expiration date of ExcelFin to October 25, 2023, ExcelFin Sponsor agreed to transfer 1,250,000 founder shares upon the closing of the Business Combination to certain parties who agreed not to redeem their ExcelFin public shares in connection with that extension. As a result, at Closing the Sponsor will be issued 3,150,000 PubCo Ordinary Shares and 1,350,000 Sponsor Earnout Shares and the transferees will be issued 1,250,000 PubCo Ordinary Shares.

(3)
1,350,000 Sponsor Earnout Shares will vest only if within the fifth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs.

(4)
Assumes $1,296,654 in working capital loans outstanding at Closing are converted into PubCo Ordinary Shares at $10.20 per share. As of December 31, 2023 the total working capital loans outstanding were $1,296,654.

(5)
Exercisable beginning 30 days following the closing of the Business Combination at $11.50 per share.

(6)
Under the Baird Medical Incentive Plan, to be approved prior to Closing, awards with respect to 10% of PubCo’s Ordinary Shares, on a fully diluted basis, may be issued.

(7)
The number of PubCo Ordinary Shares to be held by Baird Medical in each redemption scenario includes 29,411,764 shares to be issued to Baird Medical on August 3, 2023 in exchange for all issued and outstanding Tycoon Shares, with 20,588,235 shares to be fully vested at closing and 8,823,529 shares to be Baird Medical Earnout Shares. In the Second Merger, 1,947,058 PubCo Ordinary Shares transferred by Baird Medical to Newco will be cancelled, and an equal number of PubCo Ordinary Shares will be issued to the Minority Holders. None of the PubCo Ordinary Shares issued to the Minority Holders in the Second Merger will be Baird Medical Earnout Shares.

Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses of funds for the Business Combination assuming no additional ExcelFin stockholders exercise their redemption rights:
Sources		Uses
(in thousands)		Cash to Balance Sheet	$(4,800)
ExcelFin cash in Trust	$9,100	Transaction Fees	13,600
		Sponsor loan	300
Baird Medical Equity Rollover	210,000	Baird Medical Equity Rollover	210,000
Total Sources	$219,100	Total Uses	$219,100
The following table summarizes the sources and uses of funds for the Business Combination assuming 48.2% of ExcelFin stockholders exercise their redemption rights:
Sources		Uses
(in thousands)		Cash to Balance Sheet	$(5,100)
ExcelFin cash in Trust	$8,800	Transaction Fees	13,600
		Sponsor loan	300
Baird Medical Equity Rollover	210,000	Baird Medical Equity Rollover	210,000
Total Sources	$218,800	Total Uses	$218,800
The following table summarizes the sources and uses for funding the Business Combination assuming no public shares of Class A Common Stock remain outstanding after ExcelFin stockholders exercise their redemption rights:
Sources		Uses
(in thousands)		Cash to Balance Sheet	$(5,400)
ExcelFin cash in Trust	$8,500	Transaction Fees	13,600
		Sponsor loan	300
Baird Medical Equity Rollover	210,000	Baird Medical Equity Rollover	210,000
Total Sources	$218,500	Total Uses	$218,500

Waiver of Certain Deferred Underwriting Fees
Approximately $8,050,000 of the underwriting fee in connection with ExcelFin’s IPO was deferred and conditioned upon completion of a business combination. Eighty percent (80%), or $6,440,000 in the aggregate, of the deferred underwriting fees have been waived for this transaction, leaving $1,610,000 of deferred underwriting fees payable to EXOS upon Closing.
Pursuant to the Business Combination Agreement, ExcelFin agreed to use commercially reasonable efforts to obtain from UBS Securities a waiver of the fees to which UBS Securities was entitled pursuant to the Underwriting Agreement entered into in connection with ExcelFin’s IPO. The purpose of such waiver was to decrease the total expenses due in connection with the Proposed Transaction. In the first week of August 2023, ExcelFin management reached out to UBS Securities and KeyBanc Capital Markets Inc. (“KeyBanc”), also an underwriter in the ExcelFin IPO, and asked them to waive their right to receive deferred underwriting fees arising out of the ExcelFin IPO despite UBS Securities and KeyBanc already having performed all their obligations to earn such fee in connection with the Business Combination with Baird Medical. ExcelFin entered into fee waiver agreements with KeyBanc and UBS Securities on August 7, 2023 and August 11, 2023, respectively. The UBS Securities waiver applies solely to the Business Combination with Baird Medical, while the KeyBanc waiver applies to any business combination. Neither UBS Securities nor KeyBanc communicated to ExcelFin the reasons for its waiver of the deferred underwriting fees, and ExcelFin did not correspond with UBS Securities or KeyBanc about the reasons for their waiver of fees. Such waivers were provided without any consideration from ExcelFin and without any conditions. Neither UBS Securities nor KeyBanc communicated to ExcelFin, nor is ExcelFin aware, that their waiver was the result of any dispute or disagreement with ExcelFin, including any disagreement relating to the disclosure in this proxy statement/prospectus. For more information, see “The Business Combination Proposal — Background of the Business Combination.”
Factors considered by the Board
ExcelFin was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. ExcelFin has sought to capitalize on the ability of its management team to identify, acquire and partner with management to operate a business.
The Board, in evaluating the Business Combination, consulted with ExcelFin’s management and legal, accounting and financial advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable and in the best interests of ExcelFin and its stockholders and (ii) to recommend that ExcelFin’s stockholders adopt the Business Combination Agreement and approve the Business Combination and the other transactions contemplated by the Business Combination Agreement, the Board considered a range of factors, including, but not limited to, the factors discussed below.
In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. The Board viewed its decision as being based on a comprehensive and holistic analysis of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. Many factors were considered by ExcelFin, and the factors outlined herein may or may not have been considered by any director, member of management, or advisor of ExcelFin. Notwithstanding whether any of these factors were considered by any individual board member, the Board voted unanimously to proceed with the transaction.
This explanation of factors considered by the Board and all other information presented in this section may be forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” These assumptions, as well as assumptions with respect to, industry performance, general business and economic conditions and numerous other matters, are beyond the control of ExcelFin, Baird Medical or any other parties to the Business Combination.
The officers and directors of ExcelFin have substantial experience in evaluating the operating and financial merits of companies operating in a wide range of industries and the Company believes that their financial skills, experience and background, together with the experience and advice of the advisors ExcelFin hired to perform due diligence and legal and financial analysis, with particular expertise in the medical device industry and in China, enabled them to exercise the necessary business judgment to decide to determine that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of ExcelFin shareholders, and to recommend that ExcelFin shareholders approve the Business Combination.
Based on input from its advisors and ExcelFin management, the Board considered a number of factors pertaining to the Business Combination and the transactions contemplated thereby, including, but not limited to, the following material factors:
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Strong Financial Profile.   Baird Medical has a strong financial profile with recorded revenues of $35 million, net income of $13 million and adjusted EBITDA margin of 55% in fiscal 2022. ExcelFin believes Baird Medical has a defensible recurring revenue model and sustainable gross margin profile.

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Market Leader.   Baird Medical is a leading developer and provider of MWA medical devices for treating thyroid nodules and breast lumps with substantial market share in China.

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Market Opportunity.   ExcelFin believes that the medical device industry, including MWA, has high growth potential and anticipates an increasing demand for MWA products given rising incidence rates of thyroid nodules and the advantages of using MWA compared to alternative therapies.

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Growth Prospects.   ExcelFin believes Baird Medical has multiple levers for growth including by broadening its product portfolio, expanding into foreign and emerging markets, plant and automation improvements and potential strategic acquisitions or investments.

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Broad Customer Base and Extensive Sales and Distribution Network.   ExcelFin believes that there is a growing customer base for medical devices in China, particularly the medical devices produced by Baird Medical, and Baird Medical intends to leverage its extensive sales and distribution network to expand into more provinces and increase its penetration of hospital end users within the provinces it currently operates.

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Delivering Value Across Stakeholders in the Value Chain.   Baird Medical delivers value across the value chain, including to patients, hospitals, medical practitioners and insurers given that its products are minimally invasive, require a shorter hospital stay, reduce operation time and risk, and are preventative.

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Strong R&D Capabilities.   ExcelFin believes that Baird Medical possess an experienced in-house R&D team who regularly collaborate with well-regarded parties.

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Management Team Continuity.   Baird Medical’s senior management team is highly experienced and intends to remain with the Combined Company in the capacity of officers and/or directors following the Business Combination, providing beneficial continuity in advancing Baird Medical’s strategic and growth goals.

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Due Diligence.   Extensive due diligence review and interviews with Baird Medical’s management were conducted by ExcelFin, including relating to Baird Medical’s business, operations, financial results, industry dynamics, competitive landscape, projected growth, material contracts, intellectual property and regulatory compliance.

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Valuation Supported by Financial Analysis.   The Board determined that the valuation analysis conducted by ExcelFin’s management team along with its financial advisors, including Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“Cohen”) and EXOS, based on its analysis of operational, financial and valuation data of comparable companies, trading levels of comparable companies and the materials and financial estimates provided by Baird Medical, supported the equity valuation of Baird Medical. For more information on the valuation analysis, see “Comparable Company Analysis.”

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Stockholder Liquidity.   The obligation in the Business Combination Agreement to have PubCo Ordinary Shares issued as merger consideration listed on the Nasdaq, a major U.S. stock exchange, which ExcelFin believes has the potential to offer ExcelFin stockholders enhanced liquidity following the Business Combination.

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Lock-Up.   Key Baird Medical (including its management team) agreed to be subject to lockup provisions of 6 months in respect of their PubCo Ordinary Shares (subject to certain customary exceptions), which would provide important stability to the Combined Company.

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Other Alternatives.   The Board believes, after a thorough review of other business combination opportunities reasonably available to ExcelFin that the proposed Business Combination represents the most promising potential business combination for ExcelFin and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets.

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Negotiated Transaction.   The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between ExcelFin and Baird Medical.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:
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Risks of Doing Business in China.   Baird Medical is subject to numerous risks and uncertainties because of its operations in China, including but not limited to regulatory risks in China, political tensions between China and the United States, and market sentiment toward Chinese companies, which create uncertainty and could have a material negative impact on Baird Medical.

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Business Plan and Growth Initiatives May Not Be Achieved.   Baird Medical may not be able to execute on its business plan and realize the potential financial performance presented to ExcelFin’s management team, and Baird Medical’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

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Valuation Risk.   The Board did not obtain an opinion from any independent investment banking or accounting firm analyzing whether the contributions to be made by Baird Medical in exchange for its interest in ExcelFin is fair to ExcelFin or its stockholders from a financial point of view. Accordingly, the Board considered that ExcelFin may not have properly valued Baird Medical.

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Loss of Key Personnel.   Baird Medical depends on certain key personnel to operate and grow its business and to develop new and enhanced products. The loss of, or the failure to attract and retain, such key personnel could adversely affect Baird Medical’s operations.

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Competition.   Baird Medical operates in a highly competitive MWA market, and increased competition may adversely affect its business, financial condition and results of operations.

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Benefits Not Achieved.   The anticipated benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

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Financing.   No pre-Closing financing or PIPE investment has been committed as of the date of the Business Combination Agreement.

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Redemption Risk.   A significant number of ExcelFin stockholders may elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the ExcelFin Certificate of Incorporation, which would potentially make the Business Combination more difficult or impossible to complete, or result in ExcelFin’s failure to satisfy certain conditions to the consummation of the Business Combination.

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Stockholder Vote.   ExcelFin’s stockholders may fail to provide the votes necessary to effect the Business Combination.

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Closing Conditions.   Completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within ExcelFin’s control.

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Litigation.   Litigation challenging the Business Combination is possible, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Listing Risks.   There are challenges associated with preparing Baird Medical, a private entity, for the applicable disclosure and listing requirements to which the Combined Company will be subject as a publicly traded company on the Nasdaq.

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Benefits May Not Be Achieved.   The potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

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Liquidation of ExcelFin.   The risks and costs to ExcelFin if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in ExcelFin being unable to effect a business combination during the Combination Period.

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Regulatory Risks.   The adoption of Baird Medical’s technology includes national and local and environmental regulations, which are subject to change.

•
Board and Independent Committees.   The Combined Company’s board of directors post-Closing and independent committees may not possess adequate skills within the context of the Combined Company operating as a public company.

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Holders of ExcelFin Class A Common Stock, and ExcelFin Public Warrants Receiving a Minority Position in the Combined Company.   ExcelFin stockholders will hold a minority position in the Combined Company.

•
Fees and Expenses.   The fees and expenses associated with completing the Business Combination. and

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Other Risk Factors.   Various other risk factors associated with the business of Baird Medical, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The above discussion of the material factors considered by the Board is not intended to be exhaustive, but instead sets forth the principal factors considered by the Board.
The Board concluded that the potential benefits expected to be achieved by ExcelFin and its stockholders resulting from the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board determined that the Business Combination was advisable and in the best interests of ExcelFin and its stockholders.
ExcelFin Special Meeting
ExcelFin is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on September 26, 2024, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to you on or about September 6, 2024. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote shall be cast, at the Special Meeting.
Date, Time and Place of Special Meeting
The Special Meeting will be virtually held at 10:00 a.m. Eastern Time on September 26, 2024, or at another time, on another date and at another location if the meeting is adjourned or postponed. The special meeting can be accessed via live webcast by visiting https://web.lumiconnect.com/276796335 (password excelfin2024), where you will be able to listen to the meeting live and vote during the meeting.
Voting Power; Record Date
You will be entitled to vote, or direct votes to be cast, at the Special Meeting if you owned shares of ExcelFin Class A Common Stock as of the close of business on August 23, 2024, which is the Record Date for the Special Meeting. You are entitled to one vote for each share of ExcelFin Class A Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there were 6,583,986 shares of ExcelFin Class A Common Stock issued and outstanding, 833,986 of which were issued in ExcelFin’s IPO, and 5,750,000 of which were issued upon conversion of the founder shares. The Sponsor’s ownership of ExcelFin Common Stock set forth herein includes 1,250,000 shares of ExcelFin Class A Common Stock that the Sponsor has agreed to transfer to certain parties following the closing of the

Business Combination. The Sponsor will remain the registered holder of such shares at the Special Meeting and will vote those shares in favor of each of the Proposals at the Special Meeting. At the Closing, the PubCo Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for such ExcelFin Class A Common Stock will instead be issued to the parties to whom the Sponsor has agreed to transfer such shares. As a result, and because the Initial Shareholders have agreed to vote their shares in favor of the Business Combination, we need none of the ExcelFin public shares to vote in order to have our Business Combination approved.
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of ExcelFin stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the common stock outstanding and entitled to vote at the Special Meeting is represented in person (by virtual attendance) or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.
Approval of the Business Combination Proposal and the Charter Amendments Proposal requires the affirmative vote of a majority of the issued and outstanding shares of ExcelFin Class A Common Stock as of the Record Date. Accordingly, an ExcelFin stockholder’s failure to vote by proxy or to vote in person (by virtual attendance) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and Charter Amendments Proposal.
The approval of the remaining Proposals (consisting of the Advisory Charter Amendment Proposal and the Adjournment Proposal) each requires the affirmative vote of a majority of the votes cast by stockholders present in person (by virtual attendance) or represented by proxy at the Special Meeting. Accordingly, an ExcelFin stockholder’s failure to vote by proxy or to vote in person (by virtual attendance) at the Special Meeting or the failure of an ExcelFin stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of ExcelFin Class A Common Stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Advisory Charter Amendment Proposal or the Adjournment Proposal. Abstentions of persons appearing at the Special Meeting likewise will also have no effect on the outcome of these proposals.
The transactions contemplated by the Business Combination Agreement will be consummated only if the Required Transaction Proposals (consisting of the Business Combination Proposal and the Charter Amendments Proposal) are approved at the Special Meeting. The Advisory Charter Amendment Proposal and the Adjournment Proposal are not Required Transaction Proposals for consummation of the Business Combination, and the Adjournment Proposal does not require the approval of any other proposal to be effective.
It is important for you to note that in the event that the Business Combination Proposal and the other Required Transaction Proposals do not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination during the Combination Period, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.
The Proposals
The Business Combination Proposal
ExcelFin has entered into the Business Combination Agreement by and among ExcelFin, PubCo, Merger Sub 1, Merger Sub 2, Newco, Baird Medical and Tycoon.
The Business Combination Agreement provides that ExcelFin and Tycoon will become direct, wholly-owned subsidiaries, of PubCo, a new holding company. Pursuant to the Business Combination and the Business Combination Agreement (a) Baird Medical contributed all of the issued shares of Tycoon held by Baird Medical (“Tycoon Shares”) to PubCo in exchange for PubCo Ordinary Shares such that Tycoon became a wholly-owned subsidiary of PubCo and Baird Medical received in exchange therefor 29,411,764 PubCo Ordinary Shares (the “Share Contribution”); (b) prior to Closing, Baird Medical will transfer 1,947,058 PubCo Ordinary Shares (which shares shall not include the Baird Medical Earnout Shares) to Newco and the Minority Holders will exchange their ownership interests in Baird Medical for all of the outstanding ownership interests in Newco (the “Newco Share Contribution”); and (c) after the special meeting, Merger Sub 1 will merge with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “First Merger”) and Merger Sub 2 will merge with and into Newco, with Newco continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “Second Merger”). The transactions contemplated by the Business Combination Agreement, the First Merger and the Second Merger we refer to herein as the “Business Combination.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.
Transaction Consideration
Subject to the terms and conditions set forth in the Business Combination Agreement, at the Effective Time of the Business Combination:
(i)
each ExcelFin Unit that is issued and outstanding shall be automatically divided, and the holder thereof shall be deemed to hold one share of ExcelFin Class A Common Stock and one-half of one ExcelFin Public Warrant in accordance with the terms of the applicable ExcelFin Unit;

(ii)
each outstanding public shares of ExcelFin Class A Common Stock will be exchanged for one PubCo Ordinary Share; and, subject to a vesting requirement for 1,350,000 of the PubCo Ordinary Shares to be held by the Sponsor, each outstanding share of ExcelFin Class A Common Stock held by the Sponsor or its assignees will be cancelled in exchange for one PubCo Ordinary Share; and

(iii)
the registered holder of each outstanding public warrant to purchase one share of ExcelFin Class A Common Stock (collectively, the “ExcelFin Public Warrants”) will be issued, in exchange for the ExcelFin Public Warrants, an equal number of warrants (collectively, the “PubCo Warrants”) to purchase one PubCo Ordinary Share upon the same terms as were provided in the ExcelFin Public Warrants.

In the Second Merger, 1,947,058 PubCo Ordinary Shares transferred by Baird Medical to Newco will be cancelled, and an equal number of PubCo Ordinary Shares will be issued to the Minority Holders. The Business Combination Agreement provides that each of the shares of ExcelFin Class A Common Stock held by the Sponsor or its assignees will be cancelled in exchange for one PubCo Ordinary Share upon the Closing of the Business Combination. However, 1,350,000 of the PubCo Ordinary Shares to be issued to ExcelFin SPAC, LLC (the “Sponsor”) in the Business Combination in exchange for ExcelFin Class A Common Stock (the “Sponsor Earnout Shares”) will not vest unless and until within the fifth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs. The business purpose of the Second Merger is both to ensure compliance with Nasdaq’s public float requirement as well as to facilitate that additional PubCo shares are held after closing by shareholders most likely to be long-term holders.
For further explanation of the consideration in the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1) — Transaction Consideration.”
Closing Conditions and Termination Rights
The obligation of each party to consummate the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by ExcelFin and Baird Medical:
•
The ExcelFin Stockholders’ Approval shall have been obtained.

•
All regulatory approvals shall have been obtained.

•
(i) The PubCo Ordinary Shares and the PubCo Warrants to be issued in connection with the Closing shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof, and (ii) the proxy statement/prospectus shall have been declared effective under the Securities Act, no stop order shall be in effect and no proceedings for the purpose of suspending the effectiveness of the proxy statement/prospectus shall be pending by the SEC.
•
No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or Governmental Order which has the effect of making the Transactions illegal or which otherwise prohibits consummation of the Transactions.

•
There shall not be any action initiated by any governmental authority of its own volition (and not acting at the direction, suggestion, or recommendation, whether directly or indirectly, by or on behalf of any party to the Business Combination Agreement) that remains pending and is reasonably expected to enjoin or otherwise restrict the consummation of the Transactions.

•
The PIPE Investment, if any, shall have been consummated. As of the date of this proxy statement/prospectus, no PIPE Investors have committed to fund any PIPE Investment.

The obligation of ExcelFin to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by ExcelFin:
•
Each of the representations and warranties of the Target Companies shall be true and correct in all material respects on and as of the date of the Business Combination Agreement and on and as of the Closing Date except for, in certain cases, any failures to be so true and correct that have not had, and would not reasonably be expected to have, a Baird Medical Material Adverse Effect.

•
Each of the covenants and obligations of each of Baird Medical, PubCo, Tycoon and Merger Sub 1 to be performed or complied with as of or prior to the Closing shall have performed and complied with in all material respects.

•
Since the date of the Business Combination Agreement, there shall not have occurred a Baird Medical Material Adverse Effect that is continuing.

•
All required approvals, waiver or consents from any third parties shall have been obtained.

•
Baird Medical and PubCo shall have delivered to ExcelFin each of the closing deliverables described in the Business Combination Agreement.

•
The Share Contribution shall have been consummated.

The obligation of each of the Baird Medical Companies to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Baird Medical:
•
Each of the representations and warranties of the ExcelFin shall be true and correct in all material respects on and as of the date of the Business Combination Agreement and on and as of the Closing Date except for, in certain cases, any failures to be so true and correct that have not had, and would not reasonably be expected to have, a ExcelFin Material Adverse Effect.

•
Each of the covenants and obligations of ExcelFin to be performed or complied with as of or prior to the Closing shall have performed and complied with in all material respects.

•
There shall not have occurred a ExcelFin Material Adverse Effect that is continuing.

•
ExcelFin shall have delivered to PubCo each of the closing deliverables described in the Business Combination Agreement.

No party may rely on the failure of any condition to be satisfied if such failure was caused by the failure of such party or its affiliates to act in good faith or to take such actions as may be necessary to cause the conditions of the other parties to the Business Combination Agreement to be satisfied.
Waiver
Any party to the Business Combination Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under the Business Combination Agreement.

Termination Rights
This Agreement may be terminated, and the Transactions abandoned, at any time prior to the Closing:
(a)
by mutual written consent of Baird Medical and ExcelFin;

(b)
by written notice from Baird Medical or ExcelFin to the other if any of the Closing Conditions have not been satisfied or waived by September 30, 2024 (as it may be extended, the “Outside Date”); provided, further, however, that the right to terminate the Business Combination Agreement under this scenario shall not be available to a party if a breach by such party was the proximate cause of the failure of the Closing to occur;

(c)
by written notice from Baird Medical or ExcelFin to the other if any governmental authority shall have enacted any law or order preventing or prohibiting the consummation of the Transactions;

(d)
by written notice from Baird Medical to ExcelFin within 10 business days after there has been a ExcelFin Modification in Recommendation;

(e)
by written notice from Baird Medical or ExcelFin to the other if the ExcelFin Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote of the ExcelFin Stockholders at the ExcelFin Stockholder Meeting;

(f)
by written notice from ExcelFin to Baird Medical if either the Baird Resolutions or the Merger Sub Written Consents had not been delivered to ExcelFin within five business days after the execution of the Business Combination Agreement (though both documents were, in fact, timely delivered);

(g)
by written notice to Baird Medical from ExcelFin if there has been a breach by any of the Baird Medical Parties of any of their respective representations or covenants in the Business Combination Agreement such that the Closing Conditions cannot be satisfied at the Closing and such breach cannot be cured by the Outside Date; or

(h)
by written notice to ExcelFin from Baird Medical if (i) there has been a breach by ExcelFin of any of its representations or covenants set forth in the Business Combination Agreement such that the Closing Conditions would not be satisfied at the Closing and such breach cannot be cured by the Outside Date.

Effect of Termination
In the event of the termination of the Business Combination Agreement, the Business Combination Agreement shall forthwith become null and void and have no further force or effect, without any liability on the part of any party, except that (i) the provisions of Section 11.2 (governing the effects of termination) and Article XII (miscellaneous) and the NDA shall survive any termination of the Business Combination Agreement and (ii) nothing in this Section shall be from any liability (A) for any willful and material breach of the Business Combination Agreement occurring prior to such termination or (B) in respect of any claim for Fraud.
In the event of the termination of the Business Combination Agreement by Baird Medical: (a) because the Outside Date was reached (but only if a breach by a Baird Medical Company of a provision under the Business Combination Agreement was the proximate cause of the failure of the Closing to occur on or before the Outside Date), (b) because the Baird Resolutions or the Merger Sub Written Consents had not been timely delivered or (c) or if there has been a breach by any of the Baird Medical Parties of any of their respective representations or covenants in the Business Combination Agreement such that the Closing Conditions cannot be satisfied at the Closing and such breach cannot be cured by the Outside Date, then, in each case, Baird Medical is obligated to pay to ExcelFin a break-up fee (the “Break-Up Fee”) in an amount in cash equal to the lesser of (i) the reasonable and documented out-of-pocket expenses of ExcelFin in connection with the negotiation, preparation, execution, authorization or performance of the Business Combination Agreement and (ii) $6,000,000.
For more information about the termination rights under the Business Combination Agreement, see the section titled “The Business Combination Proposal — Business Combination Agreement — Termination.”

The Business Combination involves numerous risks. For more information about these risks, see the section titled “Risk Factors.”
The Charter Amendments Proposal
Assuming the Business Combination Proposal is approved, in connection with the Business Combination, ExcelFin is proposing that its stockholders approve amendments to the Post-Closing PubCo Governing Documents for the following:
(a)
An authorized share capital of $50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 each

Advisory Charter Amendment Proposal
Assuming the Business Combination Proposal and other Required Transaction Proposals are approved, ExcelFin’s stockholders are also being asked to approve the Advisory Charter Amendment Proposal in connection with the Post-Closing PubCo Governing Documents. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.
A summary of these provisions is set forth in the “Advisory Charter Amendment Proposal (Proposal 3)” section of this proxy statement/prospectus and a complete copy of these provisions is attached hereto as Annex B. You are encouraged to read them in their entirety.
The Adjournment Proposal
ExcelFin is proposing that its stockholders approve and adopt a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if ExcelFin is unable to consummate the Business Combination for any reason.
Recommendation to ExcelFin Stockholders
After careful consideration, the Board has concluded that the Business Combination is in the best interests of ExcelFin’s stockholders. Our directors believe that the proposals being presented at the Special Meeting are in the best interests of ExcelFin’s stockholders, and they recommend that ExcelFin’s stockholders vote FOR each of the proposals.
The existence of financial and personal interests of one or more of ExcelFin’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ExcelFin and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, ExcelFin’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “— Interests of ExcelFin’s Directors and Officers in the Business Combination” for a further discussion of these considerations.
Interests of ExcelFin’s Directors and Officers in the Business Combination
When you consider the recommendation of the Board in favor of the Proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. Our directors considered these interests, among other matters, in evaluating the Business Combination and in recommending to the stockholders that they approve the Business Combination. These interests include, among other things:
•
If the Business Combination, or another business combination, is not consummated during the Combination Period, then ExcelFin will (i) cease all operations except for the purpose of winding up, (ii) redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
•
The Sponsor (including its representatives and affiliates) and ExcelFin’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to ExcelFin’s and the Sponsor and ExcelFin’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to ExcelFin completing its initial business combination, and as result of which, the Sponsor and ExcelFin’s officers and directors may become aware of business opportunities which may be appropriate for presentation to ExcelFin, and the other entities to which they owe fiduciary or contractual duties, and may have conflicts of interests in determining to which entity a particular business opportunity should be presented (and these conflicts may include presentation to other entities prior to their presentation, if at all, to ExcelFin, and may not always be resolved in the favor of ExcelFin). ExcelFin’s Charter provides that the doctrine of corporate opportunity shall not apply to any corporate opportunity with respect to any of its directors or officers unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of ExcelFin and such opportunity is one ExcelFin is legally and contractually permitted to undertake and would otherwise be reasonable for ExcelFin to pursue and the director or officer is permitted to refer that opportunity to ExcelFin without violating any legal obligation.

•
On June 30, 2023, Grand Fortune Capital (HK) Company Limited (“GFC”), an affiliate of one of the members of the Sponsor, acquired 641,371 preference shares of Baird Medical (the “Purchased Preference Shares”) previously issued to BOCI Investment Limited (“BOCI”) for an aggregate purchase price of approximately $8,712,178 (the “BOCI Purchase Price”). GFC has acquired all of the rights applicable to the Purchased Preference Shares previously granted to BOCI with respect to the Purchased Preference Shares, including the right to appoint one member of Baird Medical’s board of directors. No later than six months following the closing of the Business Combination, GFC shall tender all of the Purchased Preference Shares to Baird Medical, and Baird Medical shall issue in exchange thereto to GFC a portion of the PubCo Ordinary Shares held by Baird Medical as of such date proportional to GFC’s pro rata ownership of Baird Medical (calculated on a fully diluted and as-converted basis) as of such date. If the Business Combination does not close by the Outside Date, GFC has the right to require Baird Medical, the Key Baird Medical Shareholder or Haimei Wu, the Chairwoman and Chief Executive Officer of Baird Medical, to repurchase all or a portion of the Purchased Preference Shares at a purchase price equal to the sum of (i) the BOCI Purchase Price, (ii) the costs incurred by GFC in connection with such repurchase and (iii) an amount sufficient to guarantee GFC an agreed internal rate of return.

•
The Sponsor and its affiliates’ total potential ownership in the Combined Company, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 8.5% of outstanding PubCo Ordinary Shares in a no additional redemption scenario, 8.6% of outstanding PubCo Ordinary Shares in a 48.2% redemption scenario and 8.6% of outstanding PubCo Ordinary Shares in a maximum redemption scenario (see the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information).

•
The Sponsor paid an aggregate of approximately $25,000 for 5,750,000 founder shares. In connection with the shareholder meeting to extend the term of ExcelFin to October 25, 2023, ExcelFin and the Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties, pursuant to which such third parties agreed not to redeem an aggregate of 5,020,000 shares of ExcelFin Common Stock in connection with such meeting. In exchange for the foregoing commitments, the Sponsor has agreed to transfer an aggregate of 1,250,000 founder shares held by the Sponsor to such third parties immediately following consummation of an initial business combination, leaving the Sponsor beneficially owning 4,500,000 shares of ExcelFin Common Stock upon consummation of the business combination. The market value of such shares as of August 22, 2024 was approximately $49,770,000, and the value of such shares is expected to be greater than $25,000 at the time of the Business Combination. If ExcelFin does not complete an initial business combination, such shares will expire worthless. On October 25, 2023, the Sponsor, which held of record

5,750,000 founder shares (which includes 1,250,000 shares transferable to the parties to the Non-Redemption Agreements upon Closing), exercised its right to convert all of the founder shares into an equal number of shares of ExcelFin Class A Common Stock. This conversion was done to ensure that ExcelFin remained in compliance with Nasdaq’s continuing listing requirements (market value of listed securities) prior to Closing. This conversion will have no effect on the consideration to be issued to the former holders of founder shares under the Business Combination Agreement.
•
The Sponsor paid an aggregate of $11,700,000 for the 11,700,000 private placement warrants in connection with the IPO, at a price of $1.00 per warrant. In connection with the Business Combination Agreement, the Sponsor has agreed to surrender all of the private placement warrants for no additional consideration. However, the Sponsor will be issued up to 4,500,000 PubCo Ordinary Shares (including 1,350,000 Sponsor Earnout Shares) in exchange for its founder shares from which the Sponsor may recover its investment in the private placement warrants. If the Business Combination does not close, the private placement warrants will expire worthless and the Sponsor will have no means to recover its $11,700,000 investment in ExcelFin.

•
The Sponsor and each of its permitted transferees, including our officers and directors, have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares (but not public shares) held by them if ExcelFin fails to complete its initial business combination by the time required prior to ExcelFin’s liquidation in accordance with the ExcelFin Charter (which waiver was provided in connection with the IPO and without any separate consideration paid in connection with providing such waiver), and therefore if ExcelFin is unable to consummate a business combination by that time, those shares would expire worthless.

•
The Sponsor, officers and directors of ExcelFin and their affiliates can earn a positive rate of return on their overall investment in ExcelFin and Baird Medical after the Business Combination, even if other holders of ExcelFin Class A Common Stock experience a negative rate of return, due to having purchased the founder shares, as described above, for $25,000 or approximately $0.004 per share.

•
As of December 31, 2023, ExcelFin has issued a convertible note in an aggregate principal amount of up to $1,500,000 to the Sponsor with $1,296,654 outstanding (the “Working Capital Loan”). The Working Capital Loan bears no interest and is due and payable upon the earlier of the consummation of the initial business combination or the date of the liquidation of ExcelFin. If ExcelFin does not complete a business combination, ExcelFin may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loan, but no proceeds held in the Trust Account may be used to repay this loan. The Sponsor has agreed that at the Closing of the Business Combination, all amounts outstanding under the Working Capital Loan will be converted into PubCo Ordinary Shares at a price of $10.20 per share.

•
In summation of the foregoing, the aggregate dollar amount that the Sponsor and its affiliates risk losing if an initial business combination, including the Business Combination, is not consummated is approximately $62,791,564, as of August 22, 2024, which amount includes the current value of securities held (valued at the current price of ExcelFin Class A Common Stock and ExcelFin Public Warrants) and consists of (i) the founder shares, (ii) the private placement warrants purchased in connection with the IPO, and (iii) the Working Capital Loan.

•
As a result of the foregoing the Sponsor, and officers and directors of ExcelFin, will benefit from the completion of an initial business combination, including the Business Combination, and may be incentivized to complete an acquisition or business combination of a less favorable target company or on terms less favorable to shareholders of ExcelFin rather than liquidate.

Certain of ExcelFin’s officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of the Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he has then-current fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to his fiduciary duties under Delaware and applicable law. Given the substantial target universe considered by ExcelFin’s management team, which included initial contact with over 20 companies, entry into non-disclosure agreements with approximately 15 companies and proposed LOIs with 5 companies, the Board did not believe that the other fiduciary duties or contractual obligations of its officers and directors materially affected ExcelFin’s ability to source a potential business combination. The Board considered the factors supporting, and risks and uncertainties related to, a business combination with Baird Medical as set forth above under “The Business Combination Proposal — Factors considered by the Board,” and did not believe that such other fiduciary duties or contractual obligations impacted such consideration.
Risk Factors
In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes and the other documents referred to herein, for a discussion of factors, including the risks to holders of ExcelFin Class A Common Stock who do not redeem in connection with the Special Meeting, you should consider carefully before making an investment decision.
Accounting Treatment for the Business Combination
The Business Combination will be accounted for as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, PubCo will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Baird Medical expecting to have a majority of the voting power of the Combined Company, Tycoon conducting the ongoing operations of the Combined Entity, Baird Medical comprising a majority of the governing body of the Combined Company, and Baird Medical’s senior management comprising the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Baird Medical issuing stock for the net assets of ExcelFin, accompanied by a recapitalization. The net assets of ExcelFin will be stated at historical cost, with no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Baird Medical.
U.S. Federal Income Tax Considerations
For a discussion summarizing certain U.S. federal income tax considerations in connection with the Business Combination, please see section entitled “Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus.
Regulatory Matters
Neither ExcelFin nor Baird Medical is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
ExcelFin Appraisal Rights
Under the DGCL, there are no appraisal rights available to holders of shares of ExcelFin Class A Common Stock or ExcelFin Public Warrants in connection with the Business Combination.
Redemption Rights
In connection with the Business Combination, holders of ExcelFin Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the ExcelFin Charter. As of August 22, 2024, the pro rata portion of the funds available in the Trust Account for the public shares was approximately $10.98 per share (net of taxes payable). ExcelFin anticipates the per share redemption price will be approximately $10.98 (net of taxes payable) at the closing of the Business Combination, which is anticipated to occur during the third quarter of 2024. If a holder exercises its redemption rights, then such holder will be exchanging its shares of ExcelFin Class A Common Stock for cash and will no longer own shares of ExcelFin Class A Common Stock and will not participate as a future shareholder of PubCo. Our public stockholders are not required to affirmatively vote for or against the

Business Combination in order to redeem their shares of ExcelFin Class A Common Stock for cash. This means that public stockholders who hold shares of ExcelFin Class A Common Stock on or before September 24, 2024 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of ExcelFin Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. To redeem their shares of ExcelFin Class A Common Stock for cash, holders of ExcelFin Class A Common Stock can demand that ExcelFin convert their public shares into cash and tender their shares to ExcelFin’s transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of ExcelFin Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. The transactions contemplated by the Business Combination Agreement will be consummated only if the Required Transaction Proposals (consisting of the Business Combination Proposal and the Charter Amendments Proposals) are approved at the Special Meeting. Neither the Advisory Charter Amendment Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
Directors and Officers of PubCo Following the Business Combination
Upon the Closing, (1) the board of directors of PubCo (the “PubCo Board”) shall consist of seven directors, four of whom shall meet the standards of independence applicable to companies subject to the rules and regulations of Nasdaq; (2) the members of the PubCo Board shall include four individuals designated by Baird Medical, one individual designated by ExcelFin and two individuals designated jointly by Baird Medical and ExcelFin; and (3) Haimei Wu, the Chairwoman and Chief Executive Officer of Baird Medical, will serve as the initial Chair of the PubCo Board. Additionally, the officers of Tycoon as of the effective time of the Business Combination will become all of the officers of PubCo. Upon the Closing, the PubCo Board will not be divided into classes.
Upon the consummation of the Business Combination, PubCo’s directors and executive officers will be as follows:
Name	Age	Position
Haimei Wu	42	Chairwoman of the Board of Directors and Chief Executive Officer
Wei Hou	54	Director
Quan Qiu	31	Director and Chief Administrative Officer
Joseph Douglas Ragan III	62	Director
Steven Thomas Halverson	68	Director
Mingzhao Xing	60	Director
Jianguo Ma	62	Director
Rongjian Lu	58	Co-chief Technical Officer and Deputy General Manager
Hailong Sun	34	Co-chief Technical Officer and technical department manager
Kun Seng Ng	38	Chief Financial Officer and Company Secretary
Jianwei Yuan	56	Production Department Manager
Jin Xu	36	Quality Assurance Department Manager
Wei Xu	34	Merchandising Department Manager
Directors
Baird Medical has designated Haimei Wu, Wei Hou, Quan Qiu, and Mingzhao Xing, ExcelFin has designated Joseph Douglas Ragan III, and Baird Medical and ExcelFin have jointly designated Steven Thomas Halverson and Jianguo Ma to serve on the board of directors of PubCo. Messrs. Wu, Hou, Qiu, Xing, and Ma have all been duly appointed as directors of PubCo, and it is expected that Messrs. Ragan and Halverson shall be appointed as directors of PubCo upon the closing of the Business Combination. For more information about the new directors and management of PubCo, see “Management of PubCo After the Business Combination.”

Quotation of PubCo Securities
It is anticipated that the PubCo Ordinary Shares and PubCo Warrants will be traded on the Nasdaq Global Market under the symbols “BDMD” and “BDMD W” following the closing of the Business Combination.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE TARGET GROUP
The following tables present selected historical financial data for the Target Group. The Target Group derived the selected statements of operations data for the fiscal years ended December 31, 2023 and 2022, and the balance sheets data as of December 31, 2023 and 2022, from its audited consolidated financial statements that are included elsewhere in this proxy statement/prospectus. The Target Group’s historical results are not necessarily indicative of the results that may be expected in any future period. All amounts are in dollars.
You should read this information together with the Target Group’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus and in the section titled “PubCo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
	For years ended December 31,
Consolidated Statements of Operations Data:	2023	2022
Revenues	$31,457,908	$35,091,174
Cost of revenues	(4,227,409)	(7,054,323)
Gross profit	27,230,499	28,036,851
Total operating expenses	(15,368,744)	(14,405,134)
Income from operations	11,861,725	13,631,717
Other expenses, net	(10,211)	(194,580)
Income before income tax	12,359,202	14,521,868
Income tax provision	(1,701,019)	(1,746,897)
Net income	10,658,183	12,774,971
Less: net income attributable to non-controlling interests	(112,205)	(206,221)
Net income attributable to Baird Medical Investment Holdings Limited’s shareholders	$10,545,978	$12,568,750
Basic and diluted earnings per common share	$0.36	$0.43
Weighted average number of share outstanding – basic and diluted	29,411,765	29,411,765
Consolidated Cash Flow Data:
Net cash (used in) provided by operating activities	(1,019,964)	485,968
Net cash used in investing activities	(2,638,488)	(5,921,464)
Net cash provided by financing activities	3,461,118	4,411,918
	For years ended December 31,
Consolidated Statements of comprehensive income (loss) data:	2023	2022
Net income	$10,658,183	$12,774,971
Other comprehensive loss income
Foreign currency translation adjustment	(728,688)	(1,506,905)
Comprehensive income	9,929,495	11,268,066
Non-controlling interests	(112,205)	(206,221)
Comprehensive income attributable to Baird Medical Investment Holdings Limited’s shareholders	$9,817,290	$11,061,845

Consolidated Balance Sheets Data:	As of December 31, 2023	As of December 31, 2022
ASSETS
Cash	$1,510,484	$1,710,926
Accounts receivable, net	31,099,891	24,371,640
Prepayments, net	5,814,691	5,799,084
Inventories	1,142,569	1,293,249
Due from related parties	394,582	391,718
Deposits and other assets, net	120,485	196,999
Total non-current assets	16,625,687	8,853,913
Total assets	56,708,389	$42,617,529
Total current liabilities	18,975,434	16,022,891
Total non-current liabilities	2,025,700	816,878
Total Baird Medical Investment Holdings Limited’s Shareholders’ Equity	35,750,644	25,933,354
Non-controlling interests	(43,389)	(155,594)
Total Liabilities and Equity	$56,708,389	$42,617,529

SELECTED HISTORICAL FINANCIAL INFORMATION OF EXCELFIN
The following tables set forth selected historical financial information derived from ExcelFin’s audited financial statements included elsewhere in this proxy statement/prospectus, as of December 31, 2023 and 2022.
This information is only a summary and should be read in conjunction with ExcelFin’s financial statements and related notes and the section entitled “ExcelFin’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future period. All amounts are in dollars.
Income Statement Data:	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Net revenue	—	—
Total operating expenses	7,240,527	2,044,669
Total other income	4,938,218	3,288,133
Net income (loss)	(3,287,521)	623,118
Balance Sheet Data:	As of December 31, 2023	As of December 31, 2022
Total current assets	117,538	809,406
Total assets	24,122,641	238,544,571
Total liabilities	11,938,411	10,446,802
Class A Common Stock subject to possible redemption	23,750,019	236,903,730
Total Stockholders’ Deficit	(11,565,789)	(8,805,961)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
Introduction
The following unaudited pro forma condensed combined financial statements of ExcelFin present the combination of the historical financial information of ExcelFin and the Target Group adjusted to give effect for the Business Combination between ExcelFin and the Target Group. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined balance sheet as of December 31, 2023, combines the historical balance sheet of ExcelFin and the historical balance sheet of the Target Group, on a pro forma basis as if the Business Combination had been consummated on December 31, 2023. Effective as of December 31, 2023, the Target Group and PubCo’s financial statements have been prepared on a combined consolidated basis.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 combines the historical statements of operations of ExcelFin and the Target Group for such period on a pro forma basis as if the Business Combination had been consummated on January 1, 2023, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical audited financial statements of ExcelFin as of and for the year ended December 31, 2023 and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•
the historical audited financial statements of PubCo as of and for the year ended December 31, 2023 and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•
the sections entitled “ExcelFin’ s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “PubCo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to ExcelFin and PubCo included elsewhere in this proxy statement, including the Business Combination Agreement

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what PubCo’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated.
Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of PubCo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The parties believe that the assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
Description of transaction
ExcelFin has entered into the Business Combination Agreement with Tycoon and certain other entities. The purchase price is $300,000,000, subject to certain adjustments, which will be paid in ExcelFin stock at a value of $10.20 per share (29,411,764 PubCo Ordinary Shares valued at $10.20 per share). However, 8,823,529 of the PubCo Ordinary Shares issued to Baird Medical (the “Baird Medical Earnout Shares”) will not vest unless and until within the eighth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs with an implied value at or above $12.50 per share.
Pursuant to the Business Combination Agreement (a) on August 3, 2023, Baird Medical contributed all of the issued shares of Tycoon held by Baird Medical to PubCo and Baird Medical received in exchange therefor 29,411,764 PubCo Ordinary Shares; (b) prior to Closing, Baird Medical will transfer 1,947,058 PubCo Ordinary Shares (which shares shall not include the Baird Medical Earnout Shares) to Newco and the Minority Holders will exchange their ownership interests in Baird Medical for all of the outstanding ownership interests in Newco; and (c) after the special meeting, Merger Sub 1 will merge with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “First Merger”) and Merger Sub 2 will merge with and into Newco, with Newco continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “Second Merger”).
At the effective time of the Business Combination: (i) each ExcelFin Unit that is issued and outstanding shall be automatically divided, and the holder thereof shall be deemed to hold one share of ExcelFin Class A Common Stock and one-half of one ExcelFin Public Warrant; (ii) each outstanding public shares of ExcelFin Class A Common Stock will be exchanged for one PubCo Ordinary Share; and (iii) the registered holder of each ExcelFin Public Warrant will receive, in exchange for the ExcelFin Public Warrants, an equal number of warrants to purchase one PubCo Ordinary Share upon the same terms as applicable to the ExcelFin Public Warrants. Each share of ExcelFin Class A Common Stock held by the Sponsor or its assignees will be cancelled in exchange for one PubCo Ordinary Share upon the Closing. However, 1,350,000 of the PubCo Ordinary Shares issued to the Sponsor in the Business Combination will not vest unless and until, within the fifth anniversary of the closing of the Business Combination, (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share over any 20 trading days within any 30-day trading period or (b) a change of control of PubCo occurs.
In the Second Merger, 1,947,058 PubCo Ordinary Shares transferred by Baird Medical to Newco will be cancelled, and an equal number of PubCo Ordinary Shares will be issued to the Minority Holders.
The per-share valuation of $10.20 utilized in the Business Combination Agreement was set solely for the purposes of determining how many shares to issue in the Business Combination and does not reflect the actual price that the shares may be valued at following the Business Combination.
Closing is conditioned upon the PubCo Ordinary Shares being approved for listing on Nasdaq, which will require, among other things, PubCo having at least 300 round-lot holders, so the maximum redemption assumes at least 30,000 shares of ExcelFin Class A Common Stock remain outstanding following all redemptions.
The unaudited pro forma condensed combined information contained herein assumes that ExcelFin stockholders approve the Business Combination. Pursuant to the Existing Charter, public stockholders are being offered the opportunity to redeem, upon the Closing, public shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account (as of two business days prior to the Closing). Pursuant to the Existing Charter, all holders of public shares may vote in favor of the Business Combination and still exercise their redemption rights.
Solely for illustrative purposes, the unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of additional redemptions of ExcelFin Class A Common Stock, after giving effect to the May 1, 2023, October 20, 2023, April 25, 2024 and July 25, 2024 redemptions:
•
Assuming No Additional Redemptions (“Minimum Redemption”) — this scenario assumes that no public shares are redeemed after the effects of the redemptions of 22,166,014 shares of Class A Common Stock on May 1, 2023, October 20, 2023, April 25, 2024 and July 25, 2024; and

•
Assuming Maximum Redemptions (“Maximum Redemption”) — this scenario assumes the redemption of an additional 444,830 public shares at $10.74 per share, the estimated redemption value per share as of December 31, 2023, for aggregate payment of approximately $4.8 million from the Trust Account. Closing is conditioned upon the PubCo Ordinary Shares being approved for listing on Nasdaq, which will require, among other things, PubCo having at least 300 round-lot holders, so the maximum redemption assumes at least 30,000 shares of ExcelFin Class A Common Stock remain outstanding following all redemptions.
The Business Combination will be accounted for as a ”reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, PubCo will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Baird Medical expecting to have a majority of the voting power of the Combined Company, Tycoon conducting the ongoing operations of the Combined Entity, Baird Medical comprising a majority of the governing body of the Combined Company, and Baird Medical’s senior management comprising the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Baird Medical issuing stock for the net assets of ExcelFin, accompanied by a recapitalization. The net assets of ExcelFin will be stated at historical cost, with no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Baird Medical.

Pro Forma Information
EXCELFIN AND TARGET GROUP
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF
DECEMBER 31, 2023
(Amounts in thousands of U.S. dollars, except per share data)
	Target Group (Historical)	ExcelFin (Historical)	ExcelFin 4/25/2024 7/25/2024 Redemption	Pro Forma Adjustments Assuming Minimum Redemption		Pro Forma Combined Assuming Minimum Redemption	Pro Forma Adjustments Assuming Maximum Redemption		Pro Forma Combined Assuming Maximum Redemption
ASSETS
Current assets:
Cash and cash equivalents	$1,510	45		$9,096	A	$8,532	(8,532)	F	—
				(6,140)	B
				(5,874)	J
				(323)	D
				(1,610)	J
				395	N
				11,433	O
Accounts receivable, net	31,100					31,100			31,100
Accounts receivable from related parties	—					—			—
Inventories	1,143					1,143			1,143
Amounts due from related parties	395			(395)	N	—			—
Prepayments, net	5,935	73				6,008			6,008
Total current assets	40,083	118	—	6,582		46,783	(8,532)		38,251
Non-current assets:
Cash and marketable securities held in Trust Account	—	23,996	(14,900)	(9,096)	A	—			—
Right-of-use assets	861					861			861
Goodwill	59					59			59
Prepayments – non current	7,699					7,699			7,699
Deposits and other assets – non current	152					152			152
Intangible assets, net	26					26			26
Deferred tax assets	814	9				823			823
Deferred offering costs	875					875			875
Property and equipment, net	6,139					6,139			6,139
Total non-current assets	16,625	24,005	(14,900)	(9,096)		16,634	—		16,634
TOTAL ASSETS	56,708	24,123	(14,900)	(2,514)		63,417	(8,532)		54,885
LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Short-term bank loans	8,166			11,433	O	19,599			19,599
Accounts payable and accrued expenses	4,338	5,874		(5,874)	J	4,338			4,338
Contract liability	500					500			500
Excise tax payable	—	2,170				2,170			2,170
Tax payables	771	96				867			867
Franchise taxes payable	—	36				36			36
Accrued offering costs	—	401				401			401
Amounts due to related parties	3,785	323		(323)	D	3,785			3,785
Unrecognized tax benefit	—	131				131			131
Lease liability	504					504			504
Deferred tax liabilities	93					93			93
Long-term loans, current portion	818					818			818
Working capital loan – sponsor	—	1,297		(1,297)	H	—			—
Total current liabilities	18,975	10,328	—	3,939		33,242			33,242

	Target Group (Historical)	ExcelFin (Historical)	ExcelFin 4/25/2024 7/25/2024 Redemption	Pro Forma Adjustments Assuming Minimum Redemption		Pro Forma Combined Assuming Minimum Redemption	Pro Forma Adjustments Assuming Maximum Redemption		Pro Forma Combined Assuming Maximum Redemption
Non-current liabilities:
Lease liability	412					412			412
Long-term loans	1,614					1,614			1,614
Deferred underwriting fee payable	—	1,610		(1,610)	J	—			—
Total non-current liabilities	2,026	1,610	—	(1,610)		2,026	—		2,026
Total liabilities	21,001	11,938	—	2,329		35,268	—		35,268
COMMITMENTS AND CONTINGENCIES
Temporary equity:
Common stock subject to possible redemption	—	23,750	(14,900)	(8,850)	C	—			—
Stockholders’ equity (deficit):
Ordinary shares	3					3			3
Class A common stock	—	1		4	G	5			5
Class B common stock	—	—				—
Additional paid-in capital	18,850	—		8,850	C	101,787	(8,532)	F	93,255
				(11,566)	E
				(6,140)	B
				(4)	G
				1,297	H
				(13,514)	I
				13,388	K
				238	L
				90,389	M
Statutory reserve	4,508					4,508			4,508
Retained earnings (Accumulated deficit)	14,394	(11,566)		11,566	E	(76,106)			(76,106)
				13,514	I
				(13,388)	K
				(238)	L
				(90,389)	M
Accumulated other comprehensive (loss) income	(2,005)					(2,005)			(2,005)
Total controlling shareholder’s equity	35,750	(11,565)	—	4,007		28,192	(8,532)		19,660
Non-controlling interests	(43)					(43)			(43)
Total equity	35,707	(11,565)	—	4,007		28,149	(8,532)		19,617
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)	56,708	24,123	(14,900)	(2,514)		63,417	(8,532)		54,885

EXCELFIN AND TARGET GROUP
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(Amounts in thousands of U.S. dollars or thousands of shares, except per share data)
	Target Group (Historical)	ExcelFin (Historical)	Pro Forma Adjustments Assuming Minimum Redemption		Pro Forma Combined Assuming Minimum Redemption	Pro Forma Adjustments Assuming Maximum Redemption	Pro Forma Combined Assuming Maximum Redemption
Revenues	$31,458	$—	$—		$31,458	$—	$31,458
Cost of revenue	4,228	—	—		4,228	—	4,228
Gross profit	27,230	—	—		27,230	—	27,230
Operating costs and expenses:
Research and development expenses	4,275	—			4,275		4,275
Selling and marketing expenses	2,547				2,547		2,547
Financial services and administrative fees – related party	—	120			120		120
Franchise taxes	—	202			202		202
General and administrative expenses	8,547	6,919			15,466		15,466
Total operating costs and expenses	15,369	7,241	—		22,610	—	22,610
Income (Loss) from operations	11,861	(7,241)	—		4,620	—	4,620
Other income (expense):
Interest income	2	4,938	(4,938)	AA	2		2
Interest expense	(286)		(972)	BB	(1,258)		(1,258)
Subsidiary income	792				792		792
Other expense	(10)				(10)		(10)
Total other income (expense)	498	4,938	(5,910)		(474)	—	(474)
Net income (loss) before income tax provision	12,359	(2,303)	(5,910)		4,146	—	4,146
Income tax provision	(1,701)	(985)			(2,686)		(2,686)
Net income attributed to controlling shareholder	10,658	(3,288)	(5,910)		1,460		1,460
Less: net income attributable to non-controlling interests	112				112		112
Net income (loss)	10,546	(3,288)	(5,910)		1,348	—	1,348

	Target Group (Historical)	ExcelFin (Historical)	Assuming Minimum Redemption	Assuming Maximum Redemption
Weighted average shares outstanding – Common stock	29,412	—	36,123	36,319
Basic and diluted net income per share – Common stock	0.36	—	0.04	0.04
Weighted average shares outstanding – Class A and Class B Common Stock subject to redemption	—	9,417	—	—
Basic and diluted net income per share – Class A and Class B Common Stock subject to redemption	—	(0.22)	—	—
Weighted average shares outstanding – Class A and Class B Common Stock	—	5,750	—	—
Basic and diluted net income per share – Class A and Class B Common Stock	—	(0.22)	—	—

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Description of the Transaction
ExcelFin has entered into the Business Combination Agreement with PubCo and certain other entities. The purchase price is $300,000,000, subject to certain adjustments, which will be paid in ExcelFin stock at a value of $10.20 per share (29,411,764 PubCo Ordinary Shares). However, 8,823,529 of the PubCo Ordinary Shares issued to Baird Medical (the “Baird Medical Earnout Shares”) will not vest unless and until within the eighth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs with an implied value at or above $12.50 per share.
Pursuant to the Business Combination Agreement (a) on August 3, 2023, Baird Medical contributed all of the issued shares of Tycoon held by Baird Medical to PubCo and Baird Medical received in exchange therefor 29,411,764 PubCo Ordinary Shares; (b) prior to Closing, Baird Medical will transfer 1,947,058 PubCo Ordinary Shares (which shares shall not include the Baird Medical Earnout Shares) to Newco and the Minority Holders will exchange their ownership interests in Baird Medical for all of the outstanding ownership interests in Newco; and (c) after the special meeting, Merger Sub 1 will merge with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “First Merger”) and Merger Sub 2 will merge with and into Newco, with Newco continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “Second Merger”).
At the effective time of the Business Combination: (i) each ExcelFin Unit that is issued and outstanding shall be automatically divided, and the holder thereof shall be deemed to hold one share of ExcelFin Class A Common Stock and one-half of one ExcelFin Public Warrant; (ii) each outstanding public shares of ExcelFin Class A Common Stock will be exchanged for one PubCo Ordinary Share; and (iii) the registered holder of each ExcelFin Public Warrant will receive, in exchange for the ExcelFin Public Warrants, an equal number of warrants to purchase one PubCo Ordinary Share upon the same terms as applicable to the ExcelFin Public Warrants. Each share of ExcelFin Class A Common Stock held by the Sponsor or its assignees will be cancelled in exchange for one PubCo Ordinary Share upon the Closing. However, 1,350,000 of the PubCo Ordinary Shares issued to the Sponsor in the Business Combination will not vest unless and until, within the fifth anniversary of the closing of the Business Combination, (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share over any 20 trading days within any 30-day trading period or (b) a change of control of PubCo occurs.
In the Second Merger, 1,947,058 PubCo Ordinary Shares transferred by Baird Medical to Newco will be cancelled, and an equal number of PubCo Ordinary Shares will be issued to the Minority Holders.
The per-share valuation of $10.20 utilized in the Business Combination Agreement was set solely for the purposes of determining how many shares to issue in the Business Combination and does not reflect the actual price that the shares may be valued at following the Business Combination.
Closing is conditioned upon the PubCo Ordinary Shares being approved for listing on Nasdaq, which will require, among other things, PubCo having at least 300 round-lot holders, so the maximum redemption assumes at least 30,000 shares of ExcelFin Class A Common Stock remain outstanding following all redemptions.
Note 2 — Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of ExcelFin and the Target Group include transaction accounting adjustments to illustrate the estimated effect of the Business Combination and certain other adjustments to provide relevant information necessary for an understanding of PubCo upon consummation of the Business Combination described herein.

The business combination between ExcelFin and the Target Group under both the minimum and maximum redemption scenarios is expected to be accounted for as a reverse recapitalization with PubCo as the accounting acquirer.
The unaudited pro forma condensed combined financial information has been prepared using both the Minimum Redemption and Maximum Redemption scenarios with respect to the potential redemption of public shares into cash solely for illustrative purposes.
The unaudited pro forma condensed combined financial information includes the effect of the ExcelFin May 1, 2023, October 20, 2023, April 25, 2024 and July 25, 2024 redemptions as they directly impact the transaction accounting.
The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the transaction accounting adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given the companies’ incurred losses during the historical period presented.
Note 3 — Transaction Accounting Adjustments to the ExcelFin and Target Group Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2023
The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2023, are as follows, after giving effect to the May 1, 2023, October 20, 2023, April 25, 2024 and July 25, 2024 redemptions:
A
Reflects the reclassification of $9.1 million of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available to fund expenses in connection with the Business Combination or future cash needs of the Company.

B
Represents transaction expenses totaling $6.1 million.

C
Reflects the reclassification of approximately $8.9 million of Class A shares subject to possible redemption to permanent equity.

D
Settlement of related party payables.

E
Reflects closing out accumulated deficit.

F
Closing is conditioned upon the PubCo Ordinary Shares being approved for listing on Nasdaq, which will require, among other things, PubCo having at least 300 round-lot holders, so the maximum redemption assumes at least 30,000 shares of ExcelFin Class A Common Stock remain outstanding following all redemptions.

G
Represents the issuance of 29.4 million PubCo Ordinary Shares to Tycoon equity holders as consideration for the reverse recapitalization.

H
Note converted to stock at $10.20/share

I
Reflects the fair value of the Sponsor earnout. The Company utilized a Monte Carlo simulation analysis to determine the fair value of the earnout. In a Monte Carlo simulation, a computer is used to generate random price movements, which are constrained by the expected volatility of the underlying security. Key assumptions included: stock price of $10.71; dividend of 0%, term of 5 years, risk free rate of 3.77% and volatility of 60%. 1,350,000 ordinary shares will fully vest if Baird’s share price either (i) equals or exceeds $12.50 per share (subject to adjustments) for any 20 out of 30 consecutive trading days within a five (5) year period, or (ii) a Change of Control event occurs within a five (5) year period.

The accounting for the Sponsor Earnout Shares was first evaluated under ASC 718 to determine if the arrangement represents a share-based payment arrangement. Because there are no service conditions nor any requirement of the participants to provide goods or services, the Company determined that the Sponsor Earnout Shares are not within the scope of ASC 718.

Next, the Company determined that the Sponsor Earnout Shares represent a freestanding equity-linked financial instrument to be evaluated under ASC 480 and ASC 815-40. Based upon the analysis, the Company concluded that the Sponsor Earnout Shares should not be classified as a liability under ASC 480.
The Company next considered the equity classification conditions in ASC 815-40-25. The earnout does not meet the criteria in ASC 480-10-25, above, for liability classification and therefore is not within the scope of ASC 480. Specifically:
The arrangement is not a liability under ASC paragraph 480-10-25-8 because (a) it does not embody an obligation to repurchase the issuer’s shares (nor is it indexed to the obligation) and (b) it would not require the issuer to settle the obligation by transferring assets. Additionally, the arrangement is not a liability under ASC paragraph 480-10-25-14 because it does not embody an obligation that ExcelFin may settle by issuing a variable number of its shares (it embodies an obligation that ExcelFin may be required to settle by delivering a fixed number of its shares).
There are 1,350,000 Sponsor Earnout Shares. There is one trigger in the provisions that results in the earning of the shares — a specific stock price. The following table presents the potential impact of the Sponsor Earnout Shares on shares outstanding and earnings per share as presented in the pro forma financial information.
	For the year ended December 31, 2023
	Pro forma Minimum Redemption	Pro forma Maximum Redemption
Weighted average shares outstanding – common stock (as presented)	25,949,344	25,145,358
Potential Sponsor Earnout Shares	1,350,000	1,350,000
Potential Baird Medical Earnout Shares	8,823,529	8,823,529
Weighted average shares outstanding – common stock (as adjusted)	36,122,873	35,318,887
Basic and diluted net loss per share – common stock (as presented)	0.05	0.05
Basic and diluted net loss per share – common stock (as adjusted)	0.04	0.04

J
Payment of deferred underwriting fee

K
Sponsor founder shares transferred to non-redeeming shareholders (1,250,000 shares @$10.71 (closing price on December 31, 2023))

L
Sponsor surrender or warrants in connection with the business combination (11,700,000 Warrants at @$0.02 (closing price on December 31, 2023))

M
Reflects the fair value of the Baird Medical Earnout Shares. The Company utilized a Monte Carlo simulation analysis to determine the fair value of the earnout. In a Monte Carlo simulation, a computer is used to generate random price movements, which are constrained by the expected volatility of the underlying security. Key assumptions included: stock price of $10.71; dividend of 0%, term of 8 years, risk free rate of 3.81% and volatility of 50%. 8,823,529 ordinary shares will fully vest if Baird Medical’s Ordinary Share price either (i) equals or exceeds $12.50 per share (subject to adjustments) for any 20 out of 30 consecutive trading days within an eight (8) year period, or (ii) a Change of Control event occurs within an eight (8) year period, assuming that the corresponding valuation implied by the Change of Control event is greater than or equal to the $12.50 per share price target.

N
Ms. Wu, the Company’s founder, chief executive officer and chairperson of the board of directors, would from time to time enter into loan arrangements from, and/or in favor of, the Company or one or more of its subsidiaries, such as the loans underlying the amounts due from Ms. Wu as of December 31, 2023. As of the date of this proxy statement, the $0.4 million of amount due from Ms.Wu as of December 31, 2023 was fully settled.

O
As the settlement of liabilities would exceed cash on hand under this scenario, the Company has included an assumption of a ceiling of either additional borrowing from related parties or potential bank debt, or vendor liabilities unsettled (i.e. negative cash reclassified to liabilities on the balance sheet) necessary to occur in order to complete the business combination. Assumes a 12-month term with an annual interest rate of 8.5%, the U.S. bank prime loan rate. If the annual interest rate were to vary by 1/8th of one percent, it would change the interest expense incurred by $14,291 per annum.

The accounting for the Baird Medical Earnout Shares was first evaluated under ASC 718 to determine if the arrangement represents a share-based payment arrangement. Because there are no service conditions nor any requirement of the participants to provide goods or services, the Company determined that the Baird Medical Earnout Shares are not within the scope of ASC 718.
Next, the Company determined that the Baird Medical Earnout Shares represent a freestanding equity-linked financial instrument to be evaluated under ASC 480 and ASC 815-40. Based upon the analysis, the Company concluded that the Baird Medical Earnout Shares should not be classified as a liability under ASC 480.
The Company next considered the equity classification conditions in ASC 815-40-25 and concluded that all of them were met. Therefore, the Baird Medical Earnout Share arrangement is appropriately classified in equity. We specifically considered the control of control provision in assessing the scope exception for an entity’s own stock. The Business Combination Agreement provides that the Company will issue to the Baird shareholders aggregate consideration of 20,588,235 shares of PubCo Ordinary Shares at the effective time of the Business Combination Agreement, plus up to an additional 8,823,529 shares of PubCo Ordinary Shares (the “Earnout Shares”) upon the occurrence of the achievement of certain volume weighted average prices (“VWAP”) of the PubCo Ordinary Shares. Further, upon a change of control of PubCo the Baird Medical Earnout Shares are due Baird Medical shareholders but subject to (and only to the extent that) the valuation of the PubCo Ordinary Shares implied by such change of control transaction meeting the VWAP. In evaluating the change of control provision under step two, the Company determined that the change of control provision includes a stock price element and that the manner in which the change in control price is determined and VWAP are both reasonable means in which to measure the fair value of PubCo’s Ordinary Shares as the change of control price is based on the implied value of the change of control transaction and as such the change of control provision is considered indexed to PubCo’s own Ordinary Shares.
As the merger is expected to be accounted for as a reverse recapitalization, the fair value of the Baird Medical Earnout Share arrangement will be accounted for as an equity transaction as of the closing date of the merger. As such, this adjustment to accumulated deficit and additional paid in capital is for the estimated fair value of the Baird Medical Earnout Shares.
There are 8,823,529 Baird Medical Earnout Shares. There is one trigger in the provisions that results in the earning of the shares — a specific stock price. The following table presents the potential impact of the Baird Medical Earnout Shares on shares outstanding and earnings per share as presented in the pro forma financial information.
	For the year ended December 31, 2023
	Pro forma Minimum Redemption	Pro forma Maximum Redemption
Weighted average shares outstanding – common stock (as presented)	25,949,344	25,145,358
Potential Sponsor Earnout Shares	1,350,000	1,350,000
Potential Baird Medical Earnout Shares	8,823,529	8,823,529
Weighted average shares outstanding – common stock (as adjusted)	36,122,873	35,318,887
Basic and diluted net loss per share – common stock (as presented)	0.05	0.05
Basic and diluted net loss per share – common stock (as adjusted)	0.04	0.04
Note 4 — Transaction Accounting Adjustments to the ExcelFin and Target Group Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2023
The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 are as follows:

(AA)
Reflects the elimination of interest income in the Trust Account

(BB)
Interest expense will increase as a result of the expected financing transactions described in (O) on the balance sheet. For purposes of determining the impact on the Unaudited Pro Forma Condensed Combined Statements of Income, interest expense was estimated for new borrowings based on the U.S. bank prime loan rate of 8.5 percent. If the annual interest rate were to vary by 1/8th of one percent, it would change the interest expense incurred by $14,291 per annum.

Note 5 — Loss Per Share
Net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.
The unaudited pro forma condensed combined financial information has been prepared for two redemption scenarios for the year ended December 31, 2023, after giving effect to the April 25, 2024 redemption.
Year ended December 31, 2023	Target Group Historical	ExcelFin Historical	Pro forma Minimum Redemption	Pro forma Maximum Redemption
Weighted average shares outstanding – common stock	29,412	—	36,123	36,319
Basic and diluted net income per share – common stock	0.36	—	0.04	0.04
Weighted average shares outstanding – common stock subject to redemption	—	9,417	—	—
Basic and diluted net income per share – common stock subject to redemption	—	(0.22)	—	—
Weighted average shares outstanding – common stock	—	5,750	—	—
Basic and diluted net income per share – common stock	—	(0.22)	—	—
Presented below are the components of outstanding shares as of December 31, 2023, after giving effect to the April 25, 2024 redemption. (Amounts not in thousands)
	Minimum redemption		Maximum redemption
Public stockholders	833,986	2.3%	30,000	0.1%
Sponsor(1)	5,750,000	15.9%	5,750,000	16.2%
Target Group	20,588,235	57.0%	20,588,235	58.3%
Baird Earnout	8,823,529	24.4%	8,823,529	25.0%
Sponsor Loan	127,123	0.4%	127,123	0.4%
Total	36,122,873		35,318,887

(1)
1,350,000 subject to forfeiture

Presented below are the potentially dilutive share equivalents as of December 31, 2023, after giving effect to the April 25, 2024 redemption.
Public warrants	11,500,000
Private warrants	11,700,000
Total	23,200,000

COMPARATIVE SHARE INFORMATION
The following table sets forth the historical comparative share information for Target Group and ExcelFin on a stand-alone basis and the unaudited pro forma combined share information for the year ended December 31, 2023, after giving effect to the Business Combination, (1) assuming no ExcelFin stockholders exercise redemption rights with respect to their ExcelFin Class A Common Stock upon the consummation of the Business Combination; (2) assuming that ExcelFin stockholders exercise their redemption rights with respect to 48.2% shares of ExcelFin Common Stock upon consummation of the Business Combination and (3) assuming that ExcelFin stockholders exercise their redemption rights with respect to a maximum of 444,830 shares of ExcelFin Common Stock upon consummation of the Business Combination. The number of shares redeemed may vary. PubCo has 29,411,764 shares outstanding as of December 31, 2023. Each of those shares will remain outstanding in the Business Combination. Therefore, the exchange ratio for those shares is 1-to-1.
You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of ExcelFin and Target Group and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period.
(Amounts in thousands, except for per share data)
	Target Group (Historical)	ExcelFin (Historical)	Pro Forma Combined Assuming No Additional redemptions in Cash	Pro Forma Combined Assuming 48.2% Redemptions in Cash	Pro Forma Combined Assuming Maximum Redemptions 96.4% in Cash
For the Year Ended December 31, 2023
Net income (loss)	$10,546	$(3,288)	$1,348	$1,348	$1,348
Weighted average shares outstanding, basic and diluted	29,411,765		36,122,873	35,720,880	35,318,887
Net income (loss) per share – basic and diluted	$0.36	$(0.22)	$0.04	$0.04	$0.04
Book value per share – basic and diluted	$1.21	$(0.76)	$0.96	$0.81	$0.67
Cash dividends per share – basic and diluted	$0.00	$0.00	$0.00	$0.00	$0.00
Weighted average shares outstanding – Class A Common Stock subject to redemption		9,417,482
Net income per share Class A Common Stock subject to redemption – basic and diluted		(0.22)
Weighted average shares outstanding – Class B Common Stock		5,750,000
Net income per share Class B Common Stock – basic and diluted		(0.22)

RISK FACTORS
Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before deciding whether to vote or instruct their vote to be cast to approve the Proposals described in this proxy statement/prospectus.
Unless the context otherwise requires, all references in this section to “Baird Medical,” or the “Company” refer to Baird Medical and its subsidiaries prior to the consummation of the Business Combination, which will be the business of PubCo and its subsidiaries following the consummation of the Business Combination. References to “we,” “us” or “our” refer to ExcelFin prior to Closing. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of PubCo, in which event the market price of PubCo Ordinary Shares could decline, and you could lose part or all of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the business of Baird Medical.
Risk Factors Relating to Baird Medical’s Business and Industry
The limited operating history of Baird Medical may not be indicative of its future growth and makes it difficult to predict its future prospects, including business and financial performance.
The history of the Target Group traces back to June 2012 when Baide Suzhou Medical Co., Ltd., a limited liability company formed in the PRC (“Baide Suzhou”), was established by Haimei Wu, her husband, Wenyuan Wu, and two other independent third parties. Thereafter, the Company commenced its business, which consisted of the distribution of general medical devices in Guangdong, China. In May 2017, Baide Suzhou acquired a 51% equity interest in Nanjing Changcheng Medical Equipment Co., Ltd., a limited liability company formed in the PRC in January 2016 (“Nanjing Changcheng”) and expanded the Company’s business to include the development and provision of microwave ablation medical devices in China. In March 2019, Baide Suzhou acquired the remaining 49% equity interest in Nanjing Changcheng, and Nanjing Changcheng became a wholly owned subsidiary of Baide Suzhou. Over the years, Baird Medical has developed a strategically managed network with hospitals and medical device distributors, and has gradually expanded its market share in the distribution and sales of microwave ablation medical devices in the PRC.
The short operating history of Baird Medical may not serve as an adequate basis for evaluating Baird Medical’s prospects and future operating results, including, but not limited to, Baird Medical’s key operating data, net revenue, cash flows and operating margins. In addition, the microwave ablation medical devices industry in China is at an early stage of development and will continue to evolve. There is no guarantee that hospitals or distributors will accept the microwave ablation medical devices at a price point that Baird Medical will deem acceptable. In addition, we may not generate sufficient revenues to cover costs which would have a negative impact on the business, financial results and results of operation. As a result, you may not be able to fully discern the market dynamics that Baird Medical is subject to in order to assess its business prospects. Baird Medical has encountered, and may continue to encounter, risks, challenges and uncertainties frequently experienced by companies at an early stage, including those relating to its ability to adapt to the industry, to maintain and monetize its customer base, to introduce new offerings and services and to maintain consistent business growth. If Baird Medical is unable to successfully address these risks, challenges and uncertainties, Baird Medical’s business, financial condition and results of operations could be materially and adversely affected.
Baird Medical’s historical operating results may not be representative of future performance. In particular, Baird Medical’s high gross profit margin may not be sustainable.
Baird Medical cannot assure you that its historical operating results, and in particular its high gross profit margin, will be indicative of future performance for various reasons, including that the success of Baird Medical’s existing and new products is uncertain, changes in the market and the regulatory environment, as well as Baird Medical’s ability to manage its sales network and the intensified competition in the microwave ablation medical device market in China. For example, Baird Medical’s profitability for future years may be negatively affected by low-margin sales and competition strategies adopted by Baird Medical’s competitors, increasing costs of raw materials and increasing sale and distribution costs occurring as a result of the expansion of Baird Medical’s sales and distribution network. As a result, Baird Medical’s gross profit margin may not be sustainable. Investors should not rely on Baird Medical’s historical results as an indication of its future financial or operating performance.
Baird Medical may be unable to obtain, maintain or renew the regulatory filings and registration certificates needed to commercialize its microwave medical devices in a timely manner, or at all.
Baird Medical needs to complete regulatory filings or obtain registration certificates for its microwave medical devices from the National Medical Products Administration in the PRC (the “NMPA”) or its local branches at the provincial or prefectural city level. In China, medical devices are classified into Class I, Class II and Class III, depending on the degree of risk associated with each medical device and the amount of oversight required to ensure safety and effectiveness. Class I medical devices need to be filed with the local branches at the prefectural city level of the NMPA before they can be commercialized. Class II and Class III medical devices are examined by the provincial branches of the NMPA and the NMPA, respectively, and are required to obtain registration certificates from competent authorities for commercialization. The filing and registration process is unpredictable, may be lengthy and costly, and depends on numerous factors, for example, authorities may require Baird Medical to conduct clinical trials or monitoring as a precondition for certain approvals. Even if the microwave ablation medical devices offered by Baird Medical are to successfully obtain approval from the regulatory authorities, that approval might significantly limit the approved indications for use, require that precautions, contraindications or warnings be included on the product labelling. Following an approval for commercial sale of Baird Medical’s product candidates, certain changes to the product, such as changes in manufacturing processes and changes to product labelling, may be subject to additional review and approval by the NMPA and/or comparable regulatory authorities.
In addition, even if Baird Medical obtains the registration certificates for its microwave ablation medical devices, if Baird Medical or other third parties later identify safety issues with its microwave ablation medical devices, Baird Medical may be forced to suspend sales and marketing, and regulatory authorities may cancel the registration certificates for such medical devices.
Moreover, registration certificates for medical devices have a five-year term and must be renewed by filing renewal applications with the NMPA or its provincial branches at least six months prior to the expiration of the certificate. Baird Medical has obtained (i) five registration certificates for microwave ablation therapeutic apparatus (models MTI-5AT, MTI-5B, MTI-5C, MTI-5DT and MTI-5ET, Class III on February 6, 2023); (ii) a number of registration certificates for microwave ablation needles (Microwave Thermal Coagulation Ablation Needle, Long Microwave Ablation Needles, Models XR-A2018W, XR-A2015W, XR-A1818W, XR‑A1815W, XR-B2018W, XR-B2015W, XR-B1818W and XR-B1815W, Class II on March 26, 2018; Microwave Thermal Coagulation Ablation Needle, Fine Microwave Ablation Needle, Models XR-A1610W, XR-A1608W, XR-A1410W, XR-A1408W, XR-B1610W, XR-B1608W, XR-B1410W and XR-B1408W, Class II on March 26, 2018; Disposable Water-Cooled Microwave Thermal Coagulation Ablation Needle, Long Microwave Ablation Needles, Models XR-A2021W, XR-A2018W, XR-A2015W, XR-A2021R (round head) and XR-A2018R (round head), Class III on February 6, 2023; Disposable Water-Cooled Microwave Thermal Coagulation Ablation Needle, Fine Microwave Ablation Needle, Model XR-A1610W, Class III on February 6, 2023; Disposable Microwave Ablation Needle, Long Microwave Ablation Needles, Models J-20-15, J-20-12, J-20-10, J-20-08, J-20-05, J-18-15, J-18-12, J-18-10, J-18-08 and J-18-05, Class III on July 13, 2023; Disposable Microwave Ablation Needle, Fine Microwave Ablation Needle, Models J-16-15, J-16-12, J-16-10, J-16-08, J-16-05, J-14-15, J-14-12, J-14-10, J-14-08, J-14-05, Class III on July 13, 2023); Disposable Microwave Ablation needle, Models G-20-25, G-20-21, G-20-18, G-20-15, G-18-25, G-18-21, G-18-18, G-18-15, G-16-20, G-16-15, G-16-10, G-16-08 Class III on December 4, 2023; Disposable Microwave Ablation Needles, Models J-20-15-XT, J-20-12-XT, J-20-10-XT, J-20-08-XT, J-20-05-XT, J-18-15-XT, J-18-12-XT, J-18-10-XT, J-18-08-XT, J-18-05-XT, J-16-15-XT, J-16-12-XT, J-16-10-XT, J-16-08-XT, J-16-05-XT, J-14-15-XT, J-14-12-XT, J-14-10-XT, J-14-08-XT, and J-14-05-XT Class III on March 19, 2024; and (iii) one registration certificate for disposable sterile biopsy needle (Disposable Sterile Biopsy Needle, Model BN-MAR-1, Class II on August 30, 2023). When deciding whether or not to grant renewal, the NMPA or its provincial branches usually focuses on, among other things, whether the product conforms to the latest applicable standards or quality requirements and whether the registrant files a registration renewal application within the prescribed time limit. With respect to a medical device used for treating rare diseases or urgently needed to respond to public health emergencies, the NMPA or its provincial branches will also focus on whether the matters as specified in the medical device registration certificate have been completed within a prescribed time limit as required by the registration approval authority. If the NMPA or its provincial branches decide not to grant the renewal of registration certificates held by Baird Medical or require Baird Medical to obtain additional registration certificates, Baird Medical will not be able to continue to manufacture and sell the relevant microwave medical devices, which would have a material and adverse effect on Baird Medical’s business, financial condition and results of operations.
Baird Medical may not be able to maintain or renew all the permits, licenses and certificates required for its business and operations.
Major aspects of Baird Medical’s operations, including product registration or filing, manufacturing, packaging, sales and distribution, pricing and environmental protection, are regulated by comprehensive local, regional and national regulatory regimes. For example, in China, in addition to the registration certificates, companies engaging in manufacturing of Class II and Class III medical devices are required to obtain and maintain a Manufacture License for Medical Devices. Companies engaging in the operation and sale of Class III medical devices are also required to obtain and maintain a Business Operation License for Medical Device. Such permits, licenses and certificates are subject to periodic reviews and renewals by relevant government authorities. There can be no assurance that the relevant authorities will approve the application for such permits, licenses and certificates or their renewal in the future. Failure to comply with relevant regulations or obtain or renew any permit, license or certificate necessary for the operations of Baird Medical may result in penalties, fines, governmental sanctions, proceedings and/or suspension or revocation of its permits, licenses or certificates necessary to conduct its business, and may also result in the issuance of an order to suspend or cease operations and the confiscation of income derived from non-compliant activities.
In addition, the regulatory framework for the microwave medical device industry in China is constantly evolving, and Baird Medical expects it will continue to evolve. In recent years, the healthcare regulatory framework in China has undergone significant changes, including changes with respect to quality control, supply, pricing and the tender process for medical devices. Baird Medical cannot predict the likelihood, nature or extent of regulatory changes that may arise from future legislation in China. Furthermore, if new regulations come into effect, Baird Medical may be required to obtain additional permits, licenses or certificates. There is no assurance that Baird Medical will respond successfully and timely to such changes. Such changes may also result in increased compliance costs or prevent Baird Medical’s successful development, manufacture and commercialization of products in China, which would adversely affect Baird Medical’s business, financial condition and results of operations.
Baird Medical cannot assure you that it will not be subject to any warning, investigations or penalties in the future. If any part of the business of Baird Medical’s subsidiaries operates without obtaining proper approvals, licenses or permits as required by the new laws or regulations, such entities may become subject to various penalties, including fines, termination or restrictions on the business of Baird Medical’s subsidiaries, or revocation of business licenses held by these entities, which may materially and adversely affect Baird Medical’s business, financial conditions and results of operations.
Baird Medical may fail to maintain or renew its relationship with existing distributors and customers, or maintain its sales network.
Baird Medical’s growth and future success depend upon its ability to maintain good relationships with its customers and solidify its market position. Baird Medical’s ability to maintain good relationships with existing customers and attract new customers significantly depends on, among other things, Baird Medical’s ability to continuously anticipate and effectively respond to changing customers’ demands and preferences, and anticipate and respond to changes in the competitive and changing landscape of the industry. Baird Medical may face significant challenges and risks in managing a geographically dispersed distribution network and retaining the individuals who make up that network. In the event that Baird Medical cannot maintain good relationships with its customers, or maintain or guarantee the high quality of its microwave ablation medical devices, Baird Medical’s business and financial performance will be adversely affected. In addition, if some or all of Baird Medical’s current customers were to decrease their orders for Baird Medical’s products, there can be no assurance that Baird Medical would be able to identify an alternative customer or customers as a replacement. This risk is magnified by the fact that Baird Medical’s customer base is concentrated. For the year ended December 31, 2023, Guangdong Provincial Hospital of Traditional Chinese Medicine and one distributor accounted for 14.3% and 10.4% of the Company’s total revenue, respectively, whereas for the year ended December 31, 2022, one customer, Zhuhai People’s Hospital, accounted for 10.3% of the Company’s total revenue, and for the year ended December 31, 2021, two customers, Guangdong Provincial People’s Hospital and Zhuhai People’s Hospital, accounted for 13.7% and 12.0% of the Company’s total revenue, respectively.
Baird Medical relies largely on delivery service providers and distributors to distribute products to hospitals. The performance of Baird Medical’s deliverers and distributors and the ability of Baird Medical’s distributors to distribute products and expand its businesses and its sales network are crucial to the growth of Baird Medical’s business and may directly affect Baird Medical’s sales volume and profitability. Any reduction, delay or cancellation of orders from distributors, or any failure to renew the agreements with deliverers and distributors or failure to timely identify and engage additional or replacement distributors upon the loss of one or more of Baird Medical’s deliverers or distributors, may cause fluctuations or declines in Baird Medical’s revenue or the sustainability of its growth and have a material and adverse effect on Baird Medical’s business, financial condition and results of operations. In addition, a decline in the performance of Baird Medical’s distributors could have a negative impact on Baird Medical’s results of operations.
Baird Medical’s sales may be affected by the level of medical insurance reimbursement available to patients using its products.
Demand for, prices of, and ability to sell products offered by Baird Medical is impacted by the availability of governmental and private health insurance in China for treatments using its products. China has a complex medical insurance system that is currently undergoing reform. The governmental insurance coverage or reimbursement level in China for new procedures and the medical devices used in such procedures varies from region to region and is subject to uncertainty, as the PRC government may change, reduce, or eliminate the governmental insurance coverage then available for treatments using Baird Medical’s products. Baird Medical’s products are included in the medical insurance reimbursement list in ten provinces in China. Baird Medical has sold products to direct customers in eight of these provinces, namely Guangdong Province, Fujian Province, Jiangxi Province, Hebei Province, Henan Province, Yunnan Province, Shanxi Province and Jiangsu Province. Baird Medical cannot assure you that its products and pipeline products (upon commercialization) will be included in the medical insurance reimbursement list at all times, or at all. To the extent that Baird Medical’s products are not included in the medical insurance reimbursement list or if any such insurance schemes are modified or cancelled which result in the removal of any such products from medical insurance catalogues, hospitals may recommend and patients may choose alternative treatment methods, which will reduce demand for Baird Medical’s products, and its sales may be adversely impacted or not able to achieve expected levels.
In addition, the national medical insurance program in China will generally reimburse patients for a higher percentage of the product cost if they use a medical device manufactured by a Chinese domestic company as opposed to an imported device. Baird Medical cannot guarantee that this favorable policy will be maintained in the future. Moreover, Baird Medical may need to lower the prices of its products in order to have them included in the medical insurance reimbursement list.
Baird Medical may not be able to successfully complete product registration testing or clinical trials in a timely manner and at acceptable costs, or at all.
Baird Medical has five types of pipeline products. In order to obtain the registration certificates for Class III medical devices, such pipeline products are required to go through product registration testing to demonstrate their safety and effectiveness. Such testing is conducted by third party testing institutions recognized by the NMPA. The product registration testing schedule of these testing institutions is beyond Baird Medical’s control, and Baird Medical cannot assure you that its pipeline products will pass these tests in a timely manner, or at all.
In order to obtain the registration certificates for Class III medical devices for Baird Medical’s pipeline products, Baird Medical is required to conduct, at its own expense, clinical trials, unless such products fall under certain exemptions as decided by the relevant authorities. Clinical trials may be expensive, and the duration of a clinical trial generally varies substantially with the type, complexity, novelty and intended use of the product. In the past, clinical trials for Baird Medical’s products have taken one to two years to complete, depending on the complexity and degree of innovation of the products. Delays or setbacks may occur in clinical trials for many reasons, including but not limited to:
•
failure to begin or complete clinical trials due to disagreements with regulatory authorities;

•
disagreement about Baird Medical’s interpretation of data from clinical trials;

•
failure of clinical trial results to meet the level of statistical significance required for approval;

•
failure to enroll sufficient patients in clinical trials; or

•
clinical sites, or other parties that participate in clinical trials, deviating from trial protocol or failing to conduct the clinical trial in accordance with regulatory requirements, or dropping out of the clinical trial.

Baird Medical cannot guarantee that clinical trials will demonstrate safety and effectiveness results as expected. Furthermore, success in testing procedures does not guarantee success in clinical trials. Negative or inconclusive results or safety issues associated with its pipeline products could cause Baird Medical or regulatory authorities to interrupt, delay, suspend or terminate clinical trials, or could result in the delay or denial of regulatory approvals from the NMPA. Failure in product registration testing or clinical trials or any other failure to adequately demonstrate the safety and effectiveness of any of the pipeline products would prevent receipt of the required regulatory approvals from the NMPA in a timely manner or at all and, ultimately, the commercialization of those pipeline products. In addition, if Baird Medical experiences delays in any other non-clinical development stage of any of its pipeline products, the commercial prospects of those products may also be harmed, the product development and approval process may be delayed, Baird Medical’s costs may be increased, and Baird Medical’s ability to generate sales revenue from any of these products would be jeopardized.
Baird Medical may not be able to obtain Class III medical device registration certificates specifically approved for the treatment of additional diseases in a timely manner.
The NMPA published the Microwave Ablation Equipment Guidelines on November 25, 2021, which stipulate that microwave ablation equipment should be administrated as a Class III medical device under the Medical Device Classification Catalog. Hence, only Class III medical device registration certificates will be considered for all new microwave ablation needle registrations. In addition, the Microwave Ablation Equipment Guidelines stipulate that (i) applicants applying for Class III registration certificates for microwave ablation equipment should set out the scope of application of their microwave ablation equipment based on the characteristics of the product, limit or modify the scope of application of their microwave ablation equipment based on clinical data, the relevant clinical diagnosis and treatment specifications; and (ii) the scope of application should clearly identify the specific organs or tissues on which the microwave ablation equipment is to be applied.
Baird Medical has engaged Nanjing Huitong Medical Technology Co., Ltd.(“NH”), a third party research institution, to provide services in connection with the applications for (i) Class III medical device registration certificates specifically approved for the treatment of liver cancer and thyroid nodules for all existing models of Baird Medical’s Class II microwave ablation needles; and (ii) expanding the indications on Baird Medical’s Class III medical device registration certificate to include breast lumps, pulmonary nodules, varicose veins, bone tumors and uterine fibroids, which all such indications are expected to be obtained by 2025 or 2026.
However, because delays in product registration testing and clinical trials may occur due to the factors that are beyond Baird Medical’s control, Baird Medical cannot guarantee that the above applications will be completed and approved in a timely manner, or at all. If Baird Medical fails to obtain Class III medical device registration certificates for its Class II medical devices before the expiration of its existing Class II medical device registration certificates, Baird Medical’s ability to generate sales revenue from such medical devices will be negatively impacted.
Baird Medical may fail to effectively manage its deliverers or distributors. Actions taken by Baird Medical’s deliverers or distributors in violation of the framework agreements or sales guidelines could materially and adversely affect Baird Medical’s business, prospects and reputation.
Baird Medical has limited control over the operations and actions of the deliverers or distributors engaged by Baird Medical. Baird Medical relies on framework agreements and sales guidelines and policies to manage the deliverers or distributors engaged by Baird Medical, including their compliance with laws, rules, regulations and policies. Baird Medical cannot guarantee that it will be able to effectively manage these deliverers or distributors, or that these deliverers or distributors will not breach their agreements with or the policies of Baird Medical. If these deliverers or distributors take one or more of the following actions, Baird Medical’s business, results of operations, prospects and reputation may be adversely affected:
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breaching the framework agreements, including by selling products to customers other than their designated hospitals;

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failing to deliver products to designated hospitals in a timely manner;

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failing to maintain the requisite licenses, permits or approvals, or failure to comply with applicable regulatory requirements when selling the products offered by Baird Medical; or

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violating anti-corruption, anti-bribery, anti-competition or other laws and regulations of China or other jurisdictions.

Any violation or alleged violation by the deliverers or distributors engaged by Baird Medical of the framework agreements, sales guidelines and policies or any applicable laws and regulations could result in the erosion of Baird Medical’s goodwill, a decrease in the market value of Baird Medical’s brand and negative public perception of the quality of Baird Medical’s products, resulting in a material adverse effect on Baird Medical’s business, financial condition, results of operations and prospects.
Moreover, some of the distributors may engage sub-distributors or deliverers to distribute the products offered by Baird Medical. Baird Medical does not engage these sub-distributors or deliverers directly or maintain contractual relationships with them, and mainly relies on the distributors to manage and control them in accordance with regulatory requirements and the terms of the framework agreements entered into with the distributors. As a result, Baird Medical has limited control over these sub-distributors and deliverers. There is no assurance that these sub-distributors and deliverers will comply with the geographical restrictions agreed to by Baird Medical’s deliverers or distributors, will distribute only to authorized hospitals or other medical institutions or will comply with other distribution requirements under the framework agreements or sales guidelines. Baird Medical has no direct legal recourse against such sub-distributors and deliverers if their activities cause harm to Baird Medical’s business or reputation. Furthermore, Baird Medical cannot assure you that it will be able to identify or correct all the sub-distributors’ and deliverers’ practices that are detrimental to Baird Medical’s business in a timely manner or at all, which may adversely affect Baird Medical’s results of operations and reputation.
Baird Medical may be unable to develop or successfully market new or commercially viable products and technologies or improve its existing products and technologies in a timely manner, or at all, in response to changes in market conditions.
Baird Medical believes that its ability to continue to develop and launch new products is crucial to its continued success. Baird Medical cannot guarantee that it will be successful in developing new products or that it will be able to identify promising product development opportunities. Development of new products and technologies, and improvements to existing products and technologies, requires substantial technical, financial and human resources. Baird Medical conducts in-house research and development, and actively pursues collaborations with third parties in developing pipeline products. See the section entitled “Business — Research and Development.” However, Baird Medical cannot assure you that such efforts will be able to deliver the intended results.
Even if Baird Medical is able to develop new medical devices and obtain the necessary registration certificates to commercialize such products, Baird Medical cannot guarantee that any new medical devices will be commercially successful or that such products will yield the anticipated returns to cover Baird Medical’s investment. Medical technology is a rapidly developing and highly competitive field, with new breakthroughs occurring and new treatments and technologies being developed frequently. Baird Medical cannot assure you that it will be able to respond to emerging market trends and introduce new products into the market in a timely and effective manner.
If Baird Medical has difficulty launching new services, our reputation may be harmed and our financial results adversely affected. Baird Medical has focused its product portfolio on microwave ablation medical devices. Baird Medical cannot guarantee that microwave ablation treatments using its products, especially in the ablation of tumors in the thyroid, breast, lung and liver on which Baird Medical focuses, will not be replaced by more advanced or disruptive treatments or technologies. Moreover, Baird Medical’s competitors may launch new and competing products before Baird Medical does so, its competitors may market such products in a more effective manner, or Baird Medical’s end customers may prefer their competitors’ products. Baird Medical’s business may not continue to grow as expected, which could decrease demand for Baird Medical’s products or cause such products to become obsolete. Baird Medical may not be able to respond and adapt to the introduction of new treatments, products or technologies or develop products that continue to be in demand in response to changes in market conditions in a timely manner, in which case Baird Medical may not be able to maintain or enhance its market share in the microwave ablation medical device industry, and Baird Medical’s business, results of operations and prospects may be materially and adversely affected.
In addition, Baird Medical may focus its efforts and resources on pipeline products or other potential technologies that are ultimately unsuccessful, and Baird Medical’s business, financial condition and results of operations may be materially and adversely affected as a result.
There may be quality defects in Baird Medical’s products, which may cause safety issues and expose Baird Medical to potential product liability claims.
The design, manufacture and marketing of medical devices involve certain inherent risks. Baird Medical’s microwave ablation medical devices are designed to be used in surgeries and any quality defect may result in serious clinical incidents and product liability claims. Product liability claims against Baird Medical’s products may include allegations of defects in design and manufacturing, improper handling or transportation of products, negligence, strict liability and breach of warranties. Although Baird Medical has established measures to ensure the quality of its products, Baird Medical may be subject to product liability claims if its products have latent quality issues that were undetected during inspections and quality control. Even if Baird Medical’s products do not have latent defects, other factors that are out of its control, such as the quality and skill of doctors using its products and the surgery methodology and the choice of products used during surgery, may affect the safety and outcome of the surgery. Patients may still initiate legal proceedings against Baird Medical, and hospitals and doctors may claim, with or without merit, that Baird Medical’s products have latent defects. Irrespective of the merits or eventual outcome, product liability claims may result in:
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decreased demand for Baird Medical’s products;

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damage to Baird Medical’s reputation;

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withdrawal of clinical trial participants;

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a diversion of management’s time and attention and Baird Medical’s resources;

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substantial monetary compensation to trial participants or patients;

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product recalls, withdrawals or marketing or promotion restrictions;

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loss of revenue;

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the inability to commercialize Baird Medical’s pipeline products; and

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a decline in the trading price of PubCo’s Ordinary Shares.

Furthermore, as Baird Medical does not maintain product liability insurance, it will not be able to seek compensation under any insurance policy for losses sustained as a result of product liability claims. Product liability insurance for these types of claims is becoming more limited and Baird Medical may also be unable to acquire such insurance at a reasonable cost or in an amount adequate to satisfy any liability that may arise. In any such event, Baird Medical’s business, financial condition and results of operations would be adversely and materially affected.
The growth and success of Baird Medical’s business depends on its ability to successfully market its products to hospitals through tender processes.
Baird Medical’s future growth and success significantly depends on its ability to successfully market its products to hospitals, either directly or through deliverers or distributors. Baird Medical’s microwave ablation medical devices being sold to public hospitals are required to go through a standard public tender process established in some provinces and regions. of China. Other hospitals may organize their own tender process to select suppliers for medical devices. If Baird Medical’s microwave ablation medical devices win the bids, such products would be qualified for future procurement by public hospitals in that particular region and the bidding prices would generally determine the maximum retail price of such products.
Baird Medical’s bids during the public tender process may not be successful and its products may not be chosen for a number of reasons, including where: (i) prices are not competitive; (ii) Baird Medical’s products fail to meet the technical or quality requirements imposed by the hospitals; (iii) the products are less clinically effective than competing products; (iv) Baird Medical’s reputation is adversely affected by unforeseeable events; or (v) Baird Medical’s quality of service or any other aspect of Baird Medical’s operation fails to meet the relevant requirements. If Baird Medical is unable to win the bids during the public tender process, Baird Medical’s ability to expand its overall sales network may be limited, which may in turn materially and adversely affect its business and results of operations.
Relevant government authorities may require Baird Medical to contribute additional social insurance premiums or housing provident funds, or may impose late payment fees or fines on Baird Medical.
Pursuant to the relevant laws and regulations in the PRC, the PRC subsidiaries of Baird Medical are required to open registration accounts for social insurance and the housing provident fund, in addition to making contributions to social insurance and the housing provident fund for its employees. The PRC subsidiary that is a party to the relevant employment contract, and not the branch office where the employee works, is required to make the social insurance and housing provident fund contributions. For the fiscal year ended December 31, 2021 and through May 31, 2022, Baird Medical had (i) engaged third-party human resource agencies to pay social insurance and housing provident funds for some of its employees; (ii) failed to make full contributions to social insurance and the housing provident fund for some of its employees as required by the relevant PRC laws and regulations; and (iii) Baide Suzhou, the entity that entered into employment contracts with its employees, failed to make the social insurance and housing provident fund contributions for some of its employees. Instead, such contributions were made by Baide Suzhou’s Guangdong branch office. As a result, the PRC subsidiaries of Baird Medical may be required by the relevant authorities to pay the outstanding amount and could be subject to late payment penalties or an enforcement application made to the court. Baird Medical has accounted for these historical inadequate contributions in its financial statements included elsewhere in this proxy statement/prospectus. For the fiscal years ended December 31, 2022 and 2023, the aggregate outstanding amount of social insurance and housing provident fund contributions were $0.4 million and $0.3 million, respectively. Baird Medical has also arranged for the branch office of the relevant subsidiary to enter into new employment contracts with the relevant employees and has made the appropriate social insurance and housing provident fund contributions. Baird Medical cannot assure you that the relevant local government authorities will not require that the relevant PRC subsidiaries pay the outstanding amount within a specified time frame, or that they will not impose late fees or fines, which may materially and adversely affect Baird Medical’s financial condition and results of operations.
On July 20, 2018, the General Office of the Communist Party of China and the General Office of the State Council of the PRC issued the Reform Plan of the State Tax and Local Tax Collection Administration System (the “Reform Plan”). Pursuant to the Reform Plan, starting on January 1, 2019, tax authorities shall be responsible for the collection of social insurance contributions in the PRC.
Baird Medical relies on marketing service providers in the development and marketing of its products.
Baird Medical’s relationships with marketing service providers play an important role in its sales and marketing activities. Baird Medical actively interacts with doctors and marketing service providers to gain first-hand knowledge of unmet clinical needs, doctors’ preferences and clinical practice trends, all of which are critical to Baird Medical’s ability to develop new market-responsive products and improve its existing products. In addition, Baird Medical engages marketing service providers as a part of its marketing strategy, which enables Baird Medical to strengthen the promotion of its products to end-users by leveraging the sales and marketing expertise. of these marketing service providers. See the section entitled “Information about Baird Medical — Branding and Marketing.”

Baird Medical cannot assure you that it will be able to maintain or strengthen its relationships with these industry participants, or that its efforts to maintain or strengthen such relationships will yield the successful development of new products or increased sales. These industry participants may leave their roles, change their business or practice focus, choose to no longer cooperate with Baird Medical or choose to cooperate with Baird Medical’s competitors instead. Even if they continue to cooperate with Baird Medical, their market insights and perceptions, which Baird Medical considers in its research and development process, may be inaccurate and lead Baird Medical to develop products that do not have significant market potential. Even if their insights and perceptions are correct, Baird Medical may fail to develop commercially viable products. Moreover, Baird Medical cannot assure you that its marketing strategy will continue to be effective. If Baird Medical is unable to develop new products or generate returns from its relationships with industry participants as anticipated, or at all, Baird Medical’s business, financial condition and results of operations may be materially and adversely affected.
Baird Medical has relied on and expects to continue to rely on third parties to supply raw materials to manufacture microwave ablation medical devices, and Baird Medical’s business could be harmed if it is unable to obtain such raw materials in sufficient quantities or at acceptable quality or prices.
Some of the principal materials used in Baird Medical’s microwave ablation needles include metal, needles, needle connectors, plastic handles, coaxial cable and tube. The principal materials used in Baird Medical’s microwave ablation therapeutic apparatus include a peristaltic pump, monitor, and various components and accessories of computers. For the years ended December 31, 2023 and 2022, Baird Medical procured all raw materials in China and had four and three suppliers that contributed more than 10% of Baird Medical’s total cost of revenues for such respective fiscal years. Any disruption in production or the ability of its suppliers to produce adequate quantities to meet its needs could impair Baird Medical’s ability to manufacture products as scheduled and adversely affect Baird Medical’s business, financial condition and results of operations. This risk is magnified by the fact that Baird Medical substantially relies upon the three major suppliers described above. Although management believes that there are viable alternatives in the market that can meet Baird Medical’s demands and needs at comparable price points and quality, and Baird Medical maintains a list of qualified suppliers of key materials for microwave ablation medical devices which is reviewed and updated annually, there can be no assurance that Baird Medical would be able to identify an alternative supplier or suppliers and obtain the necessary raw materials if there were a disruption in production or the ability of the three major suppliers described above to produce adequate quantities to meet its needs. Moreover, as Baird Medical expands the scale of its business and commercializes its medical devices, it will require larger quantities of raw materials, and Baird Medical cannot guarantee that its current suppliers will be able to meet this demand. Baird Medical is also exposed to the risk that the cost of raw materials will increase, and if Baird Medical is unable to pass this increased cost on to its customers, its profitability will decrease. In addition, although Baird Medical has implemented quality inspection procedures on such raw materials before they are used in the manufacturing process and requires its suppliers to maintain high quality standards, Baird Medical cannot guarantee that it will detect all quality issues in the raw materials it uses. Baird Medical also cannot assure you that these third parties will be able to maintain and renew all licenses, permits and approvals necessary for their operations or that they will comply with all applicable laws and regulations. Their failure to do so may lead to interruption in their business operations, which in turn may result in a shortage of the raw materials supplied to Baird Medical. If Baird Medical is unable to procure raw materials from alternative sources and the quality of its products suffers as a result, Baird Medical may have to delay manufacturing and sales, recall products, defend against product liability claims, risk non-compliance with continuing regulatory requirements and incur significant costs to rectify such issue.
Baird Medical is increasingly dependent on information technology and if Baird Medical fails to effectively maintain or protect its information systems or data, including from data breaches, its business could be adversely affected.
Baird Medical is increasingly dependent on sophisticated information technology for its products and infrastructure. Baird Medical’s business involves collecting and retaining certain internal and customer data. Baird Medical also maintains information about various aspects of operations as well as regarding employees. The integrity and protection of customers, employees and company data is critical to the business and compliance with various privacy laws.

Baird Medical’s information systems, and those of third-party suppliers with whom it may contract, require an ongoing commitment of significant resources to maintain, protect and enhance existing systems and develop new systems to keep pace with continuing changes in information technology, evolving systems and regulatory standards, changing threats and vulnerabilities, and the increasing need to protect customer information. In addition, given their size and complexity, these systems could be vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees, third-party vendors and/or business partners, or from cyber-attacks by malicious third parties attempting to gain unauthorized access to our products, systems or confidential information.
Like other corporations with international and expanding operations, Baird Medical may experience instances of phishing attacks on email systems or other cyber-attacks, including state-sponsored cyber-attacks, industrial espionage, insider threats, computer denial-of-service attacks, computer viruses, ransomware and other malware, payment fraud or other cyber incidents. Our incident response efforts, business continuity procedures and disaster recovery planning may not be sufficient for all eventualities. If Baird Medical fails to maintain or protect our information systems and data integrity effectively, it could:
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lose existing customers, vendors and business partners;

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have difficulty attracting new customers;

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have problems in determining product cost estimates and establishing appropriate pricing;

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suffer outages or disruptions in our operations or supply chain;

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have difficulty preventing, detecting, and controlling fraud;

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have disputes with customers, physicians, and other healthcare professionals;

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have regulatory sanctions or penalties imposed;

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incur increased operating expenses;

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be subject to issues with product functionality that may result in a loss of data, risk to patient safety, field actions and/or product recalls;

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incur expenses or lose revenues as a result of a data privacy breach; or

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suffer other adverse consequences.

While Baird Medical has safeguards of its data and information technology in place, there can be no assurance that its activities related to upgrading and expanding its information systems capabilities, protecting and enhancing its systems and implementing new systems will be successful. Baird Medical will continue to dedicate significant resources to protect against unauthorized access to its systems and work with government authorities to detect and reduce the risk of future cyber incidents; however, cyber-attacks are becoming more sophisticated, frequent and adaptive. Therefore, despite our efforts, we cannot assure that cyber-attacks or data breaches will not occur or that systems issues will not arise in the future. Any significant breakdown, intrusion, breach, interruption, corruption or destruction of these systems could have a material adverse effect on the Combined Company’s business and reputation and could materially adversely affect its results of operations and financial condition.
Negative publicity and allegations involving Baird Medical, its shareholders, directors, officers, employees and business partners may affect Baird Medical’s reputation and, as a result, Baird Medical’s business, financial condition and results of operations may be negatively affected.
Baird Medical may be exposed to fraud, bribery or other misconduct committed by its employees, deliverers, distributors, customers, suppliers or other parties it cooperates with in China. Any actual or alleged wrongdoing or misconduct, over which Baird Medical may not have full control, could subject Baird Medical to financial losses, sanctions imposed by governmental authorities and negative publicity. Baird Medical cannot assure you that there will not be any instances of fraud, bribery, or other misconduct involving employees or other third parties that may have a material and adverse impact on its business and results of operations. Although Baird Medical considers its internal control policies and procedures to be adequate, Baird Medical may be unable to prevent, detect or deter all such instances of misconduct. Any such misconduct committed against Baird Medical’s interests, which may include past acts that have gone undetected or future acts, may have a material adverse effect on its business and results of operations.
Baird Medical, its shareholders, directors, officers, employees, distributors, deliverers, customers, suppliers or other parties it cooperates with may be subject to negative media coverage and publicity from time to time. Such negative media coverage and publicity could threaten Baird Medical’s reputation. In addition, to the extent Baird Medical’s employees or other business partners become non-compliant with any laws or regulations, Baird Medical may also suffer negative publicity or harm to its reputation. Any negative publicity regarding the industry Baird Medical operates in could also affect its reputation and market’s confidence in its brand and products. Additionally, if Baird Medical is subject to any complications or alleged complications resulting from product defects, the responses of potential patients, physicians, the news media, legislative and regulatory bodies and others could materially reduce market acceptance of our microwave ablation medical devices. These responses or any investigations and potential resulting negative publicity may have a material adverse effect on Baird Medical’s business and reputation and negatively impact the brand and financial condition, results of operations or the market price of the PubCo Ordinary Shares. In addition, significant negative publicity could result in an increased number of product liability claims against Baird Medical. As a result, Baird Medical may be required to spend significant time and incur substantial costs in response to allegations and negative publicity and may not be able to address such allegations and negative publicity to the satisfaction of Baird Medical’s investors, customers, hospitals and doctors.
Baird Medical may not be successful in implementing its business strategies.
Baird Medical’s business objectives and strategies as set out in this proxy statement/prospectus are based on its existing plans and intentions. However, Baird Medical’s objectives and strategies are subject to the current circumstances and development trends of the industry currently known to Baird Medical and assumptions that certain circumstances will or will not occur, as well as the risks and uncertainties inherent in various stages of development. There are significant challenges and uncertainties involved in Baird Medical’s strategic plans, including whether (i) it will be able to complete these plans on schedule and within the anticipated budget, or at all; (ii) it will be able to generate anticipated revenues and profits from these plans to cover its indebtedness, costs or contingent liabilities associated with such plans; and (iii) these plans will be in line with market demand and national and local policies in the future. Baird Medical’s future prospects should be considered in light of the risks, expenses and difficulties which may be encountered by Baird Medical in its various stages of development of business. Baird Medical cannot assure you that it will be successful in implementing its strategies or that its strategies, even if implemented, will lead to successful achievement of its objectives.
The relationships between China and other countries may affect Baird Medical’s business operations.
As part of its business strategy, Baird Medical plans to expand its presence in foreign and emerging markets, including in the U.S., the EU and Southeast Asia. According to the Frost & Sullivan Report, radiofrequency ablation was the largest sector of the tumor ablation therapy market in the U.S. and Europe in 2022, followed by microwave ablation, which comprised 21.9% and 27.3% of the overall tumor ablation therapy market in the U.S. and Europe in terms of revenue, respectively. The total addressable market for microwave ablation devices is projected to grow across various regions and cancer types and is expected to reach $151.5 million in the U.S., $110.2 million for thyroid cancer in Europe, $9.5 million for breast cancer in Europe, and $77.1 million in Southeast Asia by 2027, according to the Frost & Sullivan Report. The microwave ablation market in the U.S. is relatively concentrated with a few top market players, whereas the market in Europe is relatively fragmented. It is expected that the size of the microwave ablation therapy market in the U.S. and Europe will continue to grow over time. We intend to invest a total of approximately $1.7 million in the clinical trials and applications for U.S. Food and Drug Administration (“FDA”) clearance and CE mark status for selected devices. In the U.S., premarket notification (510(k)) was initiated and submitted to the FDA for review on July 28, 2023. On November 13, 2023, the FDA notified Baird Medical that its Microwave Ablation System and Disposable Microwave Ablation Needle were “substantially equivalent” to the submitted predicate devices for the indication of coagulation (ablation) of soft tissue (i.e., the FDA cleared both 510(k) submissions). In the EU, the relevant certification documents are being prepared. Baird Medical seeks to obtain Conformité Européenne (“CE”) certification in the EU with indications for microwave ablation of thyroid nodules and breast nodules. In Southeast Asia, preliminary research and other preparatory work is underway. The specific registration filing timeline in Southeast Asia is to be determined depending on the timing of obtaining U.S. FDA and EU CE certification. Baird Medical’s business may therefore be subject to constantly changing economic, regulatory, social and political conditions in those foreign countries and regions. As a result, any additional tariff, import or export quota and/or governmental policies affecting the business activities between China and those foreign countries and regions may affect the prospects of establishing new distributorships and partnerships, expanding teams, making investments, registering Baird Medical’s products, conducting clinical trials, commercializing Baird Medical’s business and importing and exporting in these countries and regions.
For example, in 2019, the United States and China imposed new or higher tariffs on goods imported from each other. Though the United States and PRC governments have recently reached an agreement for phase one of a trade deal, it remains unclear what additional actions, if any, the United States and PRC governments will take in respect of their bilateral trade, and what the timing may be of any such actions. Baird Medical is not able to predict the future trade policy of the United States or China, or the terms of any renegotiated trade agreements, or their impact on its business. Baird Medical may be subject to higher taxes, tariffs and duties and may be affected by deteriorating trade and economic relationships, trade disputes and changing foreign policies, laws and regulations. Moreover, there can be no assurance that Baird Medical’s potential business partners will not alter their perception of Baird Medical or their preferences because of adverse changes to the relationships between China and foreign countries or regions. Any political tensions between China and such foreign countries or regions may adversely affect Baird Medical’s business, financial condition, results of operations, cash flows and prospects.
Baird Medical has engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have a material and adverse effect on Baird Medical’s business, financial conditions and results of operations.
Baird Medical has not entered into any transactions with related parties during the fiscal years ended December 31, 2021 and 2022. However, Baird Medical has some pre-existing related party transactions which remain outstanding and some recent related party transactions from 2023 and may in the future enter into additional transactions with entities in which customers of Baird Medical’s management, board of directors and other related parties hold ownership interests. Below is a list of Baird Medical’s related party transactions:
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In 2023, three of Baird Medical’s preference shares holders elected to exercise their right to require Baird Medical, Haimei Wu and certain of the Key Baird Medical Shareholders, on a joint and several basis, to repurchase or purchase 100% of their preference shares (such holders, the “Electing Preference Shares Holders”). As a result, (i) in April 2023, Baird Medical paid (on behalf of Haimei Wu) RMB 10,000,000, and on June 30, 2023, Baird Medical paid (on behalf of Haimei Wu) $683,638.21 and Haimei Wu paid $499,994.24, in each case, to one Electing Preference Shares Holder as total consideration for the purchase by Haimei Wu of 192,411 Preference Shares, and (ii) on June 30, 2023, Grand Fortune Capital (HK) Company Limited, an affiliate of GFC, purchased the remaining 641,371 preference shares held by the same Electing Preference Shares Holder for total consideration of $8,712,178.41. The other two Electing Preference Shares Holders’ repurchase requests remain outstanding.

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Haimei Wu, the Chairwoman and Chief Executive Officer of Baird Medical, is the legal owner of the premises to which Baird Medical’s Tianhe District Usage Certificate was granted, which premises are also co-occupied by the Guangdong branch office of Baide Suzhou.

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The Company’s use of its Taicang Plant is conducted pursuant to a sublease agreement to which certain affiliated entities are parties.

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In addition, the Company is party to a Subscription Agreement dated June 30, 2021, and certain of its affiliates, as well as the Shareholders’ Agreement.

Transactions with related parties present potential for conflicts of interest, as the interests of related parties may not align with the interests of Baird Medical’s shareholders. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as the treatment of events of default.

PubCo’s board of directors intends to authorize the audit committee to review and approve all material related party transactions. Under the laws of the Cayman Islands, PubCo’s directors owe fiduciary duties to PubCo, including a duty to act honestly and a duty to act in what they consider in good faith to be in the best interest of PubCo. PubCo’s directors also have a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these standards are likely to be followed in the Cayman Islands. Nevertheless, PubCo may have achieved more favorable terms if such transactions had not been entered into with related parties and these transactions, individually or in the aggregate, may have an adverse effect on PubCo’s business and results of operations or may result in government enforcement actions or other litigation.
Baird Medical may be subject to fines for its failure to comply with the relevant PRC laws and regulations relating to safety facilities.
According to the Supervision and Administration Rules of “Three Simultaneities” for the Safety Facilities of Construction Projects of the PRC, the safety facilities of a construction project must be designed, built and put into production and used simultaneously with the main part of the project. For the design of the safety facilities of a construction project, the business entity shall organize the examination thereof and form a written report for inspection. Before a construction project is put into production or used after completion, the business entity shall organize a review process of the safety facilities of the project and form a written report for inspection. The project may not be put into production or use until its safety facilities pass the review process.
Baird Medical believes that, prior to its acquisition of one of its manufacturing facilities in Nanjing Changcheng in 2017, the facility commenced production without conducting the required Three Simultaneities procedures for the review of occupational hazards in the facility. The production facilities of Nanjing Changcheng had been put into production without conducting certain procedures required under PRC law when Baird Medical acquired the Nanjing Changcheng in 2017. Although Baird Medical relocated in 2021 to correct the non-compliance and submitted an application for approval in accordance with PRC law and procedures, it may still be penalized for the non-compliance of Nanjing Changcheng that occurred prior to Baird Medical’s acquisition of Nanjing Changcheng.
Baird Medical has established a series of policies and procedures with respect to health and work safety, and Nanjing Changcheng has been accredited as a third-grade enterprise of work safety standardization by the relevant government authorities. However, there is no assurance that such entities will not be subject to fines for the failure to comply with PRC requirements relating to safety facilities. If the relevant governmental authority is of the view that there are violations in the design, construction or completion acceptance of the safety facilities, the relevant governmental authority may impose a correction order requiring that the relevant entities undertake rectification measures within a prescribed time, and a fine of no less than RMB5,000 and not exceeding RMB30,000 concurrently.
Any disruptions to the operation of manufacturing facilities could materially adversely affect Baird Medical’s business, financial condition and results of operations.
The operation of manufacturing facilities may be substantially interrupted due to a number of factors, many of which are outside of Baird Medical’s control, including but not limited to fires, floods, earthquakes, power outages, fuel shortages, mechanical breakdowns, terrorist attacks and wars, reductions in operations and/or worker absences due to health epidemics or pandemics (or local, state, or national reactions to such epidemics or pandemics), loss of licenses, certifications and permits, changes in governmental planning for the land underlying these facilities, and regulatory changes. In the event of an interruption in manufacturing, Baird Medical may be unable to move quickly to alternate means of producing affected products or to meet customer demand.
Furthermore, Baird Medical’s manufacturing facilities may be subject to inspections by the relevant government authorities as part of the process of maintaining or renewing the permits, licenses and certificates required for business and operations. Baird Medical may be required to delay, suspend or cease manufacturing activities if they fail to pass these regulatory inspections, which will affect Baird Medical’s ability to fulfill product orders and sell microwave ablation medical devices, and in turn, have a material and adverse effect on Baird Medical’s business, financial condition and results of operations.
In addition, if contaminants are discovered in the raw materials used by Baird Medical, its products or in its manufacturing facilities, Baird Medical’s manufacturing facilities may need to be closed for extended periods of time to investigate and remedy such contamination. In these cases, Baird Medical may be required to delay, suspend or cease its manufacturing activities. Baird Medical may be unable to secure temporary, alternative manufacturers for its microwave ablation medical devices with the terms, quality and costs acceptable to them, or at all. Moreover, Baird Medical may spend significant time and costs to remedy these deficiencies before they can continue production in their manufacturing facilities.
In addition, all of Baird Medical’s business sites are leased from independent third parties. If these leases are terminated due to any challenges from third parties or urban renewal, etc., or otherwise not renewed upon expiration, Baird Medical would need to seek alternative premises and incur unexpected and potentially significant relocation costs. While there have been no disputes raised or indemnification or liquidated damages claimed by the lessor as of December 31, 2023, Baird Medical needed to relocate five subsidiaries’ domicile, which is located at the same premises, as a result of the expiration of the lease agreement. Furthermore, one of Baird Medical’s subsidiaries is located on a property which is utilized pursuant to a lease agreement which Baird Medical may not be able to renew on commercially acceptable terms or at all upon the expiration, which may require Baird Medical to also relocate this subsidiary’s operations. Any such relocations could disrupt Baird Medical’s operations and adversely affect its business, financial condition and results of operations.
Baird Medical’s future success depends on its ability to retain members of its management team and other key personnel and to attract, retain and motivate qualified personnel.
Baird Medical’s future success depends on the continued service of the key members of its directors and senior management. In particular, Haimei Wu, one of Baird Medical’s founders, chief executive officer and chairperson of the board of directors, has over 20 years of experience in the medical devices industry. Baird Medical believes that the expertise, industry experience and contributions of its executive directors and other members of its senior management are crucial to its success. If Baird Medical loses any of its key management members and is unable to recruit and retain replacement personnel with equivalent qualifications or talent in a timely manner, the growth of Baird Medical’s business could be adversely affected.
Baird Medical’s success also depends on its ability to attract and retain qualified and skilled management, technical, research and development, sales and marketing, production and other personnel. Baird Medical cannot assure you that it will be able to attract, hire and retain sufficient personnel for its business. Baird Medical also cannot guarantee that any shortages in qualified and skilled personnel will not increase its staff costs as the competition for these individuals could cause Baird Medical to offer higher compensation and other benefits in order to attract and retain them and consequently materially and adversely affect Baird Medical’s financial condition and results of operations.
Baird Medical may experience labor shortages or increases in labor costs.
Baird Medical’s success depends in part upon its ability to attract, motivate and retain a sufficient number of qualified employees. The increasing market competition may intensify the market demand and competition for qualified employees. If Baird Medical faces labor shortages or significant increase in labor costs caused by the intense competition, increase in employee turnover rates, increase in wages or other employee benefit costs or changes in the regulation of labor benefits and compensation in China, Baird Medical’s operating costs could increase significantly, which could materially and adversely affect its results of operations.
Baird Medical cannot assure you that labor disputes will not occur between it and its employees in the future. If such incidents do occur, Baird Medical may incur settlement costs in order to resolve labor disputes and may be fined by governmental authorities for non-compliance with applicable labor laws. In addition, Baird Medical may become subject to higher labor costs in the future when recruiting new employees due to the reputational damage caused by labor disputes. Such potential incidents could disrupt Baird Medical’s operations, harm its reputation and divert the management’s attention, which may have a material and adverse effect on Baird Medical’s business, financial condition and results of operations.

Baird Medical is subject to competition from domestic and international competitors and may not be able to compete effectively, and, as a result, Baird Medical’s market share and profitability may be adversely affected.
Baird Medical operates in a highly concentrated market. The medical technology industry is characterized by intense competition and rapid technological change, and Baird Medical faces competition from domestic and international competitors based on quality and functionality, clinical outcomes, prices, sales and marketing capabilities, the availability and cost of supply, corporate brand recognition and reputation and other factors. Some of Baird Medical’s domestic and international competitors may have advantages over Baird Medical on certain aspects, including but not limited to financial and other resources, complexity of products, corporate brand recognition, research and development, technical and manufacturing capabilities, human resources, sales network and technical training support. Baird Medical’s competitors may develop competing products, which can constitute perfect substitutes for medical devices offered by Baird Medical, with lower cost and/or better effect. Baird Medical may not be able to successfully compete with its competitors and cannot assure you that it will be able to demonstrate compelling advantages in quality, functionality, convenience and/or safety to overcome price competition and to be commercially successful.
In addition, although Baird Medical’s revenue and profitability have largely depended on its ability to penetrate the domestic market, Baird Medical expects to establish presence and increase sales in the global market in the future. As a result, Baird Medical may face intense and uncertain competition and may not localize and compete successfully or effectively in the overseas markets, which may materially and adversely affect its prospects, business, results of operations and financial condition.
If Baird Medical fails to accurately project demand for its microwave ablation medical devices, it may encounter problems of inadequate supply or oversupply, which would materially and adversely affect its financial condition, results of operations, and reputation.
Baird Medical projects demand for its microwave ablation medical devices based on rolling projections from its customers, its understanding of expected hospital procurement spending, its own reports based on its own due diligence, communications with customers, industry know-how, and customers’ inventory levels, where available. Fluctuating sales and purchasing cycles of its customers, however, make it difficult for Baird Medical to forecast future demand accurately at all times.
If Baird Medical overestimates demand, it may purchase more raw materials or components than required. If Baird Medical underestimates demand, it may have inadequate raw materials or product component inventories, which could interrupt Baird Medical’s manufacturing and delay delivery and could result in lost sales. If Baird Medical is unable to keep up the demand for its microwave ablation medical devices, physicians may turn to alternative treatment methods. Any inability by Baird Medical to accurately predict the demand and to timely meet such demand could materially and adversely affect Baird Medical’s financial conditions, results of operations and reputation.
Baird Medical’s forecasts and projections (particularly those related to the size of the market, target populations for Baird Medical’s products and future exchange rates between the United States dollar and Chinese yuan) are based upon assumptions, analyses and estimates developed by management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, the actual results may differ materially from those forecasted or projected.
Baird Medical’s forecasts and projections, including projected revenues, margins, profitability, cash flows, and anticipated market opportunity, growth and penetration, are subject to significant uncertainty and are based on assumptions, analyses and estimates developed by management, including with reference to third-party forecasts, any or all of which may prove to be incorrect or inaccurate.
The forecasts and projections in this proxy statement/prospectus include assumptions, analyses and estimates relating to the expected size and growth of the markets in which the Company operates or seeks to enter. Such markets may not develop or grow, or may develop and grow at a lower rate than expected, and even if these markets experience the forecasted growth described in this proxy statement/prospectus, the Company may not be able to grow its business at similar rates, or at all. Accordingly, the forecasts and projections of market size and growth described in this proxy statement/prospectus should not be taken as indicative of future growth.

Moreover, none of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure or toward complying with SEC guidelines or U.S. GAAP. In preparing the Company’s projections herein, the Company conducted a multi-year trend analysis of hospital usage and year-end inventory, and the Company made modifications to the assumptions that it used for such projections from time-to-time. However, the Company has not enforced its contractual right against customers, including hospitals and distributors, to provide real-time, regular reporting of actual needle usage or related sales data. Furthermore, the Company’s estimates and data may be based on its own due diligence, undocumented discussions between the Company’s sales representatives, doctors and distributors and industry know-how. Accordingly, such projections and forecasts should not be viewed as public guidance. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of Baird Medical and ExcelFin, such as inventory decisions by hospitals and distributors which may be volatile in nature and driven by other external factors, and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and the results of Baird Medical’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: hospital demand for the Company’s microwave ablation medical devices, an evolving competitive landscape, rapid technological change, regulatory changes, successful management and retention of key personnel, unexpected expenses and general economic conditions. While Baird Medical and ExcelFin assume responsibility for the accuracy and completeness of the projections and forecasts included in this proxy statement/prospectus, investors are cautioned not to place undue reliance on the projections, as the projections may be materially different than actual results.
In connection with Pubco’s preparation of its financial statements for the year ended December 31, 2023, Pubco determined that its preliminary results for 2023 would not meet the 2023 results indicated in the Unaudited Baird Medical Prospective Financial Information contained in this proxy statement/prospectus, and when such preliminary 2023 results are applied to the model from which the Unaudited Baird Medical Prospective Financial Information contained in this proxy statement/prospectus were derived, they indicate that 2024 results will not be met either.
When preliminary results for 2023 are applied to the model from which the Unaudited Baird Medical Prospective Financial Information contained in this proxy statement/prospectus were derived, they result in a decrease in revenue of $13.0 million (29%) and EBITDA of $9.8 million (39%) in 2023, and a decrease in revenue of $20.3 million (32%) and EBITDA of $16.5 million (45%) in 2024. In March 2024, ExcelFin’s Board reviewed the changes to the projections indicated by 2023 preliminary results and determined that an amendment to the Business Combination Agreement would be appropriate. See “Amendment to the Business Combination Agreement” below.
If Baird Medical becomes subject to litigation, legal or contractual disputes, governmental investigations or administrative proceedings, its management’s attention may be diverted, and Baird Medical may incur substantial costs and liabilities.
Baird Medical may from time to time become subject to various litigation, legal or contractual disputes and supervision by regulatory authorities, including but not limited to various disputes with or claims from suppliers, customers, business partners and other third parties that Baird Medical engages for its business operations, and investigations or administrative proceedings. Threatened litigation, legal or contractual disputes, investigations or administrative proceedings may divert the management’s attention and consume their time and other resources. In addition, any similar claims, disputes or legal proceedings involving Baird Medical or its employees may result in damages or liabilities, as well as legal and other costs and may cause a distraction to management. Furthermore, any litigation, legal or contractual disputes or supervision actions by regulatory authorities that are initially not of material importance may escalate and become material to Baird Medical, due to a variety of factors, such as the facts and circumstances of the cases, the likelihood of loss, the monetary amount at stake and the parties involved. If any verdict or award is rendered against Baird Medical or if Baird Medical settles with any third parties, Baird Medical could be required to pay significant monetary damages, assume other liabilities and even to suspend or terminate the related business projects. In addition, negative publicity arising from litigation, legal or contractual disputes, investigations or administrative proceedings may damage Baird Medical’s reputation and adversely affect the image of its brands and products. Consequently, Baird Medical’s business, financial condition and results of operations may be materially and adversely affected.

Recently enacted and future legislation may increase the difficulty and cost for Baird Medical to obtain regulatory approval of and commercialize product candidates and affect the revenue Baird Medical may obtain.
In China, a number of legislative and regulatory changes and proposed changes regarding medical device industry may affect the approval processes of Baird Medical’s pipeline products and the inclusion of certain approved activities in the regulatory supervision system, which could affect Baird Medical’s ability to profitably sell products and any pipeline products for which it has obtained regulatory approval. In recent years, there have been and will likely continue to be efforts to enact administrative or legislative changes in relation to the medical device industry, including measures which may result in more rigorous coverage criteria and downward pressure on the price that Baird Medical receives for any approved product. The implementation of cost containment measures or other healthcare reforms may prevent Baird Medical from being able to generate revenue or attain profitability.
Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for medical devices. Baird Medical cannot be sure whether additional legislative changes will be enacted, or whether NMPA regulations will be modified, or what the impact of such changes on the regulatory approvals of its product candidates, if any, may be.
For example, in 2021, China started to initiate centralized procurement pilot programs in an effort to regulate prices of medical devices through group procurement at the provincial level. Baird Medical’s products are not currently covered by centralized national procurement, and Baird Medical does not expect its products to be covered by the centralized national procurement in the short-to-midterm. However, it is out of Baird Medical’s control as to whether or when the centralized national procurement will cover the types of products that it produces. If Baird Medical’s products were to be covered by the centralized national procurement in the future, the price of these products may decrease, which could harm Baird Medical’s profitability, if any increase in sales volume fails to fully compensate for such decrease in price.
In 2021, the National Medical Products Administration (“NMPA”) issued the Guidelines for Review of Registration of Microwave Ablation Devices (the “Guidelines”), which subject microwave ablation needles to the requirements of Class III medical devices. Prior to the issuance of the Guidelines, the Company registered its microwave ablation needles as Class II medical devices. The Guidelines stipulate that, when a Class II medical device registration expires, it must be reapplied as a Class III registration if it is to remain effective. Therefore, after the registration for one of the Company’s Class II microwave ablation needles expired on March 25, 2023, the Company registered a Class III registration for such microwave ablation needle. When the Company’s other Class II medical device registration certificates for microwave ablation needles expire on January 13, 2025, the Company will comply with the Microwave MWA Equipment Guidelines and other applicable laws and regulations by reapplying for new Class III registration certificates.
Besides the above, pursuant to the 2023 Medical Device Registration Review Guidelines Preparation Plan issued by NMPA in April 2023, NMPA is planning on promulgating the Guideline for Clinical Evaluation and Registration Review of Thermal Ablation Treatment Systems (Radio Frequency, Microwave, etc.) of the Same Variety (“New Clinical Evaluation Guideline”) in 2024. The New Clinical Evaluation Guideline has not been issued to date, and the Company cannot predict the content of the New Clinical Evaluation Guideline or the impact it will have on the business of the Company.
If Baird Medical fails to comply with environmental, health and safety laws and regulations, Baird Medical could be subject to fines or penalties or incur costs that could have a material adverse effect on the success of its business.
Baird Medical is subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures. Baird Medical maintains workers’ compensation insurance to cover costs and expenses it may incur due to injuries to its employees caused by accidents. This insurance may not provide adequate coverage against potential liabilities under environmental, health and safety laws and regulations. Baird Medical outsources the disposal of relevant hazardous waste to qualified independent third parties. In the event of contamination or personal injury resulting from exposure to or third parties’ disposal of hazardous materials, Baird Medical could be held liable for any resulting damages, and any liability could exceed its resources.

Baird Medical may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. For example, Baird Medical’s subsidiaries were previously determined to have not maintained the management ledger of the industrial solid waste of two manufacturing sites within the PRC, the Nanjing Plant and the Taicang Plant, in an accurate and complete manner, as required by PRC laws. Pursuant to PRC laws, such non-compliance events may result in Baird Medical’s subsidiaries being subject to penalties ranging from RMB 50,000 to RMB 200,000 per violation, being requested to rectify the non-compliance and return any gains resulting from the non-compliance, and where the non-compliance is deemed serious, being ordered to suspend or close the Nanjing Plant or the Taicang Plant. With respect to Baird Medical’s failure to maintain the management ledger of the industrial solid waste at the Nanjing Plant and the Taicang Plant, such non-compliance has been rectified and no penalties were imposed.
These current or future laws and regulations may impair Baird Medical’s research and development or manufacturing activities. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.
Insurance coverage maintained by Baird Medical may be inadequate to protect them from the liabilities that may incur.
Baird Medical maintains insurance policies that are required under PRC laws and regulations as well as based on its assessment of its operational needs and industry practice. Baird Medical maintains different types of insurance policies, including social insurance for its employees and vehicle insurance. See “Business — Insurance.” Baird Medical has elected not to maintain certain types of insurances, such as litigation insurance, product liability insurance and business interruption insurance. This practice is in line with the industry practice in the PRC. The insurance coverage maintained by Baird Medical may be insufficient to cover any claim for product liability, damage to Baird Medical’s fixed assets or employee injuries. Any liability or damage to, or caused by, Baird Medical’s facilities or personnel beyond insurance coverage may result in Baird Medical incurring substantial costs and a diversion of resources.
Baird Medical may require a significant amount of capital to fund its operations and future growth, and such capital may not be available on acceptable terms, or at all. If Baird Medical cannot obtain sufficient capital on reasonable terms, its business, financial conditions and prospects may be materially and adversely affected.
Baird Medical may need to seek additional financing for its future operation and expansion, which may not be available at acceptable terms, or at all. Baird Medical’s operations require significant capital investment. In addition, Baird Medical may also need additional funds to respond to business opportunities and challenges, including ongoing operating expenses, protecting intellectual property, satisfying debt payment obligations, developing new lines of business and enhancing operating infrastructure. Baird Medical has historically financed its business activities primarily through cash generated from operations and through equity issuances. If Baird Medical is unable to generate sufficient planned revenues from its sales and operating activities to satisfy its cash requirements, Baird Medical may seek additional debt or equity financing or obtain a credit facility. The issuance of additional equity securities could result in dilution to Baird Medical’s shareholders. The incurrence of indebtedness could result in increased debt service obligations, increased finance costs and operating and financing covenants that would restrict Baird Medical’s operations and liquidity and negatively impact Baird Medical’s financial performance. The ability of Baird Medical to obtain additional capital on acceptable terms is subject to, among other things, investors’ perception of and demand for its securities, Baird Medical’s financial performance and leverage, and the economic, market, political and regulatory conditions in the PRC. No assurance can be given that necessary funds will be available for Baird Medical to finance its development on acceptable terms, if at all. Any failure by Baird Medical to raise additional funds that are necessary for its operations on terms favorable to Baird Medical could have a material adverse effect on its liquidity and financial condition.
Baird Medical may seek additional funding through a combination of equity offerings, debt financings and collaborations and licensing arrangements. To the extent that Baird Medical raises additional capital through the sale of equity or convertible securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a holder of Baird Medical’s ordinary shares. The incurrence of additional indebtedness or the issuance of certain equity securities could result in increased fixed payment obligations and could also result in certain additional restrictive covenants, such as limitations on Baird Medical’s ability to incur additional debt or issue additional equity, limitations on its ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact its ability to conduct business. In addition, issuance of additional equity securities, or the possibility of such issuance, may cause the market price of PubCo Ordinary Shares to decline. Baird Medical may be required to accept unfavorable terms in a financing transaction, including relinquishing or licensing to a third party on unfavorable terms its rights to technologies or product candidates that Baird Medical otherwise would seek to develop or commercialize by itself or potentially reserve for future potential arrangements when Baird Medical might be able to achieve more favorable terms.
The discontinuation or reduction of any of the preferential tax treatments or government incentives or grants currently available to Baird Medical’s could reduce its profitability.
Pursuant to the PRC Enterprise Income Tax Law (“EIT Law”), that became effective in January 2008 and was amended in February 2017 and December 2018, as well as its implementing rules, the EIT rate generally applicable in the PRC has been 25%. However, Nanjing Changcheng and Baide Suzhou, PubCo’s principal operating subsidiaries, have been accredited as a High and New Technology Enterprise under the relevant PRC laws and regulations since 2020 and 2021, respectively. Accordingly, Nanjing Changcheng and Baide Suzhou were entitled to a preferential tax treatment of 15% the fiscal years ended December 31, 2022 and 2023.
Based on the Measures for the Administration of the Certification of High-tech Enterprises, a company which is qualified as a High and New Technology Enterprise could have preferential tax treatment, and it shall satisfy the following standards to obtain the “High and New Technology Enterprise” qualification: (1) the enterprise has been registered for not less than one year; (2) the enterprise shall own intellectual property rights of technologies which show core support to their key products (services) in the past three years; (3) the technologies which show core support to their key products (services) shall fall within the scope in the High-tech Fields as specified by the relevant regulation; (4) the number of R&D personnel shall account for not less than 10% of the total number of employees of the enterprise for the current year; (5) the proportion of its total R&D expenditure in the past three fiscal years to its total sales revenue during the same period shall meet the following requirements: (a) if the sales revenue of the enterprise in the latest year is not more than 50 million yuan, the proportion shall not be less than 5%; (b) if the sales revenue of the enterprise in the latest year is more than 50 million yuan but not more than 200 million yuan, the proportion shall not be less than 4%; (c) if the sales revenue of the enterprise in the latest year is more than 200 million yuan, the proportion shall not be less than 3%. In particular, the proportion of the total R&D expenses incurred within China to the total R&D expenses shall not be less than 60%; (6) the enterprise’s revenue from high-tech products (services) shall account for not less than 60% of its total revenue in the latest year; (7) the evaluation of innovative capacity of the enterprise shall satisfy the corresponding requirements; and (8) no major safety accident, major quality accident or serious environmental violation of law occurs within one year before the enterprise applies for certification.
The term of this qualification is 3 years, and during its validity, if the tax authority finds (through daily management or inspection process) that the company no longer meets the foregoing standards, the authority shall request the relevant certification authority to conduct a reexamination. If a company is confirmed upon reexamination not meeting the certification standards, the company shall be disqualified as the “High and New Technology Enterprise” and will be asked to repay the reduced tax to the authority.
Moreover, according to the relevant laws and regulations promulgated by the State Tax Bureau of the PRC, for enterprises engaging in R&D activities, the Super Deduction ratio is 75% from January 1, 2018 to September 30, 2022. From October 1, 2022 onwards, the Super Deduction ratio is 100%. In addition, the Super Deduction ratio for outsourced R&D expenses is 80%. Two PRC subsidiaries of PubCo have claimed such Super Deduction in ascertaining its tax assessable profits in the fiscal years ended December 31, 2022 and 2023. If we fail to maintain or renew the High and New Technology Enterprise accreditation or if any of the preferential tax treatments or government grants discontinue or reduce, our business, financial condition, results of operations and prospects could be materially and adversely affected.
Failure to maintain and predict inventory levels in line with demand for its microwave ablation medical devices could cause Baird Medical to lose sales or face excess inventory risks and holding costs.
Baird Medical maintains an inventory level based on anticipated product demand and production schedule. For the fiscal years ended December 31, 2022 and 2023, Baird Medical’s inventory turnover days were 109 days and 104 days, respectively. Baird Medical cannot guarantee that it will be able to maintain proper inventory levels for its microwave ablation medical devices and raw materials. Inventory levels in excess of product demand may result in inventory write-downs, expiration of products and increase in inventory holding costs. Conversely, Baird Medical may experience inventory shortages if it underestimates demand for its microwave ablation medical devices, which may result in unfilled orders and have a negative impact on Baird Medical’s relationship with hospitals, deliverers and distributors. Historically, to manage its inventory level, deliverers and distributors of the Company are obligated by contract to provide monthly reports on their inventory levels and sales performance and cooperate with the Company on inventory checks. Nonetheless, the Company has not enforced this contractual right in order to maintain a positive working relationship with such parties and protect the sensitive business information contained in such data. Further, since the Company does not have full visibility of the business operations of its deliverers and distributors, it is unable to verify such inventory reports when provided. Instead, the Company mainly relies on its own monthly reports which are based on its own due diligence, communication with deliverers and distributors, and industry know-how to track the estimated inventory levels of its microwave ablation medical devices of its deliverers and distributors, and predict the sales trends of such devices. Based on such arrangement, the Company is not aware of any material amount of unsold inventory held by its distributors. However, there is no assurance that the information contained in the Company’s monthly reports, or the monthly reports provided by the deliverers and distributors, are accurate. As a result, Baird Medical may not be able to predict customers’ preferences and anticipate the real market demands of its products. Any incorrect forecast or anticipation of market trends may negative affect Baird Medical’s ability to effectively manage its inventory and sales strategies, business performance and financial condition.
Baird Medical may not be able to protect its intellectual property rights.
Baird Medical believes that its success depends in large part on its ability to protect its proprietary technologies by obtaining intellectual property rights, including patent rights. The medical device industry in which Baird Medical operates is characterized by extensive intellectual property litigation and, from time to time, Baird Medical might be the subject of claims by third parties of potential infringement or misappropriation. Regardless of outcome, such claims are expensive to defend and divert the time and effort of management and operating personnel from other business issues.
Baird Medical primarily focuses on protecting its intellectual property rights in China. Baird Medical’s internal policies require all its employees to comply with confidentiality and non-competition obligations. Baird Medical cannot assure you that such policies will not be breached, or that its employees or other third parties have not disclosed, or will not disclose, any of its proprietary know-how to its competitors or others. Baird Medical may not have adequate remedies for any breach and cannot assure you that its proprietary know-how will not otherwise become known to, or be independently developed by, its competitors.
Proceedings to enforce Baird Medical’s intellectual property and proprietary rights could result in substantial costs and divert management’s efforts and attention from other aspects of Baird Medical’s business, could put Baird Medical’s patents at risk of being invalidated, could put Baird Medical’s patent applications at risk of not issuing, and could provoke third parties to assert claims against Baird Medical. Damages may not be fully proved in patent litigation to defend intellectual property rights, Baird Medical may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Baird Medical’s efforts to enforce its intellectual property rights may be inadequate to obtain a significant commercial advantage from the intellectual property that Baird Medical develops.
Moreover, competitors may use Baird Medical’s technologies in jurisdictions outside of the PRC where Baird Medical has not obtained patent protection or where available patent protection is inadequate. These products may compete with Baird Medical’s products or pipeline products and Baird Medical’s patent rights or other intellectual property rights may not be effective or adequate to prevent them from doing so.
Under the patent law of the PRC, a patent owner may be compelled to grant licenses to third parties under certain circumstances, which could materially diminish the value of such patent. If Baird Medical is forced to grant a license to third parties with respect to any patents relevant to its business, Baird Medical’s competitive position may be impaired, and Baird Medical’s business, financial condition, results of operations, and prospects may be adversely affected.

Baird Medical’s intellectual property may be subject to further priority disputes, inventorship disputes or similar proceedings.
Baird Medical may be subject to claims from its research and development partners or other third parties who may claim to have an interest in its patents or other intellectual property. For example, Baird Medical entered into certain R&D related agreements that do not specify the circumstances under which the ownership of the intellectual property jointly developed will be vested in Baird Medical, which may lead to potential disputes in the future. Such agreements include, but are not limited to, the framework collaboration agreement with Xiamen Institute of Rare Earth Materials (“Xiamen Institute”), the R&D-related agreement with Nanjing Forest University, and the agreements related to Baird Medical’s other R&D efforts and clinical trials. The cooperation agreement with Zhuhai People’s Hospital also stipulates that the ownership of the research results are jointly owned and that neither party shall transfer or license-out without the consent of the other party, which may pose obstacles for Baird Medical to utilize the intellectual property arising from this agreement. Additionally, Baird Medical has applied for patent rights for the research results from its collaboration with Xiamen Institute without purchasing from or obtaining the written consent of Xiamen Institute, and although Baird Medical has an informal agreement with Xiamen Institute for the right to apply such patent in its own name and the unobstructed right to enjoy the use of said patent, which may cause Baird Medical to be liable for breach of an implied contract.
If Baird Medical is unsuccessful in any interference proceedings or other priority or validity disputes (including any patent oppositions), Baird Medical may lose valuable intellectual property rights through the loss of one or more patents or Baird Medical’s patent claims may be narrowed, invalidated, or held unenforceable. In addition, if Baird Medical is unsuccessful in any inventorship disputes to which it is subject, Baird Medical may lose valuable intellectual property rights, such as exclusive ownership. If Baird Medical is unsuccessful in any interference proceeding or other priority or inventorship dispute, Baird Medical may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority or inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all, or may be non-exclusive. If Baird Medical is unable to obtain and maintain such licenses, Baird Medical may need to cease the development, manufacture and commercialization of one or more of its products. The loss of exclusivity or the narrowing of Baird Medical’s patent claims could limit its ability to stop others from using or commercializing similar or identical products. Any of the foregoing could result in a material adverse effect on Baird Medical’s business, financial condition, results of operations or prospects. Even if Baird Medical is successful in an interference proceeding or other similar priority or inventorship disputes, it could result in substantial costs and be a distraction to Baird Medical’s management and other employees.
Counterfeits of Baird Medical’s products may reduce demand for its products and harm Baird Medical’s reputation and business.
Certain medical devices and accessories may be manufactured, distributed or sold under Baird Medical’s brand names in its target markets without proper license or authorization, or may be mislabeled with respect to their actual usage or manufacturers. These products are generally referred to as counterfeit products. The regulatory control and law enforcement system in relation to the counterfeit products in the PRC may not be able to eliminate the manufacturing and sales of counterfeit products imitating Baird Medical’s products. Since counterfeit products in many cases have very similar appearances compared with the authentic products but are generally sold at lower prices, counterfeits of Baird Medical’s products may quickly erode the demand for its products. In addition, those that use counterfeit products may be at risk due to a number of serious quality and safety issues, which would harm Baird Medical’s reputation, business and prospects. Baird Medical’s cannot guarantee that there will not be any counterfeit of its products in the future, or that Baird Medical will be able to identify and handle counterfeit issues effectively and in a timely manner, or at all, in which case Baird Medical’s business and reputation may be materially and adversely affected.
Baird Medical may be unable to obtain and maintain effective patent and other intellectual property rights for its products and pipeline products, and the scope of such intellectual property rights obtained may not be sufficiently broad.
Effective protection of intellectual property is critical to maintaining Baird Medical’s competitive position. As of January 4, 2024, Baird Medical possessed, as sole owner or co-owner, a total of 47 registered patents in China and Better made applications for 33 additional patents. For a full description of these patents and patent applications, refer to the section titled “Information about Baird Medical — Intellectual Property.” However, due to the complexity of patent application, the issuance of a patent may not be conclusive as to its inventorship, scope, validity or enforceability, and Baird Medical’s patent applications may be challenged in courts or patent offices. Consequently, Baird Medical does not know whether any of its technologies or products will be protectable or remain protected by valid and enforceable patents. Currently, Baird Medical has one patent application that is not governed by any written joint ownership agreement. Pursuant to PRC laws, in the absence of an explicit agreement between the parties, either co-owner has the statutory right to exploit and non-exclusively license the patent as well as to share royalties. If Baird Medical is unable to obtain patent protection with respect to its technologies and products, third parties could develop and commercialize technologies and products similar or identical to Baird Medical’s and compete directly against Baird Medical. Baird Medical’s ability to successfully commercialize any technology or product may be adversely affected, and Baird Medical’s business, financial condition, results of operations and prospects could be materially harmed. Changes in the patent laws in China may diminish the ability of Baird Medical to protect its inventions, obtain, maintain, defend, and enforce its intellectual property rights and, more generally, could affect the value of Baird Medical’s intellectual property or narrow the scope of its patent rights. Baird Medical cannot predict whether the patent applications it is currently pursuing and may pursue in the future will issue as patents or whether the claims of any future granted patents will provide sufficient protection from competitors.
Furthermore, although various extensions may be available, the life of a patent and the protection it affords, are limited. Even if Baird Medical successfully obtains patent protection for an approved product, it may face competition from other microwave ablation medical device providers once the patent has expired.
Baird Medical’s patent rights relating to its products and technologies may be found to be invalid or unenforceable.
Despite measures Baird Medical takes to obtain patent protection with respect to its major products and technologies, any of its granted patents could be challenged or invalidated. For example, if Baird Medical were to initiate legal proceedings against a third party to enforce a patent covering one of its products, the defendant could counterclaim that Baird Medical’s patent is invalid and/or unenforceable. Although Baird Medical believes that it has conducted its patent prosecution in accordance with the duty of candor and in good faith, the outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, Baird Medical would lose at least part, or perhaps all, of the patent protection on a product or technology. Even if a defendant does not prevail on a legal assertion of invalidity and/or unenforceability, Baird Medical’s patent claims may be construed in a manner that would limit its ability to enforce such claims against the defendant and others. Any loss of patent protection could have a material adverse impact on one or more of Baird Medical’s major products and technologies and its business.
If third parties claim that Baird Medical infringes upon, misappropriates or violates their intellectual property rights, Baird Medical may incur liabilities and financial penalties and may have to redesign or discontinue selling the affected product.
The microwave ablation medical device industry in the PRC is litigious with respect to patents and other intellectual property. Companies operating in the industry Baird Medical operates in routinely seek patent protection for their product designs, and many of Baird Medical’s principal competitors have large patent portfolios. Baird Medical faces the risk of claims that it has infringed on, misappropriated or violated third parties’ intellectual property rights in China. As of September 7, 2022, Baird Medical has engaged Tian Yuan Law Firm to undertake an intellectual property due diligence exercise in the PRC to assess whether its commercial products or processes would and has infringe any third-party patents. Although Baird Medical was satisfied that the identified concerns are low-risk items, Baird Medical would not be able to guarantee the absence of any future infringement claims from any third-parties, or that its products would not be infringed by third-parties. In addition, there can be no assurance that Baird Medical’s employees or the co-authors of Baird Medical’s intellectual property rights have not used, or will not use in the future, third parties’ proprietary know-how or trade secrets in their work for or with Baird Medical, especially during the course of research and development, which could result in litigation against Baird Medical. Prior to developing major new products, Baird Medical’s competitors may also have filed for patent protection which is not as yet a matter of public knowledge or claim trademark rights that have not been revealed through Baird Medical’s searches of relevant public records. Baird Medical’s efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims of patent or other intellectual property infringement, misappropriation or violation, even those without merit, could:
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be expensive and time consuming to defend;

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result in Baird Medical being required to pay significant damages to third parties;

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cause Baird Medical to cease making or selling products that incorporate the challenged intellectual property;

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require Baird Medical to redesign, reengineer or rebrand Baird Medical’s products, if feasible;

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require Baird Medical to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, which agreements may not be available on terms acceptable to Baird Medical or at all;

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divert the attention of Baird Medical’s management; or

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result in hospitals and doctors terminating, deferring or limiting their purchase of the affected products until resolution of the litigation.

Obtaining and maintaining Baird Medical’s patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and Baird Medical’s patent protection could be eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annual fees and various other governmental fees on patents and patent applications are due to be paid to the China National Intellectual Property Administration (the “CNIPA”) and other patent agencies in several stages over the lifetime of a patent. The CNIPA and other governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent application process.
Although an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly legalize and submit formal documents. In any such event, Baird Medical’s competitors might be able to enter the market, which would have a material adverse effect on Baird Medical’s business.
Baird Medical has in the past lost rights to one or more patents for failure to comply with the various renewal requirements and fees necessary to maintain those rights. As of January 4, 2024, Baird Medical holds 47 patents (including 16 patents of Changcheng Nanjing and 31 patents of Baide Suzhou), which are all in effect, compliant with PRC patent law and free from any right defects. For a full description of these patents, refer to the section titled “Information about Baird Medical — Intellectual Property.”
If Baird Medical’s trademarks, trade names and other proprietary rights are not adequately protected, Baird Medical may not be able to build name recognition in its markets of interest and Baird Medical’s business may be adversely affected.
Baird Medical owns a number of trademarks in China for its brand name. As of December 31, 2023, Baird Medical has registered 20 trademarks in China (and an affiliate has two trademarks used by Baird Medical), which Baird Medical believes are material to its business. All of Baird Medical’s microwave ablation medical devices are offered to the market under its brand name. Baird Medical’s registered or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. Baird Medical may not be able to protect its rights to these trademarks and trade names, which Baird Medical needs to build name recognition among potential partners or customers in its markets of interest. Some of Baird Medical’s distributors may use its trademarks and brand name when conducting sales and marketing activities. Baird Medical may not be able to prevent unauthorized use of its trademarks and trade names by distributors, which may harm Baird Medical’s brand and reputation. At times, competitors may adopt trade names or trademarks similar to Baird Medical’s, thereby impeding Baird Medical’s ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of Baird Medical’s registered or unregistered trademarks or trade names. Over the long term, if Baird Medical is unable to establish name recognition based on its trademarks and trade names, then it may not be able to compete effectively, and Baird Medical’s business may be adversely affected. Moreover, Baird Medical cannot assure you that its trademarks will not be imitated, or there will be no counterfeits sold to its customers under Baird Medical’s trademarks. End users may suffer from safety incidents caused by counterfeit products, which may subject Baird Medical to costly investigations and counterfeit crack downs, and materially and adversely affect its business and reputation. Baird Medical’s efforts to enforce or protect its proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect Baird Medical’s competitive position, business, financial condition, results of operations, and prospects.
Baird Medical may be required to repurchase its previously issued convertible redeemable preference shares.
On June 30, 2021, several independent third parties entered into pre-IPO subscription agreements with the Company and certain other parties (the “Pre-IPO Subscription Agreements”), pursuant to which such independent third parties (the “Preference Shares Holders”) subscribed for an aggregate of 1,269,500 convertible redeemable preference shares (“Preference Shares”) of Baird Medical. According to the Shareholders’ Agreement among the Company, Haimei Wu, Preference Shares Holders and certain other parties dated July 5, 2021 (the “Shareholders’ Agreement”), the Preference Shares Holders have the right to require Baird Medical, Haimei Wu and certain of the Key Baird Medical Shareholders on a joint and several basis, to repurchase all or part of the Preference Shares they hold at a price (“Repurchase Price”) equal to the sum of (i) the original subscription price for the Preference Shares, (ii) an amount sufficient to afford the Preference Shares Holders’ internal rate of return of 15% calculated on compound basis as of the date of payment of the Repurchase Price, and (iii) all costs and disbursements reasonably incurred by relevant Preference Shares Holders in connection with such repurchase. Upon the listing of Baird Medical on the Nasdaq Stock Market, all issued and outstanding Preference Shares shall be automatically converted into such number of ordinary shares at a conversion ratio specified in the subscription agreements.
In 2023, three of the Preference Shares Holders elected to exercise their rights and required Baird Medical, Haimei Wu and certain of the Key Baird Medical Shareholders, on a joint and several basis, to repurchase 100% of the preference shares each held. As a result, (i) in April 2023, Baird Medical paid (on behalf of Haimei Wu) RMB 10,000,000, and on June 30, 2023, Baird Medical paid $683,638.21 (on behalf of Haimei Wu) and Haimei Wu paid $499,994.24, in each case, to one Electing Preference Shares Holder as total consideration for the purchase by Haimei Wu of 192,411 Preference Shares, and (ii) on June 30, 2023, Grand Fortune Capital (HK) Company Limited, an affiliate of GFC, purchased the remaining 641,371 preference shares held by the same Electing Preference Shares Holder for total consideration of $8,712,178.41. A second Electing Preference Shares Holder transferred 62,261 shares to other shareholders for the consideration amount of RMB 6,249,031.83, and the remaining 23,806 shares will continue to be held by such Electing Preference Shares Holder. Such Electing Preference Shares Holder is no longer requesting redemption. The repurchase request of the third Electing Preference Shares Holder remains outstanding. The expenditure of cash that may be necessary to repurchase the 174,825 Preference Shares held by such Electing Preference Shares Holder, which was valued at RMB 17.8 million as of September 30, 2023, may adversely affect Baird Medical’s financial position.
A severe or prolonged downturn of the global economy, or of the Chinese economy, could materially and adversely affect Baird Medical’s business and Baird Medical’s financial condition.
Substantially all of Baird Medical’s operations are currently located in China, and all of Baird Medical’s revenue was generated in China for the fiscal years 2021 and 2022. Accordingly, Baird Medical’s business, prospects, financial condition and results of operations may be influenced to a significant degree by the political, economic and social conditions in China generally and by the continued economic growth in China as a whole, as well as the global economy.
The COVID-19 pandemic had a severe and negative impact on the global economy and the global macroeconomic environment was facing challenges, including the end of quantitative easing by the U.S.

Federal Reserve, the economic slowdown in the Eurozone since 2014, uncertainties over the impact of Brexit and the ongoing global trade disputes and tariffs. The growth of the Chinese economy has slowed down since 2012 compared to the previous decade and the trend may continue. According to the National Bureau of Statistics of China, China’s gross domestic product (GDP) growth was 6.1% in 2019, 2.3% in 2020, and 8.1% in 2021. There is considerable uncertainty over the long-term effects of the monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. In addition, there is uncertainty about the future relationship between China and the United States with respect to trade policies, treaties, government relations and tariffs between the two countries. It is unclear whether these challenges and uncertainties will be contained or resolved and what effects they may have on the global political and economic conditions in the long term.
Economic conditions in China, as elsewhere, are sensitive to global economic conditions, changes in domestic economic and political policies and expected or perceived overall economic growth rates. While the economy in China has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing in recent years. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect Baird Medical’s business, results of operations and financial condition.
The continued turbulence in the international markets may adversely affect Baird Medical’s ability to access the capital markets to meet liquidity needs. Baird Medical cannot assure that there will not be any unfavorable changes in the Chinese economy that could impact the industry in which it operates, which could in turn diminish the demand for Baird Medical’s products.
If PubCo fails to implement and maintain an effective system of internal controls to remediate its material weaknesses over financial reporting, PubCo may be unable to accurately report its results of operations, meet its reporting obligations or prevent fraud, and investor confidence and the market price of the PubCo Ordinary Shares may be materially and adversely affected.
PubCo has been a private company with limited accounting and financial reporting personnel and other resources with which PubCo addresses its internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
In connection with the audits of its consolidated financial statements included in this proxy statement/prospectus, PubCo and its independent registered public accounting firm identified the following material weaknesses in its internal control over financial reporting.
Lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address certain accounting issues and to prepare and review financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements; and lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP and documented controls which enable management and other personnel to understand and carry out their internal control responsibilities.
PubCo’s independent registered public accounting firm has not conducted an audit of its internal control over financial reporting. Neither PubCo nor its independent registered public accounting firm undertook a comprehensive assessment of its internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in its internal control over financial reporting. To remedy the identified material weaknesses, PubCo has adopted and will adopt further measures to improve its internal control over financial reporting. As a remedial measure, PubCo engaged an external consulting firm to perform U.S. GAAP conversion of its PRC financial statements. Following the listing, PubCo is expected to form an audit committee such that the internal audit department of PubCo will be monitored by PubCo’s leadership as part of its internal control. In addition, PubCo intends to recruit qualified staff who will be able to assist PubCo with fulfilling its financial reporting requirements. PubCo also may incur significant costs to execute various aspects of the remediation plan but cannot provide a reasonable estimate of such costs at this time. However,

PubCo cannot assure you that these measures may fully address the material weaknesses and deficiencies in PubCo’s internal control over financial reporting or that PubCo may conclude that they have been fully remediated.
Upon its listing on Nasdaq, PubCo will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that PubCo includes a report from management on the effectiveness of its internal control over financial reporting in PubCo’s annual report on Form 20-F beginning with its second annual report on Form 20-F after becoming a public company. In addition, once PubCo ceases to be an “emerging growth company” as such term is defined in the JOBS Act, its independent registered public accounting firm must attest to and report on the effectiveness of PubCo’s internal control over financial reporting. Moreover, even if PubCo’s management concludes that its internal control over financial reporting is effective, PubCo’s independent registered public accounting firm, after conducting its own independent testing, may issue an adverse opinion on the effectiveness of internal control over financial reporting if it is not satisfied with PubCo’s internal controls or the level at which the Company’s controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from PubCo. In addition, after PubCo becomes a public company, PubCo’s reporting obligations may place a significant strain on its management, operational and financial resources and systems for the foreseeable future. PubCo may be unable to timely complete its evaluation testing and any required remediation.
During the course of documenting and testing PubCo’s internal control procedures, in order to satisfy the requirements of Section 404, PubCo may identify other weaknesses and deficiencies in PubCo’s internal control over financial reporting. If PubCo fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, PubCo may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404. Generally speaking, if PubCo fails to achieve and maintain an effective internal control environment, it could result in material misstatements in the Company’s financial statements and could also impair PubCo’s ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, PubCo’s businesses, financial condition, results of operations and prospects, as well as the trading price of the PubCo Ordinary Shares, may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose PubCo to increased risk of fraud or misuse of corporate assets and subject PubCo to potential delisting from the stock exchange on which PubCo lists, regulatory investigations and civil or criminal sanctions. PubCo may also be required to restate its financial statements from prior periods.
The Company will incur increased costs as a result of being a public company.
Upon its listing on Nasdaq, the Company will become a public company and expects to incur significant legal, accounting and other expenses. For example, as a result of becoming a public company, the Company will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. Operating as a public company will make it more difficult and more expensive for it to obtain director and officer liability insurance, and the Company may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, the Company will incur additional costs associated with its public company reporting requirements. It may also be more difficult for Baird Medical to find qualified persons to serve on its board of directors or as executive officers.
After the Company is no longer an “emerging growth company,” the Company may incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC.
Certain industry data and information in this proxy statement/prospectus were obtained from third-party sources and were not independently verified by Baird Medical.
This proxy statement/prospectus contains certain industry data and information obtained from third-party sources. Baird Medical has not independently verified the data and information contained in such third-party publications and reports. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by Baird Medical. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information.
Statistical data in these publications also include projections based on a number of assumptions. The microwave ablation medical devices industry may not grow at the rates projected by market data, or at all. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. Material slowdown of the flexible workspace industry against the projected rates may have material and adverse effects on Baird Medical’s business.
Natural disasters, epidemics, acts of war or terrorism or other factors beyond our control in the future may have a material adverse effect on Baird Medical’s business, financial condition and results of operations.
Our business is primarily subject to general economic and social conditions in China. Natural disasters, epidemics and other acts of God which are beyond Baird Medical’s control may adversely affect the economy, infrastructure and livelihood of the people in China. Baird Medical’s business could also be under the threat of flood, earthquake, sandstorm, snowstorm, fire, drought, or epidemics such as the Severe Acute Respiratory Syndrome, or SARS, the H5N1 avian flu, the human swine flu, also known as Influenza A (H1N1), and COVID-19. In response to the COVID-19 pandemic, the PRC government implemented a series of disease containment and treatment measures until the end of 2022, as a result of which business activities and hospital services in China were temporarily disrupted. In addition, to assist in the COVID-19 containment measures, some hospitals temporarily prioritized the resources for urgent medical treatments and delayed clinical trials and treatments for non-urgent medical conditions, including, microwave ablation treatments of thyroid nodules and breast lumps. While Baird Medical considers the effect of the COVID-19 pandemic on its business to be relatively limited for the fiscal years ended December 31, 2021 and 2022, there is no guarantee that Baird Medical would fare similarly in the event of a future external event of comparable scale, such as a severe weather event, famine, or disease outbreak, and any such event may result in material disruptions to Baird Medical’s operations, which in turn may materially and adversely affect Baird Medical’s financial condition and results of operations.
Risks Related to Doing Business in China
The Holding Foreign Companies Accountable Act (“HFCAA”), together with recent joint statement by the SEC and PCAOB, and Nasdaq rule changes all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments add uncertainties to our ability to be listed on U.S. stock exchanges.
On April 21, 2020, then-SEC Chairman Jay Clayton and then-PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the disclosure, financial reporting and other risks associated with investing in companies based in or have substantial operations in emerging markets including China as well as the limited remedies available to investors who might take legal action against such companies. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.
On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors. These proposals were approved by the SEC on October 4, 2021. These developments add uncertainties to our ability to be listed on U.S. stock exchanges, including the possibility that Nasdaq can stop trading in our securities if the PCAOB cannot inspect or fully investigate our auditor.
Furthermore, various equity-based research organizations have recently published reports on China- based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our shares to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.
On May 20, 2020 and December 2, 2020, the United States Senate and the United States House of Representatives, respectively, passed S. 945, the HFCAA, which was signed into law on December 18, 2020. The HFCAA requires a foreign company to certify that it is not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited from trading on a national exchange. On June 22, 2021, the United States Senate passed the Accelerating Holding Foreign Companies Accountable Act, which has been introduced in the United States House of Representatives. This Act, if enacted, would decrease the number of non-inspection years from three years to two, thus reducing the time period before PubCo Ordinary Shares may be prohibited from trading or delisted. On February 4, 2022, the United States House of Representatives passed a bill, which contained, among other things, an identical provision. If this provision is enacted into law, the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA will be reduced from three years to two. Although we believe that the HFCAA and the related regulations do not currently affect us, we cannot assure you that there will not be any further implementations and interpretations of the HFCAA or the related regulations, which might pose regulatory risks to and impose restrictions on us because of our primary operations in China. See “Risk Factors — Risks Related to Doing Business in China.”
On December 2, 2021, the SEC issued final rules under the HFCAA, which became effective on January 10, 2022, amending the disclosure requirements in annual reports. These amendments apply to registrants that the SEC identifies as having filed an annual report issued by a registered public accounting firm that is located in a foreign jurisdiction that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The amendments require the submission of documentation to the Commission establishing that such a registrant is not owned or controlled by a governmental entity in that foreign jurisdiction and also require disclosure in a foreign issuer’s annual report regarding the audit arrangements of, and governmental influence on, such registrants. The Commission is to identify a reporting company that has retained a registered public accounting firm to issue an audit report where that registered public accounting firm has a branch or office that:
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Is located in a foreign jurisdiction; and

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The PCAOB has determined that it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction.

Once identified, Section 104(i)(2)(B) of the Sarbanes-Oxley Act requires these issuers, which the SEC refers to as “Commission-Identified Issuers,” to submit in connection with their annual report documentation to the Commission establishing that they are not owned or controlled by a governmental entity in that foreign jurisdiction and to name any director who is affiliated with the Chinese Communist Party or whether the company’s articles include any charter of the Chinese Communist Party.
On December 16, 2021, the PCAOB determined that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in the PRC or Hong Kong. Our auditor, Marcum Asia CPAs LLP, an independent registered public accounting firm headquartered in the United States, was not included in the determinations made by the PCAOB on December 16, 2021. Our auditor is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis.
In the event the PCAOB expands the category of firms which it cannot inspect in future and include our auditor Marcum Asia CPAs LLP in the list, we must change our independent auditor in sufficient time so as to meet the requirements of SEC and Nasdaq. If we fail to change auditors to meet the SEC and Nasdaq requirements, we will be delisted from the Nasdaq, and PubCo Ordinary Shares are unable to be listed on another securities exchange or traded on an over-the-counter market in the United States, your ability to sell or purchase PubCo Ordinary Shares when you wish to do so will be impaired, and the risk and uncertainty associated with a potential delisting would have a negative impact on the market for and the price of PubCo Ordinary Shares. We cannot assure you that, because our books and records are located in China, we will in the future be able to become an issuer that is not a Commission-Identified Issuer, in which event PubCo Ordinary Shares may not be tradable in any United States stock exchange or market and it may be necessary for us to list on a foreign exchange in order that PubCo Ordinary Shares can be traded. It is possible that, in the event trading in our stock in the United States is no longer possible, you may lose the entire value of your PubCo Ordinary Shares.
On August 26, 2022, the CSRC, the Ministry of Finance (the “MOF”), and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC.
On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.
On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCAA by decreasing the number of non-inspection years from three years to two, thus reducing the time period before PubCo Ordinary Shares may be prohibited from trading or delisted.
However, uncertainties still exist whether the framework will be fully complied. It remains unclear what the SEC’s implementation process related to the above rules will entail or what further actions the CSRC, the SEC, the PCAOB or Nasdaq will take to address implementation and other issues that may develop and what impact those actions will have on companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market).
Further, new laws and regulations or changes in laws and regulations in both the United States and China could affect PubCo’s ability to list the PubCo Ordinary Shares on Nasdaq, which could materially impair the market for and market price of the PubCo Ordinary Shares.
Refinement of and changes to enforcement patterns and practices in the PRC and the evolution of policies, rules, and regulations in China could limit the legal protections available to you and us if we are unable to meet any new standards that might apply in the future.
Baird Medical is subject to various PRC laws, rules and regulations generally applicable to companies in China. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began a comprehensive program of refining its system of laws and regulations governing economic matters in general. The overall effect of such refinements over the past four decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China. However, the legal protections available to Baird Medical and investors may be changed if evolving legal conditions, such as a promulgation of new laws, a change to existing laws or a change in the interpretation or enforcement practices with respect to existing laws, arise in the future.
Moreover, rules and regulations in China can change quickly with very short notice. Baird Medical cannot guarantee that any such change (or the cost to us of adapting to any such change) will not have an adverse effect on our business, and any such change could limit the legal protections available to us and our investors, including you.
Baird Medical cannot predict future developments in the PRC legal system. After the completion of the Business Combination, we may need to procure additional permits, authorizations and approvals for Baird Medical’s operations, which we may not be able to obtain. Our inability to obtain such permits or authorizations may materially adversely affect Baird Medical’s business, financial condition and results of operations. In particular, the PRC has promulgated a number of laws, regulations and industrial policies to provide guidelines and legal protection for the development of the medical industry specifically. Our business development in the field of medical devices is directly or indirectly encouraged and supported by the PRC’s current national industrial policies. If the regulatory policies affecting the industry change in the future and Baird Medical fails to respond to any such change in a timely fashion, that failure could materially and adversely affect our business, impede our ability to continue our operations and reduce the value of your investment in Baird Medical.
Furthermore, from time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Administrative or court proceedings in China may result in substantial costs and diversion of resources and management attention, it may be more difficult to evaluate the level of legal protection we will receive resulting from such proceedings.
The Chinese government may refine or modify its level of supervision of overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and could cause the value of our securities to significantly decline or become worthless.
Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Cracking Down on Illegal Securities Activities in accordance with the law. Effective measures, such as improving the system of legal responsibility for violations and crimes in the capital market, improving the law enforcement and judicial system for cracking down on illegal securities activities, strengthening the punishment and law enforcement in key areas, further strengthening cross-border regulatory law enforcement and judicial cooperation, improving the judicial capacity and professional level of securities law enforcement, promoting the establishment of the capital market credit system, and strengthening organizational safeguards and supervision and accountability, will be taken to crack down on illegal securities activities and maintain the order of the capital market and effectively stimulate the function of the capital market. While we intend to fully comply with all applicable securities laws, any change in enforcement policies or practices could indirectly, and potentially adversely, impact our business.
On July 10, 2021, the Cyberspace Administration of China, or the CAC, issued a revised draft of the Measures for Cybersecurity Review for public comments, which required that, among others, in addition to “operator of critical information infrastructure” (“CIIOs”), any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities. On November 14, 2021, the CAC released the Network Internet Data Protection Draft Regulations (draft for comments), which reiterates that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and became effective on February 15, 2022, which iterates among others, in addition to CIIOs, any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. We believe that we are not subject to the cybersecurity review, since (i) as companies that engaged in medical device manufacturing, we are unlikely to be classified as a CIIO under the PRC Cybersecurity Law and the Security Protection Measures on Critical Information Infrastructure promulgated by the State Council on July 30, 2021; and (ii) we possess personal information of less than one million users. On February 24, 2023, the CSRC, together with other PRC government authorities, released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (the “Confidentiality and Archives Administration Provisions”), which has come into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require, among others, that PRC domestic enterprises seeking to offer and list securities in overseas markets, either directly or indirectly, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that providing or publicly disclosing documents and materials which may adversely affect national security or public interests, and accounting files shall be subject to corresponding procedures in accordance with relevant laws and regulations. We believe that we have not and will not provide or publicly disclose documents or materials involving state secrets or work secrets of PRC government agencies or which may adversely affect national security or public interests, to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. Under the Confidentiality and Archives Administration Provisions, effective on March 31, 2023, any failure or perceived failure by us to comply with the above confidentiality and archives administration requirements under the Confidentiality and Archives Administration Provisions and other PRC laws and regulations may result in that the relevant entities would be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime. We cannot assure you, however, that regulators in China will not take a contrary view or will not subsequently require us to undergo the cybersecurity review and subject us to penalties for non-compliance. We believe we are in compliance with the regulations or policies that have been issued by the CAC to date in general, and if any new laws, regulations, rules, or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. However, we cannot guarantee that any such change (or the cost to us of adapting to any such change) will not have an adverse effect on our business.
On February 17, 2023, the CSRC released the Trial Measures, which came into effect on March 31, 2023. See “— The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer PubCo Ordinary Shares to investors and could cause the value of PubCo Ordinary Shares to significantly decline or such shares to become worthless.”
Since Baird Medical’s PRC subsidiaries accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended December 31, 2022 and 2021, and the key components of Baird Medical’s operations are carried out in the PRC, the Business Combination is considered an indirect offering and we are subject to the filing requirements under the Trial Measures, which requirements were completed on January 2, 2024. See “— The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer PubCo Ordinary Shares to investors and could cause the value of PubCo Ordinary Shares to significantly decline or such shares to become worthless.”
Furthermore, the PRC government authorities may, on the basis of the Trial Measures, further refine and modify the supervision measures and supporting systems with respect to offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence our operations and are beyond our control. Therefore, any such action may materially and adversely affect our business and results of operations and significantly limit or hinder our ability to offer or continue to offer securities to you and cause our securities to significantly decline in value or become worthless.
The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer PubCo Ordinary Shares to investors and could cause the value of PubCo Ordinary Shares to significantly decline or such shares to become worthless.
On February 17, 2023, the CSRC released the Trial Measures, which came into effect on March 31, 2023. The Trial Measures apply to (i) direct overseas securities offerings and/or listings conducted by companies incorporated in the PRC, or PRC domestic companies and (ii) indirect overseas securities offerings and/or listings conducted by companies incorporated overseas with operations primarily in the PRC and valued on the basis of equity, assets, profits or other interests in PRC domestic companies, or indirect offerings. An equity or equity-linked securities offering by an overseas company will be deemed an indirect offering if

(i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and (ii) any of the following three circumstances applies: key components of its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form.” The Trial Measures require (1) the filing of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their overseas underwriters with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline.
On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Overseas Filing, which, among others, clarifies that: (i) on or prior to the effective date of the Trial Measures, the PRC domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; and (ii) a six-month transition period will be granted to PRC domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Trial Measures.
Since our PRC subsidiaries accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended December 31, 2022 and 2021, and the key components of our operations are carried out in the PRC, we believe that the Business Combination will be considered an indirect offering and we will be subject to the filing requirements under the Trial Measures.
Pursuant to the “Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies,” initial public offerings or listings in overseas markets are required to be filed with the CSRC within three working days. Where a domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. This Registration Statement on Form F-4 was filed with the SEC on August 21, 2023, Eastern Time (August 22, 2023, Beijing Time). Baide Suzhou, as the designated major domestic operating entity, filed the required forms with the CSRC on August 24, 2023, Beijing Time, pursuant to the relevant CSRC regulations. Baird Medical completed the filing procedures required by the CSRC on January 2, 2024, and the result of such CSRC approval was posted on the official website of the CSRC on the same date.
The Trial Measures may subject us to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Trial Measures on a timely basis, or at all. Any actions by the PRC government to further refine or modify the supervision measures and supporting systems with respect to offerings that are conducted overseas and foreign investment in China-based issuers or any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer PubCo Ordinary Shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause PubCo Ordinary Shares to significantly decline in value or become worthless.
Our business is subject to complex and rapidly evolving laws and regulations in the PRC. The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities.
The PRC government has the power to exercise significant oversight and discretion over the conduct of our business, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

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Delay or impede our development,

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Result in negative publicity or increase our operating costs,

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Require significant management time and attention, and

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Subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we conduct our business and could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected as well as materially decrease the value of PubCo’s Ordinary Shares.
Changes in the political and economic policies of the PRC government or in relations between China and the United States may materially and adversely affect our business, financial condition, results of operations and the value of PubCo’s securities, and may result in our inability to sustain our growth and expansion strategies. The PRC government has significant authority to exert influence on the Chinese operations of an offshore holding company, and offerings conducted overseas and foreign investment in holding companies with China-based subsidiaries, such as PubCo. Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on PubCo’s business, results of operations, financial condition and the value of PubCo’s securities.
Substantially all of our operations are conducted in the PRC and substantially all of our revenues are sourced from the PRC. Accordingly, our financial condition and results of operations are affected to a significant extent by economic, political and legal developments in the PRC or changes in government relations between China and the United States or other governments. There is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs.
The Chinese economy differs from the economies of most developed countries in many respects, including the extent of government involvement in private businesses, level of development, growth rate, regulation of foreign exchange and guidance on resource allocation. Therefore, the PRC government exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions, providing preferential treatment to particular industries and companies, and imposing industry-wide policies on certain industries. As substantially all of our operations are based in China, the PRC government may intervene or influence our operations at any time as part of its efforts to enforce PRC law, which could result in a material change in our operations and/or the value of the securities we are registering.
Results of operations and financial condition following the Business Combination could be materially and adversely affected by government control over capital investments, foreign investment or changes in applicable tax regulations. The PRC government has also implemented certain measures in the past, including interest rate adjustments, to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for Baird Medical’s products and consequently have a material adverse effect on PubCo’s business, results of operations, financial condition and the value of PubCo’s securities. Additionally, the PRC government may promulgate laws, regulations or policies that seek to impose stricter scrutiny over, or completely revise, the current regulatory regime in certain industries or in certain activities. For instance, the PRC government has significant discretion over business operations in China and may intervene with or influence specific industries or companies as it deems appropriate to further regulatory, political and societal goals, which could have a material and adverse effect on the future growth of the affected industries and the companies operating in such industries. Furthermore, the PRC government has also recently indicated an intent to exert more oversight and control over overseas securities offerings and foreign investments in China-based companies. Any such actions may materially and adversely affect PubCo’s business and results of operations and significantly limit or completely hinder PubCo’s ability to offer or continue to offer securities to you and cause the value of PubCo’s securities to significantly decline or be worthless.
Since July 2021, the PRC government has provided various new guidance on China-based companies raising capital outside of China, including the Opinions on Lawfully and Strictly Cracking Down Illegal Securities Activities, or the Opinions, which increases oversight and control of overseas listings by China-based companies, and the Measures of Cybersecurity Review, which requires government-led cybersecurity reviews of certain companies raising capital through offshore entities. In light of such developments, the SEC has imposed enhanced disclosure requirements on China-based companies seeking to register securities with the SEC. As substantially all of our operations are based in China, any future Chinese, U.S. or other rules and regulations that place restrictions on capital raising or other activities by China based companies could materially and adversely affect our business and results of operations. If the business environment in China deteriorates from the perspective of domestic or international investment, the market price of PubCo Ordinary Shares may also be materially and adversely affected. Given recent statements by the PRC government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such actions could limit or completely hinder our ability to offer or continue to offer securities to investors and cause our securities to significantly decline in value or become worthless. Therefore, investors of our company and our business face potential uncertainty from actions taken by the PRC government affecting our business.
The Statement of Protocol between the PCAOB and the CSRC and related agencies, governing inspections and investigations of audit firms expands issuers’ rights for PCAOB compliance although uncertainties remain in implementation.
PCAOB compliance is of crucial importance for many issuers registering under U.S. securities laws and listing or applying to list on U.S. securities exchanges, including the Company. On August 26, 2022, the Public Company Accounting Oversight Board, or PCAOB, a nonprofit corporation established to oversee the audits of public companies, signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in Mainland China and Hong Kong. The agreement includes detailed and specific commitments from the CSRC that would allow PCAOB inspections and investigations meeting U.S. standards, such as (i) independent discretion by the PCAOB to select any issuer audits for inspection or investigation in accordance with the Sarbanes-Oxley Act; (ii) direct access by the PCAOB to interview or take testimony from all personnel of the audit firms whose issuer engagements are being inspected or investigated; (iii) unfettered ability by the PCAOB to transfer information to the SEC in accordance with the Sarbanes-Oxley Act; and (iv) procedures for PCAOB inspectors to see complete audit work papers without any redactions. Implementation of the aforementioned framework is subject to uncertainties and will affect the PCAOB’s actual ability to inspect and investigate completely audit firms in Mainland China and Hong Kong. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCAA by decreasing the number of non-inspection years from three years to two, thus reducing the time period before PubCo Ordinary Shares may be prohibited from trading or delisted. However, uncertainties still exist whether the framework will be fully complied. It remains unclear what the SEC’s implementation process related to the above rules will entail or what further actions the CSRC, the SEC, the PCAOB or Nasdaq will take to address implementation and other issues that may develop and what impact those actions will have on companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). Further, new laws and regulations or changes in laws and regulations in both the United States and China could affect PubCo’s ability to list the PubCo Ordinary Shares on Nasdaq, which could materially impair the market for and market price of PubCo’s shares.
Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.
We are subject to various PRC laws, rules and regulations generally applicable to companies in China. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China.
However, as these laws and regulations are relatively new, and due to the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties. These laws and regulations may be subject to future changes, which could result in a material change in our operations and reduce the value of your investment in Baird Medical.
From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, any administrative or court proceedings may be protracted, resulting in substantial costs and diversion of resources and management attention, and since the PRC legal system is based on written statutes, it may be more difficult to evaluate the outcome of administrative and court proceedings than in the common law legal systems based on case law. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business, impede our ability to continue our operations and reduce the value of your investment in Baird Medical.
Furthermore, the PRC government has recently stated that it intends to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. As substantially all of our operations are based in China, the PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of the securities we are registering. Such action could significantly limit or hinder our ability to offer or continue to offer securities to you and cause our securities to significantly decline in value or become worthless.
There are risks arising from the legal systems in China, including the risks and uncertainties regarding the improvement, revision, and interpretation of current and future PRC laws and regulations. It could limit the legal protections available to you and us. The PRC government may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations, financial performance and/or the value of the PubCo Ordinary Shares and PubCo Warrants we are registering for sale, or impair our ability to raise money.
The PRC government supervises the manner in which we conduct our business activities in accordance with applicable laws and regulations, and any intervention or enforcement action by regulatory authorities could result in a material change in our operations and a decline in the value of PubCo Ordinary Shares and PubCo Warrants.
We are required to complete the overseas listing filing with the CSRC before listing on U.S. securities exchanges. Such filing with the CSRC was completed on January 2, 2024. However, if Chinese authorities decide to terminate our effective filing procedure to list on U.S. securities exchanges, we may not be able to continue listing on any U.S. securities exchange or continue to offer securities to investors, which would impact the viability of the Business Combination and have an adverse effect on our financial prospects.
The PRC government regulates the commercial economy by refining and modifying the legal and regulatory system from time to time. Our ability to operate in China may be negatively influenced by evolutions in PRC laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.
For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. Similarly, our business segments may be subject to various government and regulatory interference in the regions in which we operate. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Such intervention or control by the PRC government could result in a material adverse change in Baird Medical’s operations, significantly limit or prevent us from offering or continuing to offer securities to investors or cause such securities to significantly decline in value or become worthless.
Permissions are required for our business from PRC Authorities which have been received to date, but there can be no assurance of future events relating to such permissions.
Baird Medical has received from PRC authorities all requisite licenses, permissions, and approvals needed to engage in the businesses currently conducted in the PRC. However, we cannot assure you that we will be able to meet such compliance requirements in the future in a timely manner, or at all. Any failure to fully comply with such compliance requirements in the future may cause us to be unable to begin new businesses or operations in the PRC, subject us to fines, suspend new businesses or operations until rectification, or other sanctions.
We believe Baird Medical is not required to obtain additional permissions or approvals to operate its current business. Baird Medical is required to complete the overseas listing filing procedure before it may issue its securities to foreign investors pursuant to the Trial Measures as imposed by the CSRC, and such filing procedure was completed on January 2, 2024. However, as confirmed by our PRC counsel, Dacheng Law Offices, LLP (“Dacheng”), Baird Medical is not required to obtain permission from the CAC or any other Chinese authorities to issue its securities to foreign investors based on PRC laws and regulations currently in effect, and Baird Medical has not received nor been denied such permission by any Chinese authorities, other than the CSRC which granted its permission on January 2, 2024. However, we cannot assure you that the PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we will always be able to successfully update or renew the licenses or permits required for the relevant business in a timely manner or that these licenses or permits are sufficient to conduct all of their present or future business. If we (i) do not receive or maintain required permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws or regulations change and we are required to obtain such permissions or approvals in the future, we could be subject to fines, legal sanctions, or an order to suspend their relevant services, which may materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless.
Actions by the government of China to exert more supervision over offerings, if any, may limit or completely hinder the Company’s ability to offer or continue to offer securities to investors or cause the value of such securities to decline or in some circumstances become worthless.
The M&A Rules (as defined below) adopted by six PRC regulatory agencies in 2006 and amended in 2009, require an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. Currently, there is no consensus among leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.
We believe that, as confirmed by Dacheng, CSRC’s approval under the M&A Rules is not required for this Business Combination (including the offering of PubCo Ordinary Shares to U.S. investors) and the listing and trading of PubCo Ordinary Shares on Nasdaq in the context of this Business Combination. However, we cannot assure you that relevant Chinese government agencies, including the CSRC, would reach the same conclusion as we do.
In addition, on February 17, 2023, the CSRC released the Trial Measures, which came into effect on March 31, 2023. See “Risk Factors — The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer PubCo Ordinary Shares to investors and could cause the value of PubCo Ordinary Shares to significantly decline or such shares to become worthless.”

Since Baird Medical’s PRC subsidiaries accounted for more than 50% of our consolidated revenues, profit, total assets or net assets for the fiscal years ended December 31, 2022 and 2021, and the key components of our operations are carried out in the PRC, the Business Combination will be considered an indirect offering and Baird Medical will be subject to the filing requirements under the Trial Measures. The overseas listing filing procedure of the CSRC is required in connection with the Business Combination and was completed on January 2, 2024, and the approval of the CAC or other PRC regulatory agencies may be required in the future in connection with the Business Combination, and our funds or assets located within the PRC may not be available to fund operations or for other use outside of the PRC. However, Baird Medical has received all required licenses, permissions and approvals from the relevant PRC authorities needed to engage in its business operations. Such licenses, permissions and approvals include the Registration Certificates for Medical Device, Permit for Medical Device Production, Medical Device Quality Management System Certificate, Certification of High-Tech Enterprise, Pollutant Discharge Registration for Fixed Sources of Pollution, the Business Operation License for Class III Medical Devices and the Record Filing Certificate for Operation of Class II Medical Devices. No licenses, permissions or approvals have been denied or expired. Except for the filing procedures based on the Trial Measures, which procedures are required by the CSRC, Baird Medical is not required to obtain any other license, permission or approval from the relevant PRC authorities, including the CAC or any other governmental agency that is required to approve the offering of the securities being registered hereunder to foreign investors. Baird Medical completed the filing procedures required by the CSRC on January 2, 2024, and the result of such CSRC approval was posted on the official website of the CSRC on the same date. See “— The CSRC has recently released the Trial Measures for China-based companies seeking to conduct overseas offering and listing in foreign markets. Under the Trial Measures, the PRC government exerts more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer PubCo Ordinary Shares to investors and could cause the value of PubCo Ordinary Shares to significantly decline or such shares to become worthless.”
We have been closely monitoring the developments in the regulatory landscape in China, particularly regarding the requirement of approvals, including on a retrospective basis, from the CSRC, the CAC, or other PRC authorities with respect to the Business Combination, as well as other procedures that may be imposed on us. The government of China has the legal ability through its agencies to exert more supervision over offerings, which may limit or completely hinder the Company’s ability to offer or continue to offer securities to investors or cause the value of such securities to decline or in some circumstances become worthless.
We may be liable for improper use or appropriation of personal information provided by our customers.
Our business involves collecting and retaining certain internal and customer data. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customers, employees and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.
The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the National People’s Congress, or the SCNPC, issued the Cyber Security Law of the PRC, which became effective on June 1, 2017. Pursuant to the Cyber Security Law of the PRC, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.
The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides legal basis for privacy and personal information infringement claims under the Chinese civil laws. Furthermore, the PRC Personal Information Protection Law (issued by the Standing Committee of PRC National People’s Congress on August 20, 2021 and became effective from September 1,

2021) further establishes the basic principles and specific requirements for the protection of personal information and becomes the main legal basis for the protection of personal information in China. PRC regulators, including the CAC, the Ministry of Industry and Information Technology (the “MIIT”), and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection.
The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the State Administration for Market Regulation (the “SAMR”), have enforced data privacy and protection laws and regulations. The Measures for Cybersecurity Review (2021 version) issued by the CAC on November 16, 2021, which became effective on February 15, 2022, includes the following key changes:
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companies who are engaged in data processing are also subject to the regulatory scope;

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the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism;

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the operators of critical information infrastructure and online platform operators holding more than one million users/users’ (which is to be further specified) individual information and seeking a listing outside China shall file for cybersecurity review with the Cybersecurity Review Office; and

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the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously shall be collectively taken into consideration during the cybersecurity review process.

On July 7, 2022, the CAC published the Outbound Data Transfer Security Assessment Measures (the “Outbound Data Transfer Measures”), which became effective on September 1, 2022 and specifies the circumstances in which data processors providing data outbound shall apply for outbound data transfer security assessment with the CAC, including, among others, the data processor provides personal information that meets a certain threshold and/or important information outbound. We have disclosed certain information of our shareholders, directors, managerial officers, customers and employees to the relevant overseas counsel and Placement Agents for the purpose of due diligence, who are professional parties which have entered into legally binding non-disclosure agreements with us, we understand the amount of personal information we transferred outbound has not triggered the threshold of outbound data transfer security assessment set forth in Outbound Data Transfer Measures, and the information we provided outbound does not belong to important data under current PRC law, hence we believe we are not subject to the outbound data transfer security assessment. However, if we were in the future deemed to be a data processor providing important data outbound, we could become subject to the CAC outbound data security assessment requirements.
On November 14, 2021, the CAC published the Regulations for the Administration of Network Data Security (Draft for Comments), which reiterates that data processors that process the personal information of more than one million users listing in a foreign country should apply for a cybersecurity review. Currently, the Measures for Cybersecurity Review (2021 version) were adopted on December 28, 2021 and became effective on February 15, 2022.
We believe that our business operation and this listing are not subject to a cybersecurity review, but the relevant authorities may take a different position. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may have material adverse effect on our business, financial condition or results of operations. Baird Medical has not set up any internal data privacy or cybersecurity protection mechanisms. Furthermore, Baird Medical’s clinical trials are conducted by third-party medical institutions that process medical information and other personal information during clinical trials. Baird Medical has not signed any data protection agreements with such third-party institutions or conducted any impact assessment or supervision on their data usage. The absence of internal cybersecurity and privacy protection mechanisms, noncompliance with multi-level protection of information systems procedures, and lack of data protection agreements with business partners may lead to potential compliance risks in accordance with relevant PRC cybersecurity and data protection laws.

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.
However, the laws and regulations relating to cybersecurity or data security may evolve in the future, and we cannot assure you that we will comply with such regulations in all respects and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.
The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may increase our labor costs, impose limitations on our labor practices and materially and adversely affect our business and our results of operations.
The PRC Labor Law and the Labor Contract Law of the People’s Republic of China (the “Labor Contract Law”) require that employers must execute written employment contracts with full-time employees. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines, compensations and other administrative sanctions, and serious violations may constitute criminal offenses.
The Labor Contract Law became effective and was implemented on January 1, 2008, which was amended on December 28, 2012. It has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to enter into written labor contracts, to enter into labor contracts with no fixed terms under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts.
In addition, the Labor Contract Law introduces specific provisions related to fixed-term employment contracts, part-time employment, probation, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining, which together represent enhanced enforcement of labor laws and regulations. For example, according to the PRC Labor Contract Law, an employer is obliged to sign an unfixed-term labor contract with any employee who has worked for the employer for 10 consecutive years. Further, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must have an unfixed term, with certain exceptions. The employer must pay economic compensation to an employee where a labor contract is terminated or expires in accordance with the PRC Labor Contract Law, except for certain situations that are specifically regulated. In addition, the government has issued various labor-related regulations to further protect the rights of employees. According to such laws and regulations, employees are entitled to annual leave ranging from five to 15 days and are able to be compensated for any untaken annual leave days in the amount of three times their daily salary, subject to certain exceptions. In the event that we decide to change our employment or labor practices, the Labor Contract Law and other labor-related regulation may also limit our ability to effect those changes in a manner that we believe to be cost-effective. In addition, our employment practices may not be deemed in compliance with the laws and regulations if we do not comply with the relevant laws and regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and financial conditions may be materially and adversely affected.
PRC regulations relating to foreign exchange registration of overseas investment and roundtrip investment in China by PRC residents through Special Purpose Vehicles may subject our PRC resident beneficial owners of our PRC subsidiaries to liability or penalties, limit our ability to inject capital into the subsidiary, limit PRC subsidiaries’ ability to increase its registered capital or distribute profits to us, or may otherwise materially and adversely affect us.
On July 4, 2014, the State Administration of Foreign Exchange of the People’s Republic of China, or SAFE, promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and

Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaced the former Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles (generally known as SAFE Circular 75) promulgated by SAFE on October 21, 2005. On February 13, 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment (“SAFE Circular 13”), which took effect on June 1, 2015. This SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their direct establishment or indirect control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. Qualified local banks will directly examine and accept foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under Circular 37 from June 1, 2015.
These circulars further require amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease of capital contributed by PRC residents, share transfer or exchange, merger, division or other material events. In the event that a PRC resident holding interests in a special purpose vehicle fails to complete the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiaries.
According to SAFE Circular 37 and SAFE Circular 13, our shareholders or beneficial owners who are PRC residents are subject to Circular 37 or other foreign exchange administrative regulations in respect of their investment in our company. To the best of our knowledge, substantially all of our PRC resident shareholders who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us have completed the application for foreign exchange registrations for their foreign investment in our company in accordance with SAFE Circular 37 and SAFE Circular 13. We have taken steps to notify significant beneficial owners of PubCo Ordinary Shares whom we know are PRC residents of their filing obligations. However, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners that are required to make such registrations, and we may not always be able to compel them to comply with all relevant foreign exchange regulations. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by all relevant foreign exchange regulations. The failure or inability of such individuals to comply with the registration procedures set forth in these regulations may subject us to fines or legal sanctions, restrictions on our cross-border investment activities or our PRC subsidiaries’ ability to distribute dividends to, or obtain foreign-exchange-dominated loans from, our company, or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.
We cannot predict how the amendments and refinements to regulations on foreign currency and cross-border transactions will affect our business operations or future strategy. In addition, if we decide to acquire additional PRC domestic companies, we cannot assure you that we or the owners of any such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could materially and adversely affect our business and results of operations.
PRC regulation on loans to, and direct investment in, our PRC subsidiaries by offshore holding companies and governmental supervision of currency conversion may delay us from using the proceeds of the Business Combination to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.
Baird Medical is an exempted company incorporated in the Cayman Islands with limited liability structured as a holding company conducting its operations in China through its PRC subsidiaries. As permitted under PRC laws and regulations, in utilizing the proceeds of the Business Combination, we may make loans to our PRC subsidiaries subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our PRC subsidiaries. Furthermore, loans by us to our PRC subsidiaries to finance their activities cannot exceed the statutory limits and are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System and registration with other governmental authorities in China.
The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises (“SAFE Circular 19”), effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the SAFE will permit such capital to be used for equity investments in the PRC in actual practice. The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account (“SAFE Circular 16”), effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold to our PRC subsidiaries, which may materially and adversely affect our liquidity and our ability to fund and expand our business in the PRC.
In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, the PRC subsidiaries by offshore holding companies, and the fact that the PRC government may restrict access to foreign currencies in the future, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from the Business Combination and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.
Under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC enterprise shareholders and have a material adverse effect on our results of operations and the value of your investment.
Under the EIT Law, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, a circular, known as SAT Circular 82, issued in April 2009 by the State Administration of Taxation (the “SAT”), specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued a bulletin, known as SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals.
We do not believe that we, as an exempted company incorporated in the Cayman Islands with limited liability meet all of the conditions above thus we do not believe that we are a PRC resident enterprise, though all members of our management team as well as the management team of our offshore holding company are located in China. However, if the PRC tax authorities determine that we are a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”
Finally, if we are regarded as a PRC resident enterprise, any dividends payable by us to our investors and gains on the sale of our shares would become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises (subject to the provisions of any applicable tax treaty). It is unclear whether non-PRC enterprise shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the PubCo Ordinary Shares.
Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.
Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises (“SAT Circular 698”) issued by the SAT on December 10, 2009, where a foreign investor transfers the equity interests of a resident enterprise indirectly via disposition of the equity interests of an overseas holding company, or an “indirect transfer,” and such overseas holding company is located in a tax jurisdiction that (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report the indirect transfer to the competent tax authority. The PRC tax authority will examine the true nature of the indirect transfer, and if the tax authority considers that the foreign investor has adopted an “abusive arrangement” in order to avoid PRC tax, it may disregard the existence of the overseas holding company and re-characterize the indirect transfer.
On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises (“SAT Bulletin 7”), to supersede existing provisions in relation to the “indirect transfer” as set forth in SAT Circular 698, while the other provisions of SAT Circular 698 remain in force. Pursuant to SAT Bulletin 7, where a non-resident enterprise indirectly transfers properties such as equity in PRC resident enterprises without any justifiable business purposes and aiming to avoid the payment of enterprise income tax, such indirect transfer must be reclassified as a direct transfer of equity in PRC resident enterprises. To assess whether an indirect transfer of PRC taxable properties has reasonable commercial purposes, all arrangements related to the indirect transfer must be considered comprehensively and factors set forth in SAT Bulletin 7 must be comprehensively analyzed in light of the actual circumstances. SAT Bulletin 7 also provides that, where a non-PRC resident enterprise transfers its equity interests in a resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction. We believe that the rule under Article 6 of SAT Bulletin 7 establishes the “internal reorganization exemption” that if the following three criteria should be met simultaneously, then the transaction will be deemed to have a “bona fide commercial purpose”: (1) The transfer of equity owns 80% or more of the equity of the transferee directly or indirectly, or the same party holds 80% or more of both the equity of the transferor and the equity of the transferee. (2) In the case of an indirect transfer transaction that has not yet occurred, its PRC income tax burden will not be reduced, and (3) The transferee of equity constitutes full payment of the consideration for the equity transaction using its equity or the equity of an enterprise in which it holds a controlling stake (excluding the equity of a listed enterprise). We believe that a share exchange meets the criterion and thus would not be subject to PRC enterprise income tax. However, failure to satisfy any of these criteria would cause a share exchange to be become subject to PRC enterprise income tax for the gains derived from such indirect transfer and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of up to 10% for the transfer of equity interest in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.
On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Matters Concerning Withholding of Income Tax of Non-resident Enterprises as Source (“SAT Bulletin 37”), which repealed the entire SAT Circular 698 and the provision in relation to the time limit for the withholding agent to declare to the competent tax authority for payment of such tax of SAT Bulletin 7. Pursuant to SAT Bulletin 37, the income from a property transfer, as stipulated in the second item under Article 19 of the EIT Law, shall include the income derived from transferring such equity investment assets as stock equity. The balance of deducting the equity’s net value from the total income from equity transfer shall be taxable income from equity transfer. Where a withholding agent enters into a business contract, involving the income specified in the third paragraph of Article 3 in the EIT Law, with a non-resident enterprise, the tax-excluding income of the non-resident enterprise will be treated as the tax-including income, based on which the tax payment will be calculated and remitted, if it is agreed in the contract that the withholding agent shall assume the tax payable.
It is possible that we or our non-PRC resident investors may become at risk of being taxed under SAT Bulletin 7 and SAT Bulletin 37 and may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Bulletin 37 or to establish that we or our non-PRC resident investors should not be taxed under SAT Bulletin 7 and SAT Bulletin 37, which may have an adverse effect on our financial condition and results of operations or such non-PRC resident investors’ investment in us.
Dividends payable to our foreign investors and gains on the sale of PubCo Ordinary Shares by our foreign investors may be subject to PRC tax.
Under the EIT Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Any gain realized on the transfer of PubCo Ordinary Shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on PubCo Ordinary Shares, and any gain realized from the transfer of PubCo Ordinary Shares, may be treated as income derived from sources within the PRC and may as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of PubCo Ordinary Shares by such investors may be subject to PRC tax at a current rate of 20%. Any PRC tax liability may be reduced under applicable tax treaties. However, it is unclear whether holders of PubCo Ordinary Shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas if we are considered a PRC resident enterprise. If dividends payable to our non-PRC investors, or gains from the transfer of PubCo Ordinary Shares by such investors are subject to PRC tax, the value of your investment in PubCo Ordinary Shares may decline significantly.
We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and the PRC subsidiaries’ restrictions on paying dividends or making other payments to us could restrict our ability to satisfy our liquidity requirements and have a material and adverse effect on our ability to conduct our business.
PubCo is an exempted company incorporated in the Cayman Islands with limited liability structured as a holding company. We may need dividends and other distributions on equity from our PRC subsidiaries to satisfy our liquidity requirements, including the funds necessary to pay dividends and other cash distributions to shareholders and service, any debt Baird Medical may incur. Our PRC subsidiaries generate and retain cash generated from operating activities and re-invest it in our business. Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits after tax, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of their accumulated profits after tax each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their registered capital. Our PRC subsidiaries may also allocate a portion of their after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Furthermore, if any PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or to make payments to us may restrict our ability to satisfy our liquidity requirements.
In addition, the EIT Law, and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.
In response to the persistent capital outflow in China and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China (“PBOC”) and SAFE promulgated a series of capital control measures in early 2017, including stricter vetting procedures for domestic companies to remit foreign currency for overseas investments, dividends payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. Such actions could limit or completely hinder our ability to offer or continue to offer securities to investors and cause our securities to significantly decline in value or become worthless. Therefore, investors of our company and our business face potential uncertainty from actions taken by the PRC government affecting our business.
Fluctuations in exchange rates could result in foreign currency exchange losses to us and may reduce the value of, and amount in U.S. Dollars of dividends payable on, our shares in foreign currency terms and could impact our gross profit and gross margin.
The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. In August 2015, the PBOC changed the way it calculates the mid-point price of RMB against the U.S. dollar, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply as well as changes in major currency rates. In 2018, the value of the RMB appreciated by approximately 5.5% against the U.S. dollar; and in 2019, the RMB appreciated by approximately 1.9% against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the RMB and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the RMB against the U.S. dollar. It is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the U.S. dollar or other currencies in the future. In addition, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. If the exchange rate between RMB and U.S. dollar fluctuates in unanticipated manners, our results of operations and financial condition, and the value of, and dividends payable on, our shares in foreign currency terms may be adversely affected. We may not be able to pay dividends in foreign currencies to our shareholders. Appreciation of RMB to U.S. dollar will result in foreign currency translation gain, while depreciation of RMB to U.S. dollar will result in foreign currency translation loss.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively.
All of our revenues are denominated in Renminbi. The Renminbi is currently freely convertible without prior approval by the SAFE by complying with certain procedural requirements under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries. Currently, our PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since we expect a significant portion of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries.
It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China.
With respect to shareholder claims or regulatory investigation, there are legal and other obstacles to obtaining information needed from China for cross-border regulatory investigations or litigation due to lack of treaties or cooperation mechanism between China and United States in this regard. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism.
The approval of the CSRC, the CAC, or other PRC regulatory agencies may be required in connection with the Business Combination under a PRC regulation or any new laws, rules or regulations to be enacted, and if required, we cannot assure you that we will be able to obtain such approval.
The M&A Rules adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings.
Based on legal analysis performed by our PRC counsel, Dacheng, we believe that the CSRC’s approval under the M&A Rules is not required for this Business Combination (including the offering of PubCo Ordinary Shares to U.S. investors) and the listing and trading of PubCo Ordinary Shares on Nasdaq in the context of this Business Combination, given that:
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the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this proxy statement/prospectus are subject to this regulation; and

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Our PRC subsidiaries were not established by a merger with or an acquisition of any PRC domestic companies as defined under the M&A Rules. Tycoon became a foreign-invested enterprise in the process of becoming a wholly-owned holding company of Betters, which invested in the PRC, and the acquisition of the equity of a foreign-invested enterprise shall not be a merger or acquisition of the equity or assets of a “PRC domestic enterprise” as defined under the M&A Rules.

However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations in any form relating to the M&A Rules or overseas offering approval. We cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we do.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.
The M&A Rules discussed in the preceding risk factor and related regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand, or (iv) or in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings issued by the State Council in August 2008 is triggered.
In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. Furthermore, according to the security review, foreign investments that would result in acquiring the actual control of assets in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, Internet products and services, financial services and technology sectors, are required to obtain approval from designated governmental authorities in advance.
In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions, if required, could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. We believe that Baird Medical is not considered to be an entity that requires security review, however, as the authorities revise the relevant industry categories related to defense security, we cannot guarantee that acquiring complementary businesses will not cause Baird Medical to become subject to security review. The MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merge or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the MOFCOM. There is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain the approval of the MOFCOM or other PRC governmental authorities for our completed or ongoing mergers and acquisitions. There is no assurance that, if we plan to make an acquisition, we can obtain such approval from the MOFCOM or any other relevant PRC governmental authorities for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on our business, results of operations and corporate structure.
To the extent cash or assets in our business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to supervision by the PRC government over our and our subsidiaries’ ability to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.
Baird Medical is an offshore holding company with no material operations of its own and conducts substantially all of its operations through its PRC subsidiaries. Substantially all of our cash and assets are located in the PRC. As a holding company, Baird Medical may rely on dividends and other distributions on equity paid by its PRC subsidiaries for its cash and financing requirements. If our PRC subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us. We are in the process of adopting our formal cash management policies which will dictate the purpose, amount and procedure of cash transfers among our holding company and subsidiaries. Historically, one PRC operating entity provides financial support for other entities’ operations by inter-company loans and we have not experienced difficulties or limitations on our ability to transfer cash between subsidiaries. Cash transfers among our PRC operating entities and their subsidiaries are generally approved by the management of the company providing the funds. Among Baird Medical and its subsidiaries, cash is transferred from Baird Medical and Tycoon as needed in the form of capital contributions or working capital loans, as the case may be, to the PRC subsidiaries as we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. We believe that there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities. However, to the extent cash or assets in our business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong if we are not able to achieve satisfactory compliance with the requirements of the foreign exchange management system, which may affect our and our subsidiaries’ ability to transfer cash or assets. No transfers, dividends or other distributions have been made to date from our subsidiaries to our holding company nor have we or any of our subsidiaries ever paid dividends or made distributions to U.S. investors to date.
The PRC government imposes restrictions on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Due to the requirements of the foreign exchange management system, we may not be able to obtain sufficient foreign currencies to satisfy our foreign currency demands and transfer cash out of China, and pay dividends in foreign currencies to our shareholders. Therefore, to the extent cash or assets in our business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong if we cannot adhere to the foreign exchange management system’s requirements, which will influence the ability of our company and our subsidiaries to transfer cash or assets, which may in turn materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.
Notwithstanding the foregoing, we cannot predict the development of future regulatory policies, and there can be no assurance that the PRC government will not exercise its ability to modify the regulations on our ability to transfer or distribute cash within our PRC subsidiaries or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may materially and adversely affect our business, financial condition and results of operations.
You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the proxy statement/prospectus based on foreign laws.
Baird Medical is an exempted company incorporated under the laws of the Cayman Islands. We conduct substantially all of our production and sales in China, and substantially all of our assets are located in China. In addition, a majority of our executive officers and directors are foreign nationals who either reside in Hong Kong or China for a significant portion of the time, and whose respective assets are substantially located outside of the United States. Specifically, Joseph Douglas Ragan III and Chris Ng are based in Hong Kong and Haimei Wu, Quan Qiu, Wei Hou, Jianguo Ma and Mingzhao Xing are based in China. Therefore, it may be difficult or impossible for you to effect service of process upon us or those persons either inside Hong Kong or mainland China, as the case may be. Even if you are able to effect service of process on PubCo, its directors or officers, and a Hong Kong or China court decides to enforce a liability or judgment against PubCo or such persons, the associated cost and time constraints may make obtaining such enforcement unreasonable or impossible. Further, whether a court in Hong Kong will enforce liabilities and judgments from foreign jurisdictions such as the United States, the Cayman Islands and many other jurisdictions is dependent on whether such jurisdiction is listed under the Foreign Judgments (Reciprocal Enforcement) Ordinance or whether a competent court in Hong Kong exercises its judicial discretion under common law, and even then, judgments may only be recognized if such judgment (i) is for a fixed sum of money, (ii) is final and conclusive, and (iii) was rendered from a foreign court with jurisdiction to adjudicate the subject matter. In China, PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country or region where the judgment is made or on reciprocity between jurisdictions. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts or other form of reciprocity with the United States, the Cayman Islands and many other jurisdictions. As a result, it may be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who do not reside in the United States or have substantial assets located in the United States. In addition, the recognition or enforcement by PRC courts of a judgment made against us or such persons under the civil liability provisions of the securities laws of the United States or any state is subject to international treaties.
With respect to shareholder claims, including securities law class actions and fraud claims, there are legal and other obstacles to obtaining information needed from China for shareholder investigations or litigations due to lack of treaties or cooperation mechanism between China and United States in this regard. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the United States has not been efficient in the absence of a mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the PRC. However, on August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in Mainland China and Hong Kong. The Statement of Protocol includes detailed and specific commitments from the CSRC that would allow PCAOB inspections and investigations meeting U.S. standards, establishing cooperation mechanisms with respect to audit inspections and investigations procedures. Nevertheless, there are some limitations on the ability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China, which may further increase difficulties faced by you in protecting your interests.
The tension in international trade and rising political tension, particularly between U.S. and China, may adversely impact our business, financial condition, and results of operations.
Although cross-border business may not be an area of our focus, as we plan to expand our business internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products and services, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could materially and adversely affect our business, financial condition, and results of operations. Recently, there have been heightened tensions in international economic relations, such as the one between the United States and China. The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement Between the United States of America and the People’s Republic of China as a phase one trade deal, effective on February 14, 2020.
Although the direct impact of the current international trade tension, and any escalation of such tension, on the medical equipment industry in China is uncertain, the negative impact on general, economic, political and social conditions may adversely impact our business, financial condition and results of operations.
In addition, political tensions between the United States and China have escalated due to, among other things, trade disputes, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the central government of the PRC and the executive orders issued by U.S. President Donald J. Trump in August 2020 that prohibit certain transactions with certain Chinese companies and their applications. Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, prospects, financial condition and results of operations.
Risks Relating to ExcelFin, PubCo and the Business Combination
The process of taking a company public by means of a business combination with a special purpose acquisition company (a “SPAC”) is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors.
An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. United States federal securities laws impose statutory liability on the underwriters in a public underwritten offering for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is commonly referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations.
A business combination with a SPAC does not involve an underwritten offering and there are no underwriters. Prospective PubCo shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public underwritten offering. Although ExcelFin performed a due diligence review and investigation of Baird Medical in connection with the Business Combination, ExcelFin has different incentives and objectives in the Business Combination than an underwriter would in a traditional underwritten initial public offering.
In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, other investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.
Certain of our officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those conducted by us and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.
Until we consummate our initial business combination, we intend to engage in the business of identifying and combining with one or more businesses. The Sponsor and our officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.
Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. The ExcelFin Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating any legal obligation.

In the absence of the “corporate opportunity” waiver in our charter, certain candidates would not be able to serve as an officer or director. We believe we substantially benefit from having representatives who bring significant, relevant and valuable experience to our management, and, as a result, the inclusion of the “corporate opportunity” waiver in the ExcelFin Charter provides us with greater flexibility to attract and retain the officers and directors that we feel are the best candidates.
However, the personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause our directors and officers to prioritize a different business combination over finding a suitable acquisition target for our business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest, which could negatively impact the timing for a business combination. We are not aware of any such conflicts of interest and do not believe that any such conflicts of interest impacted our search for an acquisition target.
The proposed Business Combination with Baird Medical may be delayed or ultimately prohibited and ExcelFin may not be able to complete the proposed Business Combination with Baird Medical since such initial business combination may be subject to regulatory review and approval requirements, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”), or may be ultimately prohibited.
In connection with the Business Combination, Merger Sub 1 will merge with and into ExcelFin, with ExcelFin continuing as the surviving entity as a direct, wholly owned subsidiary of PubCo. The Business Combination may be subject to regulatory review and approval requirements by governmental entities, which may cause the Business Combination to be delayed or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties to that investment choose not to file voluntarily. If CFIUS determines that an investment threatens national security, CFIUS has the power to impose restrictions on the investment or recommend that the President prohibit and/or unwind it. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest and the nature of any information or governance rights involved. We note that (i) we are a Delaware corporation, (ii) Betters is a Cayman Islands exempted company and, following the Business Combination, PubCo will be a foreign private issuer, (iii) the Sponsor is a Delaware limited liability company whose managing member is controlled by a non-U.S. person and (iv) following the Business Combination, the Sponsor will be a significant PubCo shareholder. In our view, it is unlikely that the Business Combination would be subject to or impacted by a CFIUS review. We will proceed with the proposed Business Combination without submitting to CFIUS and risk CFIUS intervention, before or after closing the proposed Business Combination. CFIUS may decide to block or delay the proposed Business Combination, or impose conditions with respect to it, which may delay or prevent us from consummating the proposed Business Combination. The process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we are unable to consummate the Business Combination within the applicable time period required, including as a result of extended regulatory review, we will (i) cease all operations except for the purpose of winding up, (ii) redeem the public shares of our capital stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares of capital stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such event, ExcelFin’s stockholders will miss the opportunity to benefit from the proposed Business Combination and the chance of realizing any future gains in the value of such investment.

Additionally, there will be no redemption rights or liquidating distributions with respect to ExcelFin’s warrants, which will expire worthless if ExcelFin fails to complete an initial business combination by the required date. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than $10.20 per share.
The Fourth Extension Amendment Proposal gave ExcelFin’s board of directors the authority to extend ExcelFin’s termination date to a date that is in violation of applicable Nasdaq listing standards.
On July 24, 2024, ExcelFin held a special meeting of stockholders to vote on a proposal to extend the Combination Period from July 25, 2024 to December 25, 2024, comprised of five one-month extensions (the “Fourth Extension Amendment Proposal”), which Fourth Extension Amendment Proposal was approved at that special meeting. If ExcelFin’s board of directors elects to extend the termination date beyond October 25, 2024, and ExcelFin has not completed a qualifying business combination transaction by October 25, 2024, ExcelFin will be in violation of Nasdaq listing standards.
Section IM-5101-2(b) of the Nasdaq Listing Rules requires that any special purpose acquisition company, such as the ExcelFin, must within 36 months of the effectiveness of its IPO registration statement, or such shorter period that the company specifies in its registration statement, complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the deposit account (excluding any deferred underwriters fees and taxes payable on the income earned on the deposit account) at the time of the agreement to enter into the initial combination. The date that is 36 months following the effectiveness of ExcelFin’s registration statement is October 25, 2024. ExcelFin’s termination date is currently December 25, 2024.
Any violation of Nasdaq Listing Rules would likely result in the suspension or delisting of ExcelFin’s securities from Nasdaq, which would have a material adverse effect on the market prices of its securities and on shareholder liquidity. Additionally, any such delisting would materially and adversely impact ExcelFin’s ability to pursue a business combination transaction and would likely cause ExcelFin to enter liquidation.
There can be no assurance that Nasdaq will change its listing standards, or forebear from enforcing them against ExcelFin.
There are no assurances that the Fourth Extension Amendment Proposal will enable ExcelFin to complete an initial business combination.
Approval of the Fourth Extension Amendment Proposal involves a number of risks. ExcelFin can provide no assurances that an initial business combination will be consummated prior to the extended date of December 25, 2024. Our ability to consummate an initial business combination is dependent on a variety of factors, many of which are beyond our control. ExcelFin expects to seek stockholder approval of an initial business combination. ExcelFin will be required to offer stockholders the opportunity to redeem Class A common stock in connection with any stockholder vote to approve our initial business combination. Even if our initial business combination is approved by our stockholders, it is possible that redemptions will leave ExcelFin with insufficient cash to consummate an initial business combination on commercially acceptable terms, or at all. Other than in connection with a redemption offer or liquidation, ExcelFin stockholders may be unable to recover their investment except through sales of Class A common stock on the open market. The price of Class A common stock may be volatile, and there can be no assurance that stockholders will be able to dispose of Class A common stock at favorable prices, or at all.
If ExcelFin does not consummate a business combination by the termination date of December 25, 2024 (or such later date as may be extended by means of an amendment to the ExcelFin Charter), ExcelFin will have to cease all operations except for the purpose of winding up and redeem all of its public shares for their pro rata portions of the Trust Account and liquidate, or seek approval of its stockholders to extend the termination date.
If ExcelFin is unable to complete a business combination during the Combination Period, ExcelFin will have to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem all public shares then outstanding at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and board of directors, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
U.S. regulatory authorities, including the SEC, have recently enacted rules impacting special purpose acquisition companies that could increase ExcelFin’s costs, cause the Business Combination to be less attractive to ExcelFin’s shareholders or constrain circumstances under which it could be completed.
On March 30, 2022, the SEC issued proposed rules (“2022 Proposed Rules”) relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively limiting the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940. On January 24, 2024, the SEC issued final rules (the "2024 SPAC Rules"), which formally adopted some of the 2022 Proposed Rules. The 2024 SPAC Rules became effective on July 1, 2024. These rules may materially adversely affect our ability to engage financial and capital market advisors, negotiate and complete the Business Combination and may increase the costs and time related thereto.
There is currently uncertainty concerning the applicability of the Investment Company Act to SPACs, including a company like ours, that may not complete its initial business combination within 24 months from the effective date of its IPO Registration Statement. It is possible that a claim could be made that we have been operating as an unregistered investment company. If we were deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Company. If we are required to liquidate the Company, our investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of our stock and warrants following such a transaction, and our warrants would expire worthless.
Prior to October 26, 2023, funds in the Trust Account were held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940. However, to mitigate the risk of the Company being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), prior to the 24-month anniversary of the effective date of the registration statement relating to the Company’s initial public offering, the Company instructed U.S. Bank National Association, the trustee with respect to the Trust Account (the “Trustee”), to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and to hold all funds in the Trust Account in cash in an interest bearing account until the earlier of consummation of our initial business combination or liquidation. In connection with such instructions, on October 26, 2023, the Company and the Trustee entered into an amendment (the “Trust Agreement Amendment”) to the Investment Management Trust Agreement dated October 25, 2021, which governs the investment of monies held in the Trust Account, to specifically allow the investment of those funds into an interest bearing account.
Following the consummation of the Business Combination, the only significant asset of the Combined Entity will be ownership of 100% of the Tycoon Shares and the Combined Entity does not currently intend to pay dividends on its PubCo Ordinary Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of PubCo Ordinary Shares.
Following the consummation of the Business Combination, the Combined Entity will have no direct operations and no significant assets other than the ownership of 100% of the Tycoon Shares. Promptly after the consummation of the Business Combination, ExcelFin is required distribute any remaining funds in the Trust Account to PubCo, who is then required to contribute such funds along with any other cash held by PubCo (net of necessary reserves) to Tycoon. PubCo will depend on Tycoon for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company, and to pay any dividends with respect to its stock. Legal and contractual restrictions may limit PubCo’s ability to obtain cash from Tycoon. Thus, PubCo does not expect to pay cash dividends on PubCo Ordinary Shares. Any future dividend payments are within the absolute discretion of the board of directors of PubCo and will depend on, among other things, PubCo’s results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that its board of directors may deem relevant.
There may not be an active trading market for the PubCo Ordinary Shares, which may make it difficult to sell shares of PubCo Ordinary Shares.
It is possible that after the Business Combination, an active trading market will not develop or, if developed, that any market will not be sustained. This would make it difficult for you to sell shares of PubCo Ordinary Shares at an attractive price or at all. The market price per Ordinary Share prior to the Business Combination may not be indicative of the price at which shares of PubCo Ordinary Shares will trade in the public market after the Business Combination.
We will incur significant transaction and transition costs in connection with the Business Combination. If ExcelFin fails to consummate the Business Combination, it may not have sufficient cash available to pay such costs.
ExcelFin expects to incur significant, non-recurring costs in connection with consummating the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. ExcelFin’s transaction expenses as a result of the Business Combination are currently estimated at approximately $10.9 million, which is comprised of (i) $1.6 million in deferred underwriting compensation payable to the underwriters of its IPO and (ii) approximately $9.3 million relating to fees associated with legal, audit, printing and mailing this proxy statement/prospectus, investor relations, investment banking, insurance, and other operating costs related to the Business Combination. Baird Medical estimates its Business Combination costs to be approximately $2.7 million which is comprised of legal, accounting, financial consulting, printer and translation costs. If ExcelFin and Baird Medical do not consummate the Business Combination, each party will be required to pay its own fees and expenses, and ExcelFin likely will not have sufficient cash available to pay its fees and expenses unless and until it completes a subsequent business combination transaction.
The working capital available to the Combined Company after the Business Combination will be reduced to the extent ExcelFin’s stockholders exercise their redemption rights in connection with the Business Combination and will also be reduced to the extent of Baird Medical’s and ExcelFin’s transaction expenses, which will be payable by the Combined Company. This may adversely affect the business and future operations of the Combined Company.
The amount of working capital available to the Combined Company after the Business Combination will depend in part on the extent to which ExcelFin stockholders exercise their right to redeem their shares into cash in connection with the Business Combination. The Combined Company’s working capital will be reduced in proportion to such redemptions, and will also be reduced to the extent of ExcelFin’s and Baird Medical’s transaction expenses, which will be payable by the Combined Company. Reduced working capital may adversely affect the Combined Company’s business and future operations.
The funds held outside of our Trust Account are insufficient to allow us to operate until at least December 25, 2024 (or such later date as may be extended by means of an amendment to the ExcelFin Charter). Our ability to complete an initial business combination may be adversely affected.
We believe the funds available to us outside of the Trust Account will not be sufficient to allow us to operate for at least the next 12 months, assuming that a Business Combination is not consummated during that time. We may need to obtain additional financing to consummate the Business Combination but there is no assurance that new financing will be available to us on commercially acceptable terms. If we are required to seek additional capital, we would need to borrow funds from our Sponsor, management team or other third parties to operate or may be forced to liquidate. Neither our Sponsor, members of our management team nor any of their affiliates is under any obligation to advance funds to us in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our initial business combination. Up to $1,500,000 of such loans may be convertible into private placement warrants at a price of $1.00 per warrant, at the option of the lender. As of December 31, 2023, there were $1,296,654 in outstanding working capital loans outstanding. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. Consequently, our public stockholders may only receive an estimated $10.20 per share, or possibly less, on our redemption of our public shares, and our warrants will expire worthless.
Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern, since we will cease all operations except for the purpose of liquidating if we are unable to complete an initial business combination during the Combination Period.
As of December 31, 2023, ExcelFin had $45,219 in cash held outside of the Trust Account for its working capital needs. ExcelFin has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. We may need to raise additional funds in order to meet the expenditures required for operating our business. Further, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our public shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. In addition, we intend to target businesses larger than we could acquire with the net proceeds of our initial public offering and the sale of the placement warrants, and may as a result be required to seek additional financing to complete such proposed initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations. While ExcelFin intends to complete the proposed Business Combination before December 25, 2024 (or such later date as may be extended by means of an amendment to the ExcelFin Charter) there are no assurances that this will happen. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about ExcelFin’s ability to continue as a going concern. Further, the perception that we may not be able to continue as a going concern may also make it more difficult to operate our business due to concerns about our ability to meet our contractual obligations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Resources could be wasted in researching acquisitions that are not completed (including the proposed Business Combination), which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If we have not completed our initial business combination within the required time period, our public stockholders may receive only approximately $10.20 per share, or less than such amount in certain circumstances, on the liquidation of our Trust Account and our warrants will expire worthless.
We anticipate that the investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If we decide not to complete a specific initial business combination, such as the proposed Business Combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if we reach an agreement relating to a specific target business, such as Baird Medical, we may fail to complete our initial business combination for any number of reasons including those beyond our control. Any such event will result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If we are unable to complete our initial business combination, our public stockholders may receive only approximately $10.20 per share on the liquidation of our Trust Account and our warrants will expire worthless.

Unfavorable global economic conditions, including slower growth or recession, bank failures, inflation or decreases in consumer spending power or confidence, including a severe or prolonged downturn in the PRC or global economy, could materially and adversely affect Baird Medical’s business, financial condition or results of operations.
Baird Medical’s operations could be harmed by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn, including the impact of increased interest rates, historically unprecedented inflation, and bank collapses could result in a variety of risks to Baird Medical’s business, including its ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain the Company’s third-party manufacturer or suppliers, possibly resulting in supply disruption, or cause customers to delay making payments for microwave ablation medical devices. Any of the foregoing could harm Baird Medical’s business and Baird Medical cannot anticipate all of the ways in which unfavorable economic conditions and financial market conditions, including slower growth or recession, inflation or decreases in consumer spending power or confidence, could harm its business. Additionally, recent increases in inflation and interest rates in the United States and elsewhere may lead to increased price volatility for securities which are publicly traded in the United States, even for foreign private issuers, and may lead to other national, regional and international economic disruptions, any of which could adversely impact Baird Medical.
ExcelFin and Baird Medical have no history operating as a combined company. The unaudited pro forma condensed consolidated combined financial information may not be an indication of the Combined Company’s financial condition or results of operations following the Business Combination or would have been, and accordingly, you have limited financial information on which to evaluate Baird Medical and your investment decision.
ExcelFin and Baird Medical have no prior history as a combined entity and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed consolidated combined financial information contained in this proxy statement/prospectus has been prepared using the historical financial statements of ExcelFin and Baird Medical, and is presented for informational purposes only and are not necessarily indicative of what the Combined Company’s condensed financial position or results of operations actually would have been had the Business Combination been consummated prior to December 31, 2023, nor are they necessarily indicative of future results of operations. In addition, the unaudited pro forma condensed consolidated combined financial statements do not purport to project the future financial position or operating results of the Combined Company. See the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” for more information.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed consolidated combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that ExcelFin believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. ExcelFin believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated combined financial information. The unaudited pro forma condensed consolidated combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of ExcelFin and Baird Medical.
The Business Combination remains subject to conditions that ExcelFin cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.
The Business Combination is subject to a number of conditions, including the condition there is no legal prohibition against consummation of the Business Combination, that the PubCo Ordinary Shares and PubCo

Warrants be approved for listing on Nasdaq subject only to official notice of issuance thereof, that ExcelFin and Baird Medical receive evidence that PubCo will qualifies as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act, continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the truth and accuracy of ExcelFin’s and Baird Medical’s representations and warranties made in the Business Combination Agreement, the non-termination of the Business Combination Agreement and agreements by both ExcelFin and Baird Medical. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected. PubCo will not have definitive confirmation of the listing of the PubCo Ordinary Shares and the PubCo Warrants at the time this proxy statement/prospectus is delivered to ExcelFin’s stockholders. Consequently, at the time that ExcelFin’s stockholders are asked to vote in favor of the Business Combination, ExcelFin’s stockholders will not know whether the listing has been approved. The parties will retain the option to waive conditions to closing that are capable of being waived, including the requirement to list the PubCo Ordinary Shares and the PubCo Warrants on Nasdaq, and close the Business Combination notwithstanding the non-fulfillment of those conditions.
If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), either ExcelFin or Baird Medical may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement. See the section of this proxy statement/prospectus titled “The Business Combination Agreement and Ancillary Agreements — Termination.”
The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.
In general, either ExcelFin or Baird Medical may refuse to complete the Business Combination if there is a material adverse effect affecting Baird Medical or PubCo between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on Baird Medical or PubCo, including the following events (except, in certain cases where the change has a disproportionate effect on a party):
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general changes in the financial or securities markets or general economic or political conditions;

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changes, conditions or effects that generally affect the industries in which the party operates;

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changes in applicable laws, including COVID-19 measures, or U.S. GAAP or other applicable accounting principles;

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conditions caused by acts of God, epidemic, terrorism, war (whether or not declared), natural disaster or pandemic (including COVID-19); or

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changes attributable to the public announcement or performance of the Business Combination Agreement.

Furthermore, ExcelFin or Baird Medical may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of the PubCo Ordinary Shares may suffer.
The exercise of ExcelFin’s discretion in agreeing to changes to or waivers of terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers of conditions are appropriate and in ExcelFin’s best interests.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require ExcelFin to agree to amend the Business Combination Agreement, to consent to certain actions taken by Baird Medical, or to waive rights that ExcelFin is entitled to under the Business Combination Agreement. For example, it is a condition to ExcelFin’s obligations to close the Business Combination that the representations and warranties of Baird Medical are true and correct in all respects as of the date of the Business Combination Agreement and as of the date of the Closing (or an earlier date to the extent that an earlier date is referenced in the representation and warranty), except, for certain of the representations and warranties, for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect (as defined in the Business Combination Agreement) on Baird Medical.

Under applicable law and ExcelFin’s existing charter, ExcelFin is not able to waive the condition that its stockholders approve the Business Combination.
In any of such circumstances, it would be at ExcelFin’s discretion, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors and officers described in these risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what he or they may believe is best for ExcelFin and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. While certain changes could be made without further stockholder approval, ExcelFin will circulate a new or amended proxy statement/prospectus and resolicit approval by ExcelFin’s stockholders if changes to the terms of the Business Combination Agreement would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.
The Sponsor, and ExcelFin’s directors and officers, have conflicts of interest in determining to pursue the Business Combination with Baird Medical, since certain of their interests, and certain interests of their affiliates and associates, are different from or in addition to (and which may conflict with) the interests of ExcelFin’s stockholders.
The Sponsor, and officers and directors of ExcelFin, have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of ExcelFin’s public stockholders, which may result in a conflict of interest. These interests include:
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If the Business Combination, or another business combination, is not consummated during the Combination Period, then ExcelFin will (i) cease all operations except for the purpose of winding up, (ii) redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

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The Sponsor (including its representatives and affiliates) and ExcelFin’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to ExcelFin’s and the Sponsor and ExcelFin’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to ExcelFin completing its initial business combination, and as result of which, the Sponsor and ExcelFin’s officers and directors may become aware of business opportunities which may be appropriate for presentation to ExcelFin, and the other entities to which they owe fiduciary or contractual duties, and may have conflicts of interests in determining to which entity a particular business opportunity should be presented (and these conflicts may include presentation to other entities prior to their presentation, if at all, to ExcelFin, and may not always be resolved in the favor of ExcelFin). ExcelFin’s Charter provides that the doctrine of corporate opportunity shall not apply to any corporate opportunity with respect to any of its directors or officers unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of ExcelFin and such opportunity is one ExcelFin is legally and contractually permitted to undertake and would otherwise be reasonable for ExcelFin to pursue and the director or officer is permitted to refer that opportunity to ExcelFin without violating any legal obligation.

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On June 30, 2023, Grand Fortune Capital (HK) Company Limited (“GFC”), an affiliate of one of the members of the Sponsor, acquired 641,371 preference shares of Baird Medical (the “Purchased Preference Shares”) previously issued to BOCI Investment Limited (“BOCI”) for an aggregate purchase price of approximately $8,712,178 (the “BOCI Purchase Price”). GFC has acquired all of the rights applicable to the Purchased Preference Shares previously granted to BOCI with respect to the Purchased Preference Shares, including the right to appoint one member of Baird Medical’s board of directors. No later than six months following the closing of the Business Combination, GFC shall tender all of the Purchased Preference Shares to Baird Medical, and Baird Medical shall issue in exchange thereto to GFC a portion of the PubCo Ordinary Shares held by Baird Medical as of such date proportional to GFC’s pro rata ownership of Baird Medical (calculated on a fully diluted and as-converted basis) as of such date. If the Business Combination does not close by the Outside Date, GFC has the right to require Baird Medical, the Key Baird Medical Shareholder or Haimei Wu, the Chairwoman and Chief Executive Officer of Baird Medical, to repurchase all or a portion of the Purchased Preference Shares at a purchase price equal to the sum of (i) the BOCI Purchase Price, (ii) the costs incurred by GFC in connection with such repurchase and (iii) an amount sufficient to guarantee GFC an agreed internal rate of return.
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The Sponsor and its affiliates’ total potential ownership in the Combined Company, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 8.5% of outstanding PubCo Ordinary Shares in a no additional redemption scenario, 8.6% of outstanding PubCo Ordinary Shares in a 48.2% redemption scenario and 8.6% of outstanding PubCo Ordinary Shares in a maximum redemption scenario (see the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information).

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The Sponsor paid an aggregate of approximately $25,000 for 5,750,000 founder shares. In connection with the shareholders meeting to extend the term of ExcelFin to October 25, 2023, ExcelFin and the Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties, pursuant to which such third parties agreed not to redeem an aggregate of 5,020,000 shares of ExcelFin Common Stock in connection with such meeting. In exchange for the foregoing commitments, the Sponsor has agreed to transfer an aggregate of 1,250,000 founder shares held by the Sponsor to such third parties immediately following consummation of an initial business combination, leaving the Sponsor beneficially owning 4,500,000 shares of ExcelFin Common Stock upon consummation of the business combination. The market value of such shares as of August 22, 2024 was approximately $49,770,000, and the value of such shares is expected to be greater than $25,000 at the time of the Business Combination. If ExcelFin does not complete an initial business combination, such shares will expire worthless. On October 25, 2023, the Sponsor, which held of record 5,750,000 founder shares (which includes 1,250,000 shares transferable to the parties to the Non-Redemption Agreements upon Closing), exercised its right to convert all of the founder shares into an equal number of shares of ExcelFin Class A Common Stock. This conversion was done to ensure that ExcelFin remained in compliance with Nasdaq’s continuing listing requirements (market value of listed securities) prior to Closing. This conversion will have no effect on the consideration to be issued to the former holders of founder shares under the Business Combination Agreement.

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The Sponsor paid an aggregate of $11,700,000 for the 11,700,000 private placement warrants in connection with the IPO, at a price of $1.00 per warrant. In connection with the Business Combination Agreement, the Sponsor has agreed to surrender all of the private placement warrants for no additional consideration. However, the Sponsor will be issued up to 4,500,000 PubCo Ordinary Shares (including 1,350,000 Sponsor Earnout Shares) in exchange for its founder shares from which the Sponsor may recover its investment in the private placement warrants. If the Business Combination does not close, the private placement warrants will expire worthless and the Sponsor will have no means to recover its $11,700,000 investment in ExcelFin.

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The Sponsor and each of its permitted transferees, including our officers and directors, have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares (but not public shares) held by them if ExcelFin fails to complete its initial business combination by the time required prior to ExcelFin’s liquidation in accordance with the ExcelFin Charter (which waiver was provided in connection with the IPO and without any separate consideration paid in connection with providing such waiver), and therefore if ExcelFin is unable to consummate a business combination by that time, those shares would expire worthless.

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The Sponsor, officers and directors and their affiliates can earn a positive rate of return on their overall investment in ExcelFin and Baird Medical after the Business Combination, even if other holders of ExcelFin Class A Common Stock experience a negative rate of return, due to having purchased the founder shares, as described above, for $25,000 or approximately $0.004 per share.

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As of December 31, 2023, ExcelFin has issued a convertible note in an aggregate principal amount of up to $1,500,000 to the Sponsor, with $1,296,654 outstanding (the “Working Capital Loan”). The Working Capital Loan bears no interest and is due and payable upon the earlier of the consummation of the initial business combination or the date of the liquidation of ExcelFin. If ExcelFin does not complete a business combination, ExcelFin may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loan, but no proceeds held in the Trust Account would be used to repay this loan. The Sponsor has agreed that at the Closing of the Business Combination, all amounts outstanding under the Working Capital Loan will be converted into PubCo Ordinary Shares at a price of $10.20 per share.

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In summation of the foregoing, the aggregate dollar amount that the Sponsor and its affiliates risk losing if an initial business combination, including the Business Combination, is not consummated is approximately $62,791,564, as of August 22, 2024, which amount includes the current value of securities held (valued at the current price of ExcelFin Class A Common Stock and ExcelFin Public Warrants) and consists of (i) the founder shares, (ii) the private placement warrants purchased in connection with the IPO, and (iii) the Working Capital Loan.

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As a result of the foregoing the Sponsor, and officers and directors of ExcelFin, will benefit from the completion of an initial business combination, including the Business Combination, and may be incentivized to complete an acquisition or business combination of a less favorable target company or on terms less favorable to shareholders of ExcelFin rather than liquidate.

These interests may influence ExcelFin’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.
Our Sponsor and ExcelFin’s affiliates will lose their entire investment of privately placed shares (consisting of founder shares and placement warrants) in ExcelFin if the Business Combination is not completed and, therefore, they may have had a conflict of interest in identifying and selecting Baird Medical for ExcelFin’s initial business combination in order to close the Business Combination.
The ExcelFin Initial Stockholders, including our Sponsor, and their permitted transferees, currently own an aggregate of 5,750,000 ExcelFin Class A Common Stock, or founder shares, for an aggregate purchase price of $25,000. In addition, our Sponsor purchased an aggregate of 11,700,000 placement warrants for $11,700,000 in a Private Placement that occurred simultaneously with the consummation of our IPO and upon exercise of the underwriter’s over-allotment option. All of such founder shares and placement warrants will be worthless if an initial business combination is not consummated. The personal and financial interests of our Sponsor and its affiliates may have influenced their motivation in identifying and selecting Baird Medical for its target business combination and consummating the Business Combination in order to close the Business Combination.
If ExcelFin stockholders fail to properly demand redemption rights, they will not be entitled to convert their ExcelFin Class A Common Stock into a pro rata portion of the Trust Account.
ExcelFin stockholders holding public shares may demand that ExcelFin convert their public shares into a pro rata portion of the Trust Account, calculated as of two (2) business days before the Special Meeting. To demand redemption rights, stockholders must deliver, electronically, their certificates (if any) and other redemption forms to Equiniti Trust Company, ExcelFin’s transfer agent no later than two (2) business days before the Special Meeting. Any stockholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its shares into a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus titled “Special Meeting of ExcelFin Stockholders — Redemption Rights” for a detailed description of the necessary procedures.
Holders who redeem their public shares of ExcelFin Class A Common Stock may continue to hold any ExcelFin Public Warrants that they own, which results in additional dilution to non-redeeming holders upon exercise of the ExcelFin Public Warrants.
Public stockholders who redeem their shares of ExcelFin Class A Common Stock may continue to hold any ExcelFin Public Warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such ExcelFin Public Warrants. Assuming the maximum redemption of the shares of ExcelFin Class A Common Stock held by the redeeming holders of ExcelFin public shares, up to 11,500,000 publicly traded ExcelFin Public Warrants would be retained by redeeming holders of ExcelFin public shares with an aggregate market value of $460,000, based on the market price of $0.04 per ExcelFin Public Warrants as of August 22, 2024. As a result, the redeeming holders of ExcelFin public shares would recoup their entire investment, whereas non-redeeming holders of ExcelFin public shares would suffer additional dilution in their percentage ownership and voting interest of PubCo if the Business Combination is consummated, upon exercise of the ExcelFin Public Warrants following Closing of the Business Combination. However, if redemptions exceed the amount allowable for consummation of the Business Combination, or the Business Combination is otherwise not consummated, the ExcelFin Public Warrants will not be exercisable and expire worthless.
Deferred underwriting fees in connection with the IPO and payable at the consummation of our initial business combination will not be adjusted to account for redemptions by our public stockholders; if our public stockholders exercise their redemption rights, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase.
The underwriters in our IPO are entitled to deferred underwriting commissions totaling $1,610,000 upon the consummation of our initial business combination, such amounts being held in our Trust Account until the consummation of our initial business combination. The deferred underwriting commissions will not be adjusted to account for redemptions of public shares by our public stockholders. Accordingly, the amount of effective total underwriting commissions as a percentage of the aggregate proceeds from the IPO will increase as the number of public shares redeemed increases. Assuming no exercise of the warrants, if no public stockholders of ExcelFin exercise redemption rights with respect to their public shares, the effective deferred underwriting fee would be approximately $1.94 per public share on a pro forma basis (or 18.1% of the value of public shares assuming a trading price of $10.74 per public share). If public stockholders of ExcelFin exercise redemption rights with respect to 48.2% of public shares in connection with the Business Combination, the effective deferred underwriting fee would be approximately $4.02 per public share on a pro forma basis (or 37.5% of the value of shares assuming a trading price of $10.74 per public share). If holders of our public shares exercise redemption rights with respect to the maximum number of public shares which would nevertheless allow us to consummate the Business Combination, the effective deferred underwriting fee would be approximately $54.00 per public share on a pro forma basis (or 502% of the value of shares assuming a trading price of $10.74 per public share).
UBS Securities and KeyBanc, two of the underwriters in the ExcelFin IPO, have waived in full their deferred underwriting fees in connection with the Business Combination. They will not be participating in the Business Combination.
UBS Securities and KeyBanc, who collectively sold 80% of the ExcelFin Units in the ExcelFin IPO and were entitled to 80% of the deferred underwriting fees in the amount of $6,440,000 as part of their compensation for underwriting services in connection with ExcelFin’s IPO, have waived in full their right to receive any portion of the deferred underwriting fees in connection with this transaction despite having performed all of their obligations to obtain such fees and are waiving the right to be compensated. Neither UBS Securities nor KeyBanc communicated to ExcelFin the reasons for its waiver of the deferred underwriting fees, and ExcelFin did not correspond with UBS Securities or KeyBanc about the reasons for their waiver of fees. The UBS Securities waiver applies solely to the Business Combination with Baird Medical, while the KeyBanc waiver applies to any business combination. Neither of these banks will be providing any services to ExcelFin in connection with the Business Combination and ExcelFin has engaged additional banks in connection with the Business Combination.
As a result of such waivers, UBS Securities and KeyBanc claim no role in the Business Combination, disclaim any responsibility for this proxy statement/prospectus and will not be associated with the disclosure or underlying business analysis related to the Business Combination. UBS Securities provided preliminary assistance to ExcelFin in connection with its review of business combination targets and the initial analysis with respect to Baird Medical but was ultimately not engaged to act as an advisor in connection with the proposed Business Combination with Baird Medical. KeyBanc did not have a role in the identification or evaluation of business combination targets. Further, KeyBanc did not assist in the preparation or review of any materials for ExcelFin in connection with the Business Combination and did not participate in any other aspect of the Business Combination. Investors should be aware that generally waivers of underwriting fees by investment banks for services already rendered are unusual. You should not put any reliance on the fact that UBS Securities or KeyBanc were previously involved in ExcelFin’s IPO. It is possible that such fee waivers may adversely affect market perception of the Business Combination generally. If market perception of the Business Combination is negatively impacted, an increased number of ExcelFin stockholders may vote against the Business Combination or seek to redeem their shares for cash.
Since the Sponsor and ExcelFin’s executive officers and directors will not be eligible for reimbursements of their out-of-pocket expenses, and their shares and warrants will expire worthless if the Business Combination is not completed, a conflict of interest may arise in determining whether Baird Medical is appropriate for ExcelFin’s initial business combination in order to close the Business Combination.
At the Closing of the Business Combination, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. Unless ExcelFin consummates an initial business combination, ExcelFin’s officers, directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account, and which amount as of December 31, 2023 is $45,219.
The Sponsor and each of its permitted transferees, including our officers and directors, have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares (but not public shares) held by them if ExcelFin fails to complete its initial business combination by the time required prior to ExcelFin’s liquidation in accordance with the ExcelFin Charter (which waiver was provided in connection with the IPO and without any separate consideration paid in connection with providing such waiver), and therefore if ExcelFin is unable to consummate a business combination by that time, those shares would expire worthless.
The Sponsor paid an aggregate of $11,700,000 for the 11,700,000 private placement warrants in connection with the IPO, at a price of $1.00 per warrant. In connection with the Business Combination Agreement, the Sponsor has agreed to surrender all of the private placement warrants for no additional consideration. However, the Sponsor will be issued up to 4,500,000 PubCo Ordinary Shares (including 1,350,000 Sponsor Earnout Shares) in exchange for its founder shares from which the Sponsor may recover its investment in the private placement warrants. If the Business Combination is not consummated, the private placement warrants will expire worthless, and the Sponsor will have no means to recover its $11,700,000 investment in ExcelFin.
These financial interests of the Sponsor, executive officers and directors of ExcelFin may have influenced their motivation in identifying and selecting Baird Medical for the Business Combination in order to close the Business Combination.
Our ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of Baird Medical, all of whom are expected to stay with Baird Medical following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.
ExcelFin’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business is dependent upon the efforts of certain key personnel of Baird Medical, particularly Haimei Wu, their chief executive officer. We believe that Baird Medical’s success will depend in significant part on the continued contributions of senior management and key employees. Baird Medical relies on its executive officers, senior management and key employees to generate business and execute strategies successfully. In addition, the relationships and reputation that members of the management team and key employees have established and maintain with current and potential future customers contribute to Baird Medical’s ability to maintain good customer relations and to identify new business opportunities. These individuals could terminate their employment at any time or could take actions beyond Baird Medical’s control necessitating their termination. If the Combined Company is unable to recruit, hire, develop and retain a talented, competitive work force in its highly competitive industry, or if the Combined Company is unable to plan effective succession for the future, the Combined Company may not be able to meet its strategic business objectives. Although all of such key personnel are expected to remain with Baird Medical following the Business Combination, it is possible that the Combined Entity will lose some key personnel, the loss of which could negatively impact the operations and profitability of the post-combination business. Furthermore, while ExcelFin has scrutinized individuals it intends to engage to stay with Baird Medical following the Business Combination, its assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Combined Company to have to expend time and resources helping them become familiar with such requirements.
If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of ExcelFin’s or PubCo’s securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of ExcelFin’s securities prior to the Closing of the Business Combination may decline. The market values of ExcelFin’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which our stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of the securities of PubCo could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Baird Medical Shares or PubCo’s Ordinary Shares and trading in ExcelFin Class A Common Stock has not been active. Accordingly, the valuation ascribed to Baird Medical and the ExcelFin Class A Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If, following the Business Combination, an active market for PubCo’s securities develops and continues, the trading price of these securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond PubCo’s control. Any of the factors listed below could have a material adverse effect on your investment in our securities and PubCo’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of PubCo’s securities may not recover and may experience a further decline.
Factors affecting the trading price of PubCo’s securities following the Business Combination may include:
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actual or anticipated fluctuations in the quarterly financial results of PubCo or the quarterly financial results of companies perceived to be similar to PubCo;

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changes in the market’s expectations about PubCo’s operating results;

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success of competitors;

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PubCo’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning PubCo or the industry in general;

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operating and stock price performance of other companies that investors deem comparable to PubCo;

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PubCo’s ability to market new and enhanced products on a timely basis;

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changes in laws and regulations affecting PubCo’s business;

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commencement of, or involvement in, litigation involving PubCo;

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changes in PubCo’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of PubCo Ordinary Shares available for public sale;

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any major change in the board or management of PubCo;

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sales of substantial amounts of PubCo stock by its directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of PubCo’s securities irrespective of its operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of PubCo’s securities, may not be predictable. A loss of investor confidence in the market for clean energy related stocks or the stocks of other companies which investors perceive to be similar to PubCo could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of PubCo’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.
The Sponsor, and ExcelFin’s directors and officers have agreed to vote in favor of its initial business combination, regardless of how ExcelFin’s public stockholders vote.
Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor, ExcelFin’s directors and officers have agreed to vote their founder shares, as well as any public shares purchased by them in or after the ExcelFin IPO, in favor of the initial business combination of ExcelFin. Our Sponsor together with its permitted transferees currently own 5,750,000 shares of ExcelFin Class A Common Stock, representing 87.3% of the 6,583,986 issued and outstanding shares of ExcelFin Class A Common Stock. The Sponsor’s ownership of ExcelFin Common Stock set forth herein includes 1,250,000 shares ExcelFin Class A Common Stock that the Sponsor has agreed to transfer to certain parties following the closing of the Business Combination. The Sponsor will remain the registered holder of such shares at the Special Meeting and will vote those shares in favor of each of the Proposals at the Special Meeting. At the Closing, the PubCo Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for such ExcelFin Class A Common Stock will instead to be issued to the parties to whom the Sponsor has agreed to transfer such shares. As a result, and because the Initial Shareholders have agreed to vote their shares in favor of the Business Combination, we need none of the ExcelFin public shares to vote in order to have our Business Combination approved.
The Sponsor, ExcelFin’s directors and officers and advisors and their respective affiliates may elect to purchase shares from holders of our public shares in connection with the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of ExcelFin Class A Common Stock.
In connection with the stockholder vote to approve Proposals, including the Business Combination Proposals, ExcelFin and its affiliates may purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for a pro rata portion of the Trust Account upon consummation of the Business Combination. Such a purchase would be made pursuant to a privately negotiated purchase arrangement which would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. While they have no current plans to do so, the Sponsor, ExcelFin’s directors, officers or advisors, or their affiliates reserve the right to purchase shares from holders of ExcelFin Class A Common Stock who have already elected to exercise their redemption rights, in which event such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such transaction would be separately negotiated at the time of the transaction. The consideration for any such transaction would consist of cash and/or ExcelFin Class A Common Stock owned by the Sponsor and/or ExcelFin’s directors, officers, advisors, or their affiliates.
None of ExcelFin, the Sponsor or ExcelFin’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Any ExcelFin Class A Common Stock purchased by the Sponsor or ExcelFin’s directors, officers or advisors, or their respective affiliates will not (i) be purchased at a price higher than the price offered through the redemption process in the Redemption, (ii) be voted in favor of the Business Combination or (iii) have redemption rights, and if such ExcelFin Common Stock does have redemption rights then such rights will be waived by each of the Sponsor, or ExcelFin’s directors, officers or advisors, or their respective affiliates. The purpose of these purchases could be to increase the amount of cash available to ExcelFin for use in the Business Combination to satisfy the closing condition that requires ExcelFin to have a minimum amount of cash upon the consummation of the Business Combination, where it appears that such requirement would otherwise not be met. The purpose of these purchases would be to increase the amount of cash available to ExcelFin for use in the Business Combination.
No agreements with respect to the private purchase of public shares by the persons described above have been entered into with any such investor or holder. In the event of any such newly purchases shares (i) the Sponsor or its affiliates will purchase the ExcelFin public shares at a price no higher than the price offered through the redemption process; (ii) any such purchases by Sponsor or its affiliates will not be voted in favor of approving the Business Combination; and (iii) the Sponsor and its affiliates have waived their redemption rights to such shares. Prior to the special meeting to approve the Business Combination, ExcelFin will disclose in a Form 8-K (i) the amount of public shares purchased outside of the redemption offer by the Sponsor or its affiliates, along with the purchase price; (ii) the purpose of the purchases by the Sponsor or its affiliates; (iii) the impact, if any, of the purchases by the Sponsor or its affiliates on the likelihood that the Business Combination transaction will be approved; (iv) the identities of stockholders who sold to the Sponsor or its affiliates (if not purchased on the open market) or the nature of stockholders (e.g., 5% security holders) who sold to the Sponsor or its affiliates; and (v) the number of public shares for which ExcelFin has received redemption requests pursuant to its redemption offer.
Unlike our Sponsor’s and ExcelFin Initial Stockholders’ holdings currently, such newly purchased shares (if any) by those purchasers would not be subject to a lock-up period under the terms of our Sponsor Support Agreement. However, these newly purchased shares would be subject to limitations on resale under Rule 144 of the Securities Act as “control securities,” to the extent those shares were acquired by an affiliate of ExcelFin, unless they are registered on a subsequent registration statement filed under the Securities Act. Limitations on resale would require those affiliated purchasers of such newly purchased shares to hold them for at least one year (from the date PubCo files certain information on Form 8-K following the Closing in accordance with rules applicable to special purpose acquisition companies), assuming they are not registered on a registration statement following the Closing and PubCo has fully complied with its reporting requirements and other requirements under Rule 144. When eligible to be sold, such securities if not registered under such a registration statement would be limited by applicable requirements of Rule 144, including limitations in their manner of sale and to the volume of sales eligible under Rule 144.
Entering into any such incentive arrangements may have an effect lowering the price of ExcelFin Class A Common Stock or possibly reducing the public float of PubCo Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting. In addition, if such purchases are made, the public float of ExcelFin Class A Common Stock and the number of its beneficial holders may be reduced, possibly making it difficult to maintain the quotation, listing or trading of PubCo Ordinary Shares on a national securities exchange.
The PubCo Ordinary Shares to be received by ExcelFin’s stockholders as a result of the Business Combination will have different rights from shares of ExcelFin Class A Common Stock.
Following completion of the Business Combination, the ExcelFin stockholders will no longer be stockholders of ExcelFin but will instead be shareholders of PubCo. There will be important differences between your current rights as an ExcelFin stockholder and your rights as a shareholder of PubCo. For instance. PubCo will have a board of seven directors, initially consisting of one Sponsor Director, four Baird Directors and two directors selected jointly by the Sponsor and Baird Medical; the Sponsor may remove the Sponsor Director and Baird Medical may remove the Baird Directors without a shareholder vote; the Sponsor and Baird Medical shall solely be entitled to appoint another director as the Sponsor Director or the Baird Director (as the case may be); as a Cayman Islands exempted company, PubCo is not obligated by the Companies Act to call shareholders’ annual general meetings; Delaware corporations require a majority of the shares to be present to constitute a quorum, but Cayman Islands exempt companies only require the presence of one-third of the shares to be present to constitute a quorum; a Delaware corporation may limit the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty, subject to certain statutory limitations; for a Cayman Islands exempted company, such liability of directors may also be limited, except with regard to director’s own fraud or dishonesty; under Delaware law, any merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires the approval of holders of a majority of the outstanding shares entitled to vote; under Cayman Islands law, special resolutions (two-thirds of the votes cast) are required for a merger or consolidation of a company with another company; Delaware and the Cayman Islands have different standards governing the fiduciary duties of directors; in Delaware, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself, whereas in the Cayman Islands, it is more difficult for a minority stockholder to bring a derivative action. See “Comparison of Shareholder Rights” for a discussion of the different rights associated with the shares.
ExcelFin’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.
After the completion of the Business Combination, ExcelFin’s stockholders will own a smaller percentage of PubCo than they currently own of ExcelFin. Immediately upon completion of the Business Combination, it is anticipated that ExcelFin’s stockholders and the Sponsor will own approximately 20.7% of the PubCo Ordinary Shares issued and outstanding immediately after the consummation of the Business Combination, and of that amount approximately 79.3% will be owned by the Sponsor, assuming that none of ExcelFin stockholders exercise their redemption rights. Consequently, ExcelFin’s stockholders, as a group, will have reduced ownership and voting power in PubCo compared to their ownership and voting power in ExcelFin.
Subsequent to the consummation of the Business Combination, PubCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although ExcelFin has conducted due diligence on Baird Medical, there is no assurance that this diligence revealed all material issues that may be present in Baird Medical’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of ExcelFin’s and Baird Medical’s control will not later arise. As a result, PubCo may be forced later to write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if ExcelFin’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with ExcelFin’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the liquidity of PubCo, the fact that PubCo reports charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. In addition, charges of this nature may cause PubCo to be unable to obtain future financing on acceptable terms or at all.
Our warrants and founder shares may have an adverse effect on the market price of ExcelFin Class A Common Stock and PubCo Ordinary Shares.
We issued in our IPO warrants exercisable for up to 11,500,000 shares of ExcelFin Class A Common Stock. The ExcelFin Initial Stockholders also currently own an aggregate of 5,750,000 shares of ExcelFin Class A Common Stock. In addition, if our Sponsor makes any working capital loans, up to $1,500,000 of such loans may be converted into PubCo Ordinary Shares at a price of $10.20 per share upon consummation of our initial business combination. The potential for the issuance of a substantial number of additional shares of Class A Common Stock upon exercise of these warrants, exercise of these warrants and loan conversion rights will increase the number of issued and outstanding shares of ExcelFin Class A Common Stock and reduce the value of the shares of ExcelFin Class A Common Stock issued to complete the Business Combination. As of December 31, 2023 the total working capital loans outstanding were $1,296,654.
Holders of ExcelFin Public Warrants may elect to redeem their public shares while retaining their ExcelFin Public Warrants, although if redemptions exceed the threshold allowable for us to consummate the Business Combination, the ExcelFin Public Warrants will expire worthless.
A decision to redeem public shares will have no effect on our shareholders’ ability to hold ExcelFin Public Warrants. However, a decision to redeem public shares carries a risk to the value of ExcelFin Public Warrants.

The ExcelFin Public Warrants are only exercisable for ExcelFin Class A Common Stock subject to and upon occurrence of the consummation of a business combination. See “Description of Securities of PubCo — Warrants” for further information. However, we cannot consummate a business combination, including the Business Combination, among other things, if redemptions of our public shares exceed the amount allowable for us to proceed with the Business Combination. See “Summary of the Proxy Statement/Prospectus — The Business Combination and Business Combination Agreement — Conditions to Consummation of the Business Combination” for more information.
Accordingly, if redemptions exceed the amount we need to fulfill our Working Capital requirements and we cannot consummate the Business Combination, your ExcelFin Public Warrants will not be exercisable into ExcelFin Class A Common Stock, and if we fail to consummate a business combination prior to our termination, your ExcelFin Public Warrants will expire worthless.
For information about the per share value of ExcelFin Class A Common Stock given different levels of redemptions, see “Questions and Answers — What equity stake will current stockholders of ExcelFin and Baird Medical hold in PubCo after the Closing?”
PubCo may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to it after the Business Combination.
Baird Medical is not currently subject to Section 404 of the Sarbanes-Oxley Act of 2002. However, following the Business Combination, PubCo will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of Baird Medical as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that will be applicable to PubCo after the Business Combination. If PubCo is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, PubCo may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of the PubCo Ordinary Shares.
The requirements of being a public company may strain PubCo’s resources and divert management’s attention and affect its ability to attract and retain qualified directors and officers.
As a public company, PubCo will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will increase the legal and financial compliance costs of PubCo, make some activities more difficult, time-consuming or costly and increase demand on PubCo’s systems and resources, particularly after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act requires, among other things, that PubCo maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve PubCo’s disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect PubCo’s business and operating results. PubCo may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase its costs and expenses. It may also be more expensive to obtain director and officer liability insurance. Risks associated with PubCo’s status as a public company may make it more difficult to attract and retain qualified persons to serve on PubCo’s board of directors or as executive officers.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. PubCo intends to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If PubCo’s efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against PubCo and its business may be materially and adversely affected.
If PubCo is characterized as a passive foreign investment company for U.S. federal income tax purposes, its U.S. shareholders may suffer adverse tax consequences.
If PubCo is a passive foreign investment company within the meaning of Section 1297 of the Code (“PFIC”) for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of PubCo Ordinary Shares or PubCo Warrants, the U.S. holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. PFIC status depends on the composition of a company’s income and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. PubCo’s PFIC status for its current and subsequent taxable years may depend on its unbooked goodwill as valued based on the projected market value of PubCo’s equity. Based on the current and anticipated composition of the income, assets and operations of PubCo and its subsidiaries, PubCo does not believe it will be treated as a PFIC for U.S. federal income tax purposes for its current taxable year, which includes the Business Combination, and does not expect to become one for U.S. federal income tax purposes in the near future. However, there can be no assurances with respect to PubCo’s status as a PFIC for its current taxable year or any subsequent taxable year. PubCo’s actual PFIC status for any taxable year will not be determinable until after the end of such taxable year.
If PubCo were treated as a PFIC, a U.S. holder of PubCo Ordinary Shares or PubCo Warrants may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. A mark-to-market election may be available to U.S. holders of PubCo Ordinary Shares to mitigate some of the adverse tax consequences resulting from PFIC treatment, but U.S. holders will not be able to make similar elections with respect to PubCo Warrants.
Please see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to PubCo’s potential PFIC status. The PFIC rules are complex and will depend on a U.S. holder’s particular circumstances. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of PubCo Ordinary Shares.
There may be tax consequences of the First Merger that adversely affect holders of ExcelFin Class A Common Stock or ExcelFin Public Warrants.
The First Merger is expected to qualify as part of a tax-free exchange described in Section 351 of the Code. As such, it is expected that U.S. holders (as defined in the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations”) of ExcelFin Class A Common Stock who do not exercise their redemption rights and who participate in the Business Combination generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of ExcelFin Class A Common Stock for PubCo Ordinary Shares. However, the provisions of Section 351 of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination. Accordingly, there can be no assurance that the IRS will not take the position that Section 351 of the Code does not apply to the Business Combination or that a court will not agree with such a position of the IRS in the event of litigation. Neither ExcelFin’s nor Baird Medical’s counsel will provide an opinion as to whether the Business Combination will qualify as part of an exchange described in Section 351 of the Code.
Section 367(a) of the Code generally requires a U.S. holder of stock in a U.S. corporation to recognize gain (but not loss) when such stock is exchanged for stock of a non-U.S. corporation in an exchange that would otherwise qualify for nonrecognition treatment unless certain conditions are met. It is currently expected that Section 367(a) of the Code will not apply to cause the exchange of ExcelFin Class A Common Stock for PubCo Ordinary Shares pursuant to the First Merger to be taxable (provided that a U.S. holder, (as defined below in the section “The Business Combination Proposal — Material U.S. Federal Income Tax

Considerations.”) enters into a gain recognition agreement with the IRS, if required). However, U.S. holders are cautioned that the potential application of Section 367(a) of the Code to the First Merger is complex and depends on factors that cannot be determined until the closing of the First Merger and the interpretation of legal authorities and facts relating to the First Merger. Accordingly, there can be no assurance that the IRS will not take the position that Section 367(a) of the Code applies to cause U.S. holders to recognize gain as a result of the Business Combination or that a court will not agree with such a position of the IRS in the event of litigation.
The appropriate U.S. federal income tax treatment of the disposition of ExcelFin Public Warrants in exchange for PubCo Warrants in connection with the Business Combination is uncertain, but unless the First Merger qualifies as a “reorganization” under Section 368 of the Code then such transfer would not be eligible for nonrecognition. The requirements for qualification of the First Merger as a “reorganization” under Section 368 of the Code are more stringent in certain respects than the requirements for qualification as an exchange under Section 351 of the Code. ExcelFin and PubCo take no position as to whether the exchange of ExcelFin Public Warrants for PubCo Warrants qualifies as part of a “reorganization” within the meaning of Section 368 of the Code. U.S. holders of ExcelFin Public Warrants are urged to consult with their tax advisors regarding the treatment of their ExcelFin Public Warrants in connection with the Business Combination and whether the exchange of ExcelFin Public Warrants for PubCo Warrants qualifies as part of a “reorganization” within the meaning of Section 368 of the Code.
The requirements for U.S. federal income tax deferral, including under Section 351 and Section 367(a) of the Code, for U.S. holders are discussed in more detail under the section entitled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations.” If you are a U.S. holder exchanging ExcelFin Class A Common Stock in the Business Combination or holding ExcelFin Public Warrants at the time of the consummation of the Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.
A new 1% U.S. federal excise tax could be imposed on ExcelFin in connection with redemptions by ExcelFin stockholders of Class A Common Stock in connection with the Business Combination.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances made by the redeeming corporation against the fair market value of stock repurchases made during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “U.S. Treasury”) has been given authority to promulgate regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
On December 27, 2022, the IRS issued IRS Notice 2023-2, which provides taxpayers with interim guidance on the excise tax that may be relied upon until the IRS issues proposed Treasury regulations on such matter. In this regard, IRS Notice 2023-2 includes, as one of its many exceptions to the excise tax, a distribution in complete liquidation of a “covered corporation” to which Section 331 of the Code applies (so long as Section 332(a) of the Code also does not apply). Redemptions of ExcelFin Class A Common Stock not in connection with a liquidation that falls within the meaning of “complete liquidation” pursuant to Section 331 of the Code may be subject to the excise tax, which would include the repurchase of ExcelFin Class A Common Stock in connection with the Business Combination. Nonetheless, ExcelFin is not permitted to use the proceeds placed in the Trust Account and the interest earned thereon to pay the excise tax or any other similar fees or taxes that may be imposed on ExcelFin pursuant to any current, pending or future rules or laws, including without limitation any excise tax imposed under the IR Act on any redemptions or stock buybacks by ExcelFin. Thus, if the repurchase of ExcelFin Class A Common Stock is subject to the excise tax, the stockholders of PubCo after the Business Combination, including stockholders of ExcelFin that do not elect to redeem their shares in connection with the Business Combination or otherwise will own indirect interests in ExcelFin after the Business Combination and thus may economically bear the impact of the excise tax.

Whether and to what extent the excise tax applies to redemptions of Class A Common Stock in connection with the Business Combination or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases, (ii) the structure of the Business Combination, (iii) the nature and amount of any equity issuances issued within the same taxable year of any such redemptions or repurchases, and (iv) the content of regulations and other guidance from the IRS and the U.S. Treasury at such time. Based on these and other factors, it is expected that the excise tax will apply to redemptions of Class A Common Stock that occur in connection with the Business Combination. Further, it is not expected that ExcelFin will issue new stock in connection with the Business Combination that would act to offset such taxes as described above. In addition, because the excise tax would be payable by ExcelFin and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined.
During the second quarter of 2024, the IRS issued final regulations with respect to the timing and payment of excise tax. Pursuant to those regulations, ExcelFin would need to file a return and remit payment of the estimated $2,170,277 incurred during the period from January 1, 2023, to December 31, 2023, on or before October 31, 2024.
ExcelFin will continue to assess the excise tax payable recognizing an additional excise tax liability for any future stock repurchases/redemptions, including in connection with the Business Combination, and netting such liability for any future stock issuances within the same annual period.
The IRS may not agree that PubCo (i) should be treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) should not be treated as a “surrogate foreign corporation” for U.S. federal income tax purposes.
A corporation generally is considered to be a tax resident for U.S. federal income tax purposes in the jurisdiction of its organization or incorporation. Accordingly, under generally applicable U.S. federal income tax rules, PubCo, which is incorporated under the laws of the Cayman Islands, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. If PubCo were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its non-U.S. holders could be subject to U.S. withholding tax. In addition, even if PubCo is not treated as a U.S. corporation, it may be subject to unfavorable treatment as a “surrogate foreign corporation” in the event that ownership attributable to former ExcelFin stockholders exceeds a threshold amount. If it were determined that PubCo is treated as a surrogate foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, dividends by PubCo would not qualify for “qualified dividend income” treatment, redemptions made by PubCo of its stock would be subject to an excise tax of 1% of the fair market value of such stock under Section 4501 of the Code, and U.S. affiliates of PubCo after the completion of the First Merger could be subject to increased taxation under the inversion gain rules and Section 59A of the Code.
Both ExcelFin and Baird Medical do not currently expect PubCo to be treated as a U.S. corporation for U.S. federal income tax purposes or otherwise be subject to unfavorable treatment as a surrogate foreign corporation for U.S. federal income tax purposes. However, the rules for determining ownership under Section 7874 of the Code must be finally determined after completion of the First Merger, by which time there could be adverse changes to the relevant facts and circumstances or adverse rule changes. In addition, the rules for determining ownership under Section 7874 are complex and unclear. Accordingly, there can be no assurance that the IRS will not take the position that Section 7874 of the Code applies to the First Merger or that a court will not agree with such a position of the IRS in the event of litigation. Neither ExcelFin’s nor Baird Medical’s counsel will provide an opinion as to whether the First Merger will not be an exchange described in Section 7874 of the Code. For additional discussion of the U.S. federal income tax treatment of PubCo, see the section titled “The Business Combination Proposal — Material U.S. Federal Income Tax Considerations — Tax Residence of PubCo for U.S. Federal Income Tax Purposes.”
PubCo is an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if PubCo takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make its securities less attractive to investors and may make it more difficult to compare its performance with other public companies.
PubCo is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and PubCo may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, shareholders of PubCo may not have access to certain information they may deem important. PubCo could be an emerging growth company for up to five years, although circumstances could cause it to lose that status earlier, including if the market value of PubCo Ordinary Shares held by non-affiliates exceeds $700 million as of the end of any second quarter of a fiscal year, in which case PubCo would no longer be an emerging growth company as of the end of such fiscal year. PubCo cannot predict whether investors will find its securities less attractive because PubCo will rely on these exemptions. If some investors find PubCo’s Ordinary Shares less attractive as a result of its reliance on these exemptions, the trading prices of its securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. PubCo has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, PubCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of PubCo’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Additionally, PubCo is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. PubCo will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of PubCo Ordinary Shares held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) PubCo’s annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of PubCo’s Ordinary Shares held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent PubCo takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.
Upon the completion of the Business Combination, we will be a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.
Upon the closing of the Business Combination Agreement, Haimei Wu, our chief executive officer and chairperson of the board of directors of PubCo, will control a 79.4% the voting power of our issued and outstanding PubCo Ordinary Shares because, although the portion of the PubCo Ordinary Shares of which Ms. Wu is the beneficial owner constitutes less than 50% of the issued and outstanding PubCo Ordinary Shares, Ms. Wu controls more than 50% of the voting power of Baird Medical, which in turn controls more than 50% of the issued and outstanding PubCo Ordinary Shares. As a result, we will be a “controlled company” within the meaning of the Nasdaq Listing Rules. Under these rules, a listed company of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company is a “controlled company” and will be permitted to elect not to comply with certain corporate governance requirements. Although we do not currently expect to rely on any of the exemptions available to issuers like us, in the event that we elect to do so in the future, our shareholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Global Market.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.
Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:
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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

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the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.
If PubCo ceases to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting and other expenses that it would not incur as a foreign private issuer.
As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, it will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and it will not be required to disclose in its periodic reports all of the information that United States domestic issuers are required to disclose. If it ceases to qualify as a foreign private issuer in the future, it would incur significant additional expenses that could have a material adverse effect on its results of operations.
The future exercise of registration rights may adversely affect the market price of PubCo Ordinary Shares.
In connection with the Business Combination Agreement, ExcelFin, the Sponsor and certain other parties will terminate the Sponsor Registration Rights Agreement and PubCo, Baird Medical, our Sponsor and certain other parties will enter into a new registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, PubCo will be obligated to file a registration statement to register the resale of PubCo Ordinary Shares issued in connection with the Business Combination to specified equity holders of Baird Medical and ExcelFin. The agreement also provides these persons with demand and “piggy-back” registration rights as to their PubCo Ordinary Shares, subject to certain minimum requirements and customary conditions. See “Shares Eligible for Future Sale-Registration Rights Agreement” for further details. The presence of these additional PubCo Ordinary Shares trading in the public market may have an adverse effect on the market price of PubCo’s securities.
Future resales of PubCo Ordinary Shares issued in connection with the Business Combination may cause the market price of PubCo Ordinary Shares to drop significantly, even if PubCo’s business is doing well.
Our Sponsor, officers and directors have agreed in a lock-up agreement not to transfer, assign or sell any of ExcelFin Class A Common Stock (except to certain permitted transferees) until the earlier of (i) six months after the date of the consummation of a Business Combination, (ii) the date on which the closing price of PubCo Ordinary Shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period from the Closing until such six months after a Business Combination or (iii) if, earlier, the date the Combined Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property. See the section of this proxy statement/prospectus titled “Business Combination Agreement and Ancillary Agreements — Lock-Up Agreements.”
Upon expiration of the applicable lock-up periods, and in accordance with Rule 144 under the Securities Act, such stockholders may sell large amounts of PubCo Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of PubCo Ordinary Shares or putting significant downward pressure on the price of PubCo Ordinary Shares. Further, sales of PubCo Ordinary Shares upon expiration of the applicable lock-up period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of PubCo Ordinary Shares could have a tendency to depress the price of PubCo Ordinary Shares, which could increase the potential for short sales.
We cannot predict the size of future issuances of PubCo Ordinary Shares or the effect, if any, that future issuances and sales of PubCo Ordinary Shares will have on the market price of PubCo Ordinary Shares. Sales of substantial amounts of PubCo Ordinary Shares (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may adversely affect prevailing market prices of PubCo Ordinary Shares.
Anti-takeover provisions contained in the Post-Closing PubCo Governing Documents may impair a takeover attempt and limit the price investors might be willing to pay in the future for the PubCo Ordinary Shares and could entrench management.
The Post-Closing PubCo Governing Documents contain provisions that may discourage, delay or prevent a change of control of PubCo or management that shareholders may consider favorable. These provisions may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for PubCo’s securities.
If third parties bring claims against the Company, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.20 per share.
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.20 per share initially held in the

Trust Account, due to claims of such creditors. Pursuant to the letter agreement, our sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or Business Combination Agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under ExcelFin’s indemnity of the underwriters in the ExcelFin IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our sponsor to reserve for such indemnification obligations, nor have we independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and believe that our sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
ExcelFin directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.20 per share.
ExcelFin’s stockholders may be held liable for claims by third parties against ExcelFin to the extent of distributions received by them.
If ExcelFin is unable to complete the Business Combination or another business combination within the required time period, ExcelFin will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to ExcelFin to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding ExcelFin public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of ExcelFin’s remaining shareholders and its board of directors, dissolve and liquidate, subject (in each case above) to ExcelFin’s obligations under the Delaware law to provide for claims of creditors and the requirements of other applicable law. ExcelFin cannot assure you that it will properly assess all claims that may be potentially brought against ExcelFin. As a result, ExcelFin’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, ExcelFin cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by ExcelFin.
Additionally, if ExcelFin is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by ExcelFin’s stockholders. Because

ExcelFin intends to distribute the proceeds held in the Trust Account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and ExcelFin to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. ExcelFin cannot assure you that claims will not be brought against it for these reasons.
ExcelFin may be a target of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the Business Combination from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into Business Combination Agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on ExcelFin’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, then that injunction may delay or prevent it from being completed. Currently, ExcelFin is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Business Combination.
The ongoing COVID-19 pandemic may adversely affect ExcelFin’s and Baird Medical’s ability to consummate the Business Combination.
The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this proxy statement/prospectus.
ExcelFin and Baird Medical may be unable to complete the Business Combination if continued concerns relating to COVID-19 restrict travel and limit the ability to have meetings with potential investors or the Baird Medical personnel. The extent to which COVID-19 impacts ExcelFin’s and Baird Medical’s ability to consummate the Business Combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, ExcelFin’s and Baird Medical’s ability to consummate the Business Combination may be materially adversely affected.
Risks Related to Ownership of PubCo Ordinary Shares
Concentration of ownership among Baird Medical’s existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.
Upon completion of the Business Combination, assuming there are no additional redemptions by ExcelFin’s public stockholders and assuming no holders exercise their ExcelFin Public Warrants, no Earnout Shares vest and no shares are issued pursuant to the Baird Medical Incentive Plan, 79.4% of outstanding PubCo Ordinary Shares. As a result, Baird Medical will be able to exercise a significant level of control over all matters requiring shareholders’ approval, including the election of directors, amendment to the memorandum and/or articles of association of PubCo’s, and other significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.
The Company does not expect to declare any dividends in the foreseeable future.
After the completion of the Business Combination, the Company does not anticipate declaring any cash dividends to holders of PubCo Ordinary Shares in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

There can be no assurance that PubCo Ordinary Shares will be approved for listing on Nasdaq upon the Closing, or if approved, that PubCo will be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in PubCo’s securities.
The ExcelFin Class A Common Stock, the ExcelFin Public Warrants, and ExcelFin’s publicly traded units are currently listed on the Nasdaq Global Market. In connection with the Closing, we intend to apply to list the PubCo Ordinary Shares and the PubCo Warrants on the Nasdaq Global Market upon the Closing under the symbols “BDMD” and “BDMD W”, respectively. As part of the application process, we are required to provide evidence that we are able to meet the initial listing requirements of Nasdaq, which are more rigorous than Nasdaq’s continued listing requirements and include, among other things, a requirement that PubCo have 300 or more unrestricted round lot holders, at least 150 of which hold unrestricted shares with a minimum value of $2,500, and meet a minimum public float PubCo’s ability to meet these listing requirements may depend, in part, on the number of shares of ExcelFin Class A Common Stock that are redeemed in connection with the Business Combination, as the number of redemptions may impact whether PubCo has at least 300 unrestricted round lot holders upon the Closing, among other initial listing requirements. PubCo’s application has not yet been approved, and may not be approved if we are unable to provide evidence satisfactory to Nasdaq that PubCo will meet these listing requirements.
If the PubCo Ordinary Shares are not approved for listing on Nasdaq or, after the Closing, Nasdaq delists PubCo’s shares from trading on its exchange for failure to meet the listing standards, PubCo and its stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for our securities;

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reduced liquidity for our securities;

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a determination that PubCo Ordinary Shares are a “penny stock” which will require brokers trading in PubCo Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Following the Business Combination, PubCo’s business and stock price may suffer as a result of its lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about PubCo, its business, or its market, or if they change their recommendations regarding PubCo Ordinary Shares in an adverse manner, the price and trading volume of PubCo Ordinary Shares could decline.
Prior to the completion of the Business Combination, Baird Medical has been a privately-held company. Baird Medical’s lack of public company operating experience may make it difficult to forecast and evaluate its future prospects. If PubCo is unable to execute its business strategy, either as a result of its inability to effectively manage its business in a public company environment or for any other reason, PubCo’s business, prospects, financial condition and operating results may be harmed.
The trading market for PubCo Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about PubCo, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on PubCo. If no securities or industry analysts commence coverage of PubCo, its stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover PubCo changes its recommendation regarding PubCo Ordinary Shares in an adverse manner, or provides more favorable relative recommendations about its competitors, the price of PubCo Ordinary Shares would likely decline. If any analyst who may cover PubCo were to cease coverage of PubCo or fail to regularly publish reports on it, PubCo could lose visibility in the financial markets, which could cause PubCo Ordinary Shares price or trading volume to decline.
A market for PubCo’s securities may not develop, which would adversely affect the liquidity and price of PubCo’s securities.
Following the Business Combination, the price of PubCo’s securities may fluctuate significantly due to the market’s reaction to the Business Combination, including a significant number of redemptions by

ExcelFin’s public stockholders, and general market and economic conditions. An active trading market for PubCo’s securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of PubCo’s securities after the Business Combination could vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. You may be unable to sell your securities unless a market can be established or sustained.
PubCo’s issuance of additional capital stock in connection with financings, acquisitions, investments, stock incentive plans or otherwise will dilute all other stockholders.
PubCo expects to issue additional shares in the future that will result in dilution to all other shareholders. PubCo expects to grant equity awards to employees, directors, and consultants under a stock incentive plan. PubCo expects to raise capital through equity financings in the future. As part of its business strategy, PubCo may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional shares may cause shareholders s to experience significant dilution of their ownership interests and the per share value of PubCo Ordinary Shares to decline.
Risks Relating to Redemption
The ability to execute ExcelFin’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.
In the event the aggregate cash consideration ExcelFin would be required to pay for all of its public shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to ExcelFin, ExcelFin may be required to increase the financial leverage ExcelFin’s business would have to support. This may negatively impact ExcelFin’s ability to execute on its own future strategic plan.
There is no guarantee that an ExcelFin stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
No assurance can be given as to the price at which a stockholder may be able to sell the PubCo Ordinary Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than an ExcelFin stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s shares. Similarly, if an ExcelFin stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any business combination, and there can be no assurance that a stockholder can sell its shares of ExcelFin Class A Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. Each ExcelFin stockholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.
If ExcelFin stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of ExcelFin Class A Common Stock for a pro rata portion of the funds held in ExcelFin’s Trust Account.
Holders of ExcelFin Class A Common Stock are required to submit a request in writing and deliver their stock electronically to our transfer agent at least two (2) business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less taxes payable, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of ExcelFin Stockholders — redemption rights” for additional information on how to exercise your redemption rights. Failure to comply with the redemption procedures could result in the inability to redeem your ExcelFin Class A Common Stock.
The ExcelFin Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with it or its directors, officers or other employees.
The ExcelFin Charter provides that, unless ExcelFin consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of ExcelFin, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of ExcelFin to it or its stockholders, or any claim for aiding and abetting any such alleged breach, (3) action asserting a claim against ExcelFin or any director, officer or employee of ExcelFin arising pursuant to any provision of the ExcelFin Charter or its bylaws, or (4) action asserting a claim against ExcelFin or any director, officer or employee of ExcelFin governed by the internal affairs doctrine except for, as to each of (1) through (4) above, any claim (a) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination) or (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or otherwise arising under federal securities laws, for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the ExcelFin Charter. If any action the subject matter of which is within the scope the forum provisions is filed in a court other than a court located within the State of Delaware, a foreign action, in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions, an enforcement action, and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.
This forum selection clause may discourage claims or limit stockholders’ ability to submit claims in a judicial forum that they find favorable and may result in additional costs for a stockholder seeking to bring a claim. While ExcelFin believes the risk of a court declining to enforce this forum selection clause is low, if a court were to determine the forum selection clause to be inapplicable or unenforceable in an action, ExcelFin may incur additional costs in conjunction with its efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on its results of operations and financial condition and result in a diversion of the time and resources of ExcelFin’s management and board of directors
Risks Related to ExcelFin and the Business Combination
If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of ExcelFin Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of ExcelFin Class A Common Stock.
The ExcelFin Charter provides that a stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the ExcelFin IPO, which ExcelFin refers to as the “Excess Shares.” However, ExcelFin would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against its business combination. The inability of a stockholder to redeem the Excess Shares will reduce its influence over ExcelFin ability to complete its business combination and such stockholder could suffer a material loss on its investment in ExcelFin if it sells Excess Shares in open market transactions. Additionally, such stockholder will not receive redemption distributions with respect to the Excess Shares if ExcelFin completes its business combination. And as a result, such stockholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss.
ExcelFin may face litigation and other risks as a result of the material weaknesses in its internal control over financial reporting.
Following the filing of our Quarterly Report on Form 10-Q for the period ending June 30, 2022, we identified certain clerical errors in the EDGAR version of its condensed financial statements filed with the SEC. These errors were remedied by restating the June 30, 2022 Form 10-Q. As part of such process, management concluded that a material weakness in internal control over financial reporting existed related to EDGAR document preparation and ineffective review controls over that process.

In connection with the review of the Quarterly Report on Form 10-Q for the period ending March 31, 2023, it was determined that a related party expense was recorded incorrectly due to ineffective review and reconciliation of such related party transactions. A similar incorrect journal entry was identified during the quarter ended December 31, 2023. While management of the Company has intended to implement enhanced review and reconciliation controls to ensure the timely and accurate recording of related party transactions, as of December 31, 2023 such material weakness is not considered remediated.
In October 2023, we made payments on three separate invoices which payments were later determined by management to have been made in error. Two of the payments were later recovered from the vendors, but it is unlikely that the third payment will be recovered. In addition, there were certain immaterial amounts that were not recorded as expense or prepaid accurately. Our management has conducted a thorough investigation related to these events and has concluded there was a material weakness in our internal control over financial reporting related to our review and approval of cash disbursements.
In connection with the review of the Quarterly Report on Form 10-Q for the period ending June 30, 2024, it was determined that two tax payments were recorded incorrectly. After an internal review of the procedures that resulted in this error, management concluded that a material weakness in internal control over financial reporting existed related to ineffective review and reconciliation of the income tax payable. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim unaudited condensed financial statements will not be prevented or detected on a timely basis.
To address this material weakness management has devoted, and plans to continue to devote, significant effort and resources to the remediation and improvement of our system for verification of which invoices to pay.
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We implemented additional controls related to vendor verification and will introduce mandatory cybersecurity training.

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We implemented a list of specific points to validate before payments are released, requiring evidence of validation by approvers.

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We enhanced reconciliation of tax accounts and communication between parties involved in the tax and financial reporting process including journal entry review.

As we have recently implemented the above controls, it will require additional time to ensure that the control will operate effectively to address our material weakness.
As a result of the material weaknesses described above and other matters raised or that may in the future be raised by the SEC or others, we may be subject to potential litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in its internal control over financial reporting and the preparation of our financial statements. We can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition.
If, before distributing the proceeds in the Trust Account to the ExcelFin stockholders, ExcelFin files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against ExcelFin that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of ExcelFin’s stockholders, and the per-share amount that would otherwise be received by ExcelFin’s stockholders in connection with ExcelFin’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to the ExcelFin stockholders, ExcelFin files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against ExcelFin that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in ExcelFin’s bankruptcy estate and subject to the claims of third parties with priority over the claims of ExcelFin’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per- share amount that would otherwise be received by ExcelFin’s stockholders in connection with ExcelFin’s liquidation may be reduced.

If, after ExcelFin distributes the proceeds in the trust account to its public stockholders, ExcelFin files a bankruptcy petition or an involuntary bankruptcy petition is filed against ExcelFin that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Board may be viewed as having breached their fiduciary duties to its creditors, thereby exposing the members of the Board of directors and ExcelFin to claims of punitive damages.
If, after ExcelFin distributes the proceeds in the trust account to its public stockholders, ExcelFin files a bankruptcy petition or an involuntary bankruptcy petition is filed against ExcelFin that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by ExcelFin’s stockholders. In addition, the Board of directors may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith by paying public stockholders from the trust account prior to addressing the claims of creditors, thereby exposing itself and ExcelFin to claims of punitive damages.
ExcelFin’s stockholders may be held liable for claims by third parties against ExcelFin to the extent of distributions received by them upon redemption of their shares.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to ExcelFin stockholders upon the redemption of ExcelFin Class A Common Stock in the event ExcelFin does not complete its initial business combination during the Combination Period, may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is ExcelFin’s intention to redeem its ExcelFin Class A Common Stock as soon as reasonably possible following December 25, 2024, or such later date as may be extended by means of an amendment to the ExcelFin Charter, or such later date that may be approved by ExcelFin’s stockholders, in the event ExcelFin does not complete its business combination and, therefore, ExcelFin does not intend to comply with those procedures.
Because ExcelFin will not be complying with Section 280, Section 281(b) of the DGCL requires ExcelFin to adopt a plan, based on facts known to ExcelFin at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against ExcelFin within the 10 years following its dissolution. However, because ExcelFin is a blank check company, rather than an operating company, and ExcelFin’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from ExcelFin’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If ExcelFin’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. ExcelFin cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, ExcelFin’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of ExcelFin’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the ExcelFin stockholders upon the redemption of the ExcelFin Class A Common Stock in the event ExcelFin does not complete its initial business combination during the Combination Period, is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.
In April 2024, ExcelFin’s stockholders approved an amendment to the ExcelFin Charter to remove the requirement that redemptions could not be made if they would result in ExcelFin having less than $5,000,001 in net tangible assets. Consequently, if PubCo fails to meet the initial listing requirements of Nasdaq, PubCo could be required to comply with the “penny stock” rules which could affect our trading of securities following the Business Combination.
The purpose of such requirement was initially to ensure that, in connection with ExcelFin’s initial business combination, ExcelFin would continue, as it has been since its IPO, to not be subject to the SEC’s “penny stock” rules, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act, because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC, and ExcelFin believes that it may rely on another exclusion, which relates to ExcelFin being listed on Nasdaq (Rule 3a51-1(a)(2)) (the “Exchange Rule”). PubCo intends to rely on the Exchange Rule to not be deemed a penny stock issuer at the time of its initial listing on Nasdaq in connection with the Business Combination. Upon the closing of the Business Combination, if PubCo fails to meet the initial listing requirements of Nasdaq and does not have net tangible assets of at least $5,000,001, this could result in an inability of PubCo to list its securities on Nasdaq and thus be obligated to comply with the “penny stock” trading rules.
If PubCo is not able to list its securities on Nasdaq, PubCo Ordinary Shares would likely trade only in the over-the-counter markets, the market liquidity of PubCo Ordinary Shares could be adversely affected and the market price could decrease. If PubCo Ordinary Shares were to trade on the over-the-counter market, selling PubCo Ordinary Shares securities could be more difficult because smaller quantities of securities would likely be bought and sold, transactions could be delayed, and PubCo could face significant material adverse consequences, including but not limited to: a limited availability of market quotations for PubCo Ordinary Shares; reduced liquidity with respect to PubCo’s securities; a determination that PubCo Ordinary Shares is a “penny stock,” which would require brokers trading in PubCo’s securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for PubCo Ordinary Shares; a reduced amount of news and analyst coverage for PubCo; and a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for PubCo Ordinary Shares and would substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for PubCo.
Risks Related to the Business Combination and Integration of Businesses
While ExcelFin and Baird Medical work to complete the Business Combination, management’s focus and resources may be diverted from operational matters and other strategic opportunities.
Successful completion of the Business Combination may place a significant burden on management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition process could harm the new Combined Company’s business financial condition, results of operations and prospects. In addition, uncertainty about the effect of the Business Combination on Baird Medical’s systems, employees, customers, partners, and other third parties, including regulators, may have an adverse effect on the new Combined Company. These uncertainties may impair the new Combined Company’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.
Baird Medical’s management has no or limited experience operating a public company.
Baird Medical’s executive officers and directors have no or limited experience in the management of a publicly traded company. Baird Medical’s management team may not successfully or effectively manage its transition to a public company following the Business Combination that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

Baird Medical’s and ExcelFin’s operations may be restricted during the pendency of the Business Combination pursuant to terms of the Business Combination Agreement.
Prior to the consummation of the Business Combination, Baird Medical is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period without ExcelFin’s consent. As a result, Baird Medical may be unable, during the pendency of the Business Combination, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.
Uncertainty about the effect of the Business Combination may affect our ability to retain key employees and may materially impact the management, strategy and results of our operation as a Combined Company.
Uncertainty about the effect of the Business Combination on Baird Medical’s business, employees, customers, third parties with whom Baird Medical has relationships, and other third parties, including regulators, may have an adverse effect on the Combined Company. These uncertainties may impair the Combined Company’s ability to attract, retain and motivate key personnel for a period of time after the Business Combination. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the new Combined Company, our business could be harmed.
The Combined Company may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.
The new Combined Company may be subject to certain liabilities of ExcelFin and Baird Medical. ExcelFin and Baird Medical at times may each become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters, intellectual property infringement matters and contract matters. Any litigation may be expensive and time-consuming and could divert management’s attention from the Combined Company’s business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed, and adverse outcomes can affect ExcelFin, Baird Medical and the new Combined Company negatively.

SPECIAL MEETING OF EXCELFIN STOCKHOLDERS
General
ExcelFin is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its Board for use at the Special Meeting to be held on September 26, 2024, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to you on or about September 6, 2024. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct how your vote shall be cast at the Special Meeting.
Date, Time and Place
The Special Meeting will virtually be held at 10:00 a.m. Eastern Time on September 26, 2024, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of ExcelFin Class A Common Stock as of the close of business on August 23, 2024, which is the Record Date for the Special Meeting. You are entitled to one vote for each share of ExcelFin Class A Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the date of this proxy statement/prospectus, there were 6,583,986 shares of ExcelFin Class A Common Stock issued and outstanding, consisting of 833,986 shares originally sold as part of units in the ExcelFin IPO, and 5,750,000 shares issued upon conversion of the founder shares that were issued to the Sponsor prior to the ExcelFin IPO. ExcelFin does not expect to issue any shares of common stock on or before the Record Date.
Vote of the Sponsor, Directors and Officers
In connection with the ExcelFin IPO, ExcelFin entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of common stock owned by it in favor of the Business Combination Proposal. These agreements apply to the Sponsor as it relates to the founder shares and the requirement to vote such shares in favor of the Business Combination Proposal. Our Sponsor currently owns 5,750,000 shares of ExcelFin Class A Common Stock, representing 87.3% of the 6,583,986 issued and outstanding shares of ExcelFin Common Stock. Our Sponsor, ExcelFin Initial Stockholders, and our directors and officers have agreed to vote all of their founder shares and all of their shares of Class A Common Stock in favor of the Business Combination Proposal. The Sponsor’s ownership of ExcelFin Common Stock set forth herein includes 1,250,000 shares of ExcelFin Class A Common Stock that the Sponsor has agreed to transfer to certain parties following the closing of the Business Combination. The Sponsor will remain the registered holder of such shares at the Special Meeting and will vote those shares in favor of each of the Proposals at the Special Meeting. At the Closing, the PubCo Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for such ExcelFin Class A Common Stock will instead to be issued to the parties to whom the Sponsor has agreed to transfer such shares. As a result, and because the Initial Shareholders have agreed to vote their shares in favor of the Business Combination Proposal, we need none of the ExcelFin public shares to vote in order to have our Business Combination approved.
Quorum and Required Vote for Proposals
A quorum of ExcelFin stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the common stock outstanding and entitled to vote at the Special Meeting is represented in person (by virtual attendance) or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.
Approval of the Business Combination Proposal and Charter Amendments Proposal requires the affirmative vote of a majority of the issued and outstanding shares of ExcelFin Class A Common Stock as of the Record Date. Accordingly, an ExcelFin stockholder’s failure to vote by proxy or to vote in person (by virtual attendance) at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and Charter Amendments Proposal.
The approval of the remaining Proposals (consisting of the Advisory Charter Amendment Proposal and the Adjournment Proposal) requires the affirmative vote of a majority of the votes cast by stockholders present in person (by virtual attendance) or represented by proxy at the Special Meeting. Accordingly, an ExcelFin stockholder’s failure to vote by proxy or to vote in person (by virtual attendance) at the Special Meeting or the failure of an ExcelFin stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will result in that stockholder’s shares not being counted towards the number of shares of ExcelFin Class A Common Stock required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Adjournment Proposal. Abstentions of persons appearing at the Special Meeting likewise will also have no effect on the outcome of this proposal.
The transactions contemplated by the Business Combination Agreement will be consummated only if the Required Transaction Proposals (consisting of the Business Combination Proposal and the Charter Amendments Proposal) are approved at the Special Meeting. The Advisory Charter Amendment Proposal and the Adjournment Proposal are not Required Transaction Proposals for consummation of the Business Combination, and the Adjournment Proposal does not require the approval of any other proposal to be effective.
It is important for you to note that in the event that the Business Combination Proposal and the other Required Transaction Proposals do not receive the requisite vote for approval, after taking into account any approved adjournment or postponement, if necessary, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination during the Combination Period, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.
Abstentions and Broker Non-Votes
Under the rules of various national and regional securities exchanges, if you hold your stock in “street name” through a broker, bank or other nominee, that entity cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe that all the proposals presented to our stockholders will be considered non-discretionary, and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted as present for the purposes of establishing a quorum. Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal and Charter Amendments Proposal. At a meeting with a quorum, broker non-votes will have no effect on the remaining Proposals.
Abstentions will be considered present for the purposes of establishing a quorum, but will not be counted for or against any particular proposal. An abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendments Proposal but will have no effect on the outcome of any vote on the Adjournment Proposal.
Recommendation of the Board
The Board has unanimously determined that each of the proposals is in the best interests of ExcelFin and its stockholders, and has unanimously approved such proposals. The Board unanimously recommends that stockholders:
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vote “FOR” the Business Combination Proposal;

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vote “FOR” the Charter Amendments Proposal;

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vote “FOR” the Advisory Charter Amendment Proposal; and

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vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of the Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of the Board and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:
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If the Business Combination, or another business combination, is not consummated during the Combination Period, then ExcelFin will (i) cease all operations except for the purpose of winding up, (ii) redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

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The Sponsor (including its representatives and affiliates) and ExcelFin’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to ExcelFin’s and the Sponsor and ExcelFin’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to ExcelFin completing its initial business combination, and as result of which, the Sponsor and ExcelFin’s officers and directors may become aware of business opportunities which may be appropriate for presentation to ExcelFin, and the other entities to which they owe fiduciary or contractual duties, and may have conflicts of interests in determining to which entity a particular business opportunity should be presented (and these conflicts may include presentation to other entities prior to their presentation, if at all, to ExcelFin, and may not always be resolved in the favor of ExcelFin). ExcelFin’s Charter provides that the doctrine of corporate opportunity shall not apply to any corporate opportunity with respect to any of its directors or officers unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of ExcelFin and such opportunity is one ExcelFin is legally and contractually permitted to undertake and would otherwise be reasonable for ExcelFin to pursue and the director or officer is permitted to refer that opportunity to ExcelFin without violating any legal obligation.

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On June 30, 2023, Grand Fortune Capital (HK) Company Limited (“GFC”), an affiliate of one of the members of the Sponsor, acquired 641,371 preference shares of Baird Medical (the “Purchased Preference Shares”) previously issued to BOCI Investment Limited (“BOCI”) for an aggregate purchase price of approximately $8,712,178 (the “BOCI Purchase Price”). GFC has acquired all of the rights applicable to the Purchased Preference Shares previously granted to BOCI with respect to the Purchased Preference Shares, including the right to appoint one member of Baird Medical’s board of directors. No later than six months following the closing of the Business Combination, GFC shall tender all of the Purchased Preference Shares to Baird Medical, and Baird Medical shall issue in exchange thereto to GFC a portion of the PubCo Ordinary Shares held by Baird Medical as of such date proportional to GFC’s pro rata ownership of Baird Medical (calculated on a fully diluted and as-converted basis) as of such date. If the Business Combination does not close by the Outside Date, GFC has the right to require Baird Medical, the Key Baird Medical Shareholder or Haimei Wu, the Chairwoman and Chief Executive Officer of Baird Medical, to repurchase all or a portion of the Purchased Preference Shares at a purchase price equal to the sum of (i) the BOCI Purchase Price, (ii) the costs incurred by GFC in connection with such repurchase and (iii) an amount sufficient to guarantee GFC an agreed internal rate of return.

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The Sponsor and its affiliates’ total potential ownership in the Combined Company, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 8.5% of outstanding PubCo Ordinary Shares in a no additional redemption scenario, 8.6% of outstanding PubCo Ordinary Shares in a 48.2% redemption scenario and 8.6% of outstanding PubCo Ordinary Shares in a maximum redemption scenario (see the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information).

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The Sponsor paid an aggregate of approximately $25,000 for 5,750,000 founder shares. In connection with the shareholders meeting to extend the term of ExcelFin to October 25, 2023, ExcelFin and the Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties, pursuant to which such third parties agreed not to redeem an aggregate of 5,020,000 shares of ExcelFin Common Stock in connection with such meeting. In exchange for the foregoing commitments, the Sponsor has agreed to transfer an aggregate of 1,250,000 founder shares held by the Sponsor to such third parties immediately following consummation of an initial business combination, leaving the Sponsor beneficially owning 4,500,000 shares of ExcelFin Common Stock upon consummation of the business combination. The market value of such shares as of August 22, 2024 was approximately $49,770,000, and the value of such shares is expected to be greater than $25,000 at the time of the Business Combination. If ExcelFin does not complete an initial business combination, such shares will expire worthless. On October 25, 2023, the Sponsor, which held of record 5,750,000 founder shares (which includes 1,250,000 shares transferable to the parties to the Non-Redemption Agreements upon Closing), exercised its right to convert all of the founder shares into an equal number of shares of ExcelFin Class A Common Stock. This conversion was done to ensure that ExcelFin remained in compliance with Nasdaq’s continuing listing requirements (market value of listed securities) prior to Closing. This conversion will have no effect on the consideration to be issued to the former holders of founder shares under the Business Combination Agreement.

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The Sponsor paid an aggregate of $11,700,000 for the 11,700,000 private placement warrants in connection with the IPO, at a price of $1.00 per warrant. In connection with the Business Combination Agreement, the Sponsor has agreed to surrender all of the private placement warrants for no additional consideration. However, the Sponsor will be issued up to 4,500,000 PubCo Ordinary Shares (including 1,350,000 Sponsor Earnout Shares) in exchange for its founder shares from which the Sponsor may recover its investment in the private placement warrants. If the Business Combination does not close, the private placement warrants will expire worthless and the Sponsor will have no means to recover its $11,700,000 investment in ExcelFin.

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The Sponsor and each of its permitted transferees, including our officers and directors, have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares (but not public shares) held by them if ExcelFin fails to complete its initial business combination by the time required prior to ExcelFin’s liquidation in accordance with the ExcelFin Charter (which waiver was provided in connection with the IPO and without any separate consideration paid in connection with providing such waiver), and therefore if ExcelFin is unable to consummate a business combination by that time, those shares would expire worthless.

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The Sponsor, officers and directors and their affiliates can earn a positive rate of return on their overall investment in ExcelFin and Baird Medical after the Business Combination, even if other holders of ExcelFin Class A Common Stock experience a negative rate of return, due to having purchased the founder shares, as described above, for $25,000 or approximately $0.004 per share.

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As of December 31, 2023, ExcelFin has issued a convertible note in an aggregate principal amount of up to $1,500,000 to the Sponsor, with $1,296,654 outstanding (the “Working Capital Loan”). The Working Capital Loan bears no interest and is due and payable upon the earlier of the consummation of the initial business combination or the date of the liquidation of ExcelFin. If ExcelFin does not complete a business combination, ExcelFin may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loan, but no proceeds held in the Trust Account would be used to repay this loan. The Sponsor has agreed that at the Closing of the Business Combination, all amounts outstanding under the Working Capital Loan will be converted into PubCo Ordinary Shares at a price of $10.20 per share.

•
In summation of the foregoing, the aggregate dollar amount that the Sponsor and its affiliates risk losing if an initial business combination, including the Business Combination, is not consummated is approximately $62,791,564, as of August 22, 2024, which amount includes the current value of securities held (valued at the current price of ExcelFin Class A Common Stock and ExcelFin Public Warrants) and consists of (i) the founder shares, (ii) the private placement warrants purchased in connection with the IPO, and (iii) the Working Capital Loan.

•
As a result of the foregoing the Sponsor, and officers and directors of ExcelFin, will benefit from the completion of an initial business combination, including the Business Combination, and may be incentivized to complete an acquisition or business combination of a less favorable target company or on terms less favorable to shareholders of ExcelFin rather than liquidate.
Voting Your Shares
Each ExcelFin Class A Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of ExcelFin Class A Common Stock at the Special Meeting:
•
You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Amendment Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•
You Can Attend the Special Meeting via webcast and Vote in Person (by virtual attendance).   The meeting will be hosted live via the Internet. To attend the Special Meeting webcast, please visit https://web.lumiconnect.com/276796335 (password excelfin2024) and be sure to have your control number available.

•
You Can Vote Before the Special Meeting.   Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the virtual meeting and vote in person (by virtual attendance) and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@astfinancial.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Equiniti Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Equiniti Trust Company by September 19, 2024, at least five (5) business days prior to the meeting date in order to ensure access. That is the only way ExcelFin can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify ExcelFin’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•
you may virtually attend the Special Meeting, revoke your proxy, and vote in person (by virtual attendance) as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your ExcelFin Class A Common Stock, you may call Morrow Sodoli at:
Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Shareholders may call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call: (203) 658-9400
Email: XFIN@Iinfo.sodali.com
No Additional Matters May Be Presented at the Special Meeting
The Special Meeting has been called only to consider the Business Combination Proposal, the Charter Amendments Proposal, the Advisory Charter Amendment Proposal and the Adjournment Proposal. Under ExcelFin’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.
Redemption Rights
Pursuant to the ExcelFin Charter, any holders of public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable and up to $100,000 for dissolution expenses, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the ExcelFin IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay ExcelFin’s taxes payable and up to $100,000 of any remaining interest for dissolution expenses). For illustrative purposes, based on funds in the Trust Account of $9,156,000 on the Record Date, the estimated per share redemption price would have been approximately $10.98 (net of taxes payable). ExcelFin anticipates the per share redemption price will be approximately $10.98 (net of taxes payable) at the closing of the Business Combination, which is anticipated to occur during the third quarter of 2024.
In order to exercise your redemption rights, you must:
•
prior to 5:00 p.m. Eastern Time on September 24, 2024 (two (2) business days before the Special Meeting), tender your shares electronically and submit a request in writing that we redeem your public shares for cash to Equiniti Trust Company, ExcelFin’s transfer agent, at the following email address:

Equiniti Trust Company, LLC
55 Challenger Road 2nd floor
Ridgefield Park, New Jersey 07660,
Attention: SPACSUPPORT,
Email: SPACSUPPORT@equiniti.com
•
deliver your public shares electronically through DTC to ExcelFin’s transfer agent at least two (2) business days before the Special Meeting. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with ExcelFin’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to ExcelFin’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that ExcelFin’s transfer agent return the shares electronically. You may make such request by contacting ExcelFin’s transfer agent at the phone number or address listed above.
Prior to exercising redemption rights, stockholders should verify the market price of ExcelFin Class A Common Stock as they may receive higher proceeds from the sale of their ExcelFin Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of ExcelFin Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in ExcelFin Class A Common Stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of ExcelFin Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of PubCo, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the Business Combination is not approved and ExcelFin does not consummate an initial business combination during the Combination Period, ExcelFin will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.
ExcelFin Appraisal Rights
Under the DGCL, holders of ExcelFin Class A Common Stock and ExcelFin Public Warrants do not have appraisal rights in connection with the Business Combination.
Proxy Solicitation
ExcelFin is soliciting proxies on behalf of its Board. This solicitation is being made by mail but also may be made by telephone or in person. ExcelFin will file with the SEC all scripts and other electronic communications as proxy soliciting materials.
ExcelFin will pay the cost of soliciting proxies for the Special Meeting. ExcelFin has engaged Morrow Sodali to assist in the solicitation of proxies for the Special Meeting. ExcelFin has agreed to pay the Proxy Solicitor a fee of $15,000, plus expenses. ExcelFin will reimburse the Proxy Solicitor for reasonable out-of-pocket expenses and will indemnify the Proxy Solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses.
ExcelFin will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of ExcelFin Class A Common Stock for their expenses in forwarding soliciting materials to beneficial owners of ExcelFin Class A Common Stock and in obtaining voting instructions from those owners. ExcelFin’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

THE BUSINESS COMBINATION PROPOSAL
We are asking our stockholders to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Our stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety before voting on this proposal.
We may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our common stock that are voted at the Special Meeting.
Business Combination Agreement
This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the related agreements. ExcelFin’s stockholders and other interested parties are urged to read such agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below are defined in the Business Combination Agreement.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which may be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.
General Description of the Business Combination Agreement
ExcelFin entered into the Business Combination Agreement by and among ExcelFin, PubCo, Merger Sub 1, Merger Sub 2, Newco, Baird Medical and Tycoon. The Business Combination Agreement provides for the combination of ExcelFin and Tycoon under PubCo, a new holding company, as its direct, wholly-owned subsidiaries. Pursuant to the Business Combination Agreement: (a) on August 3, 2023, Baird Medical contributed all of the issued and outstanding capital shares of Tycoon held by Baird Medical (“Tycoon Shares”) to PubCo in exchange for PubCo Ordinary Shares and Tycoon became a wholly-owned subsidiary of PubCo and Baird Medical received in exchange therefore 29,411,764 PubCo Ordinary Shares valued at $10.20 per share, that have an aggregate value equal to Three Hundred Million Dollars ($300,000,000) (the “Share Contribution”); (b) prior to Closing, Baird Medical will transfer 1,947,058 PubCo Ordinary Shares (which shares shall not include the Baird Medical Earnout Shares) to Newco and the Minority Holders will exchange their ownership interests in Baird Medical for all of the outstanding ownership interests in Newco (the “Newco Share Contribution”); and (c) after the special meeting, Merger Sub 1 will merge with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “First Merger”) and Merger Sub 2 will merge with and into Newco, with Newco continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “Second Merger”). The business purpose of the Second Merger is both to ensure compliance with Nasdaq’s public float requirement as well as to facilitate that additional PubCo shares are held after closing by shareholders most likely to be long-term holders. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated herein by reference.
Transaction Consideration
Pursuant to the Business Combination Agreement (a) on August 3, 2023, Baird Medical contributed all of the issued shares of Tycoon held by Baird Medical (“Tycoon Shares”) to PubCo in exchange for PubCo Ordinary Shares such that Tycoon became a wholly-owned subsidiary of PubCo and Baird Medical received in exchange therefor 29,411,764 PubCo Ordinary Shares (the “Share Contribution”) valued at $10.20 per share, that have an aggregate value equal to Three Hundred Million Dollars ($300,000,000); (b) prior to Closing, Baird Medical will transfer 1,947,058 PubCo Ordinary Shares (which shares shall not include the Baird Medical Earnout Shares) to Newco and the Minority Holders will exchange their ownership interests in Baird Medical for all of the outstanding ownership interests in Newco (the “Newco Share Contribution”); and (c) after the special meeting, Merger Sub 1 will merge with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “First Merger”) and Merger Sub 2 will merge with and into Newco, with Newco continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “Second Merger”). In the Second Merger, 1,947,058 PubCo Ordinary Shares transferred by Baird Medical to Newco will be cancelled, and an equal number of PubCo Ordinary Shares will be issued to the Minority Holders.
The Business Combination Agreement provides that at the effective time of the Business Combination (the “Effective Time”):
(i)
each ExcelFin Unit that is issued and outstanding shall be automatically divided, and the holder thereof shall be deemed to hold one share of ExcelFin Class A Common Stock and one-half of one ExcelFin Public Warrant in accordance with the terms of the applicable ExcelFin Unit;

(ii)
each outstanding public shares of ExcelFin Class A Common Stock will be exchanged for one PubCo Ordinary Share; and, subject to a vesting requirement for 1,350,000 of such shares held by the Sponsor, each outstanding share of ExcelFin Class A Common Stock held by the Sponsor or its assignees will be cancelled in exchange for one PubCo Ordinary Share;

(iii)
the registered holder of each outstanding public warrant to purchase one share of ExcelFin Class A Common Stock (collectively, the “ExcelFin Public Warrants”) will be issued, in exchange for the ExcelFin Public Warrants, an equal number of warrants (collectively, the “PubCo Warrants”) to purchase one PubCo Ordinary Share upon the same terms as were provided in the ExcelFin Public Warrants.

Earnout Provisions
The Business Combination Agreement provides that each of the shares of ExcelFin Class A Common Stock held by the Sponsor or its assignees will be cancelled in exchange for one PubCo Ordinary Share upon the Closing of the Business Combination. However, 1,350,000 of the PubCo Ordinary Shares issued to ExcelFin SPAC, LLC (the “Sponsor”) in the Business Combination in exchange for ExcelFin Class A Common Stock (the “Sponsor Earnout Shares”) will not vest unless and until within the fifth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs.
Representations and Warranties
The Business Combination Agreement contains a number of representations and warranties made by ExcelFin, Baird Medical and PubCo as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect, knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.
In the Business Combination Agreement, Baird Medical and Tycoon made certain customary representations and warranties to ExcelFin, including:
1.
Tycoon is validly existing and in good standing under the laws of the British Virgin Islands.

2.
Tycoon has all requisite corporate power and authority to consummate the Transactions. The Business Combination Agreement and the Ancillary Agreements constitute the legal, valid and binding obligations of Tycoon.

3.
After giving effect to the Share Contribution, PubCo shall own all of the issued and outstanding equity securities of Tycoon.

4.
The equity securities of Tycoon are duly authorized, validly issued, and, fully paid and non-assessable.

5.
Each of Tycoon’s subsidiaries is duly formed, validly existing and in good standing and the equity securities of each of Tycoon’s subsidiaries are duly authorized, validly issued, and fully paid and non-assessable.

6.
The execution and delivery by Tycoon of the Business Combination Agreement and the Ancillary Agreements party will not (i) conflict with or violate Tycoon governing documents, (ii) conflict with or violate any applicable laws or (iii) require any approvals not otherwise disclosed.

7.
Each of the Target Companies has complied with all applicable laws with respect to the conduct of its business, or the ownership or operation of its business.

8.
Each owner of the Target Companies who is a PRC resident has complied with such reporting or registration requirements under the SAFE Rules and Regulations with respect to its investment in such Target Company.

9.
The Baird Medical Financial Statements fairly and accurately present in all material respects the financial position, results of operations and cash flows of Baird Medical and the Target Companies as at the dates thereof and for the periods indicated.

10.
The Target Companies do not have any indebtedness in excess of $1,000,000 other than (i) indebtedness disclosed in the Baird Medical Financial Statements or (ii) as is set forth in the Baird Medical Disclosure Letter.

11.
There are no outstanding loans or other extensions of credit made by Baird Medical or any Target Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of any Target Company.

12.
No Target Company has any material liabilities of a nature required to be disclosed on a balance sheet in accordance with GAAP, except those that have been disclosed.

13.
There has not occurred any Baird Medical Material Adverse Effect.

14.
There is no pending or threatened, action against any of the Target Companies or any of their respective properties or assets

15.
None of the Target Companies has any liability under any plan subject to Title IV of ERISA.

16.
The execution, delivery and performance by Tycoon of the Business Combination Agreement will not result in any severance payments.

17.
None of the Target Companies is a party to any collective bargaining agreement and there is no pending strike, work stoppage, slowdown, lockout or arbitration against or involving any of the Target Companies.

18.
Each of the Target Companies is in compliance in all material respects with all applicable laws relating to labor and employment matters.

19.
There is no contract or governmental order binding upon any of the Target Companies which has the effect of prohibiting or materially impairing any business practice of any of the Target Companies.

20.
None of the Target Companies owns any parcels of real property or any real property interests.

21.
Each of the Leases are in full force and effect and is a legal, valid and binding obligation of the Target Company party thereto and the counterparty thereto, enforceable against such counterparty in accordance with its terms.

22.
Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets.

23.
All income and other material tax returns required to be filed by any of the Target Companies have been timely filed, and all such tax returns are true, correct and complete in all material respects.

24.
None of the Target Companies has taken or agreed to take any action not contemplated by the Business Combination Agreement, the Ancillary Agreements or any related ancillary documents that could reasonably be expected to prevent the Transactions from qualifying for the Intended tax Treatment.

25.
No action is pending or threatened against any Target Company or any assets or properties of any Target Company alleging that such Target Company is in violation of any environmental law or environmental permit or has any liability under any environmental law.

26.
Each Target Company is and has been in compliance with all environmental laws, and no action is pending or threatened to revoke, modify in any respect or terminate any environmental permit.

27.
Except as disclosed in the Baird Medical Disclosure Letter, no broker, finder, investment banker or other person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions based upon arrangements made by any of the Target Companies.

28.
All owned intellectual property is subsisting valid and enforceable in accordance with applicable law. Tycoon intellectual property constitutes in all material respects all intellectual property necessary for, the operation of the business of the Target Companies as currently conducted.

29.
There are no pending or threatened in writing actions against any of the Target Companies involving any claim of infringement, unauthorized use, misappropriation or other violation of any intellectual property of any person or challenging the ownership, registration, validity, enforceability, or use of any owned intellectual property.

30.
None of the Tycoon software contains any bug, defect or error that is materially affecting the use, functionality or performance of such Tycoon software.

31.
The IT systems are in good working condition to effectively perform in all material respects all information technology operations necessary to conduct the business of the Target Companies as currently conducted, taken as a whole.

32.
Each Target Company complies in all material respects with all applicable Privacy laws.

33.
None of the Top Suppliers or the Top Customers has, as of the date of the Business Combination Agreement, delivered to any of the Target Companies written notice of its intention to terminate any of its existing business with a Target Company.

34.
Each Company Material Contract is in full force and effect and is valid and binding upon and enforceable in all material respects against each of the parties thereto.

35.
All premiums and other amounts owed with respect to the Insurance Policies have been timely paid in accordance with the terms of such policies, there have been no lapses in insurance coverage, and no Target Company has received any written notice from any insurer under any of the Insurance Policies canceling or materially adversely amending any such policy or denying renewal of coverage thereunder.

36.
No Target Company Related Person is presently, or in the past three years has been, a party to any contract with a Target Company, in each case, (i) other than the Business Combination Agreement or any Ancillary Agreement, and (ii) except as would not be material to the business of the Target Companies, taken as a whole.

37.
No Target Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) promised, made or offered to make any unlawful payment or provided or offered to provide anything of value to any official or employee of a governmental authority, to foreign or domestic political parties or campaigns or violated any provision of any specified business conduct laws in any material respect or (iii) made any other unlawful payment.

38.
No Target Company or any of its directors or officers, or any other representative acting on behalf of a Target Company is currently a sanctioned person.

39.
None of the information supplied or to be supplied by Baird Medical or Tycoon expressly for inclusion or incorporation by reference in public filings to be made in connection with the Transactions will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

40.
Except as expressly provided in the Business Combination Agreement, neither Excelfin nor any of its affiliates or representatives has made, is making, or shall be deemed to make any representation or warranty whatsoever, express or implied, at law or in equity, to any of the Target Companies.

In the Business Combination Agreement, ExcelFin made certain customary representations and warranties to Baird Medical, Tycoon and PubCo, including:
1.
ExcelFin is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.
ExcelFin has no direct or indirect subsidiaries.

3.
As of the date of the Business Combination Agreement:(i) 4,788,792 shares of ExcelFin Class A Common Stock are outstanding; (ii) 5,750,000 shares of ExcelFin Class B Common Stock are outstanding; (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share are undesignated; (iv) 195,211,208 shares of Class A Common Stock are authorized but unissued, and available for issuance; (v) 44,250,000 are authorized but unissued, and available for issuance; (vi) 11,700,000 private placement warrants to purchase one share of ExcelFin Class A Common Stock are outstanding; and (vii) 11,500,000 public warrants to purchase one share of ExcelFin Class A Common Stock are outstanding. All outstanding shares of ExcelFin stock are duly authorized, validly issued, fully paid and non-assessable, and all ExcelFin warrants are duly authorized and validly issued.

4.
The Business Combination Agreement and the Ancillary Agreements have been duly and validly executed and delivered by ExcelFin and constitute the legal, valid and binding obligations of ExcelFin.

5.
The execution and delivery by ExcelFin of the Business Combination Agreement and the Ancillary Agreements does not require any approvals, except as disclosed.

6.
ExcelFin has complied in all material respects with, and has not been in violation in any material respect of, any applicable laws with respect to the conduct of its business, or the ownership or operation of its business.

7.
ExcelFin has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by ExcelFin with the SEC under the Exchange Act or the Securities Act (the “ExcelFin SEC Reports”). The ExcelFin SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations thereunder.

8.
The financial statements and notes contained or incorporated by reference in the ExcelFin SEC Reports fairly present in all material respects the financial condition and the results of operations of ExcelFin.

9.
Since its incorporation, ExcelFin has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination.

10.
There are no actions pending or threatened, against or otherwise relating to ExcelFin, before any governmental authority challenging or seeking to enjoin, alter or materially delay the consummation of the Transactions.

11.
ExcelFin Material Contracts are in full force and effect and represent the legal, valid and binding obligations of ExcelFin and represent the legal, valid and binding obligations of the other parties thereto and are enforceable by ExcelFin in accordance with their terms.

12.
There is no action or proceeding pending or threatened in writing against ExcelFin by the Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the ExcelFin Units, the shares of ExcelFin Class A Stock or ExcelFin Warrants or to terminate the listing of ExcelFin on the Nasdaq.

13.
As of the date of the Business Combination Agreement, ExcelFin has no less than $50,000,000 in a trust account for the benefit of ExcelFin’s public stockholders.

14.
Except as set forth in the ExcelFin Disclosure Letter, ExcelFin does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any indebtedness.

15.
None of the information supplied or to be supplied by ExcelFin or its representatives expressly for inclusion or incorporation by reference into any public filing to be made in connection with the consummation of the Transactions will, when filed, made available, mailed or distributed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

16.
ExcelFin is in compliance with all applicable specified business conduct laws.

17.
ExcelFin is not an “investment company” or a person directly or indirectly controlled by or acting on behalf of an “investment company.”.

18.
ExcelFin does not own or lease any real or personal property.

19.
Except as disclosed in the ExcelFin Disclosure Letter, no broker, finder, investment banker or other person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by ExcelFin or any of its Affiliates.

20.
Except as disclosed in the ExcelFin Disclosure Letter, ExcelFin has never had any employees.

21.
All income and other material tax returns required to be filed by ExcelFin have been timely filed, and all such tax returns are true, correct and complete in all material respects. ExcelFin has not taken or agreed to take any action not contemplated by the Business Combination Agreement, the Ancillary Agreements or any related ancillary documents that could reasonably be expected to prevent the Transactions from qualifying for the Intended tax Treatment.

22.
Except as expressly provided in the Business Combination Agreement, none of the Target Companies, Baird Medical or the Acquisition Entities has made, is making, or shall be deemed to make any representation or warranty whatsoever, express or implied, at law or in equity.

In the Business Combination Agreement, Baird Medical made certain customary representations and warranties to ExcelFin, including:
1.
Baird Medical is a corporation duly formed, validly existing and in good standing under the laws of the Cayman Islands.

2.
The Business Combination Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Baird Medical constitute, the legal, valid and binding obligation of Baird Medical.

3.
Upon the consummation of the Share Contribution in accordance with the Business Combination Agreement, the entire legal and beneficial interest in such Tycoon Shares, and good, valid and marketable title to such Tycoon Shares, free and clear of all liens, will pass to PubCo.

4.
The execution and delivery by Baird Medical of the Business Combination Agreement and the Ancillary Agreements does not require any approvals, except as disclosed.

5.
Baird Medical has complied with and is not in violation of any applicable laws.

6.
There is no pending or threatened, action against Baird Medical or any of its properties or assets, or any of its directors or officers with regard to their actions as such.

7.
No broker, finder, investment banker or other person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions, including the Share Contribution, based upon arrangements made by Baird Medical.

8.
None of the information supplied or to be supplied by Baird Medical or its representatives expressly for inclusion or incorporation by reference in any public filings to be made in connection with the consummation of the Transactions will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

9.
Baird Medical has not taken, or agreed to take, any action not contemplated by the Business Combination Agreement or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended tax Treatment.

10.
Neither Excelfin nor any of its affiliates or representatives has made, is making, or shall be deemed to make any representation or warranty whatsoever, express or implied, at law or in equity.

In the Business Combination Agreement, Baird Medical and the Acquisition Companies made certain customary representations and warranties to ExcelFin, including:
1.
PubCo is a corporation duly formed, validly existing and in good standing under the laws of the Cayman Islands.

2.
Each of Merger Sub 1, Merger Sub 2 and Newco is an entity duly formed, validly existing and in good standing under the laws of the State of Delaware.

3.
The Business Combination Agreement and the Ancillary Agreements constitute, the legal, valid and binding obligations of such Acquisition Entity.

4.
Any PubCo Ordinary Shares that will be issued pursuant to the Transactions will be duly authorized, validly issued, fully paid and non- assessable.

5.
Except as described in the Business Combination Agreement, there are no issued and outstanding equity securities of any of the Acquisition Entities.

6.
PubCo does not own or control any interest in any person, other than Merger Sub 1, Merger Sub 2 and Newco, and none of Merger Sub 1, Merger Sub 2 and Newco owns or controls, directly or indirectly, any interest in any person.

7.
The execution and delivery by each of the Acquisition Entities of the Business Combination Agreement and the Ancillary Agreements does not require any approvals, except as disclosed.

8.
Each of the Acquisition Entities has complied with and is not in violation of any applicable laws.

9.
Since the date of its incorporation, none of the Acquisition Entities has conducted any business.

10.
There is no pending or threatened, action against any of the Acquisition Entities or any of its properties or assets.

11.
No broker, finder, investment banker or other person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions based upon arrangements made by any of the Acquisition Entities.

12.
None of the information supplied or to be supplied by any of the Acquisition Entities or its representatives expressly for inclusion or incorporation by reference into any public filing to be made respect to the consummation of the Transactions will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

13.
No Acquisition Entity is an “investment company” or a person directly or indirectly controlled by or acting on behalf of an “investment company.”.

14.
Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations.

15.
None of the Acquisition Entities has taken that could reasonably be expected to prevent the Transactions from qualifying for the Intended tax Treatment.

16.
PubCo is a foreign private issuer as defined in Rule 405 under the Securities Act

17.
Except as expressly provided in the Business Combination Agreement, neither Excelfin nor any of its affiliates or representatives has made, is making, or shall be deemed to make any representation or warranty whatsoever.

Covenants of the Parties
Baird Medical agreed to the following covenants, among others, in the Business Combination Agreement:
•
From the date of the Business Combination Agreement through the Closing, PubCo shall cause the PubCo Ordinary Shares and the PubCo Warrants to be approved for listing on the Nasdaq and accepted for clearance by the DTC.

•
Except as expressly permitted by the Business Combination Agreement or consented to by ExcelFin, from the date of the Business Combination Agreement through the earlier of the Closing (such period, the “Interim Period”), Tycoon and each of the Acquisition Entities shall operate its business in the Ordinary Course.

•
Except as expressly permitted by the Business Combination Agreement or consented to by ExcelFin none of the Target Companies or Acquisition Entities shall:

•
change, modify or amend the Governing Documents of any Target Company or any Acquisition Entity;

•
form or establish a Subsidiary;

•
make or declare any dividend or distribution;

•
split, subdivide, combine, reclassify, recapitalize or otherwise amend any terms of any equity securities of any of the Target Companies;

•
purchase, repurchase, redeem or otherwise acquire any issued and outstanding equity securities of any Target Company or any Acquisition Entity;

•
sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of any Target Company or any Acquisition Entity having a value in excess of $1,000,000;

•
acquire any ownership interest in any real property;

•
acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of any entity;

•
Except as otherwise required by applicable law or pursuant to existing Company Benefit Plans as in effect on the signing date, (A) grant any equity awards or severance, retention, change in control or termination or similar pay, (B) make any change in its key management structure, (C) terminate, adopt, enter into or materially amend any Company Benefit Plan, (D) increase the cash compensation or bonus opportunity of any senior executive officer or director by more than 10%, or (E) take any action to amend or waive any performance or vesting criteria;

•
(A) make, change or revoke any material election in respect of Taxes or (B) change any annual Tax accounting period, adopt or change any material method of Tax accounting, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund;

•
take, agree to take or fail to take any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

•
issue, sell, pledge, dispose of, grant or encumber any equity securities of any Acquisition Entity or Target Company;

•
enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, merge or consolidate with any person or be acquired by any person, or file for bankruptcy;

•
waive, release, settle, compromise or otherwise resolve any action;

•
incur, assume or guarantee any Indebtedness, except for borrowed money, the principal amount of which does not exceed $1,000,000 in the aggregate;

•
enter into, renew or amend (A) any transaction or contract with a Target Company Related Person that would require disclosure of such transaction, (B) any contract between any Target Company or any Acquisition Entity and any broker, finder, investment banker or financial advisor or (C) any material contract;

•
limit the right of any Target Company to engage in any line of business or in any geographic area, to Develop, market or sell products or services, or to compete with any person;

•
(A) sell, transfer or license any Company Intellectual Property to any person or (B) abandon, withdraw, dispose of, permit to lapse or fail to preserve any Company Intellectual Property;

•
grant, create, assume or otherwise incur any Lien;

•
make any loans, advances or capital contributions to, or investments in, any other person;

•
amend or make any changes to the accounting policies, methods, principles or practices of any Target Company or Acquisition Entity;

•
enter into any business that is unrelated to the business of the Target Companies; or

•
take any action that is reasonably likely to prevent, delay or impede the consummation of the Transactions.

•
During the Interim Tycoon and each of the Acquisition Entities shall (i) comply with, and continue performing under, its Governing Documents and all Company Material Contracts to which it is a party and (ii) comply with all applicable laws.

•
Each of the Baird Medical Companies shall use its commercially reasonable efforts to assist in the preparation of any required applications to SAFE by holders of ExcelFin Securities who are PRC residents for the registration of their respective holdings of PubCo Ordinary Shares or PubCo Warrants.

•
Prior to the consummation of the Share Contribution, Baird Medical shall cause the PubCo Memorandum to be amended and restated in its entirety in substantially the form attached to the Business Combination Agreement as Exhibit J (the “Post-Closing PubCo Memorandum”). The Post-Closing PubCo Memorandum shall be the memorandum of association of PubCo until thereafter amended in accordance with the Cayman Companies Act and the Post-Closing PubCo Memorandum.

•
Prior to the consummation of the Share Contribution, Baird Medical shall cause the PubCo Articles to be amended and restated in its entirety in substantially the form attached to the Business Combination Agreement as Exhibit K.

•
PubCo shall take all such action within its power as may be necessary or appropriate such that, immediately following the Closing:

•
the PubCo Board shall consist of seven directors, of whom (i) one will be designated by ExcelFin, (ii) four will be designated by Baird Medical and (iii) two will be mutually agreed by ExcelFin and

Baird Medical, and of which four must meet the standards of independence of companies subject to the rules and regulations of Nasdaq;
•
the officers of Tycoon shall be appointed as the officers of PubCo; and

•
Haimei Wu will serve as the Chairwoman of the PubCo Board.

•
The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of ExcelFin shall survive the Closing and continue in full force and effect in accordance with the terms of such agreements to the extent permitted by applicable law. For a period of six years after the Effective Time, PubCo shall cause the Governing Documents of PubCo and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to ExcelFin D&O Indemnified parties than are set forth as of the date of the Business Combination Agreement in the ExcelFin Governing Documents, to the extent permitted by applicable law.

•
PubCo shall obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the directors and officers of PubCo, ExcelFin and Tycoon.

•
Each of the Baird Medical Parties hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any ExcelFin Securities, take any other action with respect to ExcelFin in violation of such laws or cause or encourage any third party to do any of the foregoing.

•
In the event any Key Baird Medical Shareholder fails to comply in any material respect with his, her or its obligations under the Baird Medical Shareholder Support Agreement, Baird Medical shall utilize the proxy granted to it by to act for such Key Baird Medical Shareholder.

•
As soon as reasonably practicable, Baird Medical shall deliver to ExcelFin true, correct and complete copies of (i) the PCAOB Financial Statements and (ii) pro forma financial statements in respect of Baird Medical and the Target Companies.

•
Within five business days of the date of the Business Combination Agreement, Baird Medical shall deliver to ExcelFin (a) the Baird Resolutions and (b) the Merger Sub Written Consents.

•
Immediately prior to the consummation of the Share Contribution, PubCo and Baird Medical shall enter into the Baird Medical Lock-Up Agreement.

•
Prior to the Share Contribution, PubCo shall approve (and Baird Medical as the sole shareholder of PubCo shall approve) and adopt an equity incentive plan in a form reasonably acceptable to ExcelFin with a total pool of awards equal to 10% PubCo Ordinary Shares to be outstanding (on a fully diluted basis) as of the Closing.

ExcelFin agreed to the following covenants, among others, in the Business Combination Agreement:
•
At the Closing, ExcelFin (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to (A) pay all amounts payable to ExcelFin Stockholders pursuant to any ExcelFin Redemptions, and (B), disburse all remaining amounts then available in the Trust Account: (1) the payment of the ExcelFin Transaction Expenses and the repayment of any amounts owed to the Sponsor or its affiliates, the payment of the Baird Medical Transaction Expenses; and (2) the remainder to PubCo, for immediate use for working capital and general corporate purposes.

•
Until the Closing, ExcelFin shall use reasonable best efforts to ensure that the ExcelFin Stock, ExcelFin Public Warrants and ExcelFin Units remain listed on Nasdaq.

•
Except as expressly permitted by the Business Combination Agreement consented to by Baird Medical in writing, during the Interim Period, ExcelFin shall operate its business in the Ordinary Course.

•
During the Interim Period, except (w) as expressly permitted by the Business Combination Agreement as consented to by Baird Medical in writing, ExcelFin shall not:

•
change, modify or amend the Trust Agreement or the ExcelFin Governing Documents;

•
form or establish a Subsidiary;

•
make or declare any dividend or distribution to the ExcelFin Stockholders;

•
split, combine, reclassify, recapitalize or otherwise amend any terms of any of its equity securities;

•
purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding equity securities;

•
merge, consolidate or amalgamate with or into, or acquire any other person or business, or be acquired by any other person;

•
(A) make, change or revoke any material election in respect of Taxes or (B) change any annual Tax accounting period, adopt or change any material method of Tax accounting, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund;

•
take or fail to take any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

•
enter into, renew or amend any transaction or contract (A) with an affiliate of ExcelFin, (B) with any ExcelFin Stockholder or (C) with any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater;

•
incur, assume or guarantee any Indebtedness;

•
make any material change in its accounting principles, policies, procedures or methods;

•
(A) issue or sell any shares of ExcelFin Stock or rights exercisable for or convertible into shares of ExcelFin Stock, or (B) grant any options, warrants or other equity-based awards with respect to ExcelFin Stock;

•
waive, release, settle, compromise or otherwise resolve any action, except where such waivers involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

•
(A) make any change in its key management structure (B) increase the cash compensation or bonus opportunity of any officer or director, or (C) take any action to amend or waive any performance or vesting criteria;

•
(A) hire any officer or director of ExcelFin, (B) grant any increase in the compensation of any officer or director of ExcelFin, (C) adopt any employee benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

•
make any loans or advances to any person, or make any change in its existing borrowing or lending arrangements for or on behalf of such persons; or

•
liquidate, dissolve, reorganize or otherwise wind-up its business and operations

•
During the Interim Period, ExcelFin shall comply (i) in all material respects with its Governing Documents and all ExcelFin Material Contracts and (ii) with all applicable laws.

•
During the Interim Period, ExcelFin will keep current and file all required SEC reports in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.

Mutual Covenants
Each of the parties agreed to the following covenants, among others, in the Business Combination Agreement:
•
Each of the parties shall use their commercially reasonable efforts to cooperate in good faith with any governmental authority obtain any necessary regulatory approvals necessary to complete lawfully the Transactions and any and all action necessary to consummate the Transactions as contemplated hereby.

•
Each of the parties shall, (i) submit all notifications, reports, and other filings necessary to obtain the regulatory approvals; (ii) use commercially reasonable efforts to obtain any necessary clearance; and (iii) cooperate fully with each other in the defense of such matters.

•
Each of ExcelFin and Baird Medical shall be responsible for and pay any and all filing fees payable to any governmental authorities that it incurs in connection with the Transactions.

Preparation of proxy statement/prospectus
As promptly as reasonably practicable after the execution of the Business Combination Agreement, Baird Medical, PubCo and ExcelFin shall prepare and PubCo shall file with the SEC, a proxy/registration statement on Form F-4 (the “proxy statement/prospectus”) relating to the meeting of the ExcelFin Stockholders (the “ExcelFin Stockholder Meeting”) (A) in connection with the registration under the Securities Act of the PubCo Ordinary Shares pursuant to the Business Combination Agreement, (B) to provide the Public Stockholders an opportunity to have their shares of ExcelFin Stock redeemed in a ExcelFin Redemption and (C) to solicit proxies from ExcelFin Stockholders for the approval and adoption of (1) the Business Combination Agreement, the Ancillary Agreements and the Transactions, (2) any other proposals as the SEC may indicate are necessary, (3) any other proposals as determined by ExcelFin, Baird Medical and PubCo to be necessary or appropriate in connection with the Transactions and (4) adjournment of the ExcelFin Stockholder Meeting, if necessary, to permit further solicitation of proxies in case there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (1) through (4), collectively, the “Transaction Proposals” and such proposals in clauses (1) and (3), the “Required Transaction Proposals”).
Each Baird Medical Company and ExcelFin shall furnish all information concerning such party as ExcelFin or Baird Medical may reasonably request in connection with such actions and the preparation of the proxy statement/prospectus. Prior to the effective date of the proxy statement/prospectus, Baird Medical, ExcelFin and PubCo shall take all action required under any applicable federal or state securities laws in connection with the issuance of PubCo Ordinary Shares pursuant to the Business Combination Agreement. As promptly as practicable after finalization and effectiveness of the proxy statement/prospectus, ExcelFin shall mail (or cause to be mailed) the proxy statement/prospectus to the ExcelFin Stockholders.
Baird Medical, on the one hand, and ExcelFin, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the proxy statement/prospectus and other related fees.
ExcelFin shall establish a record date for, duly call, give notice of, and convene and hold the ExcelFin Stockholder Meeting for the purpose of voting on the Transaction Proposals and obtaining the ExcelFin Stockholders’ Approval, providing ExcelFin Stockholders with the opportunity to elect to redeem their shares pursuant to a ExcelFin Redemption and such other matters as may be mutually agreed to by ExcelFin and Baird Medical. ExcelFin will use its reasonable best efforts to (A) solicit from the ExcelFin Stockholders proxies in favor of the adoption of the Business Combination Agreement and the Transaction Proposals and (B) obtain the vote or consent of the ExcelFin Stockholders required by and in compliance with all applicable law, Nasdaq rules (as applicable) and the ExcelFin Charter.
Board Recommendation
The proxy statement/prospectus shall include a statement to the effect that the Board has unanimously recommended that the ExcelFin Stockholders vote in favor of the Transaction Proposals at the ExcelFin Stockholder Meeting (such statement, the “Board Recommendation”). None of the Board, the Baird Medical Board, the PubCo Board, the Merger Sub 1 Board, the Merger Sub 2 Board or the Company Board, nor any committee thereof, shall withhold, withdraw, qualify, amend or modify or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the recommendation of such governing body in favor of the approval of the Business Combination Agreement or the Transactions.
Notwithstanding anything to the contrary in the Business Combination Agreement, at any time prior to obtaining the ExcelFin Stockholders’ Approval, solely in response to an Intervening Event, the Board, acting on the recommendation of a majority of the members of the Board, may make a ExcelFin Modification in Recommendation (an “Intervening Event Recommendation Change”) if it determines in good faith, after consultation with its outside legal counsel, that failure to do so would constitute a breach of the Board’s fiduciary duties to the ExcelFin Stockholders under applicable law; provided, however, that the Board shall not be entitled to make, or agree to resolve to make, any Intervening Event Recommendation Change unless (i) ExcelFin provides written notice (“Intervening Event Notice”) to Baird Medical advising it that the Board is proposing to make an Intervening Event Recommendation Change at least five business days in advance thereof (including the material facts and information constituting the basis for such determination) and that the failure to make an Intervening Event Recommendation Change would constitute a breach of the Board’s fiduciary duties to the ExcelFin Stockholders under applicable law, (ii) during such five business day period, ExcelFin and its representatives shall have negotiated in good faith with Baird Medical and its representatives regarding any changes or modifications proposed by Baird Medical to the Business Combination Agreement as would enable the Board to proceed with the Board Recommendation and not make such Intervening Event Recommendation Change and (iii) ExcelFin may make an Intervening Event Recommendation Change only if Board, after considering in good faith any changes or modifications to the terms and conditions of the Business Combination Agreement proposed by Baird Medical during such five business day period (or applicable period), continues to determine in good faith, and reaffirms in writing to Baird Medical on the fifth business day immediately following the day on which it delivered the Intervening Event Notice, that failure to make such Intervening Event Recommendation Change would constitute a breach of the Board’s fiduciary duties to the ExcelFin Stockholders under applicable law.
If ExcelFin or any of its affiliates or representatives receives any inquiry or proposal with respect to any Alternative Transaction, then ExcelFin shall (i) promptly notify Baird Medical in writing, which notice shall include the material terms and conditions of such inquiry or proposal in reasonable detail, and (ii) keep Baird Medical reasonably informed on a current basis of, and in any case, promptly upon receipt of any of the foregoing, including any material modifications to such offer or information. If any Baird Medical Company or any of their respective affiliates or representatives receives any inquiry or proposal with respect to any Alternative Transaction, then Baird Medical shall (i) promptly notify ExcelFin in writing, which notice shall include the material terms and conditions of such inquiry or proposal in reasonable detail, and (ii) keep ExcelFin reasonably informed on a current basis of, and in any case, promptly upon receipt of any of the foregoing, including any material modifications to such offer or information.
Other Covenants
Baird Medical and ExcelFin shall, (a) use reasonable best efforts to obtain all material Approvals that any Baird Medical Company or ExcelFin, as applicable, are required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as the other may reasonably request to satisfy the conditions to Closing.
None of ExcelFin, the Surviving Corporation or any of the Baird Medical Companies shall take any action, or fail to take any action, which would cause the Transactions to fail to qualify for the Intended Tax Treatment. Each of the parties agrees to promptly notify the other parties of any challenge to the Intended Tax Treatment by any governmental authority. Each of the parties agrees to file all Tax Returns and other informational returns on a basis consistent with the Intended Tax Treatment.
If any holder of PubCo Ordinary Shares or PubCo Warrants immediately after the Closing provides notice to PubCo that it is a “five percent transferee shareholder” as a result of the Transactions and intends to enter into a “gain recognition agreement”, PubCo agrees to use its commercially reasonable efforts to cooperate with such PubCo Securityholder to (i) furnish to such PubCo Securityholder such information as is it reasonably requests in connection with such PubCo Securityholder’s preparation of a gain recognition agreement and (ii) provide such PubCo Securityholder with written notice as promptly as reasonably practicable upon becoming aware that PubCo has entered into a transaction that would reasonably be expected to constitute a “triggering event” as described in Treasury Regulations Section 1.367(a)-(8)(j).
All transfer, documentary, sales, use, real property, stamp, stamp duty reserve tax, registration, value added or other similar Taxes incurred in connection with the Business Combination Agreement shall be borne by PubCo.
Baird Medical and PubCo shall promptly advise ExcelFin, and ExcelFin shall promptly advise Baird Medical and PubCo, as the case may be, in writing of any action commenced against such party by any Baird Medical shareholder or ExcelFin Stockholder relating to the Business Combination Agreement or the Transactions and such party shall keep the other parties reasonably informed regarding any such Stockholder Litigation.
During the Interim Period, none of the parties shall, and each of them shall cause their respective representatives and affiliates to not, except to the extent necessary to consummate the potential PIPE

Investment, (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning any of the parties or their respective Subsidiaries, to any person relating to an Alternative Transaction, (ii) enter into any agreement relating to an Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state relating to an Alternative Transaction, or (iv) otherwise knowingly facilitate any such inquiries.
During the Interim Period, each of ExcelFin and the Baird Medical Parties shall (a) afford to each of the other parties and its representatives reasonable access to all of its respective assets, properties, facilities, books, contracts, Tax Returns, records and personnel, and shall furnish such representatives with all financial and operating data as such representatives may reasonably request, and (b) cooperate with each other party and its representatives regarding all due diligence matters, including document requests.
Extension of the Outside Date
If the Transactions are not consummated by the initial Outside Date under the Business Combination Agreement, September 30, 2024 (such date, the “ExcelFin Business Combination Deadline”), then ExcelFin shall use its, and shall cause its affiliates to use their, reasonable best efforts to obtain the approval of the ExcelFin Stockholders to approve an extension of the ExcelFin Business Combination Deadline to a date that is mutually agreed between ExcelFin and Baird Medical and reasonably necessary to consummate the Transactions (which date shall not be later than September 30, 2024) (an “Extension” and such date, the “Maximum Extension Date”). In connection with any Extension, PubCo shall be responsible for the amount of any extension payments to be made by ExcelFin into the Trust Account for the duration of such Extension, and all other fees and expenses incurred or payable in connection with any such Extension shall be borne by ExcelFin. ExcelFin shall take, and shall cause its affiliates to take, such actions as may be reasonably necessary to effectuate any such Extension, including holding one or more special meetings of the ExcelFin Stockholders, including all necessary adjournments or postponements thereof, to approve one or more amendments to the ExcelFin Charter to so extend the ExcelFin Business Combination Deadline. Notwithstanding anything to the contrary in the Business Combination Agreement, ExcelFin shall not be obligated to extend the Business Combination Deadline beyond the Maximum Extension Date. The later of (a) September 30, 2024 and (b) the date to which the ExcelFin Business Combination Date is extended is referred to as the “Outside Date.”
Survival and Indemnification
None of the representations and warranties of the parties to the Business Combination Agreement will survive the Closing, and no claim for indemnification may be made with respect thereto.
None of the covenants and agreements of the parties contained in the Business Combination Agreement will survive the Closing, except that those covenants and agreements that by their terms apply or are contemplated to be performed in whole or in part after the Closing will survive the Closing and continue until fully performed in accordance with their terms.
Conditions to Consummation of the Business Combination
The obligation of each party to consummate is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by ExcelFin and Baird Medical:
•
The ExcelFin Stockholders’ Approval shall have been obtained.

•
All regulatory approvals shall have been obtained.

•
(i) The PubCo Ordinary Shares and the PubCo Warrants to be issued in connection with the Closing shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof, and (ii) the proxy statement/prospectus shall have been declared effective under the Securities Act, no stop order shall be in effect and no proceedings for the purpose of suspending the effectiveness of the proxy statement/prospectus shall be pending by the SEC.

•
No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or Governmental Order which has the effect of making the Transactions illegal or which otherwise prohibits consummation of the Transactions.

•
There shall not be any action initiated by any governmental authority of its own volition (and not acting at the direction, suggestion, or recommendation, whether directly or indirectly, by or on behalf of any party to the Business Combination Agreement) that remains pending and is reasonably expected to enjoin or otherwise restrict the consummation of the Transactions.

•
The PIPE Investment, if any, shall have been consummated. As of the date of this proxy statement/prospectus, no PIPE Investors have committed to fund any PIPE Investment.

The obligation of ExcelFin to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by ExcelFin:
•
Each of the representations and warranties of the Target Companies shall be true and correct in all material respects on and as of the date of the Business Combination Agreement and on and as of the Closing Date except for, in certain cases, any failures to be so true and correct that have not had, and would not reasonably be expected to have, a Baird Medical Material Adverse Effect.

•
Each of the covenants and obligations of each of Baird Medical, Baird Medical, Tycoon, Merger Sub 1, Merger Sub 2 and Newco to be performed or complied with as of or prior to the Closing shall have performed and complied with in all material respects.

•
Since the date of the Business Combination Agreement, there shall not have occurred a Baird Medical Material Adverse Effect that is continuing.

•
All required approvals, waiver or consents from any third parties shall have been obtained.

•
Baird Medical and PubCo shall have delivered to ExcelFin each of the closing deliverables described in the Business Combination Agreement.

•
The obligation of each of the Baird Medical Companies to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Baird Medical:

•
Each of the representations and warranties of the ExcelFin shall be true and correct in all material respects on and as of the date of the Business Combination Agreement and on and as of the Closing Date except for, in certain cases, any failures to be so true and correct that have not had, and would not reasonably be expected to have, a ExcelFin Material Adverse Effect.

•
Each of the covenants and obligations of ExcelFin to be performed or complied with as of or prior to the Closing shall have performed and complied with in all material respects.

•
There shall not have occurred a ExcelFin Material Adverse Effect that is continuing.

•
ExcelFin shall have delivered to PubCo each of the closing deliverables described in the Business Combination Agreement.

No party may rely on the failure of any condition to be satisfied if such failure was caused by the failure of such party or its affiliates to act in good faith or to take such actions as may be necessary to cause the conditions of the other parties to the Business Combination Agreement to be satisfied.
Termination Rights
This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(a)
by mutual written consent of Baird Medical and ExcelFin;

(b)   by written notice from Baird Medical or ExcelFin to the other if any of the Closing Conditions have not been satisfied or waived by September 30, 2024 (as it may be extended, the “Outside Date”); provided, further, however, that the right to terminate the Business Combination Agreement under this scenario shall not be available to a party if a breach by such party was the proximate cause of the failure of the Closing to occur;
(c)   by written notice from Baird Medical or ExcelFin to the other if any governmental authority shall have enacted any law or order preventing or prohibiting the consummation of the Transactions;

(d)   by written notice from Baird Medical to ExcelFin within 10 business days after there has been a ExcelFin Modification in Recommendation;
(e)   by written notice from Baird Medical or ExcelFin to the other if the ExcelFin Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote of the ExcelFin Stockholders at the ExcelFin Stockholder Meeting;
(f)   by written notice from ExcelFin to Baird Medical if either the Baird Resolutions or the Merger Sub Written Consents had not been delivered to ExcelFin within five business days after the execution of the Business Combination Agreement (though both documents were, in fact, timely delivered);
(g)   by written notice to Baird Medical from ExcelFin if there has been a breach by any of the Baird Medical Parties of any of their respective representations or covenants in the Business Combination Agreement such that the Closing Conditions cannot be satisfied at the Closing and such breach cannot be cured by the Outside Date; or
(h)   by written notice to ExcelFin from Baird Medical if (i) there has been a breach by ExcelFin of any of its representations or covenants set forth in the Business Combination Agreement such that the Closing Conditions would not be satisfied at the Closing and such breach cannot be cured by the Outside Date.
Effect of Termination
In the event of the termination of the Business Combination Agreement, the Business Combination Agreement shall forthwith become null and void and have no further force or effect, without any liability on the part of any party, except that (i) the provisions of Section 11.2 (governing the effects of termination) and Article XII (miscellaneous) and the NDA shall survive any termination of the Business Combination Agreement. If the Business Combination agreement is terminated, the parties will not be released from any liability (A) for any willful and material breach of the Business Combination Agreement occurring prior to such termination or (B) in respect of any claim for Fraud.
In the event of the termination of the Business Combination Agreement by ExcelFin because the Outside Date was reached (unless a breach by ExcelFin or Sponsor (in the case of the Sponsor Support Agreement) was the proximate cause of the failure of the Closing to occur on or before the Outside Date), then Baird Medical is obligated to pay to ExcelFin a break-up fee (the “Break-Up Fee”) in an amount in cash equal to the lesser of (i) the reasonable and documented out-of-pocket expenses of ExcelFin in connection with the negotiation, preparation, execution, authorization or performance of the Business Combination Agreement and (ii) $6,000,000.
Trust Account Waiver and Releases
Baird Medical, PubCo, Merger Sub 1, Merger Sub 2, Newco and Tycoon have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in ExcelFin’s Trust Account held for its public stockholders, and have agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom directly or indirectly to ExcelFin’s public stockholders).
Governing Law
The Business Combination Agreement is governed by Delaware law, provided, that the fiduciary duties of the Baird Medical Board shall be governed by the laws of the Cayman Islands. The Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, the United States District Court for the District of Delaware will have exclusive jurisdiction.
Related Agreements
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, and which we refer to as Related Agreements, but does not purport to describe all of their terms. The following summary is qualified in its entirety by reference to the complete text of each of these Related Agreements, which are included as exhibits to this proxy statement/prospectus. You are urged to read such Related Agreements in their entirety.
Sponsor Support Agreement
In connection with the signing of the Business Combination Agreement, the Sponsor, ExcelFin, and PubCo entered into the Sponsor Support Agreement. Pursuant to this agreement, the Sponsor:
•
Agreed to vote all ExcelFin Common Stock held by the Sponsor at such time in favor of the approval and adoption of the Business Combination Agreement and the Transactions and all other Transaction Proposals;

•
Agreed to surrender all 11,700,000 of the ExcelFin Private Placement Warrants which are owned by Sponsor to ExcelFin for no additional consideration effective as of immediately prior to the Effective Time.

•
Agreed to convert all of the unpaid balances under the Sponsor Loans into PubCo Ordinary Shares at a price of $10.20 per share immediately prior to the Effective Time and subject to the consummation of the Business Combination.

•
Agreed not to transfer any shares or ExcelFin Common Stock prior to the Closing.

•
Agreed to abstain from exercising any redemption rights of any shares of ExcelFin Common Stock held by it in connection with the ExcelFin Stockholders’ Approval.

•
Waived its right to an adjustment of the Conversion Ratio (as defined in Section 4.3(b) of the ExcelFin Charter) with respect to any conversion of its shares of ExcelFin Class B Common Stock in connection with the Transactions.

The parties also agreed that (x) 3,150,000 of the PubCo Ordinary Shares to be held by the Sponsor immediately following the Effective Time shall be fully vested and freely tradable, subject only to the restrictions on transfer set forth in the Insider Letter, as amended by the Amendment to Insider Letter, and (y) the remaining 1,350,000 of the PubCo Ordinary Shares to be held by the Sponsor immediately following the Effective Time shall be subject to vesting and forfeiture (the “Sponsor Earnout Shares”). The Sponsor Earnout Shares shall become fully vested if, at any time from the Effective Time through the date that is the fifth anniversary of the Effective Time, the VWAP of PubCo Ordinary Shares is greater than or equal to $12.50 over any 20 trading days within any 30-day trading period. For purposes hereof, “VWAP” means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded. If there is a Change of Control of PubCo after the Effective Time and prior to the fifth anniversary of the Effective Time, the Sponsor Earnout Shares shall become fully vested immediately prior to such Change of Control. If by the fifth anniversary of the Effective Time the Sponsor Earnout Shares shall not have vested, the Sponsor Earnout Shares shall be forfeited for no consideration and shall cease to represent any interest in PubCo, effective as of such date.
Lock-Up Agreement
At Closing, Baird Medical and PubCo will enter into the Lock-Up Agreement. Pursuant to the Business Combination Agreement, Baird Medical will agree not to transfer any PubCo Ordinary Shares acquired by it in the Share Contribution prior to the earlier of (a) a Change of Control of PubCo or (b) six months from the Closing Date. The agreement allows for transfers to certain permitted transferees so long as such transferee agrees to the same restrictions on the transfer of the PubCo Ordinary Shares that apply to Baird Medical.
Insider Letter Amendment
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In connection with the signing of the Business Combination Agreement, ExcelFin, the Sponsor, and each officer, director or board advisor of ExcelFin (each, an “Insider”) entered into an Amendment to Letter Agreement to amend the terms of the Insider Letter. Pursuant to this amendment, the Lock-Up in the Insider Letter was amended to provide that the Sponsor and the Insiders may not Transfer any founder shares (or any securities into which founder shares are converted or exchangeable pursuant to a Business Combination) until the earlier of

(i)
one year after the completion of ExcelFin’s initial Business Combination and

(ii)
subsequent to ExcelFin’s Business Combination,

(x)
the date on which ExcelFin (or its successor) completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Class A Common Stock (or any securities into which shares of Class A Common Stock are converted pursuant to a Business Combination) for cash, securities or other property, or

(y)
the date on which the VWAP of the Class A Common Stock (or any securities into which shares of Class A Common Stock are converted or exchangeable pursuant to such Business Combination) equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing after ExcelFin’s Business Combination.

Registration Rights Agreement
ExcelFin, the Sponsor and certain other parties entered into a registration rights agreement (the “Sponsor Registration Rights Agreement”) on October 21, 2021 in connection with the ExcelFin IPO. At Closing, PubCo, the Sponsor, Baird Medical and certain other parties will enter into a registration rights agreement (the “Registration Rights Agreement”) concerning the PubCo Ordinary Shares issued to those parties (“Holders”) in connection with the Business Combination (“Registrable Securities”). The Registration Rights Agreement will terminate and replace the Sponsor Registration Rights Agreement upon the Closing of the Business Combination. The Registration Rights Agreement provides that no later than 30 business days following the Closing Date, PubCo shall prepare and file with the Commission a shelf registration statement under Rule 415 of the Securities Act covering the resale of all the Registrable Securities on a delayed or continuous basis and shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 90th calendar day (or the 120th calendar day if the Commission notifies PubCo that it will “review” the registration statement) following the Closing Date and (y) the 10th business day after the date PubCo is notified by the Commission that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Pursuant to the agreement, PubCo also grants certain demand and unlimited piggyback registration rights to the holders of Registrable Securities. All of the costs of these registrations will be borne by PubCo, other than selling commissions incurred by the Holders of Registrable Securities.
Under the Registration Rights Agreement, PubCo will indemnify the holders of Registrable Securities and certain persons or entities related to them, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Registrable Securities, including Registrable Securities in any registration statement or prospectus, will agree to indemnify PubCo and certain persons or entities related to PubCo, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.
Baird Medical Shareholder Support Agreement
In connection with the signing of the Business Combination Agreement, Baird Medical, PubCo, Tycoon, the Key Baird Medical Shareholders and ExcelFin entered into the Baird Medical Shareholder Support Agreement. Pursuant to such agreement, each of the Key Baird Medical Shareholders:
•
Agreed that, at any meeting of the shareholders of Baird Medical at which approval of the Business Combination Agreement, any other Ancillary Agreements, the Share Contribution, the First Merger, the Second Merger or any other Transactions is sought, or at any adjournment thereof, it will vote in favor of such proposals and vote against any competing proposals;

•
Agreed that prior to the Closing, it will not transfer or sell any shares of Baird Medical except to certain permitted transferees who agree to be bound by similar restrictions;

•
Waived any dissenters’ or appraisal rights under Cayman Islands law and any other similar statute in connection with the Transactions and the Business Combination Agreement; and

•
Revoked any inconsistent proxies previously given in respect of the Baird Medical Shares.

In addition, prior to the Closing, Baird Medical has agreed not to (i) transfer any Tycoon Shares, (ii) grant any proxies with respect to any Tycoon Shares, (iii) take any action that would make any representation or warranty of Baird Medical untrue or incorrect in any material respect or (iv) commit or agree to take any of the foregoing actions.
Warrant Assignment, Assumption and Amendment Agreement
At the Closing, ExcelFin, PubCo and Equiniti Trust Company, LLC, in its capacity as Warrant Agent will enter into a Warrant Assignment, Assumption and Amendment Agreement for the purpose of assigning ExcelFin’s obligations under the ExcelFin Public Warrant Agreement to PubCo. Pursuant to the Business Combination Agreement, at the Closing, ExcelFin will assign to PubCo all of its right, title and interest in the ExcelFin Public Warrant Agreement and PubCo will assume all of ExcelFin’s liabilities and obligations under the ExcelFin Public Warrant Agreement. Each whole ExcelFin Public Warrant that is outstanding immediately prior to the Effective Time shall automatically be converted into one PubCo Warrant representing a right to acquire that number of PubCo Ordinary Shares equal to the number of shares of ExcelFin Class A Common Stock set forth in such ExcelFin Public Warrant, on substantially the same terms as were in effect immediately prior to the Effective Time under the ExcelFin Public Warrant Agreement. The Warrant Assignment, Assumption and Amendment Agreement also provides for the cancellation of the ExcelFin Private Placement Warrants and the termination of the ExcelFin Private Placement Warrant Agreement.
Background of the Business Combination
The terms of the Business Combination are the result of negotiations between the representatives of ExcelFin and Baird Medical. The following is a brief description of the background of these negotiations and the resulting Business Combination. The following chronology does not purport to catalogue every conversation among the parties to the Business Combination Agreement or their representatives.
ExcelFin is a blank check company incorporated in Delaware on March 15, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The registration statement for ExcelFin’s IPO was declared effective by the SEC on October 20, 2021. On October 25, 2021, ExcelFin consummated its IPO of 23,000,000 ExcelFin Units at a price of $10.00 per Unit, which included the full exercise of the underwriters’ over-allotment option of 3,000,000 ExcelFin Units, with each ExcelFin Unit consisting of one share of ExcelFin Class A Common Stock and one-half of one ExcelFin Public Warrant, with each whole ExcelFin Public Warrant exercisable for one share of ExcelFin Class A Common Stock at a price of $11.50 per share, generating gross proceeds of $230,000,000. Simultaneously with the closing of the IPO, ExcelFin consummated the sale of 11,700,000 warrants to the Sponsor at a purchase price of $1.00 per Warrant in a private placement, generating gross proceeds of $11,700,000. Upon the closing of the IPO, $234,600,000 of the net proceeds from the sale of the ExcelFin Units in the IPO and the sale of the Private Placement Warrants to the Sponsor was placed in the Trust Account. As discussed below, in connection with the ExcelFin stockholder votes on April 13, 2023 October 20, 2023, April 25, 2024 and July 25, 2024, the holders of 22,166,014 shares of ExcelFin Class A Common Stock (representing 96.4% of the shares of Class A Common Stock then outstanding) properly exercised their rights to redeem their shares for cash, thereby reducing the size of the Trust Account to approximately $9 million.
Prior to the consummation of its IPO, neither ExcelFin, nor anyone acting on its behalf, engaged in any substantive discussions, directly or indirectly, with any potential business combination target (each, a “Potential Target”) with respect to an initial business combination with ExcelFin.
Promptly following the consummation of the IPO, ExcelFin commenced consideration of Potential Targets with the objective of consummating an initial business combination. As disclosed in its IPO prospectus, ExcelFin’s search was initially focused on domestic companies in the financial technology, or FinTech industry. As discussed below, the Board later determined that it was in the best interest of ExcelFin to broaden its search both globally and industry-wise, as well as to reduce the optimal valuation size of the target. ExcelFin sought out Potential Targets based on internal research and through the networks of relationships of ExcelFin’s management, the Board, the Sponsor and its affiliates, Fin VC and Grand Fortune Capital.

ExcelFin also worked with professional service providers (including lawyers, accountants, consultants and investment bankers) and responded to inquiries from investment bankers and other professional service providers who represented companies engaged in a sale or financing process. On a regular basis, representatives of ExcelFin management updated the Board with respect to the status of the Potential Target search. Input received from the Board was material to management’s evaluation of the Potential Targets.
ExcelFin and its representatives reviewed opportunities on a rolling basis, performing initial assessments of each Potential Target’s revenue, profitability, margins, working capital needs, market size, business model and scalability, and management experience. Of the 70 Potential Targets identified (including Baird Medical), ExcelFin attended an introduction call with 17 Potential Targets and entered into confidentiality agreements with 14 Potential Targets. ExcelFin and its advisors conducted due diligence on Potential Targets to varying degrees (including holding discussions with such businesses’ management and reviewing business models, the competitive landscape, and certain financials, in each case, to the extent available). Following such reviews and discussions, and at various points in time, ExcelFin discontinued its review of certain Potential Targets for one or various reasons, including size of the business, growth prospects, end market trends, history and strength of revenue, profitability and earnings, strength of management, and public market readiness, including the state of the Potential Target’s financial systems or controls.
During this search process, ExcelFin entered into deeper substantive discussions with Baird Medical and five other Potential Targets. The first three Potential Targets were companies in the FinTech and mortgage industries (the “Fintech Companies”). However, deterioration of the FinTech and mortgage industries in 2022 prompted ExcelFin to cease discussions with the Fintech Companies in the fourth quarter of 2022, and in the first quarter of 2023 the Board determined it was in the best interest of ExcelFin to expand its search criteria to other industries and to companies outside the United States with a focus on profitability and public market readiness. Other Potential Targets that merited serious consideration included a company in the technology and paper industry (“Company A”) and a company in the technology and medical devices industry (“Company B”) (and together with the Fintech Companies and Company A, the “Other Potential Targets”). Following initial discussions in January 2023, Company A informed ExcelFin that it was not interested in pursuing a business combination.
ExcelFin entered into non-disclosure agreements with each of the Other Potential Targets and Baird Medical. Representatives of ExcelFin met with members of management teams of Baird Medical and each of the Other Potential Targets and/or their financial advisors, which meetings included formal management presentations. ExcelFin’s management determined that Baird Medical and one of the Other Potential Targets, Company B, were worth evaluating further.
From February to June 2023, ExcelFin engaged in varying levels of additional due diligence, evaluation, analysis and discussions with Baird Medical and Company B. This additional due diligence, evaluation and analysis included review of materials in virtual data rooms, participation in presentations and discussions with representatives of the management of Potential Targets, review and analysis of market research in the relevant industries, review and analysis of certain financial and operating information of the Potential Targets and evaluation of other financial metrics and analyses to better understand the relevant valuations and potential growth opportunities.
With respect to Company B, on March 1, 2023, Mr. Gong of Golden Vision Capital (“GVC”), an affiliate of the Sponsor, introduced representatives of ExcelFin with Company B. On March 5, 2023, ExcelFin executed a non-disclosure agreement with Company B. Between March 5, 2023 and May 6, 2023, representatives of ExcelFin’s management continued discussions with the management team of Company B. Representatives of ExcelFin’s management received a management presentation for Company B on March 6, 2023, and financial projections for Company B on March 13, 2023. On April 7, 2023, after discussion with the Board, ExcelFin entered into a letter of intent (“LOI”) with Company B. Under such LOI, Company B was subject to a binding 30-day exclusivity period, however exclusivity did not apply to ExcelFin and ExcelFin was therefore able to continue pursuing alternatives. On April 18, 2023, representatives of ExcelFin and Company B, together with their respective advisors, hosted virtual kick-off meetings to organize the overall business combination process and introduce members of their respective teams and advisors. On April 20, 2023, representatives of ExcelFin’s management received access to a virtual data room that contained financial, operational, and legal diligence materials regarding Company B as well as a financial package prepared by Company B’s advisors. On May 5, 2023, Company B approached ExcelFin with a request for different terms than what had been agreed in the LOI executed by the parties, including a higher minimum private placement requirement, a higher sponsor committed investment, and a cancellation of certain founder shares held by the Sponsor. After discussion with ExcelFin’s business and financial advisors and the Board, ExcelFin and Company B mutually agreed on May 6, 2023 that a business combination between the parties was not in the best interest of either party, and ExcelFin and Company B agreed to terminate their LOI.
Concurrent with the negotiations with Company B, ExcelFin was also negotiating a potential combination with Baird Medical. ExcelFin’s evaluation of and discussions with Baird Medical began in February 2023 and continued through the signing of the Business Combination Agreement on June 26, 2023. ExcelFin was first introduced to Baird Medical by Mr. Jidong Duan, the Vice Chairman of the China Pharmaceutical Enterprise Management Association. Mr. Jidong and Brian Sun, Executive VP of ExcelFin, have known each other professionally since 2015 when Mr. Sun was an advisory banker focused on healthcare cross border M&A and investments. Mr. Jidong also knew the founders of Baird Medical through their involvement with the China Pharmaceutical Enterprise Management Association. When ExcelFin decided to expand its focus beyond the FinTech industry in the first quarter of 2023, ExcelFin reached out to their network of professional contacts to see if they knew of any companies that would be public company ready and possibly want to list in the United States. On January 28, 2023, Mr. Jidong recommended Brian Sun meet with Baird Medical and Mr. Jidong facilitated an introduction between Brian Sun and Haimei Wu of Baird Medical on February 11, 2023.
On February 12, 2023, ExcelFin requested information from Baird Medical following its preliminary online research and due diligence.
On February 14, 2023, Brian Sun of ExcelFin and Haimei Wu of Baird Medical began discussions regarding a potential business combination, and ExcelFin executed a non-disclosure agreement with Baird Medical on February 16, 2023.
On February 19, 2023, representatives from ExcelFin, including Brian Sun, Joseph Douglas Ragan III, Max Moskovitz, and Ken Wu, and UBS Securities, which had provided preliminary assistance to ExcelFin in connection with its review of targets, had a call with Chris Ng, the CFO of Baird Medical, to discuss Baird Medical’s historical financials and projections. On the same day, ExcelFin received a management presentation regarding Baird Medical.
On February 21, 2023, ExcelFin received access to a virtual data room that contained financial, operational, and legal diligence materials regarding Baird Medical. On the same day, ExcelFin also shared its internal analysis with UBS Securities and representatives of ExcelFin, including Brian Sun, Joseph Douglas Ragan III, Max Moskovitz, Ken Wu, Luke Kornack, and Ren Riley, had a follow-up call with UBS Securities to discuss the financial model. Included in the virtual data room, Baird Medical provided a financial model showing 2019-2022 historical financials and projected revenue for 2023, 2024 and 2025 of RMB 262 million, RMB 361 million and RMB499 million, respectively, and projected net income for each of 2023, 2024 and 2025 as RMB 137 million, RMB 189 million and RMB 293 million, respectively. Both parties agreed to use these projections as the basis for the valuation discussion for the LOI, subject to satisfactory confirmatory due diligence.
On February 23, 2023, ExcelFin engaged Cohen as a financial and capital markets advisor with respect to the Business Combination.
On February 25, 2023, ExcelFin sent a draft LOI to Baird Medical in respect of a potential business combination. The terms of the draft LOI included, among other things, an initial proposal of a pre-transaction equity value of Baird Medical of $174 million (a pro forma enterprise value of $268 million), a $50 million private placement to close simultaneously with the consummation of the business combination, a six-month lock-up on shares of the post-closing combined company held by Baird Medical stockholders, a lock-up on shares of the post-closing combined company held by the Sponsor until the earlier of 12 months after closing and the date on which the post-closing combined company’s stock reaches a $15.00 per share price level, and Baird Medical being subject to a binding 30-day exclusivity period. The initial proposal of a pre-transaction equity value of Baird Medical of $174 million (pro forma enterprise value of $268 million) was consistent with ExcelFin management’s evaluation and limited due diligence of Baird Medical’s business as of the date the draft LOI was delivered, which was solely based on publicly available information, including Baird Medical’s pro forma enterprise valuation range of $285 million to $351 million (using an assumed foreign exchange rate of $/HKD of 7.84) set forth in the prospectus for its proposed Hong Kong IPO. ExcelFin discounted the Hong Kong IPO valuation because Baird Medical’s proposed Hong Kong IPO was not consummated. The draft LOI also contemplated the post-closing combined company having a nine member board of directors, with the Sponsor having the right to nominate one director and Baird Medical stockholders having the right to nominate a number of directors proportionate to their ownership of the post-closing combined company.
Between February 25, 2023 and April 3, 2023, representatives of ExcelFin, including Brian Sun and Joseph Douglas Ragan III, and Haimei Wu of Baird Medical, negotiated the terms of the LOI. The key terms that were negotiated during this period included the valuation to be ascribed to Baird Medical in the potential business combination and the methodology and assumptions for calculating such valuation, the size of a potential private placement, and certain post-closing governance rights of the Sponsor and the Baird Medical stockholders. On valuation, Baird Medical did not agree with ExcelFin’s initially proposed equity value of $174 million (pro forma enterprise value of $268 million) and expressed that Baird Medical would only agree to a valuation at least as high as the valuation set forth in the Hong Kong IPO prospectus. After further discussions with Baird Medical, the lifting of COVID restrictions in China, diligence confirming the potential for revenue growth and Baird Medical’s profitability, and the potential expansion of the use of Baird Medical’s products outside of China, ExcelFin increased its proposed pre-transaction equity value to $280 million (pro forma enterprise value of $350 million) on April 3, 2023. With respect to the size of the potential private placement, ExcelFin had originally proposed $50 million, and Baird Medical expressed the desire for a larger private placement commitment. However, due to the challenges in the private placement market, both parties came to an agreement on a $50 million target for a private placement. Additionally, to reduce potential dilution and better align the Sponsor’s interests with those of ExcelFin’s public stockholders and Baird Medical’s stockholders, ExcelFin agreed that 30% of the founder shares held by the Sponsor would vest at a $12.50 per share price level or would be subject to forfeiture if such price level was not achieved within five years following the closing. In an effort to enhance the governance structure of the combined company, the parties also agreed to reduce the size of the post-closing combined company board of directors from nine to seven members, with the Sponsor having the right to nominate one director and Baird Medical stockholders having the right to nominate a number of directors proportionate to their ownership of the post-closing combined company. Over this time, ExcelFin was advised by Allen Overy Shearman Sterling US LLP (“A&O Shearman”) (acting as legal counsel to ExcelFin) and Cohen and EXOS (acting as financial advisors and capital markets advisors to ExcelFin). For information regarding Cohen and EXOS’ engagement and role, please see “Certain Engagements in Connection with the Business Combination and Related Transactions.”
On March 21, 2023, the Board and management met with representatives from A&O Shearman to discuss seeking a six-month extension of ExcelFin’s time period to consummate a business combination which was expiring on April 25, 2023, and in connection therewith, and entering into non-redemption agreements with certain stockholders to ensure the Trust Account balance would allow ExcelFin to continue to meet the continued listing requirements of Nasdaq. At the meeting, the Board approved seeking the extension, as well as entering into non-redemption agreements with certain stockholders. On March 24, ExcelFin filed the definitive proxy statement with the SEC.
On April 2 and April 3, 2023, Haimei Wu of Baird Medical, representatives of ExcelFin, including Brian Sun, Joseph Douglas Ragan III, Max Moskovitz, and Ken Wu, and A&O Shearman participated in multiple conference calls and exchanged several drafts of the LOI, which reflected the ongoing discussions and negotiations of the parties with respect to key terms of the potential business combination, including the valuation to be ascribed to Baird Medical in the potential business combination. ExcelFin’s management conducted further due diligence on Baird Medical’s business and business plan in the weeks following the delivery of its initial draft LOI. As a result, ExcelFin’s management further refined its assumptions in calculating a pre-transaction equity value of Baird Medical of $250 million to reflect a more fulsome understanding of Baird Medical’s financial results and the projections provided by Baird Medical’s management. Specifically, ExcelFin’s refined pre-transaction equity value was based on (i) its analysis of the net profit to be generated by the business for 2023 as projected by Baird Medical’s management, (ii) an analysis of comparable company transactions in the industries in which Baird Medical operates and (iii) Baird Medical’s business plan.
On April 3, 2023, after discussion with the Board, ExcelFin entered into an LOI with Baird Medical (the “Baird Medical LOI”). The terms of the Baird Medical LOI included, among other things, a pre-transaction equity value of Baird Medical of $280 million (pro forma enterprise value of $350 million), a $50 million private placement to close simultaneously with the consummation of the business combination, including a $15 million investment made by GVC to purchase certain preferred shares of Betters Medical Investment Holdings Limited held by the Bank of China International, a six-month lock-up on shares of the post-closing combined company held by Baird Medical stockholders, a lock-up on shares of the post-closing combined company held by the Sponsor until the earlier of 12 months after closing and the date on which the post- closing combined company’s stock reaches a $15.00 per share price level, and that the post-closing combined company would have a seven member board of directors, with the Sponsor having the right to nominate one director and Baird Medical stockholders having the right to nominate a number of directors proportionate to their ownership of the post-closing combined company. The Baird Medical LOI provided for a $50 million minimum cash condition (after deducting all transaction expenses) and that 30% of the founder shares held by the Sponsor would vest at a $12.50 per share price level or would be subject to forfeiture if such price level was not achieved within five years following the closing. Under the Baird Medical LOI, Baird Medical was subject to a binding 30-day exclusivity period, however, as with Company B, the exclusivity only bound Baird Medical and not ExcelFin.
Following the entry into the Baird Medical LOI, on April 10, 2023, ExcelFin held a call with Chris Ng, the CFO of Baird Medical, to review the financial package consisting of Baird Medical 2019-2022 historical financials and projected revenue and net income for 2023, 2024 and 2025 with ExcelFin’s financial advisors, including UBS, EXOS and Cohen. The financial information reviewed on this call was the same as the financial information provided by Baird Medical in the virtual data room on February 21, 2023. On that same day, representatives from ExcelFin and Baird Medical, together with their respective financial and legal advisors, hosted a virtual kick-off meeting to organize the overall business combination process and introduce members of their respective teams and advisors.
At a special meeting on April 13, 2023, ExcelFin stockholders approved the extension of ExcelFin’s deadline to consummate an initial business combination to October 25, 2023. In connection with the vote to approve the extension, the holders of 18,211,208 shares of ExcelFin Class A Common Stock of ExcelFin properly exercised their rights to redeem their shares for cash, thereby reducing the balance of the Trust Account to approximately $50.6 million.
Beginning April 18, 2023, A&O Shearman submitted to Baird Medical’s advisors a detailed due diligence request list addressing various topics related to Baird Medical, including legal, financial, accounting and operational matters.
On April 25, 2023, representatives from ExcelFin, including Brian Sun and Max Moskovitz, representatives from Baird Medical, including Haimei Wu, attended separate meetings with representatives from Cohen and EXOS at their respective offices in New York. Baird Medical delivered a presentation regarding the microwave ablation procedure and market outlook, followed by questions from the financial advisors.
On April 26, 2023, representatives from ExcelFin, including Brian Sun and Max Moskovitz, and representatives from Baird Medical, including Haimei Wu and Yang Wang, met to discuss the potential size of a private placement with ExcelFin seeking a lower the minimum cash condition to permit a smaller potential private placement given the challenges of the capital markets.
Between April 30, 2023 and May 9, 2023, ExcelFin’s business and legal advisors reviewed documents and materials uploaded to the Baird Medical virtual data room and additional follow-up requests were submitted by ExcelFin’s advisors to Baird Medical on a rolling basis.
On May 5, 2023, ExcelFin and Baird Medical executed an amendment to the Baird Medical LOI (the “LOI Amendment”). The LOI Amendment provided for, among other things, a reduced minimum private placement of $15 million, the agreement that ExcelFin, GVC or one of its affiliates would purchase certain preferred shares of Betters Medical Investment Holdings Limited held by the Bank of China International for $10 million, and the inclusion of a provision in the Business Combination Agreement providing a breakup fee payable to ExcelFin equal to the lesser of (i) the reasonable and documented out-of-pocket expenses of ExcelFin in connection with the negotiation, preparation, execution, authorization or performance of the Business Combination Agreement and (ii) $6,000,000, which was requested by ExcelFin in exchange for their agreement to purchase the preferred shares. Pursuant to the LOI Amendment, such break-up fee would be payable to ExcelFin in the event of the termination of the Business Combination Agreement by Baird Medical for any reason, other than (i) a material breach by ExcelFin or the Sponsor of the Business Combination Agreement, (ii) the failure to obtain any required regulatory approvals for the business combination or causes not within the control of Baird Medical or within the control of another party to the Business Combination Agreement.
On May 6, 2023, ExcelFin informed A&O Shearman and Cohen and EXOS that the LOI with Company B had been terminated and that ExcelFin would be continuing negotiations only with Baird Medical.
On May 7, 2023, representatives from ExcelFin, including Brian Sun, Joseph Douglas Ragan III, Max Moskovitz and Ken Wu, held a virtual meeting with representatives from Baird Medical, including Haimei Wu and Chris Ng, as well as representatives from A&O Shearman and Dechert LLP (“Dechert”), acting as legal counsel to Baird Medical, for a high-level discussion of the Business Combination Agreement.
On May 8, 2023, ExcelFin engaged Grant Thornton LLP (“Grant Thornton”) to provide financial, tax and accounting diligence services to ExcelFin in connection with its initial business combination. Grant Thornton’s services included review and analysis of Baird Medical’s historical financial data for 2021 and 2022 and the four months ended April 30, 2023, as well as tax filings and Baird Medical’s accounting and finance systems. Grant Thornton also conducted in-person interviews with Baird Medical’s Chairwoman, CEO, sales director and Suzhou production manager, and video interviews with representatives from two selected delivers. Grant Thornton was not asked or engaged and did not prepare any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered in the Business Combination.
Following the execution of the LOI Amendment through the execution of the Business Combination Agreement, representatives of ExcelFin, Baird Medical, Cohen, EXOS, A&O Shearman and Dechert participated in weekly video calls with respect to the proposed Business Combination. The main topics of discussion included updates on the transaction timeline and process, the structure of the proposed Business Combination, the status and timing of a potential private placement, the Baird Medical audit process, the Business Combination Agreement and related documentation.
On May 10, 2023, ExcelFin engaged JunHe LLP (“JunHe”) as its local PRC counsel and to assist with conducting legal due diligence on Baird Medical.
On May 10, 2023, representatives from ExcelFin, including Brian Sun, Joseph Douglas Ragan III, Max Moskovitz and Ken Wu, and representatives of A&O Shearman, Cohen and EXOS had an initial discussion regarding the potential terms of the Business Combination Agreement, an initial draft of which was being prepared by Baird Medical and its advisors.
On May 11, 2023, representatives from ExcelFin, including Brian Sun and Max Moskovitz, and representatives from Cohen met at the financial advisors’ office in New York to discuss the investor presentation and financial model.
On May 13, 2023, representatives from ExcelFin, including Joseph Douglas Ragan III, Brian Sun, Max Moskovitz and Ken Wu, and representatives from Cohen and UBS Securities discussed the process and expected timing of consummation of the proposed Business Combination in further detail. On the same day, Cohen and EXOS also began working with ExcelFin on an investor presentation for the proposed Business Combination.
On May 15, 2023, Dechert proposed to A&O Shearman several transaction structures based on publicly available, completed de-SPAC transactions including, among others, structures in which the target formed a merger subsidiary, which merged with and into the special purpose acquisition company resulting in the special purpose acquisition company becoming a wholly-owned subsidiary of the target. A&O Shearman reviewed and discussed the precedent transaction structures with ExcelFin.
On May 17, 2023, representatives from ExcelFin, including Brian Sun, Joseph Douglas Ragan III and Max Moskovitz, Ken Wu, Baird Medical, including Haimei Wu and Chris Ng, A&O Shearman, Dechert. Cohen and EXOS had a call to discuss the transaction structures shared by Dechert on May 15, 2023 and the potential tax consequences resulting to ExcelFin and Baird Medical stockholders.

On May 19, 2023, A&O Shearman and ExcelFin delivered to Dechert two proposed alternative transaction structures to those proposed by Dechert on May 15, 2023. The alternative transaction structures included a double-dummy structure and a subsidiary initial public offering structure. The double-dummy structure contemplated ExcelFin and Baird Medical combining under a newly formed holding company that would become the publicly traded entity post-closing. The parties discussed all of the proposed transaction structures and ultimately agreed on the subsidiary initial public offering proposed by A&O Shearman, which ExcelFin and Baird Medical believed would minimize the risk of adverse tax consequences resulting to ExcelFin and Baird Medical stockholders. The agreed transaction structure is the transaction structure depicted in this registration statement and the Business Combination Agreement entered into by ExcelFin and Baird Medical.
On May 20, 2023, Dechert delivered to A&O Shearman an initial draft of the Business Combination Agreement. A&O Shearman promptly began its review of the draft Business Combination Agreement and prepared an issues list regarding the Business Combination Agreement and slides related to the transaction structure, both of which were shared with ExcelFin, Cohen and EXOS on May 23, 2023.
On May 22, 2023, ExcelFin engaged Beijing Strategy and Action Management Consulting co., Ltd. (“S&A Consulting”) to provide commercial due diligence services. S&A Consulting met with several surgeons and doctors who lead the endocrinology departments at top ranking hospitals in Guangdong and Shanghai, who have used products from Baird Medical to perform microwave ablations surgeries for benign thyroid nodules as well as distributors and deliverers, and members of the Baird Medical team including members of the sales force, manufacturing team and the administrative team. Based on their experience and due diligence, S&A Consulting provided their views on the MWA market size and growth potential, the competition landscape and Baird Medical’s industry position and value proposition. S&A Consulting was not asked or engaged and did not prepare any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered in the Business Combination.
On May 30, 2023, JunHe shared an initial legal due diligence report with ExcelFin and A&O Shearman.
Also on May 30, 2023, A&O Shearman circulated a revised draft of the Business Combination Agreement to Dechert, ExcelFin, Baird Medical, Cohen and EXOS. Over the following several weeks, representatives from ExcelFin, Baird Medical, and their respective advisors and representatives engaged in numerous conference calls and virtual meetings to, among other things, discuss important structural elements of the proposed Business Combination and negotiate the Business Combination Agreement and the Ancillary Agreements, which included finalizing the drafting of (i) the calculation of the consideration payable to the Baird Medical stockholders in connection with the proposed Business Combination as a function of the pre-transaction equity value of Baird Medical; (ii) the mechanics of a potential private placement; (iii) the alignment of the minimum cash condition with the proposed size of a private placement; (iv) the triggering events for the breakup fee payable to ExcelFin, including whether payment of the break-up fee would be triggered by termination of the Business Combination Agreement by ExcelFin under certain circumstances; (v) the terms of the lock-up restrictions and the vesting conditions on the Sponsor’s founder shares and the inclusion of customary exceptions; (vi) the representations and warranties, pre-closing covenants and termination rights of the parties; and (vii) the conditions to closing. A key material change in the revised Business Combination Agreement from the draft as of May 20, 2023 was the agreement by the Sponsor to surrender its private placement warrants which Baird Medical had requested due to concerns regarding the dilutive effective of the private placement warrants.
From May 30, 2023 to June 18, 2023, ExcelFin and Baird Medical worked collaboratively to refine the assumptions and analyses for the projections for 2023 and 2024, which exercise consummated in the projections that are included in this proxy statement/prospectus in the section titled “Certain Unaudited Baird Medical Prospective Financial Information”. Such projections were the only projections considered by the ExcelFin Board when evaluating the Business Combination at the time of its approval, and the assumptions and analyses underlying those projections are detailed in the section titled “Certain Unaudited Baird Medical Prospective Financial Information”. The original projections received from Baird Medical on February 21, 2023, included the same assumptions as the projections reviewed by the ExcelFin Board as part of the approval of the Business Combination and which are included in this proxy statement/prospectus other than the following differences:

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In the original projections provided by Baird Medical, revenue was based on annual percentage increase of needles sold. For the revised projections, the parties separated Baird Medical’s customer hospitals into various cohorts based on annual needle usage, provinces and sales channels, and analyzed the learning curve for new hospitals and doctors in growing the number of MWA surgeries. It was observed that when doctors cumulatively have conducted over 100 MWA surgeries, they tend to be more confident and skilled, and the volume of MWA surgeries from the doctor and hospital tends to increase at a faster rate after 12 months. The revised projections also incorporated Baird Medical’s tiered market strategy of identifying tier 1, tier 2 and tier 3 level of provinces, with Baird Medical’s focus being enhancing their leading market positions in tier 1 provinces, including Guangdong, Shanghai, Jiangxi, Fujian and Sichuan. Baird Medical started to penetrate and expand into tier 2 provinces at the beginning of 2023, with a goal to replicate its success in tier 1 provinces. The tier 2 provinces includes Anhui, Hunan, Heilongjiang, Jilin, Liaoning, Hubei, Shandong and Beijing. Tier 3 provinces include Jiangsu, Henan, Shaanxi, Shanxi, Chongqing, Yunnan, Guizhou, Hainan, Xinjiang and Neimeng.

Based on the foregoing, all hospitals were categorized by annual needle usage as follows; less than 29 needles, 30 – 99 needles, 100 – 299 needles, 300 – 499 needles, more than 500 needles and assumed needle growth of 100%, 50%, 40%, 35%, 25%, respectively. The assumed growth rates reflect that hospitals starting with lower basis tend to have a higher percentage growth and hospitals currently using more needles have a more mature practice with slower expected growth. As a result, the refined projection for 2023 has 36.5%, 38.4%, 76.1% of growth for tier 1, tier 2, tier 3 level of provinces respectively, taking into account that it may take one or two years to obtain provincial level insurance for products in tier 2 provinces. Tier 3 province growth is high but is based upon a low number of sales, which were 2,522 needles for all tier 3 provinces in 2022. The revised projections for 2024 reflect projected growth for tier 1, tier 2 and tier 3 provinces of 39.5%, 42.3% and 66.1% respectively. In comparison, from 2020 through 2022, the CAGR of needles growth for tier 1, tier 2, tier 3 level of provinces were 50.1%, 96.9%, 46.1% respectively.
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Expenses as a percentage of sales and marketing revenue were increased from 9% in the original projections to 10% in the revised projections; administrative expenses in the revised projections included $3.5 million of public company expenses such as audit fees, investor relations costs and stock exchange listing fees, which were not included in the original projections. The increase in sales and marketing expenses from 9% to 10% of sales revenue was due to US market development. To establish a presence in the US, the Company anticipates higher sales and marketing expenses in 2024, including costs for establishing a direct sales team, attending trade conferences, providing high-quality doctor education and support, and setting up microwave ablation training centers with leading doctors and medical centers. These increased expenses are expected to be incurred in 2024, rather than 2023. Between May and June 2023, Baird management collaborated with ExcelFin management to create a detailed 2023 and 2024 projection. Baird planned to establish a direct sales team in the US, attend trade conferences, provide high quality doctor education and supports, and set up microwave ablation training centers with leading doctors and medical centers following the anticipated FDA 510k approval in November 2023. Unlike the more developed Chinese market, which relies on distributors to cover more hospitals, the US market is expected to start with a direct sales model, initially increasing sales costs to develop key opinion leaders and grow the market. Therefore, overall sales expenses as a percentage of revenue are expected to rise slightly.

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In the original projections, R&D and depreciation were projected based on an aggregate percentage of growth over the previous year. In the revised projections, R&D was refined to be based on more detailed line items, including staff costs, service fee, material costs and others etc. Out of these, staff costs, material costs and others were approximately 30% of total R&D costs and were projected to grow at 10% a year, based on Baird management estimating the need for additional staff and materials. The service fee line item was approximated 70% of total R&D costs and was projected based on seven R&D contracts. For 2023 and 2024, Baird management estimated progress of completion among the various contracts to be 10% – 30% based on discussions with external research and development contractors. The 2023 and 2024 projection of service fees was calculated based on allocating a portion of total contract value based on estimated progress of completion for the years.

Similarly, depreciation expense in the original projections was based on a 5% annual growth rate. In the revised projections, depreciation was refined to be based on detailed line items, including Depreciation of PP&E, Depreciation of Right of Use (ROU) assets, Amortization of Intangible Assets and Depreciation of new PP&E. Under the revised projections, Baird management estimated the Depreciation of PP&E and ROU assets and Amortization of Intangible Assets to be constant for 2022, 2023 and 2024, based on their assumption that there would be no changes to those existing assets. For Depreciation of new PP&E, the new projection was developed based on a detailed schedule of fixed assets and prepayments, deposits and other receivables.
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Under the revised projections, R&D as a percentage of 2023 and 2024 revenue was 6.9% and 6.8%, compared to 6.3% and 7.6% in the original projections, and depreciation as a percentage of 2023 and 2024 revenue was 3.0% and 3.0%, compared to 2.4% and 2.0% in the original projections. While the Baird and ExcelFin management teams believe the revised projection methodology to be more refined, they did not consider the impact of these changes to be material. Based on the refined projections Baird Medical and ExcelFin developed from May 30, 2023 to June 18, 2023, the 2023 and 2024 projected revenue became $44.5 million and $62.5 million in the June 18, 2023 version, versus $262 million RMB and $361 million RMB (or $36.68 million and $50.5 million, respectively, using an assumed foreign exchange rate of RMB/USD of 0.14) in the February 21, 2023 version. The 2023 and 2024 projected adjusted EBITDA became $25.3 million and $36.6 million in the June 18, 2023 version, versus 2023 and 2024 projected net income of $137 million RMB and $189 million RMB (or $19.2 million and $26.5 million, respectively, using an assumed foreign exchange rate of RMB/USD of 0.14) in the February 21, 2023 version.

Between June 2, 2023, and June 4, 2023, A&O Shearman delivered to Dechert initial drafts of certain Ancillary Agreements, including the Sponsor Support Agreement, the Insider Letter Amendment, the Warrant Assignment, Assumption and Amendment Agreement, the Baird Medical Lock-Up Agreement, the Registration Rights Agreement, the Certificate of Merger 1 and the Surviving Corporation Governing Documents reflecting the agreed terms of the Baird Medical LOI and the continuing negotiations between the parties.
On June 5 and 6, 2023, representatives from A&O Shearman conducted a series of five due diligence calls with representatives from Baird Medical’s management, to discuss customary due diligence questions regarding Baird Medical’s intellectual property, legal and regulatory matters, business operations and financials. Also present on the calls were representatives from ExcelFin, JunHe, Beijing Dacheng Law Office, LLP, and Ropes & Gray LLP (“Ropes”), acting as a counsel to the financial advisors, Dechert, Cohen and EXOS.
On June 6, 2023, Cohen and EXOS circulated an initial draft of the investor presentation to ExcelFin, A&O Shearman, Ropes and Dechert. The parties circulated comments to, and revised drafts of, the investor presentation on multiple occasions and held a series of conference calls in order to discuss the drafting thereof between June 6, 2023 and June 24, 2023, at which time the final form of the investor presentation was agreed.
On June 6, 2023, Dechert provided a revised draft of the Business Combination Agreement to A&O Shearman, which A&O Shearman provided to ExcelFin, Cohen and EXOS on the same day. On June 7, 2023, A&O Shearman sent an issues list regarding the revised draft of the Business Combination Agreement to ExcelFin, Cohen and EXOS, along with an updated transaction checklist. The material issues list included: (i) the limited triggering events for the breakup fee payable to ExcelFin; (ii) the surrender by the Sponsor of its Private Placement Warrants in connection with the closing; and (iii) the removal of certain closing conditions.
On June 7, 2023, representatives from A&O Shearman held an auditor due diligence call with representatives from ExcelFin’s auditor, Marcum LLP, to discuss a set of customary auditor due diligence questions. Also present on the call were representatives of ExcelFin, Ropes, Dechert, Cohen and EXOS.
On June 8, 2023, UBS Securities notified ExcelFin that it would not seek formal engagement as an advisor in connection with the Business Combination with Baird Medical.
On June 8, 2023, ExcelFin’s management organized an update call with the Board to discuss ExcelFin management’s due diligence findings and certain deal term updates. Representatives from A&O Shearman and JunHe made presentations to the Board regarding legal due diligence findings as of such date, and ExcelFin management presented to the Board regarding their financial and commercial due diligence findings as of such date, with Grant Thornton and S&A Consulting present at the meeting. ExcelFin management’s findings, based on Grant Thornton’s due diligence, included, among other things, that Baird Medical’s historical and current accounting treatment of revenue appeared reasonable, Baird Medical had an average gross margin of 87% and net profit margin of 36%, along with high accounts receivable balance which ExcelFin management identified as an industry-wide issue due to the COVID-19 pandemic. ExcelFin management also noted that two branches of Baird Medical are eligible for a reduced tax rate and that Baird Medical’s overall accounting and finance functions were considered robust and acceptable for a company of this size. ExcelFin management’s findings, based on S&A Consulting’s due diligence, included that Baird Medical had established itself as an industry leader with an attractive value proposition and noted the attractive market size and growth potential of the MWA market. ExcelFin management compared Baird Medical to two competitors (ECO and Kangyou) and determined that Baird Medical’s products stand out due to its ability to meet a crucial requirement of temperature control stability and consistent performance during usage without reported failures such as needle breakage or liquid leakage that its peers are experiencing. S&A Consulting’s due diligence summary is referred to as the “Beijing Strategy and Action Management Consulting — Commercial Due Diligence Report.” ExcelFin management, with input from representatives from EXOS, also provided a deal update and a market analysis update. EXOS discussed share performance of post-IPO companies going public through traditional IPOs vs SPAC IPOs and bank coverage of post-business combination companies in the healthcare industry.
Between June 8 and June 10, 2023, Dechert delivered to A&O Shearman initial drafts of the Baird Medical Disclosure Letter, the Baird Medical Shareholder Support Agreement and the Post-Closing PubCo Governing Documents.
On June 9, 2023, representatives from A&O Shearman held a business due diligence call with ExcelFin’s management to discuss a set of customary due diligence questions. Also present on the call were representatives of Baird Medical, Ropes, Dechert, Cohen and EXOS. On June 11, 2023, A&O Shearman delivered to Dechert a revised version of the draft Business Combination Agreement reflecting input received from ExcelFin on various open issues, including with respect to the triggering events for the breakup fee payable to ExcelFin, the vesting conditions on the Sponsor’s founder shares, and the representations and warranties, pre-closing covenants and termination rights of the parties.
On June 12, 2023, the Board held a meeting to discuss various items, including, among other things:
(i)
material due diligence updates regarding Baird Medical; (ii) the updated timeline for the proposed Business Combination; (iii) the engagement of ICR, Inc. as media consultant; (iv) UBS Securities’ decision that it would not seek formal engagement as an advisor in connection with the proposed Business Combination with Baird Medical; and (v) ongoing outreach with other investment banks. Also present at the meeting were representatives of ExcelFin, including Brian Sun, Max Moskovitz, Ken Wu, Luke Kornack and Ren Riley, and representatives of UBS Securities, Cohen and EXOS.

On June 15, 2023, Baird Medical provided the revised Frost & Sullivan Industry Report included as Annex C to this proxy statement/prospectus, which report supported Baird Medical’s growth plans for its business.
On June 16, 2023, ExcelFin circulated an initial draft of the joint press release announcing the Business Combination to A&O Shearman for review and comment.
On June 16, 2023, A&O Shearman delivered an initial draft of the ExcelFin Disclosure Letter to Dechert.
From June 16 through June 26, 2023, representatives of A&O Shearman and Dechert conducted numerous conference calls and continued extensive negotiations on specific outstanding issues in the Business Combination Agreement and the Ancillary Agreements, and several drafts of the Business Combination Agreement and various Ancillary Agreements were exchanged among the parties over the course of such time period. The material issues identified included: (i) the pre-transaction equity value of Baird Medical; (ii) the immediate vesting of the Sponsor’s earnout shares if PubCo underwent a change-in-control within a certain amount of time after the closing; (iii) the limited triggering events for the breakup fee payable to ExcelFin; the allocation of the costs incurred in connection with any extensions of the business combination deadline; and (v) the scope of certain representations and warranties.

On June 17, 2023, ExcelFin, Baird Medical and their respective advisors participated in a conference call to discuss the timing and content requirements of the filing to be submitted to the Chinese Securities Regulatory Commission in connection with the proposed Business Combination. Also on June 17, 2023, JunHe provided an updated legal due diligence report to ExcelFin and A&O Shearman.
On June 19, 2023, the Board held a special meeting to further discuss the proposed Business Combination. Representatives from A&O Shearman updated the Board on the anticipated timing of the proposed Business Combination, outstanding items and critical milestones for the proposed Business Combination and presented a summary of the material terms and structuring of the proposed Business Combination as reflected in the then-current drafts of the Business Combination Agreement and Ancillary Agreements. Also present at the meeting were representatives of ExcelFin, including Brian Sun, Max Moskovitz, Ken Wu, Luke Kornack and Ren Riley, Cohen and EXOS.
Between June 18 and June 20, 2023, representatives from ExcelFin, including Joseph Douglas Ragan III, Brian Sun, Max Moskovitz, and Ken Wu, A&O Shearman, Cohen and EXOS conducted several conference calls to discuss the financial model, valuation and the investor presentation.
On June 22, 2023, representatives from ExcelFin, including Joseph Douglas Ragan III, Brian Sun and Max Moskovitz, representatives of Baird Medical, including Haimei Wu and Ted Wu, A&O Shearman and Dechert participated in an all-hands negotiation call to resolve the open issues in the Business Combination Agreement and certain Ancillary Agreements related to (i) the immediate vesting of the Sponsor’s earnout shares if PubCo underwent a change-in-control within a certain amount of time after the closing, (ii) the limitation of the triggering events of the breakup fee payable to ExcelFin to any termination of the Business Combination Agreement by Baird Medical because the Outside Date was reached (except if a breach by ExcelFin or the Sponsor (in the case of the Sponsor Support Agreement) of a provision under the Business Combination Agreement or any Ancillary Agreement was the proximate cause of the failure of the Closing to occur on or before the Outside Date), (iii) the allocation of the costs incurred in connection with any extensions of the business combination deadline, (iv) certain pre-closing limitations on the ability of Baird Medical to incur additional indebtedness or make loans or advances of capital and (v) the scope of certain representations and warranties. ExcelFin and Baird Medical also discussed and agreed to a final adjustment to the valuation to be ascribed to Baird Medical in the business combination based on the completion of due diligence by ExcelFin’s management on Baird Medical’s business, including satisfactory findings of commercial financial, tax and legal due diligence, and also factoring in the cash and net debt positions from financial due diligence, which would reflect a pre-transaction equity value of Baird Medical of $300 million (pro forma enterprise value of $370 million). The $20 million adjustment was requested by Baird Medical, and ExcelFin agreed to it on the basis that ExcelFin believed that the $300 million pre-transaction equity valuation (pro forma enterprise valuation of $370 million) was reasonable based on the assessment of ExcelFin’s management regarding projections of the net profit to be generated by the business for 2023 provided by Baird Medical’s management, Baird Medical’s growth potential product-wise (beyond its current single product, thyroid nodules) and geographically (beyond its current single market, China), as well as the results of its comparable company analysis, as more fully described in the “Comparable Company Analysis” section below.
On June 23 and June 24, 2023, ExcelFin, Baird Medical and their respective advisors reviewed and signed off on the final investor presentation and press release.
On June 24, 2023, the representatives of ExcelFin, including Joseph Douglas Ragan III, Brian Sun, Max Moskovitz and Ken Wu, and representatives from Baird Medical, including Haimei Wu, Ted Wu and Chris Ng, reached agreement on the allocation of the costs incurred in connection with any extensions of the business combination deadline, certain pre-closing limitations on the ability of Baird Medical to incur additional indebtedness or make loans or advances of capital and limitations on the scope of certain representations and warranties, and informed their respective advisors of such resolution. Dechert and A&O Shearman finalized the Business Combination Agreement and the Ancillary Agreements on the same day based on the terms agreed upon by the parties.
On June 25, 2023, the Board held a special meeting to discuss the agreed terms of the Business Combination. Also present at the meeting were representatives of ExcelFin, including Brian Sun, Max Moskovitz, Ken Wu, Luke Kornack and Ren Riley, Cohen and EXOS. Subsequent to a presentation by representatives from A&O Shearman on the updated terms of the Business Combination Agreement and the

Ancillary Agreements, and based on the factors cited in “— Factors considered by the Board,” the Board unanimously adopted, among others, resolutions: (i) determining that the Business Combination is advisable and in the best interests of ExcelFin and its stockholders; (ii) approving the Business Combination Agreement and the Ancillary Agreements to which ExcelFin is a party; and (iii) recommending the adoption of the Business Combination Agreement and the approval of the Business Combination and the other proposals described herein by the ExcelFin stockholders.
On June 26, 2023, ExcelFin and Baird Medical entered into the Business Combination Agreement and the Ancillary Agreements. On the morning of June 26, 2023, the press release announcing the Business Combination was issued by the parties, and ExcelFin’s current report on Form 8-K relating to the Business Combination was filed with the SEC.
On June 30, 2023, an affiliate of GVC consummated its purchase of the preferred shares of Betters Medical Investment Holdings Limited from the Bank of China International for $8.7 million based on the $/RMB exchange rate on that day.
In the Business Combination Agreement, ExcelFin agreed to use commercially reasonable efforts to obtain from UBS Securities and KeyBanc a waiver of the fees to which UBS Securities and KeyBanc were entitled pursuant to the Underwriting Agreement entered into in connection with ExcelFin’s IPO before Closing of the Business Combination. In the first week of August 2023, Brian Sun and Joseph Douglas Ragan III of ExcelFin reached out to UBS Securities and KeyBanc and asked them to waive their right to receive any deferred underwriting fees arising out of the ExcelFin IPO and ExcelFin entered into fee waiver agreements with KeyBanc and UBS Securities on August 7, 2023 and August 11, 2023, respectively. The UBS Securities waiver applies solely to the Business Combination with Baird Medical, while the KeyBanc waiver applies to any business combination. For more information, see “Waiver of Certain Deferred Underwriting Fees.” ExcelFin does not currently have any ongoing relationship with UBS Securities or KeyBanc. Neither UBS Securities nor KeyBanc was involved in the preparation of any disclosure included in this proxy statement/prospectus or any analysis underlying disclosure included in this proxy statement/prospectus, except as described below with respect to UBS Securities, and UBS Securities has affirmatively disclaimed any responsibility for any of the disclosure in this proxy statement/prospectus. UBS Securities provided preliminary assistance to ExcelFin in connection with its review of business combination targets and the initial analysis with respect to Baird Medical, but subsequently decided not to seek formal engagement as an advisor in connection with the proposed Business Combination with Baird Medical. KeyBanc did not have a role in the identification or evaluation of business combination targets. Further, KeyBanc did not assist in the preparation or review of any materials for ExcelFin in connection with the Business Combination and did not participate in any other aspect of the Business Combination.
On October 20, 2023, ExcelFin held the Second Extension Meeting to vote on a proposal to extend the Combination Period from October 25, 2023 to April 25, 2024. In connection with the Second Extension Meeting, the holders of 2,587,259 shares of ExcelFin Class A Common Stock (representing 54% of the shares of ExcelFin Class A Common Stock then outstanding) properly exercised their rights to redeem their shares for cash. On April 25, 2024, the Company held the Third Extension Meeting to vote on a proposal to extend the Combination Period from April 25, 2024 to July 25, 2024 and the holders of 662,217 shares of ExcelFin Class A common stock (representing 30% of the shares of Class A common stock then outstanding) properly exercised their rights to redeem their shares for cash, leaving 833,986 public shares outstanding. On July 24, 2024, ExcelFin held a special meeting of stockholders (the “Fourth Extension Meeting”) to vote on a proposal to extend the Combination Period from July 25, 2024 to December 25, 2024 (the “Fourth Extension Amendment Proposal”). In connection with the vote to approve the Fourth Extension Amendment Proposal, the holders of 705,330 shares of ExcelFin’s Class A common stock (representing 46% of the shares of Class A common stock then outstanding) properly exercised their rights to redeem their shares for cash. In connection with those four redemptions, approximately $231.7 million was withdrawn from the trust account to fund such redemptions, leaving a balance of approximately $9.0 million. ExcelFin subsequently deposited approximately $25,000 into the Trust Account as was required to effect the first one-month extension approved as part of the Fourth Extension Amendment Proposal. Prior to the effective time of this redemption, the Sponsor, which held of record 5,750,000 founder shares (which includes 1,250,000 shares transferable to the parties to the Non-Redemption Agreements upon Closing), exercised its right to convert all of the founder shares into an equal number of shares of ExcelFin Class A Common Stock. This conversion was done to ensure that ExcelFin remained in compliance with Nasdaq’s continuing listing requirements (market value of listed securities) prior to Closing. This conversion will have no effect on the consideration to be issued to the Sponsor under the Business Combination Agreement.
Factors considered by the Board
The Board, in evaluating the Business Combination, consulted with ExcelFin’s management and legal, accounting and financial advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable and in the best interests of ExcelFin and its stockholders and (ii) to recommend that ExcelFin’s stockholders adopt the Business Combination Agreement and approve the Business Combination and the other transactions contemplated by the Business Combination Agreement, the Board considered a range of factors, including, but not limited to, the factors discussed below.
In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. The Board viewed its decision as being based on a comprehensive and holistic analysis of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. Many factors were considered by ExcelFin, and the factors outlined herein may or may not have been considered by any director, member of management, or advisor of ExcelFin. Notwithstanding whether any of these factors were considered by any individual board member, the Board voted unanimously to proceed with the transaction.
This explanation of factors considered by the Board and all other information presented in this section may be forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.” These assumptions, as well as assumptions with respect to, industry performance, general business and economic conditions and numerous other matters, are beyond the control of ExcelFin, Baird Medical or any other parties to the Business Combination.
The officers and directors of ExcelFin have substantial experience in evaluating the operating and financial merits of companies operating in a wide range of industries and the Company believes that their financial skills, experience and background, together with the experience and advice of the advisors ExcelFin hired to perform due diligence and legal and financial analysis, with particular expertise in the medical device industry and in China, enabled them to exercise the necessary business judgment to determine that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of ExcelFin shareholders, and to recommend that ExcelFin shareholders approve the Business Combination. Based on input from its advisors and ExcelFin management, the Board considered a number of other factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:
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Strong Financial Profile.   Baird Medical has a strong financial profile with recorded revenues of $35 million, net income of $13 million and adjusted EBITDA margin of 55% in fiscal 2022. ExcelFin believes Baird Medical has a defensible recurring revenue model and sustainable gross margin profile.

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Market Leader.   Baird Medical is a leading developer and provider of MWA medical devices for treating thyroid nodules and breast lumps with substantial market share in China.

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Market Opportunity.   ExcelFin believes that the medical device industry, including MWA, has high growth potential and anticipates an increasing demand for MWA products given rising incidence rates of thyroid nodules and the advantages of using MWA compared to alternative therapies.

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Growth Prospects.   ExcelFin believes Baird Medical has multiple levers for growth including by broadening its product portfolio, expanding into foreign and emerging markets, plant and automation improvements and potential strategic acquisitions or investments.

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Broad Customer Base and Extensive Sales and Distribution Network.   ExcelFin believes that there is a growing customer base for medical devices in China, particularly the medical devices produced by

Baird Medical, and Baird Medical intends to leverage its extensive sales and distribution network to expand into more provinces and increase its penetration of hospital end users within the provinces it currently operates.
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Delivering Value Across Stakeholders in the Value Chain.   Baird Medical delivers value across the value chain, including to patients, hospitals, medical practitioners and insurers given that its products are minimally invasive, require a shorter hospital stay, reduce operation time and risk, and are preventative.

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Strong R&D Capabilities.   ExcelFin believes that Baird Medical possess an experienced in-house R&D team who regularly collaborate with well-regarded parties.

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Management Team Continuity.   Baird Medical’s senior management team is highly experienced and intends to remain with the Combined Company in the capacity of officers and/or directors following the Business Combination, providing beneficial continuity in advancing Baird Medical’s strategic and growth goals.

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Due Diligence.   Extensive due diligence review and interviews with Baird Medical’s management were conducted by ExcelFin, including relating to Baird Medical’s business, operations, financial results, industry dynamics, competitive landscape, projected growth, material contracts, intellectual property and regulatory compliance.

•
Valuation Supported by Financial Analysis.   The Board determined that the valuation analysis conducted by ExcelFin’s management team along with its financial advisors, including Cohen and EXOS, based on its analysis of operational, financial and valuation data of comparable companies, trading levels of comparable companies and the materials and financial estimates provided by Baird Medical, supported the equity valuation of Baird Medical. For more information on the valuation analysis, see “Comparable Company Analysis.”

•
Stockholder Liquidity.   The obligation in the Business Combination Agreement to have PubCo Ordinary Shares issued as merger consideration listed on the Nasdaq, a major U.S. stock exchange, which ExcelFin believes has the potential to offer ExcelFin stockholders enhanced liquidity following the Business Combination.

•
Lock-Up.   Key Baird Medical (including its management team) agreed to be subject to lockup provisions of 6 months in respect of their PubCo Ordinary Shares (subject to certain customary exceptions), which would provide important stability to the Combined Company.

•
Other Alternatives.   The Board believes, after a thorough review of other business combination opportunities reasonably available to ExcelFin that the proposed Business Combination represents the most promising potential business combination for ExcelFin and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets.

•
Negotiated Transaction.   The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between ExcelFin and Baird Medical.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:
•
Risks of Doing Business in China.   Baird Medical is subject to numerous risks and uncertainties because of its operations in China, including but not limited to regulatory risks in China, political tensions between China and the United States, and market sentiment toward Chinese companies, which create uncertainty and could have a material negative impact on Baird Medical.

•
Business Plan and Growth Initiatives May Not Be Achieved.   Baird Medical may not be able to execute on its business plan and realize the potential financial performance presented to ExcelFin’s management team, and Baird Medical’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

•
Valuation Risk.   The Board did not obtain an opinion from any independent investment banking or accounting firm analyzing whether the contributions to be made by Baird Medical in exchange for its interest in ExcelFin is fair to ExcelFin or its stockholders from a financial point of view. Accordingly, the Board considered that ExcelFin may not have properly valued Baird Medical.
•
Loss of Key Personnel.   Baird Medical depends on certain key personnel to operate and grow its business and to develop new and enhanced products. The loss of, or the failure to attract and retain, such key personnel could adversely affect Baird Medical’s operations.

•
Competition.   Baird Medical operates in a highly competitive MWA market, and increased competition may adversely affect its business, financial condition and results of operations.

•
Benefits Not Achieved.   The anticipated benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•
Financing.   No pre-Closing financing or PIPE investment has been committed as of the date of the Business Combination Agreement.

•
Redemption Risk.   A significant number of ExcelFin stockholders may elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the ExcelFin Certificate of Incorporation, which would potentially make the Business Combination more difficult or impossible to complete, or result in ExcelFin’s failure to satisfy certain conditions to the consummation of the Business Combination.

•
Stockholder Vote.   ExcelFin’s stockholders may fail to provide the votes necessary to effect the Business Combination.

•
Closing Conditions.   Completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within ExcelFin’s control.

•
Litigation.   Litigation challenging the Business Combination is possible, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•
Listing Risks.   There are challenges associated with preparing Baird Medical, a private entity, for the applicable disclosure and listing requirements to which the Combined Company will be subject as a publicly traded company on the Nasdaq.

•
Benefits May Not Be Achieved.   The potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•
Liquidation of ExcelFin.   The risks and costs to ExcelFin if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in ExcelFin being unable to effect a business combination by September 30, 2024 (or such later date as may be extended by means of an amendment to the ExcelFin Certificate of Incorporation), the termination date under the Business Combination Agreement.

•
Regulatory Risks.   The adoption of Baird Medical’s technology includes national and local and environmental regulations, which are subject to change.

•
Board and Independent Committees.   The Combined Company’s board of directors post-Closing and independent committees may not possess adequate skills within the context of the Combined Company operating as a public company.

•
Holders of ExcelFin Class A Common Stock, and ExcelFin Public Warrants Receiving a Minority Position in the Combined Company.   ExcelFin stockholders will hold a minority position in the Combined Company.

•
Fees and Expenses.   The fees and expenses associated with completing the Business Combination.

•
Other Risk Factors.   Various other risk factors associated with the business of Baird Medical, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The above discussion of the material factors considered by the Board is not intended to be exhaustive, but does set forth the principal factors considered by the Board.

The Board concluded that the potential benefits expected to be achieved by ExcelFin and its stockholders resulting from the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board determined that the Business Combination was advisable and in the best interests of, ExcelFin and its stockholders.
Certain Unaudited Baird Medical Prospective Financial Information
Neither Baird Medical, PubCo nor ExcelFin, as a matter of course, makes public information about its prospects. However, management of ExcelFin presented information to the Board in connection with the Board’s, assessment of the Business Combination.
The accompanying information on prospects was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or U.S. GAAP. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. Non-GAAP financial measures are not measures of financial performance in accordance with U.S. GAAP and may exclude items that are significant in understanding and assessing the Baird Medical’s financial results. Baird Medical’s presentation of these measures may not be comparable to similarly-titled measures used by other companies. These measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under U.S. GAAP. A reconciliation of historical adjusted EBITDA to net income is provided in the tables below. With respect to projected adjusted EBITDA and adjusted EBITDA margin, due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, Baird Medical is unable to quantify certain amounts that would be required to be included in the most directly comparable U.S. GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable U.S. GAAP measures is included. For the same reasons, Baird Medical is unable to address the probable significance of the unavailable information, which could be material to future results.
The prospective financial information was based on numerous variables and assumptions that were deemed to be reasonable as of the date on which such information was finalized (as of June 19, 2023), including, among other things, Baird Medical’s and ExcelFin’s expectations, which may not prove to be accurate, relating to the items specified in the discussion enumerated in the items set forth below. While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Baird Medical’s or ExcelFin’s management, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” Important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Baird Medical’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.
The information on prospects set forth below is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospects information. The inclusion of the below information should not be regarded as an indication that PubCo, Baird Medical or ExcelFin or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results. Moreover, the below information is not included to influence your views on the merger and Business Combination and is summarized in this proxy statement/prospectus solely to provide stockholders access to certain non-public assessment information considered by the Board in connection with its evaluation of the merger and Business Combination. The information below should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Baird Medical in this proxy statement/prospectus. In addition, various assumptions underlying the prospects below may prove to not have been accurate. The prospects may not be realized, and actual results may be significantly higher or lower than in this information. The prospects also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of these prospects in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS THE FOLLOWING INFORMATION, NONE OF EXCELFIN, BAIRD MEDICAL OR PUBCO UNDERTAKES ANY OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE PROSPECTS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROSPECTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTS ARE SHOWN TO BE IN ERROR OR CHANGE.
THIS INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. NONE OF EXCELFIN, BAIRD MEDICAL OR PUBCO NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY PUBCO OR BAIRD MEDICAL SHAREHOLDER, EXCELFIN STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED BELOW OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
Adjusted EBITDA Reconciliation ($M)	2021	2022
Net Income	$12.3	$12.6
(+) Depreciation	1.1	0.8
(+) Income Tax	2.4	2.5
(+) Interest Expenses	0.2	0.3
(+) Listing Expenses	2.2	3.6
(-) Other Income (Excluding Interest Income / Expenses)	(1.0)	(0.3)
Adjusted EBITDA	$17.2	$19.5
Net Income Margin	45.0%	35.8%
Adjusted EBITDA Margin	62.7%	55.2%
Listing expenses were incurred by Baird Medical due to its attempted listing on the Hong Kong Stock Exchange between 2020 and 2022. Such listing expenses were not associated with the operations of Baird Medical’s business and therefore were considered as a non-recurring expense. In 2022, Baird Medical started incurring listing expenses, such as attorneys’ fees and financial advisors’ fees, due to its proposed listing on the Nasdaq Global Market. Since such listing expenses were specified for listing only, and therefore also a non-recurring expense, Baird Medical deducted such expenses from the adjusted EBITDA to reflect its profitability under normal circumstances.
Qualitative and quantitative statements about Baird Medical’s future prospects and assumptions include the following analysis and assumptions:
1.
Based on the Frost & Sullivan Report, China’s number of MWA procedures is projected to experience substantial growth, increasing from 210,000 procedures in 2022 to 640,700 procedures in 2027 at a compound annual growth rate (“CAGR”) of 25.0%; the Frost & Sullivan Report projects a CAGR of 28.2% for MWA for thyroid nodules in particular for 2023 to 2027.

2.
Given Baird Medical’s historical growth in the volume of single-use needles sold, which reached 20,470 pieces at the end of 2020 and 50,967 pieces at the end of 2022 at a CAGR of 57.8%, significantly outperforming the CAGR of 31.5% for thyroid nodule MWA procedures in China from 2016 to 2022, Baird Medical’s management envisages sustained robust growth in the future. This growth is attributed to Baird Medical’s prominent market leading position, brand recognition, and well- crafted market penetration strategies in MWA for thyroid nodules treatment, while competitors focus on other areas of treatment for malignant tumors.

3.
Baird Medical strategically categorized the market into Tier 1, Tier 2 and Tier 3 provinces or municipalities based on its market influence and end user network, adopting different sales strategies to enhance business expansion efficiently and effectively. Tier 1 expansion primarily occurs through direct sales, Tier 2 involves a blend of direct sales and distributor sales, while Tier 3 is mainly reliant on distributor sales. From 2020 to 2022, Baird Medical’s sales in Tier 1, Tier 2, and Tier 3 provinces or municipalities experienced a remarkable CAGR of 50.1%, 96.9% and 46.1%, respectively.

4.
Baird Medical concentrates its direct sales efforts on top-tier hospitals and renowned doctors, leveraging their influence to gain entry into lower-tier hospitals through distributors, establishing strong collaborative relationships with surgeons by rigorous training and support of their research as well as organizing medical conferences for MWA, and fostering robust partnerships with its distributors. This approach has allowed Baird Medical to successfully penetrate end users, increasing the number of hospitals served from 273 hospitals at the end of 2020 to 431 hospitals at the end of 2022 reflecting a CAGR of 25.6%. Baird Medical expects to serve 527 hospitals in 2023 and 660 hospitals in 2024.

5.
Baird Medical is currently engaged in procurement processes with 211 new hospitals, with an average needle sales volume of 125 pieces per hospital based on data from 2021 and 2022. This implies a potential additional volume of 26,375 needles to be sold in the future.

6.
The unit sales prices for 2023 and 2024 through direct sales are $1,244 and $1,242, respectively, and through distributor sales are $293 and $292, respectively. The unit sales prices for 2021 and 2022 through direct sales are $1,376 and $1,282, respectively, and through distributor sales are $254 and $302, respectively.

7.
Under a conservative approach, the projected needle volume sold, resulting from combined old user expansion and new user acquisition, for 2023 and 2024 is estimated at 70,785 pieces and 100,392 pieces, respectively, reflecting a CAGR of 38.9% and 41.8%, respectively, as compared to historical growth trajectories of 2020 to 2022 at a CAGR of 57.8% and potential additional 26,375 pieces of needles. This leads to projected needle sales of $41.7 million and $59.6 million for 2023 and 2024, respectively.

8.
The aggregate sales for 2023 and 2024 are expected to amount to $44.5 million and $62.5 million, respectively.

Baird Medical and ExcelFin’s management team based the projected revenue in 2023 and 2024 on three main revenue sources: (i) recurring needle sales, (ii) one-off sales of apparatus, and (iii) one-off sales of other medical devices through our distributor network. Based on historical needle sale growth and the Company’s ongoing investment in sales and marketing, the Company based the projected increases in revenue in 2023 and 2024 on the following assumptions: (i) CAGR for needle sales from 2022 to 2024 is projected to be 40.35%, (ii) 70,785 needles are projected to be sold in 2023 and 100,392 needles are projected to be sold in 2024, based on past needle sales, including the sale of 50,967 needles in 2022; and (iii) the Average Sale Price (“ASP”) of needles is projected to be $1,244 in 2023 and $1,242 in 2024, based on past ASP of needles, including an ASP of needles of $1,349 from 2020 to 2022.
Leveraging historical data and considerable investment in sales and marketing efforts over several years, the Company has made informed projections for the growth of each end user category. In creating such projections, the Company took into account the historical and observed needle volume growth from existing and new end user hospitals, as well as the likelihood of entering into agreements with new end user hospitals that are in the sales cycle. Based on past experience and timelines, the Company came up with an estimate for the likelihood of converting end user hospitals in the sales pipeline into new end customers. For instance, in 2022, Baird Medical secured products procurements from 431 end users, reflecting significant growth compared to the 303 end users in 2021. This notable expansion is believed to substantiate the growth assumptions for the financial years 2023 and 2024.These revenue projections directly affect the Company’s calculation of projected adjusted EBITDA amounts.
The forgoing prospects and assumptions assessed by Baird Medical and ExcelFin’s management team, in collaboration with the financial advisors, are intended to be aligned with Baird Medical’s growth plan, market penetration strategies along with the market growth trajectory. Additionally, to ensure prudence and careful consideration, Baird Medical and ExcelFin’s management team, in collaboration with the financial advisors, also made the above referenced conservative assumptions of slower growth in needle sales compared to historical data and current engagement in new hospital acquisition, no inflation indexing applied to the sales price and no sales price increase. Furthermore, the projected increase in revenue and EBITDA amounts in 2023 and 2024 are inherently limited by a number of factors, such as (i) potential slowdowns in the growth of consumables that could result from external factors, such as city shutdowns caused by the ongoing COVID-19 pandemic, (ii) slower adoption rates of our products among patients, (iii) price volatility which could significantly decrease the sales price of our products as a result of unexpected market conditions or unforeseen market downturns, and (iv) unexpected production issues, which could disrupt product deliveries and potentially impact revenue projections.
While the above assumptions were carefully made based on the available data and thorough analysis, the evaluation remains open to further adjustment as new information or circumstances arise.
In connection with Tycoon’ preparation of its financial statements for the year ended December 31, 2023, Tycoon determined that its preliminary results for 2023 would not meet the 2023 results indicated in the Unaudited Baird Medical Prospective Financial Information contained in this proxy statement/prospectus, and when such preliminary 2023 results are applied to the model from which the Unaudited Baird Medical Prospective Financial Information contained in this proxy statement/prospectus were derived, they indicate that 2024 results will not be met either.
When preliminary results for 2023 are applied to the model from which the Unaudited Baird Medical Prospective Financial Information contained in this proxy statement/prospectus were derived, they result in a decrease in revenue of $13.0 million (29%) and EBITDA of $9.8 million (39%) in 2023, and a decrease in revenue of $20.3 million (32%) and EBITDA of $16.6 million (45%) in 2024. In March 2024, ExcelFin’s Board reviewed the changes to the projections indicated by 2023 preliminary results and determined that an amendment to the Business Combination Agreement would be appropriate. See “Amendment to the Business Combination Agreement” below.
Financial Summary of Revised Results
The revised projections resulting from actual 2023 results are set forth immediately below. The assumptions for the following numbers are the same as for those set forth above except for the projection of selling and marketing expenses. The assumption of the estimate for selling and marketing expenses in 2024 was changed from 10% of our revenue in the original projection to an increase of 10% on the basis of actual selling and marketing expenses in 2023 in the revised projections. That means the estimated selling and marketing expenses in 2024 is approximately $2.8 million, which will be around 7% of our revenue. To establish a presence in the US, the Company anticipates incurring costs for establishing a direct sales team, attending trade conferences, providing high-quality doctor education and support, and setting up microwave ablation training centers with leading doctors and medical centers. These increased expenses are expected to be incurred in 2024, rather than 2023. However, it is expected that selling and marketing expenses as a percentage of revenue will decrease in the short term but increase in the long term. For 2024 MWA needle sales, (i) the MWA needles used by hospitals end users to is projected to grow from 51,072 in 2023 to 58,072 in 2024, reflecting a net increase of 7,000, or a 13.7% increase, and (ii) the 2024 year end needles purchased-yet-unused by hospitals and distributor would normalize to approximately 9,000, resulting in approximately 2,000 new needle purchases for the year. In addition, the following charts assign no value to the Baird Medical Earnout Shares or the Sponsor Earnout Shares.
Set forth below are the revised projected revenue (in millions of dollars) and projected Adjusted EBITDA (in millions of dollars) for Baird Medical.
In addition to reviewing the revised projections, ExcelFin’s Board also reviewed changes to the comparable company analysis. The Operational Benchmarking and Valuation Benchmarking charts below were updated for Baird Medical’s 2023 preliminary results and refreshed for comparable company data from FactSet and Refinitiv as of March 7, 2024 (including the elimination of Seagen because it was purchased by Pfizer in December 2023). For more information on the selection of comparable companies, the choice of financial metrics and the depicted comparisons, please see “Comparable Company Analysis” below.

Comparable Company Analysis
In connection with approving the Business Combination Agreement, the Board reviewed certain market and industry data from Frost & Sullivan’s report, ExcelFin Management’s analysis based on a commercial due diligence report from a third-party advisor (the Beijing Strategy and Action Management Consulting — Commercial Due Diligence Report), and certain financial information of publicly traded medical devices focused companies and cancer focused biotech companies that was prepared by ExcelFin’s management team, in collaboration with the financial advisors, which companies were selected based on the experience and professional judgement of the financial advisors and ExcelFin’s management team as having product offerings, revenue growth and profitability that are comparable to those of Baird Medical. Selection of the comparable companies began with publicly traded medical device focused companies and publicly traded cancer focused biotech companies. In particular, the medical device focused companies were chosen because they have acquired, owned and operated thermal ablation business, similar to Baird Medical, which focuses on microwave ablation. Next, only companies with positive revenue were selected as comparable companies given Baird Medical’s recurring positive revenue. Of the companies with positive revenue, only those with strong EBITDA margins were finally selected, given Baird Medical’s positive EBITDA margin. No companies that fit the selection criteria were excluded from the comparable company analysis as part of the selection process. Many of Baird Medical’s early-stage development peers in the med-tech space have not had as strong of revenue growth or EBITDA margin as compared to Baird Medical, so ExcelFin’s selection criteria of positive revenue growth and strong EBITDA margin led to a comparable company set of more established companies than Baird Medical. For that reason, ExcelFin used multiples that were lower than the median multiples of the comparable company set. The pre-transaction equity value of $300 million (resulting in a $370 million pro forma enterprise value) for Baird Medical that was agreed to in the Business Combination Agreement reflected the assessment of ExcelFin’s management regarding projections of the net profit to be generated by the business for 2023 provided by Baird Medical’s management, Baird Medical’s growth potential product-wise (beyond its current single product, thyroid nodules) and geographically (beyond its current single market, China), which assessment included the following qualitative and quantitative assumptions: projected growth in the number of MWA procedures in China at a CAGR of 25.0% from 2022-2027, sustained growth in Baird Medical’s volume of single use needles sold based on a historical CAGR of 57.8% from 202-2022, continued penetration of Tier 1, Tier 2 and Tier 3 markets based on a historical CAGR of 50.1%, 96.9% and 46.1%, respectively, from 2020-2022, projected service of 527 hospitals in 2023 and 660 hospitals in 2024, specified unit pricing for sales in 2023 and 2024 based on historical unit sales pricing, and projected aggregate sales of $44.5 million and $62.5 million in 2023 and 2024, respectively. For a full description of these qualitative and quantitative assumptions, refer to the section titled “Certain Unaudited Baird Medical Prospective Financial Information”. Such assessment also included an implied discount informed by ExcelFin’s completed due diligence and the comparable company analysis. Specifically, the ExcelFin’s management considered that the comparable company criteria had led to a set of companies with longer operational history than Baird Medical. The comparable company analysis was applied to validate that the pre-transaction equity value of $300 million (pro forma enterprise value of $370 million) for Baird Medical was in line with the selected metrics of the comparable companies and in fact, discounted.
The following is a summary of the material comparable company analysis prepared by ExcelFin’s management team, in collaboration with the financial advisors, and reviewed by the Board. In reviewing these companies, the Board recognized that although each of the companies was comparable based on the criteria described above, there were material differences among many of the companies based on, among other factors, the size of the company, its target market and the breadth and novelty of its technology and product platform.
None of Baird Medical, ExcelFin, the financial advisors or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in this analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value do not purport to be appraisals or reflect the prices at which PubCo’s securities may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the below analysis are inherently subject to substantial uncertainty. The following quantitative information, to the extent that it is based on market data, is not necessarily indicative of current market conditions.
The Board considered the following financial metrics, comparing the data available with respect to each metric for the selected comparable companies with corresponding data for Baird Medical, for purposes of confirming and validating the pre-transaction equity value of $300 million (resulting in a $370 million pro forma enterprise value) for Baird Medical reflected in the Business Combination Agreement:
•
Recent revenue growth — year over revenue growth from 2022 to 2023 (expected) and from 2023 to 2024 (expected);

•
Adjusted EBITDA margin (as a measure of profitability) for 2022 to 2023 (expected) and from 2023 to 2024 (expected)

•
Adjusted EBITDA multiple, which represents the ratio of enterprise value to annual Adjusted EBITDA for 2023 (expected) and 2024 (expected); and

•
Growth-adjusted EBITDA multiple, which represents the ratio of enterprise value to annual EBITDA based on an estimated 2022 to 2024 growth rate for 2023 (expected) and 2024 (expected).

ExcelFin management members deemed the above metrics for each of the comparable companies to be relevant to Baird Medical based on their respective professional judgment and expertise. The information related to Baird Medical was provided to ExcelFin by Baird Medical. Multiples for the comparable companies are based on consensus estimates on FactSet and Refinitiv data as of June 22, 2023. The below tables present each of the foregoing metrics in a comparative manner among Baird Medical and the comparable companies.
This Operational Benchmarking chart compares Baird Medical to the selected comparable companies based on estimated 2023 and 2024 revenue growth and profitability (adjusted EBITDA margin). The projected median revenue growth and adjusted EBITDA margin among comparable companies for 2023 were 4.1% and 25.8%, respectively, while Baird Medical’s 2023 projected revenue growth and adjusted EBITDA margin were 24.4% and 56.8%, respectively. For 2024, the projected median revenue growth and adjusted EBITDA margin among comparable companies were 5.2% and 26.4%, respectively, while Baird Medical’s projected revenue growth and adjusted EBITDA margin were 40.3% and 58.5%, respectively.
This Valuation Benchmarking chart uses the same comparable companies as the Operational Benchmarking chart and assumes a $280 million pro forma enterprise value for Baird Medical, which valuation assigns no value to either the Baird Medical Earnout Shares of the Sponsor Earnout Shares. This Valuation Benchmarking chart compares Baird Medical’s valuation to the selected comparable companies based on an enterprise value/EBITDA multiple and such multiple adjusted for growth based on the 2022-2024 EBITDA growth rates. For 2023, the projected median EV/EBITDA and EV/EBITDA/G multiples among comparable companies were 18.3x and 1.91x, respectively, while Baird Medical’s multiples were 14.6x and 0.39x, respectively. For 2024, the projected median EV/EBITDA and EV/EBITDA/G multiples among comparable companies were 16.8x and 1.72x, respectively while Baird Medical’s multiples were 10.1x and 0.27x, respectively.

Amendment to Business Combination Agreement
Beginning on January 30, 2024, Chris Ng, chief financial officer of Baird Medical, began discussing preliminary year-end results for 2023 with Brian Sun and Joe Ragan of ExcelFin. The preliminary numbers indicated that Baird Medical would miss the projected revenue and adjusted EBITDA numbers for the years ended December 31, 2023 and 2024 previously provided. See “Certain Unaudited Baird Medical Prospective Financial Information” above for a description of the preliminary 2023 numbers and how those numbers affected the prior projections. Based upon these changes in financial results, Chris Ng and Brian Sun discussed potential amendments to the Business Combination Agreement, including the elimination of the $15.0 million closing cash condition and subjecting a number of the PubCo Ordinary Shares to be held by Baird Medical post-closing to an earnout.
On January 31, 2024, representatives of ExcelFin, including Joe Ragan, Brian Sun, Max Moskovitz and Ken Wu, and representatives from Baird Medical, including Haimei Wu, Ted Wu and Chris Ng, participated in a conference call including representatives of Cohen, Dechert and A&O Shearman to discuss preliminary 2023 numbers and how those numbers would compare to projected 2023 and 2024 numbers. Based upon Baird Medical’s observations, the primary drivers of the change in 2023 operating results were: (i) an upgrade of certification for MWA needles nationwide from Class II products to Class III products, which resulted in a delay in several provinces while Baird Medical was “re-registering” their products, (ii) a slowing down of the Chinese economy, causing patients (who have to pay a portion of surgery costs) to delay some procedures, and (iii) the sale of approximately 50,000 needles in 2022 in anticipation of a potential supply disruption from the planned upgrade from Class II products to Class III products, which needles were not utilized in 2022.. Chris Ng emphasized that these numbers were preliminary and that additional work was required to confirm the numbers. The parties agreed that they would revise previous projections for 2023 and 2024 to be more conservative and to wait for confirmed numbers before making any decisions regarding amending the Business Combination Agreement.
On February 9, 2024, A&O Shearman provided Dechert with a draft of an amendment to the Business Combination Agreement and corresponding Lock-Up Agreement that would: (i) eliminate the $15.0 million Closing Cash Condition, (ii) make 30% of the PubCo Ordinary Shares to be held by Baird Medical post-closing subject to an earnout over an eight-year period in two equal tranches based upon (x) the achievement of a $12.00 and a $14.00 VWAP over any 20 trading days within any 30-day trading period or (y) a change of control, and (iii) an extension of the outside date for closing the Business Combination from June 25, 2024 to July 25, 2024.
On February 16, 2024, the ExcelFin Board held a special meeting to discuss the proposed amendment to the Business Combination Agreement. Also present at the meeting were representatives of ExcelFin, including

Brian Sun, Max Moskovitz, Ken Wu, Daniel Viboux, and representatives of A&O Shearman. At the conclusion of the meeting, in light of the financial performance of Baird Medical in the second half of 2023, the ExcelFin Board discussed the advisability of receiving a fairness opinion prior to approving an amendment to the Business Combination Agreement.
On February 16, 2024, A&O Shearman provided Dechert with an updated draft of the amendment to the Business Combination Agreement and corresponding Lock-Up Agreement (i) replacing the $12.00 and $14.00 VWAP vesting provisions applicable to two tranches of the earnout shares with one $12.50 VWAP vesting provision applicable to all of the earnout shares and (ii) adding a condition to the change of control vesting provision requiring that, in order to cause vesting, the change of control must have an implied value equal to at least $12.50 per share.
From February 18, 2024 to February 26, 2024, representatives of ExcelFin, including Brian Sun, Max Moskovitz and Ken Wu, and representatives from Baird Medical, including Chris Ng, Haimei Wu, Wenyuan Wu, Ted Wu and Eric Fang conducted an in-depth analysis of historical sales and revised 2024 projections based on a multi-year trend analysis of hospital usage and year-end inventory. Based on the foregoing analysis, Baird Medical and ExcelFin management teams agreed on revised 2024 projected revenues based on modifications to the assumptions used for prior projections. Baird Medical management noted, however, that the hospitals are not obligated to provide real-time, regular reporting of actual needle usage to Baird Medical. With respect to the Company’s deliverers and distributors, while contractually required to provide such inventory data monthly, the Company has not enforced this contractual right in order to maintain a positive working relationship with such parties and protect the sensitive business information which is involved. The estimates of such usage described below are therefore based on the Company’s own due diligence, conversations between its sales representatives and doctors and distributors, and through its industry know-how. The inventory decisions by hospitals and distributors are also not within Baird Medical’s control, and can be volatile and driven by external factors, such as the Class II to Class III certificate update, and it is difficult for Baird Medical management to estimate and project needle inventory based on what hospitals and distributors purchased verses what the hospitals actually used. Based on such arrangement, the Company is not aware of any material amount of unsold inventory held by its distributors. However, there is no assurance that the information contained in the Company’s monthly reports, or the monthly reports provided by the deliverers and distributors, are accurate.
Looking at the multi-year trend of 2020-2023, hospital needle usage had year-over-year growth of 69%, 31% and 10% for 2021, 2022 and 2023, respectively. In absolute terms, the year-over-year needle usage increase was approximately 14,500, 11,000 and 4,500 for 2021, 2022 and 2023, respectively. Baird management estimated that 2022 was positively impacted by the widely anticipated industry-wide Class II to Class III certificate upgrade in 2023, as customers ordered more needles in 2022 to avoid a potential needle supply gap between the expiration of Baird’s Class II certificate in February 2023 and Baird’s securing of its Class III certificate (which happened in July 2023). Also, customers anticipated that Baird would need to complete a “re-registration” of its needles under the new Class III certificate in 500+ hospitals after securing the new Class III certificate, which would take additional time. Baird management believed that the anticipation surrounding the uncertainty related to the required 2023 certificate upgrade boosted sales in 2022, with customers stocking up on needles in 2022. In addition, the fact that the re-registration took longer than expected caused an unusual dip in 2023 sales, where hospitals could not order needles until the re-registration under the Class III certificate had been fully completed in their system. The hospitals across different provinces employed different systems and timetables to complete the re-registration, with several provinces not completing the re-registration until January 2024, while most other provinces completed between July and December 2023. To estimate 2024 sales, Baird management took the average of 2022 and 2023 year-over-year needle usage increases, which were 11,000 and 4,500, respectively, to estimate an increase of approximately 7,000 needles in 2024, resulting in 2024 estimated sales of approximately 58,072, or a 13.7% year-over-year growth of hospital needle usage.
Similarly, year-end needle inventory at hospitals and distributors for 2021, 2022 and 2023 was approximately 3.2 months, 3.7 months and 1.6 months, respectively, with 2022 inventory higher for the reasons described above related to the Class III certification and re-registration, and 2023 being unusually low. Looking at the historical multi-year trend, Baird Medical management estimated 2024 year-end inventory to normalize to approximately 1.9 months of yearly usage, which was approximately 70% of the average of 2.6 months for

2022 and 2023 of 3.7 months and 1.6 months, respectively. The inventory level normalization above is estimated to result in an increase of 2,000 needle sales in 2024. The above revised projections reflected Baird management’s best estimate based on the Company’s monthly reports and available information from its deliverers and distributors as they reflected on the variance of 2023 results versus their prior projections and assessed external business disruption factors, such as the industry wide Class II to Class III certification upgrade and their impacts on customers.
On February 21, 2024, the ExcelFin Board held a special meeting to discuss whether to engage an investment bank to provide a fairness opinion in connection with the proposed amendment to the Business Combination Agreement. Also present at this meeting were Brian Sun, Ken Wu and Max Moskovitz of ExcelFin; Luke Kornack and Ren Riley with Fin VC, and representatives of A&O Shearman. Following a presentation regarding the qualifications, proposed timing and proposed costs of receiving a fairness opinion from a number of different firms, the ExcelFin Board determined that it would interview two of the firms identified by management. On February 23, 2024, following its interviews with the two firms, the ExcelFin Board selected one of the firms interviewed, Houlihan Capital, LLC (“Houlihan”), to be engaged for the purpose of delivering an opinion to the ExcelFin Board that the Business Combination Agreement, as proposed to be amended, is fair to the public stockholders of ExcelFin from a financial point of view. On that same date, ExcelFin and Houlihan entered into an engagement letter concerning the proposed fairness opinion.
On February 21, 2024, Dechert informed A&O Shearman that Baird Medical was favorably inclined to execute the proposed amendment to the Business Combination Agreement, but proposed that the outside date for consummating the Transactions should be April 31, 2024, and that the earnout should have no time limit.
On February 22, 2024, representatives of ExcelFin, including Brian Sun, Joe Ragan, Max Moskovitz and Ken Wu, representatives of Baird Medical, including Chris Ng and Eric Fong, representatives of Dechert, A&O Shearman, and Brio Financial met to discuss the proposed amendment to the Business Combination Agreement. The representatives discussed the timing of the closing under the Business Combination Agreement, the term of the proposed earnout and how the structure of the proposed earnout may have adverse accounting consequences.
On February 24, 2024, Dechert provided A&O Shearman with a revised draft of the proposed amendment to the Business Combination Agreement, changing the proposed outside date to May 25, 2024, and containing the terms set forth below. The parties agreed to work as soon as possible to get the next amendment to the Form F-4 filed by March 8, 2024.
The primary terms of the amendment to the Business Combination Agreement are as follows:
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(x) 20,588,235 PubCo Ordinary Shares to be held by Baird Medical at Closing (70% of such shares) shall be fully vested and freely tradable and (y) 8,823,529 PubCo Ordinary Shares to be held by Baird Medical at Closing (30% of such shares) shall be subject to vesting and forfeiture as described below (the “Baird Medical Earnout Shares”).

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The Baird Medical Earnout Shares shall become fully vested if prior to the eighth anniversary of the Effective Time, the VWAP of PubCo Ordinary Shares is greater than or equal to $12.50 (the “Price Target”) over any 20 trading days within any 30-day trading period.

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In the event that there is a Change of Control of PubCo prior to the eighth anniversary of the Effective Time, and the corresponding valuation of PubCo Ordinary Shares implied by that Change of Control is greater than or equal to the Price Target, the Baird Medical Earnout Shares shall become fully vested immediately prior to such Change of Control.

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All references to SPAC Closing Cash needing to be at least $15.0 million have been removed from the Business Combination Agreement.

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The Maximum Extension Date was changed from May 25, 2024 to August 25, 2024.

On March 8, 2024, the Board held a special meeting to discuss the agreed terms of the amendment to the Business Combination Agreement and the disclosure concerning the Business Combination contained in this proxy statement/prospectus. Also present at the meeting were representatives of ExcelFin, including Brian Sun, Max Moskovitz, Ken Wu, Luke Kornack and Ren Riley, and representatives of Houlihan and A&O Shearman. Houlihan submitted to the Board its opinion that the Business Combination Agreement is fair, from a financial point of view, to the holders of public shares of ExcelFin. Subsequent to a presentation by representatives from A&O Shearman on the updated terms of the Business Combination Agreement and the Ancillary Agreements and the disclosure concerning the Business Combination contained in this proxy statement/prospectus, and based on the factors cited in “— Factors considered by the Board,” and additional information on valuation that is a part of the fairness opinion, the Board unanimously adopted, among others, resolutions: (i) determining that the Business Combination remains advisable and in the best interests of ExcelFin and its stockholders; (ii) approving the Business Combination Agreement and the Ancillary Agreements, to which ExcelFin is a party, each as amended to date; and (iii) recommending the adoption of the amendment to the Business Combination Agreement, and the continued approval of the Business Combination and the other proposals described herein by the ExcelFin stockholders.
On March 11, 2024, the Parties executed and delivered the First Amendment to Business Combination Agreement. On May 16, 2024, the Parties entered into a Second Amendment to the Business Combination Agreement, the primary terms of which were to extend the Maximum Extension Date from May 25, 2024 to August 25, 2024. On June 17, 2024, the Parties entered into a Third Amendment to the Business Combination Agreement, the primary terms of which were to:
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Add Merger Sub 2 and Newco as parties to the Agreement;

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Provide for the Share Contribution;

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Remove the $5,000,001 net tangible asset closing condition; and

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Provide for the Second Merger and the issuance of PubCo Ordinary Shares to the Minority Holders.

On August 23, 2024, the Parties entered into a Fourth Amendment to the Business Combination Agreement, the primary terms of which were to extend the Maximum Extension Date from August 25, 2024 to September 30, 2024.
Opinion of Financial Advisor to the ExcelFin Board
On March 8, 2024, Houlihan Capital delivered an oral opinion to the ExcelFin Board, which opinion was subsequently confirmed by delivery of a written opinion dated March 8, 2024 addressed to the ExcelFin Board (the “Opinion”), to the effect that, as of the date of the Opinion and based upon and subject to the assumptions, conditions and limitations set forth in the written Opinion, the Business Combination is fair to the holders of shares of ExcelFin Class A common stock that were initially issued to the public in ExcelFin’s initial public offering (the “Public Stockholders”) from a financial point of view.
The full text of Houlihan Capital’s written Opinion dated March 8, 2024, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the Opinion (which are also summarized herein), is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference. The description of Houlihan Capital’s written Opinion set forth in this proxy statement/prospectus is qualified in its entirety by the full text of such Opinion.
Houlihan Capital’s Opinion was provided for the use and benefit of the ExcelFin Board (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Houlihan Capital provided its consent to the inclusion of the text of its Opinion as part of this proxy statement/prospectus). As described in “Factors considered by the Board,” the members of the ExcelFin Board considered a wide variety of factors in connection with their respective evaluations of the Business Combination, including, the fairness opinion obtained by the ExcelFin Board from Houlihan Capital. Houlihan Capital’s only opinion is the formal written opinion Houlihan Capital has expressed as to whether, as of the date of such opinion, the Business Combination is fair to the Public Stockholders from a financial point of view. The Opinion does not constitute a recommendation to proceed with the Business Combination. Houlihan Capital’s Opinion did not address any other aspect or implications of the Business Combination and the Opinion does not constitute an opinion, advice or recommendation as to how any shareholder of ExcelFin should vote at the special meeting. In addition, the Opinion did not in any manner address the prices at which the securities of PubCo would trade following the consummation of the Business Combination or at any time. Houlihan Capital’s opinion was approved by a Houlihan Capital fairness opinion committee.
In arriving at its opinion, Houlihan Capital, among other things:
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Held discussions with certain members of ExcelFin management (“ExcelFin Management”) and Baird Medical management (“Baird Medical Management”) regarding the Business Combination, the historical performance and financial projections of Baird Medical, and the future outlook for Baird Medical;

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Reviewed information provided by ExcelFin and Baird Medical including, but not limited to:

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Unaudited financial statements for Baird Medical for the calendar years ended 2020 through 2023;

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Projected financial statements for Baird Medical for the calendar year ended 2024;

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ExcelFin Diligence Presentation, dated June 7, 2023;

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Baird Medical’s Financial Due Diligence Report, dated June 26, 2023;

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Baird Medical’s Commercial Due Diligence Report Summary;

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a Frost & Sullivan Global Market Study of Ablation Therapy, as of June 2023;

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Press Release Detailing the Transaction, dated June 26, 2023;

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FDA Clearance of Baird Medical’s 510(k) premarket notification for Disposable Microwave Ablation Needles;

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FDA Clearance of Baird Medical’s 510(k) premarket notification for Microwave Ablation Systems;

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Baird Medical Investor presentation draft, dated February 2024;

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ExcelFin Board presentation draft, dated February 2024;

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Business Combination Agreement by and among ExcelFin and Baird Medical, dated June 26, 2023 and a draft amendment, dated February 24, 2024;

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Sources and Uses table for the Transaction;

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Cap table pro forma for the Business Combination.

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Discussed with ExcelFin Management and Baird Medical Management the status of current outstanding legal and environmental claims (if any) and confirmed that any potential related financial exposure has been properly disclosed;

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Reviewed the industry in which Baird Medical operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

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Developed indications of value for Baird Medical using generally accepted valuation methodologies; and

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Reviewed certain other relevant, publicly available information, including economic, industry, and Baird Medical specific information.

In connection with its review, Houlihan Capital relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan Capital and assumed such accuracy and completeness for purposes of rendering an opinion. In addition, Houlihan Capital did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of ExcelFin or Baird Medical, nor, except as stated herein, was it furnished with any such evaluation or appraisal. Houlihan Capital further relied upon the assurances and representations from ExcelFin Management that they are unaware of any facts that would make the information provided to Houlihan Capital to be incomplete or misleading in any material respect for the purposes of the Opinion. ExcelFin Management has represented: (1) that it directed Houlihan Capital to rely on certain forecasted financial information prepared by Baird Medical Management (the “Forecast”) in preparation of its Opinion; (2) the Forecast represents ExcelFin Management’s good faith assessment of ExcelFin’s future performance pro forma for closing of the Business Combination and ExcelFin Management has a reasonable basis for such an assessment; (3) Houlihan Capital had no role whatsoever in the preparation of the Forecast; (4) Houlihan Capital was not asked to provide an outside “reasonableness review” of the Forecast; (5) ExcelFin did not engage Houlihan Capital to audit or otherwise validate any of the Forecast’s underlying inputs and assumptions; and (6) that Houlihan Capital accurately summarized and presented the Forecast. Houlihan Capital has not assumed responsibility for any independent verification of this information nor has it assumed any obligation to verify this information. Nothing came to Houlihan Capital’s attention in the course of the engagement which would lead Houlihan Capital to believe that (i) any information provided to Houlihan Capital or assumptions made by Houlihan Capital are insufficient or inaccurate in any material respect or (ii) it is unreasonable for Houlihan Capital to use and rely upon such information or make such assumptions. For the inherent risks associated with the Forecast, see “Background of the Business Combination — Certain Unaudited Baird Medical Prospective Financial Information.”
Houlihan Capital expressed no opinion as to the market price or value of the PubCo Ordinary Shares after the announcement or consummation of the Business Combination. Houlihan Capital did not express any opinion as to fair value or the solvency of PubCo following the closing of the Business Combination. In rendering its Opinion, Houlihan Capital assumed that the final executed form of the Business Combination Agreement would not differ in any material respect from the applicable drafts that it reviewed, that the Business Combination would be consummated in accordance with the terms of the Business Combination Agreement without any waiver or modification that could be material to Houlihan Capital’s analysis, and that the parties to the Business Combination Agreement would comply with all the material terms of the Business Combination Agreement. Houlihan Capital assumed, with ExcelFin Board’s consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Business Combination would be obtained except to the extent that it could not be material to its analysis. Houlihan Capital also was not requested to, and did not, participate in the structuring or negotiation of the Business Combination. Except as described in this summary, ExcelFin Board imposed no other instructions or limitations on Houlihan Capital with respect to the investigations made or procedures followed by Houlihan Capital in rendering its opinion.
In connection with the preparation of the Opinion, Houlihan Capital made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination. Houlihan Capital’s Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Opinion. Houlihan Capital is under no obligation to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.
The following is a summary of the material financial and comparative analyses presented by Houlihan Capital to ExcelFin at its meeting held on March 8, 2024, in connection with its Opinion. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Houlihan Capital’s analyses, the tables must be read together with the text of each summary. The summary of Houlihan Capital’s financial analyses described below is not a complete description of the analyses underlying its Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.
Several analytical methodologies were employed by Houlihan Capital in its Opinion, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by Houlihan Capital and in the context of the circumstances of the Business Combination. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.
The conclusions Houlihan Capital has reached are based on all the analyses and factors presented in the Opinion taken as a whole and also on application of its own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. Houlihan Capital therefore gives no opinion as to the value or merit standing alone of any one or more parts of the material that follows.
Valuation Overview
In assessing whether the Business Combination is fair to the Public Stockholders from a financial point of view, Houlihan Capital compared the price per share at which the Public Stockholders may redeem their shares against the fair market value per share pro forma for the Business Combination calculated by Houlihan Capital. If the fair market value per share pro forma for the Business Combination exceeds the redemption value ($10.59 per share as of December 31, 2023), then the Business Combination is fair to the Public Stockholders from a financial point of view.
Houlihan Capital concluded that the Business Combination is fair to the Public Stockholders from a financial point of view.
Baird Medical’s Financial Projections and Analytical Methodologies
ExcelFin Management provided Houlihan Capital with the Forecast, which is further described under the heading “Background of the Business Combination — Certain Unaudited Baird Medical Prospective Financial Information.”
There are three primary approaches that have traditionally been used to estimate fair market value: the adjusted book value approach, the market approach (which includes the guideline public company method and the comparable transactions method), and the income approach, each as briefly described below.
Adjusted Book Value Approach.   The adjusted book value approach estimates fair market value based on the principle of substitution, assuming that a prudent investor would pay no more for an asset than the amount for which the asset or property could be reproduced or replaced, less depreciation from physical deterioration and functional and economic obsolescence, if present and measurable. This approach is typically considered appropriate for capital-intensive businesses, real estate holding companies, or other types of holding companies where the value of the entity is derived primarily from the underlying assets held by the entity and not from additional value added from labor or profitable use of the assets owned. This valuation approach may also be used to value companies that are in bankruptcy or liquidation, or those that are otherwise not considered a going concern. Because Baird Medical operates as a going concern business and is not asset intensive, Houlihan Capital did not utilize the adjusted book value approach in support of the Opinion.
Market Approach.   The market approach references actual transactions of the asset to be valued, similar assets, or assets that can otherwise be used to infer the value of the subject asset. The application of methods within the market approach often requires identifying companies comparable to a subject company, observing transaction prices of those companies’ securities, deriving valuation multiples based on the ratio of such transaction prices to financial metrics (e.g., Revenue, EBITDA, Tangible Book Value, Book Value), and then applying selected valuation multiples to the subject company’s same financial metrics.
The Guideline Public Company Method is a valuation method within the Market Approach that involves identifying and selecting guideline public companies with financial and operating characteristics similar to the enterprise being valued. Once publicly traded peer group companies are identified, valuation multiples can be derived from the publicly traded market transaction data (stock prices), adjusted for comparability, and then applied to the financial metrics of the subject enterprise to estimate the value of the subject enterprise’s equity, total invested capital, or enterprise value (total invested capital less cash and cash equivalents). Houlihan Capital was able to identify a sufficiently robust set of guideline public companies similar to Baird Medical. Therefore, Houlihan Capital utilized the Guideline Public Company Method of the Market Approach to support the Opinion.

The Comparable Transactions Method is another commonly used method under the Market Approach. This valuation method involves determining valuation multiples from sales of companies with financial and operating characteristics considered reasonably similar to those of the company being valued and applying representative multiples to the financial metrics of the subject company to estimate value, similar to the Guideline Public Company Method. Houlihan Capital was unable to identify a sufficiently robust set of transactions involving target companies considered reasonably similar to Baird Medical for which publicly disclosed data was available to calculate and adjust valuation multiples. Therefore, Houlihan Capital did not utilize the Comparable Transactions Method of the Market Approach in support of the Opinion.
Income Approach.   The income approach is a calculation of the present value of the future monetary benefits expected to flow to the owner of the subject asset. A commonly applied methodology under the Income Approach is the Discounted Cash Flow (“DCF”) Method. Using a DCF analysis, value is indicated from all the future cash flows attributable to the firm or asset, discounted to present value at an appropriate required rate of return. The Forecast provided to Houlihan Capital included one year of forward projections, at the end of which, Baird Medical was not projected to have reached a steady growth rate; therefore, calculating a terminal value within the DCF using a terminal growth rate would not be appropriate. Alternatively, Houlihan Capital considered an exit multiple approach to the terminal value but noted that, due to Baird Medical’s year over year growth, virtually, all of the value in the DCF would have been derived from the terminal exit multiple. Given these considerations, Houlihan Capital did not utilize the income approach in support of the Opinion.
Enterprise Value of Baird Medical Utilizing the Guideline Public Company Method
Houlihan Capital searched the universe of publicly traded companies for companies with operations that are similar to Baird Medical and identified seven reasonably similar companies. In selecting guideline public companies, Houlihan Capital searched for companies with similar business operations, size, prospects for growth, profitability, and risk. Among other things, Baird Medical’s business model, product offerings, technology, geography, market position, and growth profile make it unique such that there are no perfectly comparable companies. The comparison set relied upon by Houlihan Capital therefore includes companies that individually exhibit some of the traits of Baird Medical (including health care equipment and health care supplies companies) and collectively encapsulate most of the factors that make Baird Medical unique. The guideline public company peer group relied upon by Houlihan Capital is presented in the table below.
Baird Medical
Guideline Public Companies
Company Name	Ticker	Industry
Abbott Laboratories	NYSE:ABT	Health Care Equipment
AngioDynamics, Inc.	NasdaqGS:ANGO	Health Care Equipment
Avanos Medical, Inc.	NYSE:AVNS	Health Care Supplies
Boston Scientific Corporation	NYSE:BSX	Health Care Equipment
Medtronic plc	NYSE:MDT	Health Care Equipment
Stryker Corporation	NYSE:SYK	Health Care Equipment
Terumo Corporation	TSE:4543	Health Care Equipment
Based on a detailed analysis of the selected guideline public companies described above, Houlihan Capital considered multiples of calendar year 2024 EBITDA for its valuation. In selecting the multiples to apply to Baird Medical, Houlihan Capital reviewed the growth expectations (as reflected in the Forecast and through discussions with ExcelFin Management) and risk (as measured by required rates of return) with respect to the peer companies incorporated in Houlihan Capital’s analysis of the guideline public companies identified by Houlihan Capital.
Based on this information and other factors, Houlihan Capital used professional judgment to select multiples that Houlihan Capital believes reflect the relative comparability of Baird Medical to the guideline public companies. As of March 7, 2024, the Enterprise Value to calendar year 2024 EBITDA multiples of the guideline public companies ranged from 8.28x to 24.79x (excluding one outlier at 143.7x). Ultimately, Houlihan Capital applied Enterprise Value to calendar year 2024 EBITDA multiples of 18.0x (around the 40th percentile of guideline public companies) and 22.0x (around the 65th percentile of guideline public companies) for its valuation. Based on the analyses described above, Houlihan Capital calculated an indicated enterprise value range for Baird Medical of between $362.4 million and approximately $442.9 million.
Fairness Opinion Conclusion
Houlihan Capital concluded that, as of the date of the Opinion and based upon and subject to the assumptions, conditions and limitations set forth in the written Opinion, the Business Combination is fair to the Public Stockholders from a financial point of view.
Houlihan Capital Conflict Disclosure and Fees
Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals or affiliates, has any ownership or other beneficial interests in any party to the Business Combination Agreement or any of their affiliates and has provided no previous investment banking or consulting services to any party to the Business Combination Agreement or any of their affiliates. There is no current agreement between Houlihan Capital, its principals, or affiliates and any party to the Business Combination Agreement or any of their affiliates providing for the provision of future services by Houlihan Capital, its principals, or any of its affiliates to or for the benefit of any party to the Business Combination Agreement or any of their affiliates. Houlihan Capital was engaged on a fixed fee basis. Houlihan Capital’s fees to ExcelFin for services in connection with issuing the Opinion were $175,000.
Interests of ExcelFin’s Directors and Officers in the Business Combination
When you consider the recommendation of the Board in favor of the Proposals, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:
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If the Business Combination, or another business combination, is not consummated during the Combination Period, then ExcelFin will (i) cease all operations except for the purpose of winding up, (ii) redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

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The Sponsor (including its representatives and affiliates) and ExcelFin’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to ExcelFin’s and the Sponsor and ExcelFin’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to ExcelFin completing its initial business combination, and as result of which, the Sponsor and ExcelFin’s officers and directors may become aware of business opportunities which may be appropriate for presentation to ExcelFin, and the other entities to which they owe fiduciary or contractual duties, and may have conflicts of interests in determining to which entity a particular business opportunity should be presented (and these conflicts may include presentation to other entities prior to their presentation, if at all, to ExcelFin, and may not always be resolved in the favor of ExcelFin). ExcelFin’s Charter provides that the doctrine of corporate opportunity shall not apply to any corporate opportunity with respect to any of its directors or officers unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of ExcelFin and such opportunity is one ExcelFin is legally and contractually permitted to undertake and would otherwise be reasonable for ExcelFin to pursue and the director or officer is permitted to refer that opportunity to ExcelFin without violating any legal obligation.
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On June 30, 2023, Grand Fortune Capital (HK) Company Limited (“GFC”), an affiliate of one of the members of the Sponsor, acquired 641,371 preference shares of Baird Medical (the “Purchased Preference Shares”) previously issued to BOCI Investment Limited (“BOCI”) for an aggregate purchase price of approximately $8,712,178 (the “BOCI Purchase Price”). GFC has acquired all of the rights applicable to the Purchased Preference Shares previously granted to BOCI with respect to the Purchased Preference Shares, including the right to appoint one member of Baird Medical’s board of directors. No later than six months following the closing of the Business Combination, GFC shall tender all of the Purchased Preference Shares to Baird Medical, and Baird Medical shall issue in exchange thereto to GFC a portion of the PubCo Ordinary Shares held by Baird Medical as of such date proportional to GFC’s pro rata ownership of Baird Medical (calculated on a fully diluted and as-converted basis) as of such date. If the Business Combination does not close by the Outside Date, GFC has the right to require Baird Medical, the Key Baird Medical Shareholder or Haimei Wu, the Chairwoman and Chief Executive Officer of Baird Medical, to repurchase all or a portion of the Purchased Preference Shares at a purchase price equal to the sum of (i) the BOCI Purchase Price, (ii) the costs incurred by GFC in connection with such repurchase and (iii) an amount sufficient to guarantee GFC an agreed internal rate of return.

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The Sponsor and its affiliates’ total potential ownership in the Combined Company, assuming the exercise and conversion of all of securities following the consummation of the Business Combination, is estimated to comprise approximately 8.5% of outstanding PubCo Ordinary Shares in a no additional redemption scenario, 8.6% of outstanding PubCo Ordinary Shares in a 48.2% redemption scenario and 8.6% of outstanding PubCo Ordinary Shares in a maximum redemption scenario (see the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information).

•
The Sponsor paid an aggregate of approximately $25,000 for 5,750,000 founder shares. In connection with the shareholders meeting to extend the term of ExcelFin to October 25, 2023, ExcelFin and the Sponsor entered into non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties, pursuant to which such third parties agreed not to redeem an aggregate of 5,020,000 shares of ExcelFin Common Stock in connection with such meeting. In exchange for the foregoing commitments, the Sponsor has agreed to transfer an aggregate of 1,250,000 founder shares held by the Sponsor to such third parties immediately following consummation of an initial business combination, leaving the Sponsor beneficially owning 4,500,000 shares of ExcelFin Common Stock upon consummation of the business combination. The market value of such shares as of August 22, 2024 was approximately $49,770,000, and the value of such shares is expected to be greater than $25,000 at the time of the Business Combination. If ExcelFin does not complete an initial business combination, such shares will expire worthless. On October 25, 2023, the Sponsor, which held of record 5,750,000 founder shares (which includes 1,250,000 shares transferable to the parties to the Non-Redemption Agreements upon Closing), exercised its right to convert all of the founder shares into an equal number of shares of ExcelFin Class A Common Stock. This conversion was done to ensure that ExcelFin remained in compliance with Nasdaq’s continuing listing requirements (market value of listed securities) prior to Closing. This conversion will have no effect on the consideration to be issued to the former holders of founder shares under the Business Combination Agreement.

•
The Sponsor paid an aggregate of $11,700,000 for the 11,700,000 private placement warrants in connection with the IPO, at a price of $1.00 per warrant. In connection with the Business Combination Agreement, the Sponsor has agreed to surrender all of the private placement warrants for no additional consideration. However, the Sponsor will be issued up to 4,500,000 PubCo Ordinary Shares (including 1,350,000 Sponsor Earnout Shares) in exchange for its founder shares from which the Sponsor may recover its investment in the private placement warrants. If the Business Combination does not close, the private placement warrants will expire worthless and the Sponsor will have no means to recover its $11,700,000 investment in ExcelFin.

•
The Sponsor and each of its permitted transferees, including our officers and directors, have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares (but not public shares) held by them if ExcelFin fails to complete its initial business combination by the time required prior to ExcelFin’s liquidation in accordance with the ExcelFin Charter (which waiver was provided in connection with the IPO and without any separate consideration paid in connection with providing such waiver), and therefore if ExcelFin is unable to consummate a business combination by that time, those shares would expire worthless.

•
The Sponsor, officers and directors and their affiliates can earn a positive rate of return on their overall investment in ExcelFin and Baird Medical after the Business Combination, even if other holders of ExcelFin Class A Common Stock experience a negative rate of return, due to having purchased the founder shares, as described above, for $25,000 or approximately $0.004 per share.

•
On May 3, 2023, ExcelFin entered into an amended and restated convertible note in an aggregate principal amount of up to $1,500,000 to the Sponsor (the “Working Capital Loan”). The Working Capital Loan bears no interest and is due and payable upon the earlier of the consummation of the initial business combination or the date of the liquidation of ExcelFin. If ExcelFin does not complete a business combination, ExcelFin may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loan, but no proceeds held in the Trust Account would be used to repay this loan. The Sponsor has agreed that at the Closing of the Business Combination, all amounts outstanding under the Working Capital Loan will be converted into PubCo Ordinary Shares at a price of $10.20 per share. As of December 31, 2023 the total working capital loans outstanding were $1,296,654.

•
In summation of the foregoing, the aggregate dollar amount that the Sponsor and its affiliates risk losing if an initial business combination, including the Business Combination, is not consummated is approximately $62,791,564, as of August 22, 2024, which amount includes the current value of securities held (valued at the current price of ExcelFin Class A Common Stock and ExcelFin Public Warrants) and consists of (i) the founder shares, (ii) the private placement warrants purchased in connection with the IPO, and (iii) the Working Capital Loan.

•
As a result of the foregoing, the Sponsor and the officers and directors of ExcelFin will benefit from the completion of an initial business combination, including the Business Combination, and may be incentivized to complete an acquisition or business combination of a less favorable target company or on terms less favorable to shareholders of ExcelFin rather than liquidate.

ExcelFin’s Charter waives the corporate opportunities doctrine under Delaware law, which otherwise would require ExcelFin’s officers and directors to present relevant corporate opportunities to ExcelFin before presenting such opportunities to other entities to which they may have fiduciary or contractual obligations. Certain of ExcelFin’s officers and directors presently have, and any of them in the future may have, additional fiduciary or contractual obligations to other entities, including entities that are affiliates of the Sponsor, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he has then-current fiduciary or contractual obligations, he will honor his fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to his fiduciary duties under Delaware and applicable law. Given the substantial target universe considered by ExcelFin’s management team, which included initial contact with over 70 companies, entry into non-disclosure agreements with approximately 14 companies and proposed LOIs with approximately two companies, the Board does not believe that the other fiduciary duties or contractual obligations of its officers and directors materially affected ExcelFin’s ability to source a potential business combination. The Board considered the factors supporting, and risks and uncertainties related to, a business combination with Baird Medical as set forth above under “The Business Combination Proposal — Factors considered by the Board,” and does not believe that such other fiduciary duties or contractual obligations impacted such consideration.

Certain Engagements in Connection with the Business Combination and Related Transactions
On April 16, 2021, ExcelFin engaged Exos Securities LLC (“EXOS”) as a financial advisor. On February 23, 2023, ExcelFin engaged J.V.B. Financial Group, LLC, acting through it Cohen & Company Capital Markets division (“Cohen”), to act as its capital markets and financial advisor and as a placement agent in connection with a potential PIPE Investment. On July 18, 2023, ExcelFin engaged Roth Capital Partners, LLC (“Roth”) to serve as a capital markets advisor and as a placement agent in connection with a potential PIPE Investment. On September 7, 2023, ExcelFin engaged Haitong International Securities (USA) Inc. (“HTI-USA”) to act as a placement agent in connection with a potential PIPE Investment. On October 30, 2023, Baird Medical engaged Eddid Securities USA, Inc (“Eddid USA”) to act as a non-exclusive placement agent and Eddid Securities and Futures Limited (“Eddid HK” and, together with “Eddid USA”, “Eddid”) to act as a selling group member in connection with a potential PIPE Investment. On January 9, 2024, Baird Medical engaged Quam Securities Limited (“Quam”) to act as a non-exclusive placement agent in connection with a potential PIPE Investment. Upon the consummation of the Business Combination, each of EXOS, Cohen, Roth, HTI-USA, Quam and Eddid will be paid customary fees for the roles for which they were engaged, and will also be entitled to reimbursement for certain of their out-of-pocket expenses. In addition, EXOS will be paid deferred compensation of approximately $1.6 million arising out of ExcelFin’s IPO.
Each of EXOS, Cohen, Roth, HTI-USA, Quam and Eddid (together with their respective affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services, and they may provide investment banking and other services to Baird Medical, ExcelFin and their respective founders, officers, directors and affiliates from time to time, for which they would expect to receive compensation.
Moreover, in the ordinary course of their respective business activities, each of EXOS, Cohen, Roth, HTI-USA, Quam and Eddid (together with their respective affiliates, officers, directors and employees) may also make investment recommendations and/or publish or express independent research views in respect of various securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments, and may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Baird Medical, ExcelFin or their respective founders, officers, directors and affiliates.
Total Shares to be Issued in the Business Combination
ExcelFin’s public stockholders currently own approximately 12.7% of ExcelFin’s issued and outstanding capital stock, and the Sponsor together with our directors and officers, consisting of ExcelFin Initial Stockholders, currently own approximately 87.3% of ExcelFin’s issued and outstanding capital stock. It is anticipated that, immediately following completion of the Business Combination and if there are no additional redemptions by ExcelFin’s public stockholders (other than the redemptions of 22,166,014 shares of ExcelFin Class A Common Stock that occurred on May 1, 2023, October 20, 2023, April 25, 2024 and July 25, 2024) and assuming no holders exercise their ExcelFin Public Warrants, no Earnout Shares vest and no shares are issued pursuant to the Baird Medical Incentive Plan, ExcelFin’s existing stockholders, including ExcelFin SPAC, LLC (the “Sponsor”), will own approximately 20.7% of the outstanding PubCo Ordinary Shares, and Baird Medical and the Minority Holders will own approximately 79.3% of the outstanding PubCo Ordinary Shares. If there are redemptions by ExcelFin’s public stockholders up to the maximum level that would permit completion of the Business Combination, and likewise assuming no holders exercise none of their ExcelFin Public Warrants, no Earnout Shares vest and no shares are issued pursuant to the Baird Medical Incentive Plan, immediately following completion of the Business Combination, ExcelFin’s existing stockholders will own approximately 18.1% of PubCo Ordinary Shares and Baird Medical and the Minority Holders will own approximately 81.9% of PubCo Ordinary Shares. These percentages are calculated based on a number of assumptions (as described in this proxy statement/prospectus) and are subject to adjustment in accordance with the terms of the Business Combination Agreement. For a discussion of these assumptions, see “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal (Proposal 1) — Transaction Consideration.”
If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership in PubCo will be different. See “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” for further information.
The following table illustrates varying ownership levels of the issued and outstanding shares of PubCo, assuming varying levels of redemptions by ExcelFin’s public stockholders, excluding Baird Medical Earnout Shares (8,823,529), Sponsor Earnout Shares (1,350,000), shares issuable upon exercise of Public Warrants (11,500,000) and shares issuable following the closing under the Baird Medical Incentive Plan (10% of the shares outstanding at closing on a fully diluted basis):
	Assuming No Additional Redemptions		Assuming 48.2% Redemptions		Assuming Maximum Redemptions 96.4%
ExcelFin public stockholders(1)	833,986	3.2%	431,993	1.7%	30,000	0.1%
ExcelFin Sponsor Transferees(2)	1,250,000	4.8%	1,250,000	4.9%	1,250,000	5.0%
ExcelFin Sponsor	3,150,000	12.2%	3,150,000	12.3%	3,150,000	12.5%
ExcelFin Sponsor Loan Conversion(3)	127,123	0.5%	127,123	0.5%	127,123	0.5%
Baird Medical & Minority Holders(4)	20,588,235	79.3%	20,588,235	80.6%	20,588,235	81.9%
Total Shares at closing	25,949,344	100.00%	25,547,351	100.00%	25,145,358	100.00%

(1)
Outstanding share numbers take into account the redemptions of 22,166,014 shares of Class A Common Stock on May 1, 2023, October 20, 2023, April 25, 2024 and July 25, 2024. Closing is conditioned upon the PubCo Ordinary Shares being approved for listing on Nasdaq, which will require, among other things, PubCo having at least 300 round-lot holders, so the maximum redemption assumes at least 30,000 shares of ExcelFin Class A Common Stock remain outstanding following all redemptions.

(2)
In connection with the extension of the expiration date of ExcelFin to October 25, 2023, ExcelFin Sponsor agreed to transfer 1,250,000 founder shares upon the closing of the Business Combination to certain parties who agreed not to redeem their ExcelFin public shares in connection with that extension. As a result, at Closing the Sponsor will be issued 3,150,000 PubCo Ordinary Shares and 1,350,000 Sponsor Earnout Shares and the transferees will be issued 1,250,000 PubCo Ordinary Shares.

(3)
Assumes $1,296,654 in working capital loans outstanding at Closing are converted into PubCo Ordinary Shares at $10.20 per share. As of December 31, 2023 the total working capital loans outstanding were $1,296,654.

(4)
The number of PubCo Ordinary Shares to be held by Baird Medical in each redemption scenario includes 29,411,764 shares issued to Baird Medical on August 3, 2023 in exchange for all issued and outstanding Tycoon Shares, with 20,588,235 shares to be fully vested at closing and 8,823,529 shares to be Baird Medical Earnout Shares. In the Second Merger, 1,947,058 PubCo Ordinary Shares transferred by Baird Medical to Newco will be cancelled, and an equal number of PubCo Ordinary Shares will be issued to the Minority Holders. None of the PubCo Ordinary Shares issued to the Minority Holders in the Second Merger will be Baird Medical Earnout Shares.

The following table illustrates varying ownership levels of the issued and outstanding shares of PubCo, assuming varying levels of redemptions by ExcelFin’s public stockholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination, including any outstanding securities of PubCo:

	Assuming No Additional Redemptions		Assuming 48.2% Redemptions		Assuming Maximum Redemptions 96.4%
ExcelFin public stockholders(1)	833,986	1.6%	431,993	0.8%	30,000	0.1%
ExcelFin Sponsor Transferees(2)	1,250,000	2.4%	1,250,000	2.4%	1,250,000	2.4%
ExcelFin Sponsor	3,150,000	5.9%	3,150,000	6.0%	3,150,000	6.0%
Sponsor Earnout Shares(3)	1,350,000	2.6%	1,350,000	2.6%	1,350,000	2.6%
ExcelFin Sponsor Loan Conversion(4)	127,123	0.2%	127,123	0.2%	127,123	0.2%
Public Warrants(5)	11,500,000	21.7%	11,500,000	21.9%	11,500,000	22.1%
Baird Medical Incentive Plan(6)	5,291,430	10.0%	5,246,764	10.0%	5,202,099	10.0%
Baird Medical Earnout Shares(7)	8,823,529	16.7%	8,823,529	16.8%	8,823,529	17.0%
Baird Medical & Minority Holders(7)	20,588,235	38.9%	20,588,235	39.3%	20,588,235	39.6%
Total Shares at closing	52,914,303	100.0%	52,467,644	100.0%	52,020,986	100.0%

(1)
Outstanding share numbers take into account the redemptions of 22,166,014 shares of Class A Common Stock on May 1, 2023, October 20, 2023, April 25, 2024 and July 25, 2024. Closing is conditioned upon the PubCo Ordinary Shares being approved for listing on Nasdaq, which will require, among other things, PubCo having at least 300 round-lot holders, so the maximum redemption assumes at least 30,000 shares of ExcelFin Class A Common Stock remain outstanding following all redemptions.

(2)
In connection with the extension of the expiration date of ExcelFin to October 25, 2023, ExcelFin Sponsor agreed to transfer 1,250,000 founder shares upon the closing of the Business Combination to certain parties who agreed not to redeem their ExcelFin public shares in connection with that extension. As a result, at Closing the Sponsor will be issued 3,150,000 PubCo Ordinary Shares and 1,350,000 Sponsor Earnout Shares and the transferees will be issued 1,250,000 PubCo Ordinary Shares.

(3)
1,350,000 Sponsor Earnout Shares will vest only if within the fifth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs

(4)
Assumes $1,296,654 in working capital loans outstanding at Closing are converted into PubCo Ordinary Shares at $10.20 per share. As of December 31, 2023 the total working capital loans outstanding were $1,296,654.

(5)
Exercisable beginning 30 days following the closing of the Business Combination at $11.50 per share.

(6)
Under the Baird Medical Incentive Plan, to be approved prior to Closing, awards with respect to 10% of PubCo’s Ordinary Shares, on a fully diluted basis, may be issued.

(7)
The number of PubCo Ordinary Shares to be held by Baird Medical in each redemption scenario includes 29,411,764 shares issued to Baird Medical on August 3, 2023 in exchange for all issued and outstanding Tycoon Shares, with 20,588,235 shares to be fully vested at closing and 8,823,529 shares to be Baird Medical Earnout Shares. In the Second Merger, 1,947,058 PubCo Ordinary Shares transferred by Baird Medical to Newco will be cancelled, and an equal number of PubCo Ordinary Shares will be issued to the Minority Holders. None of the PubCo Ordinary Shares issued to the Minority Holders in the Second Merger will be Baird Medical Earnout Shares.

Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses of funds for the Business Combination assuming no additional ExcelFin stockholders exercise their redemption rights:
Sources		Uses
(in thousands)		Cash to Balance Sheet	$(4,800)
ExcelFin cash in Trust	$9,100	Transaction Fees	13,600
		Sponsor loan	300
Baird Medical Equity Rollover	210,000	Baird Medical Equity Rollover	210,000
Total Sources	$219,100	Total Uses	$219,100
The following table summarizes the sources and uses of funds for the Business Combination assuming 48.2% of ExcelFin stockholders exercise their redemption rights:
Sources		Uses
(in thousands)		Cash to Balance Sheet	$(5,100)
ExcelFin cash in Trust	$8,800	Transaction Fees	13,600
		Sponsor loan	300
Baird Medical Equity Rollover	210,000	Baird Medical Equity Rollover	210,000
Total Sources	$218,800	Total Uses	$218,800
The following table summarizes the sources and uses for funding the Business Combination assuming no public shares of Class A Common Stock remain outstanding after ExcelFin stockholders exercise their redemption rights:
Sources		Uses
(in thousands)		Cash to Balance Sheet	$(55,400)
ExcelFin cash in Trust	$8,500	Transaction Fees	13,600
		Sponsor loan	300
Baird Medical Equity Rollover	210,000	Baird Medical Equity Rollover	210,000
Total Sources	$218,500	Total Uses	$218,500
Deferred Underwriting Fees
Approximately $8,050,000 of the underwriting fee in connection with ExcelFin’s IPO was deferred and conditioned upon completion of a business combination. 80% of the deferred underwriting fees have been waived for this transaction, leaving $1,610,000 of deferred underwriting fees payable upon closing. The following table illustrates the effective deferred underwriting fee on a percentage basis for public shares at each redemption level identified below.
	Assuming No Additional Redemptions(1)	Assuming 48.2% Redemption(2)	Assuming Maximum Redemption 96.4%(3)
Unredeemed public shares of ExcelFin Class A Common Stock	833,986	431,993	30,000
Trust proceeds to PubCo	$8,957,000	$4,317,000	$322,000
Deferred Underwriting Fees	$1,610,000	$1,610,000	$1,610,000
Effective Deferred Underwriting Fees	18.1%	37.5%	502%

(1)
Outstanding share numbers take into account the redemption of 22,166,014 shares of Class A Common Stock on May 1, 2023, October 20, 2023, April 25, 2024 and July 25, 2024. Assumes that no shares of ExcelFin Class A Common Stock are redeemed. Shares are valued at $10.74 per share.

(2)
Assumes that 401,993 shares ExcelFin Class A Common Stock, or 48.2% of our public shares outstanding are redeemed.

(3)
Assumes that 803,986 shares of ExcelFin Class A Common Stock, or 96.4% of the shares outstanding are redeemed.

Satisfaction of 80% Test
It is a requirement under the Nasdaq listing requirements that any business acquired by ExcelFin have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the pre-money valuation of $300 million for Baird Medical compared to the $50.8 million held in the Trust Account on June 30, 2023, just days before the Business Combination Agreement was signed by ExcelFin, the Board determined that this requirement was met. The Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were in the best interests of ExcelFin and its stockholders and appropriately reflected Baird Medical’s value. In reaching this determination, the Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. The Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Baird Medical met this requirement.
Accounting Treatment
The Business Combination will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under this method of accounting ExcelFin will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Baird Medical expecting to have a majority of the voting power of the Combined Company, Tycoon conducting the ongoing operations of the Combined Entity, Baird Medical comprising a majority of the governing body of the Combined Company, and Baird Medical’s senior management comprising the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Baird Medical issuing stock for the net assets of ExcelFin, accompanied by a recapitalization. The net assets of ExcelFin will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Baird Medical.
Vote Required for Approval
Adoption of this proposal requires the affirmative vote of a majority of the issued and outstanding shares of ExcelFin Class A Common Stock represented in person or by proxy that are voted at the Special Meeting (by virtual attendance) and entitled to vote thereon. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.
This proposal is conditioned upon the approval of the Charter Amendments Proposal. Unless this proposal and the Charter Amendments Proposal are approved, the Business Combination will not occur.
Recommendation of Our Board
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
Interests of ExcelFin’s Directors
The existence of financial and personal interests of one or more of ExcelFin’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ExcelFin and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, ExcelFin’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of ExcelFin’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE CHARTER AMENDMENTS PROPOSAL
The following table sets forth a summary of certain principal differences between ExcelFin’s Charter and the proposed Post-Closing PubCo Governing Documents. This summary is qualified by reference to the complete text of the Post-Closing PubCo Governing Documents, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Post-Closing PubCo Governing Documents in its entirety for a more complete description of its terms.
	ExcelFin Charter	PubCo Post-Closing PubCo Governing Documents
Common Stock
The ExcelFin Charter authorizes an aggregate of 250,000,000 shares of common stock, par value $0.0001 per share, which is comprised of two classes of common stock 200,000,000 shares of Class A Common Stock and 50,000,000 of Class B Common Stock.
PubCo’s authorized share capital is US$50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 each.
Preferred Stock	The ExcelFin Charter authorizes 1,000,000 shares of ExcelFin Preferred Stock.	The authorized share capital of PubCo consists of ordinary shares.
Number of Directors
The ExcelFin Charter is silent on the number of directors, and the number of directors of ExcelFin, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board. The Board of directors is divided into two classes of directors, as nearly equal as possible, with each class being elected to a staggered two-year term. Directors serve until their successors are elected and qualified or until their earlier death, resignation, retirement, disqualification or removal.

Subject to any changes to the authorized number of directors in accordance with the Post-Closing PubCo Governing Documents, the board of directors of PubCo shall initially consist of up to seven directors, who shall be appointed to the board as follows:
(a)
one of which (the “Sponsor Director”) shall be appointed by the Sponsor by written notice to PubCo (without further resolutions of the board or shareholders) provided, that the right of Sponsor to appoint the Sponsor Director shall terminate on the date Sponsor ceases to beneficially own at least 25% of the shares held by Sponsor as of the closing date of the Business Combination Agreement.

ExcelFin Charter	PubCo Post-Closing PubCo Governing Documents

(b)
four of which (collectively, the “Baird Directors”) shall be appointed by Baird Medical (or its affiliates) by written notice to PubCo (without further resolutions of the board or shareholders) provided, that the number of Baird Directors that Baird Medical shall be entitled to appoint shall increase or decrease, as applicable, in proportion to the number of shares beneficially owned by Baird Medical (and its affiliates) divided by the total number of shares issued and outstanding, rounded down to the nearest whole number of directors;

(c) two of which shall be nominated and elected in accordance with the terms of the Post-Closing PubCo Governing Documents.

Subject to the above, PubCo may by ordinary resolution of shareholders elect any person to be a director either to fill a casual vacancy or as an addition to the existing board; and the directors of PubCo shall have the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the board or as an addition to the existing board subject to compliance with director nomination procedures required under the rules and regulations of Nasdaq, the SEC and/or any other competent regulatory authority as long as shares are listed on Nasdaq, unless the board resolves to follow any available exceptions or exemptions.

ExcelFin Charter	PubCo Post-Closing PubCo Governing Documents

Under the Post-Closing PubCo Governing Documents, a director (other than the Sponsor Director and any of the Baird Directors) may be removed by way of an ordinary resolution of shareholders at any time before the expiration of his period of office. The Sponsor Director may be removed by the Sponsor and the Baird Directors may be removed by Baird Medical (or its affiliates), in each case, by written notice to PubCo. A vacancy on the board created by the removal of a director pursuant to the above may be filled by the election or appointment by ordinary resolution of shareholders at the meeting at which such director is removed or by the affirmative vote of a simple majority of the remaining directors provided, that in the case of the removal of the Sponsor Director or any of the Baird Directors, the Sponsor and/or Baird Medical (or its affiliates) shall solely be entitled to appoint another person as the Sponsor Director or the Baird Director.

Under the Post-Closing PubCo Governing Documents, the number of directors to be appointed to the board may only be increased or decreased upon the mutual written agreement of Baird Medical and the Sponsor; provided, that no reduction in the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Under the Post-Closing PubCo Governing Documents, for so long as the shares of PubCo are listed on Nasdaq, the directors shall include such number of independent directors as applicable law, rules or regulations or Nasdaq require, unless the directors resolve to follow any available exceptions or exemptions.

	ExcelFin Charter	PubCo Post-Closing PubCo Governing Documents
Stockholder Actions	Holders of ExcelFin Class A Common Stock may not act by written consent in lieu of a meeting, on the other hand, holders of ExcelFin Class B Common Stock may take action by written consent.
The Post-Closing PubCo Governing Documents provide that any action required or permitted to be taken at any general meetings may be taken upon the vote of shareholders at a general meeting duly noticed and convened in accordance with the Post-Closing PubCo Governing Documents or by way of written consent of the shareholders without a meeting.

Provisions Specific to a Blank Check Company	The ExcelFin Charter sets forth various provisions related to its operations as a blank check company prior to the consummation of an initial business combination.	PubCo is not a blank check company and the Post-Closing PubCo Governing Documents do not contain provisions applicable only to blank check companies.
Each of the amendments above is referred to as a “Charter Amendment” and collectively, the “Charter Amendments.” These consist of the following separable proposals:
Charter Amendment Proposal A — To provide for a single class of shares in the share capital of PubCo and a greater number of authorized PubCo Ordinary Shares than the ExcelFin Charter authorized.
Reasons for the Charter Amendments
Common Stock
The principal purpose of this Charter Amendment is to authorize a single class of shares in the share capital of PubCo and a greater number of authorized PubCo Ordinary Shares than the ExcelFin Charter authorized. The greater number of authorized PubCo Ordinary Shares will be used to issue shares pursuant to the Business Combination Agreement, to the employees, directors, and consultants of PubCo and its subsidiaries under any incentive plan adopted, each as proposed to be adopted by PubCo in connection with the Business Combination, and for general corporate purposes. Additionally, the Board believes that it is important for the Combined Entity to have available for issuance a number of authorized PubCo Ordinary Shares sufficient to support the growth of the Combined Entity and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The Board also believes that a single class of shares provides a cleaner capital structure and suits the Combined Entity’s requirements following the consummation of the Business Combination.
Notwithstanding the foregoing, authorized but unissued PubCo Ordinary Shares may enable the Combined Entity’s board of directors to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may adversely affect the market price of the PubCo Ordinary Shares. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity’s board of directors were to determine that a takeover proposal was not in the best interests of the Combined Entity, such shares could be issued by the board of directors without shareholders’ approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable the Combined Entity to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. PubCo currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Vote Required for Approval
This Charter Amendments Proposal will be approved in its entirety only if the holders of a majority of the issued and outstanding shares of ExcelFin Class A Common Stock vote “FOR” each of the Charter Amendments. Failure to vote by proxy or to vote in person at the Special Meeting (by virtual attendance) or an abstention from voting will have the same effect as a vote “AGAINST” the Charter Amendments Proposal.
The approval of the Charter Amendments Proposal, is conditioned on the approval of the Business Combination Proposal at the Special Meeting.
Recommendation of Our Board
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF EACH OF THE CHARTER AMENDMENTS IN THE CHARTER AMENDMENTS PROPOSAL.
Interests of ExcelFin’s Directors
The existence of financial and personal interests of one or more of ExcelFin’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ExcelFin and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, ExcelFin’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of ExcelFin’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ADVISORY CHARTER AMENDMENT PROPOSAL
Overview
In connection with the Business Combination, ExcelFin is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Post-Closing PubCo Governing Documents. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendments Proposal but, pursuant to SEC guidance, ExcelFin is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on ExcelFin or the Board (separate and apart from the approval of the Charter Proposal). In the judgment of the Board, these provisions are necessary to adequately address the needs of PubCo. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Amendment Proposal (separate and apart from approval of the Charter Amendments Proposal).
ExcelFin stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Post-Closing PubCo Governing Documents and the existing ExcelFin Charter, which are being presented in accordance with the requirements of the SEC as a separate sub-proposal (the “Advisory Charter Amendment Proposal”):
Advisory Charter Amendment Proposal A — To provide for a single class of shares in the share capital of PubCo and a greater number of authorized PubCo Ordinary Shares than the ExcelFin Charter authorized.
Reasons for the Advisory Charter Amendments
Advisory Charter Amendment Proposal A
The principal purpose of this Charter Amendment is to authorize a single class of shares in the share capital of PubCo and a greater number of authorized PubCo Ordinary Shares than the ExcelFin Charter authorized. The greater number of authorized PubCo Ordinary Shares will be used to issue shares pursuant to the Business Combination Agreement, to the employees, directors, and consultants of PubCo and its subsidiaries under any incentive plan adopted, each as proposed to be adopted by PubCo in connection with the Business Combination, and for general corporate purposes. Additionally, the Board believes that it is important for the Combined Entity to have available for issuance a number of authorized PubCo Ordinary Shares sufficient to support the growth of the Combined Entity and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The Board also believes that a single class of ordinary shares provides a cleaner capital structure and suits the Combined Entity’s requirements following the consummation of the Business Combination.
Notwithstanding the foregoing, authorized but unissued shares of PubCo Ordinary Shares may enable the Combined Entity’s board of directors to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may negatively impact the market price of the PubCo Ordinary Shares. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity’s board of directors were to determine that a takeover proposal was not in the best interests of Combined Entity, such shares could be issued by the board of directors without shareholders’ approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Combined Entity to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. PubCo currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Vote Required for Approval
The Advisory Charter Amendment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (by virtual attendance). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.
The approval and adoption of the Advisory Charter Amendment Proposal is non-binding and not conditioned on any other Proposal at the Special Meeting.
Recommendation of Our Board
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF EACH OF THE ADVISORY CHARTER AMENDMENTS IN THE ADVISORY CHARTER AMENDMENTS PROPOSAL.
Interests of ExcelFin’s Directors
The existence of financial and personal interests of one or more of ExcelFin’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ExcelFin and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. In addition, ExcelFin’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of ExcelFin’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that, at the time of the Special Meeting, ExcelFin is unable to consummate the Business Combination for any reason.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented at the Meeting and is not approved by the stockholders of ExcelFin, the Board may not be able to adjourn the Meeting to a later date in the event, based on the tabulated votes, that there are not sufficient votes at the time of the Meeting to approve the Business Combination Proposal and the Charter Amendments Proposal. In such event, the Business Combination may not be completed.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, that the adjournment of the meeting to a later date or dates, if necessary, be determined by the chairman of the meeting to permit further solicitation and vote of proxies if it is determined by the Board that more time is necessary or appropriate to approve one or more Proposals at the meeting be adopted and approved in all respects.”
Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.
Required Vote
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Special Meeting (by virtual attendance). An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Special Meeting. A broker non-vote will neither be counted towards the quorum requirement (as the Proposals we believe will be considered as non-discretionary) nor count as a vote cast in the Special Meeting.
The approval and adoption of the Adjournment Proposal is not a condition for nor conditioned on the approval of any other Proposal at the Special Meeting.
Recommendation of Our Board
IF THE ADJOURNMENT RESOLUTION IS PRESENTED TO OUR STOCKHOLDERS, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
Interests of ExcelFin’s Directors
The existence of financial and personal interests of one or more of ExcelFin’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of ExcelFin and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Proposals. In addition, ExcelFin’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Business Combination Proposal — Interests of ExcelFin’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus is a part, the statements of law and legal conclusions set forth below represent the opinion of Allen Overy Shearman Sterling US LLP.
Subject to the limitations and qualifications set forth herein, the following is a summary of the material U.S. federal income tax consequences to beneficial owners of ExcelFin Class A Common Stock (which in this section we refer to as “Common Stock”) and ExcelFin Public Warrants (collectively, “ExcelFin Securities”) with respect to (i) an election by the holders of shares of Common Stock to have ExcelFin redeem such shares for cash, (ii) the First Merger and (iii) the post-Business Combination ownership and disposition of PubCo Ordinary Shares and PubCo Warrants (collectively, “PubCo Securities”) acquired pursuant to the First Merger. This summary applies only to holders of ExcelFin Securities that hold their ExcelFin Securities as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary is general in nature and does not constitute tax advice. This summary does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder of ExcelFin Securities in light of such holder’s individual circumstances or status, nor does it address tax consequences applicable to holders of ExcelFin Securities subject to special rules, such as:
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the Sponsor or any direct or indirect member thereof;

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dealers in securities or foreign currency;

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persons who purchase PubCo Securities as part of the potential PIPE Investment;

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broker-dealers;

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traders in securities that elect to use a mark-to-market method of accounting;

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tax-exempt organizations;

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financial institutions, banks or trusts;

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mutual funds;

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life insurance companies, real estate investment trusts and regulated investment companies;

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holders that actually or constructively own 10% or more of ExcelFin’s voting stock;

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holders that hold ExcelFin Securities or PubCo Securities as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

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holders that have a functional currency other than the U.S. dollar;

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holders that received ExcelFin Securities or PubCo Securities through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

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U.S. expatriates;

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controlled foreign corporations;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to Common Stock being taken into account in an applicable financial statement;

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passive foreign investment companies; or

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pass-through entities or investors in pass-through entities.

This summary is based on the Code, applicable Treasury regulations thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this proxy statement/prospectus, and all of which may change, possibly with retroactive effect. Any such change could impact the conclusions discussed below. This summary does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.
ExcelFin has not and does not intend to seek any rulings from the IRS regarding the subjects addressed in this summary. There can be no assurance that the IRS will not take positions inconsistent with the consequences discussed below or that any such positions would not be sustained by a court. Neither ExcelFin’s nor Baird Medical’s counsel will provide an opinion as to whether the Business Combination will qualify for the treatment described herein.
If a partnership (or any entity or arrangement characterized as a partnership for U.S. federal income tax purposes) holds ExcelFin Securities or PubCo Securities, the tax treatment of such partnership and any person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold ExcelFin Securities or PubCo Securities and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences to them of an exercise of redemption rights or the Business Combination.
Subject to the limitations and qualifications set forth herein, the Second Merger is not expected to give rise to U.S. federal income tax consequences to the beneficial owners of ExcelFin Securities or impact the following summary of the material U.S. federal income tax consequences.
ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF AN EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION AND OTHER EVENTS DESCRIBED BELOW, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
U.S. Holders
For purposes of this summary, a U.S. holder means a beneficial owner of ExcelFin Securities or PubCo Securities that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state therein or the District of Columbia;

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an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust (i) that is subject to the primary supervision of a court within the United States and all substantial decisions of which are controlled by one or more U.S. persons or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

U.S. Federal Income Tax Treatment of PubCo
Tax Residence of PubCo for U.S. Federal Income Tax Purposes
Although PubCo is incorporated and tax resident in the Cayman Islands, following the closing of the First Merger the IRS may assert that it should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation if it is created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia. Because PubCo is not so created or organized (but is instead incorporated only in the Cayman Islands), it would generally be classified as a foreign corporation (that is, a corporation other than a U.S. “domestic” corporation) under these rules. Section 7874 of the Code provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance and significant uncertainties as to their application.
Under Section 7874 of the Code, a corporation created or organized outside the U.S. (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80% of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of creation or organization relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets, and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, incurred, located, and derived, respectively, in the country in which the foreign acquiring corporation is created or organized. The Section 7874 Treasury regulations further provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Section 7874 of the Code that are made as part of a plan or made over a 36-month period, making it more likely that Section 7874 of the Code will apply to a foreign acquiring corporation.
PubCo will indirectly acquire substantially all of the assets of ExcelFin through the First Merger. As a result, Section 7874 of the Code potentially could apply to cause PubCo to be treated as a U.S. corporation for U.S. federal income tax purposes following the First Merger depending on whether the Section 7874 Percentage equals or exceeds 80%, subject to the applicability of the Substantial Business Activities Exception.
Based upon the terms of the First Merger, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 of the Treasury regulations, and certain factual assumptions, ExcelFin and PubCo currently expect that the Section 7874 Percentage of ExcelFin stockholders in PubCo should be less than 80% after the First Merger. Accordingly, PubCo is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex, is subject to detailed regulations (the application of which is uncertain in various respects and could be impacted by changes in U.S. tax laws and regulations with possible retroactive effect), and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 80% must be finally determined after completion of the First Merger, by which time there could be adverse changes to the relevant facts and circumstances. Accordingly, there can be no assurance that the IRS will not challenge the status of PubCo as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court. Neither ExcelFin’s nor Baird Medical’s counsel will provide an opinion as to the application of Section 7874 of the Code to the First Merger.
If the IRS were to successfully challenge PubCo’s status as a foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code, PubCo and certain PubCo shareholders could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on PubCo and future withholding taxes on certain PubCo shareholders. In particular, holders of PubCo Securities would be treated as holders of stock and warrants, as the case may be, of a U.S. corporation.
The remainder of this discussion assumes that PubCo will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.
Utilization of ExcelFin’s Tax Attributes and Certain Other Adverse Tax Consequences to PubCo and PubCo’s Shareholders.
Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Section 7874 of the Code. Specifically, Section 7874 of the Code can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.
Based upon the terms of the First Merger, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Treasury regulations, and certain factual assumptions, ExcelFin and PubCo currently expect that the Section 7874 Percentage should be less than 60% after the First Merger. Accordingly, the limitations and other rules described above are not expected to apply to PubCo or ExcelFin after the First Merger.

If the Section 7874 Percentage applicable to the First Merger is at least 60% but less than 80%, PubCo and certain of PubCo’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates, and the requirement that any U.S. corporation owned by PubCo include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation at a rate of 20%. Finally, ExcelFin (or related U.S. corporations) would be subject to an excise tax of 1% of the fair market value of stock redeemed by PubCo under Section 4501 of the Code. Although the availability of tax attributes to offset “inversion gain” is limited, as a blank check company whose assets are primarily comprised of cash and cash equivalents, it is not expected that ExcelFin will have a significant amount of inversion gain as a result of the First Merger. However, no assurances can be given that inversion gain will not arise in the 10-year period following the transaction.
The determination that the Section 7874 Percentage should be less than 60% after the First Merger is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in tax laws and regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 60% must be finally determined after completion of the First Merger, by which time there could be adverse changes to the relevant facts and circumstances. Accordingly, there can be no assurance that the IRS will not challenge whether PubCo is subject to the above rules or that such a challenge would not be sustained by a court. Neither ExcelFin’s nor Baird Medical’s counsel will provide an opinion as to the application of Section 7874 of the Code to the First Merger. If the IRS successfully applied these rules to PubCo, significant adverse tax consequences could result for PubCo and for certain PubCo shareholders, including a higher effective corporate tax rate on PubCo U.S. holders.
Redemption of Shares of Common Stock
If the Business Combination takes place in connection with a redemption of Common Stock, the U.S. federal income tax consequences to a U.S. holder that exercises its redemption rights to receive cash from the Trust Account (which we refer to in this section also as the “Trust Account”) in exchange for all or a portion of its shares of Common Stock will generally depend on whether such redemption is treated as a sale or exchange of Common Stock under Section 302(a) of the Code. Whether the redemption qualifies as a sale or exchange of the shares of Common Stock or is treated as a distribution with respect to the shares of Common Stock will depend on the total amount of Common Stock treated as held by the U.S. holder (including any shares constructively owned by the U.S. holder, as discussed below) relative to all of Common Stock outstanding both before and after the redemption (including any shares of Common Stock owned by PubCo after the Business Combination). The redemption of shares of Common Stock will generally be treated as a sale or exchange (rather than as a distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in ExcelFin or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. holder generally should take into account not only shares actually owned by such U.S. holder, but also shares of Common Stock constructively owned by it through PubCo. A U.S. holder may constructively own, in addition to shares owned directly, shares owned by certain family members of such U.S. holder (in the case of an individual) and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder (if not an individual), as well as any shares the U.S. holder has a right to acquire by exercise of an option, which would generally include shares of Common Stock or PubCo Ordinary Shares, which could be acquired pursuant to the exercise of the ExcelFin Public Warrants or PubCo Warrants, respectively.
There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of Common Stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of Common Stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the

U.S. holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. holder immediately prior to the redemption (for this purpose, the shares outstanding after the redemption should take into account shares issued by PubCo in the Business Combination). Prior to the Business Combination, Ordinary Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. A redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in ExcelFin. Whether a redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in ExcelFin will depend on such holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its tax advisors as to the tax consequences of a redemption.
If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the amount of cash and the fair market value of any property received and (ii) the U.S. holder’s adjusted tax basis in the shares of Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. Any such capital gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such Common Stock exceeds one year. It is unclear, however, whether the redemption rights of a U.S. holder with respect to the Common Stock may suspend the running of the applicable holding period for this purpose. If the running of the holding period is suspended, then non-corporate U.S. holders may not be able to satisfy the one year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the Common Stock would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in such holder’s shares of Common Stock generally will equal the cost of such shares. A U.S. holder that purchased ExcelFin Units would have been required to allocate the cost of such units between the shares of Common Stock and the ExcelFin Public Warrants comprising the units based on their relative fair market values at the time of the purchase.
If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits of ExcelFin, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, to the basis of stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed. Dividends deemed paid by ExcelFin to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends deemed paid by ExcelFin to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the rates accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.
The First Merger
The surrender by a U.S. holder of the shares of Common Stock in exchange for the PubCo Ordinary Shares pursuant to the First Merger is expected to qualify as a tax-free non-recognition transaction pursuant to Section 351(a) of the Code. As such, provided that the Business Combination qualifies as an exchange pursuant to Section  351(a), a U.S. holder that exchanges its Common Stock in the First Merger for PubCo Ordinary Shares generally will not recognize any gain or loss on such exchange. However, the provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond our control. Accordingly, there can be no assurance that the IRS will not take the position that Section 351 of the Code does not apply to the Business Combination or that a court will not agree with such a position of the IRS in the event of litigation. Neither ExcelFin’s nor Baird Medical’s counsel will provide an opinion as to whether the Business Combination will qualify as part of an exchange described in Section 351 of the Code.
If, as is expected, the Business Combination qualifies as an exchange pursuant to Section 351(a), then a U.S. holder that exchanges its Common Stock in the First Merger for PubCo Ordinary Shares generally will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the PubCo Ordinary Shares received by a U.S. holder in the First Merger should be equal to the aggregate adjusted tax basis of the shares of Common Stock surrendered by such U.S. holder in the First Merger. In addition, the holding period of such PubCo Ordinary Shares should include the period during which the shares of Common Stock, surrendered in the First Merger, were held by such U.S. holder, although the running of the holding period for the shares of Common Stock may be suspended as a result of any redemption rights with respect thereto.
In the event that the Business Combination does not qualify as a non-recognition transaction pursuant to Section 351 of the Code, the First Merger generally will be treated as a taxable sale or exchange of Common Stock by U.S. holders in exchange for PubCo Ordinary Shares. In such case, subject to the discussion of backup withholding below, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in its shares of Common Stock. Any such capital gain or loss generally will be long term capital gain or loss if the U.S. holder’s holding period in the shares of Common Stock exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at preferential rates. The deductibility of capital losses realized by a U.S. holder on a taxable sale or exchange of Common Stock is subject to certain limitations.
Generally the amount of gain or loss recognized by a U.S. holder on a taxable sale or exchange of Common Stock pursuant to the First Merger will be an amount equal to the difference between (i) the fair market value of the PubCo Ordinary Shares received by the U.S. Holder in the First Merger and (ii) the U.S. holder’s adjusted tax basis in Common Stock surrendered thereof. A U.S. holder’s adjusted tax basis in the shares of Common Stock generally will equal the U.S. holder’s acquisition cost of such shares, reduced by any prior distributions with respect to such shares treated as a return of basis.
The appropriate U.S. federal income tax treatment of the disposition of ExcelFin Public Warrants in exchange for PubCo Warrants in connection with the First Merger is uncertain. It is possible that a U.S. holder of ExcelFin Public Warrants could be treated as exchanging such ExcelFin Public Warrants for “new” warrants. If so treated, a U.S. holder could be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the PubCo Warrants held by such U.S. holder immediately following the First Merger and the adjusted tax basis of the ExcelFin Public Warrants held by such U.S. holder immediately prior to the First Merger. Alternatively, it is also possible that a U.S. holder of ExcelFin Public Warrants could be treated as transferring its ExcelFin Public Warrants and shares of ExcelFin Class A Common Stock to PubCo for PubCo Warrants and PubCo Ordinary Shares in an exchange governed only by Section 351 of the Code. If so treated, a U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the PubCo Warrants treated as received by such holder and the PubCo Ordinary Shares received by such holder over (y) such holder’s aggregate adjusted tax basis in the ExcelFin Public Warrants and ExcelFin Class A Common Stock treated as having been exchanged therefor) and (ii) the fair market value of the PubCo Warrants treated as having been received by such holder in such exchange. In either case, unless the First Merger qualifies as a “reorganization” under Section 368 of the Code then such transfer would not be eligible for nonrecognition. The requirements for qualification of the First Merger as a “reorganization” under Section 368 of the Code are more stringent in certain respects than the requirements for qualification as an exchange under Section 351 of the Code. ExcelFin and PubCo take no position as to whether the exchange of ExcelFin Public Warrants for PubCo Warrants qualifies as part of a “reorganization”

within the meaning of Section 368 of the Code. U.S. holders of ExcelFin Public Warrants are urged to consult with their tax advisors regarding the treatment of their ExcelFin Public Warrants in connection with the Business Combination and whether the exchange of ExcelFin Public Warrants for PubCo Warrants qualifies as part of a “reorganization” within the meaning of Section 368 of the Code.
No ruling was obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination, including the tax consequences described herein, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS with respect to conclusions expressed herein in the event of litigation.
Section 367(a)
Section 367(a) of the Code and the Treasury regulations promulgated thereunder generally require a U.S. holder of stock in a U.S. corporation to recognize gain (but not loss) when such stock is exchanged for stock of a non-U.S. corporation in an exchange that would otherwise qualify for nonrecognition treatment, unless certain conditions are met. U.S. holders of Common Stock will be deemed to transfer shares of such stock to PubCo in exchange for PubCo Ordinary Shares, and Section 367(a) would require gain (but not loss) recognition by such stockholders unless each of the following conditions is met: (i) the U.S. corporation complies with certain reporting requirements; (ii) no more than 50% of both the total voting power and the total value of the stock of PubCo is received in the exchange, in the aggregate, by “U.S. transferors” (as defined in the Treasury regulations), computed by taking into account direct, indirect and constructive ownership; (iii) no more than 50% of each of the total voting power and the total value of the stock of PubCo is owned, in the aggregate, immediately after the exchange by “U.S. persons” (as defined in the Treasury regulations) that are officers, directors or “five-percent target shareholders” of ExcelFin (as defined in the Treasury regulations), computed by taking into account direct, indirect and constructive ownership; (iv) either (A) the U.S. holder is not a “five-percent transferee shareholder” of PubCo (as defined in the Treasury regulations) or (B) the U.S. holder is a “five-percent transferee shareholder” of PubCo and enters into an agreement with the IRS to recognize gain on the transferred Common Stock under certain circumstances; and (v) the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3) is satisfied. The active trade or business test generally requires (A) PubCo or any qualified subsidiary of PubCo to be engaged in an “active trade or business” outside of the United States for the 36-month period immediately before the transfer and neither the transferors nor PubCo to have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of PubCo to be at least equal to the fair market value of ExcelFin, as specifically determined for purposes of Section 367 of the Code, at the time of the transfer.
It is currently expected that conditions (i), (ii), (iii) and (v) above will be met, but the application of such rules is complex and depends on factors that cannot be determined until the closing of the First Merger. As such, neither ExcelFin’s nor Baird Medical’s counsel will provide an opinion as to whether the First Merger will or will not be subject to Section 367(a) of the Code. PubCo expects, but can provide no assurances, that Section 367(a) of the Code will not apply with respect to the exchange of Common Stock for PubCo Ordinary Shares (subject to entry into gain recognition agreements by any “five-percent transferee shareholder” of PubCo required to enter into such an agreement to preserve tax- free treatment under Section 367 of the Code). U.S. holders are cautioned that the potential application of Section 367(a) of the Code to the First Merger is complex and depends on factors that cannot be determined until the closing of the First Merger and upon the interpretation of legal authorities and facts relating to the Business Combination. U.S. holders should consult with their own tax advisors regarding the potential application of Section 367(a) of the Code in their particular situation.
To the extent that a U.S. holder of Common Stock is required to recognize gain under Section 367(a) for any of the foregoing reasons, such U.S. holder would recognize gain, if any, in the First Merger in an amount equal to the excess of (i) the sum of the fair market value of the PubCo Ordinary Shares (and, if such holder’s ExcelFin Public Warrants convert to PubCo Warrants, the fair market value of the PubCo Warrants) received by such holder, over (ii) such holder’s adjusted tax basis in the Common Stock (and ExcelFin Public Warrants, if any) exchanged therefor. Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. holder’s holding period for the Common Stock (and ExcelFin Public Warrants, if any) exceeds one year at the time of the First Merger.

Reporting Requirements
A U.S. holder may be required to file an IRS Form 926 to report a transfer or deemed transfer of property to PubCo. In addition, if the various exchanges described above qualify as a non-recognition transaction pursuant to Section 351(a) of the Code, each “significant transferor” must include a statement on or with such transferor’s U.S. federal income tax return for the taxable year of the First Merger. For this purpose, a significant transferor is generally a person that transferred property to a corporation and received stock of the transferee corporation if, immediately after the exchange, such person (i) owns at least five percent (5%) (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is publicly traded, or (ii) owns at least one percent (1%) (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is not publicly traded. It is expected that PubCo Ordinary Shares will be publicly traded for this purpose.
Taxation of Distributions on PubCo Ordinary Shares
After the Business Combination, PubCo may make distributions with respect to its stock. Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. holder generally will be required to include in gross income as dividends the amount of any distribution (except certain distributions of common stock or warrants to acquire common stock) paid on the PubCo Ordinary Shares. A distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of PubCo’s current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because PubCo does not maintain, nor is it required to maintain, calculations of its earnings and profits under U.S. federal income tax principles, it is expected that any distributions generally will be reported to U.S. holders as dividends. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. Dividends paid to a non-corporate U.S. holder generally will constitute “qualified dividend income” within the meaning of Section 1(h)(11) of the Code if the PubCo Ordinary Shares are readily tradable on an established securities market in the United States, and, provided certain requirements are met, such dividend will be subject to tax at the maximum tax rate afforded to long-term capital gains. The PubCo Ordinary Shares will generally be considered to be readily tradable on an established securities market in the United States if they are listed on NASDAQ, which we anticipate the PubCo Ordinary Shares will be. Therefore, subject to the discussion below under “— Passive Foreign Investment Company Rules” and the discussion above under “— Utilization of ExcelFin’s Tax Attributes and Certain Other Adverse Tax Consequences to PubCo and PubCo’s Shareholders,” if the PubCo Ordinary Shares are readily tradable on an established securities market in the United States, dividends paid on PubCo Ordinary Shares will generally be “qualified dividend income” in the hands of non-corporate U.S. Holders, provided that certain conditions are met.
Non-corporate U.S. holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividend income. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.
In the event that PubCo is deemed to be a PRC resident enterprise under the EIT Law, a U.S. holder may be subject to PRC withholding taxes on dividends paid on PubCo Ordinary Shares. Depending on the U.S. holder’s particular facts and circumstances and subject to a number of complex conditions and limitations, PRC withholding taxes on dividends that are non-refundable under the Agreement Between the Government of The United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income (the “Treaty”) may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability. Pursuant to recently issued Treasury regulations, however, if a U.S. holder is not eligible for the benefits of the Treaty or does not elect to apply the Treaty, then such holder may not be able to claim a foreign tax credit arising from any PRC withholding taxes on dividends paid on PubCo Ordinary Shares. The rules regarding foreign tax credits and deduction of foreign taxes are complex. U.S. holders should consult their tax advisors regarding the availability of a foreign tax credit or deduction in light of their particular circumstances, including their eligibility for benefits under the Treaty, and the potential impact of the recently issued Treasury regulations.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Securities
After the Business Combination, U.S. holders of PubCo Securities may sell or dispose of their PubCo Securities. Subject to the discussion below under “— Passive Foreign Investment Company Rules,” upon a sale or other taxable disposition of PubCo Securities, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the security.
Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in the PubCo Security exceeds one year. It is unclear, however, whether the redemption rights with respect to the shares of Common Stock described in this proxy statement/prospectus may suspend the running of the applicable holding period with respect to the shares of Common Stock for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses realized by a U.S. holder on a sale or other taxable disposition of PubCo Securities is subject to certain limitations.
Generally, the amount of gain or loss recognized by a U.S. holder on a sale or other taxable disposition of the PubCo Securities is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such sale or disposition and (ii) the U.S. holder’s adjusted tax basis in the applicable PubCo Securities so sold or disposed. A U.S. holder’s adjusted tax basis in the PubCo Securities generally will equal the U.S. holder’s acquisition cost of such shares, subject to the discussion in “— U.S. Holders — The First Merger” above. See “— Exercise, Lapse or Redemption of a PubCo Warrant” below for a discussion regarding a U.S. holder’s basis in PubCo Warrants acquired pursuant to the exercise of a warrant.
If PubCo is deemed to be a PRC resident enterprise under the EIT Law, gains from the disposition of PubCo Securities may be subject to PRC income tax. Such gains will generally be U.S. source gains for U.S. foreign tax credit purposes. If a U.S. holder is eligible for the benefits of the Treaty, such holder may be able to elect to treat such gain as PRC source income under the Treaty. Pursuant to recently issued Treasury regulations, however, if a U.S. holder is not eligible for the benefits of the Treaty or does not elect to apply the Treaty, then such holder may not be able to claim a foreign tax credit arising from any PRC tax imposed on the disposition of PubCo Securities. The rules regarding foreign tax credits and deduction of foreign taxes are complex. U.S. holders should consult their tax advisors regarding the availability of a foreign tax credit or deduction in light of their particular circumstances, including their eligibility for benefits under the Treaty, and the potential impact of the recently issued Treasury regulations.
Exercise, Lapse or Redemption of a PubCo Warrant
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” and except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of a PubCo Ordinary Share on the exercise of a warrant for cash. A U.S. holder’s tax basis in a PubCo Ordinary Share received upon exercise of the PubCo Warrant generally will equal the sum of the U.S. holder’s tax basis in the PubCo Warrant and the exercise price. It is unclear whether a U.S. holder’s holding period for the PubCo Ordinary Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period will not include the period during which the U.S. holder held the PubCo Warrant. If a PubCo Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant. Such loss will be long-term if the PubCo Warrant has been held for more than one year.
The tax consequences of a cashless exercise of a warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s tax basis in the PubCo Ordinary Share received generally would equal the U.S. holder’s tax basis in the PubCo Warrants exchanged therefor. If the cashless exercise were not a realization event, it is unclear whether a U.S. holder’s holding period for the PubCo Ordinary Share will commence on the date of exercise of the PubCo Warrant or the day following the date of exercise of the PubCo Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo Ordinary Share would include the holding period of the PubCo Warrant.

However, if the cashless exercise of a PubCo Warrant were instead to be characterized for U.S. federal income tax purposes as an exercise of the PubCo Warrant, such exercise could be characterized as either a realization event that is not a recapitalization or as not a realization event (as discussed in the immediately preceding paragraph). If treated as a realization event that is not a recapitalization, such a cashless exercise could be treated in whole or in part as a taxable exchange in which gain or loss would be recognized. For example, a portion of the PubCo Warrant to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in payment of the exercise price of the remaining portion of such warrants, which would be deemed to be exercised. For this purpose, a U.S. holder would be deemed to have surrendered a number of PubCo Warrants having an aggregate value equal to the exercise price of the number of PubCo Warrants deemed exercised. Subject to the PFIC rules discussed below, the U.S. holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the exercise price of the PubCo Warrants deemed exercised and (ii) the U.S. holder’s tax basis in the PubCo Warrants deemed surrendered. In such case, a U.S. holder’s tax basis in the PubCo Warrants received would generally equal the sum of the U.S. holder’s tax basis in the PubCo Warrants deemed exercised and the exercise price of the PubCo Warrants deemed exercised. It is unclear whether a U.S. Holder’s holding period for the PubCo Warrants would commence on the date of exercise of the PubCo Warrants or on the immediately following date. In either case, the holding period would not include the period during which the U.S. Holder held the PubCo Warrants. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisers regarding the tax consequences of a cashless exercise.
Subject to the PFIC rules described below, if PubCo Warrants are redeemed for cash pursuant to the redemption provisions described in the prospectus accompanying the ExcelFin IPO or if PubCo Warrants are purchased in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Securities.” While not free from doubt, the treatment of the exercise of a PubCo Warrant occurring after our giving notice of an intention to redeem such warrant for $0.01, as described in the prospectus accompanying the ExcelFin IPO, should be characterized as an exercise of the PubCo Warrant for U.S. federal income tax purposes. If that is the case, then the tax treatment of such exercise would be as described above.
Possible Constructive Distributions
The terms of each PubCo Warrant provide for an adjustment to the number of PubCo Ordinary Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. U.S. holders of warrants would, however, be treated as receiving a constructive distribution from PubCo if, for example, the adjustment increases a PubCo Warrantholder’s proportionate interest in PubCo’s assets or earnings and profits (e.g., through an increase in the number of PubCo Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of PubCo Ordinary Shares which is taxable to the U.S. holders of such PubCo Ordinary Shares as described under “— Taxation of Distributions on PubCo Ordinary Shares” above. Such a constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the PubCo Warrants received a cash distribution from PubCo equal to the fair market value of the increase in the interest. For certain information reporting purposes, PubCo is required to determine the date and amount of any such constructive distributions. Proposed Treasury regulations, which PubCo may rely on prior to the issuance of final Treasury regulations, specify how the date and amount of constructive distributions are determined. The rules governing constructive distributions as a result of certain adjustments to the conversion ratio of PubCo Warrants are complex, and U.S. holders are urged to consult their own tax advisors on the tax consequences of any such constructive distributions.
Passive Foreign Investment Company Rules
The treatment of U.S. holders of PubCo Securities could be materially different from that described above if PubCo is treated as a PFIC for U.S. federal income tax purposes. An entity treated as a foreign corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly value of such assets, which must either be based on the fair market value or adjusted tax basis of such assets depending on certain facts) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.
Based on the current and anticipated composition of the income, assets and operations of PubCo and its subsidiaries, PubCo does not believe it will be treated as a PFIC for U.S. federal income tax purposes for its current taxable year, which includes the Business Combination, and does not expect to become one for U.S. federal income tax purposes in the near future. Nevertheless, whether PubCo is treated as a PFIC is determined on an annual basis. The determination of whether a non-U.S. corporation is a PFIC is a factual determination that depends on, among other things, the composition of PubCo’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of its subsidiaries, from time to time, and thus the determination can only be made annually after the close of each taxable year. Thus, no assurance can be given as to whether PubCo will be a PFIC in 2024 or for any future taxable year.
Under the PFIC rules, if PubCo were considered a PFIC at any time that a U.S. holder owns PubCo Securities, PubCo would generally continue to be treated as a PFIC with respect to such holder in a particular year unless (i) PubCo has ceased to be a PFIC and (ii) (a) the U.S. holder has made a valid “QEF election” (as described below) for the first taxable year in which the holder owned such holder’s PubCo Ordinary Shares in which PubCo was a PFIC, (b) a valid mark-to-market election (as described below) is in effect for the particular year, or (c) the U.S. holder has made a “deemed sale” election under the PFIC rules. If such a “deemed sale” election is made, a U.S. holder will be deemed to have sold its PubCo Securities at their fair market value on the last day of the last taxable year in which PubCo is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the “deemed sale” election, the PubCo Securities with respect to which the “deemed sale” election was made will not be treated as shares in a PFIC unless PubCo subsequently becomes a PFIC.
For each taxable year that PubCo is treated as a PFIC with respect to a U.S. holder’s PubCo Securities, the U.S. holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge of PubCo Securities and, under proposed Treasury regulations, certain transfers of PubCo Securities that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) of its PubCo Securities (collectively the “excess distribution rules”), unless, with respect to the PubCo Securities, the U.S. holder makes a valid QEF or mark-to-market election as discussed below if such holder is eligible to do so with respect to its PubCo Securities. Generally, distributions received by a U.S. holder in a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder during the shorter of the three preceding taxable years or the portion of such U.S. holder’s holding period for the PubCo Securities that preceded the taxable year of the distribution will be treated as excess distributions. Under these special tax rules:
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the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period for the PubCo Securities;

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the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution or to the period in the U.S. holder’s holding period before the first day of PubCo’s first taxable year in which PubCo is a PFIC, will be treated as ordinary income;

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the amount allocated to each other taxable year (or portions thereof) of the U.S. holder and included in such holder’s holding period will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year without regard to the U.S. holder’s other items of income and loss for such year; and

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the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder with respect to the resulting tax attributable to each such year.

Under the excess distribution rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the PubCo Securities cannot be treated as capital gains, even though the U.S. holder holds the PubCo Securities as capital assets.
Certain of the PFIC rules may impact U.S. holders with respect to equity interests in subsidiaries and other entities which PubCo may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that PubCo does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. holders should consult their tax advisors regarding the application of the PFIC rules to any of PubCo’s subsidiaries.
If PubCo is a PFIC, a U.S. holder of shares in PubCo may avoid taxation under the excess distribution rules described above in respect to the PubCo Ordinary Shares by making a timely and valid “qualified electing fund” (“QEF”) election (if eligible to do so). However, a U.S. holder may make a QEF election with respect to its PubCo Ordinary Shares only if PubCo provides U.S. holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations, including the information provided in a PFIC Annual Information Statement. There can be no assurance, however, that PubCo will have timely knowledge of its status as a PFIC in the future or that PubCo will timely provide such information for such years. The failure to provide such information on an annual basis could prevent a U.S. holder from making a QEF election or result in the invalidation or termination of a U.S. holder’s prior QEF election.
A U.S. holder that makes a QEF election with respect to its PubCo Ordinary Shares would generally be required to include in income for each year that PubCo is treated as a PFIC the U.S. holder’s pro rata share of PubCo’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the PubCo Ordinary Shares. Any net deficits or net capital losses of PubCo for a taxable year, however, would not be passed through and included on the tax return of the U.S. holder. A U.S. holder’s basis in the PubCo Ordinary Shares would be increased by the amount of income inclusions under the QEF rules. Dividends actually paid on the PubCo Ordinary Shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. holder’s basis in the PubCo Ordinary Shares by a corresponding amount. If PubCo owns any interests in a Lower-Tier PFIC, a U.S. holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to PubCo’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis. There can be no assurance that PubCo will have timely knowledge of the status of any such Lower-Tier PFIC. In addition, PubCo may not hold a controlling interest in any such Lower-Tier PFIC and thus there can be no assurance PubCo will be able to cause the Lower-Tier PFIC to provide such required information.
If a U.S. holder does not make a QEF election effective from the first taxable year of a U.S. holder’s holding period for the PubCo Securities in which PubCo is a PFIC (or a mark-to-market election, as discussed below), then the U.S. holder generally will remain subject to the excess distribution rules. A U.S. holder that first makes a QEF election in a later year may avoid the continued application of the excess distribution rules to its PubCo Ordinary Shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the PubCo Securities at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the excess distribution rules described above. As a result of the “deemed sale” election, the U.S. holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the PubCo Securities.
U.S. holders may not make a QEF election with respect to its PubCo Warrants. As a result, if a U.S. holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and PubCo was a PFIC at any time during the U.S. holder’s holding period of such warrants, proposed Treasury regulations would provide that any gain generally will be treated as an excess distribution, taxed as described above. If a U.S. holder that exercises such warrants properly makes a QEF election with respect to the newly acquired PubCo Ordinary Shares (or has a properly maintained QEF election in effect with respect to PubCo

Ordinary Shares), the QEF election will apply to the newly acquired Class A Common Stock. Notwithstanding the foregoing, the adverse tax consequences relating to shares in a PFIC, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired PubCo Ordinary Shares (which may be deemed to have a holding period for purposes of the PFIC rules that includes all or a portion of the period the U.S. holder held the warrants), unless the U.S. holder makes a deemed sale election (discussed above). As a result of a deemed sale election, the U.S. holder will have a new basis and holding period in the PubCo Ordinary Shares acquired upon the exercise of the warrants for purposes of the PFIC rules.
The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder that is eligible to make a QEF election with respect to its PubCo Ordinary Shares generally may do so by providing the appropriate information to the IRS in the U.S. holder’s timely filed tax return for the year in which the election becomes effective. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
Alternatively, if PubCo is a PFIC and PubCo Ordinary Shares constitute “marketable stock” (as defined below), a U.S. Holder may make a mark-to-market election for such holder’s PubCo Ordinary Shares with respect to such shares for the first taxable year in which it holds (or is deemed to hold) PubCo Ordinary Shares and each subsequent taxable year to elect out of the excess distribution rules discussed above. If a U.S. holder makes a mark-to-market election with respect to its PubCo Ordinary Shares, such U.S. holder generally will include in income for each year that PubCo is treated as a PFIC with respect to such PubCo Ordinary Shares an amount equal to the excess, if any, of the fair market value of the PubCo Ordinary Shares as of the close of the U.S. holder’s taxable year over the adjusted basis in the PubCo Ordinary Shares as of the beginning of such taxable year. A U.S. holder will be allowed a deduction for the excess, if any, of the adjusted basis of the PubCo Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the PubCo Ordinary Shares included in the U.S. holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the PubCo Ordinary Shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the PubCo Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the PubCo Ordinary Shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such PubCo Ordinary Shares previously included in income. A U.S. holder’s basis in the PubCo Ordinary Shares will be adjusted to reflect any mark-to-market gain or loss. If a U.S. holder makes a mark-to-market election, any distributions PubCo makes would generally be subject to the rules discussed above under “— Distributions on PubCo Ordinary Shares,” except the lower rates applicable to qualified dividend income would not apply.
The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The PubCo Ordinary Shares, which are expected to be listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that PubCo Ordinary Shares will be “regularly traded” for purposes of these rules. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless PubCo Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. holder that does not make the applicable QEF elections generally will continue to be subject to the excess distribution rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for PubCo Ordinary Shares. Currently, a mark-to-market election may not be made with respect to PubCo Warrants.
If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the PubCo Ordinary Shares in which PubCo is a PFIC, then the U.S. Holder generally will remain subject to the excess distribution rules. A U.S. holder that first makes a mark-to-market election with respect to the PubCo Ordinary Shares in a later year will continue to be subject to the excess distribution rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the excess distribution rules generally will not apply. A U.S. holder that is eligible to make a mark-to-market with respect to such holder’s PubCo Ordinary Shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. holder’s tax return for the year in which the election becomes effective.
U.S. holders should consult their tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.
A U.S. holder of a PFIC may be required to file an IRS Form 8621 on an annual basis and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. holder until such required information is furnished to the IRS. U.S. holders should consult their tax advisors regarding any reporting requirements that may apply to them if PubCo is a PFIC.
The rules dealing with PFICs and with the QEF, “deemed sale,” and mark-to-market elections are very complex and are affected by various factors in addition to those described above. U.S. holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.
Non-U.S. Holders
For purposes of this summary, a non-U.S. holder means a beneficial owner of ExcelFin Securities or PubCo Securities that is, for U.S. federal income tax purposes, neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.
Redemption of Shares of Common Stock
The U.S. federal income tax consequences to a non-U.S. holder that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of the shares of Common Stock generally will depend on the U.S. federal income tax characterization of such redemption as a sale or distribution, as described above under “— U.S. Holders — Redemption of Shares of Common Stock.” If the redemption qualifies as a sale or exchange of the shares of Common Stock, the non-U.S. holder will be treated in the same manner as described under “— Non-U.S. Holders — Non-U.S. Holders Generally” below.
If the redemption does not qualify as a sale of stock under Section 302 of the Code, the portion of the redemption proceeds characterized as a distribution which, to the extent of ExcelFin’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), constitute a dividend for U.S. federal income tax purposes will be subject to a U.S. federal withholding tax on the gross amount of the dividend at a rate of 30%, unless (i) such dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, or (ii) such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). To the extent that the amount of the distribution exceeds ExcelFin’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in its Common Stock, and thereafter as gain realized, which will be treated the same as a sale or other disposition of PubCo Securities described below under the heading “— Non-U.S. Holders — Non-U.S. Holders Generally.” Dividends paid by ExcelFin to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (or if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will generally not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, the effectively connected income will be subject to U.S. income taxation as if the non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A corporate non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).
Non-U.S. Holders of Common Stock are urged to consult with their own tax advisors regarding the tax consequences of a redemption of all or a portion of their Common Stock pursuant to an exercise of redemption rights.

The First Merger
The U.S. federal income tax consequences to the non-U.S. Holders as a result of the First Merger generally are the same as to the U.S. Holders as described above in section entitled “— U.S. Holders — The First Merger” except that Section 367(a) of the Code will not apply to any non-U.S. holder.
In the event that the Business Combination does not qualify as a non-recognition transaction pursuant to Section 351 of the Code, generally, the Business Combination will be treated as a taxable sale or exchange of Common Stock by non-U.S. Holders in exchange for the PubCo Ordinary Shares. In such case, subject to the discussion of backup withholding and FATCA below, the consequences to a non-U.S. holder of recognizing gain in such a taxable exchange would be the same as the consequences of recognizing gain on a sale or other disposition of PubCo Securities described below under the heading “— Non-U.S. Holders Generally.”
No ruling was obtained from the IRS regarding the U.S. federal income tax consequences of the First Merger, including the tax consequences described herein, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS with respect to conclusions expressed herein.
Non-U.S. Holders Generally
After the Business Combination, non-U.S. holders of PubCo Securities may sell or dispose of their PubCo Securities and may receive distributions on such shares. Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the taxable disposition of the PubCo Securities or any dividends (or constructive dividends) received on the PubCo Securities generally will not be subject to U.S. federal income tax unless the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (or, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder).
Any such dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a corporate non-U.S. holder, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a PubCo Warrant, or the lapse of a PubCo Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. holder, as described under “— Exercise, Lapse or Redemption of a PubCo Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences for a non-U.S. holder of recognizing gain in such a taxable exchange would be the same as the consequences of recognizing gain on a sale or other disposition of PubCo Securities described in the preceding paragraphs above regarding a non-U.S. holder’s sale or other disposition of PubCo Securities.
This section generally does not apply to an individual who is present in the United States for 183 days or more in a taxable year. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of holding ExcelFin Securities and PubCo Securities.
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with the redemption of Common Stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. For example, a non-U.S. holder who is an individual may be required to provide a valid IRS Form W-8BEN, a non-U.S. holder that is an entity may be required to provide a valid IRS Form W-8BEN-E, and, in the event of income treated as effectively connected to a U.S. trade or business, a non-U.S. holder (whether an individual or an entity) may be required to provide a valid IRS Form W-8ECI. A U.S. holder may also be subject to backup withholding and may be required to provide certain certification that it is a United States person for U.S. federal income tax purposes in order to avoid such backup withholding. For example, a

U.S. holder may be required to provide a valid IRS Form W-9. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished by such holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on U.S. sourced dividends (including a redemption of Common Stock that is treated as a dividend) and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from a redemption treated as a sale, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, certain non-U.S. holders might be eligible for refunds or credits of such taxes by filing a U.S. federal income tax return (which may entail a significant administrative burden). Non-U.S. holders are encouraged to consult with their own tax advisors regarding the effects of FATCA upon the redemption of their Common Stock.
The IRS released proposed Treasury regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition Common Stock or a redemption of Common Stock that is treated as sale. In its preamble to such proposed Treasury regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury regulations until final Treasury regulations are issued.
INFORMATION ABOUT EXCELFIN
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to ExcelFin before the Business Combination.
Overview; Incorporation and History
We are a blank check company incorporated in Delaware on March 15, 2021. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “business combination”). We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies. We have reviewed a number of opportunities to enter into a business combination. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, the Company is a “shell company” as defined under the Securities Exchange Act of 1934 (“Exchange Act”) because we have no operations and nominal assets consisting almost entirely of cash.
Fair Market Value of Target Business
The rules of the Nasdaq and the ExcelFin Charter require that ExcelFin’s initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). The Board determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of Business Combination
ExcelFin is seeking stockholder approval of the Business Combination at the special meeting, at which stockholders may elect to redeem their shares, regardless of if or how they vote in respect of the Business Combination Proposal, into their pro rata portion of the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). Subject to the terms and conditions of the Business Combination Agreement, the Business Combination will be consummated only if we have met customary closing conditions, unless such conditions are waived in accordance with the Business Combination Agreement, and the Required Transaction Proposals have been approved. Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
In a letter agreement dated October 20, 2021, our Sponsor, officers and directors also have agreed to vote any founder shares held by them and any public shares they may acquire prior to the Special Meeting (including in open market and privately negotiated transactions) in favor of our initial business combination. If we submit the Business Combination to our public stockholders for a vote at the Special Meeting, we will complete the Business Combination, subject to the terms and conditions of the Business Combination Agreement and approval of the Proposals to the extent described in this proxy statement/prospectus, only if a majority of the then outstanding shares of our Common Stock present and entitled to vote at the meeting to approve the initial business combination are voted in favor of the initial business combination. Our Sponsor, ExcelFin Initial Stockholders, and our directors and officers have agreed to vote all of their founder shares and all of their shares of ExcelFin Class A Common Stock in favor of the Business Combination Proposal. As a result, we need no public shares to be voted in favor of any of the Proposals, in order to have our Business Combination approved.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, Baird Medical or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Required Transaction Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Required Transaction Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of ExcelFin’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing Baird Medical or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that the Business Combination Proposal, the Charter Amendments Proposal and the Adjournment Proposal by a requisite vote of our stockholders and (2) otherwise limiting the number of public shares electing to redeem.
Additionally, in the event the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates were to purchase ExcelFin Class A Common Stock or ExcelFin Public Warrants from public stockholders such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:
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this proxy statement/prospectus would disclose the possibility that the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates may purchase ExcelFin Class A Common Stock or ExcelFin Public Warrants from public stockholders outside the redemption process, along with the purpose of such purchases;

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if the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates were to purchase ExcelFin Class A Common Stock or ExcelFin Public Warrants from public stockholders, they would do so at a price no higher than the price offered through our redemption process;

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any of our securities purchased by the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates will not be voted in favor of approving the business combination transaction;

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the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates would not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

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we would disclose in a Form 8-K, before our security holder meeting to approve the business combination transaction, the following material items:

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the amount of our securities purchased outside of the redemption offer by the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates, along with the purchase price;

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the purpose of the purchases by the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates;

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the impact, if any, of the purchases by the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates on the likelihood that the business combination transaction will be approved;

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the identities of our security holders who sold to the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates; and

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the number of our securities for which we have received redemption requests pursuant to our redemption offer.

Liquidation if No Business Combination
If ExcelFin has not completed the Business Combination with PubCo during the Combination Period and has not completed another business combination by during the Combination Period, ExcelFin will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem its public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of ExcelFin’s remaining stockholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
Our Sponsor, officers and directors have entered into a letter agreement with us, dated October 20, 2021, pursuant to which they have agreed to (i) waive their redemption rights with respect to any founder shares and public shares held by them in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to any founder shares and public shares held by them in connection with a stockholder vote to approve an amendment to the ExcelFin Charter (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial business combination by the end of the business combination period or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete our initial business combination within the business combination period, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame.
ExcelFin expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing ExcelFin’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, ExcelFin may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
The proceeds deposited in the Trust Account could, however, become subject to the claims of ExcelFin’s creditors which would have higher priority than the claims of ExcelFin’s public stockholders. ExcelFin cannot assure you that the actual per-share redemption amount received by public stockholders will not be substantially less than $10.20. See “Risk Factors — Risks Related to the Business Combination and ExcelFin — If third parties bring claims against the Company, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.20 per share.” and other risk factors contained herein. While ExcelFin intend to pay such amounts, if any, ExcelFin cannot assure you that ExcelFin will have funds sufficient to pay or provide for all creditors’ claims.
If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.20 per share (which was the offering price per unit in our initial public offering).
ExcelFin will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than ExcelFin’s independent auditors), prospective target businesses and other entities with which ExcelFin does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under ExcelFin’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.
If ExcelFin files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in ExcelFin’s insolvency estate and subject to the claims of third parties with priority over the claims of ExcelFin’s stockholders. To the extent any insolvency claims deplete the Trust Account, ExcelFin cannot assure you ExcelFin will be able to return $10.20 per share to ExcelFin’s public stockholders. Additionally, if ExcelFin files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by ExcelFin’s stockholders. Furthermore, the Board may be viewed as having breached its fiduciary duty to ExcelFin’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. ExcelFin cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors — Risks Related to the Business Combination and ExcelFin — If, after ExcelFin distributes the proceeds in the trust account to its public stockholders, ExcelFin files a bankruptcy petition or an involuntary bankruptcy petition is filed against ExcelFin that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Board may be viewed as having breached their fiduciary duties to its creditors, thereby exposing the members of the Board and ExcelFin to claims of punitive damages.”
ExcelFin’s public stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) ExcelFin’s completion of an initial business combination, and then only in connection with those shares of ExcelFin Class A Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the ExcelFin Charter (A) to modify the substance or timing of ExcelFin’s obligation to allow redemption in connection with ExcelFin’s initial business combination or to redeem 100% of the public shares if ExcelFin does not complete ExcelFin’s initial business combination by that applicable date (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if ExcelFin has not completed an initial business combination during the Combination Period, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account.
Competition
If ExcelFin succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Baird Medical’s competitors. ExcelFin cannot assure you that, subsequent to the Business Combination, the Combined Company will have the resources or ability to compete effectively. Information regarding Baird Medical’s competition is set forth in the sections entitled “Information about Baird Medical — Competition.”
Human Capital/Employees
ExcelFin currently has two executive officers. These individuals are not obligated to devote any specific number of hours to ExcelFin matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process ExcelFin is in. For more information about our executive officers, see “Management of ExcelFin.”
Properties
Our executive offices are located at 100 Kingsley Park Dr, Fort Mill, South Carolina 29715, and our telephone number is (917) 209-8581. The cost for our use of this space is included in the $10,000 per month fee we pay to an affiliate of our Sponsor for office space, administrative and shared personnel support services. We consider our current office space adequate for our current operations.
Legal Proceedings
To the knowledge of our management team, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property, except as described below.

MANAGEMENT OF EXCELFIN
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to ExcelFin before the Business Combination.
DIRECTORS AND OFFICERS
Name	Age	Title
Jennifer Hill	57	Chairman of the Board
Joseph Douglas Ragan III	62	Chief Executive Officer and Chief Financial Officer
Brian Sun	48	Executive Vice President
Gary Meltzer	59	Director
Neil Wolfson	59	Director
Goh Lin Piao	58	Director
Alka Gupta	53	Board Advisor
Brady Dougan	64	Board Advisor
Our directors and officers are as follows:
Ms. Hill has served as our Chairman of the Board since April 2021. Ms. Hill is an experienced board member across the financial services industry, currently serving as a Board Member at Cantor Fitzgerald Europe, Strategic Advisor at Talos Trading, Non-Executive Director at Santander Asset Management and Board Member at xPlor. Ms. Hill is the Founder and CEO of Murphy Hill Consulting, where she works with startups in the FinTech space on organization and capital raising. Prior to her current positions, Ms. Hill served as CFO of Merrill Lynch & Co. from 2012 to 2014. Ms. Hill has also worked as a Managing Director at Goldman Sachs from 1996 to 2006 and Vice President in the Financial Institutions Group at Citi from 1993 to 1996. Ms. Hill received her B.A. from Hamilton College and M.B.A. from Columbia Business School.
Mr. Ragan has served as our CFO since March 2021 and as CEO since March 2023. Mr. Ragan is currently serving as the Chief Financial Officer for the Paper Excellence Group. Mr. Ragan also served as the Chairman of the Audit Committee of the Board of Directors for Sports Ventures Acquisition Corporation (Nasdaq — AKICU) from 2020 to 2022. Previously, from 2018 to 2019, Mr. Ragan served as Chief Financial Officer for Resideo/ Honeywell Homes, a leading global manufacturer of thermostats and security panels (NYSE — REZI). From 2013 to 2018, Mr. Ragan also served as Chief Financial Officer for Ferroglobe PLC (Nasdaq — GSM), the leading global manufacturer of metal alloys and other metallic products that was created through a merger of FerroAtlántica and Globe Specialty Metals. From 2008 to 2013, Mr. Ragan previously served as CFO at Boart Longyear (ASX — BLY), a publicly traded mining and manufacturing company, and UNICOM Government, Inc., previously known as GTSI, a publicly traded government contractor (Nasdaq — GTSI). Mr. Ragan holds an M.S. in Accounting from George Mason University and a B.S. in Accounting from The University of the State of New York. Mr. Ragan began his finance career with Deloitte, and is a licensed CPA in the Commonwealth of Virginia. Mr. Ragan also serves as President and Chairman of the Audit Committee of the Board of Directors for the nonprofit USA Judo.
Mr. Sun has served as our Executive VP since March 2021. Mr. Sun is currently serving as the Managing Director for GFC, a global investment firm and family office for Jackson Wijaya, where he manages GFC’s investment efforts in North America. Prior to GFC, Mr. Sun was in corporate development executive roles with SGS North America, AES Corp and Fosun Wealth Group sourcing and executing M&A transactions in business services, financial service, FinTech, technology and power sectors. From 2012 to 2017, Mr. Sun was a M&A advisory investment banker at Lazard and at China Merchants Bank US. From 2004 to 2010, he has worked at private equity firm Arcapita, leading aircraft investment group Babcock & Brown Aircraft Management, financial service company Jackson Hewitt and Barclays Capital in various corporate finance and investment roles. Mr. Sun has over 20 years of corporate finance and transactional experience and has worked on over $50 billion sales, acquisitions and investments transactions. Mr. Sun has an M.B.A. from Duke University and a B.A. from Beijing Foreign Studies University. He was a Chartered Financial Analyst (CFA) since 2008.

Mr. Meltzer has served as an independent director since the pricing of our IPO. Mr. Meltzer currently serves as an advisor to early-stage companies. Mr. Meltzer serves on the boards of directors of American Century Mutual Funds (Equity) (December 2022 to present) and Apollo Realty Income Solutions, Inc. (June 2022 to present). Prior to September 30, 2020, he was a partner at PwC where he most recently served as the Managing Partner responsible for PwC’s Bay Area and Northwest Market and served as a global relationship partner to Fortune 500 financial services and technology companies. He also led PwC’s FinTech practice, where he provided services to companies in the payments, digital banking, peer-to-peer lending, InsurTech, PropTech, digital assets and asset and wealth management spaces. Prior to his latest positions at PwC, Mr. Meltzer was PwC’s Financial Services Regulatory Leader from 2008 to 2011 and the Asset and Wealth Management Sector Leader from 2010 to 2016, where he was responsible for advising banks, asset managers, wealth managers, private equity funds, hedge funds, venture capital firms and FinTech companies. Mr. Meltzer has a B.S. in Accounting from Binghamton University and is a Certified Public Accountant (CPA) in New York and California. Mr. Meltzer serves as an Advisory Board Member of Binghamton University School of Management and previously served as a member of the Leadership Council for Tipping Point Community Board of Directors and Executive Committee for the Bay Area Council.
Mr. Wolfson has served as an independent director since the pricing of our IPO. Mr. Wolfson is currently serving as an Active Board Member and Venture Investor for several FinTech and Financial Services companies, including SALT Blockchain, Exchange Robotics, nth Ventures, Nextivity and Finitive. Mr. Wolfson served as a director and Chair of the Audit Committee of OnDeck Capital from 2014 to 2020. Prior to his current Board positions, Mr. Wolfson was the President and CIO of SF Capital Group from 2009 to 2018, where he oversaw all debt and equity investing, asset allocation, investment management, tax and estate planning. From 2004 to 2008, Mr. Wolfson served as the President and CIO of Wilmington Trust, an asset manager that oversees over $40 billion in assets, and as the President, CEO and Chairman of the Wilmington Funds, a $10 billion mutual fund family. Prior to working at Wilmington Trust, Mr. Wolfson served as National Partner in Charge of the Investment Practice at KPMG and Chairman of KPMG Investment Advisors, where he worked from 1996 to 2004. Mr. Wolfson received his B.S. and M.B.A. degrees from New York University and is a Chartered Financial Analyst (CFA) charter holder and an Adjunct Professor of Finance at Rutgers University.
Mr. Goh has served as a director since the pricing of our IPO. Mr. Goh is currently serving as Senior Advisor to GFC, a global investment firm and family office for Jackson Wijaya. Mr. Goh has been at the nexus of Application Software, Digital Technologies, Business Transformation and the Internet for the past 30 years. Mr. Goh was in Accenture from 1990 to 2005 in a variety of roles including Managing Partner of Accenture’s Greater China Public Sector. In Accenture he helped large corporations and governments harness application software and digital technologies to speed their business transformation. From 2006 to 2016, Mr. Goh was at the RGE Group and had various leadership roles including Head of Business Transformation and Group Executive Director at RGE’s Specialty Pulp & Viscose business. Mr. Goh graduated from the University of New South Wales, Australia, with a degree in Computer Science and top honors in Mechanical Engineering.
Ms. Gupta has served as our advisor since the pricing of our IPO. Ms. Gupta is a Venture Partner at Fin Venture Capital, a fund focused on global fintech with focus on B2B Enterprise SaaS. She is also Co-Founder, President and Board Director at GlobaliD, a venture backed, portable, and interoperable identity platform leveraging the blockchain. As President, she built the team, product, and signed the first digital wallet customers. Prior thereto, from 2010 to 2015, she was at eBay/PayPal as head of strategy for eBay Marketplaces where she led strategy development for fulfillment, expanded payment systems, cross border transactions, omni-channel retail, and key Asian (Japan, India) and select Latin American (Brazil) markets. Previously, from 2006 to 2009 Alka was with Retrevo (Acq. BN), a vertical specific e-commerce business, as VP of Business Development, bringing in the first revenue. At Lycos (Nasdaq: LCOS; Acq.: TEF) from 1998 to 2005, Alka first led as GM of a global suite of products and then as VP Corp Development and Strategy. She earned an MBA from The Wharton School and B.S. (cum laude) from Case Western Reserve University. Alka serves as a Board Director at MoneyGram (Nasdaq: MGI), GlobaliD, Digital Frontiers, and Flaist, Finance and Audit Committee for Menlo Park City School, and is a Limited Partner at Chestnut Ventures. She is an Advisor to Berkeley’s SkyDeck Accelerator and Venture Lab at the Wharton School and a frequent speaker on topics such as digital transformation, fintech, and blockchain, including at University of Michigan and University of Pennsylvania. Alka was also an early Charter Member and the Chair of Mentoring Program at TiE and early Advisory Board Member Women 2.0.
Mr. Dougan has served as our advisor since the pricing of our IPO. Mr. Dougan is currently serving as the CEO of Exos TFP Holdings LLC. Mr. Dougan has more than 30 years in the financial services industry, including 24 years at Credit Suisse and eight of those years as CEO. From 1983-1991, Mr. Dougan was part of a team that built Bankers Trust into a derivatives leader. From 1991-1995, he held various roles at Credit Suisse, helping to found and create Credit Suisse Financial Products. From 1996-2001 he served as Global Head of Equities and Investment Banking and was responsible for supervising and overseeing all equities, derivatives, and cash sales and trading, capital markets, and equities research businesses. In 2002-2004 he was Co President, Global Institutional Services adding fixed income sales, trading and research (including rates, credit, emerging markets and securitized products) to his suite of responsibilities and successfully managed the business through the crisis. From 2004-2007, Mr. Dougan was CEO of the Global Investment Bank. Mr. Dougan also served as a Director on the Executive Board of Directors of the U.S. broker-dealer from October 1999 until mid-2004. From June 2004 to mid-2007, Mr. Dougan served as CEO of Investment Banking and acting CEO Credit Suisse Americas when he served as CEO of the U.S. broker-dealer. In 2007, Mr. Dougan was appointed CEO of Credit Suisse Group where he remained until his departure from the firm in June 2015.
NUMBER, TERMS OF OFFICE AND ELECTION OF DIRECTORS AND OFFICERS
Our board of directors consists of five members.
Subject to any other special rights applicable to the stockholders, prior to our initial business combination, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board of directors.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.
DIRECTOR INDEPENDENCE
Nasdaq listing rules require that a majority of our board of directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). We have three “independent directors” as defined in Nasdaq rules and applicable SEC rules prior to completion of our IPO. Our board has determined that each of Gary Meltzer, Neil Wolfson and Jennifer Hill is an independent director under applicable SEC and Nasdaq rules.
COMMITTEES OF THE BOARD OF DIRECTORS
Our board of directors has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Nasdaq listing rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq listing rules require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter approved by our board of directors. The charter of each committee is available on our website.
Audit Committee
The members of our audit committee are Gary Meltzer, Jennifer Hill and Neil Wolfson. Gary Meltzer serves as chair of the audit committee.

Each member of the audit committee is financially literate, and our board of directors has determined that Gary Meltzer qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
Compensation Committee
The members of our compensation committee are Jennifer Hill, Gary Meltzer and Neil Wolfson. Jennifer Hill serves as chair of the compensation committee. Currently we do not pay any of our executive officers any salary or benefits.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Jennifer Hill, Gary Meltzer and Neil Wolfson. Jennifer Hill serves as chair of the nominating and corporate governance committee. Prior to our initial business combination, holders of our public shares do not have the right to recommend director candidates for nomination to our board of directors.
CODE OF ETHICS
We have adopted a code of ethics and business conduct, or our Code of Ethics, applicable to our directors, officers and employees. We filed a copy of our form of our Code of Ethics as an exhibit to the registration statement relating to our IPO. You will be able to review this document by accessing our public filings at the SEC’s website at www.sec.gov and on our website. In addition, a copy of our Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
EXECUTIVE COMPENSATION OF EXCELFIN
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to ExcelFin before the Business Combination.
None of our directors or officers have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we are obligated to pay an affiliate of our sponsor a total of $10,000 per month for office space, administrative and support services (the Company incurred $120,000 pursuant to this agreement for the year ended December 31, 2022) and, until February 2023, we were obligated to pay Fin VC, an affiliate of our sponsor, a total of  $112,500 per quarter for consulting, legal, accounting and diligence services (the Company incurred $450,000 pursuant to this agreement for the year ended December 31, 2022). Our sponsor, directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews and approves all payments that were made by us to our sponsor, directors, officers or our or any of their respective affiliates, which may include reimbursement of any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.
We are not party to any agreements with our directors and officers that provide for benefits upon termination of employment.

EXCELFIN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References to the “Company,” “our,” “us” or “we” in this section refer to ExcelFin. References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to ExcelFin SPAC LLC. The following discussion and analysis of ExcelFin’s financial condition and results of operations should be read in conjunction with the unaudited condensed financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.
Overview
We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We have not selected any business combination target. We intend to effectuate our initial business combination using cash from the proceeds of our IPO and the sale of the private placement warrants, our shares, debt or a combination of cash, shares and debt.
The issuance of additional shares of our common stock or preferred stock in a business combination:
•
may significantly dilute the equity interest of investors in our IPO, which dilution would increase if the anti-dilution provisions in the Class B Common Stock resulting in the issuance of shares of Class A Common Stock on a greater than one-to-one basis upon conversion of the Class B Common Stock;

•
may subordinate the rights of holders of common stock if shares of preferred stock are issued with rights senior to those afforded our common stock;

•
could cause a change of control if a substantial number of shares of our common stock is issued, which could result in the resignation or removal of our present directors and officers;

•
may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us;

•
may adversely affect prevailing market prices for our units, Class A Common Stock and/or warrants; and

•
may not result in adjustment to the exercise price of our warrants.

Similarly, if we issue debt or otherwise incur significant indebtedness, it could result in:
•
default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•
our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•
our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•
our inability to pay dividends on our common stock;

•
using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock, expenses, capital expenditures, acquisitions and other general corporate purposes;

•
limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•
increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•
limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

RESULTS OF OPERATIONS AND KNOWN TRENDS OR FUTURE EVENTS
As of June 30, 2024, the Company had not commenced any operations. All activity for the period from March 15, 2021 (inception) through June 30, 2024 relates to the Company’s formation and initial public offering (“Initial Public Offering”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
For the three months ended June 30, 2024, we had a net loss of $858,731, which consists of operating costs of $1,015,684 and tax expense of $41,049, partially offset by interest income on cash held in the trust account of $198,002.
For the three months ended June 30, 2023, we had net loss of $2,378,294, which consists of operating costs of $3,476,487 and tax expense of $278,202, partially offset by interest income on marketable securities held in trust account of 1,376,395.
For the six months ended June 30, 2024, we had a net loss of $2,474,788, which consists of operating costs of $2,838,350 and tax expense of $87,621, partially offset by interest income on cash held in the trust account of $451,183.
For the six months ended June 30, 2023, we had a net loss of $883,903 which consists of operating expenses of $3,984,445 and tax expense of $797,181 partially offset by interest income on marketable securities held in trust account of $3,897,723.
For the year ended December 31, 2023, we had net loss of $3,287,521, which consists of interest income on marketable securities held in the trust account of $4,938,218 partially offset by operating costs of $7,240,527 and a tax provision of $985,212.
For the year ended December 31, 2022, we had net income of $623,118, which consists of interest income on marketable securities held in the trust account of $3,288,133, partially offset by operating costs of $2,044,669 and tax expense of $620,346.
LIQUIDITY, CAPITAL RESOURCES AND GOING CONCERN
Our liquidity needs have been satisfied prior to the completion of our IPO through receipt of $25,000 from the sale of the founder shares to our sponsor and the borrowing of $300,000 under a non-interest bearing unsecured promissory note prior to the IPO. On October 25, 2021 this obligation was exchanged for a non-interest bearing Working Capital Loan of $300,000 due upon the earlier of (i) the date on which a Business Combination is consummated, or (ii) April 25, 2023, later amended to December 25, 2024. As of June 30, 2024, the amount outstanding on this Working Capital Loan was $1,296,654. The Working Capital Loan may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
On October 25, 2021, we consummated the Initial Public Offering of 23,000,000 Units at a price of $10.00 per Unit, which includes the exercise by the underwriters of the over-allotment option to purchase an additional 3,000,000 Units, generating gross proceeds of $230,000,000. Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) of an aggregate of 11,700,000 warrants (the “Private Placement Warrants”) to the sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company in the amount of $11,700,000.
Following the Initial Public Offering, the exercise of the over-allotment option by the underwriters’ and the sale of the Private Placement Warrants, a total of $234,600,000 was placed in the trust account and we had $2,500,000 of cash held outside of the trust account, after payment of costs related to the Initial Public

Offering, and available for working capital purposes. The Company incurred transaction costs amounted to $22,726,465 consisting of $4,600,000 of underwriting fees paid in cash, $8,050,000 of deferred underwriting fees payable, $9,200,000 funded to the trust account and $876,465 of costs related to the Initial Public Offering. 80% of the deferred underwriting fees originally in the amount of $8,050,000 have been waived for the Business Combination by UBS Securities LLC and KeyBanc Capital Markets Inc., two of the underwriters in the IPO, leaving $1,610,000 of deferred underwriting fees payable upon closing. Although the UBS Securities LLC waiver of $6,037,500 relates only to the business combination that may be consummated pursuant to the Business Combination Agreement with Baird Medical, the Company believes that there is only a remote possibility that the Company could consummate another business combination if the Business Combination Agreement with Baird Medical were to be terminated for any reason.
We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (which interest shall be net of taxes payable and excluding deferred underwriting commissions) to complete our initial business combination. We may withdraw interest to pay taxes, if any. Delaware franchise tax is based on our authorized shares or on our assumed par and non-par capital, whichever yields a lower result. Based on the number of shares of our common stock authorized and outstanding and our estimated total gross proceeds after the completion of our IPO, our annual franchise tax obligation is expected to be capped at the maximum amount of annual franchise taxes payable by us as a Delaware corporation of $200,000. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the trust account. We expect the interest earned on the amount in the trust account will be sufficient to pay our taxes. We expect the only taxes payable by us out of the funds in the trust account will be income and franchise taxes, if any. To the extent that shares of our common stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
For the six months ended June 30, 2024, the increase in cash was $65,383. For the six months ended June 30, 2024, cash used in operating activities was $1,364,124. The net loss of $2,474,788 was affected by interest earned on cash held in the trust account of $451,183 and changes in operating assets and liabilities used $1,561,847 of cash for operating activities. For the six months ended June 30, 2023, the decrease in cash was $171,109. For the six months ended June 30, 2023, cash used in operating activities was $2,077,347. The net loss of $883,903 was affected by interest earned on investments held in the trust account of $3,897,723 and changes in operating assets and liabilities provided $2,704,279 of cash for operating activities.
For the year ended December 31, 2023, the decrease in cash was $306,213. For the year ended December 31, 2023, cash used in operating activities was $2,854,046. The net loss of $3,287,521 was affected by interest earned on investments held in the trust account of $4,938,218 and changes in operating assets and liabilities provided $5,371,693 of cash for operating activities. The cash used in investing was $218,677,754 due to cash withdrawn from the Trust account. The cash provided by financing was $216,129,921 due to proceeds from the issuance of Class A ordinary shares of $217,027,714, $15,000 in payments of offering costs and $337,500 payment to related party, partially offset by $996,654 from proceeds from the Working Capital Loan, $131,973 from Capital Contribution by the Sponsor and $121,666 for Advances from related party.
For the year ended December 31, 2022, the decrease in cash was $545,085. For the year ended December 31, 2022, cash used in operating activities was $707,739. The net income of $623,118 was affected by interest earned on investments held in the trust account of $3,288,133, operating costs paid by related parties of $457,500 and changes in operating assets and liabilities provided $1,499,776 of cash for operating activities. The cash used in investing was $162,654 due to cash withdrawn from the Trust account to pay taxes and zero financing activities.
As of June 30, 2024, we have available to us $110,602 of proceeds held outside the trust account. We will use these funds primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, to pay general and administrative expenses and to pay taxes to the extent the interest earned on the trust account is not sufficient to pay our taxes.

The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans and while the Company believes it has sufficient access to additional sources of capital, if necessary, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available. In addition, the Company currently has less than 12 months from the date these financial statements were issued to complete a Business Combination and if the Company is unsuccessful in consummating an Initial Business Combination, it is required to liquidate and dissolve. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. As is customary for a special purpose acquisition company, if the Company is not able to consummate a Business Combination during the Combination Period, it will cease all operations and redeem the Public Shares. Management plans to continue its efforts to consummate a Business Combination during the Combination Period.
In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our directors and officers may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. Otherwise, such loans may be repaid only out of funds held outside the trust account. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used to repay such loaned amounts. On October 25, 2021, we exchanged a $300,000 non-interest bearing unsecured promissory note for a non-interest-bearing Working Capital Loan of $300,000 due upon the earlier of (i) the date on which a Business Combination is consummated, or (ii) April 25, 2023, later amended to December 25, 2024. As of June 30, 2024, the amount outstanding on this Working Capital Loan was $1,296,654. Up to $1,500,000 of such working capital loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to our sponsor. The terms of such loans, if any, will be subject to the approval of our audit committee. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account. The Sponsor has agreed that at the Closing of the Business Combination, all amounts outstanding under the Working Capital Loan will be converted into PubCo Ordinary Shares at a price of $10.20 per share. In addition to the Working Capital Loan, the Sponsor advanced capital to the Company to fund ongoing business operations. As of June 30, 2024, the amount outstanding on the Advance from Related Party was $1,543,095.
We do not believe we will need to raise additional funds following our IPO in order to meet the expenditures required for operating our business. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our public shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. There is no assurance that the Company’s plans to raise additional capital (to the extent ultimately necessary) or to consummate a Business Combination will be successful or successful within the Combination Period.
CONTROLS AND PROCEDURES
Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial and accounting officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.
Under the supervision and with the participation of our management, including our principal executive officer and principal financial and accounting officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the calendar quarter ended June 30, 2024. Based on this evaluation, our principal executive officer and principal financial officer have concluded that, as of the evaluation date, our disclosure controls and procedures were not effective due to the material weaknesses described below.
Following the filing of our Quarterly Report on Form 10-Q for the period ending June 30, 2022, we identified certain clerical errors in the EDGAR version of our unaudited condensed financial statements filed with the SEC. These errors were remedied by restating the June 30, 2022 Form 10-Q, and subsequently, management of the Company has been implemented enhanced management review and reconciliation controls to evaluate EDGAR documents prior to filing to prevent or detect a material misstatement in the financial reporting process. However, as of June 30, 2024 such material weakness is not considered remediated.
In connection with the review of the Quarterly Report on Form 10-Q for the period ending March 31, 2023, it was determined that a related party expense was recorded incorrectly due to ineffective review and reconciliation of such related party transactions. A similar incorrect journal entry was identified during the quarter ended December 31, 2023. While management of the Company has intended to implement enhanced review and reconciliation controls to ensure the timely and accurate recording of related party transactions, as of June 30, 2024 such material weakness is not considered remediated.
In October 2023, we made payments on three separate invoices which payments were later determined by management to have been made in error. Two of the payments were later recovered from the vendors, but it is unlikely that the third payment will be recovered. In addition, there were certain immaterial amounts that were not recorded as expense or prepaid accurately. Our management has conducted a thorough investigation related to these events and has concluded there was a material weakness in our internal control over financial reporting related to our review and approval of cash disbursements.
In connection with the review of the Quarterly Report on Form 10-Q for the period ending June 30, 2024, it was determined that two tax payments were recorded incorrectly. After an internal review of the procedures that resulted in this error, management concluded that a material weakness in internal control over financial reporting existed related to ineffective review and reconciliation of the income tax payable. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim unaudited condensed financial statements will not be prevented or detected on a timely basis.
To address this material weakness management has devoted, and plans to continue to devote, significant effort and resources to the remediation and improvement of our system for verification of which invoices to pay.
•
We implemented additional controls related to vendor verification and will introduce mandatory cybersecurity training.

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We implemented a list of specific points to validate before payments are released, requiring evidence of validation by approvers.

•
We enhanced reconciliation of tax accounts and communication between parties involved in the tax and financial reporting process including journal entry review.

As we have recently implemented the above controls, it will require additional time to ensure that the control will operate effectively to address our material weakness.
A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.
Management’s Report on Internal Controls Over Financial Reporting
Company management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act. The Company has performed an evaluation under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of our internal control over financial reporting. Company management assessed the effectiveness of its internal control over financial reporting as of June 30, 2024. Company management used the criteria set forth in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) to perform its assessment. Based on this assessment, Company management, including the Chief Executive Officer and Chief Financial Officer, concluded, that as of June 30, 2024, the Company’s internal control over financial reporting was not effective based on those criteria.
Changes in Internal Control over Financial Reporting
To address the aforementioned material weaknesses associated with EDGAR filings and related party transactions, management of the Company has been implementing additional review and reconciliation controls.
To address the aforementioned material weakness associated with vendor management and payment processing, management has devoted, and plans to continue to devote, significant effort and resources to the remediation and improvement of our system for verification of which invoices to pay.
•
We implemented additional controls related to vendor verification and will introduce mandatory cybersecurity training.

•
We implemented a list of specific points to validate before payments are released, requiring evidence of validation by approvers.

•
We enhanced reconciliation of tax accounts and communication between parties involved in the tax and financial reporting process including journal entry review.

As we have recently implemented the above controls, it will require additional time to ensure that the control will operate effectively to address our material weakness.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
The net proceeds of our IPO and the sale of the private placement warrants held in the trust account will be invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk. Until October 26, 2023, funds in the Trust Account were held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). However, to mitigate the risk of us being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), prior to the 24-month anniversary of the effective date of the registration statement relating to the Company’s initial public offering, the Company instructed Equiniti Trust Company, LLC, the trustee with respect to the Trust Account (the “Trustee”), to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and to hold all funds in the Trust Account in cash in an interest bearing account until the earlier of consummation of our initial business combination or liquidation. In connection with such instructions, on October 26, 2023, the Company and the Trustee entered into an amendment to the Investment Management Trust Agreement dated October 25, 2021, which governs the investment of monies held in the Trust Account, to specifically allow the investment of those funds into an interest bearing account.
RELATED PARTY TRANSACTIONS
In March 2021, our sponsor purchased an aggregate of 5,750,000 founder shares for $25,000, or approximately $0.004 per share. The purchase price of the founder shares was determined by dividing the amount of cash used to purchase such shares by the number of founder shares issued. In connection with the Extension Meeting, the Company and the Sponsor, entered into non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 5,020,000 Class A common shares of the Company (“Non-Redeemed Shares”) in connection with the Extension Meeting. In exchange for the foregoing commitments, the Sponsor has agreed to transfer an aggregate of 1,255,000 founder shares held by the Sponsor to such third parties immediately following consummation of an initial business combination provided such parties continue to hold such Non-Redeemed Shares through the Extension Meeting. On October 25, 2023, the Sponsor, which held of record 5,750,000 founder shares, exercised its right to convert all of the founder shares into an equal number of shares of ExcelFin Class A Common Stock. This conversion was done to ensure that the Company remained in compliance with Nasdaq’s continuing listing requirements (market value of listed securities) prior to the Closing. This conversion will have no effect on the consideration to be issued to the former holders of founder shares under the Business Combination Agreement.
We have entered into an Administrative Services Agreement pursuant to which we will also pay an affiliate of our sponsor a total of  $10,000 per month for office space, administrative and support services. Upon completion of our initial business combination or our liquidation, the Administrative Services Agreement will terminate, and we will cease paying these monthly fees.
The Company was obligated to pay Fin VC, an affiliate of our sponsor, a total of $112,500 per quarter for consulting, legal, accounting and diligence services beginning at the date of formation of the Company. This agreement terminated at December 31, 2022. The Company incurred expense of zero and $450,000 during the years ended December 31, 2023 and 2022, respectively, for consulting, legal, accounting and diligence services. As of June 30, 2024 and December 31, 2023, there was $0 due to Fin Capital and is included in due to related parties on the accompanying balance sheets.
Our audit committee will review and approve all payments that were made by us to our sponsor, directors, officers or our or any of their respective affiliates, which may include reimbursement of any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
On March 18, 2021, our sponsor issued an unsecured promissory note to us (the “promissory note”), pursuant to which we may borrow up to an aggregate principal amount of $300,000. The promissory note is non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the IPO. On October 25, 2021, we exchanged a $300,000 the unsecured promissory note for a non-interest-bearing Working Capital Loan of $300,000 due upon the earlier of (i) the date on which a Business Combination is consummated, or (ii) April 25, 2023, later amended to July 25, 2024. As of June 30, 2024 and December 31, 2023, there were $1,296,654 outstanding under the Working Capital Loan. In order to finance transaction costs in connection with a business combination, the sponsor or an affiliate of the sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (“working capital loans”). Such working capital loans would be evidenced by promissory notes. The notes may be repaid upon completion of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a business combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the private placement warrants. In the event that a business combination does not close, we may use a portion of proceeds held outside the trust account to repay the working capital loans but no proceeds held in the trust account would be used to repay the working capital loans.
Our sponsor has purchased an aggregate of 11,700,000 private placement warrants at a price of  $1.00 per warrant ($11,700,000 in the aggregate) in a private placement that occurred simultaneously with the closing of our IPO. Each private placement warrant entitles the holder to purchase one share of Class A common stock at a price of  $11.50 per share, subject to adjustment as provided herein. The private placement warrants are identical to the warrants sold as part of the units in our IPO except that: (1) they will not be redeemable by us; (2) they (including the shares of Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our sponsor until 30 days after the completion of our initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares of Class A common stock issuable upon exercise of these warrants) are entitled to registration rights. Our sponsor has agreed to surrender the private placement warrants for not additional consideration upon the closing of the Business Combination.
We entered into a forward purchase agreement with the Sponsor Affiliates, pursuant to which such affiliates committed that they had the right to purchase from us up to 6,500,000 forward purchase units, consisting of one share of Class A common stock and one-half of one warrant to purchase one share of

Class A common stock, for $10.00 per unit, or an aggregate amount of up to $65,000,000, in a private placement that will close concurrently with the closing of our initial business combination. The Sponsor Affiliates have informed us that they do not intend to purchase any securities pursuant to the forward purchase agreement.
Pursuant to a registration rights agreement that we entered into with our initial stockholders upon the closing of our IPO, we may be required to register certain securities for sale under the Securities Act. These holders, and holders of warrants issued upon conversion of working capital loans, if any, are entitled under the registration rights agreement to make up to three demands that we register certain of our securities held by them for sale under the Securities Act and to have the securities covered thereby registered for resale pursuant to Rule 415 under the Securities Act. In addition, these holders have the right to include their securities in other registration statements filed by us. However, the registration rights agreement provides that we will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions, as described herein. We will bear the costs and expenses of filing any such registration statements.
OFF-BALANCE SHEET ARRANGEMENTS; COMMITMENTS AND CONTRACTUAL OBLIGATIONS; QUARTERLY RESULTS
As of June 30, 2024, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations. No operating data is included in this report as we have conducted no operations to date.
Critical Accounting Estimates
The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has identified the following as its critical accounting estimates:
Class A Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”). Common stock subject to mandatory redemption is classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2024 and December 31, 2023, the Class A common stock subject to possible redemption in the amounts of $16,677,857 and $23,750,019, respectively, are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares of Class A common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized a measurement adjustment from initial book value to redemption amount value. The change in the carrying value of the redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit. The estimates involved in the remeasurement include changes in the value of the Trust Account assets and estimates of income taxes paid or payable that the Company has the ability to withdraw from the Trust Account.
Recent Accounting Standards
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosures of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements.

ASU 2023-09 is effective for the fiscal year beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statement.
JOBS ACT
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our unaudited condensed financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things: (1) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (3) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the condensed financial statements (auditor discussion and analysis); and (4) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT BAIRD MEDICAL
Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “we,” “us,” “our,” and other similar terms refer to PubCo and its subsidiaries immediately following the consummation of the Business Combination. See page 4 for a glossary of certain terms used throughout this section.
Overview
We are one of the leading microwave ablation medical device developers and providers in the PRC for minimally invasive treatment of tumors. Our proprietary medical devices are used for treatment of benign and malignant tumors, including thyroid nodules, liver cancer, lung cancer and breast lumps. We ranked first among microwave ablation medical device providers in the treatment of thyroid nodules and breast lumps in the PRC in terms of sales revenue and sales volume of microwave ablation needles in 2022 according to the Frost & Sullivan Report. Further, we were the third largest microwave ablation medical device provider in the PRC in terms of sales revenue in 2022.
Microwave ablation is a minimally invasive treatment technique that denaturalizes and coagulates the protein of tumor cells with extreme heat generated by microwave energy. Microwave ablation treatments have been applied to benign and malignant tumors, and management believes they are safer, less invasive and easier to operate with faster recovery periods and lower complication rates for patients, as compared to traditional treatment methods such as surgery, radiotherapy, interventional radiology, chemotherapy, targeted therapy and immunotherapy. The Company is not aware of any research suggesting that such traditional treatments can also prevent cancer progression by curbing benign tumors from developing into malignant tumors. The type of tumor treatment depends on the patient’s individual circumstances, including the size and characteristics of the tumor, the desired outcome, and the acceptable cost. Some types of benign tumors have the potential of transforming into malignant ones through a process known as “cancer progression.” The cancer progression rates among persons with thyroid nodules and breast lumps are 5.0% and 7.0%, respectively, according to the Frost & Sullivan Report. Microwave ablation treatments can help to prevent cancer progression by curbing a benign tumor from developing into a malignant tumor, and management believes that patients diagnosed with benign tumors are inclined to seek tumor removal to avoid the risks of cancer progression.
Our product offerings and pipeline products mainly consist of microwave ablation apparatus and needles. Our product offerings available for sale include microwave ablation apparatus approved for the treatment of live cancer and thyroid nodule, long microwave ablation needles, and fine microwave ablation needles. Currently, we hold two registration certificates for Class III medical devices specifically approved for the treatment of liver cancer and thyroid nodules, and one registration certificate for Class II medical devices in the PRC. For a full list of each such product and its respective registration certificate, see the section titled “Competitive Strengths” below. Under PRC laws and regulations, Class II medical devices are those with moderate risks and are strictly controlled and administered, and Class III medical devices are those with relatively high risks and are strictly controlled and administered through special measures.
Through our research and development team, led by our co-chief technical officers, Mr. Rongjian Lu and Mr. Hailong Sun, and our research and development partners, including Nanjing Forestry University and Zhuhai People’s Hospital, we have focused our development efforts on additional types of microwave ablation medical devices to meet market demand, and have also developed a product pipeline to achieve more extensive products offering.
Our products are ultimately sold to hospitals through (i) direct sales, (ii) deliverers, or (iii) distributors. Benefiting from our distributors’ established channels and resources, we have been able to cut costs and time in reaching target markets compared to the costs and time required to distribute those products through direct sales. See “Sales Channels” below for an explanation of the difference between deliverers and distributors. With a network of qualified deliverers, we have been able to sell products to a large group of hospitals at once. With our solid and strategically managed network of deliverers and distributors and close collaboration with medical associations and doctors through our sales and marketing efforts, we have seen the number of hospitals in China purchasing our products increase from approximately 430 in the year ended December 31, 2022 to approximately 505 in the fiscal year ended December 31, 2023, with the number of Grade III hospitals (the highest tier hospitals in China as classified and graded pursuant to the Pilot Draft of the Hospital Hierarchy Management Scheme of the PRC) increasing from approximately 250 to approximately 310.
We have experienced significant growth in our business and results of operations in the fiscal years ended December 31, 2022 and 2023. Our revenue decreased from $35.1 million in the fiscal year ended December 31, 2022 to $31.5 million in 2023, representing decrease of 10.4%. Our net income decreased from $12.8 million in the fiscal year ended December 31, 2022 to $10.7 million in 2023, representing decrease of 16.6%.
Competitive Strengths
We are one of the Leading Microwave Ablation Medical Device Developers and Providers in the PRC for Minimally Invasive Treatment of Tumors, a Fast-growing and Underserved Microwave Ablation Medical Device Market
We are one of the leading medical device developers and providers in the PRC for minimally invasive treatment of tumors. We ranked first among microwave ablation medical device providers in the treatment for thyroid nodules and breast lumps in the PRC in terms of sales revenue and sales volume of microwave ablation needles in 2022 according to the Frost & Sullivan Report. We are the first company to have our proprietary microwave ablation medical devices specifically approved for use to treat thyroid nodules successfully registered as a Class III medical device.
We operate in the growing PRC microwave ablation market. Given the increasing number of cancer patients, the promotion of ablation technique in hospitals and the rising adoption of minimally invasive operation, ablation therapy has gradually become one of the most common treatments for tumors in the PRC. According to the Frost & Sullivan Report, from 2016 to 2022, the market size of China’s tumor ablation industry in terms of hospital charge price has increased from RMB1.88 billion to RMB4.6 billion with a CAGR of 15.5%. Microwave ablation, the largest sector of the tumor ablation therapy market in China, contributed to 60% of the overall ablation market, with a sales revenue of RMB2.67 billion in 2021. The market size of the tumor ablation industry in China is expected to remain an upward trend and is expected to reach RMB12.26 billion in 2027 with a CAGR of 22.4%. The number of microwave ablation procedures in the PRC, which increased from approximately 71,000 in 2016 to approximately 181,000 in 2021, is expected to reach approximately 640,700 in 2027, representing a CAGR of 25.0% from 2022 to 2027, where most of the growth is expected to be in the field of thyroid nodule ablation. Our microwave ablation devices primarily target specialty areas, including both benign tumors with a focus on thyroid nodules and malignant tumors with a focus on liver cancer and lung cancer.
Extensive Sales and Distribution Network
We have an established and strategically managed sales and distribution network across China. For the fiscal years ended December 31, 2022 and 2023 with an extensive network of deliverers and distributors, our products were distributed directly, through deliverers and by distributors and by the Company itself to approximately 430 and approximately 505 hospitals across 21 and 24 provinces, municipalities and autonomous regions in China, respectively.
Our sales and distribution network allows us to keep in touch with customers nationwide and respond to clients’ needs in an effective and timely manner. Leveraging our distributors’ and deliverers’ sales network and their geographical coverage, we are able to establish close contact with more hospitals and doctors and obtain direct feedback from product users.
Enhanced Research and Development Capabilities through Collaboration with Market Participants
We attach great importance to research and development. We are the first company to have proprietary microwave ablation medical devices specifically approved for the treatment of thyroid nodules registered as Class III medical devices in the PRC. Currently, we hold two Class III registration certificates under the Company’s name: microwave therapeutic instrument and accessories and disposable microwave ablation needle. We have also successfully obtained the registration certificate for the Class III Certificate for MWA Needles, and one registration certificate for Class II medical devices in the PRC in relation to disposable sterile biopsy needles.

The following table provides a summary of our registered medical devices and their respective classifications:
Class III MWA needles
Model	Registration Certificate Number	Certificate Validity	Class	Frequency	Power	Power Source	Service Life
MTI-5AT	CFDA 20183011581 (国械注准 20183011581)	6 Feb. 2023 to 5 Feb. 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Magnetron	8 years
MTI-5B	CFDA 20183011581 (国械注准 20183011581)	6 Feb. 2023 to 5 Feb. 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Magnetron	8 years
MTI-5C	CFDA 20183011581 (国械注准 20183011581)	6 Feb. 2023 to 5 Feb. 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Magnetron	8 years
MTI-5DT	CFDA 20183011581 (国械注准 20183011581)	6 Feb. 2023 to 5 Feb. 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Magnetron	8 years
MTI-5ET	CFDA 20183011581 (国械注准 20183011581)	6 Feb. 2023 to 5 Feb. 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Solid-state source	8 years
Class II MWA needles
Registered Name	Registration Certificate Number	Certificate Validity	Class	Model	Product Characteristics Classification	Service Life
Microwave Thermal Coagulation Ablation Needle	SXZZ 20182210706 (苏械注准20182210706)	26 Mar. 2018 to 25 Mar. 2023 (Class III license for thyroid nodules and liver cancer usage have been obtained, as discussed below)	Class II	XR-A2018W XR-A2015W XR-A1818W XR-A1815W XR-B2018W XR-B2015W XR-B1818W XR-B1815W	Long Microwave Ablation Needles
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 915 MHz or 2450 MHz;
3. Specifications: needle length is 15 cm to 18 cm, needle diameter is 1.8 mm to 2.0 mm, to meet various clinical needs;
4. Scope of application: commonly used for microwave ablation treatment of liver and lung cancer.
2 years
				XR-A1610W XR-A1608W XR-A1410W XR-A1408W XR-B1610W XR-B1608W XR-B1410W XR-B1408W	Fine Microwave Ablation Needle
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 915 MHz or 2450 MHz;
3. Specifications: needle length is 8 cm to 10 cm, needle diameter is 1.4 mm to 1.6 mm, to meet various clinical needs;
4. Scope of application: commonly used for microwave ablation treatment of thyroid nodules and breast lumps.

Class III MWA needles
Registered Name	Registration Certificate Number	Certificate Validity	Class	Model	Product Characteristics Classification		Service Life
Disposable Water-Cooled Microwave Thermal Coagulation Ablation Needle	CFDA 20183011581 (国械注准20183011581)	6 Feb. 2023 to 5 Feb. 2028	Class III	XR-A2021W, XR-A2018W, XR-A2015W, XR-A2021R (round head), XR-A2018R (round head)	Long Microwave Ablation Needles
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 2450 MHz;
3. Specifications: needle length is 15 cm to 21 cm, needle diameter is 2.0 mm, to meet various clinical needs;
4. Scope of application: used for the treatment of liver tumors (solid tumor therapy is limited to patients with a diameter ≤3cm and fewer than 3 lesions of metastatic liver cancer).
2 years
				XR-A1610W	Fine Microwave Ablation Needle	1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;

Registered Name	Registration Certificate Number	Certificate Validity	Class	Model	Product Characteristics Classification	Service Life
Disposable Microwave Ablation Needle	CFDA 20233010963 (国械注准20233010963)	13 Jul. 2023-12 Jul. 2028	Class III	J-20-15, J-20-12, J-20-10, J-20-08, J-20-05, J-18-15, J-18-12, J-18-10, J-18-08, J-18-05	Long Microwave Ablation Needles
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 2450 MHz;
3. Specifications: needle length is 5 cm to 15 cm, needle diameter is 1.8mm to 2.0 mm, to meet various clinical needs;
4. Scope of application: used for the treatment of benign thyroid nodules (nodule diameter ≥2cm, solid >80%, progressive enlargement, symptoms of compression, and aesthetic impact).
2 years
				J-16-15, J-16-12, J-16-10, J-16-08, J-16-05, J-14-15, J-14-12, J-14-10, J-14-08, J-14-05	Fine Microwave Ablation Needle
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 2450 MHz;
3. Specifications: needle length is 5 cm to 15 cm, needle diameter is 1.4mm to 1.6mm, to meet various clinical needs;
4. Scope of application: used for the treatment of benign thyroid nodules (nodule diameter ≥2cm, solid >80%, progressive enlargement, symptoms of compression, and aesthetic impact).

Registered Name	Registration Certificate Number	Certificate validity	Class	Model	Product Characteristics Classification	Service Life
Disposable Microwave Ablation Needle	CFDA 20233011839 (国械注准20233011839)	December 4, 2023 to December 3, 2028	Class III	G-16-20, G-16-15, G-16-10, G-16-08	Fine Microwave Ablation Needles
This product is used in medical institutions, together with our microwave therapeutic apparatus (models: MTI-5AT, MTI-5ET and MTI-5DT) for the treatment of primary liver cancer with a diameter of ≤3cm or metastatic liver cancer with a diameter of ≤3cm and less than 3 lesions.
2 years
				G-20-25, G-20-21, G-20-18, G-20-15, G-18-25, G-18-21, G-18-18, G-18-15,	Long Microwave Ablation Needles
Disposable Microwave Ablation Needle	CFDA 20243010517 (国械注准20243010517)	March 19, 2024 to March 18, 2029	Class III	J-16-12-XT, J-16-10-XT, J-16-08-XT, J-16-05-XT, J-14-15-XT, J-14-12-XT, J-14-10-XT, J-14-08-XT, J-14-05-XT	Fine Microwave Ablation Needles
This product is used in medical institutions, together with our microwave therapeutic apparatus (models: MTI-5AT, MTI-5ET, and MTI-5DT) for the treatment of benign thyroid nodules (with a nodule diameter ≥2cm, solid content >80%, progressive enlargement, presence of compression symptoms, and affecting appearance of patient)
2 years
				J-20-15-XT, J-20-12-XT, J-20-10-XT, J-20-08-XT, J-20-05-XT, J-18-15-XT, J-18-12-XT, J-18-10-XT, J-18-08-XT, J-18-05-XT, J-16-15-XT,	Long Microwave Ablation Needles

Disposable sterile biopsy needle (Class II)
Registered Name	Registration Certificate Number	Certificate Validity	Class	Model	Service Life
Disposable Sterile Biopsy Needle	SXZZ 20232141234 (苏械注准20232141234)	30 Aug. 2023 to 19 Aug. 2028	Class II	BN-MAR-1	2 years
Our research and development capacities are supported by our research and development team, led by Mr. Rongjian Lu and Mr. Hailong Sun. As of January 4, 2024, we possessed 47 patents in the PRC, and 33 patent applications are currently pending. Additionally, we collaborate with academic institutions, including Nanjing Forestry University and Zhuhai People’s Hospital, and contract with research organizations to perform research and development activities. This practice allows us to benefit from the expertise of the partnered or contracted institutions and organizations, through which we have developed a product pipeline to achieve a more extensive product offering.
We believe that our research and development capacities allow us to be well-positioned to offer a wider variety of microwave ablation medical devices to patients.
One of the Leading Players in the Microwave Ablation Medical Device Industry that Adds Value to Stakeholders in the Value Chain
Microwave ablation medical devices can provide benefits to stakeholders in the value chain from patients to hospitals and medical practitioners. For patients, microwave ablation is one of the available treatment options of certain types of tumors, including liver cancer, thyroid nodules, pulmonary nodules, breast lumps, and lung cancer. Patients eligible for microwave ablation include those with a single tumor of no larger than 5cm in diameter or multiple tumors with no more than three tumors, each with less than 3cm in diameter. Compared with other treatment options such as radiofrequency ablation, cryoablation and laser ablation, the heat generated by microwave ablation is stronger and has the advantages of rapid heating, larger ablation volume, and shorter operation time. Additionally, microwave ablation is less likely to cause postoperative complications compared to cryoablation and laser ablation. In general, for eligible patients, microwave ablation has the advantages of being safe, minimally invasive and easy to operate with a rapid recovery and low complication rate for patients. See “Industry Overview” for details. For hospitals, our microwave ablation devices provide them with a surgical alternative to conventional open surgery and chemotherapy for some patients. Patients undergoing microwave ablation treatment also require a shorter observation period and hospital stay period (if any) after operation. Therefore, by providing microwave ablation treatment, hospitals can reduce the number of open surgery or chemotherapy patients and the burden on hospital capacity. For medical practitioners, our microwave ablation medical devices require shorter operation time and involve relatively lower risks as compared to open surgery. Additionally, microwave ablation treatment achieves comparable clinical results with other traditional forms of treatment, such as open surgery, chemotherapy and radiation therapy with relatively lower fees, thereby reducing the burden on expense reimbursement by private insurance companies and government medical expenditure.
Highly Experienced Management Team with Proven Track Record
We have an experienced, dedicated and stable management team, with deep industry knowledge and management expertise that has contributed to our success. Our founder, chief executive officer and chairperson of the board of directors, Haimei Wu, has over 20 years of experience in the medical devices industry and oversees the overall strategic planning and business development of ExcelFin. Mr. Wei Hou, one of our directors, has over 28 years of experience in management and sales in the pharmaceutical industry. In addition, our senior management team includes members with backgrounds in accounting, research and development, and sales.
Over the years, our management team has established close relationships with customers and suppliers and accumulated in-depth knowledge of the microwave ablation medical device industry with a strong understanding of industry development and market trends. We believe that our leadership team, with their strong management skills, and the utilization of our distribution networks and industry experience, will help us sustain our growth and future development.

Growth Strategies
Our goal is to become a renowned medical developer and provider that delivers high quality, comprehensive and innovative products. We plan to implement the following growth strategies in the upcoming years.
Broaden and Deepen our Product Portfolio
We intend to broaden and deepen our product portfolio in order to strengthen our position in the microwave ablation medical device market through research and development collaborations. We also plan to register our Class III medical devices specifically approved for the treatment of breast lumps, pulmonary nodules, varicose veins, bone tumors, uterine fibroids and other diseases.
Breast lumps.   We have completed the prototype manufacturing and product registration testing of microwave ablation devices specifically approved for the treatment of breast lumps in the PRC, and we expect to complete the clinical trials by June 2025. We expect to complete the NMPA registration procedures after the clinical trials and obtain applicable registration certificates in October 2025. Based on the experience of the agent filing our CE certificate (our “CE Filing Agent”), we believe we can use the clinical data from the PRC for our CE certificate process and therefore potentially may not need to conduct any further clinical trials in the EU. However, there can be no assurance that we will not be required to conduct clinical trials in the EU, especially since this statement has not been confirmed by a CE notified body. If we are not required to conduct clinical trials in the EU, we expect to submit our EU CE certification materials around June 2025 and obtain the applicable registration certificates between October 2025 and the middle of 2026, based on the average timeline currently observed in the EU. Based on our CE Filing Agent’s past experience with similar applications, we hope to receive such registration certificates by around October 2025. However, we cannot predict with certainty the timeline of obtaining the applicable NMPA registration and the EU CE certificates, and it is possible that we may not obtain such certificates at all.
Pulmonary nodules.   We have completed the prototype manufacturing of microwave ablation devices specifically approved for the treatment of pulmonary nodules and are in the process of product registration testing in the PRC. We plan to conduct clinical trials and thereafter apply for NMPA registration. We expect to complete the pulmonary nodules clinical trials by June 2025, complete the NMPA registration procedures thereafter and obtain applicable registration certificates in October 2025. Similar to our progress with the breast lump clinical trials, we expect to use the clinical data obtained from our PRC clinical trials for our CE certificate process based on our CE Filing Agent’s experience and apply for EU CE certification concurrently and obtain the applicable registration certificates between October 2025 and the middle of 2026. However, we cannot predict with certainty the timeline of obtaining the applicable NMPA registration and the EU CE certificates, and it is possible that we may not obtain such certificates, if at all.
Thyroid nodules.   We have completed the prototype manufacturing, product registration testing and clinical trials of microwave ablation devices specifically approved for the treatment of thyroid nodules in the PRC. We have completed the NMPA registration procedures and obtained applicable registration certificates in July 2023. Based on the experience of our CE Filing Agent, we believe we can use the clinical data from the PRC for our CE certificate process and therefore potentially may not need to conduct any further clinical trials in the EU. However, there can be no assurance that we will not be required to conduct clinical trials in the EU, especially since this statement has not been confirmed by a CE notified body. If we are not required to conduct clinical trials in the EU, we expect to submit our EU CE certification materials in December 2024 and obtain the applicable registration certificates in 2025 or the beginning of 2026, based on the average timeline currently observed in the EU. Based on our CE Filing Agent’s past experience with similar applications, we hope to receive such registration certificates by the end of the first quarter of 2025. However, we cannot predict with certainty the timeline of obtaining the EU CE certificate, and it is possible that we will not obtain the CE certificate in the EU at all.
Varicose veins.   We have completed the prototype manufacturing of microwave ablation devices specifically approved for the treatment of varicose veins in the PRC and are in the process of product registration testing. We plan to conduct clinical trials and thereafter apply for NMPA registration. However, there can be no assurance that the NMPA registration for varicose veins will ultimately be achieved.

Bone tumors and uterine fibroids.   We are in the process of prototype manufacturing of microwave ablation devices specifically approved for the treatment of bone tumors and uterine fibroids. Thereafter, we plan to commence product registration testing in the PRC, which is expected to be completed in June 2025. However, there can be no assurance that product registration testing in the PRC will be completed in June 2025, or at all. If such product registration testing is completed, we plan to conduct clinical trials and thereafter apply for NMPA registration.
Enhance Research and Development Capabilities
We intend to continue focusing on identifying the technologies with clinical potential and collaborating with our research and development partners to tackle the key clinical issues and launch new products in the microwave ablation medical device market in the PRC. Going forward, we plan to study, research and develop microwave ablation intelligence, which uses robots and optical surgical navigation technology to locate tumors, improve surgical accuracy and reduce dependence on doctors’ skills and experience. Specifically, we intend to develop and launch AI robotic surgery assistance, particularly for the treatment of thyroid nodules, breast lumps, bone tumors, pulmonary nodules, prostate tumors and heart hypertrophy. To this end, we plan to invest a total of approximately $18.7 million in the research and development of microwave ablation intelligence through 2027. We plan to conduct pre-clinical activities on the application of microwave ablation intelligence in 2025 and complete relevant clinical trials in 2027.
To execute our research and development objectives, we plan to expand and increase the headcount of our research and development team. We have established a research and development committee to oversee the key stages of our research and development processes, advise on research and development strategies, and review the status and progress of new research projects. As of December 31, 2023, our research and development team consisted of 11 members and is led by our co-chief technical officers, Mr. Rongjian Lu and Mr. Hailong Sun. We plan to recruit an additional 20 research and development staff with a bachelor’s degree and at least three years of experience in the research and development of medical devices in the next two years, with such recruitment to take place in batches.
Expand our Presence in Foreign and Emerging Markets
Leveraging our established products and market position in the PRC, we intend to tap into overseas markets such as the U.S., the EU and Southeast Asia in the coming years, which we believe have great market growth potential, by establishing overseas offices and seeking collaboration with local sales channels. According to the Frost & Sullivan Report, radiofrequency ablation was the largest sector of the tumor ablation therapy market in the U.S. and Europe in 2022, followed by microwave ablation, which contributed to 21.9% and 27.3% of the overall tumor ablation therapy market in the U.S. and Europe in terms of revenue, respectively. The total addressable market for microwave ablation devices is projected to grow across various regions and cancer types and is expected to reach $151.5 million in the U.S., $110.2 million for thyroid cancer in Europe, $9.5 million for breast cancer in Europe, and $77.1 million in Southeast Asia by 2027, according to the Frost & Sullivan Report. The microwave ablation market in the U.S. is relatively concentrated with a few top market players, whereas the market in Europe is relatively fragmented. It is expected that the market size of microwave ablation therapy market in the U.S. and Europe will continue to grow over time. We intend to invest a total of approximately $1.7 million in the clinical trials and applications of FDA registration and CE Mark for selected devices.
In 2022, we initiated our plan for FDA marketing clearance in the U.S. and C.E. Mark in the EU for our propriety microwave ablation medical device to be used for the coagulation (ablation) of soft tissues other than special soft tissues. Soft tissues include all tissues in the body that have not been hardened by the process of ossification or calcification, including muscles, tendons, ligaments, fats, fibrous tissues, lymphatic and blood vessels, fascia and synovium. According to the FDA Guidance Premarket Notification (510(K)) Submissions for Electrosurgical Devices for General Surgery, special soft tissues include the lungs, colorectal tissue, skin, mucous membranes, and nerve tissue, and are subject to specific requirements such as additional testing in chronic animal studies.
In the U.S., all of our research and development for soft tissue products (excluding special soft tissues) has been completed. Manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the Food, Drug and Cosmetic Act requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. On July 28, 2023 we submitted to the FDA (i) a premarket notification submission demonstrating that our disposable microwave ablation needle is “substantially equivalent” to a predicate device (disposable microwave therapeutic antenna) already on the market and (ii) a premarket notification submission demonstrating that our microwave ablation system is “substantially equivalent” to a predicate device (microwave therapeutic system) already on the market. A predicate device is a legally marketed device that is not subject to premarket approval (“PMA”), i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. On November 13, 2023, the FDA notified us that our disposable microwave ablation needle and system is substantially equivalent to a predicate device currently on the market (disposable microwave therapeutic antenna or microwave therapeutic system, as applicable). The FDA classified both devices into Class II and granted 510(k) clearance to commercially market the devices for the coagulation (ablation) of soft tissue, excluding cardiac use.
After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance or PMA approval is obtained. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.
With respect to marketing our breast lump, pulmonary nodules and thyroid nodule products within the EU, the research and development process and clinical trial process is well advanced, although we may still need to conduct certain additional studies and clinical evaluation research to meet EU MDR requirements. This is because, although not yet confirmed by a CE notified body, we believe we may be able to rely on the clinical trial data from the PRC, in which case we would potentially not need to conduct further clinical trials in the EU and would expect to have completed the necessary research by June of 2025. However, if during the course of our CE certificate application process we are asked to provide additional clinical trial data, we will have to conduct the appropriate additional clinical trials, which would lengthen the CE certification process. More specifically, with respect to the breast lump and pulmonary nodule products clinical trial process in the PRC, we completed product registration and animal testing of our products in May 2023, and revised the case report form based on the research plan discussion conference which took place in September 2023. In January 2024, the work for the third-party usability study was completed, and the report for the third-party usability study and the clinical evaluation research and clinical trial testing plans for the breast lump and pulmonary nodules clinical research, respectively, were completed in February 2024. Although finalized, we are prepared to revise such respective clinical trial testing plan accordingly should there be any comments or constructive feedback to such plan we may receive from our other hospital institutions or involved parties or as part of our ethics approval process. By September of 2024, we plan to: (i) complete the ethics review, (ii) execute the clinical research contracts with the relevant research collaborators and/or the hospital institutions which shall be appointed to carry out the specific tasks of the clinical research; and (iii) submit, where possible, the clinical trial evaluation reports as part of any pre-registration reviews of the certification procedure to shorten the certification processing time for each of the breast lump and pulmonary nodules clinical studies, respectively. Shortly after in September of 2024, we expect to have each of the hospital institutions start the clinical trials stage by enrolling research participants and performing medical diagnoses for the breast lump and pulmonary nodule clinical trials, respectively. Based on the current proposed research schedule timeframe, we expect to have all research participants successfully enrolled by November 2024 and finish all clinical trial data collection by May 2025 for both clinical trials, respectively. Thereafter, we expect to have semi-final research reports from each hospital institution and the finalized clinical trial research reports in relation to the two respective clinical trials completed in June 2025. On the other hand, the clinical trials for thyroid nodule products have already finalized on July 20, 2020. Around June 2025, we plan to submit our clinical trial results for NMPA and CE certification for our breast lumps and pulmonary nodules product lines, and CE certification for our thyroid nodules product line. If our application is accepted, we expect to obtain the certification for such product line between October 2025 to the mid-year of 2026, based on the average timeline currently observed in the EU.

However, there can be no guarantee that the CE Mark will be granted nor with respect to the scope of the indication. Medical devices sold in the EU must comply with the requirements provided for in the EU MDR. Compliance with these requirements is a prerequisite to be able to affix the European Conformity, or CE, mark to our products, without which they cannot be sold or marketed in the EU. To demonstrate such compliance, the Company must undergo a conformity assessment procedure, which varies according to its medical devices classification. Consequently, classification of a device depending on the risks associated with its use and its characteristics is the first step to be undertaken by the manufacturer. Except for low-risk medical devices (Class I), where the manufacturer can self-assess the conformity of its products with the general safety and performance requirements (except for any parts which relate to sterility, metrology or reuse aspects), a conformity assessment procedure requires the intervention of a private organization designated by the EU Member States national competent authorities, or so-called “notified body”. For Class IIb and III devices, which correspond to the classifications that may be expected for devices currently developed by the Company, the application file must contain the results of a clinical evaluation to evidence the safety and performance of the device, the related technical and clinical documentation, and a post- marketing surveillance plan, as detailed in Annex II of the EU MDR. In addition, the manufacturer must designate a person responsible for regulatory compliance who has expertise in the field of medical devices, as well as a European authorized representative when it is not based in the E.E.A. The manufacturer must also implement an appropriate quality and risk management system (generally using an ISO 13485:2016 certification) and implement a supplier management system.
Once the conformity certification is granted by the CE notified body, the manufacturer must issue a declaration of conformity certifying under its own responsibility its conformity with the EU MDR. The manufacturer can then affix the CE mark to its devices, which may then be marketed in the EU. The manufacturer must provide the applicable CE notified body with notice of any change or any modification that may affect the safety or performance of the device or the manufacturer’s quality management system. If such change or modification is substantial, it may be subject to prior authorization from such CE notified body. If the CE notified body concludes that the manufacturer does not comply with the EU MDR requirements, it may suspend or withdraw the compliance certification it issued, and the marketing of the device would be required to be stopped until a new certification is obtained.
Selectively Pursue Strategic Acquisitions or Investment
We started to offer microwave ablation medical devices after our successful acquisition of Nanjing Changcheng in 2017. We plan to actively seek suitable opportunities for strategic acquisitions, investment or synergistic business cooperation to grow our business, expand our product portfolio, enhance sales and distribution network, and strengthen our research and development capabilities to further consolidate our market position. The acquisition or investment opportunities we may pursue include (i) companies offering microwave ablation products and technologies, which could potentially allow us to expand and/or upgrade our product offerings, (ii) companies offering laser ablation products and technologies, which could potentially allow us to expand product offerings to the treatment of prostate cancer and brain cancer, and (iii) companies that focus on the development of AI technologies and products, which could potentially allow us to utilize the AI technologies and develop AI robotic surgery assistance microwave ablation or other medical procedures.
We evaluate potential acquisition or investment targets based on a number of factors, including potential to achieve synergies, the target’s operational history and results of operations, qualifications of the target’s management, estimated costs and time to complete the acquisition, potential return, and market reputation. We have not currently identified any potential targets for acquisition or investment.
Automate Product Lines
Our production process, including assembly, packaging and product testing, predominantly rely on manual operations. To increase standardization and product efficiency, we plan to automate certain production steps by automating our manufacturing plants in an attempt to increase operational efficiency, enhance product standardization, and ensure quality of medical devices manufactured.
Business Model
Our business primarily includes the design, development, manufacturing and sale of our proprietary microwave ablation medical devices and sales of other medical devices. For the fiscal years ended December 31,

2022 and 2023, the sales of microwave ablation medical devices represented 89.1% and 98.4% of our total revenue, respectively. For the fiscal years ended December 31, 2022 and 2023, the sales of other medical devices represented 10.9% and 1.6% of our total revenue, respectively.
Sales of proprietary microwave ablation medical devices
Overview of microwave ablation medical devices
Tumor ablation therapy is a technique guided by ultrasound, CT, magnetic resonance imaging (“MRI”) and other imaging techniques while using energy ablation (including microwave ablation), chemical ablation, or other minimally invasive procedures to target the tumor, causing acute cellular necrosis with very high temperature to ultimately achieve inactivation of the tumor. Tumor ablation techniques are applied in the treatment of both benign and malignant tumors, and have the advantage of being safe, minimally invasive and easy to operate with a rapid recovery and low complication rate for patients. Tumor ablation therapy can also help to prevent cancer progression by curbing a benign tumor from developing into a malignant one. Therefore, early detection and treatment of benign tumors plays an important role in cancer prevention. Microwave ablation denaturizes and coagulates the protein of tumor cells with extreme heat generated by microwave energy. Microwave ablation techniques have been developed for the treatment of different benign and malignant tumors, including liver cancer, thyroid nodules, lung cancer and breast lumps.
In a typical microwave ablation treatment, patients are operated on under local anesthesia. Depending on the size and location of the tumor, the doctor presets, among other things, the power (usually 35W), ablation time (usually within 12 to 15 minutes for skilled doctors) and the ablation mode (usually continuous, pulse or pedal mode) in the microwave ablation therapeutic apparatus. The medical practitioner first makes a small incision to facilitate the penetration of the microwave ablation needle. Under the guidance of ultrasound, CT scan or other imaging equipment, which are used in conjunction with the microwave ablation medical devices to detect the location of tumors, the microwave ablation needle can be inserted into the tumor accurately. The ultrasound, CT scan or other imaging equipment employed are standard medical devices available in the hospitals. The microwave ablation needle should pass through the center of the tumor for an evenly distributed ablation effect. After ensuring the peristaltic pump is turned on to allow circulation of cooling saline, the medical practitioner will start the microwave ablation treatment. The microwave ablation therapeutic apparatus produces and transmits intense heat that coagulates the tumor tissue through the microwave ablation needle. The cooling saline runs through the microwave ablation needle except its tip which has direct contact with the tumor. The circulation of cooling saline can prevent or reduce damage to other parts of the patient’s body. The medical practitioner assesses the ablation effect throughout the microwave ablation treatment to avoid over-ablation by observing the operation status as shown on the microwave ablation therapeutic apparatus and the tumor via ultrasound, CT scan or other imaging equipment. The diagram below exemplifies a microwave ablation medical set-up in a typical treatment.

The diagram below illustrates the interface of one of our proprietary microwave ablation therapeutic apparatus.
Microwave ablation needles
Our proprietary microwave ablation needles are used in conjunction with our proprietary microwave ablation therapeutic apparatus for microwave ablation treatments, and can be categorized into fine needles and long needles based on their length and diameter. Microwave ablation needles can penetrate the human body during a treatment and are non-reusable consumables. The table below sets forth product category classification and features of our proprietary microwave ablation needles.

Registered Name	Registration Certificate Number	Class	Model	Product Characteristics Classification	Useful Life Span
Disposable Water-Cooled Microwave Thermal Coagulation Ablation Needle	CFDA 20183011581	Class III	XR-A2021W, XR-A2018W, XR-A2015W, XR-A2021R (round head), XR-A2018R (round head)	Long Microwave Ablation Needles
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 2450 MHz;
3. Specifications: needle length is 15 cm to 21 cm, needle diameter is 2.0 mm, to meet various clinical needs;
4. Scope of application: used for the treatment of liver tumors (solid tumor therapy is limited to patients with a diameter ≤3cm and fewer than 3 lesions of metastatic liver cancer).
2 years

Registered Name	Registration Certificate Number	Class	Model	Product Characteristics Classification	Useful Life Span
Disposable Water-Cooled Microwave Thermal Coagulation Ablation Needle	CFDA 20183011581	Class III	XR-A1610W	Fine Microwave Ablation Needle
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 2450 MHz;
3. Specifications: needle length is 10 cm, needle diameter is 1.6 mm;
4. Scope of application: used for the treatment of benign thyroid nodules (nodule diameter ≥2cm, solid >80%, progressive enlargement, symptoms of compression, and aesthetic impact).
2 years
Disposable Microwave Ablation Needle	CFDA 20233010963	Class III	J-20-15, J-20-12, J-20-10, J-20-08, J-20-05, J-18-15, J-18-12, J-18-10, J-18-08, J-18-05	Long Microwave Ablation Needles
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 2450 MHz;
3. Specifications: needle length is 5 cm to 15 cm, needle diameter is 1.8mm to 2.0 mm, to meet various clinical needs;
4. Scope of application: used for the treatment of benign thyroid nodules (nodule diameter ≥2cm, solid >80%, progressive enlargement,
2 years

Registered Name	Registration Certificate Number	Class	Model	Product Characteristics Classification		Useful Life Span
symptoms of compression, and aesthetic impact).
Disposable Microwave Ablation Needle	CFDA 20233010963	Class III	J-16-15, J-16-12, J-16-10, J-16-08, J-16-05, J-14-15, J-14-12, J-14-10, J-14-08, J-14-05	Fine Microwave Ablation Needle
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 2450 MHz;
3. Specifications: needle length is 5 cm to 15 cm, needle diameter is 1.4mm to 1.6mm, to meet various clinical needs;
4. Scope of application: used for the treatment of benign thyroid nodules (nodule diameter ≥2cm, solid >80%, progressive enlargement, symptoms of compression, and aesthetic impact).
2 years

Registered Name	Registration Certificate Number	Certificate validity	Class	Model	Product Characteristics Classification	Service Life
Disposable Microwave Ablation Needle	CFDA 20233011839 (国械注准20233011839)	December 4, 2023 to December 3, 2028	Class III	G-16-20, G-16-15, G-16-10, G-16-08	Fine Microwave Ablation Needles
This product is used in medical institutions, together with our microwave therapeutic apparatus (models: MTI-5AT, MTI-5ET and MTI-5DT) for the treatment of primary liver cancer with a diameter of ≤3cm or metastatic liver cancer with a diameter of ≤3cm and less than 3 lesions.
2 years
				G-20-25, G-20-21, G-20-18, G-20-15, G-18-25, G-18-21, G-18-18, G-18-15,	Long Microwave Ablation Needles
Disposable Microwave Ablation Needle	CFDA 20243010517 (国械注准20243010517)	March 19, 2024 to March 18, 2029	Class III	J-16-12-XT, J-16-10-XT, J-16-08-XT, J-16-05-XT, J-14-15-XT, J-14-12-XT, J-14-10-XT, J-14-08-XT, J-14-05-XT	Fine Microwave Ablation Needles
This product is used in medical institutions, together with our microwave therapeutic apparatus (models: MTI-5AT, MTI-5ET, and MTI-5DT) for the treatment of benign thyroid nodules (with a nodule diameter ≥2cm, solid content >80%, progressive enlargement, presence of compression symptoms, and affecting appearance of patient)
2 years
				J-20-15-XT, J-20-12-XT, J-20-10-XT, J-20-08-XT, J-20-05-XT, J-18-15-XT, J-18-12-XT, J-18-10-XT, J-18-08-XT, J-18-05-XT, J-16-15-XT,	Long Microwave Ablation Needles
Microwave therapeutic apparatus
We produce five models of proprietary microwave ablation therapeutic apparatus. The table below sets forth the product category, product classification, size, frequency used, power, power source, useful life and special features of our proprietary microwave ablation therapeutic apparatus.

Product Category	Classification	Size	Frequency	Power	Power	Useful Life	Special Features	Picture
MTI-5AT	Class III	490mm×460mm ×155mm	2,450 MHz	range of 0 to 120W, with 1W interval	magnetron	eight years	touch-screen, over-heating protection, portable
MTI-5B	Class III	445mm×330mm ×156mm	2,450 MHz	range of 0 to 120W, with 1W interval	magnetron	eight years	physical buttons, applicable to radiation therapy, portable
MTI-5C	Class III	430mm×520mm ×950mm	2,450 MHz	range of 0 to 120W, with 1W interval	magnetron	eight years	touch-screen, applicable to radiation therapy, movable
MTI-5DT	Class III	580mm×750mm ×1450mm	2,450 MHz	range of 0 to 120W, with 1W interval	magnetron	eight years	touch-screen, over-heating protection, two-port output for treatments using two microwave ablation needles simultaneously, movable
MTI-5ET	Class III	490mm×460mm ×155mm	2,450 MHz	range of 0 to 120W, with 1W interval	solid state source	eight years	touch-screen, over-heating protection, portable
We develop the system and monitoring software embedded in our proprietary microwave ablation therapeutic apparatus. As of December 31, 2023, we had 22 registered software copyrights.
Sales of other medical devices
We also distribute and sell other medical devices, such as catheters, ventilators, operation tables, medical gloves, syringes, and large medical machines and systems. We source these medical devices from third-party suppliers and then sell these products to customers. We believe that our track record in medical device distribution allows us to establish relationships with other market players along the value chain such as hospitals, suppliers, distributors and deliverers and enhance our brand recognition.
For the year ended December 31, 2022, 10.9% (2023 : 1.6%) of the Company’s sales came from its distribution segment. The following table summarizes the medical devices sold in 2022 through distribution:
Product Name	Registration Number	Product Model	Class	Factory
Ultrasound Therapy Device	SXZZ 20162230952	HM-I-5-Y	Class II	Jiangsu Hanmei Technology Co., Ltd.
Sound-isolating Translucent Membrane	STXB 20160179	HMD-2	Class II	Jiangsu Hanmei Technology Co., Ltd.
Disposable Ultrasound Examination Sheath	YXZZ 20202062090	653003 14*120cm	Class II	Taishan Hongyi Medical Products Co., Ltd.
Medical Pressure Belt	CFDA 20162642767	3040	Class III	DJO, LLC
Medical Image Storage, Transmission and	SXZZ 20192210021	HM-UPACS-1	Class II	Jiangsu Hanmei Technology Co., Ltd

Product Name	Registration Number	Product Model	Class	Factory
Display System
Salt Water Bottle Holder	N/A	N/A	N/A	Nanjing Changcheng Medical Equipment Co., Ltd.
Craniomandibular Internal Fixation Screws	CFDA 20153131365	2.0*5mm	Class III	Shanghai Shuangshen Medical Instrument Co., Ltd
Craniomaxillary Internal Fixation Splint	CFDA 20163131419	EQ56 (calibre 22mm)	Class III	Shanghai Shuangshen Medical Instrument Co., Ltd
Craniomaxillary Internal Fixation Splint	CFDA 20163131419	ZQ16	Class III	Shanghai Shuangshen Medical Instrument Co., Ltd
Craniomandibular Internal Fixation Screws	CFDA 20153131365	79-2005	Class III	Shanghai Shuangshen Medical Instrument Co., Ltd
Diagnostic/Ablation Adjustable Elbow End Catheter	CFDA 20163012940	D134721IL	Class III	Johnson & Johnson-Biosense Webster, Inc.
Diagnostic/Ablation Adjustable Elbow End Catheter	CFDA 20163012940	D134722IL	Class III	Johnson & Johnson-Biosense Webster, Inc.
Perfusion Line	CFDA 20183662063	SAT001	Class III	Johnson & Johnson-Biosense Webster, Inc.
Star-shaped Magnetoelectric Dual Positioning Mapping Catheter	CFDA 20153072145	D128211	Class III	Johnson & Johnson-Biosense Webster, Inc.
Star-shaped Magnetoelectric Dual Positioning Mapping Catheter	CFDA 20153772145	D128208	Class III	Johnson & Johnson-Biosense Webster, Inc.
Fixed Bend Diagnostic Electrophysiological Catheter	CFDA 20163775177	F6QRD010RT	Class III	Johnson & Johnson-Biosense Webster, Inc.
Diagnostic/Ablation	CFDA 20163012940	D133604IL	Class III	Johnson & Johnson-Biosense

Product Name	Registration Number	Product Model	Class	Factory
Adjustable Elbow End Catheter				Webster, Inc.
Diagnostic/Ablation Adjustable Elbow End Catheter	CFDA 20153013202	NI75TCDH	Class III	Johnson & Johnson-Biosense Webster, Inc.
Body Surface Reference Electrodes	CFDA 20172071181	CREFP6	Class III	Johnson & Johnson-Biosense Webster, Inc.
Craniomandibular Internal Fixation Screws	CFDA 20153131365	HE2.0*5	Class III	Shanghai Shuangshen Medical Instrument Co., Ltd
Magnetically Positioned Adjustable Bend Scale Measurement Catheter	CFDA 20193070344	R7D282CT	Class III	Johnson & Johnson-Biosense Webster, Inc.
Three-dimensional Diagnostic Ultrasound Catheters	CFDA 20193062105	SNDSTR10	Class III	Johnson & Johnson-Biosense Webster, Inc.
Curved Visual Bi-directional Adjustable Curved Introducer Sheaths	CFDA 20193030613	D138502	Class III	Johnson & Johnson-Biosense Webster, Inc.
Curved Visual Bi-directional Adjustable Curved Introducer Sheaths	CFDA 20193030613	D138501	Class III	Johnson & Johnson-Biosense Webster, Inc.
As shown above, the Company does not rely on any single-source supplier for the distribution sales of medical devices. Nor is the Company dependent on the sales from its distribution segment, which comprises a small portion of its overall sales. Many of the medical devices listed above are obtained by means of one-time supply transactions and therefore the Company does not expect to make, or rely on making, multiple recurring distribution sales of such medical products. In addition, revenue generated from distribution of the above medical devices constitutes only a relatively small proportion of, and has very little impact on, the Company’s overall revenue levels. Given the market potential of microwave ablation products and sales to date as discussed further below, the Company intends to redirect its efforts from sales of non-microwave ablation products to research and development and sales of microwave ablation products.
Our Production Process
As December 31, 2023, we had a production team consisting of 47 members. The following graphs illustrate the major production process for our microwave ablation medical devices:
Microwave Ablation Needles

Microwave Ablation Therapeutic Apparatus
Procurement and procurement inspection.   We procure components and parts for the medical devices from third parties. We inspect the quality of components and parts sourced before they are further processed.
Component processing.   Through our staff or contracted third parties, we process the components and parts sourced.
Assembly and welding.   The assembly and welding of components and parts are conducted manually by production staff. The assembly process includes both mechanical assembly and electrical assembly.
Sterilization.   After packaging microwave ablation needles, we transport the packaged needles to third-party service providers for sterilization with ethylene oxide sterilization technology.
Product testing.   We test the effect of each microwave ablation medical device by applying the microwave ablation on animal organs to check its proper functioning under different microwave powers and with different operation time.
We also conduct quality inspections after each key step during the production process. If any flaw is detected, the semi-finished product would then be returned to the previous step to be revisited or scrapped, as appropriate. See “— Quality Control and Management.”
Suppliers
Our suppliers represent (i) suppliers of direct materials for their production of microwave ablation medical devices, and (ii) suppliers of other medical devices. Typically, contractual agreements with our suppliers have a term of one year, and may be renewed. For the manufacturing of microwave ablation needles, the principal materials include metal, needles, needle connectors, plastic handles, coaxial cable and tube. For the manufacturing of microwave ablation therapeutic apparatus, the principal materials include peristaltic pump, monitor, and various components and accessories of computers. For the fiscal years ended December 31, 2022 and 2023, we purchased all of the materials from suppliers in China.
We enter into supply agreements on a case-by-case basis with suppliers of direct materials for microwave ablation medical devices. Purchase prices are usually determined with reference to the type and market price of the materials.
For the fiscal year ended December 31, 2023 and 2022, we also had four and three major suppliers that contributed more than 10% of our total cost of revenues. Our largest supplier in 2022 accounted for $1.5 million, or 21.0% of our total cost of revenues in the same period. Our second largest supplier in 2022 accounted for $0.7 million, or 10.9% of our total cost of revenues in the same period. Our largest supplier in 2023 accounted for 1.1 million, or 25.4% of our total cost of revenues. Our second largest supplier in 2023 accounted for 1.0 million, or 24.5% of our total cost of revenues in the same period.
For the fiscal years ended December 31, 2022 and 2023, we did not experience any material disputes with our suppliers, difficulties in the procurement process, or interruptions in our operations due to any shortage or delay of materials supplied. In general, the contractual agreements we enter into with our suppliers have a duration of one year, or the purchase is made based on the quantity required each time. The terms of the agreements or orders are the same as those for ordinary purchases and sales, including the price of the products, the delivery time and the quality guarantee, among others, without any special provisions. With respect to the products provided by the three suppliers mentioned above, we believe that there are viable alternatives in the market that can meet our demands and needs at comparable price points and quality. We maintain a list of qualified suppliers of key materials for microwave ablation medical devices, which is reviewed and updated annually. Qualified suppliers are selected based on a variety of factors, including price, quality and customer service.

Quality Control and Management
We aim to achieve high standard of quality control and management on a consistent basis and to maintain quality, safe and effective performance throughout the manufacturing process. We have adopted internal quality control procedures to implement stringent measures throughout the process, from procurement of materials to completion and inspection of products. As of December 31, 2023, our quality control department had 17 employees. The following sets forth a summary of our key quality control measures.
Internal reports and records.   Our quality control department is required to keep the relevant reports and records during the production process to document production progress, inspection results, quality and issues.
Inspection of raw materials.   We require suppliers to provide quality inspection reports on the important raw materials for production. Our quality control department will conduct sample checks on each batch of the raw materials in accordance with internal guidelines and maintain a record for the inspection.
Product quality control.   We strictly monitor each step of the production process to ensure it meets internal quality control requirements. All of our staff are required to participate in mandatory training on our operation procedures and quality control requirements. Our quality control staff examines the quality of the goods at each key step of the production process before passing to the next production step and conducts routine and ad hoc quality inspections in the production areas and at selected production steps to detect any potential issues.
Finished product quality control.   Our quality control staff conduct a final quality check on finished products. Our final quality check primarily focuses on product appearance, function, safety and sterilization conditions. After the quality control staff have confirmed that the quality standards for each process have been satisfied, they will issue an inspection report.
Sales Channels
For the fiscal years ended December 31, 2022 and 2023, all of our revenue was derived from the PRC. Our products are ultimately sold to hospitals for use by their patients. These hospitals include Grade II and Grade III hospitals (as classified and graded pursuant to the Pilot Draft of the Hospital Hierarchy Management Scheme of the PRC) across 24 provinces, municipalities and autonomous regions in China. For the fiscal years ended December 31, 2022 and 2023, approximately 430 and approximately 505 hospitals in China procured our products, respectively, among which approximately 250 and approximately 310 were Grade III hospitals, respectively.
Our products are sold to hospitals through (i) direct sales, (ii) deliverers, or (iii) distributors. We choose among these sales channels primarily based on our own capacity to sell and promote our products in any particular hospitals or regions, compared to the sales network and services offered by deliverers or distributors. Among all sales to hospitals in the fiscal years ended December 31, 2022 and 2023, our products were sold directly to hospitals, through deliverers, and through distributors to in terms of revenue are $2.2 million, $19.4 million and $13.5 million respectively in 2022 and $1.3 million, $15.2 million and $15.0 million respectively in 2023.
Direct Sales
For direct sales, we directly market products and submit tender documents to hospitals and hospitals directly place orders with and submit payments to us after delivery. We are responsible for the after-sales services to the hospitals, including technical support and customer services.
Direct sales to hospitals allow us to establish and maintain direct contact with hospitals and doctors, keep track of the frontline medical practices and the application of our products, and obtain feedback from doctors, which can help us design new products and upgrade existing product offerings.
Sales through Deliverers
We also engage qualified deliverers to fulfill our hospital sales. As a hospital procures a wide variety of medical devices on a regular basis, for simple administration, some hospitals may prefer to procure from a deliverer who provides a wide selection of products instead of engaging separate medical device and pharmaceutical manufacturers for each individual product. Through deliverers, we can also leverage their networks to sell our products to a larger number of hospitals while reducing our administrative resources. Our deliverers mainly include state-owned companies in the PRC or publicly traded companies, which primarily engage in the distribution of medical devices and pharmaceutical products with wide distribution networks in China. As of December 31, 2022 and 2023, we engaged 19 and 26 deliverers, respectively.
For sales through deliverers, we market products to hospitals, deliverers submit tender documents to the hospitals, and hospitals will then place orders with and submit payments to deliverers after products are delivered. Deliverers subsequently remit payment to us after deducting their service fees. Similar to direct sales, we are responsible for after-sales services to hospitals. Consequently, under this model, hospitals are our customers and deliverers are agents responsible for the logistics arrangement function only.
We enter into framework delivery agreements with our deliverers. The following sets forth the material terms of a typical agreement with deliverers.
Duration.   Generally, the same term as set forth in our tender documents with the hospital, or a term of one year.
Delivery restriction.   Deliverers are prohibited from delivering our products to customers other than designated hospitals or customers outside designated delivery areas.
Payment term.   Ranging from 30 to 90 days after receipt of products by hospitals or issuance of invoice by deliverers to hospitals. The Company grants extended credit terms to a majority of its customers.
Pricing policy.   The sales prices of our products are generally predetermined at or limited by the tender price. We pay deliverers service fees calculated as a percentage of the total transaction amount.
Quality assurance and after-sales services.   We are responsible for providing technical training support and after-sales services. We are also responsible for quality and safety matters of products delivered. Deliverers generally are not responsible for product damage before or after product delivery.
Sales through Distributors
We sell products partly through third-party distributors. Leveraging local resources and experiences of the distributors, we are able to reach customers located in additional geographical areas across China in a cost-effective manner. Our distributors mainly include small and medium-sized businesses engaged in medical devices distribution, which typically possess a large customer base. As of December 31, 2022 and 2023, we did business with 120 and 125 distributors, respectively.
For sales through distributors, distributors are responsible for marketing and selling products to the hospitals, and they place orders directly with us after receiving orders from the hospitals. We deliver products to and receive payments from distributors. Consequently, under this model, distributors are our customers.
We enter into framework distribution agreements with our distributors. The following sets forth the material terms of a typical agreement with distributors.
Duration.   Our framework distribution agreement generally has a term of one year.
Selling restriction.   Distributors are prohibited from selling our products to customers other than designated hospitals. We generally are not allowed to engage multiple distributors for each designated hospital.
Payment term.   Ranging from 60 to 90 days after receipt of products.
Pricing policy.   We sell our products to distributors at fixed prices.
Transportation.   We are responsible for delivering products to the locations designated by distributors.
Product defects.   We only accept return or exchange of products if quality defects exist and the return or exchange is attributable to the quality defects.

Termination.   We are entitled to terminate a distribution agreement under certain circumstances including in the event that the distributor breaches any of its undertakings.
Selection of deliverers and distributors
Our sales and marketing department is responsible for selecting deliverers and distributors by assessing a number of factors, including their local resources and experiences, access to and relationship with hospitals, understanding of our company and our products, industry experiences, as well as historical operational performance. For deliverers, hospitals generally maintain approved vendor lists from which they purchase medical devices and pharmaceutical products. In practice, we coordinate with the relevant hospital to understand which deliverers are on its approved vendor list prior to the tender process and then select a suitable deliverer within such vendor list at our discretion. For distributors, we assess their marketing capabilities for potential expansions of our sales and distribution network. When potential deliverers or distributors have an interest in joining our network of deliverers and distributors, our sales and marketing department will review their background and make a decision based on the aforementioned factors.
Pricing
We price our products based on a number of factors, such as sales channels, cost of revenues, expected sales volume, selling prices of comparable or similar products, sales regions and local government policies. Generally, we sell our microwave ablation medical devices to distributors at a lower price than direct sales or sales through deliverers to the hospitals.
Customers
Our customers primarily include distributors and hospitals in China.
For the year ended December 31, 2023, Guangdong Provincial Hospital of Traditional Chinese Medicine and one distributor (the “Top Distributor”) accounted for 14.3% and 10.4% of the Company’s total revenue, respectively. The Top Distributor is a private company established in 2018, primarily engaged in the sale of medical devices in the PRC, with hospital clients located across the PRC, namely close to the Jiangsu and Zhejiang province area and in the Guangdong region. However, due to the restrictions of a non-disclosure agreement, the identity of the Top Distributor cannot be disclosed. An agreement was signed between the Company and the Top Distributor (“Top Distributor Agreement”) with the following material terms: (i) the Top Distributor is authorized to sell microwave ablation therapeutic apparatus and MWA needles to listed hospitals and assumes inventory risk, as products with quality issues can be exchanged but not returned otherwise; (ii) the Top Distributor can exchange faulty products, but the Company has not received any request for sales returns for the years ended December 31, 2022 and 2023, and the Company does not accept returns for non-quality-related issues; (iii) control of the goods transfers to the Top Distributor upon delivery and acceptance; (iv) the Top Distributor shall meet a minimum purchase requirement of two hundred MWA needles per fiscal year quarter; and (v) the Company has an obligation to keep information pursuant to such agreement confidential, where such confidentiality obligation shall remain in effect even after termination of such agreement, and unless exempted, any breach of such obligation shall allow the non-breaching party to demand compensation from the violating party for any economic losses incurred as a result. The Top Distributor Agreement may be terminated in a number of circumstances, namely: (i) the Top Distributor commits fraud, bribery or other acts which violate PRC laws; (ii) the Top Distributor is unable to meet its minimum purchase requirement; (iii) the Top Distributor engages in sales of medical devices from the Company’s competitors which are similar to the Company’s own medical devices or products; (iv) if fines or penalties incurred by the Top Distributor in accordance with the terms of the Top Distributor Agreement are not paid to the Company by the stipulated deadline; or (v) the Top Distributor fails to pay for the microwave ablation therapeutic apparatus and/or MWA needles it purchases from the Company after fifteen days following the payment due date. The Top Distributor Agreement expired as of December 31, 2023 and as a result, on January 1, 2024, the Company renewed the agreement by entering into a supplementary agreement with the Top Distributor (the “Top Distributor Supplementary Agreement”) to extend the term of the Top Distributor Agreement until December 31, 2024. The material terms and termination clause of the Top Distributor Supplementary Agreement are largely similar to the material terms of the Top Distributor Agreement summarized above, but with the following key differences: (i) the Top Distributor shall meet a minimum purchase requirement of 1,250 MWA needles per fiscal year quarter; and (ii) such agreement may no longer be terminated if fines or penalties incurred by the Top Distributor in accordance with the terms of the Top Distributor Agreement are not paid to the Company by the stipulated deadline, or if the Top Distributor fails to pay for the microwave ablation therapeutic apparatus and/or MWA needles it purchases from the Company after fifteen days following the payment due date. For the six months ended June 30, 2024, the Top Distributor had met its minimum purchase requirement as stipulated under the Top Distributor Supplementary Agreement.
Based on the Company’s annual review of the Top Distributor for the year ended December 31, 2023, the Top Distributor had not breached any of the provisions of the Top Distributor Agreement which may warrant the termination of the Top Distributor Agreement. Copies of the Top Distributor Agreement and the Top Distributor Supplementary Agreement are filed as Exhibits 99.9 and 99.10, respectively, to the registration statement of which this proxy statement/prospectus is a part, but to address confidentiality concerns and protect sensitive business information, the name of the Top Distributor, the pricing of the medical devices to be sold, and the identity and location of the stipulated hospital clients have been redacted. To illustrate this arrangement for investors, a disclaimer message has been inserted by the Company at the top of each of Exhibits 99.9 and 99.10.
For the year ended December 31, 2022, Zhuhai People’s Hospital accounted for 10.7% of the Company’s total revenue. Other than that, no single customer comprises over 10% of revenue as for the year ended December 31, 2023 and 2022. The material terms of our agreements with these customers include common sale of goods terms, such as product name, product model, product price and settlement of payment. Pursuant to such agreements, our customers purchase our products based on their actual product needs as opposed to minimum purchase requirements. The termination provisions of such agreements provide that the agreements may be terminated by the Company if any one of a number of conditions are satisfied, including, among others, if contractual performance becomes impossible due to force majeure, or if the customer declares it will not fulfill its obligations under the sales contract or fails to do so despite a demand by the Company. There are no other special provisions or arrangements with these customers compared to other customers of the Company.
Product Return and Exchanges
We are responsible for product defects according to PRC laws and regulations. Our return and exchange policy is to accept only defective products for return or exchange. There is no significant sales return for the year ended December 31, 2022 and 2023.
Research and Development
We attach great importance to research and development. As of January 4, 2024, we possessed 47 patents in the PRC and 33 pending patent applications. Further details of such patents and patent applications are described in the section titled “Intellectual Property” below. As of December 31, 2023, the Company holds two Class III registration certificates: microwave therapeutic instrument and accessories (which is valid between until February 5, 2028) and disposable microwave ablation needle (which is valid until July 12, 2028). We have successfully obtained the registration certificate for the Class III Certificate for MWA needles. Therefore, the cancellation of the Class II Certificate for Microwave Ablation needle will not adversely impact the operations of the company.
The following table summarizes the Company’s registration certificates, including the models to which such registration certificates relate, and the relevant expiration dates for each registration certificate:

Microwave therapeutic apparatus
Model	Registration Certificate Number	Certificate Validity	Class	Frequency	Power	Power Source	Service Life
MTI-5AT	CFDA 20183011581 (国械注准 20183011581)	6 Feb. 2023 to 5 Feb, 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Magnetron	8 years
MTI-5B	CFDA 20183011581 (国械注准20183011581)	6 Feb. 2023 to 5 Feb, 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Magnetron	8 years
MTI-5C	CFDA 20183011581 (国械注准20183011581)	6 Feb. 2023 to 5 Feb, 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Magnetron	8 years
MTI-5DT	CFDA 20183011581 (国械注准20183011581)	6 Feb. 2023 to 5 Feb, 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Magnetron	8 years
MTI-5ET	CFDA 20183011581 (国械注准20183011581)	6 Feb. 2023 to 5 Feb, 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Solid-state source	8 years
Class III MWA needles
Registered Name	Registration Certificate Number	Certificate Validity	Class	Model	Product Characteristics Classification	Service Life
Disposable Water-Cooled Microwave Thermal Coagulation Ablation Needle	CFDA 20183011581 (国械注准20183011581)	6 Feb. 2023 to 5 Feb. 2028	Class III	XR-A2021W, XR-A2018W, XR-A2015W, XR-A2021R (round head), XR-A2018R (round head)	Long Microwave Ablation Needles
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 2450 MHz;
3. Specifications: needle length is 15 cm to 21 cm, needle diameter is 2.0 mm, to meet various clinical needs;
4. Scope of application: used for the treatment of liver tumors (solid tumor therapy is limited to patients with a diameter ≤3cm and fewer than 3 lesions of metastatic liver cancer).
2 years

Registered Name	Registration Certificate Number	Certificate Validity	Class	Model	Product Characteristics Classification		Service Life
				XR-A1610W	Fine Microwave Ablation Needle	1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
Disposable Microwave Ablation Needle	CFDA 20233010963 (国械注准20233010963)	13 Jul. 2023-12 Jul. 2028	Class III	J-20-15, J-20-12, J-20-10, J-20-08, J-20-05, J-18-15, J-18-12, J-18-10, J-18-08, J-18-05	Long Microwave Ablation Needles
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 2450 MHz;
3. Specifications: needle length is 5 cm to 15 cm, needle diameter is 1.8mm to 2.0 mm, to meet various clinical needs;
4. Scope of application: used for the treatment of benign thyroid nodules (nodule diameter ≥2cm, solid >80%, progressive enlargement, symptoms of compression, and aesthetic impact).
2 years
				J-16-15, J-16-12, J-16-10, J-16-08, J-16-05, J-14-15, J-14-12, J-14-10, J-14-08, J-14-05	Fine Microwave Ablation Needle
1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2. Microwave frequency: 2450 MHz;
3. Specifications: needle length is 5 cm to 15 cm, needle diameter is 1.4mm to 1.6mm, to meet various clinical needs;
4. Scope of application: used for the treatment of benign thyroid nodules (nodule diameter ≥2cm, solid >80%, progressive enlargement, symptoms of compression, and aesthetic impact).

Disposable Sterile Biopsy Needle (Class II)
Registered Name	Registration Certificate Number	Certificate Validity	Class	Model	Service Life
Disposable Sterile Biopsy Needle	SXZZ 20232141234 (苏械注准20232141234)	30 Aug. 2023 to 19 Aug. 2028	Class II	BN-MAR-1	2 years
As of December 31, 2023, our research and development team consisted of 25 members, led by our co-chief technical officers, Mr. Rongjian Lu and Mr. Hailong Sun. We have established a research and development committee to oversee the key stages of our research and development processes, advise on research and development strategies and review and status and progress of new research projects.
Our research and development team works closely with hospitals, academic institutions and contracted research institutions to develop and upgrade products. We actively seek input from doctors and hospitals on the design of products and solicit feedback on the user-experience of existing products. Doctors and hospitals possess first-hand knowledge of unmet clinical needs, surgeons’ preferences and clinical practice trends in relation to medical devices. Our research and development process in collaboration with hospitals, academic institutions, and contracted research institutions involves the following steps:
•
Project identification and proposal.   We regularly review and communicate with the doctors and academic institutions to understand new market trends and identify potential research and development opportunities to fulfill unmet clinical demand. After we decide to initiate a project, our research and development department will prepare a project proposal outlining the product features. The representatives of our production department, procurement department and quality control department will review and determine whether to proceed with the project proposal.

•
Design and development.   Once a new project is approved, our research and development department will commence, or may collaborate with research and development partners to commence the design and development of a prototype for product registration testing and clinical trial. We will also verify the prototype to ensure it complies with our internal technical specifications and quality control requirements.

•
Product registration testing and clinical trials.   Following the development of a prototype, we will proceed to prototype manufacturing. We or our research and development partner will engage qualified third parties to carry out product registration testing of the prototype. For registration of Class III medical devices, in addition to product registration testing, we are also required by the 2021 Medical Device regulations to conduct clinical trials or provide clinical evaluation materials of previously conducted clinical testing on identical or similar medical products. With respect to our clinical trials as part of this requirement, we typically select at least three Grade III hospitals which then appoint principal lead researchers to conduct, manage and supervise the overall research process, designing the enrollment and exclusion criteria, with clearly outlined sample size calculations covering at least 120 patients from which we collect clinical data. We or our research and development partner will prepare a clinical trials proposal that outlines the goals, the potential risks and the schedule of the trials. We submit the proposal to the ethics committee of each of the participating hospitals for approval. During the clinical trial, we or our research and development partner will monitor the use of our prototypes pursuant to the approved clinical trials protocol and the patients’ reactions to the products following the trial procedures and check relevant clinical data.

For example, Baird Medical sponsored a clinical trial for its microwave ablation medical device specifically approved for the treatment of thyroid nodules, and in connection with such clinical trial, engaged a research collaborator, Nanjing Huitong Medical Technology Co., Ltd. (“NH”). NH then engaged three Grade IIIA hospitals: (i) Lishui People’s Hospital in Zhejiang Province, (ii) Jiangxi Provincial Cancer Hospital in Jiangxi Province and (iii) Zhuhai People’s Hospital in Guangdong Province. NH and the Company entered into clinical trial agreements or project entrustment research contracts with such hospitals. Such hospitals then appointed principal researchers from their respective institutions and conducted, in accordance with the agreed research plan, a prospective, multicenter, randomized, open, positive control, non-inferiority comparison test and collected clinical data from a total of 132 patients, including 52 patients from Jiangxi Provincial Cancer Hospital, 48 patients from

Zhuhai People’s Hospital and 32 patients from Lishui People’s Hospital. Each hospital allocated half of their enrolled patients to each of the test group and control group.
The equipment clinical trial agreement dated June 29, 2018 and entered into between Nanjing Changcheng, NH, and Zhuhai People’s Hospital with respect to the thyroid nodules clinical trial process provided that Zhuhai People’s Hospital shall, among other things, coordinate the clinical trial and undertake 34 research participants, completing the participant enrollment work within 4 months. Under such agreement, Nanjing Changcheng is responsible for compensation arising from damages suffered by trial participants, unless such damage was caused by Zhuhai People’s Hospital in violation of, among other things, the research plan. Such agreement contains IP and confidentiality clauses whereby confidentiality obligations remain in effect for 10 years after termination of the agreement. Nanjing Changcheng retains possession of any data or research findings obtained as a result of such thyroid nodule clinical study and Zhuhai People’s Hospital may not use the content of such clinical trial to publish relevant papers without first obtaining written permission. Such agreement may be terminated if one party violates the terms under the agreement and fails to remedy such breach after receiving notice from the other party, if there are quality concerns about the equipment provided by Nanjing Changcheng, if Nanjing Changcheng terminates the authorization of NH to organize the clinical trial prior to the natural expiration of the agreement, or Chinese state policies change such that the project cannot be continued. Although the clinical trial has since been completed and therefore the purpose of such contract has been fulfilled, a translated copy of such equipment clinical trial agreement is filed as Exhibit 99.7 to the registration statement of which this proxy statement/prospectus is a part.
The project entrustment research contract dated August 1, 2018 and entered into between Nanjing Changcheng, NH, and the National Drug Clinical Trial Agency of Lishui People’s Hospital with respect to the thyroid nodules clinical trial process stipulated that Lishui People’s Hospital shall, among other things, carry out the clinical trial according to the test scheme and undertake 33 research participants, subject to Nanjing Changcheng’s adjustment of participants to be enrolled, completing all the participant enrollment work within 2 months. The contract terminates automatically upon the completion of the summary study report or payment of the last sum of money to Lishui People’s Hospital, whichever is later. As such, the contract is no longer in effect. Similar to the terms under the agreement entered into with Zhuhai People’s Hospital, Nanjing Changcheng shall bear the cost of treatment and any corresponding financial compensation for the injury or death related to the thyroid nodule clinical, except for any damages caused by the fault of the Lishui People’s Hospital and its personnel in the course of diagnosis and treatment. Under the project entrustment research contract, Nanjing Changchang owns the research results and Lishui People’s Hospital must obtain Nanjing Changcheng’s permission before it may use the results of the interim test for any scientific research conference or publication.
The clinical trial contract dated June 6, 2018 and entered into between Nanjing Changcheng, NH, and Jiangxi Cancer Hospital with respect to such thyroid nodules clinical trial process stipulated that Jiangxi Cancer Hospital shall act as the lead unit to carry out the clinical test in accordance with the test scheme, and complete all enrollment work for 33 research participants, or as adjusted by Nanjing Changcheng, within 2 months. Such contract shall terminate when the applicable thyroid nodule clinical trial is completed, or the relevant report is approved. As such, the contract is no longer in effect. Nanjing Changcheng shall bear the cost of treatment and the corresponding financial compensation for the injury or death related to the trial, except for any damage caused at the fault of the Jiangxi Cancer Hospital and its medical personnel in the course of the diagnosis and treatment. Under such clinical trial contract, Nanjing Changcheng shall own and have the right to use the data generated from the thyroid nodule clinical trial, its test report and the data generated.
The enrollment criteria for this clinical trial were five-fold: (i) participants had to be aged between 18 to 70 years old; (ii) participants had to have target nodules confirmed benign lesions by fine needle aspiration cytology or pathological biopsy within 6 months prior to surgery, or whose TI-RADS classification by color Doppler examination was classified as category 1~3; (iii) such nodule should have a nodule diameter larger than 2cm, or the proportion of the solid portion of the nodule is greater than 80%, and no other treatment (e.g., surgical treatment, radioactive iodine treatment, TSH suppression treatment, percutaneous anhydrous ethanol injection, etc.) has been performed; (iv) the participant is experiencing subjective symptoms that are obviously related to the nodule, such as a foreign body sensation or neck discomfort or pain, and (v) participants must have signed the informed consent form. The exclusion criteria for this trial include, among others, excluding participants with abnormal vocal cord functions on the contralateral side of the lesion.
Such clinical trial was designed to show statistical significance, and the p-value was 0.05. Such clinical trial was conducted with a noninferiority research design, with the intention of determining the rate of complete ablation of thyroid nodules of Nanjing Changcheng’s MWA ablator and the single-use MWA ablation needles (the test group), as well as determining whether such products performed just as well as compared to the designated control medical product, the VRSO1 radiofrequency ablation treatment system host and electrode needles manufactured by STARmed Co., Ltd. (the control group), which such product is already on the market. We entered into collaboration agreements with these three hospitals, and each hospital’s role consisted of collecting and recording required information from the subjects related to their participation in such clinical trial, detailing such information in the case study report form, and using and re-collecting the tested medical devices and making a record of the same such that at all times it is only kept, used and stored by a responsible researcher. The relevant examinations were recorded at baseline, within seven days before or after the date that was 30 days after treatment, within seven days before or after the date that was 90 days after treatment and within seven days before or after the date that was 180 days after treatment. The primary endpoint of the clinical trial was ablation nodule volume reduction rate at 180 days after the treatment of the targeted single thyroid nodule or largest nodule where there are multiple nodules, and the secondary endpoints of the clinical trial included: (i) the proportion of subjects with successful treatment, (ii) the average ablation nodule volume reduction rate of the largest nodule 30 days and 90 days following treatment, (iii) the overall average ablation nodule volume reduction rate 180 days after the treatment, (iv) the ultrasonic blood flow scores of patients prior to the treatment, on the day following the treatment, and at 30, 90, and 180 days following treatment, and the performance test results of the patients’ thyroid within about two periods of 180-days following the treatment. With respect to the examinations recorded within seven days before or after the date that was 180 days after the treatment, there was no statistically significant difference measured with respect to the primary endpoint, the average reduction in ablation nodule volume of the targeted single thyroid nodule or largest nodule of the test group (75.46%) as compared to the average reduction in ablation nodule volume of the targeted single thyroid nodule or largest nodule of the control group (78.51%). The p-value associated with such results was 0.361. In addition, there were no statistically significant differences measured with respect to the aforementioned secondary endpoints: (i) the proportion of subjects with successful treatment was 100% for both the test group and the control group; (ii) the average reduction rate in ablation nodule volume of the largest single nodule within a period of 30 days after the treatment between the test group (38.27%) and control group (45.48%) had a p-value of 0.340; (iii) the average reduction rate in ablation nodule volume of the largest single nodule within a period of 90 days after the treatment between the test group (63.58%) and control group (66.95%) had a p-value of 0.464; (iv) the average reduction rate in overall ablation nodule volume (as opposed to the primary endpoint of target nodule or largest nodule) within a period of 180 days after the treatment between the test group (76.02%) and control group (78.09%) had a p-value of 0.433; (v) in relation to the ultrasonic blood flow scores, patients of the test group and control group were measured and classified into Types I, II, III, and IV based on their blood flow score at each of the five intervals stipulated above, and these classifications at such intervals were compared between the test group and the control group, whereby the p-values for such comparisons were 0.858, 0.346, 0.845, 0.324 and 0.761, respectively; and (vi) within about two periods of 180 days after the treatment, a thyroid function test was conducted to measure various values of the patients in each of the test and control groups, whereby the p-values for such comparisons were all above 0.05 and therefore there was no statistically significant difference between the test group and control group patients’ thyroid performance levels, aside from the p-value for thyroxine (TT4), which was 0.04 but such difference was determined by the researchers to be clinically unmeaningful.
For such particular clinical trial, no device defects that could lead to adverse events occurred during the trial. A total of fifteen adverse events occurred during the span of the clinical trial, where eight of such adverse events may have been related to the trial, while the remaining seven adverse events were deemed to not relate to the trial, and were incidents of deteriorating medical conditions of the subjects enrolled in such clinical trial. The adverse events relating to the clinical trial included postoperative patients complaining of hoarseness of their voice, neck pain, neck inflammation and sore throat. Such adverse events which occurred during the clinical trial are common complications caused by ablation treatment. Adverse events relating to the deteriorating medical condition of the patients occurred in subjects who were also diagnosed with other conditions during the span of the clinical trial, such as having a gastric polyp, microinvasive adenocarcinoma of the lung, or an adenoma of the sigmoid colon. Such patients were either treated for such conditions or their symptoms improved such that the clinical trial testing could continue. Aside from the clinical trial on microwave ablation medical devices for the treatment of thyroid nodules, the Company has submitted or is in the process of submitting research proposals to various hospitals to conduct clinical trials for microwave ablation medical devices for the treatment of breast lump as well as pulmonary nodules, which clinical trials have not yet started. The clinical trial on microwave ablation medical devices for the treatment of thyroid nodules was sponsored by Baird Medical because Baird Medical paid the hospitals per the collaboration agreements. Further information on each of these clinical trials can be found in the section below titled “Research and Development —  Clinical Trials”.
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Regulatory approval.   We or our research and development partner will prepare formal reports to be submitted to the NMPA or provincial MPA to seek approval for the commercialization of our new products. Pursuant to the Regulations on the Supervision and Administration of Medical Devices (2021 Revision) (the “2021 Medical Device Regulations”), applicants for the commercialization of a new medical device or product shall submit for review: (i) risk analysis materials of such medical device or product; (ii) technical requirements of such medical device or product; (iii) medical device or product inspection reports; (iv) clinical evaluation materials of such medical device or product, which should either be reports on clinical testing conducted by the applicant or review papers or previously conducted clinical testing on identical or similar medical products; (v) sample manuscripts of product instructions and labels of such medical device or product; (vi) quality management system documents with respect to product research, development and production of such medical device; and (vii) other materials related to the safety and efficacy of the products. These documentation requirements are the same for Class II and Class III medical devices.

It typically takes 24 to 36 months for Class II medical devices and 48 to 60 months for Class III medical devices to complete the research and development process. Although both Class II and Class III medical devices are subject to the same filing requirements under the 2021 Medical Device Regulations, the key difference between the research and development process for Class II and Class III medical devices is that the reports containing the aforementioned information are submitted to the Provincial MPA for Class II medical device product registration, whereas such reports for Class III medical device product registration are submitted to the NMPA. As a result, Class III medical devices are often subject to a much more rigorous review regime as compared to Class II medical devices.
For the fiscal years ended December 31, 2022 and 2023, we incurred research and development expenses of $3.9 million and $4.3 million, respectively.
Research and Development  — Collaborators
Currently, we collaborate with Nanjing Huitong Medical Technology Co., Ltd. and Beijing Xinzhida Medical Technology Service Co., Ltd, as contracted research institutions. We typically enter into framework collaboration agreements with these research institutions and agree to make installment payments according to the milestones of a particular research project, such as our clinical trials. Whether we own the intellectual property rights of the technologies or products arising from these collaboration agreements depends upon the terms in the applicable governing agreement. We also collaborate with Nanjing Forestry University, an academic institution, and Zhuhai People’s Hospital, a hospital, for our research and development efforts in relation to non-clinical trial related technology research developments. Collaboration agreements entered into with Nanjing Forestry University and Zhuhai People’s Hospital in relation to our research and development efforts have been entered outside the ordinary course of business which are material to us.
The clinical research strategic cooperation framework agreement dated December 8, 2020 with Nanjing Huitong Medical Technology Co., Ltd. (the “NH Collaboration Agreement”) is in effect until completion of clinical trial registration or the acquisition of the registration certificate. The NH Collaboration Agreement has not been amended or terminated as of the date of this proxy statement/prospectus. Under the NH Collaboration Agreement, NH provides, among others, (i) technical appraisal of the Company’s medical devices in relation to NMPA registration, (ii) technical and research development, (iii) medical device clinical trial management and services in relation to the clinical trials governed thereunder, (iv) management of each stage of the clinical research, including but not limited to related data management and statistical analysis and coordination services, and (v) assistance with applying for medical device product registration certificates. Typically, NH would then enter into separate clinical trial agreements with hospitals or research institutions to help carry out the clinical trial testing work. NH has helped the Company complete the thyroid nodule clinical trials in the past and under the NH Collaboration Agreement has assisted with or will be assisting the Company with the disclosed pulmonary nodule clinical trials, and various clinical trials which are being proposed to be engaged in the future but which have not been confirmed yet, namely clinical trials in relation to the Company’s products on the myoma of the uterus, spinal bone tumor, and varicosity. There are no intellectual property provisions under the NH Collaboration Agreement and is subject to project-specific contracts. The Company also does not share any of its registered patents or patents which are being applied for registration with NH and therefore there are no royalty fees. The NH Collaboration Agreement contains standard confidentiality provisions. As consideration for services provided under the NH Collaboration Agreement, the company shall pay a discounted total of RMB 63 million. As of December 31, 2023, we have paid an aggregate of approximately RMB13.8 million for the completion of the first three phases of work in relation to the MWA of liver tumors and thyroid nodules, and the partial completion of the fourth phase in relation to the benign breast lumps clinical trials in the PRC. The payment date of the remaining approximately RMB49.2 million will be dependent on the progress of the breast lump clinical trials, and the confirmation of the aforementioned clinical trials which have not yet been confirmed to begin as of the date of this proxy statement/prospectus. Pursuant to the NH Collaboration Agreement, out of the remaining approximately RMB49.2 million, approximately RMB12.9 million will be for the myoma of the uterus clinical trials, approximately RMB18.3 million will be for the spinal bone tumor clinical trials, and approximately RMB 13.0 million will be for the varicosity clinical trials, all of which such clinical trials are yet to be confirmed, while the remaining approximately RMB5.0 million will be for the remaining installments of the breast lump clinical trials. Each of the clinical trials under the NH Collaboration Agreement tend to follow a similar milestone payment regime: (a) 10% of the stipulated fee for such clinical trial shall be paid upon executing the project-specific clinical trial agreement between the Company and NH; (b) 20% of the stipulated fee for such clinical trial shall be paid within 5 days of obtaining approval of the relevant institutions’ ethics committee; (c) 20% of the stipulated fees for such clinical trial shall be paid within 5 days of the execution of the respective clinical trial-specific project agreements between the Company, NH, and the hospitals and/or institutions which are responsible for managing and executing the clinical trials; (d) 35% of the stipulated fees for such clinical trial shall be paid within 5 days of enrolling 50% of the total research subjects; (e) 10% of the stipulated fees for such clinical trial shall be paid following the submission of the clinical trial report; and (f) the remaining 5% shall be paid within 5 days of obtaining NMPA registration for the relevant test medical device used in such clinical trial. The next expected installment payment to NH thereunder is in relation to the pulmonary nodule clinical trial, and is expected to be approximately RMB3.5 million (representing approximately 20% of RMB17.6 million) within five days of obtaining ethics committee approval for such pulmonary nodule clinical trials. The NH Collaboration Agreement does contain an exclusivity clause whereby NH enjoys exclusivity as our collaborator for the contracted projects. As of the date of this proxy statement/prospectus, NH has no direct involvement in any of our patents or patent applications. The NH Collaboration Agreement may be terminated if one party materially breaches the terms thereunder and fails to remedy such failure, or if one party provides 30 days’ written notice to the other party or ceases, terminates or indefinitely suspends the services contemplated thereunder. A translated copy of the NH Collaboration Agreement is filed as Exhibit 99.4 to the registration statement of which this proxy statement/prospectus is a part.
The technical development (cooperation) contract with Xiamen Institute of Rare Earth Minerals (“Xiamen” and such agreement the “Xiamen Collaboration Agreement”) was entered into on December 10, 2019 and expires on December 9, 2020 and as such is no longer in effect. Under the Xiamen Collaboration Agreement, Xiamen agreed to develop a rare earth nanoscale needle with high efficiency in the near-infrared region, along with related tumor thermal ablation technologies, including (i) development of 1-2 types of synthesized imaging and photothermal-integrated rare earth nanoscale needle for targeted tumor imaging research, (ii) investigation of precise tumor thermal ablation effects guided by imaging and (iii) application of 1-2 patent(s) upon project completion or upon obtaining conclusive research findings. The research and development activities under the Xiamen Collaboration Agreement are not related to any of the Company’s planned clinical trials. There were no exclusivity provisions under the Xiamen Collaboration Agreement. The Xiamen Collaboration Agreement provided that the research findings and related intellectual property rights generated under the agreement would be jointly owned by both parties, and both parties would have the right to freely use the technology generated from the research. The Company may acquire full ownership of the intellectual property rights through negotiation with Xiamen by purchasing such rights. The research findings and related intellectual property rights generated as a result of performance of the agreement, but which are achieved completely independently by one party, are exclusively owned by such party. Ownership of the research findings and related intellectual property rights resulting from the joint planning and development by both collaborating parties in fulfilling the agreement are jointly owned by both parties. The work product under the Xiamen Collaboration Agreement has no bearing on any of our registered intellectual property rights. As such, there are no applicable royalty payment arrangements. The Xiamen Collaboration Agreement contains standard confidentiality provisions which are in effect for three years after the agreement was terminated. Under the Xiamen Collaboration Agreement, the Company as consideration is required to pay RMB500,000 to Xiamen, of which as of the date of this proxy statement/prospectus, the full amount has been paid and settled. Aside from standard force majeure causes of termination, the agreement may be terminated if the stipulated research subject has been made public by another third party at no fault of the contracted parties, the cooperating party under the Xiamen Collaboration Agreement shall notify the other party of the same for termination of the Xiamen Collaboration Agreement.
The technical service contract dated July 2, 2018 entered into with Beijing Xinzhida Medical Technology Service Co., Ltd (“FIIG” and such agreement the “FIIG Collaboration Agreement”) is in effect until the clinical research project governed thereunder has concluded and the relevant NMPA registration has been obtained. Under the FIIG Collaboration Agreement, FIIG (i) provides clinical trial technical services and guidance on the trial base selection, (ii) designs the initial draft of clinical protocols, (iii) oversees and monitors the clinical trial, (iv) performs statistical analysis of clinical trial data and (v) collaborates with clinical institutions to issue clinical trial reports. FIIG is assisting the Company in managing the executing the breast lump clinical trial. Typically, FIIG would also enter into clinical trial agreements with hospitals or research institutions to assist with carrying out the clinical trial testing stages of the work. However, we would not be a party to the clinical trial agreements between FIIG and such respective hospitals or research institutions. As consideration for FIIG’s services under the FIIG Collaboration Agreement, the Company shall pay to FIIG an approximate amount of RMB3.8 million. As of December 31, 2023, the Company has paid an aggregate amount of approximately RMB3.0 million, and expects to pay the remaining approximately RMB0.8 million in two equal instalments, first instalment to be paid within five working days of the successful enrolment and allocation of all test subjects into their respective trial or control groups, and the second instalment to be paid within five working days of the finalization of the clinical trial findings summary report. The FIIG Collaboration Agreement does not stipulate how intellectual property rights generated from such agreement will be treated. Given the FIIG Collaboration Agreement concerns only designing and helping Baird Medical to manage the clinical trial and the delivery of its report, it is not expected there would be any substantial intellectual property rights generated pursuant to the FIIG Collaboration Agreement. There are also no royalty payment arrangements governed under the FIIG Collaboration Agreement. The FIIG Collaboration Agreement contains standard confidentiality provisions. The FIIG Collaboration Agreement may be terminated if the services contemplated thereunder could not be implemented due to a number of uncontrollable events, such as a change in laws and regulations, national standards and industry standards, or if such services could not be performed within the stipulated contracted period due to reasons attributable to Nanjing Changcheng. A translated copy of the FIIG Collaboration Agreement is filed as Exhibit 99.5 to the registration statement of which this proxy statement/prospectus is a part.
The technology development (commission) agreements with Nanjing Forestry University (“NF” and such agreements the “NF Collaboration Agreements”) are a series of four technology-specific contracts executed on May 20, 2017 and February 20, 2018. Each of the NF Collaboration Agreements expired one year from the date of its execution and as such are no longer in effect. Under the NF Collaboration Agreements, NF has agreed to complete the research and development project for the main control circuit system, temperature measurement system, and related circuits of the microwave ablation therapeutic apparatus (including the specification of MTI-5AT, MTI-5DT, MTI-5ET, MTI-5FT). The research and development work which NF is assisting the Company with is not related to any of the Company’s proposed clinical trials. There are no exclusivity provisions under the NF Collaboration Agreement. The NF Collaboration Agreements provides that either party may utilize the research and development findings according to the terms of the agreement for subsequently improved products. The ownership of any new technological advances characterized by the substantial or creative technical process of one party’s independent work belongs solely to that party. The parties to the NF Collaboration Agreements agree that should any intellectual property arise from the technology development of such contracts, the parties will negotiate the ownership thereof. As consideration for NF’s services under the NF Collaboration Agreements, the Company shall pay to NF an aggregate amount of RMB60,000. As of the date of this proxy statement/prospectus, all payments to be made under such NF Collaboration Agreements have been paid and settled. In relation to the NF Collaboration Agreements, NF ultimately assisted us with securing and obtaining the utility patent CN 202022881052.8, a device for reducing magnetron power fluctuations which was registered on August 24, 2021 and shall expire on December 1, 2030. Pursuant to a verbal agreement with NF, the Company owns all rights in the utility patent CN 202022881052.8 in their entirety. Such verbal agreement is filed as Exhibit 99.8 to the registration statement of which this proxy statement/prospectus is a part. No royalty payments will be made to NF pursuant to such patent. For further information on such patent, please refer to the section below titled “Intellectual Property”. The NF Collaboration Agreements contain standard confidentiality provisions which are in effect for ten years after the agreements terminate. Aside from the standard force majeure provision, each of the NF Collaboration Agreements may be terminated with fifteen days’ notice from one party to the other if in the performance of such NF Collaboration Agreement, the technology which is the subject of the research and development has been made public.
The strategic cooperation agreement with Zhuhai People’s Hospital (“Zhuhai” and such agreement the “Zhuhai Collaboration Agreement”) was entered into on April 22, 2021 and is in effect until April 21, 2026. Under the Zhuhai Collaboration Agreement, Zhuhai and the Company have agreed to (i) form a working group to establish mechanisms for leadership communication, departmental coordination, talent exchange, and training (ii) engage in deep collaboration on pre-clinical scientific research and (iii) undertake clinical research-related activities. The Company has agreed to provide a clinical application transfer platform and offering application scenarios for technological products or biological agents which are developed and/or approved by both parties or solely by Zhuhai. The Zhuhai Collaboration Agreement itself focuses on research and development activities and is not specific to any of the clinical trials of the Company which have been listed in this Registration Statement. No consideration is contemplated in the Zhuhai Collaboration Agreement itself and the pricing and specific scope of work will be dependent on subsequent contracts entered separately into by Zhuhai and us. There are no exclusivity provisions under the Zhuhai Collaboration Agreement but it contains standard confidentiality provisions. The Zhuhai Collaboration Agreement provides that all intellectual property rights acquired during the term of the agreement are to be shared by both parties. For academic papers published during the term of the agreement related to the project, the first author’s affiliation must be listed as Zhuhai, with at least one relevant research staff member from Zhuhai serving as the first author and corresponding author. For patents applied for during the term of the agreement, the patent rights are jointly owned by both parties, and neither party may transfer, or grant permission related to, such rights to others arbitrarily. The Company has a right of first refusal to purchase and use any aforementioned patents generated. Upon the expiration of the agreement, both parties have the right to conduct further research, and any research outcomes resulting from such research belong to such researching party. As of the date of this proxy statement/prospectus, no patents registered or applied for by the Company was developed in connection with the Zhuhai Collaboration Agreement. The Zhuhai Collaboration Agreement may be terminated naturally upon its expiration, or may be terminated if: (i) one party breaches the terms of the Zhuhai Collaboration Agreement and fails to remedy such breach despite notice from the requesting party, such requesting party may terminate such agreement upon delivering a termination notice in writing to the defaulting party; (ii) one party breaches applicable laws or regulations, and the non-defaulting party delivers a termination notice in writing to the defaulting party, or (iii) either party applies for or is put into bankruptcy, merger or dissolution, at which point the Zhuhai Collaboration Agreement terminates automatically; or (iv) one party breaches the terms of such Agreement and the non-defaulting party suffers economic loss as a result, such non-defaulting party may terminate the Zhuhai Collaboration agreement and seek damages for such economic loss. A translated copy of the Zhuhai Collaboration Agreement is filed as Exhibit 99.6 to the registration statement of which this proxy statement/prospectus is a part.
Research and Development — Clinical Trials
The Company has currently, together with its research collaborators, initiated (and/or completed, as indicated in the status column) the process for three clinical trials. These clinical trials were sponsored by Baird Medical because payment was and/or will be made to the hospitals by the research collaborators party to the research collaboration agreements. The following table presents the particulars of each clinical trial:

Thyroid Nodule Clinical Trials
Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrolment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status
Jiangxi Provincial Cancer Hospital	Associate Chief Physician from such hospital
To determine the rate of complete ablation of thyroid nodules of Nanjing Changcheng’s MWA ablator and the single-use MWA ablation needles and whether such products were inferior compared to the designated control medical product.

A prospective, multicenter, randomized, open, positive control, non-inferiority test design was adopted, and a total of 132 cases were enrolled, including 66 cases in each of the experimental group and the control group. Treatment with microwave ablation or radiofrequency ablation was randomized among the subjects who agreed to be enrolled. By recording the relevant examinations at baseline, 1 month after treatment, 3 months after treatment, and 6 months after treatment, comparing data such as the proportion of subjects with successful surgery, nodule shrinkage, occurrence of complications, and the proportion of patients with effective treatments, to evaluate the safety and effectiveness of the trial product for thermal ablation treatment of benign thyroid nodules.
VRSO1 radiofrequency ablation treatment system host (Registration number: CFDA 20173252338) and electrode needles (Registration Number: CFDA 20143255486) manufactured by STARmed Co., Ltd.
Primary endpoint: ablation nodule volume reduction rate at six months after operation;
Secondary endpoint: Surgical success rate, postoperative nodule volume reduction rate (30-days, 90-days, and 180-days post operation), ultrasound blood flow score, thyroid function tests;
Baseline evaluation index: vital signs, incidence of treatment-related complications, incidence of other adverse events, evaluation of system operation safety;
Safety evaluation index: vital signs, incidence of treatment-related complications, incidence of other adverse events, evaluation of system operation safety;
Evaluation of Product Use: common functions, ease of use, reliability evaluation.

Enrolment Criteria:
1.   Age between 18 to 70 years old (inclusive), no gender limit;
2.   Subjects whose target nodules were confirmed to be benign lesions by fine needle aspiration cytology (FNAC) or pathological biopsy within six months prior to surgery, or whose TI-RADS classification by color Doppler examination was classified as category 1~3;
3.   Nodule diameter ≥2cm, or the proportion of solid portion of the nodule is greater than 80%, and no other treatment (e.g., surgical treatment, radioactive iodine treatment, TSH suppression treatment, percutaneous anhydrous ethanol injection, etc.) has been performed;
4.   The presence of subjective symptoms that are obviously related to the nodule (e.g., foreign body sensation, neck discomfort or pain, or symptoms caused by adjacent organs); or an tendency of malignant transformation (e.g., the occurrence of related symptoms, or imaging tests suggesting that the size of the nodule is increasing progressively); or patients with excessive worries that affect normal life; or subjects with symptoms of hyperthyroidism caused by autonomous functional nodules;
5.   Subjects (or their designated agents) must sign the informed consent form.
Exclusion Criteria:
1.   Subjects with abnormal vocal cord function on the contralateral side of the lesion;
2.   Subjects with active thyroiditis and infections at the surgical site or adjacent sites;
3.   Subjects with large areas of calcification in the nodule that affect observation;
4.    Subjects with large blood vessels and nerves around the thyroid nodules, serious adhesion of the nodules to the esophagus and trachea, etc., and nodules located at the lower pole of the gland and beyond the sternum;
5.   Subjects with severe heart, liver, or kidney dysfunction (cardiac function grade II and above; ALT, AST > 2.5 times the upper limit of normal value; serum creatinine > 1.5 times the upper limit of normal value);
6.   Severe anemia (Hb<60g/L);
7.   Subjects with cognitive abnormalities or severe mental illness, etc., who are unable to cooperate with the study;
8.   Pregnant and lactating women;
9.   Subjects who have participated in other clinical studies within the past three months;
10.   Other conditions in which the researcher believes that the patient is not suitable to participate in this study.

132 subjects were enrolled in total. Out of the 132 subjects, 52 were enrolled in the hospital in the Jiangxi province, 48 were enrolled in the hospital in the Guangdong province, and 32 subjects were enrolled in the hospital in the Zhejiang province, respectively, with each hospital allocating half of their enrolled subjects to the test group and control group, respectively.

Based on a review of past clinical studies, the average reduction rate in nodule volume after 6 months of the standard treatment is about 80%. Given the study is designed to compare the new treatment (the test group) against the control treatment which is already available on the market (the control group), we have proceeded with the non-inferiority margin rate of -15%, meaning in this study, the new treatment can be up to 15% less effective than the control treatment and still be considered statistically to perform just as well in comparison to the control treatment. Further, this trial proceeded with the estimate that: (i) conservatively, there may be a 28% deviation difference between patients in the test group and control group; and (ii) there is a 2.5% chance of a false positive in determining non-inferiority and an 80% chance of correctly concluding the new treatment to perform just as well in comparison to the control treatment.
Based on inputting these assumptions into a statistical software called PASS11, it was determined that 56 subjects needed to be enrolled in each of the test group and the control group, for an aggregate of 112 participants. However, because we expect that about 15% of the participants may drop out of the study throughout the trial or fail to follow-up with the researchers, we planned to enroll at least 132 participants to ensure that we will have sufficient sample data for this trial even with potential patient drop-outs.

A total of 15 adverse events were recorded, where 8 adverse events may relate to the trial, with the remaining 7 being unrelated and concern the deteriorating medical conditions of the enrolled subject. None such events involved a device defect that could lead to adverse events occurred during the trial.
Related Adverse Event: Out of the 8 adverse events, 4 post-operative subjects reported hoarseness of their voice, 2 post-operative subjects reported neck pain, 1 post-operative subject complained of neck inflammation and 1 post-operative subject complained of sore throat. Such adverse events are common complications caused by ablation treatment.
Unrelated Adverse Event: The 7 adverse events unrelated to the trial involved subjects which were diagnosed with various conditions, such as gastric polyp, microinvasive adenocarcinoma of the lung, or an adenoma of the sigmoid colon. These subjects were subsequently hospitalized and were either treated or symptoms alleviated such that the clinical trial may continue.
Completed.
Zhuhai People’s Hospital	Associate Chief Physician from such hospital
Lishui People’s Hospital	Chief Physician from such hospital

2Breast Lump Clinical Trials
Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrollment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status
Sun Yat-sen University Cancer Center the Fifth Affiliated Hospital of Guangzhou Medical University Shandong Provincial Qianfoshan Hospital the Affiliated Hospital of Putian University	Chief Physician from such Hospital Chief Physician from such hospital Chief Physician from such hospital Chief Physician from such hospital
To evaluate the rate of complete ablation of breast lump nodules of the MWA ablator and its accompanying ablation needles produced by Nanjing Changcheng and whether such products were inferior compared to the designated control medical product.

The clinical trial is designed as “prospective, multicenter, stratified group randomized, open, parallel positive control, and non-inferiority test”. to verify that when the microwave ablation device and supporting ablation needle produced by Nanjing Changcheng Medical Equipment Co., Ltd. are used for ablation of breast fibroadenoma, the complete nodule ablation rate is not inferior to that of the control product, which meets the requirements of clinical application, and the product is safe and reliable in the process of use. A total of 188 cases will be enrolled.

WE7568-II tumor ablation treatment system generator (Registration number: CFDA 20173014200) and the WHK-1A, WHK-1B, WHK-1C, WHK-2A, WHK-2B and WHK-2C models of ablation electrode needles registered by Beijing Wei’erfu Electronics Company.

Primary endpoint: complete nodule ablation rate on postoperative day 90±7;
Secondary endpoint:
1.   nodule volume reduction rates on day 90 ± 7, day 180 ± 14, and day 360 ± 14;
2.   evaluation of the ablation device’s operational performance;
3.   evaluation of the ablation needle’s operational performance;
4.   visual analog scale pain scores;
5.   aesthetic satisfaction.
Safety evaluation indexes: SAE (serious adverse event) incidence rate, AE (adverse event) incidence rate, and device defect incidence rate.

Enrollment Criteria:
(1)   Age between 18 to 50 years old (inclusive), no gender limit;
(2)   Breast solid nodule with a longitudinal diameter ranging from 10mm to 30mm (inclusive), as measured by ultrasound;
(3)   Target breast nodules, within the 3 months prior to ablation, confirmed as fibroadenomas through hollow needle (large needle) biopsy;
(4)   Subjects or their legal representative can understand the purpose of the study, demonstrate adequate compliance with the study protocol, and sign the informed consent form.
Exclusion Criteria:
(1)   Subjects who have received treatment prior to target breast nodule ablation or who require treatment by other methods (e.g., surgery, focused ultrasound ablation, cryoablation, or ethanol injection) during the trial;
(2)   Subjects with severe bleeding tendency and obvious hemogram abnormalities that cannot be corrected within a short period of time for coagulation dysfunction (platelets < 50× 109/L, prothrombin time > 25s);
(3)   Subjects whose anticoagulant therapy and/or antiplatelet drugs have not been discontinued for more than 7 days prior to treatment;
(4)   Subjects with abnormal function of heart, lung, liver, kidney and other important organs (cardiac function NYHA grade 3 or above, ALT, AST > 1.5 times the upper limit of normal reference value, or Ccr < 60ml/min);
(5)   Subjects with other serious medical conditions (including clinically relevant cardiovascular disease or myocardial infarction within 12 months prior to enrollment; history of severe neurological or
N/A
Based on a review of the literature2 and considering the clinical practice, it is expected that both the new treatment (the test group) and the control treatment which is already available on the market (the control group) will completely eliminate the breast lump in 95% of cases. On this basis, we have proceeded with the non-inferiority margin rate of -10%, meaning in this study, the new treatment can be up to 10% less effective than the control treatment and still be considered statistically to perform just as well in comparison to the control treatment. Further, this trial proceeded with the estimate that there is a 2.5% chance of a false positive in determining non-inferiority and an 80% chance of correctly concluding the new treatment to perform just as well in comparison to the control treatment.
Based on these assumptions and parameters, we calculated that at least 75 participants in each of the test group and the control group (or 150 participants in total) would be needed. However, we expect that about 20% of participants may drop out or fail to follow-up with the researchers throughout the trial, and therefore in order to accumulate sufficient data for this research, we have determined a total of 188 subjects will be required to be enrolled, such that there are 94 participants in each of the test group and the control group.
									N/A	The clinical test stage has not yet carried out.

2
Zhou Qin, Ma Kui, Liang Mengdi, et al. Feasibility study on microwave ablation for benign breast nodules [J]. Journal of Nanjing Medical University (Natural Science), 2017, 37 (10) : 1337-1338.

Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrollment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status

psychiatric disorders; preoperative presence of serious infections that must be controlled with medications; active disseminated intravascular coagulation; and high thrombotic risk);
(6)   Subjects with ineffective control of blood sugar (fasting blood sugar > 7 mmol/L or glycosylated hemoglobin > 7% during the screening period);
(7)   Subjects with built-in breast prosthesis;
(8)   Subjects with implanted pacemakers or cardiac electrodes;
(9)   Pregnant and lactating women;
(10)   Subjects who have participated in a clinical trial of another drug or device within 3 months prior to the trial;
(11)   Subjects who, in the opinion of the researcher, are not suitable for participation in this clinical trial.

3Pulmonary Nodule Clinical Trials
Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrollment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status
Sun Yat-sen University Cancer Center Beijing Hospital Beijing Chao-Yang Hospital of the Capital Medical University Qingdao Central Hospital	Chief Physician of such hospital Chief Physician of such hospital Chief Physician of such hospital Associate Chief Physician such hospital
To evaluate the rate of complete ablation of breast lump nodules of the MWA ablator and its accompanying ablation needles produced by Nanjing Changcheng and whether such products were inferior compared to the designated control medical product.

The clinical trial is designed as “prospective, multicenter, stratified group randomized, open, parallel positive control, and non-inferiority test” to verify that when the microwave ablation instrument and disposable microwave ablation needle produced by Nanjing Changcheng Medical Equipment Co., Ltd. are used for pulmonary nodule ablation, the complete ablation rate of pulmonary nodules is non-inferior to that of the control product, which meets the requirements of the clinical application, and the products are safe and reliable in the process of use. A total of 152 cases will be enrolled.

WE7568-II tumor ablation treatment system generator (Registration number: CFDA 20173014200) and the WHK-1A, WHK-1B, WHK-1C, WHK-2A, WHK-2B and WHK-2C models of ablation electrode needles registered by Beijing Wei’erfu Electronics Company.

Primary endpoint: complete ablation rate of pulmonary nodules on postoperative day 90±7 and postoperative day 180±14;
Secondary endpoint:
1. immediate ablation effectiveness rate 48 hours after pulmonary nodule ablation;
2. evaluation of the ablation device’s operational performance;
3. evaluation of the ablation needle’s operational performance.
Safety evaluation indexes: SAE (serious adverse event) incidence rate, AE (adverse event) incidence rate, device defect incidence rate.

Enrollment criteria
(1)   Age between 18 to 75 years old (inclusive), no gender limit;
(2)   Subjects who plan to undergo ablation treatment of malignant or suspected malignant pulmonary nodules, including alveolar epithelial atypical adenomatoid hyperplasia or primary peripheral non-small cell lung cancer or pulmonary nodules with malignant tendency;
(3)   Subjects with no more than 3 unilateral pulmonary nodules (bilateral lungs≤5) and with lung nodules requiring ablation that are 8 mm to 30 mm in diameter (inclusive);
(4)   The subject refuses or is deemed unsuitable for surgical resection or stereotactic radiation therapy;
(5)   Subjects or their legal representative can understand the purpose of the study, demonstrate adequate compliance with the study protocol, and sign the informed consent form.
Exclusion Criteria:
(1)   Subjects with Eastern Cooperative Oncology Group performance status score >3;
(2)   Subjects who have received chemotherapy, radiation therapy, immunotherapy, targeted therapy, surgery, or other minimally invasive approaches to tumor treatment within 30 days prior to ablation;
(3)   Subjects who require continued treatment of the tumor or pulmonary nodule with chemotherapy, radiotherapy, immunotherapy, targeted therapy, surgery, or other minimally invasive methods for the duration of the trial after surgery;
(4)   Subjects with severe pulmonary fibrosis and pulmonary hypertension;
(5)   Subjects requiring ongoing hormone therapy throughout the trial period;
(6)   Subjects with pleural effusion and poor control;
(7)   Subjects with impaired consciousness or unable to cooperate with treatment;
(8)   Subjects with severe bleeding tendency and obvious hemogram abnormalities that cannot be corrected within a short period of time for
N/A
Based on a review of the literature3 and considering the clinical practice, it is expected that both the new treatment (the test group) and the control treatment which is already available on the market (the control group) will completely eliminate the pulmonary nodule 180 days after the treatment in 96% of cases. On this basis, we have proceeded with the non-inferiority margin rate of -10%, meaning in this study, the new treatment can be up to 10% less effective than the control treatment and still be considered statistically to perform just as well in comparison to the control treatment. Further, this trial proceeded with the estimate that there is a 2.5% chance of a false positive in determining non-inferiority and an 80% chance of correctly concluding the new treatment to perform just as well in comparison to the control treatment.
Based on these assumptions and parameters, we calculated that at least 61 participants in each of the test group and the control group (or a total of 122 participants) would be necessary. However, we expect that about 20% of participants may drop out or fail to follow-up with the researchers throughout the trial, and therefore in order to accumulate sufficient data for this trial, we have determined a total of 152 subjects will be required to be enrolled, such that there are 76 participants in each of the test group and the control group.
									N/A	The clinical test stage has not yet carried out.

3
Liu Hao, Yang Yunlong. Evaluation of safety and short-term efficacy of CT-guided percutaneous microwave ablation for pulmonary nodules [J]. Chinese Journal of Clinical Research, 2022, 35 (07) : 982-985.

Institution	Principal Researcher	Research Objective	Clinical Study Design	Designated Control Medical Product	Evaluation Index	Enrollment and Exclusion Criteria	Subject Enrolment Breakdown	Sample Size Calculation	Adverse Events	Status

coagulation dysfunction (platelets<50×109/L, prothrombin time >18s, and prothrombin activity <40%);
(9)   Subjects whose anticoagulant therapy and/or antiplatelet drugs have not been discontinued for more than 7 days prior to treatment, and the interval between the last use of bevacizumab did not exceed 1 month;
(10)   Subjects with significant organ insufficiency or other serious diseases (including cardiovascular disease affecting the treatment of this ablation surgery or myocardial infarction within 12 months prior to enrollment; history of severe neurological or psychiatric illness; active disseminated intravascular coagulation; high thrombotic risk; severe anemia, dehydration, and severe disturbances in nutritional metabolism that cannot be corrected or improved in the short term; severe systemic infections, and hyperthermia (>38.5°C);
(11)   Fasting blood glucose >8 mmol/L at any time before surgery;
(12)   Combination of other tumors with extensive metastases;
(13)   Subjects with implanted cardiac pacemakers that cannot be discontinued during treatment;
(14)   Pregnant and lactating women;
(15)   Subjects who, in the opinion of the researcher, are not suitable for participation in this clinical trial.

As of the date of this proxy statement/prospectus, we have completed the thyroid nodule clinical trial while the breast lump clinical trial and the pulmonary nodule clinical trials have not yet reached the testing stage. A summary of the research proposals and current progress of each of the clinical trials is set forth below:
Thyroid nodule clinical trials:   the thyroid nodule clinical trials took place between November 17, 2018 and were completed on April 18, 2020. The relevant research findings report for such clinical study was finalized on July 20, 2020.
Breast lump clinical trials:   In January 2024, the work for the third-party usability study was completed, and the report for the third-party usability study and the clinical evaluation research and clinical trial testing plans for the breast lump clinical research, respectively, were completed in February 2024. Although finalized, we are prepared to revise such respective clinical trial testing plan accordingly should there be any comments or constructive feedback to such plan we may receive from our other involved parties. We are also preparing for the submission of such research proposal and ancillary documents for ethics review by the respective ethics committees of the institutions which are conducting the clinical trials. If the respective ethics committees approve our research proposal and issue a letter of approval, we expect relevant clinical trial research agreements to be entered into between our research collaborator, FIIG, and (i) Sun Yat-sen University Cancer Center, (ii) the Fifth Affiliated Hospital of Guangzhou Medical University, (iii) Shandong Provincial Qianfoshan Hospital and (iv) the Affiliated Hospital of Putian University, to provide technical services and conduct the breast lump clinical trials. Following execution of such clinical trial research agreements, the hospitals will proceed with the testing stage and begin to enroll suitable patients in accordance with the research proposal. We plan to have these steps (i.e. ethics review and execution of clinical research contracts with or between the relevant research collaborators and/or the hospital institutions) completed by September of 2024, such that appointed hospital institutions may start enrolling participants for clinical testing in September 2024. Subject to any amendments as a result of the ethical review, the current research proposal stipulates that the hospitals listed above shall, among other things: (i) enroll subjects in accordance with the enrollment criteria for the clinical trial, (ii) evaluate such patients using the evaluation indices specified by the research proposal, and (iii) conduct the clinical trial by treating the patients in both the control group and the test group with the respective medical devices for such group pursuant to the procedures stipulated in the research proposal. Each institution is expected to carry out the breast lump clinical trial using the same standards and rules, and each is expected to continuously enroll subjects until we have filled the total enrollment quota of 188 subjects for these clinical trials. As an illustration, three months after the date the clinical trials have begun, we might expect one institution to have enrolled 48 patients, 24 of which shall fall into the control group and 24 of which shall fall into the test group, while we might expect another institution to have enrolled 36 subjects, 18 of which shall fall into the control group and 18 of which shall fall into the test group. Simultaneously, the other institutions are to continue seeking and enrolling subjects which meet the research proposal’s enrollment criteria for testing, until such time as the institutions have altogether enrolled a total of 188 subjects (94 subjects falling into the control group and the test group, respectively). Based on the current proposed research schedule time frame, we expect to have all research participants successfully enrolled by November 2024 and finish all clinical trial data collection by May 2025. Thereafter, we expect to have semi-final research reports from each hospital institution and the finalized clinical trial research reports completed in June 2025.
Pulmonary nodule clinical trials:   The pulmonary nodule clinical trials have been progressing at a very similar rate as the breast lump clinical trials. We have completed the clinical trial testing plans by February 2024, but such clinical trial testing plan may be subject to appropriate changes or amendments pursuant to any constructive comments or feedback from involved parties. We are also preparing for the submission of such research proposal and ancillary documents for ethics review by the respective ethics committees of the institutions which are conducting the clinical trials. Pursuant to the NH Collaboration Agreement (as described above), each of the institutions partaking in the pulmonary nodule clinical trials is required to follow the procedures, rules and criteria of our finalized research proposal, including enrolling subjects under such proposal’s enrollment criteria and treating subjects of both the control group and the test group with the respective medical devices for such group in accordance with the procedures of the finalized research proposal. If we have clearance from the respective ethics committees to proceed with the clinical trials, we are prepared to appoint the following hospitals: (i) Sun Yat-sen University Cancer Center; (ii) Beijing Hospital; (iii) Beijing Chao-Yang Hospital of the Capital Medical University; and Qingdao Central Hospital to provide technical services with respect to the pulmonary nodule clinical trials. Concerning the pulmonary nodule clinical trials, we plan to complete the ethics review and execute the relevant clinical research contracts with the aforementioned research collaborators and/or the hospital institutions by September 2024 such that they may start enrolling research participants. Similar to the breast lump clinical trials, each contracted hospital institution is expected to continuously enroll subjects until we have filled the total enrollment quota of 152 subjects for such clinical trials. Based on the current proposed research schedule time frame, we expect to have all research participants successfully enrolled by November 2024 and finish all clinical trial data collection by May 2025. Thereafter, we expect to have semi-final research reports from each hospital institution and the finalized clinical trial research reports completed in June 2025.

Product pipeline
The following table sets forth certain information about our major pipeline products:
Product Category	NMPA Classification	Features	Development Stage	Expected Launch Date	Target Indication
Microwave ablation ultrasound integrated therapeutic apparatus	Class III
Equipped with built-in ultrasound scanner for locating the tumor precisely during treatment
Reflects real-time data of therapeutic apparatus on the ultrasound machine interface, allowing doctors to manage data easily and focus on observing the patient during the treatment
To be used in conjunction with different proprietary microwave ablation needles for the treatment of different diseases
			Product Design	Fourth quarter of 2025	Thyroid nodules, liver tumors
MTI-5GT four-source microwave ablation therapeutic apparatus	Class III
Output frequency of 2,450 MHz
Four-port outputs for treatment utilizing four needles simultaneously
Each output is equipped with an independent temperature sensor allowing real-time reflection of temperature data
Applicable to microwave ablation treatment of large tumors
To be used in conjunction with different proprietary microwave ablation needles for the treatment of different diseases
			Clinical trial preparation	Fourth quarter of 2025	Bone tumors
Microwave Ablation Therapy Device and Disposable Microwave Ablation Needle	Class III
Suitable for microwave ablation treatment of large tumors. Using solid-state power supply as the microwave emission source, no-load status can be detected to ensure the safety of clinical use
Equipped with LED display and user-friendly interface
Used with different proprietary microwave ablation needles to treat different conditions
			Clinical trial preparation	Fourth quarter of 2025	uterine fibroids
MTI-5FT therapeutic apparatus	Class III
Output frequency of 915 MHz which has stronger penetration power
Applicable to microwave ablation treatment of large tumors. Uses solid-state power as the source of microwave emission, which can detect no-load condition and ensure safe clinical use
Equipped with LED display with user- friendly interface
To be used in conjunction with different proprietary microwave ablation needles for the treatment of different diseases
			Clinical trial preparation	Fourth quarter of 2024	Thyroid nodules, liver tumors

Product Category	NMPA Classification	Features	Development Stage	Expected Launch Date	Target Indication
Microwave ablation catheters	Class III catheters
Comprises four different models of catheters
(i)
with water-cooling structure or non-water cooling structure; and

(ii)
with or without laser navigation system

Water-cooling structure features the use of special engineering plastics and a water cycle structure to ensure product quality and lower cost
Laser navigation system allows doctors to locate the position of the catheter inside the blood vessel
Composed of semi-flexible needle with circular tip
Applicable to microwave ablation treatment targeting intestine and blood vessel
Intended to be applied for tumors in varicose vein
			Clinical trial preparation	Fourth quarter of 2025	For the treatment of tumors in varicose veins
Endoscope- guided puncture microwave ablation needles	Class III	Composed of semi-flexible needle Allows precise ablation inside patient’s lung with the guidance of endoscope Applicable to treatment targeting lung tumors Intended to be applied for pulmonary nodule	Clinical trial preparation	Fourth quarter of 2025	Indicated for pulmonary nodules
Microwave Ablation Therapy Device and Disposable Microwave Ablation Needle	Class III
Suitable for microwave ablation treatment of large tumors. Using solid-state power supply as the microwave emission source, no-load status can be detected to ensure the safety of clinical use
Equipped with LED display and user-friendly interface
Used with different proprietary microwave ablation needles to treat different conditions
			Clinical trial preparation	Fourth quarter of 2025	Breast lump
Properties and Facilities
We currently do not own any properties as we lease the properties for our principal executive offices, located at Room 202, 2/F, Baide Building, Building 11, No.15, Rongtong Street, Yuexiu District, Guangzhou, in China. We also lease two manufacturing plants in Nanjing, China from third party landlords located in the Jiangning District of Nanjing. We believe that the offices and manufacturing plants that are currently leased are adequate to meet our needs for the foreseeable future. These two manufacturing plants have an aggregate floor area of approximately 6,502 square meters.

The following table summarizes the material terms of such leases:
	Lease Square Meters	Lease Term	Rental Fee
Changcheng Nanjing’s Manufacturing Site	2660 m2	From November 1, 2020 to October 31, 2025	The annual rent, including taxes, amounts to RMB 1,053,360. The total annual property fee amounts to RMB 63,840.
Baide Suzhou’s Manufacturing Site	3,841.94 m2	From August 1, 2022 to July 31, 2025	The annual rent, including taxes, amounts to RMB 1,176,401.34. The total annual property fee amounts to RMB 138,309.84.
Guoke Baide’s Business Site (Guangzhou)	1,425.78 m2	From October 1, 2022 to September 30, 2027	The annual rent, including taxes, amounts to RMB 783,360.00. The total annual property fee amounts to RMB 222,421.68.
Branding and Marketing
We market our products and promote our brand mainly through our in-house sales and marketing department and distribution networks. As of December 31, 2023, our in-house sales and marketing department consisted of 32 members. Although the number of members in our in-house sales and marketing department decreased from 79 to 32 as of December 31, 2023, we anticipate expanding the department in fiscal year 2024 to support both U.S. market development and domestic market growth.
We hold regular trainings for our sales and marketing personnel. Such training generally includes introduction of our products and industry, market overview, analysis of competitors, and comparison of competitors’ products against our products, and skill trainings on connecting and building relationships with customers. We believe that such training equips sales and marketing personnel with the ability to adequately present and introduce our products to customers. We also rely upon distributors to promote our brand as they sell our products to hospitals.
Additionally, as part of our marketing strategy, we actively participate in medical conferences in China. During the fiscal years ended December 31, 2021, 2022 and 2023, we participated in more than 100 medical conferences. Our sales and marketing department also coordinates with marketing services providers on sales and marketing initiatives. Such services providers will participate in national and local academic medical conferences to promote our brand and our products from time to time.
Intellectual Property
We regard our intellectual property rights as one of the fundamental factors to the success of our business and are committed to protecting our intellectual property rights. As of January 4, 2024, we possessed, as the sole owner or co-owner, a total of 47 patents in China. As of January 4, 2024, we had applications pending for 33 patents in China.
The following table summarizes the scope and technology, type of patent protection, expiration dates and co-owner (if applicable) of each patent and patent application:
Application/ Registration Number	Name	Type	Owner	Jurisdiction	Date of Application (DD/MM/YYYY)	Date of Registration (DD/MM/YYYY)	Date of Patent Expiration (DD/MM/YYYY)	Status
201310552850.8	Semi-rigid water-cooled microwave ablation antenna with real-time temperature measurement and ablation	Invention	Baide Suzhou	PRC	11/11/2013	08/06/2016	10/11/2033	Granted

Application/ Registration Number	Name	Type	Owner	Jurisdiction	Date of Application (DD/MM/YYYY)	Date of Registration (DD/MM/YYYY)	Date of Patent Expiration (DD/MM/YYYY)	Status
201730566463.9	Bent shank ablation needle	Design	Baide Suzhou	PRC	16/11/2017	15/06/2018	15/11/2027	Granted
201730566990.X	Microwave therapy instrument	Design	Baide Suzhou	PRC	16/11/2017	15/06/2018	15/11/2027	Granted
201730566996.7	Straight ablation needle	Design	Baide Suzhou	PRC	16/11/2017	15/06/2018	15/11/2027	Granted
201820441845.8	A kind of water-cooled microwave ablation needle and its fluid injection and wicking structure, metal outer bush	Utility	Baide Suzhou	PRC	30/03/2018	05/07/2019	29/03/2028	Granted
201820501435.8	A kind of soft microwave melt needle of penetration type half and its water-cooling structure, outer bush	Utility	Baide Suzhou, Ligong Lu	PRC	10/04/2018	05/07/2019	09/04/2028	Granted
201820981010.1	A kind of wireless remote control medical microwave equipment	Utility	Baide Suzhou	PRC	25/06/2018	20/08/2019	24/06/2028	Granted
201830352165.4	Microwave therapy instrument	Design	Baide Suzhou	PRC	03/07/2018	08/01/2019	02/07/2028	Granted
201830492179.6	Intelligent microwave therapy device	Design	Baide Suzhou	PRC	03/09/2018	15/01/2019	02/09/2028	Granted
201821746518.X	A kind of high performance water cooling microwave melt needle with microwave power control switch	Utility	Baide Suzhou	PRC	26/10/2018	03/09/2019	25/10/2028	Granted
201821770152.X	A kind of soft type water cooling microwave coagulation electrode of cup head half	Utility	Baide Suzhou	PRC	30/10/2018	03/09/2019	29/10/2028	Granted
2016208508740	Anti-microwave interference temperature measurement and ablation integrated high-performance water-cooled microwave ablation antenna	Utility	Baide Suzhou	PRC	08/08/2016	14/07/2017	07/08/2026	Granted
201620850875.5	Anti-microwave interference temperature measurement and ablation integrated semi-rigid water-cooled microwave ablation antenna	Utility	Baide Suzhou	PRC	08/08/2016	25/07/2017	07/08/2026	Granted
202121414473.8	Semi-rigid puncture type microwave ablation antenna and transmission line structure	Utility	Baide Suzhou	PRC	24/06/2021	24/12/2021	23/06/2031	Granted
202121419209.3	Semi-flexible microwave ablation antenna and transmission line structure	Utility	Baide Suzhou	PRC	24/06/2021	24/12/2021	23/06/2031	Granted
202222076953.9	A multi-compartment vacuum sterilizer	Utility	Baide Suzhou	PRC	08/08/2022	11/04/2023	07/08/2032	Granted
202222210986.8	An auxiliary locating device for precise location	Utility	Baide Suzhou	PRC	22/08/2022	31/01/2023	21/08/2032	Granted
202320016679.8	An adjustable production fixture	Utility	Baide Suzhou	PRC	03/01/2023	28/04/2023	02/01/2033	Granted

Application/ Registration Number	Name	Type	Owner	Jurisdiction	Date of Application (DD/MM/YYYY)	Date of Registration (DD/MM/YYYY)	Date of Patent Expiration (DD/MM/YYYY)	Status
202222143353.X	A multi-station synchronous cleaning device	Utility	Baide Suzhou	PRC	15/08/2022	31/01/2023	14/08/2032	Granted
202221848513.4	A disposable microwave ablation needle with detectable temperature	Utility	Baide Suzhou	PRC	18/07/2022	31/01/2023	17/07/2032	Granted
202221814329.8	Disposable microwave ablation needle with multiple size interfaces	Utility	Baide Suzhou	PRC	13/07/2022	31/01/2023	12/07/2032	Granted
202221814263.2	A disposable microwave ablation needle capable of precisely locating	Utility	Baide Suzhou	PRC	13/07/2022	31/01/2023	12/07/2032	Granted
202221764561.5	A disposable microwave ablation needle convenient for holding	Utility	Baide Suzhou	PRC	07/07/2022	31/01/2023	06/07/2032	Granted
202221853161.1	Disposable microwave ablation needle with good cooling effect	Utility	Baide Suzhou	PRC	18/07/2022	31/01/2023	17/07/2032	Granted
201810275391.6	A liquid injection and aspiration structure suitable for microwave ablation needles	Invention	Baide Suzhou	PRC	30/03/2018	N/A	N/A	Pending
201810315657.5	Water-cooled structure of puncture semi-flexible microwave ablation needle	Invention	Baide Suzhou, Ligong Lu	PRC	10/04/2018	N/A	N/A	Pending
201811226979.9	A kind of hydrostatic microwave ablation treatment device with semi-puncture type under endoscopic guidance	Invention	Baide Suzhou	PRC	22/10/2018	N/A	N/A	Pending
201811258042.X	A high-performance water-cooled microwave ablation needle with microwave power control switch	Invention	Baide Suzhou	PRC	26/10/2018	N/A	N/A	Pending
202110704940.9	Semi-rigid puncture type microwave ablation antenna, transmission line structure and assembling method thereof	Invention	Baide Suzhou	PRC	24/06/2021	N/A	N/A	Pending
202110705763.6	Semi-flexible microwave ablation antenna, transmission line structure and assembling method	Invention	Baide Suzhou	PRC	24/06/2021	N/A	N/A	Pending
202320466324.9	An automatic drying device for automatic drying	Utility	Baide Suzhou	PRC	13/03/2023	N/A	N/A	Pending
202222281392.6	A microwave ablation needle that is resistant to bending and breakage	Utility	Baide Suzhou	PRC	29/08/2022	20/06/2023	28/08/2032	Granted
202222076345.8	A disposable microwave ablation needle that avoids bending of the needle	Utility	Baide Suzhou	PRC	08/08/2022	20/06/2023	07/08/2032	Granted
202320471098.3	A microwave ablation antenna that is easy to assemble	Utility	Baide Suzhou	PRC	13/03/2023	N/A	N/A	Pending
202222143142.6	An anti-slip disposable microwave ablation needle	Utility	Baide Suzhou	PRC	15/08/2022	20/06/2023	14/08/2032	Granted

Application/ Registration Number	Name	Type	Owner	Jurisdiction	Date of Application (DD/MM/YYYY)	Date of Registration (DD/MM/YYYY)	Date of Patent Expiration (DD/MM/YYYY)	Status
202320151590.2	A microwave ablation needle that rotates the connection	Utility	Baide Suzhou	PRC	01/02/2023	07/07/2023	31/01/2033	Granted
202320058633.2	A sterile storage room for sterile storage	Utility	Baide Suzhou	PRC	09/01/2023	N/A	N/A	Pending
202222210863.4	A radiofrequency ablation device with efficient cooling	Utility	Baide Suzhou	PRC	22/08/2022	N/A	N/A	Pending
2023203574500	An assembly device that is automatically positioned	Utility	Baide Suzhou	PRC	01/03/2023	N/A	N/A	Pending
202222281897.2	A detachable microwave ablation needle	Utility	Baide Suzhou	PRC	29/08/2022	20/06/2023	28/08/2032	Granted
2023203047004	A quick-cooled disposable microwave ablation needle with a needle tip	Utility	Baide Suzhou	PRC	24/02/2023	N/A	N/A	Pending
202320151600.2	An integrated microwave ablation antenna	Utility	Baide Suzhou	PRC	01/02/2023	20/06/2023	31/01/2033	Granted
202210802707.9	Ablation needle assembly and ablation system convenient for secondary puncture	Invention	Baide Suzhou	PRC	07/07/2022	N/A	N/A	Pending
202310003383.7	An ablation needle assembly and ablation system that defines the direction of ablation	Invention	Baide Suzhou	PRC	03/01/2023	N/A	N/A	Pending
201310130580.1	Microwave thermotherapy radiator with suppression of microwave leakage energy	Invention	Changcheng Nanjing	PRC	16/04/2013	02/03/2016	15/04/2033	Granted
201310102228.7	Semi-rigid water-cooled microwave ablation antenna	Invention	Changcheng Nanjing, LU Ligong	PRC	27/03/2013	16/03/2016	26/03/2033	Granted
201821706733.7	One kind semi-rigid penetration type water cooling microwave coagulation therapy instrument under endoscope guidance	Utility	Changcheng Nanjing	PRC	22/10/2018	29/10/2019	21/10/2028	Granted
201920547932.6	A semi-rigid intravascular tissue microwave thermal coagulation antenna	Utility	Changcheng Nanjing	PRC	22/04/2019	31/03/2020	21/04/2029	Granted
201920547772.5	High-performance semi-rigid puncture type microwave ablation antenna	Utility	Changcheng Nanjing	PRC	22/04/2019	21/02/2020	21/04/2029	Granted
201920555560.1	A water-cooled microwave burning hot coagulation knife	Utility	Changcheng Nanjing	PRC	23/04/2019	18/02/2020	22/04/2029	Granted
201922082885.5	A multi-probe interventional by-open temperature measuring device	Utility	Changcheng Nanjing	PRC	27/11/2019	23/10/2020	26/11/2029	Granted
201930687094.8	Ultrasound diagnosis and tumor microwave ablation treatment machine	Design	Changcheng Nanjing	PRC	13/12/2019	04/08/2020	12/12/2029	Granted
202022881052.8	A device for reducing magnetron power fluctuations	Utility	Changcheng Nanjing	PRC	02/12/2020	24/08/2021	01/12/2030	Granted

Application/ Registration Number	Name	Type	Owner	Jurisdiction	Date of Application (DD/MM/YYYY)	Date of Registration (DD/MM/YYYY)	Date of Patent Expiration (DD/MM/YYYY)	Status
202220842531.5	A magnetron microwave power detection device	Utility	Changcheng Nanjing	PRC	13/04/2022	13/09/2022	12/04/2032	Granted
202221501397.9	A power detection device with open circuit protection and short circuit protection	Utility	Changcheng Nanjing	PRC	16/06/2022	13/12/2022	15/06/2032	Granted
202221698800.1	A medical catheter with a multi-point mapping structure for radiofrequency ablation	Utility	Changcheng Nanjing	PRC	04/07/2022	13/12/2022	03/07/2032	Granted
ZL202321169155.9	An ablation device with a retractable treatment handle	Utility	Changcheng Nanjing	PRC	16/05/2023	19/09/2023	15/05/2033	Granted
ZL202321169160.X	A Migration Resistant Radiofrequency Ablation Needle	Utility	Changcheng Nanjing	PRC	15/05/2023	19/09/2023	14/05/2033	Granted
201910322669.5	A kind of semi-rigid type endovascular tissue microwave thermal solidification antenna	Invention	Changcheng Nanjing	PRC	22/04/2019	N/A	N/A	Pending
201910322654.9	A kind of high-performance semi-rigid penetration type microwave ablation antenna	Invention	Changcheng Nanjing	PRC	22/04/2019	N/A	N/A	Pending
201910327277.8	A water-cooled microwave burning hot coagulation knife	Invention	Changcheng Nanjing	PRC	22/04/2019	N/A	N/A	Pending
202220649092.6	For microwave ablation catheters under bronchoscopy	Utility	Changcheng Nanjing	PRC	23/03/2022	N/A	N/A	Pending
202210538324.5	Cloud-based computer-based radiofrequency ablation catheter and its method for precise control of ablation depth	Invention	Changcheng Nanjing	PRC	18/05/2022	N/A	N/A	Pending
202221353964.0	A temperature measuring device with motion detection function for high-power magnetron	Utility	Changcheng Nanjing	PRC	01/06/2022	N/A	N/A	Pending
202221390369.4	A radiofrequency ablation device with a rapid cooling structure	Utility	Changcheng Nanjing	PRC	06/06/2022	N/A	N/A	Pending
202221390373.0	A radiofrequency ablation catheter with a mechanically supported structure	Utility	Changcheng Nanjing	PRC	06/06/2022	N/A	N/A	Pending
202221518957.1	A radiofrequency ablation device with a rapid cooling structure	Utility	Changcheng Nanjing	PRC	17/06/2022	N/A	N/A	Pending
202221588173.6	Temperature control equipment for radiofrequency ablation catheter	Utility	Changcheng Nanjing	PRC	23/06/2022	N/A	N/A	Pending
202221698806.9	A medical display with a multi-angle adjustment mechanism for radiofrequency ablation	Utility	Changcheng Nanjing	PRC	04/07/2022	N/A	N/A	Pending

Application/ Registration Number	Name	Type	Owner	Jurisdiction	Date of Application (DD/MM/YYYY)	Date of Registration (DD/MM/YYYY)	Date of Patent Expiration (DD/MM/YYYY)	Status
202222027126.0	A kind of microwave ablation therapy instrument with a power control device with a socket fixed structure	Utility	Changcheng Nanjing	PRC	03/08/2022	N/A	N/A	Pending
202222027085.5	A safety detection device for positioning stable structure of microwave therapy appliances	Utility	Changcheng Nanjing	PRC	03/08/2022	N/A	N/A	Pending
202222180068.5	An intelligent microwave therapy instrument has a probe connection bracket for adjusting the mechanism	Utility	Changcheng Nanjing	PRC	19/08/2022	N/A	N/A	Pending
202320862108.6	A microwave therapy device with a multi-angle treatment adjustment structure	Utility	Changcheng Nanjing	PRC	18/04/2023	N/A	N/A	Pending
202320862105.2	A smart microwave therapy device with an adjustable probe connection bracket	Utility	Changcheng Nanjing	PRC	18/04/2023	N/A	N/A	Pending
202320862106.7	A radiofrequency ablation instrument with a folding bracket structure	Utility	Changcheng Nanjing	PRC	18/04/2023	N/A	N/A	Pending
202221872954.8	A microwave leakage suppressor that can be replaced by microwave absorbing materials	Utility	Changcheng Nanjing	PRC	21/07/2022	N/A	N/A	Pending
202321066822.0	A pin detection and identification circuit	Utility	Changcheng Nanjing	PRC	06/05/2023	19/12/2023	05/05/2033	Granted
202321076647.3	A no-load protection circuit for microwave ablators	Utility	Changcheng Nanjing	PRC	06/05/2023	03/10/2023	05/05/2033	Granted
202211531889.7	Photothermal rare earth nanoprobe and preparation method thereof	Invention	Ruikede Xiamen	PRC	01/12/2022	N/A	N/A	Pending
201620850874.0	High-performance water-cooled microwave ablation antenna with integrated microwave-resistant temperature measurement and ablation	Utility	Baide Suzhou	PRC	08/08/2016	12/06/2017	07/08/2026	Granted
During the fiscal years ended December 31, 2022 and 2023, we were not aware of any material infringement of others’ intellectual property rights by us.
We have entered into agreements with our directors and officers and employees, under which the intellectual property developed during their employment belongs to us and they waive all relevant rights or claims to such intellectual property. The agreements also contain confidentiality and non-complete clauses to protect our rights to all invention, technology, know-how and trade secrets derived during the stage of research and development.
Competition
The microwave ablation medical device industry in China has high market concentrations, with the top four microwave ablation manufacturers accounting for about 88.4% of the sales in 2022. We were the third largest microwave ablation medical device provider in the PRC in terms of sales revenue in 2022, with a market share of 19.0%. According to the Frost & Sullivan Report, the top four microwave ablator manufacturers in 2022 are 1) ECO Medical, 2) Vison Medical, 3) the Company and 4) Canyon Medical. The Company’s main competitors are the three other manufacturers listed above. ECO Medical and Canyon Medical have obtained the registration certificates of Class III medical devices for microwave ablation used in the treatment of liver cancer and thyroid nodules, while Vison Medical has obtained the registration certificate of Class III medical devices for microwave ablation used in the treatment of liver cancer. As of December 31, 2023, the Company’s competitors have not registered Class III medical devices for other ablation apparatuses such as radio frequency, cryoablation, or laser ablation.
We ranked first among all microwave ablation medical device providers in the treatment of thyroid nodules and breast lumps in the PRC in terms of sales revenue and sales volume of microwave ablation needles in 2022. We are the first company to have proprietary microwave ablation medical devices specifically approved for the treatment of thyroid nodules successfully registered as Class III medical devices in China. Even though some competitors have already obtained Class III registration certificates for their microwave ablation therapeutic apparatus and microwave ablation needles specifically approved for the treatment of liver cancer, none of our competitors have obtained Class III registration certificates for their microwave ablation needles specifically approved for the treatment of thyroid nodules or other diseases which we have planned to expand our indications on our Class III medical registration certificate, including breast lumps, lung cancer, varicose vein, bone tumors and uterine fibroids. We believe such first-mover advantage allows us to differentiate our existing products from that of other microwave ablation medical device providers, and our pipeline products from that of other medical device providers going forward.
Potential new entrants face market barriers for entering into the microwave ablation medical device industry, namely, the research and development and technical barriers; long commercialization process; and branding and sales channel barriers.
Employees
We had a total of 148 employees as of December 31, 2023. All of our employees are based in Mainland China or Hong Kong. The following table sets forth a breakdown of our employees as of December 31, 2023, by function:
Function	Number
Procurement	4
Quality Control	17
Finance	12
Sales and Marketing	32
Production	47
Research and Development and Technical	11
Administration and General Management	25
Total	148
We believe that our employees contribute to our rapid business growth, and our continued success depends on our ability to attract, motivate, train and retain qualified employees. Our management devotes resources to and focuses on ensuring that the culture and brand of Baird Medical remain highly attractive to potential and existing employees.
We believe that we offer employees competitive compensation packages and dynamic work environments that encourage initiative. We also promote equal opportunity and diversity in the workplace. We recruit employees based on a number of factors, including relevant work experience, educational background, skills, knowledge, and relevant vacancy. We enter into labor contracts with our employees.
As required by PRC regulations, we participate in various statutory employee benefit plans, including social insurance funds, namely a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan, and a housing provident fund.
We are required under PRC laws to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Bonuses are generally discretionary and based in part on employee performance and in part on the overall performance our business.

We believe that we maintain a good working relationship with employees and have not experienced any major labor disputes.
Insurance
We maintain insurance policies that are required under PRC laws and regulations as well as policies based on our assessment of our operational needs and industry practice. We are subject to the social insurance system of the PRC and are required to make contributions for our employees toward five categories of insurance, including basic pension, basic medical, unemployment, work injury and maternity. Consistent with customary practice in China, we do not maintain any insurance policies for business interruption, product liability or litigation. We believe that our existing insurance coverage is in line with industry norms in the PRC and is sufficient for our current operations. We will regularly review and assess our insurance practice based on our needs and industry practice. During the fiscal years ended December 31, 2022 and 2023, we did not experience any material insurance disputes.
Seasonality
During the fiscal years ended December 31, 2022 and 2023, our sales volume in the first half of the year was generally lower than the sales volume in the second half of a year, as customers tend to procure more of our products in the second half of a year, which is common for microwave ablation medical device manufacturers in the PRC.
Legal Proceedings
We are not a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including its management’s time and attention.
GOVERNMENT REGULATION OF OUR BUSINESS
Regulatory Overview
References to the “Company,” “our,” “us” or “we” in this section refer to the Company. References to our “management” or our “management team” refer to the Company’s officers and directors.
We primarily conduct our business in the PRC, and during the period comprising fiscal years 2022 and 2023, all of our revenue was generated from the PRC. Accordingly, PRC laws and regulations and government supervision are most relevant to our business. This section sets out a summary of the laws, regulations, rules and policies which may have a material impact on our business and operations.
Our business is subject to a variety of laws and regulations and extensive government supervision in the PRC. This section sets out a summary of the major relevant laws, regulations, rules and policies which may have material impact on our business and operations.
Laws and Regulations Relating to Medical Devices
Regulations on the Supervision and Administration of Medical Devices
The 2021 Medical Device Regulations were revised and adopted at the 119th Executive Meeting of the State Council of the PRC on December 21, 2020 and came into effect on June 1, 2021. The major amendments in the 2021 Medical Device Regulations include: (1) implementing the registrant-or-submitter accountability system to highlight the entity responsibilities of enterprises; (2) improving the system for medical device innovation; (3) optimizing the approval process; (4) optimizing the filing process; (5) improving post marketing regulatory requirements; and (6) reinforcing penalty and punishment.

The 2021 Medical Device Regulations focus on developing and improving medical device innovation systems. They stipulate that registrants and filing entities of medical devices refer to enterprises or R&D institutions that have obtained medical device registration certificates or filed applications for medical devices, and that they are legally responsible for the safety and efficacy of their medical devices during the R&D, manufacturing, sales and use of the medical devices. The registrant-or-submitter accountability system also defines the obligations of registrants or filing entities and requires that registrants or filing entities should establish and effectively maintain a quality management system, conduct post-marketing research and risk control, adverse event monitoring and re-evaluation, and establish and implement a system to trace and recall products, among and other obligations. The 2021 Medical Device Regulations clarify the rights and obligations of the registrants or filing entities as well as other market entities, and specifies the obligations of entrusted manufacturers, e-commerce platform operators, user entities and other entities.
For the medical device innovation system, the 2021 Medical Device Regulations include medical device innovation as a development focus and improves medical device innovation systems.
With respect to the procedures for review and approval procedures of medical devices, the review and approval materials are simplified, default licensing is adopted for registration renewal and clinical trials, and the review and approval period for production and operation licenses is shortened. For filing procedures, the filing requirements are reduced, and the informative filing shall be implemented. The 2021 Medical Device Regulations stipulate that the product testing report shall comply with the requirements of the drug administration under the State Council. Such reports may be comprised of the self-testing report of the registration applicant or filing entities of the medical devices, or the testing report issued by entrusted qualified medical device testing institutions. Enterprises with the requisite testing capabilities may complete the registration by submitting self-testing reports, so as to greatly shorten the testing period and accelerate the registration of medical devices.
With respect to regulatory requirements, the 2021 Medical Device Regulations further developed a professional inspection system, improve supervising by introducing regulatory measures such as the ability to trace products by means of tracing unique identification marks, extension of products, extending review process and punishment of dishonest behaviors, and further clarifies the division of responsibilities between the drug supervision and management departments and competent health authorities to strengthen supervision and inspection of the use of medical devices.
The 2021 Medical Device Regulations impose heavier penalties on unlawful behaviors. Such penalties include revoking a wrongdoer’s license and prohibiting it from engaging in relevant activities for a certain period of time, subject to the severity of the violation. For terms of serious violations related to product quality and safety, a penalty of up to 30 times the value of the products may be imposed. For persons exercising control over an entity which is found to have committed a serious violation, all income that the person receives from the entity during the occurrence of the illegal behaviors may be confiscated, a penalty of up to three times of the illegal income may be imposed, and the person may also be prohibited from engaging in relevant activities for five years or more.
With regard to the above regulations, we believe that the encouragement of innovation across multiple systems under the 2021 Medical Device Regulations is conducive to the development of innovative medical devices, and the adjustment to the procedures for review, approval and filing are conducive to accelerating the registration and marketing of the relevant pipeline products, enhancing compliance, and creating an orderly development environment for companies.
Classification of Medical Devices
Pursuant to the 2021 Medical Device Regulations, medical devices shall be classified into three categories according to their risk levels. Class I medical devices include the medical devices with low risks, whose safety and efficacy can be ensured through routine administration. Class II medical devices include the medical devices with moderate risks, which shall be strictly controlled and administered to ensure their safety and efficacy. Class III medical devices means the medical devices with relatively high risks, which shall be strictly controlled and administered through special measures to ensure their safety and efficacy. Class I medical devices shall be subject to product recordation administration, and Class II and Class III medical devices shall be subject to product registration administration.

Registration and Filings of Medical Devices
In order to regulate the registration and filing of medical devices and ensure the safety, efficacy and quality control of medical devices, the PRC’s State Administration for Market Regulation has formulated the Measures for Medical Devices Registration and Filing in accordance with the 2021 Medical Device Regulations, which was published on August 26, 2021 and took effect on October 1, 2021. According to the 2021 Medical Device Regulations and the Measures for Medical Devices Registration and Filing, for the filings of domestic Class I medical devices, the parties making the filings of medical devices shall submit the filing materials to the competent drug supervision and administration departments at the district city level. In case of any amendment to matters stated in the filings, such amendment must be filed with the original filing department. The Class II and Class III medical devices shall be subject to the product registration administration. Domestic Class II medical devices shall be examined by the provincial branches of the NMPA and domestic Class III medical devices shall be examined by the NMPA, and a Medical Device Registration Certificate for such medical device shall be issued upon approval. In case of any substantial change to the designs, raw materials, production technologies, or scopes and method of application and application methods, etc., of the registered Class II or Class III medical devices, which may affect the safety and efficacy of such medical devices, the registrants shall apply to the original registration departments used in order to change the registration. The Medical Device Registration Certificate is valid for five years and the registrant shall apply to the drug supervision and administration departments for renewal at least six months prior to its expiration date. Pursuant to the 2021 Medical Device Regulations, the application shall be rejected under any of the following circumstances: (i) the registrants fail to file an application for renewal within the proscribed time limit; (ii) the mandatory standards for medical devices have been revised and the relevant medical devices cannot meet the new requirements; or (iii) the registrants fail to meet the requirements provided in the medical device registration certificate for medical devices under conditional approval in a timely matter. Except for the conditions mentioned above, the drug regulatory authority receiving the application for renewal shall make a decision of whether to preserve the renewal prior to the expiration date of the medical device registration certificate. If the drug regulatory authority does not make a decision within this time limit, it shall be deemed that the drug regulatory authority has approved the application.
According to the 2021 Medical Device Regulations and the Measures for Medical Devices Registration and Filing, medical device product registration and filings shall be subject to clinical evaluation. However, medical devices may be exempt from clinical evaluation under either of the following circumstances:
i.
The medical device has clear working mechanisms, finalized design and mature manufacturing processes, and the medical devices of the same type that are available on the market have been used in clinical application for years without records of any serious adverse events, and the medical device will not change the general purposes; or

ii.
The safety and efficacy of such medical device can be proved through non-clinical evaluation.

The medical device catalogue of clinical trial exemption shall be formulated, amended and promulgated by the NMPA, such as the Notice of the Newly Revised Catalogue of Medical Devices Exempted from Clinical Trials promulgated by the NMPA on September 28, 2018 and the Notice of New and Revised Catalogue of Medical Devices Exempted from Clinical Trials promulgated by the NMPA on December 13, 2019. Medical device products that are not included in the exemption catalogue shall be analyzed and evaluated through the data obtained from the clinical trials or clinical application of the same categories of medical devices. On September 16, 2021, the NMPA issued the 2021 Exemption Catalogue with an effective date of October 1, 2021, which replaced the aforementioned Catalogue of Medical Devices Exempted from Clinical Trials and its amendments. As for certain high risk Class III medical devices, the NMPA’s approvals are required before clinical trials can be carried out. Under such requirement, the NMPA promulgated the Notice of Publication of the List of Class III Medical Devices Requiring Clinical Trial Approval on August 25, 2014, which was amended and came into effect on September 14, 2020. Where the safety and efficacy of such medical devices can be proved, the applicant may reference this proof in the course of registration application and submit relevant proofing materials.
Compared with the expired Administrative Measures for Medical Device Registration (2014), the Measures for Medical Devices Registration and Filing has been revised in several aspects, including but not limited to: (i) implementing the registrant-or-filer system such that medical device registrants and filers are more be accountable for improvements during the entire lifecycle of their medical devices, and are legally responsible for the safety, efficacy and quality controllability of their medical devices throughout the entire process of research, production, operation and use; (ii) updating the description of the sole identification system to promote the step-by-step implementation of the system by clearly stipulating that the National Medical Products Administration shall establish and pursue the step-by-step implementation of the unique medical device identification system, under which applicants and filers shall be required to submit the unique identification details according to the relevant regulations to ensure the truthfulness, accuracy, and traceability of data; (iii) adding special registration procedures, including three special medical device registration procedures, namely innovative product registration procedures, priority registration procedures and emergency registration procedures; (iv) simplifying and optimizing registration approval procedures, including clarifying that the applicant submits registration application materials to the medical product administration authorities through online registration applications and other channels; adjusting the requirements for medical device inspection reports (which can be either self-inspection reports by applicants or filers, or testing reports produced by qualified medical device testing institutions upon appointment); and specifically creating the “Working Timeframe” chapter to uniformly stipulate the approval timeframe.
We have obtained the Class II and Class III medical device registration certificates for our existing microwave ablation products in China and all these registration certificates are within the validity term, the particulars of which are described further below in this section. We do not believe that our products are exempted from any clinical trials and we have passed the clinical trials as required for our Class II and Class III medical devices for the registration. We do not believe that the Measures for Medical Devices Registration and Filing will have any material impact on our business operations. For a full list of the specific products and when such respective certificates were obtained, please see the tables below.
The NMPA published the Microwave MWA Equipment Guidelines on November 25, 2021, which is a guidance document for registration applicants and technical reviewers, but does not include administrative matters involved in review and approval, nor is it enforced as a regulation. The Microwave MWA Equipment Guidelines should be used under the premise of complying with relevant laws and regulations. Pursuant to the Microwave MWA Equipment Guidelines, among other things, (i) the microwave MWA equipment shall be managed as a Class III medical device. Microwave ablation needles needle shall be managed with reference to the microwave ablation apparatus as Class III medical device when registered separately; and (ii) the applicant of Class III registration certificate for its microwave ablation equipment should limit or modify the scope of application of its microwave MWA equipment based on clinical data and relevant clinical diagnosis and treatment specifications. Definite applicable organs or tissues should be given in the scope of application, instead of other expressions without clear applicable organs or tissues.
We have obtained the Class III medical device registration certificate for our microwave ablation therapeutic apparatus specifically indicated for liver cancer and thyroid nodule (which are our major products). As of December 31, 2023, there were two Class III registration certificates under the Company’s name: microwave therapeutic instrument and accessories (which is valid until February 5, 2028) and disposable microwave ablation needle (which is valid until July 12, 2028). We have also successfully obtained the registration certificate for the Class III Certificate for MWA Needles and one registration certificate for Class II medical devices in the PRC in relation to disposable sterile biopsy needles.
Please see below further particulars on the specific products and when the respective registration certificates were obtained:

Microwave therapeutic apparatus
Model	Registration Certificate Number	Certificate Validity	Class	Frequency	Power	Power Source	Service Life
MTI-5AT	CFDA 20183011581 (国械注准 20183011581)	6 Feb. 2023 to 5 Feb. 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Magnetron	8 years
MTI-5B	CFDA 20183011581 (国械注准 20183011581)	6 Feb. 2023 to 5 Feb. 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Magnetron	8 years
MTI-5C	CFDA 20183011581 (国械注准 20183011581)	6 Feb. 2023 to 5 Feb. 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Magnetron	8 years
MTI-5DT	CFDA 20183011581 (国械注准 20183011581)	6 Feb. 2023 to 5 Feb. 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Magnetron	8 years
MTI-5ET	CFDA 20183011581 (国械注准 20183011581)	6 Feb. 2023 to 5 Feb. 2028	Class III	2,450MHz	Range 0 to 120W, 1W interval	Solid-state source	8 years
Class III MWA needles
Registered Name	Registration Certificate Number	Certificate Validity	Class	Model	Product Characteristics Classification	Service Life
Disposable Water-Cooled Microwave Thermal Coagulation Ablation Needle	CFDA 20183011581 (国械注准 20183011581)	6 Feb. 2023 to 5 Feb. 2028	Class III	XR-A2021W, XR-A2018W, XR-A2015W, XR-A2021R (round head), XR-A2018R (round head)	Long Microwave Ablation Needles
1.   Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2.   Microwave frequency: 2450 MHz;
3.   Specifications: needle length is 15 cm to 21 cm, needle diameter is 2.0 mm, to meet various clinical needs;
4.   Scope of application: used for the treatment of liver tumors (solid tumor therapy is limited to patients with a diameter ≤3cm and fewer than 3 lesions of metastatic liver cancer).
2 years
				XR-A1610W	Fine Microwave Ablation Needle	1. Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;

Registered Name	Registration Certificate Number	Certificate Validity	Class	Model	Product Characteristics Classification	Service Life
Disposable Microwave Ablation Needle	CFDA 20233010963 (国械注准 20233010963)	13 Jul. 2023-12 Jul. 2028	Class III	J-20-15, J-20- 12, J-20-10, J-20-08, J-20- 05, J-18-15, J-18-12, J-18- 10, J-18-08, J-18-05	Long Microwave Ablation Needles
1.   Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2.   Microwave frequency: 2450 MHz;
3.   Specifications: needle length is 5 cm to 15 cm, needle diameter is 1.8mm to 2.0 mm, to meet various clinical needs;
4.   Scope of application: used for the treatment of benign thyroid nodules (nodule diameter ≥2cm, solid >80%, progressive enlargement, symptoms of compression, and aesthetic impact).
2 years
				J-16-15, J-16- 12, J-16-10, J-16-08, J-16- 05, J-14-15, J-14-12, J-14- 10, J-14-08, J-14-05	Fine Microwave Ablation Needle
1.   Needle material: the needle tip is tin-phosphor bronze, the needle shaft is stainless steel, with PTFE coating;
2.   Microwave frequency: 2450 MHz;
3.   Specifications: needle length is 5 cm to 15 cm, needle diameter is 1.4mm to 1.6mm, to meet various clinical needs;
4.   Scope of application: used for the treatment of benign thyroid nodules (nodule diameter ≥2cm, solid >80%, progressive enlargement, symptoms of compression, and aesthetic impact).

Disposable Sterile Biopsy Needle (Class II)
Registered Name	Registration Certificate Number	Certificate Validity	Class	Model	Service Life
Disposable Sterile Biopsy Needle	SXZZ 20232141234 (苏械注准 20232141234)	30 Aug. 2023 to 19 Aug. 2028	Class II	BN-MAR-1	2 years
Regulations and Administrative Measures on the Production of Medical Devices
In order to strengthen the supervision, regulation and administration of medical device production, regulate the production of medical devices, and ensure the safety and utility of medical devices, the State Administration for Market Regulation has formulated the Measures for the Supervision and Administration of Medical Devices Production (the “2022 Supervisory and Administrative Measures for Production”) in accordance with the 2021 Medical Device Regulations, which were promulgated on 10 March 10, 2022 and came into effect on May 1, 2022. The 2022 Supervisory and Administrative Measures for Production stipulates that manufacturers of medical devices must satisfy the following conditions:
i.
possessing production sites, environmental conditions, production equipment and professional technicians that are suitable for such medical device produced;

ii.
possessing organizations or professional examination staff and examination equipment that carry out quality examination for such medical device produced;

iii.
formulating a management system which ensures the quality of such medical device;

iv.
having capability of after-sale services that is suitable for such medical device produced; and

v.
satisfying the requirements as set forth in production R&D and production technique documents.

Medical devices are categorized and managed according to the level of risk in the production of medical devices. The enterprises engaging in the production of Class I medical devices shall make filings for such Class I medical devices with the local branches at the district city level of the NMPA and submit proof materials of qualification to engage in the production of such medical devices. The enterprises engaging in the production of Class II and Class III medical devices shall apply to the provincial branches of the NMPA for

Manufacture License for Medical Devices to the provincial branches of the NMPA, and shall submit proof materials of qualification to engage in the production of such medical devices and registration certificates for such medical devices produced. The Manufacture License for Medical Devices for a medical device is valid for five years.
Compared with the expired Measures for the Supervision and Administration of Medical Device Production which were revised in 2017 (the “2017 Supervisory and Administrative Measures for Production”), amendments have been made into the 2022 Supervisory and Administrative Measures for Production including with respect to: (i) simplifying materials to be submitted as part of the application for production license, and adjusting the time period for review time limit of medical device production license applications from 30 working days to 20 working days; (ii) where a Medical Device Production License is required to be extended upon its expiration, changing the timing required for making any extension application from 6 months prior to expiration to a period ranging from 90 working days to 30 working days prior to expiration, emphasizing that any extension application made after such timeframe would not be accepted; (iii) cancelling the filing requirements for commissioned production and incorporating the requirements of commissioned production into the quality management system for unified regulation; (iv) specifying that the legal representative and principal person-in-charge of the party responsible for the registration or recordation of medical devices shall be fully responsible for the quality and safety of the medical devices produced by the party; (v) specifying that the party responsible for the registration or recordation of and the entrusted manufacturer of the medical devices shall, as required by the state for the implementation of unique identification of medical devices, assign codes, and upload, maintain and update data to ensure that the information is true, accurate, complete and traceable; and (vi) specifying that the registrant or record-filing party of medical devices and entrusted manufacturer shall conduct self-inspection on the operation of the quality management system each year and submit the self-inspection report to the local drug regulatory authority prior to March 31 of the following year. The registrant or record-filing party of imported medical devices shall, through its agent, submit the self-inspection report to the drug regulatory authority of the province, autonomous region or centrally-administered municipality where the agent is located.
On May 25, 2021 we obtained the Manufacture License for Class II and Class III Medical Devices for our existing microwave ablation products in China. Such Manufacture License is valid until May 24, 2026. We do not believe that the 2022 Supervisory and Administrative Measures for Production will have a material impact on our business operations because (1) the updates and revisions to the 2022 Supervisory and Administrative Measures for Production do not affect the validity of the production license obtained by Baird Medical on May 25, 2021, which remains applicable and is sufficient for Baird Medical to satisfy relevant requirements under the 2022 Supervisory and Administrative Measures for Production, (2) during the process of obtaining the registration certificate for Class III thyroid medical devices, Baird Medical passed an audit, performed by the National Medical Products Administration and in accordance with the 2022 Supervisory and Administrative Measures for Production, for the period from February 9, 2023, to February 10, 2023, and (3)  after obtaining the registration certificate for its single-use sterile biopsy needle product, Baird Medical applied to add “Class II: 14-01 Injection and Puncture Instruments” to the production scope of the medical device production license, and obtained the updated medical device production license on October 16, 2023 in accordance with the 2022 Supervisory and Administrative Measures for Production. As of the date of this proxy statement/prospectus, we are subject to and in compliance with the 2022 Supervisory and Administrative Measures for Production.
Measures on Production Quality Management of Medical Devices
The Measures on Production Quality Management of Medical Devices (the “Standards on Production Quality Management”), which was promulgated on December 29, 2014 and came into effect on March 1, 2015, stipulates that an enterprise engaging in the production of medical devices shall establish and effectively maintain a quality control system in accordance with the requirements of the Standards on Production and Quality Management. The enterprise engaging in the production of medical devices shall regularly conduct comprehensive self-inspection on the operation of quality management systems in accordance with the requirements of the Standards on Production and Quality Management. The enterprise shall establish its procurement control procedures and assess its suppliers by establishing an examination system to ensure the purchased products are in compliance with the statutory requirements. The enterprise shall record the procurement, production and inspection of raw materials. Such records shall be true, accurate, complete and traceable. The enterprise shall apply risk management to the whole process of design and development, production, sales and after-sale services. The measures being adopted shall be applicable to risks associated with the related products.
Commissioned Production of Medical Devices
Pursuant to the 2021 Medical Device Regulations, a medical device registrant or filer may commission certain enterprises, provided they that comply with the provisions of this regulation and meet other conditions, to produce medical devices. In the case of commissioned production of medical devices, a medical device registrant or filer shall be responsible for the quality of the medical devices produced by the commissioned production enterprises, and supports the administration of the production process of the commissioned production enterprises to ensure the compliance with the relevant regulatory requirements. Commission agreements are entered into, to be concluded by the medical device registrant or filer with the commissioned production enterprises. According to the Commission Guidelines issued by the NMPA on March 22, 2022, when a medical device registrant or filer commissions an enterprise that meets the required conditions to manufacture medical devices, it shall sign a “quality agreement for commissioned production of medical devices” with the commissioned manufacturer to clarify the rights, obligations and responsibilities to be assumed throughout the whole process of production process. Parties applying the Commission Guidelines shall choose to apply all or part of the Commission Guidelines for the formulation of quality agreements through consultation, taking into consideration the specific circumstances of thein light of the actual situation of commissioned production; if necessary, relevant requirements other than the Commission Guidelines may also be added. The Commission Guidelines apply to the medical devices that have been filed or registered. The formulation of the “quality agreement for commissioned production” of the medical device samples at the research and development stage, may refer to the Commission Guidelines. Since May 2022, Hunan Baide, as the registrant of medical devices, has commissioned a third- party manufacturer which has obtained the Permit for Medical Device Production to produce relevant models of microwave ablation needles. We entered into a contract and a quality agreement for commissioned production in accordance with the 2021 Medical Device Regulations and the Commission Guidelines which stipulates the rights, obligations and responsibilities of both parties throughout the whole production process. We believe that our commissioned production was legal and valid under the relevant laws and regulations of the PRC. Therefore, we are of the view that the Commission Guidelines will not have any material and adverse impact on our business operation.
Medical Devices Trials
On March 24, 2022, the NMPA and the National Health Commission of the PRC jointly issued the new Good Clinical Practice for Medical Devices Trials (the “2022 Good Clinical Practice”) which became effective on May 1, 2022, as an amendment to the expired Good Clinical Practice for Medical Devices Trials (the “2016 Good Clinical Practice”). The 2022 Good Clinical Practice outlines the full procedures applicable to clinical trials of medical devices, including the protocol design, conduct, monitoring, verification, inspection, and data collection, recording, analysis and conclusion and reporting procedures of a clinical trial. For conducting clinical trials of medical devices, an applicant shall organize to formulate scientific and reasonable clinical trial protocols based on the purpose of the clinical trial, with comprehensive consideration of the risks, technical characteristics, application scope and expected use of the medical devices tested. The applicant shall be responsible for (i) developing and revising the researcher’s manual, clinical trial protocols, informed consent form, case report form, relevant standard operating procedures and other relevant documents, and (ii) organizing necessary training for the clinical trials. The applicant shall select the clinical trial institutions and its researchers from the qualified medical device clinical trial institutions according to the characteristics of the medical devices to be used in the clinical study. An applicant for clinical trials of medical devices shall be responsible for initiating, applying, organizing and monitoring such clinical trials, and shall be responsible for the authenticity and reliability of the clinical trials.
The 2022 Good Clinical Practice highlights the main responsibility of the clinical trial sponsor, requiring that the quality management system of the sponsor should cover the whole process of the clinical trials and that the sponsor shall, according to the purpose of the clinical trial, comprehensively consider the risks, technical characteristics, application scope and expected use of the medical devices tested according to the purpose of the clinical trial. The 2022 Good Clinical Practice also simplifies the relevant requirements and supporting documents for clinical trials, including but not limited to cancelling the requirements that clinical trials of medical devices should be conducted in “two or more” medical device clinical trial institutions and that the qualified product registration inspection report should only be valid for one year.
Pursuant to the 2021 Medical Device Regulations, clinical evaluation shall be conducted before the registration or record-filing of medical devices. However, medical devices may be exempt from clinical evaluation under any of the following circumstances: (i) the medical devices have clear and definite working mechanisms, finalized designs and mature manufacturing techniques, the marketed medical devices of the same category have been put into clinical application for years with no record of severe adverse events, and their general purposes remain unchanged; and (ii) the safety and utility of such medical devices can be proved through non-clinical evaluation. During the clinical evaluation process, the safety and efficacy of medical devices may be measured by carrying out clinical trials or analyzing and evaluating the clinical literature and data of medical devices of the same category on the basis of the product characteristics, clinical risks, existing clinical data and other circumstances. If the existing clinical literature and data are insufficient to measure the safety and efficacy of the medical devices, clinical trials shall be conducted.
Laws and Regulations Relating to Medical Devices Operation
Measures for the Supervision and Administration of Medical Devices Operation
In order to strengthen the supervision and management of medical devices operation, regulate medical device operation activities, and ensure the safety and efficacy of medical devices, the State Administration for Market Regulation has formulated the Measures for the Supervision and Administration of Medical Devices Operation (“2022 Supervisory and Administrative Measures for Operations”) in accordance with the 2021 Medical Device Regulations, which were promulgated on March 10, 2022 and came into effect on May 1, 2022. According to the 2022 Supervisory and Administrative Measures for Operations, an enterprise engaging in the operation of medical devices shall have business premises and storage conditions suitable for the operation scale and scope, and shall have a quality control department or personnel suitable for the medical devices it operates. An enterprise engaged in the operation of Class II medical devices shall file and provide proofing materials with the competent municipal level drug supervision and administration department, and provide proofing materials for satisfying the relevant conditions of engaging in the operation of Class II medical devices, while an enterprise engaged in the operation of Class III medical devices shall apply for a Business Operation License of Medical Devices from the competent municipal level drug supervision and administration department and provide any required proofing materials for satisfying the relevant conditions of engaging in the operation of such medical devices. The competent drug supervision and administration department which receives operation permit application shall grant the Business Operation License of Medical Devices if the enterprise meets the prescribed requirements. A Business Operation License of Medical Devices is valid for five years and may be renewed pursuant to the relevant regulations. An enterprise engaging in medical devices operation shall not operate any medical device that has not been legally registered or filed for record, without qualification certificate, outdated, invalid or disqualified.
Compared with the expired Measures for the Supervision and Administration of Medical Device Operation, which were revised in 2017, (the “2017 Supervisory and Administrative Measures for Operations”), amendments have been made to the 2022 Supervisory and Administrative Measures for Operations were amended in several aspects, including but not limited to: (i) simplifying materials to be submitted for the application for business licenses and filing; (ii) changing the extension application timeframe for an expiring Business Operation License of Medical Devices is required to be extended upon its expiration, changing the timing required for making any extension application from six months prior to expiration to a period ranging from thirty business days to ninety business days prior to expiration, emphasizing that any late extension applications made after such timeframe would not be accepted, and specifying the method of calculating the duration of the Business Operation License of Medical Devices; (iii) clarifying that medical device business enterprises should establish and implement a product traceability system to ensure product traceability, and shall enforce the unique medical device identification system in accordance with relevant national regulations; and (iv) adjusting the punishments for illegal acts by strengthening the penal severity (for instance, the maximum fine to be imposed is increased from RMB30,000 to RMB200,000, if enterprises engaged in the business of Class III medical devices change their business premises, warehouse addresses, or scope of operation without approval).

We have obtained the Business Operation License for Class III Medical Devices and the Record-filing Certificate for Operation of Class II Medical Devices for our existing products in China, which are within the validity term. We will ensure that our operations in the future will remain in compliance with the 2022 Supervisory and Administrative Measures for Operations. We do not believe that the adoption and implementation of the 2022 Supervisory and Administrative Measures for Operations will have a material impact on our business operations because (1) the updates and revisions to the 2022 Supervisory and Administrative Measures for Production do not affect the validity of the production license obtained by Baird Medical on May 25, 2021, which remains applicable and is sufficient for Baird Medical to satisfy relevant requirements under the 2022 Supervisory and Administrative Measures for Production, (2) during the process of obtaining the registration certificate for Class III thyroid medical devices, Baird Medical passed an audit, performed by the National Medical Products Administration and in accordance with the 2022 Supervisory and Administrative Measures for Production, for the period from February 9, 2023, to February 10, 2023, and (3) after obtaining the registration certificate for its single-use sterile biopsy needle product, Baird Medical applied to add “Class II: 14-01 Injection and Puncture Instruments” to the production scope of the medical device production license, and obtained the updated medical device production license on October 16, 2023 in accordance with the 2022 Supervisory and Administrative Measures for Production. As of the date of this proxy statement/prospectus, we are subject to and in compliance with the 2022 Supervisory and Administrative Measures for Production.
Tender Processes for Medical Devices
According to the Notice on Further Strengthening the Administration of Centralized Procurement of Medical Devices issued on June 21, 2007, all not-for-profit medical institutions under all levels of government and state-owned enterprises from different industries shall participate in the centralized procurement of medical devices.
Pursuant to the Notice of Opinions on Reform of Pricing System of Pharmaceuticals and Medical Services issued on November 9, 2009, the management on the pricing of medical devices has been strengthened. For high- value medical devices, especially for implantable and interventional medical devices, reasonable price formation can be guided by measures such as limiting the price difference rate in circulation links and publishing market price 238 information. High- value medical devices usually refer to medical devices that are directly used on the human body, have strict safety requirements, on safety, have large consumption for clinical use consumption and have relatively high prices.
According to the Administrative Norms on Centralized Procurement of High- Value Medical Consumables issued on December 17, 2012, the online centralized procurement of high-value medical consumables (the “Centralized Procurement”) will be led by the government and conducted by each province (region and municipality). Medical institutions, and medical consumables production and operation enterprises shall utilize procurement through the Centralized Procurement platform established by each province. (region and municipality). The administrative authorities in charge of the Centralized Procurement in each province (region and municipality) shall be responsible for formulating and preparing a Centralized Procurement list of high- value medical devices within its administrative region. High- value medical consumables included on the Centralized Procurement list may be procured by way of public tenders and invitational tenders or by other means stipulated by laws and regulations of the State. After the procurement prices are determined, public medical institutions within relevant regions shall make procurement strictly at bidding prices.
Pursuant to the Reply of the National Healthcare Security Administration’s August 9, 2021 Reply to Recommendation No.7843 of the Fourth Session of the 13th National People’s Congress issued by National Healthcare Security Administration on August 9, 2021, Since its establishment, the National Healthcare Security Administration has actively promoted the work of medical insurance informatization. In order to accelerate the formation of a top-down national medical insurance informatization integration pattern, we are making every effort to promote the deployment of a unified, efficient, compatible, convenient and safe national medical insurance information platform. application work, speed up the establishment of a unified national medical insurance information platform, and realize the informatization of medical insurance management. The national platform includes fourteen14 business subsystems in four major categories, including a medical insurance intelligent supervision subsystem, drug and medical consumable recruitment management subsystem, macro decision-making big data application subsystem, etc. Through big data actuarial analysis technology has helped, it helps to improve the scientific decision-making of medical insurance policies and the refined management of funds, as well as support the standardization and comprehensively supports the improvement of the national medical insurance. To date standardization, intelligence and information level. At present, the national medical insurance information platform has been implemented, and has been applied online in Guangdong, Qinghai, Hebei, Hainan, Guizhou, Gansu, Xinjiang, Chongqing, Hunan, Tianjin, Jilin and other provinces. The overall operation has been stable and efficient.
Two-Invoice System
According to the Notice of Publishing Opinions on Implementing Two-invoice System in Drug Procurement Among Public Medical Institutions (For Trial Implementation), which was issued on December 26, 2016, the “two-invoice system” refers to the system that requires one invoice to be issued from pharmaceutical manufacturers to the circulating enterprise and the other invoice to be issued from the circulating enterprise to medical institutions. The wholly-owned or holding commercial company (only one commercial company is permitted in the whole country) or the domestic general agent for overseas drugs (only one domestic agent is permitted in the whole country) established by a pharmaceutical manufacturer or a group enterprise integrating science, industry and trade may be regarded as a manufacturer. The allocation of drugs between a pharmaceutical distribution group enterprise and its wholly-owned (holding) subsidiaries or among its wholly-owned (holding) subsidiaries may not be regarded as a process for which an invoice should be issued, but one invoice is allowed to be issued at most.
According to the Notice on Consolidating the Results in Eliminating the Mechanism of Replenishing Medical Costs with Drug Selling Profits and Further Deepening the Comprehensive Reform of Public Hospitals, which was issued on March 5, 2018, a classified and centralized mechanism shall be implemented for the procurement of high- value medical consumables and the “two-invoice system” shall be carried out for the procurement and sale of high- value medical consumables.
On July 19, 2019, the General Office of the State Council released the Notice of the General Office of the State Council on Promulgation of the Reform Plan for the Control of High-value Medical Consumables, which encourages the local authorities to reduce the circulation steps of high-value medical consumables through the “two-invoice system” to promote and other ways in light of the actual situation, so as to promote the openness and transparency of purchases and sales.
Currently, some provinces in the PRC have formulated relevant rules and regulations to implement the “two-invoice system” in the field of high- value medical consumables. For example, in July 2018, the Fujian Provincial Medical Security Management Committee Office promulgated, for instance, the Notice on the Sharing of Transparent Procurement Results of Medical Devices (Medical Consumables) Across the Province. In November 2017, five local government departments of Anhui Province including promulgated by the Fujian Provincial Medical Security Management Committee Office in July 2018, and Drug Administration of Anhui Province issued the Opinions on Implementation of the “Two Invoice System” in Medical Consumables Procurement by Public Medical Institutions in Anhui Province (for Trial Implementation) was issued by five local government departments of Anhui Province including Food and Drug Administration of Anhui Province in November 2017. According to the Notice of the General Office of the State Council on Promulgation of the Reform Plan for the Control of High-value Medical Consumables, high value medical consumables refer to medical consumables used directly on human bodies which have strict safety requirements, high clinical demand, higher price and heavy burden on the public’s financial affordability. The Ministry of Health, the Office of the State Council to Rectify Unhealthy Trends in the Industry, the National Development and Reform Commission, the Ministry of Supervision, the State Administration for Industry and Commerce, and the State Food and Drug Administration promulgated the Administrative Norms on Centralized Procurement of High-value Medical Consumables Notice on December 17, 2012, which is attached with a reference list of high- value medical consumables. As (i) the microwave ablation products we manufactured are not included in this reference list; and (ii) we have not received any notice from the competent authority stating that our microwave ablation products should be classified as high-value medical consumables as of December 31, 2023, we do not believe view that the products we sold by us through distributors in these geographic regions have violated the “two-invoice system.”

As of September 13, 2022, Qinghai Province and Shaanxi Province have also formulated rules and regulations to implement the “two-invoice system” for all medical consumables under the Notice on the Implementation of the “Two Invoice System” for Drugs and Medical Consumables promulgated by the Health Commission of Qinghai Province in June 2017 and the Notice on Further Promoting the “Two Invoice System” on Medicines and Medical Consumables issued by eight local government departments of Shaanxi Province including Deepen Medical and Healthcare System Reform Leading Group Office of Shaanxi Province in July 2018.
The Unique Medical Device Identification (UDI) System
Pursuant to the Medical Device Unique Identification System Rules (State Drug Administration Announcement No.66 of 2019), the State Drug Administration on the First Batch of Implementation of the Unique Identification of Medical Devices on Matters Related to the Notice (State Drug Administration Notice No.72 of 2019) and the In-depth Pilot to do a Good Job of the First Batch of Implementation of the Unique Identification of Medical Devices Work Notice (State Drug Administration, the National Health and Health Commission, the National Health Insurance Bureau Notice No.106 of 2020), medical devices involving active implants, passive implants and other high-risk Class III medical devices were included in the first batch of medical device unique identification implementation varieties. On January 1, 2021, the production of medical devices included in the first batch of medical device unique identification implementation varieties should have a medical device unique identification, and for the smallest sales unit, higher level packaging product identification and related data uploaded to the medical device unique identification database.
Pursuant to the aforementioned provisions, the first batch of enterprises and products included in the pilot were unique identification of medical devices are required to implement the rules related to the unique identification of medical devices starting on 1 January 1, 2021. The medical device manufacturers not included in the first batch of the pilot unique identification should have been recorded for each production and business activities.
The Company is not among the first batch of companies participating in the UDI pilot as specified in the Notice of the Comprehensive Department of the State Drug Administration on the Pilot Training of the Unique Identification System for Medical Devices.
Pursuant to the Announcement on the Second Batch of Implementation of the Unique Identification of Medical Devices (State Drug Administration, the National Health and Health Commission, the National Health Insurance Bureau Notice No.114 of 2021), on the basis of the sixty-nine (69) varieties in nine (9) categories specified by the In-depth Pilot to do a Good Job of the First Batch of Implementation of the Unique Identification of Medical Devices Work Notice, the remaining Class III medical devices (including in vitro diagnostic reagents) are included in the second batch of medical device unique identification implementation varieties. Starting on June 1, 2022, other medical device varieties are encouraged to implement unique identification. Before medical devices products are put on the market, the registrant was required to upload the smallest sales unit, higher level packaging product identification and related data to the medical device unique identification database from 1 June 2022 to ensure that the data are true, accurate, complete and traceable. As confirmed by our Directors, as of September 13, 2022 as of the date of this proxy statement/prospectus, the Company’s products have implemented the unique identification of medical devices according to the requirements specified above.
Regulations Relating to Advertisements of Medical Devices
The State Administration for Market Regulation promulgated the Interim Measures for the Administration of the Examination and Administration of Drugs, Medical Devices, Health Foods, and Formula Foods for Special Medical Purposes (the “Examination Interim Measures”) on December 24, 2019, which came into effect on March 1, 2020. The Examination Interim Measures stipulates that the advertisements for medical devices shall not be released without being reviewed and the contents of a medical device advertisement shall be based on the contents of the registration certificate or filing certificate approved by the drug administrations, or the registered or filed product instructions. Where the medical device advertisement involves the name, scope of application, functional mechanism, or structure or composition, etc. of the medical device, the scopes of the registration certificate or filing certificate, or registered or filed product instruction shall not be exceeded. The validity period of the advertisement approval number for drugs, medical devices, health food and formula food for special medical purposes shall be consistent with the shortest validity period of the product registration certificate, filing certificate or production license. If no valid period is specified in the product registration certificate, filing certificate or production license, the valid period of the advertisement approval number shall be two years.
Medical Device Recalls
Pursuant to the Administrative Measures for Medical Device Recalls, which was promulgated on January 25, 2017 and became effective on May 1, 2017, in light of the severity harm, medical device recalls are divided based on the severity of harm into: (i) Class I recall where the circumstances leading to the recall may cause or have caused serious health hazards; (ii) Class II recall where the circumstances leading to the recall may cause or have caused temporary or reversible health hazards; or (iii) Class III recall where the circumstances leading to the recall are not likely to cause harm.
Medical device manufacturers shall determine the recall class based on the specific situation and properly design and implement the recall plan based on the recall class. For and the sale and use of the medical devices. In terms of Class I recall, the recall notice shall be published on the NMPA website and major media. For Class II and Class III recalls, the recall notice shall be published on the website of the food and drug administrative authority of the provinces, autonomous regions or municipalities.
National Medical Insurance Program
Pursuant to the Notice of Opinion on the Diagnosis and Treatment Management, Scope and Payment Standards of Medical Service Facilities Covered by the National Urban Employees Basic Medical Insurance Scheme promulgated on June 30, 1999, part of the fees of diagnostic and treatment devices and diagnostic tests would be paid through the basic medical insurance scheme. Detailed reimbursement coverage and rate are subject to provincial local policies. Pursuant to the Decision of the State Council on the Establishment of the Urban Employee Basic Medical Insurance Program issued by the State Council on December 14, 1998, under which all employers in urban cities are required to enroll their employees in the Urban Employee Basic Medical Insurance Program and the insurance premium is jointly contributed by the employers and employees. Pursuant to the Opinions on the Establishment of the New Rural Cooperative Medical System forwarded by the General Office of the State Council on January 16, 2003, China launched the New Rural Cooperative Medical System to provide medical insurance for rural residents in selected areas which has since spread to the whole nation thereafter. The State Council promulgated the Guiding Opinions of the State Council about the Pilot Urban Resident Basic Medical Insurance on July 10, 2007, under which urban residents of the pilot district, rather than urban employees, may voluntarily join Urban Resident Basic Medical Insurance. In 2015, the PRC Government announced the Outline for the Planning of the National Medical and Health Service System (2015-2020) which aimed to establish a basic medical and health care system that covers both rural and urban citizens by 2020.
On January 3, 2016, the State Council issued the Opinions on Integrating the Basic Medical Insurance Systems for Urban and Rural Residents to integrate the Urban Resident Basic Medical Insurance and the New Rural Cooperative Medical System and to establish a unified Basic Medical Insurance for Urban and Rural Residents, which will cover all urban and rural non-working residents except for rural migrant workers and persons in flexible employment arrangements who participate in the basic medical insurance for urban employees.
The General Office of the State Council further released the Guidance on Further Deepening the Reform of the Payment Method of Basic Medical Insurance in June 2017. The main objectives were to implement a diversified reimbursement mechanism including diagnosis related groups, per-capita caps, and per-bed-day caps. Local administration of healthcare security has introduced introduce a total budget control for their jurisdictions and increased decision-making ability in connection with the amount of reimbursement to public hospitals based on hospitals’ performance and the spending targets of individual basic medical insurance funds.
According to Notice on Printing and Distributing the Reform Plan for the Management of High-value Medical Consumables, the State plans to establish a basic medical insurance access system for high-value medical consumables and implement catalogue management of high-value medical consumables, and to improve dynamic catalogue adjustment and timely supplement necessary new technological products. Also, the State plans to make policies on payment by medical insurance payments through, among others, scientifically formulating the standards for payment by medical insurance for high-value medical consumables and establishing a dynamic adjustment mechanism.
Pursuant to the Notice of Catalogue of Medical Consumables for Basic Medical Insurance, Work Injury Insurance and Maternity Insurance in Guangdong (the “Medical Consumables Catalogue”) issued by the Guangdong Provincial Department of Human Resources and Social Security and Guangdong Provincial Healthcare Security Administration on June 14, 2022, the Microwave Ablation (needles, knives) is explicitly included in the Medical Consumables Catalogue.
Commercial Insurance
The State Council and the PRC Communist Party jointly issued the Plan for Healthy China 2030 in October 2016. According to the Plan, the country will establish a multi-level medical security system built around basic medical insurance, with other forms of insurance supplementing the basic medical insurance, including serious illness insurance for urban and rural residents, commercial health insurance and medical assistance. Furthermore, the Plan encourages enterprises and individuals to participate in commercial health insurance and various forms of supplementary insurance.
Laws and Regulations on Anti-Unfair Competition
Since early 1990s, the legislative authorities at different levels in China have promulgated certain laws and regulations in respect of commercial bribery. According to the Anti-Unfair Competition Law of the PRC (“Anti-Unfair Competition Law “), which was passed by the Standing Committee of the NPC (the “SCNPC”) on September 2, 1993, became effective as at December 1, 1993, and was most recently amended on April 23, 2019, unfair competition refers to an operator that disrupts the market competition order and damages the legitimate rights and interests of other operators or consumers in violation of the provisions of the Anti-unfair Competition Law. in the production and operating activities. Pursuant to the Anti-unfair Competition Law, operators shall abide by the principle of voluntariness, equality, impartiality, integrity, and adhere to laws and business ethics during market transactions. Operators in violation of the Anti-unfair Competition Law shall bear corresponding civil, administrative or criminal liabilities depending on the specific circumstances.
According to the Interim Provisions on the Prohibition of Commercial Bribery (“Prohibition Commercial Bribery Provisions”), which was promulgated by SAMR on November 15, 1996, commercial bribery refers to an act of offering money or property or using other means by an operator to the other entity or individual for the purposes of selling or buying goods. “Other means” refers to the means used to provide any types of benefits other than money or property, such as offering overseas or domestic travel. According to the Anti-Unfair Competition Law and the Prohibition Commercial Bribery Provisions, regulatory authorities may impose fines depending on the seriousness of the cases of commercial bribery and if there is any illegal income, such income shall be confiscated. If the cases constitute crimes, the cases shall be transferred to judicial administration for investigation of criminal liability.
Production Safety and Liability
Production Safety Law of the PRC
Pursuant to the Production Safety Law of the PRC last amended on June 10, 2021 and effective as of September 1, 2021, an enterprise shall (i) provide production safety conditions as stipulated in this law and other relevant laws, administrative regulations, national and industry standards, (ii) establish a comprehensive production safety accountability system and production safety rules, and (iii) develop production safety standards to ensure production safety. Any entity that fails to provide required production safety conditions is prohibited from engaging in production activities.
The person-in-charge of an enterprise shall be fully responsible for the safety of production of the enterprise. An enterprise having more than one hundred 100 employees shall establish a department or engage in personnel managing production safety specifically. Personnel who are responsible for managing production safety shall inspect the safety of production regularly based on the characteristics of production of the enterprise and shall resolve any safety issue identified during the inspection in a timely manner. Any unresolved issue shall be reported to the person-in-charge in a timely manner and the person-in-charge shall resolve such issue immediately. The inspection and measures taken shall be duly recorded. Enterprises and institutions shall provide their employees with training on production safety and shall truthfully inform their employees of any potential risks in relation to the workplace and duties, preventive measures and emergency measures. In addition, an enterprise shall provide its employees with protective equipment that meet the national or industry standards and supervise and train them to use such equipment.
According to the Interim Measures for the Supervision and Administration of “Three Simultaneities” for Safety Facilities of Construction Projects promulgated by the State Administration of Work Safety, as amended on April 2, 2015 and effective as of May 1, 2015, the safety facilities of a construction project must be designed, built and put into production and use simultaneously with the main part of the project. For the design of the safety devices of a construction project, the business entity shall organize the examination thereof and prepare a written report for inspection. Before a construction project is put into production or use after completion, the business entity shall organize a completion acceptance of the project’s safety devices of the project and submit a written report for inspection. The project may not be put into production or use until its safety devices pass the completion acceptance. Where a construction project falls under any of the following circumstances, the competent authority shall order the business entity concerned to make correction within a certain time limit, and may concurrently impose a fine of not less than RMB5,000 but not more than RMB30,000: (1) having no safety device design; (2) failing to organize an examination of the safety device design and forming a written examination report; (3) the construction entity fails to follow the safety device design; (4) failing to have the safety devices pass the completion acceptance and forming a written report before the project is put into production or use.
Occupational Disease Prevention Law of the PRC
Pursuant to the Occupational Disease Prevention Law of the PRC amended and coming into effect on December 29, 2018, employers in the PRC shall create the working environment and conditions that conform to the national norms for occupational health and requirements for public health and take measures to ensure that the employees receive occupational health protection. The employers shall establish and improve the responsibility systems for prevention and control of occupational diseases, in order to enhance management and raise the level in this field, and bear responsibility for the occupational diseases hazards produced at the workplace of the employer.
If the facilities for the prevention and control of occupational diseases of a construction project are not designed, constructed, and put into production and used at the same time as the main body of the project according to the relevant provisions, the health administrative department shall give it a warning and order it to take corrective action within a prescribed time limit; and if it fails to do so, impose a fine of not less than RMB100,000 but not more than RMB500,000 on it; and if the circumstances are serious, order it to cease operations causing occupational hazards, or request the relevant people’s government to order cessation of construction or a shutdown according to the powers granted by the State Council.
Product Quality Law of the PRC
Pursuant to the Product Quality Law of the PRC, was promulgated by the SCNPC on February 22, 1993, and last amended and became effective on December 29, 2018, producers and sellers shall have their own proper regulations for the management of product quality, rigorously implementing post-oriented quality regulations, quality liabilities and relevant measures for their assessment. Producers and sellers are responsible for the product quality according to the provisions of the laws.
The product quality supervision and administration departments of the State Council are responsible for the supervision and administration of the quality of products of the whole country. All relevant departments of the State Council shall be responsible for the supervision of product quality within their own functions and duties.
Quality of products shall pass quality standard examinations and it is not allowed to pass off sub-standard products shall not be passed off as standard ones. Industrial products which may be hazardous to the health of the people and the safety of lives and property shall conform to the State and trade standards for ensuring the health and safety of the people and protection safety of lives and property. In absence of such State or trade standards, the products shall conform to the minimum requirements for ensuring the health of the people and the safety of people lives and protection of property. It shall be prohibited to produce or sell industrial products that do not meet the requirements and demands for physical health and safety of body and property. Producers or sellers shall be responsible for any compensation arising from their unlawful acts such as production or sales of defective, eliminated or ineffective products, faking the place of origin or quality marks, mixing or adulterating products, or passing off imitations as genuine, substandard products as quality ones, or non-conforming products as conforming. Proceeds from these sales may be confiscated, the business license may be revoked and penalties may be imposed. If the case is serious, criminal responsibilities shall be investigated. Producers or sellers shall be liable for any damage to any person or property due to the defects of products resulting from the default of the producers or sellers.
Medical Liability and Consumer Protection
According to the Law on the Promotion of Basic Medical and Health Care of the PRC issued by SCNPC on December 28, 2019, and became effective on 1 June 1, 2020, medical institutions are encouraged to participate in medical liability insurance or establish medical risk funds. Pursuant to the Civil Code of the PRC promulgated on May 28, 2020, effective and coming into effect on January 1, 2021, where any harm to a patient is caused by the defect of any medical device, the patient may demand compensation from the manufacturer or require compensation from the medical institution. In the event of any required patient compensation, the medical institution which paid the compensation shall be entitled to be reimbursed by the manufacturer.
The PRC Law on the Protection of the Rights and Interests of Consumers, which was promulgated on October 31, 1993, last amended on October 25, 2013 and became effective on March 15, 2014, aims to protect consumers’ rights. All business operators must comply with such law when they manufacture or sell goods and/or provide services to customers. Consumers whose legitimate rights and interests are infringed upon purchasing and using commodities and/or in receiving services may demand compensation from the sellers. Consumers or other victims suffering from personal injuries or property damage resulting from defects of commodities may demand compensation from either the sellers or the manufacturers. If the liability is on the manufacturers, the sellers shall, after paying the compensation, be able to recover the compensation from the manufacturers. If the liability is on the sellers, the manufacturers shall, after paying the compensation, be able to recover the compensation from the sellers. Where a business operator violates the PRC Law, it may be subject to a fine, an order to cease production or a revocation of licenses. Business operators that infringe the legitimate rights and interests of consumers shall be investigated for criminal liability in accordance with the law.
Environmental Protection
Pursuant to the Environmental Protection Law of the PRC promulgated and effective on December 26, 1989 and became effective on the same day, last amended on April 24, 2014 and became effective on January 1, 2015, the pollutant discharge licensing system has been implemented in the PRC. Furthermore, installations for the prevention and control of pollution at a construction project must be designed, built and commissioned together with the principal part of the project. Pursuant to the Prevention and Control of Water Pollution Law of PRC promulgated on May 11, 1984 and became effective on November 1, 1984, last amended on June 27, 2017 and became effective on January 1, 2018, entities that discharge medical sewage to water bodies directly or indirectly shall obtain a pollutant discharge license.
Pursuant to the Environmental Impact Assessment Law of the PRC promulgated on October 28, 2002, became effective on September 1, 2003 and last amended on December 29, 2018, and the Regulations on the Environmental Protection of Construction Projects, which was promulgated and implemented on November 29, 1998 and then amended on July 16, 2017 and came into effect on October 1, 2017, the State classifies administration by classification on the environmental impact of construction projects according to the level of impact on the environment. The construction unit shall prepare an environmental impact report, or an environmental impact form or complete an environmental impact registration form (the “Environmental Impact Assessment Documents”) for reporting and filing purposes. If the Environmental Impact Assessment

Documents of a construction project have not been reviewed by the approving authority in accordance with the law or have not been granted approval after the review, the construction unit is prohibited from commencing construction works.
Under the Interim Measures for the Completion Inspections of Environment Protection Facilities of Construction Projects, which was promulgated on November 20, 2017, unless otherwise provided by laws and regulations, enterprises with construction projects, which are required to make an assessment reports or statements, shall undertake self-inspections of the environmental protection facilities upon the completion of the construction. A construction project may be formally put into production or use only if its corresponding environmental protection facilities have passed the acceptance examination.
Pursuant to Law of the PRC on Prevention and Control of Environmental Pollution Caused by Solid Wastes, promulgated on October 30, 1995, last amended on April 29, 2020 and became effective on September 1, 2020, the construction of projects which discharge solid waste and the construction of project for storage, use and treatment of solid waste shall be carried out upon the appraisal regarding their effects on environment and in compliance with the relevant state regulations concerning the management of environmental protection in respect of construction projects. The necessary supporting facilities for the prevention and control of environmental pollution caused by solid wastes as specified in the environmental impact assessment documents of the construction project shall be designed, constructed and put into operation simultaneously with the major construction works of the construction project. No construction projects shall be permitted to be put into operation or to use before its facilities for the prevention and control of environmental pollution caused by solid wastes have been inspected and accepted by the construction unit in accordance with relevant laws and regulations.
Pursuant to the Law of the PRC on Prevention and Treatment of Water Pollution promulgated on May 11, 1984, last amended on June 27, 2017, and came into effect on January 1, 2018, the environmental impact assessment shall be conducted on new construction, reconstruction and construction expansion projects or other installations on water which directly or indirectly discharge pollutants into the water according to law. The water pollution prevention and treatment facilities of a construction project must be designed, constructed and put into operation simultaneously with the major construction works of the said construction project. The water pollution prevention and treatment facilities shall comply with the requirements of approved or filed Environmental Impact Assessment Documents.
Pursuant to the Law of the PRC on Prevention and Treatment of Atmospheric Pollution promulgated on September 5, 1987 and last amended and effective on October 26, 2018 and came into effect on the same date, entities undertaking construction projects which have an impact on atmospheric environment shall conduct the environmental impact assessment and disclose the environmental impact assessment documents. The pollutants discharged into the air shall comply with relevant discharge standards and be within the limits under the volume control target requirements of key atmospheric pollutants. The competent department of environmental protection under the State Council or the people’s governments of provinces, autonomous regions and municipalities formulate the atmospheric environmental quality standards.
Regulations on Intellectual Property Rights
Copyright Law of the PRC
Pursuant to the Copyright Law of the PRC (the “Copyright Law”), which was promulgated on September 7, 1990 and last amended on November 11, 2020 and became effective on June 1, 2021, copyrights include personal rights such as the right of publication and that of authorship as well as property rights such as the right of production and that of distribution. Works which can be protected under Copyright Law include written works; oral works; musical, dramatic, choreographic and acrobatic art works; works of fine art and architecture; photographic works; audiovisual works; drawings of engineering designs and product designs, maps, sketches and other graphic works as well as model works; computer software, etc.
Trademark Law of the PRC and its Implementing Rules
Trademarks are protected by the Trademark Law of the PRC which was promulgated on August 23, 1982 and last amended on April 23, 2019, effective and took effect on November 1, 2019 as well as the

Implementation Regulation of the PRC Trademark Law adopted by the State Council on August 3, 2002 and revised on April 29, 2014. In the PRC, registered trademarks include commodity trademarks, service trademarks, collective marks and certification marks. The Trademark Office of National Intellectual Property Administration handles trademark registrations and grants a term of ten (10) years to registered trademarks, renewable every ten (10) years where a registered trademark needs to be used after the expiration of its validity term.
Patent Law of the PRC and its Implementing Rules
According to the Patent Law of the PRC, promulgated by the SCNPC on March 12, 1984 and further amended on September 4, 1992, August 25, 2000, December 27, 2008 and October 17, 2020, of which latest version came into effect on June 1, 2021 and the Implementing Rules of the Patent Law of the PRC, promulgated by the State Council on June 15, 2001, and last amended on January 9, 2010 and came into effect on February 1, 2010, the term “invention-creations” refers to inventions, utility models and designs. The duration of a patent right for inventions shall be twenty (20) years, the duration of a patent right for utility models shall be ten (10) years and the duration of a patent right for designs shall be fifteen (15) years, counted from the filing date. In the event that a dispute arises due to a patent being exploited without the prior authorization of the patentee, that is to say an infringement upon the patent right of the patentee.
According to the Interim Measures for the Implementation of relevant Examination Business Handling of the Amended Patent Law, promulgated by the CNIPA on January 4, 2023 and came into effect on January 11, 2023, the term of protection of the patent right for designs prior to the filing date of May 31, 2021 (inclusive) shall be ten (10) years commencing on the filing date.
Domain Names
Pursuant to the Administrative Measures for Internet Domain Names promulgated by the Ministry of Industry and Information Technology on August 24, 2017 and came into effect on November 1, 2017, the establishment of any domain name root server and institution for operating domain name root servers, domain name registry and domain name registrar within the territory of China shall be subject to the approval of the Ministry of Industry and Information Technology or provincial, autonomous regional and municipal communications administration authorities. The registration of domain name shall follow the principle of “first to file and first to register”, except as otherwise provided for by the corresponding detailed rules for the implementation of domain name registration.
Regulations on Foreign Investment in the PRC
Company Law of the People’s Republic of China
The Company Law of the People’s Republic of China (the “Company Law”), which was promulgated on December 29, 1993 and became effective on July 1, 1994, last amended and effective on October 26, 2018 and came into effect on the same day, provides that companies established in China may take the form of limited liability company or joint stock company with limited liability. Each company has the status of a legal person and owns the assets itself. The Company Law applies to foreign-invested companies unless relevant laws provide otherwise.
Special Administrative Measures for the Access of Foreign Investment (Negative List) (2021 Version)
Pursuant to the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2021 Version) (the “Negative List 2021”) promulgated on December 27, 2021 and effective on January 1, 2022, limitations were stipulated for foreign investments in different industries in the PRC. Foreign investments shall be classified into two categories, namely the Catalog of Encouraged Industries for Foreign Investment and the Special Management Measures (Negative List) for the Access of Foreign Investment. The Negative List 2021 provides restrictions on shareholding ratio and requirements on senior management personnel in restricted industries and prohibitions on foreign investment in certain industries. Industries that do not fall within the Negative List 2021 for t are industries permitted for foreign investment, and foreign investments in such permitted industries shall be subject to the same requirements on domestic investments.

Foreign Investment Law of the People’s Republic of China
On March 15, 2019, the 2nd meeting of the 13th NPC approved the Foreign Investment Law of the People’s Republic of China (the “FIL”), which became effective on January 1, 2020. According to the FIL, the “foreign investment” refers to investment activities carried out directly or indirectly by foreign natural persons, enterprises or other organizations (the “Foreign Investors”) in the PRC, including the following: (i) Foreign Investors establishing foreign-invested enterprises in China alone or collectively with other investors; (ii) Foreign Investors acquiring shares, equities, properties or other similar rights of Chinese domestic enterprises; (iii) Foreign Investors investing in new projects in China alone or collectively with other investors; and (iv) Foreign Investors investing through other ways prescribed by laws and regulations or the State Council. The State adopts the management system of pre-establishment national treatment and negative list for foreign investment. The pre-establishment national treatment refers to granting to foreign investors and their investments, in the stage of investment access, the treatment no less favorable than that granted to domestic investors and their investments; and the negative list refers to special administrative measures for access of foreign investment in specific fields as stipulated by the State. The State will give national treatment to foreign investments outside the negative list. The negative list will be released by or upon approval by the State Council. After the FIL came into effect, the FIL replaced the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures, the Law of the People’s Republic of China on Sino-Foreign Cooperative Joint Ventures and the Wholly Foreign-Owned Enterprise Law of the People’s Republic of China, and became the legal foundation for foreign Investment in the PRC.
On December 26, 2019, the State Council promulgated the Implementing Rules of the Foreign Investment Law of the People’s Republic of China (the “Implementing Rules”), which became effective on January 1, 2020 and replaced the Implementing Rules of the Laws on Sino-Foreign Equity Joint Ventures, the Implementing Rules of the Laws on Sino-Foreign Cooperative Joint Ventures and the Implementing Rules of the Wholly Foreign-Owned Enterprise Law. The Implementing Rules restates certain principles of the FIL and further provides, among others, if a foreign-invested enterprise established prior to the effective date of the FIL fails to adjust its legal form or the governing structure to comply with the provisions of the Company Law or the PRC Partnership Enterprise Law, as applicable, and complete the amendment registration accordingly before January 1, 2025, the enterprise registration authority will not process other registration matters of such foreign-invested enterprise and publicize such non-compliance issues thereafter.
Measures on Reporting of Foreign Investment Information
On December 30, 2019, the MOFCOM and the SAMR jointly promulgated the Measures on Reporting of Foreign Investment Information, which took effective on January 1, 2020 and replaced the Interim Measures for the Administration of Record-filing on the Incorporation and Changes of Foreign-invested Enterprises. Foreign Investors carrying out investment activities in the PRC or foreign-invested enterprises shall submit investment information to the commerce administrative authorities through the Enterprise Registration System and the National Enterprise Credit Information Publicity System pursuant to the Measures on Reporting of Foreign Investment Information.
Regulations on Employment and Social Security
Labor Law of PRC
The Labor Law of PRC, which was promulgated by the SCNPC on July 5, 1994, became effective on January 1, 1995, and was amended on August 27, 2009 and December 29, 2018, provides that laborers have the right to be employed on an equal basis, choose occupations, obtain remunerations for labor, take rests, have holidays and leaves, receive labor safety and sanitation protection, get training in professional skills, enjoy social insurance and welfare treatment, and submit applications for settlement of labor disputes, and other labor rights stipulated by law. An employer shall develop and improve its rules and regulations to safeguard the rights of its workers. Labor safety and health facilities must comply with relevant national standards. Workers engaged in special operations shall have received specialized training and obtained the pertinent qualifications.

Labor Contract Law of PRC and its Implementation Regulations
The Labor Contract Law of PRC, which was promulgated by the SCNPC on June 29, 2007, became effective on January 1, 2008, and was amended on December 28, 2012, and became effective on July 1, 2013, and the Implementation Regulations on Labor Contract Law which was promulgated and came into effect on September 18, 2008 by the State Council, regulate the relations of employer and the employee that an employer shall enter into a written labor contract with its employees, and contain specific provisions involving the terms of the labor contract.
Regulations on Supervision over the Social Security and Housing Funds
The Law on Social Insurance, which was promulgated on October 28, 2010, became effective on July 1, 2011, and was amended on December 29, 2018, regulates that all employees are required to participate in basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and medical insurance, which must be contributed by both the employers and the employees or by employers only (with respect to maternity insurance and work injury insurance). Where an employer fails to make social insurance contributions in full and on time, the social insurance contribution collection agencies shall order it to make all or outstanding contributions within a specified period and impose a late payment fee at the rate of 0.05% per day from the date on which the contribution becomes due. If such employer fails to make the overdue contributions within such time limit, the relevant administrative department may impose a fine equivalent to one to three times of the overdue amount.
According to the Provisional Regulations on the Collection and Payment of Social Insurance Premium, effective January 22, 1999 and amended on March 24, 2019, the Regulations on Work Injury Insurance implemented on January 1, 2004 and amended on December 20, 2010, the Regulations on Unemployment Insurance promulgated on January 22, 1999 and the Trial Measures on Employee Maternity Insurance of Enterprises implemented on January 1, 1995, enterprises in China must provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and medical insurance. An enterprise must provide social insurance by processing social insurance registration with local social insurance agencies and must pay or withhold relevant social insurance premiums for or on behalf of employees.
The Regulations on the Administration of Housing Provident Fund, which was promulgated and effective on April 3, 1999 and came into effect on the same date, and was amended on March 24, 2002 and March 24, 2019, stipulates that housing provident fund contributions paid by both an individual employee and housing provident fund contributions paid by his or her employer shall all belong to the individual employee. Companies who fail to process such registrations or open housing provident fund accounts for their employees, shall be ordered by the housing provident fund administration center to complete such procedures within a designated period. Otherwise, those who violate such procedures within the designated period shall be subject to a fine ranging from RMB10,000 to RMB50,000. When companies breach the regulations and fail to pay up housing provident fund contributions in full amount as due, the housing provident fund administration center shall order such companies to pay up within a designated period, and may further apply to the People’s Court for mandatory enforcement against those who still fail to comply after the expiry of such period.
Regulations on Taxation
Enterprise Income Tax
According to the Enterprise Income Tax Law of the PRC (the “EIT Law”), which was promulgated on March 16, 2007, became effective on January 1, 2008, and was amended by the SCNPC on February 24, 2017 and December 29, 2018, and the Implementation Regulations on the EIT Law (the “EIT Regulations”), which was promulgated by the State Council on December 6, 2007, became effective on January 1, 2008, and amended by the State Council on April 23, 2019 and came into effect on the same date. These enterprises are classified as either resident enterprises or non-resident enterprises. Resident enterprises refer to enterprises that are established in accordance with PRC laws, or that are established in accordance with the laws of foreign countries but whose actual or de facto control is administered from within the PRC. Non-resident enterprises refer to enterprises that are set up in accordance with the laws of foreign countries and whose actual administration is conducted outside the PRC, but which (whether or not through the establishment of institutions in the PRC) derive income from the PRC. Under the EIT Law and EIT Regulations, a uniform corporate income tax rate of 25% is applicable. However, if non-resident enterprises have not established institutions or places in the PRC, or if they have established institutions or places in the PRC but there is no actual relationship between the relevant income derived in the PRC and the institutions or places set up by them, enterprise income tax is set at the rate of 10%.
Certain subsidiaries of the Company have been qualified as “Small Profit Enterprises”. From January 1, 2022 to December 31, 2022, 12.5% of the first RMB 1.0 million, approximately $141,225, of the assessable profit before tax is subject to preferential tax rate of 20% and the 25% of the assessable profit before tax exceeding RMB1.0 million but not exceeding RMB3.0 million is subject to preferential tax rate of 20%. From January 1, 2023 to December 31, 2027, 25% of the first RMB 3.0 million, approximately $423,675, of the assessable profit before tax is subject to the tax rate of 20%.
According to the EIT Law and the EIT Regulations, an enterprise certified as a high and new technology enterprise is subject to a preferential EIT of 15%. In accordance with the Measures for Administration of Recognition of High and New Technology Enterprise implemented on January 1, 2016, an enterprise certified as a high and new technology enterprise is subject to review by the relevant PRC authorities and shall submit the information about the relevant intellectual property, scientific and technical personnel, research and development expense, operating revenue of previous year and other annual status on the required official web site.
Value-Added Tax
The Provisional Regulations on Value-added Tax, which was promulgated on December 13, 1993, became effective on January 1, 1994, and was last amended on November 19, 2017, and the Detailed Implementing Rules of the Provisional Regulations on Value-added Tax, which was promulgated and effective on December 25, 1993 and came into effect on the same date, and was amended on December 15, 2008 and October 28, 2011, became effective on November 1, 2011, set out that all taxpayers selling goods or providing processing, repairing or replacement services, sales of services, intangible assets and immovable assets and importing goods in China shall pay a value-added tax. A tax rate of 17% shall be levied on general taxpayers selling goods and services, leasing of tangible movable assets or importing goods, a tax rate of 6% shall be engaging in sale of services and intangible assets whereas the applicable rate for the export of goods by taxpayers shall be zero, unless otherwise stipulated. According to the Notice of the Ministry of Finance and the State Administration of Taxation on Adjusting Value added Tax Rates issued on April 4, 2018 and became effective on May 1, 2018, the deduction rates of 17% and 11% applicable to the taxpayers who have VAT taxable sales activities or imported goods are adjusted to 16% and 10%, respectively. According to the Notice of the Ministry of Finance, the State Administration of Taxation and the General Administration of Customs on Relevant Policies for Deepening Value Added Tax Reform issued on March 20, 2019 and became effective on April 1, 2019, the value added tax rate was respectively reduced to 13% and 9%, with respect to the VAT taxable sales or imported goods of a VAT general taxpayer.
On November 16, 2011, the MOF and the STA promulgated the Trial Scheme for the Conversion of Business Tax to Value-added Tax, pursuant to the government launched gradual taxation reforms from January 1, 2012, a value-added tax is imposed in lieu of business tax on a trial basis in regions showing strong demonstration effects, and industries such as transportation and certain modern service industries.
The Notice on Overall Implementation of the Pilot Program of Replacing Business Tax with Value-added Tax, which was promulgated by the MOF and the STA on March 23, 2016, became effective on May 1, 2016, and was amended on July 1, 2017, December 25, 2017 and March 20, 2019 (with April 1, 2019 being the most recent effective date), all business taxpayers in the consumer service industry shall pay value-added tax instead of business tax from May 1, 2016. If the taxpayer of the pilot project has already enjoyed tax incentives of business tax according to relevant policies and regulations before the application of the pilot collection of value-added tax in lieu of business tax, he or /she may, in the remaining period of tax incentives, enjoy tax incentives of value-added tax in accordance with the relevant provisions.
Dividend Appropriations
According to the Arrangement on the Avoidance of Double Taxation and Tax Evasion between Mainland and Hong Kong Special Administrative Region entered into between Mainland China and the Hong Kong

Special Administrative Region on August 21, 2006, if the non-PRC parent company of a PRC enterprise is a Hong Kong resident which beneficially owns 25% or more interest in the PRC enterprise and is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under applicable PRC laws, the 10% withholding tax rate applicable under the EIT Law may be lowered to 5% for dividends and 7% for interest payments once approvals have been obtained from the relevant tax authorities.
According to the Notice on the Several Issues relating to Implementation of Dividend Clauses in Tax Treaties promulgated by the STA on February 20, 2009 and came into effect on the same date, if a Chinese resident company pays dividends to a fiscal resident of the other contracting party to a tax agreement and the fiscal resident of the other contracting party (or dividend recipient) is the beneficial owner of the dividends, the dividends obtained by the fiscal resident of the other contracting party may enjoy the treatment under the tax agreement. The non-resident taxpayer or the withholding agent is required to obtain and keep sufficient documentary evidence proving that the recipient of the dividends meets the relevant requirements for enjoying a lower withholding tax rate under a tax treaty. If the main purpose of an offshore transaction or arrangement is to obtain a preferential tax treatment, the competent tax authority shall have the right to make adjustments if any taxpayer has illicitly enjoyed the treatment under a tax agreement by virtue of such a transaction or arrangement.
According to the Administrative Measures on Non-resident Taxpayers to Enjoy the Treatment under Tax promulgated by the STA on October 14, 2019 and effective as of January 1, 2020, where a non-resident taxpayer self-assesses and concludes that it satisfies the criteria for claiming treaty benefits, it may enjoy treaty benefits at the time of tax declaration or at the time of withholding through the withholding agent. The non-resident taxpayer must, simultaneously gather and retain the relevant materials for future inspection, and accept follow-up administration by the tax authorities.
Regulations on Foreign Exchange Control
The Regulations on the Control of Foreign Exchange of the PRC, which were promulgated by the State Council on January 29, 1996, became effective on April 1, 1996, and were amended on January 14, 1997 and August 5, 2008, set out that foreign exchange receipts of domestic institutions or individuals may be transferred to China or deposited overseas and that the SAFE shall specify the conditions for transfer to China or deposit overseas and other requirements in accordance with the international receipts, payments status and requirements of foreign exchange control. Foreign exchange receipts for current account transactions may be retained or sold to financial institutions engaged in the settlement or sale of foreign exchange. Domestic institutions or individuals that make direct investments abroad or are engaged in the offering or trade of valuable securities or derivative products overseas should register according to SAFE regulations. Such institutions or individuals subject to prior approval or record-filing with relevant authorities shall complete the required approval or record-filing prior to foreign exchange registration. The exchange rate for RMB follows a managed floating exchange rate system based on market demand and supply.
The Circular 37, the Circular on Issues relating to Foreign Exchange Administration for Financing and Round-trip Investments by Domestic Residents through Overseas Special-purpose Companies ([2014] No. 37) promulgated by SAFE on July 4, 2014 with immediate effect, states that (i) a PRC resident, including a PRC resident natural person or a PRC legal person, shall register with the local branch of the SAFE before it contributes its domestic or oversea assets or equity interest into a special purpose vehicle which shall refer to foreign enterprise established directly or controlled indirectly by such PRC resident for the purpose of investment and financing and (ii) when the special purpose vehicle undergoes change of basic information, such as change in PRC resident natural person shareholder, name or operating period, or occurrence of a material event, such as change in share capital of a PRC resident natural person, performance of equity transfer, merger or separation, the PRC resident shall register such change with the local branch of the SAFE in a timely manner.
According to Circular of SAFE on Further Simplifying and Improving the Direct Investment-related Foreign Exchange Administration Policies (the “Circular 13”), which became effective on June 1, 2015 and last amended and became effective on December 30, 2019, banks are required to review and carry out foreign exchange registration under offshore direct investment directly. The SAFE and its branches shall implement indirect supervision over foreign exchange registration of direct investment via the banks.

The Circular on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise (the “Circular 19”), promulgated on March 30, 2015 and amended on December 30, 2019 and March 23, 2023, allows foreign-invested enterprises to make equity investments by using RMB funds converted from foreign exchange capital. Under the Circular 19, the foreign exchange capital in the capital account of foreign-invested enterprises upon the confirmation of rights and interests of monetary contribution by the local foreign exchange bureau (or the book-entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operation needs of the enterprises. The proportion of discretionary settlement of foreign exchange capital of foreign-invested enterprises is currently 100%. SAFE can adjust such proportion in due time based on the circumstances of the international balance of payments. However, Circular 19 and the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (the “Circular 16”), which became effective on June 9, 2016, continues to prohibit foreign-invested enterprises from, among other things, using RMB funds converted from its foreign exchange capitals for expenditure beyond its business scope, investment and financing (except for security investment or guarantee products issued by banks), providing loans to non-affiliated enterprises or constructing or purchasing real estate not for self-use.
On October 23, 2019, the SAFE released the Circular on Further Promoting the Facilitation of Cross-border Trade and Investment (the “Circular 28”) which was implemented on the same date. Under Circular 28, besides foreign-invested enterprises engaged in investment business, non-investment foreign invested enterprises are also permitted to make domestic equity investments with their capital funds under the condition that current special administrative measures for foreign investments (negative list) are not violated, and the relevant domestic investment projects are true and compliant.
According to the Circular on Optimizing Administration of Foreign Exchange to Support the Development of Foreign-related Business issued by the SAFE on April 10, 2020, eligible enterprises are allowed to make domestic payments by using their income under capital accounts such as capital funds, foreign loans and overseas listing, without the need to provide the evidential materials concerning authenticity of such capital for banks in advance for each payment, provided that they shall utilize such funds in an authentic and compliant way, and conform to the prevailing administrative regulations on the use of income under capital accounts. The concerned bank shall conduct spot checks in accordance with the relevant requirements.
Laws and Regulations Relating to M&A and Overseas Listing
The Regulations on Merger and Acquisition of Domestic Enterprises by Foreign Investors (the “M&A Rules”) were first jointly promulgated by six PRC governmental authorities, namely the MOFCOM, the STA, the SAFE, the SAMR, the State-owned Assets Supervision and Administration Commission of the State Council and the CSRC on August 8, 2006, came into effect on September 8, 2006 and was subsequently amended and re-promulgated by the MOFCOM on June 22, 2009. Foreign investors must comply with the M&A Rules when they purchase equity interests of a domestic non-foreign invested enterprise or subscribe the increased capital of a domestic non-foreign invested enterprise, and thus changing of the nature of the domestic non-foreign invested enterprise into a foreign-invested enterprise; or when the foreign investors establish a foreign-invested enterprise in China, purchase the assets of a domestic non-foreign invested enterprise and operate the asset via such foreign-invested enterprise; or when the foreign investors purchase the assets of a domestic non-foreign invested enterprise by agreement, establish a foreign invested enterprise by contributing such assets in such foreign invested enterprise to operate the assets. The M&A Rules requires, among other things, offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by the PRC companies or individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.
On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Administrative Measures”) which shall take effect on March 31, 2023 to regulate overseas securities offering and listing activities by domestic companies either in direct or indirect form.
The Administrative Measures apply to overseas offerings and/or listings directly or indirectly by domestic companies of equity shares, depository receipts, convertible corporate bonds, or other equity-like securities, including (i) direct overseas securities offerings and/or listings conducted by companies incorporated in the PRC, or PRC domestic companies, directly and (ii) indirect overseas securities offerings and/or listings conducted by companies incorporated overseas with operations primarily in the PRC and valued on the basis of equity, assets, profits or other interests in PRC domestic companies. An equity or equity-linked securities offering by an overseas company will be deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and, (ii) any of the following three circumstances applies: key components of its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form” approach. The Administrative Measures require (1) the filing of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their overseas underwriters with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline.
Also on February 17, 2023, the CSRC also held a press conference for the release of the Administrative Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies (“Notice on Overseas Filing”), which, among others, clarified that: (i) on or prior to the effective date of the Administrative Measures, the PRC domestic companies that had already submitted valid applications for overseas offering and listing but not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; and (ii) a six-month transition period was granted to PRC domestic companies which, prior to the effective date of the Administrative Measures, had already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Administrative Measures.
Meanwhile, the Administrative Measures also stipulated that in the following circumstances, domestic enterprises shall not be listed overseas: (i) it is clearly prohibited from listing for financing by the laws and regulations and relevant requirements of the State; (ii) overseas offering or listing will threaten or jeopardize national security as reviewed and determined by the relevant competent authorities of the State Council in accordance with the laws; (iii) the domestic enterprises or their controlling shareholders, actual controllers have committed corruption, bribery, misappropriation or expropriation of property, criminal offences that disrupted the socialist market economic order within the last three years; (iv) the domestic enterprises are being investigated because of suspected crime, or being investigated for material violations or incompliance with laws and regulations, and no conclusions have been made; or (v) there are major disputes over the ownership of equity hold by the controlling shareholders or other shareholders controlled by the controlling shareholders or the actual controllers of the domestic enterprises. If a domestic company falls into the circumstances where overseas offering and listing is prohibited, the domestic company shall suspend or terminate overseas offering and/or listing and report to the CSRC and other relevant department of the State Council.
If domestic companies fail to fulfill the above-mentioned filing procedures, provide false records, misleading statements or make material omissions in relevant filing materials, or carry out overseas offering and/or listing against the prohibited circumstances, they shall be warned and ordered to make correction by the CSRC and be fined between RMB1 million and RMB10 million. The controlling shareholders and actual controller of the domestic companies shall be fined between RMB1 million and RMB10 million if they arrange or command the domestic companies to carry out activities in violation of the foregoing. The person in charge with direct responsibility and other persons directly responsible for the foregoing violation by the domestic companies and their controlling shareholders and/or actual controllers shall be fined between RMB0.5 million and RMB5 million.
If the securities companies and securities service institutions fail to supervise the domestic companies to comply with relevant requirements on filing procedures or prohibitions on oversea offering and listing under the Administrative Measures, they shall be warned by the CSRC and fined between RMB0.5 million and RMB5 million. If the securities companies and securities service institutions fail to fulfill their duties diligently and there are false records, misleading statements, material omissions in (i) the documents produced or issued by such securities companies and securities service institutions in accordance with the PRC laws, administrative regulations, and relevant requirements of the State, or (ii) the documents produced or issued by such securities companies and securities service institutions or documents in accordance with the rules of the overseas listing place that results in disruption of the order of the domestic market and damages to the legitimate rights and interests of domestic investors, the relevant securities company or securities service institutions shall be warned by the CSRC and fined between such amount equal to their services fees and up to ten (10) times the amount of such securities company or securities service institution’s service fees or RMB5 million if there are no service fees. The person in charge with direct responsibility and other person directly responsible for the foregoing violation by the securities companies and securities service institutions shall be fined between RMB0.5 million and RMB5 million.

PUBCO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of PubCo’s financial condition and results of operations in conjunction with the Acquired Companies’ audited consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. PubCo’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “we,” “us,” “our,” and other similar terms refer to PubCo and its subsidiaries immediately following the consummation of the Business Combination.
Business Overview
We are one of the leading microwave ablation medical device developers and providers in the PRC for minimally invasive treatment of tumors. Our proprietary medical devices are used for treatment of benign and malignant tumors, including thyroid nodules, liver cancer, lung cancer and breast lumps. We ranked first among microwave ablation medical device providers in the treatment of thyroid nodules and breast lumps in the PRC in terms of sales revenue and sales volume of microwave ablation needles in 2022 according to the Frost & Sullivan Report. Further, we were the third largest microwave ablation medical device provider in the PRC in terms of sales revenue in 2022.
Microwave ablation is a minimally invasive treatment technique that denaturalizes and coagulates the protein of tumor cells with extreme heat generated by microwave energy. Microwave ablation treatments have been applied to benign and malignant tumors, and we believe they are safer, minimally invasive and easier to operate with faster recovery periods and lower complication rates for patients, as compared to traditional treatment methods. Some types of benign tumors have the potential of transforming into malignant ones through a process known as “cancer progression.” The cancer progression rates among persons with thyroid nodules and breast lumps are 5.0% and 7.0%, respectively, according to the Frost & Sullivan Report. Microwave ablation treatments can help to prevent cancer progression by curbing a benign tumor from developing into a malignant tumor, and we believe that patients diagnosed with benign tumors are inclined to seek tumor removal to avoid the risks of cancer progression.
Our product offerings and pipeline products mainly consist of microwave ablation apparatus and needles. As of the date of this proxy statement/prospectus, our product offerings available for sale include microwave ablation apparatus approved for the treatment of live cancer and thyroid nodule, long microwave ablation needles, and fine microwave ablation needles. Currently, we hold two registration certificates for Class III medical devices specifically approved for the treatment of liver cancer and thyroid nodules. We have also successfully obtained the registration certificate for the Class III Certificate for MWA Needles, and one registration certificate for Class II medical devices in the PRC in relation to disposable sterile biopsy needles. Under PRC laws and regulations, Class II medical devices are those with moderate risks and are strictly controlled and administered, and Class III medical devices are those with relatively high risks and are strictly controlled and administered through special measures.
Through our research and development team, led by our co-chief technical officers, Mr. Rongjian Lu and Mr. Hailong Sun, and our research and development partners, including Nanjing Forestry University and Zhuhai People’s Hospital, we have focused our development efforts on additional types of microwave ablation medical devices to meet market demand, and have also developed a product pipeline to achieve more extensive products offering.
Our products are ultimately sold to hospitals through (i) direct sales, (ii) deliverers, or (iii) distributors. Benefiting from our distributors’ established channels and resources, we have been able to cut costs and time in reaching target markets compared to the costs and time required to distribute those products through direct sales. See “Sales Channels” below for an explanation of the difference between deliverers and distributors. With a network of qualified deliverers, we have been able to sell products to a large group of hospitals at once. With our solid and strategically managed network of deliverers and distributors and close collaboration with medical associations and doctors through our sales and marketing efforts, we have seen the number of hospitals in China purchasing our products increase from approximately 430 in the year ended December 31, 2022 to approximately 505 in the year ended December 31, 2023, with the number of Grade III hospitals (the highest tier hospitals in China as classified and graded pursuant to the Pilot Draft of the Hospital Hierarchy Management Scheme of the PRC) increasing from approximately 250 to approximately 310, respectively, for the above periods.
In 2023, the Company experienced a minor setback in revenue, showing a 10% decline compared to the previous year. It’s noteworthy that despite the revenue decrease, the Company managed to achieve growth in its gross profit margin. However, the net profit margin experienced a more pronounced decline, primarily attributed to the Company’s strategic decision to ramp up its research and development efforts, resulting in increased R&D expenditures. This proactive investment underscores the Company’s dedication to fostering innovation and long-term sustainability, positioning it favorably for continued success and competitiveness in the dynamic market landscape. Also, general and administrative expenses have increased, primarily due to a significant rise in credit impairment losses. We expect this growth trend to continue in future financial periods as we plan to expand into overseas markets, capturing market share of sales of MWA medical devices for treating thyroid nodules and breast lumps in the U.S. and in the EU. We have almost completed research and development required for our breast lump, pulmonary nodules and thyroid nodule products to obtain the CE certificate, but have not yet begun the certification process in the EU. Specifically, in December of 2023, we completed product registration and animal testing of our breast lump and pulmonary nodule products in the PRC, and revised the case report form based on the research plan discussion conference which took place in September 2023. In January 2024, the work for the third-party usability study was completed, and the report for the third-party usability study and the clinical evaluation research and clinical trial testing plans for the breast lump and pulmonary nodules clinical research, respectively, were completed in February 2024, subject to any further changes other involved parties such as the ethics committee, may have in evaluating such respective clinical studies. By September of 2024, we plan to: (i) complete the ethics review, (ii) execute the clinical research contracts with the relevant research collaborators and/or the hospital institutions which shall be appointed to carry out the specific tasks of the clinical research; and (iii) submit, where possible, the clinical trial evaluation reports as part of any pre-registration reviews of the certification procedure to shorten the certification processing time for each of the breast lump and pulmonary nodules clinical studies, respectively. Shortly after in September 2024, we expect to have each of the hospital institutions involved in the breast lump and pulmonary nodule studies start the respective clinical trials stage by enrolling research participants and performing medical diagnoses. Based on the current proposed research schedule timeframe, we expect to have all research participants successfully enrolled by November 2024 and finish all clinical trial data collection by May 2025. Thereafter, we expect to have semi-final research reports from each hospital institution and the finalized clinical trial research reports in relation to the breast lump and pulmonary nodule clinical trials completed in June 2025, whereas on the other hand, the clinical trials for thyroid nodule products have already finalized on July 20, 2020. Around June 2025, we plan to submit our clinical trial results for NMPA and CE certification for our breast lumps and pulmonary nodules product lines, and CE certification for our thyroid nodules product line. If our application is accepted, we expect to obtain the certification for such product line between October 2025 to the mid-year of 2026, based on the average timeline currently observed in the EU. Thereafter, we will seek to launch the breast lump and thyroid nodule lines in the EU. However, there can be no assurance that we will meet any or all of the milestones listed in such timeline, and it is possible that we may never receive the CE Mark in the EU.
Business Combination Agreement
On June 26, 2023, ExcelFin, Betters Medical Investment Holdings Limited (“Baird Medical”), PubCo, Merger Sub and Tycoon entered into a Business Combination Agreement (the “Business Combination Agreement”). ExcelFin, together with Baird Medical, PubCo, Merger Sub and Tycoon are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”
Pursuant to the Business Combination Agreement, among other things, (1) on August 3, 2023, Baird Medical contributed all of the issued and outstanding shares of Tycoon (“Tycoon Shares”) to PubCo in exchange for ordinary shares of PubCo (“PubCo Ordinary Shares”) with a pre-transaction equity value of $300 million (the “Share Contribution”), and upon the consummation of the Share Contribution, Tycoon became a wholly-owned subsidiary of PubCo and Baird Medical was issued an additional 29,411,764 PubCo

Ordinary Shares; and (2) upon the Effective Time, Merger Sub will merge with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “Merger”), as a result of which (a) the issued and outstanding shares of Class A Common Stock and Class B Common Stock of ExcelFin (collectively, the “SPAC Stock”) immediately prior to the effective time of the Merger (the “Effective Time”) shall be exchanged for PubCo Ordinary Shares concurrently with the Merger; and (b) the holders of public warrants to purchase one share of ExcelFin Class A Common Stock (the “Public Warrants”) shall receive warrants issued by PubCo to acquire an equal number of PubCo Ordinary Shares (the “PubCo Warrants”).
Following the consummation of the above transactions, ExcelFin will be a wholly owned subsidiary of PubCo, and Tycoon will be a wholly owned subsidiary of PubCo. Tycoon will hold approximately 99% of the issued and outstanding equity of its underlying operating subsidiaries.
Based on the above business combination, Baird Medical Investment Holdings Limited (“PubCo”, or “the Company”) will become the parent company.
Factors Affecting Our Results of Operations
Legislation May Impact our Business and Operating Results
In China, a number of legislative and regulatory changes and proposed changes regarding medical device industry could prevent or delay regulatory approval of our pipeline products, restrict or regulate post-approval activities and affect our ability to profitably sell our products and any pipeline products for which we obtain regulatory approval. In recent years, there have been and will likely continue to be efforts to enact administrative or legislative changes in relation to the medical device industry, including measures which may result in more rigorous coverage criteria and downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue or attain profitability.
Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for medical devices. We cannot be sure whether additional legislative changes will be enacted, or whether NMPA regulations, guidance or interpretations will be changed, or what the impact of such changes on the regulatory approvals of our product candidates, if any, may be.
In addition, in 2021, China started to initiate centralized procurement pilot programs in an effort to regulate prices of medical devices through Company procurement at the provincial level. Our products were not covered by centralized national procurement as of the date of this proxy statement/prospectus, and we do not expect our products to be covered by the centralized national procurement in the short-to-mid-term. However, it is out of our control as to whether or when the centralized national procurement will cover the types of products that we produce. If our products were covered by the centralized national procurement in the future, the price of our products may decrease, which could harm our profitability, if any increase in sales volume fails to fully compensate for such decrease in price.
Our High Gross Profit Margin May Not Be Sustainable
We cannot assure you that our historical operating results, in particular our high gross profit margin, will be indicative of future performance for various reasons, including uncertainties of the success of our existing and new products, changes in market and the regulatory environment, as well as our ability to manage our sales network and the intensified competition in the microwave ablation medical device market in China. Our profitability for future years may be negatively affected by low-margin sales and competition strategies adopted by our competitors, increasing costs of raw materials and increasing selling and distribution costs arising from the expansion of our sales and distribution network. As a result, our gross profit margin may not be sustainable.
The Discontinuation of Preferential Tax Treatments or Government Incentives
Pursuant to the EIT Law, the EIT rate generally applicable in the PRC has been 25%. However, Nanjing Changcheng and Baide Suzhou, our principal operating subsidiaries, have been accredited as a High and New

Technology Enterprise under the relevant PRC laws and regulations since 2020 and 2021 respectively. Accordingly, Nanjing Changcheng and Baide Suzhou were entitled to a preferential tax treatment of 15% for the fiscal years ended December 31, 2022 and 2023.
Moreover, according to the relevant laws and regulations promulgated by the State Tax Bureau of the PRC, for enterprises engaging in R&D activities, the Super Deduction ratio is 75% from January 1, 2018 to September 30, 2022. From October 1, 2022 onwards, the Super Deduction ratio is 100%. In addition, the Super Deduction ratio for outsourced R&D expenses is 80%. Two PRC subsidiaries of Pubco have claimed such Super Deduction in ascertaining its tax assessable profits in the fiscal years ended December 31, 2022 and 2023. If we fail to maintain or renew the High and New Technology Enterprise accreditation or if any of the preferential tax treatments or government grants discontinue or reduce, our business, financial condition, results of operations and prospects could be materially and adversely affected.
Untimely or Unsuccessful Product Registration Testing or Clinical Trials May Impact our Business and Operating Results
PubCo has five types of pipeline products. In order to obtain the registration certificates for Class III medical devices, such pipeline products are required to go through product registration testing to demonstrate their safety and effectiveness. Such testing is conducted by third party testing institutions recognized by the NMPA. The product registration testing schedule of these testing institutions is beyond PubCo’s control, and PubCo cannot provide assurance that its pipeline products will pass these tests in a timely manner, or at all.
Furthermore, success in testing procedures does not guarantee success in clinical trials. Negative or inconclusive results or safety issues associated with its pipeline products could cause PubCo or regulatory authorities to interrupt, delay, suspend or terminate clinical trials, or could result in the delay or denial of regulatory approvals from the NMPA, all of which may have a significant impact on our business and operating results.
For further discussion on the potential risks involved with completion of our product registration testing or clinical trials, please refer to the section titled “Risk Factors — Risk Factors Relating to Baird Medical’s Business and Industry — Baird Medical may not be able to successfully complete product registration testing or clinical trials in a timely manner and at acceptable costs, or at all.”
COVID-19
The outbreak of respiratory illness caused by a novel coronavirus (COVID-19) first emerged in China in late 2019 and continues to expand within the PRC and globally. The economy slowdown and/or negative business sentiment have a negative impact on the industry and our business operations and financial condition have been and may continue to be adversely affected. With an aim to containing the COVID-19 pandemic, the PRC government had imposed extreme measures across the PRC, particularly during the first half of 2022, including complete or partial lockdown measures across various cities in the PRC, prohibiting residents from free travel, encouraging employees of enterprises to work remotely from home and cancelling public activities, and the mandatory quarantine requirements on infected individuals and anyone deemed potentially infected of COVID-19, among others. The COVID-19 pandemic in China and the government measures in response have also resulted in temporary closure of many corporate offices, manufacturing facilities and factories across China. We imposed work-from-home policy and continued liaising with our customers and suppliers.
Since around December 2022, the PRC government has lifted most the COVID-19 restrictions. Significant numbers of our employees were infected by the COVID-19 in the following months. However, as of the date of proxy statement/prospectus, all the infected employees had recovered and our business had returned to normal operations.
The occurrence of natural disasters, including hurricanes, floods, earthquakes, tornadoes, fires and pandemic disease may adversely affect our business, financial condition or results of operations. The potential impact of a natural disaster on our results of operations and financial position is speculative and would depend on numerous factors. The extent and severity of these natural disasters determines their effect on a given economy. Although the long-term effect of diseases such as the COVID-19 pandemic, H5N1 “avian flu”, or H1N1, the swine flu, cannot currently be predicted, previous occurrences of avian flu and swine flu had an adverse effect on the economies of those countries in which they were most prevalent. An outbreak of a communicable disease in our market could adversely affect our business, financial condition and results of operations, and timely reporting obligations under Regulation S-X and Regulation S-K following our business combination. We cannot assure you that natural disasters will not occur in the future or that our business, financial condition and results of operations will not be adversely affected.
Acquisitions and Investments
Investment in Ruikede Biological Technology (Xiamen) Company Limited (“Ruikede Xiamen”)
Ruikede Xiamen was established in the PRC with limited liability on July 17, 2019 and was an indirect 80%-owned subsidiary of Baide Suzhou and the remaining 20% equity interest is owned by Wang Jing. Wang Jing is a substantial shareholder of Ruikede Xiamen as 20% of the equity interest in Ruikede Xiamen was owned by Wang Jing. On November 25, 2022, Baide Suzhou entered into an equity transfer agreement and purchased the remaining 20% equity interest of Ruikede Xiamen for consideration of nil, holding 100% of Ruikede Xiamen equity interest. Such transfer was registered on December 2, 2022. As of December 31, 2022, the non-controlling interests which amounted to $3,350 corresponding to the remaining 20% of equity interest of Ruikede Xiamen was transferred to the additional paid in capital. The total assets and net assets of Ruikede Xiamen as of December 31, 2023 and 2022 were all $0.5 million.
Results of Operations
Results of Operations for Continuing Operations
The following table sets forth a summary of our consolidated statements of operations for the periods indicated.
	For the years ended December 31,
	2023	2022
Revenues	$31,457,908	$35,091,174
Cost of revenues	(4,227,409)	(7,054,323)
Gross profit	27,230,499	28,036,851
Operating expenses:
Selling and marketing expenses	(2,547,000)	(3,585,138)
General and administrative expenses	(8,546,880)	(6,960,604)
Research and development expenses	(4,274,894)	(3,859,392)
Total operating expenses	(15,368,774)	(14,405,134)
Income from operations	11,861,725	13,631,717
Interest expense	(285,833)	(299,269)
Interest income	1,562	8,553
Subsidy income	791,959	1,375,447
Other expenses, net	(10,211)	(194,580)
Income before income tax	12,359,202	14,521,868
Income tax provision	(1,701,019)	(1,746,897)
Net income	$10,658,183	$12,774,971
Other comprehensive loss, net of tax
Foreign currency translation adjustment	$(728,688)	$(1,506,905)
Comprehensive income	$9,929,495	$11,268,066
Net income attributable to controlling shareholders	$10,545,978	$12,568,750
Basic and diluted earnings per common share	0.36	0.43

For the Years ended December 31, 2023 and 2022,
Revenues
We principally derived our revenue from the following sources:
1)
sales of MWA medical devices:   including the sales of (i) our proprietary MWA needles and (ii) our proprietary MWA therapeutic apparatus that were designed, developed and manufactured by us; and

2)
sales of other medical devices:   including the trading of other medical devices, such as catheters, ventilators, operation tables, medical gloves, syringe and other large medical machines and system.

The Company follows ASC 280, Segment Reporting, which requires that companies to disclose segment data based on how management makes decision about allocating resources to each segment and evaluating their performances. The Company has one reporting segment. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.
All revenues are derived from China based on the geographical locations where products sold to customers. In addition, the Company’s long-lived assets are all located in China, and the amount of long-lived assets attributable to any individual other country is not material. Therefore, no geographical segments are presented.
	For the years ended December 31,
	2023	2022
Distributors(3)	$14,995,701	$13,499,170
Direct customers(1)(2)	16,462,207	21,592,004
Total	$31,457,908	$35,091,174

(1)
Revenue from direct customers include revenue from sales of medical devices to hospitals (i.e. directly or through deliverers).

(2)
The Company’s revenue from direct customers decreased from approximately $21.6 million during the fiscal year ended December 31, 2022 to approximately $16.5 million for the fiscal year ended December 31, 2023, resulting in a net decrease of approximately $5.1 million. Changes in sales prices caused the revenue to decrease by approximately $1.1 million, while changes in the volume of products sold caused the revenue to decrease by approximately $4.0 million. With respect to the sales of MWA needles and other medical devices, revenue decreased due to a decrease in overall sales volume in each case. With respect to the sales of microwave therapeutic apparatuses, revenue increased due to increases in both the quantity of sales and the selling price. The decrease in revenue from the sales of MWA needles and other medical devices outweighed the increase in revenue from the sales of microwave therapeutic apparatuses, resulting in an overall decrease in revenue.

(3)
The Company’s revenue from distributors increased from approximately $13.5 million during the fiscal year ended December 31, 2022 to approximately $15.0 million during the fiscal year ended December 31, 2023, resulting in a net increase of approximately $1.5 million. Changes in sales prices caused the revenue to increase by approximately $4.7 million, while changes in the volume of products sold caused the revenue to decrease by approximately $3.2 million. With respect to the sales of MWA needles, revenue decreased due to a decrease in the quantity of sales. This occurred because the quantity of needles sold during the fiscal year ended December 31, 2022 had increased as a result of the Class II to Class III certificate upgrade which occurred during that year, and such increase was not sustained during the fiscal year ended December 31, 2023. With respect to the sales of microwave therapeutic apparatuses, revenue increased due to increases in both the quantity of sales and the selling price. The increase in revenue from sales of microwave therapeutic apparatuses outweighed the decrease in revenue from sales of MWA needles, resulting in an overall increase in revenue.

The following table presents our revenues by product lines.
	For the Year Ended December 31,
	2023		2022
	Revenue	%	Revenue	%	Variance	Variance %
Sales of MWA devices	$30,940,383	98%	$31,283,234	89%	$(342,851)	(1)%
– MWA needles	26,278,169	84%	30,551,145	87%	(4,272,976)	(14)%
– MWA therapeutic apparatus	4,662,214	14%	732,089	2%	3,930,125	537%
Sales of other medical devices	517,525	2%	3,807,940	11%	(3,290,415)	(86)%
Total	$31,457,908	100.0%	$35,091,174	100.0%	$(3,633,266)	(10.4)%
Our total revenues decreased by approximately $3.6 million, or 10.4%, from approximately $35.1 million for the fiscal year ended December 31, 2022 to approximately $31.5 million for the fiscal year ended December 31, 2023. The overall decrease in our revenues was due to the decline of sales of MWA needles and other medical devices.
For the year ended December 31, 2023, revenue generated from the sales of our proprietary MWA needles decreased by $4.3 million to $26.3 million from $30.6 million in the fiscal year 2022. The overall change in revenue is not significant, and the unit price of needles remains the same as last year. The decrease in revenue from needles in the fiscal year 2023 was primarily due to a decrease in the number of sales. Customer demand for purchases declined in the fiscal year 2023.
For the year ended December 31, 2023, revenue of our proprietary MWA therapeutic apparatus experienced a significant increase of 537%. This notable surge in revenue was primarily attributed to the strategic adjustment in unit prices and the increase in sales orders. Previously, in 2022, as part of our vigorous equipment promotion efforts, the Company sold those MWA therapeutic apparatuses at discounted prices. However, as clients sought additional equipment beyond our offerings, the company transitioned away from the previously discounted prices. The transition away from the previously discounted prices resulted in increased revenue from distributors. Additionally, the acquisition of Class III medical device certificate further bolstered our standing within the market. Notably, given the scarcity of manufacturers holding such certifications, this allowed for a justifiable adjustment in products pricing.
For the year ended December 31, 2023, revenue of other medical devices decreased by $3.3 million to $0.5 million from $3.8 million. It’s important to note that medical devices do not fall within the core focus of the Company’s operations. Consequently, their sales tend to exhibit significant variability. The Company has sales transaction from selling other medical equipment in the fiscal year 2022, and no further this type of equipment sales occurred in 2023, resulting in a decline in revenue from sales of other medical devices accordingly. In 2022, we opportunistically secured project orders for these devices, contributing to a surge in sales. However, in 2023, the volume of such orders diminished notably. This reduction can be attributed to the inherent unpredictability associated with this product category. While the decline in sales of other medical devices impacted our overall revenue dynamics for the year, it’s imperative to recognize that our primary focus remains on the MWA needles and MWA therapeutic apparatus segment, where we witnessed substantial growth and strategic adjustments in pricing policies.
As we move forward, maintaining a diversified portfolio and agile response to market dynamics will be essential in navigating fluctuations in sales across different product categories. Our commitment to innovation and adaptability positions us well to capitalize on emerging opportunities and sustain long-term growth.
These developments reflect our commitment to providing high-quality products and catering to the evolving needs of our clientele. Moving forward, we anticipate further leveraging our market position and product excellence to sustain growth and meet the demands of the industry.
Cost of revenues
Our cost of revenues mainly consisted of (i) costs of other medical devices; (ii) direct material costs for our proprietary MWA medical devices; (iii) direct staff costs; and (iv) production overheads; (v) distribution costs. Cost of revenues for the fiscal year ended 2023 showed a decrease of $2.8 million as compared to the fiscal year ended 2022. In 2022, the Company sold some trading products, which had high costs and consequently increased the overall costs for the year. Additionally, the cost reduction in 2023 was due to the overall decline in revenue.
Gross profit and gross margin
As a result of the changes in our revenues and cost of revenues described above, our gross profit decreased by $0.8 million to $27.2 million in the fiscal year 2023 from $28.0 million in the fiscal year 2022. In order to further cater to customer needs, the Company added two wires to the original MWA needles’ configuration, which increased costs and led to a decrease in gross profit. In addition, the high-gross-profit trading revenue of other medical devices in 2022 decreased in 2023, which also led to a decline in profits. As a result, the higher costs incurred in 2022 were predominantly due to this particular aspect of our operations. In contrast, the cost structure in 2023 aligns more closely with the realities of our core business operations. With the decrease in sales of other medical devices, which typically have lower profit margins, the overall cost profile reflected a more accurate representation of our business activities.
Selling and marketing expenses
Selling and marketing expenses primarily consisted of meeting expenses, salary cost relating to our sales and marketing personnel, and also included entertainment, travelling and other expenses relating to our marketing activities.
Selling and marketing expenses decreased by $1.0 million to $2.5 million in the fiscal year 2023 from $3.6 million in the fiscal year 2022. The decrease is attributed to the Company’s strategy of gradually shifting from direct sales to customers to sales to distributors, resulting in a decrease in the number of in-house sales and marketing department staff from 79 members to 32 members as of December 31, 2023 and therefore a decrease in sales staff expenses in 2023. Accordingly, as a percentage of sales, our selling expenses were 8.1% and 10.2% of revenues in the fiscal year 2023 and 2022, respectively. To establish a presence in the U.S. market, the Company anticipates incurring costs in connection with establishing a direct sales team in the United States, attending trade conferences, providing high-quality doctor education and support, and setting up microwave ablation training centers in the United States with leading doctors and medical centers. These increased expenses related to U.S. market development, during the early stages of the Company’s US market building, are expected to be incurred in 2024 rather than in 2023, In addition, if the Company secures FDA registration in the United States, U.S. sales operations are expected to steadily advance, and we anticipate that development of the U.S. market in 2024 will increase certain sales expenses. Hence we expect the selling and marketing expenses will increase in amount in 2024, however, due to the operational efficiency, these expenses as a percentage of our revenue will gradually decrease.
Research and development (“R&D”) expenses
R&D expenses primarily consisted of CRO and other R&D service fee and depreciation expense related to equipment used for research and development, compensation and benefit expenses relating to our research and development personnel as well as office overhead and other expenses relating to our R&D activities. Our R&D expenses were $4.3 million in the fiscal year 2023, which increased by $0.4 million compared to $3.9 million in the fiscal year 2022, representing 13.6% and 11.0% of our total revenues for the fiscal year 2023 and 2022, respectively. The increase in R&D expenses was mainly due to increased FDA certification fees, CE Marking fee, Endoscopic Ultrasound System and R&D expenditures on AI ablation systems and equipment.
General and administrative expenses
General and administrative expenses primarily consisted of salary and compensation expenses relating to our finance, legal, human resources and executive office personnel, and included rental expenses, depreciation and amortization expenses, office overhead, professional service fees and travel and transportation costs.
General and administrative expenses increased from $7.0 million in the fiscal year 2022 to $8.5 million in the fiscal year 2023, which is mainly due to the increase of allowance for expected credit losses on accounts receivable, from $0.4 million in 2022 to $2.2 million in 2023.

Subsidy income
Subsidy income primarily included government subsidies which represented amounts granted by local government authorities as a general incentive for us to promote development of the local technology industry. The Company records government subsidies in subsidy income upon received and when there is no further performance obligation. Total subsidy income amounted to $1.4 million and $0.8 million for the years ended December 31, 2022 and 2023, respectively.
Income before income tax
Income before income tax decreased by $2.1 million to $12.4 million in the fiscal year 2023 from $14.5 million in the fiscal year 2022.
Income tax provision
Our provision for income tax in the fiscal year 2023 decreased by $0.05 million compared to the fiscal year 2022. Provision for income taxes decreased due to more deductible R&D expenditure and less income before income tax.
Net income
Net income decreased by $2.1 million to $10.7 million in the fiscal year 2023 from $12.8 million in the fiscal year 2022.
Other comprehensive income or loss
Foreign currency translation adjustments amounted to a loss of $0.7 million and a loss of $1.5 million for the years ended December 31, 2023 and 2022, respectively. The balance sheet amounts with the exception of equity as of December 31, 2023 were translated at RMB7.0999 to $1.00 as compared to RMB6.8972 to $1.00 as of December 31, 2022. The equity accounts were stated at their historical rate. The average translation rates applied to the income statements accounts for years ended December 31, 2023 and 2022 were RMB7.0809 to $1.00 and RMB6.7290 to $1.00, respectively. The change in the value of the RMB relative to the U.S. dollar may affect our financial results reported in the U.S., dollar terms without giving effect to any underlying change in our business or results of operation.
The aging of accounts receivable
The Company’s accounts receivable consisted primarily of distributors and direct customers. The Company recorded a provision for current expected credit loss. The balance of gross accounts receivable was $34.0 million and $25.0 million as of December 31, 2023 and December 31, 2022, against which write-off of accounts receivable of $0.2 million and $0.2 million were made as of December 31, 2023 and December 31, 2022, and an allowance for expected credit losses of $2.8 million and $0.6 million was made as of December 31, 2023 and December 31, 2022. The increase in provision for current expected credit loss was driven by the following factors:
•
The slower turnover of customer capital and the lengthened payment approval cycle of hospitals, while not necessarily indicating increased credit risk, affect the collection period.

•
Increased amount and proportion of accounts receivable more than 12 months overdue.

•
Analysis of comparative companies’ methodologies.

The aging of accounts receivable based on the number of days between the dates the receivables were initially recognized and December 31, 2023 and December 31, 2022 are as follows:
	As of December 31,
	2023	2022
Within 90 days	$13,283,215	$14,262,016
Between 3 and 6 months	9,751,685	4,910,005
Between 6 months and a year	7,426,788	5,306,907
Over a year	3,479,395	537,381
	$33,941,083	$25,016,309

The aging of accounts receivable based on the number of days between the dates the receivables were initially recognized and December 31, 2023 for distributors and direct customers are as follows:
	As of December 31, 2023
	Distributors	Direct Customers	Total
Within 90 days	$8,222,863	$5,060,352	$13,283,215
Between 3 and 6 months	3,891,659	5,860,026	9,751,685
Between 6 months and a year	2,587,875	4,838,913	7,426,788
Over a year	709,614	2,769,781	3,479,395
Total	$15,412,011	$18,529,072	$33,941,083
As of December 31, 2022, the turnover days of accounts receivable was 187 days, while the turnover days of accounts receivable as of December 31, 2023 was 337 days. The accounts receivable turnover days were calculated using the following formula:
average accounts receivable × 360 days ÷ sales revenue = turnover days of accounts receivable average accounts receivable = (opening accounts receivable balance + closing accounts receivable balance) / 2
The gross accounts receivable balance due from distributors increased by 40% as of December 31, 2023, which was mainly due to the increased revenue in 2023, and 5% of the gross accounts receivable due from distributors are attributable to the revenue recognized in 2022 as the payment of these accounts receivable was delayed due to external factors such as the COVID-19 pandemic. For the year ended December 31, 2022, revenue from distributors was $13.5 million and revenue from direct customers was $21.6 million. Revenue from distributors increased by 11% in 2023 compared to 2022, while revenue from direct customers decreased by 24% in 2023 compared to 2022, resulting in an overall 10% decrease in total revenue in 2023.The gross accounts receivable balance due from direct customers increased by 32% as of December 31, 2023, though the revenue decreased by 24% in 2023, as there was a delay in the collection of accounts receivable and an additional 15% of the gross accounts receivable due from direct customers is attributable to the revenue recognized in 2022 as the payment of these accounts receivables was also delayed due to external factors such as the COVID-19 pandemic. The percentage of revenue in 2023 derived from distributors and direct customers was 48% and 52%, respectively. Based on the increased revenue from distributors and delayed payment of accounts receivable in 2023, the overall gross accounts receivable increased by 36%, while the net accounts receivable increased by 28% considering allowance of credit losses. Further, the Company respectfully notes that the amounts due as of December 31, 2022 from the two publicly listed companies have been paid in full and are no longer outstanding as of the date hereof.
The aging of the above tables is different with the aging disclosed in Note 4 to our audited consolidated financial statements. The aging analysis in Note 4 is calculated from the expiration date of the customer’s credit terms. The Company’s trade debtors are contractually entitled to a credit period of 30 to 90 days. Notwithstanding Section 6.2 of the Company’s form of distribution agreement, which provides that products are not shipped to distributors until after the Company has received payment, in practice the Company grants an extended credit period to a majority of its customers pursuant to supplemental agreements with the Company’s distributors. A translated copy of the Company’s form of supplemental distribution agreement has been filed as Exhibit 99.11 to the registration statement of which this proxy statement/prospectus is a part. This extended credit period varies by customer and the specific circumstances, but in some cases the payment may be delayed if requested by customers up to 365 days or more, depending on the longevity of the relationship, the history of default records and the Company’s future prospects with the customers. The Company reviews each request from its customers for a credit period extension on a case-by-case basis, and only approves such extension if it is in the best interests of the Company. For the year ended December 31, 2023, the Company received payments of approximately $4.5 million from its customers for revenue generated during fiscal year 2023. The Company has not historically charged and collected any substantial late payment fees from its customers in order to maintain positive working relationships with its customers given there were little to no history of default. Nonetheless, the Company reserves the right at all times to demand payment from its customers upon the expiration of the contractually stipulated credit period. Distributors will usually arrange for payment according to our payment terms and their own commercial or financial circumstances. Rather, the necessity for longer credit periods, at least for a number of the Company’s customers, is the result of extended internal payment approval processes and delays caused as a result of external factors such as the COVID-19 pandemic. The COVID-19 pandemic resulted in a weakened economic environment which had a negative impact on the Company and its customers, as well as end customers, i.e., the hospitals, whose financial status were negatively impacted by COVID-19 in various degrees as a result of fewer surgeries being performed and fewer clinic visits made by patients. Additionally, hospitals incurred expenses for complimentary COVID-19 tests, especially during local outbreaks, and made payments to COVID-19 test and lab providers. In addition to the impact on hospitals, employees at the Company’s distributors were unable to commute to work, which resulted in employee shortages at the Company’s distributors. These factors weakened the financial status of the distributors, and such impacts lasted after China lifted its full scale COVID-19 lock-downs in the first half of 2023. Specifically, hospitals strictly controlled their expenditures, leading to slower repayment by hospitals. This resulted in the payment cycle for a number of the Company’s distributors being extended, causing slower capital turnover for the Company’s distributors. These effects of the COVID-19 pandemic and impact on the financial status of the Company’s hospitals and distributors lingered beyond January of 2023 when China started to lift its full-scale COVID-19 shutdown and high-frequency testing requirements. In addition, management of the Company observed that surgeries and clinical visits increased throughout the remainder of 2023. The Company has collected all the outstanding accounts receivable from its customers from 2022, when China was in full-scale COVID-19 shutdown with requirements for frequent COVID-19 testing that significantly decreased the number of surgeries and clinical visits to hospitals. The Company’s management also recognized that a large majority of the hospitals, as direct or indirect customers of the Company, were sponsored by the Chinese government, and therefore needed time to recover their financial status after the unprecedented pandemic and control measures implemented in China from 2020 to 2022. Please refer to the section below titled “Pubco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations  —  Results of Operations  —  Operating Activities” for further discussion of such arrangements. However, the Company reserves the right to demand payment from its customers upon the expiration of the credit period as stipulated under the relevant contract. If account receivable of a customer is not yet aged beyond the credit period, the aging of the receivable will be classified as not overdue on aging analysis in Note 4.
Related party loans transaction
In prior periods, Ms. Wu, the Company’s founder, chief executive officer and chairperson of the board of directors, would from time to time enter into loan arrangements from, and/or in favor of, the Company or one or more of its subsidiaries, such as the loans underlying the amounts due from Ms. Wu, which are included in the amounts due from related parties in the balance sheet. As of the date of this proxy statement, the $0.4 million of amount due from Ms. Wu as of December 31, 2023 was fully settled.
Liquidity and Capital Resources
As of December 31, 2023, we had cash of approximately $1.5 million. As of December 31, 2023, our current assets were approximately $40.1 million, and our current liabilities were approximately $19.0 million. Total shareholders’ equity as of December 31, 2023 was approximately $35.7 million. We believe that we will have sufficient working capital to operate our business for the next 12 months from the date of issuance of this financial statement.
Substantially all of our operations are conducted in China and all of our revenue, expenses, cash is denominated in HKD and RMB. RMB is subject to the exchange control regulation in China, and, as a result, we may have difficulty distributing any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. dollars. As of December 31, 2023, cash of approximately $1,504,378 and $6,106 were held by the Company and its subsidiaries in mainland PRC and Hong Kong, respectively. We would need to accrue and pay withholding taxes if we were to distribute funds from our subsidiaries in China to our offshore subsidiaries. We do not intend to repatriate such funds in the foreseeable future, as we plan to use existing cash balance in PRC for general corporate purposes.
In assessing our liquidity, we monitor and analyze our cash on hand, our ability to generate sufficient revenue sources in the future and our operating and capital expenditure commitments. The Company plans to fund working capital through its operations, bank borrowings and global offerings. The operating cash flow in 2023 is negative $1.0 million, mainly due to the significant increase in R&D expenses paid and the slower turnover of accounts receivable. We have historically funded our working capital needs primarily from operations and bank borrowings. Our working capital requirements are affected by the efficiency of our operations, the numerical volume and dollar value of our sales contracts, the progress or execution on our customer contracts, and the timing of accounts receivable collection. The following table sets forth summary of our cash flows for the periods indicated:
	For the Years Ended December 31,
	2023	2022
Net cash (used in) provided by operating activities	$(1,019,964)	$485,968
Net cash used in investing activities	(2,638,488)	(5,921,464)
Net cash provided by financing activities	3,461,118	4,411,918
Effect of exchange rate changes	(3,108)	(297,647)
Net decrease in cash	(200,442)	(1,321,225)
Cash at the beginning of the period	1,710,926	3,032,151
Cash at the end of the period	$1,510,484	$1,710,926
Operating Activities
Net cash used in operating activities was $1.0 million in the fiscal year 2023, including net income of $10.7 million. And net cash provided by operating activities was $0.5 million in the fiscal year 2022, including net income of $12.8 million. For the fiscal year 2023, the adjustments for changes in operating assets and liabilities mainly included an increase in accounts receivable of $9.7 million. For the fiscal year 2023 and 2022, an increase in prepayments of $5.3 million and an increase in prepayments of $3.6 million, respectively, an decrease in inventories of $0.1 million and an decrease inventories of $1.6 million, respectively, a decrease in taxes payable of $1.0 million and an increase in tax payable of $1.1 million and for the two respective fiscal years, an increase in accrued expenses and other payables of $1.2 million and $1.3 million, respectively, and an decrease of tax receivables of nil in 2023 and a decrease in tax receivables of $0.7 million for 2022, and a decrease in lease liabilities of $0.3 million and an increase of lease liabilities $0.4 million for the fiscal year 2023 and 2022, respectively.
The large increase in accounts receivable in 2023 was mainly due to external factors such as the COVID-19 pandemic, which caused the payment approval process of a number of the Company’s customers to become longer. Although the COVID-19 pandemic now has less of a direct impact on the Company and its distributors, the long-term effect on the payment approval processes of the Company’s customers continues. During this period, the Company’s sales team has maintained continuous communication with each of these customers on a monthly basis to closely monitor both the willingness and ability of these customers to repay the Company. The majority of these customers who have yet to repay the Company’s accounts receivables are public listed companies in China, medical device companies with good reputation, as well as hospitals, which the Company believes are customers which have good financial credibility. To the Company’s knowledge, the majority of such aforementioned customers have the financial ability to pay the Company and are willing to do so notwithstanding the extended payment approval process, and none of these customers have any recent history of default. While the payment approval cycle of certain of the Company’s customers were extended, which results in the slowdown of their repayment of the Company, the Company believes such customers would gradually and eventually repay the Company.
To reflect such risks accordingly, the Company had increased its absolute amount and proportion in both collective assessments and individual assessments of accounts receivable allowance from $0.6 million as of December 31, 2022 to $2.8 million as of December 31, 2023. The Company believes it has accrued an adequate allowance pursuant to such increased amount, for more information about accounts receivable allowance, please refer to “Expected credit losses” and “NOTE 4 — ACCOUNTS RECEIVABLE, NET” to our audited consolidated financial statements. Further, the net carrying value of accounts receivables as of December 31, 2023 is $31.1 million, which we consider to be a reasonable approximation of the fair value.
As of the date hereof, the balance of accounts receivables as of December 31, 2023 which has been collected was $13.2 million, accounting for approximately 39.0% of such accounts receivables. As of the date hereof, we are still receiving payments from such customers gradually and we are not aware of any information which would otherwise indicate these customers are no longer willing or able to pay us.
Investing Activities
Net cash used in investing activities was approximately $2.6 million, $5.9 million in the fiscal year 2023 and in the fiscal year 2022, primarily due to purchase of property and equipment.
Financing Activities
Net cash provided by financing activities was approximately $3.5 million in the fiscal year 2023. During the fiscal year 2023, we had withdrawal of bank loans of approximately $9.6 million, and repayments of bank loans of approximately $7.5 million, and proceeds from long-term loan of approximately $2.5 million and repayment of long-term loan of approximately $0.2 million, and due from related parties of approximately $0.05 million, and advance from a related party of approximately $0.2 million, and payment of listing cost of $0.9 million. On December 29, 2023, the Company entered into a supplemental agreement with China CITIC Bank Suzhou Branch (“CITIC ”) pursuant to which the Company collateralized $4.4 million of its accounts receivable to secure all loans entered into, or which may be entered into, before December 29, 2024, pursuant to loan agreements between the Company or its wholly-owned subsidiaries , as borrowers, and CITIC, as lender, inclusive of any loan principal amounts, installment payments, interest thereon and costs thereof, which may become due during such period. Before the maturity date of such loans, the Company may use the cash received from the collection of accounts receivable without any restrictions. If the Company defaults on the repayment of such loans, the Company must transfer the accounts receivable it receives to a designated bank account of CITIC, which account CITIC is authorized to supervise, and the Company is not required to assign the rights to receive such accounts receivable to CITIC. CITIC is authorized to use any amount deposited into the designated bank account to offset the amounts outstanding under such defaulted loans.
As of December 31, 2023, the value of accounts receivable used as collateral for such bank loans in favor of CITIC was $4.4 million, as reflected in the Company’s consolidated balance sheets, and no such collateralized accounts receivable were collected, thus no restricted cash was identified as of December 31, 2023. The amount outstanding under the loans as of December 31, 2023 was $2.8 million, with annual interest rates of either 3.95% or 4.15%, depending on the particular interest rate of such secured loan. The accrued interest on the loans was $0.02 million for the year ended December 31, 2023. These bank loans were repaid according to CITIC’s 2024 repayment schedule.
The collateralized accounts receivable are not permitted to be sold, transferred or refinanced without CITIC’s written consent, and as such there is no applicable fair value to be disclosed under ASC-860-30-50.
Net cash provided by financing activities was approximately $4.4 million in the fiscal year 2022. During the fiscal year 2022, we had withdrawal of bank loans of approximately $9.1 million, and repayments of bank loans of approximately $4.6 million, and advanced from shareholders of approximately $0.3 million, and repayments to shareholders of approximately $0.3 million.
Capital Expenditure
We incurred capital expenditure of $2.6 million and $6.0 million in the fiscal year 2023 and 2022, respectively, primarily in connection with the construction of R&D laboratory, purchase of R&D equipment and leasehold improvement. We intend to fund our future capital expenditure through our existing cash balance, bank borrowings, proceeds from the Business Combination and other financing alternatives. We will continue to incur capital expenditure to support the growth of our business.

Contractual Obligations
The following table sets forth our contractual obligations and commercial commitments as of December 31, 2023:
	Payment Due by Period
	Total	Less than 1 Year	1 – 3 Years	More than 3 Years
Bank loans	$8,166,400	$8,166,400	$—	$—
Lease payment	959,901	540,715	388,929	30,257
Long term loan	2,763,631	1,004,952	1,758,679	—
Total	$11,889,932	$9,712,067	$2,147,608	$30,257
Quantitative and Qualitative Disclosures about Market Risks
We are also exposed to liquidity risk which is risk that we are unable to provide sufficient capital resources and liquidity to meet its commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and the shareholders to obtain short-term funding to meet the liquidity shortage.
Inflation risk
To date, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for the fiscal year 2023 and 2022 were increases of 0.2% and 2%, respectively. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in the PRC. For example, certain operating costs and expenses, such as employee compensation and office operating expenses may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consists of cash, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposure to higher inflation in China.
Credit Risk
Our exposure to credit risk primarily arises from cash and cash equivalents and accounts receivables.
Financial instruments that potentially subject us to the concentration of credit risk consist of cash and cash equivalents and accounts receivables. As of December 31, 2022 and 2023, PubCo’s cash and cash equivalents were typically unsecured and concentrated in a few major financial institutions located in China, which the Company believes are of high credit quality. PubCo continually monitors the creditworthiness of these financial institutions.
Accounts receivables are typically unsecured and arise primarily from revenue earned from our sales. We manage the related credit risks by continuously monitoring and evaluating the creditworthiness of our customers on a regular basis, and closely monitoring the outstanding balances of receivables due from them.
For further discussion on the existing balance of our accounts receivables, please refer to the section titled “PubCo’s Management’s Discussion and Analysis of Financial Condition And Results of Operations — Results of Operations — Operating Activities”.
Interest rate risk
Our exposure to interest rate risk primarily relates to the interest rate that our deposited cash can earn. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates. An increase, however, may raise the cost of any debt we incur in the future.
Foreign currency translation and transaction
Substantially all of our operating activities and our assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the

People’s Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.
Critical Accounting Policies and Estimates
When reading our consolidated financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions. Our critical accounting policies and practices include the following: (i) revenue recognition; (ii) current expected credit losses; and (iii) income taxes. See Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements for the disclosure of these accounting policies.
Critical Accounting Estimates
We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates. An accounting estimate is considered critical if it is made basing on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe that the following critical accounting estimate involve the most significant judgments used in the preparation of our financial statements.
Current Expected Credit Losses
We adopted ASC Topic 326 using the modified retrospective approach for all in-scope assets. The adoption of ASC Topic 326 decreased accumulated equity by $0.3 million to the Company’s consolidated financial statements as of January 1, 2021. Results for reporting periods beginning after January 1, 2021 are presented under ASC Topic 326 while prior periods continue to be reported in accordance with previously applicable U.S. GAAP.
For the year ended December 31, 2022, we maintain an allowance for credit losses by estimating the expected credit and collectability trend of our customers. Accounts receivable is considered past due based on its contractual terms. In estimating the allowance for credit losses for accounts receivable, we consider historical experience and other factors surrounding the credit risk of specific customers including customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Company’s receivables in an individual basis and pool basis for customers sharing similar risk characteristics upon the use of roll rate method under the Current Expected Credit Loss Model (“CECL Model”) in accordance with ASC topic 326, Financial Instruments — Credit Losses. Additionally, external data and macroeconomic factors are also considered.
For the year ended December 31, 2023, the Company still used an individual basis and pool basis to assess credit losses. When reassessing its methodology for calculating expected credit losses for customers sharing similar risk characteristics, the Company changed from using roll rate method to aging group method. This change in technique is based on newly obtained information and is considered an accounting estimate change. According to ASC 326-20-30-7, the Company evaluated both internally generated data and reasonably accessible external data. The change was driven by the following factors:
•
The slower turnover of customer capital and the lengthened payment approval cycle of hospitals, while not necessarily indicating increased credit risk, affect the collection period.

•
Increased amount and proportion of accounts receivable more than 12 months overdue.

•
Analysis of comparative companies’ methodologies.

For the year ended December 31, 2023, allowance for credit losses were provided if customers have no new transactions with the Company for more than six months and have no subsequent collection during 1 January 2024 to 30 April 2024, or the accounts receivable with a long aging period over than one year and have no subsequent collection during 1 January 2024 to 30 April 2024.
We recorded an allowance for expected credit losses of $2.8 million and $0.6 million as of December 31, 2023 and 2022, respectively.
Prepayments for research and development
The Company makes prepayments to third-party vendors and research institutions for R&D activities. These prepayments are expensed over the periods during which the related R&D services are performed. These advances are interest free, unsecured and short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. An allowance for credit losses is recorded in the period when loss is probable. As of December 31, 2023 and 2022, there was no allowance for prepayments for R&D.
Research and development expenses consist primarily of outsourced research and development costs, payroll and related expenses for research and development professionals, materials, sample testing fee, and depreciation of machinery and equipment for research and development. Nonrefundable payments made in advance to third-party R&D service provider for the related services are recorded as prepayments in the consolidated balance sheets until the services are rendered under ASC 730-20-25-13. Research and development costs are expensed as incurred in accordance with ASC 730. The Company recognizes R&D expenses based on the completion percentage of each R&D contract at the end of each quarter according to monthly discussions and progress meeting (if any) with internal management personnel and external R&D service providers or completion progress report provided by the third party-R&D service providers as to the progress or stage of completion of services.
As of December 31, 2023 and 2022, prepaid research and development was $7.6 million and $3.5 million, respectively. These amounts primarily relate to contracts with third-party research organizations for ongoing research projects. The significant increase in prepayments in the current year ended December 31, 2023 is due to the advancement of research and development progress.
Change in Accounting Estimates
Expected credit losses
For the year ended December 31, 2022, the Company used an individual basis and pool basis of the customers sharing similar risk characteristics by applying the roll rate method under the Current Expected Credit Loss Model (“CECL Model”). The Company has identified the relevant risk characteristics of its customers and the related receivables and other receivables which include size, type of the products the Company provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Company considers the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Company’s receivables. Additionally, external data and macroeconomic factors are also considered. They are assessed at each quarter based on the Company’s specific facts and circumstances. The Company uses roll rate method to calculate average expected loss rate under pool basis. The Company considers the co-relationship between micro economic environment and overall default rate and calculated the future adjustment indicator use logistic regression model.
For the year ended December 31, 2023, the Company still used an individual basis and pool basis to assess credit losses. When reassessing its methodology for calculating expected credit losses for customers sharing similar risk characteristics, the Company changed from using roll rate method to aging group method. This change in technique is based on newly obtained information and is considered an accounting estimate change.

According to ASC 326-20-30-7, the Company evaluated both internally generated data and reasonably accessible external data. The change was driven by
•
The slower turnover of customer capital and the lengthened payment approval cycle of hospitals, while not necessarily indicating increased credit risk, affect the collection period.

•
Increased amount and proportion of accounts receivable more than 12 months overdue.

•
Analysis of comparative companies’ methodologies.

The change in the estimated credit loss rate was applied prospectively starting in the period of 2023. This change is based on the analysis conducted during the preparation of financial statements as of December 31, 2023, and is expected to provide a more accurate reflection of the Company’s credit risk.
As a result of this change in accounting estimate, the allowance for expected credit losses for accounts receivable as of December 31, 2023, is summarized below:
	Individual basis	Aging group basis	Total
Accounts receivable	$1,991,596	$31,949,487	$33,941,083
Less: allowance for credit losses	(1,991,596)	(849,596)	(2,841,192)
Accounts receivable, net	—	$31,099,891	$31,099,891
Allowance Ratio	100%	2.7%	8.4%
For the year ended December 31, 2023, allowance for credit losses were provided if customers either had no new transactions with the Company for more than six months and had no subsequent collection during January 1, 2024 to April 30, 2024, or if they had accounts receivable with a long aging period over one year and had no subsequent collection during the period from January 1, 2024 to April 30, 2024.
The result of this change in technique did not have a material impact to the allowance for expected credit losses. The Company also does not expect this change to cause a material impact to the allowance for expected credit losses for future period.

EXECUTIVE COMPENSATION OF BAIRD MEDICAL
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Baird Medical before the Business Combination.
To date, none of our directors or executive officers has received any compensation for services rendered to us. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our directors or executive officers or any affiliate of our directors or executive officers prior to, or in connection with any services rendered in order to effectuate, the consummation of the Business Combination.
Following the consummation of the Business Combination, PubCo intends to adopt a compensation program for its directors and executive officers that is designed to align compensation with PubCo’s business objectives and the creation of stockholder value, while enabling PubCo to attract, retain, incentivize and reward directors and executive officers who contribute to the long-term success of PubCo. That compensation program is expected to be based upon the compensation program currently utilized by Baird Medical, which is described below. However, it is unlikely that the precise amount or contours of the final compensation structure will be known prior to the consummation of the Business Combination, because the directors of the post-combination business will be responsible for determining director and officer compensation. Any compensation to be paid to PubCo’s directors and executive officers will be determined by PubCo’s compensation committee.
Executive Officers
Baird Medical has three senior executive officers, each of whom is also a director, bearing the title of Executive Director. Each of these Executive Directors, including our founder and Chief Executive Officer, Ms. Haimei Wu, had previously entered into a service contract with Baird Medical which would have become effective if the shares of Baird Medical had become publicly traded, and it is anticipated that PubCo will enter into similar service contracts which will take effect once the shares of PubCo become publicly traded following the Business Combination.
The terms and conditions of the Baird Medical service contracts with each of the Executive Directors are similar in all material respects. The service contracts are initially for a term of three years which would have commenced once the shares of Baird Medical had become publicly traded. Each of the Executive Directors of Baird Medical would have been entitled to a basic salary and a discretionary bonus on an annual basis as set out below (subject to an annual discretionary increase):
Name	Salary
Haimei Wu	RMB346,020.00
Wei Hou	RMB288,337.50
Quan Qiu	RMB248,820.00
The Executive Directors of Baird Medical are entitled to a bonus in respect of each financial year for an amount to be determined by the Baird Medical board of directors in its absolute discretion. The Executive Directors are entitled to certain benefits, including employer-provided contributions of social insurance and to a housing fund, commercial insurance and Company-paid medical examinations.
Directors
Baird Medical has four non-executive directors, three of whom are also independent directors. Each of these non-executive directors had previously entered into a letter of appointment with Baird Medical.
The terms and conditions of the Baird Medical letters of appointment are similar in all material respects. The letters of appointment are initially for a term of three years which would have commenced once the shares of Baird Medical had become publicly traded. Each non-executive director of Baird Medical who is also an independent director is entitled to an annual retainer in the amount of RMB180,000, but independent non-executive directors of Baird Medical are not paid any retainer.

During the fiscal years ended December 31, 2021, 2022 and 2023, the aggregate compensation paid to all of the directors of Baird Medical (inclusive of the Executive Directors) was approximately RMB1.2 million, RMB1.3 million and RMB1.0 million, respectively. These amounts are inclusive of discretionary bonuses paid to the directors of Baird Medical in the amount of approximately RMB0.2 million, RMB0.3 million and RMB0.1 million for the fiscal years ended December 31, 2021, 2022 and 2023, respectively. Baird Medical also made contributions to pension schemes for the benefit of its directors, in the amount of approximately RMB0.1 million, RMB0.2 million and RMB0.2 million, for the fiscal years ended December 31, 2021, 2022 and 2023, respectively.
MANAGEMENT OF PUBCO AFTER THE BUSINESS COMBINATION
Executive Officers and Directors After the Business Combination
Name	Age	Position
Haimei Wu	42	Chairwoman of the Board of Directors and Chief Executive Officer
Wei Hou	54	Executive Director
Quan Qiu	31	Executive Director and Chief Administrative Officer
Joseph Douglas Ragan III	62	Director
Steven Thomas Halverson	68	Director
Mingzhao Xing	60	Director
Jianguo Ma	62	Director
Rongjian Lu	58	Co-chief Technical Officer and Deputy General Manager
Hailong Sun	34	Co-chief Technical Officer and technical department manager
Kun Seng Ng	38	Chief Financial Officer and Company Secretary
Jianwei Yuan	56	Production Department Manager
Jin Xu	36	Quality Assurance Department Manager
Wei Xu	34	Merchandising Department Manager
Biographical Information About Baird Medical’s Directors
Ms. Haimei Wu co-founded Baide Suzhou in 2012 and has served as Baird Medical’s Chairwoman of the Board of Directors and a director of Baird Medical since January 2021, and as Baird Medical’s Chief Executive Officer since September 2021. Ms. Wu is mainly responsible for the overall corporate strategies and management of Baird Medical’s business operations and development. Ms. Wu has over 20 years of experience in the medical devices industry. Ms. Wu is currently a director and general manager of Baide Suzhou, an executive director and general manager of Nanjing Changcheng, an executive director of Henan Ruide, an executive director of Guoke Baide (Guangdong) Medical Co., Ltd. (“Guoke Baide”), each a subsidiary of Baird Medical. Haimei Wu also served as the executive director and general manager of Guangzhou Daokang Trading Co., Ltd., a company engaged in the sales of medical instruments, equipment and consumables in the PRC. Prior to founding Baide Suzhou, Haimei Wu served as a sales manager at Guangdong Taihua Medical instrument Co., Ltd. from January 2002 to June 2011, and as a sales manager at Guangdong Xintianran Pharmaceutical Co., Ltd., from July 2011 to October 2011. Haimei Wu graduated from Henan Province Xinyang Weisheng School with a specialty in anesthesia in July 2000. Ms. Wu completed advanced study in financial investment and capital operation at Graduate School at Shenzhen, Tsinghua University in 2016.
The Company believes that Ms. Wu is instrumental to the continued growth and development of the Company and is qualified to serve as a director of the Company due to her extensive experience in the medical device industry and her familiarity with the Company as its founder.
Mr. Wei Hou has served as a director of Baird Medical since September 2021. Mr. Wei Hou is primarily responsible for business development and management of Baird Medical’s operations. Mr. Wei Hou has over 28 years of experience in management and sales in the medical and pharmaceutical industry. Mr. Hou joined

Baird Medical in March 2019 as the vice general manager and sales director of Baide Suzhou. Prior to joining Baird Medical, Mr. Hou served as the global sales general manager at Shanghai Aidisen International Mathematics Medical Equipment Co., Ltd., a company engaged in the sales of medical equipment, from June 2014 to December 2018. From January 2009 to May 2014, Mr. Hou served as the vice president at China Health Industry Investment Group, a company focused on investments in medical and pharmaceutical industries. Mr. Hou obtained an associate degree in thermal engineering from Chongqing University in the PRC in 1987 and a professional study diploma in economics from Party School of the Central Committee of the Chinese Communist Party in the PRC in 1994. Mr. Hou obtained a Master of Business Administration from China Europe International Business School in the PRC in April 2000.
The Company believes that Mr. Wei, with over 28 years of management and sales experience in the medical and pharmaceutical industries and having served as an executive in a top-ranked medical technology company in the PRC, is qualified to serve as a director of the Company due to his extensive experience in the operation and management of medical technology companies, as well as in the overseas medical device market, which will be crucial in leading the Company to the overseas market.
Ms. Quan Qiu has served as a director of Baird Medical since January 2021. Ms. Quan Qiu is primarily responsible for the supervision and coordination of Baird Medical’s operations. Mr. Quan Qiu joined Baide Suzhou in April 2013, and Mr. Qiu currently serves as assistant general manager of Baide Suzhou, an executive director and general manager of Guizhou Baiyuan, and an executive director of Hunan Baide. Ms. Qiu graduated in medicine operation and management from Guangdong Food and Drug Vocational College in the PRC in July 2013.
Since Ms. Quan Qiu joined the Company at its establishment, she has been promoted from a junior staff to assistant general manager through her efforts. In her roles with the Company, Ms. Quan Qiu has contributed to its management and development and has ensured its normal and orderly operation on a day-to-day basis. The Company believes that Ms. Quan Qiu is qualified to serve as a director of the Company due to her management and other experience with the Company.
Mr. Joseph Douglas Ragan III is expected to begin his service as a director of PubCo after the closing of the Business Combination. Mr. Ragan has served as ExcelFin’s CFO since March 2021 and as CEO since March 2023. Mr. Ragan is currently serving as the Chief Financial Officer for the Paper Excellence Group. Mr. Ragan also served as the Chairman of the Audit Committee of the Board of Directors for Sports Ventures Acquisition Corporation (Nasdaq — AKICU) from 2020 to 2022. Previously, from 2018 to 2019, Mr. Ragan served as Chief Financial Officer for Resideo/ Honeywell Homes, a leading global manufacturer of thermostats and security panels (NYSE — REZI). From 2013 to 2018, Mr. Ragan also served as Chief Financial Officer for Ferroglobe PLC (Nasdaq — GSM), the leading global manufacturer of metal alloys and other metallic products that was created through a merger of FerroAtlántica and Globe Specialty Metals. From 2008 to 2013, Mr. Ragan previously served as CFO at Boart Longyear (ASX — BLY), a publicly traded mining and manufacturing company, and UNICOM Government, Inc., previously known as GTSI, a publicly traded government contractor (Nasdaq — GTSI). Mr. Ragan holds an M.S. in Accounting from George Mason University and a B.S. in Accounting from The University of the State of New York. Mr. Ragan began his finance career with Deloitte, and is a licensed CPA in the Commonwealth of Virginia. Mr. Ragan also serves as President and Chairman of the Audit Committee of the Board of Directors for the nonprofit USA Judo.
The Company believes that Mr. Ragan is qualified to serve as a director of the Company due to his extensive financial experience as chief financial officer of several listed companies and large corporations and his experience as a licensed Certified Public Accountant (CPA).
Prof. Mingzhao Xing (Michael) has served as an independent director of Baird Medical since September 2022. Prof. Xing is currently the chairman of our compensation committee and members of both audit committee and nomination committee. Prof. Xing has served as a professor at Johns Hopkins University School of Medicine since October 2011 and the dean and professor of School of Medicine at Southern University of Science and Technology in the PRC since July 2019. Prof. Xing was elected as a member of Association of American Physicians in 2019. Prof. Xing was accredited the Paul W. Ladenson Thyroid Award by The Johns Hopkins University School of Medicine in 2017. Prof. Xing was Prof. Xing was accredited a

Paul Starr Award by American Thyroid Association in September 2016 and was accredited an endocrine-related cancer award by the Society for Endocrinology, United Kingdom in March 2014. Prof. Xing graduated from the department of medicine of the Second Military Medical University in China in 1984 and received a Ph.D. in Physiology and Biophysics from Case Western Reserve University in 1993.
The Company believes that Prof. Xing’s research direction fits well with the Company’s main business of microwave ablation of the thyroid gland. The Company believes that Prof. Xing is qualified to serve as a director of the Company due to his vast experience in the treatment of thyroid diseases and medical resources in China and the United States, which the Company believes will play a significant role in assisting the Company’s strategic planning and development.
Prof. Jianguo Ma has served as an independent director of Baird Medical since September 2022. Prof. Ma is currently the chairman of our nomination committee and member of both our compensation committee and audit committee. Since September 2021, Prof. Ma has served as the associate dean of the School of Micro-nanoelectronics at Zhejiang University in the PRC. From October 2016 to August 2021, Prof. Ma served as a professor at the School of Computers at Guangdong University of Technology in the PRC. From October 2009 to October 2016, Prof. Ma served as the dean of the School of Electronic Information Engineering, Microelectronics and Qingdao Institute of Marine Engineering at Tianjin University in the PRC. Prof. Ma is a fellow of Institute of Electrical and Electronics Engineers (the “IEEE”) and vice-chairman of the IEEE on radio-frequency identification Standards Association. Prof. Ma obtained his bachelor’s degree in radio physics in 1982 and his master’s degree in radio physics in 1988 from Lanzhou University in the PRC, and his doctorate degree in engineering from the University of Duisburg-Essen in Germany in 1996.
The Company believes that Prof. Ma is qualified to serve as a director of the Company due to his extensive experience in electronic information engineering, which will assist in the research and development of the Company’s equipment and new products and its strategic planning and development.
Mr. Steven Thomas Halverson is expected to begin his service as a director of PubCo after the closing of the Business Combination. He is currently serving as a director of CSX Corporation (NASDAQ-CSX), Guidewell Mutual Holding Company, a leading health solutions company, Gilbane, Inc, a real estate and construction company, Acuren, a leading engineering company based in Edmonton, and InProduction, a national events management company based in Chicago. He is the retired Chairman and CEO of the Haskell Company, a large international integrated design-build-manufacturing organization, a position he held from 2000 to 2018. Prior to joining Haskell, Mr. Halverson was a Senior Vice President of the M.A. Mortenson Company, a $5 billion construction firm, and practiced law in Washington, DC, Virginia, and Minnesota representing large corporate clients on contract, insurance, products liability, and antitrust matters. Mr. Halverson received his Bachelor of Arts degree from St. John’s University, his Juris Doctorate degree from American University in Washington, D.C. and has completed executive business education at Dartmouth University, Wharton, and Berkeley Law School.
The Company believes that Mr. Halverson is qualified to serve as a director of the Company due to his extensive experience in the operation of listed companies and other large companies in the United States, which the Company believes will play an important role in assisting the Company’s proposed Nasdaq listing and operation in the United States.
Biographical Information About Baird Medical’s Non-Director Executive Officers
Mr. Rongjian Lu, the Co-chief Technical Officer for Baird Medical and the Deputy General Manager for Baide Suzhou, joined the Baird team in December 2021 and began full-time employment with Baird in January 2023. He has a Master’s Degree in Engineering, Electromechanical Control and Automation from the Nanjing University of Aeronautics and Astronautics and is also a lecturer at the Nanjing Forestry University.
Mr. Hailong Sun, the other Co-chief Technical Officer for Baird Medical and the manager of the technology department of Nanjing Changcheng, joined the Baird team in November 2018. He is a graduate of the Changzhou Information Technology College and served in engineering and mechanical design roles at other operating companies in China prior to joining Baird.
Mr. Kun Seng Ng, the Chief Financial Officer and Company Secretary of Baird Medical, joined the Baird team in September 2020. He has extensive work experience in accounting, auditing, and corporate finance, having worked at an international accounting firm and in finance-related roles at other listed companies before coming to Baird. He is a member of the Hong Kong Institute of Certified Public Accountants and has a Bachelor of the Arts in accountancy from The Hong Kong Polytechnic University.
Mr. Jianwei Yuan, Baird Medical’s Production Department Manager, joined the Baird team in August 2016 as the manager of the production department of Changcheng Nanjing. Prior to his time at Baird, he worked at Nanjing Jiexiong Medical Equipment Co., Ltd. and in the Nanjing Internal Combustion Engine Parts Factory.
Mr. Jin Xu, the manager of Baird Medical’s Quality Assurance Department, began his career at Baird in August 2016 at Changcheng Nanjing. Before joining the Baird team, he served as the quality control inspector for the Nanjing Jiexiong Medical Equipment Co., Ltd. He is a graduate of the Nanjing Vocational Institute of Mechatronic Technology, with a major in mechatronics.
Mr. Wei Xu, the manager of Baird Medical’s Merchandising Department, joined the Baird team in September 2016. Before his time at Baird, he worked as a technician at two other companies in Nanjing and later for the Nanjing Jiexiong Medical Equipment Co., Ltd. He is a graduate of the Jinlei Staff School of Nanjing (Gold Foil Group), with a major in mechatronics.
Controlled Company
Upon the completion of the Business Combination, Baird Medical will beneficially own 79.4% of our total issued and outstanding ordinary shares, representing 79.4% of the total voting power. As a result, we will be a “controlled company” as defined under the Nasdaq Listing Rules because Haimei Wu, our chief executive officer and chairperson of the board of directors, controls more than 50% of the voting power of Baird Medical which in turn controls more than 50% of the voting power for the election of directors of PubCo. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. Currently, we do not expect to rely on the exemption from the corporate governance requirements under Nasdaq Listing Rules.
Board of Directors
Following the listing of the PubCo Ordinary Shares in connection with the closing of the Business Combination, the board of directors of PubCo will consist of seven directors, including three independent directors. Baird Medical has designated Haimei Wu, Wei Hou, Quan Qiu, and Mingzhao Xing, ExcelFin has designated Joseph Douglas Ragan III, and Baird Medical and ExcelFin have jointly designated Steven Thomas Halverson and Jianguo Ma to serve on the board of directors of PubCo. Messrs. Wu, Hou, Qiu, Xing, and Ma have all been duly appointed as directors of PubCo, and it is expected that Messrs. Ragan and Halverson shall be appointed as directors of PubCo upon the closing of the Business Combination. PubCo expects that Messrs. Xing, Ma, and Halverson will qualify as independent directors. A director is not required to hold any shares in PubCo to qualify as a director.
A director of PubCo who is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with PubCo is required to declare the nature of his or her interest at a board meeting of PubCo at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the board after he knows that he is or has become so interested. A general notice given to the board of directors by any director to the effect that (a) he is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with that company or firm or (b) he is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with a specified person who is connected with him; shall be deemed a sufficient declaration of interest provided that no such notice shall be effective unless either it is given at a meeting of the board or the director takes reasonable steps to secure that it is brought up and read at the next board meeting after it is given. Following a declaration being made, subject to any separate requirement for audit committee approval under applicable law or the rules and regulations of NASDAQ, and unless qualified by the chairman of the relevant board meeting, a director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he or she may be interested and may be counted in the quorum at such meeting.

PubCo’s board of directors may exercise all of the powers of PubCo to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whether outright or as collateral security for any debt, liability or obligation of PubCo or of any third party. None of PubCo’s directors has a service contract with PubCo that provides for benefits upon termination of service as a director.
Committees of the Board of Directors
PubCo will have in place an audit committee, a compensation committee and a nomination committee under its Board of Directors. Each committee’s members and functions are described below.
Audit Committee.   PubCo’s audit committee is expected to initially consist of Prof. Mingzhao Xing (Michael), Prof. Jianguo Ma, and Mr. Steven Thomas Halverson. PubCo has determined that each of them satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq Listing Rules and meet the independence standards under Rule 10A-3 under the Exchange Act, as amended. PubCo has determined that Gary Meltzer qualifies as an “audit committee financial expert.” The audit committee oversees PubCo’s accounting and financial reporting processes and the audits of its financial statements. The audit committee is responsible for, among other things:
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establishing clear hiring policies for employees or former employees of the independent auditors;

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reviewing and recommending to PubCo’s board of directors for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

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approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by PubCo’s independent auditors at least annually;

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obtaining a written report from PubCo’s independent auditor describing matters relating to its independence and quality control procedures;

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reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

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discussing with PubCo’s independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

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reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

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reviewing and recommending the financial statements for inclusion within PubCo’s quarterly earnings releases and to its board of directors for inclusion in its annual reports;

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discussing the annual audited financial statements with management and the independent registered public accounting firm;

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reviewing policies with respect to risk assessment and risk management;

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reviewing the adequacy and effectiveness of PubCo’s accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

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periodically reviewing and reassessing the adequacy of the committee charter;

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approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

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establishing and overseeing procedures for the handling of complaints and whistleblowing;

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meeting separately and periodically with management, the internal auditors and the independent registered public accounting firm;

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monitoring compliance with PubCo’s code of business conduct and ethics, including reviewing the adequacy and effectiveness of its procedures to ensure proper compliance;

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reporting periodically to PubCo’s board of directors; and

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such other matters that are specifically delegated to PubCo’s audit committee by PubCo’s board of directors from time to time.

Compensation Committee.   PubCo’s compensation committee is expected to initially consist of Prof. Mingzhao Xing (Michael), Prof. Jianguo Ma, and Mr. Steven T. Halverson, and to be chaired by Prof. Mingzhao Xing (Michael). PubCo has determined that each of Prof. Mingzhao Xing (Michael), Prof. Jianguo Ma, and Mr. Steven Thomas Halverson satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq Listing Rules. The compensation committee assists the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to PubCo’s directors and executive officers. PubCo’s chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:
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reviewing and evaluating PubCo’s executive compensation and benefits policies generally;

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reviewing and recommending any incentive compensation or equity plans, programs or other similar arrangements;

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periodically reviewing and reassessing the adequacy of the committee charter;

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selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management;

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reporting periodically to PubCo’s board of directors; and

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such other matters that are specifically delegated to the compensation committee by PubCo’s board of directors from time to time.

Nominating and Corporate Governance Committee.   PubCo’s nomination committee is expected to initially consist of Prof. Mingzhao Xing (Michael), Prof. Jianguo Ma, and Mr. Steven Thomas Halverson, and to be chaired by Prof. Jianguo Ma. PubCo has determined that each of Prof. Mingzhao Xing (Michael), Prof. Jianguo Ma, and Mr. Steven Thomas Halverson satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq Listing Rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become PubCo’s directors and in determining the composition of the board of directors and its committees. The nominating and corporate governance committee will be responsible for, among other things:
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recommending nominees to PubCo’s board of directors for election or re-election to PubCo’s board of directors, or for appointment to fill any vacancy or newly created directorships on PubCo’s board of directors;

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reviewing periodically with PubCo’s board of directors the current composition of PubCo’s board of directors regards to characteristics such as judgment, experience, expertise, diversity and background;

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recommending to PubCo’s board of directors such criteria with respect to nomination or appointment of members of its board of directors and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC or Nasdaq rules, or otherwise considered desirable and appropriate;

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recommending to PubCo’s board of directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

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periodically and reassessing the adequacy of the committee charter;

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overseeing compliance with the corporate governance guidelines and code of business conduct and ethics; and

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overseeing and leading the self-evaluation of PubCo’s board of directors in its performance and effectiveness as a whole.

Duties of Directors
Under Cayman Islands law, PubCo’s directors owe fiduciary duties to PubCo, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in PubCo’s best interests.

PubCo’s directors must also exercise their powers only for a proper purpose. PubCo’s directors also owe to PubCo a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to PubCo, PubCo’s directors must ensure compliance with PubCo’s memorandum and articles of association, as may be amended and restated from time to time. PubCo has the right to seek damages if a duty owed by its directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in PubCo’s name if a duty owed by PubCo’s directors is breached. The functions and powers of PubCo’s board of directors include, among others, (i) convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings, (ii) declaring dividends, (iii) appointing officers and determining their terms of offices and responsibilities, and (iv) approving the transfer of shares of PubCo, including the registering of such shares in PubCo share register.
Foreign Private Issuer Status
As a foreign private issuer, PubCo will be exempt from the rules under the Exchange Act requiring the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, PubCo will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. PubCo will also be permitted to follow corporate governance practices in accordance with Cayman Islands law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result, PubCo’s corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.
Corporate Governance Practices and Foreign Private Issuer Status
PubCo is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, PubCo is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, PubCo is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. PubCo is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, PubCo’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of PubCo Ordinary Shares. Accordingly, after the Business Combination, if you continue to hold PubCo Ordinary Shares, you may receive less or different information about PubCo than you currently receive about ExcelFin.
In addition, as a “foreign private issuer”, PubCo is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. PubCo currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of PubCo that it does follow, PubCo cannot give assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow PubCo to follow its home country practice. Unlike the requirements of Nasdaq, PubCo is not required, under the laws of the Cayman Islands, to have its board consist of a majority of independent directors, nor is PubCo required to have a compensation committee, a nominating or a corporate governance committee consisting entirely of independent directors, or to have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of PubCo Ordinary Shares.

PubCo also intends to rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings and with respect to Nasdaq shareholder approval rules. Whereas under the corporate governance rules of Nasdaq, a quorum requires the presence, in person or by proxy, of holders of at least 33 1∕3% of the total issued and outstanding voting power of our shares at each general meeting, pursuant to the Post-Closing PubCo Governing Documents to be effective immediately prior to the listing of the PubCo Ordinary Shares, the quorum required for a general meeting will consist of at least two (2) shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than one-third in nominal value of the total issued voting shares.
Independence of Directors
As a result of the PubCo Ordinary Shares being listed on Nasdaq following consummation of the Business Combination, PubCo will adhere to the rules of Nasdaq in determining whether a director is independent. The board of directors of PubCo has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Upon consummation of the Business Combination, Haimei Wu will be appointed as Chairwoman of the Board and Chief Executive Officer of PubCo.
Corporate Governance Practices
As a foreign private issuer, PubCo may generally follow home country practice with respect to certain matters of corporate governance in lieu of the comparable governance provisions of the Nasdaq Listing Rules, except for certain matters including the composition and responsibilities of the audit committee and the independence of its members within the meaning of the rules and regulations of the SEC.
PubCo intends to follow home country practice in lieu of Nasdaq corporate governance requirements with respect to the following Nasdaq requirements:
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Executive Sessions.   We will not be required to and, in reliance on home country practice, we may not, comply with certain Nasdaq rules requiring PubCo’s independent directors to meet in regularly scheduled executive sessions at which only independent directors are present. PubCo will follow Cayman Islands practice which does not require independent directors to meet regularly in executive sessions separate from the full board of directors.

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Proxy Statements.   We will not be required to and, in reliance on home country practice, we may not, comply with certain Nasdaq rules regarding the provision of proxy statements for general meetings of shareholders. PubCo will follow Cayman Islands practice which does not impose a regulatory regime for the solicitation of proxies.

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Shareholder Approval.   PubCo will not be required to and, in reliance on home country practice, it does not intend to, comply with certain Nasdaq rules regarding shareholder approval for certain issuances of securities under Nasdaq Rule 5635. In accordance with the provisions of the Post-Closing PubCo Governing Documents, PubCo’s board of directors is authorized to issue securities, including ordinary shares, warrants and convertible notes.

Baird Medical 2024 Stock Incentive Plan
Prior to the consummation of the Business Combination, the PubCo Board is expected to approve the adoption of the Baird Medical 2024 Stock Incentive Plan, subject to approval by Baird Medical as the sole shareholder of PubCo (prior to the closing of the Business Combination) as required by the terms of the Business Combination Agreement.

Director Compensation
Following the consummation of the Business Combination, PubCo intends to adopt a board of directors’ compensation program that is designed to align compensation with PubCo’s business objectives and the creation of stockholder value, while enabling PubCo to attract, retain, incentivize and reward directors who contribute to the long-term success of PubCo. That compensation program is expected to consist of, for each director of PubCo, as follows: Independent directors are expected to receive an annual retainer of RMB180,000 per year each in compensation, and executive directors are expected to receive between approximately RMB420,000 and RMB550,000 per year each in compensation, inclusive of expected salary, bonus, and pension contributions, depending on their position.
Post-Business Combination Executive Compensation
Following the consummation of the Business Combination, the Compensation Committee of PubCo may develop an executive compensation program that is designed to align compensation with PubCo’s business objectives and the creation of stockholder value, while enabling PubCo to attract, retain, incentivize and reward individuals who contribute to the long-term success of PubCo. Decisions on the executive compensation program will be made by the Compensation Committee.
The Compensation Committee will assist the PubCo Board in carrying out its responsibilities with respect to director and officer remuneration, including by making recommendations to the PubCo Board with respect to executive compensation, determining the individual remuneration and benefits package of the executive officers of PubCo and recommending and monitoring the remuneration of management below the level of the PubCo Board.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
ExcelFin’s Related Person Transactions
In March 2021, our sponsor purchased 5,750,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. Our initial stockholders collectively own 73% of our issued and outstanding shares of common stock as of December 31, 2023 and June 30, 2024. The founder shares will be worthless if we do not complete an initial business combination and our sponsor and members of our board of directors acquired founder shares for approximately $0.004 per share and we sold units at a price of $10.00 per unit in our IPO; as a result, our sponsor and members of our board of directors could make a substantial profit after the initial business combination even if public investors experience substantial losses and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.
On April 13, 2023, ExcelFin held a special meeting of stockholders (the “First Extension Meeting”) to vote on a proposal to extend the Combination Period from April 25, 2023 to October 25, 2023 (the “First Extension Amendment Proposal”), and the stockholders approved the First Extension Amendment Proposal at that meeting. In connection with the vote to approve the First Extension Amendment Proposal, the holders of 18,211,208 shares of ExcelFin Class A Common Stock (representing 79% of the shares of Class A Common Stock then outstanding) properly exercised their rights to redeem their shares for cash. On October 20, 2023, ExcelFin held a special meeting of stockholders (the “Second Extension Meeting”) to vote on a proposal to extend the Combination Period from October 25, 2023 to April 25, 2024 (the “Second Extension Amendment Proposal”), and the stockholders approved the Second Extension Amendment Proposal at that meeting. In connection with the vote to approve the Second Extension Amendment Proposal, the holders of 2,587,259 shares of ExcelFin Class A Common Stock (representing 54% of the shares of Class A Common Stock then outstanding) properly exercised their rights to redeem their shares for cash. On April 25, 2024, the Company held a special meeting of stockholders (the “Third Extension Meeting”) to vote on a proposal to extend the Combination Period from April 25, 2024 to July 25, 2024 (the “Third Extension Amendment Proposal”), and the stockholders approved the Third Extension Amendment Proposal at that meeting. On July 24, 2024, ExcelFin held a special meeting of stockholders (the “Fourth Extension Meeting”) to vote on a proposal to extend the Combination Period from July 25, 2024 to December 25, 2024 (the “Fourth Extension Amendment Proposal”). In connection with the vote to approve the Fourth Extension Amendment Proposal, the holders of 705,330 shares of ExcelFin’s Class A common stock (representing 46% of the shares of Class A common stock then outstanding) properly exercised their rights to redeem their shares for cash. In connection with those four redemptions, approximately $231.7 million was withdrawn from the trust account to fund such redemptions, leaving a balance of approximately $9.0 million. ExcelFin subsequently deposited approximately $25,000 into the Trust Account as was required to effect the first one-month extension approved as part of the Fourth Extension Amendment Proposal.
In connection with the First Extension Meeting, the Company and the Sponsor, entered into non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 5,020,000 shares of ExcelFin Class A Common Stock (“Non-Redeemed Shares”) in connection with the First Extension Meeting. In exchange for the foregoing commitments, the Sponsor has agreed to transfer an aggregate of 1,250,000 shares of ExcelFin Class A Common Stock held by the Sponsor to such third parties immediately following consummation of an initial business combination provided such parties continue to hold such Non-Redeemed Shares through the First Extension Meeting. Following the First Extension Meeting, the Company determined that holders of only 4,788,792 shares of ExcelFin Class A Common Stock did not submit their shares for redemptions. Because the bulk of the shares tendered or not tendered are held indirectly through brokerage and other accounts, it is not clear which parties who agreed not to tender their shares did in fact tender those shares.
On October 25, 2023, the Sponsor, which held of record 5,750,000 founder shares, exercised its right to convert all of the founder shares into an equal number of shares of ExcelFin Class A Common Stock. This conversion was done to ensure that ExcelFin remained in compliance with Nasdaq’s continuing listing requirements (market value of listed securities) prior to Closing. This conversion will have no effect on the consideration to be issued to the former holders of founder shares under the Business Combination Agreement.

Our sponsor has purchased an aggregate of 11,700,000 private placement warrants at a price of $1.00 per warrant ($11,700,000 in the aggregate) in a private placement that closed simultaneously with the closing of our IPO. In order to extend the completion window from 18 to 21 months, our sponsor has the option to purchase 2,300,000 private placement warrants at any time following the closing of our IPO and prior to the consummation of our initial business combination at a purchase price of $1.00 per private placement warrant. These warrants will have the same terms and conditions as the private placement warrants issued at the closing of our IPO. Each private placement warrant may be exercised for one share of ExcelFin Class A Common Stock at a price of $11.50 per share, subject to adjustment as provided herein. The private placement warrants (including the shares of ExcelFin Class A Common Stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of our initial business combination. In connection with the Business Combination Agreement, the Sponsor has agreed to surrender all of the private placement warrants for no additional consideration. However, the Sponsor will be issued up to 4,500,000 PubCo Ordinary Shares (including 1,350,000 Sponsor Earnout Shares) in exchange for its founder shares from which the Sponsor may recover its investment in the private placement warrants.
In May 2021, each of our independent directors, Jennifer Hill, Gary Meltzer and Neil Wolfson, and each of our advisors, Alka Gupta and Brady Dougan, acquired an equity interest in our sponsor, which owns all of the outstanding founder shares. Consequently, these individuals may benefit (similarly to our sponsor) from any increase in value of the founder shares owned by our sponsor.
As more fully discussed in “Management — Conflicts of Interest,” if any of our directors or officers becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Our directors and officers currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.
We entered into an Administrative Services Agreement with an affiliate of our sponsor, pursuant to which we will pay a total of $10,000 per month for office space, administrative and support services to such affiliate. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. Accordingly, in the event the consummation of our initial business combination takes 18 months, an affiliate of our sponsor will be paid a total of $180,000 ($10,000 per month) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses. During each of the years ended December 31, 2023 and December 31, 2022, the Company recorded $120,000 for services under the administrative services agreement. As of December 31, 2023 and 2022, the total outstanding amounts due to this related party was $322,724 and $201,058, respectively, and is included within the due to related parties on the accompanying balance sheets.
We entered into a Financial Services Agreement pursuant to which we will pay Fin VC, an affiliate of our sponsor, a total of $112,500 per quarter for consulting, legal, accounting and diligence services. Upon completion of our initial business combination or our liquidation, the Financial Services Agreement will terminate, and we will cease paying these quarterly fees upon the earlier of December 31, 2022 or completion of the business combination. Accordingly, the expected maximum expenses associated with this arrangement is $787,500 for consulting, legal, accounting and diligence services. This agreement terminated on December 31, 2022.
Our audit committee will review and approve all payments that were made by us to our sponsor, directors, officers or our or any of their respective affiliates, which may include reimbursement of any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
Our sponsor has agreed to loan us up to $300,000 under an unsecured promissory note to be used for a portion of the expenses of our IPO. During the period ended December 31, 2021, we borrowed $300,000 under such promissory note. The value of our sponsor’s interest in this loan transaction corresponds to the principal amount outstanding under any such loan. As of October 25, 2021, the promissory note was converted into a working capital loan, payable upon the earlier of the closing of a business combination or April 25,

2023. In the event that a business combination does not close, we may use a portion of proceeds held outside the trust account to repay the working capital loan but no proceeds held in the trust account would be used to repay the working capital loan.
In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our directors and officers may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. Otherwise, such loans may be repaid only out of funds held outside the trust account. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to our sponsor. The terms of such loans, if any, will be subject to the approval of our audit committee. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver of any and all rights to seek access to funds in our trust account.
After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive officer and director compensation.
We have entered into a registration rights agreement with respect to the founder shares, private placement warrants and warrants issued upon conversion of working capital loans (if any), which is described under the heading “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters — Registration Rights.”
Baird Medical’s Related Person Transactions
Baird Medical has not entered into any transactions with related parties during the fiscal years ended December 31, 2021 and 2022. However, Baird Medical has some pre-existing related party transactions which remain outstanding and some recent related party transactions from 2023 and may in the future enter into additional transactions with entities in which customers of Baird Medical’s management, board of directors and other related parties hold ownership interests. Below is a list of Baird Medical’s related party transactions:
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In 2023, three of Baird Medical’s preference shares holders elected to exercise their right to require Baird Medical, Haimei Wu and certain of the Key Baird Medical Shareholders, on a joint and several basis, to repurchase or purchase 100% of their preference shares (such holders, the “Electing Preference Shares Holders”). As a result, (i) in April 2023, Baird Medical paid (on behalf of Wu Haimei) RMB 10,000,000, and on June 30, 2023, Baird Medical paid (on behalf of Haimei Wu) $683,638.21 and Haimei Wu paid $499,994.24, in each case, to one Electing Preference Shares Holder as total consideration for the purchase by Haimei Wu of 192,411 Preference Shares, and (ii) on June 30, 2023, Grand Fortune Capital (HK) Company Limited, an affiliate of GFC, purchased the remaining 641,371 preference shares held by the same Electing Preference Shares Holder for total consideration of $8,712,178.41. The other two Electing Preference Shares Holders’ repurchase requests remain outstanding.

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Haimei Wu, the Chairwoman and Chief Executive Officer of Baird Medical, is the legal owner of the premises to which Baird Medical’s Tianhe District Usage Certificate was granted, which premises are also co-occupied by the Guangdong branch office of Baide Suzhou.

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The Company’s use of its Taicang Plant is conducted pursuant to a sublease agreement to which certain affiliated entities are parties.

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In addition, the Company is party to a Subscription Agreement dated June 30, 2021, and certain of its affiliates, as well as a Shareholders’ Agreement, dated July 5, 2021, by and among Baird Medical, the

Company, Baide Medical Investment Company Limited, Haimei Wu, and certain additional subsidiaries and investors.
Transactions with related parties present potential for conflicts of interest, as the interests of related parties may not align with the interests of Baird Medical’s shareholders. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as the treatment of events of default.
PubCo’s board of directors intends to authorize the audit committee to review and approve all material related party transactions. Under the laws of the Cayman Islands, PubCo’s directors owe fiduciary duties to PubCo, including a duty to act honestly, a duty to act in what they consider in good faith to be in the best interest of PubCo. PubCo’s directors also have a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. Nevertheless, PubCo may have achieved more favorable terms if such transactions had not been entered into with related parties and these transactions, individually or in the aggregate, may have an adverse effect on PubCo’s business and results of operations or may result in government enforcement actions or other litigation.
Related Person Transactions Policy Following the Business Combination
Upon consummation of the Business Combination, it is anticipated that the PubCo board of directors will adopt a written Related Person Transactions Policy that sets forth PubCo’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of PubCo’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which PubCo or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to PubCo as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of PubCo’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of PubCo’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to PubCo’s audit committee (or, where review by PubCo’s audit committee would be inappropriate, to another independent body of the PubCo Board) for review. To identify related person transactions in advance, PubCo will rely on information supplied by PubCo’s executive officers, directors and certain significant shareholders. In considering related person transactions, PubCo’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
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the potential conflicts with the interests of PubCo;

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the risks, costs, and benefits to PubCo;

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the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

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the terms of the transaction;

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the availability of other sources for comparable services or products; and

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the terms available to or from, as the case may be, unrelated third parties.

PubCo’s audit committee will approve only those transactions that it determines are fair to us and in PubCo’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

DESCRIPTION OF SECURITIES OF PUBCO
PubCo is a Cayman Islands exempted company and its affairs are governed by its memorandum and articles of association, as amended from time to time, and the Companies Act (As Revised) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of Cayman Islands.
PubCo will adopt the Post-Closing PubCo Governing Documents, which will become effective and replace its current memorandum and articles of association in its entirety immediately prior to the listing of the PubCo Ordinary Shares. The following are summaries of certain material provisions of the Post-Closing PubCo Governing Documents insofar as they relate to the material terms of the PubCo Ordinary Shares. The Post-Closing PubCo Governing Documents are attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part of and incorporated herein by reference. You are encouraged to read the relevant provisions of the Companies Act and the Post-Closing PubCo Governing Documents as they relate to the following summary.
Authorized Share Capital
As of the date of this proxy statement/prospectus, PubCo’s authorized share capital is US$50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 each.
As of the close of business on August 22, 2024, PubCo had 6,583,986 PubCo Ordinary Shares issued and outstanding. Upon the completion of the Business Combination, assuming there are no additional redemptions by ExcelFin’s public stockholders, PubCo will issue approximately 20,715,358 PubCo Ordinary Shares in connection with the Business Combination, excluding Earnout Shares, PubCo Ordinary Shares issuable pursuant to the PubCo Warrants and PubCo Ordinary Shares issuable under the Baird Medical Incentive Plan.
Ordinary Shares
General
All of PubCo Ordinary Shares to be issued pursuant to the Business Combination Agreement will be issued as fully paid or credited as fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof). PubCo Ordinary Shares are issued in registered form, and are issued when registered in PubCo’s register of members. PubCo’s shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.
Dividends
The holders of PubCo Ordinary Shares are entitled to such dividends as may be declared by PubCo’s board of directors. Under Cayman Islands law, dividends may be declared and paid out of funds legally available therefor, namely out of profit or share premium, provided that in no circumstances may PubCo pay a dividend out of share premium if this would result in PubCo being unable to pay its debts as they fall due in the ordinary course of business.
Register of Members
Under Cayman Islands law, PubCo must keep a register of members and there will be entered therein:
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the names and addresses of the members with a statement of the shares held by each member, and the statement shall (i) distinguish each share by its number (so long as the share has a number); (ii) confirm the amount paid or agreed to be considered as paid on the shares of each member; (iii) confirm the number and category of shares held by each member; (iv) confirm whether each relevant category of shares held by a member carries voting rights under the articles of association of PubCo, and if so, whether such voting rights are conditional;

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the date on which the name of any person was entered on the register as a member; and

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the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of PubCo is prima facie evidence of any matters by the Companies Act directed or authorized to be inserted therein.
Voting Rights
Voting at any meeting of shareholders of PubCo is by show of hands unless a poll is demanded. A poll may be demanded by:
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the chairperson of such meeting;

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by at least three shareholders present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative for the time being entitled to vote at the meeting;

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by shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and

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by shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative and holding shares in PubCo conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

An ordinary resolution to be passed at a meeting by the shareholders of PubCo requires the affirmative vote of a simple majority of the votes attaching to the PubCo Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding PubCo Ordinary Shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to the Post-Closing PubCo Governing Documents, a reduction of share capital and the winding up of PubCo. Shareholders of PubCo may, among other things, divide or combine their shares by ordinary resolution.
General Meetings of Shareholders.   As a Cayman Islands exempted company, PubCo is not obliged by the Companies Act to call shareholders’ annual general meetings. The Post-Closing PubCo Governing Documents provide that PubCo shall, if required by the Companies Act, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. An annual general meeting shall be held at such time and place as may be determined by the directors of PubCo in accordance with the rules of Nasdaq, unless Nasdaq does not require the holding of an annual general meeting. General meetings, including annual general meetings, may be held at such times and in any location in the world as may be determined by the board of directors of PubCo. A general meeting or any class meeting may also be held by means of such telephone, electronic or other communication facilities as to permit all persons participating in the meeting to communicate with each other, and participation in such a meeting constitutes presence at such meeting.
Shareholders’ general meetings may be convened by the chairperson of the board of directors or by a majority of the board of directors of PubCo. Advance notice of not more than sixty nor less than ten clear days is required for the convening of an annual general shareholders’ meeting (if any) and any other general meeting of shareholders. A quorum required for any general meeting of shareholders consists of two shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative representing not less than one-third in nominal value of the total issued voting shares in PubCo throughout the meeting.
The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting.
Transfer of Ordinary Shares
Subject to the restrictions as set out in the Post-Closing PubCo Governing Documents, PubCo’s shareholders may transfer all or any of his or her PubCo Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by Nasdaq, the SEC and/or any competent regulatory authority or any other form approved by PubCo’s board of directors. Notwithstanding the foregoing, PubCo Ordinary

Shares may also be transferred in accordance with the applicable rules and regulations of Nasdaq, the SEC and/or any competent regulatory authority.
PubCo’s board of directors may decline to register any transfer of any PubCo Ordinary Share unless:
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the instrument of transfer is lodged with PubCo, accompanied by the certificate (if any) for the PubCo Ordinary Shares to which it relates and such other evidence as PubCo’s board of directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of shares;

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the instrument of transfer is properly stamped, if required;

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in the case of a transfer to joint holders, the number of joint holders to whom the PubCo Ordinary Shares is to be transferred does not exceed four; and

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a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as the directors of PubCo may from time to time require is paid to PubCo in respect thereof.

If the shares in question were issued in conjunction with rights, options and warrants issued pursuant to the Post-Closing PubCo Governing Documents on terms that one cannot be transferred without the other, the board of directors of PubCo shall refuse to register the transfer of any such shares without evidence satisfactory to them of the like transfer of such right, option or warrant.
If PubCo’s directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice required in accordance with the rules of the Nasdaq, the SEC and/or any other competent regulatory authority be suspended and the register of members closed for transfer at such times and for such periods as the board of directors of PubCo may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for transfer for more than 40 days in any year as the board may determine. The period of forty (40) days may be extended for a further period or periods not exceeding forty (40) days in respect of any year if approved by the shareholders by ordinary resolution.
Liquidation
On a winding up of PubCo, if the assets available for distribution among its shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among its shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to PubCo for unpaid calls or otherwise. If PubCo’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by its shareholders in proportion to the par value of the shares held by them.
Calls on Ordinary Shares and Forfeiture of Ordinary Shares
PubCo’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their PubCo Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Ordinary Shares
PubCo may issue shares on terms that such shares are subject to redemption, at PubCo’s option or at the option of the holders, on such terms and in such manner as may be determined, before the issue of such shares, by PubCo’s board of directors. PubCo may also repurchase any of its shares provided that the manner and terms of such purchase have been agreed between the board of directors and the relevant shareholder or are otherwise authorized by the Post-Closing PubCo Governing Documents. Under the Companies Act, the redemption or repurchase of any share may be paid out of PubCo’s profits, share premium or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital if PubCo can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, PubCo may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares
Whenever the capital of PubCo is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a person or persons or (in the case of a shareholder being a corporation) its duly authorized representative together holding or representing by proxy not less than one-third in nominal value or par value of the issued shares of that class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum (whatever the number of shares held by them)). The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.
Changes in Capital
PubCo may from time to time by ordinary resolution:
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increase its share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

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consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

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divide its shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination in general meeting, as the directors may determine;

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sub-divide its existing shares, or any of them into shares of a smaller amount that is fixed by its memorandum of association; and

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cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the Companies Act and confirmation by the Grand Court of the Cayman Islands on an application by PubCo for an order confirming such reduction, PubCo may by special resolution reduce its share capital, any capital redemption reserve or other undistributable reserves in any manner authorized by law.
Issuance of Additional Shares.
The Post-Closing PubCo Governing Documents authorizes its board of directors to issue additional ordinary shares from time to time as its board of directors shall determine, to the extent of available authorized but unissued shares.
Appointment and Removal of Directors.
Under the Post-Closing PubCo Governing Documents, the board of directors of PubCo shall initially consist of up to seven directors, who shall be appointed to the board as follows:
(a)
one of which (the “Sponsor Director”) shall be appointed by the Sponsor by written notice to PubCo (without further resolutions of the board or the shareholders), provided, that the right of Sponsor to appoint the Sponsor Director shall terminate on the date Sponsor ceases to beneficially own at least 25% of the shares held by Sponsor as of the closing date of the Business Combination Agreement.
(b)
four of which (collectively, the “Baird Directors”) shall be appointed by Baird Medical (or its affiliates) by written notice to PubCo (without further resolutions of the board or the shareholders), provided, that the number of Baird Directors that Baird Medical shall be entitled to appoint shall increase or decrease, as applicable, in proportion to the number of shares beneficially owned by Baird Medical (or its affiliates) divided by the total number of shares issued and outstanding, rounded down to the nearest whole number of directors;

(c)
two of which shall be nominated and elected in accordance with the terms of the Post-Closing PubCo Governing Documents.

Subject to the above, PubCo may by ordinary resolution of shareholders elect any person to be a director either to fill a casual vacancy or as an addition to the existing board; and the directors of PubCo shall have the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the board or as an addition to the existing board subject to compliance with director nomination procedures required under the rules and regulations of Nasdaq, the SEC and/or any other competent regulatory authority as long as shares are listed on Nasdaq, unless the board resolves to follow any available exceptions or exemptions.
Under the Post-Closing PubCo Governing Documents, a director (other than the Sponsor Director and any of the Baird Directors) may be removed by way of an ordinary resolution of shareholders at any time before the expiration of his period of office notwithstanding anything in the Post-Closing PubCo Governing Documents or in any agreement between PubCo and such director. Notwithstanding the foregoing, the Sponsor Director may be removed by the Sponsor and the Baird Directors may be removed by Baird Medical (or its affiliates), in each case, by written notice to PubCo. A vacancy on the board created by the removal of a director pursuant to the above may be filled by the election or appointment by ordinary resolution of shareholders at the meeting at which such director is removed or by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting provided, that in the case of the removal of the Sponsor Director or any of the Baird Directors, the Sponsor and/or Baird Medical (or its affiliates) shall solely be entitled to appoint another person as the Sponsor Director or the Baird Director.
Under the Post-Closing PubCo Governing Documents., a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to PubCo; (iv) other than the Sponsor Director or any of the Baird Directors, without special leave of absence from the board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of the post-offering memorandum and articles of association.
Under the Post-Closing PubCo Governing Documents, the number of directors to be appointed to the board may only be increased or decreased upon the mutual written agreement of Baird Medical and the Sponsor; provided, that no reduction in the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
Inspection of Books and Records
Holders of PubCo Ordinary Shares have no general right under Cayman Islands law to inspect or obtain copies of PubCo’s list of shareholders or its corporate records. However, the Post-Closing PubCo Governing Documents provide its shareholders with the right to inspect its register of shareholders without charge and to receive its annual audited financial statements. See “Where You Can Find Additional Information.”
Anti-Takeover Provisions
Some provisions of the Post-Closing PubCo Governing Documents may discourage, delay or prevent a change of control of PubCo or management that shareholders may consider favorable, including provisions that:

(a)
specifically provide for the Sponsor’s and Baird Medical’s right to appoint and/or remove the Sponsor Director and the Baird Directors (as the case may be) without further approval from the shareholders; and

(b)
limit the ability of shareholders to requisition and convene general meetings of shareholder.

The Post-Closing PubCo Governing Documents and Cayman Islands law also require a special resolution to amend the Post-Closing PubCo Governing Documents. Such requirement may prevent PubCo’s shareholders from effecting a change of management of PubCo and/or removing provisions in PubCo’s constitutional documents that may have an anti-takeover effect. See “Comparison of Shareholder Rights.”
Exempted Company
PubCo is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
•
an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•
an exempted company’s register of members is not open to inspection;

•
an exempted company does not have to hold an annual general meeting;

•
an exempted company may issue shares with no par value;

•
an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•
an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•
an exempted company may register as a limited duration company; and

•
an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Differences in Corporate Law
The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to PubCo and the laws applicable to companies incorporated in the United States and their shareholders. For additional information, please also refer to the section headed “COMPARISON OF SHAREHOLDER RIGHTS”.

Mergers and Similar Arrangements.
The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
•
the statutory provisions as to the required majority vote have been met;

•
the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•
the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•
the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.
Cumulative Voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but the Post-Closing PubCo Governing Documents do not provide for cumulative voting. As a result, shareholders of PubCo are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Voting Rights of Non-Resident or Foreign Shareholders
There are no limitations imposed by the Post-Closing PubCo Governing Documents on the rights of non-resident or foreign shareholders to hold or exercise voting rights on shares of PubCo. In addition, there are no provisions in the Post-Closing PubCo Governing Documents governing the ownership threshold above which shareholder ownership must be disclosed.
Transactions with Interested Shareholders.
The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.
Variation of Rights of Shares
Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Post-Closing PubCo Governing Documents, if the share capital of PubCo is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.
Dissolution and Winding-up
Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.
Amendment of Governing Documents
Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, the Post-Closing PubCo Governing Documents may only be amended with a special resolution of its shareholders.
Taxation — Cayman Islands
The following summary of certain Cayman Islands tax consequences of an investment in PubCo Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this proxy statement/prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in PubCo Ordinary Shares, such as the tax consequences under other tax laws.
Prospective investors should consult their advisors on the possible tax consequences of investing in PubCo Ordinary Shares under the laws of their country of citizenship, residence or domicile.
The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to PubCo levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. The Cayman Islands are a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.
Payments of dividends and capital in respect of PubCo Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the PubCo Ordinary Shares nor will gains derived from the disposal of the PubCo Ordinary Shares be subject to Cayman Islands income or corporate tax.

Under the laws of the Cayman Islands, no stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands.
PubCo is incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, Pursuant to the Tax Concessions Act of the Cayman Islands, the Company has obtained an undertaking:
1.   that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to PubCo or its operations; and
2.   in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:
2.1   on or in respect of the shares, debentures or other obligations of PubCo; or
2.2   by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Act (As Revised).
The undertaking for PubCo is for a period of 20 years from 27th day of June 2023.
Anti-Money Laundering — Cayman Islands
In order to comply with legislation or regulations aimed at the prevention of money laundering, PubCo may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, PubCo may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.
PubCo reserves the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.
PubCo also reserves the right to refuse to make any redemption payment to a shareholder if directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure compliance with any such laws or regulations in any applicable jurisdiction.
Data Protection — Cayman Islands
PubCo has certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.
Privacy Notice
Introduction
This privacy notice puts shareholders on notice that through your investment in PubCo you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company” / “us”/ “we” refer to PubCo and its affiliates and/or delegates, except where the context requires otherwise.
Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which PubCo is subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, PubCo will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Who this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in PubCo, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How the Company May Use a Shareholder’s Personal Data
The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:
a)
where this is necessary for the performance of our rights and obligations under any purchase agreements;

b)
where this is necessary for compliance with a legal and regulatory obligation to which PubCo is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

c)
where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances PubCo may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.
We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.
Transfer Agent
The transfer agent and registrar for PubCo Ordinary Shares is expected to be Equiniti Trust Company, LLC.
Public Stockholders’ Warrants
Following the Closing, each whole public warrant will allow the registered holder to purchase one PubCo Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of this offering and 30 days after the completion of our initial business combination. Pursuant to the ExcelFin Public Warrant Agreement, a public warrant holder may exercise its public warrants only for a whole number of PubCo Ordinary Shares. This means only a whole public warrant may be exercised at a given time by a public warrant holder. The public warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any PubCo Ordinary Shares pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the public warrants is then effective and a current prospectus relating to those PubCo Ordinary Shares is available, subject to our satisfying our obligations described below with respect to registration. No public warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless.
We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our reasonable best efforts to file with the SEC, and within 60 business days following our initial business combination to have declared effective, a registration statement covering the issuance of the PubCo Ordinary Shares issuable upon exercise of the public warrants and to maintain a current prospectus relating to those PubCo Ordinary Shares until the public warrants expire or are redeemed. Notwithstanding the above, if our PubCo Ordinary Shares is at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
We have agreed that any action, proceeding or claim against us arising out of or relating in any way to the ExcelFin Public Warrant Agreement be brought and enforced in the courts of the City of New York, County of New York, State of New York, the United States District Court for the Southern District of New York or the federal district courts of the United States, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. However, the enforceability of similar exclusive forum provisions (including exclusive forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act or the Exchange Act) in other companies’ organizational documents has been challenged in legal proceeds, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our ExcelFin Public Warrant Agreement. Notwithstanding the foregoing, these provisions of the ExcelFin Public Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreements. Additionally, our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Redemption of Public Warrants.
Once the public warrants become exercisable, we may call the public warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per public warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each public warrant holder; and

•
if, and only if, the last reported sale price of the PubCo Ordinary Shares has been at least $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any ten (10) trading days within the twenty (20) trading-day period ending on the third (3rd) trading day prior to the date on which the notice of redemption is given to the public warrant holders.

If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the PubCo Ordinary Shares may fall below the $18.00 redemption trigger price as well as the $11.50 public warrant exercise price after the redemption notice is issued.
Redemption Procedures and Cashless Exercise.   If we call the public warrants for redemption as described above, our management will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of PubCo Ordinary Shares issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of PubCo Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Ordinary Shares underlying the public warrants, multiplied by the excess of the “fair market value” (as defined below) of the PubCo Ordinary Shares over the exercise price of the public warrants by (y) the “fair market value.” For purposes of this paragraph, the “fair market value” means the volume-weighted last reported price of the PubCo Ordinary Shares as reported for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holder of the public warrants or its securities broker or intermediary, pursuant to the ExcelFin Public Warrant Agreement. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of PubCo Ordinary Shares to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a public warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the public warrants after our initial business combination. If we call our public warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their public warrants on a cashless basis, as described in more detail below.
A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the PubCo Ordinary Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments.   If the number of outstanding PubCo Ordinary Shares is increased by a stock dividend payable in PubCo Ordinary Shares, or by a split-up of PubCo Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of PubCo Ordinary Shares issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding PubCo Ordinary Shares. A rights offering to holders of PubCo Ordinary Shares entitling holders to purchase PubCo Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of PubCo Ordinary Shares equal to the product of (1) the number of PubCo Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for PubCo Ordinary Shares) multiplied by (2) one minus the quotient of (x) the price per PubCo Ordinary Share paid in such rights offering divided by (y) the historical fair market value. For these purposes if the rights offering is for securities convertible into or exercisable for PubCo Ordinary Shares, in determining the price payable for PubCo Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion. For purposes of this paragraph, “historical fair market value” means the volume-weighted average price of the PubCo Ordinary Shares during the ten trading day period ending on the trading day prior to the first date on which the PubCo Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. Notwithstanding anything to the contrary, no PubCo Ordinary Shares shall be issued at less than their par value.
In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of PubCo Ordinary Shares on account of such PubCo Ordinary Shares (or other shares of our capital stock into which the public warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of PubCo Ordinary Shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of PubCo Ordinary Shares in connection with a stockholder vote to amend the ExcelFin Charter to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our PubCo Ordinary Shares if we do not complete our initial business combination within the completion window, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the exercise price of a public warrant will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each PubCo Ordinary Share in respect of such event.
If the number of outstanding shares of our PubCo Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of PubCo Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of PubCo Ordinary Shares issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding PubCo Ordinary Shares.
Whenever the number of PubCo Ordinary Shares purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of PubCo Ordinary Shares purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of PubCo Ordinary Shares so purchasable immediately thereafter.
In addition, if (x) we issue additional PubCo Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a newly issued price of less than $9.20 per PubCo Ordinary Share (with such newly issued price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our PubCo Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination is below $9.20 per share, then the exercise price of the public warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the volume weighted average trading price of our PubCo Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination and the newly issued price and the $18.00 per share redemption trigger price described under “Redemption of public warrants” above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the volume weighted average trading price of our PubCo Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination and the newly issued price.
In case of any reclassification or reorganization of the issued and outstanding PubCo Ordinary Shares (other than those described above or that solely affects the par value of such PubCo Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding PubCo Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of our PubCo Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the PubCo Ordinary Shares (other than a tender, exchange or redemption offer made by PubCo in connection with redemption rights held by stockholders of PubCo as provided for in PubCo’s Amended and Restated Memorandum and Articles of Association or as a result of the redemption of the PubCo Ordinary Shares by PubCo if a proposed initial business combination is presented to the stockholders of PubCo for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) securities representing more than 50% of the aggregate voting power, including the power to vote on the election of directors of PubCo, of the issued and outstanding equity securities of PubCo, and (for the avoidance of doubt) such tender offer results in a change of control of PubCo, the holder of a public warrant shall be entitled to receive as the alternative issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the public warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the PubCo Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the ExcelFin Public Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of PubCo Ordinary Shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over- the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within 30 days following public disclosure of such transaction, the public warrant exercise price will be reduced as specified in the ExcelFin Public Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the ExcelFin Public Warrant Agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the public warrant holder for the loss of the option value portion of the public warrant due to the requirement that the public warrant holder exercise the public warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The public warrants will be issued in registered form under the ExcelFin Public Warrant Agreement between Equiniti Trust Company, LLC, as warrant agent, and us. The ExcelFin Public Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any other modification or amendment, including any modification or amendment to increase the exercise price of the public warrants or shorten the exercise period.
The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of PubCo Ordinary Shares and any voting rights until they exercise their public warrants and receive PubCo Ordinary Shares.

COMPARISON OF SHAREHOLDER RIGHTS
General
The following is a summary comparison of certain material differences between the rights of ExcelFin stockholders and the rights that former ExcelFin stockholders will have as shareholders of PubCo under the Post-Closing PubCo Governing Documents insofar as they relate to the material terms of the PubCo Ordinary Shares. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq rules. Such rights or obligations generally apply equally to shares of ExcelFin Class A Common Stock and PubCo Ordinary Shares.
ExcelFin is incorporated under Delaware law, and both Baird Medical and PubCo are incorporated under the law of the Cayman Islands. Following the consummation of the Business Combination, both ExcelFin and Baird Medical will receive PubCo Ordinary Shares.
ExcelFin, Merger Sub 1 and Merger Sub 2 are companies incorporated under the laws of the State of Delaware, and so both operate under and subject to the DGCL. More details about the rights of PubCo shareholders insofar as they relate to the material terms of the PubCo Ordinary Shares can be found in the section titled “Description of Securities of PubCo”. This summary is not intended to be a complete discussion of the respective rights of ExcelFin stockholders and PubCo shareholders and may not contain all of the information that is important to you, but is focused upon certain differences that may be considered material to you. This summary is qualified in its entirety by reference to the DGCL and the Companies Act, the governing documents of ExcelFin and the Post-Closing PubCo Governing Documents, which we urge you to read carefully and in their entirety.
ExcelFin and PubCo urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other documents to which we refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of an ExcelFin stockholder and the rights of PubCo shareholder under the Post-Closing PubCo Governing Documents.
ExcelFin has filed its governing documents with the SEC and will send copies of these documents to you, without charge, upon your request. See the section titled “Where You Can Find More Information”. The forms of Post-Closing PubCo Governing Documents, which will be effective immediately prior to the listing of the PubCo Ordinary Shares, are included as Annex B to this proxy statement/prospectus.
The applicable provisions of the Delaware General Corporation Law (“DGCL”) differ from laws applicable to companies incorporated in the Cayman Islands and their shareholders. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to the Companies Act, the Post-Closing PubCo Governing Documents and the DGCL.
	Delaware	Cayman Islands
Number of Directors
A corporation must have at least one director and the number of directors is fixed by, or in the manner provided in, the bylaws, unless the corporation’s certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate.

Under the Post-Closing PubCo Governing Documents, subject to any changes to the authorised number of directors in accordance with the Post-Closing PubCo Governing Documents, the board of directors of PubCo shall initially consist of up to seven directors, who shall be appointed to the board as follows:
(a)
one of which (the “Sponsor Director”) shall be appointed by Sponsor by written notice to PubCo (without further resolutions of the board or the shareholders), provided, that the right of Sponsor to appoint the Sponsor Director shall terminate on the date Sponsor ceases to beneficially own at

Delaware	Cayman Islands

least 25% of the shares held by Sponsor as of the closing date of the Business Combination Agreement;
(b)
four of which (collectively, the “Baird Directors”) shall be appointed by Baird Medical (or its affiliates) by written notice to PubCo (without further resolutions of the board or the shareholders), provided, that the number of Baird Directors that Baird Medical shall be entitled to appoint shall increase or decrease, as applicable, in proportion to the number of shares beneficially owned by Baird Medical (or its affiliates) divided by the total number of shares issued and outstanding, rounded down to the nearest whole number of directors;

(c)
two of which shall be nominated and elected in accordance with the terms of the Post-Closing PubCo Governing Documents.

Subject to the above, PubCo may by ordinary resolution of shareholders elect any person to be a director either to fill a casual vacancy or as an addition to the existing board; and the directors of PubCo shall have the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the board or as an addition to the existing board subject to compliance with director nomination procedures required under the rules and regulations of Nasdaq, the SEC and/or any other competent regulatory authority as long as shares are listed on Nasdaq, unless the board resolves to follow any available exceptions or exemptions.
Under the Post-Closing PubCo Governing Documents, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to PubCo; (iv) other than the Sponsor Director or any of the Baird Directors, without special leave of absence from the board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a

	Delaware	Cayman Islands

director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of the Post-Closing PubCo Governing Documents.
Under the Post-Closing PubCo Governing Documents, the number of directors to be appointed to the board may only be increased or decreased upon the mutual written agreement of Baird Medical and the Sponsor.

Removal of Directors
Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause; or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is apart.

Under the Post-Closing PubCo Governing Documents, a director (other than the Sponsor Director and any of the Baird Directors) may be removed by way of an ordinary resolution of shareholders at any time before the expiration of his period of office notwithstanding anything in the Post-Closing PubCo Governing Documents or in any agreement between PubCo and such director (but without prejudice to any claim for damages under any such agreement). Notwithstanding the foregoing, the Sponsor Director may be removed by the Sponsor and the Baird Directors may be removed by Baird Medical (or its affiliates), in each case, by written notice to PubCo. A vacancy on the board created by the removal of a director pursuant to the above may be filled by the election or appointment by ordinary resolution of shareholders at the meeting at which such director is removed or by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting provided, that in the case of the removal of the Sponsor Director or any of the Baird Directors, the Sponsor and/or Baird Medical (or its affiliates) (as the case may be) shall solely be entitled to appoint another person as the Sponsor Director or the Baird Director (as the case may be).

Vacancies on the Board of Directors
Vacancies may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Subject to the directors appointment rights referred to above, PubCo may by ordinary resolution of shareholders elect any person to be a director either to fill a casual vacancy or as an addition to the existing board; and the directors of PubCo shall have the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the board or as an addition to the existing board subject to compliance with director nomination procedures required under the rules and

	Delaware	Cayman Islands
regulations of Nasdaq, the SEC and/or any other competent regulatory authority as long as shares are listed on Nasdaq, unless the board resolves to follow any available exceptions or exemptions.
Annual General Meeting
The annual meeting of stockholders is held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.
Unless directors are elected by written consent in lieu of an annual meeting, an annual meeting of stockholders must be held for the election of directors on a date and at a time designated by or in the manner provided in the bylaws. Stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action. Any other proper business may be transacted at the annual meeting.

As a Cayman Islands exempted company, PubCo is not obliged by the Companies Act to call shareholders’ annual general meetings.
The Post-Offering PubCo Governing Documents provide that PubCo shall, if required by the Companies Act, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. An annual general meeting shall be held at such time and place as may be determined by the directors of PubCo in accordance with the rules of Nasdaq, unless Nasdaq does not require the holding of an annual general meeting.

General Meeting
General meetings of stockholders may be held at such place as may be designated by or in the manner provided in the certificate of incorporation or bylaws, or if not so designated, as determined by the board of directors.
Special meetings of the stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or by the bylaws.
Under the Post-Offering PubCo Governing Documents, shareholders’ general meetings may be convened by the chairperson of the board of directors or by a majority of the board of directors of PubCo.
Notice of General Meetings
Written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting, as of the record date for determining the stockholders entitled to notice of the meeting, not less than 10 nor more than 60 days before the date of the meeting.
The notice must state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at

Under the Post-Offering PubCo Governing Documents, advance notice of not more than sixty nor less than ten clear days is required for the convening of an annual general shareholders’ meeting (if any) and any other general meeting of shareholders.

	Delaware	Cayman Islands

such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Quorum
Unless the certificate of incorporation or the bylaws provide otherwise, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.

Pursuant to the Post-Offering PubCo Governing Documents, a quorum required for any general meeting of shareholders consists of two shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorised representative representing not less than one-third in nominal value of the total issued voting shares in PubCo throughout the meeting.

Proxy
At any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Under the Post-Offering PubCo Governing Documents, any shareholder entitled to attend and vote at a meeting of PubCo shall be entitled to appoint another person as his proxy to attend and vote instead of him. A shareholder who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf at a general meeting of PubCo or at a class meeting. A proxy need not be a shareholder.

Preemptive Rights
Stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.
There are no statutory rights of pre-emption and there are no pre-emptive rights in the Post-Closing PubCo Governing Documents.
Authority to Allot
If the corporation’s certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Pursuant to the Post-Offering PubCo Governing Documents, subject to the Companies Act, the Post-Offering PubCo Governing Documents and, where applicable, the rules and regulations of Nasdaq, the SEC and/or any competent regulatory authority and without prejudice to any special rights or restrictions for the time being attached to any shares or any class of shares, the unissued shares of PubCo (whether forming part of the original or any increased capital) shall be at the disposal of the board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon

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such terms and conditions as the board may in its absolute discretion determine.
Liability of Directors and Officers
A corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:
•
any breach of the director’s duty of loyalty to the corporation or its stockholders;

•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•
any transaction from which the director derives an improper personal benefit.

Liability of directors may be limited, except with regard to their own fraud or dishonesty.
Voting Rights	Unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.
Pursuant to the Post-Offering PubCo Governing Documents, subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting on a show of hands every shareholder present in person (or being a corporation, is present by a duly authorized representative), or by proxy shall have one vote and on a poll every shareholder present in person or by proxy or, in the case of a shareholder being a corporation, by its duly authorized representative shall have one vote for every fully paid share of which he is the holder but so that no amount paid up or credited as paid up on a share in advance of calls or instalments is treated for the foregoing purposes as paid up on the share. Notwithstanding anything contained in the Post-Offering PubCo Governing Documents, where more than one proxy is appointed by a shareholder which is a clearing house or a central depository house (or its nominee(s)), each such proxy shall have one vote on a show of hands.

	Delaware	Cayman Islands
Shareholder Vote on Certain Transactions
Generally, under Delaware law, unless the certificate of incorporation provides for a greater vote, any merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:
the approval of the board of directors; and approval by the vote of the holders of a majority of the outstanding shares entitled to vote thereof and, if the certificate of incorporation provides for a separate vote of any class or series of stock, the approval by the holders of a majority of the outstanding shares of such class or series of stock of a corporation entitled to vote on the matter.

Under the Companies Act, ordinary resolutions are required for, amongst other things:
•
the alteration of a company’s share capital in any manner not resulting in reduction of share capital

Under the Companies Act, special resolutions are required for, amongst other things:
•
the alteration to the memorandum or articles of association

•
the changing of the name of the company

•
to wind up the company voluntarily under the Companies Act

•
a merger or consolidation of a company with another company

Under the Post-Closing PubCo Governing Documents, an ordinary resolution to be passed at a meeting by the shareholders of PubCo requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

	Delaware	Cayman Islands
Standard of Conduct for Directors
Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.
Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.
In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Litigation
A stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must: state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares

In principle, PubCo will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands

Delaware	Cayman Islands

thereafter devolved on the plaintiff by operation of law; and either (i) allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action, or (ii) or state the reasons for not making the effort.
Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:
•
a company acts or proposes to act illegally or ultra vires;

•
the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained;

•
those who control the company are perpetrating a “fraud on the minority”;

•
a shareholder may have a direct right of action against PubCo where the individual rights of that shareholder have been infringed or are about to be infringed; and

•
the Post-Closing PubCo Governing Documents contain a provision by which the shareholders of PubCo waive any claim or right of action that they may have, both individually and on behalf of PubCo, against any director in relation to any action or failure to take action by such director in the performance of his or her duties with or for PubCo, except in respect of any fraud, willful default or dishonesty of such director.

SHARES ELIGIBLE FOR FUTURE SALE
Upon the Closing, PubCo will have an authorized share capital of US$50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 each and, based on assumptions set out elsewhere in this proxy statement/prospectus, up to 36,122,873 shares of PubCo Ordinary Shares issued and outstanding (52,914,303 on a fully diluted basis). All of the PubCo Ordinary Shares issued in connection with the Business Combination will be freely transferable by persons other than by PubCo’s “affiliates” or ExcelFin’s or Baird Medical’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the PubCo Ordinary Shares in the public market could adversely affect prevailing market prices of the PubCo Ordinary Shares. Prior to the Business Combination, there has been no public market for shares of PubCo Ordinary Shares. PubCo intends to apply for listing of the PubCo Ordinary Shares on Nasdaq, but PubCo cannot assure you that a regular trading market will develop in the PubCo Ordinary Shares.
Lock-Up Agreements
At Closing, Baird Medical and PubCo will enter into the Lock-Up Agreement, which provides that Baird Medical will not transfer any PubCo Ordinary Shares acquired by it in the Share Contribution prior to the earlier of (a) a Change of Control of PubCo or (b) six months from the Closing Date. The agreement allows for transfers to certain permitted transferees so long as such transferee agrees to the same restrictions on the transfer of the PubCo Ordinary Shares that apply to Baird Medical. The Lock-Up Agreement also provides that 8,823,529 of the PubCo Ordinary Shares issued to Baird Medical (the “Baird Medical Earnout Shares”) will not vest unless and until within the eighth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs with an implied value at or above $12.50 per share. If by the eighth anniversary of the Effective Time the Baird Medical Earnout Shares shall not have vested, the Baird Medical Earnout Shares shall be forfeited for no consideration and shall cease to represent any interest in PubCo, effective as of such date.
The parties also agreed that (x) 3,150,000 of the PubCo Ordinary Shares to be held by the Sponsor immediately following the Effective Time shall be fully vested and freely tradable, subject only to the restrictions on transfer set forth in the Insider Letter, as amended by the Amendment to Insider Letter, and (y) the remaining 1,350,000 of the PubCo Ordinary Shares to be held by the Sponsor immediately following the Effective Time shall be subject to vesting and forfeiture (the “Sponsor Earnout Shares”). The Sponsor Earnout Shares shall become fully vested if, at any time before the fifth anniversary of the Effective Time, the VWAP of PubCo Ordinary Shares is greater than or equal to $12.50 over any 20 trading days within any 30-day trading period. For purposes hereof, “VWAP” means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded. If there is a Change of Control of PubCo after the Effective Time and prior to the fifth anniversary of the Effective Time, the Sponsor Earnout Shares shall become fully vested immediately prior to such Change of Control. If by the fifth anniversary of the Effective Time the Sponsor Earnout Shares shall not have vested, the Sponsor Earnout Shares shall be forfeited for no consideration and shall cease to represent any interest in PubCo, effective as of such date.
Insider Letter Amendment
In connection with the signing of the Business Combination Agreement, ExcelFin, the Sponsor, and each officer, director or board advisor of ExcelFin (each, an “Insider”) entered into an Amendment to Letter Agreement to amend the terms of the Insider Letter. Pursuant to this amendment, the Lock-Up in the Insider Letter was amended to provide that the Sponsor and the Insiders may not Transfer any founder shares (or any securities into which founder shares are converted or exchangeable pursuant to a Business Combination) until the earlier of
(i)
one year after the completion of ExcelFin’s initial Business Combination and

(ii)
subsequent to ExcelFin’s Business Combination,

(x) the date on which ExcelFin (or its successor) completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Class A Common Stock (or any securities into which shares of Class A Common Stock are converted pursuant to a Business Combination) for cash, securities or other property, or
(y) the date on which the VWAP of the Class A Common Stock (or any securities into which shares of Class A Common Stock are converted or exchangeable pursuant to such Business Combination) equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing after ExcelFin’s Business Combination.
Registration Rights Agreement
ExcelFin, the Sponsor and certain other parties entered into a registration rights agreement (the “Sponsor Registration Rights Agreement”) on October 21, 2021 in connection with the ExcelFin IPO. At Closing, PubCo, the Sponsor, Baird Medical and certain other parties will enter into a registration rights agreement (the “Registration Rights Agreement”) concerning the PubCo Ordinary Shares issued to those parties (“Holders”) in connection with the Business Combination (“Registrable Securities”). The Registration Rights Agreement will terminate and replace the Sponsor Registration Rights Agreement upon the Closing of the Business Combination. The Registration Rights Agreement provides that no later than 30 business days following the Closing Date, PubCo shall prepare and file with the Commission a shelf registration statement under Rule 415 of the Securities Act covering the resale of all the Registrable Securities on a delayed or continuous basis and shall use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 90th calendar day (or the 120th calendar day if the Commission notifies PubCo that it will “review” the registration statement) following the Closing Date and (y) the 10th business day after the date PubCo is notified by the Commission that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Pursuant to the agreement, PubCo also grants certain demand and unlimited piggyback registration rights to the holders of Registrable Securities. All of the costs of these registrations will be borne by PubCo, other than selling commissions incurred by the Holders of Registrable Securities.
Under the Registration Rights Agreement, PubCo will indemnify the holders of Registrable Securities and certain persons or entities related to them, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Registrable Securities, including Registrable Securities in any registration statement or prospectus, will agree to indemnify PubCo and certain persons or entities related to PubCo, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.
Rule 144
All of PubCo Ordinary Shares that will be outstanding upon the completion of the Business Combination, other than those shares of PubCo Ordinary Shares registered pursuant to the Registration Statement on Form F-4 of which this proxy statement/prospectus forms a part, will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of PubCo and has beneficially owned PubCo’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about PubCo. Persons who are affiliates of PubCo and have beneficially owned PubCo’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:
•
1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal equity shares; or

•
the average weekly trading volume of PubCo Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of PubCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about PubCo.
Under the Registration Rights Agreement, PubCo will indemnify the holders of Registrable Securities and certain persons or entities related to them, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Registrable Securities, including Registrable Securities in any registration statement or prospectus, will agree to indemnify PubCo and certain persons or entities related to PubCo, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.
Regulation S
Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.
PubCo is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that PubCo sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by PubCo’s affiliates. Generally, subject to certain limitations, holders of PubCo’s restricted shares who are not affiliates of PubCo or who are affiliates of PubCo by virtue of their status as an officer or director of PubCo may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of PubCo restricted shares by an officer or director who is an affiliate of PubCo solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of PubCo restricted shares who will be an affiliate of PubCo other than by virtue of his or her status as an officer or director of PubCo.
PubCo is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of PubCo’s or any of its eligible subsidiaries’ employees, consultants or advisors who purchases equity shares from PubCo in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding (i) the actual beneficial ownership of ExcelFin Class A Common Stock as of the date of this proxy statement/prospectus (pre-Business Combination) and (ii) the expected beneficial ownership of PubCo Ordinary Shares immediately following the consummation of the Business Combination, by:

•
each person who is known to be the beneficial owner of more than 5% of the outstanding shares of ExcelFin Class A Common Stock and/or is expected to be the beneficial owner of more than 5% of the outstanding PubCo Ordinary Shares post-Business Combination;

•
each of ExcelFin’s current executive officers and directors;

•
each person who will become an executive officer or director of PubCo post-Business Combination; and

•
all executive officers and directors of ExcelFin as a group pre-Business Combination and all executive officers and directors of PubCo as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of ExcelFin Class A Common Stock pre-Business Combination is based on 6,583,986 shares of ExcelFin Class A Common Stock issued and outstanding as of the date of this proxy statement/prospectus. The Sponsor’s ownership of ExcelFin Common Stock set forth herein includes 1,250,000 shares of ExcelFin Class A Common Stock that the Sponsor has agreed to transfer to certain parties following the closing of the Business Combination. The Sponsor will remain the registered holder of such shares at the Special Meeting and will vote those shares in favor of each of the Proposals at the Special Meeting. At the Closing, the PubCo Ordinary Shares that would have otherwise been issued to the Sponsor in exchange for such ExcelFin Class A Common Stock will instead to be issued to the parties to whom the Sponsor has agreed to transfer such shares.
The expected beneficial ownership of PubCo Ordinary Shares post-Business Combination is based on 36,122,883 PubCo Ordinary Shares issued and outstanding immediately following the closing of the Business Combination.
The ownership percentage set forth below with respect to PubCo includes the shares issuable in the Business Combination, including the shares reserved for issuance relating to Earnout Shares. See “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” for further information.
Unless otherwise indicated, ExcelFin and PubCo believe that all that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them.
	ExcelFin Class A Common Stock		ExcelFin Class B Common Stock(2)
Name of Beneficial Owners(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Approximate Percentage of Voting Control
ExcelFin Officers and Directors
Jennifer Hill	—	*	—	*	*
Joseph Douglas Ragan III	—	*	—	*	*
Gary Meltzer	—	*	—	*	*
Neil Wolfson	—	*	—	*	*
Goh Lin Piao	—	*	—	*	*
Brian Sun	—	*	—	*	*
All officers, directors and director nominees as a group (six individuals)	—	*	—	*	*
Five Percent or More Shareholders
ExcelFin SPAC LLC	5,750,000	87.3	—	*	*

*
Less than one percent

(1)
Unless otherwise indicated, the business address of each of the following entities or individuals is 100 Kingsley Park Dr, San Francisco, CA 94111.

(2)
ExcelFin SPAC LLC, the sponsor, is the record holder of the shares of ExcelFin Class A Common Stock reported herein. The sponsor is managed by Grand Fortune Capital, LLC. Grand Fortune Capital (HK) Company Ltd. (“GFCHK”) controls Grand Fortune Capital, LLC (“GFC”) and is managed by an investment committee (“GFCHK Investment Committee”) consisting of three members, Goh Lin Piao, James Ouyang and Ralph Cho. Any action by GFC with respect to shares of ExcelFin Class A Common Stock held directly by the sponsor, including voting and dispositive decisions, requires at least a majority vote of the members of the GFCHK Investment Committee. Each member of the GFCHK Investment Committee disclaims beneficial ownership of the shares held by GFC.

Security Ownership of Baird Medical
Prior to the consummation of the Share Contribution, Tycoon was a direct, wholly owned subsidiary of Baird Medical (meaning Baird Medical was Tycoon’s only shareholder).
The following table sets forth information regarding the beneficial ownership of Baird Medical as of the date of this proxy statement/prospectus by:
•
each person who is known to be the beneficial owner of more than 5% of the outstanding shares of Baird Medical Ordinary Shares or Preferred Shares;

•
each of Baird Medical’s current executive officers and directors; and

•
all executive officers and directors of Baird Medical as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
There are 8,756,697 issued and outstanding Ordinary Shares and 1,269,500 Preference Shares of Baird Medical. Unless otherwise indicated, Baird Medical believes that all that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them.
	Baird Medical Ordinary Shares		Baird Medical Preference Shares
Name of Beneficial Owners(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Approximate Percentage of Voting Control
Baird Medical Officers and Directors
Haimei Wu(1)(2)	6,010,191	59.94%	192,411	1.92%	61.86%
Wei Hou	—	*	—	*	*
Quan Qiu	—	*	—	*	*
Joseph Douglas Ragan III	—	*	—	*	*
Rongjian Lu	—	*	—	*	*
Hailong Sun	—	*	—	*	*
Kun Seng Ng	—	*	—	*	*
Jianwei Yuan	—	*	—	*	*
Jin Xu	—	*	—	*	*
Wei Xu	—	*	—	*	*
All officers, directors and director nominees as a group (ten individuals)	6,010,191	59.94%	192,411	1.92%	61.86%
Five Percent or More Shareholders
Auto King International Limited(2)	6,010,191	59.94%	—	*	59.94%

	Baird Medical Ordinary Shares		Baird Medical Preference Shares
Name of Beneficial Owners(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Approximate Percentage of Voting Control
Grand Fortune Capital(3)			641,371	52.8%	6.40%
Courage Elite Limited(4)			174,825	13.8%
China Venture Capital (Hong Kong) Co, Limited(5)			87,413	6.9%
IPE Group Limited(6)			87,413	6.9%
Weitian Limited(7)			23,806	1.9%
Nation Hero International Limited(8)			62,261	4.9%

*
Less than one percent

(1)
Unless otherwise indicated, the business address of each of the following entities or individuals is Room 202, 2/F, Baide Building, Building 11, No.15, Rongtong Street, Yuexiu District, Guangzhou, Peoples Republic of China.

(2)
Haimei Wu is the Chairwoman and Chief Executive Officer of Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Baird Medical”). Auto King is controlled by Haimei Wu. Haimei Wu disclaims beneficial ownership in all PubCo Ordinary Shares other than those relating to her pecuniary interest therein.

(3)
Grand Fortune Capital (HK) Company Ltd. (“GFCHK”) controls Grand Fortune Capital, LLC (“GFC”) and is managed by an investment committee (“GFCHK Investment Committee”) consisting of three members, Goh Lin Piao, James Ouyang and Ralph Cho. Any action by GFC, including voting and dispositive decisions, requires at least a majority vote of the members of the GFCHK Investment Committee. Each member of the GFCHK Investment Committee disclaims beneficial ownership of the shares held by GFC.

(4)
Courage Elite Limited (“Courage Elite”) is a company incorporated in Hong Kong with limited liability and is wholly-owned by Dr. Li Yuen Mei Emmy (李琬微), a medical practitioner. Courage Elite is a holding company that invests in medical and other related sectors.

(5)
China Venture Capital (Hong Kong) Co, Limited (“CVC”) is a company incorporated in Hong Kong with limited liability. CVC is wholly-owned by China Venture Capital Technology Consulting Co., Limited, its issued share capital is owned (a) 49.56% by China Baoan Group Holdings Co., Ltd., which is in turn wholly owned by China Baoan Group Co., Ltd., the shares of which are listed on the Shenzhen Stock Exchange (SZSE: 000009) and the shareholder holding the largest percentage of shares and voting power of which is a China state-owned enterprise named Shenzhen Chengxing Investment Co., Ltd, who is only holding 16.55% of the shares of and does not have control over China Baoan Group Co., Ltd.; (b) 19.25% by Baota Finance Holdings Group Co., Ltd., which is beneficially owned 43.80% by Sun Hengchao, 19.26% by Luo Yungang, 12.84% by Ji Jing, 18.46% by He Donghan and 5.64% by Sun Shulan; (c) 6% by Yancheng Huizhiqiao Enterprise Management Consulting Service Center (Limited Partnership) which is beneficially owned 30.87% by Zhang Jianhua, 21.78% by Wan Jianmin, 21.68% by Cui Jian, 18.43% by Hu Yongping, 5.07% by Ma Zhengqi and 2.17% by Zhang Ronghua; (d) 6% by Ningbo Deqi Investment Co., Ltd. which is owned 75% by Sun Weilong and 25% by Fu Yaping; (e) 5% by China Siyuan Foundation For Poverty Alleviation; and (f) the remaining shareholders and their respective ultimate beneficial owners are independent third parties who are interested in less than 5% of the issued share capital of CVC. CVC is an investor with a focus in overseas securities investment projects and initial public offering projects in the PRC and Hong Kong.

(6)
IPE Group Limited (“IPE”) is a company incorporated in the Cayman Islands with limited liability and its shares are listed on the Hong Kong Stock Exchange Limited (Stock code: 929). IPE is 53.97% owned by Baoan Technology Company, which is in turn wholly owned by China Baoan Group Co., Ltd a publicly listed company on the Shenzhen Stock Exchange (SZSE: 000009), whose shareholder with the largest percentage of shares and voting power is a China state-owned enterprise named Shenzhen Chengxing Investment Co., Ltd, which holds 16.55% of the shares and does not have control over China

Baoan Group Co., Ltd. IPE is principally engaged in the manufacture and sales of precision metal components. IPE’s investment focus is in the medical sectors and intelligent manufacturing in the PRC and Hong Kong.
(7)
Weitian Limited (“Weitian”) is a company incorporated in the British Virgin Islands with limited liability and its issued share capital is owned 80% by Billion Team Investment Limited and 20% by Mr. Ng Chi Lung. Billion Team Investment Limited is a company incorporated in Hong Kong with limited liability and its issued share capital is owned 50% by Yeung Ying Yin, 4% by YuWai Hung, 8% by Cheung Kwok Kay Michael, 8% by Chan Ka Lai Ricky, 10% by Chan CheeLok Kenneth, 4% by Lo Koon Wah, 4% by Suen Wa Hing Hornby and 12% by Yeung Ho Lam. The principal business of Weitian is investment in business and securities. Mr. Ng Chi Lung is a controlling Shareholder of Good Fellow Healthcare Holdings Limited (Stock Code: 8143), which is principally engaged in the operation of hospitals.

(8)
Nation Hero International Limited is a company incorporated in the British Virgin Islands with limited liability and is wholly-owned by Shouling Ou ( ).

Security Ownership of Certain Beneficial Owners and Management of PubCo
The following table sets forth information regarding the beneficial ownership of Ordinary Shares as of the Record Date and immediately following consummation of the Business Combination by assuming an aggregate of 36,122,873 PubCo Ordinary Shares outstanding if there are no additional redemptions and 35,318,887 PubCo Ordinary Shares outstanding if the maximum number of shares of ExcelFin Class A Common Stock are redeemed. On October 25, 2023, the Sponsor, which held of record 5,750,000 founder shares (which includes 1,250,000 shares transferable to the parties to the Non-Redemption Agreements upon Closing), exercised its right to convert all of the founder shares into an equal number of shares of ExcelFin Class A Common Stock. This conversion was done to ensure that ExcelFin remained in compliance with Nasdaq’s continuing listing requirements (market value of listed securities) prior to Closing. This conversion will have no effect on the consideration to be issued to the former holders of founder shares under the Business Combination Agreement. The Maximum Redemptions Number is calculated based upon 300 round lot holders each holding a minimum of 100 shares. In connection with the extension of the expiration date of ExcelFin to October 25, 2023, ExcelFin Sponsor agreed to transfer 1,250,000 founder shares upon the closing of the Business Combination to certain parties who agreed not to redeem their ExcelFin public shares in connection with that extension. These shares excluded from ExcelFin Sponsor’s ownership following the closing of the Business Combination. Assumes $1,296,654 in working capital loans outstanding at Closing are converted into PubCo Ordinary Shares at $10.20 per share. As of December 31, 2023 the total working capital loans outstanding were $1,296,654. The number of PubCo Ordinary Shares to be held by Baird Medical in each redemption scenario includes 29,411,764 shares issued to Baird Medical for all issued and outstanding Tycoon Shares.
•
each person known by PubCo to be the beneficial owner of more than 5% of PubCo’s outstanding Ordinary Shares upon the consummation of the Business Combination;

•
each of ExcelFin’s current executive officers and directors;

•
all of ExcelFin’s current executive officers and directors as a group;

•
each person who will become an executive officer or a director of PubCo upon consummation of the Business Combination; and

•
all of PubCo’s executive officers and directors as a group upon the consummation of the Business Combination.

	Pre-Business Combination		Post-Business Combination
Name of Beneficial Owners	Pre-Closing Ordinary Shares Equivalent	Approximate Percentage of Total Shares	Number of Shares Beneficially Owned	Approximate Percentage of Voting Power No Additional Redemption(1)	Approximate Percentage of Voting Power Maximum Redemption(2)
PubCo Officers and Directors
Haimei Wu(1)	29,411,765	100%	27,646,707	71.2%	75.9%
Wei Hou	—	*
Quan Qiu	—	*
Joseph Douglas Ragan III	—	*
Rongjian Lu	—	*
Hailong Sun	—	*
Kun Seng Ng	—	*
Jianwei Yuan	—	*
Jin Xu	—	*
Wei Xu	—	*
All PubCo officers, directors and director nominees as a group (ten individuals)	27,646,707	100%	27,646,707	71.2%	75.9%
Five Percent or More Shareholders
Betters Medical Investment Holdings Limited(1)	27,646,707	100%	27,646,707	71.2%	75.9%
ExcelFin SPAC LLC	—		3,150,000	8.5%	8.5%

*
less than 1%.

(1)
Haimei Wu is the Chairwoman and Chief Executive Officer of Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Baird Medical”). Auto King International Limited (“Auto King”) owns approximately 59.94% of the outstanding capital stock of Baird Medical. Auto King is controlled by Haimei Wu. Haimei Wu disclaims beneficial ownership in all PubCo Ordinary Shares other than those relating to her pecuniary interest therein. The shares shown include 8,823,529 of the PubCo Ordinary Shares issued to Baird Medical (the “Baird Medical Earnout Shares”) will not vest unless and until within the eighth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share for any 20 trading days within a 30-day trading period or (b) a change of control of PubCo occurs with an implied value at or above $12.50 per share.

(2)
ExcelFin SPAC LLC, the sponsor, is the record holder of the shares of ExcelFin Class A Common Stock reported herein. The sponsor is managed by Grand Fortune Capital, LLC. Grand Fortune Capital (HK) Company Ltd. (“GFCHK”) controls Grand Fortune Capital, LLC (“GFC”) and is managed by an investment committee (“GFCHK Investment Committee”) consisting of three members, Goh Lin Piao, James Ouyang and Ralph Cho. Any action by GFC with respect to shares of ExcelFin Class A Common Stock held directly by the sponsor, including voting and dispositive decisions, requires at least a majority vote of the members of the GFCHK Investment Committee. Each member of the GFCHK Investment Committee disclaims beneficial ownership of the shares held by GFC.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding ExcelFin or its securities, the ExcelFin Initial Stockholders, officers and directors as well as Baird Medical and/or their affiliates, may enter into a written plan to purchase ExcelFin securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. The ownership percentages listed below do not include any such shares that may be purchased after the Record Date.
At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding ExcelFin or its securities, the ExcelFin Initial Stockholders, officers and directors as well as Baird Medical or Baird Medical’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of ExcelFin Class A Common Stock or vote their shares in favor of the Business Combination Proposal. The ExcelFin Initial Stockholders, or Baird Medical’s shareholder and/or their respective affiliates anticipate that they may identify the stockholders with whom the ExcelFin Initial Stockholders, or Baird Medical’s shareholder and/or their respective affiliates may pursue privately negotiated purchases by either the stockholders contacting ExcelFin directly or by ExcelFin’s receipt of redemption requests submitted by stockholders following the mailing of this proxy statement/prospectus. To the extent that the ExcelFin Initial Stockholders, or Baird Medical’s shareholder and/or their respective affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to vote against the business combination. The ExcelFin Initial Stockholders, or Baird Medical’s shareholder and/or their respective affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws. Any purchases by the ExcelFin Initial Stockholders, or Baird Medical’s shareholder and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The ExcelFin Initial Stockholders, or Baird Medical’s shareholder and/or their respective affiliates will not make purchases of any shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.
The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the stockholders of ExcelFin approve the Business Combination Proposal when it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or Warrants owned by the ExcelFin Initial Stockholders for nominal value.
Entering into any such arrangements may have a depressive effect on the shares of ExcelFin Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have ExcelFin, Baird Medical or their respective affiliates effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Meeting.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. ExcelFin will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals included herein or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Additionally, in the event the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates were to purchase ExcelFin Class A Common Stock or ExcelFin Public Warrants from public stockholders such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:
•
this proxy statement/prospectus would disclose the possibility that the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates may purchase ExcelFin Class A Common Stock or ExcelFin Public Warrants from public stockholders outside the redemption process, along with the purpose of such purchases;

•
if the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates were to purchase ExcelFin Class A Common Stock or ExcelFin Public Warrants from public stockholders, they would do so at a price no higher than the price offered through our redemption process;

•
any of our securities purchased by the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates will not be voted in favor of approving the business combination transaction;

•
the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates would not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•
we would disclose in a Form 8-K, before our security holder meeting to approve the business combination transaction, the following material items:

•
the amount of our securities purchased outside of the redemption offer by the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates, along with the purchase price;

•
the purpose of the purchases by the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates;

•
the impact, if any, of the purchases by the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates on the likelihood that the business combination transaction will be approved;

•
the identities of our security holders who sold to the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, Baird Medical or ExcelFin’s or Baird Medical’s respective directors, officers, advisors or their respective affiliates; and

•
the number of our securities for which we have received redemption requests pursuant to our redemption offer.

MARKET INFORMATION AND DIVIDENDS ON SECURITIES
ExcelFin
Market for ExcelFin Class A Common Stock
ExcelFin’s Common Stock is currently listed on the Nasdaq Global Market under the symbol “XFIN”.
Holders
As of the date of this proxy statement/prospectus, there were 4 holders of record of ExcelFin Class A Common Stock. See the section entitled “Beneficial Ownership of Securities.”
Dividend Policy
ExcelFin does not pay a regular dividend on its common stock and does not currently intend to pay cash dividends.
PubCo
Market for PubCo Ordinary Shares
PubCo is an entity newly formed to effectuate the Business Combination and there has been no public market for PubCo Ordinary Shares.
Holders
As a newly-formed entity, as of the date of this proxy statement/prospectus, there was one holder of PubCo’s Ordinary Shares.
Dividend Policy Following the Business Combination
Following completion of the Business Combination, PubCo’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of PubCo to retain any earnings for use in its business operations and, accordingly, PubCo does not anticipate its board of directors declaring any dividends in the foreseeable future.
Baird Medical
Market for Baird Medical’s Securities
Baird Medical is a private entity and there has been no public market for Baird Medical’s securities.
ENFORCEABILITY OF CIVIL LIABILITIES
Baird Medical Investment Holdings Limited (“PubCo”) is an exempted company incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.
Substantially all of PubCo’s assets are located outside the United States. In addition, a majority of PubCo’s directors and officers are nationals or residents of Hong Kong or China and all or a substantial portion of their assets are located outside the United States. Specifically, Joseph Douglas Ragan III and Chris Ng are based in Hong Kong and Haimei Wu, Quan Qiu, Wei Hou, Jianguo Ma and Mingzhao Xing are based in China. As a result, it may be difficult or impossible for investors to effect service of process within the United States upon PubCo or PubCo’s directors and officers, or to bring an action against PubCo or against these persons in the United States, in the event that you believe that your rights have been infringed under the securities laws of the United States or any state in the United States. It may also be difficult or impossible for you to enforce, in courts in the U.S., Hong Kong and China, liabilities and judgments previously obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against PubCo and its officers and directors. PubCo has appointed Corporation Service Company as its agent to receive service of process in the United States.
With respect to enforcing liabilities and judgments previously obtained in U.S. courts in Hong Kong, such liabilities and judgments may be recognized by a Hong Kong court if the Hong Kong court decides to exercise judicial discretion to enforce such liability or judgment, and such liability or judgment (i) is for a fixed sum of money, (ii) is final and conclusive, and (iii) was rendered from a foreign court with jurisdiction to adjudicate the subject matter. With respect to enforcing liabilities and judgments previously obtained in U.S. courts in China, such liabilities and judgments may only be recognized and enforced if either applicable international treaties or conventions of reciprocity as a basis for recognition and enforcement of liabilities and judgments has been established. As of the date hereof, China has not ratified any bilateral treaties with the United States in relation to the enforcement or recognition of liabilities judgments previously obtained in U.S. courts. Even if you are able to effect service of process on PubCo, its directors or officers, and a Hong Kong or China court decides to enforce a liability or judgment against PubCo or such persons, the associated cost and time constraints may make obtaining such enforcement unreasonable or impossible.
Conyers Dill & Pearman, PubCo’s counsel as to Cayman Islands law, has advised PubCo that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against PubCo or its directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against PubCo or its directors or officers that are predicated upon the securities laws of the United States or any state in the United States.
Conyers Dill & Pearman has also advised PubCo that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against PubCo under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

LEGAL MATTERS
The validity of the PubCo Ordinary Shares offered by this proxy statement/prospectus and certain other Cayman Islands legal matters will be passed upon for Conyers Dill & Pearman. Certain legal matters relating to U.S. law will be passed upon for PubCo by Dechert LLP.
EXPERTS
The financial statements of ExcelFin Acquisition Corp. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 included appearing in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein (which contains an explanatory paragraph relating to substantial doubt about the ability of ExcelFin Acquisition Corp. to continue as a going concern), and are included in reliance upon the report of such firm given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Baird Medical Investment Holdings Limited as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 included in this proxy statement/prospectus have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
TRANSFER AGENT AND REGISTRAR
The transfer agent for ExcelFin’s securities is Equiniti Trust Company LLC. The transfer agent PubCo’s Ordinary Shares is expected to be Equiniti Trust Company LLC.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, ExcelFin and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of ExcelFin’s annual report to shareholders and ExcelFin’s proxy statement. Upon written or oral request, ExcelFin will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that ExcelFin deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that ExcelFin deliver single copies of such documents in the future. Shareholders may notify ExcelFin of their requests by calling or writing ExcelFin at its principal executive offices at:
Joseph Douglas Ragan III
Chief Executive Officer
ExcelFin Acquisition Corp.
100 Kingsley Park Dr
Fort Mill, South Carolina 29715
(917) 209-8581
SUBMISSION OF SHAREHOLDER PROPOSALS
Shareholder Proposals
The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. These rights may be provided in a company’s articles of association. However, the Post-Closing PubCo Governing Documents, do not contain such rights. As an exempted Cayman Islands company, PubCo is not obliged by law to call shareholders’ annual general meetings.
FUTURE SHAREHOLDER PROPOSALS
If the Business Combination is consummated and PubCo holds a 2024 annual general meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2024 annual meeting will be held. Following completion of the Business Combination, PubCo is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, PubCo will be exempt from certain rules under the Exchange Act that would otherwise apply if PubCo were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer, including the requirement to file proxy solicitation materials on Schedule 14A in connection with annual or special meetings of its security holders. For more information, see “Management of PubCo Following the Business Combination — Corporate Governance Practices.”
WHERE YOU CAN FIND MORE INFORMATION
ExcelFin files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read ExcelFin’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. Upon the closing of the Business Combination, PubCo will file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You will be able to access information about PubCo following the closing of the Business Combination at the SEC’s web site at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact ExcelFin by telephone or in writing:
Joseph Douglas Ragan III
Chief Executive Officer
ExcelFin Acquisition Corp.
100 Kingsley Park Dr
Fort Mill, South Carolina 29715
(917) 209-8581
You may also obtain these documents by requesting them in writing or by telephone from ExcelFin’s proxy solicitation agent at the following address, telephone number and email address:
Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Shareholders may call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call: (203) 658-9400
Email: XFIN@Iinfo.sodali.com
If you are a stockholder of ExcelFin and would like to request documents, please do so by September 19, 2024, five business days before the Special Meeting, in order to receive them before the Special Meeting. If you request any documents from ExcelFin, ExcelFin will mail them to you by first class mail, or another equally prompt means.
All information contained or incorporated by reference in this proxy statement/prospectus relating to ExcelFin has been supplied by ExcelFin, all information relating to Baird Medical has been supplied by Baird Medical, and all information relating to PubCo has been supplied by PubCo. Information provided by one party does not constitute any representation, estimate or projection of any other party.
This document is a proxy statement/prospectus of ExcelFin for the Special Meeting. ExcelFin has not authorized anyone to give any information or make any representation about the Business Combination, ExcelFin or Baird Medical that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

MISCELLANEOUS
You should not send in your ExcelFin stock certificates until you receive transmittal materials after the Business Combination is completed.
None of ExcelFin, Baird Medical or PubCo has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, neither ExcelFin, Baird Medical nor PubCo take any responsibility for any other information that others may provide you. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. This proxy statement/prospectus is dated September 5, 2024. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement/prospectus) and the mailing of this proxy statement/prospectus to stockholders does not create any implication to the contrary. This proxy statement/prospectus does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of Baird Medical Investment Holdings Limited
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Baird Medical Investment Holdings Limited (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum Asia CPAs LLP
Marcum Asia CPAs LLP
We have served as the Company’s auditor since 2022.
New York, NY
June 20, 2024

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
	As of December 31,
	2023	2022
ASSETS
CURRENT ASSETS
Cash	$1,510,484	$1,710,926
Accounts receivable, net	31,099,891	24,371,640
Inventories	1,142,569	1,293,249
Prepayments, net	5,814,691	5,799,084
Deposits and other assets, net	120,485	196,999
Due from related parties	394,582	391,718
Total Current Assets	40,082,702	33,763,616
NON-CURRENT ASSETS
Property and equipment, net	6,138,694	1,471,503
Intangible assets, net	25,479	49,481
Deferred tax assets	814,372	206,221
Right-of-use assets	861,331	1,256,704
Deferred offering costs	875,258	—
Goodwill	59,375	61,140
Prepayments – non current	7,698,728	5,762,918
Deposits and other assets – non current	152,450	45,946
Total Non-Current Assets	16,625,687	8,853,913
Total Assets	$56,708,389	$42,617,529
CURRENT LIABILITIES
Short-term bank loans	8,166,400	6,234,414
Tax payables	770,953	1,795,225
Salaries and benefits payable	750,635	611,088
Contract liability	499,905	692,511
Short-term lease liabilities	503,891	389,630
Accounts payable	550,188	215,863
Amounts due to a related party	3,785,250	4,020,769
Accrued listing expenses payable	2,172,651	1,938,122
Accrued expenses and other payables	864,687	104,948
Deferred tax liabilities	93,389	20,321
Long-term loan – current portion	817,485	—
Total Current Liabilities	18,975,434	16,022,891
NON-CURRENT LIABILITIES
Long-term lease liabilities	412,121	816,878
Long-term loan – non current	1,613,579	—
Total Non-Current Liabilities	2,025,700	816,878
Total Liabilities	$21,001,134	$16,839,769
Commitments and Contingencies (Note 18)
Equity
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized; 29,411,765 shares issued and outstanding as of December 31, 2023 and 2022*	2,941	2,941
Additional paid-in capital	18,850,292	18,850,292
Statutory reserve	4,508,366	4,395,319
Retained earnings	14,394,167	3,961,236
Accumulated other comprehensive loss	(2,005,122)	(1,276,434)
Total Baird Medical Investment Holdings Limited’s Shareholders’ Equity	35,750,644	25,933,354
Non-controlling interests	(43,389)	(155,594)
Total Liabilities and Equity	$56,708,389	$42,617,529

*
The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on August 3, 2023.

The accompanying notes are an integral part of these audited consolidated financial statements.

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
	For the years ended December 31,
	2023	2022
Revenues	$31,457,908	$35,091,174
Cost of revenues	(4,227,409)	(7,054,323)
Gross profit	27,230,499	28,036,851
Operating expenses:
Selling and marketing expenses	(2,547,000)	(3,585,138)
General and administrative expenses	(8,546,880)	(6,960,604)
Research and development expenses	(4,274,894)	(3,859,392)
Total operating expenses	(15,368,774)	(14,405,134)
Income from operations	11,861,725	13,631,717
Interest expense	(285,833)	(299,269)
Interest income	1,562	8,553
Subsidy income	791,959	1,375,447
Other expenses, net	(10,211)	(194,580)
Income before income tax	12,359,202	14,521,868
Income tax provision	(1,701,019)	(1,746,897)
Net income	10,658,183	12,774,971
Less: net income attributable to non-controlling interests	(112,205)	(206,221)
Net income attributable to Baird Medical Investment Holdings Limited’s shareholders	$10,545,978	$12,568,750
Other comprehensive loss
Foreign currency translation adjustment	$(728,688)	$(1,506,905)
Less: foreign currency translation loss attributable to non-controlling interests	—	—
Other comprehensive loss attributable to Baird Medical Investment Holdings Limited’s shareholders	$(728,688)	$(1,506,905)
Comprehensive income	9,929,495	11,268,066
Non-controlling interests	(112,205)	(206,221)
Comprehensive income attributable to Baird Medical Investment Holdings Limited’s shareholders	$9,817,290	$11,061,845
Basic and diluted earnings per common share	$0.36	$0.43
Weighted average number of share outstanding – basic and diluted	29,411,765	29,411,765
The accompanying notes are an integral part of these audited consolidated financial statements.

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
	Ordinary Shares		Additional paid-in capital	Statutory reserve	Retained earnings/ (Accumulated deficit)	Accumulated other comprehensive (loss) income	Total shareholder’s equity	Non- controlling interests	Total equity
	Shares	Amount
Balance at January 1, 2022	—	$—	$18,846,942	3,020,971	$(7,233,166)	$230,471	$14,865,218	$(358,465)	$14,506,753
Issuance of common stocks	29,411,765	2,941	—	—	—	—	2,941	—	2,941
Net income	—	—	—	—	12,568,750	—	12,568,750	206,221	12,774,971
Appropriation of statutory reserve	—	—	—	1,374,348	(1,374,348)	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	(1,506,905)	(1,506,905)	—	(1,506,905)
Repurchase of non-controlling interests	—	—	3,350	—	—	—	3,350	(3,350)	—
Balance at December 31, 2022	29,411,765	$2,941	$18,850,292	4,395,319	$3,961,236	$(1,276,434)	$25,933,354	$(155,594)	$25,777,760
Net income	—	—	—	—	10,545,978	—	10,545,978	112,205	10,658,183
Appropriation of statutory reserve	—	—	—	113,047	(113,047)	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	(728,688)	(728,688)	—	(728,688)
Balance at December 31, 2023	29,411,765	$2,941	$18,850,292	4,508,366	$14,394,167	$(2,005,122)	$35,750,644	$(43,389)	$35,707,255
The accompanying notes are an integral part of these audited consolidated financial statements.

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the years ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,658,183	$12,774,971
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,014,387	916,115
Deferred tax benefit	(541,987)	(143,317)
Allowance for credit losses	2,221,430	438,997
Prepaid and other current assets provision	117,679	—
Loss from disposal of property and equipment	—	(5,421)
Amortization of right-of-use assets	366,427	553,916
Changes in assets and liabilities:
Accounts receivable	(9,674,507)	(14,839,326)
Inventories	113,661	1,568,326
Prepayments	(5,292,606)	(3,566,229)
Deposits and other assets	(149,773)	115,053
Right-of-use assets	(9,102)	(881,431)
Accounts payable	341,525	(100,934)
Contract liabilities	(173,101)	45,449
Lease liabilities	(253,605)	389,481
Accrued expenses and other payables	1,213,891	1,343,230
Taxes payable	(972,466)	1,139,858
Income tax receivables	—	737,230
Net cash (used in) provided by operating activities	(1,019,964)	485,968
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,638,488)	(5,909,308)
Purchase of intangible assets	—	(44,821)
Proceeds from disposal of equipment	—	32,665
Net cash used in investing activities	(2,638,488)	(5,921,464)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	9,601,600	9,065,240
Repayments of short-term bank loans	(7,483,600)	(4,606,925)
Proceeds from long-term loan	2,548,794	—
Payment of long-term loan	(194,041)	—
Due from related parties	48,120	301,454
Due to a related party	(182,010)	(347,851)
Payment of listing cost	(877,745)	—
Net cash provided by financing activities	3,461,118	4,411,918
Effect of exchange rate changes	(3,108)	(297,647)
Net change in cash	(200,442)	(1,321,225)
Cash at beginning of year	$1,710,926	$3,032,151
Cash at end of the year	$1,510,484	$1,710,926
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$2,644,786	$1,439,558
Cash paid for interest	$261,323	$243,838
SUPPLEMENTAL DISCLOSURE OF NONCASH FLOW INFORMATION:
Right-of-use assets obtained in exchange for operating lease liabilities	$19,701	$907,952
The accompanying notes are an integral part of these audited consolidated financial statements.

NOTE 1  —  ORGANIZATION AND DESCRIPTION OF BUSINESS
Baird Medical Investment Holdings Limited (“PubCo”, or “the Company”) was incorporated as a private company under the laws of Cayman Island on June 16, 2023, as a direct wholly owned subsidiary of Betters Medical Investment Holdings Limited.
In anticipation of an initial public offering of its equity securities, the Company undertook a reorganization (the “Reorganization”). The Company was formed for the purpose of becoming the ultimate parent company of Tycoon Choice Global Limited following the transactions contemplated in the Business Combination Agreement (“the Transaction”), dated June 26, 2023. On June 26, 2023, the Company entered into the Business Combination Agreement with ExcelFin Acquisition Corp, a Delaware corporation (“ExcelFin”), Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Baird Medical”), Tycoon Choice Global Limited, a business company limited by shares incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Baird Medical (“Tycoon”), Baird Medical Investment Holdings Limited, and Betters Medical Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of PubCo (“Merger Sub”). The Business Combination Agreement provides for the combination of ExcelFin and Tycoon under PubCo, a new holding company, as its direct, wholly-owned subsidiaries. The Company maintains one direct wholly owned subsidiary, Betters Medical Merger Sub, Inc (“Merger Sub”), a Cayman Islands exemption company. Merger Sub was incorporated on June 16, 2023 to facilitate the consummation of the Business Combination Agreement.
Pursuant to the Business Combination Agreement, among other things, (1) on August 3, 2023, Baird Medical contributed all of the issued and outstanding shares of Tycoon (“Tycoon Shares”) to PubCo in exchange for ordinary shares of PubCo (“PubCo Ordinary Shares”) with a pre-transaction equity value of $300 million (the “Share Contribution”), Tycoon became a wholly-owned subsidiary of PubCo and Baird Medical was issued 29,411,764 PubCo Ordinary Shares; and (2) at the Effective Time, Merger Sub will merge with and into ExcelFin, with ExcelFin continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “Merger”), as a result of which (a) the issued and outstanding shares of Class A Common Stock and Class B Common Stock of ExcelFin (collectively, the “SPAC Stock”) immediately prior to the effective time of the Merger (the “Effective Time”) shall be exchanged for PubCo Ordinary Shares concurrently with the Merger; and (b) the holders of public warrants to purchase one share of ExcelFin Class A Common Stock (the “Public Warrants”) shall will receive warrants issued by PubCo to acquire an equal number of PubCo Ordinary Shares (the “PubCo Warrants”).
Following the consummation of the above transactions, ExcelFin will be a wholly owned subsidiary of PubCo, and Tycoon will be a wholly owned subsidiary of PubCo. Tycoon will hold approximately 99% of the issued and outstanding equity of its underlying operating subsidiaries.
The principal business activities of the Company and its subsidiaries are to engage in research and development, manufacture and sales of microwave ablation (“MWA”) and other medical devices in the People’s Republic of China (the “PRC”).
As the Company were under same control of the shareholders and their entire equity interests were also ultimately held by the shareholders immediately prior to the reorganization, the consolidated statements of income and comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows are prepared as if the current group structure had been in existence throughout the two-year period ended December 31, 2023, or since the respective dates of incorporation/establishment of the relevant entity, where this is a shorter period. The movement in the Company’s authorized share capital and the number of ordinary shares outstanding and issued in the Company are also detailed in the Note 15.

The Combined Company and Baird Medical’s structure before and after the Business Combination
The ownership structure of Baird Medical before Closing is as follows:
The ownership structure of the Combined Company giving effect to the Business Combination is as follows:

As at the date of this report, the Company has direct and indirect interests in the following subsidiaries:
Name of Entity	Date of Incorporation/ Acquisition	Place of Incorporation	Shareholders	% of Equity Ownership	Principal Activities
Betters Medical Merger Sub. Inc. (“Merger Sub”)	June 16, 2023	Delaware (US)	PubCo	100%	Holding
Baird Medical LLC	November 29, 2023	Delaware (US)	PubCo	100%	Sales of MWA medical devices
Tycoon Choice Global Limited (“Tycoon”)	January 8, 2021	BVI	PubCo	100%	Holding
Baide Medical Investment Company Limited (“Baide HK”)	January 29, 2021	Hong Kong	Tycoon	100%	Holding
Baide (Guangdong) Capital Management Company Limited (“Baide Capital”)	March 3, 2021	The PRC	Baide HK	100%	Sales of MWA medical devices and investment holding
Guangzhou Dedao Capital Management Company Limited (“Dedao”)	March 4, 2021	The PRC	Baide Capital	99%	Holding
Guangzhou Baihui Corporate Management Company Limited	December 4, 2020	The PRC	Dedao	99%	Holding
Guangzhou Zhengde Corporate Management Company Limited	December 4, 2020	The PRC	Dedao	99%	Holding
Guangzhou Yide Capital Management Company Limited	December 10, 2020	The PRC	Dedao	99%	Holding
Baide (Suzhou) Medical Company Limited (“Baide Suzhou”)	June 5, 2012	The PRC	Zhengde Yide, and Baihui	99%	Research and development, sales of MWA and other medical devices and investment holding
Henan Ruide Medical Instrument Company Limited	July 6, 2018	The PRC	Baide Suzhou	99%	Sales of MWA and other medical devices
Nanjing Changcheng Medical Equipment Company Limited (“Nanjing Changcheng”)	January 28, 2016	The PRC	Baide Suzhou	99%	Research and development, manufacture and sales of MWA and other medical devices
Guizhou Baiyuan Medical Company Limited	September 21, 2017	The PRC	Baide Suzhou	99%	Sales of other medical devices
Guoke Baide (Guangdong) Medical Company Limited (“Guoke Baide”)	July 5, 2019	The PRC	Baide Suzhou	99%	Sales of MWA medical devices

Name of Entity	Date of Incorporation/ Acquisition	Place of Incorporation	Shareholders	% of Equity Ownership	Principal Activities
Hunan Baide Medical Technology Company Limited	November 26, 2019	The PRC	Baide Suzhou	99%	Sales of MWA medical devices
Ruikede Biological Technology (Xiamen) Company Limited (“Ruikede Xiamen”)	July 17, 2019	The PRC	Baide Suzhou	99%	Sales of MWA medical devices
Guangzhou Fangda Medical Technology Company Limited	December 22, 2022	The PRC	Baide Capital	100%	Sales of MWA medical devices
Junde (Guangzhou) Medical Technology Company Limited	November 14, 2022	The PRC	Guoke Baide	99%	Sales of MWA medical devices
Shengde (Guangzhou) Medical Technology Company Limited	November 29, 2022	The PRC	Baide Capital	100%	Sales of MWA medical devices
Suzhou Kangchuang Medical Company Limited	December 6, 2022	The PRC	Baide Capital	100%	Sales of MWA medical devices
NOTE 2  —  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and to the rules and regulations of the Securities and Exchange Commission (“SEC”), which requires the Company to make judgments, estimates and assumptions that affect reported amount of assets, liabilities, revenue, costs and expenses, and any related disclosures. Although there were no material changes made to the accounting estimates and assumptions in the past two years, the Company continually evaluates these estimates and assumptions based on the most recently available information, the Company’s own historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from expectations as a result of changes in the Company’s estimates.
The Company believes that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. Accordingly, these are the policies the Company believe are the most critical to understanding and evaluating the Company’s consolidated financial condition and results of operations.
Basis of presentation and principles of consolidation
The accompanying audited consolidated financial statements have been prepared in accordance with U.S. GAAP and to the rules and regulations of the Securities and Exchange Commission (“SEC”).
The accompanying audited consolidated financial statements include the financial statements of the Company and its subsidiaries. Inter-company transactions and balances between group companies together with unrealized profits arising from inter-company transactions are eliminated in full in preparing the consolidated financial statements. Unrealized losses resulting from inter-company transactions are also eliminated unless the transaction provides evidence of impairment on the asset transferred, in which case the loss is recognized in consolidated profit or loss.
Use of estimates and assumptions
In preparing the audited consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, useful lives of property and equipment, impairment of long-lived assets, allowance for credit losses, realizability of deferred tax assets, inventory allowance and prepayment for R&D. Actual results could differ from those estimates.
Functional currency and foreign currency translation
The Company’s reporting currency is the United States dollar (“US$”). The Company’s operations are principally conducted through the PRC subsidiaries where the local currency is the functional currency. Assets and liabilities are translated at the unified exchange rate as quoted by the Federal Reserve at the end of the period. The statement of operations accounts are translated at the average translation rates and the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.
Translation adjustments included in accumulated other comprehensive loss amounted to $2.0 million and $1.3 million as of December 31, 2023 and 2022, respectively. The balance sheet amounts, with the exception of shareholders’ equity at December 31, 2023 and 2022 were translated at RMB7.0999 and RMB6.8972 to $1.00, respectively. The shareholders’ equity accounts were stated at their historical rate. The average translation rates applied to statement of operations accounts for the years ended December 31, 2023 and 2022 were RMB7.0809 and RMB6.7290 to $1.00, respectively. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the audited consolidated balance sheets.
Fair value measurement
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.
The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The three levels of inputs that may be used to measure fair value include:
Level 1:   Quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2:   Observable, market-based inputs, other than quoted prices, in active markets for identical assets or liabilities.
Level 3:   Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.
Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.
The Company does not have any non-financial assets or liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The Company’s financial instruments consist principally of cash, accounts receivable and accounts payable.
As of December 31, 2023 and 2022, the carrying values of cash and cash equivalents, accounts receivable, accounts payable and other liabilities approximated their fair values reported in the consolidated balance sheets due to the short-term maturities of these instruments.
Cash
Cash include cash in bank placed with banks, which have original maturities of three months or less at the time of purchase and are readily convertible to known amounts of cash.
Expected credit losses
In 2016, the FASB issued ASC Topic 326, which amends previously issued guidance regarding the impairment of financial instruments by creating an impairment model that is based on expected losses. The Company adopted ASC Topic 326 on January 1, 2021.
The Company’s accounts receivable and other receivables included in prepayment and other current assets and other non-current assets are within the scope of ASC Topic 326.
For the year ended December 31, 2022, the Company used an individual basis and pool basis of the customers sharing similar risk characteristics by applying the roll rate method under the Current Expected Credit Loss Model (“CECL Model”). The Company has identified the relevant risk characteristics of its customers and the related receivables and other receivables which include size, type of the products the Company provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Company considers the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Company’s receivables. Additionally, external data and macroeconomic factors are also considered. They are assessed at each quarter based on the Company’s specific facts and circumstances. The Company uses roll rate method to calculate average expected loss rate under pool basis. The Company considers the co-relationship between micro economic environment and overall default rate and calculated the future adjustment indicator use logistic regression model.
For the year ended December 31, 2023, the Company still used an individual basis and pool basis to assess credit losses. When reassessing its methodology for calculating expected credit losses for customers sharing similar risk characteristics, the Company changed from using roll rate method to aging group method. This change in technique is based on newly obtained information and is considered an accounting estimate change. According to ASC 326-20-30-7, the Company evaluated both internally generated data and reasonably accessible external data. The change was driven by the following factors:
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The slower turnover of customer capital and the lengthened payment approval cycle of hospitals, while not necessarily indicating increased credit risk, affect the collection period.

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Increased amount and proportion of accounts receivable more than 12 months overdue.

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Analysis of comparative companies’ methodologies.

The change in the estimated credit loss rate was applied prospectively starting in the period of 2023. This change is based on the analysis conducted during the preparation of financial statements as of December 31, 2023, and is expected to provide a more accurate reflection of the Company’s credit risk.
Accounts receivable are presented net of any allowance for credit losses. An allowance for credit losses is recorded in the period when loss is probable. The Company recognizes loss allowance for expected credit loss (“ECL”) on accounts receivable. The Company writes off an account receivable when there is information indicating that the counterparty is in severe financial difficulty and there is no realistic prospect of recovery.
For the years ended December 31, 2023 and 2022, the credit period granted to the customers stipulated under contract was generally for a period within 90 days. The Company’s accounts receivable consist primarily of distributers, deliverers and hospitals. The Company accrued $2.2 million and $0.4 million credit loss in expected for the years ended December 31, 2023 and 2022, respectively.
Inventories
Inventories are initially recognized at cost, and subsequently at the lower of cost and net realizable value. Cost comprises all costs of purchase, costs of conversion and other costs incurred in bringing the inventories to their present location and condition. Cost is calculated using the weighted average method. Net realizable value represents the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.
Prepayments
Prepayment primarily consist of prepaid expense for R&D and advances to suppliers for purchasing goods, equipment or services that have not been received or provided. These advances are interest free, unsecured and are reviewed periodically to determine whether their carrying value has become impaired. An allowance for credit losses is recorded in the period when loss is probable. As of December 31, 2023 and 2022, there was $5,002 and nil allowance for the credit losses, respectively.
Deposits and other assets
Deposits and other assets primarily consist of deposit for office rental and long-term loan. These deposits and other assets are interest free, unsecured and short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. An allowance for credit losses is recorded in the period when loss is probable. As of December 31, 2023 and 2022, there was $0.1 million and nil allowance for the credit losses, respectively.
Property and equipment, net
Property and equipment are stated at historical cost less accumulated depreciation and impairment income, if any. Depreciation is calculated using the straight-line method over their estimated useful lives. The estimated useful lives are as follows:
Useful life
Machinery	3 – 10 years
Furniture, fixtures and equipment	3 – 5 years
Vehicles	4 years
Medical equipment	6 – 10 years
Leasehold improvement	Over the lease term or estimated useful lives of 5 years, whichever is shorter
Expenditures for maintenance and repairs are expensed as incurred. The gain or income on the disposal of property and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the consolidated statements of comprehensive income.
Deferred offering costs
The Company complies with ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering cost consisted of underwriting, legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering (IPO), and it was charged to shareholders’ equity upon the completion of the IPO.
Goodwill
Goodwill represents the excess of the purchase consideration over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed from the acquired entity as a result of the Company’s acquisitions of interests in its subsidiaries. Goodwill is not amortized but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that it might be impaired. The Company first assesses qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. In the qualitative assessment, the Company considers primary factors such as industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations. Based on the qualitative assessment, if it is more likely than not that the fair value of a reporting unit is less than the carrying amount, the quantitative impairment test is performed.
This allocation process is only performed for the purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. Application of a goodwill impairment test requires significant management judgment, including the identification of reporting units, allocation of assets, liabilities and goodwill to reporting units, and determination of the fair value of each reporting unit.
Intangible assets, net (other than goodwill)
Intangible assets acquired separately are initially recognized at cost. The cost of intangible assets acquired in a business combination is fair value at the date of acquisition. Subsequently, intangible assets with finite useful lives are carried at cost less accumulated amortization and accumulated impairment losses. Intangible assets with indefinite useful lives are carried at cost less any subsequent accumulated impairment losses.
Amortization is provided on a straight-line basis over their useful lives as follows. The amortization expense is recognized in profit or loss and included in administrative expenses.
Useful life
Patent	6 years
Software	5 years
The estimates and associated assumptions of useful life determined by the Company are based on technical and commercial obsolescence, legal or contractual limits on the use of the asset and other relevant factors. Based on the functionalities and expiry date of the patent and software, the Company considers a useful life of 5 to 6 years to be their best estimation. Both the period and method of amortization are reviewed annually.
Impairment of long-lived assets other than goodwill
For other long-lived assets including property and equipment and other non-current assets, the Company evaluates for impairment whenever events or changes (triggering events) indicate that the carrying amount of an asset may no longer be recoverable. The Company assesses the recoverability of the long-lived assets by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to receive from use of the assets and their eventual disposition. Such assets are considered to be impaired if the sum of the expected undiscounted cash flows is less than the carrying amount of the assets. The impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company did not recognize any impairment loss for the years ended December 31, 2023 and 2022.
Leases
In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases, which specifies the accounting for leases. Earlier application is permitted for all entities as of February 25, 2016, the issuance date of the final standard. The Company adopted ASC 842 on January 1, 2021, along with all subsequent ASU clarifications and improvements that are applicable to the Company, to each lease that existed in the years presented in the financial statements, using the modified retrospective transition method and used the commencement date of the leases as the date of initial application. Consequently, financial information and the disclosures required under ASC 842 are provided for dates and years presented in the financial statements. The Company has applied the practical expedient to not recognize short-term leases with lease terms of one year or less.
At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Company assesses whether:
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the contract involves the use of an identified asset — this may be specified explicitly or implicitly, and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified;

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the customer has the right to obtain substantially all of the economic benefits from use of the asset throughout the period of use; and

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the customer has the right to direct the use of the asset. The customer has this right when it has the decision-making rights that are most relevant to changing how and for what purpose the asset is used. In rare cases where the decision about how and for what purpose the asset is used is predetermined, the customer has the right to direct the use of the asset if either the customer has the right to operate the asset; or the customer designed the asset in a way that predetermines how and for what purpose it will be used.

The Company as lessee
The Company classifies each lease as either an operating lease or financing lease at the lease commencement date. The classification is not revised unless the lease is modified and that modification is not accounted for as a separate lease.
The lease is classified as a financing lease if both of the following criteria are met:
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the present value of the lease payments and any residual value guarantee (from the lessee or an unrelated third party) equals or exceeds substantially all of the underlying asset’s fair value; and

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it is probable that the lessor will collect the lease payments plus any amount necessary to satisfy a residual value guarantee.

If none of the above criteria are met, then the lease is classified as an operating lease.
Both classifications result in the Company recognizing a right-of-use asset and a lease liability. The Company can elect not to apply the lessee accounting model to leases with a lease term of 12 months or less (i.e. short-term leases). A lease that contains a purchase option can qualify as a short term lease if the lessee is not reasonably certain to exercise its option to purchase the underlying asset. The Company recognizes short-term lease payments as an expense on a straight-line basis over the lease term.
On initial recognition, the right-of-use asset is measured at the initial amount of the lease liability, adjusted for any lease payments made at or before the commencement of the lease, plus any initial direct costs incurred and the amount of any provision recognized where the Company is contractually required to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentive received.
In an operating lease, right-of-use asset is subsequently amortized as the difference between the straight-line lease cost for the period and the periodic accretion of the lease liability using the effective interest method. In a financing lease, right-of-use asset is subsequently depreciated using the straight-line method from the commencement date of the lease over the shorter of the lease term or the useful life of the underlying asset. In addition, the right-of-use asset is reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the lessee’s incremental borrowing rate.
The lease liability is subsequently measured by (i) increasing the carrying amount to reflect interest on the lease liability and (ii) reducing the carrying amount to reflect the lease payments made. The Company remeasured the lease liability to reflect any reassessment or lease modification, or to reflect revised in-substance fixed lease payments.

In cases of sale and leaseback transactions, if the transfer of the asset to the lessor does not qualify as a sale, then the transaction constitutes a failed sale and leaseback and is accounted for as a financing transaction. For a sale to have occurred, the control of the asset would need to be transferred to the buyer, and the buyer would need to obtain substantially all the benefits from the use of the asset.
Long-term loan
When the Company enters into sale-leaseback transactions as a seller-lessee, it applies the requirements in ASC 606 by assessing whether a contract exists and whether it satisfies a performance obligation by transferring control of an asset when determining whether the transfer of an asset shall be accounted for as a sale of the asset. If the Group transfers the control of an asset to the buyer-lessor, it accounts for the transfer of the asset as a sale and recognizes a corresponding gain or loss on disposal. The subsequent leaseback of the asset is accounted for in accordance with ASC 842 in the same manner as any other lease. If the Company does not transfer the control of an asset to the buyer-lessor, the failed sale-leaseback transaction is accounted for as a financing. The Company does not derecognize the transferred asset and accounts for proceeds received as borrowings for which the current portion is included in “long-term loan — current portion” and the non-current portion is included in “long-term loan — non-current” in the consolidated balance sheets.
Revenue recognition
Effective January 1, 2018, the Company adopted ASC Topic 606 using the modified retrospective adoption method. Based on the requirements of ASC Topic 606, revenue is recognized when control of the promised goods or services is transferred to the customers in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods or services. The Company primarily sells its products to hospitals.
The Company adopted ASC Topic 606 for all periods presented. Consistent with the criteria of Topic 606, the Company follows five steps for its revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.
According to ASC Topic 606, revenue is recognized when control of the promised good or service is transferred to the customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.
The Company’s revenue is primarily derived from sales of medical devices. Customers obtain control of goods when either the goods are delivered to the customer or picked up by the customer and such customer has accepted the goods. Revenue is thus recognized at the point in time when the customers have accepted the goods.
Principal versus agent
When another party is involved in providing goods or services to a customer, the Company determines whether the nature of its promise is a performance obligation to provide the specified goods or services itself (i.e. the Company is a principal) or to arrange for those goods or services to be provided by the other party (i.e. the Company is an agent).
The Company is a principal if it controls the specified good or service before that good or service is transferred to a customer.
The Company is an agent if its performance obligation is to arrange for the provision of the specified good or service by another party. In this case, the Company does not control the specified good or service provided by another party before that good or service is transferred to the customer. When the Company acts as an agent, it recognizes revenue in the amount of any fee or commission to which it expects to be entitled in exchange for arranging for the specified goods or services to be provided by the other party.
The Company acts as a principal in the sales of medical devices to hospitals (i.e. directly or through deliverers) and distributors as the Company controls the medical devices before that they are transferred to customers, and accordingly recognizes the revenue which the Company expects to be entitled from the sales of goods to its end-customers.
Revenue from sales of medical devices
The Company sells medical devices though two channels, which is directly or through deliverers to hospitals, and through distributors to the end customers. Various sources of revenue of the Company is recognized on the following bases:
(1)   Revenue from sales to hospitals
The Company acts as a principal in the sales of medical devices to hospitals (i.e., directly or through deliverers) as the Company controls the medical devices before they are transferred to end-customers (i.e., hospitals).
The key indicators that demonstrate the Company’s control over the products include: (i) it is the Company’s responsibility to fulfill the promise of providing products to the hospitals through deliverers, in which the deliverers are just acting on the Company’s behalf. The deliverers bear no rights and obligations on the medical devices and the deliverers do not take any responsibility on the product damage before and after the products are delivered to the hospital’s designated premises and accepted by the hospital; (ii) the Company, instead of the deliverers, are subject to the inventory risk given that the deliverers are prohibited from delivering products to end-customers other than the designated hospitals (as designated through the authorization letter); and (iii) the selling prices of products are predetermined by the Company at tender price. The deliverers do not have pricing power and are only entitled to a specific service fee calculated as a fixed percentage of the relevant transaction of products which is a commission or fee basis. From the above indicators, the deliverers do not obtain control of the medical devices and thus the Company still retain control over the products before the products are delivered to the hospital’s designated premises and accepted by the hospital. Under such limitation, the deliverers do not act as the ‘principal’ in the sales through deliverer model and therefore the designated hospitals are not the ‘customer’ of the deliverer. In other words, the deliverers are instructed by the Company to transfer the medical devices to the designated hospital. As such, it is determined that the Company is the principal, and the deliverers are the agents. Since the Company remains the principal over the goods regardless of if the goods are delivered to the hospital directly by the Company or through the deliverers as agents, there is no significant difference between the two types of good delivery as to when risk or control is transferred to the customer and when revenue is recognized from sales to hospitals.
The Company presents the revenue generated from its sales of products on a gross basis as the Company is a principal.
(2)   Revenue from sales to distributors
The Company acts as a principal in the sales of medical devices to distributors as the Company controls the medical devices before they are transferred to distributors.
The revenue is recognized at a point in time when the Company satisfies its performance obligation by transferring the promised product to its customers, the distributors, upon acceptance. The performance obligation is considered to be met and revenue is recognized when distributors obtain control of the goods or when risks and rewards are transferred to distributors which bear all inventory risks and revenue is recognized when the goods are accepted by the distributor.
The Company did not recognize any revenue from contracts with customers for performance obligations satisfied over time during the years ended December 31, 2023 and 2022.
The transaction price is generally in the form of a fixed price which is agreed with the customer at contract inception. The transaction price is recorded net of any sales return, surcharges and value-added taxes on gross sales. Customers are required to pay over an agreed-upon credit period.

Return rights
Some of the Company’s contract with customers from the sales of goods provides customers a right of return (a right to exchange for the same product or to be refund in cash due to faulty products). For the year ended December 31, 2023 and 2022, there is no significant sales return.
Value-added taxes and surcharges
The Company presents revenue net of value-added taxes (“VAT”) and surcharges incurred. Surcharge are sales related taxes representing the City Maintenance and Construction Tax and Education Surtax. VAT and surcharges collected from customers, net of VAT paid for purchases, are recorded as a liability in the consolidated balance sheets until these are paid to the tax authorities.
Disaggregation of revenue
The Company disaggregates its revenue by major products and customers, as the Company believes it best depicts the amount of its revenue and cash flows. See Note 19 to the segment reports.
Contract assets
A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If the Company performs by transferring goods or services to a customer before the customer pays consideration or before payment is due, a contract asset is recognized for the earned consideration that is conditional. The Company does not have contract assets for the years presented.
Contract liabilities
The contract liabilities represent consideration that the Company has received but has not satisfied the related performance obligations. Contract liabilities primarily relate to the payments received for product selling in advance of revenue recognition. The increase in contract liabilities over the prior year was a result of the increase in consideration received from the Company’s customers, which was in line with the growth of revenues in product sales. Due to the generally short-term duration of the relevant contracts, the majority of the performance obligations are satisfied within one year. The revenue recognized for years ended December 31, 2023 and 2022 that was previously included in the contract liabilities balances was $0.2 million and $0.1 million, respectively.
The Company’s contract liabilities amounted to $0.5 million and $0.7 million as of December 31, 2023 and 2022, respectively. The revenue expected to be recognized on the remaining performance obligations of these contracts as of December 31, 2023 will be $0.5 million for the year ending December 31, 2024.
Value-added taxes (“VAT”)
Revenue represents the invoiced value of goods or service, net of VAT. The VAT is based on gross sales price and VAT rates range up to 13%, depending on the type of goods or service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in tax payables. All of the VAT returns filed by the Company’s subsidiaries in China, have been and remain subject to examination by the tax authorities for five years from the date of filing.
Research and development expenses
Research and development expenses consist primarily of outsourced research and development costs, payroll and related expenses for research and development professionals, materials, sample testing fee, and depreciation of machinery and equipment for research and development. Nonrefundable payments made in advance to third-party R&D service provider for the related services are recorded as prepayments in the consolidated balance sheets until the services are rendered under ASC 730-20-25-13. Research and development costs are expensed as incurred in accordance with ASC 730. The Company recognizes R&D expenses based on the completion percentage of each R&D contract at the end of each quarter according to monthly discussions and progress meeting (if any) with internal management personnel and external R&D service providers or completion progress report provided by the third-party R&D service providers as to the progress or stage of completion of services.
Income taxes
Current income taxes are provided on the basis of net income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.
Deferred income taxes are accounted for using an asset and liability method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purpose. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.
Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.
Uncertain tax positions
The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating the Company’s uncertain tax positions and determining its provision for income taxes. The Company did not recognize any significant interest and penalties associated with uncertain tax positions for the years ended December 31, 2023 and 2022. As of December 31, 2023 and 2022, the Company did not have any significant unrecognized uncertain tax positions.
In accordance with PRC Tax Administration Law on the Levying and Collection of Taxes, the PRC authorities generally have up to five years to assess underpaid tax plus penalties and interest for PRC entities’ tax filings. In case of tax evasion. which is not clearly defined in the law, there is no limitation on the tax years open for investigation. Accordingly, the PRC entities remain subject to examination by the tax authorities based on above.
Subsidy income
Subsidy income primarily consist of financial subsidies received from local governments for operating a business in their jurisdictions and compliance with specific policies promoted by the local governments. There are no defined rules and regulations to govern the criteria necessary for companies to receive such benefits, and the amount of financial subsidy is determined at the discretion of the relevant government authorities. The government subsidies with no further conditions to be met are recorded as “Other income, net” when received. The government subsidies with certain operating conditions are recorded as liabilities when received and will be recorded as operating income when the conditions are met. For the years ended December 31, 2023 and 2022, the Company received financial subsidies of $0.8 million and $1.4 million from the local PRC government authorities, respectively.
Statutory reserves
As stipulated by the relevant PRC laws and regulations applicable to the Company’s entities in the PRC, the Company is required to make appropriations from net income as determined in accordance with the PRC GAAP to non-distributable reserves, which include a statutory surplus reserve. The PRC laws and regulations require that annual appropriations of 10% of after-tax income should be set aside prior to payments of dividends as reserve fund, the appropriations to statutory surplus reserve are required until the balance reaches

50% of the PRC entity registered capital. The Company allocate income of $0.1 million and $1.4 million to statutory reserves during the years ended December 31, 2023 and 2022, respectively.
Business combination and noncontrolling interests
The Company accounts for its business combinations using the acquisition method of accounting in accordance with ASC 805, Business Combinations. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of (i) the total costs of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. During the measurement period, which can be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded as gain or loss on the consolidated statements of operations and comprehensive loss.
In a business combination achieved in stages, the Company re-measures the previously held equity interests in the acquiree when obtaining control at its acquisition date fair value and the re-measurement gain or loss, if any, is recognized in the consolidated statements of operations and comprehensive loss.
For the Company’s majority-owned subsidiaries, noncontrolling interests are recognized to reflect the portion of the equity which is not attributable, directly or indirectly, to the Company as the controlling shareholder. Noncontrolling interests acquired through a business combination are recognized at fair value at the acquisition date, which is estimated with reference to the purchase price per share as of the acquisition date.
Comprehensive income (loss)
Comprehensive income (loss) is defined as the change in equity of the Company during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders.
Other comprehensive income (loss), as presented in the consolidated statements of operations and comprehensive income, consists of foreign currency translation adjustments.
Related parties
Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.
Commitments and contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Earnings per share
Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and potential common shares outstanding during the period. The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect (i.e. an increase in earnings per share amounts) on earnings per share. For the years ended December 31, 2023 and 2022, there were no dilutive shares.
Segment reporting
ASC 280, Segment Reporting, establishes standards for companies to report in their financial statement information about operating segments, on a basis consistent with Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.
The Company’s Chief Executive Officer is the chief operating decision-maker (“CODM”) that reviews the consolidated financial results including revenue, gross profit and operating profit at a consolidated level when making decisions about allocating resources and assessing the performance of the Company as a whole. The Company has determined that it operates in one operating segment. The Company’s revenue and net income are substantially derived from sales of MWA and other medical devices in the PRC. The Company does not distinguish between markets for the purpose of making decisions about resources allocation and performance assessment. The Company’s operations are primarily based in the PRC, where the Company derives a substantial portion of their revenues. All of the Company’s non-current assets are located in the PRC. Therefore, the Company has one reportable segment in accordance with ASC 280, Segment Reporting.
Change in Accounting Estimates
Expected credit losses
For the year ended December 31, 2022, the Company used an individual basis and pool basis of the customers sharing similar risk characteristics by applying the roll rate method under the Current Expected Credit Loss Model (“CECL Model”). The Company has identified the relevant risk characteristics of its customers and the related receivables and other receivables which include size, type of the products the Company provides, or a combination of these characteristics. Receivables with similar risk characteristics have been grouped into pools. For each pool, the Company considers the historical credit loss experience, current economic conditions, supportable forecasts of future economic conditions, and any recoveries in assessing the lifetime expected credit losses. Other key factors that influence the expected credit loss analysis include customer demographics, payment terms offered in the normal course of business to customers, and industry-specific factors that could impact the Company’s receivables. Additionally, external data and macroeconomic factors are also considered. They are assessed at each quarter based on the Company’s specific facts and circumstances. The Company uses roll rate method to calculate average expected loss rate under pool basis. The Company considers the co-relationship between micro economic environment and overall default rate and calculated the future adjustment indicator use logistic regression model.
For the year ended December 31, 2023, the Company still used an individual basis and pool basis to assess credit losses. When reassessing its methodology for calculating expected credit losses for customers sharing similar risk characteristics, the Company changed from using roll rate method to aging group method. This change in technique is based on newly obtained information and is considered an accounting estimate change.
According to ASC 326-20-30-7, the Company evaluated both internally generated data and reasonably accessible external data. The change was driven by the following factors:
•
The slower turnover of customer capital and the lengthened payment approval cycle of hospitals, while not necessarily indicating increased credit risk, affect the collection period.

•
Increased amount and proportion of accounts receivable more than 12 months overdue.

•
Analysis of comparative companies’ methodologies.

The change in the estimated credit loss rate was applied prospectively starting in the period of 2023. This change is based on the analysis conducted during the preparation of financial statements as of December 31, 2023, and is expected to provide a more accurate reflection of the Company’s credit risk.

As a result of this change in accounting estimate, the allowance for expected credit losses for accounts receivable as of December 31, 2023, is summarized below:
	Individual basis	Aging group basis	Total
Accounts receivable	$1,991,596	$31,949,487	$33,941,083
Less: allowance for doubtful accounts	(1,991,596)	(849,596)	(2,841,192)
Accounts receivable, net	—	$31,099,891	$31,099,891
Allowance Ratio	100%	2.7%	8.4%
The Company made provisions if customers have no new transactions with the Company for more than six months and have no subsequent collection during January 1, 2024 to April 30, 2024, or the accounts receivable with a long aging period over than one year and have no subsequent collection during January 1, 2024 to April 30, 2024.
The result of this change in technique did not have a material impact to the allowance for expected credit losses. The Company also does not expect this change to cause a material impact to the allowance for expected credit losses for future period.
Recent accounting pronouncements
The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.
Recently Adopted Accounting Pronouncements
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, as part of its Simplification Initiative to reduce the cost and complexity in accounting for income taxes. This standard removes certain exceptions related to the approach for intra period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also amends other aspects of the guidance to help simplify and promote consistent application of GAAP. ASU 2019-12 is effective for the Company’s annual reporting period ending December 31, 2022 and interim periods during the year ending December 31, 2023. On January 1, 2023, the Company adopted ASU 2019-12, “Simplifying the Accounting for Income Taxes (Topic 740). The adoption of ASU 2019-12 did not have a material impact to our consolidated financial statements.
New Accounting Pronouncements Not Yet Adopted
In March 2023, the FASB issued ASU 2023-01, Leases (Topic 842) — Common Control Arrangements (“ASU 2023-01”). It requires all lessees, including public business entities, to amortize leasehold improvements associated with common control leases over their useful life to the common control group and account for them as a transfer of assets between entities under common control through an adjustment to equity when the lessee no longer controls the use of the underlying asset. ASU 2023-01 is effective for the Company from January 1, 2024, with early adoption permitted. The Company will adopt this standard in the first quarter of 2024, and do not expect the adoption of this standard to have a material impact on our financial statements.
In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” This ASU incorporates certain U.S. Securities and Exchange Commission (SEC) disclosure requirements into the FASB Accounting Standards Codification. The amendments in the ASU are expected to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the Codification with the SEC’s regulations. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the

SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC removes that related disclosure from its rules. For all other entities, the amendments will be effective two years later. However, if by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective for any entity. The Company does not expect the adoption of ASU 2023-06 to have a material impact on its consolidated financial statements.
In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280) Improvements to Reportable Segment Disclosures.” This ASU expands required public entities’ segment disclosures, including disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items and interim disclosures of a reportable segment’s profit or loss and assets. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company plans to adopt this guidance effective January 1, 2025 and the adoption of this ASU is not expected to have a material impact on its consolidated financial statements.
In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which enhances the transparency of income tax disclosures. The amendments in ASU 2023-09 requires (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024 on a prospective basis, with the option to apply the standard retrospectively. Early adoption is permitted. The Group is currently evaluating ASU 2023-09 to determine the impact it may have on its consolidated financial statements disclosures.
NOTE 3 — BUSINESS ACQUISITION
Investment in Ruikede Xiamen
Ruikede Xiamen was established in the PRC with limited liability on July 17, 2019 and was an indirect 80%-owned subsidiary of Baide Suzhou and the remaining 20% equity interest is owned by Wang Jing. On November 25, 2022, Baide Suzhou entered into an equity transfer agreement and purchased the remaining 20% equity interest of Ruikede Xiamen for consideration of nil, holding 100% of Ruikede Xiamen equity interest. Such transfer was registered on December 2, 2022. As of December 31, 2022, the non-controlling interests which amounted to $3,350 corresponding to the remaining 20% of equity interest of Ruikede Xiamen was transferred to the additional paid in capital. The total assets and net assets of Ruikede Xiamen as of December 31, 2023 and 2022 were all $0.5 million.
NOTE 4 — ACCOUNTS RECEIVABLE, NET
Accounts receivable, net consisted of the following:
	As of December 31,
	2023	2022
Accounts receivable	$33,941,083	$25,016,309
Less: allowance for credit losses	(2,841,192)	(644,669)
Accounts receivable, net	$31,099,891	$24,371,640
The Company’s accounts receivable consist primarily of distributors and direct customers. The Company recorded a provision for current expected credit loss. The balance of gross accounts receivable was $34.0 million and $25.0 million as of December 31, 2023 and 2022, against which write-off of accounts receivable of $0.2 million and $0.2 million was made as of December 31, 2023 and 2022, and an allowance for expected credit losses of $2.8 million and $0.6 million was made as of December 31, 2023 and 2022.

The movement of the allowance for credit losses is as follows:
	For the years ended December 31,
	2023	2022
Balance at the beginning of the year	$(644,669)	$(234,190)
Additions charged to allowance for expected credit losses	(2,221,430)	(438,997)
Foreign currency translation adjustments	24,907	28,518
Balance at the end of the year	$(2,841,192)	$(644,669)
Majority of the accounts receivable are expected to be recovered within one year. The aging of accounts receivable is calculated from the expiry date of the customer’s credit terms which is different with the aging accounts receivable based on the number of days. The Company generally grants trade debtors a credit period of 30 to 90 days. If accounts receivable of a customer is not yet aged beyond the credit period, the aging of the receivable will be classified as not overdue in the following table. An aging analysis of the Company’s accounts receivable calculated from the expiration date of the customer’s credit terms is as follows:
	For the years ended December 31,
	2023	2022
Not Overdue	$9,941,205	$12,250,013
Within 90 days	10,373,938	6,148,247
Between 3 and 6 months	6,188,966	5,287,519
Between 6 months and a year	5,982,205	1,146,200
Over a year	1,454,769	184,330
	$33,941,083	$25,016,309
Receivables that were neither past due nor impaired relate to a large number of customers for whom there was no recent history of default. Majority amounts are short-term. The Company mortgaged $4.4 million of these receivables for bank loans. The net carrying value of accounts receivable is considered a reasonable approximation of fair value.
On December 29, 2023, the Company entered into a supplemental agreement with China CITIC Bank Suzhou Branch (“CITIC”) pursuant to which the Company collateralized $4.4 million of its accounts receivable to secure all loans entered into, or which may be entered into, before December 29, 2024, pursuant to loan agreements between the Company or its wholly-owned subsidiaries, as borrowers, and CITIC, as lender, inclusive of any loan principal amounts, installment payments, interest thereon and costs thereof, which may become due during such period. Before the maturity date of such loans, the Company may use the cash received from the collection of accounts receivable without any restrictions, and the Company is not required to assign the rights to receive such accounts receivable to CITIC. If the Company defaults on the repayment of such loans, the Company must transfer the accounts receivable it receives to a designated bank account of CITIC, which account CITIC is authorized to supervise. CITIC is authorized to use any amount deposited into the designated bank account to offset the amounts outstanding under such defaulted loans.
As of December 31, 2023, the value of accounts receivable used as collateral for such bank loans in favor of CITIC was $4.4 million, as reflected in the Company’s consolidated balance sheets collateralized. The amount outstanding under the loans as of December 31, 2023 was $2.8 million, with annual interest rates of either 3.95% or 4.15%, depending on the particular interest rate of such secured loan. The accrued interest on the loans was $0.02 million for the year ended December 31, 2023. These bank loans were repaid according to CITIC’s 2024 repayment schedule.
The collateralized accounts receivable is not permitted to be sold, transferred or refinanced without CITIC’s written consent.

NOTE 5 — INVENTORIES
	As of December 31,
	2023	2022
Finished goods	$312,871	$477,345
Raw materials	516,346	485,149
Work in progress	313,352	330,755
Inventories	$1,142,569	$1,293,249
NOTE 6 — PREPAYMENTS, NET
Prepayments consisted of the following:
	As of December 31,
	2023	2022
Prepayment for R&D	$7,649,949	$3,482,467
Prepayment for purchase of property and equipment	2,528,912	5,762,918
Prepayment for purchase of materials and others	2,726,440	880,825
Prepaid expense for others	613,120	1,435,792
Subtotal	13,518,421	11,562,002
Less: impairment loss	(5,002)	—
Subtotal, net	13,513,419	11,562,002
Less: Long term portion	(7,698,728)	(5,762,918)
Prepayments, net – current portion	$5,814,691	$5,799,084
Prepayments as of December 31, 2023 and 2022 were all made to third parties. The third-party R&D service provider issues a R&D progress report at the end of each period, and the Company recognises the prepayment as R&D expenses based on the percentage of completion on the progress report, while the prepayment corresponding to uncompleted R&D is still recognised as prepayment.
The movement of prepayment impairment loss is as follows:
	For the years ended December 31,
	2023	2022
Balance at the beginning of the year	$—	$—
Additions charged to the impairment loss	(5,016)	—
Foreign currency translation adjustments	14	—
Balance at the end of the year	$(5,002)	$—
NOTE 7 — DEPOSITS AND OTHER ASSETS, NET
Deposits and other assets, net consisted of the following:
	As of December 31,
	2023	2022
Deposits	$217,658	$182,050
Other receivables	167,620	60,895
Subtotal	$385,278	$242,945
Less: allowance of credit loss	(112,343)	—
Subtotal, net	$272,935	$242,945
Less: Long term portion	(152,450)	(45,946)
Deposits and other assets- current portion	$120,485	$196,999

The movement of the allowance of credit losses is as follows:
	For the years ended December 31,
	2023	2022
Balance at the beginning of the year	$—	$—
Additions charged to allowance for expected credit losses	(112,663)	—
Foreign currency translation adjustments	320	—
Balance at the end of the year	$(112,343)	$—
NOTE 8 — DEFERRED OFFERING COSTS
Deferred offering costs consist principally of legal fees and other fees incurred through the balance sheet date that are related to the proposed offering of the common shares. Deferred offering costs related to the offering will offset proceeds recorded as equity if the transaction is completed or charged to expense if the offering is not completed. As of December 31, 2023 and 2022, deferred offering costs are $875,258 and nil respectively.
NOTE 9 — PROPERTY AND EQUIPMENT, NET
Property and equipment, net consisted of the following:
	As of December 31,
	2023	2022
Leasehold improvement	$4,656,762	$2,607,048
Machinery	4,227,161	659,712
Furniture, fixtures and equipment	447,902	460,366
Motor vehicles	42,326	43,585
Medical equipment	341,168	365,415
Total	9,715,319	4,136,126
Less: Accumulated depreciation	(3,576,625)	(2,664,623)
Property and equipment, net	$6,138,694	$1,471,503
Depreciation expense was $991,750 and $862,568 for the years ended December 31, 2023 and 2022, respectively. No impairment loss was recognized for the years ended December 31, 2023 and 2022.
NOTE 10 — INTANGIBLE ASSETS, NET
Intangible assets, net consisted of the following:
	As of December 31,
	2023	2022
Patent	$253,440	$260,975
Software	42,465	43,728
Less: accumulated amortization	(270,426)	(255,222)
Intangible assets, net	$25,479	$49,481

The amortization expense was $22,637 and $53,547 for the years ended December 31, 2023 and 2022, respectively. Estimated future amortization expense is as follows:
Years ending December 31,	Amortization expense
2024	$8,493
2025	8,493
2026	8,493
Total	$25,479
No impairment loss was recognized for the years ended December 31, 2023 and 2022.
NOTE 11 — SHORT-TERM BANK LOANS
Short-term bank loans are working capital loans from banks in China. Short-term bank loans as of December 31, 2023 consisted of the following:
Lender	Company	Guarantors/ Collateral	Effective Interest Rate	Issuance Date	Expiration Date	Amount- RMB	Amount-US$
Taicang Sub-branch, Suzhou Branch, China Merchants Bank	Baide Suzhou	Guangzhou Baihui	3.90%	August 8, 2023	August 8, 2024	5,000,000	704,000
Taicang Sub-branch, Suzhou Branch, China Merchants Bank	Baide Suzhou	Guangzhou Baihui	2.50%	August 9, 2023	August 7, 2024	5,000,000	704,000
Taicang Sub-branch, Suzhou Branch, China Merchants Bank	Baide Suzhou	Nanjing Changcheng	2.50%	August 25, 2023	August 23, 2024	10,000,000	1,408,000
China Merchants Bank Guangzhou Guanggang New City Sub-branch	Baide Suzhou	Nanjing Changcheng	2.50%	July 21, 2023	July 19, 2024	10,000,000	1,408,000
China CITIC Bank Suzhou Branch	Baide Suzhou	Nanjing Changcheng, AR from Baide Suzhou	3.95%	May 15, 2023	May 15, 2024	4,000,000	563,200

Lender	Company	Guarantors/ Collateral	Effective Interest Rate	Issuance Date	Expiration Date	Amount- RMB	Amount-US$
China CITIC Bank Suzhou Branch	Baide Suzhou	Nanjing Changcheng, AR from Baide Suzhou	3.95%	September 21, 2023	March 27, 2024	6,000,000	844,800
China CITIC Bank Suzhou Branch	Baide Suzhou	Nanjing Changcheng, AR from Baide Suzhou	4.15%	December 29, 2023	June 29, 2024	10,000,000	1,408,000
Bank of Nanjing	Nanjing Changcheng	/	4.05%	November 27, 2023	November 19, 2024	3,000,000	422,400
Bank of Nanjing	Nanjing Changcheng	/	3.95%	March 16, 2023	March 15, 2024	5,000,000	704,000
Total						58,000,000	8,166,400

Bank loans with expiration date before the report date had been repaid subsequently.
Short-term bank loans as of December 31, 2022 consisted of the following:
Lender	Company	Guarantors/ Collateral	Effective Interest Rate	Issuance Date	Expiration Date	Amount- RMB	Amount-US$
China CITIC Bank Suzhou Branch	Baide Suzhou	Nanjing Changcheng	4.450%	August 16, 2022	May 15, 2023	4,000,000	579,945
China CITIC Bank Suzhou Branch	Baide Suzhou	Nanjing Changcheng	4.350%	March 22, 2022	March 21, 2023	6,000,000	869,918
China CITIC Bank Suzhou Branch	Baide Suzhou	Nanjing Changcheng	3.950%	December 29, 2022	June 28, 2023	10,000,000	1,449,864
China Merchants Bank Guangzhou Guanggang New City Sub-branch	Baide Suzhou	Domestic letter of credit	2.610%	July 8, 2022	July 7, 2023	10,000,000	1,449,864
Taicang Sub-branch, Suzhou Branch, China Merchants Bank	Baide Suzhou	Domestic letter of credit	2.000%	August 9, 2022	August 8, 2023	10,000,000	1,449,864
Bank of Nanjing	Nanjing Changcheng	Baide Suzhou	4.050%	November 29, 2022	November 28, 2023	3,000,000	434,959
Total						43,000,000	6,234,414
Interest expense was $227,923 and $243,838 for the years ended December 31, 2023 and 2022, respectively.

NOTE 12 — LONG-TERM LOAN
Long-term loan consisted of the following:
	As of December 31,
	2023	2022
Financial liabilities	$2,431,064	$—
Less: current portion	(817,485)	—
Long-term loan – non current	$1,613,579	$—
In September 2023, Nanjing Changcheng entered into a sale and leaseback agreements of $3.0 million, with an unrelated third party for medical equipment. Nanjing Changcheng had acquired the control of the corresponding assets before entering into the sale and leaseback agreement, and at the end of the lease term, Nanjing Changcheng may exercise its contractual rights to purchase the leased equipment, renew the lease or return the leased equipment. If Nanjing Changcheng chooses to purchase the leased objects, the purchase price is $14.1. As of the expiry date of the lease, some of the assets still have a useful life of around 6 years, and the purchase price of $14.1 is much below the fair value. Therefore under ASC 842-40, the transfer of the equipment was determined to be a failed sale. In accordance with ASC 842-40, the Company did not derecognize the equipment from its balance sheet and accounted for the amounts received under the sale and leaseback agreements as a financial liability. Nanjing Changcheng is obligated to make consecutive quarterly payments of approximately $0.3 million, commencing in December 2023. As of December 31, 2023, the outstanding balance under the sale and leaseback agreements of Nanjing Changcheng was $2.4 million. The agreements mature in September 2026, with a purchase price of $14.1 on the last repayment date.
Future loan payments under long-term loan as of December 31, 2023 were as follows:
Years ending December 31,
2024	$1,004,952
2025	1,004,952
2026	753,727
Total future loan payments	$2,763,631
Less: imputed interest	(332,567)
Total long-term loan	$2,431,064
Less: Long term portions	(1,613,579)
Long-term loan – current portions	$817,485
NOTE 13 — LEASE
The Company’s leasing activities primarily consist of operating leases for offices. The Company adopted ASC 842 effective January 1, 2018. ASC 842 requires lessees to recognize right-of-use assets and lease liabilities on the balance sheet. The Company has applied practical expedient to not recognize short-term leases with lease terms of one year or less on the balance sheet.
As of December 31, 2023 and 2022, the Company recorded right-of-use assets of approximately $0.9 million and $1.3 million and lease liabilities of approximately $0.9 million and $1.2 million, respectively, for operating leases as a lessee. Supplemental cash flow information related to operating leases was as follows:
	For the Year Ended December 31,
	2023	2022
Cash payments for operating leases	$326,125	$515,147
Right-of-use assets obtained in exchange for operating lease liabilities	19,701	907,952

Future lease payments under operating leases as of December 31, 2023 were as follows:
Years ending December 31,	Operating leases
2024	$540,715
2025	270,887
2026	118,042
2027	30,257
Total future lease payments	$959,901
Less: imputed interest	(43,889)
Total lease liabilities	$916,012
Less: Long term portions	(412,121)
Lease liabilities – current portions	$503,891
The weighted-average remaining lease term was 2 years and 3 years as of December 31, 2023 and 2022, respectively.
The weighted-average discount rate used to determine the operating lease liability as of December 31, 2023 and 2022 was 5.69% and 6%, respectively.
Operating lease expenses for the years ended December 31, 2023 and 2022 was $0.4 million and $0.6 million, respectively.
No lease contract was early terminated for the years ended December 31, 2023 and 2022.
NOTE 14 — TAXES
Income tax
Cayman Islands
Under the current tax laws of Cayman Islands, the Company is not subject to tax on income or capital gains. No Cayman Islands withholding tax is imposed upon payment of dividends by the Company to its shareholders.
British Virgin Islands
The Company is incorporated in the British Virgin Islands. Under the current laws of the BVI, an entity incorporated in the BVI are not subject to tax on income or capital gains.
United States
The Company has two U.S. subsidiaries Better Medical Merger Sub Inc. (“Merger Sub”) and Baird Medical LLC. Better Medical Merger Sub Inc. is an inactive holding company. Baird Medical LLC’s business is to sell MWA medical devices but had no sales in FY 2023. Therefore, there is no income tax provision for these entities in FY 2023.
Hong Kong
On March 21, 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017 (the “Bill”) which introduces the two-tiered profits tax rates regime. The Bill was signed into law on March 28, 2018 and was announced on the following day. Under the two-tiered profits tax rates regime, the first 2 million Hong Kong Dollar (“HKD”) of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD 2 million will be taxed at 16.5%. The Company’s Hong Kong subsidiaries did not have assessable profits that were derived in Hong Kong for the years ended December 31, 2023 and 2022. Therefore, no Hong Kong profit tax was provided for the years ended December 31, 2023 and 2022.

PRC
The Company’s PRC subsidiaries are subject to the PRC Enterprise Income Tax Law (“EIT Law”) and are taxed at the statutory income tax rate of 25%, except for Nanjing Changcheng and Baide Suzhou who are registered as High and New-Tech enterprises according to the PRC tax regulations and entitled to a preferential tax rate of 15% for the years ended December 31, 2023 and 2022.
Certain subsidiaries of the Company have been qualified as “Small Profit Enterprises”. From January 1, 2022 to December 31, 2022, 12.5% of the first RMB 1.0 million, approximately $141,225, of the assessable profit before tax is subject to preferential tax rate of 20% and the 25% of the assessable profit before tax exceeding RMB 1.0 million but not exceeding RMB 3.0 million is subject to preferential tax rate of 20%. From January 1, 2023 to December 31, 2027, 25% of the first RMB 3.0 million, approximately $423,675, of the assessable profit before tax is subject to the tax rate of 20%.
The components of the income tax provision are as follows:
	For the years ended December 31,
	2023	2022
Current tax expense	$2,243,006	$1,890,214
Deferred tax benefit	(541,987)	(143,317)
Income tax provision	$1,701,019	$1,746,897
(Loss) income before income taxes is attributable to the following geographic locations for the years ended December 31, 2023 and 2022:
	For the years ended December 31,
	2023	2022
Cayman Islands	$(15,080)	$—
Hong Kong	(733,151)	(2,731,396)
PRC	13,107,433	17,253,264
	$12,359,202	$14,521,868
The following table reconciles PRC statutory rate to the Company’s effective tax rate:
	For the years ended December 31,
	2023	2022
PRC statutory income tax rate	25.0%	25.0%
Effect of different tax rates in non-PRC (foreign) jurisdiction	1.0%	3.2%
Effect of PRC preferential tax rate and tax holidays	(10.8)%	(14.2)%
R&D credits	(4.2)%	(4.1)%
Deferred offering cost	(0.9)%	—
Non-deductible expenses*	3.2%	1.4%
Tax effect on deferred tax allowance	0.5%	0.7%
Effective tax rate	13.8%	12.0%

*
Non-deductible expenses mainly consisted of listing expenses, entertainment expenses and other non-deductible expenses under PRC income tax law.

Deferred tax assets and liabilities
The significant components of the deferred tax assets and liabilities are as follows:
	As of December 31,
	2023	2022
Deferred tax assets:
Allowance for expected credit losses	$420,988	$105,520
Net operating loss carryforward	732,294	502,893
Lease liabilities	102,639	3,604
Total deferred tax assets	$1,255,921	$612,017
Less: Valuation allowance	(441,549)	(405,796)
Deferred tax assets, net	$814,372	$206,221
Deferred tax liabilities:
Right-of-use assets	93,389	16,696
Amortization of intangible assets	—	3,625
Total deferred tax liabilities	$93,389	$20,321
The movement of valuation allowance for deferred tax assets for the years presented is as follows:
	As of December 31,
	2023	2022
Balance as of January 1	$(405,796)	$(329,139)
Increase in valuation allowance	(47,604)	(101,691)
Foreign exchange	11,851	25,034
Balance as of December 31	$(441,549)	$(405,796)
The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the cumulative earnings and projected future taxable income in making this assessment. Recovery of substantially all of the Company’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences.
Valuation allowances have been established for deferred tax assets based on a more-likely-than-not threshold. Under the applicable accounting standards, management has considered some subsidiaries of the Group’s history of losses and concluded that it is more likely than not that these subsidiaries will not generate future taxable income prior to the expiration of their net operating losses. As a result, management assessed a valuation allowance of $441,549 and $405,796 as of December 31, 2023 and 2022 respectively.
Tax Payables
The Company’s tax payables consist of the following:
	As of December 31,
	2023	2022
VAT tax payable	$281,363	$959,016
Income tax payable	448,230	714,466
Other tax payables	41,360	121,743
Total tax payables	$770,953	$1,795,225

Net Operating Loss Carry Forward:	As of December 31,
	2023	2022
Location
PRC*	$3,785,480	$2,065,094
Hong Kong**	1,051,678	795,426
Total	$4,837,158	$2,860,520

*
As of December 31, 2023 and 2022, there were approximately $4.8 million and $2.9 million of net operating loss carryforwards in certain subsidiaries, respectively. Net operating loss of PRC subsidiary will be expired, if unused. As of December 31, 2023, the Company had net operating loss carried forward from the PRC entities of $3,785,480. The carry forward loss of $290,832, $311,511, $370,178, $317,365, $487,790, $1,031,714 and $976,090 will be expired by 2024, 2025, 2026, 2027, 2028, 2032 and 2033, respectively, if not utilized.

**
Net operating loss of $1,051,678 in Hong Kong has no expiring date.

Uncertain tax positions
The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2023 and 2022, the Company did not have any significant unrecognized uncertain tax positions. As of December 31, 2023, the tax years ended December 31, 2018 through 2022 for the Company’s subsidiaries in the PRC and the VIEs are generally subject to examination by the PRC tax authorities.
NOTE 15 — ORDINARY SHARES
The Company was incorporated as a private company under the laws of Cayman Island on June 16, 2023, as a direct wholly owned subsidiary of Betters Medical Investment Holdings Limited. The share capital of is 500,000,000 authorized with par value of $0.0001 each. issued. As of December 31, 2023 and 2022, there were both 29,411,765 shares of ordinary shares issued and outstanding. The shares are presented on a retroactive basis to reflect the reorganization completed on August 3, 2023.
NOTE 16 — EARNINGS PER SHARE
Basic and diluted earnings per share have been calculated in accordance with ASC 260 for the years ended December 31, 2023 and 2022. Shares issuable for little consideration have been included in the number of outstanding shares used for basic loss per share.
	For the Year Ended December 31
	2023	2022
Numerator:
Net income attributable to ordinary shareholders	$10,545,978	$12,568,750
Denominator:
Weighted average number of ordinary shares outstanding, basic and diluted	29,411,765	29,411,765
Net income per share, basic and diluted	$0.36	$0.43
Basic and diluted earnings per ordinary share is computed using the weighted average number of ordinary shares outstanding during the year. ordinary shares are included in the calculation of the weighted average number of ordinary shares outstanding, basic and diluted.
NOTE 17 — RELATED PARTY TRANSACTIONS
Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. The related parties that had transactions or balances with the as of and for the years ended December 31, 2023 and 2022 consisted of:

(a)
Related party balances

	As of December 31,
	2023	2022
Due from related parties:
Haimei Wu(1)	$391,641	$388,777
Betters Medical Investment Holdings Limited	2,941	2,941
Total	$394,582	$391,718
Due to related parties:
Betters Medical Investment Holdings Limited(2)	$3,785,250	$4,020,769
Total	$3,785,250	$4,020,769

(1)
Haimei Wu is a major shareholder of Betters Medical Investment Holdings Limited. The balance is non-trade nature, unsecured, interest-free and subsequently settled. The nature of this advance is a temporary fund advance to Haimei Wu, as of December 31, 2023, Ms. Wu owed the Company $0.4 million. As of the date of this proxy statement, the $0.4 million of amount due from Ms.Wu was fully settled.

(2)
Betters Medical Investment Holdings Limited is the shareholder of Barid Medical investment Holding Limited. The nature of the balance is mainly the listing expenses paid by Betters Medical Investment Holdings Limited on behalf of the Company.

NOTE 18 — COMMITMENTS AND CONTINGENCIES
The Company did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2023 and 2022.
In the ordinary course of the business, the Company is subject to periodic legal or administrative proceedings. As of December 31, 2023 and 2022, the Company is not a party to any legal or administrative proceedings which will have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.
NOTE 19 — SEGMENT INFORMATION AND REVENUE ANALYSIS
The Company follows ASC 280, Segment Reporting, which requires that companies to disclose segment data based on how management makes decision about allocating resources to each segment and evaluating their performances. The Company has one reporting segment. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.
All revenues are derived from China based on the geographical locations where products sold to customers. In addition, the Company’s long-lived assets are all located in China, and the amount of long-lived assets attributable to any individual other country is not material. Therefore, no geographical segments are presented.
	For the years ended December 31,
	2023	2022
Distributors	$14,995,701	$13,499,170
Direct customers(1)	16,462,207	21,592,004
Total	$31,457,908	$35,091,174

(1)
Revenue from direct customers include revenue from sales of medical devices to hospitals (i.e. directly or through deliverers).

Timing of revenue recognition
	For the years ended December 31,
	2023	2022
At a point of time	$31,457,908	$35,091,174
Furthermore, the Company has disclosed revenue by major product type as follows:
	For the years ended December 31,
	2023	2022
MWA devices	$30,940,383	$31,283,234
– MWA needles	26,278,169	30,551,145
– MWA therapeutic apparatus	4,662,214	732,089
Other medical devices	517,525	3,807,940
Total	$31,457,908	$35,091,174
NOTE 20 — CONCENTRATIONS OF RISKS
Foreign exchange risk
The Company’s sales, purchase and expense transactions are generally denominated in RMB and a significant portion of the Company’s liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies.
In the PRC, foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China. In addition, the Company’s cash denominated in US$ subject the Company to risks associated with changes in the exchange rate of RMB against US$ and may affect the Company’s results of operations going forward.
Credit and concentration risk
The Company’s credit risk arises from cash and cash equivalents, prepayments and other current assets, and accounts receivable. The carrying amounts of these financial instruments represent the maximum amount of income due to credit risk.
The Company expects that there is no significant credit risk associated with the cash and cash equivalents which are held by reputable financial institutions in the jurisdictions where the Company and its subsidiaries are located. The Company believes that it is not exposed to unusual risks as these financial institutions have high credit quality.
The Company has no significant concentrations of credit risk with respect to its prepayments.
Accounts receivable are typically unsecured and are derived from revenue earned from customers. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them. The Company generally grants trade debtors a credit period of 30 to 90 days. The policy for impairment on accounts receivable is based on the assessment of the recoverability of the accounts receivable. If trade debtors delay payment in part or at all, the Company’s cash flow and working capital may be adversely affected. Also, the Company may incur impairment loss which will adversely affect the financial position and results of operation.
Customer concentration risk
For the year ended December 31, 2023, two customers accounted for 14.3% and 10.4% of the Company’s total revenue. For the year ended December 31, 2022, one customer accounted for 10.3% of the Company’s total revenue. Other than that, no single customer comprises over 10% of revenue as for the year ended December 31, 2023 and 2022, respectively.

Accounts receivable from deliverer group, subsidiaries of a listed company which is principally engaged in the distribution of medical devices and pharmaceutical products in the PRC, accounted for 22.3% and 20.3% of the total balance of the Company’s accounts receivable as of December 31, 2023 and 2022, respectively. As of December 31, 2023, one additional customer accounted for 11.8% of the total balance of accounts receivable. As of December 31, 2022, one additional customer accounted for 10.5% of the total balance of accounts receivable. Other than that, no single customer comprises over 10% of accounts receivable as of December 31, 2023 and 2022, respectively.
Vendor concentration risk
For the year ended December 31, 2023, four vendors accounted for 21.5%, 20.7%, 12.7% and 11.5% of the Company’s purchase of inventory. For the year ended December 31, 2022, two vendors accounted for 21.0% and 10.9% of the Company’s purchase of inventory.
Accounts payable to above vendors was $0.2 million and nil as of December 31, 2023 and 2022, respectively. As of December 31, 2023, three vendors accounted for 28.9%, 16.6% and 11.3% of the total balance of accounts payable. As of December 31, 2022, one vendor accounted for 11.5% of the total balance of accounts payable.
NOTE 21 — SUBSEQUENT EVENTS
The Company has evaluated the impact of events that have occurred subsequent to December 31, 2023, through the date the consolidated financial statements were issued, and concluded that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements, except as follow:
Bank loans
On January 3, 2024, Baide Suzhou borrowed a loan of $0.7 million (RMB 5 million) with the term of 12 months from Industrial and Commercial Bank of China with the annual interest rate of 3.0%.
On January 10, 2024, Baide Suzhou borrowed a loan of $0.7 million (RMB 5 million) with the term of 12 months from Industrial and Commercial Bank of China with the annual interest rate of 3.0%.
On January 30, 2024, Nanjing Changcheng borrowed a loan of $1.4 million (RMB 10 million) with the term of 12 months from Hangzhou Bank with the annual interest rate of 3.9%.
On March 27, 2024, Baide Suzhou borrowed a loan of $0.8 million (RMB 6 million) with the term of 12 months from China CITIC Bank with the annual interest rate of 4.15%.
On April 26, 2024, Baide Suzhou borrowed a loan of $0.6 million (RMB 4 million) with the term of 12 months from China Minsheng Bank with the annual interest rate of 4.75%.
On May 6, 2024, Baide Suzhou borrowed a loan of $0.7 million (RMB 5 million) with the term of 12 months from Bank of Communications with the annual interest rate of 3.4%.
On May 11, 2024, Baide Suzhou borrowed a loan of $0.7 million (RMB 5 million) with the term of 12 months from Bank of Communications with the annual interest rate of 3.4%.
Settlement of Related Party Loans
In prior periods, Ms. Wu, the Company’s founder, chief executive officer and chairperson of the board of directors, would from time to time enter into loan arrangements from, and/or in favor of, the Company or one or more of its subsidiaries, such as the loans underlying the amounts due from Ms. Wu as of December 31, 2023 and 2022 described in Note 17.
As of the date of this proxy statement, the $0.4 million of amount due from Ms. Wu as of December 31, 2023 was fully settled.

NOTE 22 — PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s subsidiaries exceeded 25% of the consolidated net assets of the Company. Therefore, the condensed financial statements for the parent company are included herein.
For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.
The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and the respective profit or loss as “Share of profit of subsidiaries” on the condensed statements of income.
The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.
As of December 31, 2023 and 2022, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.
Condensed balance sheets
	As of December 31,
	2023	2022
ASSETS
Amounts due from a related party	$2,941	$2,941
Investments in subsidiaries	$35,747,703	$25,930,413
Total Assets	$35,750,644	$25,933,354
Total liabilities	$—	$—
Shareholders’ Equity
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized; 29,411,765 shares issued and outstanding as of December 31, 2023 and 2022*	$2,941	2,941
Additional paid-in capital	18,850,292	18,850,292
Retained earnings	18,902,533	8,356,555
Accumulated other comprehensive loss	(2,005,122)	(1,276,434)
Total Shareholders’ Equity	35,750,644	25,933,354
Total Liabilities and Shareholders’ Equity	$35,750,644	$25,933,354

*
The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on August 3, 2023

Condensed statements of comprehensive income
	For the years ended December 31,
	2023	2022
Share of profit in subsidiaries, net (Note a)	$10,545,978	$12,568,750
Income before income tax	10,545,978	12,568,750
Income tax provision	—	—
Net income	10,545,978	12,568,750
Other comprehensive loss
Foreign currency translation loss	$(728,688)	$(1,506,905)
Comprehensive income	$9,817,290	$11,061,845
Condensed statements of cash flows
	For the years ended December 31,
	2023	2022
Cash flows from operating activities
Net income	$10,545,978	$12,568,750
Adjustments to reconcile net income to net cash provided by operating activities:
Equity income in subsidiaries	(10,545,978)	(12,568,750)
Net cash provided by operating activities	—	—
Cash at beginning of year	$—	$—
Cash at the end of the year	$—	$—

(a)
Basis of presentation

In the parent company only condensed financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since inception.
Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted and as such, these parent company only condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.
Shares as at December 31, 2023 are presented after the reorganization. The shares as at December 31, 2022 are presented retrospectively to reflect the completion of the August 3, 2023 restructuring.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
ExcelFin Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of ExcelFin Acquisition Corp. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses on or before April 25, 2024, provided necessary monthly extension deposits are made to the Company’s Trust Account. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to April 25, 2024, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after April 25, 2024, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2021.
Hartford, CT
March 13, 2024

EXCELFIN ACQUISITION CORP.
BALANCE SHEETS
	December 31, 2023	December 31, 2022
ASSETS:
Current Assets:
Current asset – cash	$45,219	$351,432
Prepaid expenses	72,319	457,974
Total Current Assets	117,538	809,406
Cash and investments held in trust	23,995,629	237,735,165
Deferred Tax Asset	9,474	—
Total Assets	$24,122,641	$238,544,571
LIABILITIES AND COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$5,874,382	$310,901
Excise tax payable	2,170,277	—
Income taxes payable	96,158	620,346
Franchise tax payable	36,400	211,090
Unrecognized tax benefit	130,909	—
Accrued offering costs	400,907	415,907
Working capital loan – sponsor	1,296,654	300,000
Advances due to related party	322,724	538,558
Total Current Liabilities	10,328,411	2,396,802
Deferred underwriting fee payable	1,610,000	8,050,000
Total Liabilities	11,938,411	10,446,802
Commitments and Contingencies (Note 6)
Common stock, subject to possible redemption (2,201,533 and 23,000,000 shares at redemption value)	23,750,019	236,903,730
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value, 200,000,000 authorized, 5,750,000 and none issued and outstanding as of December 31, 2023 and 2022, respectively (excluding 2,201,533 and 23,000,000 shares subject to possible redemption as of December 31, 2023 and 2022, respectively)	575	—
Class B common stock, $0.0001 par value, 50,000,000 authorized, none and 5,750,000 shares issued and outstanding as of December 31, 2023 and 2022, respectively	—	575
Additional paid-in capital	—	—
Accumulated deficit	(11,566,364)	(8,806,536)
Total Stockholders’ Deficit	(11,565,789)	(8,805,961)
Total Liabilities and Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$24,122,641	$238,544,571
The accompanying notes are an integral part of these financial statements.

EXCELFIN ACQUISITION CORP.
STATEMENTS OF OPERATIONS
	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
EXPENSES
Financial services and administrative fee – related party	$120,000	$570,000
Franchise tax	201,622	214,291
General and administrative	6,918,905	1,260,378
TOTAL EXPENSES	7,240,527	2,044,669
OTHER INCOME
Interest income on Investments held in Trust Account	4,938,218	3,288,133
TOTAL OTHER INCOME	4,938,218	3,288,133
Net (loss) income before provision for income taxes	(2,302,309)	1,243,464
Provision for income taxes	985,212	620,346
Net (loss) income	$(3,287,521)	$623,118
Weighted average number of shares of Class A redeemable common stock outstanding, basic and diluted	9,417,482	23,000,000
Basic and diluted net (loss) income per share of Class A redeemable common stock	$(0.22)	$0.02
Weighted average number of shares of Class A & Class B non-redeemable common stock outstanding, basic and diluted	5,750,000	5,750,000
Basic and diluted net (loss) income per share of Class A & Class B non-redeemable common stock	$(0.22)	$0.02
The accompanying notes are an integral part of these financial statements.

EXCELFIN ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2023 AND DECEMBER 31, 2022
	Class A Nonredeemable Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	—	$—	5,750,000	$575	$—	$(7,125,924)	$(7,125,349)
Current period remeasurement to redemption value	—	—	—	—	—	(2,303,730)	(2,303,730)
Net income	—	—	—	—	—	623,118	623,118
Balance as of December 31, 2022	—	—	5,750,000	575	—	(8,806,536)	(8,805,961)
Current period remeasurement to redemption value	—	—	—	—	—	(3,874,002)	(3,874,002)
Forfeiture of deferred underwriting fee payable	—	—	—	—	—	6,440,000	6,440,000
Capital Contribution	—	—	—	—	—	131,973	131,973
Excise tax on Class A common stock redemption	—	—	—	—	—	(2,170,277)	(2,170,277)
Conversion of Class B shares	5,750,000	575	(5,750,000)	(575)	—	—	—
Net loss	—	—	—	—	—	(3,287,521)	(3,287,521)
Balance as of December 31, 2023	5,750,000	$575	—	$—	$—	$(11,566,364)	$(11,565,789)
The accompanying notes are an integral part of these financial statements.

EXCELFIN ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Cash Flows From Operating Activities:
Net (loss) income	$(3,287,521)	$623,118
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Operating costs paid by related parties	—	457,500
Interest income on investments held in Trust Account	(4,938,218)	(3,288,133)
Changes in operating assets and liabilities:
Prepaid expenses	385,655	569,788
Franchise tax payable	(174,690)	51,638
Income taxes payable	(524,188)	620,346
Unrecognized tax benefit	130,909	—
Deferred tax asset	(9,474)
Accounts payable and accrued expenses	5,563,481	258,004
Net Cash Used In Operating Activities	(2,854,046)	(707,739)
Cash Flows From Investing Activities:
Cash redemption withdrawn from Trust Account	217,027,714	—
Deposits in Trust Account	(132,092)	—
Cash withdrawn from Trust Account to pay taxes	1,782,132	162,654
Net Cash Provided By Investing Activities	218,677,754	162,654
Cash Flows From Financing Activities:
Payments made in relation to redemptions of Class A common stock	(217,027,714)	—
Capital Contribution	131,973	—
Payment to related party	(337,500)	—
Advances from related party	121,666	—
Proceeds from Working Capital Loan	996,654	—
Payments of offering costs	(15,000)	—
Net Cash Used In Financing Activities	(216,129,921)	—
Net change in cash	(306,213)	(545,085)
Cash at beginning of year	351,432	896,517
Cash at end of the year	$45,219	$351,432
Supplemental Disclosure of Cash Flow information:
Cash paid for taxes	$1,410,221	$—
Supplemental Disclosure of Non – Cash Financing Activities:
Excise tax on Class A common stock redemptions	$2,170,277	$—
Current period remeasurement to redemption value	$3,874,002	$2,303,730
Conversion from Class B to Class A common stock	$575	$—
Forfeiture of Underwriting fee	$6,440,000	$—
The accompanying notes are an integral part of these financial statements.

ExcelFin Acquisition Corp.
Notes to Financial Statements
For the Years Ended December 31, 2023, and 2022
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY
ExcelFin Acquisition Corp. (the “Company”) was incorporated in Delaware on March 15, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2023, the Company had not commenced any operations. All activity for the period from March 15, 2021 (inception) through December 31, 2023 relates to the Company’s formation, initial public offering (“Initial Public Offering”), and search for an initial business combination, which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on October 21, 2021. On October 25, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), generating gross proceeds of $200,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) of an aggregate of 11,700,000 warrants (the “Private Placement Warrants”) to ExcelFin SPAC LLC (the “Sponsor”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company in the amount of $11,700,000.
On October 25, 2021, the underwriters purchased an additional 3,000,000 Option Units pursuant to the full exercise of the over-allotment option. The Option Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $30,000,000.
As of October 25, 2021, transaction costs amounted to $22,726,465 consisting of $4,600,000 of underwriting fees paid in cash, $8,050,000 of deferred underwriting fees payable (which are held in a trust account with U S Bank acting as trustee (the “Trust Account”)), $9,200,000 funded to the trust account and $876,465 of costs related to the Initial Public Offering. As described in Note 6, the $8,050,000 deferred underwriting fees are contingent upon the consummation of the Business Combination. The Company entered into fee waiver agreements with KeyBanc Capital Markets Inc. and UBS Securities LLC on August 7, 2023 and August 11, 2023, respectively. Eighty percent (80%), or $6,440,000 in the aggregate, of the deferred underwriting fees have been waived, leaving $1,610,000 of deferred underwriting fees payable to EXOS Securities LLC upon closing pursuant to the Business Combination Agreement. The Company recorded a reduction of $6,440,000 of deferred underwriting fees payable and a gain on forfeiture of deferred underwriting compensation payable in the period ending September 30, 2023. Although the UBS Securities LLC waiver of $6,037,500 relates only to the business combination that may be consummated pursuant to the Business Combination Agreement with Baird Medical, the Company believes that there is only a remote possibility that the Company could consummate another business combination if the Business Combination Agreement with Baird Medical were to be terminated for any reason.
Following the closing of the Initial Public Offering on October 25, 2021, an amount of $234,600,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (“Trust Account”). Prior to October 26, 2023, funds in the Trust Account were held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940. However, to mitigate the risk of the Company being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3 (a) (1) (A) of the Investment Company Act), prior to the 24-month anniversary of the effective date of the registration statement relating to the Company’s initial public offering, the Company instructed American Stock Transfer & Trust Company, the trustee with respect to the Trust Account (the “Trustee”), to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and to hold all funds in the Trust Account in cash in an interest bearing account until the earlier of consummation of our initial business combination or liquidation. In connection with such instructions, on October 26, 2023, the Company and the Trustee entered into an amendment (the “Trust Agreement Amendment”) to the Investment Management Trust Agreement dated October 25, 2021, which governs the investment of monies held in the Trust Account, to specifically allow the investment of those funds into an interest bearing account.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the value of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).
The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholders meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption are recorded at a redemption value and classified as temporary equity in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”).
The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its second amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company has not completed a Business Combination by April 25, 2024 (the “Combination Period”), or made the necessary extension payment outlined below, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
On April 13, 2023, the Company held a special meeting of stockholders (the “First Extension Meeting”) to vote on a proposal to extend the Combination Period from April 25, 2023 to October 25, 2023 (the “First Extension Amendment Proposal”), and the stockholders approved the First Extension Amendment Proposal at that meeting. In connection with the vote to approve the First Extension Amendment Proposal, the holders of 18,211,208 shares of Class A common stock (representing 79% of the shares of Class A common stock then outstanding) properly exercised their rights to redeem their shares for cash. In connection with that redemption, approximately $189.4 million was withdrawn from the trust account to fund such redemptions, leaving a balance of approximately $50.6 million.
On October 20, 2023, the Company held a special meeting of stockholders (the “Second Extension Meeting”) to vote on a proposal to extend the Combination Period from October 25, 2023 to April 25, 2024 (the “Second Extension Amendment Proposal”), and the stockholders approved the Second Extension Amendment Proposal at that meeting. In connection with the vote to approve the Second Extension Amendment Proposal, the holders of 2,587,259 shares of Class A common stock (representing 54% of the shares of Class A common stock then outstanding) properly exercised their rights to redeem their shares for cash. In connection with the redemption, approximately $27.6 million was withdrawn from the trust account to fund such redemptions, leaving a balance of approximately $23.6 million. Prior to that redemption, approximately $0.4 million was withdrawn from the trust account to pay income and franchise taxes. The Company subsequently deposited approximately $132,000 into the Trust Account as was required to effect the initial three-month extension approved as part of the Second Extension Amendment Proposal (through January 25, 2024), and has since made two equal deposits of approximately $44,031 to effect two additional one-month extensions through March 25, 2024 and expected to make an additional deposit of $44,031 to extend through April 25, 2024.
The holders of the Founders Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Business Combination Agreement
On June 26, 2023, the Company, Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of Betters (“PubCo”), Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub” and, together with PubCo, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), and Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned subsidiary of Betters (“Tycoon”), entered into a Business Combination Agreement (the “Business Combination Agreement”).
Pursuant to the Business Combination Agreement (a) on August 2, 2023, Betters contributed all of the issued shares of Tycoon held by Betters (“Tycoon Shares”) to PubCo in exchange for PubCo Ordinary Shares such that Tycoon became a wholly-owned subsidiary of PubCo and Betters received in exchange therefor 29,411,764 PubCo Ordinary Shares (the “Share Contribution”) that have an aggregate value equal to Three Hundred Million Dollars ($300,000,000); and (b) after a special meeting of the stockholders of the Company approving the transactions, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “Merger”).
The Business Combination Agreement provides that at the effective time of the Business Combination (the “Effective Time”):
(i)
each unit that is issued and outstanding shall be automatically divided, and the holder thereof shall be deemed to hold one share of Class A common stock and one-half of one public warrant;

(ii)
each outstanding public share of Class A common stock will be exchanged for one PubCo Ordinary Share; and, subject to a vesting requirement for 1,350,000 of such shares held by the sponsor, each outstanding share of Class A common stock held by the sponsor will be cancelled in exchange for one PubCo Ordinary Share; and

(iii)
the registered holder of each outstanding public warrant to purchase one share of Class A common stock will receive, in exchange for such warrants, an equal number of warrants to purchase one PubCo Ordinary Share upon the same terms as were applicable to the public warrants.

On October 25, 2023, all 5,750,000 outstanding shares of Class B common stock held by the sponsor were converted into an equal number of shares of Class A common stock. This conversion was done to ensure that the Company remained in compliance with Nasdaq’s continuing listing requirements (market value of listed securities) prior to Closing. This conversion will have no effect on the consideration to be issued to the former holders of founder shares under the Business Combination Agreement. The Business Combination Agreement provides that each of these shares of Class A common stock formerly held by the sponsor will be cancelled in exchange for one PubCo Ordinary Share upon the Closing of the Business Combination. However, 1,350,000 of the PubCo Ordinary Shares issued to the sponsor in the Business Combination in exchange for Class A common stock (the “Sponsor Earnout Shares”) will not vest unless and until within the fifth anniversary of the closing of the Business Combination (a) the volume weighted average price of the PubCo Ordinary Shares on Nasdaq is greater than or equal to $12.50 per share over any 20 trading days within any 30-day trading period or (b) a change of control of PubCo occurs. In connection with the Business Combination Agreement, the Sponsor has agreed to surrender all of the private placement warrants for no additional consideration.
On March 11, 2024, the parties entered into Amendment No. 1 to the Business Combination Agreement. The primary terms of the amendment to the Business Combination Agreement are as follows:
•
(x) 20,588,235 PubCo Ordinary Shares to be held by Baird Medical at Closing (70% of such shares) shall be fully vested and freely tradable and (y) 8,823,529 PubCo Ordinary Shares to be held by Baird Medical at Closing (30% of such shares) shall be subject to vesting and forfeiture as described below (the “Baird Medical Earnout Shares”).

•
The Baird Medical Earnout Shares shall become fully vested if prior to the eighth anniversary of the Effective Time, the VWAP of PubCo Ordinary Shares is greater than or equal to $12.50 (the “Price Target”) over any 20 trading days within any 30-day trading period.

•
In the event that there is a Change of Control of PubCo prior to the eighth anniversary of the Effective Time, and the corresponding valuation of PubCo Ordinary Shares implied by that Change of Control is greater than or equal to the Price Target, the Baird Medical Earnout Shares shall become fully vested immediately prior to such Change of Control.

•
All references to SPAC Closing Cash needing to be at least $15.0 million have been removed from the Business Combination Agreement.

•
The Maximum Extension Date has been changed from June 25, 2024 to May 25, 2024.

Closing of the Business Combination is subject to the satisfaction of customary closing conditions, including the filing of a registration statement registering the PubCo Ordinary Shares issuable in the Business Combination, a vote of a majority of the Company’s outstanding shares of common stock in favor thereof
Going Concern and Management’s Plan
As of December 31, 2023, the Company had cash of $45,219 and working capital deficit of $9,947,406.
The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans and while the Company believes it has sufficient access to additional sources of capital, if necessary, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available. In addition, the Company currently has less than 12 months from the date these financial statements were issued to complete a Business Combination and if the Company is unsuccessful in consummating an Initial Business Combination, it is required to liquidate and dissolve. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. As is customary for a special purpose acquisition company, if the Company is not able to consummate a Business Combination during the Combination Period, it will cease all operations and redeem the Public Shares. Management plans to continue its efforts to consummate a Business Combination during the Combination Period.
Risks and Uncertainties
On October 7, Hamas launched an attack on Israel resulting in Israel declaring war on Hamas. It is Hamas’s announced intent to instigate a regional war on Israel by those countries sympathetic to its cause.

Additionally, the Russian Federation and Ukraine remain at war. The Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected by these military actions and related sanctions. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts, however, in the event of a financial institution failure, cash balances in excess of $250,000 may be unrecoverable to the Company.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 and 2022.
Cash and Investments held in Trust Account
As of December 31, 2023 and 2022, the Company had approximately $24 million and $237.7 million in cash and investments held in the Trust Account, respectively. During the years ended December 31, 2023 and December 31, 2022, the Company withdrew $1,418,786 and $162,654, respectively, from interest earned on the Trust Account, to pay Federal income taxes and Delaware franchise taxes.
Offering Costs associated with an Initial Public Offering
The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs associated with the Units were allocated between temporary equity and the Public Warrants by the relative fair value method. Offering costs of $876,465 consisted principally of costs incurred in connection with preparation for the Initial Public Offering such as professional fees and listing and filing fees. These offering costs, together with the underwriter fees of $12,650,000, were allocated between temporary equity and the Public Warrants in a relative fair value method upon completion of the Initial Public Offering. During 2023, 80% of the deferred underwriting fees originally in the amount of $8,050,000 have been waived for the Business Combination by UBS Securities LLC and KeyBanc Capital Markets Inc., two of the underwriters in the IPO, leaving $1,610,000 of deferred underwriting fees payable upon closing.
Class A common stock subject to possible redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480. Common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2023 and 2022, the Class A common stock subject to possible redemption in the amount of $23,750,019 and $236,903,730 is presented as temporary equity, outside of the Stockholders’ equity section of the Company’s balance sheets, respectively. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.
At December 31, 2023 and 2022, the Class A common stock reflected in the balance sheets is reconciled in the following table:
Class A common stock subject to possible redemption – December 31, 2021	$234,600,000
Remeasurement adjustment of carrying value to redemption value	2,303,730
Class A common stock subject to possible redemption – December 31, 2022	236,903,730

Remeasurement adjustment of carrying value to redemption value	3,874,002
Redemptions and withdrawals	(217,027,714)
Class A common stock subject to possible redemption – December 31, 2023	$23,750,019

Net income (loss) per share
Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company applies the two-class method in calculating earnings and losses per share. Earnings and losses are shared pro rata between the two classes of shares. The calculation of diluted income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the (i) Public Offering and (ii) Private Placement, since their inclusion would be anti-dilutive under the two-class method.
As a result, diluted earnings and losses per share of common stock is the same as basic earnings and losses per share of common stock for the periods presented. The warrants are exercisable to purchase shares of 11,500,000 Class A common stock in the aggregate.
The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):
	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Class A redeemable common stock
Numerator: Income (loss) allocable to Class A redeemable common stock	$(2,041,220)	$498,494
Denominator: Basic and diluted weighted average shares outstanding	9,417,482	23,000,000
Basic and diluted net income (loss) per share, Class A redeemable common stock	$(0.22)	$0.02
Class A & B non-redeemable common stock
Numerator: Income (loss) allocable to Class A & Class B non-redeemable common stock	$(1,246,301)	124,624
Denominator: Basic and diluted weighted average shares outstanding	5,750,000	5,750,000
Basic and diluted net income (loss) per share, Class A & B non-redeemable common stock	$(0.22)	$0.02
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net- cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Warrants
The Company accounts for warrants as equity-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter.
Recent Accounting Standards
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosures of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for the fiscal year beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.
There were no new pronouncements adopted in 2023. Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit generating gross proceeds to the Company in the amount of $200,000,000. Each Unit consists of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), and one-half of redeemable warrant of the Company (each whole warrant, a “Warrant”), with each whole Warrant entitling the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment.
On October 25, 2021, the underwriters purchased an additional 3,000,000 Option Units pursuant to the full exercise of the over-allotment option. The Option Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $30,000,000.
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) of an aggregate of 11,700,000 warrants (the “Private Placement Warrants”) to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company in the amount of $11,700,000. A portion of the proceeds from the Private Placement Units was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Units will be worthless. The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions.
Pursuant to the Business Combination Agreement and the transactions contemplated thereby, the Private Placement Warrants will be cancelled at the closing, with no additional consideration issued to the holder thereof in exchange therefor.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
In March 2021, the Sponsor purchased 5,750,000 shares of the Company’s Class B common stock (the “Founder Shares”) in exchange for $25,000. The Founder Shares include an aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriters’ overallotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. The Founder Shares are no longer subject to forfeiture due to full exercise of the over-allotment by the underwriter. All of the Founder Shares were converted into Class A common stock on October 25, 2023.
The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last sale reported price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their shares of common stock for cash, securities or other property.
In May 2021, each of our independent directors and advisors acquired an equity interest in our sponsor, which owns all of the founder shares. The founder shares are subject to lockup restrictions and will become worthless unless the Company completes a business combination prior to the time the Company is obligated to redeem all of the outstanding Class A common stock. The aggregate fair value of the equity interests in our sponsor transferred to the independent directors and advisors at the date of such transfer was estimated to be $171,000, which was calculated using a valuation model that takes into account various assumptions such as the probability of successfully completing the initial public offering, the probability of successfully completing a business combination, marketability and various other factors. Since the equity interests in the sponsor transferred to each of the independent directors and advisors will be worthless unless a business combination is consummated, compensation expense will not be recognized regarding this issuance until consummation of the business combination.
In connection with the First Extension Meeting, the Company and the Sponsor, entered into non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 5,020,000 shares of ExcelFin Class A Common Stock (“Non-Redeemed Shares”) in connection with the First Extension Meeting. In exchange for the foregoing commitments, the Sponsor has agreed to transfer an aggregate of 1,250,000 shares of ExcelFin Class A Common Stock held by the Sponsor to such third parties immediately following consummation of an initial business combination provided such parties continue to hold such Non-Redeemed Shares through the First Extension Meeting.
Promissory Note-Related Party
On March 18, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering. On October 25, 2021 this obligation was exchanged for a non-interest bearing Working Capital Loan of $300,000.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. On October 25, 2021, the related party promissory note discussed above was exchanged for a non-interest bearing Working Capital Loan of $300,000 due upon the earlier of (i) the date on which a Business Combination is consummated, or (ii) April 25, 2023. On October 26, 2023, the Company and the Sponsor amended and restated the Working Capital Loan originally issued by the Sponsor to the Company on March 18, 2021 (as amended on October 25, 2021 and May 3, 2023). The sole purpose of this amendment was to extend the maturity date of the promissory note from the previous business combination deadline of October 25, 2023 to the new business combination deadline of April 25, 2024, which was approved by the Company’s stockholders at a special meeting held on October 20, 2023. The maturity date of the Working Capital Loan is the earlier of (i) April 25, 2024 or (ii) the date on which the Company consummates its initial business combination. As of December 31, 2023 and 2022, the Company had approximately $1,296,654 and $300,000 in related party loans outstanding, respectively.
Administrative Services Agreement
Commencing on the date the Units are first listed on the NASDAQ, the Company has agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space and administrative and support services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During each of the years ended December 31, 2023 and December 31, 2022, the Company recorded $120,000 for services under the administrative services agreement.
As of December 31, 2023 and 2022, the total outstanding amounts due to this related party was $322,724 and $201,058, respectively, and is included within the due to related parties on the accompanying balance sheets.

Financial Services Agreement — Related Party
The Company was obligated to pay Fin VC, an affiliate of our Sponsor, a total of $112,500 per quarter for consulting, legal, accounting and diligence services beginning at the date of formation of the Company. This agreement terminated on December 31, 2022. During the years ended December 31, 2023 and 2022, zero and $450,000, respectively has been recognized as a related party expense in the statements of operations. As of December 31, 2023 and 2022, there was $0 and $337,500 due to Fin VC and is included within due to related parties on the accompanying balance sheets.
Forward Purchase Agreements
Two affiliates of the Sponsor (the “Sponsor Affiliates”) had the right to purchase up to 6,500,000 units, each consisting of one share of Class A common stock and one-third of a warrant, for an aggregate purchase price of up to $65,000,000, in a private placement that will close simultaneously with the closing of our initial business combination. The Sponsor Affiliates have not elected to purchase any securities under the forward purchase agreement.
The Company accounts for the forward purchase agreements (FPA) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the FPA meets the criteria for equity treatment thereunder, each FPA will be recorded as equity.
Sponsor Funding of Trust Account
In order to fund the trust to the required level, the Sponsor purchased, 11,700,000 private placement warrants upon the closing of our initial public offering for a purchase price of $11,700,000, of which $9,200,000 was deposited into the trust account. On October 20, 2023, the Company held a special meeting of stockholders (the “Second Extension Meeting”) to vote on a proposal to extend the date by which the Company must complete its initial business combination from October 25, 2023 to April 25, 2024 (the “Second Extension Amendment Proposal”), and the stockholders approved the Second Extension Amendment Proposal at that meeting. The Company subsequently deposited approximately $132,000 into the Trust Account as was required to effect the initial three — month extension approved as part of the Second Extension Amendment Proposal (through January 25, 2024), and has since made two equal deposits of approximately $44,031 to effect two additional one — month extensions through March 25, 2024 and expected to make an additional deposit of $44,031 to extend through April 25,2024. to effect three additional one — month extensions (through April 25, 2024). The funds for the extensions were initially provided to the Company by the Sponsor. Under the Business Combination Agreement described below, Betters is obligated to reimburse and has reimbursed the Company for the full amount of these extension payments.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Units and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.
The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,600,000, upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. UBS Securities LLC and KeyBanc Capital Markets Inc., two of the underwriters in the IPO, waived 80% of the deferred underwriting fees originally in the amount of $8,050,000 have been waived for the Business Combination leaving $1,610,000 of deferred underwriting fees payable upon closing. The UBS Securities waiver applies solely to the Business Combination with Baird Medical, while the KeyBanc waiver applies to any business combination. Neither UBS Securities nor KeyBanc communicated to the Company the reasons for its waiver of the deferred underwriting fees, and ExcelFin did not correspond with UBS Securities or KeyBanc about the reasons for their waiver of fees. Such waivers were provided without any consideration from the Company and without any conditions.
On October 25, 2021, the underwriters purchased an additional 3,000,000 Option Units pursuant to the full exercise of the over-allotment option. The Option Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $30,000,000.
NOTE 7 — STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023 and 2022, there were no shares of preferred stock issued or outstanding.
Class A common stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of December 31, 2023 and 2022, there were 5,750,000 and no shares of Class A common stock issued or outstanding. As of December 31, 2023 and 2022, 2,201,533 and 23,000,000 shares, respectively, of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.
On October 25, 2023, the Sponsor, which held of record 5,750,000 shares of Class B common stock, exercised its right to convert all of such shares into an equal number of shares of ExcelFin Class A common stock. This conversion was done to ensure that ExcelFin remained in compliance with Nasdaq’s continuing listing requirements (market value of listed securities) prior to Closing. This conversion will have no effect on the consideration to be issued to the former holders of Class B common stock under the Business Combination Agreement.
Class B common stock — The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. All of the outstanding shares of Class B common stock were converted into Class A common stock on October 25, 2023. As of December 31, 2023 and 2022, there were zero and 5,750,000 shares, respectively, of Class B common stock issued and outstanding.
On October 25, 2021, the underwriters exercised the over-allotment option in full to purchase 3,000,000 Public Units. As a result, 750,000 founder shares are no longer subject to forfeiture. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law. In connection with our initial business combination, the Company may enter into a stockholders’ agreement or other arrangements with the stockholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of this offering.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants When the Price per Share of Class A common stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above. In connection with the Business Combination Agreement, the Sponsor has agreed to surrender all of the Private Placement Warrants for no additional consideration. However, the Sponsor will be issued up to 4,500,000 PubCo Ordinary Shares (including 1,350,000 Earnout Shares) in exchange for its founder shares from which the Sponsor may recover its investment in the Private Placement Warrants.
The Company accounted for the 23,200,000 warrants to be issued in connection with the Initial Public Offering (including 11,500,000 Public Warrants and 11,700,000 Private Placement Warrants assuming the underwriters’ over-allotment option is not exercised) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants meet the criteria for equity treatment thereunder, each warrant will be recorded as equity.
NOTE 8 — FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1 — quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3 — unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
Prior to October 26, 2023, funds in the Trust Account were held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a — 7 under the Investment Company Act of 1940. However, to mitigate the risk of the Company being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3 (a) (1) (A) of the Investment Company Act), prior to the 24 — month anniversary of the effective date of the registration statement relating to the Company’s initial public offering, the Company instructed American Stock Transfer & Trust Company, the trustee with respect to the Trust Account (the “Trustee”), to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and to hold all funds in the Trust Account in cash in an interest bearing account until the earlier of consummation of our initial business combination or liquidation. In connection with such instructions, on October 26, 2023, the Company and the Trustee entered into an amendment to the Investment Management Trust Agreement dated October 25, 2021, which governs the investment of monies held in the Trust Account, to specifically allow the investment of those funds into an interest bearing account. As of December 31, 2023, the Trust Account was in cash, not investments held at fair value,

The following table presents information about the Company’s assets and liabilities that are measured at fair value as of December 31, 2022:
Description	Level	December 31, 2022
Assets:
Investments held in Trust Account	1	$237,735,165
NOTE 9 — INCOME TAXES
The Company’s net deferred tax assets as of December 31, 2023 and 2022 is as follows:
	December 31, 2023	December 31, 2022
Deferred tax assets:
Net operating losses	$9,474	$—
Startup/organizational costs	1,561,971	499,292
Total deferred tax assets	1,571,445	499,292
Valuation Allowance	(1,561,971)	(499,292)
Deferred tax asset, net of allowance	$9,474	$—
As of December 31, 2023 and 2022, the Company had $0 of U.S. federal net operating loss (‘NOL”) carryovers and $240,000 of state NOL carryovers available to offset future taxable income.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company accrued $130,909 unrecognized tax benefit related to amortizing startup costs for the period ending December 31, 2023.
Below is breakdown of the income tax provision for the years ended December 31, 2023 and December 31, 2022.
	Year Ended December 31, 2023	Year Ended December 31, 2022
Federal
Current	$985,212	$620,346
Deferred	(815,393)	(352,928)
State and local
Current	—	—
Deferred	(247,286)	—
Change in valuation allowance	1,062,679	352,928
Income tax provision	$985,212	$620,346
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a valuation allowance against startup/ organizational costs. For the years ended December 31, 2023 and December 31,2022, the change in the valuation allowance was $1,062,679 and $352,928, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2023 and December 31, 2022 is as follows:
	Year Ended December 31, 2023	For the Period From Year Ended December 31, 2022
U.S. federal statutory rate	21.0%	21.0%
State Taxes	4.0%	—%
M&A Costs	(28.8)%	—%
Uncertain Tax Position	3.8%	—%
State Rate Changes	4.1%	—%
Other	(0.7)%	—%
Valuation allowance	(46.2)%	28.9%
Income tax provision	(42.8)%	49.9%
The effective tax rate differs from the statutory tax rate of 21% for the years ended December 31, 2023 and December 31, 2022, due mainly to merger costs and the valuation allowance recorded on the Company’s deferred tax assets. The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open.
NOTE 10 — SUBSEQUENT EVENTS
The Company’s management has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except as follows:
As part of the extension, the Company subsequently deposited approximately $132,000 into the Trust Account as was required to effect the initial three-month extension (through January 24, 2024), and has since made two equal deposits in January and February 2024 of approximately $44,031 to effect two additional one-month extensions through March 25, 2024 and is expected to make an additional deposit to extend through April 25,2024.
On January 12, 2024, the Sponsor advanced $1,160,000 to the Company to fund general and administrative expenses.
On March 11, 2024, the parties entered into Amendment No. 1 to the Business Combination Agreement. See Note 1 above for a description of this Amendment.

EXCELFIN ACQUISITION CORP.
CONDENSED BALANCE SHEETS
(UNAUDITED)
	June 30, 2024	December 31, 2023
ASSETS
Current Assets:
Cash	$110,602	$45,219
Prepaid expenses	92,801	72,319
Total Current Assets	203,403	117,538
Cash held in trust	17,103,287	23,995,629
Income Tax Receivable	203,916	—
Deferred Tax Asset	3,845	9,474
Total Assets	$17,514,451	$24,122,641
LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$7,600,692	$5,874,382
Excise tax payable	2,242,508	2,170,277
Income taxes payable	—	96,158
Franchise tax payable	134,800	36,400
Unrecognized tax benefit	182,975	130,909
Accrued offering costs	400,907	400,907
Due to related parties	1,543,095	322,724
Working capital loan – Sponsor	1,296,653	1,296,654
Total Current Liabilities	13,401,630	10,328,411
Deferred underwriting compensation	1,610,000	1,610,000
Total liabilities	15,011,630	11,938,411
Commitments and Contingencies (Note 6)
Common stock, subject to possible redemption (1,539,316 and 2,201,533 shares at redemption value as of June 30, 2024, and December 31, 2023, respectively)	16,677,857	23,750,019
Stockholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value, 200,000,000 authorized, 5,750,000 issued and outstanding as of June 30, 2024, and December 31, 2023 (excluding 1,539,316 and 2,201,533 shares subject to possible redemption as of June 30, 2024, and December 31, 2023, respectively)	575	575
Additional paid-in capital	—	—
Accumulated deficit	(14,175,611)	(11,566,364)
Total Stockholders’ Deficit:	(14,175,036)	(11,565,789)
Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$17,514,451	$24,122,641
The accompanying notes are an integral part of these unaudited condensed financial statements.

EXCELFIN ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
EXPENSES
Financial services and admin fee – related party	$30,000	$30,000	$60,000	$60,000
Franchise tax	50,000	51,622	100,000	101,622
General and administrative	935,684	3,394,865	2,678,350	3,822,823
TOTAL EXPENSES	1,015,684	3,476,487	2,838,350	3,984,445
OTHER INCOME
Income earned on Cash and Investments held in Trust Account	198,002	1,376,395	451,183	3,897,723
TOTAL OTHER INCOME	198,002	1,376,395	451,183	3,897,723
Net (loss) before provision for income taxes	(817,682)	(2,100,092)	(2,387,167)	(86,722)
Provision for income taxes	41,049	278,202	87,621	797,181
Net (loss)	$(858,731)	$(2,378,294)	$(2,474,788)	$(883,903)
Weighted average number of shares Class A redeemable common stock outstanding, basic and diluted	1,721,244	7,390,393	1,961,388	15,152,076
Basic and diluted net (loss) per share of Class A redeemable common stock	$(0.11)	$(0.18)	$(0.32)	$(0.04)
Weighted average number of shares of Class A & Class B non – redeemable common stock outstanding, basic and diluted	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net (loss) per share of Class A & Class B non – redeemable common stock	$(0.11)	$(0.18)	$(0.32)	$(0.04)
The accompanying notes are an integral part of these unaudited condensed financial statements.

EXCELFIN ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024
	Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount
Balance as of January 1, 2024	5,750,000	$575	$—	$(11,566,364)	$(11,565,789)
Current period remeasurement to redemption value	—	—	—	(296,509)	(296,509)
Capital contribution from Sponsor	—	—	—	88,676	88,676
Net loss	—	—	—	(1,616,057)	(1,616,057)
Balance as of March 31, 2024	5,750,000	$575	$—	$(13,390,254)	$(13,389,679)
Current period remeasurement to redemption value	—	—	—	145,605	145,605
Excise tax on Class A common stock redemption	—	—	—	(72,231)	(72,231)
Net loss	—	—	—	(858,731)	(858,731)
Balance as of June 30, 2024	5,750,000	575	—	$(14,175,611)	$(14,175,036)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023
	Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount
Balance as of January 1, 2023	5,750,000	$575	$—	$(8,806,536)	$(8,805,961)
Current period remeasurement to redemption value	—	—	—	(1,952,348)	(1,952,348)
Net income	—	—	—	1,494,391	1,494,391
Balance as of March 31, 2023	5,750,000	$575	$—	$(9,264,493)	$(9,263,918)
Current period remeasurement to redemption value	—	—	—	(1,046,571)	(1,046,571)
Excise tax on Class A common stock redemption	—	—	—	(1,893,966)	(1,893,966)
Net loss	—	—	—	(2,378,294)	(2,378,294)
Balance as of June 30, 2023	5,750,000	575	—	$(14,583,324)	$(14,582,749)
The accompanying notes are an integral part of these unaudited condensed financial statements.

EXCELFIN ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Six Months Ended June 30, 2024	For the Six Months Ended June 30, 2023
Cash Flows From Operating Activities:
Net (loss)	$(2,474,788)	$(883,903)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Income earned on Cash and Investments held in Trust Account	(451,183)	(3,897,723)
Changes in operating assets and liabilities:
Due to related parties	—	(275,834)
Prepaid expenses	(20,482)	204,893
Income tax payable (receivable)	(300,074)	(329,695)
Franchise tax payable	98,400	(111,090)
Unrecognized tax benefit	52,066	—
Deferred tax asset	5,629	—
Accounts payable and accrued expenses	1,726,308	3,216,005
Net Cash Used in Operating Activities	(1,364,124)	(2,077,347)
Cash Flows From Investing Activities:
Cash redemption withdrawn from Trust Account	7,223,066	189,396,563
Deposits into Trust Account	(247,541)	—
Withdrawal of trust account funds for taxes	368,000	1,418,788
Net Cash Provided by Investing Activities	7,343,525	190,815,351
Cash Flows From Financing Activities:
Payments made in relation to redemptions of Class A common stock	(7,223,066)	(189,396,563)
Payments for offering costs	—	(15,000)
Capital contribution from Sponsor	88,676	—
Advances from related party	1,220,371	—
Proceeds from Working Capital Loan	—	502,450
Net Cash Used in Financing Activities	(5,914,019)	(188,909,113)
Net change in cash	65,383	(171,109)
Cash at beginning of period	45,219	351,432
Cash at end of period	$110,602	$180,323
Supplemental disclosure of cash flow information:
Cash Paid for Taxes	$371,456	$1,128,498
Supplemental Disclosure of Non-cash Financing Activities:
Current period remeasurement to redemption value	$150,904	$2,998,919
Excise tax on Class A common stock redemptions	$72,231	$1,893,966
The accompanying notes are an integral part of these unaudited condensed financial statements.

ExcelFin Acquisition Corp.
Notes to Unaudited Condensed Financial Statements
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY
ExcelFin Acquisition Corp. (the “Company”) was incorporated in Delaware on March 15, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2024, the Company had not commenced any operations. All activity for the period from March 15, 2021 (inception) through June 30, 2024 relates to the Company’s formation and initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on October 21, 2021. On October 25, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (“Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), generating gross proceeds of $200,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) of an aggregate of 11,700,000 warrants (the “Private Placement Warrants”) to ExcelFin SPAC LLC (the “Sponsor”) at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company in the amount of $11,700,000.
On October 25, 2021, the underwriters purchased an additional 3,000,000 Option Units pursuant to the full exercise of the over-allotment option. The Option Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $30,000,000.
As of October 25, 2021, transaction costs amounted to $22,726,465 consisting of $4,600,000 of underwriting fees paid in cash, $8,050,000 of deferred underwriting fees payable (which are held in a trust account with U S Bank acting as trustee (the “Trust Account”), $9,200,000 funded to the trust account and $876,465 of costs related to the Initial Public Offering. Cash of $110,602 was held outside of the Trust Account on June 30, 2024, and was available for working capital purposes. The $8,050,000 deferred underwriting fees are contingent upon the consummation of the Business Combination. The Company entered into fee waiver agreements with KeyBanc Capital Markets Inc. and UBS Securities LLC on August 7, 2023 and August 11, 2023, respectively. Eighty percent (80%), or $6,440,000 in the aggregate, of the deferred underwriting fees have been waived, leaving $1,610,000 of deferred underwriting fees payable to EXOS Securities LLC upon closing pursuant to the Business Combination Agreement. The Company recorded a reduction of $6,440,000 of deferred underwriting fees payable and a gain on forfeiture of deferred underwriting compensation payable in the period ending September 30, 2023. Although the UBS Securities LLC waiver of $6,037,500 relates only to the business combination that may be consummated pursuant to the Business Combination Agreement with Betters, the Company believes that there is only a remote possibility that the Company could consummate another business combination if the Business Combination Agreement with Betters were to be terminated for any reason.
Following the closing of the Initial Public Offering on October 25, 2021, an amount of $234,600,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (“Trust Account”) until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below. Until October 26, 2023, funds in the Trust Account were held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). However, to mitigate the risk of us being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), prior to the 24-month anniversary of the effective date of the registration statement relating to the Company’s initial public offering, the Company instructed American Stock Transfer & Trust Company, the trustee with respect to the Trust Account (the “Trustee”), to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and to hold all funds in the Trust Account in cash in an interest bearing account until the earlier of consummation of our initial business combination or liquidation. In connection with such instructions, on October 26, 2023, the Company and the Trustee entered into an amendment to the Investment Management Trust Agreement dated October 25, 2021, which governs the investment of monies held in the Trust Account, to specifically allow the investment of those funds into an interest bearing account.
On April 13, 2023, the Company held a special meeting of stockholders (the “First Extension Meeting”) to vote on a proposal to extend the date by which the Company must complete its initial business combination from April 25, 2023 to October 25, 2023 (the “First Extension Amendment Proposal”), and the stockholders approved the First Extension Amendment Proposal at that meeting. In connection with the vote to approve the First Extension Amendment Proposal, the holders of 18,211,208 shares of the Company’s Class A common stock (representing 79% of the shares of Class A common stock then outstanding) properly exercised their rights to redeem their shares for cash. On October 20, 2023, the Company held a special meeting of stockholders (the “Second Extension Meeting”) to vote on a proposal to extend the date by which the Company must complete its initial business combination from October 25, 2023 to April 25, 2024 (the “Second Extension Amendment Proposal”), and the stockholders approved the Second Extension Amendment Proposal at that meeting. In connection with the vote to approve the Second Extension Amendment Proposal, the holders of 2,587,259 shares of the Company’s Class A common stock (representing 54% of the shares of Class A common stock then outstanding) properly exercised their rights to redeem their shares for cash. The Company deposited $132,000 into the Trust Account providing the extension to complete the initial business combination to January 25, 2024, and subsequently, made three equal monthly deposits in January, February, and March 2024 of $44,031 each extending the initial business combination period to April 25, 2024. On April 25, 2024, the Company held a special meeting of stockholders (the “Third Extension Meeting”) to vote on a proposal to extend the date by which the Company must complete its initial business combination from April 25, 2024 to July 25, 2024 (the “Third Extension Amendment Proposal”), and the stockholders approved the Third Extension Amendment Proposal at that meeting. In connection with the vote to approve the Third Extension Amendment Proposal, the holders of 662,217 shares of the Company’s Class A common stock (representing 30% of the shares of Class A common stock then outstanding) properly exercised their rights to redeem their shares for cash. The Company deposited made three equal monthly deposits in April, May, and June 2024 of $38,483 each extending the initial business combination period to July 25, 2024. On July 24, 2024, the Company held a special meeting of stockholders (the “Fourth Extension Meeting”) to vote on a proposal to extend the date by which the Company must complete its initial business combination from July 25, 2024 to December 25, 2024 (the “Fourth Extension Amendment Proposal”), and the stockholders approved the Fourth Extension Amendment Proposal at that meeting. In connection with the vote to approve the Fourth Extension Amendment Proposal, the holders of 705,330 shares of the Company’s Class A common stock (representing approximately 46% of the shares of Class A common stock then outstanding) properly exercised their rights to redeem their shares for cash. In connection with this these redemptions, approximately $7.7 million was withdrawn from the trust account to fund such redemptions, leaving a balance of approximately $9.1 million. The Company subsequently deposited approximately $25,020 into the Trust Account as was required to effect the initial one-month extension approved as part of the Fourth Extension Amendment Proposal extending the period for an initial business combination to August 25, 2024, and ability to continue one month extensions through December 25, 2024 if additional deposits into the Trust Account are made accordingly.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the value of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.20 per Unit sold in the Initial Public Offering, including proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”), located in the United States until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
In connection with the redemptions, the Company recorded an excise tax liability of $2.24 million.
In connection with the First Extension Meeting, the Company and the Sponsor, entered into non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 5,020,000 shares of Class A common stock of the Company (“Non-Redeemed Shares”) in connection with the First Extension Meeting. In exchange for the foregoing commitments, the Sponsor has agreed to transfer an aggregate of 1,250,000 shares of Class B common stock of the Company held by the Sponsor to such third parties immediately following consummation of an initial business combination provided such parties continue to hold such Non-Redeemed Shares through the First Extension Meeting.
Business Combination Agreement
On June 26, 2023, the Company, Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of Betters (“PubCo”), Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub” and, together with PubCo, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), and Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned subsidiary of Betters (“Tycoon”), entered into a Business Combination Agreement (the “Business Combination Agreement”). The Business Combination Agreement and the transactions contemplated thereby (the “Transactions”) were unanimously approved by the Company’s board of directors. The Transactions were also unanimously approved by the board of directors of each of PubCo, Merger Sub, Betters and Tycoon, approved by the stockholders of Betters, approved by the sole stockholder of Tycoon and approved by the sole stockholder of Merger Sub.
On March 11, 2024, the Parties entered into a First Amendment to the Business Combination Agreement, the primary terms of which are:
•
(x) 20,588,235 PubCo Ordinary Shares to be held by Betters at Closing (70% of such shares) shall be fully vested and freely tradable and (y) 8,823,529 PubCo Ordinary Shares to be held by Betters at Closing (30% of such shares) shall be subject to vesting and forfeiture as described below (the “Betters Earnout Shares”).

•
The Betters Earnout Shares shall become fully vested if prior to the eighth anniversary of the Effective Time, the VWAP of PubCo Ordinary Shares is greater than or equal to $12.50 (the “Price Target”) over any 20 trading days within any 30-day trading period.

•
In the event that there is a Change of Control of PubCo prior to the eighth anniversary of the Effective Time, and the corresponding valuation of PubCo Ordinary Shares implied by that Change of Control is greater than or equal to the Price Target, the Betters Earnout Shares shall become fully vested immediately prior to such Change of Control.

•
All references to SPAC Closing Cash needing to be at least $15.0 million have been removed from the Business Combination Agreement.

•
The Maximum Extension Date has been changed from June 25, 2024 to May 25, 2024.

On May 16, 2024, the Parties entered into a Second Amendment to the Business Combination Agreement, the primary terms of which were to extend the Maximum Extension Date from May 25, 2024 to August 25,

2024. On June 17, 2024, the Parties entered into a Third Amendment to the Business Combination Agreement, the primary terms of which were to provide that:
•
Betters Medical Merger Sub 2, Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub 2”), and Betters Medical NewCo, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Betters (“NewCo”) are added as parties to the Business Combination Agreement;

•
Prior to Closing, (x) Betters will transfer 1,947,058 PubCo Ordinary Shares to Newco and (y) Cheer Aim Investment Limited and National Hero International Limited, stockholders of Betters, will exchange their ownership interests in Betters for all of the outstanding ownership interests in Newco;

•
Merger Sub 2 will merge with and into Newco, with Newco continuing as the surviving entity and wholly-owned subsidiary of PubCo (the “Second Merger”).

•
In the Second Merger, 1,947,058 PubCo Ordinary Shares transferred by Betters to Newco will be cancelled, and an equal number of PubCo Ordinary Shares will be issued to the Minority Holders;

•
The $5,000,001 net tangible asset closing condition has been removed.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a stockholders meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption are recorded at a redemption value and classified as temporary equity in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”).
If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the outstanding shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its second amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares, without the prior consent of the Company.
The holders of the Founder Shares have agreed (a) to waive their redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem

100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company has not completed a Business Combination and/or made the monthly required contributions into the Trust Account of $25,019 providing the ability to extend up to December 25, 2024 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The holders of the Founders Shares have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the holders of Founder Shares acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern and Management’s Plan
As of June 30, 2024, the Company had cash of $110,602 and a working capital deficit of $12,880,452.
The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans and while the Company believes it has sufficient access to additional sources of capital, if necessary, there is no current commitment on the part of any financing source to provide additional capital and no assurances can be provided that such additional capital will ultimately be available. In addition, the Company currently has less than 12 months from the date these unaudited condensed financial statements were issued to complete a Business Combination and if the Company is unsuccessful in consummating an Initial Business

Combination by the end of the Combination Period, which is less than twelve months from the date these unaudited condensed financial statements were issued, it is required to liquidate and dissolve. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these factors raise substantial doubt about its ability to continue as a going concern. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty. As is customary for a special purpose acquisition company, if the Company is not able to consummate a Business Combination during the Combination Period, it will cease all operations and redeem the Public Shares. Management plans to continue its efforts to consummate a Business Combination during the Combination Period.
Risks and Uncertainties
Also, on October 7, Hamas launched an attack on Israel resulting in Israel declaring war on Hamas. It is Hamas’s announced intent to instigate a regional war on Israel by those countries sympathetic to its cause. Additionally, the Russian Federation and Ukraine remain at war. The Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected by these military actions and related sanctions. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations or ability to consummate a Business Combination are not yet determinable. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
On January 24, 2024, the SEC issued final rules (“Final Rules”) which became effective on July 1, 2024, relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively limiting the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940. These rules may materially adversely affect our ability to engage financial and capital market advisors, negotiate and complete the Business Combination and may increase the costs and time related thereto.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases made during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “U.S. Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. In April 2024, the Treasury issued proposed regulations providing guidance with respect to the Excise Tax. Taxpayers may rely on these proposed regulations until final regulations are issued. Under the proposed regulations, liquidating distributions made by publicly traded domestic corporations are exempt from the Excise Tax. In addition, any redemptions that occur in the same taxable year as a liquidation is completed will also be exempt from such tax.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the U.S. Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.
The Company determined that the $224,250,779 in trust account value relating to the Class A common stock redeemed (as noted above) is subject to the excise tax. Accordingly, an excise tax payable of $2,242,508 was recognized upon the redemptions and was recorded as a liability on the unaudited condensed balance sheet and as a charge to Accumulated Deficit. The Company accrued $2,170,277 and $72,231 in excise tax in 2023 and 2024, respectively. The Company will continue to assess the excise tax payable recognizing an additional excise tax liability for any future stock repurchases/redemptions and netting such liability accrued in 2024 for any future stock issuances within the same annual period.
During the second quarter of 2024, the IRS issued final regulations with respect to the timing and payment of excise tax. Pursuant to those regulations, the Company would need to file a return and remit payment of any liability incurred during the period from January 1, 2023, to December 31, 2023, on or before October 31, 2024.
The Company is currently evaluating its options with respect to payment of this obligation. If the Company is unable to pay its obligation in full, it will be subject to additional interest and penalties which are currently estimated at 10% interest per annum and a 5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024, until paid in full.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC.
Certain information and note disclosures normally included in the unaudited condensed financial statements prepared in accordance with US GAAP have been condensed. As such, except as disclosed herein, the information included in these unaudited condensed financial statements should be read in conjunction with the audited condensed financial statements as of December 31, 2023 filed with the SEC on the Form 10-K. In the opinion of the Company’s management, these unaudited condensed financial statements include all adjustments, which are only of a normal and recurring nature, necessary for a fair statement of the Company’s financial position as of June 30, 2024, and the Company’s results of operations and cash flows for the periods presented. The results of operations for the three and six months ended June 30, 2024, are not necessarily indicative of the results to be expected for the full year ending December 31, 2024. Certain reclassifications revisions have been made to prior-period financial statements to conform to the current-period presentation.
Emerging Growth Company
The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the unaudited condensed financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts, however, in the event of a financial institution failure, cash balances in excess of $250,000 may be unrecoverable to the Company.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2024 and December 31, 2023.
Interest-bearing Cash held in Trust Account
As of June 30, 2024 and December 31, 2023, the Company had approximately $17 million and $24 million in cash held in the Trust Account, respectively.
Offering Costs associated with an Initial Public Offering
The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs associated with the Units were allocated between temporary equity and the Public Warrants by the relative fair value method. Offering costs of $876,465 consisted principally of costs incurred in connection with preparation for the Initial Public Offering such as professional fees and listing and filing fees. These offering costs, together with the underwriter fees of $12,650,000, were allocated between temporary equity and the Public Warrants in a relative fair value method upon completion of the Initial Public Offering.
Class A common stock subject to possible redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance enumerated in ASC 480. Common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2024 and December 31, 2023, the Class A common stock subject to possible redemption in the amount of $16,677,857 and $23,750,019 is presented as temporary equity, outside of the stockholders equity section of the Company’s balance sheets, respectively. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.
As of June 30, 2024 and December 31, 2023, the Class A common stock reflected in the balance sheets is reconciled in the following table:
Class A common stock subject to possible redemption – December 31, 2022	$236,903,730
Remeasurement adjustment of carrying value to redemption value	3,874,002
Redemptions and withdrawals	(217,027,714)
Class A common stock subject to possible redemption – December 31, 2023	23,750,019
Remeasurement adjustment of carrying value to redemption value	150,904
Redemptions and withdrawals	(7,223,066)
Class A common stock subject to possible redemption – June 30, 2024	$16,677,857
Net (loss) per share
Net (loss) income per share is computed by dividing net (loss) income by the weighted average number of shares of common stock outstanding during the period. The Company applies the two-class method in calculating earnings and losses per share. Earnings and losses are shared pro rata between the two classes of shares. The calculation of diluted (loss) income per share of common stock does not consider the effect of the warrants issued in connection with the (i) Public Offering and (ii) Private Placement, since their inclusion would be anti-dilutive under the two-class method. As a result, diluted earnings and losses per share of common stock is the same as basic earnings and losses per share of common stock for the periods presented. The warrants are exercisable to purchase shares of 11,500,000 Class A common stock in the aggregate.
The following table reflects the calculation of basic and diluted net (loss) income per common share (in dollars, except per share amounts):
	For the Three Months Ended June 30, 2024	For the Three Months Ended June 30, 2023
Class A redeemable common stock
Numerator: (Loss) allocable to Class A redeemable common stock	$(197,837)	$(1,337,595)
Denominator: Basic and diluted weighted average shares outstanding	1,721,244	7,390,393
Basic and diluted net (loss) per share, Class A redeemable common stock	$(0.11)	$(0.18)
Class A & B non-redeemable common stock
Numerator: (Loss) allocable to Class A & B non-redeemable common stock	$(660,894)	$(1,040,699)
Denominator: Basic and diluted weighted average shares outstanding	5,750,000	5,750,000
Basic and diluted net (loss) per share, Class A & B non-redeemable common stock	$(0.11)	$(0.18)

	For the Six Months Ended June 30,2024	For the Six Months Ended June 30, 2023
Class A redeemable common stock
Numerator: (Loss) allocable to Class A redeemable common stock	$(629,461)	$(640,748)
Denominator: Basic and diluted weighted average shares outstanding	1,961,388	15,152,076
Basic and diluted net (loss) per share, Class A redeemable common stock	$(0.32)	$(0.04)
Class A & B non-redeemable common stock
Numerator: (Loss) allocable to Class A & B non-redeemable common stock	$(1,845,327)	$(243,155)
Denominator: Basic and diluted weighted average shares outstanding	5,750,000	5,750,000
Basic and diluted net (loss) per share, Class A & B non-redeemable common stock	$(0.32)	$(0.04)
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the unaudited condensed financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were $182,975 and zero unrecognized tax benefits and zero amount accrued for interest and penalties as of June 30, 2024, and 2023, respectively. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company’s effective tax rate was (5.02)% and (3.67) % for the three and six months ended June 30, 2024, respectively. The Company’s effective tax rate was (919.2)% and (13.3)% for the three and six months ended June 30, 2023, respectively. The effective tax rate differs from the statutory tax rate of 21.0% for the three months ended June 30, 2024, and 2023, due to changes in the valuation allowance on the deferred tax assets and nondeductible transaction costs.
While ASC 740 identifies usage of the effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significantly unusual or infrequent. Computing the ETR for the Company is complicated due to the potential impact of the Company’s change in fair value of warrants for any other change in fair value of a complex financial instrument), the timing of any potential Business Combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expenses in the current period based on 740-270-25-3 which states, “if an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (or benefit) but is otherwise able to make a reliable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the unusual elements that can impact its annualized book income and its impact on ETR. As such, the Company is computing its taxable income (loss) and associated income tax provision based on actual results through June 30, 2024.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net- cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Warrants
The Company accounts for warrants as equity-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment is conducted at the time warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter.
Recent Accounting Standards
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosures of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for the fiscal year beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units at a purchase price of $10.00 per Unit generating gross proceeds to the Company in the amount of $200,000,000. Each Unit consists of one share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), and one-half of redeemable warrant of the Company (each whole warrant, a “Warrant”), with each whole Warrant entitling the holder thereof to purchase one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment.
On October 25, 2021, the underwriters purchased an additional 3,000,000 Option Units pursuant to the full exercise of the over-allotment option. The Option Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $30,000,000.
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) of an aggregate of 11,700,000 warrants (the “Private Placement Warrants”) to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company in the amount of $11,700,000.
A portion of the proceeds from the Private Placement Units was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Units will be worthless.
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain exceptions. In connection with the Business Combination Agreement, the Sponsor has agreed to surrender all of the private placement warrants for no additional consideration.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
In March 2021, the Sponsor purchased 5,750,000 shares of the Company’s Class B common stock (the “Founder Shares”) in exchange for $25,000. The Founder Shares include an aggregate of up to 750,000 shares subject to forfeiture to the extent that the underwriters’ overallotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering. The Founder Shares are no longer subject to forfeiture due to full exercise of the over-allotment by the underwriter.
In connection with the First Extension Meeting, the Company and the Sponsor, entered into non-redemption agreements (the “Non-Redemption Agreements”) with unaffiliated third parties, pursuant to which such third parties agreed not to redeem (or to validly rescind any redemption requests on) an aggregate of 5,020,000 shares of Class A common stock of the Company (“Non-Redeemed Shares”) in connection with the First Extension Meeting. In exchange for the foregoing commitments, the Sponsor has agreed to transfer an aggregate of 1,250,000 shares of Class B common stock of the Company held by the Sponsor to such third parties immediately following consummation of an initial business combination provided such parties continue to hold such Non-Redeemed Shares through the First Extension Meeting.
The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last sale reported price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital share exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.
In May 2021, each of our independent directors and advisors acquired an equity interest in our sponsor, which owns all of the founder shares. The founder shares are subject to lockup restrictions and will become worthless unless the Company completes a business combination prior to the time the Company is obligated to redeem all of the outstanding Class A common stock. The aggregate fair value of the equity interests in our sponsor transferred to the independent directors and advisors at the date of such transfer was estimated to be $171,000, which was calculated using a valuation model that takes into account various assumptions such as the probability of successfully completing the initial public offering, the probability of successfully completing a business combination, marketability and various other factors. Since the equity interests in the sponsor transferred to each of the independent directors and advisors will be worthless unless a business combination is consummated, compensation expense will not be recognized regarding this issuance until consummation of the business combination.
Working Capital Loan — Related Party
On March 18, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering. On October 25, 2021 this obligation was exchanged for a non-interest bearing Working Capital Loan of $300,000. On February 28, 2023, the Company borrowed an additional $502,450 under the Working Capital Loan. On May 3, 2023, the Company and the Sponsor entered into the Amended and Restated Promissory Note to amend and restate the terms of the Working Capital Loan. The sole purpose of this amendment was to extend the maturity date of the Working Capital Loan from the previous business combination deadline of April 25, 2023 to the new business combination deadline of October 25, 2023. On October 31, 2023, the Company and the Sponsor entered into the Amended and Restated Promissory Note to amend and restate the terms of the Working Capital Loan. The sole purpose of this amendment was to extend the maturity date of the Working Capital Loan from the previous business combination deadline of October 25, 2023 to the new business combination deadline of April 25, 2024. On April 25, 2024, the Company and the Sponsor entered into the Amended and Restated Promissory Note to amend and restate the terms of the Working Capital Loan. The sole purpose of this amendment was to extend the maturity date of the Working Capital Loan from the previous business combination deadline of April 25, 2024 to the new business combination deadline of July 25, 2024. On July 24, 2024, the Company and the Sponsor entered into the Amended and Restated Promissory Note to amend and restate the terms of the Working Capital Loan. The sole purpose of this amendment was to extend the maturity date of the Working Capital Loan from the previous business combination deadline of July 25, 2024 to the new business combination deadline of December 25, 2024. The maturity date of the Working Capital Loan is the earlier of (i) December 25, 2024 or (ii) the date on which the Company consummates its initial business combination. As of June 30, 2024, and December 31, 2023, the amount outstanding on the Working Capital Loan was $1,296,654, respectively.
The Sponsor has agreed that at the Closing of the Business Combination, all amounts outstanding under the Working Capital Loan will be converted into PubCo Ordinary Shares at a price of $10.20 per share.
Administrative Services Agreement
Commencing on the date the Units are first listed on the New York Stock Exchange, the Company has agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space and administrative and support services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the three months ended June 30, 2024, and 2023, the Company recorded $30,000 for services under the administrative services agreement.
Advances from Related Party
As of June 30, 2024, and December 31, 2023, $1,543,095 and $322,724, respectively, have been provided to the Company outside of any Working Capital Loan advances by the Sponsor and were outstanding and included in due to related parties on the accompanying balance sheets.
Financial Services Agreement — Related Party
The Company was obligated to pay Fin Capital, an affiliate of our Sponsor, a total of $112,500 per quarter for consulting, legal, accounting and diligence services beginning at the date of formation of the

Company through the earlier of December 31, 2022 or the closing of the business combination. Accordingly, during the three months ended June 30, 2024 and 2023, $0 has been incurred as an expense to related party Fin Capital for these services, respectively. As of June 30, 2024 and December 31, 2023, there was $0 due to Fin Capital and is included in due to related parties on the accompanying balance sheets.
Forward Purchase Agreements
In connection with our IPO, two Sponsor Affiliates were granted the right to purchase, pursuant to a forward purchase agreement, up to 6,500,000 forward purchase units, consisting of one share of Class A common stock and one-half of one warrant to purchase one share of Class A common stock, for $10.00 per unit, or an aggregate amount of up to $65,000,000, in a private placement that will close concurrently with the closing of our initial business combination. The Sponsor Affiliates have not elected to purchase any securities under the forward purchase agreement.
Sponsor Funding of Trust Account
In order to fund the trust to the required level, the Sponsor purchased 11,700,000 private placement warrants upon the closing of our initial public offering for a purchase price of $11,700,000, of which $9,200,000 was deposited into the trust account. On October 20, 2023, the Company held a special meeting of stockholders (the “Second Extension Meeting”) to vote on a proposal to extend the date by which the Company must complete its initial business combination from October 25, 2023, to April 25, 2024 (the “Second Extension Amendment Proposal”), and the stockholders approved the Second Extension Amendment Proposal at that meeting. The Company subsequently deposited approximately $132,000 into the Trust Account as was required to effect the initial three — month extension approved as part of the Second Extension Amendment Proposal (through January 25, 2024), and has since made three equal deposits of approximately $44,031 to effect three additional one — month extensions through April 25, 2024. On April 25, 2024, the Company held a special meeting of stockholders (the “Third Extension Meeting”) to vote on a proposal to extend the date by which the Company must complete its initial business combination from April 25, 2024 to July 25, 2024 (the “Third Extension Amendment Proposal”), and the stockholders approved the Third Extension Amendment Proposal at that meeting. The Company subsequently deposited three payments each of approximately $38,483 into the Trust Account as was required to effect the three one-month extensions approved as part of the Third Extension Amendment Proposal. The funds for the extensions were initially provided to the Company by the Sponsor. Under the Business Combination Agreement described below, Betters is obligated to reimburse and has reimbursed the Company for the full amount of these extension payments.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Units and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,600,000, upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $0.35 per

Unit, or $8,050,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The Company entered into fee waiver agreements with KeyBanc Capital Markets Inc. and UBS Securities LLC on August 7, 2023 and August 11, 2023, respectively. Eighty percent (80%), or $6,440,000 in the aggregate, of the deferred underwriting fees have been waived, leaving $1,610,000 of deferred underwriting fees payable to EXOS Securities LLC upon closing pursuant to the Business Combination Agreement. The Company recorded a reduction of $6,440,000 of deferred underwriting fees payable and a gain on forfeiture of deferred underwriting compensation payable in the period ending September 30, 2023. Although the UBS Securities LLC waiver of $6,037,500 relates only to the business combination that may be consummated pursuant to the Business Combination Agreement with Betters, the Company believes that there is only a remote possibility that the Company could consummate another business combination if the Business Combination Agreement with Betters were to be terminated for any reason.
The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On October 25, 2021, the underwriters purchased an additional 3,000,000 Option Units pursuant to the full exercise of the over-allotment option. The Option Units were sold at an offering price of $10.00 per Unit, generating additional gross proceeds to the Company of $30,000,000.
Business Combination Related Agreement
On February 23, 2023, the Company entered into a capital markets and advisory agreement. Fees are earned and payable on closing of the business combination. The fee is 0.4% of the target’s enterprise value. There is also a discretionary fee, the amount of which is determined by the Company.
On July 18, 2023, the Company engaged Roth Capital Partners, LLC (“Roth”) to serve as a capital markets advisor. On September 7, 2023, the Company engaged Haitong International Securities (USA) Inc. (“HTI-USA”) to act as a placement agent in connection with a potential PIPE Investment. Upon the consummation of the Business Combination, each of Roth and HTI-USA will be paid an advisory fee of $500,000 and a placement agent fee equal to 6.0% of gross proceeds raised by the respective advisor, and will also be entitled to reimbursement for certain of their out-of-pocket expenses.
In connection with the First Amendment to the Business Combination Agreement, which was entered into on March 11, 2024, the Board engaged Houlihan Capital, LLC to provide its opinion with respect to the fairness of the transaction, from a financial point of view to the public stockholder of the Company. Houlihan Capital’s fees to the Company for services in connection with issuing the Opinion were $175,000, with $5,000 of such fee deferred until closing of the Business Combination.
NOTE 7 — STOCKHOLDERS’ DEFICIT
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2024 and December 31, 2023, there were no shares of preferred stock issued or outstanding.
Class A common stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of June 30, 2024 and December 31, 2023, there were no shares of Class A common stock issued or outstanding. As of June 30, 2024 and December 31, 2023, 1,539,316 and 2,201,533 shares, respectively, of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.
Class B common stock — The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. On October 25, 2023, all outstanding shares of Class B common stock were converted into an equal number of shares of Class A common stock. As of June 30, 2024 and December 31, 2023, there were no shares of Class B common stock issued and outstanding.
On October 25, 2021, the underwriters exercised the over-allotment option in full to purchase 3,000,000 Public Units. As a result, 750,000 founder shares are no longer subject to forfeiture. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as otherwise required by law. In connection with our initial business combination, the Company may enter into a stockholders’ agreement or other arrangements with the stockholders of the target or other investors to provide for voting or other corporate governance arrangements that differ from those in effect upon completion of this offering.
The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller of an interest in the target to us in a Business Combination.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants When the Price per Share of Class A common stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganization, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless. In connection with the Business Combination Agreement, the Sponsor has agreed to surrender all of the private placement warrants for no additional consideration.
The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above.
Our Sponsor has purchased an aggregate of 11,700,000 Private Placement Warrants at a price of  $1.00 per warrant ($11,700,000 in the aggregate) in a private placement that occurred simultaneously with the closing of our IPO. Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at a price of  $11.50 per share, subject to adjustment as provided herein. The Private Placement Warrants are identical to the warrants sold as part of the units in our IPO except that: (1) they will not be redeemable by us; (2) they (including the shares of Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of our initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares of Class A common stock issuable upon exercise of these warrants) are entitled to registration rights.
The Company accounted for the 23,200,000 warrants to be issued in connection with the Initial Public Offering (including 11,500,000 Public Warrants and 11,700,000 Private Placement Warrants assuming the underwriters’ over-allotment option is not exercised) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants meet the criteria for equity treatment thereunder, each warrant will be recorded as equity.
NOTE 8 — FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1 — quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3 — unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
Prior to October 26, 2023, Company’s portfolio of investments were comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less and generally have a readily determinable fair value. Such investments are classified as trading securities. However, to mitigate the risk of us being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), prior to the 24-month anniversary of the effective date of the registration statement relating to the Company’s initial public offering, the Company instructed American Stock Transfer & Trust Company, the trustee with respect to the Trust Account (the “Trustee”), to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and to hold all funds in the Trust Account in cash in an interest bearing account until the earlier of consummation of our initial business combination or liquidation. In connection with such instructions, on October 26, 2023, the Company and the Trustee entered into an amendment to the Investment Management Trust Agreement dated October 25, 2021, which governs the investment of monies held in the Trust Account, to specifically allow the investment of those funds into an interest bearing account. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. As of June 30, 2024 and December 31, 2023, the Company had $17 million and $24 million, respectively, in cash held in the Trust Account.
The following table presents information about the Company’s assets and liabilities that are measured at fair value as of June 30, 2024 and December 31, 2023:
Description	Level	June 30, 2024	December 31, 2023
Assets:
Cash held in Trust Account	1	$17,103,287	$23,995,629
NOTE 9 — SUBSEQUENT EVENTS
The Company’s management has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, except as noted below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.
On July 24, 2024, the Company held a special meeting of stockholders (the “Fourth Extension Meeting”) to vote on a proposal to extend the date by which the Company must complete its initial business combination from July 25, 2024 to December 25, 2024 (the “Fourth Extension Amendment Proposal”), and the stockholders approved the Fourth Extension Amendment Proposal at that meeting. In connection with the vote to approve the Fourth Extension Amendment Proposal, the holders of 705,330 shares of the Company’s

Class A common stock (representing approximately 46% of the shares of Class A common stock then outstanding) properly exercised their rights to redeem their shares for cash. In connection with these redemptions, approximately $7.7 million was withdrawn from the trust account to fund such redemptions, leaving a balance of approximately $9.1 million. The Company subsequently deposited approximately $25,020 into the Trust Account as was required to effect the initial one-month extension approved as part of the Fourth Extension Amendment Proposal extending the period for an initial business combination to August 25, 2024, and ability to continue one month extensions through December 25, 2024 if additional deposits into the Trust Account are made accordingly.
On July 24, 2024, the Working Capital Loan was amended and restated to extend the maturity date thereof to December 25, 2024.

Annex A-1
BUSINESS COMBINATION AGREEMENT
by and among
EXCELFIN ACQUISITION CORP.,
BETTERS MEDICAL INVESTMENT HOLDINGS LIMITED,
BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED,
BETTERS MEDICAL MERGER SUB, INC.
and
TYCOON CHOICE GLOBAL LIMITED
dated as of June 26, 2023
*
Certain exhibits and the schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request, however the Registrant may request confidential treatment of omitted items.

A-i

A-ii

A-iii

EXHIBITS
SCHEDULES
Schedule I – Sponsor Members

A-iv

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement, dated as of June 26, 2023 (this “Agreement”), is made and entered into by and among (a) ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”), (b) Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), (c) Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned Subsidiary of Betters (“PubCo”), (d) Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo (“Merger Sub” and, together with PubCo, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), and (e) Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of Betters (the “Company”). SPAC, Betters, PubCo, Merger Sub and the Company are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities;
WHEREAS, PubCo is a newly incorporated Cayman Islands exempted company with limited liability and was formed for the purpose of participating in the Transactions and becoming the publicly traded holding company for the Company and each of its Subsidiaries (collectively, the “Target Companies”) and SPAC;
WHEREAS, Merger Sub is a newly incorporated Delaware corporation and was formed for the purpose of effectuating the Merger;
WHEREAS, prior to the Closing, Betters will contribute all of the issued and outstanding shares of the Company (the “Company Shares”) to PubCo such that the Company will become a direct, wholly owned subsidiary of PubCo (the “Share Contribution”), and, upon the consummation of the Share Contribution, Betters will receive the Contribution Consideration Shares in accordance with this Agreement and the PubCo Governing Documents, which amount of Contribution Consideration Shares will reflect a pre-transaction equity value for the Company of $300,000,000;
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub will merge with and into SPAC (the “Merger”), the separate existence of Merger Sub will cease and SPAC will continue as the surviving corporation of the Merger as a direct, wholly owned subsidiary of PubCo (the “Surviving Corporation”);
WHEREAS, at the Effective Time and as a result of the Merger, the holders of SPAC Stock will receive ordinary shares of PubCo, par value $0.0001 per share (“PubCo Ordinary Shares”), in accordance with this Agreement and the PubCo Governing Documents, and the holders of Public Warrants will receive warrants issued by PubCo for PubCo Ordinary Shares (“PubCo Warrants”) in accordance with the terms of a warrant assignment, assumption and amendment agreement to be entered into at the Closing by and among PubCo, SPAC and the Warrant Agent in substantially the form attached hereto as Exhibit A (the “Warrant Assignment, Assumption and Amendment Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, SPAC, Betters, the Company and the Key Betters Shareholders have entered into a voting and support agreement in the form attached hereto as Exhibit B (the “Betters Shareholder Support Agreement”) pursuant to which, among other things, (a) the Key Betters Shareholders have agreed to (i) vote (including by delivery of the duly adopted Betters Resolutions within five Business Days following the execution of this Agreement) their Betters Shares in favor of the approval and adoption of this Agreement and the Transactions in accordance with the Betters Governing Documents, (ii) refrain from transferring any of their Betters Shares prior to the Closing and (iii) waive any appraisal, dissenter’s or similar rights they may have with respect to the Transactions, and (b) Betters has agreed, in its capacity as the sole shareholder of the Company, to refrain from transferring any of its Company Shares prior to the Closing;
WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, SPAC and ExcelFin SPAC LLC, a Delaware limited liability company (the “Sponsor”), have entered into a voting and support agreement in the form attached hereto as Exhibit C (the “Sponsor Support Agreement”) pursuant to which, among other things, the Sponsor has agreed to (a) vote its shares of SPAC Stock and any additional shares of SPAC Stock it acquires prior to the SPAC Stockholder Meeting in favor of each of the Transaction Proposals at the SPAC Stockholder Meeting, including the adoption of this Agreement, (b) refrain from transferring any of its shares of SPAC Stock prior to the Closing, (c) refrain from redeeming any of its shares of SPAC Stock in connection with the Merger, (d) waive its anti-dilution rights under the SPAC Charter in connection with the Transactions, (e) subject a portion of its shares of Outstanding SPAC Class B Stock to certain vesting and forfeiture terms as set forth therein, (f) surrender to SPAC for no consideration, and SPAC shall cancel, immediately prior to the Effective Time, but subject to the consummation of the Merger, all of the Private Placement Warrants, and (g) convert the Sponsor Loans into the right to receive PubCo Ordinary Shares in accordance with the terms set forth therein;
WHEREAS, immediately prior to the consummation of the Share Contribution, PubCo and Betters will enter into a lock-up agreement in substantially the form attached hereto as Exhibit D (the “Betters Lock-Up Agreement”) pursuant to which, among other things, Betters will agree to not sell, dispose of or otherwise transfer (except as set forth therein), for the period set forth therein, any of the PubCo Ordinary Shares that it will receive as consideration for the Share Contribution;
WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Sponsor, certain other SPAC Stockholders as set forth on Schedule I hereto (together with the Sponsor, the “Sponsor Members”) and the other parties thereto have entered into an amendment of that certain Letter Agreement, dated as of October 20, 2021, by and between the Sponsor Members and SPAC, to modify the lock-up restrictions set forth therein in the form attached hereto as Exhibit E (the “Insider Letter Amendment”);
WHEREAS, on October 21, 2021, SPAC entered into a Registration Rights Agreement with the Sponsor Members (the “Sponsor Registration Rights Agreement”), and at the Closing (and subject to the consummation thereof), (a) SPAC and the Sponsor Members will terminate the Sponsor Registration Rights Agreement and (b) PubCo, Betters and the Sponsor will enter into a registration rights agreement in substantially the form attached hereto as Exhibit F (the “Registration Rights Agreement”) pursuant to which, among other things, PubCo will agree to provide such Persons with certain demand and piggyback registration rights with respect to the PubCo Ordinary Shares (or any securities convertible into or exercisable for PubCo Ordinary Shares) to be held by such Persons immediately following the Closing;
WHEREAS, the board of directors of SPAC (the “SPAC Board”) has (a) determined that it is fair to, advisable for and in the best interests of SPAC and its stockholders to enter into this Agreement and to consummate the Transactions, (b) approved (i) the execution and delivery of this Agreement and the Ancillary Agreements, and the documents contemplated hereby and thereby, to which SPAC is a party and (ii) the consummation of the Transactions, and (c) recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting, including the adoption of this Agreement;
WHEREAS, the board of directors of Betters (the “Betters Board”) has (a) determined that it is advisable for and in the best interests of the Betters Shareholders to enter into this Agreement and to consummate the Transactions, (b) approved (i) the execution and delivery of this Agreement and the Ancillary Agreements, and the documents contemplated hereby and thereby, to which Betters is a party and (ii) the consummation of the Transactions, and (c) recommended that the Betters Shareholders approve and adopt this Agreement, the Share Contribution and the other Transactions;
WHEREAS, the board of directors of PubCo (the “PubCo Board”) has (a) determined that it is advisable for and in the best interests of PubCo and Betters, as the sole shareholder of PubCo, to enter into this Agreement and to consummate the Transactions, and (b) approved (i) the execution and delivery of this Agreement and the Ancillary Agreements, and the documents contemplated hereby and thereby, to which PubCo is a party and (ii) the consummation of the Transactions;
WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has (a) determined that it is fair to, advisable for and in the best interests of Merger Sub and PubCo, as the sole stockholder of Merger Sub, to enter into this Agreement and to consummate the Transactions, (b) approved (i) the execution and delivery of this Agreement and the Ancillary Agreements, and the documents contemplated hereby and thereby, to which Merger Sub is a party and (ii) the consummation of the Merger and the other Transactions and (c) recommended that PubCo, as the sole stockholder of Merger Sub, vote in favor of adoption of this Agreement;
WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is advisable for and in the best interests of the Company and Betters, as the sole shareholder of the Company, to enter into this Agreement and to consummate the Transactions, (b) approved (i) the execution and delivery of this Agreement and the Ancillary Agreements, and the documents contemplated hereby and thereby, to which the Company is a party and (ii) the consummation of the Transactions, and (c) recommended that PubCo, as the sole stockholder of Merger Sub, vote in favor of adoption of this Agreement;
WHEREAS, promptly following the execution of this Agreement (and in any event within five Business Days following the execution of this Agreement), (a) Betters will submit this Agreement and the Transactions to the Betters Shareholders for adoption and approval, and the Betters Shareholders will so approve and adopt this Agreement and the Transactions by resolutions adopted at a duly called, convened and quorate meeting of the Betters Shareholders in compliance with the Betters Governing Documents (the “Betters Resolutions”) and (b) PubCo will adopt this Agreement by written consent (the “Merger Sub Written Consent”);
WHEREAS, following the execution of this Agreement and prior to the date on which the SPAC Stockholders’ Approval is obtained, PubCo and SPAC intend to enter into Subscription Agreements with PIPE Investors pursuant to which, and on the terms and subject to the conditions set forth therein, such PIPE Investors will agree to purchase PubCo Ordinary Shares concurrently with the Closing (such purchase, the “PIPE Investment”); and
WHEREAS, for U.S. federal income tax purposes, it is intended that, (a) taken together, the Share Contribution, the Merger and the PIPE Investment will qualify as a transaction under Section 351 of the Code and (b) the Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any SPAC Stockholder (subject to entry into gain recognition agreements by any such stockholders required to enter into such agreements to preserve tax-free treatment under Section 367 of the Code) ((a) and (b), together, the “Intended Tax Treatment”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, SPAC, Betters, PubCo, Merger Sub and the Company hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1   Definitions.   As used herein, the following terms shall have the following meanings:
1.1.1   “Action” means any action, litigation, complaint, claim, demand, charge, petition, suit, audit, examination, assessment, arbitration, settlement, stipulation, mediation, inquiry, proceeding or investigation by or before any Governmental Authority.
1.1.2   “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by,” “under common control with” and similar correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
1.1.3   “Alternative Transaction” means, other than any of the Transactions, either in one transaction or a series of related transactions, (a) as to the Betters Parties, any (i) transaction involving, directly or indirectly, any Betters Company, which upon consummation thereof, would result in any Target Company becoming a public company, (ii) direct or indirect sale or transfer of (A) all or any material part of the business or assets of the Target Companies, taken as a whole, including by way of a merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction, or (B) any of the Company Shares or other Equity Securities of any Betters Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other Equity Securities, dividend, distribution, merger, consolidation, license, transfer, issuance of debt securities or warrants or options, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction, management Contract, joint venture or partnership, or otherwise, or (iii) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Betters Company, and (b) as to SPAC, any proposal or offer from any Person or group of Persons relating to, in one transaction or a series of related transactions, any transaction constituting a Business Combination.
1.1.4   “Ancillary Agreements” means, collectively, (a) the Betters Disclosure Letter, (b) the SPAC Disclosure Letter, (c) the Warrant Assignment, Assumption and Amendment Agreement, (d) the Betters Shareholder Support Agreement, (e) the Sponsor Support Agreement, (f) the Betters Lock-Up Agreement, (g) the Insider Letter Amendment, (h) the Registration Rights Agreement, (i) the Certificate of Merger, (j) the Surviving Corporation Governing Documents, (k) the Post-Closing PubCo Governing Documents, (l) the Subscription Agreements and (m) the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement and the Transactions.
1.1.5   “Betters Articles” means the Amended and Restated Articles of Association of Betters as adopted on September 24, 2021.
1.1.6   “Betters Companies” means, collectively, Betters and all of its direct and indirect Subsidiaries, including PubCo, Merger Sub and each of the Target Companies.
1.1.7   “Betters Governing Documents” means, collectively, the Betters Memorandum and the Betters Articles.
1.1.8   “Betters Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, assets, Liabilities, results of operations or condition (financial or otherwise) of the Acquisition Entities and the Target Companies, taken as a whole, or (b) materially impair or materially delay the ability of any of the Betters Companies to perform, on a timely basis, its obligations under this Agreement or any Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party or consummate the Transactions; provided, however, that for purposes of clause (a) only, in no event will any of the following Events (or the effect of any of the following Events), alone or in combination, be taken into account in determining whether a Betters Material Adverse Effect has occurred: (i) acts of war (whether such war is declared or undeclared, existing or new), hostilities, sabotage (including any internet or “cyber” attack or hacking), social or civil unrest (including demonstrations, riots or looting) or terrorism, or any escalation or worsening of any such acts of war, hostilities, sabotage, social or civil unrest or terrorism, or changes in global, international, national, regional, state or local political or social conditions (including intercountry or intra-country relationships); (ii) earthquakes, hurricanes, tornados, tsunamis, floods, mudslides, fires, explosions, accidents, pandemics (including COVID-19 and COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of this Agreement or the Transactions (including the impact thereof on relationships with customers, suppliers, licensors, distributors, partners, providers, employees or Governmental Authorities, but in each case, only to the extent attributable to such announcement or pendency); (iv) changes or proposed changes in applicable Laws, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the PRC, the United States or anywhere else in the world; (vii) Events generally affecting the industries and markets in which the Target Companies operate; (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, that this clause (viii) shall not prevent a determination that any Event underlying any such failure has resulted in a Betters Material Adverse Effect; (ix) any matter of which

SPAC is aware on the date hereof; provided, that any change in circumstances, progression or worsening of any such matter shall not prevent a determination that such Event has resulted in a Betters Material Adverse Effect; or (x) any action expressly required by this Agreement; provided, further, however, that if any such Event related to clauses (i), (ii), (iv), (v), (vi) or (vii) above materially and disproportionately adversely affects the business, assets, Liabilities, results of operations or condition (financial or otherwise) of the Acquisition Entities and the Target Companies relative to similarly situated participants in the industries and jurisdictions in which the Target Companies conduct their respective operations, then such impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a Betters Material Adverse Effect.
1.1.9   “Betters Memorandum” means the Amended and Restated Memorandum of Association of Betters as adopted on June 30, 2021.
1.1.10   “Betters Parties” means, collectively, Betters, the Company, PubCo and Merger Sub.
1.1.11   “Betters Shareholder” means any holder of any Betters Shares.
1.1.12   “Betters Shares” means issued and outstanding shares, including ordinary shares and preferred shares, of Betters.
1.1.13   “Betters Transaction Expenses” means any out-of-pocket fees and expenses incurred or payable by any of the Betters Companies or their respective Affiliates or on behalf of any the foregoing (whether or not billed or accrued for) as a result of or in connection with the negotiation, preparation, execution, authorization or performance of this Agreement and the Ancillary Agreements to which any of the Acquisition Entities or Target Companies is, or will become pursuant to this Agreement, a party and the consummation of the Transactions, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) all filing fees payable to any Governmental Authorities in connection with the Transactions that are the responsibility of any Betters Company pursuant to Section 9.1(c); (c) the portion of the costs for the preparation, filing and mailing of the Proxy/Registration Statement and the other related fees that are the responsibility of any Betters Company pursuant to Section 9.2(a)(i); and (d) any change in control bonus, transaction bonus, retention bonus, termination or severance payment, in any case, to be made to any current or former employee, individual service provider, director or officer of any of the Target Companies at or after the Closing pursuant to any agreement to which any of the Target Companies is a party prior to the Closing and which becomes payable as a direct result of the execution of this Agreement or the consummation of the Transactions.
1.1.14   “Business Combination” has the meaning set forth in Article II of the SPAC Charter.
1.1.15   “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York and the Cayman Islands are authorized or required by Law to close.
1.1.16   “Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.
1.1.17   “Code” means the U.S. Internal Revenue Code of 1986.
1.1.18   “Company Articles” means the Articles of Association of the Company as adopted on January 8, 2021.
1.1.19   “Company Benefit Plans” means (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (b) each other retirement, non-qualified deferred compensation, disability, vacation, leave of absence, fringe benefit, severance, change-in-control, profit sharing, option, equity or equity-based, bonus, incentive, health, welfare, retiree medical, medical, dental, life insurance, pension, employee assistance or fringe benefit plan, program, agreement or arrangement sponsored, maintained, contributed to, or required to be contributed to, by any of the Target Companies for the benefit of any current or former director, officer, individual service provider or employee of any of the Target Companies or with respect to which any of the Target Companies has any Liability.

1.1.20   “Company Governing Documents” means, collectively, the Company Memorandum and the Company Articles.
1.1.21   “Company Intellectual Property” means, collectively, any and all (a) Owned Intellectual Property and (b) Licensed Intellectual Property.
1.1.22   “Company Memorandum” means the Memorandum of Association of the Company as adopted on January 8, 2021.
1.1.23   “Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, licenses, mortgages, purchase orders and other instruments or obligations of any kind, whether written or oral.
1.1.24   “Contribution Consideration Shares” means 29,411,764 PubCo Ordinary Shares to be exchanged for the Company Shares pursuant to Section 2.1(d), which such amount is equal to a pre-transaction equity value for the Company of $300,000,000, divided by $10.20.
1.1.25   “Copyrights” means all rights in copyrights (whether registered or unregistered) and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter Developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.
1.1.26   “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.
1.1.27   “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act.
1.1.28   “Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.
1.1.29   “Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.
1.1.30   “Disclosure Letters” means the Betters Disclosure Letter and the SPAC Disclosure Letter.
1.1.31   “DTC” means the Depository Trust Company.
1.1.32   “Environmental Laws” means all applicable foreign, federal, state, regional and local Laws as in effect on the date of this Agreement relating to: (a) Releases or threatened Releases of any Hazardous Material into the environment (including ambient air, surface water, groundwater, surface land or subsurface land); (b) the manufacture, processing, distribution, use, generation, treatment, recycling, storage, disposal, labelling, transport or handling of any Hazardous Material; (c) the protection of human health and safety (to the extent relating to exposure to Hazardous Material); or (d) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource).

1.1.33   “Environmental Permits” means the Permits required under Environmental Laws for conducting the business of the Betters Companies as currently conducted (including any business to be conducted by the Betters Companies before the Closing).
1.1.34   “Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
1.1.35   “ERISA” means the Employee Retirement Income Security Act of 1974.
1.1.36   “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
1.1.37   “Event” means any event, state of facts, development, change, circumstance, occurrence or effect.
1.1.38   “Exchange Act” means the United States Securities Exchange Act of 1934.
1.1.39   “Export Laws” means (a) all applicable Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury or the European Union, and all anti-boycott Laws administered by the U.S. Department of State or the Department of Treasury, and (b) all applicable Laws relating to the import, export, re-export, or transfer of information, data, goods and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State and the export control Laws of the United Kingdom or the European Union.
1.1.40   “Fraud” means an act committed by a Party that constitutes common law fraud under the Laws of the State of Delaware in relation to the representations or warranties contained in this Agreement; provided, that, for the avoidance of doubt, “Fraud” shall not include constructive fraud, negligent misrepresentation or other similar theory.
1.1.41   “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
1.1.42   “Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation under the Delaware Limited Liability Company Act, the “Governing Documents” of a Cayman Islands exempted company with limited liability are its certificate of incorporation, memorandum of association and articles of association under the Cayman Companies Act and the “Governing Documents” of a British Virgin Islands business company are its certificate of incorporation, memorandum of association and articles of association under the BVI Companies Act (As Revised), in each case, as amended or restated from time to time.
1.1.43   “Governmental Authority” means any federal, state, regional, provincial, municipal, local, international, supranational or foreign governmental authority or quasi-governmental, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal or panel, securities exchange or similar body or any instrumentality of any of the foregoing.
1.1.44   “Governmental Order” means any order, judgment, injunction, decree, ruling, writ, edict, stipulation, determination, decision, verdict or award, in each case, entered, rendered or otherwise put into effect by or with any Governmental Authority.

1.1.45   “Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now defined, listed, designated or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic,” a “pollutant,” “contaminant” or “regulated substance” pursuant to any applicable Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, mold and petroleum (including its derivatives, by-products or other hydrocarbons).
1.1.46   “Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of: (a) the principal of, and premium (if any) in respect of, all indebtedness for borrowed money (including any accrued and unpaid interest and any per diem interest accruals); (b) the principal and interest components of capitalized lease obligations under GAAP; (c) amounts drawn or claimed against (including any accrued and unpaid interest) lines or letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn and not yet settled); (d) the principal of, and premium (if any), in respect of obligations evidenced by bonds, debentures, notes and similar instruments (including any accrued and unpaid interest); (e) the principal of, and premium (if any) in respect of, all obligations to pay the deferred and unpaid purchase price of property or equipment, including “earn outs” and “seller notes” (other than accounts payable to creditors for goods and services incurred in the Ordinary Course), whether accrued or not (including any accrued and unpaid interest); (f) all obligations of such Person in respect of acceptances issued or created; (g) all derivative, hedging, interest rate, currency, swap or similar arrangements, including swaps, caps, collars, hedges or similar agreements under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency; (h) all obligations secured by a Lien (other than a Permitted Lien) on any property or asset of such Person; (i) any breakage costs, prepayment or early termination premiums, penalties or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (h); and (j) all obligations of another Person referred to in clauses (a) through (i) above that are guaranteed directly or indirectly, jointly or severally, by such Person, but only to the extent such Person has agreed (contingently or otherwise) to purchase or otherwise acquire such obligations or in respect of which such Person has otherwise assured a creditor against loss.
1.1.47   “Intellectual Property” means all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Proprietary Information (including knowledge Databases, customer lists and customer Databases); (e) all domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (f) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (g) all other intellectual property or proprietary rights now known in any jurisdiction worldwide; and (h) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights.
1.1.48   “Intervening Event” means an Event that (a) is materially adverse to the businesses, assets, Liabilities, results of operations or condition (financial or otherwise) of the Betters Companies, (b) is unknown by the SPAC Board as of the date of this Agreement and (c) which Event becomes known to or by the SPAC Board prior to obtaining the SPAC Stockholders’ Approval; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Intervening Event”: (i) any Alternative Transaction with respect to SPAC; (ii) any changes in the price or trading volume of SPAC Stock, SPAC Units or SPAC Warrants; (iii) any Action filed or threatened against SPAC or any member of the SPAC Board arising out of or related to the Transactions by a Person other than a Governmental Authority that was not known by, or the consequences of which were not reasonably foreseeable to, the SPAC Board as of the date hereof and that becomes known to the SPAC Board after the date hereof and prior to the SPAC Stockholder Meeting; (iv) any effect related to meeting, failing to meet or exceeding projections of the Betters Companies; (v) any action expressly required by, or required to be taken by a Party in order to comply with its express obligations under, this Agreement or any Ancillary Agreement; or (vi) the timing of any approval or clearance of any Governmental Authority required for the consummation of the Transactions.
1.1.49   “Investment Company Act” means the United States Investment Company Act of 1940.

1.1.50   “IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, and other information technology equipment, facilities, infrastructure and documentation owned, leased or licensed by any of the Target Companies.
1.1.51   “JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
1.1.52   “Key Betters Shareholders” means the Persons listed in Section 1.1.52 of the Betters Disclosure Letter.
1.1.53   “Law” means any statute, law, ordinance, code, treaty, rule, regulation or Governmental Order, in each case, that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.
1.1.54   “Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Target Companies or to which any of the Target Companies otherwise has a right to use.
1.1.55   “Liability” or “Liabilities” means any and all liabilities and obligations, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, determined or determinable or matured or unmatured.
1.1.56   “Licensed Intellectual Property” means the Intellectual Property licensed or made available by another Person to any of the Target Companies.
1.1.57   “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, license, attachment, right of first refusal, option or encumbrance of any kind in respect of such asset, including (a) any conditional sale or other title retention agreement or lease in the nature thereof or (b) any restriction on any voting, sale, transfer, disposition or other rights, or any agreement to give any of the foregoing.
1.1.58   “Merger Consideration Shares” means the PubCo Ordinary Shares to be exchanged for the shares of SPAC Stock pursuant to Section 2.2(g)(ii).
1.1.59   “Nasdaq” means the Nasdaq Stock Market.
1.1.60   “NDA” means the non-disclosure agreement, dated as of February 17, 2023, by and between SPAC and Betters.
1.1.61   “OFAC” means the U.S. Office of Foreign Assets Control.
1.1.62   “Open Source Software” means all Software that is distributed as “free software,” “open source software,” “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.
1.1.63   “Ordinary Course” means, with respect to an action taken by a Person, that (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III, Article IV, Article V or Article VI as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person, and (b) such action complies in all material respects with all applicable Laws.
1.1.64   “Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by any of the Target Companies.
1.1.65   “Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent Law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures, and (c) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.
1.1.66   “PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.
1.1.67   “PCAOB Financials” means (a) the audited consolidated balance sheets of Betters and the Target Companies for the years ended December 31, 2021 and December 31, 2022, and the related audited consolidated statements of operations and comprehensive loss, changes in equity and cash flows for such years, each to be prepared in accordance with GAAP and audited in accordance with the auditing standards of the PCAOB by an internationally recognized audit firm as is reasonably acceptable to SPAC, together with an audit report thereon from the auditor, and (b) the unaudited consolidated balance sheet of Betters and the Target Companies as at June 30, 2023, and the related unaudited consolidated statement of operations and comprehensive loss, changes in equity and cash flows for such six-month period, prepared in accordance with the standards of the PCAOB.
1.1.68   “Permit” means any consent, franchise, registration, variance, license, permit, exemption, concession, ratification, permission, clearance, confirmation, endorsement, waiver, grant, easement, certificate, designation, rating, qualification, order or other authorization or approval of any Person, including any Governmental Authority, or pursuant to any applicable Law, and all pending applications for any of the foregoing.
1.1.69   “Permitted COVID-19 Measures” means any COVID-19 Measures (a) except as would not have a Betters Material Adverse Effect, to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to SPAC prior to the date of this Agreement, or (b) reasonably implemented by a Party following the date hereof in good faith and in response to a requirement imposed on such Party under applicable Law; provided, that such Party provides prior written notice to the other Parties at least five Business Days prior to implementation thereof (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable to provide such advance notice, but in such case notice is provided as soon as practicable following such action).
1.1.70   “Permitted Liens” means: (a) Liens imposed by operation of Law arising in the Ordinary Course for amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and which would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the assets properties subject thereto; (b) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course; (c) Liens for Taxes that are not yet due and payable or (i) which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP; (d) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course; (e) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property; (f) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens, (ii) any Lien permitted under a Lease, (iii) any Liens encumbering the real property of which the Leased Real Property is a part and (iv) Liens not created by any Target Company with respect to the underlying fee interest of any Leased Real Property that an accurate up-to-date survey would show, in each case of clauses (i) through (iv), that do not materially interfere with the present use of the Leased Real Property; (g) zoning, building, entitlement and other land use and Environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property; (h) Liens arising under this Agreement or any Ancillary Agreement; (i) Liens listed on Section 1.1.70 of the Betters Disclosure Letter; and (j) all other Liens arising in the Ordinary Course that, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use, occupancy or value of the assets of a Person.
1.1.71   “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
1.1.72   “Personal Information” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information, and (b) all other data or information that is otherwise protected by any Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.
1.1.73   “PIPE Investors” means Persons that enter into Subscription Agreements to purchase PubCo Ordinary Shares for cash.
1.1.74   “PRC” means the People’s Republic of China (but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan).
1.1.75   “Privacy Laws” means all applicable Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident notifying requirements.
1.1.76   “Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.
1.1.77   “Proprietary Information” means all rights under applicable Laws in and to trade secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, Developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.
1.1.78   “PubCo Articles” means the Articles of Association of PubCo, effective as of June 16, 2023.
1.1.79   “PubCo Governing Documents” means, collectively, the PubCo Memorandum and the PubCo Articles.
1.1.80   “PubCo Memorandum” means the Memorandum of Association of PubCo, effective as of June 16, 2023.
1.1.81   “PubCo Securities” means, collectively, the PubCo Ordinary Shares and the PubCo Warrants.

1.1.82   “R&D Contract” means a Contract entered into by one or more of the Target Companies relating to the Target Companies’ Ordinary Course research and development activities and which involves aggregate expenditures by or costs to the Target Companies of less than $1,000,000.
1.1.83   “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the environment.
1.1.84   “Remedial Action” means all actions required by Environmental Laws to (a) clean up, remove, treat or in any other way address any Release of any Hazardous Materials, (b) prevent the Release of any Hazardous Materials so it does not endanger or threaten to endanger public health or welfare or the environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care or (d) correct a condition of noncompliance with Environmental Laws.
1.1.85   “Representatives” of a Person means, collectively, the officers, directors, managers, general partners, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives of such Person.
1.1.86   “SAFE” means the State Administration of Foreign Exchange of the PRC.
1.1.87   “Sanctioned Country” means any country or region that is targeted by comprehensive export, import, financial or investment embargo under any Specified Business Conduct Laws.
1.1.88   “Sanctioned Person” means: (a) any Person included on any restricted party list administered by the European Union, the United Kingdom, or the United States, including the UK Consolidated List of Financial Sanctions Targets, the Consolidated List of Persons, Groups, or Entities Subject to EU Financial Sanctions, and the U.S. Specially Designated Nationals and Block Persons List; (b) any Person that is ordinarily resident in or organized under the Laws of a Sanctioned Country; (c) any Governmental Authority of a Sanctioned Country; or (d) any Person that is owned or controlled by one or more persons described in clauses (a), (b) or (c) above.
1.1.89   “Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.
1.1.90   “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
1.1.91   “SEC” means the United States Securities and Exchange Commission.
1.1.92   “Securities Act” means the United States Securities Act of 1933.
1.1.93   “Software” means all (a) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (b) electronic data, Databases and data collections and (c) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and Develop any of the foregoing, and training materials related to any of the foregoing.
1.1.94   “SPAC Bylaws” means the Bylaws of SPAC as in effect from time to time.
1.1.95   “SPAC Charter” means the Amended and Restated Certificate of Incorporation of SPAC, dated as of October 20, 2021.
1.1.96   “SPAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of SPAC.
1.1.97   “SPAC Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of SPAC.
1.1.98   “SPAC Closing Cash” means an aggregate amount of cash equal to, without duplication, (a) as of immediately prior to the Closing, (i) the amount in the Trust Account before giving effect to any

SPAC Redemptions in accordance with the SPAC Charter, less (ii) the amount required to settle all actual SPAC Redemptions in accordance with the SPAC Charter, plus (b) the aggregate proceeds to be received by PubCo from the consummation of the PIPE Investment.
1.1.99   “SPAC Governing Documents” means, collectively, the SPAC Charter and the SPAC Bylaws.
1.1.100   “SPAC IPO” means the initial public offering of SPAC.
1.1.101   “SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, assets, Liabilities, results of operations or condition (financial or otherwise) of SPAC or (b) materially impair or materially delay the ability of SPAC to perform, on a timely basis, its obligations under this Agreement or any Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party or consummate the Transactions; provided, however, that for purposes of clause (a) only, in no event will any of the following Events (or the effect of any of the following Events), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect has occurred: (i) acts of war (whether such war is declared or undeclared, existing or new), hostilities, sabotage (including any internet or “cyber” attack or hacking), social or civil unrest (including demonstrations, riots or looting) or terrorism, or any escalation or worsening of any such acts of war, hostilities, sabotage, social or civil unrest or terrorism, or changes in global, international, national, regional, state or local political or social conditions (including intercountry or intra-country relationships); (ii) earthquakes, hurricanes, tornados, tsunamis, floods, mudslides, fires, explosions, accidents, pandemics or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of this Agreement or the Transactions (including the impact thereof on relationships with customers, suppliers, licensors, distributors, partners, providers, employees or Governmental Authorities, but in each case, only to the extent attributable to such announcement or pendency); (iv) changes or proposed changes in applicable Laws, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the PRC, the United States or anywhere else in the world; (vii) Events generally affecting the industries and markets in which SPAC operates; (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, that this clause (viii) shall not prevent a determination that any Event underlying any such failure has resulted in a SPAC Material Adverse Effect; (ix) any matter of which Betters is aware on the date hereof; provided, that any change in circumstances, progression or worsening of any such matter shall not prevent a determination that such Event has resulted in a SPAC Material Adverse Effect; or (x) any action expressly required by this Agreement; provided, further, however, that if any such Event related to clauses (i), (ii), (iv), (v), (vi) or (viii) above materially and disproportionately adversely affects the business, assets, Liabilities, results of operations or condition (financial or otherwise) of SPAC relative to similarly situated participants in the industries and jurisdictions in which SPAC conducts its operations, then such impact may be taken into account in determining whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.
1.1.102   “SPAC Modification in Recommendation” means any action by the SPAC Board to: (a) (i) change, withdraw, withhold, amend, modify or qualify, or publicly propose to change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Betters or PubCo, the SPAC Board Recommendation, or (ii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the SPAC Board for recommendation to the SPAC Stockholders any Alternative Transaction; (b) make any public statement inconsistent with the SPAC Board Recommendation; (c) resolve or agree to take any of the foregoing actions; or (d) authorize, cause or permit SPAC or any of its Representatives to enter into any Alternative Transaction. For the avoidance of doubt, an Intervening Event Recommendation Change shall constitute a SPAC Modification in Recommendation.

1.1.103   “SPAC Redemption” means the election of an eligible (as determined in accordance with the SPAC Governing Documents) SPAC Stockholder to redeem all or a portion of the shares of SPAC Stock held by such SPAC Stockholder in accordance with Section 9.2 of the SPAC Charter in connection with the consummation of the Transactions.
1.1.104   “SPAC Securities” means, collectively, the SPAC Units, the shares of SPAC Stock and the SPAC Warrants.
1.1.105   “SPAC Stockholder” means any holder of any shares of SPAC Stock (including the Sponsor and the Public Stockholders).
1.1.106   “SPAC Stockholders’ Approval” means the approval of the Required Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a SPAC Stockholder Meeting duly called by the SPAC Board and held for such purpose.
1.1.107   “SPAC Transaction Expenses” means any out-of-pocket fees and expenses incurred or payable by SPAC or on its behalf (whether or not billed or accrued for) as a result of or in connection with the negotiation, preparation, execution, authorization or performance of this Agreement and the Ancillary Agreements to which SPAC is, or will become pursuant to this Agreement, a party and the consummation of the Transactions, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) all fees, costs and expenses in connection with the negotiation, preparation, execution, authorization or performance of the Subscription Agreements and the consummation of the PIPE Investment; (c) all filing fees payable to any Governmental Authorities in connection with the Transactions that are the responsibility of SPAC pursuant to Section 9.1(c); (d) the portion of the costs for the preparation, filing and mailing of the Proxy/Registration Statement and the other related fees that are the responsibility of SPAC pursuant to Section 9.2(a)(i); and (e) any change in control bonus, transaction bonus, retention bonus, termination or severance payment, in any case, to be made to any current or former employee, individual service provider, director or officer of SPAC at or after the Closing pursuant to any agreement to which SPAC is a party prior to the Closing and which becomes payable as a direct result of the execution of this Agreement or the consummation of the Transaction.
1.1.108   “SPAC Units” means units of SPAC, each unit comprising one share of SPAC Class A Common Stock and one-half of one SPAC Warrant.
1.1.109   “Specified Business Conduct Laws” shall mean: (a) the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act and other applicable Laws relating to bribery or corruption; (b) all applicable Laws imposing financial, economic or trade sanctions on any Person, including all applicable Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury or the European Union and all applicable anti-boycott or anti-embargo Laws; (c) all applicable Laws relating to the import, export, re-export, transfer of information, data, goods and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and all other applicable Laws relating to money laundering.
1.1.110   “Sponsor Loans” means the loans made by the Sponsor or any of its Affiliates to SPAC.
1.1.111   “Subscription Agreement” means a Contract executed by SPAC, PubCo and a PIPE Investor in connection with the PIPE Investment.
1.1.112   “Subsidiary” means, with respect to a Person, (a) any corporation, general or limited partnership, limited liability company, joint venture or other association or entity in which such Person, directly or indirectly, (i) owns or controls 50% or more of the outstanding voting securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body, or (iii) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, or (b) any variable interest entity which is consolidated with such Person under applicable accounting rules.
1.1.113   “Surviving Corporation Governing Documents” means, collectively, the Surviving Corporation Charter and the Surviving Corporation Bylaws.
1.1.114   “Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.
1.1.115   “Taxes” means all federal, state, local, foreign or other taxes of any kind, charges, fees, duties, levies, customs, imposts, required deposits or other assessments in each case in the nature of or similar to a tax imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, production, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, late charge, penalty, or addition thereto.
1.1.116   “Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.
1.1.117   “Transactions” means, collectively, each of the transactions contemplated by this Agreement or any of the Ancillary Agreements, including the Share Contribution, the Merger and the PIPE Investment.
1.1.118   “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form).
1.1.119   “Warrant Agent” means American Stock Transfer & Trust Company, LLC.
DEFINED TERM	SECTION
“Acquisition Entity”/“Acquisition Entities”	Preamble
“Additional SEC Reports”	Section 8.4
“Agreement”	Preamble
“Approvals”	Section 3.1
“Betters”	Preamble
“Betters Audited Financial Statements”	Section 3.7(a)
“Betters Board”	Recitals
“Betters Cure Period”	Section 11.1(g)
“Betters Disclosure Letter”	Article III
“Betters Financial Statements”	Section 3.7(a)
“Betters Interim Financial Statements”	Section 3.7(a)
“Betters Lock-Up Agreement”	Recitals
“Betters Resolutions”	Recitals

DEFINED TERM	SECTION
“Betters Shareholder Support Agreement”	Recitals
“Betters Transaction Expenses Certificate”	Section 2.1(a)
“Book-Entry Shares”	Section 2.5(b)(ii)
“Break-Up Fee”	Section 11.2(b)
“Certificate of Merger”	Section 2.2(b)
“Certificates”	Section 2.5(b)(i)
“Certifications”	Section 4.7(a)
“Closing”	Section 2.3
“Closing Date”	Section 2.3
“Company”	Preamble
“Company Advised Parties”	Section 12.18(f)
“Company Board”	Recitals
“Company Deal Communications”	Section 12.18(g)
“Company Material Contract”	Section 3.21(a)
“Company Shares”	Recitals
“Company Software”	Section 3.18(c)(vi)
“Company Non-Recourse Party”	Section 12.16(b)
“DGCL”	Recitals
“D&O Indemnified Parties”	Section 7.6(b)
“D&O Tail Insurance Policy”	Section 7.6(b)
“D&O Tail Insurance Policy Cap”	Section 7.6(b)
“Effective Time”	Section 2.2(b)
“Exchange Agent”	Section 2.1(c)
“Exchange Agent Agreement”	Section 2.1(c)
“Exchange Fund”	Section 2.5(a)
“Extension”	Section 9.9
“Gain Recognition Agreement”	Section 9.4(c)
“Insider Letter Amendment”	Recitals
“Insurance Policies”	Section 3.22
“Intended Tax Treatment”	Recitals
“Intercompany Agreements”	Section 2.4(a)(v)
“Interim Period”	Section 7.2(a)
“Intervening Event Notice”	Section 9.2(d)
“Intervening Event Recommendation Change”	Section 9.2(d)
“Leases”	Section 3.14(b)
“Letter of Transmittal”	Section 2.5(b)(i)
“Maximum Extension Date”	Section 9.9
“Merger”	Recitals
“Merger Sub”	Preamble
“Merger Sub Board”	Recitals
“Merger Sub Share”	Section 6.3(a)
“Merger Sub Written Consent”	Recitals
“Most Recent Balance Sheet”	Section 3.7(a)

DEFINED TERM	SECTION
“Most Recent Balance Sheet Date”	Section 3.7(a)
“Outside Date”	Section 11.1(b)
“Outstanding SPAC Class A Stock”	Section 4.3(a)
“Outstanding SPAC Class B Stock”	Section 4.3(a)
“Party”/“Parties”	Preamble
“PIPE Investment”	Recitals
“Post-Closing PubCo Articles”	Section 7.4(b)
“Post-Closing PubCo Governing Documents”	Section 7.4(b)
“Post-Closing PubCo Memorandum”	Section 7.4(a)
“Pro Forma Betters Financial Statements”	Section 7.9(a)
“Private Placement Warrants”	Section 4.3(a)
“PubCo”	Preamble
“PubCo Board”	Recitals
“PubCo Equity Incentive Plan”	Section 7.13
“PubCo Securityholder”	Section 9.4(c)
“PubCo Share”	Section 6.3(a)
“PubCo Ordinary Shares”	Recitals
“PubCo Warrants”	Recitals
“Public Stockholders”	Section 4.13(a)
“Public Warrants”	Section 4.3(a)
“Prior Company Counsel”	Section 12.18(f)
“Prior SPAC Counsel”	Section 12.18(a)
“Privileged Company Deal Communications”	Section 12.18(g)
“Privileged SPAC Deal Communications”	Section 12.18(b)
“Proxy/Registration Statement”	Section 9.2(a)(i)
“Registration Rights Agreement”	Recitals
“Regulatory Approvals”	Section 9.1(a)
“Released Claims”	Section 12.1
“Required Transaction Proposals”	Section 9.2(a)(i)
“SAFE Rules and Regulations”	Section 3.6(b)
“Share Contribution”	Recitals
“Side Letters”	Section 2.4(a)(vi)
“SPAC”	Preamble
“SPAC Board”	Recitals
“SPAC Board Recommendation”	Section 9.2(b)(iv)
“SPAC Business Combination Deadline”	Section 9.9
“SPAC Class A Stock”	Section 4.3(a)
“SPAC Class B Stock”	Section 4.3(a)
“SPAC Cure Period”	Section 11.1(h)
“SPAC Deal Communications”	Section 12.18(b)
“SPAC Disclosure Letter”	Article IV
“SPAC D&O Indemnified Parties”	Section 7.6(a)
“SPAC Financial Statements”	Section 4.7(b)

DEFINED TERM	SECTION
“SPAC Material Contracts”	Section 4.10(a)
“SPAC Non-Recourse Party”	Section 12.16(b)
“SPAC SEC Reports”	Section 4.7(a)
“SPAC Stock”	Section 4.3(a)
“SPAC Stockholder Meeting”	Section 9.2(a)(i)
“SPAC Transaction Expenses Certificate”	Section 2.1(b)
“SPAC Warrants”	Section 4.3(a)
“Sponsor”	Recitals
“Sponsor Members”	Recitals
“Sponsor Registration Rights Agreement”	Recitals
“Sponsor Support Agreement”	Recitals
“Stockholder Litigation”	Section 9.5
“Surviving Corporation”	Recitals
“Surviving Corporation Bylaws”	Section 2.2(d)(ii)
“Surviving Corporation Charter”	Section 2.2(d)(i)
“Target Companies”	Recitals
“Target Company Related Person”	Section 3.23
“Terminating Betters Breach”	Section 11.1(g)
“Terminating SPAC Breach”	Section 11.1(h)
“Top Customers”	Section 3.20(b)
“Top Suppliers”	Section 3.20(a)
“Transaction Proposals”	Section 9.2(a)(i)
“Transfer Taxes”	Section 9.4(e)
“Trust Account”	Section 4.13(a)
“Trust Agreement”	Section 4.13(a)
“Trustee”	Section 4.13(a)
“Updated Betters Financial Statements”	Section 7.9(a)
“Undesignated SPAC Preferred Stock”	Section 4.3(a)
“Unissued SPAC Class A Stock”	Section 4.3(a)
“Unissued SPAC Class B Stock”	Section 4.3(a)
“Warrant Assignment, Assumption and Amendment Agreement”	Recitals
1.2   Construction.
(a)   Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively, as applicable; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section” or “clause” refer to the specified Article, Section or clause of this Agreement, and any references to a clause shall refer to the appropriate clause within the same Section in which such reference occurs; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) any reference to a given Person includes such Person’s successors and permitted assigns.

(b)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder, and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statutes or regulations.
(c)   References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.
(d)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.
(e)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(f)   All references to Contracts (including this Agreement) means such Contracts as the same may from time to time be amended or supplemented or the terms thereof waived or modified, in each case to the extent provided to the applicable Party.
(g)   Unless the context of this Agreement otherwise requires, references to SPAC with respect to periods following the Effective Time shall be construed to mean the Surviving Corporation.
(h)   The headings preceding the text of Articles and Sections included herein are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.
(i)   The words “made available,” “provided” or “delivered” to a Party, or similar formulations, mean that such materials were (i) provided by electronic transmission directly to a Party’s legal counsel or financial advisors prior to such time or, (ii) if applicable, available to such Party (without material redactions) in the electronic data room hosted by SecureDocs in connection with the Transactions no later than 11:59 p.m. (New York City time) on June 24, 2023 and continuously available to such Party and its legal counsel and financial advisors through the date hereof.
1.3   Knowledge.   As used herein, (a) the phrase “to the knowledge of Betters” shall mean the actual knowledge of the individuals identified in Section 1.3 of the Betters Disclosure Letter; (b) the phrase “to the knowledge of SPAC” shall mean the actual knowledge of the individuals identified in Section 1.3 of the SPAC Disclosure Letter.
ARTICLE II
TRANSACTIONS; CLOSING
2.1   Pre-Closing Actions.
(a)   Betters Transaction Expenses Certificate.   No sooner than five Business Days, and no later than three Business Days, prior to the Closing Date, Betters shall provide to SPAC a written report setting forth a list of all of the Betters Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Betters Transaction Expenses Certificate”). For the avoidance of doubt, nothing contained herein shall affect any invoices to be paid for any Betters Transaction Expenses incurred in good faith after the delivery of the Betters Transaction Expenses Certificate, which invoices shall promptly be paid by PubCo.
(b)   SPAC Transaction Expenses Certificate.   No sooner than five Business Days, and no later than three Business Days, prior to the Closing Date, SPAC shall deliver to Betters and PubCo a written report setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the exercise of any SPAC Redemptions; (ii) a list of all of the SPAC Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date; (iii) the aggregate amount of any Sponsor Loans outstanding as of the Closing; and (iv) the amount of SPAC Closing Cash (the “SPAC Transaction Expenses Certificate”). For the avoidance of doubt, nothing contained herein shall affect any invoices to be paid for any SPAC Transaction Expenses incurred in good faith after the delivery of the SPAC Transaction Expenses Certificate, which invoices shall promptly be paid by PubCo.
(c)   Appointment of Exchange Agent.   No later than 10 Business Days prior to the Closing, PubCo shall appoint, and Betters shall cause PubCo to appoint, an exchange agent mutually agreed among SPAC, Betters and PubCo (the “Exchange Agent”) pursuant to an exchange agent agreement in form and substance reasonably acceptable to SPAC (the “Exchange Agent Agreement”) for the purpose of (i) exchanging the shares of SPAC Stock for PubCo Ordinary Shares in accordance with Section 2.2(g)(ii) and (ii) delivering the PubCo Ordinary Shares in accordance with the terms of this Agreement.
(d)   The Share Contribution.   Prior to the Closing and in accordance with this Agreement and the Company Governing Documents, Betters shall contribute, assign, transfer and convey to PubCo, and PubCo shall accept from Betters, all of the legal and beneficial title to the Company Shares, free from all Liens and together with all rights attaching to the Company Shares at the consummation of the Share Contribution (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the consummation of the Share Contribution). In accordance with this Agreement and the Company Governing Documents, in consideration for the Share Contribution, PubCo shall issue, and Betters shall cause PubCo to issue, to Betters the Contribution Consideration Shares.
2.2   The Merger.
(a)   Merger.   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into SPAC, the separate corporate existence of Merger Sub shall cease and SPAC, as the surviving corporation in the Merger, shall thereafter continue its corporate existence as a direct, wholly owned subsidiary of PubCo.
(b)   Effective Time.   At the Closing, the Parties shall cause a certificate of merger in substantially the form attached hereto as Exhibit G (the “Certificate of Merger”) in respect of the Merger to be executed and duly submitted for filing with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the date and time of the filing of the Certificate of Merger (or such later time as may be agreed by the Parties and specified in such Certificate of Merger) (the “Effective Time”).
(c)   Effect of the Merger.   From and after the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, agreements, powers, franchises, licenses, authority, debts, Liabilities, duties and obligations of SPAC and Merger Sub shall become the property, rights, privileges, immunities, agreements, powers, franchises, licenses, debts, Liabilities, duties and obligations of the Surviving Corporation.
(d)   Surviving Corporation Governing Documents.
(i)   At the Effective Time, the SPAC Charter shall be amended and restated in its entirety in substantially the form attached hereto as Exhibit H (the “Surviving Corporation Charter”). The Surviving Corporation Charter shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and the Surviving Corporation Charter.
(ii)   At the Effective Time, the SPAC Bylaws shall be amended and restated in their entirety in substantially the form attached hereto as Exhibit I (the “Surviving Corporation Bylaws”). The Surviving Corporation Bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and the Surviving Corporation Bylaws.
(e)   Directors and Officers of the Surviving Corporation.
(i)   At the Effective Time, the directors of the Surviving Corporation shall be the respective Persons set forth in Section 2.2(e)(i) of the Betters Disclosure Letter, each to hold office in accordance with the Surviving Corporation Governing Documents until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
(ii)   At the Effective Time, the officers of the Surviving Corporation shall be the respective officers of the Company holding such positions as set forth in Section 2.2(e)(ii) of the Betters Disclosure Letter, each to hold office in accordance with the Surviving Corporation Governing Documents until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
(f)   Effect of the Merger on Shares of Merger Sub Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of any Party, the Merger Sub Share shall automatically be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, which share shall constitute the only Equity Securities of the Surviving Corporation.
(g)   Effect of the Merger on SPAC Securities.
(i)   SPAC Units.   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the SPAC Securities, each SPAC Unit that is issued and outstanding immediately prior to the Effective Time shall be automatically divided, and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-half of one SPAC Warrant in accordance with the terms of the applicable SPAC Unit.
(ii)   SPAC Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the SPAC Securities, following the separation of each SPAC Unit in accordance with Section 2.2(g)(i), each share of SPAC Stock that is issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist in exchange for the right to receive one validly issued, fully paid and non-assessable PubCo Ordinary Share, without interest, and the holder thereof shall cease to have any other rights in and to SPAC with respect to such share of SPAC Stock.
(iii)   Public Warrants.   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the SPAC Securities, following the separation of each SPAC Unit in accordance with Section 2.2(g)(i), each Public Warrant that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into a PubCo Warrant, without interest, in accordance with the terms of the Warrant Assignment, Assumption and Amendment Agreement, and the holder thereof shall cease to have any other rights in and to SPAC with respect to such Public Warrant. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 2.2(g)(iii), including SPAC and PubCo entering into the Warrant Assignment, Assumption and Amendment Agreement with the Warrant Agent at the Closing. At or prior to the Effective Time, PubCo shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the PubCo Warrants remain outstanding, a sufficient number of PubCo Ordinary Shares for delivery upon the exercise of such PubCo Warrants.
(iv)   SPAC Securities Held in Treasury.   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the SPAC Securities, following the separation of each SPAC Unit in accordance with Section 2.2(g)(i) and notwithstanding clauses (ii), (iii) and (iv) above or any other provision of this Agreement to the contrary, each share of SPAC Stock and each SPAC Warrant that is owned by SPAC or held in treasury immediately prior to the Effective Time shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.
2.3   Closing.   In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 12.8, subject to the satisfaction or waiver of the conditions set forth in Article X (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC, Betters and PubCo in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
2.4   Closing Deliverables.
(a)   At or prior to the Closing, Betters and PubCo shall deliver, or cause to be delivered:
(i)   to the Exchange Agent, the Merger Consideration Shares in accordance with Section 2.5(a);
(ii)   to SPAC, a counterpart (or counterparts) to each of the Ancillary Agreements to be entered into by PubCo or Merger Sub at the Closing, duly executed by PubCo or Merger Sub, as applicable;
(iii)   to SPAC, a counterpart of the Certificate of Merger, duly executed by Merger Sub;
(iv)   to SPAC, a certificate signed by an officer of Betters, dated as of the Closing Date, certifying that the conditions specified in Sections 10.2(a), 10.2(b) and 10.2(c) have been fulfilled;
(v)   to SPAC, evidence in form and substance reasonably acceptable to SPAC of the termination of all intercompany agreements between Betters and any of the Target Companies (the “Intercompany Agreements”), if any;
(vi)   to SPAC, evidence in form and substance reasonably acceptable to SPAC of the termination of all letter agreements (excluding the Intercompany Agreements) between Betters or any of the Betters Shareholders, on the one hand, and any of the Target Companies, on the other hand (the “Side Letters”), if any;
(vii)   to SPAC, copies of the approvals, waivers or consents called for by Section 10.2(d); and
(viii)   to SPAC, such other documents or certificates as shall be reasonably determined by SPAC and PubCo to be required to consummate the Transactions.
(b)   At or prior to the Closing, SPAC shall deliver, or cause to be delivered, to PubCo:
(i)   a counterpart (or counterparts) to each of the Ancillary Agreements to be entered into by SPAC or the Sponsor at the Closing, duly executed by SPAC or the Sponsor, as applicable;
(ii)   a counterpart of the Certificate of Merger, duly executed by SPAC;
(iii)   a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 10.3(a) and Section 10.3(b) have been fulfilled;
(iv)   written resignations of all the directors and officers of SPAC, effective as of the Effective Time; and
(v)   such other documents or certificates as shall be reasonably determined by SPAC and PubCo to be required to consummate the Transactions.
(c)   At the Closing, PubCo shall pay, or cause to be paid, by wire transfer of immediately available funds (i) all accrued and unpaid Betters Transaction Expenses as set forth in the Betters Transaction Expenses Certificate and (ii) all accrued and unpaid SPAC Transaction Expenses as set forth in the SPAC Transaction Expenses Certificate.
(d)   At the Closing, in accordance with the SPAC Transaction Expenses Certificate and the Sponsor Support Agreement, PubCo shall issue to the Sponsor, as full repayment of the Sponsor Loans, a number of validly issued, fully paid and non-assessable PubCo Ordinary Shares equal to (i) the aggregate amount outstanding under the Sponsor Loans, divided by (ii) $10.20.
2.5   Exchange of Shares of SPAC Stock.
(a)   Exchange Fund.   On the Closing Date and immediately prior to the Effective Time, in accordance with the PubCo Governing Documents and the Cayman Companies Act, PubCo shall, and Betters shall cause PubCo to, issue to and deposit with the Exchange Agent, for the benefit of the SPAC

Stockholders, the Merger Consideration Shares (in uncertificated or book-entry form) necessary to deliver the Merger Consideration Shares in accordance with Section 2.2(g)(ii) (the “Exchange Fund”). PubCo and Betters shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the Merger Consideration Shares out of the Exchange Fund in accordance with this Agreement, and the Exchange Fund shall not be used for any other purpose.
(b)   Exchange Procedures for SPAC Stockholders.
(i)   Certificates.   As promptly as practicable after the Effective Time, but in any event within two Business Days thereof, PubCo shall use its reasonable best efforts to cause the Exchange Agent to mail to each record holder, as of immediately prior to the Effective Time (but after giving effect to the division of SPAC Units pursuant to Section 2.2(g)(i)), of an outstanding certificate or certificates evidencing shares of SPAC Stock entitled to receive Merger Consideration Shares pursuant to Section 2.2(g)(ii) (“Certificates”), (A) a notice advising such holder of the effectiveness of the Merger and (B) a letter of transmittal, in form and substance reasonably acceptable to SPAC and Betters (a “Letter of Transmittal”), along with instructions for effecting the surrender of any Certificates held by such holder pursuant to the Letter of Transmittal. Within five Business Days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor, and PubCo shall cause the Exchange Agent to deliver, the applicable Merger Consideration Shares, and the Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.5(b)(i), each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive, upon such surrender, the applicable Merger Consideration Shares that such holder is entitled to receive in accordance with the provisions of Section 2.2(g)(ii).
(ii)   Non-DTC Book-Entry Shares.   As promptly as practicable after the Effective Time, PubCo shall direct the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time (but after giving effect to the division of SPAC Units pursuant to Section 2.2(g)(i)), of shares of SPAC Stock represented by book-entry (“Book-Entry Shares”) not held through DTC, (A) a notice advising such holders of the effectiveness of the Merger and (B) a statement reflecting the applicable Merger Consideration Shares that such holder has the right to receive pursuant to Section 2.2(g)(ii).
(iii)   DTC Book-Entry Shares.   With respect to Book-Entry Shares held through DTC, SPAC and PubCo shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of the shares of SPAC Stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the applicable Merger Consideration Shares that DTC or its nominees have the right to receive pursuant to Section 2.2(g)(ii).
(c)   Full Satisfaction.   The Merger Consideration Shares delivered upon the exchange of the shares of SPAC Stock in accordance with the terms of this Agreement shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of SPAC Stock.
(d)   Adjustments to Merger Consideration Shares.   The Merger Consideration Shares shall be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of stock or other like change with respect to any SPAC Securities occurring on or after the date of this Agreement and prior to the Effective Time.
(e)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains unclaimed by the SPAC Stockholders with respect to the Merger Consideration Shares for six months after the Effective Time shall be delivered to PubCo, and any SPAC Stockholders who have not theretofore complied with this Section 2.5 shall thereafter look only to PubCo for the applicable Merger Consideration Shares. Any portion of the Exchange Fund with respect to the Merger Consideration Shares remaining unclaimed by SPAC Stockholders, as may be applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of PubCo free and clear of any claims or interest of any person previously entitled thereto. PubCo shall hold any such PubCo Ordinary Shares in treasury in accordance with applicable Law.
(f)   No Liability.   None of the Exchange Agent, SPAC, PubCo, the Surviving Corporation or any of their respective Affiliates shall be liable to any SPAC Stockholder for any such shares of SPAC Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 2.5.
(g)   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration Shares, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 2.2(g)(ii).
2.6   Withholding.   Each of PubCo, the Surviving Corporation and the Company and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law; provided, that PubCo, the Surviving Corporation and the Company or their agents, as applicable, shall (a) use commercially reasonable efforts to provide notice of any withholding that it either intends to make (or cause to be made) in connection with consideration payable or that is otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least five days prior to the date of the relevant payment and (b) reasonably cooperate to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by PubCo, the Surviving Corporation or the Company or their agents, as the case may be, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANIES
Except as disclosed in the disclosure letter dated as of the date of this Agreement and delivered by Betters to SPAC on the date of this Agreement, subject to and in accordance with Section 12.9 (the “Betters Disclosure Letter”), Betters and the Company hereby represent and warrant to SPAC as follows:
3.1   Due Organization; Good Standing; Power and Authority.   The Company (a) is a business company limited by shares incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, (b) is duly qualified to do business in each jurisdiction in which it is conducting its business and (c) is in possession of all material grants, consents, approvals, waivers, authorizations and Permits of, and has delivered all material notices to and made all material declarations and material filings with, any Governmental Authorities (collectively, “Approvals”) necessary to own, lease and operate the assets and properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except, in the case of clause (b), as would not, individually or in the aggregate, have a Betters Material Adverse Effect. The Company has provided to SPAC true, correct and complete copies of the Company Governing Documents, as amended to date and as currently in effect. The Company is not in violation of any provisions of the Company Governing Documents in any material respect.
3.2   Due Authorization.   Except as described in Section 3.2 of the Betters Disclosure Letter, the Company has all requisite corporate power and authority to (a) execute, deliver and perform this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and the consummation by the Company of the Transactions have been duly and validly authorized by all requisite action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and to consummate the Transactions. This Agreement and the Ancillary Agreements to which the Company is, or will become pursuant to this Agreement, a party have been, or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute, or when delivered shall constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.
3.3   Capitalization.
(a)   Section 3.3(a) of the Betters Disclosure Letter sets forth, as of the date of this Agreement, the number of authorized Equity Securities of each class of Equity Securities of the Company, the number of issued and outstanding Equity Securities of each class of Equity Securities of the Company, the record owners thereof and the number of Equity Securities of each class (as applicable) owned by each such record owner. After giving effect to the Share Contribution, PubCo shall own all of the issued and outstanding Equity Securities of the Company, free and clear of all Liens other than (i) as may be set forth in the Company Governing Documents and (ii) any restrictions on sales of securities under applicable securities Laws.
(b)   The Equity Securities of the Company as set forth in Section 3.3(a) of the Betters Disclosure Letter (i) are duly authorized, validly issued, and, except as set forth on Section 3.3(b) of the Betters Disclosure Letter, fully paid and non-assessable, (ii) were issued in compliance with applicable Laws and the Company Governing Documents, (iii) were not issued in breach or violation of preemptive rights, purchase option, call or right of first refusal, right of first offer or similar rights or any Contract and (iv) are free and clear of all Liens other than (A) as may be set forth in the Company Governing Documents and (B) any restrictions on sales of securities under applicable securities Laws.
(c)   Except as described in Section 3.3(a), there are no issued and outstanding Equity Securities of the Company or any Contracts to which the Company is a party or by which the Company is bound obligating it to issue, sell, purchase, register for sale or redeem or otherwise acquire any Equity Securities or debt securities. The Company has not granted any outstanding options, stock appreciation rights, restricted stock units, restricted stock or other equity-based awards to any current or former employee or service provider. Except for this Agreement and the Betters Shareholder Support Agreement, there are no voting trusts, proxies, shareholder agreements or any other Contracts to which the Company is a party or by which the Company is bound with respect to the voting or transfer of any of the Equity Securities of the Company.
3.4   Subsidiaries of the Company.
(a)   A true, correct and complete list of the Company’s Subsidiaries as of the date hereof, together with the jurisdiction of incorporation of each of the Company’s Subsidiaries, is disclosed in Section 3.4(a) of the Betters Disclosure Letter.
(b)   Each of the Company’s Subsidiaries (i) is a corporation or other organization duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other organizational company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, (ii) is duly qualified to do business in each jurisdiction in which it is conducting its business and (iii) is in possession of all material Approvals necessary to own, lease and operate the assets and properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except, in the case of clause (ii), as would not, individually or in the aggregate, have a Betters Material Adverse Effect. The Company has provided to SPAC true, correct and complete copies of the Governing Documents of each of its Subsidiaries, as amended to date and as currently in effect. None of the Company’s Subsidiaries is in violation of any provisions of its respective Governing Documents in any material respect.
(c)   Section 3.4(c) of the Betters Disclosure Letter sets forth, as of the date of this Agreement, the number of authorized Equity Securities of each class of Equity Securities of each of the Company’s Subsidiaries, the number of issued and outstanding Equity Securities of each class of Equity Securities of each of the Company’s Subsidiaries, the record owners thereof and the number of Equity Securities of each class (as applicable) owned by each such record owner.
(d)   The Equity Securities of each of the Company’s Subsidiaries as set forth in Section 3.4(c) of the Betters Disclosure Letter (i) are duly authorized, validly issued, and, except as set forth on Section 3.4(d) of the Betters Disclosure Letter, fully paid and non-assessable, (ii) were issued in compliance in all material respects with applicable Laws and the Governing Documents of the applicable Subsidiary of the Company, (iii) were not issued in breach or violation of any preemptive rights, purchase option, call option or right of first refusal, right of first offer or similar rights under any Contract to which such Subsidiary is a party and (iv) are free and clear of all Liens other than (A) as may be set forth in the Governing Documents of the applicable Subsidiary of the Company and (B) any restrictions on sales of securities arising under applicable securities Laws.
(e)   Except as described in Section 3.4(c), there are no issued and outstanding Equity Securities of any of the Company’s Subsidiaries or any Contracts to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound obligating it to issue, sell, purchase, register for sale or redeem or otherwise acquire any Equity Securities or debt securities. No Subsidiary of the Company has granted any outstanding options, stock appreciation rights, restricted stock units, restricted stock or other equity-based awards to any current or former employee or service provider. There are no voting trusts, proxies, shareholder agreements or any other Contracts to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any of its Equity Securities.
3.5   No Conflict; Governmental Consents and Filings.
(a)   The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party do not, and the performance by the Company of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party will not (i) conflict with or violate the Company Governing Documents, (ii) assuming that the Approvals referred to in Section 3.5(b) are duly and timely obtained or made, conflict with or violate any applicable Laws or (iii) violate, conflict with, result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or give to any third party any rights of consent, termination, suspension, withdrawal, amendment, acceleration or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of the Target Companies pursuant to any Company Material Contracts, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Betters Material Adverse Effect.
(b)   The execution and delivery by the Company of this Agreement, and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party does not, and the performance of its obligations hereunder and thereunder will not, require any Approvals, except for: (i) applicable requirements, if any, of the Securities Act, the Exchange Act or “Blue Sky” Permits or approvals; (ii) the Approvals set forth in Section 3.5(b) of the Betters Disclosure Letter; and (iii) where the failure to obtain any such Approvals would not, individually or in the aggregate, have a Betters Material Adverse Effect.
3.6   Legal Compliance.
(a)   Except as disclosed in Section 3.6 of the Betters Disclosure Letter, each of the Target Companies has complied with and is not in violation of any applicable Laws with respect to the conduct of its business, or the ownership or operation of its business, except for any failures to comply with or violations of applicable Laws which would not, individually or in the aggregate, have a Betters Material Adverse Effect. Without limiting the generality of the foregoing, all Approvals of the Governmental Authorities of the PRC that are required to be obtained or made in respect of, as applicable, each of the Target Companies with respect to its establishment, capital structure, business and operations as it is now being conducted, including the Approvals of the State Administration for Market Regulation of the PRC (formerly the State Administration for Industry and Commerce), the Ministry of Commerce of the PRC, the National Development and Reform Commission of the PRC, the Ministry of Industry and Information Technology of the PRC, SAFE, the Ministry of Human Resources and Social Security of the PRC, the Fire and Rescue Department Ministry of Emergency Management and the State

Administration of Taxation of the PRC, and their respective local counterparts, if required, have been duly completed in accordance with the applicable Laws of the PRC, except for any such Approvals the absence of which would not, individually or in the aggregate, have a Betters Material Adverse Effect. Each of the Target Companies, if established or operating in the PRC, has been conducting its business activities within its permitted scope of business, and has been operating its business in compliance in all material respects with all applicable Laws and with all requisite Approvals of the Governmental Authorities of the PRC. Except as disclosed in Section 3.6 of the Betters Disclosure Letter, no written, or to the knowledge of Betters, oral notice of any non-compliance by any of the Target Companies with any applicable Laws has been received by Betters or any of the Target Companies, which would, or would reasonably be expected to, individually or in the aggregate, be material to the business of the Target Companies, taken as a whole.
(b)   To the knowledge of Betters, each holder or beneficial owner of any Equity Securities of any of the Target Companies who is a PRC resident and subject to any of the registration or reporting requirements of the SAFE circulars or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”) has complied with such reporting or registration requirements under the SAFE Rules and Regulations with respect to its investment in such Target Company, except as would not, individually or in the aggregate, have a Betters Material Adverse Effect. None of the Target Companies or any of their respective directors or officers, nor, to the knowledge of Betters, any holder or beneficial owner of any Equity Securities of any of the Target Companies, has received any inquiry, notification, warning or any other similar form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.
3.7   Financial Statements.
(a)   True, correct and complete copies of (i) (A) the audited consolidated balance sheet of Betters and the Target Companies for the year ended December 31, 2021, and the related audited consolidated statements of operations and comprehensive loss, changes in equity and cash flows for such year, and (B) the audited consolidated balance sheet of Betters and the Target Companies as at May 31, 2022, and the related audited consolidated statements of operations and comprehensive loss, changes in equity and cash flows for such five-month period, in each case, together with the auditor’s reports thereon (collectively, the “Betters Audited Financial Statements”), and (ii) (A) the unaudited consolidated balance sheet of Betters and the Target Companies for the year ended December 31, 2022, and the related unaudited consolidated statements of operations and comprehensive loss, changes in equity and cash flows for such year, and (B) the unaudited consolidated balance sheet (the “Most Recent Balance Sheet”) of Betters and the Target Companies as at April 30, 2023 (the “Most Recent Balance Sheet Date”), and the related unaudited consolidated statements of operations and comprehensive loss, changes in equity and cash flows for such four-month period (collectively, the “Betters Interim Financial Statements” and together with the Betters Audited Financial Statements, the “Betters Financial Statements”), have been made available to SPAC.
(b)   Except as disclosed in Section 3.7(b) of the Betters Disclosure Letter, the Betters Financial Statements (i) comply as to form and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject only in the case of the Betters Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes, (ii) fairly and accurately present in all material respects the financial position, results of operations and cash flows of Betters and the Target Companies as at the dates thereof and for the periods indicated and (iii) were derived from and accurately reflect the books and records of Betters and the Target Companies and are complete and accurate within the meaning of GAAP in all material respects.
(c)   Each of Betters and the Target Companies maintains books and records reflecting its assets and Liabilities and has established and maintained proper and adequate internal controls in accordance with applicable Law which are sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Betters and the Target Companies and to maintain accountability for each such entity’s assets and Liabilities, (iii) access to each such entity’s assets is permitted only in accordance with management’s authorization and (iv) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. The financial books and records of

Betters and the Target Companies are complete and accurate in all material respects and have been maintained in the Ordinary Course. To the knowledge of Betters, none of Betters or any of the Target Companies has been subject to, or involved in, any fraud by management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting of Betters or any Target Company. During the past three years, none of Betters or any of the Target Companies or, to the knowledge of Betters, any of their respective Representatives, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Betters or any Target Company or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that Betters or any Target Company has engaged in questionable accounting or auditing practices.
(d)   None of Betters or the Target Companies, or, to the knowledge of Betters, the independent auditors of Betters and the Target Companies, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Betters or the Target Companies, (ii) any fraud that involves Betters or the Target Companies’ management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting of Betters or any Target Company or (iii) any claim or allegation regarding any of the foregoing.
(e)   As of the date hereof, the Target Companies do not have any Indebtedness (inclusive of principal and any accrued but unpaid interest with respect to such Indebtedness) in excess of $1,000,000 other than (i) Indebtedness disclosed in the Betters Financial Statements or (ii) as is set forth on Section 3.7(e) of the Betters Disclosure Letter.
(f)   Except as contemplated by this Agreement or as disclosed in Section 3.7(f) of the Betters Disclosure Letter, there are no outstanding loans or other extensions of credit made by Betters or any Target Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of any Target Company.
3.8   No Undisclosed Liabilities.   No Target Company has any material Liabilities of a nature required to be disclosed on a balance sheet in accordance with GAAP, except: (a) Liabilities set forth in the Most Recent Balance Sheet; (b) Liabilities arising in the Ordinary Course after the Most Recent Balance Sheet Date (none of which arises out of or is in connection with any breach of Contract, breach of representation or warranty, tort, infringement, or violation of applicable Law); (c) Liabilities arising under or in connection with this Agreement or the Ancillary Agreements or the consummation of the Transactions; or (d) Liabilities set forth in Section 3.8 of the Betters Disclosure Letter.
3.9   Business Activities; Absence of Certain Changes or Events.   Except as contemplated by this Agreement or as disclosed in Section 3.9 of the Betters Disclosure Letter, since December 31, 2022, (a) each of the Target Companies has conducted its business in the Ordinary Course and (b) there has not occurred any Betters Material Adverse Effect.
3.10   Litigation.   Except as disclosed in Section 3.10 of the Betters Disclosure Letter or as would not, individually or in the aggregate, have a Betters Material Adverse Effect, there is (a) no pending or, to the knowledge of Betters, threatened, Action against any of the Target Companies or any of their respective properties or assets, or any of their respective directors or officers with regard to their actions as such; (b) no pending or, to the knowledge of Betters, threatened, audit, examination or investigation by any Governmental Authority against any of the Target Companies or any of their respective properties or assets, or any of their respective directors or officers with regard to their actions as such; (c) no pending or, to the knowledge of Betters, threatened, Action by any of the Target Companies against any third party; (d) no settlement or similar agreement (whether in effect or pending) that imposes any ongoing obligation or restriction on any of the Target Companies; and (e) no Governmental Order imposed upon, and no pending or, to the knowledge of Betters, threatened, Governmental Order to be imposed upon any of the Target Companies or any of their respective properties or assets, or any of their respective directors or officers with regard to their actions as such.
3.11   Company Benefit Plans.
(a)   Section 3.11(a) of the Betters Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each material Company Benefit Plan. None of the Target Companies has

at any time maintained, established, operated, sponsored, participated in or contributed to any Company Benefit Plan subject to Section 302 or Title IV of ERISA, and none of the Target Companies, nor any of their respective ERISA Affiliates, has any Liability under any plan subject to Title IV of ERISA.
(b)   To the knowledge of Betters, the execution, delivery and performance by the Company of this Agreement and any Ancillary Agreements and the consummation of the Transactions, will not result in any payment (whether of severance pay or otherwise), acceleration, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee of any of the Target Companies.
(c)   Except as set forth on Section 3.11(c) of the Betters Disclosure Letter, each Company Benefit Plan has been established, funded, maintained and administered in compliance in all material respects with its terms and all applicable Laws, and all contributions required to be made with respect to any Company Benefit Plan on or before the date of this Agreement have been timely made or accrued and reflected in the financial statements of the Target Companies to the extent required by GAAP and in accordance with all applicable Laws.
3.12   Labor Relations; Employment Contracts.
(a)   Betters has made available to SPAC a true, correct and complete roster of all (i) employees of each of the Target Companies and (ii) all individuals engaged as independent contractors and consultants of each of the Target Companies (other than those employed or retained by third-party corporate entities).
(b)   Except as disclosed in Section 3.12(b) of the Betters Disclosure Letter, none of the Target Companies is a party to any collective bargaining agreement or other similar labor Contract applicable to persons employed by any of the Target Companies, and, to the knowledge of Betters, there is no organizing activity involving any of the Target Companies that is pending by any labor organization or employee union.
(c)   There is no (i) pending strike, work stoppage, slowdown, lockout or arbitration against or involving any of the Target Companies involving any employee of any of the Target Companies or (ii) unfair labor practice charge, or grievance or complaint pending by or on behalf of any employee or former employee of any of the Target Companies or any labor organization to which any Target Company has been given written notice, except, in each case, as would not, individually or in the aggregate, have a Betters Material Adverse Effect.
(d)   No judgment, consent decree or arbitration award imposes continuing material remedial obligations or otherwise materially limits or affects the ability of any Target Company to manage its employees, service providers or job applicants.
(e)   Except as disclosed in Section 3.12(e) of the Betters Disclosure Letter, each of the Target Companies is in compliance in all material respects with all applicable Laws relating to labor and employment matters, including Laws relating to wages (including minimum wage and overtime), housing funds, social insurance contributions, hours or work, child labor, discrimination, withholdings and deductions, classification and payment of employees, independent contractors and consultants, employment equity, “mass layoffs” or “plant closings” or with respect to collective bargaining, occupational health and safety, workers’ compensation and immigration.
(f)   Except as disclosed in Section 3.12(f) of the Betters Disclosure Letter, or as would not, and would not reasonably be expected to, individually or in the aggregate, have a Betters Material Adverse Effect (i) none of the Target Companies is liable for any arrears of wages or penalties with respect thereto, and (ii) there are no pending or, to the knowledge of Betters, threatened Actions against any of the Target Companies by any employee or former employee of any of the Target Companies in connection with such employee’s employment or termination of employment by any of the Target Companies.
3.13   Restrictions on Business Activities.   Except as disclosed in Section 3.13 of the Betters Disclosure Letter, there is no Contract or Governmental Order binding upon any of the Target Companies or its assets or properties or to which Betters or any of the Target Companies is a party which has the effect of prohibiting or materially impairing (a) any business practice of any of the Target Companies, (b) any acquisition of property by any of the Target Companies or (c) the conduct of business by any of the Target Companies as currently conducted, other than such effects which would not, individually or in the aggregate, have a Betters Material Adverse Effect.
3.14   Title to Property.
(a)   Except as disclosed in Section 3.14(b) of the Betters Disclosure Letter, none of the Target Companies owns any parcels of real property or any real property interests, and no Target Company has any options or Contracts under which any Target Company has a right to purchase, lease or otherwise acquire, or the obligation to sell, lease or otherwise divest, any real property or interests in real property.
(b)   Section 3.14(b) of the Betters Disclosure Letter contains a true, correct and complete list of all leases, subleases and similar occupancy Contracts providing for the use or occupancy of real property entered into by any of the Target Companies (the “Leases”). Betters has made available to SPAC true, correct and complete copies of the Leases and all extensions, amendments, modifications and supplements thereto, if applicable, and in the case of any oral Lease, a written summary of the material terms of such Lease. A Target Company has valid leasehold title to all of the Leases, free and clear of all Liens, except for Permitted Liens. Each of the Leases are in full force and effect and is a legal, valid and binding obligation of the Target Company party thereto, and to the knowledge of Betters, the counterparty thereto, enforceable against such counterparty in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. No Event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other Event) would constitute a material default on the part of a Target Company or, to the knowledge of Betters, any other party under any of the Leases, and none of Betters or any Target Company has received written notice of any such default. There exists no pending or, to the knowledge of Betters, threatened condemnation, confiscation, occupation or eminent domain Action with respect to, or which could adversely affect, the continued use and enjoyment of the leasehold interests of the Target Companies under the Leases.
(c)   Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens set forth on the Most Recent Balance Sheet and (d) Liens set forth on Section 3.14(c) of the Betters Disclosure Letter.
3.15   Taxes.
(a)   All income and other material Tax Returns required to be filed by any of the Target Companies have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete in all material respects.
(b)   Each of the Target Companies has timely paid in full all of its income and other material Taxes which are due and payable (whether or not shown as due on any Tax Return).
(c)   All material Taxes required by applicable Tax Laws to be withheld by any of the Target Companies from amounts owing to any employee, creditor or other Person have been withheld and paid over to the appropriate Governmental Authority in a timely manner, and each of the Target Companies has complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(d)   No claim, assessment or material deficiency for any material Taxes has been asserted or assessed by any Governmental Authority against any of the Target Companies, which deficiency has not been resolved and paid in full, including any penalties or interest thereon. No Tax audit, examination or other proceeding by any Governmental Authority is currently pending or threatened in writing against any of the Target Companies with respect to any Taxes due from such entity.
(e)   None of the Target Companies has consented to extend the time in which any Tax may be assessed or collected by any Governmental Authority (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course), which extension is still in effect.

(f)   There are no Liens (other than Permitted Liens) with respect to Taxes on any of the assets or properties of any of the Target Companies.
(g)   None of the Target Companies has made a request for or entered into any closing agreement, private letter ruling, advance pricing agreement, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes, which would or would reasonably be expected to materially impact the Taxes of PubCo, the Surviving Corporation or any of the Target Companies after the Closing Date.
(h)   None of the Target Companies is a party to any Tax indemnification, Tax sharing, Tax allocation or similar Tax agreement that will be binding on any Target Company with respect to any period following the Closing Date, or has any Liability for Taxes of any other Person by operation of Law or Contract, in each case, other than (i) any such agreements solely between the Target Companies and (ii) customary commercial Contracts (or Contracts entered into in the Ordinary Course), the principle purpose of which is not Tax.
(i)   All the material Tax incentives, grants, subsidies, concessions, abatements and other similar forms of assistance from Governmental Authorities under Tax Laws that were claimed by any of the Target Companies were claimed in compliance with applicable Tax Laws, and all conditions for claiming such benefits have been fulfilled by the Target Companies in all material respects. Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the Transactions, would affect the continued validity and effectiveness of any such material Tax incentives, grants, subsidies, concessions, abatements and other similar forms of assistance from Governmental Authorities under Tax Laws, except as would not have a Betters Material Adverse Effect.
(j)   Within the three-year period ending on the date of this Agreement, no claim that is currently outstanding has been made in writing by any Governmental Authority in a jurisdiction where any of the Target Companies does not file Tax Returns that such Target Company is or may be subject to taxation in that jurisdiction.
(k)   The Company, its “qualified subsidiaries” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(vii)) or its “qualified partnerships” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(viii)), each such party has (i) been engaged in an active trade or business outside the United States (within the meaning of Treasury Regulations Section 1.367(a)-2(d)(2), (3) and (4)) for the entire 36-month period immediately prior to the Closing Date and (ii) no intention to substantially dispose of, or discontinue, such trade or business.
(l)   None of the Target Companies has taken or agreed to take any action not contemplated by this Agreement, the Ancillary Agreements or any related ancillary documents that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
3.16   Environmental Matters.   Except as disclosed in Section 3.16 of the Betters Disclosure Letter or as would not, individually or in the aggregate, have a Betters Material Adverse Effect:
(a)   No Action is pending, or to the knowledge of Betters, threatened against any Target Company or any assets or properties of any Target Company alleging that such Target Company is in violation of any Environmental Law or Environmental Permit or has any Liability under any Environmental Law.
(b)   No Approval which has not already been obtained, or which is in the process of being obtained as disclosed in Section 3.16(b) of the Betters Disclosure Letter, by the applicable Target Companies is required under any Environmental Laws or Environmental Permits in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the Transactions.
(c)   Each Target Company is and during the past three years has been in compliance with all Environmental Laws, including obtaining, maintaining in good standing, and complying with all Environmental Permits, and no Action is pending or, to the knowledge of Betters, threatened to revoke, modify in any respect or terminate any such Environmental Permit.
(d)   (i) No Target Company is the subject of any outstanding or, to the knowledge of Betters, threatened Governmental Order in respect of any (A) Environmental Laws, (B) Remedial Action, or

(C) Release or threatened Release of any Hazardous Materials, and (ii) no Target Company has assumed, contractually or by operation of Law, any outstanding Liabilities of any other Person under any Environmental Laws.
(e)   No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Materials, or owned or operated any property or facility, in a manner that has given rise, or would reasonably be expected to give rise, to any Liability of any Target Company under Environmental Laws.
3.17   No Brokers.   Except as disclosed in Section 3.17 of the Betters Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions based upon arrangements made by any of the Target Companies.
3.18   Intellectual Property.
(a)   Section 3.18(a) of the Betters Disclosure Letter lists, as of the date of this Agreement, each registration of or application to register Owned Intellectual Property, specifying for each item: (i) the title of the item, if applicable; (ii) the owner; (iii) the jurisdiction in which such item has been issued, registered or filed; (iv) the issuance, registration or application date; and (v) the issuance, filing, registration or application number (as applicable).
(b)   All Owned Intellectual Property is subsisting, and to the knowledge of Betters, valid and enforceable in accordance with applicable Law.
(c)   Except as disclosed in Section 3.18(c) of the Betters Disclosure Letter:
(i)   A Target Company (A) solely holds the entire right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Owned Intellectual Property, and (B) has rights to use, pursuant to a valid and enforceable written license, sublicense or agreement, all Licensed Intellectual Property, free and clear of all Liens (other than Permitted Liens), except as would not be material to the business of the Target Companies, taken as a whole. The Company Intellectual Property constitutes in all material respects all Intellectual Property necessary for, the operation of the business of the Target Companies, taken as a whole, as currently conducted.
(ii)   Except as would not be material to the business of the Target Companies, taken as a whole, none of the Target Companies, including in connection with the operation of its businesses and activities, are currently infringing, misappropriating or otherwise violating, or have infringed, misappropriated or otherwise violated in the last three years, any Intellectual Property of any Person. There are no pending or, to the knowledge of Betters, threatened in writing Actions against any of the Target Companies involving any claim of infringement, unauthorized use, misappropriation or other violation of any Intellectual Property of any Person or challenging the ownership, registration, validity, enforceability, or use of any Owned Intellectual Property.
(iii)   To the knowledge of Betters, and except as would not be material to the business of the Target Companies, taken as a whole, no Owned Intellectual Property has been in the last three years or is being infringed, misappropriated or otherwise violated by any Person.
(iv)   (A) No funding, facilities or personnel of any Governmental Authority, university or research center were used, to Develop, create, or reduce to practice, in whole or in part, any Owned Intellectual Property material to the business of the Target Companies taken as a whole, and (B) no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international or research center owns or otherwise holds, or has the right to obtain, any rights to any Owned Intellectual Property (or any rights to Intellectual Property created by any of the Target Companies) material to the business of the Target Companies taken as a whole. None of the Target Companies is now, and has never been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires any Target Company to grant or offer to any other Person any license or other right to any Owned Intellectual Property material to the business of the Target Companies, taken as a whole.
(v)   Each of the Target Companies has taken commercially reasonable efforts to protect and maintain the secrecy and confidentiality of all Proprietary Information owned or held by the Target Companies that is material to the business of the Target Companies, taken as a whole, and to the knowledge of Betters, such Proprietary Information has not been subject to unauthorized access or disclosure by a third party.
(vi)   The consummation of the Transactions will not result in the release of source code for material Software owned or purported to be owned by any of the Target Companies (“Company Software”). No source code for any Company Software that is material to any Target Company has been (or is required to be) delivered, licensed or made available, directly or indirectly, and by or on behalf of, any Target Company to any escrow agent, or other Person who is not an employee, officer, consultant or independent contractor or vendor required to keep such source code confidential and only use such source code for the benefit of a Target Company.
(vii)   To the knowledge of Betters, none of the Company Software contains any bug, defect or error that is materially affecting the use, functionality or performance of such Company Software.
(viii)   None of the Target Companies is in breach in any material respect of any terms or conditions of any relevant licenses of Open Source Software. No Company Software incorporates, is integrated with, or links to any Open Source Software in such a manner that, taking into account the current conduct of the Target Companies, requires any of the Target Companies to distribute any proprietary source code for any Company Software under the terms of a license to such Open Source Software, and, to the knowledge of Betters, there would be no reasonable basis for such a claim to be made by a third party. During the past three years, none of the Target Companies has received any such written claim from a third party.
(ix)   The IT Systems are in good working condition to effectively perform in all material respects all information technology operations necessary to conduct the business of the Target Companies as currently conducted, taken as a whole. Each Target Company has implemented commercially reasonable safeguards and controls to protect Owned Intellectual Property, Company Software, Proprietary Information and any Personal Information under its control, where applicable, against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of Betters, none of the Target Companies has experienced within the past three years any material disruption to the IT Systems that has not been corrected. Each Target Company has implemented and maintains commercially reasonable measures, consistent with industry practice, that are designed or intended (A) to provide for the back-up and recovery of all data and information of the business of such Target Company (including such data and information that is stored on magnetic or optical media in the Ordinary Course), (B) to safeguard the security of the IT Systems, and (C) to, where there is a disruptive event, replace or substitute affected IT Systems without causing a Betters Material Adverse Effect.
(x)   Except as would not be material to the business of the Target Companies, taken as a whole, to the knowledge of Betters, none of the Company Software or other IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious Software or device that is (A) disrupting, disabling, harming or otherwise impeding the operation of, or providing unauthorized access to, a computer system or network or other device on which such Software or device is stored or installed or (B) damaging or destroying any data or file without the user’s consent.
(xi)   Except as would not be material to the business of the Target Companies, taken as a whole, to the knowledge of Betters, there has been no unauthorized intrusion or breach of the security of the IT Systems in the three years prior to the date hereof.
(xii)   Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 3.18 shall be the only representations or warranties of the Company in this Agreement with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property and nothing in this Section 3.18 shall be deemed, construed, or interpreted to constitute a representation with respect to infringement, misappropriation or other violation of any Intellectual Property.
3.19   Data Privacy.
(a)   To the knowledge of Betters, each Target Company complies in all material respects with all applicable Privacy Laws. The Target Companies (i) have implemented and maintain appropriate policies and procedures in relation to the Processing of Personal Information (including cross-border transfer) and other mechanisms designed to ensure and monitor compliance with such policies and procedures, (ii) maintain, in all material respects, records of their Personal Information Processing activities as required under applicable Privacy Laws, (iii) have made all material disclosures to, and obtained all appropriate and material consents, approvals or authorizations from customers, employees, directors, officers, consultants, contractors and other applicable Persons as required under applicable Privacy Laws to Process such Personal Information lawfully and in accordance with applicable Privacy Laws, and (iv) filed all material registrations required under applicable Privacy Laws with the applicable data protection authority, in each case to the extent required under applicable Privacy Laws.
(b)   Each Target Company has implemented and maintains appropriate technical and organizational measures designed or otherwise intended to protect Personal Information and other data relating to the business of the Target Companies, taken as a whole, against breaches and cybersecurity incidents. Each Target Company has undertaken and resolved or is in the process of resolving in good faith, any material issues identified by any surveys, audits, or assessments (including any risk assessments and risk analyses) of all areas of its business and operations, in each case, required in accordance with applicable Privacy Laws. To the knowledge of Betters, in the past two (2) years, there has been no material loss of, damage to, unauthorized access to, or unauthorized use, modification, or misuse of, any Personal Information in the possession or control of a Target Company.
(c)   In the past two (2) years, no Target Company has (i) been subject to any actual or, to the knowledge of Betters, threatened investigation, notice or request from any Governmental Authority in relation to its data Processing or cybersecurity activities or (ii) received any actual or, to the knowledge of Betters, threatened claim from any individual or Governmental Authority alleging any breach of applicable Privacy Laws. The Processing of Personal Information by the Target Companies is carried out in accordance with applicable Privacy Laws, and where applicable, with appropriate safeguards for any transfer of such Personal Information, in all material respects.
3.20   Suppliers and Customers.
(a)   Section 3.20(a) of the Betters Disclosure Letter sets forth, as of the date of this Agreement, the top 10 suppliers based on the aggregate dollar value of the Target Companies’ transaction volume with such counterparties during the trailing four months for the period between January 1, 2023 and ending April 30, 2023 (the “Top Suppliers”).
(b)   Section 3.20(b) of the Betters Disclosure Letter sets forth, as of the date of this Agreement, the top 10 customers based on the aggregate dollar value of the Target Companies’ transaction volume with such counterparties during the trailing four months for the period between January 1, 2023 and ending April 30, 2023 (the “Top Customers”).
(c)   Except as set forth on Section 3.20(c) of the Betters Disclosure Letter, none of the Top Suppliers or the Top Customers has, as of the date of this Agreement, delivered to any of the Target Companies written notice of its intention to terminate, cancel or materially limit or materially and adversely modify any of its existing business with a Target Company (other than due to the expiration of an existing Contract), and there is no pending or, to the knowledge of Betters, threatened material Action made by any Top Supplier or Top Customer against any of the Target Companies or their respective businesses, properties or assets.
3.21   Agreements, Contracts and Commitments.
(a)   Section 3.21(a) of the Betters Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract that is in effect as of the date of this Agreement. For purposes of this

Agreement, “Company Material Contract” shall mean each of the following Contracts to which, as of the date of this Agreement, any Target Company is a party (other than, in each case, any Leases, Contracts relating to labor and employment matters which are addressed in Section 3.12 hereof and Contracts relating to insurance policies which are addressed in Section 3.22 hereof):
(i)   any Contract, other than an R&D Contract, reasonably expected to result in future payments to or by any Target Company in excess of $500,000 per annum;
(ii)   any Contract (other than Contracts evidencing Indebtedness, which are addressed in Section 3.21(a)(iv) hereof) under or in respect of which the Company presently has any Liability in excess of $500,000;
(iii)   any Contract that purports to limit in any material respect the localities in which the business of any Target Company is conducted, including any non-compete Contracts or Contracts limiting the ability of any Target Company to solicit customers or employees;
(iv)   any Contract that evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of or to any Target Company having an outstanding amount (inclusive of principal and any accrued but unpaid interest with respect to such Indebtedness) in excess of $1,000,000;
(v)   any Contract that is related to the formation, creation, management, control, governance or operation of any joint venture, partnership, profit-sharing, limited liability company or similar arrangement;
(vi)   any Contract for (A) the sale of a material portion of the business, properties or tangible assets of the Target Companies, other than in the Ordinary Course, or (B) the acquisition by any Target Company of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase of inventory or supplies entered into in the Ordinary Course);
(vii)   any Contract with a Top Supplier or Top Customer which involves transactions in an amount in excess of $500,000 per annum;
(viii)   any Contract for the employment or hiring or engagement for services of any director, officer or employee of any of the Target Companies that provides for annual base compensation in excess of $250,000 and that is not terminable by such Target Company with notice without material cost or other Liability (except as required by applicable Law);
(ix)   any Contract (other than a Contract with a customer or a vendor entered into in the Ordinary Course or a Contract containing customary mutual indemnification obligations) that obligates any of the Target Companies to provide continuing indemnification;
(x)   any Contract that is a labor agreement, collective bargaining agreement or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;
(xi)   any Contract (other than Contracts evidencing Indebtedness, which are addressed in Section 3.21(a)(iv) hereof) that obligates the Target Companies, individually or collectively, to make any capital expenditure with a remaining outstanding commitment in excess of $250,000 (including pursuant to any joint venture);
(xii)   any Contract that relates to a settlement of any Action entered into by any Target Company under which any Target Company has outstanding obligations in excess of $500,000 (other than customary confidentiality or non-disparagement obligations);
(xiii)   any Contract pursuant to which any Target Company grants a license to use any material Intellectual Property, other than (A) licenses for unmodified commercially available Software licensed on standard terms, (B) Contracts executed with customers of the business that include non-exclusive licenses of Intellectual Property in association with the sale of goods and services, and (C) non-exclusive licenses of Intellectual Property granted in the Ordinary Course;
(xiv)   any Contract that grants another Person (other than another Target Company or any manager, director or officer of any Target Company) a power of attorney, other than Contracts entered into in the Ordinary Course; and
(xv)   any Contract that will be required to be filed with the Proxy/Registration Statement under applicable SEC requirements or would otherwise be required to be filed by any Target Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if such Target Company was the registrant.
(b)   Except as otherwise set forth in Section 3.21(b) of the Betters Disclosure Letter, each Company Material Contract is in full force and effect and, to the knowledge of Betters, is valid and binding upon and enforceable in all material respects against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.
(c)   No Target Company nor, to the knowledge of Betters, any other party to any Company Material Contract is in breach of or in default under, and no Event has occurred which with notice or lapse of time or both would become a breach of or default under, or permit termination or acceleration by the other party, under such Company Material Contract, and no party to any Company Material Contract has given written notice to any Target Company of any claim of any such breach, default or Event, in each case, except as would not, individually or in the aggregate, have a Betters Material Adverse Effect.
(d)   No Target Company has received or delivered written or, to the knowledge of Betters, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the Ordinary Course that do not adversely affect the Target Companies in any material respect.
3.22   Insurance.   True, correct and complete copies of (or, to the extent such policies are not available, policy binders with respect to) any insurance policies held by, or for the benefit of, any of the Target Companies as of the date of this Agreement (collectively, the “Insurance Policies”), have been made available to SPAC. All premiums and other amounts owed with respect to the Insurance Policies have been timely paid in accordance with the terms of such policies, there have been no lapses in insurance coverage, and no Target Company has received any written notice from any insurer under any of the Insurance Policies canceling or materially adversely amending any such policy or denying renewal of coverage thereunder. To the knowledge of Betters, each Insurance Policy (a) is valid, binding, enforceable and in full force and effect and (b) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Share Contribution. No Target Company has or maintains any self-insurance or co-insurance programs. No Target Company has in the past three years made any insurance claim in excess of $250,000. To the knowledge of Betters, no Event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has in the past three years made any material claim against an Insurance Policy as to which the insurer is denying coverage.
3.23   Transactions with Target Company Related Persons.   Except as disclosed on Section 3.23 of the Betters Disclosure Letter, none of Betters, any Betters Shareholders, any officers, managers, directors or employees of any of the Target Companies or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each, a “Target Company Related Person”), is presently, or in the past three years has been, a party to any Contract with a Target Company (in each case, other than (x) pursuant to a Company Benefit Plan or (y) any Contract with respect to such Person’s status as a holder of Equity Securities of any Target Company), including any Contract (a) providing for the furnishing of services by (other than as officers, managers, directors, employees or independent contractors of any Target Company), (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services or expenses as officers, managers, directors, employees or independent contractors of any Target Company in the Ordinary Course) any Target Company Related Person or any Person in which any Target Company Related Person has a position as an officer, manager, director, trustee or partner or in which any Target Company Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than 2% of the outstanding voting power or economic interests of a publicly traded company), in each case, (i) other than this Agreement or any Ancillary Agreement, and (ii) except as would not be material to the business of the Target Companies, taken as a whole. Except as set forth on Section 3.23 of the Betters Disclosure Letter, no Target Company Related Person owns any material real or personal property or right, tangible or intangible (including Intellectual Property), which is used in the business of any Target Company.
3.24   Absence of Certain Business Practices.
(a)   During the past three years, no Target Company, nor, to the knowledge of Betters, any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) promised, made or offered to make any unlawful payment or provided or offered to provide anything of value to any official or employee of a Governmental Authority, to foreign or domestic political parties or campaigns or violated any provision of any Specified Business Conduct Laws in any material respect or (iii) made any other unlawful payment. During the past three years, no Target Company, nor, to the knowledge of Betters, any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar unlawful benefit in any material amount to any customer, supplier, official or employee of a Governmental Authority or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction. No Action involving a Target Company with respect to the any of the foregoing is pending or, to the knowledge of Betters, threatened.
(b)   During the past three years, the operations of each Target Company are and have been conducted at all times and in all material respects in compliance with all Specified Business Conduct Laws in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the knowledge of Betters, threatened.
(c)   No Target Company or any of its directors or officers, or, to the knowledge of Betters, any other Representative acting on behalf of a Target Company is currently (i) a Sanctioned Person, (ii) organized, resident, or located in, or a national of a comprehensively Sanctioned Country or (iii) in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled, by a person identified in clauses (i) or (ii), and, to the knowledge of Betters, no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation in any material respect of, any Specified Business Conduct Laws or Export Laws in the last three years. In the past three years, no Target Company or any of its respective directors or officers, or, to the knowledge of Betters, any other Representative acting on behalf of a Target Company has engaged in any conduct, activity or practice that would constitute a violation in any material respect of any Specified Business Conduct Laws or Export Laws. No Action involving a Target Company with respect to the any of the foregoing is pending or, to the knowledge of Betters, threatened.
3.25   Certain Provided Information.   None of the information supplied or to be supplied by Betters or the Company or their respective Representatives expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Proxy/Registration Statement; or (c) in the mailings or other distributions to the SPAC Stockholders, PIPE Investors or prospective investors with respect to the consummation of the Transactions (including any amendment to any of the documents identified in clauses (a) through (c)), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing provisions of this Section 3.26, no representation or warranty is made by Betters or the Company with respect to information or statements included or incorporated by reference in any of the documents identified in clauses (a) through (c) that were not supplied by or on behalf of Betters or the Company for use therein.
3.26   Disclaimer of Other Representations and Warranties.   THE COMPANY HEREBY ACKNOWLEDGES (ON BEHALF OF ITSELF AND THE OTHER TARGET COMPANIES) THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV (OR IN THE ANCILLARY AGREEMENTS), NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY (AND THE COMPANY HEREBY EXPRESSLY DISCLAIMS RELIANCE ON ANY) REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO ANY OF THE TARGET COMPANIES, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO CONDITION, VALUE, QUALITY, MERCHANTABILITY, USAGE, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO ANY OF THE TARGET COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SPAC IN ARTICLE IV; AND (B) NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO ANY OF THE TARGET COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC OR ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS. THE COMPANY HEREBY ACKNOWLEDGES (ON BEHALF OF ITSELF AND THE OTHER TARGET COMPANIES) THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC
Except as disclosed in the disclosure letter dated as of the date of this Agreement and delivered by SPAC to Betters on the date of this Agreement, subject to and in accordance with Section 12.9 (the “SPAC Disclosure Letter”), SPAC hereby represents and warrants to the other Parties as follows:
4.1   Due Organization; Good Standing; Power and Authority.   SPAC is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the SPAC Governing Documents most recently filed with the SPAC SEC Reports are true, correct and complete and are in effect as of the date of this Agreement. The SPAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the SPAC Governing Documents. The SPAC is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a SPAC Material Adverse Effect.
4.2   SPAC Subsidiaries.   SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.
4.3   Capitalization.
(a)   As of the date of this Agreement: (i) 4,788,792 shares of SPAC Class A Common Stock (the “Outstanding SPAC Class A Stock”) are outstanding; (ii) 5,750,000 shares of SPAC Class B Common

Stock (the “Outstanding SPAC Class B Stock”) are outstanding; (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Undesignated SPAC Preferred Stock”) are undesignated; (iv) 195,211,208 (assuming no forward purchase units of SPAC are issued) shares of Class A Common Stock (the “Unissued SPAC Class A Stock” and, together with the Outstanding SPAC Class A Stock, the “SPAC Class A Stock”), are authorized but unissued, and available for issuance; (v) 44,250,000 (assuming no forward purchase units of SPAC are issued) shares of Class B Common Stock (the “Unissued SPAC Class B Stock” and, together with the Outstanding SPAC Class B Stock, the “SPAC Class B Stock”, and together with the SPAC Class A Stock and the Undesignated SPAC Preferred Stock, the “SPAC Stock”) are authorized but unissued, and available for issuance; (vi) 11,700,000 private placement warrants to purchase one share of SPAC Class A Common Stock (the “Private Placement Warrants”) are outstanding; and (vii) 11,500,000 public warrants to purchase one share of SPAC Class A Common Stock (the “Public Warrants”, and together with the Private Placement Warrants, the “SPAC Warrants”) are outstanding. All outstanding shares of SPAC Stock are duly authorized, validly issued, fully paid and non-assessable, and all SPAC Warrants are duly authorized and validly issued, and no SPAC Securities are subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under the Laws of the State of Delaware, the SPAC Governing Documents or any Contract to which SPAC is a party. The outstanding SPAC Securities were issued in compliance in all material respects with applicable Laws and are not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83. To the knowledge of SPAC, no outstanding Public Warrants are exercisable for (whether or not such Public Warrants are currently eligible to be exercised) any fractional shares of SPAC Stock.
(b)   Except as set forth in Section 4.3(b) of the SPAC Disclosure Letter, there are no subscriptions, calls, options, warrants, rights or other Equity Securities convertible into or exchangeable or exercisable for shares of SPAC Stock or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any Equity Securities of SPAC. Except as set forth in Section 4.3(b) of the SPAC Disclosure Letter: (i) there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any Equity Securities of SPAC; (ii) there are no outstanding bonds, debentures, notes or other debt securities of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Stockholders may vote; (iii) SPAC is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to SPAC Stock or any other Equity Securities of SPAC; (iv) SPAC does not own any Equity Securities in any other Person; and (v) there are no securities or instruments issued by or to which SPAC is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Subscription Agreements, in each case, that have not been or will not be waived on or prior to the Closing Date.
4.4   Due Authorization.   SPAC has the requisite power and authority to (a) execute, deliver and perform this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Merger), subject to receipt of the SPAC Stockholders’ Approval. The execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party, and the consummation by SPAC of the Transactions (including the Merger) have been duly and validly authorized by the SPAC Board, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party or to consummate the Transactions, other than obtaining the SPAC Stockholders’ Approval. This Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party have been, or shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute the legal, valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.
4.5   No Conflict; Governmental Consents and Filings.
(a)   Neither the execution, delivery and performance by SPAC of this Agreement or the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party, nor (assuming the SPAC

Stockholders’ Approval is obtained) the consummation of the Transactions shall: (i) conflict with or violate the SPAC Governing Documents; (ii) assuming that the Approvals referred to in Section 4.5(b) are duly and timely obtained or made, conflict with or violate any applicable Laws; or (iii) violate, conflict with, result in any breach of or constitute a default (or an Event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of SPAC pursuant to, any SPAC Material Contracts, except, with respect to clauses (ii) and (iii) as would not have a SPAC Material Adverse Effect.
(b)   The execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party, does not, and the performance of its obligations hereunder and thereunder will not, require any Approvals, except: (i) for the filing of the Certificate of Merger in accordance with the DGCL; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, “Blue Sky” Permits or approvals; (iii) for the SPAC Stockholders’ Approval; and (iv) where the failure to obtain such Approvals would not have a SPAC Material Adverse Effect.
4.6   Compliance; Approvals.   Since its incorporation, SPAC has complied in all material respects with, and has not been in violation in any material respect of, any applicable Laws with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation, no investigation or review by any Governmental Authority with respect to SPAC has been pending or, to the knowledge of SPAC, threatened. Except as set forth in Section 4.6 of the SPAC Disclosure Letter, no written or, to the knowledge of SPAC, oral notice of non-compliance with any applicable Laws has been received by SPAC. SPAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to SPAC.
4.7   SPAC SEC Reports and Financial Statements.
(a)   Except as set forth in Section 4.7(a) of the SPAC Disclosure Letter, SPAC has, since the SPAC IPO, filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act as of the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), on or prior to the filing deadline therefor (taking into account any extension of time within which to file). All SPAC SEC Reports and all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes Oxley Act with respect to any of the foregoing (collectively, the “Certifications”), are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction or have otherwise been provided by SPAC to Betters. The SPAC SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations thereunder. The SPAC SEC Reports did not at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. As of the date of this Agreement, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)   The financial statements and notes contained or incorporated by reference in the SPAC SEC Reports (the “SPAC Financial Statements”) fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance in all material respects with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material to SPAC) and the omission of notes to the extent permitted by Regulation S X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. As of the date of this Agreement, no financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.
(c)   SPAC has established and maintained a system of internal controls, including disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. SPAC’s internal controls and disclosure controls and procedures are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of the SPAC Financial Statements in accordance with GAAP.
(d)   There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act), director or employee of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e)   SPAC has not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud that involves SPAC’s management or other employees who have a significant role in the preparation of the SPAC Financial Statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.
(f)   Except as disclosed in Section 4.7(f) of the SPAC Disclosure Letter, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports, and, to the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
4.8   Business Activities; Absence of Certain Changes or Events.
(a)   Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Governing Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had, or would reasonably be expected to have, the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted, other than such effects, individually or in the aggregate, which have not had a SPAC Material Adverse Effect.
(b)   Except as contemplated by this Agreement, SPAC has in all material respects conducted its business in the Ordinary Course since the SPAC IPO, and there has not been any SPAC Material Adverse Effect.
4.9   Litigation.   There are no Actions pending or, to the knowledge of SPAC, threatened, against or otherwise relating to SPAC, before any Governmental Authority: (a) challenging or seeking to enjoin, alter or materially delay the consummation of the Transactions; or (b) that would, individually or in the aggregate, reasonably be expected to be material to SPAC. As of the date hereof, there is no material unsatisfied judgment or any material open injunction binding upon SPAC.
4.10   SPAC Material Contracts.
(a)   Section 4.10 of the SPAC Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) that is in effect as of the date of this Agreement to which SPAC is a party (the “SPAC Material Contracts”).
(b)   Each SPAC Material Contract was entered into at arm’s length and in the Ordinary Course. Except for any SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, (i) such SPAC Material Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC and, to the knowledge of SPAC, represent the legal, valid and binding obligations of the other parties thereto and are enforceable by SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies, (ii) none of SPAC or, to the knowledge of SPAC, any other party thereto is in breach of or default under (or would be in breach of or default under but for the existence of a cure period) any such SPAC Material Contract in any material respect, (iii) SPAC has not received any written or, to the knowledge of SPAC, oral claim or notice of material breach of or material default under any such SPAC Material Contract, (iv) to the knowledge of SPAC, no Event has occurred which, individually or together with other Events, would reasonably be expected to result in a material breach of or a material default under any such SPAC Material Contract by the SPAC or, to the knowledge of SPAC, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such SPAC Material Contract.
4.11   SPAC Listing.   The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “XFINU.” The issued and outstanding shares of SPAC Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “XFIN.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “XFINW.” SPAC is a member in good standing with the Nasdaq and is in compliance in all material respects with the rules of the Nasdaq. There is no action or proceeding pending or, to the knowledge of SPAC, threatened in writing against SPAC by the Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Class A Stock or SPAC Warrants or to terminate the listing of SPAC on the Nasdaq. None of SPAC or any of its Affiliates has taken any action to terminate the registration of the SPAC Units, the SPAC Class A Stock or SPAC Warrants under the Exchange Act.
4.12   Subscription Agreements.   The Subscription Agreements will be, upon execution thereof, legal, valid and binding obligations of SPAC and, to the knowledge of SPAC, the PIPE Investor party to each such Subscription Agreement. The SPAC Closing Cash will be sufficient to enable SPAC to pay all of the SPAC Transaction Expenses accrued and unpaid as of the Closing.
4.13   Trust Account.
(a)   As of the date hereof, SPAC has no less than $50,000,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”), dated as of October 20, 2021, by and between SPAC and U.S. Bank National Association (the “Trustee”) for the benefit of SPAC’s public stockholders (the “Public Stockholders”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of SPAC under this Agreement and the Ancillary Agreements are not subject to any conditions regarding SPAC’s, the Sponsor’s, their respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.
(b)   The Trust Agreement has not been amended or modified and, to the knowledge of SPAC with respect to Trustee, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or material default thereunder, and there does not exist under the Trust Agreement any Event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the knowledge of SPAC, the Trustee. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any Person (other than Public Stockholders who have elected to redeem their shares of SPAC Class A Stock pursuant to a SPAC Redemption) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned on the funds in the Trust Account; and (B) to redeem shares of SPAC Class A Stock in accordance with the provisions of the SPAC Governing Documents. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account.

(c)   As of the date hereof, assuming the accuracy of the representations and warranties of the Betters Parties contained herein and the compliance by Betters Parties with their respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.
(d)   Except as set forth on Section 4.13(d) of the SPAC Disclosure Letter, as of the date hereof, SPAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness. The aggregate amount outstanding under the Sponsor Loans as of the date hereof is set forth on Section 4.13(d) of the SPAC Disclosure Letter.
4.14   Certain Provided Information.   None of the information supplied or to be supplied by SPAC or its Representatives expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Proxy/Registration Statement; or (c) in the mailings or other distributions to the SPAC Stockholders, PIPE Investors or prospective investors with respect to the consummation of the Transactions (including any amendment to any of the documents identified in clauses (a) through (c)), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing provisions of this Section 4.14, no representation or warranty is made by SPAC with respect to information or statements included or incorporated by reference in any of the documents identified in clauses (a) through (c) that were not supplied by or on behalf of SPAC for use therein.
4.15   Absence of Certain Business Practices.   As of the date of this Agreement, (a) SPAC is, to the knowledge of SPAC, in compliance with all applicable Specified Business Conduct Laws, except where the failure to be in compliance with such Laws would not have a SPAC Material Adverse Effect, (b) SPAC has not (i) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Authority relating to any actual violation of any Specified Business Conduct Law or (ii) been a party to or the subject of any pending or, to the knowledge of SPAC, threatened Actions by or before any Governmental Authority related to any actual violation of any Specified Business Conduct Law, except, in each case, to the extent any such notice, disclosure, Action or investigation would not have a SPAC Material Adverse Effect.
4.16   Investment Company Act.   SPAC is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act.
4.17   Title to Property.   SPAC (a) does not own or lease any real or personal property, and (b) other than this Agreement and the Ancillary Agreements, is not a party to any agreement or option to purchase any real property, personal property or other material interest therein.
4.18   No Brokers.   Except as disclosed in Section 4.18 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by SPAC or any of its Affiliates.
4.19   Employees; Benefit Plans.   Except as disclosed in Section 4.19 of the SPAC Disclosure Letter, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any current or former employee. SPAC does not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the Transactions will, either alone or in connection with any other event: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC; (b) result in the acceleration of the time of payment or vesting of any such benefits; or (c) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code.

4.20   Taxes.
(a)   All income and other material Tax Returns required to be filed by SPAC have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete in all material respects.
(b)   SPAC has timely paid in full all of its income and other material Taxes which are due and payable (whether or not shown as due on any Tax Return).
(c)   All material Taxes required by applicable Tax Laws to be withheld by SPAC from amounts owing to any employee, creditor or other Person have been withheld and paid over to the appropriate Governmental Authority in a timely manner, and SPAC has complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(d)   No claim, assessment or deficiency for any material Taxes has been asserted or assessed by any Governmental Authority against SPAC, which deficiency has not been resolved and paid in full, including any penalties or interest thereon. No Tax audit, examination or other proceeding by any Governmental Authority is currently threatened in writing against SPAC with respect to any Taxes due from such entity.
(e)   SPAC has not consented to extend the time in which any Tax may be assessed or collected by any Governmental Authority (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course), which extension is still in effect.
(f)   There are no Liens (other than Permitted Liens) with respect to Taxes on any of the assets or properties of SPAC.
(g)   SPAC is not a party to any Tax indemnification, Tax sharing, Tax allocation or similar Tax agreement that will be binding on any Target Company with respect to any period following the Closing Date, or has any Liability for Taxes of any other Person by operation of Law or Contract, in each case, other than (i) any such agreements solely between the Target Companies and (ii) customary commercial Contracts (or Contracts entered into in the Ordinary Course), the principle purpose of which is not Tax.
(h)   No claim has been made in writing by any Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation in that jurisdiction.
(i)   SPAC has not taken or agreed to take any action not contemplated by this Agreement, the Ancillary Agreements or any related ancillary documents that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
4.21   Disclaimer of Other Representations and Warranties.   SPAC HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLES III, V AND VI, NONE OF THE TARGET COMPANIES, BETTERS OR THE ACQUISITION ENTITIES, NOR ANY OF THEIR RESPECTIVE SUBSIDIARIES, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY (AND SPAC HEREBY EXPRESSLY DISCLAIMS RELIANCE ON ANY) REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE TARGET COMPANIES, BETTERS OR THE ACQUISITION ENTITIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO CONDITION, VALUE, QUALITY, MERCHANTABILITY, USAGE, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE TARGET COMPANIES, BETTERS OR THE ACQUISITION ENTITIES NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO SPAC OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SUCH PARTIES IN ARTICLES III, V AND VI; AND (B) NONE OF THE TARGET COMPANIES, BETTERS OR THE ACQUISITION ENTITIES NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS

MAKING, OR SHALL BE DEEMED TO MAKE TO THE SPAC, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SPAC OR ITS REPRESENTATIVES OR AFFILIATES BY OR ON BEHALF OF THE TARGET COMPANIES, BETTERS OR THE ACQUISITION ENTITIES IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE TARGET COMPANIES, BETTERS OR THE ACQUISITION ENTITIES OR THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITIONS, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS. SPAC HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLES III, V OR VI OF THIS AGREEMENT.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BETTERS
Except as disclosed in the Betters Disclosure Letter, Betters hereby represents and warrants to SPAC as follows:
5.1   Due Organization; Good Standing; Power and Authority.   Betters (a) is a corporation duly formed, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, (b) is duly qualified to do business in each jurisdiction in which it is conducting its business and (c) is in possession of all material Approvals necessary to own its interest in the Acquisition Entities and Target Companies, except, in the case of clause (b), as would not, individually or in the aggregate, have a Betters Material Adverse Effect. Betters has provided to SPAC true, correct and complete copies of the Betters Governing Documents, as amended to date and as currently in effect. Betters is not in violation of any provisions of the Betters Governing Documents in any material respect.
5.2   Due Authorization.   Except as disclosed in Section 5.2 of the Betters Disclosure Letter, Betters has all requisite corporate power and authority to (a) execute, deliver and perform this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions, including the Share Contribution. The execution and delivery by Betters of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and the consummation by Betters of the Transactions, including the Share Contribution, have been duly and validly authorized by the Betters Board, and no other proceedings on the part of Betters are necessary to authorize this Agreement or the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party or to consummate the Transactions, including the Share Contribution, other than adopting and delivering the Betters Resolutions. This Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party have been, or shall be when delivered, duly and validly executed and delivered by Betters and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute, or when delivered shall constitute, the legal, valid and binding obligation of Betters, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.
5.3   Ownership.   Betters owns good, valid and marketable title to all of the Company Shares and all of the Equity Securities of PubCo, in each case free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company Governing Documents). Except for this Agreement, the Betters Shareholder Support Agreement or as set forth in Section 5.3 of the Betters Disclosure Letter, there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings to which Betters is a party or by which Betters or any of the properties or assets of Betters is bound with respect to the voting or transfer of any of the Company Shares. Upon the consummation of the Share Contribution in accordance with this Agreement, the entire legal and beneficial interest in such Company Shares, and good, valid and marketable title to such Company Shares, free and clear of all Liens (other than those imposed by applicable securities Laws, the Company Governing Documents or those incurred by PubCo), will pass to PubCo.
5.4   No Conflict; Governmental Consents and Filings.
(a)   The execution and delivery by Betters of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party do not, and the performance by Betters of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party will not (i) conflict with or violate the Betters Governing Documents, (ii) assuming that the Approvals referred to in Section 5.4(b) are duly and timely obtained or made, conflict with or violate any applicable Laws or (iii) violate, conflict with, result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or give to any third party any rights of consent, termination, suspension, withdrawal, amendment, acceleration or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the Company Shares or upon any of the properties or assets of Betters pursuant to, any Contracts to which Betters is a party or by which Betters or any of its properties or assets is bound, except, in the case of clauses (ii) and (iii), that would not, individually or in the aggregate, have a Betters Material Adverse Effect.
(b)   The execution and delivery by Betters of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party does not, and the performance of its obligations hereunder and thereunder will not, require any Approvals, except for: (i) any filings required by Nasdaq, the SEC or any applicable Law of Governmental Order with respect to the Transactions, including the Share Contribution; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or “Blue Sky” Permits or approvals; (iii) the Approvals set forth in Section 5.4(b) of the Betters Disclosure Letter; and (iv) where the failure to obtain any such Approvals would not, individually or in the aggregate, have a Betters Material Adverse Effect.
5.5   Legal Compliance.   Betters has complied with and is not in violation of (a) its Governing Documents and (b) any applicable Laws with respect to (i) prior to the consummation of the Share Contribution, the ownership of the Company Shares, (ii) the conduct of its business or (iii) the ownership of any of its properties or assets, except, in the case of clauses (ii) and (iii), for any failures to comply with, or violations of, applicable Laws that would not, individually or in the aggregate, have a Betters Material Adverse Effect. No written, or to the knowledge of Betters, oral notice of any such failures to comply with, or violations of, applicable Laws has been received by Betters which would, individually or in the aggregate, have a Betters Material Adverse Effect.
5.6   Litigation.   Except as disclosed in Section 5.6 of the Betters Disclosure Letter or as would not, individually or in the aggregate, have a Betters Material Adverse Effect, there is (a) no pending or, to the knowledge of Betters, threatened, Action against Betters or any of its properties or assets, or any of its directors or officers with regard to their actions as such; (b) no pending or, to the knowledge of Betters, threatened, audit, examination or investigation by any Governmental Authority against Betters or any of its properties or assets, or any of its directors or officers with regard to their actions as such; (c) no pending or, to the knowledge of Betters, threatened, Action by Betters against any third party; (d) no settlement or similar agreement (whether in effect or pending) that imposes any ongoing obligation or restriction on Betters; and (e) no Governmental Order imposed upon, and no pending or, to the knowledge of Betters, threatened, Governmental Order to be imposed upon Betters or any of its properties or assets, or any of its directors or officers with regard to their actions as such.
5.7   Investment Representations and Warranties.   Betters does not have any Contract with any Person to sell, transfer or grant any rights of participation to such Person, or to any third party, with respect to the Contribution Consideration Shares. Betters (a) has carefully read and understands in their entirety this Agreement, the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and all materials provided by or on behalf of SPAC, PubCo or their respective Representatives to Betters or its Representatives pertaining to an investment in PubCo, (b) is fully aware of the contents of this Agreement, the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and such materials and the meaning, intent and legal effect hereof and thereof, (c) has the requisite corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this

Agreement, a party and has executed, or will execute this Agreement and such Ancillary Agreements free from coercion, duress or undue influence, and (d) has consulted, as Betters has deemed advisable, with its own attorneys, accountants and investment advisors and other Representatives with respect to the investment contemplated hereby and its suitability for Betters. Betters acknowledges that the Contribution Consideration Shares may be subject at any time to dilution for Events not under the control of Betters. Betters has completed its independent inquiry, including with consultation, as Betters has deemed advisable, with its own attorneys, accountants and investment advisors and other Representatives in determining the legal, Tax, financial and other consequences of this Agreement, the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and the Transactions, including the Share Contribution, and the suitability of this Agreement, the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and the Transactions, including the Share Contribution, for Betters and its particular circumstances.
5.8   No Brokers.   Except as disclosed in Section 5.8 of the Betters Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions, including the Share Contribution, based upon arrangements made by Betters.
5.9   Certain Provided Information.   None of the information supplied or to be supplied by Betters or its Representatives expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Proxy/Registration Statement; or (c) in the mailings or other distributions to the SPAC Stockholders, PIPE Investors or prospective investors with respect to the consummation of the Transactions (including any amendment to any of the documents identified in clauses (a) through (c)), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing provisions of this Section 5.9, no representation or warranty is made by Betters with respect to information or statements included or incorporated by reference in any of the documents identified in clauses (a) through (c) that were not supplied by or on behalf of Betters for use therein.
5.10   Intended Tax Treatment.   Betters has not taken, or agreed to take, any action not contemplated by this Agreement or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Betters has no plan or intention to liquidate (or to be caused to liquidate) following the consummation of the Transactions.
5.11   Disclaimer of Other Representations and Warranties.   BETTERS HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY (AND BETTERS HEREBY EXPRESSLY DISCLAIMS RELIANCE ON ANY) REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO ANY OF THE BETTERS COMPANIES, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO CONDITION, VALUE, QUALITY, MERCHANTABILITY, USAGE, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO ANY OF THE BETTERS COMPANIES, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY THIRD PARTY ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SPAC IN ARTICLE IV; AND (B) NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO ANY OF THE BETTERS COMPANIES, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY THIRD PARTY ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS

AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC OR ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR PROJECTED OPERATIONS. BETTERS HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES
Except as disclosed in the Betters Disclosure Letter, Betters and the Acquisition Entities hereby represent and warrant to SPAC as follows:
6.1   Due Organization; Good Standing; Power and Authority.
(a)   PubCo (i) is a corporation duly formed, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, (ii) is duly qualified to do business in each jurisdiction in which it is conducting its business and (iii) is in possession of all Approvals necessary to own, lease and operate the assets and properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Betters Material Adverse Effect. PubCo has provided to SPAC true, correct and complete copies of the PubCo Governing Documents, as amended to date and as currently in effect. PubCo is not in violation of any provisions of the PubCo Governing Documents in any material respect. PubCo is not in violation of any provisions of the PubCo Governing Documents in any material respect.
(b)   Merger Sub (i) is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, (ii) is duly qualified to do business in each jurisdiction in which it is conducting its business and (iii) is in possession of all Approvals necessary to own, lease and operate the assets and properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Betters Material Adverse Effect. Merger Sub has provided to SPAC true, correct and complete copies of the Governing Documents of Merger Sub, as amended to date and as currently in effect. Merger Sub is not in violation of any provisions of its Governing Documents of Merger Sub in any material respect.
6.2   Due Authorization.   Each of the Acquisition Entities has all requisite corporate power and authority to (a) execute, deliver and perform this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions, subject, in the case of the Merger, to obtaining the Merger Sub Written Consent, which shall be obtained within 5 Business Days of the execution and delivery of this Agreement. The execution and delivery by each of the Acquisition Entities of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party and the consummation by such Acquisition Entity of the Transactions have been duly and validly authorized by the PubCo Board, the Merger Sub Board and the shareholders of PubCo, and no other proceedings on the part of such Acquisition Entity are necessary to authorize this Agreement or the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party or to consummate the Transactions, other than obtaining the Merger Sub Written Consent, which shall be obtained within five Business Days of the execution and delivery of this Agreement. This Agreement and the Ancillary Agreements to which each of the Acquisition Entities is, or will become pursuant to this Agreement, a party have been, or shall be when delivered, duly and validly executed and delivered by such Acquisition Entity and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute, or when delivered shall constitute, the legal, valid and binding obligations of such Acquisition Entity, enforceable against such Acquisition Entity in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.
6.3   Capitalization.
(a)   (i) The authorized share capital of PubCo consists of one PubCo Ordinary Share, of which one PubCo Ordinary Share (the “PubCo Share”) is issued and outstanding and owned (beneficially and of record) by Betters, free and clear of all Liens other than (A) as may be set forth in the PubCo Governing Documents and (B) any restrictions on sales of securities under applicable securities Laws, and (ii) the authorized shares of capital stock of Merger Sub consist of one share of common stock, par value $0.0001 per share, of which one share of common stock (the “Merger Sub Share”) is issued and outstanding and owned (beneficially and of record) by PubCo, free and clear of all Liens other than (i) as may be set forth in the Governing Documents of Merger Sub and (ii) any restrictions on sales of securities under applicable securities Laws. The PubCo Share and the Merger Sub Share, and any PubCo Ordinary Shares that will be issued pursuant to the Transactions, (i) are, or will be prior to such issuance, duly authorized, and are, or will be at the time of issuance, validly issued, fully paid and non-assessable, (ii) were, or will be, issued in compliance with applicable Laws and the PubCo Governing Documents or the Governing Documents of Merger Sub, as applicable, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights, purchase option, call or right of first refusal, right of first offer or similar rights or any Contract.
(b)   Except as described in Section 6.3(a), there are no issued and outstanding Equity Securities of any of the Acquisition Entities or any Contracts to which any Acquisition Entity is a party or by which any Acquisition Entity is bound obligating it to issue, sell, purchase, register for sale or redeem or otherwise acquire any Equity Securities or debt securities. Except for this Agreement and the Betters Shareholder Support Agreement, there are no voting trusts, proxies, shareholder agreements or any other Contracts to which any of the Acquisition Entities is a party or by which any of the Acquisition Entities or any of the properties or assets is bound with respect to the voting or transfer of any Equity Securities of the Acquisition Entities.
(c)   PubCo does not, and will not, own or control, directly or indirectly, any interest in any Person, other than, (i) as of the date of this Agreement, Merger Sub, (ii) as of immediately prior to the Closing and following the consummation of the Share Contribution, Merger Sub and each of the Target Companies, and (iii) as of immediately following the Closing, each of the Target Companies and the Surviving Corporation. Merger Sub does not own or control, directly or indirectly, any interest in any Person.
6.4   No Conflict; Governmental Consents and Filings.
(a)   The execution and delivery by each of the Acquisition Entities of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party do not, and the performance by each of the Acquisition Entities of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party will not: (i) conflict with or violate the Governing Documents of PubCo or Merger Sub, as applicable; (ii) assuming that the Approvals referred to in Section 6.4(b) are duly and timely obtained or made, conflict with or violate any Law applicable to any of the Acquisition Entities or any of its properties or assets; or (iii) violate, conflict with, result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or give to any third party any rights of consent, termination, suspension, withdrawal, amendment, acceleration or cancellation under, or result in the creation of a Lien (other than any Permitted Lien or those imposed by applicable securities Laws) on any of the PubCo Ordinary Shares or the shares of capital stock of Merger Sub or upon any of the properties or assets of any of the Acquisition Entities pursuant to, any Contracts to which any of the Acquisition Entities is a party or by which any of the Acquisition Entities or any of its properties or assets is bound, except, in the case of clauses (ii) and (iii), that would not, individually or in the aggregate, have a Betters Material Adverse Effect.
(b)   The execution and delivery by each of the Acquisition Entities of this Agreement and the Ancillary Agreements to which it is, or will become pursuant to this Agreement, a party does not, and the performance of its obligations hereunder and thereunder will not, require any Approvals, except for:

(i) the filing of the Certificate of Merger in accordance with the DGCL; (ii) any filings required by Nasdaq, the SEC or any applicable Law of Governmental Order with respect to the Transactions; (iii) applicable requirements, if any, of the Securities Act, the Exchange Act or “Blue Sky” Permits or approvals; (iv) the Approvals described in Section 6.4(b) of the Betters Disclosure Letter; and (v) where the failure to obtain such Approvals would not, individually or in the aggregate, have a Betters Material Adverse Effect.
6.5   Legal Compliance.   Each of the Acquisition Entities has complied with and is not in violation of (a) its Governing Documents and (b) any applicable Laws with respect to (i) from and after the consummation of the Share Contribution, the ownership by PubCo of the Company Shares, (ii) the conduct of its business or (iii) the ownership of any of its properties or assets, except, in the case of clauses (ii) and (iii), for any failures to comply with, or violations of, applicable Laws that would not, individually or in the aggregate, have a Betters Material Adverse Effect. No written, or to the knowledge of Betters, oral notice of any such failures to comply with, or violations of, applicable Laws has been received by Betters or any of the Acquisition Entities which would, individually or in the aggregate, have a Betters Material Adverse Effect.
6.6   Absence of Changes.   Since the date of its incorporation, (a) none of the Acquisition Entities has conducted any business (other than with respect to the negotiation, preparation, execution, authorization or performance of this Agreement and the Ancillary Agreements to which such Acquisition Entity is, or will become pursuant to this Agreement, a party and the consummation of the Transactions), and (b) there has not occurred any Event that would, individually or in the aggregate, have a Betters Material Adverse Effect.
6.7   Litigation.   Except as would not, individually or in the aggregate, have a Betters Material Adverse Effect, there is (a) no pending or, to the knowledge of Betters, threatened, Action against any of the Acquisition Entities or any of its properties or assets, or any of its directors or officers with regard to their actions as such; (b) no pending or, to the knowledge of Betters, threatened, audit, examination or investigation by any Governmental Authority against any of the Acquisition Entities or any of its properties or assets, or any of its directors or officers with regard to their actions as such; (c) no pending or, to the knowledge of Betters, threatened, Action by any of the Acquisition Entities against any third party; (d) no settlement or similar agreement (whether in effect or pending) that imposes any ongoing obligation or restriction on any of the Acquisition Entities; and (e) no Governmental Order imposed upon, and no pending or, to the knowledge of Betters, threatened, Governmental Order to be imposed upon any of the Acquisition Entities or any of their respective properties or assets, or any of their respective directors or officers with regard to their actions as such.
6.8   No Brokers.   Except as disclosed in Section 6.7 of the Betters Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the Transactions based upon arrangements made by any of the Acquisition Entities.
6.9   Certain Provided Information.   None of the information supplied or to be supplied by any of the Acquisition Entities or its Representatives expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Proxy/Registration Statement; or (c) in the mailings or other distributions to the SPAC Stockholders, PIPE Investors or prospective investors with respect to the consummation of the Transactions (including any amendment to any of the documents identified in clauses (a) through (c)), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing provisions of this Section 6.9, no representation or warranty is made by any of the Acquisition Entities with respect to information or statements included or incorporated by reference in any of the documents identified in clauses (a) through (c) that were not supplied by or on behalf of any of the Acquisition Entities for use therein. All documents that any Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
6.10   Investment Company Act; JOBS Act.   No Acquisition Entity is an “investment company” or a Person directly or indirectly controlled by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. No Acquisition Entity constitutes an “emerging growth company” within the meaning of the JOBS Act.
6.11   Business Activities.   Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement or the Ancillary Agreements and the Transactions will have no, assets, Liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
6.12   Intended Tax Treatment.   None of the Acquisition Entities has taken, or agreed to take, any action not contemplated by this Agreement or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. PubCo has no plan or intention to liquidate the Company or the Surviving Corporation (or to cause the Company or the Surviving Corporation to liquidate for federal income tax purposes) following the Transactions. No election has been made by or on behalf of PubCo or Merger Sub pursuant to Treasury Regulations Section 301.7701-3 to change the classification of such entities for U.S. federal income tax purposes from their default classification pursuant to such Treasury Regulations.
6.13   Foreign Private Issuer.   PubCo is, and shall be at all times commencing from the date that is 30 days prior to the initial filing of the Proxy/Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.
6.14   Subscription Agreements.   Each Subscription Agreement will be, upon execution thereof, a legal, valid and binding obligation of PubCo and, to the knowledge of Betters, the PIPE Investor party to such Subscription Agreement. The Subscription Agreements will contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to PubCo the applicable subscription price thereunder on the terms set forth therein.
6.15   Disclaimer of Other Representations and Warranties.   EACH OF THE ACQUISITION ENTITIES HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY (AND EACH OF THE ACQUISITION ENTITIES HEREBY EXPRESSLY DISCLAIMS RELIANCE ON ANY) REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO ANY OF THE ACQUISITION ENTITIES, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO CONDITION, VALUE, QUALITY, MERCHANTABILITY, USAGE, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO ANY OF THE ACQUISITION ENTITIES, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY THIRD PARTY ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SPAC IN ARTICLE IV; AND (B) NEITHER SPAC NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO ANY OF THE ACQUISITION ENTITIES, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY THIRD PARTY ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC OR ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR PROJECTED OPERATIONS. EACH OF THE ACQUISITION ENTITIES HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT.

ARTICLE VII
COVENANTS OF THE BETTERS COMPANIES
7.1   PubCo Nasdaq Listing.   From the date of this Agreement through the Closing, PubCo shall apply for, and shall use best efforts to cause, the PubCo Ordinary Shares and the PubCo Warrants to be issued in connection with the Transactions to be approved for listing on the Nasdaq and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Closing Date.
7.2   Conduct of Business of the Target Companies and the Acquisition Entities.
(a)   Except (i) as expressly permitted by this Agreement or the Ancillary Agreements (including the consummation of the Share Contribution and the PIPE Investment), (ii) as expressly required by applicable Law, (iii) as disclosed in Section 7.2(a) of the Betters Disclosure Letter or (iv) as expressly consented to by SPAC in writing (which consent shall not be unreasonably conditioned, delayed or withheld), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI (such period, the “Interim Period”), the Company and each of the Acquisition Entities shall, and Betters shall cause each of the Target Companies and each of the Acquisition Entities to, operate its business in the Ordinary Course.
(b)   Without limiting the generality of Section 7.2(a), except (w) as expressly permitted by this Agreement or the Ancillary Agreements (including the consummation of the Share Contribution and the PIPE Investment), (x) as expressly required by applicable Law; (y) as disclosed in Section 7.2(b) of the Betters Disclosure Letter or (z) as consented to by SPAC in writing, none of the Target Companies or Acquisition Entities shall, and Betters shall cause each of the Target Companies and each of the Acquisition Entities to not:
(i)   change, modify or amend the Governing Documents of any Target Company or any Acquisition Entity;
(ii)   form or establish a Subsidiary;
(iii)   make or declare any dividend or distribution to any shareholders or members, as applicable, of any Target Company or any Acquisition Entity or make any other distribution in respect of any Target Company’s or any Acquisition Entity’s Equity Securities, except dividends and distributions by a wholly owned Subsidiary of a Target Company to such Target Company or another wholly owned Subsidiary of such Target Company;
(iv)   split, subdivide, combine, reclassify, recapitalize or otherwise amend any terms of any Equity Securities of any of the Target Companies or any of the Acquisition Entities, except for any such transaction by a wholly owned Subsidiary of a Target Company that remains a wholly owned Subsidiary of such Target Company after consummation of such transaction;
(v)   purchase, repurchase, redeem or otherwise acquire any issued and outstanding Equity Securities of any Target Company or any Acquisition Entity, except for transactions between a Target Company and any wholly owned Subsidiary of such Target Company;
(vi)   sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of any Target Company or any Acquisition Entity having a value in excess of $1,000,000, except for (A) dispositions of equipment in the Ordinary Course, (B) sales of inventory in the Ordinary Course, (C) transactions solely among the Target Companies or (D) transactions pursuant to Contracts existing on the date hereof;
(vii)   acquire any ownership interest in any real property;
(viii)   acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(ix)   except as otherwise required by applicable Law or pursuant to existing Company Benefit Plans as in effect on the date of this Agreement, (A) grant any equity or equity based awards or severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the Ordinary Course, (B) make any change in its key management structure, including the hiring of additional senior executive officers (other than such hiring to fill vacancies in the Ordinary Course) or the termination of existing senior executive officers, other than terminations for cause or due to death or disability, (C) terminate, adopt, enter into or materially amend any Company Benefit Plan, (D) increase the cash compensation or bonus opportunity of any officer or director by more than 10%, except in the Ordinary Course, (E) establish any trust or take any other action to secure the payment of any compensation payable by it or its Subsidiaries or (F) except in the Ordinary Course, take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by it or any of its Subsidiaries;
(x)   (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax claim or Liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Authority with respect to any Tax, waive or extend any statute of limitations period in respect of a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course), settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in a material Tax Liability;
(xi)   take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;
(xii)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Equity Securities of any Acquisition Entity or Target Company;
(xiii)   adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Share Contribution), merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy;
(xiv)   waive, release, settle, compromise or otherwise resolve any Action, except where such waivers, releases, settlements or compromises or other resolutions involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;
(xv)   other than Indebtedness existing as of the date hereof, incur, assume or guarantee any Indebtedness, except for borrowed money, the principal amount of which does not exceed $1,000,000 in the aggregate;
(xvi)   enter into, renew or amend in any material respect, (A) any transaction or Contract with a Target Company Related Person that would require disclosure of such transaction or Contract under Item 404 of Regulation S-K promulgated by the SEC, (B) any Contract between any Target Company or any Acquisition Entity and any broker, finder, investment banker or financial advisor with respect to any of the Transactions or (C) any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.21(a) of the Betters Disclosure Letter;
(xvii)   limit the right of any Target Company to engage in any line of business or in any geographic area, to Develop, market or sell products or services, or to compete with any Person;
(xviii)   (A) sell, transfer or license any material Company Intellectual Property to any Person, other than non-exclusive licenses in the Ordinary Course, (B) abandon, withdraw, dispose of, permit to lapse or fail to preserve any material Company Intellectual Property, other than in the Ordinary Course or (C) disclose any Proprietary Information owned or held by any Target Company in the

Ordinary Course to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;
(xix)   grant, create, assume or otherwise incur any Lien (other than a Permitted Lien) on any of properties or assets of any of the Target Companies or the Acquisition Entities;
(xx)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any officer, director, agent or consultant of any Target Company or Acquisition Entity, other than business expenses advanced to officers or directors of any Target Company in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;
(xxi)   other than in connection with the preparation of the PCAOB Financials, amend or make any changes to the accounting policies, methods, principles or practices of any Target Company or Acquisition Entity, unless required by GAAP or applicable Law;
(xxii)   enter into any (i) material line of business or (ii) business that is unrelated to the business of the Target Companies, taken as a whole, as currently conducted;
(xxiii)   take any action that is reasonably likely to prevent, delay or impede the consummation of the Transactions; or
(xxiv)   enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.2.
Nothing contained in this Agreement shall be construed to give to SPAC or any of its Affiliates, directly or indirectly, rights to control or direct the operations of any Target Company or any Acquisition Entity during the Interim Period.
(c)   During the Interim Period, other than as would not, individually or in the aggregate, have a Betters Material Adverse Effect, the Company and each of the Acquisition Entities shall, and Betters shall cause each of the other Betters Companies to, (i) comply with, and continue performing under, its Governing Documents and all Company Material Contracts to which it is a party and (ii) comply with all applicable Laws. If, during the Interim Period, any Target Company or any Acquisition Entity (A) receives written notice of, any actual, alleged or potential violation of any applicable Law, (B) becomes a party to or the subject of any pending (or to the knowledge of Betters, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any applicable Law, or (C) to the knowledge of Betters, otherwise becomes aware of any actual, alleged or potential violation of any applicable Law, it shall provide written notice to SPAC within one Business Day of the discovery of the actual, alleged or potential violation.
(d)   Notwithstanding anything herein to the contrary, each of the Betters Companies agrees that, during the Interim Period, it shall take the actions, or refrain from taking the actions, as applicable, as set forth in Section 7.2(d) of the Betters Disclosure Letter.
7.3   SAFE Registration.   Each of the Betters Companies shall use its commercially reasonable efforts to assist in the preparation of any required applications to SAFE by holders of SPAC Securities who are PRC residents for the registration of their respective holdings (whether direct or indirect) of PubCo Ordinary Shares or PubCo Warrants in accordance with the requirements of applicable SAFE Rules and Regulations and provide such holders of SPAC Securities with such information relating to the Betters Companies as is required for any such applications.
7.4   Amendment to PubCo Governing Documents.
(a)   Prior to the consummation of the Share Contribution, Betters shall cause the PubCo Memorandum to be amended and restated in its entirety in substantially the form attached hereto as Exhibit J (the “Post-Closing PubCo Memorandum”). The Post-Closing PubCo Memorandum shall be the memorandum of association of PubCo until thereafter amended in accordance with the Cayman Companies Act and the Post-Closing PubCo Memorandum.

(b)   Prior to the consummation of the Share Contribution, Betters shall cause the PubCo Articles to be amended and restated in its entirety in substantially the form attached hereto as Exhibit K (the “Post-Closing PubCo Articles” and together with the Post-Closing PubCo Memorandum, the “Post-Closing PubCo Governing Documents”). The Post-Closing PubCo Articles shall be the articles of association of PubCo until thereafter amended in accordance with the Cayman Companies Act and the Post-Closing PubCo Articles.
7.5   Post-Closing Directors and Officers of PubCo.   Subject to the terms of the PubCo Governing Documents, PubCo shall take all such action within its power as may be necessary or appropriate such that, immediately following the Closing:
(a)   the PubCo Board shall consist of seven directors, of whom (i) one will be designated by SPAC following consultation with Betters, (ii) four will be designated by Betters following consultation with SPAC and (iii) two will be mutually agreed by SPAC and Betters, and of which four must meet the standards of independence of companies subject to the rules and regulations of Nasdaq, and which shall comply with all diversity requirements under applicable Law, each such director to hold office in accordance with the Post-Closing PubCo Governing Documents until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. For the avoidance of doubt, nothing in this Section 7.5(a) shall impose or imply any obligations with respect to any future nomination, appointment, designation or election of directors to the PubCo Board and all future vacancies on PubCo Board shall be filled in accordance with Post-Closing PubCo Governing Documents;
(b)   the officers of the Company holding such positions as set forth in Section 7.5(b) of the Betters Disclosure Letter shall be appointed as the officers of PubCo, each such officer to hold office in accordance with the Post-Closing PubCo Governing Documents until their respective successors are duly elected and qualified, or their earlier death, resignation or removal; and
(c)   Ms. Haimei Wu will serve as the Chairman of the PubCo Board.
7.6   D&O Indemnification and Insurance.
(a)   The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC (the “SPAC D&O Indemnified Parties”) as provided in the SPAC Governing Documents as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any SPAC D&O Indemnified Party and SPAC in effect on the date hereof and disclosed in Section 7.6(a) of the SPAC Disclosure Letter, shall survive the Closing and continue in full force and effect in accordance with the terms of such agreements to the extent permitted by applicable Law. For a period of six years after the Effective Time, PubCo shall cause the Governing Documents of PubCo and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to SPAC D&O Indemnified Parties than are set forth as of the date of this Agreement in the SPAC Governing Documents, to the extent permitted by applicable Law. The provisions of this Section 7.6(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the SPAC D&O Indemnified Parties and their respective heirs and representatives.
(b)   PubCo shall obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the directors and officers of PubCo, SPAC and the Company (the “D&O Indemnified Parties”), with insurance coverage that shall be substantially comparable to and in any event not less favorable in the aggregate than the insurance coverage under SPAC’s existing policy in any material respect or, if substantially comparable insurance coverage is unavailable, the best available coverage (the “D&O Tail Insurance Policy”); provided, however, in no event shall Betters or PubCo be required to expend for the D&O Tail Insurance Policy an annual premium amount in excess of 300% of the most expensive most recent aggregate annual premium paid or payable by any of SPAC or any Betters Companies for any such insurance policy for the 12-month period ended on the date of this Agreement (the “D&O Insurance Policy Cap”). PubCo shall (i) use its commercially reasonable efforts to obtain the D&O Tail Insurance Policy at an annual premium amount that is less than the D&O Tail Insurance Policy Cap, (ii) cause the D&O Tail Insurance Policy to be effective and bound as of the Closing Date and maintained in full force and effect for its full term, and

(iii) cause the other Parties to honor all obligations under the D&O Tail Insurance Policy. SPAC shall use its commercially reasonable efforts to assist PubCo in obtaining the D&O Tail Insurance Policy at an annual premium amount that is less than the D&O Tail Insurance Policy Cap.
7.7   No Trading in SPAC Stock.   Each of the Betters Parties acknowledges and agrees that it and each other Betters Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq (as applicable) promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Betters Parties hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any SPAC Securities (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws or cause or encourage any third party to do any of the foregoing.
7.8   Betters Shareholder Support Agreement.   In the event any Key Betters Shareholder fails to comply in any material respect with his, her or its obligations under the Betters Shareholder Support Agreement in a timely manner, Betters shall utilize the proxy granted to it by such Key Betters Shareholder under the Betters Shareholder Support Agreement to act for such Key Betters Shareholder in accordance with the terms and conditions of the Betters Shareholder Support Agreement, the Cayman Companies Act and other applicable Law.
7.9   Updated Betters Financial Statements.
(a)   As soon as reasonably practicable following the date of this Agreement, Betters shall deliver to SPAC true, correct and complete copies of (i) the PCAOB Financial Statements and (ii) pro forma financial statements in respect of Betters and the Target Companies as of and for the year ended December 31, 2022, prepared in accordance with GAAP and the auditing standards of the PCAOB (the “Pro Forma Betters Financial Statements”, together with the PCAOB Financial Statements, the “Updated Betters Financial Statements”).
(b)   Upon delivery of the Updated Betters Financial Statements, such financial statements (other than the Pro Forma Betters Financial Statements) shall be deemed to be included in “Betters Audited Financial Statements” for the purposes of this Agreement and the representations and warranties set forth in Section 3.7.
7.10   Share Contribution.   Prior to the Closing, Betters shall consummate the Share Contribution in accordance with this Agreement and the Company Governing Documents.
7.11   Betters Resolutions; Merger Sub Written Consent.   Within five Business Days of the date of this Agreement, Betters shall deliver to SPAC (a) the duly adopted Betters Resolutions and (b) the Merger Sub Written Consent, in each case in accordance with applicable Law.
7.12   Lock-Up Agreement.   Immediately prior to the consummation of the Share Contribution, PubCo and Betters shall enter into the Betters Lock-Up Agreement.
7.13   PubCo Equity Incentive Plan.   Prior to the Share Contribution, PubCo shall approve (and Betters as the sole shareholder of PubCo shall approve) and adopt an equity incentive plan in a form reasonably acceptable to SPAC with a total pool of awards equal to 10% of the PubCo Ordinary Shares to be issued and outstanding (on a fully diluted basis) as of the Closing (to be adjusted as appropriate to reflect any share splits, share dividends, reverse share splits, combinations, reorganizations, reclassifications or similar events affecting the PubCo Ordinary Shares following the consummation of the Transactions, rounded down to the nearest whole share), with such changes or modifications thereto as SPAC and PubCo shall mutually agree (the “PubCo Equity Incentive Plan”). Within seven Business Days following the expiration of the 60-day period following the date PubCo has filed a current Form 10 information statement with the SEC reflecting its status as an entity that is not a shell company, PubCo will file an effective registration statement on Form S-8 (or other applicable form) with respect to the PubCo Ordinary Shares issuable under the PubCo Equity Incentive Plan.
ARTICLE VIII
COVENANTS OF SPAC
8.1   Trust Account Payments.   Upon satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with, subject to and pursuant to the Trust Agreement and the SPAC Governing Documents, at the Closing, SPAC (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts payable to SPAC Stockholders pursuant to any SPAC Redemptions, and (B) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and the Trust Agreement, for the following (in the following order of priority): (1) (x) the payment of the SPAC Transaction Expenses and the repayment of any amounts owed to the Sponsor or its Affiliates, in accordance with Section 2.4(c), and (y) the payment of the Betters Transaction Expenses; and (2) to PubCo, for immediate use for working capital and general corporate purposes, the balance of the assets in the Trust Account after payment of the amounts required under the foregoing, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
8.2   SPAC Nasdaq Listing.   From the date of this Agreement until the Closing, SPAC shall use reasonable best efforts to ensure that the SPAC Stock, SPAC Warrants and SPAC Units remain listed on Nasdaq.
8.3   SPAC Conduct of Business.
(a)   Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as expressly required by applicable Law, (iii) as disclosed in Section 8.3(a) of the SPAC Disclosure Letter or (iv) as expressly consented to by Betters in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC shall operate its business in the Ordinary Course.
(b)   Without limiting the generality of Section 8.3(a), except (w) as expressly permitted by this Agreement or the Ancillary Agreements, (x) as expressly required by applicable Law, (y) as disclosed in Section 8.3(b) of the SPAC Disclosure Letter or (z) as consented to by Betters in writing, SPAC shall not:
(i)   change, modify or amend the Trust Agreement or the SPAC Governing Documents;
(ii)   form or establish a Subsidiary;
(iii)   make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect of its Equity Securities;
(iv)   split, combine, reclassify, recapitalize or otherwise amend any terms of any of its Equity Securities;
(v)   purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, other than a redemption of SPAC Stock (prior to the Effective Time) made as part of a SPAC Redemption;
(vi)   merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or business, or be acquired by any other Person;
(vii)   (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax claim or Liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Authority with respect to any Tax, waive or extend any statute of limitations period in respect of a material amount of Taxes, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in a material Tax Liability;
(viii)   take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(ix)   enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC, other than any transaction or Contract pursuant to which the Sponsor or any of its Affiliates provides debt financing to SPAC or with the prior written consent of Betters, which consent shall not be unreasonably withheld, conditioned or delayed, (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement or the Ancillary Agreements or (C) with any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater;
(x)   other than (A) Indebtedness existing as of the date hereof or (B) debt financing provided by the Sponsor or any of its Affiliates to SPAC in the Ordinary Course (including, for the avoidance of doubt, any fees, loans or expenses incurred by SPAC in connection with seeking an extension of the SPAC Business Combination Deadline), incur, assume or guarantee any Indebtedness;
(xi)   make any material change in its accounting principles, policies, procedures or methods unless required by GAAP or applicable Law;
(xii)   (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of SPAC Stock or rights exercisable for or convertible into shares of SPAC Stock, or (B) grant any options, warrants or other equity-based awards with respect to SPAC Stock not outstanding on the date of this Agreement;
(xiii)   waive, release, settle, compromise or otherwise resolve any Action, except where such waivers, releases, settlements or compromises or other resolutions involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;
(xiv)   except as otherwise required by applicable Law, (A) make any change in its key management structure, including the hiring of additional officers (other than such hiring to fill vacancies in the Ordinary Course) or the termination of existing officers, other than terminations for cause or due to death or disability, including entering into any employment, collective bargaining, consulting or similar arrangement with any such Persons, (B) increase the cash compensation or bonus opportunity of any officer or director, except in the Ordinary Course, (C) establish any trust or take any other action to secure the payment of any compensation payable by it or (D) except in the Ordinary Course, take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by it;
(xv)   except as otherwise required by applicable Law, (A) hire, or otherwise enter into any employment, collective bargaining, consulting or similar agreement with, any officer or director of SPAC, (B) grant any increase in the compensation of any officer or director of SPAC, (C) adopt any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;
(xvi)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;
(xvii)   liquidate, dissolve, reorganize or otherwise wind-up its business and operations; or
(xviii)   enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 8.3(b).
Nothing contained in this Agreement shall be construed to give to Betters or any other Betters Company or any of their respective Affiliates, directly or indirectly, rights to control or direct the operations of SPAC during the Interim Period.
(c)   During the Interim Period, other than as would not, individually or in the aggregate, have a SPAC Material Adverse Effect, SPAC shall (i) comply with, and continue performing under, its Governing Documents and all SPAC Material Contracts and (ii) comply with all applicable Laws. If, during the

Interim Period, SPAC (A) receives written notice of, any actual, alleged or potential violation of any applicable Law, (B) becomes a party to or the subject of any pending (or to the knowledge of SPAC, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any applicable Law, or (C) to the knowledge of SPAC, otherwise becomes aware of any actual, alleged or potential violation of any applicable Law, it shall provide written notice to Betters within one Business Day of the discovery of the actual, alleged or potential violation.
(d)   Notwithstanding anything herein to the contrary, SPAC agrees that, during the Interim Period, it shall take the actions, or refrain from taking the actions, as applicable, as set forth in Section 8.3(d) of the SPAC Disclosure Letter.
8.4   Additional SEC Reports.   Between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, SPAC will keep current and file (taking into account any permitted extensions of time within which to file) all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”); provided, that any failure of SPAC to timely file any Additional SEC Reports that is caused by the failure of SPAC’s independent registered public accounting firm to consent to the filing of SPAC’s financial statements (despite SPAC having exercised its reasonable best efforts to secure such consent in a timely manner consistent with the Ordinary Course), or otherwise as a result of a delay by SPAC’s independent registered public accounting firm, shall not be deemed to be a breach of this Section 8.4; and provided, further, that a later filing of any required materials shall cure any previous failure to previously file such materials for purposes of this Section 8.4. All Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements and notes contained or incorporated by reference in any Additional SEC Reports shall be deemed to be included in “SPAC Financial Statements” for the purposes of this Agreement and the representations and warranties set forth in Section 4.7(b). As used in this Section 8.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. SPAC shall consult with Betters regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions and will consider in good faith any comments to such Additional SEC Reports provided by Betters.
ARTICLE IX
JOINT COVENANTS
9.1   Regulatory Approvals; Other Filings.
(a)   Each of the Parties shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described in Section 9.1(a) of their respective Disclosure Letter (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Outside Date) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Parties shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 9.1(a), Section 9.1(b) or Section 9.3 shall require or obligate any Party, or any of their respective Affiliates, to agree or otherwise take any commercially impracticable action or accept any condition or restriction in order to obtain any Regulatory Approvals.
(b)   With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Parties shall, (i) to the extent required by applicable Laws, promptly submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions, and resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by applicable Law, each of the Betters Companies shall promptly furnish to SPAC, and SPAC shall promptly furnish to Betters, copies of any substantive notices or written communications received by such Party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such Party shall permit counsel to the other Parties an opportunity to review in advance, and each such Party shall consider in good faith the views of such counsel in connection with any proposed substantive written communications by such Party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval related to the Transactions without the written consent of the other Parties. To the extent not prohibited by Law, each of the Betters Companies agrees to provide SPAC and its counsel, and SPAC agrees to provide to Betters and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone or electronic means, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Parties agrees to make, or cause to be made, all filings, to provide all information reasonably required of such Party and to reasonably cooperate with each other, in each case, in connection with obtaining the Regulatory Approvals; provided, further, that such Parties shall not be required to provide information to the extent that (A) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (B) in the reasonable judgment of such Party, the information is subject to confidentiality obligations to a third party, (C) in the reasonable judgment of such Party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Party, or (D) disclosure of any such information would be reasonably likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.
(c)   Each of SPAC and Betters shall be responsible for and pay any and all filing fees payable to any Governmental Authorities that it incurs (or in the case of Betters, any such fees that it or any other Betters Company incurs) in connection with the Transactions.
9.2   Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals.
(a)   Proxy/Registration Statement.
(i)   As promptly as reasonably practicable after the execution of this Agreement, Betters, PubCo and SPAC shall prepare and mutually agree upon, and PubCo shall file with the SEC, a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of the SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholder Meeting”) (A) in connection with the registration under the Securities Act of the PubCo Ordinary Shares pursuant to this Agreement, (B) to provide the Public Stockholders an opportunity to have their shares of SPAC Stock redeemed in a SPAC Redemption and (C) to solicit proxies from SPAC Stockholders for the approval and adoption of (1) this Agreement, the Ancillary Agreements and the Transactions, (2) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (3) any other proposals as determined by SPAC, Betters and PubCo to be necessary or appropriate in connection with the Transactions and (4) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies in case there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (1) through (4), collectively, the “Transaction Proposals” and such proposals in clauses (1) and (3), the “Required Transaction Proposals”).
(ii)   Each Betters Company and SPAC shall furnish all information concerning such party as SPAC or Betters may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement. Each of Betters, PubCo and SPAC shall use their commercially reasonable efforts to (A) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (C) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (D) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, Betters, SPAC and PubCo shall take all action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Ordinary Shares pursuant to this Agreement. Each of Betters, SPAC and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” Permits and Approvals required to carry out the Transactions, and Betters, PubCo and SPAC shall furnish all information concerning the Betters Companies (in the case of Betters and PubCo) or SPAC (in the case of SPAC) and any of their respective members, stockholders or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Stockholders. Each of SPAC, PubCo and Betters shall furnish to the other such parties all information concerning itself and its Subsidiaries, and its and their respective officers, directors, managers, stockholders, shareholders and other equityholders, and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the filing of the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, PubCo, Betters or any of their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions.
(iii)   Betters, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC or Nasdaq, the SPAC Governing Documents and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting and a SPAC Redemption.
(iv)   Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC, PubCo and Betters. PubCo and Betters will advise SPAC, and SPAC will advise PubCo and Betters, as applicable, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of PubCo Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or SEC comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, in each case promptly after receiving such notice or communication, and shall provide each other with a reasonable opportunity to provide comments or propose amendments to any such filing. SPAC, PubCo and Betters shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.
(v)   If, at any time prior to the Closing, any Event relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 6-K, SPAC shall promptly inform Betters and PubCo. If, at any time prior to the Closing, any Event relating to a Betters Company, or any of their respective Subsidiaries or their respective officers or directors, is discovered by a Betters Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 6-K, Betters shall promptly inform SPAC. Thereafter, SPAC, PubCo and Betters shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders.
(b)   SPAC Stockholders’ Approval.
(i)   Prior to or as promptly as reasonably practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, and convene and hold the SPAC Stockholder Meeting (and in any event, such meeting shall be held not more than 30 days after the date on which the Proxy/Registration Statement is mailed to the SPAC Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Stockholders with the opportunity to elect to redeem their shares pursuant to a SPAC Redemption and such other matters as may be mutually agreed to by SPAC and Betters. SPAC will use its reasonable best efforts to (A) solicit from the SPAC Stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action reasonably necessary or advisable to obtain such proxies and the SPAC Stockholders’ Approval and (B) obtain the vote or consent of the SPAC Stockholders required by and in compliance with all applicable Law, Nasdaq rules (as applicable) and the SPAC Charter; provided, that none of SPAC, the Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval.
(ii)   SPAC (A) shall consult with Betters regarding the record date and the date of the SPAC Stockholder Meeting and (B) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of Betters (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with Betters) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient shares of SPAC Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting, (3) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain the SPAC Stockholders’ Approval, or (4) in the event that, as a result of SPAC Redemptions submitted by SPAC Stockholders prior to the SPAC Stockholder Meeting, SPAC reasonably believes that the conditions set forth in Section 10.3(c) would not be satisfied as of the Closing; provided, further, that in addition to the exceptions specified in the foregoing provision, SPAC may postpone or adjourn the SPAC Stockholder Meeting on one occasion without the consent of Betters so long as the date of the SPAC Stockholder Meeting is not postponed or adjourned more than an aggregate of 15 consecutive days.
(iii)   To the extent practicable, and in any event subject to the SPAC’s obligations under applicable Law, SPAC shall provide Betters with (A) reasonable updates with respect to the tabulated vote counts received by SPAC and (B) the right to review and discuss all material communication sent to SPAC Stockholders with respect to the SPAC Stockholder Meeting.
(iv)   The Proxy/Registration Statement shall include a statement to the effect that the SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting (such statement, the “SPAC Board Recommendation”).
(c)   None of the SPAC Board, the Betters Board, the PubCo Board, the Merger Sub Board or the Company Board, nor any committee thereof, shall withhold, withdraw, qualify, amend or modify or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the recommendation of such governing body in favor of the approval of this Agreement or the Transactions.

(d)   Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the SPAC Stockholders’ Approval, solely in response to an Intervening Event, the SPAC Board, acting on the recommendation of a majority of the members of the SPAC Board, may make a SPAC Modification in Recommendation (an “Intervening Event Recommendation Change”) if it determines in good faith, after consultation with its outside legal counsel, that failure to do so would constitute a breach of the SPAC Board’s fiduciary duties to the SPAC Stockholders under applicable Law; provided, however, that the SPAC Board shall not be entitled to make, or agree to resolve to make, any Intervening Event Recommendation Change unless (i) SPAC provides written notice (“Intervening Event Notice”) to Betters advising it that the SPAC Board is proposing to make an Intervening Event Recommendation Change at least five Business Days in advance thereof (including the material facts and information constituting the basis for such determination) and that the failure to make an Intervening Event Recommendation Change would constitute a breach of the SPAC Board’s fiduciary duties to the SPAC Stockholders under applicable Law, (ii) during such five Business Day period, SPAC and its Representatives shall have negotiated in good faith with Betters and its Representatives regarding any changes or modifications proposed by Betters to this Agreement as would enable the SPAC Board to proceed with the SPAC Board Recommendation and not make such Intervening Event Recommendation Change and (iii) SPAC may make an Intervening Event Recommendation Change only if SPAC Board, after considering in good faith any changes or modifications to the terms and conditions of this Agreement proposed by Betters during such five Business Day period (or applicable period), continues to determine in good faith, and reaffirms in writing to Betters on the fifth Business Day immediately following the day on which it delivered the Intervening Event Notice, that failure to make such Intervening Event Recommendation Change would constitute a breach of the SPAC Board’s fiduciary duties to the SPAC Stockholders under applicable Law.
9.3   Support of Transaction.   Betters shall, and shall cause the other Betters Companies to, and SPAC shall, (a) use reasonable best efforts to obtain all material Approvals that any Betters Company or SPAC, as applicable, are required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as the other may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Betters Company or SPAC or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (without limiting the express obligations to make regulatory filings under Section 9.1), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Target Companies or the Acquisition Entities, (iv) take or commit to take actions that limit the freedom of action of any of the Target Companies or the Acquisition Entities or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of any of the Target Companies or the Acquisition Entities or SPAC or (v) bear any material expense, pay any material fee or grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).
9.4   Tax Matters.
(a)   None of SPAC, the Surviving Corporation or any of the Betters Companies shall take any action, or fail to take any action, which would cause the Transactions to fail to qualify for the Intended Tax Treatment. PubCo shall cause the Surviving Corporation and the Company not to liquidate for U.S. federal income tax purposes following the Closing for a period of at least two years after the Closing Date. Betters shall not liquidate or be caused to liquidate for U.S. federal income tax purposes following the Closing for a period of at least two years after the Closing Date; provided that PubCo shall bear the cost of maintaining Betters after the Closing and any costs associated with effecting post-Closing exchanges of Betters Shares for PubCo Securities.
(b)   Each of the Parties agrees to promptly notify the other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority. Each of the Parties agrees to file all Tax Returns and other informational returns on a basis consistent with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. Law) or a change in applicable Law.
(c)   If any holder of PubCo Ordinary Shares or PubCo Warrants immediately after the Closing (a “PubCo Securityholder”) provides notice to PubCo that it is a “five percent transferee shareholder” (as defined in Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) as a result of the Transactions and intends to enter into a “gain recognition agreement” in accordance with Treasury Regulations Sections 1.367(a)-3(c)(1)(iii) and 1.367(a)-8, PubCo agrees to use its commercially reasonable efforts to cooperate with such PubCo Securityholder, upon written request and at the sole expense of such PubCo Securityholder, to (i) furnish to such PubCo Securityholder such information as is it reasonably requests in connection with, and is reasonably necessary to complete, such PubCo Securityholder’s preparation of a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8 (a “Gain Recognition Agreement”) and (ii) provide such PubCo Securityholder with written notice as promptly as reasonably practicable upon becoming aware that PubCo or any of its Affiliates (including, following the Closing, the Surviving Corporation and the Target Companies) has entered, or will enter, into a transaction (or series of related transactions) that would reasonably be expected to constitute a “triggering event” as described in Treasury Regulations Section 1.367(a)-(8)(j) under the terms of such PubCo Securityholder’s Gain Recognition Agreement to the extent such PubCo Securityholder has furnished such Gain Recognition Agreement to PubCo (or any new Gain Recognition Agreement subsequently entered into by such PubCo Securityholder thereafter).
(d)   Following the Closing Date, PubCo shall, and shall cause the Surviving Corporation, to comply with the tax reporting obligations set forth in Treasury Regulations Section 1.367(a)-(3)(c)(6).
(e)   All transfer, documentary, sales, use, real property, stamp, stamp duty reserve tax, registration, value added or other similar Taxes (including any fees, costs and associated penalties and interest associated therewith) (“Transfer Taxes”) incurred in connection with this Agreement shall be borne by PubCo. The Parties shall cooperate in filing all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and PubCo shall timely pay (or cause to be timely paid) to the applicable Governmental Authority such Transfer Taxes.
9.5   Stockholder Litigation.   Betters and PubCo shall promptly advise SPAC, and SPAC shall promptly advise Betters and PubCo, as the case may be, in writing of any Action commenced (or to the knowledge of Betters or the knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such Party, any of its Subsidiaries or any of its directors by any Betters Shareholder or SPAC Stockholder relating to this Agreement or the Transactions (any such Action, “Stockholder Litigation”), and such Party shall keep the other Parties reasonably informed regarding any such Stockholder Litigation. Each of the Parties shall reasonably cooperate with the other Parties in connection with the defense, settlement and compromise of any such Stockholder Litigation. Betters and PubCo shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against Betters or PubCo, any of their respective Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without SPAC’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). SPAC shall give Betters the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against SPAC or any of its directors, and no such settlement shall be agreed to without the prior written consent of Betters (which consent shall not be unreasonably withheld, conditioned or delayed).
9.6   Alternative Transactions.
(a)   During the Interim Period, none of the Parties shall, and each of them shall cause their respective Representatives and Affiliates to not, except to the extent necessary to consummate the PIPE Investment, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any of the Parties or their respective Subsidiaries, to any Person relating to an Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any Party or its Subsidiaries in connection with an Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Alternative Transaction, or (iv) otherwise knowingly facilitate, solicit or encourage any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Transaction. Each of the Parties shall, and shall cause its Representatives and Affiliates to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 9.6 by a Party or its Affiliates or Representatives shall be deemed to be a breach of this Section 9.6 by such Party.
(b)   If SPAC or any of its Affiliates or Representatives receives any written proposal with respect to any Alternative Transaction, then SPAC shall (i) promptly notify Betters in writing, which notice shall include the material terms and conditions of such proposal in reasonable detail, and (ii) keep Betters reasonably informed on a current basis of, and in any case, promptly upon receipt of any of the foregoing, including any material modifications to such offer or information.
(c)   If any Betters Company or any of their respective Affiliates or Representatives receives any written proposal with respect to any Alternative Transaction, then Betters shall (i) promptly notify SPAC in writing, which notice shall include the material terms and conditions of such proposal in reasonable detail, and (ii) keep SPAC reasonably informed on a current basis of, and in any case, promptly upon receipt of any of the foregoing, including any material modifications to such offer or information.
9.7   Access to Information; Inspection.   During the Interim Period, to the extent permitted by applicable Law, each of SPAC and the Betters Parties shall, and shall cause each of its Subsidiaries to, (a) afford to each of the other Parties and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (b) cooperate with each other Party and its Representatives regarding all due diligence matters, including document requests. All information obtained by SPAC and the Betters Parties and their respective Representatives pursuant to the foregoing shall be kept confidential by the Party receiving such information subject to the NDA. Notwithstanding the foregoing, none of SPAC or the Betters Parties shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention) or violate any applicable Laws. Notwithstanding the foregoing, this Section 9.7 does not afford access rights for the purpose of conducting environmental testing or sampling.
9.8   Delisting and Deregistration.   Betters, PubCo and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Stock and SPAC Rights to be delisted from Nasdaq (or be succeeded by the respective PubCo Securities) and to terminate the registration of SPAC with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by PubCo) as of the Effective Time or as soon as practicable thereafter.
9.9   Extension of SPAC Business Combination Deadline.   If the Transactions are not consummated by October 25, 2023 (the “SPAC Business Combination Deadline”), then SPAC shall use its, and shall cause its Affiliates to use their, reasonable best efforts to obtain the approval of the SPAC Stockholders to approve an extension of the SPAC Business Combination Deadline to a date that is mutually agreed between SPAC and Betters and reasonably necessary to consummate the Transactions (which date shall not be later than June 25, 2024) (an “Extension” and such date, the “Maximum Extension Date”). In connection with any Extension, PubCo shall be responsible for the amount of any extension payments to be made by SPAC into the Trust Account as set forth on Section 9.9 of the Betters Disclosure Letter for the duration of such Extension, and all other fees and expenses incurred or payable in connection with any such Extension (including any amounts in excess of the amount set forth on Section 9.9 of the Betters Disclosure Letter) shall be borne by SPAC. SPAC shall take, and shall cause its Affiliates to take, such actions as may be reasonably necessary to effectuate any such Extension, including holding one or more special meetings of the SPAC Stockholders, including all necessary adjournments or postponements thereof, to approve one or more amendments to the SPAC Charter to so extend the SPAC Business Combination Deadline. Notwithstanding anything to the contrary in this Agreement, SPAC shall not be obligated to extend the Business Combination Deadline beyond the Maximum Extension Date. The later of (a) October 25, 2023 and (b) the date to which the SPAC Business Combination Date is extended in accordance with this Section 9.9 is referred to as the “Outside Date.”
9.10   PIPE Investment.
(a)   During the Interim Period, each of SPAC and PubCo shall take, or cause to be taken, and Betters, Merger Sub, and the Company shall cooperate with each of SPAC and PubCo in the taking of, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the PIPE Investment (i) concurrently with the Closing and (ii) on the terms and subject to the conditions set forth in the Subscription Agreements, including maintaining in effect the Subscription Agreements and to: (A) provide, upon written request, the other Parties with such information and assistance as is reasonably requested in connection with the negotiation, preparation and execution of the Subscription Agreements and the consummation of the PIPE Investment; (B) satisfy on a timely basis all conditions and covenants applicable to such Party in the Subscription Agreements and otherwise comply with its obligations thereunder; (C) in the event that all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the PIPE Closing (as defined in the Subscription Agreements), but subject to their satisfaction at the PIPE Closing) have been satisfied, consummate the PIPE Investment concurrently with the Closing; (D) confer with the other Parties regarding timing of the PIPE Closing; (E) deliver notices to the PIPE Investors sufficiently in advance of the PIPE Closing to cause them to fund the PIPE Investment Amount as far in advance of the PIPE Closing as permitted by the Subscription Agreements; and (F) cause each PIPE Investor to pay to (or as directed by) PubCo its applicable portion of the PIPE Investment Amount as set forth in the applicable Subscription Agreement and upon the terms and subject to the conditions set forth therein. PubCo shall take all actions required under the Subscription Agreements with respect to the timely issuance and delivery of the PubCo Ordinary Shares issuable in connection with the PIPE Investment, whether in certificate or book-entry form, as and when required under any such Subscription Agreements. To the extent PubCo enters into any Subscription Agreements (or any other Contract related to the issuance of any Equity Securities) with respect to the PIPE Investment to which SPAC is not a party, PubCo shall provide SPAC with each such Contract prior to its execution and provide SPAC reasonable time to review and comment thereon and shall consider in good faith any comments from SPAC with respect to any such Contract.
(b)   Without limiting the generality of Section 9.10(a), PubCo shall give SPAC prompt (and, in any event, within three Business Days) written notice: (i) of any breach or default (or any Event that, with notice, could give rise to any breach or default) by any party to any Subscription Agreement known to PubCo or of which PubCo becomes aware; (ii) of the receipt of any written notice or other communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by such party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iii) if PubCo does not expect to receive all or any portion of the PIPE Investment Amount on the terms or in the manner contemplated by the Subscription Agreements.
9.11   Registration Rights Agreement.   At the Closing, (a) SPAC and the Sponsor Members shall terminate the Sponsor Registration Rights Agreement and (b) PubCo, Betters and the Sponsor shall enter into the Registration Rights Agreement.
ARTICLE X
CONDITIONS TO CLOSING
10.1   Conditions to Obligations of all Parties.   The obligation of each Party to consummate, or cause to be consummated, the Transactions, as applicable, is subject to the satisfaction of the following conditions, any one or more of which may be waived (if permissible under applicable Law) in writing by SPAC and Betters (on behalf of itself and the other Betters Companies):
(a)   SPAC Stockholders’ Approval.   The SPAC Stockholders’ Approval shall have been obtained.
(b)   Regulatory Approvals.   All Regulatory Approvals shall have been obtained.

(c)   Listing; Effectiveness of Proxy/Registration Statement.   (i) The PubCo Ordinary Shares and the PubCo Warrants to be issued in connection with the Closing shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof, and (ii) the Proxy/Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Proxy/Registration Statement shall then remain in effect and no proceedings for the purpose of suspending the effectiveness of the Proxy/Registration Statement shall have been initiated by the SEC and not withdrawn.
(d)   No Law or Governmental Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions.
(e)   No Action.   There shall not be any Action initiated by any Governmental Authority of its own volition (and not acting at the direction, suggestion, or recommendation, whether directly or indirectly, by or on behalf of any Party hereto) that remains pending and is reasonably expected to enjoin or otherwise restrict the consummation of the Transactions.
(f)   PIPE Investment.   The PIPE Investment shall have been consummated substantially concurrently with the Closing.
(g)   Net Tangible Assets.   After giving effect to the Closing (including the consummation of the PIPE Investment), SPAC shall have net tangible assets of at least $5,000,001 on its pro forma consolidated balance sheet.
10.2   Conditions to Obligations of SPAC.   The obligation of SPAC to consummate, or cause to be consummated, the Transactions, as applicable, is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (if permissible under applicable Law) in writing by SPAC:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties (A) of the Target Companies contained in Sections 3.1 (Due Organization; Good Standing; Power and Authority), 3.2 (Due Authorization), 3.4 (Subsidiaries of the Company) and 3.17 (No Brokers), (B) of Betters contained in Sections 5.1, (Due Organization; Good Standing; Power and Authority), 5.2 (Due Authorization) and 5.8 (No Brokers) and (C) of the Acquisition Entities contained in Sections 6.1, (Due Organization; Good Standing; Power and Authority), 6.2 (Due Authorization) and 6.8 (No Brokers) shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to a particular date, which representations and warranties shall be true and correct on and as of such date.
(ii)   Each of the representations and warranties (A) of the Target Companies contained in Section 3.3 (Capitalization), (B) of Betters contained in Section 5.3, (Ownership) and (C) of the Acquisition Entities contained in Section 6.3 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, on and as of the date hereof and on and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to a particular date, which representations and warranties shall be true and correct on and as of such date.
(iii)   All of the other representations and warranties (A) of the Target Companies contained in Article III, (B) of Betters contained in Article V and (C) of the Acquisition Entities contained in Article VI shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to a particular date, which representations and warranties shall be true and correct on and as of such date, except for, in each case, any failures to be so true and correct that (without giving effect to any limitation as to “materiality” or “Betters Material Adverse Effect” or any other similar materiality qualification set forth herein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Betters Material Adverse Effect.
(b)   Covenants, Obligations and Agreements.   Each of the covenants and obligations of each of the Betters Parties to be performed or complied with as of or prior to the Closing shall have performed and complied with in all material respects.
(c)   No Betters Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred a Betters Material Adverse Effect that is continuing.
(d)   Approvals.   All approvals, waiver or consents from any third parties set forth and described in Section 10.2(d) of the Betters Disclosure Letter shall have been obtained.
(e)   Closing Deliverables.   (i) Betters and PubCo shall have delivered to SPAC each of the items listed in Section 2.4(a), and (ii) PubCo shall have paid the items contemplated by Section 2.4(c).
(f)   Share Contribution.   The Share Contribution shall have been consummated, and Betters shall have provided SPAC with evidence reasonably acceptable to SPAC of the consummation of the Share Contribution.
10.3   Conditions to the Obligations of the Betters Companies.   The obligation of each of the Betters Companies to consummate, or cause to be consummated, the Transactions, as applicable, is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (if permissible under applicable Law) in writing by Betters (on behalf of itself and each of the other Betters Companies):
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of SPAC contained in Sections 4.1 (Due Organization; Good Standing; Power and Authority), 4.2 (SPAC Subsidiaries), 4.4 (Due Authorization) and 4.18 (No Brokers) shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to a particular date, which representations and warranties shall be true and correct on and as of such date.
(ii)   Each of the representations and warranties of SPAC contained in Section 4.3 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, on and as of the date hereof and on and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to a particular date, which representations and warranties shall be true and correct on and as of such date.
(iii)   All of the other representations and warranties of SPAC contained in Article IV shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to a particular date, which representations and warranties shall be true and correct on and as of such date, except for, in each case, any failures to be so true and correct that (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any other similar materiality qualification set forth herein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.
(b)   Covenants, Obligations and Agreements.   Each of the covenants and obligations of SPAC to be performed or complied with as of or prior to the Closing shall have performed and complied with in all material respects.
(c)   No SPAC Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred a SPAC Material Adverse Effect that is continuing.
(d)   Closing Deliverables.   SPAC shall have delivered to PubCo each of the items listed in Section 2.4(b).
(e)   SPAC Closing Cash.   The SPAC Closing Cash shall not be less than $15,000,000.

10.4   Frustration of Conditions.   No Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or, with respect to the Company, any Target Company or Betters) to act in good faith or to take such actions as may be necessary to cause the conditions of the other Parties hereto to be satisfied as required by Section 9.3.
ARTICLE XI
TERMINATION
11.1   Termination.   This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(a)   by mutual written consent of Betters and SPAC;
(b)   by written notice from Betters or SPAC to the other if any of the conditions set forth in Article X have not been satisfied or waived by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if a breach or violation by such Party or its Affiliates (or with respect to Betters, any of the Betters Companies) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date;
(c)   by written notice from Betters or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has become final and nonappealable and has the effect of making the consummation of the Transactions illegal or otherwise preventing or prohibiting the consummation of the Transactions;
(d)   by written notice from Betters to SPAC within 10 Business Days after there has been a SPAC Modification in Recommendation;
(e)   by written notice from Betters or SPAC to the other if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote of the SPAC Stockholders at the SPAC Stockholder Meeting or at any adjournment or postponement thereof;
(f)   by written notice from SPAC to Betters if either the Betters Resolutions or the Merger Sub Written Consent has not been delivered to SPAC within five Business Days after the execution of this Agreement;
(g)   by written notice from SPAC to Betters if (i) there has been a breach by any of the Betters Parties of any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in each case, such that the conditions specified in Section 10.2(a) or Section 10.2(b) would not be satisfied at the Closing (a “Terminating Betters Breach”) (or, if such Terminating Betters Breach is curable by the Betters Parties through the exercise of reasonable best efforts, then, for a period of up to 20 Business Days after receipt by Betters of written notice from SPAC of such Terminating Betters Breach (the “Betters Cure Period”)), and (ii) the Terminating Betters Breach is incapable of being cured or is not cured within the earlier of (A) the Betters Cure Period or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 11.1(g) if at such time SPAC is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Sections 10.3(a) or 10.3(b) to be satisfied at the Closing; or
(h)   by written notice to SPAC from Betters if (i) there has been a breach by SPAC of any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate, in each case, such that the conditions specified in Section 10.3(a) or Section 10.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”) (or, if such Terminating SPAC Breach is curable by SPAC through the exercise of reasonable best efforts, then, for a period of up to 20 Business Days after receipt by SPAC of written notice from Betters of such Terminating SPAC Breach (the “SPAC Cure Period”)), and (ii) the Terminating SPAC Breach is incapable of being cured or is not cured within the earlier of (A) the SPAC Cure Period or (B) the Outside Date; provided, that Betters shall not have the right to terminate this Agreement pursuant to this Section 11.1(h) if at such time any Betters Party is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Sections 10.2(a) or 10.2(b) to be satisfied at the Closing.
11.2   Effect of Termination.
(a)   In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become null and void and have no further force or effect, without any Liability on the part of any Party or its Affiliates or its and their respective officers, directors, managers, stockholders, shareholders, members, partners or other Representatives, except that (i) the provisions of this Section 11.2 and Article XII and the NDA shall survive any termination of this Agreement and (ii) nothing in this Section 11.2 shall be deemed to release any Party from any Liability (A) for any willful and material breach of this Agreement occurring prior to such termination or (B) in respect of any claim for Fraud.
(b)   In the event of the termination of this Agreement by Betters pursuant to Section 11.1(b) (unless a breach or violation by SPAC or the Sponsor (in the case of the Sponsor Support Agreement) of any representation, warranty, covenant or obligation under this Agreement or any Ancillary Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date), Betters shall pay to SPAC, within five Business Days after termination of this Agreement by SPAC, a break-up fee (the “Break-Up Fee”) in an amount in cash equal to the lesser of (i) the reasonable and documented out-of-pocket expenses of SPAC in connection with the negotiation, preparation, execution, authorization or performance of this Agreement and the Ancillary Agreements to which SPAC is, or will become pursuant to this Agreement, a party and the consummation of the Transactions, including but not limited to due diligence costs, attorneys’ fees and filing fees payable to the SEC in connection with SPAC’s reporting requirements or in connection with extending the SPAC Business Combination Deadline (but for the avoidance of doubt, excluding any expenses, costs or fees relating to any negotiations with other possible target businesses for a Business Combination), and (ii) $6,000,000 (and for the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, under no circumstances shall the amount payable by Betters in connection with any Break-Up Fee exceed $6,000,000 in the aggregate).
ARTICLE XII
MISCELLANEOUS
12.1   Trust Account Waiver.   Each of the Betters Parties, on behalf of itself and its Affiliates, acknowledges that, as described in the final prospectus of SPAC, dated October 20, 2021 and filed with the SEC on October 10, 2021 (File No: 333-260038) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the SPAC IPO and private placements of its securities occurring simultaneously with the SPAC IPO, and substantially all of those proceeds (including overallotment securities acquired by SPAC’s underwriters) have been deposited in the Trust Account for the benefit of the Public Stockholders (including overallotment shares acquired by the underwriters of SPAC). Each Betters Party understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes (and up to $100,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their shares of SPAC Stock if SPAC completes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination, (ii) to the Public Stockholders if SPAC fails to complete a Business Combination within the applicable deadline after the closing of the SPAC IPO (as such date has been and may be further extended by amendment to the SPAC Governing Documents with the consent of the SPAC Stockholders) and (iii) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Betters Party, on behalf of itself and its Affiliates, hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, nor shall such Persons make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and any Betters Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereinafter as the “Released Claims”). Each Betters Party, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that it or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and agrees to not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. Each Betters Party, on behalf of itself and its Affiliates, hereby acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and such Betters Party further intends and understands such waiver to be valid, binding and enforceable against it and each of its Affiliates under applicable Law. To the extent that any Betters Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, such Betters Company, on its own behalf and on behalf of its Affiliates, hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit it or any of its Affiliates (or any Person claiming on behalf of any of the foregoing or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 12.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit any of the Betters Parties from pursuing a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to any SPAC Redemption) in accordance with the terms of this Agreement, including Section 8.1, and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligations to effectuate any SPAC Redemption and (y) nothing herein shall serve to limit or prohibit any claims that the Betters Parties may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).
12.2   Waiver.   Any Party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of another Party hereto that are contained in this Agreement or (c) waive compliance by the other Parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.
12.3   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) on the day following mailing if sent by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:
(a)
If to SPAC, to:

ExcelFin Acquisition Corp.
473 Jackson St., Suite 300
San Francisco, California 94111
Email: JRagan@paperexcellence.com
Attention: Joseph Douglas Ragan III

with copies (which shall not constitute notice) to:
Allen Overy Shearman Sterling US LLP
2601 Olive Street, 17th Floor
Dallas, Texas 75201
Email: Alain.Dermarkar@shearman.com
Attention: Alain Dermarkar
and
Allen Overy Shearman Sterling US LLP
Bank of America Tower
800 Capitol Street, Suite 2200
Houston, Texas 77002
Email: Bill.Nelson@shearman.com
Attention: Bill Nelson
(b)   If to any Betters Party, to:
Room 202, 2/F, Baide Building, Building 11, No.15
Rongtong Street, Yuexiu District, Guangzhou
Email: Qiuquan@baidemed.com
Attention: Quan Qiu
with copies (which shall not constitute notice) to:
Dechert LLP
24/F, North Tower, Beijing Kerry Centre
1 Guanghua Road, Chaoyang District
Beijing, China 100020
Email: yang.wang@dechert.com;
stephen.leitzell@dechert.com
Attention: Yang Wang; Stephen Leitzell
or to such other address or addresses as the Parties may from time to time designate in writing in accordance with this Section 12.3.
12.4   Assignment.   No Betters Party shall assign this Agreement or any part hereof without the prior written consent of SPAC, and SPAC shall not assign this Agreement or any part hereof without the prior written consent of Betters, and any of the foregoing transfers without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
12.5   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of any Target Company, or any participant in any Company Benefit Plan or other Contract (or any dependent or beneficiary thereof)), other than the Parties, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any Company Benefit Plan or any Contract or (c) limit the right of PubCo or any Target Company or any of their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other Contract following the Closing.
12.6   Expenses.   Except as otherwise set forth in this Agreement, including in Section 7.6(b), Section 9.2(a)(iii) and Section 11.2(b), each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, in accordance with Section 2.4(c), PubCo shall pay or cause to be paid the Betters Transaction Expenses and the SPAC Transaction Expenses.
12.7   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the

Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that the fiduciary duties of the Betters Board shall be governed by the Laws of the Cayman Islands.
12.8   Counterparts.   This Agreement may be executed in two or more counterparts, and by different Parties in separate counterparts, with the same effect as if all Parties had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.
12.9   Disclosure Letters.   The Betters Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are hereby incorporated as a part of this Agreement as if fully set forth herein. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
12.10   Entire Agreement.   This Agreement (together with the Betters Disclosure Letter and the SPAC Disclosure Letter), the NDA and the Ancillary Agreements constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions (including the Letter of Intent between SPAC and the Company, dated as of April 3, 2023, as amended pursuant to that certain Letter Amendment between SPAC and the Company, dated as of May 5, 2023). No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement (together with the Betters Disclosure Letter and the SPAC Disclosure Letter), the NDA and the Ancillary Agreements.
12.11   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by all of the Parties in accordance with the specifications contained in Section 12.8 and which makes reference to this Agreement.
12.12   Publicity.
(a)   Prior to the Closing, all press releases or other public communications or announcements relating to the Transactions, and the method and timing of the release for publication thereof, shall be subject to the prior mutual approval of SPAC and Betters, which approval shall not be unreasonably withheld, conditioned or delayed by either Party; provided, that each of SPAC and Betters may make any such press release, public communication or announcement which it in good faith believes is required to comply with any applicable Law (including pursuant to the rules of any national securities exchange), in which case SPAC or Betters, as applicable, shall use their commercially reasonable efforts to coordinate such press release, public communication or other announcement with the other Party prior to announcement or issuance thereof, and allow the other Party a reasonable opportunity to comment thereon (which such comments shall be considered by SPAC or Betters, as applicable, in good faith); provided, further, that no Party shall be required to obtain consent pursuant to this Section 12.12(a) to the extent any proposed press release or statement is substantially equivalent to any press release or other public communication or announcement that has previously been made public without breach of the obligations under this Section 12.12(a). For the avoidance of doubt, nothing contained in this Section 12.12 shall prevent SPAC or Betters or their respective Affiliates from making non-public announcements or furnishing customary summarized information regarding this Agreement and the transactions contemplated hereby to their current and prospective investors.

(b)   The restrictions in Section 12.12(a) shall not apply to the extent that a public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making such required announcement shall, if permitted by applicable Law, use its reasonable best efforts to consult with the other Party in advance as to its form, content and timing and consider in good faith any comments of the other Party. Disclosures resulting from the Parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any related filing shall be deemed not to violate this Section 12.12.
12.13   Severability.   If any term or provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable under applicable Law, such term or provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, and all other terms and provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any term or provision contained herein is, to any extent, held prohibited by or invalid, illegal or unenforceable under applicable Law, the Parties shall take any actions necessary to render the remaining terms and provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any term or provision contained herein that is held prohibited by or invalid, illegal or unenforceable with a valid, legal and enforceable term or provision giving effect to the original intent of the Parties.
12.14   Jurisdiction; Waiver of Jury Trial.
(a)   Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or related to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by applicable Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.14.
(b)   EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.14.
12.15   Specific Performance.   The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent actual or threatened breaches of this Agreement and to enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at Law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
12.16   Non-Recourse.
(a)   Solely with respect to the Parties, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Parties as named parties hereto; and
(b)   Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party), (i) no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, shareholder, Affiliate, agent, attorney, advisor or other Representative of any Target Company or any Acquisition Entity (each, a “Company Non-Recourse Party”) or of SPAC (each, a “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, shareholder, Affiliate (including the Sponsor), agent, attorney, advisor or other Representative of a Company Non-Recourse Party or a SPAC Non-Recourse Party shall have any Liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of any one or more of the Parties under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.
12.17   Non-Survival of Representations, Warranties and Covenants.   Except as otherwise contemplated by Section 11.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any Ancillary Agreement or certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and the foregoing shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or therein that by their terms expressly apply in whole or in part after the Closing, including but not limited to the covenants and agreements contained in Section 7.6, Section 9.4(a) and Section 9.4(b), and then only with respect to any breaches occurring after the Closing and (b) this Article XII.
12.18   Conflicts and Privilege.
(a)   SPAC and the Betters Parties hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among the Surviving Corporation or the Sponsor, on the one hand, and any Betters Company, on the other hand, that Shearman & Sterling LLP (or any of its successors that represented SPAC or the Sponsor prior to the Closing (“Prior SPAC Counsel”)) may represent the Sponsor in such dispute even though the interests of the Sponsor may be directly adverse to those of the Surviving Corporation, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC or the Sponsor. All communication between or among Prior SPAC Counsel, on the one hand, and the Surviving Corporation or the Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by any Betters Party or the Surviving Corporation following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by any Betters Company prior to the Closing with SPAC or the Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of such Betters Company following the Closing.
(b)   Each of the Betters Parties further agrees, on behalf of itself and its Affiliates, that, after the Closing, all communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC or the Sponsor, or any of their respective Representatives that relate in any way to the negotiation, preparation, execution, authorization or performance of this Agreement and the Ancillary Agreements or the consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned by the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by any Betters Company or the Surviving Corporation after the Closing. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by any Betters Company or the Surviving Corporation after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
(c)   Notwithstanding the foregoing, in the event that a dispute arises between any Betters Company or the Surviving Corporation, on the one hand, and a third party other than the Sponsor, on the other hand, the Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party, and no Betters Company nor the Surviving Corporation may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of the Sponsor. In the event that any Betters Company or the Surviving Corporation is legally required by Governmental Order to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, PubCo shall, as promptly as practicable (and, in any event, within two Business Days after becoming aware thereof) notify the Sponsor in writing (including by making specific reference to this Section 12.18) so that the Sponsor can seek a protective order; provided, further, that the Betters Companies and the Surviving Corporation agree to use all commercially reasonable efforts to assist therewith.
(d)   To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only the Sponsor shall hold such property rights, and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and any Betters Company or the Surviving Corporation after the Closing, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.
(e)   Betters agrees, on behalf of itself and each of the Betters Companies and the Surviving Corporation after the Closing, (i) to the extent that the Surviving Corporation or any Betters Company after the Closing receives or takes physical possession of any SPAC Deal Communications, (A) such physical possession or receipt shall not, in any way, be deemed a waiver by the Sponsor or any other Person of the privileges or protections described in this Section 12.18, and (B) none of the Betters Companies nor the Surviving Corporation after the Closing shall assert any claim that the Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Surviving Corporation or any Betters Company waive the attorney-client or other privilege, or by otherwise asserting that the Surviving Corporation or any Betters Company after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.
(f)   Each of the Parties acknowledges and agrees that Dechert LLP (“Prior Company Counsel”) has acted as counsel to the Betters Companies in various matters involving a range of issues and as counsel to the Betters Companies in connection with the negotiation, preparation, execution, authorization or performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions. In connection with any matter or dispute under this Agreement, SPAC hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Betters Companies and (ii) Prior Company

Counsel’s representation of any member of the Betters Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.
(g)   SPAC further agrees that all communications in any form or format whatsoever between or among any of Prior Company Counsel, any of the Betters Companies, or any of their respective Representatives that relate in any way to the negotiation, preparation, execution, authorization or performance of this Agreement and the Ancillary Agreements or the consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Surviving Corporation and the Company Advised Parties, shall be controlled by PubCo on behalf of the Surviving Corporation and the Company Advised Parties and shall not pass to or be claimed the Sponsor. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to PubCo, shall be controlled by PubCo on behalf of the Surviving Corporation and the Company Advised Parties and shall not pass to or be claimed by the Sponsor; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
(h)   Notwithstanding the foregoing, in the event that a dispute arises between the Sponsor, on the one hand, and a third party other than any Company Advised Party or the Surviving Corporation, on the other hand, PubCo may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party.
(i)   To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only the Surviving Corporation and the Company Advised Parties shall hold such property rights, and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Surviving Corporation and the Company Advised Parties after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.
SPAC:
ExcelFin Acquisition Corp.
By:
/s/ Joseph Douglas Ragan III

Name:
Joseph Douglas Ragan III

Title:
Chief Executive Officer and Chief
Financial Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.
BETTERS:
Betters Medical Investment Holdings Limited
By:
/s/ Haimei Wu

Name:
Haimei Wu

Title:
Director

COMPANY:
Tycoon Choice Global Limited
By:
/s/ Haimei Wu

Name:
Haimei Wu

Title:
Director

PUBCO:
Baird Medical Investment Holdings Limited
By:
/s/ Haimei Wu

Name:
Haimei Wu

Title:
Sole Director

MERGER SUB:
Betters Medical Merger Sub, Inc.
By:
/s/ Haimei Wu

Name:
Haimei Wu

Title:
Sole Director

[Signature Page to Business Combination Agreement]

Exhibit A
WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT
THIS WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated [•], 2023, is made by and among ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”), Baird Medical Investment Holdings Limited, a Cayman Islands exempted company (“PubCo”), and American Stock Transfer & Trust Company, LLC, a limited liability trust company organized and existing under the laws of the State of New York, as warrant agent (in such capacity, the “Warrant Agent”) and amends the Public Warrant Agreement, dated October 20, 2021, by and between SPAC and the Warrant Agent (the “Existing Warrant Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Existing Warrant Agreement.
WHEREAS, pursuant to the Existing Warrant Agreement, SPAC issued 23,000,000 Units, each consisting of one share of Class A Common Stock of SPAC, par value $0.0001 per share (“SPAC Class A Common Stock”) and one-half of one whole public warrant (the “Warrants”);
WHEREAS, on June 26, 2023, SPAC, Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), PubCo, Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo (“Merger Sub”), and Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned subsidiary of Betters (the “Company”), entered into a business combination agreement (as amended, modified or supplemented, from time to time, the “Business Combination Agreement”);
WHEREAS, SPAC and the Warrant Agent entered into that certain Private Warrant Agreement, dated as of October 21, 2021 (the “Private Warrant Agreement”);
WHEREAS, pursuant to the Business Combination Agreement and that certain Sponsor Support Agreement, dated as of June 26, 2023, by and among Sponsor, SPAC and PubCo (the “Sponsor Support Agreement”), Sponsor, as the record holder of all of the Private Placement Warrants (as defined in the Private Warrant Agreement), shall cancel for no consideration all of the Private Placement Warrants, subject to and in accordance with the terms set forth in the Sponsor Support Agreement;
WHEREAS, SPAC and the Warrant Agent wish to terminate the Private Warrant Agreement, with such termination effective as of the date hereof;
WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;
WHEREAS, pursuant to the Business Combination Agreement, Merger Sub will merge with and into SPAC, the separate existence of Merger Sub will cease and SPAC will continue as the surviving corporation of the Merger as a direct, wholly owned subsidiary of PubCo (as defined in the Business Combination Agreement, the “Merger”), and as a result of the Merger, the holders of shares of SPAC Stock (as defined in the Business Combination Agreement) shall become holders of ordinary shares of PubCo (the “PubCo Ordinary Shares”);
WHEREAS, upon the consummation of the Merger, as provided in Section 4.5 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for shares of SPAC Class A Common Stock but instead will be exercisable (subject to the terms of the Existing Warrant Agreement, as amended hereby) for PubCo Ordinary Shares;
WHEREAS, the SPAC Board (as defined in the Business Combination Agreement) has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination;
WHEREAS, in connection with the Merger, SPAC desires to assign all of its right, title and interest in the Existing Warrant Agreement to PubCo and PubCo wishes to accept such assignments; and
WHEREAS, Section 9.9 of the Existing Warrant Agreement provides that SPAC and the Warrant Agent may amend such Existing Warrant Agreement without the consent of any Registered Holders as the parties

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thereto may deem necessary or desirable provided such amendment does not adversely affect the rights of the Registered Holders in any material respect under such Existing Warrant Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.   Assignment and Assumption; Consent
1.1   Assignment and Assumption.   As of and with effect on and from the Closing (as defined in the Business Combination Agreement, the “Closing”): SPAC hereby assigns to PubCo all of SPAC’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby); PubCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the Closing.
1.2   Consent.   The Warrant Agent hereby consents to (i) the assignment of the Existing Warrant Agreement by SPAC to PubCo pursuant to Section 1.1 hereof and the assumption of the Existing Warrant Agreement by PubCo from SPAC pursuant to Section 1.1 hereof, in each case effective as of the Closing, and (ii) the continuation of the Existing Warrant Agreement (as amended by this Agreement), in full force and effect from and after the Closing.
2.   Amendment of Existing Warrant Agreement
2.1   Effective as of the Closing, SPAC and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2 and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are to provide for the delivery of Alternative Issuance pursuant to Section 4.5 of the Existing Warrant Agreement (in connection with the Merger and the transactions contemplated by the Business Combination Agreement).
2.2   Conversion of SPAC Warrants.   Pursuant to Section 2.2(g)(iii) of the Business Combination Agreement, each Warrant that is outstanding immediately prior to the Effective Time (as defined in the Business Combination Agreement) shall automatically be converted at the Effective Time into a PubCo Warrant (as defined in the Business Combination Agreement), without interest, representing a right to acquire that number of PubCo Ordinary Shares equal to the number of shares of SPAC Class A Common Stock set forth in such Warrant, on substantially the same terms as were in effect immediately prior to the Effective Time under the Existing Warrant Agreement.
2.3   Detachability of Warrants.   Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:
“[INTENTIONALLY OMITTED.]”
2.4   References to the “Company”.   All references to “the Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to “PubCo”.
2.5   References to Shares of Common Stock.   All references to “shares of Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to “PubCo Ordinary Shares”.
2.6   References to the Business Combination.   All references to “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and all references to “the completion of the Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the Closing.
2.7   Notice Clause.   Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:
“Notices.   Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on PubCo shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within

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five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by PubCo with the Warrant Agent), as follows:
If to PubCo, to:
Baird Medical Investment Holdings Limited
Room 202, 2/F, Baide Building, Building 11
No.15 Rongtong Street, Yuexiu District, Guangzhou
Attention: Quan Qiu
Email: Qiuquan@baidemed.com
with a copy (which shall not constitute notice) to:
Dechert LLP
24/F, North Tower, Beijing Kerry Centre
1 Guanghua Road, Chaoyang District
Beijing, China 100020
Attention: Yang Wang; Stephen Leitzell
Email: yang.wang@dechert.com; stephen.leitzell@dechert.com
Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by PubCo to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with PubCo), as follows:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Attention: Felix Orihuela
Email: FOrihuela@astfinancial.com
3.   Miscellaneous Provisions.
3.1   Effectiveness of the Amendment.   Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and substantially contemporaneous occurrence of the Closing and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.
3.2   Successors.   All the covenants and provisions of this Agreement by or for the benefit of PubCo, SPAC or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
3.3   Applicable Law; Jurisdiction.   The validity, interpretation, and performance of this Agreement and the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. PubCo hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the City of New York, County of New York, State of New York, the United States District Court for the Southern District of New York or the federal district courts of the United States, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. PubCo hereby waives any objection to such exclusive jurisdiction and any argument that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce (i) any liability or duty created by the Exchange Act or the rules and regulations thereunder for which Section 27 of the Exchange Act creates exclusive federal jurisdiction, (ii) with respect to suits brought in federal courts, any duty or liability created by the Securities Act or the rules and regulations thereunder for which Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts or (iii) any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 3.3. If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the City of New York, County of New York, State of New York or the

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United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the Warrants, such holder of the Warrants shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such holder of the Warrants in any such enforcement action by service upon such holder’s counsel in the foreign action as agent for such holders of the Warrants.
3.4   Counterparts; Electronic Signatures.   This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.
3.5   Effect of Headings.   The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
3.6   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
3.7   Termination of Private Warrant Agreement.   SPAC and the Warrant Agent hereby agree that, effective as of the Closing, the Private Warrant Agreement is hereby terminated and of no further force or effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
EXCELFIN ACQUISITION CORP.
By: Name: Title:
BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
By: Name: Title:
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC as Warrant Agent
By: Name: Title:
[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

Exhibit B
BETTERS SHAREHOLDER SUPPORT AGREEMENT
This BETTERS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 26, 2023, by and among Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned Subsidiary of Betters (“PubCo”), Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of Betters (the “Company”), the person(s) identified on Schedule A hereto who hold Betters Shares (as defined below) (each, a “Betters Shareholder” and collectively the “Betters Shareholders”) and ExcelFin Acquisition Corp., a Delaware corporation (the “SPAC”).
WHEREAS, PubCo, SPAC, Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo (“Merger Sub”), Betters and the Company are concurrently herewith entering into a Business Combination Agreement (as the same may be amended, restated or supplemented, the “Business Combination Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Business Combination Agreement) pursuant to which, among other things, (a) prior to the Closing, Betters will contribute all of the issued and outstanding shares of the Company (the “Company Shares”) to PubCo such that the Company will become a direct, wholly owned Subsidiary of PubCo (the “Share Contribution”), and, upon the consummation of the Share Contribution, Betters will receive the Contribution Consideration Shares in accordance with the terms of the Business Combination Agreement and the PubCo Governing Documents, and (b) Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving corporation and as a direct, wholly-owned Subsidiary of PubCo (the “Merger”);
WHEREAS, each Betters Shareholder is, as of the date of this Agreement, the sole legal owner of the number of outstanding shares of Betters (“Betters Shares”) set forth opposite such Betters Shareholder’s name on Schedule A hereto (such Betters Shares owned by the Betters Shareholders, together with any additional Betters Shares or other Equity Securities of Betters (including any securities convertible into or exercisable for Betters Shares or other share capital of Betters), whether by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon the exercise or conversion of any securities, acquired by the Betters Shareholders after the date hereof and prior to the Outside Date being collectively referred to herein as the “Betters Shareholder Shares”);
WHEREAS, Betters is, as of the date of this Agreement, the sole legal owner of all of the Company Shares; and
WHEREAS, in order to induce SPAC to enter into the Business Combination Agreement and the Sponsor to enter into the Sponsor Support Agreement, PubCo, Betters, the Company and the Betters Shareholders desire to enter into this Agreement.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement and the Business Combination Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
Representations and Warranties of Betters Shareholders
Each Betters Shareholder hereby represents and warrants, severally and not jointly, to Betters, the Company, PubCo and the SPAC as follows:
1.1   Organization and Standing; Authorization.   Such Betters Shareholder, (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b) if the Betters Shareholder is not a natural person, (i) has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of formation, (ii) has all requisite corporate or limited liability power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and

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to consummate the transactions contemplated hereby. If the Betters Shareholder is not a natural person, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of such Betters Shareholder are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.
1.2   Binding Agreement.   This Agreement has been duly and validly executed and delivered by such Betters Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of such Shareholder, enforceable against such Betters Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditor’s rights generally and to general principles of equity (collectively, the “Enforceability Exceptions”).
1.3   Governmental Approvals.   No consent of or filing or notification with any Governmental Authority on the part of such Betters Shareholder is required to be obtained or made in connection with the execution, delivery or performance by such Betters Shareholder of this Agreement or the consummation by such Betters Shareholder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (b) any Approvals which may be required in connection with the Transactions as contemplated by or described or disclosed in the Business Combination Agreement, and (c) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Betters Shareholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.
1.4   Non-Contravention.   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by such Betters Shareholder will not (a) conflict with or violate any provision of the Governing Documents of such Betters Shareholder, if and as applicable, (b) conflict with or violate any Law or required Approval applicable to such Betters Shareholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Betters Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Betters Shareholder under, (viii) give rise to any obligation to obtain any third party Approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Betters Shareholder, except, (1) in each case, as otherwise set forth in that certain shareholders’ agreement, dated July 5, 2021 (the “Betters Shareholders Agreement”), among Betters and one or more of its shareholders (which the parties hereto understand is being amended and restated in connection with the Transaction), and (2) for any deviations from the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Betters Shareholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.
1.5   Betters Shareholder Shares.   As of the date of this Agreement, such Betters Shareholder has sole legal and beneficial ownership of the Betters Shareholder Shares set forth opposite such Shareholder’s name on Schedule A hereto, and all such Betters Shareholder Shares are owned by such Shareholder free and clear of all Liens, other than Permitted Liens, Liens pursuant to the Betters Shareholders Agreement, the Betters Governing Documents or applicable federal or state securities Laws. Other than the Betters Shareholder Shares, such Betters Shareholder does not legally or beneficially own any ordinary shares, preference shares or any other share capital of Betters or securities that are convertible into or exercisable for ordinary shares, preference shares or other share capital of Betters. Such Betters Shareholder has the sole right to vote the Betters Shareholder Shares, and none of the Betters Shareholder Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Betters Shareholder Shares, except as contemplated by this Agreement, the Betters Shareholders Agreement, or the Betters Governing Documents.

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1.6   Business Combination Agreement.   Such Betters Shareholder understands and acknowledges that PubCo, SPAC, Betters and the Company are entering into the Business Combination Agreement in reliance upon such Betters Shareholder’s execution and delivery of this Agreement.
1.7   Adequate Information.   Such Betters Shareholder has adequate information concerning the business of SPAC, PubCo, Betters and the Company to make an informed decision regarding this Agreement and the Transactions and has independently, and based on such information as such Betters Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Betters Shareholder acknowledges that SPAC, PubCo, Betters and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Betters Shareholder acknowledges that the agreements contained herein with respect to the Betters Shareholder Shares held by such Betters Shareholder are irrevocable unless the Business Combination Agreement is terminated in accordance with its terms and shall only terminate upon the termination of this Agreement.
ARTICLE II
Representations and Warranties of Betters
Betters hereby represents and warrants to the Betters Shareholders, PubCo, the Company and SPAC as follows:
2.1   Organization and Standing.   Betters is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Betters has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Betters is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where failure to be so qualified or licensed would not, and would not reasonably be expected to, have a Betters Material Adverse Effect.
2.2   Authorization; Binding Agreement.   Betters has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Betters Board and, other than the Betters Resolutions, no other corporate proceedings on the part of Betters are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Betters and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Betters, enforceable against Betters in accordance with its terms, subject to the Enforceability Exceptions.
2.3   Governmental Approvals.   No consent of or filing or notification with any Governmental Authority on the part of Betters is required to be obtained or made in connection with the execution, delivery or performance by Betters of this Agreement or the consummation by Betters of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (b) any Approvals which may be required in connection with the Transactions as contemplated by or described or disclosed in the Business Combination Agreement, and (c) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a Betters Material Adverse Effect.
2.4   Non-Contravention.   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by Betters will not (a) conflict with or violate any provision of the Betters Governing Documents, (b) conflict with or violate any Law or required Approval applicable to Betters or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Betters under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Betters under,

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(viii) give rise to any obligation to obtain any third party Approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Betters, except for any deviations from the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Betters Material Adverse Effect.
2.5   Company Shares.   As of the date of this Agreement, Betters has sole legal and beneficial ownership of the Company Shares set forth opposite Betters’ name on Schedule A hereto, and all the Company Shares are owned by Betters free and clear of all Liens, other than Permitted Liens, Liens pursuant to the Company Governing Documents or applicable federal or state securities Laws. Other than the Company Shares, Betters does not legally or beneficially own any ordinary shares, preference shares or any other share capital of the Company or securities that are convertible into or exercisable for ordinary shares, preference shares or other share capital of the Company. Betters has the sole right to vote the Company Shares, and none of the Company Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Company Shares, except as contemplated by this Agreement or the Company Governing Documents.
2.6   Adequate Information.   Betters is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC, PubCo and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon SPAC, PubCo or the Company, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement. Betters acknowledges that SPAC, PubCo and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Betters acknowledges that the agreements contained herein with respect to the Company Shares held by it are irrevocable unless the Business Combination Agreement is terminated in accordance with its terms and shall only terminate upon the termination of this Agreement.
ARTICLE III
Representations and Warranties of SPAC
SPAC hereby represents and warrants to the Betters Shareholders, PubCo, Betters and the Company as follows:
3.1   Organization and Standing.   SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where failure to be so qualified or licensed would not, and would not reasonably be expected to, have a SPAC Material Adverse Effect.
3.2   Authorization; Binding Agreement.   SPAC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the SPAC Board and, other than obtaining the SPAC Stockholders’ Approval, no other corporate proceedings on the part of SPAC are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms and subject to the Enforceability Exceptions.
3.3   Governmental Approvals.   No consent of or filing or notification with any Governmental Authority on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation by SPAC of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (b) any Approvals which may be required in

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connection with the Transactions as contemplated by or described or disclosed in the Business Combination Agreement, and (c) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.
3.4   Non-Contravention.   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by SPAC will not (a) conflict with or violate any provision of any SPAC Governing Documents, (b) conflict with or violate any Law or required Approval applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of SPAC, except for any deviations from the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.
ARTICLE IV
Representations and Warranties of the Company
The Company hereby represents and warrants to the Betters Shareholders, PubCo, Betters and SPAC as follows:
4.1   Organization and Standing.   The Company is a business company limited by shares duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where failure to be so qualified or licensed would not, and would not reasonably be expected to, have a Betters Material Adverse Effect.
4.2   Authorization; Binding Agreement.   The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board and Betters, as the sole shareholder of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
4.3   Governmental Approvals.   No consent of or filing or notification with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (b) any Approvals which may be required in connection with the Transaction as contemplated by or described or disclosed in the Business Combination Agreement, and (c) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a Betters Material Adverse Effect.
4.4   Non-Contravention.   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by the Company will not

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(a) conflict with or violate any provision of the Company Governing Documents, (b) conflict with or violate any Law or required Approval applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of the Company, except for any deviations from the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Betters Material Adverse Effect.
ARTICLE V
Representations and Warranties of PubCo
PubCo hereby represents and warrants to the Betters Shareholders, Betters, the Company and SPAC as follows:
5.1   Organization and Standing.   PubCo is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. PubCo has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. PubCo is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where failure to be so qualified or licensed would not, and would not reasonably be expected to, have a Betters Material Adverse Effect.
5.2   Authorization; Binding Agreement.   PubCo has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the PubCo Board, and no other corporate proceedings on the part of PubCo are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PubCo and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of PubCo, enforceable against PubCo in accordance with its terms, subject to the Enforceability Exceptions.
5.3   Governmental Approvals.   No consent of or filing or notification with any Governmental Authority on the part of PubCo is required to be obtained or made in connection with the execution, delivery or performance by PubCo of this Agreement or the consummation by PubCo of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (b) any Approvals which may be required in connection with the Transactions as contemplated by or described or disclosed in the Business Combination Agreement, and (c) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, Betters Material Adverse Effect.
5.4   Non-Contravention.   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by PubCo will not (a) conflict with or violate any provision of the PubCo Governing Documents, (b) conflict with or violate any Law or required Approval applicable to PubCo or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by PubCo under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of PubCo under, (viii) give rise to any obligation to obtain any third party Approval from any Person or (ix) give any Person the

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right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of PubCo, except for any deviations from clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Betters Material Adverse Effect.
ARTICLE VI
Agreement to Vote; Certain Other Covenants of the Betters Shareholders
Each Betters Shareholder covenants and agrees with SPAC, PubCo, Betters and the Company during the term of this Agreement as follows:
6.1   Agreement to Vote.
(a)   In Favor of the Business Combination Agreement and the Transactions.   At any meeting of the shareholders of Betters called to seek the adoption and approval of the Business Combination Agreement and the Transactions (the “Betters Special Resolution”), or at any adjournment thereof, or in connection with any written consent of the shareholders of Betters or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement, any other Ancillary Agreements, the Share Contribution, the Merger, or any other Transactions is sought, each Betters Shareholder shall (i) if a meeting is held, appear at such meeting or otherwise cause its Betters Shareholder Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted its Shareholder Shares in favor of granting the Betters Special Resolution or such action by written consent or, if there are insufficient votes in favor of granting the Betters Special Resolution and no such written consent can be obtained, in favor of the adjournment or postponement of such meeting of the shareholders of Betters to a later date but not past the Outside Date.
(b)   Against Other Transactions.   At any meeting of shareholders of Betters or at any adjournment thereof, or in connection with any written consent of the shareholders of Betters or in any other circumstances upon which such Betters Shareholder’s vote, consent or other approval is sought, such Betters Shareholder shall vote (or cause to be voted) its Betters Shareholder Shares (including by proxy, withholding class vote and/or written consent, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the Business Combination Agreement and the Transactions), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Betters or the Company or any public offering of any shares of Betters or the Company, or, in case of a public offering only, a newly-formed holding company of Betters or the Company or such material Subsidiaries, other than in connection with the Transactions, (ii) any Alternative Transaction relating to Betters or the Company, and (iii) other than any amendment to the Betters Governing Documents expressly permitted under the terms of, consented to under, or required in connection with the Transactions under the Business Combination Agreement, any amendment of the Betters Governing Documents.
6.2   No Transfer.   Other than (x) pursuant to this Agreement or the Business Combination Agreement, (y) upon the written consent of Betters and SPAC or (z) to an Affiliate of such Betters Shareholder (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to SPAC and Betters agreeing to be bound by this Agreement to the same extent as such Betters Shareholder was with respect to such transferred Betters Shareholder Shares), from the date of this Agreement until the earlier of (1) the date of termination of this Agreement and (2) the Closing Date, such Betters Shareholder shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of (including by gift, tender or exchange offer, merger or operation of law), directly or indirectly, encumber or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, any Betters Shareholder Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Betters Shareholder Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Betters

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Shareholder Shares to any Person other than in accordance with the Business Combination Agreement and the Transactions, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Betters Shareholder Shares), or enter into any other agreement, with respect to any Betters Shareholder Shares, in each case, other than as set forth in this Agreement, the Business Combination Agreement, any shareholders’ agreement to be entered into in place of the Betters Shareholders Agreement (if applicable), or the voting and other arrangements under the Betters Governing Documents, (iii) take any action that would make any representation or warranty of such Betters Shareholder herein untrue or incorrect, or have the effect of preventing or disabling such Betters Shareholder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that makes any of its representations or warranties contained herein untrue or incorrect in any material respect or would have the effect of preventing or materially delaying such Betters Shareholder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Each Betters Shareholder agrees, and covenants to, SPAC, PubCo, Betters and the Company, that such Betters Shareholder shall not request that Betters register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Betters Shareholder Shares, and Betters shall not recognize any such Transfer.
6.3   Waiver of Appraisal and Dissenters’ Rights.   Each of the Betters Shareholders hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ or appraisal rights under Cayman Islands Law and any other similar statute in connection with the Transactions and the Business Combination Agreement.
6.4   Revocation of Prior Proxies.   Each Betters Shareholder represents and warrants that any proxies heretofore given in respect of the Betters Shareholder Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked to the extent such prior proxies conflict with the proxy granted in Section 8.2.
ARTICLE VII
Covenants of Betters
Betters covenants and agrees with SPAC, the Company and PubCo during the term of this Agreement as follows:
7.1   No Transfer.   Other than (x) pursuant to this Agreement or the Business Combination Agreement or (y) upon the written consent of SPAC and PubCo, from the date of this Agreement until the earlier of (1) the date of termination of this Agreement and (2) the Closing Date, Betters shall not, directly or indirectly, (i) Transfer or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Company Shares to any Person other than pursuant to the Share Contribution, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Company Shares), or enter into any other agreement, with respect to any Company Shares, in each case, other than as set forth in this Agreement or the voting and other arrangements under the Company Governing Documents, (iii) take any action that would make any representation or warranty of Betters untrue or incorrect in any material respect, or have the effect of preventing or disabling Betters from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying Betters from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence shall be null and void. Betters agrees, and covenants to, SPAC and PubCo, that Betters shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Company Shares, and the Company shall not recognize any such Transfer.
ARTICLE VIII
Additional Agreements of the Parties
8.1   Termination.   This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the unanimous written agreement of all the parties hereto and (c) the termination of the Business Combination Agreement in accordance with its terms (the earliest such date under clauses (a), (b) and (c) being referred to

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herein as the “Termination Date”), and upon such termination, no party hereto shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination; provided, however, that no party to this Agreement shall be relieved from any liability to the other parties hereto resulting from a willful breach of this Agreement.
8.2   Appointed Representative.   Each Betters Shareholder hereby grants an irrevocable power of attorney to, and constitutes and appoints as its proxy, Betters (the “Appointed Representative”), with full power and authority in its name and on its behalf to (a) act in the absolute discretion of the Appointed Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment of, or supplement to, this Agreement, any waiver of any condition under, or right arising out of, this Agreement, and any termination of this Agreement; (b) in general, do all things and to perform all acts, including negotiating, executing and delivering all agreements, certificates, receipts, instructions, and other instruments, contemplated by, or deemed advisable to complete the transactions contemplated by, this Agreement; (c) vote its Betters Shareholder Shares as contemplated in Section 6.1; and (d) perform its duties and fulfill the obligations of such Betters Shareholder under this Agreement, including but not limited to, its obligations under Article VI. The appointment of the Appointed Representative and the irrevocable power of attorney and proxy granted pursuant to this Section 8.2 (i) shall be in addition to, and shall not be deemed to supersede or revoke, any other power of attorney or proxy granted hereunder, (ii) is coupled with an interest and bestows on Betters full power to vote and act for such Betters Shareholder with respect to the aforementioned matters, (iii) shall be effective as of the date hereof and will terminate immediately on the Termination Date and (iv) shall not, without the prior written consent of Betters, be superseded or revoked by any power of attorney or proxy granted by such Betters Shareholder simultaneously herewith or subsequent hereto. The Appointed Representative shall not be liable for any act done or omitted hereunder as Appointed Representative while acting in good faith and in the exercise of reasonable judgment. Each Betters Shareholder shall severally in equal proportion indemnify the Appointed Representative and hold the Appointed Representative harmless against any loss or expense incurred without negligence or bad faith on the part of the Appointed Representative and arising out of or in connection with the acceptance or administration of their duties hereunder.
8.3   Further Assurances.   Each Betters Shareholder shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as SPAC, PubCo, Betters or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement, the other Ancillary Agreements and the Transactions and (ii) refrain from exercising any veto right, consent right or similar right (whether under the Betters Governing Documents or the Companies Act of the Cayman Islands) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Transactions.
8.4   Enforcement of Rights under Repurchase Agreement.   Each of Betters and Auto King (as defined on Schedule A) hereby covenants and agrees to enforce all of its rights and remedies under that certain Shares Repurchase Agreement, dated as of even date herewith, by and among BOCI Investment Limited, a company incorporated under the Laws of Hong Kong, whose registered office is at 26/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong (“BOCI”), Auto King, Ms. Haimei Wu and Betters (the “Repurchase Agreement”), to cause BOCI to comply with its covenants and agreements under, and to consummate the transactions contemplated by, the Repurchase Agreement, in each case, in accordance with the terms and conditions set forth therein. Each of Betters and Auto King acknowledges and agrees that (a) the terms and conditions set forth in this Section 8.4 are a material inducement for SPAC to enter into the Business Combination Agreement and (b) if either Betters or Auto King fails to comply with its obligations under this Section 8.4, the SPAC shall be entitled an injunction or injunctions, specific performance or other equitable relief to cause each of Betters and Auto King to exercise all of its rights and remedies under the Repurchase Agreement.
ARTICLE IX
General Provisions
9.1   Notice.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid,

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(c) on the day following mailing if sent by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, to the Company, PubCo, Betters and SPAC in accordance with Section 12.3 of the Business Combination Agreement and to such Betters Shareholder at its address set forth set forth on Schedule A hereto (or at such other address for a party hereto as shall be specified by like notice).
9.2   Disclosure.   Each of the Betters Shareholders authorizes SPAC, PubCo, Betters and the Company to publish and disclose in any announcement or disclosure required by the SEC or the Nasdaq, such Betters Shareholder’s identity and ownership of the Betters Shareholder Shares and the nature of such Betters Shareholder’s obligations under this Agreement.
9.3   Miscellaneous.   The provisions of Sections 12.4 — 12.8, 12.10 — 12.17 of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.
[Signature pages follow]

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IN WITNESS WHEREOF, each party hereto has duly executed this Agreement, all as of the date first written above.
PubCo:
BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
Signature: Name: Haimei Wu Title: Director
[Signature Page to Betters Shareholder Support Agreement]

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement, all as of the date first written above.
Betters:
BETTERS MEDICAL INVESTMENT HOLDINGS LIMITED
Signature: Name: Haimei Wu Title: Director
[Signature Page to Betters Shareholder Support Agreement]

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement, all as of the date first written above.
Company:
TYCOON CHOICE GLOBAL LIMITED
Signature: Name: Haimei Wu Title: Director
[Signature Page to Betters Shareholder Support Agreement]

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement, all as of the date first written above.
SPAC:
EXCELFIN ACQUISITION CORP.
Signature: Name: Joseph Douglas Ragan III Title: Chief Executive Officer and Chief Financial Officer
[Signature Page to Betters Shareholder Support Agreement]

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement, all as of the date first written above.
Betters Shareholder:
AUTO KING INTERNATIONAL LIMITED
Signature: Name: Haimei Wu Title: Director
[Signature Page to Betters Shareholder Support Agreement]

Schedule A
Betters Shares
Betters Shareholder & Notice Address	Number of Betters Shares
Auto King International Limited (“Auto King”)	6,010,191
Company Shares
Company Shareholder & Notice Address	Number of Company Shares
Betters Medical Investment Holdings Limited	1
Schedule A

Exhibit C
SPONSOR SUPPORT AGREEMENT
THIS SPONSOR SUPPORT AGREEMENT, dated as of June 26, 2023 (this “Agreement”), is made and entered into by and among ExcelFin SPAC LLC, a Delaware limited liability company (the “Sponsor”), ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”), and Baird Medical Investment Holdings Limited, a Cayman Islands exempted company (“PubCo”).
WHEREAS, SPAC, PubCo, Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo, and Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of Betters (the “Company”), propose to enter into, concurrently herewith, a business combination agreement (the “Business Combination Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement), which provides for, among other things, a business combination between SPAC and the Company;
WHEREAS, as of the date hereof, the Sponsor owns of record 5,750,000 shares of SPAC Class B Common Stock (all such shares of SPAC Stock and any shares of SPAC Stock of which ownership of record or the power to vote is hereafter acquired by the Sponsor prior to the termination of this Agreement being referred to herein as the “Shares”);
WHEREAS, as of the date hereof, the Sponsor owns of record all of the Private Placement Warrants, and the Sponsor agrees to cancel for no consideration all of the Private Placement Warrants, subject to and in accordance with the terms set forth in this Agreement;
WHEREAS, as of the date hereof, the Sponsor is the lender under the Sponsor Loans, and the parties hereto agree that all of the Sponsor Loans shall be converted into the right of the Sponsor to receive PubCo Ordinary Shares at the Effective Time, subject to and in accordance with the terms set forth in this Agreement; and
WHEREAS, in order to induce SPAC, PubCo and the Company to enter into the Business Combination Agreement and the Key Betters Shareholders to enter into the Betters Shareholder Support Agreement, the Sponsor desires to enter into this Agreement with respect to the Shares.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
1.   Agreement to Vote.   The Sponsor hereby agrees to vote, at any meeting of the SPAC Stockholders, including the SPAC Stockholder Meeting, and in any action by written consent of the SPAC Stockholders, all Shares held by the Sponsor at such time in favor of the approval and adoption of the Business Combination Agreement and the Transactions and all other Transaction Proposals.
2.   Warrant Cancellation.   The Sponsor hereby agrees that, immediately prior to the Effective Time, but subject to consummation of the Merger, all of the Private Placement Warrants, which are owned of record by the Sponsor, shall be surrendered to SPAC for no consideration and cancelled by SPAC effective as of immediately prior to the Effective Time.
3.   Conversion of Sponsor Loans.   Each of the parties hereto agrees that, immediately prior to the Effective Time, but subject to the consummation of the Merger, all of the unpaid balances under the Sponsor Loans shall be converted, as full repayment therefor, into the right of the Sponsor to receive from PubCo a number of validly issued, fully paid and non-assessable PubCo Ordinary Shares equal to (a) the aggregate amount outstanding under its Sponsor Loans, divided by (b) $10.20.
4.   Transfer of Shares.   The Sponsor agrees that it shall not, prior to the Closing, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Business Combination Agreement, (b) deposit any Shares into a voting trust or enter into a voting Contract

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or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Shares; provided, that the foregoing shall not prohibit the transfer of any Shares by the Sponsor to one or more of its Affiliates, but only if such Affiliate executes this Agreement or a joinder agreeing to become a party to this Agreement.
5.   No Redemption of Sponsor Shares.   The Sponsor hereby agrees to abstain from exercising any redemption rights of any Shares held by it in connection with the SPAC Stockholders’ Approval.
6.   Waiver of Anti-Dilution Protections.   The Sponsor hereby waives, subject to, and conditioned upon, the occurrence of the Closing, its right to an adjustment of the Conversion Ratio (as defined in Section 4.3(b) of the SPAC Charter) with respect to any conversion of its shares of SPAC Class B Common Stock in connection with the Transactions.
7.   Earnout Shares.   The parties hereto hereby agree that (x) 3,150,000 PubCo Ordinary Shares, representing 70% of the PubCo Ordinary Shares to be held by the Sponsor immediately following the Effective Time, shall be fully vested and freely tradable, subject only to the restrictions set forth in that certain Letter Agreement, dated as of October 20, 2021, by and among SPAC, the Sponsor and the individuals signatory thereto, (as amended by that certain Insider Letter Amendment, dated June 26, 2023, the “Insider Letter”), and (y) 1,350,000 PubCo Ordinary Shares, representing the remaining 30% of the PubCo Ordinary Shares to be held by the Sponsor immediately following the Effective Time, shall be subject to vesting and forfeiture as described below (the “Earnout Shares”).
(a)   The Earnout Shares shall become fully vested if, at any time from the Effective Time through the date that is the fifth anniversary of the Effective Time, the VWAP of PubCo Ordinary Shares is greater than or equal to $12.50 (the “Price Target”) over any 20 trading days within any 30-day trading period (the “Triggering Event”); provided, that the Price Target shall be equitably adjusted for any share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the PubCo Ordinary Shares. For purposes hereof, “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.
(b)   In the event that there is a Change of Control of PubCo after the Effective Time and prior to the date that is the fifth anniversary of the Effective Time, the Earnout Shares (to the extent not already fully vested in connection with the Triggering Event) shall become fully vested immediately prior to such Change of Control, such that the holders of the Earnout Shares shall be entitled to receive in such Change of Control the consideration which would have been issuable or payable to them in such Change of Control (including the right to elect to receive different forms of consideration) if they had held the Earnout Shares immediately prior to the consummation thereof. For purposes hereof, a “Change of Control” means the occurrence of any of the following events: (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act is or becomes the beneficial owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of, or economic interests in, PubCo’s then outstanding voting securities; (ii) there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the PubCo board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary of another Person, the ultimate parent thereof, or (B) the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such

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merger or consolidation or, if the surviving company is a Subsidiary of another Person, the ultimate parent thereof; (iii) the shareholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by PubCo of 50% or more of the assets of PubCo and its Subsidiaries, taken as a whole.
(c)   Within five Business Days after the occurrence of the Triggering Event or a Change of Control of PubCo, PubCo shall cause its transfer agent to note the vesting of the Earnout Shares on its share ledger records. If any of the Earnout Shares are represented by certificates, within the five Business Day time period set forth in the foregoing sentence, PubCo shall issue new certificates without any restrictive legends to the holders thereof in exchange for the legended certificates.
(d)   If by the fifth anniversary of the Effective Time the Earnout Shares shall not have vested, the Earnout Shares shall be forfeited and shall be delivered in certificated or book-entry form to PubCo for cancellation for no consideration and shall cease to represent any interest in PubCo, effective as of such date.
8.   Representations and Warranties.   The Sponsor hereby represents and warrants to SPAC and PubCo as follows:
(a)   The execution, delivery and performance by the Sponsor of this Agreement and the consummation by the Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to the Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the Business Combination Agreement and the other Ancillary Agreements), or (iv) if applicable, conflict with or result in a breach of or constitute a default under any provision of the Governing Documents of the Sponsor.
(b)   As of the date of this Agreement, the Sponsor owns exclusively of record and has good and valid title to 5,750,000 shares of SPAC Class B Common Stock, free and clear of any Liens, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, (iii) the SPAC Governing Documents and (iv) the Insider Letter, and as of the date of this Agreement, the Sponsor has the sole power (as currently in effect) to vote and the right, power and authority to sell, transfer and deliver such Shares, and the Sponsor does not own, directly or indirectly, any other Shares.
(c)   The Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by the Sponsor.
9.   Termination.   This Agreement and the obligations of the parties hereto under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the Business Combination Agreement in accordance with its terms; and (c) the mutual written agreement of all the parties hereto. Upon termination of this Agreement, no party hereto shall have any further obligations or Liabilities under this Agreement; provided, however, that such termination shall not relieve any party hereto from any Liability for a willful and material breach of this Agreement occurring prior to its termination.
10.   Miscellaneous.
(a)   Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.
(b)   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) on the day following mailing if sent by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

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If to the Sponsor or, prior to the Closing, SPAC, to:
ExcelFin Acquisition Corp.
ExcelFin SPAC LLC
473 Jackson St., Suite 300
San Francisco, California 94111
Email: JRagan@paperexcellence.com
Attention: Joseph Douglas Ragan III
with copies (which shall not constitute notice) to:
Shearman & Sterling LLP
2601 Olive Street, 17th Floor
Dallas, Texas 75201
Email: Alain.Dermarkar@shearman.com
Attention: Alain Dermarkar
and
Shearman & Sterling LLP
Bank of America Tower
800 Capitol Street, Suite 2200
Houston, Texas 77002
Email: Bill.Nelson@shearman.com
Attention: Bill Nelson
If to PubCo or SPAC from and after the Closing, to:
Baird Medical Investment Holdings Limited
Room 202, 2/F, Baide Building, Building 11
No.15 Rongtong Street, Yuexiu District, Guangzhou
Email: Qiuquan@baidemed.com
Attention: Quan Qiu
with copies (which shall not constitute notice) to:
Dechert LLP
24/F, North Tower, Beijing Kerry Centre
1 Guanghua Road, Chaoyang District
Beijing, China 100020
Email: yang.wang@dechert.com;
stephen.leitzell@dechert.com
Attention: Yang Wang; Stephen Leitzell
or to such other address or addresses as the parties hereto may from time to time designate in writing in accordance with this Section 10(b).
(c)   If any term or provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable under applicable Law, such term or provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, and all other terms and provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any term or provision contained herein is, to any extent, held prohibited by or invalid, illegal or unenforceable under applicable Law, the parties hereto shall take any actions necessary to render the remaining terms and provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any term or provision contained herein that is held prohibited by or invalid, illegal or unenforceable with a valid, legal and enforceable term or provision giving effect to the original intent of the parties hereto.
(d)   (i) Unless the context of this Agreement otherwise requires or unless otherwise specified, (A) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as

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applicable; (B) words using the singular or plural number also include the plural or singular number, respectively, as applicable; (C) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (D) the term “Section” refers to the specified Section of this Agreement; (E) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (F) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (G) the word “or” shall be disjunctive but not exclusive; and (H) any reference to a given Person includes such Person’s successors and permitted assigns. (ii) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder, and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statutes or regulations. (iii) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America. (iv) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. (v) Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day. (vi) All references to Contracts (including this Agreement) means such Contracts as the same may from time to time be amended or supplemented or the terms thereof waived or modified, in each case to the extent provided to the applicable party hereto. (vii) Unless the context of this Agreement otherwise requires, references to SPAC with respect to periods following the Effective Time shall be construed to mean the Surviving Corporation. (viii) The headings preceding the text of Sections included herein are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.
(e)   This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
(f)   This Agreement constitutes the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto.
(g)   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by all of the parties hereto in accordance with the specifications contained in Section 10(l) and which makes reference to this Agreement.
(h)   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto, and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
(i)   The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent actual or threatened breaches of this Agreement and to enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party hereto is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at Law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.
(j)   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
(k)   Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the

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extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or related to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by applicable Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10(k).
(l)   This Agreement may be executed in two or more counterparts, and by different parties hereto in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.
(m)   Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(n)   This Agreement shall not be effective or binding upon any party hereto until after such time as the Business Combination Agreement is executed and delivered by the Parties.
(o)   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(O).
[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
EXCELFIN SPAC LLC
By:

Name: Joseph Douglas Ragan III
Title: Authorized Signatory
EXCELFIN ACQUISITION CORP.
By:

Name: Joseph Douglas Ragan III
Title: Chief Executive Officer and Chief Financial Officer
[Signature Page to Sponsor Support Agreement]

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
By:

Name: Haimei Wu
Title: Director
[Signature Page to Sponsor Support Agreement]

Exhibit D
LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [•], 2024, by and between Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (the “Holder”), and Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned Subsidiary of Betters (“PubCo”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, PubCo, the Holder, ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”), Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo, and Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of the Holder (the “Company”), entered into a business combination agreement, dated as of June 26, 2023 (the “Business Combination Agreement”), which provides for, among other things, a business combination between SPAC and the Company, and immediately following the consummation of such transactions, the Holder will hold 29,411,764 PubCo Ordinary Shares (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and
WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, PubCo and the Holder desire to enter into this Agreement, pursuant to which the Shares shall become subject to the limitations on disposition and other restrictions as set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Definitions.   For purposes of this Agreement:
(a)   the term “Change of Control” means the occurrence, after the Closing Date, of any of the following events: (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act is or becomes the beneficial owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of, or economic interests in, PubCo’s then outstanding voting securities; (ii) there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the PubCo board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary of another Person, the ultimate parent thereof, or (B) the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary of another Person, the ultimate parent thereof; or (iii) the shareholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by PubCo of 50% or more of the assets of PubCo and its Subsidiaries, taken as a whole.
(b)   the term “Immediate Family” means, with respect to any natural person, any of the following: (i) such person’s spouse; (ii) the siblings of such person and his or her spouse; and (iii) the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;
(c)   the term “Lock-Up Period” means the period beginning on the date of the consummation of the Share Contribution and ending on the earlier of: (i) the date that is six months after the Closing Date; or (ii) the consummation of a Change of Control of PubCo;

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(d)   the term “Lock-Up Shares” means the Shares, and for the avoidance of any doubt shall exclude (i) PubCo Ordinary Shares acquired in the public market after the Closing Date and (ii) PubCo Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act after the Closing Date;
(e)   the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(a); and
(f)   the term “Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of, or agree to dispose of, or establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position, within the meaning of Section 16 of the Exchange Act, with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).
2.   Lock-Up Provisions.
(a)   Notwithstanding the provisions set forth in Section 2(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares during the Lock-Up Period: (i) to the Holder’s officers, directors, managers or management committee members; (ii) to any Affiliates of the Holder or such Affiliate’s officers, directors, managers or management committee members; (iii) in the case of any such Permitted Transferee being an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization; (iv) in the case of any such Permitted Transferee being an individual, by virtue of laws of descent and distribution upon death of such individual; (v) in the case of any such Permitted Transferee being an individual, pursuant to a qualified domestic relations order; (vi) to any partners (general or limited), members, shareholders or holders of similar Equity Securities of the Holder (or, in each case, its nominee or custodian) or any of their respective Affiliates; (vii) by virtue of applicable Law or the Holder’s Governing Documents upon liquidation or dissolution of the Holder; (viii) in connection with any pledge, hypothecation or other granting of a security interest in the Lock-Up Shares to one or more lending institutions as collateral or security for any borrowing or the incurrence of any indebtedness by the Holder (provided, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or Equity Securities issued by multiple issuers); (ix) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case, made to all holders of PubCo Ordinary Shares, involving a Change of Control (including negotiating and entering into an agreement providing for any such transaction); provided, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, all Lock-Up Shares shall remain subject to the provisions of Section 2(b); or (x) to the Holder; provided, however, that, in the case of clauses (i) through (ix), any such Permitted Transferees shall enter into a written agreement agreeing to be bound by the provisions set forth in this Section 2 prior to or concurrently with such Transfer.
(b)   The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees to not, Transfer any Lock-Up Shares during the Lock-Up Period.
(c)   During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2024, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

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Promptly upon the expiration of the Lock-Up Period, PubCo shall take all reasonable steps required to remove such legend from the certificates evidencing the Lock-Up Shares, including issuing new share certificates (if any are issued) in respect of the Lock-Up Shares.
(d)   For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of PubCo with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.
3.   Miscellaneous.
(a)   Adjustment.   The share prices of the Lock-Up Shares will be equitably adjusted on account of any changes in the equity securities of PubCo that occur after the Closing Date by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.
(b)   Transfers.   If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and PubCo shall refuse to recognize any such transferee of the Lock-Up Shares as one of its shareholders for any purpose. In order to enforce this Section 3(b), PubCo may impose stop-transfer instructions with respect to any relevant Lock-Up Shares (and any permitted transferees and assigns thereof), as applicable, until the expiration of the Lock-Up Period.
(c)   Binding Effect; Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto, and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
(d)   Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party hereto in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.
(e)   Governing Law; Jurisdiction.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or related to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by applicable Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3(e).
(f)   WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT

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ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(F).
(g)   Interpretation.   (i) Unless the context of this Agreement otherwise requires or unless otherwise specified: (A) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (B) words using the singular or plural number also include the plural or singular number, respectively, as applicable; (C) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (D) the term “Section” refers to the specified Section of this Agreement; (E) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (F) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (G) the word “or” shall be disjunctive but not exclusive; and (H) any reference to a given Person includes such Person’s successors and permitted assigns. (ii) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder, and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statutes or regulations. (iii) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. (iv) Time periods within or following which any act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day. (v) All references to Contracts (including this Agreement) means such Contracts as the same may from time to time be amended or supplemented or the terms thereof waived or modified, in each case to the extent provided to the applicable party hereto. (vi) The headings preceding the text of Sections included herein are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.
(h)   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) on the day following mailing if sent by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:
If to the Holder, to:
18/F, Ovest,
77 Wing Lok Street
Sheung Wan, Hong Kong
Email: Quan Qiu
Attention: Qiuquan@baidemed.com

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with copies (which shall not constitute notice) to:
Dechert LLP
24/F, North Tower, Beijing Kerry Centre
1 Guanghua Road, Chaoyang District
Beijing, China 100020
Email: yang.wang@dechert.com;
stephen.leitzell@dechert.com
Attention: Yang Wang; Stephen Leitzell
If to PubCo, to:
Baird Medical Investment Holdings Limited
Room 202, 2/F, Baide Building, Building 11
No.15 Rongtong Street,
Yuexiu District, Guangzhou
Attention: Quan Qiu
Email: Qiuquan@baidemed.com
with copies (which shall not constitute notice) to:
Dechert LLP
24/F, North Tower, Beijing Kerry Centre
1 Guanghua Road, Chaoyang District
Beijing, China 100020
Email: yang.wang@dechert.com
Attention: Yang Wang
or to such other address or addresses as the parties hereto may from time to time designate in writing in accordance with this Section 3(h).
(i)   Severability.   If any term or provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable under applicable Law, such term or provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, and all other terms and provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any term or provision contained herein is, to any extent, held prohibited by or invalid, illegal or unenforceable under applicable Law, the parties hereto shall take any actions necessary to render the remaining terms and provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any term or provision contained herein that is held prohibited by or invalid, illegal or unenforceable with a valid, legal and enforceable term or provision giving effect to the original intent of the parties hereto.
(j)   Specific Performance.   The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that PubCo shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent actual or threatened breaches of this Agreement and to enforce the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, the Holder shall not allege, and the Holder hereby waives the defense, that there is an adequate remedy at Law, and the Holder agrees to waive any requirement for the securing or posting of any bond in connection therewith.
(k)   Entire Agreement.   This Agreement constitutes the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business

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Combination Agreement or any Ancillary Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of PubCo or any of the obligations of the Holder under any other agreement between the Holder and PubCo, or any certificate or instrument executed by the Holder in favor of PubCo, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of PubCo or any of the obligations of the Holder under this Agreement. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated hereby exist between the parties hereto except as expressly set forth or referenced in this Agreement.
(l)   Further Assurances.   Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(m)   Costs and Expenses.   Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.
(n)   Counterparts.   This Agreement may be executed in two or more counterparts, and by different parties hereto in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.
[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
HOLDER:
BETTERS MEDICAL INVESTMENT
HOLDINGS LIMITED
By:

Name:
Title:
PUBCO:
BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
By:

Name:
Title:
[Signature Page to Lock-Up Agreement]

Exhibit E
June 26, 2023
ExcelFin Acquisition Corp.
473 Jackson St., Suite 300
San Francisco, California 94111
Re: Insider Letter Amendment
Ladies and Gentlemen:
This amendment (this “Amendment”) is being delivered to you in accordance with Section 12 of that certain Letter Agreement, dated as of October 20, 2021 (the “Letter Agreement”), by and among ExcelFin Acquisition Corp., a Delaware corporation (the “Company”), ExcelFin SPAC LLC, a Delaware limited liability company (the “Sponsor”), and the individuals signatory thereto, each of whom is an officer, director or board advisor of the Company (each, an “Insider” and collectively, the “Insiders”).
In connection with that certain business combination agreement (the “Business Combination Agreement”), dated as of the date hereof, by and among the Company, Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned Subsidiary of Betters (“PubCo”), Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo, and Tycoon Choice Global Limited, a business company limited by shares incorporated under the laws of the British Virgin Islands and a direct, wholly owned Subsidiary of Betters, the parties hereto desire to amend certain provisions of the Letter Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.
In connection with the Business Combination Agreement, and simultaneously with the execution and delivery of the Business Combination Agreement, the Sponsor will enter into a Sponsor Support Agreement with PubCo and the Company (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor will agree to (a) vote its shares of SPAC Stock and any additional shares of SPAC Stock it acquires prior to the SPAC Stockholder Meeting in favor of each of the Transaction Proposals at the SPAC Stockholder Meeting, including the adoption of the Business Combination Agreement, (b) refrain from transferring any of its shares of SPAC Stock prior to the Closing, (c) refrain from redeeming any of its shares of SPAC Stock in connection with the Merger, (d) waive its anti-dilution rights under the SPAC Charter in connection with the Transactions, (e) subject a portion of its shares of Outstanding SPAC Class B Stock to certain vesting and forfeiture terms as set forth in the Sponsor Support Agreement, (f) surrender to the Company for no consideration, and the Company shall cancel, immediately prior to the Effective Time, but subject to the consummation of the Merger, all of the Private Placement Warrants, and (g) convert the Sponsor Loans into the right to receive PubCo Ordinary Shares in accordance with the terms set forth in the Sponsor Support Agreement.
As an inducement to the Parties to enter into the Business Combination Agreement and proceed with the Transactions, and as an inducement for the Sponsor to enter into the Sponsor Support Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Sponsor and the Insiders hereby agrees with the Company as follows:
1.
Amendment to Paragraph 7.   Paragraph 7(a) of the Letter Agreement is hereby deleted in its entirety and shall be replaced with the following:

“The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or shares of Class A Common Stock issuable upon conversion thereof, or any securities into which Founder Shares are converted or exchangeable pursuant to a Business Combination) until the earlier of (A) one year after the completion of the Company’s initial Business Combination and subsequent to the Business Combination, (x) the date on which the Company (or any company of which the Company becomes a direct or indirect wholly owned Subsidiary pursuant to such Business Combination) completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Class A Common Stock (or any securities into which shares of Class A Common Stock are converted

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or exchangeable pursuant to a Business Combination) for cash, securities or other property, or (y) if the VWAP of the Class A Common Stock (or any securities into which shares of Class A Common Stock are converted or exchangeable pursuant to such Business Combination) equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination (the “Founder Shares Lock-Up Period”).” For purposes hereof, “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.
2.
Effect on Letter Agreement.   Except as expressly amended by this Amendment, this Amendment shall not be construed as an amendment or modification of any of the terms and conditions of the Letter Agreement, which such terms and conditions shall remain unmodified and in full force and effect. In the event of any inconsistency between the terms of this Amendment and the Letter Agreement, this Amendment shall control.

3.
Entire Agreement.   This Amendment, together with the Letter Agreement, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

4.
Third-Party Beneficiaries.   The parties hereto acknowledge and agree that PubCo is a third-party beneficiary as to the covenants, obligations, representations, and warranties undertaken by the Sponsor and the Insiders under the Letter Agreement, as amended hereby, and as to the rights and privileges to which the SPAC is entitled pursuant to the Letter Agreement, as amended, and that PubCo is entitled to all of the rights and privileges associated with such third-party-beneficiary status. This Amendment does not, and is not intended to, create any other third-party beneficiary, or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than PubCo and their respective successors and permitted assigns.

5.
Governing Law; Submission to Jurisdiction.   This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Amendment shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

6.
Severability.   This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

7.
Counterparts.   This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Pages Follow]

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Sincerely,
EXCELFIN SPAC LLC
By:

Name: Joseph Douglas Ragan III
Title: Authorized Signatory
[Signature Page to Insider Letter Amendment]

By:

Name: Jennifer Hill
[Signature Page to Insider Letter Amendment]

By:

Name: Logan Allin
[Signature Page to Insider Letter Amendment]

By:

Name: Ren Riley
[Signature Page to Insider Letter Amendment]

By:

Name: Joseph Douglas Ragan III
[Signature Page to Insider Letter Amendment]

By:

Name: Brian (Zhouchuan) Sun
[Signature Page to Insider Letter Amendment]

By:

Name: Gary Meltzer
[Signature Page to Insider Letter Amendment]

By:

Name: Neil Wolfson
[Signature Page to Insider Letter Amendment]

By:

Name: Goh Lin Piao
[Signature Page to Insider Letter Amendment]

By:

Name: Alka Gupta
[Signature Page to Insider Letter Amendment]

EXOS CAPITAL LLC
By:

Name: Brady Dougan
Title: Authorized Signatory
[Signature Page to Insider Letter Amendment]

Acknowledged and Agreed:
EXCELFIN ACQUISITION CORP.
By:

Name: Joseph Douglas Ragan III
Title: Chief Executive Officer and Chief Financial Officer
[Signature Page to Insider Letter Amendment]

Exhibit F
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [•], 2024, by and among (i) Baird Medical Investment Holdings Limited, a Cayman Islands exempted company (“PubCo”), (ii) Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”) (iii) the parties listed on Schedule A hereto (each such party, together with ExcelFin SPAC LLC, a Delaware limited liability company (“Sponsor”) and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”), and (iv) for the limited purpose set forth in Section 5.5 of this Agreement, ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”). Certain capitalized terms used and not otherwise defined herein shall have the meanings set forth the Business Combination Agreement (as defined below).
WHEREAS, (a) PubCo; (b) SPAC; (c) Betters; (d) Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo (“Merger Sub”); and (e) Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of Betters (the “Company”), have entered into that certain Business Combination Agreement dated as of June 26, 2023 (the “Business Combination Agreement”), pursuant to which, among other things, (i) prior to the Closing, Betters will contribute all of the issued and outstanding Company Shares to PubCo such that the Company will become a direct, wholly owned subsidiary of PubCo (the “Share Contribution”), and, upon the consummation of the Share Contribution, Betters will receive the Contribution Consideration Shares in accordance with the Business Combination Agreement and the PubCo Governing Documents and, (ii) at the Effective Time, Merger Sub will merge with and into SPAC (the “Merger”), the separate existence of Merger Sub will cease and SPAC will continue as the surviving corporation of the Merger as a direct, wholly owned subsidiary of PubCo, as a result of which, among other things, (A) the issued and outstanding shares of SPAC Stock shall be exchanged for PubCo Ordinary Shares and (B) the Public Warrants shall be exchanged for warrants issued by PubCo and exercisable for PubCo Ordinary Shares;
WHEREAS, the Holders are the holders of PubCo Ordinary Shares (or Public Warrants to acquire PubCo Ordinary Shares) set forth in Schedule A to this Agreement;
WHEREAS, at the consummation of the Share Contribution, Betters will enter into a lock-up agreement with PubCo (the “Betters Lock-Up Agreement”), pursuant to which, among other things, Betters will agree to not sell, dispose of or otherwise transfer (except as set forth therein), for the period set forth therein, any of the PubCo Ordinary Shares that it will receive as consideration for the Share Contribution;
WHEREAS, pursuant to the Business Combination Agreement and the Sponsor Support Agreement, Sponsor, as the record holder of all of the Private Placement Warrants, will cancel for no consideration all of the Private Placement Warrants, subject to and in accordance with the terms set forth in the Sponsor Support Agreement;
WHEREAS, in connection with the execution and delivery of the Business Combination Agreement, the Sponsor Members and SPAC have entered into an amendment to that certain Letter Agreement, dated as of October 20, 2021, by and between Sponsor, the Insiders and SPAC to modify the lock-up restrictions set forth therein (such agreement, as amended, the “Insider Letter Amendment” and together with the Betters Lock-Up Agreement, the “Lock-Up Agreements”);
WHEREAS, SPAC and the Sponsor Members entered into that certain Registration Rights Agreement, dated as of October 21, 2021 (the “Sponsor Registration Rights Agreement”);
WHEREAS, SPAC and the Sponsor Members, as the holders of at least a majority in interest of the Registrable Securities (as defined in the Sponsor Registration Rights Agreement), wish to terminate the Sponsor Registration Rights Agreement, with such termination effective as of the date hereof, in order to provide Sponsor the registration rights included herein;
WHEREAS, the parties hereto desire to enter into this Agreement, pursuant to which PubCo shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined herein), as set forth in this Agreement; and

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WHEREAS, the parties hereto are entering into this Agreement concurrently with, and contingent upon, the Closing.
NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.
Definitions.   The terms defined in this Article 1 shall, for all purposes of this agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of any officer or a majority of the directors of PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.
“Agreement” shall mean this Registration Rights Agreement, as amended, restated, supplemented, or otherwise modified from time to time.
“Betters” shall have the meaning given in the Recitals hereto.
“Betters Lock-Up Agreement” shall have the meaning given in the Recitals hereto.
“Board” shall mean the Board of Directors of PubCo.
“Business Combination Agreement” shall have the meaning given in the Recitals hereto.
“Commission” shall mean the United States Securities and Exchange Commission.
“Company” shall have the meaning given in the Recitals hereto.
“Demand Registration” shall have the meaning given in Section 2.1.
“Demanding Holder” shall have the meaning given in Section 2.1.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as it may be amended from time to time.
“Holders” shall have the meaning given in the Preamble hereto.
“Insider Letter Agreement” shall have the meaning given in the Recitals hereto.
“Lock-Up Agreement” shall have the meaning given in the Recitals hereto.
“Maximum Number of Securities” shall have the meaning given in Section 2.1(e).
“Merger Sub” shall have the meaning given in the Recitals hereto.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement not misleading or, in the case of a Prospectus, not misleading in the light of the circumstances under which they were made.
“PubCo Ordinary Shares” shall mean the ordinary shares, with a par value of US$0.0001, of PubCo.
“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the lock-up period in the applicable Lock-Up Agreement and any other applicable agreement between such Holder and PubCo, and to any subsequent transferee thereafter.

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“Piggyback Registration” shall have the meaning given in Section 2.2(a).
“PIPE Subscription Agreements” means those certain subscription agreements, each dated [•], 2024, entered into by and among PubCo, SPAC and the persons identified therein as “Subscribers”.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“PubCo” shall have the meaning given in the Preamble hereto.
“Registrable Security” shall mean the PubCo Ordinary Shares and securities set forth on Schedule A (including any warrants, shares of capital stock or other securities of PubCo issued as a dividend or other distribution with respect to or in exchange for or in replacement of such PubCo Ordinary Shares); provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act after the date of this Agreement and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by PubCo and subsequent public distribution of such securities shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses relating to a Registration, including, without limitation, the following:
(a)
all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the PubCo Ordinary Shares are then listed;

(b)
fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside legal counsel for the Underwriters, if any, in connection with blue sky qualifications of Registrable Securities);

(c)
printing, messenger, telephone and delivery expenses;

(d)
reasonable fees and disbursements of counsel for PubCo;

(e)
reasonable fees and disbursements of all independent registered public accountants of PubCo incurred specifically in connection with such Registration; and

(f)
reasonable and documented out-of-pocket fees and expenses of one (1) outside legal counsel (the choice of which shall be subject to PubCo’s approval, not to be unreasonably withheld, conditioned, or delayed) selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holder” shall have the meaning given in Section 2.1(b).

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“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.
“Share Contribution” shall have the meaning given in the Recitals hereto.
“Shelf Registration” and “Shelf Registration Statement” shall have the meaning given in Section 2.1(a).
“SPAC” shall have the meaning given in the Preamble hereto.
“Sponsor” shall have the meaning given in the Recitals hereto.
“Sponsor Registration Rights Agreement” shall have the meaning given in the Recitals hereto.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of PubCo are sold to one or more Underwriters in a firm commitment underwriting for distribution to the public.
2.
Registrations.

2.1
Demand Registration.

(a)
As soon as practicable but no later than thirty (30) Business Days following the Closing Date, PubCo shall prepare and file with the Commission a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a “Shelf Registration Statement”) covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 90th calendar day (or the one hundred and twentieth (120th) calendar day if the Commission notifies PubCo that it will “review” the Shelf Registration Statement) following the Closing Date and (y) the tenth (10th) business day after the date PubCo is notified (orally or in writing, whichever is earlier) by the Commission that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. PubCo shall maintain the Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event PubCo files a Shelf Registration Statement on Form F-1, PubCo shall use commercially reasonable efforts to convert such Shelf Registration Statement to a Shelf Registration Statement on Form F-3 as soon as practicable after PubCo is eligible to use Form F-3.

(b)
Request for Registration.   Subject to the provisions of Section 2.1(e) hereof, at any time and from time to time on or after the date hereof, Holders of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities with a fair market value of at least $50 million, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). PubCo shall, within thirty (30) calendar days of PubCo’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify PubCo, in writing, within three (3) Business Days after the

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receipt by the Holder of the notice from PubCo. Upon receipt by PubCo of any such written notification from a Requesting Holder(s) to PubCo, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and PubCo shall effect, as soon thereafter as practicable, but not more than sixty (60) calendar days after PubCo’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall PubCo be obligated to effect more than one (1) Registration in any 12-month period pursuant to a Demand Registration under this Section 2.1(b) with respect to any or all Registrable Securities. Each Holder agrees that such Holder shall treat as confidential the receipt of the notice of Demand Registration and shall not disclose or use the information contained in such notice of Demand Registration without the prior written consent of PubCo or until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the Holder in breach of the terms of this Agreement.
(c)
Effective Registration.   Notwithstanding the provisions of Section 2.1(b) above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) PubCo has complied with all of its obligations under this Agreement with respect thereto in all material respects; provided further that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently enjoined by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify PubCo in writing of such election not later than five (5) days following such removal, rescinding or termination; provided further that PubCo shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

(d)
Underwritten Offering.   Subject to the provisions of Section 2.1(e) hereof, if a majority-in-interest of the Demanding Holders so advise PubCo as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1(c) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

(e)
Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other PubCo Ordinary Shares or other equity securities that PubCo desires to sell and the PubCo Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggyback registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of

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such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the PubCo Ordinary Shares or other equity securities of other persons or entities that PubCo is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
(f)
Demand Registration Withdrawal.   A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority- in-interest of the Requesting Holders (if any), pursuant to a Registration under Section 2.1(b) shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least five (5) Business Days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least seven (7) Business Days prior to the time of pricing of the applicable offering).

2.2
Piggyback Registration.

(a)
Piggyback Rights.   If, at any time on or after the date hereof, PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of persons other than the Holders of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan (including the PubCo Equity Incentive Plan), (ii) for an exchange offer or offering of securities solely to PubCo’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of PubCo, (iv) for a registered offering not involving a “road show” or other substantial marketing efforts or a widespread distribution of securities, such as a “registered direct” offering (whether or not underwritten), (v) for an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (vi) for a dividend reinvestment plan, or (vii) filed pursuant to and in connection with the transactions contemplated by the Business Combination Agreement, then PubCo shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than ten (10) calendar days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”). PubCo shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of

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distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.2(a) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by PubCo. PubCo shall have the right to terminate or withdraw any Registration Statement initiated by it under this Section 2.2(a) before the effective date of such Registration, whether or not any Holder has elected to include Registrable Securities in such Registration.
(b)
Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advise PubCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the PubCo Ordinary Shares that PubCo desires to sell, taken together with (i) the PubCo Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the PubCo Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of PubCo, exceeds the Maximum Number of Securities, then:

(i)
If the Registration is undertaken for PubCo’s account, PubCo shall include in any such Registration: (A) first, the PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) hereof, pro rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to Section 2.2(a) hereof, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the PubCo Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of PubCo, which can be sold without exceeding the Maximum Number of Securities;

(ii)
If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then PubCo shall include in any such Registration: (A) first, the PubCo Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a), pro rata based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities pursuant to Section 2.2(a) hereof, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the PubCo Ordinary Shares or other equity securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the PubCo Ordinary Shares or other equity securities for the account of other persons or entities that PubCo is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

(c)
Piggyback Registration Withdrawal.   Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of his, her or its intention

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to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least five (5) Business Days prior to the time of pricing of the applicable offering). PubCo (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2(c).
(d)
Piggyback Registration Rights Separate from Demand Registration Rights.   For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3
Restrictions on Registration Rights.   If: (a) during the period starting with the date sixty (60) days prior to PubCo’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a PubCo-initiated Registration and provided that PubCo has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1(a) and it continues to actively employ, in good faith, commercially reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and PubCo and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Demand Registration would be seriously detrimental to PubCo and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case PubCo shall notify such Holders that, in the good faith judgment of the Board, it would be seriously detrimental to PubCo for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, PubCo shall have the right to defer such filing for a period of not more than sixty (60) calendar days; provided, however, that PubCo shall not defer its obligation in this manner more than once in any 12-month period.

3.
PubCo Procedures.

3.1
General Procedures.   If at any time on or after the date hereof PubCo is required to effect the Registration of Registrable Securities, PubCo shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as reasonably possible:

(a)
prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective for a period of up to one hundred eighty (180) days or, if earlier, until all Registrable Securities covered by such Registration Statement have been sold;

(b)
prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c)
prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities

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included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
(d)
prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e)
cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(f)
provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g)
advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h)
at least two (2) days prior to the filing of any Registration Statement or Prospectus or any material amendment or supplement to such Registration Statement or Prospectus (other than by way of a document incorporated by reference into such Registration Statement or Prospectus) furnish a copy thereof to each seller of such Registrable Securities or its counsel;

(i)
notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

(j)
permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriters to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

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(k)
obtain a “cold comfort” letter from PubCo’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter(s) may reasonably request;

(l)
on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, obtain an opinion, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Underwriters, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

(m)
in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering;

(n)
make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of PubCo’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission); and

(o)
otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by, the Holders in connection with such Registration.

3.2
Registration Expenses.   The Registration Expenses of all Registrations shall be borne by PubCo; provided, however, that PubCo shall not be required to pay for more than one (1) registration proceeding with respect to a registration request begun pursuant to Section 2.1 by the Demanding Holders, if such registration request is subsequently withdrawn at the request of the Demanding Holders. Any Registration Expenses of Registrations not borne by PubCo pursuant to the immediately preceding sentence shall be borne by the Demanding Holders pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3
Requirements for Participation in Underwritten Offerings.   No person may participate in any Underwritten Offering for equity securities of PubCo pursuant to a Registration initiated by PubCo hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by PubCo and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4
Suspension of Sales; Adverse Disclosure.   Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until he, she or it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for a reasonable period of time (as determined in

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good faith by PubCo). In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall promptly notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.
3.5
Reporting Obligations.   As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. PubCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell PubCo Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to PubCo), including providing any customary legal opinions. Upon the request of any Holder, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

4.
Indemnification and Contribution.

4.1
Indemnification.

(a)
In connection with any Registration Statement in which a Holder of Registrable Securities is participating, PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to PubCo by such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this Section 4.1(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of PubCo, which consent shall not be unreasonably withheld, conditioned, or delayed.

(b)
In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify PubCo, its directors and officers and agents and each person who controls PubCo (within the meaning of the Securities Act) and any other Holder of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify

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the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of PubCo.
(c)
Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which he, she or it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned, or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)
The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. PubCo and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event PubCo’s or such Holder’s indemnification is unavailable for any reason.

(e)
If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party hereto as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1(a), 4.1(b) and 4.1(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any person who was not guilty of such fraudulent misrepresentation.

5.
Miscellaneous.

5.1
Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting

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in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) on the day following mailing if sent by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:
To PubCo:
Baird Medical Investment Holdings Limited
Room 202, 2/F, Baide Building, Building 11
No.15 Rongtong Street, Yuexiu District, Guangzhou
Email: Qiuquan@baidemed.com
Attention: Quan Qiu
With a copy (which will not constitute notice) to:
Dechert LLP
24/F, North Tower, Beijing Kerry Centre
1 Guanghua Road, Chaoyang District
Beijing, China 100020
Email: yang.wang@dechert.com; stephen.leitzell@dechert.com
Attention: Yang Wang; Stephen Leitzell
To a Holder: to the address set forth beside such Holder’s name on Schedule A hereto.
5.2
Assignment; No Third Party Beneficiaries.

(a)
This Agreement and the rights, duties and obligations of PubCo hereunder may not be assigned or delegated by PubCo in whole or in part.

(b)
Prior to the expiration of the lock-up period in the applicable Lock-Up Agreement, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee assumes such Holder’s rights and obligations under this Agreement upon its, his or her execution and delivery of a joinder agreement, in form and substance reasonably acceptable to PubCo agreeing to be bound by the terms and conditions of this Agreement as if such person were a Holder party hereto; whereupon such person will be treated for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as such Holder with respect to the transferred Registrable Securities.

(c)
This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

(d)
This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

(e)
No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate PubCo unless and until PubCo shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to PubCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3
Severability.   If any term or provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable under applicable law, such term or provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, and all other terms and provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any term or provision contained herein is, to any extent, held prohibited by or invalid, illegal or

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unenforceable under applicable law, the parties hereto shall take any actions necessary to render the remaining terms and provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any term or provision contained herein that is held prohibited by or invalid, illegal or unenforceable with a valid, legal and enforceable term or provision giving effect to the original intent of the parties hereto.
5.4
Counterparts.   This Agreement may be executed in two or more counterparts, and by different parties hereto in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

5.5
Entire Agreement.   This Agreement constitutes the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to transactions contemplated hereby exist between the parties hereto except as expressly set forth or referenced in this Agreement. Without limiting the generality of the foregoing, SPAC and the Sponsor Members, as the holder of at least a majority in interest of the Registerable Securities (as defined in the Sponsor Registration Rights Agreement), hereby agree that the Sponsor Registration Rights Agreement is hereby terminated and of no further force or effect.

5.6
Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

5.7
Jurisdiction; Waiver of Jury Trial.

(a)
Any action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or related to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by applicable law or to commence actions or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 5.7.

(b)
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE

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PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.
5.8
Amendments and Modifications.   Upon the written consent of PubCo and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of PubCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or PubCo and any other party hereto or any failure or delay on the part of a Holder or PubCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or PubCo. No single or partial exercise of any rights or remedies under this Agreement by a party hereto shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party hereto. Any amendment, termination, or waiver effected in accordance with this Section 5.8 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

5.9
Titles and Headings.   Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.10
Waivers and Extensions.   Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.11
Remedies Cumulative.   None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.12
Term.   This Agreement shall terminate upon the earlier of (a) the fifth anniversary of the date of this Agreement and (b) the date as of which no Registrable Securities remain outstanding. The provisions of Section 3.5 and Article 4 shall survive any termination.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
PUBCO:
BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
By:

Name:
Title:
BETTERS:
BETTERS MEDICAL INVESTMENT HOLDINGS LIMITED
By:

Name:
Title:
[Signature Page to Registration Rights Agreement]

SPAC:
EXCELFIN ACQUISITION CORP.
By:

Name:
Title:
[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
HOLDERS:
[•]
By:

Name:
Title:
[•]
By:

Name:
Title:
[•]
By:

Name:
Title:
[•]
By:

Name:
Title:
[Signature Page to Registration Rights Agreement]

Exhibit G
CERTIFICATE OF MERGER
OF
BETTERS MEDICAL MERGER SUB, INC.
(a Delaware corporation)
with and into
EXCELFIN ACQUISITION CORP.
(a Delaware corporation)
[•], 2023
Pursuant to Title 8, Section 251 of the Delaware General Corporation Law (the “DGCL”), ExcelFin Acquisition Corp., a Delaware corporation, does hereby certify the following information in connection with the merger of Betters Medical Merger Sub, Inc., a Delaware corporation, with and into ExcelFin Acquisition Corp. (the “Merger”):
FIRST:   The name and state of incorporation of each of the constituent corporations in the Merger (the “Constituent Corporations”) are as follows:
Name	State of Incorporation
ExcelFin Acquisition Corp.	Delaware
Betters Medical Merger Sub, Inc.	Delaware
SECOND:   A Business Combination Agreement, dated as of June 26, 2023, by and among ExcelFin Acquisition Corp., Betters Medical Investment Holdings Limited, Baird Medical Investment Holdings Limited, Betters Medical Merger Sub, Inc. and Tycoon Choice Global Limited (as amended, modified or supplemented from time to time, the “Business Combination Agreement”) has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL (and with respect to Betters Medical Merger Sub, Inc. by the written consent of its sole stockholder in accordance with Section 228 of the DGCL).
THIRD:   The name of the surviving corporation in the Merger (the “Surviving Corporation”) shall be ExcelFin Acquisition Corp.
FOURTH:   The certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Merger, is hereby amended and restated in its entirety at the effective time of the Merger as set forth in Annex A attached hereto until thereafter amended as provided therein or by applicable law.
FIFTH:   The executed Business Combination Agreement is on file at a place of business of the Surviving Corporation. The address of such place of business of the Surviving Corporation is: 473 Jackson Street, Suite 300, San Francisco, CA 94111.
SIXTH:   A copy of the Business Combination Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.
SEVENTH:   The Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Section 103 and Section 251(c) of the DGCL.
[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be duly executed as of the date first written above.
EXCELFIN ACQUISITION CORP.
By:
Name: [•]
Title: [•]
[Signature Page to Certificate of Merger]

Exhibit H
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EXCELFIN ACQUISITION CORP.
ARTICLE I
Name
The name of the corporation is ExcelFin Acquisition Corp. (the “Corporation”).
ARTICLE II
Registered Office and Registered Agent
The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, New Castle County, Wilmington, Delaware, 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.
ARTICLE III
Corporate Purpose
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “General Corporation Law”).
ARTICLE IV
Capital Stock
The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock, par value $0.0001 per share.
ARTICLE V
Directors
(1)   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by law.
(2)   Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the bylaws of the Corporation.
(3)   To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article V shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article V shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

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ARTICLE VI
Indemnification of Directors, Officers and Others
(1)   To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, the Corporation shall indemnify, defend and hold harmless any person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employment Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding; provided, however, that, except as provided in Section (3) of this Article VI with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.
(2)   In addition to the right to indemnification conferred in Section (1) of this Article VI, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such Proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that, if the General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise.
(3)   If a claim under Sections (1) or (2) of this Article VI is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that, the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

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(4)   The rights provided to any Indemnitee pursuant to this Article VI shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, this Certificate of Incorporation, the bylaws of the Corporation, an agreement, a vote of stockholders or disinterested directors, or otherwise.
(5)   The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.
(6)   This Article VI shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of Indemnitees under this Article VI.
(7)   Any repeal or amendment of this Article VI by the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article VI, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(8)   For purposes of this Article VI, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the General Corporation Law.
(9)   The rights provided to Indemnitees pursuant to this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.
ARTICLE VII
Bylaws
In furtherance and not in limitation of the powers conferred upon it by law, the directors of the Corporation shall have the power and are expressly authorized to adopt, amend or repeal the bylaws of the Corporation as in effect from time to time, pursuant to a vote of the directors or by unanimous written consent of the directors.

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ARTICLE VIII
Reorganization
Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
ARTICLE IX
Forum Selection and Personal Jurisdiction
(1)   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the General Corporation Law or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. This Article IX shall not apply to any complaint asserting a cause of action arising under the Securities Exchange Act of 1934, as amended, or any other cause of action where the federal district courts of the United States have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of Common Stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.
(2)   If any action the subject matter of which is within the scope of Section (1) immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section (1) immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
ARTICLE X
Invalidity, Illegality or Unenforceability
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be

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invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE XI
Amendment
The Corporation reserves the right to amend, alter, change or repeal any provision of this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights conferred on stockholders, directors, officers and other persons in this Certificate of Incorporation are subject to this reserved power.
**********

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Exhibit I
AMENDED AND RESTATED
BYLAWS
OF
EXCELFIN ACQUISITION CORP.

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Section	Page
ARTICLE V CHECKS, DRAFTS, NOTES, AND PROXIES
Section 5.01. Checks, Drafts and Notes	A-I-7
Section 5.02. Execution of Proxies	A-I-7
ARTICLE VI SHARES AND TRANSFERS OF SHARES
Section 6.01. Certificates Evidencing Shares	A-I-7
Section 6.02. Stock Ledger	A-I-7
Section 6.03. Transfers of Shares	A-I-7
Section 6.04. Addresses of Stockholders	A-I-7
Section 6.05. Lost, Destroyed and Mutilated Certificates	A-I-7
Section 6.06. Regulations	A-I-8
Section 6.07. Fixing Date for Determination of Stockholders of Record	A-I-8
ARTICLE VII SEAL
Section 7.01. Seal	A-I-8
ARTICLE VIII FISCAL YEAR
Section 8.01. Fiscal Year	A-I-8
ARTICLE IX INDEMNIFICATION AND INSURANCE
Section 9.01. Indemnification	A-I-8
ARTICLE X Limitations of Ownership by Non-Citizens
Section 10.01. Definitions	A-I-10

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AMENDED AND RESTATED
BYLAWS
OF
EXCELFIN ACQUISITION CORP.
ARTICLE I
OFFICES
Section 1.01.   Registered Office.   The registered office of ExcelFin Acquisition Corp. (the “Corporation”) in the State of Delaware shall be at the office of Corporation Service Company, 251 Little Falls Drive, New Castle County, Wilmington, Delaware, 19808 and the registered agent in charge thereof shall be Corporation Service Company.
Section 1.02.   Other Offices.   The Corporation may also have an office or offices at any other place or places within or without the State of Delaware as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may from time to time require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 2.01.   Annual Meetings.   The annual meeting of stockholders of the Corporation for the election of directors of the Corporation, and for the transaction of such other business as may properly come before such meeting in accordance with these Bylaws, shall be held at such place, date and time as shall be fixed by the Board and designated in the notice or waiver of notice of such annual meeting; provided, however, that no annual meeting of stockholders need be held if all actions, including the election of directors, required by the General Corporation Law of Delaware (the “General Corporation Law”) to be taken at such annual meeting are taken by written consent in lieu of meeting pursuant to Section 2.09 hereof.
Section 2.02.   Special Meetings.   Special meetings of stockholders for any purpose or purposes may be called by the Board or the Chairman of the Board (the “Chairman”), the Chief Executive Officer of the Corporation (the “Chief Executive Officer”) or the Secretary of the Corporation (the “Secretary”) or by the recordholders of at least a majority of the shares of common stock of the Corporation issued and outstanding and entitled to vote thereat, to be held at such place, date and time as shall be designated in the notice or waiver of notice thereof.
Section 2.03.   Notice of Meetings.
(a)   Except as otherwise provided by law, written notice of each annual or special meeting of stockholders stating the place, date and time of such meeting and, in the case of a special meeting, the purpose or purposes for which such meeting is to be held, shall be given personally, by internationally recognized overnight courier service, or by first-class mail (airmail in the case of international communications) to each recordholder of shares entitled to vote thereat, not less than 10 nor more than 60 days before the date of such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears in the records of the Corporation. If sent by internationally recognized courier service, such notice shall deemed to be given when deposited with such courier service, carriage and delivery prepaid, directed to the stockholder at such stockholder’s address as it appears in the records of the Corporation. If, prior to the time of mailing, the Secretary shall have received from any stockholder a written request that notices intended for such stockholder are to be mailed to some address other than the address that appears in the records of the Corporation, notices intended for such stockholder shall be mailed to the address designated in such request.
(b)   Notice of a special meeting of stockholders may be given by the person or persons calling the meeting, or, upon the written request of such person or persons, such notice shall be given by the Secretary on behalf of such person or persons. If the person or persons calling a special meeting of stockholders

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give notice thereof, such person or persons shall deliver a copy of such notice to the Secretary. Each request to the Secretary for the giving of notice of a special meeting of stockholders shall state the purpose or purposes of such meeting.
Section 2.04.   Waiver of Notice.   Notice of any annual or special meeting of stockholders need not be given to any stockholder who files a written waiver of notice with the Secretary, signed by the person entitled to notice, whether before or after such meeting. Neither the business to be transacted at, nor the purpose of, any meeting of stockholders need be specified in any written waiver of notice thereof. Attendance of a stockholder at a meeting, in person or by proxy, shall constitute a waiver of notice of such meeting, except when such stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the meeting is not lawfully called or convened, or notice of such meeting was inadequate or improperly given.
Section 2.05.   Adjournments.   Whenever a meeting of stockholders, annual or special, is adjourned to another date, time or place, notice need not be given of the adjourned meeting if the date, time and place thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote thereat. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting.
Section 2.06.   Quorum.   Except as otherwise provided by law or the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the recordholders of a majority of the shares entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, whether annual or special. If, however, such quorum shall not be present in person or by proxy at any meeting of stockholders, the chairman of the meeting or the stockholders present and entitled to vote thereat may, by the vote of the recordholders of a majority of the shares held by such present stockholders, adjourn the meeting from time to time in accordance with Section 2.05 hereof until a quorum shall be present in person or by proxy.
Section 2.07.   Voting.   Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote, in person or by proxy, for each share of stock held by such stockholder which has voting power upon the matter in question. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, when a quorum is present at any meeting of stockholders, the vote of the recordholders of a majority of the shares constituting such quorum shall decide any question brought before such meeting.
Section 2.08.   Proxies.   Each stockholder entitled to vote at a meeting of stockholders or to express, in writing, consent to or dissent from any action of stockholders without a meeting may authorize another person or persons to act for such stockholder by proxy. Such proxy shall be filed with the Secretary before such meeting of stockholders or such action of stockholders without a meeting, at such time as the Board may require. No proxy shall be voted or acted upon more than three years from its date, unless the proxy provides for a longer period.
Section 2.09.   Stockholders’ Consent in Lieu of Meeting.   Any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, and any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the recordholders of shares having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which the recordholders of all shares entitled to vote thereon were present and voted.
Section 2.10.   Action by Means of Telephone or Similar Communications Equipment.   Annual or special meetings of stockholders may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

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ARTICLE III
BOARD
Section 3.01.   General Powers.   The business and affairs of the Corporation shall be managed by the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by stockholders.
Section 3.02.   Number and Term of Office.   The number of directors shall be two or such other number as shall be fixed from time to time by the Board. Directors need not be stockholders. Directors shall be elected at the annual meeting of stockholders or, if, in accordance with Section 2.01 hereof, no such annual meeting is held, by written consent in lieu of meeting pursuant to Section 2.09 hereof, and each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death or resignation or removal in the manner hereinafter provided.
Section 3.03.   Resignation.   Any director may resign at any time by delivering his written resignation to the Board, the Chairman or the Secretary. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board, the Chairman or the Secretary, as the case may be. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.
Section 3.04.   Removal.   Any or all of the directors may be removed, with or without cause, at any time by vote of the recordholders of a majority of the shares then entitled to vote at an election of directors, or by written consent of the recordholders of shares pursuant to Section 2.09 hereof.
Section 3.05.   Vacancies.   Vacancies occurring on the Board as a result of the removal of directors pursuant to Section 3.04 hereof may be filled only by vote of the recordholders of a majority of the shares then entitled to vote at an election of directors, or by written consent of such recordholders pursuant to Section 2.09 hereof. Vacancies occurring on the Board for any other reason, including, without limitation, vacancies occurring as a result of the creation of new directorships that increase the number of directors, may be filled by such vote or written consent or by vote of the Board or by written consent of the directors pursuant to Section 3.08 hereof. If the number of directors then in office is less than a quorum, such other vacancies may be filled by vote of a majority of the directors then in office or by written consent of such directors pursuant to Section 3.08 hereof. Unless earlier removed pursuant to Section 3.04 hereof, each director chosen in accordance with this Section 3.05 shall hold office until the next annual election of directors by the stockholders and until such director’s successor shall be elected and qualified.
Section 3.06.   Meetings.
(a)   Annual Meetings.   As soon as practicable after each annual election of directors by the stockholders, the Board shall meet for the purpose of organization and the transaction of other business, unless it shall have transacted all such business by written consent pursuant to Section 3.08 hereof.
(b)   Other Meetings.   Other meetings of the Board shall be held at such times as the Chairman, the Chief Executive Officer, the Secretary or a majority of the Board shall from time to time determine.
(c)   Notice of Meetings.   The Secretary shall give written notice to each director of each meeting of the Board, which notice shall state the place, date, time and purpose of such meeting. Notice of each such meeting shall be given to each director, if by mail, addressed to him at his residence or usual place of business, at least three days before the day on which such meeting is to be held, or shall be sent to him at such place by telecopy, telegraph, cable, or other form of recorded communication, or be delivered personally or by an internationally recognized courier service or by telephone not later than the day before the day on which such meeting is to be held. A written waiver of notice, signed by the director entitled to notice, whether before or after the time of the meeting referred to in such waiver, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of any meeting of the Board need be specified in any written waiver of notice thereof. Attendance of a director at a meeting of the Board shall constitute a waiver of notice of such meeting, except as provided by law.

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(d)   Place of Meetings.   The Board may hold its meetings at such place or places within or without the State of Delaware as the Board or the Chairman may from time to time determine, or as shall be designated in the respective notices or waivers of notice of such meetings.
(e)   Quorum and Manner of Acting.    One-half of the total number of directors then in office shall be present in person at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board, except as otherwise expressly required by law, the Certificate of Incorporation or these Bylaws. In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present.
(f)   Organization.   At each meeting of the Board, one of the following shall act as chairman of the meeting and preside, in the following order of precedence:
1)   the Chairman;
2)   the Chief Executive Officer;
3)   any director chosen by a majority of the directors present.
The Secretary or, in the case of the Secretary’s absence, any person (who shall be an Assistant Secretary, if an Assistant Secretary is present) whom the chairman of the meeting shall appoint shall act as secretary of such meeting and keep the minutes thereof.
Section 3.07.   Committees of the Board.   The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. Any committee of the Board, to the extent provided in the resolution of the Board designating such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have such power or authority in reference to amending the Certificate of Incorporation (except that such a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board as provided in Section 151(a) of the General Corporation Law, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series), adopting an agreement of merger or consolidation under Sections 251, 252, 254, 255, 256, 257, 258, 263 or 264 of the General Corporation Law, recommending to the stockholders the sale, lease or exchange of all or substantially all the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or the revocation of a dissolution, or amending these Bylaws; provided further, however, that, unless expressly so provided in the resolution of the Board designating such committee, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law. Each committee of the Board shall keep regular minutes of its proceedings and report the same to the Board when so requested by the Board.
Section 3.08.   Directors’ Consent in Lieu of Meeting.   Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, without prior notice and without a vote, if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all the members of the Board or such committee and such consent or electronic transmission is filed with the minutes of the proceedings of the Board or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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Section 3.09.   Action by Means of Telephone or Similar Communications Equipment.   Any one or more members of the Board, or of any committee thereof, may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
Section 3.10.   Compensation.   Unless otherwise restricted by the Certificate of Incorporation, the Board may determine the compensation of directors, and may delegate the power to determine the compensation of directors to a committee. In addition, as determined by the Board, directors may be reimbursed by the Corporation for their expenses, if any, in the performance of their duties as directors. No such compensation or reimbursement shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.
ARTICLE IV
OFFICERS
Section 4.01.   Officers.   The officers of the corporation shall be chosen by the Board and shall be at least a chief executive officer and a secretary (provided that, if no secretary shall have been appointed, the chief executive officer shall serve as acting secretary). The Board may elect from among its members a Chairman of the Board and a Vice Chairman. The Board of Directors may also choose a president, chief financial officer, chief operating officer, treasurer and controller or one or more vice-presidents, assistant secretaries, assistant controllers and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these bylaws otherwise provide.
Section 4.02.   Authority and Duties.   All officers shall have such authority and perform such duties in the management of the Corporation as may be provided in these Bylaws or, to the extent not so provided, by resolution of the Board.
Section 4.03.   Term of Office, Resignation and Removal.
(a)   Each officer shall be appointed by the Board and shall hold office for such term as may be determined by the Board. Each officer shall hold office until such officer’s successor has been appointed and qualified or such officer’s earlier death or resignation or removal in the manner hereinafter provided. The Board may require any officer to give security for the faithful performance of such officer’s duties.
(b)   Any officer may resign at any time by giving written notice to the Board, the Chairman, the Chief Executive Officer or the Secretary. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board, the Chairman, the Chief Executive Officer or the Secretary, as the case may be. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.
(c)   All officers and agents appointed by the Board shall be subject to removal, with or without cause, at any time by the Board or by the action of the recordholders of a majority of the shares entitled to vote thereon.
Section 4.04.   Vacancies.   Any vacancy occurring in any office of the Corporation, for any reason, shall be filled by action of the Board. Unless earlier removed pursuant to Section 4.03 hereof, any officer appointed by the Board to fill any such vacancy shall serve only until such time as the unexpired term of such officer’s predecessor expires unless reappointed by the Board.
Section 4.05.   Chairman.   The Chairman shall have the power to call special meetings of stockholders, to call special meetings of the Board and, if present, to preside at all meetings of stockholders and all meetings of the Board. The Chairman shall perform all duties incident to the office of Chairman of the Board and all such other duties as may from time to time be assigned to the Chairman by the Board or these Bylaws.
Section 4.06.   Chief Executive Officer.   The Chief Executive Officer shall have general and active management and control of the business and affairs of the Corporation, subject to the control of the Board, and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer

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shall perform all duties incident to the office of Chief Executive Officer and all such other duties as may from time to time be assigned to the Chief Executive Officer by the Board or these Bylaws.
Section 4.07.   Chief Financial Officer.   The Chief Financial Officer, if any, shall have general and active management and control of the business and affairs of the Corporation, subject to the control of the Board, and shall see that all orders and resolutions of the Board are carried into effect. The Chief Financial Officer shall perform all duties incident to the office of Chief Financial Officer and all such other duties as may from time to time be assigned to the Chief Financial Officer by the Board or these Bylaws.
Section 4.08.   President.   The President, if any, shall, in the event there is no Chief Executive Officer or in the absence of the Chief Executive Officer or in the event of his or her disability, perform the duties of the Chief Executive Officer, and when so acting, shall have the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President shall perform such other duties and have such other powers as may from time to time be prescribed for such person by the Board, the Chair of the Board, the Chief Executive Officer or these bylaws. The positions of President and Chief Executive Officer may be held by the same person.
Section 4.09.   Vice Presidents.   Vice Presidents, if any, in order of their seniority or in any other order determined by the Board, shall generally assist the President and perform such other duties as the Board or the President shall prescribe, and in the absence or disability of the President, shall perform the duties and exercise the powers of the President.
Section 4.10.   Secretary.   The Secretary shall, to the extent practicable, attend all meetings of the Board and all meetings of stockholders and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform the same duties for any committee of the Board when so requested by such committee. The Secretary shall give or cause to be given notice of all meetings of stockholders and of the Board, shall perform such other duties as may be prescribed by the Board, the Chairman or the Chief Executive Officer and shall act under the supervision of the Chairman. The Secretary shall keep in safe custody the seal of the Corporation and affix the same to any instrument that requires that the seal be affixed to it and which shall have been duly authorized for signature in the name of the Corporation and, when so affixed, the seal shall be attested by the Secretary’s signature or by the signature of the Treasurer of the Corporation (the “Treasurer”) or an Assistant Secretary or Assistant Treasurer of the Corporation. The Secretary shall keep in safe custody the certificate books and stockholder records and such other books and records of the Corporation as the Board, the Chairman or the Chief Executive Officer may direct and shall perform all other duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board, the Chairman or the Chief Executive Officer.
Section 4.11.   Assistant Secretaries.   Assistant Secretaries of the Corporation (“Assistant Secretaries”), if any, in order of their seniority or in any other order determined by the Board, shall generally assist the Secretary and perform such other duties as the Board or the Secretary shall prescribe, and, in the absence or disability of the Secretary, shall perform the duties and exercise the powers of the Secretary.
Section 4.12.   Treasurer.   The Treasurer, if any, shall have the care and custody of all the funds of the Corporation and shall deposit such funds in such banks or other depositories as the Board, or any officer or officers, or any officer and agent jointly, duly authorized by the Board, shall, from time to time, direct or approve. The Treasurer shall disburse the funds of the Corporation under the direction of the Board and the Chief Executive Officer. The Treasurer shall keep a full and accurate account of all moneys received and paid on account of the Corporation and shall render a statement of the Treasurer’s accounts whenever the Board, the Chairman or the Chief Executive Officer shall so request. The Treasurer shall perform all other necessary actions and duties in connection with the administration of the financial affairs of the Corporation and shall generally perform all the duties usually appertaining to the office of treasurer of a corporation. When required by the Board, the Treasurer shall give bonds for the faithful discharge of the Treasurer’s duties in such sums and with such sureties as the Board shall approve.
Section 4.13.   Assistant Treasurers.   Assistant Treasurers of the Corporation (“Assistant Treasurers”), if any, in order of their seniority or in any other order determined by the Board, shall generally assist the Treasurer and perform such other duties as the Board or the Treasurer shall prescribe, and, in the absence or disability of the Treasurer, shall perform the duties and exercise the powers of the Treasurer.

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ARTICLE V
CHECKS, DRAFTS, NOTES, AND PROXIES
Section 5.01.   Checks, Drafts and Notes.   All checks, drafts and other orders for the payment of money, notes and other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall be determined, from time to time, by resolution of the Board.
Section 5.02.   Execution of Proxies.   The Chairman, the Chief Executive Officer or any Vice President may authorize, from time to time, the execution and issuance of proxies to vote shares of stock or other securities of other corporations held of record by the Corporation and the execution of consents to action taken or to be taken by any such corporation. All such proxies and consents, unless otherwise authorized by the Board, shall be signed in the name of the Corporation by the Chairman, the Chief Executive Officer or any Vice President.
ARTICLE VI
SHARES AND TRANSFERS OF SHARES
Section 6.01.   Certificates Evidencing Shares.   Shares may be evidenced by certificates in such form or forms as shall be approved by the Board. If issued, such certificates shall be issued in consecutive order and shall be numbered in the order of their issue, and shall be signed by the Chairman, the Chief Executive Officer or any Vice President and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer. If such a certificate is manually signed by one such officer, any other signature on the certificate may be a facsimile. In the event any such officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to hold such office or to be employed by the Corporation before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such officer had held such office on the date of issue.
Section 6.02.   Uncertificated Shares.   At the discretion of the Board, the shares of the Corporation may be uncertificated. The Corporation shall, within a reasonable time after the issuance or transfer of uncertificated shares, send to the registered owner of the shares a written notice containing the information required by law to be set forth or stated on certificates. No shares shall be issued until the consideration therefor, fixed as provided by law, has been fully paid.
Section 6.03.   Stock Ledger.   A stock ledger in one or more counterparts shall be kept by the Secretary, in which shall be recorded the name and address of each person, corporation or other entity owning shares issued by the Corporation, the number of shares owned by each such person, the date of issuance thereof and, in the case of cancellation, the date of cancellation. Except as otherwise expressly required by law, the person in whose name shares stand on the stock ledger of the Corporation shall be deemed the owner and recordholder of such shares for all purposes.
Section 6.04.   Transfers of Shares.   Registration of transfers of shares shall be made only in the stock ledger of the Corporation upon request of the registered holder of such shares, or of his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, and upon the surrender of any certificate or certificates evidencing such shares properly endorsed or accompanied by a stock power duly executed, together with such proof of the authenticity of signatures as the Corporation may reasonably require.
Section 6.05.   Addresses of Stockholders.   Each stockholder shall designate to the Secretary an address at which notices of meetings and all other corporate notices may be served or mailed to such stockholder, and, if any stockholder shall fail to so designate such an address, corporate notices may be served upon such stockholder by mail directed to the mailing address, if any, as the same appears in the stock ledger of the Corporation or at the last known mailing address of such stockholder.
Section 6.06.   Lost, Destroyed and Mutilated Certificates.   Each recordholder of shares shall promptly notify the Corporation of any loss, destruction or mutilation of any certificate or certificates evidencing any share or shares of which such recordholder is the recordholder. The Board may, in its discretion, cause the Corporation to issue a new certificate in place of any certificate theretofore issued by it and alleged to have

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been mutilated, lost, stolen or destroyed, upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction, and the Board may, in its discretion, require the recordholder of the shares evidenced by the lost, stolen or destroyed certificate or such recordholder’s legal representative to give the Corporation a bond sufficient to indemnify the Corporation against any claim made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
Section 6.07.   Regulations.   The Board may make such other rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificates evidencing shares.
Section 6.08.   Fixing Date for Determination of Stockholders of Record.   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to, or to dissent from, corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other such action. A determination of the stockholders entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.
ARTICLE VII
SEAL
Section 7.01.   Seal.   The Board may approve and adopt a corporate seal, which shall be in the form of a circle and shall bear the full name of the Corporation, the year of its incorporation and the words “Corporate Seal Delaware”.
ARTICLE VIII
FISCAL YEAR
Section 8.01.   Fiscal Year.   The fiscal year of the Corporation shall end on the thirty-first day of December of each year unless changed by resolution of the Board.
ARTICLE IX
INDEMNIFICATION AND INSURANCE
Section 9.01.   Indemnification.
(a)   To the fullest extent permitted by applicable laws the same exists or may hereafter be amended, the Corporation shall indemnify, defend and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employment Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding; provided, however, that, except as provided in Section 9.01(c) with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

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(b)   In addition to the right to indemnification conferred in Section 9.01(a), an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article IX or otherwise.
(c)   If a claim under Section 9.01(a) or Section 9.01(b) is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that, the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.
(d)   The rights provided to any Indemnitee pursuant to this Article IX shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.
(e)   The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.
(f)   This Article IX shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article IX with respect to the indemnification and advancement of expenses of Indemnitees under this Article IX.

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(g)   Any repeal or amendment of this Article IX by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article IX, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article IX shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.
(h)   For purposes of this Article IX, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the General Corporation Law.
(i)   The rights provided to Indemnitees pursuant to this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.
(j)   If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article IX shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of this Article IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE X
AMENDMENTS
Section 10.01.   Amendments.   Any Bylaw (including these Bylaws) may be altered, amended or repealed by the vote of the recordholders of a majority of the shares then entitled to vote at an election of directors or by written consent of stockholders pursuant to Section 2.09 hereof, or by vote of the Board or by a written consent of directors pursuant to Section 3.08 hereof.
**********

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Exhibit J
SEE ANNEX B TO THE PROXY
STATEMENT/PROSPECTUS

A-J-1

Exhibit K
SEE ANNEX B TO THE PROXY STATEMENT/PROSPECTUS

A-K-1

Annex A-2
FIRST AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT
This First Amendment to the Business Combination Agreement (this “Amendment”) is entered into as of March 11, 2024, by and among (a) ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”), (b) Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), (c) Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned Subsidiary of Betters (“PubCo”), (d) Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo (“Merger Sub”), and (e) Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of Betters (the “Company” and together with SPAC, Betters, PubCo and Merger Sub, collectively, the “Parties” and individually a “Party”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of June 26, 2023 (the “Business Combination Agreement”);
WHEREAS, on October 26, 2023, the Sponsor converted all 5,750,000 shares of SPAC Class B Common Stock into an equal number of shares of SPAC Class A Common Stock;
WHEREAS, the Share Contribution was consummated on August 3, 2023 and upon that date 29,411,764 PubCo Ordinary Shares were issued to Betters;
WHEREAS, pursuant to Section 12.11 of the Business Combination Agreement, the Business Combination Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by all of the Parties in accordance with the specifications contained in Section 12.8 of the Business Combination Agreement and which makes reference to the Business Combination Agreement; and
WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth below in accordance with Section 12.11 of the Business Combination Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective agreements set forth in this Amendment, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
1.
Amendment to Section 1.1.97.   Section 1.1.97 of the Business Combination Agreement is hereby replaced in its entirety with the following:

“1.1.97   “SPAC Class B Common Stock” means the SPAC Class A Common Stock issued upon conversion of the shares of Class B common stock, par value $0.0001 per share, of SPAC (the “Original SPAC Class B Common Stock”) issued and outstanding as of the date of this Agreement; provided, however, that any reference in this Agreement or any Ancillary Agreement to “SPAC Class B Common Stock” which is made as of “the date of this Agreement” or “the date hereof” or words of like import, “SPAC Class B Common Stock” shall mean the Original SPAC Class B Common Stock.”
2.
Amendment to Section 4.11.   Section 4.11 of the Business Combination Agreement is hereby amended by deleting the following language:

The SPAC Closing Cash will be sufficient to enable SPAC to pay all of the SPAC Transaction Expenses accrued and unpaid as of the Closing.
3.
Amendment to Section 7.12.   Section 7.12 of the Business Combination Agreement is hereby amended in its entirety to be and read as follows:

7.12   Lock-Up Agreement.   Immediately prior to the Closing, PubCo and Betters shall enter into the Betters Lock-Up Agreement. All references in this Agreement to the Lock-Up Agreement shall mean a Lock-Up Agreement in the form attached to this Amendment as Exhibit A.

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4.
Amendment to Section 9.9.   The first sentence of Section 9.9 of the Business Combination Agreement is hereby amended in its entirety to be and read as follows:

9.9   Extension of SPAC Business Combination Deadline.   If the Transactions are not consummated by October 25, 2023 (the “SPAC Business Combination Deadline”), then SPAC shall use its, and shall cause its Affiliates to use their, reasonable best efforts to obtain the approval of the SPAC Stockholders to approve an extension of the SPAC Business Combination Deadline to a date that is mutually agreed between SPAC and Betters and reasonably necessary to consummate the Transactions (which date shall not be later than May 25, 2024) (an “Extension” and such date, the “Maximum Extension Date”).
5.
Amendment to Section 10.3.   Section 10.3 of the Business Combination Agreement is hereby amended by deleting the following language:

(e)   SPAC Closing Cash.   The SPAC Closing Cash shall not be less than $15,000,000.
6.
References to Share Contribution.   All obligations of the Parties to effect any action prior to the Share Contribution shall be satisfied by taking such action, to the extent that action has not already been taken, prior to the Closing.

7.
Effectiveness.   All of the provisions of this Amendment shall be effective upon the execution of this Amendment by all of the parties hereto. Except as set forth in this Amendment, all terms and provisions of the Business Combination Agreement shall remain in full force and effect.

8.
References to the Business Combination Agreement.   After giving effect to this Amendment, each reference in the Business Combination Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment, and all references in the Ancillary Agreements to “the Agreement” shall refer to the Business Combination Agreement as amended by this Amendment. Notwithstanding the foregoing, all references (a) in the Business Combination Agreement or the Disclosure Letters to “the date hereof” or “the date of this Agreement” or (b) in the Business Combination Agreement or the Ancillary Agreements to “the date of the Business Combination Agreement” or “the date of the Agreement”, or words of like import, shall refer to June 26, 2023, and all references in the Business Combination Agreement to “prior to the date of this Agreement” or words of like import shall mean before the Business Combination Agreement was executed on June 26, 2023 (without regard to this Amendment).

9.
Entire Agreement.   This Amendment, the Business Combination Agreement (including the Schedules and Exhibits thereto) and the Ancillary Agreements collectively set out the entire agreement among the Parties in respect of the subject matter contained herein and therein and supersede and extinguish any prior drafts, agreements, undertakings, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating to the subject matter hereof and thereof.

10.
Miscellaneous.   The provisions of Article XII (Miscellaneous) of the Business Combination Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Business Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.
SPAC:
ExcelFin Acquisition Corp.
By:
/s/ Joe Ragan

Name: Joe Ragan
Title:  Chief Executive Officer
[Signature Page to First Amendment to the Business Combination Agreement]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.
BETTERS:
Betters Medical Investment Holdings Limited
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director
COMPANY:
Tycoon Choice Global Limited
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director
PUBCO:
Baird Medical Investment Holdings Limited
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director
MERGER SUB:
Betters Medical Merger Sub, Inc.
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director
[Signature Page to First Amendment to the Business Combination Agreement]

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Exhibit A
LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [•], 2024, by and between Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (the “Holder”), and Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned Subsidiary of Betters (“PubCo”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, PubCo, the Holder, ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”), Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo, and Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of the Holder (the “Company”), entered into a business combination agreement, dated as of June 26, 2023 (the “Business Combination Agreement”), which provides for, among other things, a business combination between SPAC and the Company, and following the consummation of such transactions, the Holder will hold 29,411,764 PubCo Ordinary Shares (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Shares”); and
WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by the Holder thereunder, PubCo and the Holder desire to enter into this Agreement, pursuant to which the Shares shall become subject to the limitations on disposition, risk of forfeiture and other restrictions as set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Definitions.   For purposes of this Agreement:
(a)   the term “Change of Control” means the occurrence, after the Closing Date, of any of the following events: (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act is or becomes the beneficial owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of, or economic interests in, PubCo’s then outstanding voting securities; (ii) there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the PubCo board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary of another Person, the ultimate parent thereof, or (B) the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary of another Person, the ultimate parent thereof; or (iii) the shareholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by PubCo of 50% or more of the assets of PubCo and its Subsidiaries, taken as a whole.
(b)   the term “Immediate Family” means, with respect to any natural person, any of the following: (i) such person’s spouse; (ii) the siblings of such person and his or her spouse; and (iii) the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings;
(c)   the term “Lock-Up Period” means the period beginning on the date of the consummation of the Share Contribution and ending on the earlier of: (i) the date that is six months after the Closing Date; or (ii) the consummation of a Change of Control of PubCo;

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(d)   the term “Lock-Up Shares” means the Shares, and for the avoidance of any doubt shall exclude (i) PubCo Ordinary Shares acquired in the public market after the Closing Date and (ii) PubCo Ordinary Shares acquired pursuant to a transaction exempt from registration under the Securities Act after the Closing Date;
(e)   the term “Permitted Transferees” means any Person to whom the Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 3(a); and
(f)   the term “Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of, or agree to dispose of, or establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position, within the meaning of Section 16 of the Exchange Act, with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).
2.   Earnout Shares.   The parties hereto hereby agree that (x) 20,588,235 PubCo Ordinary Shares, representing 70% of the PubCo Ordinary Shares to be held by the Holder immediately following the Effective Time, shall be fully vested and freely tradable, subject only to the restrictions set forth in the Securities Act or set forth herein and (y) 8,823,529 PubCo Ordinary Shares, representing the remaining 30% of the PubCo Ordinary Shares to be held by the Holder immediately following the Effective Time, shall be subject to vesting and forfeiture as described below (the “Earnout Shares”).
(a)   The Earnout Shares shall become fully vested if, at any time from the Effective Time through the date that is the eighth anniversary of the Effective Time, the VWAP of PubCo Ordinary Shares is greater than or equal to $12.50 (the “Price Target”) over any 20 trading days within any 30-day trading period (the “Triggering Event”); provided, that the Price Target shall be equitably adjusted for any share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the PubCo Ordinary Shares. For purposes hereof, “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.
(b)   In the event that there is a Change of Control of PubCo after the Effective Time and prior to the date that is the eighth anniversary of the Effective Time, and the corresponding valuation of PubCo Ordinary Shares implied by that Change of Control (taking into account the Earnout Shares that will vest upon such Change of Control and all other PubCo Ordinary Shares issuable or vesting upon such Change of Control) is greater than or equal to the Price Target, the Earnout Shares (to the extent not already fully vested in connection with a Triggering Event) shall become fully vested immediately prior to such Change of Control, such that the holders of the Earnout Shares shall be entitled to receive in such Change of Control the consideration which would have been issuable or payable to them in such Change of Control (including the right to elect to receive different forms of consideration) if they had held the Earnout Shares immediately prior to the consummation thereof.
(c)   Within five Business Days after the occurrence of a Triggering Event or a Change of Control of PubCo resulting in a vesting of Earnout Shares, PubCo shall cause its transfer agent to note the vesting of the appropriate number of Earnout Shares on its share ledger records.
(d)   If by the eighth anniversary of the Effective Time any Earnout Shares shall not have vested, such Earnout Shares shall be forfeited and shall be delivered in certificated or book-entry form to PubCo for cancellation for no consideration and shall cease to represent any interest in PubCo, effective as of such date.

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3.   Lock-Up Provisions.
(a)   Notwithstanding the provisions set forth in Section 3(b), the Holder or any of its Permitted Transferees may Transfer any or all of the Lock-Up Shares other than unvested Earnout Shares (the “Nonforfeitable Lockup-Up Shares”) during the Lock-Up Period: (i) to the Holder’s officers, directors, managers or management committee members; (ii) to any Affiliates of the Holder or such Affiliate’s officers, directors, managers or management committee members; (iii) in the case of any such Permitted Transferee being an individual, by gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family or to a charitable organization; (iv) in the case of any such Permitted Transferee being an individual, by virtue of laws of descent and distribution upon death of such individual; (v) in the case of any such Permitted Transferee being an individual, pursuant to a qualified domestic relations order; (vi) to any partners (general or limited), members, shareholders or holders of similar Equity Securities of the Holder (or, in each case, its nominee or custodian) or any of their respective Affiliates; (vii) by virtue of applicable Law or the Holder’s Governing Documents upon liquidation or dissolution of the Holder; (viii) in connection with any pledge, hypothecation or other granting of a security interest in the Nonforfeitable Lock-Up Shares to one or more lending institutions as collateral or security for any borrowing or the incurrence of any indebtedness by the Holder (provided, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or Equity Securities issued by multiple issuers); (ix) pursuant to a bona fide tender offer, merger, consolidation or other similar transaction, in each case, made to all holders of PubCo Ordinary Shares, involving a Change of Control (including negotiating and entering into an agreement providing for any such transaction); provided, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, all Nonforfeitable Lock-Up Shares shall remain subject to the provisions of Section 3(b); or (x) to the Holder; provided, however, that, in the case of clauses (i) through (ix), any such Permitted Transferees shall enter into a written agreement agreeing to be bound by the provisions set forth in this Section 3 prior to or concurrently with such Transfer.
(b)   The Holder hereby agrees that it shall not, and shall cause any of its Permitted Transferees to not, Transfer (i) any Lock-Up Shares during the Lock-Up Period or (ii) any unvested Earnout Shares while such Earnout Shares remain unvested.
(c)   During the Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2024, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
Promptly upon the expiration of the Lock-Up Period, PubCo shall take all reasonable steps required to remove such legend from the certificates evidencing the Lock-Up Shares, including issuing new share certificates (if any are issued) in respect of the Lock-Up Shares.
(d)   Until an Earnout Share is fully vested, each certificate (if any are issued) evidencing such Earnout Share shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE AS SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2024, BY AND BETWEEN THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
Promptly upon the vesting of the Earnout Shares, PubCo shall take all reasonable steps required to remove such legend from the certificates evidencing the Earnout Shares, including issuing new share certificates (if any are issued) in respect of the Earnout Shares.

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(e)   For the avoidance of any doubt, the Holder shall retain all of its rights as a shareholder of PubCo with respect to (i) the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares and (ii) the Earnout Shares while they are subject to vesting, including the right to vote any Earnout Shares.
4.   Miscellaneous.
(a)   Adjustment.   The share prices of the Lock-Up Shares will be equitably adjusted on account of any changes in the equity securities of PubCo that occur after the Closing Date by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.
(b)   Transfers.   If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and PubCo shall refuse to recognize any such transferee of the Lock-Up Shares or the Earnout Shares as one of its shareholders for any purpose. In order to enforce this Section 4(b), PubCo may impose stop-transfer instructions with respect to (i) any relevant Lock-Up Shares (and any permitted transferees and assigns thereof), as applicable, until the expiration of the Lock-Up Period and (ii) any relevant Earnout Shares (and any permitted transferees and assigns thereof), as applicable, until the Earnout Shares are fully vested.
(c)   Binding Effect; Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto, and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
(d)   Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party hereto in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.
(e)   Governing Law; Jurisdiction.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or related to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by applicable Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 4(e).
(f)   WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY

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COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(F).
(g)   Interpretation.   (i) Unless the context of this Agreement otherwise requires or unless otherwise specified: (A) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (B) words using the singular or plural number also include the plural or singular number, respectively, as applicable; (C) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (D) the term “Section” refers to the specified Section of this Agreement; (E) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (F) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (G) the word “or” shall be disjunctive but not exclusive; and (H) any reference to a given Person includes such Person’s successors and permitted assigns. (ii) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder, and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statutes or regulations. (iii) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. (iv) Time periods within or following which any act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day. (v) All references to Contracts (including this Agreement) means such Contracts as the same may from time to time be amended or supplemented or the terms thereof waived or modified, in each case to the extent provided to the applicable party hereto. (vi) The headings preceding the text of Sections included herein are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.
(h)   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) on the day following mailing if sent by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:
If to the Holder, to:
18/F, Ovest, 77 Wing Lok Street
Sheung Wan, Hong Kong
Email: Quan Qiu
Attention: Qiuquan@baidemed.com
with copies (which shall not constitute notice) to:
Dechert LLP
24/F, North Tower, Beijing Kerry Centre
1 Guanghua Road, Chaoyang District
Beijing, China 100020
Email: yang.wang@dechert.com;
stephen.leitzell@dechert.com
Attention: Yang Wang; Stephen Leitzell

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If to PubCo, to:
Baird Medical Investment Holdings Limited
Room 202, 2/F, Baide Building, Building 11
No.15 Rongtong Street, Yuexiu District, Guangzhou
Attention: Quan Qiu
Email: Qiuquan@baidemed.com
with copies (which shall not constitute notice) to:
Dechert LLP
24/F, North Tower, Beijing Kerry Centre
1 Guanghua Road, Chaoyang District
Beijing, China 100020
Email: yang.wang@dechert.com
Attention: Yang Wang
or to such other address or addresses as the parties hereto may from time to time designate in writing in accordance with this Section 4(h).
(i)   Severability.   If any term or provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable under applicable Law, such term or provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, and all other terms and provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any term or provision contained herein is, to any extent, held prohibited by or invalid, illegal or unenforceable under applicable Law, the parties hereto shall take any actions necessary to render the remaining terms and provisions of this Agreement valid and enforceable to the fullest extent permitted by applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any term or provision contained herein that is held prohibited by or invalid, illegal or unenforceable with a valid, legal and enforceable term or provision giving effect to the original intent of the parties hereto.
(j)   Specific Performance.   The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that PubCo shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent actual or threatened breaches of this Agreement and to enforce the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, the Holder shall not allege, and the Holder hereby waives the defense, that there is an adequate remedy at Law, and the Holder agrees to waive any requirement for the securing or posting of any bond in connection therewith.
(k)   Entire Agreement.   This Agreement constitutes the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of PubCo or any of the obligations of the Holder under any other agreement between the Holder and PubCo, or any certificate or instrument executed by the Holder in favor of PubCo, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of PubCo or any of the obligations of the Holder under this Agreement. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated hereby exist between the parties hereto except as expressly set forth or referenced in this Agreement.
(l)   Further Assurances.   Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

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(m)   Costs and Expenses.   Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.
(n)   Counterparts.   This Agreement may be executed in two or more counterparts, and by different parties hereto in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.
[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
HOLDER:
Betters Medical Investment Holdings Limited
By:

Name: Haimei Wu
Title:  Director
PUBCO:
Baird Medical Investment Holdings Limited
By:

Name: Haimei Wu
Title:  Director

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Annex A-3
SECOND AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT
This Second Amendment to the Business Combination Agreement (this “Amendment”) is entered into as of May 16, 2024, by and among (a) ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”), (b) Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), (c) Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned Subsidiary of Betters (“PubCo”), (d) Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo (“Merger Sub”), and (e) Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of Betters (the “Company” and together with SPAC, Betters, PubCo and Merger Sub, collectively, the “Parties” and individually a “Party”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of June 26, 2023, as amended by certain amendment dated March 11, 2024 (as amended to date, the “Business Combination Agreement”);
WHEREAS, pursuant to Section 12.11 of the Business Combination Agreement, the Business Combination Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by all of the Parties in accordance with the specifications contained in Section 12.8 of the Business Combination Agreement and which makes reference to the Business Combination Agreement; and
WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth below in accordance with Section 12.11 of the Business Combination Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective agreements set forth in this Amendment, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
1.
Amendment to Section 9.9.   The first sentence of Section 9.9 of the Business Combination Agreement is hereby amended in its entirety to be and read as follows:

9.9   Extension of SPAC Business Combination Deadline.   If the Transactions are not consummated by October 25, 2023 (the “SPAC Business Combination Deadline”), then SPAC shall use its, and shall cause its Affiliates to use their, reasonable best efforts to obtain the approval of the SPAC Stockholders to approve an extension of the SPAC Business Combination Deadline to a date that is mutually agreed between SPAC and Betters and reasonably necessary to consummate the Transactions (which date shall not be later than August 25, 2024) (an “Extension” and such date, the “Maximum Extension Date”).
2.
Effectiveness.   All of the provisions of this Amendment shall be effective upon the execution of this Amendment by all of the parties hereto. Except as set forth in this Amendment, all terms and provisions of the Business Combination Agreement shall remain in full force and effect.

3.
References to the Business Combination Agreement.   After giving effect to this Amendment, each reference in the Business Combination Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment, and all references in the Ancillary Agreements to “the Agreement” shall refer to the Business Combination Agreement as amended by this Amendment. Notwithstanding the foregoing, all references (a) in the Business Combination Agreement or the Disclosure Letters to “the date hereof” or “the date of this Agreement” or (b) in the Business Combination Agreement or the Ancillary Agreements to “the date of the Business Combination Agreement” or “the date of the Agreement”, or words of like import, shall refer to June 26, 2023, and all references in the Business Combination Agreement to “prior to the date of

A-3-1

this Agreement” or words of like import shall mean before the Business Combination Agreement was executed on June 26, 2023 (without regard to this Amendment).
4.
Entire Agreement.   This Amendment, the Business Combination Agreement (including the Schedules and Exhibits thereto) and the Ancillary Agreements collectively set out the entire agreement among the Parties in respect of the subject matter contained herein and therein and supersede and extinguish any prior drafts, agreements, undertakings, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating to the subject matter hereof and thereof.

5.
Miscellaneous.   The provisions of Article XII (Miscellaneous) of the Business Combination Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Business Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.
SPAC:
ExcelFin Acquisition Corp.
By:
/s/ Joe Ragan

Name: Joe Ragan
Title:  Chief Executive Officer
[Signature Page to Second Amendment to the Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.
BETTERS:
Betters Medical Investment Holdings Limited
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director
COMPANY:
Tycoon Choice Global Limited
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director
PUBCO:
Baird Medical Investment Holdings Limited
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director
MERGER SUB:
Betters Medical Merger Sub, Inc.
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director
[Signature Page to Second Amendment to the Business Combination Agreement]

Annex A-4
THIRD AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT
This Third Amendment to the Business Combination Agreement (this “Amendment”) is entered into as of June 17, 2024, by and among (a) ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”), (b) Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), (c) Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned Subsidiary of Betters (“PubCo”), (d) Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo (“Merger Sub 1”), (e) Betters Medical Merger Sub 2, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo (“Merger Sub 2”), (f) Betters Medical NewCo, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Betters (“NewCo” and, together with Merger Sub 1, Merger Sub 2 and PubCo, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), and (g) Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of Betters (the “Company” and together with SPAC, Betters, PubCo, Merger Sub 1, Merger Sub 2 and NewCo, collectively, the “Parties” and individually a “Party”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of June 26, 2023, as amended by that certain amendment dated March 11, 2024, and as further amended by that certain amendment dated May 16, 2024 (as amended to date, the “Business Combination Agreement”);
WHEREAS, pursuant to Section 12.11 of the Business Combination Agreement, the Business Combination Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by all of the Parties in accordance with the specifications contained in Section 12.8 of the Business Combination Agreement and which makes reference to the Business Combination Agreement; and
WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth below in accordance with Section 12.11 of the Business Combination Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective agreements set forth in this Amendment, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
1.
References to “Merger”.   Except as otherwise specified herein, references to the “Merger” throughout the Business Combination Agreement shall be changed to the “First Merger”.

2.
References to “Merger Sub”.   Except as otherwise specified herein, references to “Merger Sub” throughout the Business Combination Agreement shall be changed to “Merger Sub 1”.

3.
References to “Merger Sub Board”.   Except as otherwise specified herein, references to “Merger Sub Board” throughout the Business Combination Agreement shall be changed to “Merger Sub 1 Board”.

4.
References to “Merger Sub Share”.   Except as otherwise specified herein, references to “Merger Sub Share” throughout the Business Combination Agreement shall be changed to “Merger Sub 1 Share”.

5.
References to “Merger Sub Written Consent”.   Except as otherwise specified herein, references to “Merger Sub Written Consent” throughout the Business Combination Agreement shall be changed to “Merger Sub Written Consents”.

6.
References to “Merger Consideration Shares”.   Except as otherwise specified herein, references to “Merger Consideration Shares” throughout the Business Combination Agreement shall be changed to “First Merger Consideration Shares”.

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7.
References to “Certificate of Merger”.   Except as otherwise specified herein, references to “Certificate of Merger” throughout the Business Combination Agreement shall be changed to “Certificate of Merger 1”.

8.
Amendment to Introductory Paragraph.   The first paragraph of the Business Combination Agreement is hereby amended in its entirety to be and read as follows:

This Business Combination Agreement, dated as of June 26, 2023 (this “Agreement”), is made and entered into by and among (a) ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”), (b) Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), (c) Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned Subsidiary of Betters (“PubCo”), (d) Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo (“Merger Sub 1”), (e) Betters Medical Merger Sub 2, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo (“Merger Sub 2”), (f) Betters Medical NewCo, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Betters (“NewCo” and, together with Merger Sub 1, Merger Sub 2 and PubCo, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), and (g) Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of Betters (the “Company”). SPAC, Betters, PubCo, Merger Sub 1, Merger Sub 2, NewCo and the Company are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”
9.
Recitals.   The following WHEREAS clauses are added after the current third WHEREAS clause in the Business Combination Agreement:

WHEREAS, NewCo is a newly incorporated Delaware limited liability company and was formed for the purpose of effectuating the Second Merger;
WHEREAS, Merger Sub 2 is a newly incorporated Delaware corporation and was formed for the purpose of effectuating the Second Merger;
10.
Recitals.   The following WHEREAS clause is added after the current fourth WHEREAS clause in the Business Combination Agreement:

WHEREAS, prior to the Closing, Betters will contribute a percentage of PubCo Ordinary Shares equal to the sum of the pro rata ownership in Betters on an as-converted basis of Cheer Aim Investment Limited (“Cheer Aim”), and National Hero International Limited (“National Hero” and together with Cheer Aim, the “Minority Holders”, and such contributed shares the “Transferred PubCo Ordinary Shares”) to NewCo (the “NewCo Share Contribution”), and immediately thereafter Cheer Aim and National Hero will exchange their Betters Shares for NewCo Interests with equivalent value to their Betters Shares;
11.
Recitals.   The following WHEREAS clause is added after the current fifth WHEREAS clause in the Business Combination Agreement:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub 2 will merge with and into NewCo (the “Second Merger” and together with the First Merger, the “Mergers”), the separate existence of Merger Sub 2 will cease and NewCo will continue as the surviving company of the Second Merger as a direct, wholly owned subsidiary of PubCo (the “Surviving LLC”);
12.
Recitals.   “Merger Sub 1” is changed to “Merger Sub 1 and Merger Sub 2” in the current sixteenth WHEREAS clause.

13.
Recitals.   The following WHEREAS clauses are added after the current sixteenth WHEREAS clause in the Business Combination Agreement:

WHEREAS, PubCo, as the sole manager of NewCo, has (a) determined that it is fair to, advisable for and in the best interests of NewCo and PubCo, as the sole member of NewCo, to enter into this

A-4-2

Agreement and to consummate the Transactions, (b) approved (i) the execution and delivery of this Agreement and the Ancillary Agreements, and the documents contemplated hereby and thereby, to which NewCo is a party and (ii) the consummation of the Second Merger and the other Transactions and (c) recommended that PubCo, as the sole member of NewCo, vote in favor of adoption of this Agreement;
WHEREAS, the board of directors of Merger Sub 2 (the “Merger Sub 2 Board” and together with the Merger Sub 1 Board, the “Merger Sub Boards”) has (a) determined that it is fair to, advisable for and in the best interests of Merger Sub 2 and PubCo, as the sole stockholder of Merger Sub 2, to enter into this Agreement and to consummate the Transactions, (b) approved (i) the execution and delivery of this Agreement and the Ancillary Agreements, and the documents contemplated hereby and thereby, to which Merger Sub 2 is a party and (ii) the consummation of the Second Merger and the other Transactions and (c) recommended that PubCo, as the sole stockholder of Merger Sub 2, vote in favor of adoption of this Agreement;
14.
Recitals.   “(b) PubCo will adopt this Agreement by written consent (the “Merger Sub Written Consent”);” is changed to “(b) in its capacity as the sole stockholder of each of Merger Sub 1 and Merger Sub 2, PubCo will adopt this Agreement by written consent (the “Merger Sub Written Consents”);” in the current seventeenth WHEREAS clause.

15.
Recitals.   In the paragraph beginning “NOW, THEREFORE,” at the end of the WHEREAS clauses, “SPAC, Betters, PubCo, Merger Sub and the Company” is changed to “SPAC, Betters, PubCo, Merger Sub 1, NewCo, Merger Sub 2 and the Company”.

16.
Recitals.   The following WHEREAS clause is added after the current nineteenth WHEREAS clause in the Business Combination Agreement:

WHEREAS, for U.S. federal income tax purposes, it is intended that, taken together, the NewCo Share Contribution and the Second Merger will be treated as a distribution by Betters of PubCo Ordinary Shares to Cheer Aim and National Hero in redemption of the Betters Shares of Cheer Aim and National Hero.
17.
Amendment to Section 1.1 Definitions.   In sub-section 1.1.4 “Ancillary Agreements”, “(i) the Certificate of Merger” is changed to “(i) the Certificates of Merger” and “(j) the Surviving Corporation Governing Documents” is changed to “(j) the Surviving Corporation and Surviving LLC Governing Documents”.

18.
Amendment to Section 1.1 Definitions.   In sub-section 1.1.6 “Betters Companies”, “including PubCo, Merger Sub and each of the Target Companies” is changed to “including PubCo, Merger Sub 1, NewCo, Merger Sub 2 and each of the Target Companies”.

19.
Amendment to Section 1.1 Definitions.   In sub-section 1.1.10 “Betters Parties”, “Betters, the Company, PubCo and Merger Sub” is changed to “Betters, the Company, PubCo, Merger Sub 1, NewCo and Merger Sub 2”.

20.
Amendment to Section 1.1 Definitions.   The following sub-sections are added to Section 1.1 in alphabetical order and the original sub-sections shall be deemed to be re-numbered appropriately:

1.1.61
“NewCo Certificate of Formation” means the certificate of formation of NewCo filed with the Delaware Secretary of State prior to the date hereof.

1.1.62
“NewCo Interests” means the membership interests of NewCo.

1.1.63
“NewCo LLC Agreement” means the limited liability company agreement of NewCo as of the date hereof.

1.1.117
“Surviving LLC Governing Documents” means, collectively, the NewCo Certificate of Formation and the NewCo LLC Agreement.

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21.
Amendment to Section 1.1 Definitions.   In current sub-section 1.1.120, “including the Share Contribution, the Merger and the PIPE Investment” is changed to “including the Share Contribution, the NewCo Share Contribution, the First Merger, the Second Merger and the PIPE Investment.”

22.
Amendment to List of Defined Terms.   “Certificate of Merger” is changed to “Certificate of Merger 1”; “Certificate of Merger 2” is added with a reference to Section 2.2(b); “Certificates of Merger” is added with a reference to Section 2.2(b); “Merger” is changed to “First Merger”; “Merger Sub” is changed to “Merger Sub 1”; “Merger Sub 2” is added with a reference to the Preamble; “Merger Sub Board” is changed to “Merger Sub 1 Board”; “Merger Sub 2 Board” is added with a reference to the Recitals; “Merger Sub Share” is changed to “Merger Sub 1 Share”; “Merger Sub 2 Share” is added with a reference to Section 6.3(a); “Merger Sub Written Consent” is changed to “Merger Sub 1 Written Consent”; “Merger Sub 2 Written Consent” is added with a reference to the Recitals; “Merger Sub Written Consents” is added with a reference to the Recitals; “Second Merger” is added with a reference to the Recitals; and “Surviving LLC” is added with a reference to the Recitals.

23.
Amendment to Section 2.1 Pre-Closing Actions.   Section 2.1(e) is added to Section 2.1:

(e)   The NewCo Share Contribution.   Prior to the Closing and in accordance with this Agreement and the Company Governing Documents, Betters shall contribute, assign, transfer and convey to NewCo, and NewCo shall accept from Betters, all of the legal and beneficial title to the Transferred PubCo Ordinary Shares, free from all Liens and together with all rights attaching to the Transferred PubCo Ordinary Shares at the consummation of the NewCo Share Contribution (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Transferred PubCo Ordinary Shares after the consummation of the NewCo Share Contribution).
24.
Amendment to Section 2.2 The Merger.   The title of Section 2.2 of the Business Combination Agreement is hereby changed from “The Merger” to “The Mergers”.

25.
Amendment to Section 2.2 The Merger.   The following sub-sections of Section 2.2 of the Business Combination Agreement are hereby amended in their entirety to be and read as follows:

(a)
Mergers.   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, (i) Merger Sub 1 shall be merged with and into SPAC, the separate corporate existence of Merger Sub 1 shall cease and SPAC, as the surviving corporation in the First Merger, shall thereafter continue its corporate existence as a direct, wholly owned subsidiary of PubCo and (ii) Merger Sub 2 shall be merged with and into NewCo, the separate corporate existence of Merger Sub 2 shall cease and NewCo, as the surviving company in the Second Merger, shall thereafter continue as a direct, wholly owned subsidiary of PubCo.

(b)
Effective Time.   At the Closing, the Parties shall cause (i) a certificate of merger in substantially the form attached hereto as Exhibit G-1 (the “Certificate of Merger 1”) in respect of the First Merger and (ii) a certificate of merger in substantially the form attached hereto as Exhibit G-2 (the “Certificate of Merger 2” and together with the Certificate of Merger 1, the “Certificates of Merger”) to be executed and duly submitted for filing with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL. The First Merger and the Second Merger shall become effective at the date and time of the filing of the Certificates of Merger (or such later time as may be agreed by the Parties and specified in such Certificates of Merger) (the “Effective Time”).

(c)
Effect of the Mergers.   From and after the Effective Time, the effect of the Mergers shall be as provided herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, agreements, powers, franchises, licenses, authority, debts, Liabilities, duties and obligations of SPAC and Merger Sub 1, in the case of the First Merger, and NewCo and Merger Sub 2, in the case of the Second Merger, shall become the property, rights, privileges, immunities,

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agreements, powers, franchises, licenses, debts, Liabilities, duties and obligations of the Surviving Corporation, in the case of the First Merger, and the Surviving LLC, in the case of the Second Merger.
(d)
Surviving Corporation and Surviving LLC Governing Documents.

(i) At the Effective Time, the SPAC Charter shall be amended and restated in its entirety in substantially the form attached hereto as Exhibit H (the “Surviving Corporation Charter”). The Surviving Corporation Charter shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and the Surviving Corporation Charter. At the Effective Time, the NewCo Certificate of Formation shall be the certificate of formation of the Surviving LLC.
(ii) At the Effective Time, the SPAC Bylaws shall be amended and restated in their entirety in substantially the form attached hereto as Exhibit I (the “Surviving Corporation Bylaws”). The Surviving Corporation Bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and the Surviving Corporation Bylaws. At the Effective Time, the NewCo LLC Agreement shall be the limited liability company agreement of the Surviving LLC.
(e)
Directors and Officers of the Surviving Corporation and Surviving LLC.

(i) At the Effective Time, (x) the directors of the Surviving Corporation shall be the respective Persons set forth in Section 2.2(e)(i) of the Betters Disclosure Letter, each to hold office in accordance with the Surviving Corporation Governing Documents until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (y) the managers of the Surviving LLC shall be the managers of NewCo immediately prior to the Effective Time, each to hold office in accordance with the Surviving LLC Governing Documents until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
(ii) At the Effective Time, (x) the officers of the Surviving Corporation shall be the respective officers of the Company holding such positions as set forth in Section 2.2(e)(ii) of the Betters Disclosure Letter, each to hold office in accordance with the Surviving Corporation Governing Documents until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (y) the officers of the Surviving LLC shall be the officers of NewCo immediately prior to the Effective Time, each to hold office in accordance with the Surviving LLC Governing Documents until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
(f)
Effect of the Mergers on Shares of Merger Sub 1 Capital Stock and Merger Sub 2 Capital Stock.

(i) At the Effective Time, by virtue of the First Merger and without any action on the part of any Party, the Merger Sub 1 Share shall automatically be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, which share shall constitute the only Equity Securities of the Surviving Corporation.
(ii) At the Effective Time, by virtue of the Second Merger and without any action on the part of any Party, the Merger Sub 2 Share shall automatically be converted into the NewCo Interests of the Surviving LLC, which interests shall constitute the only Equity Securities of the Surviving LLC.
26.
Amendment to Section 2.2 The Merger.   Section 2.2(h) is added to Section 2.2:

(h)   Effect of the Second Merger on PubCo Ordinary Shares.
(i)   Cancellation of PubCo Ordinary Shares Held by NewCo.   At the Effective Time, by virtue of the Second Merger and without any action on the part of any Party, each PubCo Ordinary Share that is held by NewCo immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and the holder thereof shall cease to have any other rights in and to PubCo with respect to such PubCo Ordinary Shares.

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(ii)   Issuance of PubCo Ordinary Shares to Minority Holders.   At the Effective Time, by virtue of the Second Merger and without any action on the part of any Party, the NewCo Interests owned by the Minority Holders shall be converted into a number of PubCo Ordinary Shares equal to the number of PubCo Ordinary Shares cancelled under Section 2.2(h)(i) above and PubCo shall issue such PubCo Ordinary Shares to the Minority Holders pursuant to the Proxy/Registration Statement pro rata based upon their ownership of the NewCo Interests immediately prior to the Effective Time, and the holders of the NewCo Interests shall cease to have any other rights in and to NewCo with respect to such NewCo Interests. None of the PubCo Ordinary Shares issued to the Minority Holders shall be subject to the terms of the Betters Lock-Up Agreement.
27.
Amendment to Section 2.3 Closing.   “Merger” is changed to “Mergers”.

28.
Amendment to Section 2.4 Closing Deliverables.   Section 2.4(a)(ii) is hereby amended and restated in its entirety to be and read as follows:

(ii)
to SPAC, a counterpart (or counterparts) to each of the Ancillary Agreements to be entered into by PubCo, Merger Sub 1, NewCo, or Merger Sub 2 at the Closing, duly executed by PubCo, Merger Sub 1, NewCo, or Merger Sub 2, as applicable;

29.
Amendment to Section 2.4 Closing Deliverables.   Section 2.4(a)(iii) is hereby amended and restated in its entirety to be and read as follows:

(iii)
to SPAC, (x) a counterpart of the Certificate of Merger 1, duly executed by Merger Sub 1 and (y) a counterpart of the Certificate of Merger 2, duly executed by Merger Sub 2;

30.
Amendment to Section 6.1 Due Organization; Good Standing; Power and Authority.   Sections 6.1(c) and 6.1(d) are added to Section 6.1:

(c)
NewCo (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, (ii) is duly qualified to do business in each jurisdiction in which it is conducting its business and (iii) is in possession of all Approvals necessary to own, lease and operate the assets and properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Betters Material Adverse Effect. NewCo has provided to SPAC true, correct and complete copies of the Governing Documents of NewCo, as amended to date and as currently in effect. NewCo is not in violation of any provisions of its Governing Documents of NewCo in any material respect.

(c)
Merger Sub 2 (i) is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, (ii) is duly qualified to do business in each jurisdiction in which it is conducting its business and (iii) is in possession of all Approvals necessary to own, lease and operate the assets and properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Betters Material Adverse Effect. Merger Sub 2 has provided to SPAC true, correct and complete copies of the Governing Documents of Merger Sub 2, as amended to date and as currently in effect. Merger Sub 2 is not in violation of any provisions of its Governing Documents of Merger Sub 2 in any material respect.

31.
Amendment to Section 6.2 Due Authorization.   “Merger” is changed to “Mergers” and “authorized by the PubCo Board, the Merger Sub Board and the shareholders of PubCo” is changed to “authorized by the PubCo Board, the Merger Sub 1 Board, the sole manager of NewCo, the Merger Sub 2 Board and the shareholders of PubCo”.

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32.
Amendment to Section 6.3 Capitalization.   Section 6.3(a) is hereby amended and restated in its entirety to be and read as follows:

(i) The authorized share capital of PubCo consists of 500,000,000 ordinary shares, par value $0.0001 (“PubCo Ordinary Shares”), of which 29,411,765 PubCo Ordinary Shares are issued and outstanding and owned (beneficially and of record) by Betters, free and clear of all Liens other than (A) as may be set forth in the PubCo Governing Documents and (B) any restrictions on sales of securities under applicable securities Laws, (ii) the authorized shares of capital stock of Merger Sub 1 consist of one share of common stock, par value $0.0001 per share, of which one share of common stock (the “Merger Sub 1 Share”) is issued and outstanding and owned (beneficially and of record) by PubCo, free and clear of all Liens other than (A) as may be set forth in the Governing Documents of Merger Sub 1 and (B) any restrictions on sales of securities under applicable securities Laws, (iii) the authorized shares of capital stock of Merger Sub 2 consist of one share of common stock, par value $0.0001 per share, of which one share of common stock (the “Merger Sub 2 Share”) is issued and outstanding and owned (beneficially and of record) by PubCo, free and clear of all Liens other than (A) as may be set forth in the Governing Documents of Merger Sub 2 and (B) any restrictions on sales of securities under applicable securities Laws and (iv) all of the authorized membership interests of NewCo are owned by Betters, free and clear of all Liens other than (A) as may be set forth in the Governing Documents of NewCo and (B) any restrictions on sales of securities under applicable securities Laws. The PubCo Ordinary Shares currently outstanding, the Merger Sub 1 Share, the Merger Sub 2 Share, the NewCo Interests, and any PubCo Ordinary Shares and NewCo Interests that will be issued pursuant to the Transactions, (x) are, or will be prior to such issuance, duly authorized, and are, or will be at the time of issuance, validly issued, fully paid and non-assessable, (y) were, or will be, issued in compliance with applicable Laws and the Governing Documents of the applicable Party, and (z) were not, and will not be, issued in breach or violation of any preemptive rights, purchase option, call or right of first refusal, right of first offer or similar rights or any Contract.
33.
Amendment to Section 6.3 Capitalization.   Section 6.3(c) is hereby amended and restated in its entirety to be and read as follows:

(c)   PubCo does not, and will not, own or control, directly or indirectly, any interest in any Person, other than, (i) as of the date of this Agreement, Merger Sub 1 and Merger Sub 2, (ii) as of immediately prior to the Closing and following the consummation of the Share Contribution and the NewCo Share Contribution, Merger Sub 1, Merger Sub 2 and each of the Target Companies, and (iii) as of immediately following the Closing, each of the Target Companies, the Surviving Corporation and the Surviving LLC. Merger Sub 1 and Merger Sub 2 do not own or control, directly or indirectly, any interest in any Person.
34.
Amendment to Section 6.4 No Conflict; Governmental Consents and Filings.   “Governing Documents of PubCo or Merger Sub, as applicable” is changed to “Governing Documents of PubCo, Merger Sub 1, NewCo or Merger Sub 2, as applicable” in Section 6.1(a)(i); “PubCo Ordinary Shares or the shares of capital stock of Merger Sub” is changed to “PubCo Ordinary Shares or the shares of capital stock of Merger Sub 1 or Merger Sub 2 or the NewCo Interests” in Section 6.1(a)(iii); and “Certificate of Merger” is changed to “Certificates of Merger” in Section 6.1(b)(i).

35.
Amendment to Section 6.5 Legal Compliance.   “(i) from and after the consummation of the Share Contribution, the ownership by PubCo of the Company Shares” is changed to “(i) from and after the consummation of the Share Contribution, the ownership by PubCo of the Company Shares, and from and after the consummation of the NewCo Share Contribution, the ownership by NewCo of the Transferred PubCo Ordinary Shares”.

36.
Amendment to Article VII Covenants of the Betters Companies.   Section 7.14 is added to Article VII Covenants of the Betters Companies:

7.14   NewCo Share Contribution.   Prior to the Closing, Betters shall consummate the NewCo Share Contribution in accordance with this Agreement and the Betters Governing Documents.

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37.
Amendment to Section 9.2 Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals.   “None of the SPAC Board, the Betters Board, the PubCo Board, the Merger Sub Board or the Company Board” in Section 9.2(c) is changed to “None of the SPAC Board, the Betters Board, the PubCo Board, the Merger Sub 1 Board, the sole manager of NewCo, the Merger Sub 2 Board or the Company Board”.

38.
Amendment to Section 9.4(a).   Section 9.4(a) is hereby amended and restated in its entirety to be and read as follows:

None of SPAC, the Surviving Corporation or any of the Betters Companies shall (i) take any action, or fail to take any action, which would cause the Transactions to fail to qualify for the Intended Tax Treatment or (ii) make any election by or on behalf of Merger Sub 2 or NewCo pursuant to Treasury Regulations Section 301.7701-3 to change the classification of such entities for U.S. federal income tax purposes from their default classification pursuant to such Treasury Regulations. PubCo shall cause the Surviving Corporation and the Company not to liquidate for U.S. federal income tax purposes following the Closing for a period of at least two years after the Closing Date. Betters shall not liquidate or be caused to liquidate for U.S. federal income tax purposes following the Closing for a period of at least two years after the Closing Date; provided that PubCo shall bear the cost of maintaining Betters after the Closing and any costs associated with effecting post-Closing exchanges of Betters Shares for PubCo Securities.
39.
Amendment to Section 9.9 Extension of SPAC Business Combination Deadline.   “which date shall not be later than June 25, 2024” is changed to “which date shall not be later than August 25, 2024”.

40.
Amendment to Section 9.10 PIPE Investment.   “and Betters, Merger Sub, and the Company shall cooperate” is changed to “and Betters, Merger Sub 1, NewCo, Merger Sub 2 and the Company shall cooperate”.

41.
Amendment to Section 10.1 Conditions to Obligations of all Parties.   Section 10.1(g) is deleted from the Business Combination Agreement.

42.
Amendment to Section 10.2 Conditions to Obligations of SPAC.   Section 10.2(g) is added to Section 10.2 of the Business Combination Agreement:

(g)   NewCo Share Contribution.   The NewCo Share Contribution shall have been consummated, and Betters shall have provided SPAC with evidence reasonably acceptable to SPAC of the consummation of the NewCo Share Contribution.
43.
Effectiveness.   All of the provisions of this Amendment shall be effective upon the execution of this Amendment by all of the parties hereto. Except as set forth in this Amendment, all terms and provisions of the Business Combination Agreement shall remain in full force and effect.

44.
References to the Business Combination Agreement.   After giving effect to this Amendment, each reference in the Business Combination Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment, and all references in the Ancillary Agreements to “the Agreement” shall refer to the Business Combination Agreement as amended by this Amendment. Notwithstanding the foregoing, all references (a) in the Business Combination Agreement or the Disclosure Letters to “the date hereof” or “the date of this Agreement” or (b) in the Business Combination Agreement or the Ancillary Agreements to “the date of the Business Combination Agreement” or “the date of the Agreement”, or words of like import, shall refer to June 26, 2023, and all references in the Business Combination Agreement to “prior to the date of this Agreement” or words of like import shall mean before the Business Combination Agreement was executed on June 26, 2023 (without regard to this Amendment).

45.
Entire Agreement.   This Amendment, the Business Combination Agreement (including the Schedules and Exhibits thereto) and the Ancillary Agreements collectively set out the entire agreement among the Parties in respect of the subject matter contained herein and therein and supersede and extinguish any prior drafts, agreements, undertakings, warranties, promises,

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assurances and arrangements of any nature whatsoever, whether or not in writing, relating to the subject matter hereof and thereof.
46.
Miscellaneous.   The provisions of Article XII (Miscellaneous) of the Business Combination Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Business Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.
SPAC:
ExcelFin Acquisition Corp.
By:
/s/ Joe Ragan

Name: Joe Ragan
Title:  Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.
BETTERS:
Betters Medical Investment Holdings Limited
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director
COMPANY:
Tycoon Choice Global Limited
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director
PUBCO:
Baird Medical Investment Holdings Limited
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director
NEWCO:
Betters Medical NewCo, LLC
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Manager
MERGER SUB:
Betters Medical Merger Sub, Inc.
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director
MERGER SUB 2:
Betters Medical Merger Sub 2, Inc.
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director

Annex A-5
FOURTH AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT
This Fourth Amendment to the Business Combination Agreement (this “Amendment”) is entered into as of August 23, 2024, by and among (a) ExcelFin Acquisition Corp., a Delaware corporation (“SPAC”), (b) Betters Medical Investment Holdings Limited, a Cayman Islands exempted company (“Betters”), (c) Baird Medical Investment Holdings Limited, a Cayman Islands exempted company and a direct, wholly owned Subsidiary of Betters (“PubCo”), (d) Betters Medical Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo (“Merger Sub 1”), (e) Betters Medical Merger Sub 2, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of PubCo (“Merger Sub 2”), (f) Betters Medical NewCo, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Betters (“NewCo” and, together with Merger Sub 1, Merger Sub 2 and PubCo, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), and (g) Tycoon Choice Global Limited, a business company limited by shares incorporated under the Laws of the British Virgin Islands and a direct, wholly owned Subsidiary of Betters (the “Company” and together with SPAC, Betters, PubCo, Merger Sub 1, Merger Sub 2 and NewCo, collectively, the “Parties” and individually a “Party”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of June 26, 2023, as amended by those certain amendments dated March 11, 2024, May 16, 2024 and June 17, 2024 (as amended to date, the “Business Combination Agreement”);
WHEREAS, pursuant to Section 12.11 of the Business Combination Agreement, the Business Combination Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by all of the Parties in accordance with the specifications contained in Section 12.8 of the Business Combination Agreement and which makes reference to the Business Combination Agreement; and
WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth below in accordance with Section 12.11 of the Business Combination Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective agreements set forth in this Amendment, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
1.
Amendment to Section 9.9 Extension of SPAC Business Combination Deadline.   “which date shall not be later than August 25, 2024” is changed to “which date shall not be later than September 30, 2024”.

2.
Effectiveness.   All of the provisions of this Amendment shall be effective upon the execution of this Amendment by all of the parties hereto. Except as set forth in this Amendment, all terms and provisions of the Business Combination Agreement shall remain in full force and effect.

3.
References to the Business Combination Agreement.   After giving effect to this Amendment, each reference in the Business Combination Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment, and all references in the Ancillary Agreements to “the Agreement” shall refer to the Business Combination Agreement as amended by this Amendment. Notwithstanding the foregoing, all references (a) in the Business Combination Agreement or the Disclosure Letters to “the date hereof” or “the date of this Agreement” or (b) in the Business Combination Agreement or the Ancillary Agreements to “the date of the Business Combination Agreement” or “the date of the Agreement”, or words of like import, shall refer to June 26, 2023, and all references in the Business Combination Agreement to “prior to the date of this Agreement” or words of like import shall mean before the Business Combination Agreement was executed on June 26, 2023 (without regard to this Amendment).

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4.
Entire Agreement.   This Amendment, the Business Combination Agreement (including the Schedules and Exhibits thereto) and the Ancillary Agreements collectively set out the entire agreement among the Parties in respect of the subject matter contained herein and therein and supersede and extinguish any prior drafts, agreements, undertakings, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating to the subject matter hereof and thereof.

5.
Miscellaneous.   The provisions of Article XII (Miscellaneous) of the Business Combination Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Business Combination Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

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A-5-2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.
SPAC:
ExcelFin Acquisition Corp.
By:
/s/ Joe Ragan

Name: Joe Ragan
Title:  Chief Executive Officer
[Amendment No. 4 To Business Combination Agreement]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.
BETTERS:
Betters Medical Investment Holdings Limited
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director
COMPANY:
Tycoon Choice Global Limited
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director
PUBCO:
Baird Medical Investment Holdings Limited
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director
NEWCO:
Betters Medical NewCo, LLC
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Manager
MERGER SUB 1:
Betters Medical Merger Sub, Inc.
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director
MERGER SUB 2:
Betters Medical Merger Sub 2, Inc.
By:
/s/ Haimei Wu

Name: Haimei Wu
Title:  Director
[Amendment No. 4 To Business Combination Agreement]

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Annex B
Memorandum and Articles of Association

THE COMPANIES ACT (AS REVISED)
EXEMPTED COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
(Adopted by way of a special resolution and effective as of [•])
1.
The name of the Company is Baird Medical Investment Holdings Limited.

2.
The registered office of the Company shall be at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

3.
Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and shall include, without limitation:

(a)
to act and perform all the functions of a holding company in all its branches and to coordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which the Company or any subsidiary company is a member or which are in any manner controlled directly or indirectly by the Company; and

(b)
to act as an investment company and for that purpose to subscribe, acquire, hold, dispose, sell, deal in or trade upon any terms, whether conditionally or absolutely, shares, stock, debentures, debenture stock, annuities, notes, mortgages, bonds, obligations and securities, foreign exchange, foreign currency deposits and commodities, issued or guaranteed by any company wherever incorporated, or by any government, sovereign, ruler, commissioners, public body or authority, supreme, municipal, local or otherwise, by original subscription, tender, purchase, exchange, underwriting, participation in syndicates or in any other manner and whether or not fully paid up, and to meet calls thereon.

4.
Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Act.

5.
Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.
The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.
The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.
The share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of a nominal or par value of US$0.0001 each with the power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said share capital subject to the provisions of the Companies Act (As Revised) and the Articles of Association of the Company and to issue any part of its capital, whether original, redeemed or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the conditions of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

9.
The Company may exercise the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

The Companies Act (As Revised)
Exempted Company Limited by Shares
THE AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
Baird Medical Investment Holdings Limited
(Adopted by way of a special resolution and effective as of                   2023)

I N D E X
SUBJECT	Article No.
Table A	1
Interpretation	2
Share Capital	3
Alteration Of Capital	4-7
Share Rights	8-10
Variation Of Rights	11-12
Shares	13-16
Share Certificates	17-22
Lien	23-25
Calls On Shares	26-34
Forfeiture Of Shares	35-43
Register Of Members	44-45
Record Dates	46
Transfer Of Shares	47-52
Transmission Of Shares	53-55
Untraceable Members	56
General Meetings	57-59
Notice Of General Meetings	60-61
Proceedings At General Meetings	62-66
Voting	67-78
Proxies	79-84
Corporations Acting By Representatives	85
Board Of Directors	86-87
Disqualification Of Directors	88
Executive Directors	89-90
Alternate Directors	91-94
Directors’ Fees And Expenses	95-98
Directors’ Interests	99-102
General Powers Of The Directors	103-108
Borrowing Powers	109-112
Proceedings Of The Directors	113-122
Audit Committee	123-125
Officers	126-129
Register of Directors and Officers	130
Minutes	131
Seal	132
Authentication Of Documents	133
Destruction Of Documents	134
Dividends And Other Payments	135-144
Reserves	145
Capitalisation	146-147

SUBJECT	Article No.
Subscription Rights Reserve	148
Accounting Records	149-153
Audit	154-160
Notices	161-163
Signatures	164
Winding Up	165-166
Indemnity	167-176
Financial Year End	177
Amendment To Memorandum and Articles of Association
And Name of Company	178
Information	179
Mergers and Consolidation	180-181
Exclusive Forum	182-184
General	185
Certain Tax Filings	186

THE COMPANIES ACT (AS REVISED)
EXEMPTED COMPANY LIMITED BY SHARES
THE AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
Baird Medical Investment Holdings Limited
TABLE A
1.   The regulations in Table A in the Schedule to the Companies Act (As Revised) do not apply to the Company.
INTERPRETATION
2.   (1)   In these Articles, unless the context otherwise requires, the words standing in the first column of the following table shall bear the meaning set opposite them respectively in the second column.
WORD	MEANING
“Act”	The Companies Act, Cap. 22 (As Revised) of the Cayman Islands.
“Affiliate”
in respect of any given Person, any other Person that, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such person or entity, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, a trust solely for the benefit of any of the foregoing, a company, partnership or entity wholly owned by one or more of the foregoing, and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” in this definition shall mean the ownership, directly or indirectly, of securities possessing more than 50% of the voting power of the corporation, or the partnership or other entity (other than, in the case of corporation, securities having such power only by reason of the happening of a contingency not within the reasonable control of such partnership, corporation, natural person or entity), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

“Articles”	these Articles in their present form or as supplemented or amended or substituted from time to time.
“Audit Committee”	the audit committee of the Company formed by the Board pursuant to Article 123, or any successor audit committee.

WORD	MEANING
“Auditor”	the independent auditor of the Company which shall be an internationally recognized firm of independent accountants.
“Beneficial Own”, “Beneficially Owned” or “Beneficial Ownership”	“beneficially own”, “beneficially owned” or “beneficial ownership”, as applicable (as such terms are defined in Rule 13d-3 under the Exchange Act) and each such beneficial owner, a “Beneficial Owner”.
“Betters Director”	has the meaning set forth in Article 86.
“Betters Member”	Betters Medical Investment Holdings Limited, an exempted company incorporated in the Cayman Islands with company number CT 370557.
“Board” or “Directors”	the board of directors of the Company or the directors present at a meeting of directors of the Company at which a quorum is present.
“capital”	the share capital from time to time of the Company.
“clear days”	in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.
“clearing house”
a clearing house recognised by the laws of the jurisdiction in which the shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Company”	Baird Medical Investment Holdings Limited.
“Compensation Committee”	the compensation committee of the Board established pursuant to these Articles, or any successor committee.
“competent regulatory authority”
a competent regulatory authority in the territory where the shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such territory.

“debenture” and “debenture holder”	include debenture stock and debenture stockholder respectively.
“Designated Stock Exchange”	the stock exchange in the United States of America on which any shares are listed for trading.
“dollars” and “$”	dollars, the legal currency of the United States of America.
“Effective Date”
being the Closing Date as defined in the Business Combination Agreement, dated June 26, 2023, made by and among ExcelFin Acquisition Corp., Betters Member, the Company, Betters Medical Merger Sub, Inc. and Tycoon Choice Global Limited.

“Exchange Act”	the Securities Exchange Act of 1934, as amended.
“head office”	such office of the Company as the Directors may from time to time determine to be the principal office of the Company.
“Independent Director”	a director who is an independent director as defined

WORD	MEANING
in the applicable rules and regulations of the Designated Stock Exchange.
“Member”	a duly registered holder from time to time of the shares in the capital of the Company.
“Memorandum of Association”	the memorandum of association of the Company, as amended from time to time.
“month”	a calendar month.
“Nominating Committee”	the nominating committee of the Board established pursuant to these Articles, or any successor committee.
“Notice”	written notice unless otherwise specifically stated and as further defined in these Articles.
“Office”	the registered office of the Company for the time being.
“Officer”	any officer for the time being and from time to time of the Company.
“ordinary resolution”
a resolution shall be an ordinary resolution when it has been passed by a simple majority of votes cast by such Members as, being entitled so to do, vote in person or, in the case of any Member being a corporation, by its duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which Notice has been duly given in accordance with Article 60, or approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

“paid up”	paid up or credited as paid up.
“Person”
any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Register”
the principal register and where applicable, any branch register of Members of the Company to be maintained at such place within or outside the Cayman Islands as the Board shall determine from time to time.

“Registration Office”
in respect of any class of share capital such place as the Board may from time to time determine to keep a branch register of Members in respect of that class of share capital and where (except in cases where the Board otherwise directs) the transfers or other documents of title for such class of share capital are

WORD	MEANING
to be lodged for registration and are to be registered.
“Seal”	common seal or any one or more duplicate seals of the Company (including a securities seal) for use in the Cayman Islands or in any place outside the Cayman Islands.
“SEC”	The United States Securities and Exchange Commission or any other federal agency for the time being administering the Securities Act.
“Securities Act”	mean the U.S. Securities Act 1933 as amended, or any similar federal statute and the rules and regulations of the SEC thereunder as the same shall be in effect from time to time.
“Secretary”	any person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy,temporary or acting secretary.
“shares”	ordinary shares of par value US$0.0001 each.
“special resolution”
a resolution shall be a special resolution when it has been passed by a majority of not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which Notice has been duly given in accordance with Article 60 or approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed; a special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles or the Statutes.

“Sponsor Director”	has the meaning set forth in Article 86.
“Sponsor Member”	ExcelFin SPAC LLC.
“Statutes”	the Act and every other law of the Legislature of the Cayman Islands for the time being in force applying to or affecting the Company, its Memorandum of Association and/or these Articles.
“Tax Filing Authorised Person”	such Person as any Director shall designate from time to time, acting severally.
“year”	a calendar year.
(2)   In these Articles, unless there be something within the subject or context inconsistent with such construction:
(a)
words importing the singular include the plural and vice versa;

(b)
words importing a gender include both gender and the neuter;

(c)
words importing persons include companies, associations and bodies of persons whether corporate or not;

(d)
the words:

(i)
“may” shall be construed as permissive;

(ii)
“shall” or “will” shall be construed as imperative;

(e)
expressions referring to writing shall, unless the contrary intention appears, be construed as including printing, lithography, email, facsimile, photography and other modes of representing words or figures in a visible form, and including where the representation takes the form of electronic display, or represented by any other substitute or format for storage or transmission for writing or partly one and partly another provided that both the mode of service of the relevant document or Notice and the Member’s election comply with all applicable Statutes, rules and regulations;

(f)
any requirement as to delivery under the Articles include delivery in the form of an electronic record (as defined in the Electronic Transactions Act of the Cayman Islands) or an electronic communication;

(g)
references to any law, ordinance, statute or statutory provision shall be interpreted as relating to any statutory modification or re-enactment thereof for the time being in force;

(h)
save as aforesaid words and expressions defined in the Statutes shall bear the same meanings in these Articles if not inconsistent with the subject in the context;

(i)
references to a document (including, but without limitation, a resolution in writing) being signed or executed include references to it being signed or executed under hand or under seal or by electronic communication or by electronic signature or by any other method and references to a Notice or document include a Notice or document recorded or stored in any digital, electronic, electrical, magnetic or other retrievable form or medium and information in visible form whether having physical substance or not;

(j)
Sections 8 and 19 of the Electronic Transaction Act of the Cayman Islands, as amended from time to time, shall not apply to these Articles to the extent it imposes obligations or requirements in addition to those set out in these Articles;

(k)
where a Member is a corporation, any reference in these Articles to a Member shall, where the context requires, refer to a duly authorised representative of such Member; and

(l)
references to “in the ordinary course of business” and comparable expressions mean the ordinary and usual course of business of the relevant party, consistent in all material respects (including nature and scope) with the prior practice of such party.

SHARE CAPITAL
3.   (1)   The share capital of the Company at the date on which these Articles come into effect shall be divided into ordinary shares of a par value of US$0.0001 each.
(2)   Subject to the Act, the Company’s Memorandum and Articles of Association and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any competent regulatory authority, the Company shall have the power to purchase or otherwise acquire its own shares and such power shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it in its absolute discretion thinks fit and any determination by the Board of the manner of purchase shall be deemed authorized by these Articles for purposes of the Act. Subject to the Act, the Company is hereby authorized to make payments in respect of a redemption or purchase of its own shares in any manner authorized by the Act, including out of its capital. The purchase of any share shall not oblige the Company to purchase any other share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

(3)   The Company is authorised to hold treasury shares in accordance with the Act and may designate as treasury shares any of its shares that it purchases or redeems, or any share surrendered to it subject to the rules and regulations of the Designated Stock Exchange, the SEC and/or any competent regulatory authority. Shares held by the Company as treasury shares shall continue to be classified as treasury shares until such shares are either cancelled or transferred as the Board may determine on such terms and subject to such conditions as it in its absolute discretion thinks fits in accordance with the Act subject to the rules and regulations of the Designated Stock Exchange, the SEC and/or any competent regulatory authority.
(4)   The Company may accept the surrender for no consideration of any fully paid share unless, as a result of such surrender, there would no longer be any issued shares of the Company other than shares held as treasury shares.
(5)   No share shall be issued to bearer.
ALTERATION OF CAPITAL
4.   The Company may from time to time by ordinary resolution in accordance with the Act alter the conditions of its Memorandum of Association to:
(a)
increase its capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

(b)
consolidate and divide all or any of its capital into shares of larger amount than its existing shares;

(c)
without prejudice to the powers of the Board under Article 13, divide its shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a class of shares has been authorized by the Company no resolution of the Company in general meeting is required for the issuance of shares of that class and the Directors may issue shares of that class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such shares and where the equity capital includes shares with different voting rights, the designation of each class of shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

(d)
sub-divide its shares, or any of them, into shares of smaller amount than is fixed by the Memorandum of Association (subject, nevertheless, to the Act), and may by such resolution determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new shares;

(e)
cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person, and diminish the amount of its capital by the amount of the shares so cancelled or, in the case of shares, without par value, diminish the number of shares into which its capital is divided.

5.   The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under Article 4 and, in particular but without prejudice to the generality of the foregoing, may issue certificates in respect of fractions of shares or arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise any person to transfer the shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

6.   The Company may from time to time by special resolution, subject to any confirmation or consent required by the Act, reduce its share capital or any capital redemption reserve or other undistributable reserve in any manner permitted by law.
7.   Except so far as otherwise provided by the conditions of issue, or by these Articles, any capital raised by the creation of new shares shall be treated as if it formed part of the original capital of the Company, and such shares shall be subject to the provisions contained in these Articles with reference to the payment of calls and instalments, transfer and transmission, forfeiture, lien, cancellation, surrender, voting and otherwise.
SHARE RIGHTS
8.   Subject to the provisions of the Act, the rules and regulations of the Designated Stock Exchange, the SEC and/or any competent regulatory authority and the Memorandum and Articles of Association and to any special rights conferred on the holders of any shares or class of shares, and without prejudice to Article 13, any share in the Company (whether forming part of the present capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as the Board may determine, including without limitation on terms that they may be, or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit.
9.   Subject to the Act, the rules and regulations of the Designated Stock Exchange, the SEC and/or any competent regulatory authority and the Memorandum and Articles of Association, and to any special rights conferred on the holders of any shares or attaching to any class of shares, shares may be issued on the terms that may be or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit.
10.   Subject to Article 13(1), the Memorandum of Association and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into shares of a single class the holders of which shall, subject to these Articles:
(a)
be entitled to one vote per share;

(b)
be entitled to such dividends as the Board may from time to time declare;

(c)
in the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)
generally, be entitled to enjoy all of the rights attaching to shares.

VARIATION OF RIGHTS
11.   Subject to the Act and without prejudice to Article 8, all or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time (whether or not the Company is being wound up) be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting all the provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply, but so that:
(a)
the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a person or persons or (in the case of a Member being a corporation) its duly authorized representative together holding or representing by proxy not less than one-third in nominal value or par value of the issued shares of that class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Members who are present shall form a quorum (whatever the number of shares held by them));

(b)
every holder of shares of the class shall be entitled on a poll to one vote for every such share held by him; and

(c)
any holder of shares of the class present in person or by proxy or authorised representative may demand a poll.

12.   The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares ranking pari passu therewith.
SHARES
13.   (1)   Subject to the Act, these Articles and, where applicable, the rules and regulations of the Designated Stock Exchange, the SEC and/or any competent regulatory authority and without prejudice to any special rights or restrictions for the time being attached to any shares or any class of shares, the unissued shares of the Company (whether forming part of the original or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may in its absolute discretion determine but so that no shares shall be issued at a discount to their nominal value.
(2)   Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option or shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preferred shares, no vote of the holders of preferred shares or ordinary shares shall be a prerequisite to the issuance of any shares of any class or series of the preferred shares authorized by and complying with the conditions of the Memorandum and Articles of Association.
(3)   The Board may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the capital of the Company on such terms as it may from time to time determine.
14.   The Company may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by the Act. Subject to the Act, the commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one and partly in the other.
15.   Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any fractional part of a share or (except only as otherwise provided by these Articles or by law) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.
16.   Subject to the Act and these Articles, the Board may at any time after the allotment of shares but before any person has been entered in the Register as the holder, recognise a renunciation thereof by the allottee in favour of some other person and may accord to any allottee of a share a right to effect such renunciation upon and subject to such terms and conditions as the Board considers fit to impose.
SHARE CERTIFICATES
17.   Every share certificate shall be issued under the Seal or a facsimile thereof or with the Seal printed thereon and shall specify the number and class and distinguishing numbers (if any) of the shares to which it relates, and the amount paid up thereon and may otherwise be in such form as the Directors may from time to time determine. No certificate shall be issued representing shares of more than one class. The Board may by resolution determine, either generally or in any particular case or cases, that any signatures on any such certificates (or certificates in respect of other securities) need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon.

18.   (1)   In the case of a share held jointly by several persons, the Company shall not be bound to issue more than one certificate therefor and delivery of a certificate to one of several joint holders shall be sufficient delivery to all such holders.
(2)   Where a share stands in the names of two or more persons, the person first named in the Register shall as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company, except the transfer of the shares, be deemed the sole holder thereof.
19.   The Company is not obligated to issue a share certificate to a Member unless the Member requests it in writing from the Company. Every person whose name is entered, upon an allotment of shares, as a Member in the Register shall be entitled without payment, to receive one certificate for all such shares of any one class or several certificates each for one or more of such shares of such class upon payment for every certificate after the first of such reasonable out-of-pocket expenses as the Board from time to time determines.
20.   Share certificates shall be issued within the relevant time limit as prescribed by the Act or as the SEC or Designated Stock Exchange may from time to time determine, whichever is the shorter, after allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgment of a transfer with the Company. Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act, and shall be signed by any two Officers authorized to sign share certificates. The Chairman of the Board and any president, chief executive officer, chief financial officer, vice president, treasurer, assistant treasurer, the Secretary (or an assistant Secretary) of the Company shall specifically be authorised to sign share certificates.
21.   (1)   Upon every transfer of shares the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate shall be issued to the transferee in respect of the shares transferred to him at such fee as is provided in paragraph (2) of this Article 21. If any of the shares included in the certificate so given up shall be retained by the transferor a new certificate for the balance shall be issued to him at the aforesaid fee payable by the transferor to the Company in respect thereof.
(2)   The fee referred to in paragraph (1) above shall be an amount not exceeding the relevant maximum amount as the Designated Stock Exchange may from time to time determine provided that the Board may at any time determine a lower amount for such fee.
22.   If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed a new certificate representing the same shares may be issued to the relevant Member upon request and on payment of such fee as the Board may determine and, subject to compliance with such terms (if any) as to evidence and indemnity and to payment of the costs and reasonable out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of damage or defacement, on delivery of the old certificate to the Company provided always that where share warrants have been issued, no new share warrant shall be issued to replace one that has been lost unless the Board has determined that the original has been destroyed.
LIEN
23.   The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share. The Company shall also have a first and paramount lien on every share (not being a fully paid share) registered in the name of a Member (whether or not jointly with other Members) for all amounts of money presently payable by such Member or his estate to the Company whether the same shall have been incurred before or after notice to the Company of any equitable or other interest of any person other than such member, and whether the period for the payment or discharge of the same shall have actually become due or not, and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other person, whether a Member or not. The Company’s lien on a share shall extend to all dividends or other moneys payable thereon or in respect thereof. The Board may at any time, generally or in any particular case, waive any lien that has arisen or declare any share exempt in whole or in part, from the provisions of this Article 23.
24.   Subject to these Articles, the Company may sell in such manner as the Board determines any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable, or the liability or engagement in respect of which such lien exists is liable to be presently fulfilled or discharged nor until the expiration of fourteen (14) clear days after a notice in writing, stating and demanding payment of the sum presently payable, or specifying the liability or engagement and demanding fulfilment or discharge thereof and giving notice of the intention to sell in default, has been served on the registered holder for the time being of the share or the person entitled thereto by reason of his death or bankruptcy.
25.   The net proceeds of the sale shall be received by the Company and applied in or towards payment or discharge of the debt or liability in respect of which the lien exists, so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the person entitled to the share at the time of the sale. To give effect to any such sale the Board may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.
CALLS ON SHARES
26.   Subject to these Articles and to the terms of allotment, the Board may from time to time make calls upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium), and each Member shall (subject to being given at least fourteen (14) clear days’ Notice specifying the time and place of payment) pay to the Company as required by such notice the amount called on his shares. A call may be extended, postponed or revoked in whole or in part as the Board determines but no Member shall be entitled to any such extension, postponement or revocation except as a matter of grace and favour.
27.   A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed and may be made payable either in one lump sum or by instalments.
28.   A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made. The joint holders of a share shall be jointly and severally liable to pay all calls and instalments due in respect thereof or other moneys due in respect thereof.
29.   If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the amount unpaid from the day appointed for payment thereof to the time of actual payment at such rate (not exceeding twenty percent (20%) per annum) as the Board may determine, but the Board may in its absolute discretion waive payment of such interest in whole or in part.
30.   No Member shall be entitled to receive any dividend or bonus or to be present and vote (save as proxy for another Member) at any general meeting either personally or by proxy, or be reckoned in a quorum, or exercise any other privilege as a Member until all calls or instalments due by him to the Company, whether alone or jointly with any other person, together with interest and expenses (if any) shall have been paid.
31.   On the trial or hearing of any action or other proceedings for the recovery of any money due for any call, it shall be sufficient to prove that the name of the Member sued is entered in the Register as the holder, or one of the holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book, and that notice of such call was duly given to the Member sued, in pursuance of these Articles; and it shall not be necessary to prove the appointment of the Directors who made such call, nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.
32.   Any amount payable in respect of a share upon allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and payable on the date fixed for payment and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call duly made and notified.
33.   On the issue of shares the Board may differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

34.   The Board may, if it thinks fit, receive from any Member willing to advance the same, and either in money or money’s worth, all or any part of the moneys uncalled and unpaid or instalments payable upon any shares held by him and upon all or any of the moneys so advanced (until the same would, but for such advance, become presently payable) pay interest at such rate (if any) as the Board may decide. The Board may at any time repay the amount so advanced upon giving to such Member not less than one (1) month’s Notice of its intention in that behalf, unless before the expiration of such notice the amount so advanced shall have been called up on the shares in respect of which it was advanced. Such payment in advance shall not entitle the holder of such share or shares to participate in respect thereof in a dividend subsequently declared.
FORFEITURE OF SHARES
35.   (1)   If a call remains unpaid after it has become due and payable the Board may give to the person from whom it is due not less than fourteen (14) clear days’ Notice:
(a)
requiring payment of the amount unpaid together with any interest which may have accrued and which may still accrue up to the date of actual payment; and

(b)
stating that if the Notice is not complied with the shares on which the call was made will be liable to be forfeited.

(2)   If the requirements of any such Notice are not complied with, any share in respect of which such Notice has been given may at any time thereafter, before payment of all calls and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect, and such forfeiture shall include all dividends and bonuses declared in respect of the forfeited share but not actually paid before the forfeiture.
36.   When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share. No forfeiture shall be invalidated by any omission or neglect to give such Notice.
37.   The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Articles to forfeiture will include surrender.
38.   Any share so forfeited shall be deemed the property of the Company and may be sold, re-allotted or otherwise disposed of to such person, upon such terms and in such manner as the Board determines, and at any time before a sale, re-allotment or disposition the forfeiture may be annulled by the Board on such terms as the Board determines.
39.   A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares but nevertheless shall remain liable to pay the Company all moneys which at the date of forfeiture were presently payable by him to the Company in respect of the shares, with (if the Board shall in its discretion so requires) interest thereon from the date of forfeiture until payment at such rate (not exceeding twenty percent (20%) per annum) as the Board shall determine. The Board may enforce payment thereof if it thinks fit, and without any deduction or allowance for the value of the forfeited shares, at the date of forfeiture, but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares. For the purposes of this Article 39 any sum which, by the terms of issue of a share, is payable thereon at a fixed time which is subsequent to the date of forfeiture, whether on account of the nominal value of the share or by way of premium, shall notwithstanding that time has not yet arrived be deemed to be payable at the date of forfeiture, and the same shall become due and payable immediately upon the forfeiture, but interest thereon shall only be payable in respect of any period between the said fixed time and the date of actual payment.
40.   A declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share, and such declaration shall (subject to the execution of an instrument of transfer by the Company if necessary) constitute a good title to the share, and the person to whom the share is disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the consideration (if any), nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture, sale or disposal of the share. When any share shall have been forfeited, notice of the declaration shall be given to the Member in whose name it stood immediately prior to the forfeiture, and an entry of the forfeiture, with the date thereof, shall forthwith be made in the Register, but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice or make any such entry.
41.   Notwithstanding any such forfeiture as aforesaid the Board may at any time, before any shares so forfeited shall have been sold, re-allotted or otherwise disposed of, permit the shares forfeited to be bought back upon the terms of payment of all calls and interest due upon and expenses incurred in respect of the share, and upon such further terms (if any) as it thinks fit.
42.   The forfeiture of a share shall not prejudice the right of the Company to any call already made or instalment payable thereon.
43.   The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.
REGISTER OF MEMBERS
44.   (1)   The Company shall keep in one or more books a Register of its Members and shall enter therein the following particulars, that is to say:
(a)
the name and address of each Member, the number and class of shares held by him and the amount paid or agreed to be considered as paid on such shares;

(b)
the date on which each person was entered in the Register; and

(c)
the date on which any person ceased to be a Member.

(2)   The Company may keep an overseas or local or other branch register of Members resident in any place, and the Board may make and vary such regulations as it determines in respect of the keeping of any such register and maintaining a Registration Office in connection therewith.
45.   The Register and branch register of Members, as the case may be, shall be open to inspection for such times and on such days as the Board shall determine by Members without charge or by any other person, upon a maximum payment of $2.50 or such other sum specified by the Board, at the Office or Registration Office or such other place at which the Register is kept in accordance with the Act. The Register including any overseas or local or other branch register of Members may, after compliance with any notice requirements of the Designated Stock Exchange or by any electronic means in such manner as may be accepted by the Designated Stock Exchange to that effect, be closed for inspection at such times or for such periods not exceeding in the whole thirty (30) days in each year as the Board may determine and either generally or in respect of any class of shares.
RECORD DATES
46.   (1)   For the purpose of determining the Members entitled to notice of or to vote at any general meeting, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board may, by any means in accordance with the requirements of any Designated Stock Exchange, the SEC and/or any competent regulatory authority, fix, in advance, a date as the record date for any such determination of Members and may, subject to Article 52, provide that the register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) days.
(2)   If the Board does not fix a record date for any general meeting, the record date for determining the Members entitled to a notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with these Articles notice is waived, at the close of business on the day next preceding the day on which the meeting is held. The record date for determining the Members for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(3)   A determination of the Members of record entitled to notice of or to vote at a meeting of the Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.
TRANSFER OF SHARES
47.   (1)   Subject to these Articles, the rules or regulations of the Designated Stock Exchange, any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange, the SEC and/or any competent regulatory authority or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time. If the shares in question were issued in conjunction with rights, options and warrants issued pursuant to these Articles on terms that one cannot be transferred without the other, the Board shall refuse to register the transfer of any such shares without evidence satisfactory to them of the like transfer of such right, option or warrant.
(2)   Notwithstanding the provisions of subparagraph (1) above, for so long as any shares are listed on the Designated Stock Exchange, titles to such listed shares may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority that are or shall be applicable to such listed shares. The register of members of the Company in respect of its listed shares (whether the Register or a branch register) may be kept by recording the particulars required by Section 40 of the Act in a form otherwise than legible if such recording otherwise complies with the laws applicable to and the rules and regulations of the Designated Stock Exchange that are or shall be applicable to such listed shares.
48.   The instrument of transfer shall be executed by or on behalf of the transferor and the transferee provided that the Board may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so. Without prejudice to Article 47, the Board may also resolve, either generally or in any particular case, upon request by either the transferor or transferee, to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. Nothing in these Articles shall preclude the Board from recognising a renunciation of the allotment or provisional allotment of any share by the allottee in favour of some other person.
49.   (1)   The Board, in so far as permitted by any applicable law may, in its absolute discretion, at any time and from time to time, transfer any share upon the Register to any branch register or any share on any branch register to the Register or any other branch register. In the event of any such transfer, the shareholder requesting such transfer shall bear the cost of effecting the transfer unless the Board otherwise determines.
(2)   Unless the Board otherwise agrees (which agreement may be on such terms and subject to such conditions as the Board in its absolute discretion may from time to time determine), no shares upon the Register shall be transferred to any branch register nor shall shares on any branch register be transferred to the Register or any other branch register and all transfers and other documents of title shall be lodged for registration, and registered, in the case of any shares on a branch register, at the relevant Registration Office, and, in the case of any shares on the Register, at the Office or such other place at which the Register is kept in accordance with the Act.
50.   The Board may decline to recognise any instrument of transfer unless:
(a)
a fee of such maximum sum as the Designated Stock Exchange may determine to be payable or such lesser sum as the Board may from time to time require is paid to the Company in respect thereof;

(b)
the instrument of transfer is in respect of only one class of share;

(c)
the instrument of transfer is lodged at the Office or such other place at which the Register is kept in accordance with the Act or the Registration Office (as the case may be) accompanied by the relevant share certificate(s) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and
(d)
if applicable, the instrument of transfer is duly and properly stamped.

51.   If the Board refuses to register a transfer of any share, it shall, within two months after the date on which the transfer was lodged with the Company, send to each of the transferor and transferee notice of the refusal.
52.   The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority be suspended at such times and for such periods (not exceeding in the whole forty (40) days in any year) as the Board may determine. The period of forty (40) days may be extended for a further period or periods not exceeding forty (40) days in respect of any year if approved by the Members by ordinary resolution.
TRANSMISSION OF SHARES
53.   If a Member dies, the survivor or survivors where the deceased was a joint holder, and his legal personal representatives where he was a sole or only surviving holder, will be the only persons recognised by the Company as having any title to his interest in the shares; but nothing in this Article will release the estate of a deceased Member (whether sole or joint) from any liability in respect of any share which had been solely or jointly held by him.
54.   Any person becoming entitled to a share in consequence of the death or bankruptcy or winding-up of a Member may, upon such evidence as to his title being produced as may be required by the Board, elect either to become the holder of the share or to have some person nominated by him registered as the transferee thereof. If he elects to become the holder he shall notify the Company in writing either at the Registration Office or the Office, as the case may be, to that effect. If he elects to have another person registered he shall execute a transfer of the share in favour of that person. The provisions of these Articles relating to the transfer and registration of transfers of shares shall apply to such notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the notice or transfer were a transfer signed by such Member.
55.   A person becoming entitled to a share by reason of the death or bankruptcy or winding-up of a Member shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share. However, the Board may, if it thinks fit, withhold the payment of any dividend payable or other advantages in respect of such share until such person shall become the registered holder of the share or shall have effectually transferred such share, but, subject to the requirements of Article 76(2) being met, such a person may vote at meetings.
UNTRACEABLE MEMBERS
56.   (1)   Without prejudice to the rights of the Company under paragraph (2) of this Article 56, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.
(2)   The Company shall have the power to sell, in such manner as the Board thinks fit, any shares of a Member who is untraceable, but no such sale shall be made unless:
(a)
all cheques or warrants in respect of dividends of the shares in question, being not less than three in total number, for any sum payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorised by the Articles have remained uncashed;

(b)
so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and

(c)
the Company, if so required by the rules governing the listing of shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three (3) months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For the purpose of the foregoing, the “relevant period” means the period commencing twelve (12) years before the date of publication of the advertisement referred to in paragraph (c) of this Article and ending at the expiry of the period referred to in that paragraph.
(3)   To give effect to any such sale the Board may authorise some person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under this Article shall be valid and effective notwithstanding that the Member holding the shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.
GENERAL MEETINGS
57.   The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. An annual general meeting of the Company shall be held at such time and place as may be determined by the Board in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.
58.   Each general meeting, other than an annual general meeting, shall be called an extraordinary general meeting. General meetings may be held at such times and in any location in the world as may be determined by the Board. Notwithstanding any provisions in these Articles, any general meeting or any class meeting may be held by means of such telephone, electronic or other communication facilities as to permit all persons participating in the meeting to communicate with each other, and participation in such a meeting shall constitute presence at such meeting. Unless otherwise determined by the Directors, the manner of convening and the proceedings at a general meeting set out in these Articles shall, mutatis mutandis, apply to a general meeting held wholly by or in-combination with electronic means.
59.   A majority of the Board or the Chairman of the Board may call extraordinary general meetings, which extraordinary general meetings shall be held at such times and locations (as permitted hereby) as such person or persons shall determine.
NOTICE OF GENERAL MEETINGS
60.   (1)   An annual general meeting and any extraordinary general meeting may be called by not more than sixty (60) nor less than ten (10) clear days’ Notice but a general meeting may be called by shorter notice, subject to the Act, if it is so agreed:
(a)
in the case of a meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat; and

(b)
in the case of any other meeting, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five percent (95%) in nominal value of the issued shares giving that right.

(2)   The notice shall specify the time and place of the meeting and, in case of special business, the general nature of the business. The notice convening an annual general meeting shall specify the meeting as such. Notice of every general meeting shall be given to all Members other than to such Members as, under the provisions of these Articles or the terms of issue of the shares they hold, are not entitled to receive such notices from the Company, to all persons entitled to a share in consequence of the death or bankruptcy or winding-up of a Member and to each of the Directors.
61.   The accidental omission to give Notice of a meeting or (in cases where instruments of proxy are sent out with the Notice) to send such instrument of proxy to, or the non-receipt of such Notice or such instrument of proxy by, any person entitled to receive such Notice shall not invalidate any resolution passed or the proceedings at that meeting.
PROCEEDINGS AT GENERAL MEETINGS
62.   (1)   All business shall be deemed special that is transacted at an extraordinary general meeting, and also all business that is transacted at an annual general meeting, with the exception of:
(a)
the declaration and sanctioning of dividends;

(b)
consideration and adoption of the accounts and balance sheet and the reports of the Directors and Auditors and other documents required to be annexed to the balance sheet; and

(c)
the election of Directors.

(2)   No business other than the appointment of a chairman of a meeting shall be transacted at any general meeting unless a quorum is present at the commencement of the business. At any general meeting of the Company, two (2) Members entitled to vote and present in person or by proxy or (in the case of a Member being a corporation) by its duly authorised representative representing not less than one-third in nominal value of the total issued voting shares in the Company throughout the meeting shall form a quorum for all purposes.
63.   If within thirty (30) minutes (or such longer time not exceeding one hour as the chairman of the meeting may determine to wait) after the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the Board may determine. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the meeting shall be dissolved.
64.   The Chairman of the Board shall preside as chairman at every general meeting. If at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present shall choose one of their number to act, or if one Director only is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, or if the chairman chosen shall retire from the chair, the Members present in person or by its duly authorised representative or by proxy and entitled to vote shall elect one of their number to be chairman.
65.   Prior to the holding of a general meeting, the Board may postpone, and at a general meeting, the chairman, may (without consent of the meeting) or shall at the direction of the meeting adjourn the meeting, from time to time and from place to place, but no business shall be transacted at any adjourned or postponed meeting other than the business which might lawfully have been transacted at the meeting had the adjournment or postponement not taken place. When a meeting is adjourned or postponed for fourteen (14) days or more, at least seven (7) clear days’ notice of the adjourned or postponed meeting shall be given specifying the time and place of the adjourned or postponed meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned or postponed meeting and the general nature of the business to be transacted. Save as aforesaid, it shall be unnecessary to give notice of an adjournment or postponement.
66.   If an amendment is proposed to any resolution under consideration but is in good faith ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a special resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

VOTING
67.   (1)   Holders of ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Subject to any special rights or restrictions as to voting for the time being attached to any shares by or in accordance with these Articles, at any general meeting on a show of hands every Member present in person (or being a corporation, is present by a duly authorised representative), or by proxy shall have one vote and on a poll every Member present in person or by proxy or, in the case of a Member being a corporation, by its duly authorised representative shall have one vote for every fully paid share of which he is the holder but so that no amount paid up or credited as paid up on a share in advance of calls or instalments is treated for the foregoing purposes as paid up on the share. Notwithstanding anything contained in these Articles, where more than one proxy is appointed by a Member which is a clearing house or a central depository house (or its nominee(s)), each such proxy shall have one vote on a show of hands. A resolution put to the vote of a meeting shall be decided on a show of hands unless voting by way of a poll is required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded:
(a)
by the chairman of such meeting; or

(b)
by at least three Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy for the time being entitled to vote at the meeting; or

(c)
by a Member or Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy and representing not less than one tenth of the total voting rights of all Members having the right to vote at the meeting; or

(d)
by a Member or Members present in person or (in the case of a Member being a corporation) by its duly authorised representative or by proxy and holding shares in the Company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all shares conferring that right.

(2)   A demand by a person as proxy for a Member or in the case of a Member being a corporation by its duly authorised representative shall be deemed to be the same as a demand by a Member. Votes (whether on a show of hands or by way of poll) may be cast by such means, electronic or otherwise, as the Directors or the chairman of the meeting may determine.
68.   Unless a poll is duly demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has been carried, or carried unanimously, or by a particular majority, or not carried by a particular majority, or lost, and an entry to that effect made in the minute book of the Company, shall be conclusive evidence of the facts without proof of the number or proportion of the votes recorded for or against the resolution.
69.   If a poll is duly demanded the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The Company shall only be required to disclose the voting figures on a poll if such disclosure is required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority.
70.   A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner (including the use of ballot or voting papers or tickets) and either forthwith or at such time (being not later than thirty (30) days after the date of the demand) and place as the chairman directs. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll not taken immediately.
71.   The demand for a poll shall not prevent the continuance of a meeting or the transaction of any business other than the question on which the poll has been demanded, and, with the consent of the chairman, it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

72.   On a poll votes may be given either personally or by proxy.
73.   A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.
74.   All questions submitted to a meeting shall be decided by a simple majority of votes except where a greater majority is required by these Articles, by the Act or the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of such meeting shall be entitled to a second or casting vote in addition to any other vote he may have.
75.   Where there are joint holders of any share any one of such joint holders may vote, either in person or by proxy, in respect of such share as if he were solely entitled thereto, but if more than one of such joint holders be present at any meeting the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding. Several executors or administrators of a deceased Member in whose name any share stands shall for the purposes of this Article be deemed joint holders thereof.
76.   (1)   A Member who is a patient for any purpose relating to mental health or in respect of whom an order has been made by any court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such court, and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as if he were the registered holder of such shares for the purposes of general meetings, provided that such evidence as the Board may require of the authority of the person claiming to vote shall have been deposited at the Office, head office or Registration Office, as appropriate, not less than forty-eight (48) hours before the time appointed for holding the meeting, or adjourned meeting or poll, as the case may be.
(2)   Any person entitled under Article 54 to be registered as the holder of any shares may vote at any general meeting in respect thereof in the same manner as if he were the registered holder of such shares, provided that forty-eight (48) hours at least before the time of the holding of the meeting or adjourned meeting, as the case may be, at which he proposes to vote, he shall satisfy the Board of his entitlement to such shares, or the Board shall have previously admitted his right to vote at such meeting in respect thereof.
77.   No Member shall, unless the Board otherwise determines, be entitled to attend and vote and to be reckoned in a quorum at any general meeting unless he is duly registered and all calls or other sums presently payable by him in respect of shares in the Company have been paid.
78.   If:
(a)
any objection shall be raised to the qualification of any voter; or

(b)
any votes have been counted which ought not to have been counted or which might have been rejected; or

(c)
any votes are not counted which ought to have been counted;

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.
PROXIES
79.   Any Member entitled to attend and vote at a meeting of the Company shall be entitled to appoint another person as his proxy to attend and vote instead of him. A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf at a general meeting of the Company or at a class meeting. A proxy need not be a Member. In addition, a proxy or proxies representing either a Member who is an individual or a Member which is a corporation shall be entitled to exercise the same powers on behalf of the Member which he or they represent as such Member could exercise.
80.   The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign the same. In the case of an instrument of proxy purporting to be signed on behalf of a corporation by an officer thereof it shall be assumed, unless the contrary appears, that such officer was duly authorised to sign such instrument of proxy on behalf of the corporation without further evidence of the facts.
81.   Unless otherwise determined by the Board, the instrument appointing a proxy and (if required by the Board) the power of attorney or other authority (if any) under which it is signed, or a certified copy of such power or authority, shall be delivered to such place or one of such places (if any) as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting (or, if no place is so specified at the Registration Office or the Office, as may be appropriate) not less than forty-eight (48) hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, not less than twenty-four (24) hours before the time appointed for the taking of the poll and in default the instrument of proxy shall not be treated as valid. No instrument appointing a proxy shall be valid after the expiration of twelve (12) months from the date named in it as the date of its execution, except at an adjourned meeting or on a poll demanded at a meeting or an adjourned meeting in cases where the meeting was originally held within twelve (12) months from such date. Delivery of an instrument appointing a proxy shall not preclude a Member from attending and voting in person at the meeting convened and in such event, the instrument appointing a proxy shall be deemed to be revoked.
82.   Instruments of proxy shall be in any common form or in such other form as the Board may approve (provided that this shall not preclude the use of the two-way form) and the Board may, if it thinks fit, send out with the notice of any meeting forms of instrument of proxy for use at the meeting. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.
83.   A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the Office or the Registration Office (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other document sent therewith) two (2) hours at least before the commencement of the meeting or adjourned meeting, or the taking of the poll, at which the instrument of proxy is used.
84.   Anything which under these Articles a Member may do by proxy he may likewise do by his duly appointed attorney and the provisions of these Articles relating to proxies and instruments appointing proxies shall apply mutatis mutandis in relation to any such attorney and the instrument under which such attorney is appointed.
CORPORATIONS ACTING BY REPRESENTATIVES
85.   (1)   Any corporation which is a Member may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or at any meeting of any class of Members. The person so authorised shall be entitled to exercise the same powers on behalf of such corporation as the corporation could exercise if it were an individual Member and such corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present thereat.
(2)   If a clearing house (or its nominee(s)) or a central depository entity (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it thinks fit to act as its representatives at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house or a central depository entity (or its nominee(s)) as if such person was the registered holder of the shares of the Company held by the clearing house or a central depository entity (or its nominee(s)) including the right to vote individually on a show of hands.
(3)   Any reference in these Articles to a duly authorised representative of a Member being a corporation shall mean a representative authorised under the provisions of this Article.
BOARD OF DIRECTORS
86.   (1)   Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than two (2). For so long as the shares are listed on the Designated Stock Exchange, the Directors shall include such number of Independent Directors as applicable law, rules or regulations or the Designated Stock Exchange require, unless the Board resolves to follow any available exceptions or exemptions. The Directors shall be elected or appointed in accordance with Article 86 and 87 and shall hold office until the expiration of his term or until their successors are elected or appointed.
(2)   Subject to Article 87, the Board shall initially consist of up to seven Directors, who shall be appointed to the Board as follows:
(a)
one of which shall be appointed by the Sponsor Member (the “Sponsor Director”) by written notice to the Company (without further resolutions of the Board or the Members) provided, that the right of the Sponsor Member to appoint the Sponsor Director shall terminate on the date the Sponsor Member ceases to Beneficially Own at least 25% of the shares held by the Sponsor Member as of the Effective Date. If the Sponsor Member is no longer entitled to appoint the Sponsor Director pursuant to the terms of this Article 86(2)(a), the Sponsor Director shall automatically cease to be a Director, and one Director shall be nominated and elected in accordance with the terms of these Articles;

(i)
the initial Sponsor Director as of the effective date of these Articles is Joseph Douglas RAGAN III.

(b)
four of which shall be appointed by the Betters Member (or its Affiliates) (collectively, the “Betters Directors”) by written notice to the Company (without further resolutions of the Board or the Members), provided, that the number of Betters Directors that the Betters Member shall be entitled to appoint shall increase (only in the event the number of Directors to be appointed to the Board is increased pursuant to Article 87) or decrease, as applicable, in proportion to the number of shares Beneficially Owned by the Betters Member (and its Affiliates) divided by the total number of shares issued and outstanding, rounded down to the nearest whole number of Directors;

(i)
the initial Betters Directors as of the effective date of these Articles are: (A) Haimei WU, (B) Quan QIU, (C) Wei HOU and (D) Jianguo MA; and

(c)
two of which shall initially be Mingzhao XING and Steven Thomas HALVERSON, and after each such Director’s term of office expires, each such Director shall be nominated and elected in accordance with the terms of these Articles.

(3)   Subject to this Article 86 and Article 87 and the Act, the Company may by ordinary resolution elect any person to be a Director either to fill a casual vacancy or as an addition to the existing Board.
(4)   Subject to this Article 86 and Article 87, the Directors shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or as an addition to the existing Board subject to the Company’s compliance with director nomination procedures required under the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority as long as shares are listed on the Designated Stock Exchange, unless the Board resolves to follow any available exceptions or exemptions.

(5)   No Director shall be required to hold any shares of the Company by way of qualification and a Director who is not a Member shall be entitled to receive notice of and to attend and speak at any general meeting of the Company and of all classes of shares of the Company.
(6)   Subject to any provision to the contrary in these Articles, a Director (other than the Sponsor Director and any of the Betters Directors), may be removed by way of an ordinary resolution of the Members at any time before the expiration of his period of office notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under any such agreement). Notwithstanding the foregoing, the Sponsor Director may be removed by the Sponsor Member and the Betters Directors may be removed by the Betters Member (or its Affiliates), in each case, by written notice to the Company.
(7)   A vacancy on the Board created by the removal of a Director under the provisions of subparagraph (6) above may be filled by the election or appointment by ordinary resolution of the Members at the meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting provided, that in the case of the removal of the Sponsor Director or any of the Betters Directors, the Sponsor Member and/or the Betters Member (or its Affiliates) (as the case may be) shall solely be entitled to appoint another person as the Sponsor Director or the Betters Director (as the case may be) pursuant to Article 86(2).
87.   The number of directors to be appointed to the Board shall only be increased or decreased upon the mutual written agreement of the Betters Member and the Sponsor Member; provided, that no reduction in the authorised number of Directors shall have the effect of removing any Director before that Director’s term of office expires.
DISQUALIFICATION OF DIRECTORS
88.   The office of a Director shall be vacated if the Director:
(1)   resigns his office by notice in writing delivered to the Company at the Office or tendered at a meeting of the Board;
(2)   becomes of unsound mind or dies;
(3)   other than the Sponsor Director or any of the Betters Directors, without special leave of absence from the Board, is absent from meetings of the Board for three consecutive meetings and the Board resolves that his office be vacated;
(4)   becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors;
(5)   is prohibited by law from being a Director; or
(6)   ceases to be a Director by virtue of any provision of the Statutes or is removed from office pursuant to these Articles.
EXECUTIVE DIRECTORS
89.   The Board may from time to time appoint any one or more of its body to be a managing director, joint managing director or deputy managing director or to hold any other employment or executive office with the Company for such period (subject to their continuance as Directors) and upon such terms as the Board may determine and the Board may revoke or terminate any of such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director. A Director appointed to an office under this Article 89 shall be subject to the same provisions as to removal as the other Directors of the Company, and he shall (subject to the provisions of any contract between him and the Company) ipso facto and immediately cease to hold such office if he shall cease to hold the office of Director for any cause.
90.   Notwithstanding Articles 95, 96, 97 and 98, an executive director appointed to an office under Article 89 shall receive such remuneration (whether by way of salary, commission, participation in profits or otherwise or by all or any of those modes) and such other benefits (including pension and/or gratuity and/or other benefits on retirement) and allowances as the Board may from time to time determine, and either in addition to or in lieu of his remuneration as a Director.
ALTERNATE DIRECTORS
91.   Any Director may at any time by Notice delivered to the Office or head office or at a meeting of the Directors appoint any person (including another Director) to be his alternate Director. Any person so appointed shall have all the rights and powers of the Director or Directors for whom such person is appointed in the alternative provided that such person shall not be counted more than once in determining whether or not a quorum is present. An alternate Director may be removed at any time by the body which appointed him and, subject thereto, the office of alternate Director shall continue until the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointer ceases for any reason to be a Director. Any appointment or removal of an alternate Director shall be effected by Notice signed by the appointor and delivered to the Office or head office or tendered at a meeting of the Board. An alternate Director may also be a Director in his own right and may act as alternate to more than one Director. An alternate Director shall, if his appointor so requests, be entitled to receive notices of meetings of the Board or of committees of the Board to the same extent as, but in lieu of, the Director appointing him and shall be entitled to such extent to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally at such meeting to exercise and discharge all the functions, powers and duties of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he were a Director save that as an alternate for more than one Director his voting rights shall be cumulative.
92.   An alternate Director shall only be a Director for the purposes of the Act and shall only be subject to the provisions of the Act insofar as they relate to the duties and obligations of a Director when performing the functions of the Director for whom he is appointed in the alternative and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for the Director appointing him. An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company any fee in his capacity as an alternate Director except only such part, if any, of the remuneration otherwise payable to his appointor as such appointor may by Notice to the Company from time to time direct.
93.   Every person acting as an alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). If his appointor is for the time being absent from the People’s Republic of China or otherwise not available or unable to act, the signature of an alternate Director to any resolution in writing of the Board or a committee of the Board of which his appointor is a member shall, unless the notice of his appointment provides to the contrary, be as effective as the signature of his appointor.
94.   An alternate Director shall ipso facto cease to be an alternate Director if his appointor ceases for any reason to be a Director, however, such alternate Director or any other person may be re-appointed by the Directors to serve as an alternate Director, provided always that, if at any meeting any Director retires but is re-elected at the same meeting, any appointment of such alternate Director pursuant to these Articles which was in force immediately before his retirement shall remain in force as though he had not retired.
DIRECTORS’ FEES AND EXPENSES
95.   The Directors shall receive such remuneration as the Board may from time to time determine. Each Director shall be entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the board or general meetings or separate meetings of any class of shares or of debenture of the Company or otherwise in connection with the discharge of his duties as a Director.
96.   Each Director shall be entitled to be repaid or prepaid all travelling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

97.   Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Article.
98.   The Board shall determine any payment to any Director or past Director of the Company by way of compensation for loss of office, or as consideration for or in connection with his retirement from office (not being payment to which the Director is contractually entitled).
DIRECTORS’ INTERESTS
99.   A Director may:
(a)
hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine. Any remuneration (whether by way of salary, commission, participation in profits or otherwise) paid to any Director in respect of any such other office or place of profit shall be in addition to any remuneration provided for by or pursuant to any other Article;

(b)
act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm may be remunerated for professional services as if he were not a Director;

(c)
continue to be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company promoted by the Company or in which the Company may be interested as a vendor, shareholder or otherwise and (unless otherwise agreed) no such Director shall be accountable for any remuneration, profits or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of or from his interests in any such other company. Subject as otherwise provided by these Articles the Directors may exercise or cause to be exercised the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as Directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, joint managing directors, deputy managing directors, executive directors, managers or other officers of such company) or voting or providing for the payment of remuneration to the director, managing director, joint managing director, deputy managing director, executive director, manager or other officers of such other company and any Director may vote in favour of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or about to be, appointed a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in manner aforesaid.

Notwithstanding the foregoing, no Independent Director shall without the consent of the Audit Committee take any of the foregoing actions or any other action that would reasonably be likely to affect such Director’s status as an Independent Director.
100.   Subject to the Act and to these Articles, no Director or proposed or intending Director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatsoever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the Members for any remuneration, profit or other benefits realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established provided that such Director shall disclose the nature of his interest in any contract or arrangement in which he is interested in accordance with Article 101. Any such transaction that would reasonably be likely to affect a Director’s status as an Independent Director, or that would constitute a “related party transaction” as defined by the rules and regulations of the Designated Stock Exchange, the SEC and/or any competent regulatory authority or under applicable laws, shall require the approval of the Audit Committee.
101.   A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows that he is or has become so interested. For the purposes of this Article, a general Notice to the Board by a Director to the effect that:
(a)
he is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with that company or firm; or

(b)
he is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with a specified person who is connected with him;

shall be deemed to be a sufficient declaration of interest under this Article in relation to any such contract or arrangement, provided that no such Notice shall be effective unless either it is given at a meeting of the Board or the Director takes reasonable steps to secure that it is brought up and read at the next Board meeting after it is given.
102.   Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for Audit Committee approval under applicable law or the rules and regulations of the Designated Stock Exchange, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.
GENERAL POWERS OF THE DIRECTORS
103.   (1)   The business of the Company shall be managed and conducted by the Board, which may pay all expenses incurred in forming and registering the Company and may exercise all powers of the Company (whether relating to the management of the business of the Company or otherwise) which are not by the Statutes or by these Articles required to be exercised by the Company in general meeting, subject nevertheless to the provisions of the Statutes and of these Articles and to such regulations being not inconsistent with such provisions, as may be prescribed by the Company in general meeting, but no regulations made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if such regulations had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Board by any other Article.
(2)   Any person contracting or dealing with the Company in the ordinary course of business shall be entitled to rely on any written or oral contract or agreement or deed, document or instrument entered into or executed as the case may be by any one Director on behalf of the Company and the same shall be deemed to be validly entered into or executed by the Company as the case may be and shall, subject to any rule of law, be binding on the Company.
(3)   Without prejudice to the general powers conferred by these Articles it is hereby expressly declared that the Board shall have the following powers:
(a)
to give to any person the right or option of requiring at a future date that an allotment shall be made to him of any share at par or at such premium as may be agreed;

(b)
to give to any Directors, officers or employees of the Company an interest in any particular business or transaction or participation in the profits thereof or in the general profits of the Company either in addition to or in substitution for a salary or other remuneration; and

(c)
to resolve that the Company be deregistered in the Cayman Islands and continued in a named jurisdiction outside the Cayman Islands subject to the provisions of the Act.

104.   The Board may establish any regional or local boards or agencies for managing any of the affairs of the Company in any place, and may appoint any persons to be members of such local boards, or any managers or agents, and may fix their remuneration (either by way of salary or by commission or by conferring the right to participation in the profits of the Company or by a combination of two or more of these modes) and pay the working expenses of any staff employed by them upon the business of the Company. The Board may delegate to any regional or local board, manager or agent any of the powers, authorities and discretions vested in or exercisable by the Board (other than its powers to make calls and forfeit shares), with power to sub-delegate, and may authorise the members of any of them to fill any vacancies therein and to act notwithstanding vacancies. Any such appointment or delegation may be made upon such terms and subject to such conditions as the Board may think fit, and the Board may remove any person appointed as aforesaid, and may revoke or vary such delegation, but no person dealing in good faith and without notice of any such revocation or variation shall be affected thereby.
105.   The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney or attorneys may, if so authorised under the Seal of the Company, execute any deed or instrument under their personal seal with the same effect as the affixation of the Company’s Seal.
106.   The Board may entrust to and confer upon a managing director, joint managing director, deputy managing director, an executive director or any Director any of the powers exercisable by it upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke or vary all or any of such powers but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.
107.   All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine. The Company’s banking accounts shall be kept with such banker or bankers as the Board shall from time to time determine.
108.   (1)   The Board may establish or concur or join with other companies (being subsidiary companies of the Company or companies with which it is associated in business) in establishing and making contributions out of the Company’s moneys to any schemes or funds for providing pensions, sickness or compassionate allowances, life assurance or other benefits for employees (which expression as used in this and the following paragraph shall include any Director or ex-Director who may hold or have held any executive office or any office of profit under the Company or any of its subsidiary companies) and ex-employees of the Company and their dependants or any class or classes of such person.
(2)   The Board may pay, enter into agreements to pay or make grants of revocable or irrevocable pensions or other benefits to employees and ex-employees and their dependants, or to any of such persons, including pensions or benefits additional to those, if any, to which such employees or ex-employees or their dependants are or may become entitled under any such scheme or fund as mentioned in the last preceding paragraph. Any such pension or benefit may, as the Board considers desirable, be granted to an employee either before and in anticipation of or upon or at any time after his actual retirement, and may be subject or not subject to any terms or conditions as the Board may determine.
BORROWING POWERS
109.   The Board may exercise all the powers of the Company to raise or borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and, subject to the Act, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

110.   Debentures, bonds and other securities may be made assignable free from any equities between the Company and the person to whom the same may be issued.
111.   Any debentures, bonds or other securities may be issued at a discount (other than shares), premium or otherwise and with any special privileges as to redemption, surrender, drawings, allotment of shares, attending and voting at general meetings of the Company, appointment of Directors and otherwise.
112.   (1)   Where any uncalled capital of the Company is charged, all persons taking any subsequent charge thereon shall take the same subject to such prior charge, and shall not be entitled, by notice to the Members or otherwise, to obtain priority over such prior charge.
(2)   The Board shall cause a proper register to be kept, in accordance with the provisions of the Act, of all charges specifically affecting the property of the Company and of any series of debentures issued by the Company and shall duly comply with the requirements of the Act in regard to the registration of charges and debentures therein specified and otherwise.
PROCEEDINGS OF THE DIRECTORS
113.   The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it considers appropriate. Questions arising at any meeting shall be determined by a majority of votes. In the case of any equality of votes the chairman of the meeting shall have an additional or casting vote.
114.   A meeting of the Board may be convened by the Secretary on request of a Director or by any Director. The Secretary shall convene a meeting of the Board of which notice may be given in writing or by telephone or in such other manner as the Board may from time to time determine whenever he shall be required so to do by the president or chairman, as the case may be, or any Director.
115.   (1)   The quorum necessary for the transaction of the business of the Board shall be a majority of the Directors in office from time to time; provided, that for so long as the Sponsor Member and the Betters Member are entitled to appoint any Sponsor Director or Betters Director pursuant to Article 86(2)(a) and 86(2)(b), respectively, a quorum shall include the Sponsor Director and at least one Betters Director. An alternate Director shall be counted in a quorum in the case of the absence of a Director for whom he is the alternate provided that he shall not be counted more than once for the purpose of determining whether or not a quorum is present.
(2)   Directors may participate in any meeting of the Board by means of a conference telephone or other communications equipment through which all persons participating in the meeting can communicate with each other simultaneously and instantaneously and, for the purpose of counting a quorum, such participation shall constitute presence at a meeting as if those participating were present in person.
(3)   Any Director who ceases to be a Director at a Board meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of such Board meeting if no other Director objects and if otherwise a quorum of Directors would not be present.
116.   The continuing Directors or a sole continuing Director may act notwithstanding any vacancy in the Board but, if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles as the quorum, the continuing Directors or Director, notwithstanding that the number of Directors is below the number fixed by or in accordance with these Articles as the quorum or that there is only one continuing Director, may act for the purpose of filling vacancies in the Board or of summoning general meetings of the Company but not for any other purpose.
117.   The Chairman of the Board shall be the chairman of all meetings of the Board. If the Chairman of the Board is not present at any meeting within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.
118.   A meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.
119.   (1)   The Board may delegate any of its powers, authorities and discretions to committees (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating

Committee), consisting of such Director or Directors and other persons as it thinks fit, and they may, from time to time, revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the Board.
(2)   All acts done by any such committee in conformity with such regulations, and in fulfilment of the purposes for which it was appointed, but not otherwise, shall have like force and effect as if done by the Board, and the Board (or if the Board delegates such power, the committee) shall have power to remunerate the members of any such committee, and charge such remuneration to the current expenses of the Company; and
(3)   The Board may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles and its charter and shall have such powers as the Board may delegate pursuant to these Articles and as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Board shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law). For so long as any shares are listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law.
120.   The meetings and proceedings of any committee consisting of two or more members shall be governed by the provisions contained in these Articles for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board under the last preceding Article, indicating, without limitation, any committee charter adopted by the Board for purposes or in respect of any such committee.
121.   A resolution in writing signed by all the Directors except such as are temporarily unable to act through ill-health or disability shall (provided that such number is sufficient to constitute a quorum and further provided that a copy of such resolution has been given or the contents thereof communicated to all the Directors for the time being entitled to receive notices of Board meetings in the same manner as notices of meetings are required to be given by these Articles) be as valid and effectual as if a resolution had been passed at a meeting of the Board duly convened and held. Such resolution may be contained in one document or in several documents in like form each signed by one or more of the Directors and for this purpose a facsimile signature of a Director shall be treated as valid.
122.   All acts bona fide done by the Board or by any committee or by any person acting as a Director or members of a committee, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or member of such committee.
AUDIT COMMITTEE
123.   Without prejudice to the freedom of the Directors to establish any other committees, for so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Board shall establish and maintain an Audit Committee as a committee of the Board, the composition and responsibilities of which shall comply with the rules and regulations of the Designated Stock Exchange and the rules and regulations of the SEC.
124.   The Board shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis.

125.   For so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilize the Audit Committee for the review and approval of potential conflicts of interest in accordance with the audit committee charter.
OFFICERS
126.   (1)   The officers of the Company shall consist of the Chairman of the Board, the Directors and Secretary and such additional officers (who may or may not be Directors) as the Board may from time to time determine, all of whom shall be deemed to be officers for the purposes of the Act and these Articles. In addition to the officers of the Company, the Board may also from time to time determine and appoint managers and delegate to the same such powers and duties as are prescribed by the Board.
(2)   The Directors shall, as soon as may be after each appointment or election of Directors, elect amongst the Directors a chairman and if more than one Director is proposed for this office, the election to such office shall take place in such manner as the Directors may determine.
(3)   The officers shall receive such remuneration as the Directors may from time to time determine.
127.   (1)   The Secretary and additional officers, if any, shall be appointed by the Board and shall hold office on such terms and for such period as the Board may determine. If thought fit, two or more persons may be appointed as joint Secretaries. The Board may also appoint from time to time on such terms as it thinks fit one or more assistant or deputy Secretaries.
(2)   The Secretary shall attend all meetings of the Members and shall keep correct minutes of such meetings and enter the same in the proper books provided for the purpose. He shall perform such other duties as are prescribed by the Act or these Articles or as may be prescribed by the Board.
128.   The officers of the Company shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Directors from time to time.
129.   A provision of the Act or of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as or in place of the Secretary.
REGISTER OF DIRECTORS AND OFFICERS
130.   The Company shall cause to be kept in one or more books at its Office a Register of Directors and Officers in which there shall be entered the full names and addresses of the Directors and Officers and such other particulars as required by the Act or as the Directors may determine. The Company shall send to the Registrar of Companies in the Cayman Islands a copy of such register, and shall from time to time notify to the said Registrar of any change that takes place in relation to such Directors and Officers as required by the Act.
MINUTES
131.   (1)   The Board shall cause minutes to be duly entered in books provided for the purpose:
(a)
of all elections and appointments of officers;

(b)
of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

(c)
of all resolutions and proceedings of each general meeting of the Members, meetings of the Board and meetings of committees of the Board and where there are managers, of all proceedings of meetings of the managers.

(2)   Minutes shall be kept by the Secretary at the Office.
SEAL
132.   (1)   The Company shall have one or more Seals, as the Board may determine. For the purpose of sealing documents creating or evidencing securities issued by the Company, the Company may have a securities seal which is a facsimile of the Seal of the Company with the addition of the word “Securities” on its face or in such other form as the Board may approve. The Board shall provide for the custody of each Seal and no Seal shall be used without the authority of the Board or of a committee of the Board authorised by the Board in that behalf. Subject as otherwise provided in these Articles, any instrument to which a Seal is affixed shall be signed autographically by one Director or by such other person (including a Director) or persons as the Board may appoint, either generally or in any particular case, save that as regards any certificates for shares or debentures or other securities of the Company the Board may by resolution determine that such signatures or either of them shall be dispensed with or affixed by some method or system of mechanical signature. Every instrument executed in manner provided by this Article 132 shall be deemed to be sealed and executed with the authority of the Board previously given.
(2)   Where the Company has a Seal for use abroad, the Board may by writing under the Seal appoint any agent or committee abroad to be the duly authorised agent of the Company for the purpose of affixing and using such Seal and the Board may impose restrictions on the use thereof as may be thought fit. Wherever in these Articles reference is made to the Seal, the reference shall, when and so far as may be applicable, be deemed to include any such other Seal as aforesaid.
AUTHENTICATION OF DOCUMENTS
133.   Any Director or the Secretary or any person appointed by the Board for the purpose may authenticate any documents affecting the constitution of the Company and any resolution passed by the Company or the Board or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts, and if any books, records, documents or accounts are elsewhere than at the Office or the head office the local manager or other Officer of the Company having the custody thereof shall be deemed to be a person so appointed by the Board. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Board or any committee which is so certified shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such minutes or extract is a true and accurate record of proceedings at a duly constituted meeting.
DESTRUCTION OF DOCUMENTS
134.   (1)   The Company shall be entitled to destroy the following documents at the following times:
(a)
any share certificate which has been cancelled at any time after the expiry of one (1) year from the date of such cancellation;

(b)
any dividend mandate or any variation or cancellation thereof or any notification of change of name or address at any time after the expiry of two (2) years from the date such mandate variation cancellation or notification was recorded by the Company;

(c)
any instrument of transfer of shares which has been registered at any time after the expiry of seven (7) years from the date of registration;

(d)
any allotment letters after the expiry of seven (7) years from the date of issue thereof; and

(e)
copies of powers of attorney, grants of probate and letters of administration at any time after the expiry of seven (7) years after the account to which the relevant power of attorney, grant of probate or letters of administration related has been closed;

and it shall conclusively be presumed in favour of the Company that every entry in the Register purporting to be made on the basis of any such documents so destroyed was duly and properly made and every share certificate so destroyed was a valid certificate duly and properly cancelled and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that: (1) the foregoing provisions of this Article 134 shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim; (2) nothing contained in this Article 134 shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (1) above are not fulfilled; and (3) references in this Article 134 to the destruction of any document include references to its disposal in any manner.
(2)   Notwithstanding any provision contained in these Articles, the Directors may, if permitted by applicable law, authorise the destruction of documents set out in sub-paragraphs (a) to (e) of paragraph (1) of this Article 134 and any other documents in relation to share registration which have been microfilmed or electronically stored by the Company or by the share registrar on its behalf provided always that this Article shall apply only to the destruction of a document in good faith and without express notice to the Company and its share registrar that the preservation of such document was relevant to a claim.
DIVIDENDS AND OTHER PAYMENTS
135.   Subject to the Act, the Board may from time to time declare dividends in any currency to be paid to the Members.
136.   Dividends may be declared and paid out of the profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed. The Board may also declare and pay dividends out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Act.
137.   Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provide:
(a)
all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for the purposes of this Article as paid up on the share; and

(b)
all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

138.   The Board may from time to time pay to the Members such interim dividends as appear to the Board to be justified by the profits of the Company and in particular (but without prejudice to the generality of the foregoing) if at any time the share capital of the Company is divided into different classes, the Board may pay such interim dividends in respect of those shares in the capital of the Company which confer on the holders thereof deferred or non-preferential rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividend and provided that the Board acts bona fide the Board shall not incur any responsibility to the holders of shares conferring any preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferential rights and may also pay any fixed dividend which is payable on any shares of the Company half-yearly or on any other dates, whenever such profits, in the opinion of the Board, justifies such payment.
139.   The Board may deduct from any dividend or other moneys payable to a Member by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.
140.   No dividend or other moneys payable by the Company on or in respect of any share shall bear interest against the Company.
141.   Any dividend, interest or other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post addressed to the holder at his registered address or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his address as appearing in the Register or addressed to such person and at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement thereon has been forged. Any one of two or more joint holders may give effectual receipts for any dividends or other moneys payable or property distributable in respect of the shares held by such joint holders.
142.   All dividends or bonuses unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. Any dividend or bonuses unclaimed after a period of six (6) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Board of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.
143.   Whenever the Board has resolved that a dividend be paid or declared, the Board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind and in particular of paid up shares, debentures or warrants to subscribe securities of the Company or any other company, or in any one or more of such ways, and where any difficulty arises in regard to the distribution the Board may settle the same as it thinks expedient, and in particular may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution of such specific assets, or any part thereof, and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board and may appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, and such appointment shall be effective and binding on the Members. The Board may resolve that no such assets shall be made available to Members with registered addresses in any particular territory or territories where, in the absence of a registration statement or other special formalities, such distribution of assets would or might, in the opinion of the Board, be unlawful or impracticable and in such event the only entitlement of the Members aforesaid shall be to receive cash payments as aforesaid. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.
144.   (1)   Whenever the Board has resolved that a dividend be paid or declared on any class of the share capital of the Company, the Board may further resolve either:
(a)
that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that the Members entitled thereto will be entitled to elect to receive such dividend (or part thereof if the Board so determines) in cash in lieu of such allotment. In such case, the following provisions shall apply:

(i)
the basis of any such allotment shall be determined by the Board;

(ii)
the Board, after determining the basis of allotment, shall give not less than ten (10) days’ Notice to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

(iii)
the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and

(iv)
the dividend (or that part of the dividend to be satisfied by the allotment of shares as aforesaid) shall not be payable in cash on shares in respect whereof the cash election has not been duly exercised (“the non-elected shares”) and in satisfaction thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the non-elected shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided profits of the Company (including profits carried and standing to the credit of any reserves or other special account, share premium account, capital redemption reserve other than the Subscription Rights Reserve) as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the non-elected shares on such basis; or

(b)
that the Members entitled to such dividend shall be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the Board may think fit. In such case, the following provisions shall apply:

(i)
the basis of any such allotment shall be determined by the Board;

(ii)
the Board, after determining the basis of allotment, shall give not less than ten (10) days’ Notice to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

(iii)
the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and

(iv)
the dividend (or that part of the dividend in respect of which a right of election has been accorded) shall not be payable in cash on shares in respect whereof the share election has been duly exercised (“the elected shares”) and in lieu thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the elected shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided profits of the Company (including profits carried and standing to the credit of any reserves or other special account, share premium account, capital redemption reserve other than the Subscription Rights Reserve) as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the elected shares on such basis.

(2)   (a)   The shares allotted pursuant to the provisions of paragraph (1) of this Article 144 shall rank pari passu in all respects with shares of the same class (if any) then in issue save only as regards participation in the relevant dividend or in any other distributions, bonuses or rights paid, made, declared or announced prior to or contemporaneously with the payment or declaration of the relevant dividend unless, contemporaneously with the announcement by the Board of their proposal to apply the provisions of sub-paragraph (a) or (b) of paragraph (2) of this Article 144 in relation to the relevant dividend or contemporaneously with their announcement of the distribution, bonus or rights in question, the Board shall specify that the shares to be allotted pursuant to the provisions of paragraph (1) of this Article shall rank for participation in such distribution, bonus or rights.
(b)
The Board may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to the provisions of paragraph (1) of this Article 144, with full power to the Board to make such provisions as it thinks fit in the case of shares becoming distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are aggregated and sold and the net proceeds distributed to those entitled, or are disregarded or rounded up or down or whereby the benefit of fractional entitlements accrues to the Company rather than to the Members concerned). The Board may authorise any person to enter into on behalf of all Members interested, an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made pursuant to such authority shall be effective and binding on all concerned.

(3)   The Board may determine and resolve in respect of any one particular dividend of the Company that notwithstanding the provisions of paragraph (1) of this Article 144 a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.
(4)   The Board may on any occasion determine that rights of election and the allotment of shares under paragraph (1) of this Article 144 shall not be made available or made to any shareholders with registered addresses in any territory where, in the absence of a registration statement or other special formalities, the circulation of an offer of such rights of election or the allotment of shares would or might, in the opinion of the Board, be unlawful or impracticable, and in such event the provisions aforesaid shall be read and construed subject to such determination. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.
(5)   Any resolution declaring a dividend on shares of any class by the Board, may specify that the same shall be payable or distributable to the persons registered as the holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall be payable or distributable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any such shares. The provisions of this Article shall mutatis mutandis apply to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.
RESERVES
145.   (1)   The Board shall establish an account to be called the share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share in the Company. Unless otherwise provided by the provisions of these Articles, the Board may apply the share premium account in any manner permitted by the Act. The Company shall at all times comply with the provisions of the Act in relation to the share premium account.
(2)   Before recommending any dividend, the Board may set aside out of the profits of the Company such sums as it determines as reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit and so that it shall not be necessary to keep any investments constituting the reserve or reserves separate or distinct from any other investments of the Company. The Board may also without placing the same to reserve carry forward any profits which it may think prudent not to distribute.
CAPITALISATION
146.   The Company may, upon the recommendation of the Board, at any time and from time to time pass an ordinary resolution to the effect that it is desirable to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund (including a share premium account and capital redemption reserve and the profit and loss account) whether or not the same is available for distribution and accordingly that such amount be set free for distribution among the Members or any class of Members who would be entitled thereto if it were distributed by way of dividend and in the same proportions, on the basis that the same is not paid in cash but is applied either in or towards paying up the amounts for the time being unpaid on any shares in the Company held by such Members respectively or in paying up in full unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid up among such Members, or partly in one way and partly in the other, and the Board shall give effect to such resolution provided that, for the purposes of this Article 146, a share premium account and any capital redemption reserve or fund representing unrealised profits, may be applied only in paying up in full unissued shares of the Company to be allotted to such Members credited as fully paid.
147.   The Board may settle, as it considers appropriate, any difficulty arising in regard to any distribution and in particular may issue certificates in respect of fractions of shares or authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments shall be made to any Members in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Members.

SUBSCRIPTION RIGHTS RESERVE
148.   The following provisions shall have effect to the extent that they are not prohibited by and are in compliance with the Act:
(1)   If, so long as any of the rights attached to any warrants issued by the Company to subscribe for shares of the Company shall remain exercisable, the Company does any act or engages in any transaction which, as a result of any adjustments to the subscription price in accordance with the provisions of the conditions of the warrants, would reduce the subscription price to below the par value of a share, then the following provisions shall apply:
(a)
as from the date of such act or transaction the Company shall establish and thereafter (subject as provided in this Article 148) maintain in accordance with the provisions of this Article 148 a reserve (the “Subscription Rights Reserve”) the amount of which shall at no time be less than the sum which for the time being would be required to be capitalised and applied in paying up in full the nominal amount of the additional shares required to be issued and allotted credited as fully paid pursuant to sub-paragraph (c) below on the exercise in full of all the subscription rights outstanding and shall apply the Subscription Rights Reserve in paying up such additional shares in full as and when the same are allotted;

(b)
the Subscription Rights Reserve shall not be used for any purpose other than that specified above unless all other reserves of the Company (other than share premium account) have been extinguished and will then only be used to make good losses of the Company if and so far as is required by law;

(c)
upon the exercise of all or any of the subscription rights represented by any warrant, the relevant subscription rights shall be exercisable in respect of a nominal amount of shares equal to the amount in cash which the holder of such warrant is required to pay on exercise of the subscription rights represented thereby (or, as the case may be the relevant portion thereof in the event of a partial exercise of the subscription rights) and, in addition, there shall be allotted in respect of such subscription rights to the exercising warrantholder, credited as fully paid, such additional nominal amount of shares as is equal to the difference between:

(i)
the said amount in cash which the holder of such warrant is required to pay on exercise of the subscription rights represented thereby (or, as the case may be, the relevant portion thereof in the event of a partial exercise of the subscription rights); and

(ii)
the nominal amount of shares in respect of which such subscription rights would have been exercisable having regard to the provisions of the conditions of the warrants, had it been possible for such subscription rights to represent the right to subscribe for shares at less than par and immediately upon such exercise so much of the sum standing to the credit of the Subscription Rights Reserve as is required to pay up in full such additional nominal amount of shares shall be capitalised and applied in paying up in full such additional nominal amount of shares which shall forthwith be allotted credited as fully paid to the exercising warrantholders; and

(d)
if, upon the exercise of the subscription rights represented by any warrant, the amount standing to the credit of the Subscription Rights Reserve is not sufficient to pay up in full such additional nominal amount of shares equal to such difference as aforesaid to which the exercising warrantholder is entitled, the Board shall apply any profits or reserves then or thereafter becoming available (including, to the extent permitted by law, share premium account) for such purpose until such additional nominal amount of shares is paid up and allotted as aforesaid and until then no dividend or other distribution shall be paid or made on the fully paid shares of the Company then in issue. Pending such payment and allotment, the exercising warrantholder shall be issued by the Company with a certificate evidencing his right to the allotment of such additional nominal amount of shares. The rights represented by any such certificate shall be in registered form and shall be transferable in whole or in part in units of one share in the like manner as the shares for the time being are transferable, and the Company shall make such arrangements in relation to the maintenance of a register therefor and other matters in relation thereto as the Board may think fit and adequate particulars thereof shall be made known to each relevant exercising warrantholder upon the issue of such certificate.
(2)   Shares allotted pursuant to the provisions of this Article shall rank pari passu in all respects with the other shares allotted on the relevant exercise of the subscription rights represented by the warrant concerned. Notwithstanding anything contained in paragraph (1) of this Article, no fraction of any share shall be allotted on exercise of the subscription rights.
(3)   The provision of this Article as to the establishment and maintenance of the Subscription Rights Reserve shall not be altered or added to in any way which would vary or abrogate, or which would have the effect of varying or abrogating the provisions for the benefit of any warrantholder or class of warrantholders under this Article without the sanction of a special resolution of such warrantholders or class of warrantholders.
(4)   A certificate or report by the auditors for the time being of the Company as to whether or not the Subscription Rights Reserve is required to be established and maintained and if so the amount thereof so required to be established and maintained, as to the purposes for which the Subscription Rights Reserve has been used, as to the extent to which it has been used to make good losses of the Company, as to the additional nominal amount of shares required to be allotted to exercising warrantholders credited as fully paid, and as to any other matter concerning the Subscription Rights Reserve shall (in the absence of manifest error) be conclusive and binding upon the Company and all warrantholders and shareholders.
ACCOUNTING RECORDS
149.   The Board shall cause true accounts to be kept of the sums of money received and expended by the Company, and the matters in respect of which such receipt and expenditure take place, and of the property, assets, credits and liabilities of the Company and of all other matters required by the Act or necessary to give a true and fair view of the Company’s affairs and to explain its transactions.
150.   The accounting records shall be kept at the Office or, at such other place or places as the Board decides and shall always be open to inspection by the Directors. No Member (other than a Director) shall have any right of inspecting any accounting record or book or document of the Company except as conferred by law or authorised by the Board or the Company in general meeting.
151.   Subject to Article 152, a printed copy of the Directors’ report, accompanied by the balance sheet and profit and loss account, including every document required by law to be annexed thereto, made up to the end of the applicable financial year and containing a summary of the assets and liabilities of the Company under convenient heads and a statement of income and expenditure, together with a copy of the Auditors’ report, shall be sent to each person entitled thereto at least ten (10) days before the date of the general meeting and laid before the Company at the annual general meeting held in accordance with Article 57 provided that this Article shall not require a copy of those documents to be sent to any person whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.
152.   Subject to due compliance with all applicable Statutes, rules and regulations, including, without limitation, the rules and regulations of the Designated Stock Exchange, and to obtaining all necessary consents, if any, required thereunder, the requirements of Article 151 shall be deemed satisfied in relation to any person by sending to the person in any manner not prohibited by the Statutes, a summarised financial statements derived from the Company’s annual accounts and the directors’ report which shall be in the form and containing the information required by applicable laws and regulations, provided that any person who is otherwise entitled to the annual financial statements of the Company and the directors’ report thereon may, if he so requires by notice in writing served on the Company, demand that the Company sends to him, in addition to a summarised financial statements, a complete printed copy of the Company’s annual financial statement and the directors’ report thereon.
153.   The requirement to send to a person referred to in Article 151 the documents referred to in that article or a summary financial report in accordance with Article 152 shall be deemed satisfied where, in accordance with all applicable Statutes, rules and regulations, including, without limitation, the rules and regulations of the Designated Stock Exchange, the Company publishes copies of the documents referred to in

Article 151 and, if applicable, a summary financial report complying with Article 152, by placing it on the Company’s website or in any other manner (including by sending any form of electronic communication) permitted by Article 161.
AUDIT
154.   Subject to applicable law and rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority the Board shall appoint an Auditor to audit the accounts of the Company and such auditor shall hold office until removed from office by a resolution of the Directors. Such auditor may be a Member but no Director or Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor.
155.   Subject to the Act the accounts of the Company shall be audited at least once in every year.
156.   The remuneration of the Auditor shall be determined by the Audit Committee or, in the absence of such Audit Committee, by the Board.
157.   The Board may remove the Auditor at any time before the expiration of his term of office and may by resolution appoint another Auditor in his stead.
158.   If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Board shall fill the vacancy and determine the remuneration of such Auditor.
159.   The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto; and he may call on the Directors or officers of the Company for any information in their possession relating to the books or affairs of the Company.
160.   The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto; and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Audit Committee. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the Auditor should disclose this fact and name such country or jurisdiction.
NOTICES
161.   Any Notice or document, whether or not, to be given or issued under these Articles from the Company to a Member shall be in writing or by cable, telex or facsimile transmission message or other form of electronic transmission or electronic communication and any such Notice and document may be served or delivered by the Company on or to any Member either (i) personally or (ii) by sending it through the post in a prepaid envelope addressed to such Member at his registered address as appearing in the Register or at any other address supplied by him to the Company for the purpose or (iii) by transmitting it to any such address or transmitting it to any telex or facsimile transmission number or electronic number or electronic address or website supplied by him to the Company for the giving of Notice or documents to him or which the person transmitting the notice or document reasonably and bona fide believes at the relevant time will result in the Notice or document being duly received by the Member or (iv) may also be served by advertisement in appropriate newspapers in accordance with the requirements of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or (v) to the extent permitted by all applicable Statutes, rules and regulations, including, without limitation, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority by placing it on the Company’s website. In the case of joint holders of a share all notices shall be given to that one of the joint holders whose name stands first in the Register and notice so given shall be deemed a sufficient service on or delivery to all the joint holders.

162.   Any Notice or other document:
(a)
if served or delivered by post, shall where appropriate be sent by airmail and shall be deemed to have been served or delivered on the day following that on which the envelope containing the same, properly prepaid and addressed, is put into the post; in proving such service or delivery it shall be sufficient to prove that the envelope or wrapper containing the notice or document was properly addressed and put into the post and a certificate in writing signed by the Secretary or other Officer of the Company or other person appointed by the Board that the envelope or wrapper containing the Notice or other document was so addressed and put into the post shall be conclusive evidence thereof;

(b)
if sent by electronic communication, shall be deemed to be given on the day on which it is transmitted from the server of the Company or its agent. A Notice placed on the Company’s website is deemed given by the Company to a Member on the day it is placed;

(c)
if served or delivered in any other manner contemplated by these Articles, shall be deemed to have been served or delivered at the time of personal service or delivery or, as the case may be, at the time of the relevant despatch or transmission or publication; and in proving such service or delivery a certificate in writing signed by the Secretary or other Officer of the Company or other person appointed by the Board as to the act and time of such service, delivery, despatch or transmission or publication shall be conclusive evidence thereof; and

(d)
may be given to a Member in the English language or such other language as may be approved by the Directors, subject to due compliance with all applicable Statutes, rules and regulations.

163.   (1)   Any Notice or other document delivered or sent by post to or left at the registered address of any Member in pursuance of these Articles shall, notwithstanding that such Member is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such Member as sole or joint holder unless his name shall, at the time of the service or delivery of the Notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed a sufficient service or delivery of such Notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.
(2)   A Notice may be given by the Company to the person entitled to a share in consequence of the death, mental disorder or bankruptcy of a Member by sending it through the post in a prepaid letter, envelope or wrapper addressed to him by name, or by the title of representative of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the person claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death, mental disorder or bankruptcy had not occurred.
(3)   Any person who by operation of law, transfer or other means whatsoever shall become entitled to any share shall be bound by every Notice in respect of such share which prior to his name and address being entered on the Register shall have been duly given to the person from whom he derives his title to such share.
(4)   Every Member or a person who is entitled to receive notice from the Company under the provisions of the Statutes or these Articles may register with the Company an electronic address to which notices can be served upon him.
SIGNATURES
164.   For the purposes of these Articles, a cable or telex or facsimile or electronic transmission message purporting to come from a holder of shares or, as the case may be, a Director, or, in the case of a corporation which is a holder of shares from a director or the secretary thereof or a duly appointed attorney or duly authorised representative thereof for it and on its behalf, shall in the absence of express evidence to the contrary available to the person relying thereon at the relevant time be deemed to be a document or instrument in writing signed by such holder or Director in the terms in which it is received. The signature to any notice or document to be given by the Company may be written, printed or made electronically.
WINDING UP
165.   (1)   Subject to Article 165(2), the Board shall have power in the name and on behalf of the Company to present a petition to the court for the Company to be wound up.
(2)   Unless otherwise provided by the Act, a resolution that the Company be wound up by the court or be wound up voluntarily shall be a special resolution.
166.   (1)   Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if the Company shall be wound up and the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such members in proportion to the amount paid up on the shares held by them respectively and (ii) if the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital such assets shall be distributed so that, a nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively.
(2)   If the Company shall be wound up (whether the liquidation is voluntary or by the court) the liquidator may, with the authority of a special resolution and any other sanction required by the Act, divide among the Members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of properties of one kind or shall consist of properties to be divided as aforesaid of different kinds, and may for such purpose set such value as he deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of the Members as the liquidator with the like authority shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.
INDEMNITY
167.   (1)   Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), the Secretary, or other Officer for the time being and from time to time of the Company (but not including the Auditor) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, proceeding, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.
(2)   Each Member agrees to waive any claim or right of action he might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company; provided, that such waiver shall not extend to any matter in respect of any fraud, willful default or dishonesty which may attach to such Director.
168.   No Indemnified Person shall be liable:
(a)
for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company;

(b)
for any loss on account of defect of title to any property of the Company;

(c)
on account of the insufficiency of any security in or upon which any money of the Company shall be invested;

(d)
for any loss incurred through any bank, broker or other similar Person;

(e)
for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)
for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.
169.   The Company shall not be obligated to indemnify any Indemnified Person in connection with any action or proceeding (or any part thereof):
(a)
for which payment has actually been made to and received by or on behalf of such Indemnified Person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)
for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of national, federal, state or local statutory law or common law, if such Indemnified Person is held liable therefor (including pursuant to any settlement arrangements);

(c)
for any reimbursement of the Company by such Indemnified Person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such Indemnified Person from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Company of profits arising from the purchase and sale by such Indemnified Person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such Indemnified Person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such Indemnified Person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)
initiated by such Indemnified Person, including any action or proceeding (or any part thereof) initiated;

(e)
by such Indemnified Person against the Company, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such action or proceeding or part thereof, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law (provided, however, that this Article 169(e) shall not apply to counterclaims or affirmative defences asserted by such Indemnified Person in an action brought against such Indemnified Person), (iii) otherwise required to be made under Article 171 or (iv) otherwise required by applicable law; or

(f)
if prohibited by applicable law; provided, however, that if any provision or provisions of this Indemnity (as defined in Article 176) shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Indemnity (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Indemnity (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

170.   The Company, to the fullest extent permitted by law, may indemnify and advance expenses to any Indemnified Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a Director, Officer, employee or agent of the Company or any predecessor of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
171.   If a claim for indemnification (following the final disposition of the applicable action or proceeding) under this Indemnity is not paid in full within 60 days, or a claim for advancement of expenses under this Indemnity is not paid in full within 30 days after a written claim therefor has been received by the Company, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. To the fullest extent permitted by law, in any such action the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.
172.   The rights conferred on any Indemnified Person by this Indemnity shall not be exclusive of any other rights which such Indemnified Person may have or hereafter acquire under any statute, provision of these Articles, agreement, vote of shareholders or disinterested Directors or otherwise.
173.   The Company may purchase and maintain insurance on behalf of any Indemnified Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Act.
174.   The Company’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
175.   Subject to the terms of any provision of these Articles or agreement between the Company and any Director, Officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Indemnity shall continue notwithstanding that the Indemnified Person has ceased to be a Director, Officer, employee or agent of the Company and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Indemnified Person.
176.   To the fullest extent permitted by law, neither any amendment nor repeal of Article 167, Article 168, Article 169, Article 170, Article 171, Article 172, Article 173, Article 174, Article 175, or this Article 176 (collectively, the “Indemnity”), nor the adoption by amendment of these Articles of any provision inconsistent with the Indemnity, shall eliminate or reduce the effect of the Indemnity in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for the Indemnity, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.
FINANCIAL YEAR
177.   Unless otherwise determined by the Directors, the financial year of the Company shall end on the 31st day of December in each year.
AMENDMENT TO MEMORANDUM AND ARTICLES OF ASSOCIATION
AND NAME OF COMPANY
178.   No Article shall be rescinded, altered or amended and no new Article shall be made until the same has been approved by a special resolution of the Members. A special resolution shall be required to alter the provisions of the Memorandum of Association or to change the name of the Company.

INFORMATION
179.   No Member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interests of the members of the Company to communicate to the public.
MERGERS AND CONSOLIDATION
180.   The Company may merge or consolidate in accordance with the Act.
181.   To the extent required by the Act, the Company may by special resolution resolve to merge or consolidate the Company.
EXCLUSIVE FORUM
182.   To the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands (the “Specified Courts”) shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum of Association, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to: (a) any derivative action or proceeding brought on behalf of the Company, (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former Director, Officer or other employee or agent of the Company to the Company or to the Company’s Members, (c) any action, suit or proceeding asserting a claim against the Company, its current or former Directors, Officers, or employees, agents or Members arising pursuant to any provision of the Act or these Articles, or (d) any action, suit or proceeding asserting a claim against the Company, its current or former Directors, Officers, or employees, agents or Members governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Article 182 is filed in a court other than the Specified Courts (a “Foreign Action”) by any Member (including any Beneficial Owner), to the fullest extent permitted by law, such Member shall be deemed to have consented to: (xi) the personal jurisdiction of the Specified Courts in connection with any action brought in any such court to enforce this Article 182; and (ii) having service of process made upon such Member in any such action by service upon such Member’s counsel in the Foreign Action as agent for such Member.
183.   Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law and/or these Articles, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.
184.   To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of Article 182 and 183.
GENERAL
185.   If any provision or provisions of these Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles (including, without limitation, each portion of any section or paragraph of these Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by the Act or these Articles, in any way be affected or impaired thereby.

CERTAIN TAX FILINGS
186.   Each Tax Filing Authorised Person and any such other Person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any U.S. state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other Person prior to the effective date of these Articles.

Annex C
Global Market Study of Ablation Therapy Independent Market Research Report Confidential For © 2021 Frost & Sullivan. All rights reserved. This document contains highly confidential information and is the sole property of Frost & Sullivan. No part of it may be circulated, quoted, copied or otherwise reproduced without the written approval of Frost & Sullivan. Frost & Sullivan June 2023

1 Limitations Source of Information Industry Expert Interview Market indicators for modeling Official Statistical sources ¬ Interviews with industry experts and competitors will be conducted on a best-effort basis to collect information for in-depth analysis for this report. ¬ Frost & Sullivan will not be responsible for any information gaps where Interviewees have refused to disclose confidential data or figures.¬ The study took 2022 as the base year for analysis and 2023-2027 for forecast. However, some of the figures of 2022 may not be available at the moment from public statistical sources. Frost & Sullivan will use the latest information available (e.g. 2021) or make projections based on historical trends. ¬ Under circumstances where information is not available, Frost & Sullivan in-house analysis will be leveraged using appropriate models and indicators to arrive at an estimate. ¬ Sources of information and data will be clearly stated in the bottom right hand corner on each slide for reference.

2 Methodology The methodology used by Frost & Sullivan in gathering the relevant market data in compiling the Frost & Sullivan Report included secondary research and primary interviews. Secondary research involves information integration of data and publication from publicly available resources, including official data and announcements from PRC government agencies, and market research on industry and enterprise player information issued by our chief competitors. Primary interviews were conducted with relevant institutions to obtain objective and factual data and prospective predictions. Info. Collection Data Collection Analysis Process Results & Suggestions In-depth interviews with … • Competitors • Customers • Industry experts and associations • Distribution Channels • Authorities • Product trends • Market size • Market trends and potentials • Value chain • Current market situation • Price trends • Drivers and restraints • Competitive Landscape • Key success factor • Opportunities • Entry barriers • Law and regulations Source: Frost & Sullivan in-house research Industry associations Industry reports Primary Research Secondary Research Analysis on Potential Target Markets Producing results and suggestion 2

3 Table of Contents 2 Analysis of Related Disease Market 1 Analysis of Medical Device Market 3 Analysis of the Tumour Ablation Therapy Market in China 4 Competitive Analysis of Microwave Ablation Market in China

4 191.8 201.0 211.1 222.0 227.6 271.3 294.9 317.9 341.4 365.3 389.4 195.0 204.0 214.3 224.5 229.0 262.2 280.3 298.1 316.2 334.6 353.5 386.8 405 425.4 446.5 456.6 533.5 575.2 616 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E Medical Consumables Medical Instruments Market Size of Global Medical Device Market • Due to the global aging problem and the increasing prevalence of chronic diseases, the growing clinical demand for medical devices has promoted the sustainable development of the global medical device market. The global medical device market has increased incrementally from USD386.8 billion in 2016 to USD493.8 billion in 2021, representing a CAGR of 6.6% due to the global medical device imbalance development and the gap of economic development in the emerging countries. Driven by the demand generated by illnesses associated with the aging global population and increasing healthcare expenditure, global medical device market is expected to reach USD742.9 billion in 2026, representing a CAGR of 6.8%. • The global medical device market can be categorized into medical instruments and medical consumables, in which the medical consumables market is growing at a faster pace than the other. Market Size of Global Medical Device Market, 2016-2027E Period CAGR Medical Instruments Medical Consumables Total 2016-2021 6.1% 7.2% 6.6% 2021-2026E 6.2% 7.5% 6.8% Source: Frost & Sullivan Analysis Global USA Europe China Billion USD At ex-factory price 742.9 Updated 742.9 742.9

5 Breakdown of Global Medical Device Market • Increasing expenditure on healthcare and expansion of healthcare infrastructure, especially in emerging nations are anticipated to drive the future growth. The rising incidence of chronic diseases such as diabetes, cancer, heart diseases is fueling the demand for various medical devices. This further increases demand for medical devices and encourages several companies to introduce innovative technologies in this field. With the rising prevalence of chronic diseases, the need for preventive healthcare will increase exponentially. In vitro diagnostic (IVD)medical imaging and cardiovascular device are the top 3 segments of global medical device market by revenue, with a share of 15.3%, 13.2% and 10.9% respectively in global medical device market in 2021. Breakdown of Global Medical Device Market, 2021 Billion USD Source: Frost & Sullivan Analysis Global USA Europe China 81.4 , 15.3% 70.4 , 13.2% 58.2 , 10.9% 323.5 , 60.6% IVD Medical Imaging Cardiovascular Device Others Updated

6 626.3 650.1 674.6 699.2 723.6 747.2 761.9 784.4 806.9 829.3 851.8 8.4% 8.7% 8.9% 9.1% 9.3% 9.5% 9.6% 9.8% 10.0% 10.1% 10.3% 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E Population ages 65 and above Percentage of Total Population Growth Drivers of Global Medical Devices Market Global Aging Population Trend Source: World Bank, Frost & Sullivan analysis Million Global Aging Population, 2016-2026E CAGR 2016-2021 3.6% 2022E-2026E 2.8% • The world’s aging population is experiencing growth in terms of both number and proportion .There were 747.2 million people aged over 65 years old in 2021, accounting for 9.5% of the world’s population. The population over 65 years old grows at a CAGR of 3.6% during the period of 2016 to 2021. • Declining fertility and increasing longevity are the key drivers of population aging globally. It is estimated that the number of people aged over 65 in the world will reach 851.8 million in 2026, accounting for 10.3% of the total population, with a CAGR of 2.8% from 2022 to 2026. Global USA Europe China

Global USA Europe China

Growth Drivers of Global Medical Devices Market

Increasing Healthcare Spending

Health spending (% of GDP)
15
12
9
6
3
0
High income countries
Low and middle income countries
Germany
Canada
Sweden
United Kingdom
Austria
Norway
Netherlands
Portugal
Chile
Finland
Italy
Iceland
Slovenia
Korea (Republic of)
Estonia
Ireland
Poland
Colombia
Iran (Islamic Republic of)
Niger
Mexico
Bhutan
6.4% 6.6%
7.1%
China
2018
2019
2020

Key Implication

Source: WHO, Frost & Sullivan analysis

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7 Growth Drivers of Global Medical Devices Market Increasing Healthcare Spending Source: WHO, Frost & Sullivan analysis In high income countries, the United Kingdom had the largest increase in health spending as share of GDP (from 10.2% in 2019 to 12.8% of GDP in 2020). The Germany and Canada also recorded high share of GDP over 12% in 2020. The health spending of China as share of GDP increased from 6.4% in 2018 to 7.1% in 2020. Key Implication Global USA Europe China 6.4% 6.6% 7.1% China

8 Growth Drivers of Medical Device Market Source: Frost & Sullivan analysis Increasing Market Demand • Nowadays, with the number of elderly people growing rapidly, the problem of aging population has swept the world. It is estimated that by 2050, the proportion of the population over 65 years old will be twice as that of the current population, reaching nearly 17%. As the prevalence of chronic diseases is strongly associated with the aging, so is the demand for medical devices and treatments. The aging population and longer life expectancy have a positive impact on the sustainable growth of the medical device industry. Increasing Healthcare Investment • Under the leadership of emerging technologies, global capital investment in the medical device industry has reached 2.9 billion USD, where most of the investment concentrates on the high-value medical devices. Besides, the direct investment into the medical device industry, increasing investments in the healthcare infrastructures and specialized hospitals indirectly drive the development of the medical device market.. Continuous Technology Innovation • Technology innovation in medical device market can address the unmet clinical needs and therefore create much more market opportunities. For example, the innovative biodegradable biliary and pancreatic stent can benefit patients from low risk of complication and low expense without repeated procedures. Such technology innovations are believed to create enormous potential demand in the market since there is a large patient pool globally. Impact: weak to strong Global USA Europe China

9 Future Trends of Medical Device Market Source: Frost & Sullivan analysis Domination of High-tech Medical Device • With the development of technology, the high-tech segment of the medical device will demonstrate continuous growth in the future. Devices that add value by improving efficacy while reducing cost through complication reductions and through the elimination of removal procedures will surely command a higher premium than conventional medical devices, and the over all clinical cost will be reduced significantly. Intellectual Property Protection • The new technology developed by the medical device companies leads to increase efficiency, lower cost and delivery faster and more accurate results for the medical service institution and patients. In the next decades, it is estimated that medical device industry will introduce a vast of innovative technology, and the process of usage of medical device will changes fundamentally. Integration of Service and Intelligent Data • Medical device companies have traditionally adopted manufacturing and products selling to provide value. In the future, companies will not only focus on the role as the manufacturers, but also as the providers of comprehensive solution plans by combining the products with service and intelligent data. This integration will lead to a new trend of product upgrade alongside with the reformation of the value chain of medical devices. Impact: weak to strong Rapid Growth of Gastrointestinal Segment • The gastrointestinal device is one of the largest segments in global medical device market. A majority of malignancies will impact gastrointestinal and pulmonary, which has triggered the increasing prevalence of gastrointestinal disease. The gastrointestinal area has become a hotspot in the global capital investment and the gastrointestinal medical device market is expected to continue with rapid growth momentum. . Global USA Europe China

10 Market Size of U.S. Medical Device Market Source: Frost & Sullivan analysis Market Size of U.S. Medical Device Market, 2016 — 2026E CAGR 2016-2020 3.6% 2021E-2026E 5.5% 185.2 192.6 200.7 209.3 213.2 228.1 242.3 257.2 270.9 285.5 298.3 2016 2017 2018 2019 2020 2021E 2022E 2023E 2024E 2025E 2026E Billion USD At ex-factory price • The US medical device market has increased from USD 185.2 billion in 2016 to USD 213.2 billion in 2020, representing a CAGR of 3.6%. The US medical device market is expected to reach USD298.3 billion in 2026, representing a CAGR of 5.5%. Global USA Europe China

Global USA Europe China

Growth Drivers of U.S. Medical Devices Market

Unit: Million
Digestive Diseases
91.9
86.7
80.4
Cardiovascular Diseases
38.4
34.9
31.5
Respiratory Diseases
34.9
32.9
30.7
Diabetes Mellitus
31.1
29.2
24.7
Cancer
23.3
21.1
18.8
2018
2013
2008

Unit: Thousand
Cardiovascular
899.1
Cancer
602.4
Chronic lower respiratory diseases (including asthma)
152.7
Diabetes
102.2

Source: GBD, Frost & Sullivan analysis

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11 Growth Drivers of U.S. Medical Devices Market Increasing Patient Pool and Death Toll of Major Chronic Diseases • There is an upward tendency of chronic diseases given the factors like ageing, unhealthy lifestyle, growing pressure from the society etc. As it has been shown in the bar chart, digestive diseases still enjoy the highest prevalence rates, relating to the growing pressure on people and the correspondent unhealthy diet. 91.9 millions people have digestive diseases in 2018 compared to 80.4 millions in 2008. • Death toll of chronic diseases is also rising. Among all chronic disease, cardiovascular diseases have the highest death rate. 919.1 thousand people died from cardiovascular diseases in U.S. in 2018. However, the mortality rate of digestive diseases is the lowest in the top 5 chronic disease by patient pool, which requires the longest treatment. Along with the growing patient pool of chronic diseases, there are still much unmet needs to be addressed. Source: GBD, Frost & Sullivan analysis 18.8 24.7 30.7 31.5 80.4 21.1 29.2 32.9 34.9 86.7 23.3 31.1 34.9 38.4 91.9 Cancer Diabetes Mellitus Respiratory Diseases Cardiovascular Diseases Digestive Diseases 2018 2013 2008 Unit: Million Patient Pool of Major Chronic Diseases in U.S., 2008, 2013, 2018 Death Toll1 of Major Chronic Diseases in U.S., 2020 Unit: Thousand Global USA Europe China 102.2 152.7 602.4 899.1 Diabetes Chronic lower respiratory diseases (including asthma) Cancer Cardiovascular

12 Source: World Bank, Census Bureau of US, Frost & Sullivan analysis Aging Population in United States, 2016-2026E CAGR 2016-2020 3.1% 2021E-2026E 2.6% • The population is aging rapidly in United States with people aged above 65 grew at a CAGR of 3.1% from 2016 to 2020. The number of population over 65 years old in the United States has increased from 48.6 million to 54.8 million from 2016 to 2020, which accounts for 16.6% of total population in 2020. Also, the aging population of the United States is expected to reach 64.1 million in 2026, which accounts for 19% of the total population in United States, representing a CAGR of 2.6%. • The U.S., China and Japan are amongst the largest aging population markets globally. 48.6 50.1 51.7 53.2 54.8 56.4 57.8 59.4 61.2 62.6 64.1 15.0% 15.4% 15.8% 16.2% 16.6% 17.0% 17.4% 17.8% 18.3% 18.6% 19.0% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 16.0% 18.0% 20.0% 20 25 30 35 40 45 50 55 60 65 2016 2017 2018 2019 2020 2021E 2022E 2023E 2024E 2025E 2026E Million Growth Drivers of U.S. Medical Devices Market Accelerating US Aging Population Trend Global USA Europe China

13 Market Size of Europe Medical Device Market Source: Frost & Sullivan analysis Market Size of EU Medical Device Market, 2016- 2026E 111.4 115.0 119.2 123.9 124.7 136.0 141.9 147.5 153.1 158.0 170.3 2016 2017 2018 2019 2020 2021E 2022E 2023E 2024E 2025E 2026E Billion USD At ex-factory price • The European Medical Device Market has increased from USD 111.4 billion in 2016 to USD 124.7 billion in 2020, representing a CAGR of 2.8% during this period. The EU medical device market is expected to reach USD 170.3 billion in 2026, representing a CAGR of 4.6%. Global USA Europe China CAGR 2016-2020 2.8% 2021E-2026E 4.6%

Global USA Europe China

Growth Drivers of Europe Medical Devices Market

Unit: Million
Digestive Diseases
139.1
135.2
130.7
Cardiovascular Diseases
63.5
60.2
56.7
Respiratory Diseases
61.5
60.8
58.4
Diabetes Mellitus
50.3
45.2
40.6
Cancer
17.6
16.4
15.0
2018
2013
2008

Unit: Thousand
Cardiovascular Diseases
1,866.3
Cancer
1,449.2
Respiratory Diseases
264.5
Digestive Diseases
234.9
Diabetes Mellitus
95.4

Source: GBD, Frost & Sullivan analysis

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14 Source: GBD, Frost & Sullivan analysis • All chronic diseases showed growing trend in prevalence rate, for which a few factors should be responsible, including lifestyle, environment, ageing, etc. The bar chart reads that digestive diseases are still the most prevalent diseases. 139.1 millions people have digestive diseases in EU in 2018, which must be given enough focus and relative technology and therapy should be encouraged to develop. • Death toll of chronic diseases is also rising accordingly. Among all chronic disease, cardiovascular diseases have the highest death rate. 1,866.3 thousands people died from cardiovascular diseases in EU in 2018. Noteworthy, 1,449.2 thousands people died because of cancer in 2018, which has shown more threat to people though the various technology and the therapy advancement has already been achieved. 15.0 40.6 58.4 56.7 130.7 16.4 45.2 60.8 60.2 135.2 17.6 50.3 61.5 63.5 139.1 Cancer Diabetes Mellitus Respiratory Diseases Cardiovascular Diseases Digestive Diseases 2018 2013 2008 Unit: Million Patient Pool of Major Chronic Diseases in EU, 2008, 2013, 2018 95.4 234.9 264.5 1,449.2 1,866.3 Diabetes Mellitus Digestive Diseases Respiratory Diseases Cancer Cardiovascular Diseases Death Toll1 of Major Chronic Diseases in EU, 2018 Unit: Thousand Growth Drivers of Europe Medical Devices Market Increasing Patient Pool and Death Toll of Major Chronic Diseases Global USA Europe China

15 Source: World Bank, Frost & Sullivan analysis Growth Drivers of Europe Medical Devices Market Accelerating European Union Aging Population and Trend Global USA Europe China • The aging population issue in Europe is experiencing growth in terms of increasing number as well. In 2020, there are 93.1 million people aged over 65 years old in the Europe. The population over 65 years old grew at a CAGR of 1.7% during the period of 2016 to 2020. • Declining fertility and increasing longevity are the key drivers of population aging globally. It is estimated that the number of people aged over 65 in the Europe would reach 101.7 million in 2026, with a CAGR of 1.5% from 2021 to 2026. Period CAGR 2016-2020 1.7% Million 2021E-2026E 1.5% 87.2 88.6 90.1 91.5 93.1 94.6 96.0 97.5 98.9 100.3 101.7 2016 2017 2018 2019 2020 2021E 2022E 2023E 2024E 2025E 2026E Europe Aging Population Trend, 2016-2026E

16 Market Size of Medical Device Market in China • Driven by the increasing prevalence of various diseases and strong government initiative to promote local brands, the medical device market in China in terms of sales revenue has gained a rapid growth, increasing from RMB370 billion in 2016 to RMB848.8 billion in 2021, representing a CAGR of 18.1%. The medical device market in China is expected to continue to grow due to increasing clinical needs and continuous innovation on medical devices, which is expected to reach RMB1,331.9 billion in 2026, with a CAGR of 9.4% from 2021 to 2026. • In the meantime, as sub-segments of medical device market, the medical instruments and medical consumables markets have witnessed a growing trend since 2016, and are expected to reach RMB481.7 billion and RMB850.2 billion in 2026 at a CAGR of 9.0% and 9.7% from 2021 to 2026, respectively. Market Size of Medical Device Market, China, 2016-2026E Source: Frost & Sullivan Analysis Billion RMB At ex-factory price Period CAGR Medical Instruments Medical Consumables Total 2016-2021 16.7% 18.9% 18.1% 2021-2026E 9.0% 9.7% 9.4% Global USA Europe China 225.1 268.6 327.7 389.9 458.1 535.1 607.5 671.6 734.8 793.8 850.2 144.9 171.7 200.7 233.6 271.6 313.7 349.8 384.8 419.6 450.9 481.7 370.0 440.3 528.4 623.5 729.7 848.8 957.3 1,056.4 1,154.4 1,244.7 1,331.9 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E Medical Consumables Medical Instruments2 Updated

17 Breakdown of China Medical Device Market, 2021 • In the past, most medical devices produced by Chinese manufacturers were low-cost, high-volume items, while international manufacturers would supply hospitals and other healthcare facilities with high-end equipment. This dynamic is now rapidly changing. The Chinese government has launched a number of policies such as “Made in China 2025” initiative to boost the development of domestically made high-performance medical devices. • In vitro diagnostic (IVD), low-value medical consumables and medical imaging, and were top 3 segments in China medical device market in 2021 by revenue, with a share of about 15.8%, 12.8% and 11.3%, respectively. Breakdown of Medical Device Market in China 2020 Billion RMB Source: Frost & Sullivan Analysis Global USA Europe China 133.6 , 15.8% 95.4 , 11.3% 108.0 , 12.8% 506.8 , 60.1% IVD Medical Imaging Low-value medical consumables Others Updated

18 Source: NBS, Frost & Sullivan analysis Growth Drivers of Medical Devices Market in China Accelerating Aging Population and Trend in China Global USA Europe China • At present, the fertility rate is gradually declining in China, and the life expectancy and the mortality rate are gradually approaching the level of developed countries. With the decline of fertility, birth rate, mortality and life expectancy, China has entered an aging society. From 2016 to 2021, the population is aging rapidly in China with people aged above 65 grew at a CAGR of 5.9% over the period. According to the data of the National Bureau of Statistics, the population over 65 years old reached 200.6 million in 2021, accounting for 14.2% of the total population. • As the population of baby boom in the mid-20th century gradually enters the aging stage, the rapid aging of China’s population will continue. Although the family planning policy is fully liberalized, the high living cost in the 1st and 2nd tier cities will inhibit the desire to have children, and has little moderating effect on the aging population. By 2026, the aging population is expected to reach 267.4 million, accounting for 18% of the total population, representing a CAGR of 5.8% from 2022 to 2026. The immune and metabolic system of the aged group has declined, and the healthcare expenses related to various diseases are increasing. The increasing aging population structure will promote the growing demand for medical care in China. 150.4 159.6 167.2 177.7 190.6 200.6 213.4 225.8 238.9 252.7 267.4 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E Period CAGR 2016-2021 5.9% 2022E-2026E 5.8% China Aging Population Trend, 2016-2026E Million

Global USA Europe China

Growth Drivers of Medical Devices Market in China

Unit: Million
Digestive Diseases
494.0
466.3
428.1
Cardiovascular Diseases
110.1
92.4
79.2
Respiratory Diseases
94.5
93.0
81.7
Diabetes Mellitus
89.8
88.7
83.8
Cancer
24.0
16.9
11.6
2018
2013
2008

Unit: Thousand
Cardiovascular Diseases
4,544.9
Cancer
2,724.8
Respiratory Diseases
1,028.2
Digestive Diseases
289.8
Diabetes Mellitus
161.5

Source: GBD, Frost & Sullivan analysis

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19 • Same as EU and U.S., the prevalence of chronic diseases in China is also growing. Furthermore, due to the massive population, the patient pool of major chronic diseases in China is nearly third or twice as the number in the U.S. or EU. Noteworthy, China has an exceedingly high prevalence rate of digestive diseases compared to other countries, which can partly attributed to the unique eating habit of Chinese. There are 494 millions patient with digestive diseases in China in 2018. • Death toll of chronic diseases is also rising. There are 4,544.9 thousand patients die of cardiovascular diseases and 2724.8 thousands patients die of cancer. More advanced therapies, drugs and medical devices are eagerly needed to satisfy the unmet demand. Source: GBD, Frost & Sullivan analysis 11.6 83.8 81.7 79.2 428.1 16.9 88.7 93.0 92.4 466.3 24.0 89.8 94.5 110.1 494.0 Cancer Diabetes Mellitus Respiratory Diseases Cardiovascular Diseases Digestive Diseases 2018 2013 2008 Unit: Million Patient Pool of Major Chronic Diseases in China, 2008, 2013, 2018 161.5 289.8 1,028.2 2,724.8 4,544.9 Diabetes Mellitus Digestive Diseases Respiratory Diseases Cancer Cardiovascular Diseases Death Toll1 of Major Chronic Diseases in China, 2018 Unit: Thousand Growth Drivers of Medical Devices Market in China Increasing Patient Pool and Death Toll of Major Chronic Diseases Global USA Europe China

20 Table of Contents 2 Analysis of Related Disease Market 1 Analysis of Medical Device Market 3 Analysis of the Tumour Ablation Therapy Market in China 4 Competitive Analysis of Microwave Ablation Market in China

21 Source: Frost & Sullivan analysis Definition of Thyroid Cancer and Thyroid Nodules • Thyroid cancer develops in thyroid gland, in which cells expand abnormally and has the possibility to spread to other body parts (malignant metastasis). Classification Differentiated Thyroid Cancer Compared to undifferentiated or poorly differentiated thyroid cancer cells, differentiated thyroid cancer cells not only have a more optimistic prognosis, but also look similar to normal thyroid cells under the microscope. Papillary Thyroid Carcinoma (PTC) It is the most common type of thyroid cancer, accounting for approximately 80% of all cases. PTC usually grows slowly and is rarely fatal. The tumour usually grows in one of the two lobes of the thyroid and can metastasize to the lymph nodes. Follicular Thyroid Carcinoma (FTC) FTC accounts for approximately 10% of all thyroid cancer cases. The cancer cell usually spreads through blood circulation to lungs and bones instead of lymph nodes. Hertzian Cell Carcinoma It is difficult to be located by radioactive iodine, therefore it has a poor prognosis compared with the other two differentiated thyroid cancers. Undifferentiated Thyroid Cancer: Less common than differentiated thyroid cancer. Medullary Thyroid Cancer MTC: The tumour is derived from the parafollicular cells (C cells) of the thyroid. Sporadic Medullary Thyroid Carcinoma: Not genetic, usually occurs in the elderly. Hereditary Medullary Thyroid Carcinoma: It is hereditary and usually appears in childhood Anaplastic Thyroid Carcinoma: Tend to spread quickly to neck and other parts of the body. Treatment of this cancer is very difficult. • Thyroid nodules are discrete lesions within the thyroid gland, radiologically distinct from surrounding parenchyma. Most thyroid nodules aren’t serious and don’t cause symptoms. Only a small percentage of thyroid nodules are cancerous. Thyroid Nodules Thyroid Cancer Thyroid Cancer

22 Source: Frost & Sullivan analysis Etiology and Risk Factors of Thyroid Cancer and Thyroid Nodules Iodine deficiency: Lack of iodine in diet can sometimes cause the thyroid gland to develop thyroid nodules. Excessive iodine intake is also one of the causes of thyroid nodules. Thyroid Cancer Etiology Main risk factors The exact cause of thyroid cancer is still difficult to determine. Certain factors may increase the risk of thyroid cancer, such as a family history of thyroid or other endocrine cancer and having a history of radiation exposure from medical therapy or nuclear fallout. Radiation exposure: Head and Neck’s exposure to radiation in childhood may increase the risk of thyroid cancer. Genetic conditions: A family history of medullary thyroid cancer, goiters, precancerous, polyps, multiple endocrine neoplasia type 2A syndrome and multiple endocrine neoplasia type 2B syndrome can also increase the risk. Gender: Women are three times more likely to develop thyroid cancer. Thyroid nodules or cysts Fluid-filled cavities (cysts) in thyroid most commonly result from degenerating thyroid adenomas. Often, solid components are mixed with fluid in thyroid cysts. Cysts are usually noncancerous, but occasionally contain cancerous solid components. Overgrowth of normal thyroid tissueAn overgrowth of normal thyroid tissue is sometimes referred to as a thyroid adenoma. It’s noncancerous, but may lead to hyperthyroidism. Chronic inflammation of the thyroid: Hashimoto’s disease, a thyroid disorder, can cause thyroid inflammation and result in enlarged nodules.

23 0.2 0.2 0.2 0.2 0.2 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.1 0.2 0.2 0.2 0.2 0.2 0.2 0.2 0.2 0.2 0.2 0.1 0.1 0.1 0.1 0.1 0.2 0.2 0.2 0.2 0.2 0.2 0.2 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E US China EU • Affected by changes in live environment and diagnosis techniques, the number of diagnosed thyroid cancer in China and Europe has been increasing rapidly in recent years. The incidence rates of thyroid cancer in China increased from 0.15 ‰ in 2016 to 0.16 ‰ in 2022, and will keep increasing to 0.18 ‰ in 2027. The incidence of thyroid cancer in Europe increased from 0.14 ‰ in 2016 to 0.15 ‰ in 2022. • Due to the reduction of overdiagnosis, the incidence rates of thyroid cancer in the United States has continued to decline, from 0.20 ‰ in 2016 to 0.13 ‰ in 2022, and will keep decreasing to 0.13 in 2030. Incidence Rates of Thyroid Cancer by Region, 2016-2027E ‰ Incidence Rates of Thyroid Cancer, 2016-2027E CAGR U.S. China EU 2016-2022 -6.7% 1.9% 1.4% 2022-2027E 0.3% 2.0% 1.5% Updated Source: International Agency for Research on Cancer, National Cancer Registry, Frost & Sullivan Analysis

24 64.3 56.9 54.0 52.1 52.9 44.3 43.8 44.2 44.5 44.9 45.2 45.5 202.6 207.1 211.6 216.3 221.0 225.9 230.8 235.9 241.1 246.3 251.6 257.1 104.8 106.4 108.0 109.6 111.2 112.7 115.0 116.5 118.0 119.6 121.3 123.0 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E US China EU • The incidence of thyroid cancer in China and Europe has been increasing rapidly in recent years. The number of new thyroid cancer patients in China increased from 202.6 thousand in 2016 to 230.8 thousand in 2022, and will keep increasing to 257.1 in 2027. The number of new cases of thyroid cancer in Europe increased from 104.8 thousand in 2016 to 115.0 thousand in 2022. • During the same period, the number of new thyroid cancer cases in the United States decreased from 64.3 thousand in 2016 to 43.8 thousand in 2022, and will decreasing to 45.5 in 2027 due to the reduction in overdiagnosis. Estimated New Thyroid Cancer Cases by Region, 2016-2027E Estimated Number of New Thyroid Cancer Cases, 2016-2027E Source: International Agency for Research on Cancer, National Cancer Registry, Frost & Sullivan Analysis Updated thousand CAGR U.S. China EU 2016-2022 -6.2% 2.2% 1.6% 2022-2027E 0.8% 2.2% 1.3%

25 • According to the survey data in China (2012-2015), U.S. (2011-2017) and Europe (2013-2018), the current 5-year survival rate for thyroid cancer in China is 84.3%, while it’s 87.0% in Europe and 98.3% in the U.S. • The 5-year survival rate of thyroid cancer in China is lower than that in developed countries. The main reasons are: high metastatic rate of differentiated thyroid cancer lymph nodes, insufficient postoperative follow-up management and less emphasis on the treatment of small tumour. 5-Year Survival Rate of Thyroid Cancer, by Region 5-Year Survival Rate of Thyroid Cancer by Region 98.3 84.3 87.0 U.S. China EU % • Compared to developed countries in Europe and the U.S., the clearance rate of lymph node(淋巴清率) in thyroid cancer treatment is higher in China, leading to more patients diagnosed with lymph node metastasis. Thyroid cancer was not included in regular medical screening until recent years. Compared to people who have regular body check-ups and screenings for thyroid cancer, patients with thyroid cancer in China are not found at early stage, which can lead to lymph node metastasis. High metastatic rate of differentiated thyroid cancer lymph nodes Poor postoperative follow-up management • Both doctors and patients do not pay enough attention to the education of postoperative treatment. China is a country with vast territory, therefore there are great differences in the levels of education between urban and rural areas, convenience in transportation, making it difficult to enforce follow-up of patients. Many hospitals and other health institutions do not manage patients for the whole process, which makes it difficult for some patients to get professional recovery guidance after surgery. Little attention to thyroid microcarcinoma • Compared with other cancers, differentiated thyroid cancer has a better prognosis and longer survival time, causing the importance of treatment of thyroid cancer being neglected. Papillary carcinoma less than 10 mm is easily mistaken as “low-risk” in clinical practice, but it is cancer. Microcarcinoma has all the characteristics of tumours larger than 10 mm, such as lymph node metastasis, brain metastasis, lung infiltration and even death. Source: Frost & Sullivan Analysis

26 19.8 21.1 22.4 23.7 25.1 27.0 29.1 31.0 33.2 35.5 38.1 40.9 13.8 14.7 15.8 17.0 18.6 20.3 21.9 23.7 25.7 28.1 30.7 33.4 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E US China • Globally, the incidence range of thyroid nodule is from as low of 40,000 per 100,000 people to as high of 71,000 per 100,000 people with an average of 50,000 per 100,000 people. As a result of thyroid radiography examination during routine physical screening in recent years, the incidence of thyroid nodules in China increased from 13.8% in 2016 to 21.9% in 2022. • The U.S. leads the world in early screening of thyroid diseases. The incidence rate of thyroid nodules in the U.S. continue to increase, from 19.8% in 2016 to 29.1% in 2022. Incidence Rates of Thyroid Nodules by Region, 2016-2027E Incidence Rates of Thyroid Nodules, 2016-2027E Source: Frost & Sullivan Analysis Updated CAGR U.S. China 2016-2022 6.6% 8.0% 2022-2027E 7.0% 8.8% %

27 68.5 73.1 77.9 83.1 89.7 96.5 103.8 111.6 120.3 129.6 139.7 192.0 205.8 222.1 239.7 262.7 286.4 310.4 336.1 366.0 400.4 437.4 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E US China • Thyroid nodules are one of the most common diseases in clinical practice. In recent years, the increasing awareness to health, popularization of high-frequency color doppler ultrasound and the improvement of ultrasound physicians’ understanding of thyroid diseases are the main reasons for increasing diagnosis rate of thyroid nodules. • The number of new thyroid nodules patients in China increased from 192.0 million in 2016 to 310.4 million in 2022. The number of new cases of thyroid nodules in U.S. increased from 68.5 million in 2016 to 103.8 million in 2022. Estimated New Thyroid Nodules Cases by Region, 2016-2027E Estimated New Thyroid Nodule Cases, 2016-2027E Source: Frost & Sullivan Analysis CAGR U.S. China 2016-2022 7.2% 8.3% 2022-2027E 7.7% 8.9% Million Updated

28 Source: Frost & Sullivan analysis Type of Nodule Nodular thyroid enlargement Toxic nodule Infectious and non-infectious nodules Thyroid Cyst and Malignant nodules Treatment Method Increase the intake of iodine if the cause is lack of iodine. Need to be checked every six months to a year to monitor changes. In addition to nodules, the patient also has symptoms of hyperthyroidism. Need radioactive iodine or surgical treatment Subacute thyroiditis is mainly used for anti-inflammatory and pain relief. Choose anti-inflammatory drugs or glucocorticoids. The treatment of chronic lymphocytic thyroiditis is mainly to correct abnormal thyroid function. Surgical treatment Major Treatment Methods for Thyroid Nodules Based on different types of thyroid nodules: General treatment options for thyroid nodules: General treatment Long-term clinical follow-up is sufficient. It is recommended that each interval be 6-12 months, and the follow-up results should be dealt with accordingly. Thyroid hormone suppression therapy L-T4 inhibitory treatment, long-term use can lead to a variety of adverse reactions, and it is rarely used clinically. New Endoscopic Treatment Method Utilize endoscopic surgery image magnification and remote operation Surgical treatment Partial or total removal of thyroid nodules Thermal Ablation Thermal ablation including radiofrequency ablation and microwave ablation can be performed to achieve partial or total removal the nodule. Laser ablation According to relevant studies, the application of laser ablation in the treatment of thyroid tumours and their recurrence and metastasis also has a positive effect. Iodine 131 treatment Hypothyroidism is an inevitable clinical complication. Ultrasound guided percutaneous ethanol injection (PEI) Clinical adverse reactions also include pain, frequent injections, tissue fibrosis, and high recurrence rate. Traditional Chinese medicine treatment Medication, acupuncture, etc.

29 Source: Frost & Sullivan analysis Major Treatment Methods for Thyroid Cancer • Thyroid cancer treatment options depend on the type and stage of thyroid cancer and patient’s preferences. • Most thyroid cancers can be cured with treatment. • A small number of thyroid cancers that have a low risk of spreading in the body might not need treatment right away. Instead, it need frequent monitoring of the cancer. The doctor might recommend blood tests and ultrasound examination of neck once or twice per year. • In some cases, the nodule may neither grow nor turn cancerous. However, when the nodule does, active treatment is necessary. 2 Thyroid hormone therapy Surgery Radioactive iodine External radiation therapy 1 3 4 5 Chemotherapy • Radioactive iodine treatment is often used after thyroidectomy to destroy any remaining healthy thyroid tissue, as well as microscopic areas of thyroid cancer that weren’t removed during surgery. • Operations used to treat thyroid cancer include: 1. Removing all or most of the thyroid (thyroidectomy). 2. Removing a portion of the thyroid (thyroid lobectomy). 3. Removing lymph nodes in the neck (lymph node dissection). • After thyroidectomy, patient may take the thyroid hormone medication levothyroxine (Levoxyl, Synthroid, others) for life. • Radiation therapy can also be given externally using a machine that aims high-energy beams, such as X-rays and protons, at precise points on body (external beam radiation therapy). • Chemotherapy isn’t commonly used in the treatment of thyroid cancer, but it’s sometimes recommended for people with anaplastic thyroid cancer. Chemotherapy may be combined with radiation therapy. 6 Ablation Therapy 7 Targeted drug treatment • Targeted drug treatments focus on specific abnormalities present within cancer cells. By blocking these abnormalities, targeted drug treatments can cause cancer cells to die. • Targeted drug therapy for thyroid cancer targets the signals that tell cancer cells to grow and divide. It’s typically used in advanced thyroid cancer. • Ablation therapy include physical and chemical ablation. • Chemical ablation include alcohol ablation which injects small thyroid tumour with alcohol using imaging assistance such as ultrasound to ensure precise placement of the injection, causing the tumour to shrink. • Physical ablation include RFA and MWA, both are thermal ablation technique that aimed to shrink the size of tumour. They are both minimally invasive and can be quickly operated, minimizing patient’s pain and recovery.

30 Definition, Etiology and Risk Factors of Breast Cancer and Lumps Source: Frost & Sullivan Analysis Etiology Main Risk Factors Breast Cancer In most cases, breast cancer and lumps occur in women. The cause of breast cancer and lumps are still unclear. However, some high-risk factors related to the onset of breast cancer and lumps have been discovered. Exposure to estrogen • Increased or extended exposure of estrogen in the body is closely related to the onset of breast cancer. Factors include early menarche age (<12 years old), late menopause age (>55 years old), late infertility and first childbearing age (>30 years old), short breastfeeding time, postmenopausal estrogen replacement therapy, and etc. Genetic factors • People with a history of breast cancer among first-degree relatives (such as parents, children, and siblings) have 2-3 times higher risk than that of the general population. • Some genetic mutations can also increase the risk of breast cancer. Breast Lumps Physical factors • Chest radiation therapy during childhood is also a pathogenic factor for breast cancer. Lifestyle • Overnutrition, obesity, high-fat diet, excessive alcohol consumption, etc. Breast lump The lump is a localized swelling, protuberance, bulge or bump in the breast that is different from the breast tissue around it or the breast tissue in the same area of the other breast. It is divided into breast hyperplasia (or breast cysts) and breast neoplastic diseases, including benign breast tumour (such as breast fibroma, lobulated tumour, etc.) and breast cancer . Breast Cancer Breast cancer is a disease in which breast epithelial cells grow out of control under the action of a variety of carcinogenic factors. The early stage of breast cancer often have the symptoms of breast lumps, nipple discharge, axillary lymphadenopathy and etc. In the late stage, cancer cells may metastasize, and multiple organ diseases may occur, which can directly threaten the life of the patient.

Updated

Incidence Rates for Breast Cancer, 2016-2027E

‰ female
1.53
1.22
0.46
1.55
1.26
0.46
1.63
1.29
0.47
1.64
1.33
0.47
1.67
1.37
0.48
1.70
1.41
0.49
1.73
1.46
0.49
1.74
1.50
0.50
1.75
1.54
0.51
1.77
1.59
0.51
1.78
1.64
0.52
1.79
1.68
0.52
2016
2017
2018
2019
2020
2021
2022
2023E
2024E
2025E
2026E
2027E
US
China
EU

FROST & SULLIVAN
31

31 1.53 1.55 1.63 1.64 1.67 1.70 1.73 1.74 1.75 1.77 1.78 1.79 0.46 0.46 0.47 0.47 0.48 0.49 0.49 0.50 0.51 0.51 0.52 0.52 1.22 1.26 1.29 1.33 1.37 1.41 1.46 1.50 1.54 1.59 1.64 1.68 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E US China EU • White women are more likely to have breast cancer, therefore the overall incidence of breast cancer in the United States and Europe is relatively higher. The incidence of breast cancer in the United States has increased from 1.53 ‰ female in 2016 to 1.73 ‰ female in 2022, and will keep increasing to 1.79 ‰ in 2027. The incidence of breast cancer in Europe has increased from 1.22 ‰ female in 2016 to 1.46 ‰ female in 2022. • In contrast, the percentage of breast cancer among Asian women is lower than women in the U.S. and Europe. The incidence of breast cancer in China has increased from 0.46 ‰ female in 2016 to 0.49 ‰ female in 2022, and is expected to reach 0.52 ‰ female in 2030. Incidence Rates for Breast Cancer by Region, 2016-2027E Incidence Rates for Breast Cancer, 2016-2027E Source: International Agency for Research on Cancer, National Cancer Registry, Frost & Sullivan Analysis ‰ female CAGR U.S. China EU 2016-2022 2.1% 1.3% 3.0% 2022-2027E 0.7% 1.2% 2.9% Updated

32 249.3 255.2 309.6 315.2 268.7 320.7 271.3 326.2 279.1 331.6 284.2 290.6 294.4 298.3 302.3 305.7 309.1 336.3 341.0 345.8 350.7 355.6 358.9 362.2 469.7 484.6 499.8 515.3 531.1 547.1 563.2 579.9 596.8 614.2 631.9 649.7 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E US China EU • The number of new breast cancer patients in the United States has increased from 249.3 thousand in 2016 to 290.6 thousand in 2022, and is expected to reach 309.1 thousand in 2027. The number of new breast cancer patients in Europe has increased from 469.7 thousand in 2016 to 563.2 thousand in 2022. • In recent years, the incidence of breast cancer in China continued to increase and has become a disease that endangers the health of women. The number of new breast cancer patients in China has increased from 309.6 thousand in 2016 to 341.0 thousand in 2022, and is expected reach 362.2 thousand in 2027. Estimated New Breast Cancer Cases by Region, 2016-2027E Estimated New Breast Cancer Cases, 2016-2027E Source: International Agency for Research on Cancer, National Cancer Registry, Frost & Sullivan Analysis thousand CAGR U.S. China EU 2016-2022 2.6% 1.6% 3.1% 2022-2027E 1.2% 1.2% 2.9% Updated

33 • According to the survey data of China (2012-2015), the U.S. (2011-2017) and Europe (2013-2018), the current 5-year survival rate of breast cancer in China is 82.0%, 84.3% in Europe and 90.3% in the U.S. • The 5-year survival rate of breast cancer in China is lower than in the United States, which is primarily attributed to the lack of effective early screening, the gap in treatment quality, and the choices of different treatment methods. Source: Frost & Sullivan analysis 5-Year Survival Rate of Thyroid Cancer by Region 5-Year Survival Rate of Breast Cancer by Region 90.3 82.0 84.3 U.S. China EU % • In the United States, early screening and diagnosis of cancer has become a routine and the coverage rate of early breast cancer screening is as high as 81.1%. However, in China, early screening for cancer has not yet been popularized and early mammography screening only accounts for 22.5% of people received early mammography screening. According to Guidelines for Breast Cancer and Treatment, early screening should also be combined with ultrasound, but the only 11.6% patients continued with additional ultrasound examination. • Late diagnosis also limit patients’ choices of treatment method. In China, many patients missed the best timing for breast-conserving surgery when they are diagnosed, leaving them with the risker option of mastectomy surgery. Early Screening Treatment Quality • Due to the gap in medical science and technology, the treatment quality of breast cancer in China is lower than in the United States. The United States pays attention to multidisciplinary treatment (MDT). Multiple departments including medical oncology, surgery, radiology and imaging departments working together to help patients achieve the ideal treatment outcome as soon as possible. In the process of breast-conserving surgery, American doctors usually perform the surgery in an integrated operating room, which can greatly reduce the probability of breast cancer patients needing another one after initial surgery, and can reduce the postoperative recurrence rate of breast cancer patients by 33%. • However, China is still at the early stage of MDT due to the limitation of the traditional system of diagnosis and treatment by individual departments, still developing evidence-based medicine science and current economic level. Treatment Options • Because of the effective of early screening, MDT and other factors, about 64% of patients in the United States receive breast-conserving surgery while only it is only 5% in China. Compared to total mastectomy, breast-conserving surgery not only reduces postoperative psychosexual disorders and surgical risks, but also achieves almost the same or even higher survival rate as breast resection.

34 • The treatment of breast cancer mainly includes surgery, ablation therapy, radiation therapy and chemotherapy. The primary surgical methods include breast-sparing surgery, total mastectomy and modified radical mastectomy. Source: Frost & Sullivan analysis Treatment Indications Surgery • Breast-Sparing Surgery: Applicable for patients with early breast cancer and small size of tumours. • Total Mastectomy: It is suitable for patients with ductal carcinoma in situ, microcarcinoma, and elderly or people who cannot tolerate radical mastectomy. • Modified Radical Mastectomy: The most commonly used surgical method now. Removal of the breast and some lymph nodes under the armpits without removing patient’s chest wall muscles. Ablation Therapy • Mainly include radiofrequency ablation, microwave ablation and cryoablation • Can be used in the treatment of breast cancer for patients with small size of tumours at an early stage • Suitable for patients who cannot tolerate surgery. Radiation Therapy • An essential method among breast cancer treatments. It is often combined with surgery or chemotherapy in the treatment of breast cancer. Chemotherapy • Can serve as an adjuvant therapy after radical resection for patients in an early stage. • Combining with other therapies, chemotherapy can also serve as an treatment plan for patients in a later stage. Major Treatment of Breast Cancer 1/2

35 Major Treatment of Breast Cancer2/2 • Ablation therapy has no significant advantage over traditional treatment for breast cancer. Clinically, surgical treatment, radiotherapy, chemical therapy and other methods can be combined together to achieve ideal outcome. Source: Frost & Sullivan analysis Treatment Advantage Disadvantage Surgery • Currently most commonly used and have thorough treatment outcome. • Surgery can cure patients at early stage while it is also often used as a palliative treatment for advanced breast cancer. Not applicable for patients with poor general health condition, serious diseases in major organs, the elderly and other people who cannot tolerate surgery. Ablation Therapy • Minimally invasive, less pain, can effectively prevent patients from psychological and physical trauma and better protect breast tissue. • Less complications and risks • Short operation time and short stay at hospitals • Developing technology and lack of sufficient long-term follow-up data. • No obvious therapeutic effect comparing with traditional treatment methods Radiation Therapy • Combined with other treatment methods, radiation therapy can effectively reduce metastasis and recurrence, increasing survival rate. • It is difficult to completely inactive the tumour • Possible side effects including a burning sensation in the treated area Chemotherapy • Can effectively reduce the recurrence of breast cancer, inhibit the disease deterioration and increase the cure rate. • For advanced cancer, chemotherapy can alleviate the condition and prolong survival time. • The side effects are relatively significant, including hair loss, nausea, vomiting, fatigue and decreasing immunity.

Updated

Incidence Rates of Breast Lump, 2016-2027E

‰ female
2016: US 3.70, China 4.57
2017: US 3.72, China 4.62
2018: US 3.73, China 4.68
2019: US 3.74, China 4.74
2020: US 3.74, China 4.80
2021: US 3.76, China 4.87
2022: US 3.78, China 4.94
2023E: US 3.79, China 5.01
2024E: US 3.80, China 5.08
2025E: US 3.81, China 5.14
2026E: US 3.81, China 5.20
2027E: US 3.82, China 5.22
US
China

Source: Frost & Sullivan Analysis

FROST & SULLIVAN
36

36 3.70 3.72 3.73 3.74 3.74 3.76 3.78 3.79 3.80 3.81 3.81 3.82 4.57 4.62 4.68 4.74 4.80 4.87 4.94 5.01 5.08 5.14 5.20 5.22 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E US China • In recent years, the prevalence of breast continued to increase. Due to the lack of timely and effective treatment for some breast lumps, the incidence of breast cancer in women has been rising globally. The number of diagnosed breast lumps in China has been increasing rapidly in recent years. • The incidence of breast lumps in China increased from 4.57 ‰ female in 2016 to 4.94 ‰ female in 2022. And the incidence of breast lumps in the United States continued to increase, from 3.70 ‰ female in 2016 to 3.78 ‰ female in 2022. Incidence Rates for Breast Lump by Region, 2016-2027E Incidence Rates of Breast Lump, 2016-2027E Source: Frost & Sullivan Analysis CAGR U.S. China 2016-2022 0.3% 1.3% 2022-2027E 0.2% 1.0% ‰ female Updated

37 603.5 611.1 615.3 620.1 624.9 629.5 636.4 641.9 646.6 651.1 655.3 659.6 3,096.2 3,152.0 3,207.1 3,261.7 3,315.5 3,368.2 3,415.4 3,468.6 3,515.4 3,559.4 3,595.0 3,610.0 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E US China • Affected by factors such as stress and lifestyle, the incidence of breast lumps in women worldwide has been increasing in recent years. The incidence of breast lumps in China and U.S. has been increasing rapidly in recent years. The number of new breast lumps patients in China increased from 3.1 million in 2016 to 3.4 million female in 2022. The number of new cases of breast lumps in U.S. increased from 0.60 million in 2016 to 0.64 million female in 2022. • In China, breast lumps are less likely to become cancerous than in the U.S. Estimated New Breast Lump Cases by Region, 2016-2027E Estimated New Breast Lump Cases, 2016-2027E Source: Frost & Sullivan Analysis thousand CAGR U.S. China 2016-2022 0.9% 1.6% 2022-2027E 0.7% 1.1% Updated

38 Major Diagnosis Methods for Breast Lumps Note* Scintimammography is the use of radiopharmaceuticals in the detection or characterization of breast pathology. Source: Frost & Sullivan analysis • A breast lump is a mass that develops in the breast. Breast lumps vary in size and texture and may cause pain. Some are not found until a physical or imaging exam. Most breast lumps are benign (non-cancerous). • A lump may be discovered by a woman doing breast self-exam or by her health care provider during a physical exam. Suspicious lumps may also be detected during annual screening mammography. Although uncommon, breast lumps can occur in men. • To determine whether that lump is benign, doctor will order a mammogram and breast ultrasound. In addition, breast MRI, PET/CT or scintimammography* may be obtained. If the lump is confirmed to be benign, no further action is needed. If the tests are inconclusive, a biopsy using ultrasound, x-ray or magnetic resonance imaging guidance may be performed. How are breast lumps diagnosed and evaluated? Most breast lumps are benign (not cancer). Proving that a lump is not cancer often involves imaging tests. One or more of the following imaging tests may be performed: Mammogram Mammography uses low dose x-rays to examine the breasts. This type of imaging involves exposing the breasts to a small amount of ionizing radiation to obtain pictures of the inside of the breasts. Either two single images or two tomosynthesis images (also called 3-D mammography) are taken of each breast to begin the evaluation. Additional images may be needed. Breast ultrasound Breast ultrasound uses sound waves to create pictures of the inside of the breasts. Breast ultrasound can capture images of areas of the breast that may be difficult to see with mammography. It can also help to determine whether a breast lump is solid or fluid. Breast MRI Breast MRI uses a powerful magnetic field, radiofrequency pulses and a computer to produce detailed pictures of the inside of the breasts. MRI is helpful in evaluating breast lumps that are not visible with mammography or ultrasound — although it may not be appropriate for all women. Your doctor will help determine if breast MRI is right for you. Breast MRI requires injection of contrast material. If these tests do not clearly show that the lump is benign, a biopsy may be necessary, including ultrasound-guided biopsy, stereotactic (x-ray guided) biopsy and MRI-guided biopsy for further evaluation.

39 Major Treatment Methods for Breast Cancer Source: Frost & Sullivan analysis • Breast cancer is treated in several ways. It depends on the kind of breast cancer and how far it has spread. People with breast cancer often get more than one kind of treatment. • There are different treatments for breast cancer. There are currently six types of standard therapies: surgery, radiation therapy, chemotherapy, hormone therapy, targeted therapy and immunotherapy (biological therapy). • Neoadjuvant therapy refers to treatment before surgery, including neoadjuvant chemotherapy (NAC) and neoadjuvant endocrine therapy. Because of the long response time of neoadjuvant endocrine therapy, it has not been widely used. Only in certain patients, neoadjuvant endocrine therapy can be considered. The application of neoadjuvant chemotherapy is wide and the curative effect is considerable, so it has been widely used. Major Treatment Methods for Breast Cancer Surgery Radiation therapy Ablation therapy Chemotherapy Hormone therapy Targeted therapy Immunotherapy An operation where doctors cut out cancer tissue. Types of surgery including breast-conserving surgery, total mastectomy and modified radical mastectomy. Chemotherapy is a cancer treatment that uses drugs to stop the growth of cancer cells, either by killing the cells or by stopping them from dividing. Radiation therapy is a cancer treatment that uses high-energy x-rays or other types of radiation to kill cancer cells or keep them from growing. Including external and internal radiational therapy. Hormone therapy is a cancer treatment that removes hormones or blocks their action and stops cancer cells from growing. Other types of hormone therapy include megestrol acetate or anti-estrogen therapy such as fulvestrant. Immunotherapy is a treatment that uses the patient’s immune system to fight cancer. There are different types of immunotherapy: PD-1 and PD-L1 inhibitor therapy. Monoclonal antibodies, tyrosine kinase inhibitors, cyclin-dependent kinase inhibitors, mammalian target of rapamycin (mTOR) inhibitors, and PARP inhibitors are types of targeted therapies used in the treatment of breast cancer. Under ultrasound guidance, the doctor inserts the MWA needle into the breast nodule or benign breast tumour, and destroys the lesion by transmitting electromagnetic waves.

40 Treatment of Breast Lumps • Common types of breast lumps include hyperplastic nodules, breast cysts, fibroadenomas and breast cancer. If not treated in time, breast lumps may cause discomfort symptoms and even increase the probability of breast cancer. Why Treatment for Breast Lumps is Necessary? Alleviate Uncomfortable Symptoms Reduce the Risk of Breast Cancer Most breast diseases are benign, such as breast cysts, fibroadenomas and breast inflammations. These diseases do not increase the risk of breast cancer, but some lumps may increase the risk of breast cancer if left untreated. • Some proliferative lesions without atypia, such as intraductal papilloma, sclerosing adenosis, complex fibroadenoma, and etc., slightly increase the risk of breast cancer in these lesions, which is approximately 1.5-2 times greater than that in general population. • Atypical hyperplasia, a pathological diagnosis, includes atypical ductal hyperplasia (ADH) and atypical lobular hyperplasia (ALH) of the breast. Multifocal lesions, in particular, can substantially increase the risk of breast cancer. (RR 3.7-5.3). Breast lumps may cause breast pain, swelling or other uncomfortable symptoms, affecting daily work and life. Based on the possibility towards malignancy, breast lumps can be classified into six assessment categories: BI-RADS 1- 6. The higher the number, the higher the possibility of malignancy. • For the lumps below category BI-RAD-4, observation and regular follow-ups are the main treatment plan. Patients can alleviate the symptoms by changing unhealthy lifestyle, managing emotions and increasing nutrition intakes. It is also helpful to take medications, traditional Chinese medicine and massages. • Surgical removal of suspicious lumps is usually performed in patients with BI-RAD-4 or 5 lumps. Source: Frost & Sullivan analysis

41 Source: Frost & Sullivan analysis Definition, Etiology and Risk Factors of Liver Cancer Classification Etiology Main risk factors Primary liver cancer: Malignant tumours of hepatocytes or intrahepatic bile duct epithelial cells No definite answer yet, but commonly agreed to be a complex process caused by multiple factors through multiple steps. Hepatitis B Virus (HBV) Hepatitis C Virus (HCV) Common factors of liver cancer. About 90% of hepatocellular carcinoma patients in China have a history of HBV infection. HBV infection leads to chronic hepatitis, which gradually develops into liver cirrhosis and then into liver cancer. Liver Cirrhosis Viral hepatitis and non-alcoholic steatohepatitis can easily lead to liver cirrhosis, and later develop into liver cancer. Food Pollution • Some molds, especially Aspergillus flavus (aflatoxin B1, AFB1) possessed by Aspergillus flavus are highly toxic to the liver, causing degeneration and necrosis of liver cells, leading to liver cancer. • In addition, consuming food containing nitrosamines or lack of micronutrient is also an significant risk factor of liver cancer. Water Pollution Drinking water contaminated by philomycid is another significant factor in increasing the probability of liver cancer. Alcohol Consumption Excessive alcohol consumption may lead to fatty liver disease, alcoholic hepatitis and cirrhosis, which can ultimately lead to liver cancer. Genetic Factors Liver cancer has noticeable familial clustering and genetic predisposition characteristics. Other Diseases Diseases such as diabetes, oesophageal varices, liver cirrhosis, obesity, fatty liver disease and hereditary hemochromatosis could increase the risk of liver cancer. Secondary liver cancer: Malignant tumours of other organs have spread or metastasized to the liver • After the tumour in other body parts grow to a certain extent, it releases cancer cells into the circulatory system, which may enter into liver and cause liver cancer. • Cancer cells with a higher malignancy will release growth factors to promote the proliferation of their own tumour cells, gradually forming independent tumour cell clumps. • Liver cancer is a cancer that begins in liver cells and develop into a malignant tumour. • Liver cancer can be divided into primary liver cancer and secondary liver cancer based on the cause. Secondary liver cancer based on the origin of cancer (primary starts in liver, secondary was spread from elsewhere to liver). Liver Cancer

42 0.12 0.13 0.13 0.13 0.13 0.13 0.12 0.13 0.13 0.13 0.13 0.13 0.27 0.28 0.28 0.29 0.30 0.31 0.31 0.32 0.33 0.33 0.34 0.35 0.11 0.11 0.11 0.11 0.12 0.12 0.12 0.12 0.13 0.13 0.13 0.13 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E US China EU • The global incidence of liver cancer continues to increase, which is closely related to the gradually deteriorating environment and unhealthy daily diet. • China is the country with the largest incidence of liver cancer in the world. The incidence of liver cancer in China has increased from 0.27‰ in 2016 to 0.31‰ in 2022, and is expected reach 0.35 ‰ in 2027. • The overall incidence of liver cancer in the United States and Europe is relatively low. The incidence of liver cancer in the United States increased from 0.12‰ in 2016 to 0.12‰ in 2022, and is expected to reach 0.13 ‰ in 2030. The incidence of liver cancer in Europe has increased from 0.11‰ in 2016 to 0.12‰ in 2022. Incidence Rates of Liver Cancer by Region, 2016-2027E Incidence Rates for Liver Cancer, 2016-2027E Source: International Agency for Research on Cancer, National Cancer Registry, Frost & Sullivan Analysis ‰ CAGR U.S. China EU 2016-2022 0.3% 2.2% 2.0% 2022-2027E 0.9% 2.1% 1.9% Updated

Updated

Estimated New Liver Cancer Cases, 2016-2027E

thousand
380.0
391.1
400.2
410.4
420.8
431.1
441.7
452.6
463.7
475.0
485.0
495.1
39.2
80.6
40.7
82.3
42.2
84.1
42.0
85.9
42.8
87.6
42.2
89.4
41.3
91.6
41.9
93.1
42.6
94.7
43.3
96.5
43.8
98.3
44.3
100.1
2016
2017
2018
2019
2020
2021
2022
2023E
2024E
2025E
2026E
2027E
US
China
EU

FROST & SULLIVAN
43

43 39.2 40.7 42.2 42.0 42.8 42.2 41.3 41.9 42.6 43.3 43.8 44.3 380.0 391.1 400.2 410.4 420.8 431.1 441.7 452.6 463.7 475.0 485.0 495.1 80.6 82.3 84.1 85.9 87.6 89.4 91.6 93.1 94.7 96.5 98.3 100.1 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E US China EU • As a country with most liver cancer cases, China’s new liver cancer patients has increased from 380.0 thousand in 2016 to 441.7 thousand in 2022, and is expected to reach 495.1 thousand in 2027. • The number of new liver cancer cases in the United States has increased from 39.2 thousand in 2016 to 41.3 thousand in 2022, and is expected to reach 44.3 thousand in 2027. The number of new liver cancer patients in Europe has increased from 80.6 thousand in 2016 to91.6 thousand in 2022. Estimated New Liver Cancer Cases by Region, 2016-2027E Estimated New Liver Cancer Cases, 2016-2027E Source: International Agency for Research on Cancer, National Cancer Registry, Frost & Sullivan Analysis thousand CAGR U.S. China EU 2016-2022 0.9% 2.5% 2.1% 2022-2027E 1.4% 2.3% 1.8% Updated

5-Year Survival Rate of Liver Cancer by Region • According to the survey data in China (2012-2015), the United States (2011-2017) and Europe (2013-2018), the current 5-year survival rate of HCC (Hepatocellular carcinoma) in China is 12.1%, slightly higher than the 11.8% survival rate in Europe and much lower than the 20.3% survival rate in the United States. • The five-year survival rate of HCC patients in China is much lower than that in the United States. Basic cancer treatments for cancer in China are quite different from those in the United States, especially in the subdivision of liver cancer. Source: Frost & Sullivan analysis 5-Year Survival Rate of Liver Cancer by Region 5-Year Survival Rate of Liver Cancer by Region 20.3 12.1 11.8 U.S. China EU % • In the U.S., early screening and diagnosis of cancer has become a routine. However, in China, early screening for cancer has not yet been popularized, and there is a lack of technical support for early screening and diagnosis. • MDT is a popular and well-practiced approach to cancer treatment in the United States. However, in China, MDT is still developing. Differences in the Quality of Fundamental Cancer Treatment Still Developing Treatment Method for Liver Cancer • Liver Transplantation: The U.S. mainly relies on the Milan standard and University of California, San Francisco (UCSF) standard. In contrast, there is still no unified standard in China. Many institutions and scholars have suggested different standards, including Hangzhou Standard, Shanghai Fudan Standard, Huaxi Standard and Sanya Consensus. Although these standards expanded the scope of application of liver transplantation for HCC and benefited more HCC, there was no significant result in improving survival rate. • Interventional Therapy: China uses transcatheter arterial chemoembolization (TACE), or interventional therapy. However, in addition to TACE, U.S. also have transcatheter arterial embolization (TAE) and drug-loaded microsphere embolization (DEB-TACE) treatment providing more possibilities for the treatment of liver cancer. • Medication: While fewer medication of targeted therapy and immunotherapy have been introduced to China, the U.S. benefited from a wider selection of medications to improve treatment outcomes.44

45 Treatment of Liver Cancer Surgical treatment of liver cancer can be divided into two types: ablation and surgery. They are applicable to different indications. Ablation is minimally invasive and much safer. Comparatively, open surgery is more risky and is applicable to fewer patients, however, it has the advantage as long-term treatment. Source: Frost & Sullivan analysis Treatment Indications Advantages Disadvantages Ablation • A single tumour diameter ≤5cm; Or the largest tumour diameter ≤3cm with no more than 3 tumour nodules. • No invasion of blood vessels, bile ducts and adjacent organs or distant metastasis. • Liver function rated Child-Pugh A or B. • Patients who cannot tolerate surgical resection. • Minimal invasion. • Relatively low cost and easy to operate. • Short hospitalization duration. • Relatively safe. • Higher recurrence rate than that of liver resection and liver transplantation. If partial ablation near blood vessels is incomplete, it is possible to have recurrence. • Risk of other complications/ Surgery Hepatectomy • Mainly applicable for stage Ia, Ib and IIa liver cancer with good liver reserve function. • Could apply to other liver cancers after careful evaluation. • The therapeutic effect is thorough and long-term. • Little dependence on other treatments. • High surgical mortality • High risk of postoperative major complications. Complications such as intraperitoneal hemorrhage, liver and kidney failure, subphrenic infection, ascites leakage and biliary fistula may occur. • Early postoperative recurrence and metastasis may lead to low postoperative survival rate. Liver transplantation
• Mainly applicable for patients with small liver cancer in the background of decompensated cirrhosis who are not suitable for resection. • Milan standard, UCSF standard and so on are mainly used in the world. • The therapeutic effect is thorough and long-term. • High risk operation which demands experienced surgical skills. • Surgical risk and complication possibilities to both the donor and recipient. • Possible rejection after surgery. • Shortage of donor livers and long waiting

46 Development of Innovative Service Model More Thorough Regulations on Retail Pharmacies Source: American Thoracic Society, American Lung Association, Frost & Sullivan analysis Pulmonary Nodule A pulmonary nodule is a rounded or irregular opacity under CT scan or X-Ray, which may be well or poorly defined, measuring ≤3 cm in diameter and surrounded by aerated lung on radiological imaging. The definition includes nodules in contact with pleura and excludes those associated with lymphadenopathies or pleural disease. An opacity <3 mm is defined as a micronodule. Including tumours that occur in the lung parenchyma and interstitial lung. Based on its origin, it can be divided into primary and secondary (metastatic); based on its biological characteristics, it can be divided into benign or malignant; based on its tissue morphology, it can be classified into epithelial tumours, soft tissue tumours and mesothelioma. • Lung cancer occurs when cells in the lung mutate or change. Various factors can cause this mutation to happen. Most often, this change in lung cells happens when people breathe in dangerous or toxic substances. Even if a person were exposed to these substances years ago, he or she is still at risk for lung cancer. • Pulmonary nodules are usually caused by scar tissue, a healed infection that never cause you to show symptoms, oor air pollution. Sometimes, a nodule can be an early lung cancer. Main Causes Lung Cancer Smoking is the number one cause of lung cancer. It causes about 90% of lung cancer. Tobacco contains many chemicals that are known to cause lung cancer. Smoking Radon exposure is the second-leading cause of lung cancer. Radon is a colorless, odorless radioactive gas that exists naturally in soil. It comes up through the soil and enters buildings through small gaps and cracks. Radon Exposure to certain hazardous chemicals poses a lung cancer risk. Working with materials such as asbestos, uranium, arsenic, cadmium, chromium, nickel and some petroleum products is especially dangerous. Chemicals Definition, Etiology and Risk Factors of Lung Cancer and Pulmonary Nodule

47 0.7 0.7 0.7 0.7 0.7 0.7 0.7 0.7 0.7 0.7 0.8 0.8 0.6 0.6 0.6 0.6 0.7 0.7 0.7 0.7 0.7 0.8 0.8 0.8 0.5 0.5 0.5 0.6 0.6 0.7 0.7 0.7 0.7 0.8 0.8 0.8 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E US China EU • Due to smoking and air pollution, the incidence of lung cancer in China continued to increase, from 0.58‰ in 2016 to 0.70‰ in 2022, and is expected to reach 0.80 ‰ in 2027. • In recent years, anti-smoking campaigns have led to a slight decline in the incidence of lung cancer in the U.S., but the overall incidence of lung cancer in the U.S. increased from 0.69‰ in 2016 to 0.71‰ in 2022, and is expected to reach 0.76 ‰ in 2027. • The incidence of lung cancer in Europe increased from 0.50‰ in 2016 to 0.68‰ in 2022. Incidence Rates for Lung Cancer, 2016-2027E Source: International Agency for Research on Cancer, National Cancer Registry, Frost & Sullivan Analysis ‰ CAGR U.S. China EU 2016-2022 0.4% 2.9% 5.3% 2022-2027E 1.5% 2.9% 2.7% Updated Incidence Rates of Lung Cancer by Region, 2016-2027E

48 224.4 222.5 234 228.2 228.8 235.8 236.7 241.8 246.9 252.1 256.6 261.2 813.4 840.2 867.5 895.3 924.1 953.8 984.5 1,016.1 1,048.8 1,082.6 1,113.1 1,144.4 370.3 382.0 394.0 433.9 477.5 493.3 510.0 526.5 543.9 561.9 568.2 580.0 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E US China EU • In terms of morbidities and deaths, lung cancer is the well-deserved “king of cancer.” Although the combined application of surgery, chemotherapy, target therapy and immunotherapy has significantly improved the survival rate of lung cancer, the prognosis of lung cancer patients is still relatively insufficient compared with other cancers. • The number of new lung cancer patients in China has increased from 813.4 thousand in 2016 to 984.5 thousand in 2022, and is expected to reach 1,144.4 thousand in 2027. • The number of new lung cancer patients in the United States has increased from 224.4 thousand in 2016 to 236.7 thousand in 2022, and is expected to reach 261.2 in 2027. The number of new lung cancer patients in Europe has increased from 370.3 thousand in 2016 to 510.0 thousand in 2022. Estimated New Lung Cancer Cases by Region, 2016-2027E Estimated New Lung Cancer Cases, 2016-2027E Source: International Agency for Research on Cancer, National Cancer Registry, Frost & Sullivan Analysis thousand CAGR U.S. China EU 2016-2022 0.9% 3.2% 5.9% 2022-2027E 2.0% 3.1% 2.6% Updated

49 • According to survey data in China (2012-2015), the United States (2011-2017) and Europe (2013-2018), the current 5-year survival rate of lung cancer in China is 19.7%, which is higher than the overall European survival rate of 14.7% and lower than 21.7% in the United States. The global 5-year survival rate of lung cancer is less than 20%. It is recognized as a low survival rate mainly due to factors such as late diagnosis and smoking. • In addition to the two significant factors of late diagnosis and smoking, the patient’s age, health status, and type of lung cancer will also affect the 5-year survival rate of lung cancer. In addition, research in Europe pointed out that women of all ages have a higher survival rate than men. Source: Frost & Sullivan analysis 5-Year Survival Rate of Lung Cancer by Region The best timing for lung cancer treatment is when the cancer cells have not yet metastasized and spread. However, most lung diseases do not have obvious symptoms at that time. The symptoms of lung cancer usually occur when cancer cells have spread to other parts of the body, especially in bones, brain, liver, adrenal glands, and pleura. In the U.S., only 16% of lung cancer cases were diagnosed at an early stage. Early lung cancer screening in other parts of the world is still in the early stage of development. Slower Early Lung Cancer Screening Globally Studies confirmed that continuing to smoke after the diagnosis of lung cancer will reduce the survival rate. On the other hand, smoking cessation has been shown to increase the chance of surviving early stage non-small cell lung cancer and may also increase the survival rate of small cell lung cancer. In a study of lung cancer patients, the survival rate of patients who quit smoking within 3 months after diagnosis reached almost 62%. For those who continue to smoke, the 1-year survival rate after diagnosis is only 41%. In recent years, smoking cessation activities contribute to the declining lung cancer mortality rate in the U.S. Smoking 5-Year Survival Rate of Lung Cancer, by Region 21.7 19.7 14.7 U.S. China EU %

50 Major Treatment of Lung Cancer • The treatment of lung cancer mainly includes MWA, RFA, open surgery, chemotherapy and radiotherapy. Source: Frost & Sullivan analysis Treatment Indications MWA • Patients who cannot tolerate surgical resection due to poor cardiopulmonary function or age. • Additional treatment for single lesions after recurrence. • Organ metastases in the lungs after primary lung cancer surgery or after radiotherapy. • Single lung (absence of one lung due to various reasons). • Multiple primary lung tumour, and the number of tumours in both lungs is ≤3cm with the largest diameter is ≤3 cm, and there are no metastatic lesions in other body parts. RFA • The elderly patients with peripheral early lung cancer who cannot tolerate surgery. • Patients with peripheral lung cancer who cannot tolerate surgery due to poor cardiopulmonary function. • The tumour is more than 1.0 cm away from major blood vessels or major bronchi. • Less than 3 lung tumours or or the total diameter <10 cm. Surgery • The surgical indications for non-small cell lung cancer are stage 0, stage I, stage II and stage IIIa. For stage b non-small cell lung cancer. If there is contralateral lymph node metastasis (N3) and major organ metastasis (T4) or distant metastasis, surgery cannot be operated. Chemotherapy • Localized and diffuse small cell lung cancer. • Locally advanced or advanced non-small cell lung cancer. • Recurrence of non-small cell lung cancer after surgical resection. Radiotherapy • If there is metastasis from the lymph nodes of the diaphragm after open surgery, or the tumour has invaded the soft tissue outside the lymph nodes, or the cancer cells are close to the boundary of surgical resection. • Locally advanced lung cancer cannot be operated on radiotherapy and chemotherapy. Radiotherapy is used to increase the control rate of tumour and prolong survival time.

51 • The surgical treatment of lung tumours can be divided into two categories: ablation therapy and traditional treatment. MWA and RFA are the main methods of ablation therapy to treat lung cancer. Traditional treatment methods include surgical treatment, chemotherapy and radiotherapy. Ablation surgery has the advantage of minimal invasion and safer. Source: Frost & Sullivan analysis Treatment Advantages Disadvantages MWA Inactivate the lesion in situ while limiting the damage to normal air-bearing lung tissue. Increase local blood flow and lymphatic circulation, accelerate tissue regeneration, repair and improve immune response. No treatment-related deaths. Blood may flew into the chest. Possible assistance from the doctor to drain the blood with a tube. A possible opening between the lungs and skin’s surface, called a fistula (a rare side effect). If this happens, surgery is required to close the opening. RFA Local treatment and minimal invasion, reducing the damage to the lung parenchyma and fatality rate. High cure rate and short hospital stay. Studies shown that RFA of lung cancer combined with chemotherapy can significantly prolong the survival time of lung cancer patients. May accounting for leaked air and collapsed. Dyspneal, which can take a few days to relieve or spread the lungs again. Possible pain during the process Surgery Can eliminate the tumour completely Not applicable to patients with severe visceral dysfunction, bleeding disorders that cannot be corrected and others who cannot tolerate surgery. Chemotherapy Significant outcome on small cell lung cancer Usually, chemotherapy cannot cure non-small cell lung cancer but can only prolong the survival and improve the quality of life Inhibit the bone marrow hematopoietic system, result in the decline of white blood cells and platelets. Radiotherapy Outstanding ability to minimize the tumour, making it acceptable for surgery. Radiation can be transmitted from outside the body and focused on the tumour. The process is painless, and usually does not require anaesthesia. Possible radiation pneumonitis, radiation esophagitis, radiation pulmonary fibrosis and etc. Greater the radition dose, more the complications, and there are also individual differences. Major Treatment of Lung Cancer

Updated

Incidence Rates of Pulmonary Nodules, 2016-2027E

‰
5.79
4.34
5.70
4.46
5.97
4.59
5.79
4.72
5.75
4.87
5.92
5.01
5.96
5.15
5.97
5.29
5.98
5.43
5.99
5.58
6.00
5.74
5.95
5.91
2016
2017
2018
2019
2020
2021
2022
2023E
2024E
2025E
2026E
2027E
U.S.
China

Source: Frost & Sullivan Analysis

FROST & SULLIVAN
52

52 5.79 5.70 5.97 5.79 5.75 5.92 5.96 5.97 5.98 5.99 6.00 5.95 4.34 4.46 4.59 4.72 4.87 5.01 5.15 5.29 5.43 5.58 5.74 5.91 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E U.S. China • Due to factors such as smoking and air pollution, the number of diagnosed pulmonary nodules in China has been increasing rapidly in recent years. The incidence of pulmonary nodules in China increased from 4.34‰ in 2016 to 5.01‰ in 2022. • Due to higher coverage of lung screening in the United States, the number of pulmonary nodules diagnosed has increased significantly, the incidence rate of pulmonary nodules in the United States has increased from 5.79‰ in 2016 to 5.96‰ in 2022. Incidence rates of Pulmonary Nodules by Region, 2016-2027E Incidence Rates of Pulmonary Nodules, 2016-2027E Source: Frost & Sullivan Analysis ‰ CAGR U.S. China 2016-2022 0.5% 2.9% 2022-2027E 0.2% 2.8% Updated

53 1.87 1.85 1.95 1.90 1.91 1.96 1.99 2.00 2.01 2.03 2.04 2.03 6.04 6.24 6.45 6.65 6.87 7.07 7.29 7.51 7.73 7.95 8.19 8.44 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E US China • The incidence of pulmonary nodules in both China and the U.S. have seen an upward trend in recent years. The number of new pulmonary nodules patients in China increased from 6.04 million in 2016 to 7.29 million in 2022. During the same period, the number of new cases pulmonary nodules in U.S. increased from 1.87 million in 2016 to 1.99 million in 2022. • With the development of radiography, the number of patients diagnosed with pulmonary nodules is increasing year by year. Due to the possibility of cancerous transformation of some nodules and the high mortality rate of lung cancer, an increasing number of people start to pay attention to pulmonary nodules. Estimated New Pulmonary Nodules Cases by Region, 2016-2027E Estimated New Pulmonary Nodules Cases, 2016-2027E Source: Frost & Sullivan Analysis Million CAGR U.S. China 2016-2022 1.0% 3.2% 2022-2027E 0.5% 3.0 Updated

54 Treatment of Pulmonary Nodules • Pulmonary nodules include benign nodules and malignant nodules . Some patients have treatment needs for malignant nodules or lung nodules that affect normal life Under certain circumstances, neglecting pulmonary nodules may cause more serious issues on patient’s lungs and daily life. Source: Frost & Sullivan analysis Easy to heal High 5-Year Survival Rate Reduce the Risk of Lung Cancer Alleviate Undesirable Symptoms Many small pulmonary nodules cannot be pathologically diagnosed, which brings difficulties to treatment. Surgical contact with nodules not only can confirm the diagnosis, but also play a therapeutic role. Many small nodules can be cured by surgical treatment. The treatment is simple and can effectively reduce the risk of developing into malignant nodules. Why Treatment for Pulmonary Nodules is Necessary? Effective treatment of malignant pulmonary nodules can make the 5-year survival rate of early lung cancer close to 100%, which is significantly higher compared with the 5-year survival rate of lung cancer. If left untreated, pulmonary nodules can cause some unpleasant symptoms, including coughing, hemoptysis, asthma, shortness of breath, respiratory infections and etc., affecting patient’s daily life. The size of nodules significantly influence the prediction of the malignancy of nodules. In medical statistics, patients with benign nodules ≥100 mm are more likely to be diagnosed with lung cancer than patients without nodules. Effective treatment of lung nodules can greatly reduce the risk of lung cancer.

55 Million • In recent years, there has been a high incidence rate of cancer worldwide, with the annual number of new cases increasing from 17.2 million in 2016 to 20.2 million in 2022, and is expected to reach 22.6 million in 2027. The future compound annual growth rate of new cases in China is higher than the global average, and the number of new cases in China is expected to reach 5.4 million by 2027. Million Million New Cases of Cancer Patients Worldwide, in US, and China 2016- 2027E 16-22 2.7% 22-27E 2.2% 16-22 2.2% 22-27E 1.8% 16-22 2.9% 22-27E 2.5% Source: Frost & Sullivan analysis 17.2 17.6 18.1 18.5 19.3 19.7 20.2 20.7 21.1 21.6 22.1 22.6 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E 1.7 1.7 1.7 1.8 1.8 1.9 1.9 2.0 2.0 2.0 2.1 2.1 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E 4.1 4.2 4.3 4.4 4.6 4.7 4.8 4.9 5.1 5.2 5.3 5.4 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Updated

56 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Total 4,061.5 4,172.4 4,285.0 4,399.7 4,568.8 4,687.8 4,809.9 4,935.2 5,063.8 5,195.7 5,313.4 5,433.8 Lung 813.4 840.2 867.5 895.3 924.1 953.8 984.5 1,016.1 1,048.8 1,082.6 1,113.1 1,144.4 Stomach 415.9 429.0 442.3 455.8 469.6 483.9 498.6 513.8 529.4 545.6 560.1 575.1 Colorectum 400.7 413.6 426.7 440.0 453.4 467.6 482.2 497.3 512.8 528.9 543.5 558.6 Liver 380.0 390.1 400.2 410.4 420.8 431.1 441.7 452.6 463.7 475.0 485.0 495.1 Breast 309.6 315.2 320.7 326.2 331.6 336.3 341.0 345.8 350.7 355.6 358.9 362.2 Thyroid 202.6 207.1 211.6 216.3 221.0 225.9 230.8 235.9 241.1 246.3 251.6 257.1 Esophagus 254.4 262.9 271.6 280.4 289.6 298.9 308.6 318.6 328.8 339.5 348.9 358.5 Cervix uter 112.7 114.2 115.7 117.1 118.5 119.4 120.4 121.4 122.4 123.3 123.9 124.4 CNS 108.3 110.6 112.8 115.1 117.3 119.5 121.7 123.9 126.2 128.6 130.5 132.5 Pancreas 98.2 101.5 104.9 108.4 112.0 115.9 120.0 124.2 128.6 133.1 137.3 141.7 others 965.7 988.0 1,011.0 1,034.7 1,110.9 1,135.5 1,160.4 1,185.6 1,211.3 1,237.2 1,260.6 1,284.2 New Cases of Top 10 Cancers in China2016-2027E • The overall number of new cancer cases in China is on the rise, and the number of new cancer cases will increase year by year. In terms of the number of new cases in 2022, lung, stomach, colorectal, liver and breast cancer were among the top five cancers with high incidence. These five types of cancer together account for more than 50 percent of the total number of new cancer cases in China. Thousand Top 10 Cancer in China 2016-2027E Source: Frost & Sullivan analysis Updated

57 • Tumours are divided into benign tumours and malignant tumours, of which, malignant tumours are cancerous. Some types of benign tumours such as thyroid nodules, breast lumps and pulmonary nodules may transform into malignancies through a process known as cancer progression. Therefore, early detection and treatment of benign tumours plays an important role in cancer prevention. • Currently, tumour treatment options primarily include surgery, radiotherapy, interventional radiology, chemotherapy, targeted therapy and immunotherapy. The type of tumour treatment depends on the specific conditions of the patient, such as the size and feature of the tumour, the desired effect, and the acceptable cost. The doctors will give patients professional suggestions on tumour treatment. Source: Frost & Sullivan analysis Overview of Tumour Treatment Surgery is a clinical procedure in which a surgeon removes the cancer from an oncology patient with the aid of tools. It is effective for solid tumours with clear periphery at fixed positions or tumours at early stage. When the tumours have spread or systemic metastases have occurred, surgical treatment may not be suitable any more. Surgery typically costs RMB10,000 to RMB50,000 per procedure. Surgery Radiotherapy uses high energy to kill malignant cancer cells or other benign tumour cells. Since the discovery of X-ray in 1895, radiotherapy has developed rapidly across the world, and it is now considered applicable to various types of cancer, including solid tumours and hematologic tumours. Radiotherapy typically costs RMB10,000 to RMB30,000 per course of treatment. Radiotherapy Interventional Treatment is a clinical procedure of minimally invasive treatment which utilises puncture needles, catheters and other interventional devices under the guidance of digital subtraction angiography (DSA), CT, ultrasound and MRI equipment. Interventional radiology can be used to treat various types of solid tumours. Non-vascular interventional treatment is usually applied in tumor interventional treatment, including percutaneous biopsy, MWA, RFA ablation, argon-helium knife, etc. The cost of interventional treatment usually ranges from RMB10,000 to RMB40,000 per procedure. Interventional Treatment

58 Source: Frost & Sullivan analysis Overview of Tumor Treatmentcont. Chemotherapy uses one or more pharmaceuticals to kill cancer cells and control their growth. Similar to radiotherapy, chemotherapy applies to various types of cancer, either alone orin combination with other treatment options. Chemotherapy typically costs RMB50 to RMB300 per day. Chemothe rapy Targeted Therapy typically uses small-molecule drugs or monoclonal antibodies to prevent the proliferation and spread of cancer cells by targeting the specific genes, proteins or tissue environments which contribute to the proliferation and spread of such cancer cells. Targeted therapy is applicable to various types of cancer with detectable targets. Targeted therapy typically costs RMB400 to RMB800 per day. Targeted Therapy Immunotherapy uses biological agents to treat cancer by inducing, enhancing or restraining the immunoreactions of oncology patients, and it is considered suitable for various types of cancer, including solid tumours and hematologic cancer. Immunotherapy typically costs RMB500 to RMB1,500 per day. Immunothe rapy Market Share of Tumor Treatment Option, 2021 Note: The market share of tumour treatment options is calculated based on treatment expenditure and number of patients who are treated. 37.5% 31.6% 13.6% 12.3% 3.5% 1.5% Surgery Chemotherapy Targeted therapies Radiaion therapy Immunotherapy Interventional treatment

59 Table of Contents 2 Analysis of Related Disease Market 1 Analysis of Medical Device Market 3 Analysis of the Tumour Ablation Therapy Market in China 4 Competitive Analysis of Microwave Ablation Market in China

60 Tumour Ablation Equipment Include Devices and Consumables Used During Ablation Therapy Source: Frost & Sullivan Analysis • Tumour ablation therapy is a technique guided by ultrasound, computed tomography (CT), Magnetic Resonance Imaging (MRI) and other imaging techniques while using energy ablation (including MWA), chemical ablation, or other minimally invasive procedures to target the tumour, causing acute cellular necrosis with very high temperature to ultimately achieve inactivation of tumour. Tumour ablation technique is primarily applied in the treatment of both malignant and benign tumours. Tumour ablation devices include professional equipment (such as ablation therapeutic apparatus) and consumables involved in tumour ablation (such as ablation needles). • Based on different techniques, tumour ablation devices can be divided into microwave ablation devices, radiofrequency ablation devices, cryoablation devices, and other ablation devices such as high intensity focused ultrasound (HIFU) devices, nano knife devices, and etc. MWA therapeutic apparatus MWA Device is an instrument to denaturize and coagulate the protein of tumour cells by high temperature. MWA is a technique to damage cells and tissues through the microwave energy heat. Under the guidance of Ultrasound B, CT and other medical imaging equipment, the surgeon exposes the tumour through a laparoscopic port or an open incision., and then insert microwave needle into the tumour. The microwave heating released by needle will ablate (destroy) tumour tissue in 10 minutes. MWA Needle MWA needle can be inserted into the tumour. Its function of image display, can assist the operation of MWA therapeutic apparatus. RFA therapeutic apparatus Controlled by a computer, RFA therapeutic apparatus can transfer radiofrequency pulse energy to the tumour through the electrode needle, causing the partial high temperature of the tumour tissue and further facilitate the coagulation and necrosis of the tissue of tumour and possible surrounding metastatic area. RFA Electrode Needle RF Electrode Needle can be inserted into the tumour and pass electrical current. Its function of image display, can assist the operation of RFA therapeutic apparatus. CRA therapeutic apparatus The cryoablation therapeutic apparatus can freeze the tissue to below -160 then thaw it slowly. During the process, cancer cells will be dehydrated and ruptured, damaging minor blood vessels of the tumour and causing the hypoxia of cancer cells. Eventually, cancer cells will be dead. Cryoprobe High-pressure argon can circulate in the closed cryoprobe, generating low temperature that can cause tissue freezing, further assisting the CA therapeutic apparatus’s operation. Microwave Ablation (MWA)Device Radiofrequency Ablation (RFA) Device Cryoablation Device Classification of Ablation Devices

61 Applicable Diseases of Ablation Technique Source: Frost & Sullivan Analysis • Tumour refers to a new organism formed by the proliferation of local tissue cells under the action of various tumour-causing factors. Tumours are divided into benign and malignant. Malignant tumours are cancerous. It is worth noting that some types of benign tumours such as thyroid nodules, breast lumps and pulmonary nodules may transform into malignancy through a process known as cancer progression,. Therefore, early detection and treatment of benign tumours plays an important role in cancer prevention. • The ablation technique has been successfully applied to benign and malignant thyroid nodules, breast lumps, lung nodules and liver cancer. It has the advantage of being safe, minimally invasive and easy to operate with a rapid recovery and low complication rate. Ablation therapy techniques, especially MWA and RFA, are recognized more and more by doctors. In addition, the scope of tumour ablation therapy is limited to the tumour and its adjacent tissues, which has little impact on the body and can be performed repeatedly. Applicable Diseases of Ablation Technique Disease Application of Ablation Technique Thyroid Cancer • For papillary thyroid microcarcinoma (PTMC), the ablation technique applies to nodules smaller than 1 cm with no cervical lymph node metastasis found on imaging examination. • Minimally invasive ablation therapy of thyroid microcarcinoma has the same therapeutic result as traditional open surgery. It has the advantages of short operation time, small incision, quick recovery, no impact on appearance and low complication rate. Benign Thyroid Nodule • Thermal ablation of benign thyroid nodules is a method to inactivate tumours in vivo to achieve local radical treatment. Preoperative oncology evaluation should be a prerequisite for therapy. • Numerous clinical data have confirmed that after ablation of thyroid nodules, the recurrence rate is lower than that after surgical removal. Breast Cancer • High-temperature ablation is beneficial to the treatment of superficial malignant tumours, reducing the recurrence in thoracic wall. • Compared to the traditional resection of breast cancer, image-guided ablation with its particular advantages will be employed more extensively in clinical applications. Benign Breast Lump • Ablation technique is primarily applied in the treatment of fibroadenoma. It’s the best choice for women don’t want surgery and scars. Liver Cancer • In the clinical treatment of liver cancer smaller than 3cm, both MWA and RFA have achieved significant results. They are effective in improving patients’ quality of life and prolonging survival time. Lung Cancer • For metastatic lung cancer patients, most of them are not amenable for surgery and ablation therapy is a better treatment plan. Benign Pulmonary Nodule • For patients with benign pulmonary nodules whose cardiopulmonary function cannot support surgery, ablation therapy is an effective method.

62 MWA, Radiofrequency Ablation(RFA), Cryoablation CA and Laser Ablation (LA) are major ablation techniques • By comparison, MWA has the advantage in rapid heating and short operation time. Generally, it can be applied to tumours from 2cm to 5cm, thus has a wider applicable range of tumour size. MWA RFA LSA • Applicable for tumours from 2cm to 5cm. Multiple needles can be used based on the volume of tumour for simultaneous treatment, resulting in wider ablation range. • More efficient in coagulating blood vessels. • High heating speed, high intratumoural temperature and short operation time. • Not suitable for tumours close to major vessels or vital organs. • Applicable for tumours from 2cm to 5cm, can be performed under percutaneous puncture, open surgery and laparoscopy. • Wide range of applicable diseases. • Good conformity ability and applicable to tumours close to the major vessels and vital organs. • Low ablation frequency, poor penetration, slow heating rate, low intratumoural temperature and longer operation time than MWA. • Affected by tissue carbonization effect • Affected by blood perfusion • The laser fiber bundle is small and flexible, and the energy output is precisely controllable • Longer operation time than MWA. • Not suitable for large nodules or tumours Advantages Disadvantages • Microwave create heat for ablation • High-frequency electrical currents create heat for ablation • He-Ne laser or excimer laser technology for ablation Principle Source: Frost & Sullivan Analysis • Less pain during operation • Easy to locate the range and border of tumours during operation, therefore has wide treatment range and smaller damage to surrounding tissues. • Good conformity ability and applicable to tumours close to the major vessels and vital organs. • Freezing range too large, longer operation time, risk of causing complications such as ultra-low temperature, freezing shock and nerve damage. • Cryoablation consumes patient’s platelets, therefore not amenable for people with poor coagulation function. • Utilize the gas throttling effect or argon/helium CRA

63 Comparison of Doctor’s Choice on Ablation Therapies and Fees of Three Ablation Therapies • When a doctor chooses the ablation therapy, the main standard is based on the category of ablation devices available at hospital and the doctor’s personal experience and capability. For instance, in 1999, Beijing Cancer Hospital was the first in China to perform ultrasound-guided RFA to treat liver cancer, therefore RFA is preferred here. In contrast, the PLA General Hospital in China has pioneered MWA therapy on adrenal gland, spleen and thyroid, therefore they prefer MWA when it comes to decision. • In terms of the fees, the main cost is the cost of consumables. The average cost for 1 needle is around 10,000, MWA and RFA can use multiple (2-5) needles for one therapy, increasing the total fees. While CA often uses an ablation needle, they reduce the fees as well. If only 1 needle is used, the fees of MWA and RFA do not differ significantly. Assumption 1Only 1 needle is used Assumption 2In the treatment of liver tumour smaller than 3cm Operation Duration 10 Minutes Fees RMB 15,000-20,000 MWA Operation Duration 20 Minutes Fees RMB 15,000-20,000 RFA Operation Duration 30 — 60 Minutes Fees RMB 20,000-30,000 CA • Comparing the three ablation therapies, MWA has the advantage of rapid heating and short operation time. It can be applied to tumours from 2cm to 5cm, thus has a wider applicable range of tumour size. • In terms of the fees, all three ablation therapies have lower fees compared to that of open surgery. The fees of CA is a bit higher than MWA and RFA. Source: Frost & Sullivan Analysis

Updated

Market Size of Ablation Industry

RMB Billion
At hospital-charge price level
1.88
0.90
0.51
0.04
0.43
2016
2.18
1.07
0.57
0.04
0.50
2017
2.55
1.27
0.64
0.05
0.59
2018
2.94
1.53
0.71
0.06
0.65
2019
3.28
1.80
0.75
0.07
0.65
2020
4.05
2.31
0.89
0.08
0.77
2021
4.46
2.67
0.89
0.09
0.80
2022
5.48
3.40
1.04
0.12
0.93
2023E
6.79
4.28
1.22
0.14
1.15
2024E
8.29
5.31
1.41
0.18
1.40
2025E
10.12
6.58
1.62
0.22
1.70
2026E
12.26
8.09
1.84
0.27
2.06
2027E
MWA
RFA
LA
Others

Source: Expert interviews, Frost & Sullivan analysis

FROST & SULLIVAN
64

64 Market Size of Ablation Industry • Given the increasing number of cancer patients, the promotion of ablation technique in hospitals, the rising adoption of minimally invasive operation that has the advantages of short operation time and fast postoperative recovery, the ablation therapy has gradually become one of the most common treatments for tumour. From 2016 to 2022, the market size of China’s tumour ablation industry in terms of hospital-charge price has increased from RMB1.88 billion to RMB4.46 billion with a CAGR of 15.5%. MWA is the largest sector of tumour ablation therapy market in China, contributed to 60% of the overall ablation market, with a sales revenue of RMB2.67 billion in 2022. With the further popularization of ablation therapy and the increasing coverage of such kind of treatment in medical insurance in different geographic regions (such as Shanghai, Fujian and Guangdong), the market size of the tumour ablation industry in China will continue to grow and is expected to reach RMB12.26 billion in 2027 with a CAGR of 22.4%. 0.43 0.50 0.59 0.65 0.65 0.77 0.80 0.93 1.15 1.40 1.70 2.06 0.04 0.04 0.05 0.06 0.07 0.08 0.09 0.12 0.14 0.18 0.22 0.27 0.510.57 0.64 0.71 0.75 0.89 0.89 1.04 1.22 1.41 1.62 1.84 0.90 1.07 1.27 1.53 1.80 2.31 2.67 3.40 4.28 5.31 6.58 8.09 1.88 2.18 2.55 2.94 3.28 4.05 4.46 5.48 6.79 8.29 10.12 12.26 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Total MWA RFA LA Others Source: Expert interviews, Frost & Sullivan analysis Note: Other tumour ablation methods including CRA, nano knife ablation, high intensity focused ultrasound ablation (HIFU) and etc., contributed to 19% of the overall tumour ablation therapy market in 2022. Market Size of China’s Ablation Industry2016-2027E At hospital-charge price level RMB Billion CAGR Total MWA RFA LA Others 2016-2022 15.5% 19.8% 9.8% 16.1% 10.8% 2022-2027E 22.4% 24.8% 15.6% 23.6% 20.9% Updated

65 Number of MWA Procedures (2/2) Note The number of MWA procedures conducted in terms of the number of patients newly diagnosed for such diseases and eligible for MWA therapy. Source: Expert interviews, Frost & Sullivan analysis • Due to the rising number of tumour patients, expanding indications of MWA therapy, together with the increasing number of hospitals able to perform MWA procedures, the number of MWA procedures in China increased from 70.9 thousand to 210.0 thousand from 2016 to 2022. In China, MWA is still in the stage of rapid development and product promotion. Hospitals in many regions have not applied the MWA technology, and doctors in those regions have not received relevant education and training to grasp the practical skill and technique on the operation of MWA. Therefore, more time is needed for market cultivation, promotion through academic conferences, and surgical training for clinicians in order to popularise MWA procedures. Also, the patients diagnosed for tumour may delay in their treatment especially when the tumours are diagnosed benign (i.e.non-cancerous). Along with the rising recognition of MWA by more doctors, the penetration rate of MWA is expected to increase. The penetration rate of MWA procedures, measured by the number of MWA procedures as a percentage of the number of new patients eligible for MWA procedures, increased from 1.4% in 2016 to 2.6% in 2022, and is expected to further increase to 5.8% in 2027. 70.9 84.0 100.0 120.0 141.6 181.2 210.0 266.7 336.0 420.1 520.9 640.7 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E 1.4% 1.5% 1.7% 1.9% 2.1% 2.5% 2.6% 3.1% 3.6% 5.1% 6.0% 5.8% Number of MWA Procedures and Penetration Rate in China, 2016-2027E Number of MWA procedures in China MWA procedures as a % of MWA eligible new patients in China Thousand Period CAGR 2016-2022 19.8% 2022-2027E 25.0% Updated

Updated

Market Size of Ablation Industry

Market Size of MWA Market, China, 2016-2027E

Period	CAGR Domestic Manufacturers	CAGR Overseas Manufacturers	CAGR Total
2016-2022	19.5%	/	20.5%
2022-2027E	26.5%	28.3%	26.6%

Million RMB
At ex-factory price
352.3
352.3
418.4
418.4
499.1
497.4
600.3
596.3
3.9
709.9
682.3
27.6
933.9
894.6
39.3
1,079.6
1,027.0
52.6
1,364.9
1,293.4
71.6
1,712.0
1,613.4
98.6
2,324.0
2,187.1
136.9
2,868.6
2,705.3
163.3
3,512.2
3,329.5
182.7
2016
2017
2018
2019
2020
2021
2022
2023E
2024E
2025E
2026E
2027E
Overseas Manufacturers
Domestic Manufacturers

Source: Expert interviews, Frost & Sullivan analysis

FROST & SULLIVAN
66

66 • MWA needles are one category of high-value medical consumables which are sold at high prices. In addition, the direct sales model of MWA medical devices industry in China is more profitable for manufacturers. • The market players of MWA medical devices industry in China include both local companies and overseas companies. The following chart sets forth the historical and forecast industry revenue split between domestic and overseas market players. Compared with domestic manufacturers, the foreign manufacturers, Medtronic and Johnson & Johnson, entered the market late. Medtronic launched its MWA products in 2018 and Johnson & Johnson entered the market in 2020. In addition, the prices of their MWA needles are higher than the prices of domestic products. Market Size of Ablation Industry Million RMB At ex-factory price 3.9 27.6 39.3 52.6 71.6 98.6 136.9 163.3 182.7 352.3 418.4 497.4 596.3 682.3 894.6 1,027.0 1,293.4 1,613.4 2,187.1 2,705.3 3,329.5 352.3 418.4 499.1 600.3 709.9 933.9 1,079.6 1,364.9 1,712.0 2,324.0 2,868.6 3,512.2 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Overseas Manufacturers Domestic Manufacturers Market Size of MWA Market, China, 2016-2027E Period CAGR Domestic Manufacturers Overseas Manufacturers Total 2016-2022 19.5% / 20.5% 2022-2027E 26.5% 28.3% 26.6% Source: Expert interviews, Frost & Sullivan analysis Updated

67 Market Size of MWA Industry • From 2016-2022, the sales revenue of MWA market in China has increased from RMB903.2 million to RMB2,674.7 million, with a CAGR of 19.8%. With the increasing adoption of minimally invasive operation, the promotion of MWA therapy in different hospitals and the expansion of applicable diseases of MWA therapy, MWA market in China will maintain an upward trend in the future. It is estimated that MWA market in China will reach RMB8,092.6 million in 2027, with a CAGR of 24.8% since 2022. The sales revenue of MWA market for thyroid nodule and liver cancer reached RMB936.2 million and RMB936.2 million respectively in 2022 and is expected to increase to RMB3,237.0 million and RMB1,618.5 million respectively in 2027. 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Total 903.2 1070.3 1273.7 1528.4 1803.5 2308.5 2674.7 3396.9 4280.1 5305.9 6579.3 8092.6 Thyroid Nodule 180.6 235.5 305.7 397.4 505.0 761.8 936.2 1222.9 1583.6 2016.3 2565.9 3237.0 Liver Cancer 585.9 636.8 687.8 738.7 764.2 827.9 936.2 1087.0 1284.0 1432.6 1513.3 1618.5 Pulmonary Nodule 63.2 74.9 101.9 122.3 162.3 207.8 240.7 339.7 470.8 583.7 789.5 971.1 Lung Cancer 28.9 36.4 45.9 58.1 72.1 94.6 109.7 142.7 179.8 222.8 276.3 339.9 Breast Lump 10.2 11.5 13.4 15.3 16.6 20.4 25.5 30.6 35.7 44.5 50.0 56.6 Others 34.4 75.2 119.1 196.7 283.3 396.0 426.6 574.1 726.2 1006.1 1384.3 1869.4 Source: Expert interviews, Frost & Sullivan analysis Market Size of MWA Industry in China by Segment 2016-2027E RMB Million Note: Others include thyroid cancer, breast cancer, varicose veins and prostate cancer etc., contributed to 15.8% of the overall MWA market in 2022. CAGR Total Thyroid Nodule Pulmonary Nodule Liver Cancer Lung Cancer Breast Lump Others 2016- 2022 19.8% 31.5% 25.0% 8.1% 24.9% 16.5% 52.2% 2022- 2027E 24.8% 28.2% 32.2% 11.6% 25.4% 17.3% 34.4% Updated

68 Number of MWA Procedures (1/2) • MWA therapy can be applied to a wide range of diseases, including thyroid nodule and cancer, breast lump, liver cancer, pulmonary nodule and lung cancer. • The patients eligible for MWA are patients: (i) in a single-tumour case, with a tumour no larger than 5cm in diameter; or in a multiple-tumour case, with no more than three tumours and each tumour no larger than 3cm in diameter; (ii) absence of vascular invasion, distant metastases, and lymph node involvement; (iii) with no contraindication for MWA, for example, no severe organ dysfunction of the liver, kidney, heart, lung and brain, and standard or near-normal coagulation function; and (iv) not a surgical candidate at the time of the procedure. • MWA therapy is not applicable to patients with tumours near major blood vessels or vital organs. In addition, patients with the following conditions are not considered clinically eligible for MWA: (i) liver failure, such as massive ascites, hepatic encephalopathy, and who are delirious etc.; (ii) severe coagulation dysfunction (such as prothrombin time >30s, prothrombin activity <40%, and BPC <30 ×109/L); (iii) tumour volume exceeding 70% of liver volume or high extrahepatic tumour burden (including BCLC stage D liver cell carcinoma); (iv) active inflammatory or infectious lesions in any organ; (v) acute or severe chronic renal failure, heart/lung insufficiency; and (vi) tumour near the diaphragm, gastrointestinal tract, gallbladder, pancreas, hilar liver and major bile ducts or blood vessels. Source: Frost & Sullivan Analysis (1) Glassberg M B, Ghosh S, Clymer J W, et al. (2019). Microwave ablation compared with radiofrequency ablation for treatment of hepatocellular carcinoma and liver metastases: a systematic review and meta-analysis. OncoTargets and Therapy. (2) BPC: Blood platelets count which is a test that measures the number of platelets in a person’s blood. (3) BCLC: Barcelona clinic liver cancer (BCLC) staging uses a set of criteria to guide the management of patients with hepatocellular carcinoma (HCC). The classification system sorts patients into four categories.

69 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Total 8,650.3 9,190.7 9,812.0 10,480.2 11,380.8 12,288.1 13,263.2 14,342.8 15,520.9 16,828.8 18,257.1 18,342.8 Liver Cancer 90.2 92.6 95.0 97.5 99.9 102.4 104.8 107.4 109.8 112.4 114.8 117.4 Thyroid Nodule 6,179.4 6,620.7 7,143.2 7,712.2 8,508.0 9,310.8 10,189.3 11,171.2 12,247.8 13,452.7 14,776.1 14,776.1 Breast Lump 129.6 131.9 134.2 136.5 138.8 141.0 143.2 145.5 147.7 149.9 152.2 154.3 Pulmonary Nodule 349.9 361.4 373.2 385.1 397.2 409.6 421.8 434.5 447.1 459.6 472.0 484.8 Lung Cancer 77.3 79.8 82.4 85.1 87.7 90.4 93.3 96.1 98.9 101.8 104.8 107.7 Others 1,823.9 1,904.3 1,984.0 2,063.8 2,149.2 2,233.9 2,310.8 2,388.1 2,469.6 2,552.4 2,637.2 2,702.5 Number of New Patients Eligible for Ablation Therapy Note: The number of new patients eligible for ablation therapy refers to the number of patients newly diagnosed for such diseases in that year who opt for treatment and are eligible for ablation therapy. Source: Expert interviews, Frost & Sullivan Analysis Number of New Patients Eligible for Ablation Therapy2016-2027E Thousand CAGR Total Liver Cancer Thyroid Nodule Breast Lump Pulmonary Nodule Lung Cancer Others 2016- 2022 7.4% 2.5% 8.7% 1.7% 3.2% 3.2% 4.0% 2022- 2027E 6.7% 2.3% 7.7% 1.5% 2.8% 2.9% 3.2% • The patients eligible for MWA are patients: (i) (in a single-tumour case) with no larger than 5cm in diameter or in a multiply-tumour case,with no more than three tumours, among which, no tumour is larger than 3cm in diameter; (ii) absence of vascular invasion, distant metastases, and lymph node involvement; (iii) with no contraindication for MWA, for example, no severe organ dysfunction of the liver, kidney, heart, lung and brain, and standard or near-normal coagulation function; and (iv) who is not a surgical candidate at the time of the procedure. • MWA is not applicable to patients with tumours near major blood vessels or vital organs. In addition, patients with the following conditions are not considered clinically eligible for MWA. iliver failure, such as massive ascites, hepatic encephalopathy, and who are delirious etc.; (iisevere coagulation dysfunction (prothrombin time >30s, prothrombin activity <40%, and BPC <30 × 109 /L); (iii) tumour volume exceeding 70% of liver volume or high extrahepatic tumour burden (including BCLC stage D liver cell carcinoma); (iv) active inflammatory or infectious lesions in any organ; (v) acute or severe chronic renal failure, heart/lung insufficiency; (vi) tumour near the diaphragm, gastrointestinal tract, gallbladder, pancreas, hilar liver and major bile ducts or blood vessels. Updated

70 90.2 92.6 95.0 97.5 99.9 102.4 104.8 107.4 109.8 112.4 114.8 117.4 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Number of New Patients Eligible for AT Option with Liver Cancer Source: Frost & Sullivan Analysis Number of New Patients Eligible for AT Option with Liver Cancer 2016-2027E Thousand Time Period CAGR 2016-2022 2.5% 2022-2027E 2.3% • With the advancement and promotion of ablation technology, the number of new patients eligible for AT option with liver cancer has continued to increase, from 90.2 thousand in 2016 to 104.8 thousand in 2022 and is expected to reach 117.4 thousand in 2027. Updated

71 • As people’s health awareness increases, the demand for treatment of benign thyroid nodules is gradually increasing. Compared with traditional surgical procedures, thermal ablation therapy methods such as microwave ablation and radiofrequency ablation have the advantages of minor trauma, fewer complications, shorter hospital stay, no effect on aesthetics, and repeatable operation. They are suitable for benign nodules and patients who refuse surgical treatment. With the advancement and promotion of ablation technology, the number of new patients eligible for AT option with thyroid nodules has continued to increase, from 6,179.4 thousand in 2016 to 10,189.3 thousand in 2022, with a compound annual growth rate of 8.7%. Number of New Patients Eligible for AT Option with Thyroid Nodules Number of New Patients Eligible for AT Option with Thyroid Nodules2016-2027E Source: Frost & Sullivan Analysis Thousand Updated Time Period CAGR 2016-2022 8.7% 2022-2027E 7.7% 6,179.4 6,620.7 7,143.2 7,712.2 8,508.0 9,310.8 10,189.3 11,171.2 12,247.8 13,452.7 14,776.1 14,776.1 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E

72 Number of Patients Eligible for AT Option with Thyroid Cancer Source: Frost & Sullivan Analysis Number of New Patients Eligible for AT Option with Thyroid Cancer 2016-2027E Thousand • With the advancement and promotion of ablation technology, the number of patients new eligible for AT option with thyroid cancer has continued to increase, from 45.3 thousand in 2016 to 98.4 thousand in 2022 and is expected to reach 187.1 thousand in 2027. Updated 45.3 52.4 59.9 67.7 75.2 86.1 98.4 112.3 127.9 145.5 165.1 187.1 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Time Period CAGR 2016-2022 13.8% 2022-2027E 13.7%

73 • The incidence rate of breast lump has been increasing year by year, and the trend of the younger generation is noticeable. In the past, the treatment of breast lump was mainly performed by surgical resection, which can achieve complete resection of the lesion. Still, it has considerable trauma, easy damage to the breast duct, and affects the appearance of the breast. Disadvantages. Ablation is a new method for the treatment of breast lump. Compared with traditional surgical treatment, it has the advantages of minor trauma, lower intraoperative blood loss, and does not affect appearance. It is suitable for patients who love beauty and refuse surgical treatment. With the advancement and promotion of ablation technology, the number of new patients eligible for AT option with breast lump continues to increase, from 129.6 thousand female in 2016 to 143.2 thousand female in 2022, with a compound annual growth rate of 1.7%. Number of New Patients Eligible for AT Option with Breast Lump Number of New Patients Eligible for AT Option with Breast Lumps 2016-2027E Source: Frost & Sullivan Analysis Thousand Female Updated 129.6 131.9 134.2 136.5 138.8 141.0 143.2 145.5 147.7 149.9 152.2 154.3 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Time Period CAGR 2016-2022 1.7% 2022-2027E 1.5%

74 Number of New Patients Eligible for AT Option with Breast Cancer Source: Frost & Sullivan Analysis Number of New Patients Eligible for AT Option with Breast Cancer 2016-2027E Thousand • The number of new patients eligible for AT option with breast cancer has continued to increase, from 14.7 thousand in 2016 to 16.3 thousand in 2022 and is expected to reach 17.4 thousand in 2027. Updated 14.7 15.0 15.2 15.5 15.7 16.0 16.3 16.5 16.7 17.0 17.2 17.4 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Time Period CAGR 2016-2022 1.7% 2022-2027E 1.4%

75 • Ablation therapy has received more and more attention in treating pulmonary nodules due to its advantages, such as short operation time, fewer complications, and fast recovery. With the advancement and promotion of ablation technology and the increase in the number of new cases of lung nodules, the number of new patients eligible for AT option with pulmonary nodules continues to increase, from 349.9 thousand in 2016 to 421.8 thousand in 2022, with a compound annual growth rate 3.2%. Number of New Patients Eligible for AT Option with Pulmonary Nodule Number of New Patients Eligible for AT Option with Pulmonary Nodules2016-2027E Source: Frost & Sullivan Analysis Thousand Updated 349.9 361.4 373.2 385.1 397.2 409.6 421.8 434.5 447.1 459.6 472.0 484.8 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Time Period CAGR 2016-2022 3.2% 2022-2027E 2.8%

76 Number of New Patients Eligible for AT Option with Lung Cancer Source: Frost & Sullivan Analysis Number of New Patients Eligible for AT Option with Lung Cancer 2016-2027E Thousand • The number of new patients eligible for AT option with lung cancer has continued to increase, from 77.3 thousand in 2016 to 93.9 thousand in 2022 and is expected to reach 107.7 thousand in 2027. Updated 77.3 79.8 82.4 85.1 87.7 90.4 93.3 96.1 98.9 101.8 104.8 107.7 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Time Period CAGR 2016-2022 3.2% 2022-2027E 2.9%

77 Number of New Patients Eligible for AT Option with Bone Tumor Source: Frost & Sullivan Analysis • Bone tumours are derived from bone or its accessory tissues, which can be divided into benign and malignant. Benign bone tumours are easy to cure, and malignant bone tumours can easily recur locally and metastasize far away. The treatment of bone tumours is dominated by surgical resection, supplemented by medical treatments such as radiotherapy, chemotherapy, targeted therapy, and biological therapy. Microwave ablation, radiofrequency ablation and other ablation techniques can be used as an independent percutaneous minimally invasive treatment for some benign bone tumours and bone metastases. It can also be used as an additional treatment for hemostasis, tumour inactivation, improve the safety guarantee for the tumour resection boundary, etc. Microwave ablation, radiofrequency ablation and other ablation techniques have broad application prospects in treating bone tumours. • With the advancement and promotion of ablation technology, the number of new patients eligible for AT option with bone tumor has continued to increase, from 35.3 thousand in 2016 to 39.1 thousand in 2022 and is expected to reach 41.6 thousand in 2027. Number of New Patients Eligible for AT Option with Bone Tumor 2016-2027E thousand Updated 35.3 36.0 36.7 37.3 38.1 38.8 39.1 39.6 40.1 40.6 41.1 41.6 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Time Period CAGR 2016-2022 1.7% 2022-2027E 1.2%

78 Number of New Patients Eligible for AT Option with Uterine Fibroid Source: Frost & Sullivan Analysis • Uterine fibroids are common benign tumours with common symptoms such as vaginal bleeding, anaemia, and abdominal pain, which can significantly impact a woman’s life. Surgery is the curative treatment for uterine fibroids. There is an increasing number of treatment options such as hysteroscopy, laparoscopic fibroid removal, myoma embolization, microwave ablation and radiofrequency ablation. The increase in uterine fibroid treatment modalities provides patients with more options, and patients now prefer less surgical treatment to preserve their reproductive function and uterus. • With the advancement and promotion of ablation technology, the number of new patients eligible for AT option with uterine fibroids has continued to increase, from 841.1 thousand female in 2016 to 994.6 thousand female in 2022 and is expected to reach 1,083.0 thousand female in 2027. Number of New Patients Eligible for AT Option with Uterine Fibroid 2016-2027E Thousand Female Updated 841.1 866.6 892.1 917.7 943.3 968.9 994.6 1,014.7 1,037.3 1,059.8 1,082.2 1,083.0 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Time Period CAGR 2016-2022 2.8% 2022-2027E 1.7%

79 Number of New Patients Eligible for AT Option with Varicose Veins Source: Frost & Sullivan Analysis • Varicose veins are the most common disease of the venous system. Varicose veins develop gradually in the early stage, and symptoms such as sinking, soreness, fatigue, and swelling of the superficial veins of the calf will appear. High-risk groups are teachers, surgeons, nurses, hairstylists, counter ladies, chefs, restaurant waiters, and other occupations that need to stand for a long time. • The number of new patients eligible for AT option with varicose veins has continued to increase, from 871.1 thousand in 2016 to 1,143.5 thousand in 2022 and is expected to reach 1,352.1 thousand in 2027. Number of New Patients Eligible for AT Option with Varicose Veins 2016-2027E Thousand Updated 871.1 917.5 962.8 1,008.1 1,058.8 1,105.6 1,143.5 1,185.8 1,227.9 1,269.6 1,311.1 1,352.1 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Time Period CAGR 2016-2022 4.6% 2022-2027E 3.4%

80 Number of New Patients Eligible for AT Option with Prostate Cancer Source: Frost & Sullivan Analysis • Prostate cancer is an epithelial malignancy that occurs in the prostate gland. It is often asymptomatic in its early stages. Still, as the tumour develops, the gradually enlarged prostate gland presses on the urethra, causing progressive urinary difficulties and often bone metastases, causing bone pain or pathological fractures or paraplegia. • The number of new patients eligible for AT option with prostate cancer has continued to increase, from 16.4 thousand male in 2016 to 18.9 thousand male in 2022 and is expected to reach 21.3 thousand male in 2027. Number of New Patients Eligible for AT Option with Prostate Cancer2016-2027E Thousand Male Updated 16.4 16.8 17.2 17.6 18.0 18.5 18.9 19.2 19.6 19.9 20.6 21.3 2016 2017 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Time Period CAGR 2016-2022 2.3% 2022-2027E 2.5%

Analysis of MWA Market In China

FROST & SULLIVAN 81

81 Analysis of MWA Market In China

82 Analysis of Market Drivers Source: Frost & Sullivan Analysis We have seen an increasing trend of new patients with tumours. Given MWA therapy is minimally invasive and has the advantage of fast recovery and fewer complications, the penetration rate of MWA therapy is increasing. Applicable diseases for MWA therapy will continue to expand, therefore the demand for MWA therapy will gradually increase, further facilitating the growth of MWA medical devices market. Growing Number of tumour Patients Promotes the Market Expansion Open surgery, chemotherapy and radiation therapy are relatively expensive, posing heavy burden on national medical insurance. Comparatively, ablation therapy has satisfactory clinical outcome with relatively low fees, relieving the burden partially. Led by National Health Commission and other relevant associations, MWA training programs are organized in different level of hospitals to promote the popularisation of MWA techniques. Numerous tumour Ablation Training Programs Will Enhance the Popularisation of MWA Technique. Policies Support Innovation and Development of Medical Device Industry Medical Insurance Coverage of MWA Will Gradually Expand in Various Regions. In recent years, NMPA has adopted policy measures to promote innovation and development to optimise the review and approval of medical devices, improve work quality and efficiency and promote industrial innovation and advancement. In November 2018, NMPA published “Special Examination and Approval Procedures for Innovative Medical Products” to grant priority to eligible innovative medical devices and encourage research and innovation of medical devices. In March 2020, the State Council published “Regulation on Supervision and Administration of Medical Devices” to strengthen the supervision of development, production, management and application of medical devices in the PRC, and optimise the examination and review procedures for approval. In March 2020, NMPA and the Standardisation Administration of the PRC issued the “Opinions on Further Promoting the High-quality Development of Standardisation of Medical Devices” , stating that by 2025, an advanced standard system of medical device that is in line with international standards will play the leading role for the nation in the transition from a big manufacturer of medical device to a powerful one. These policies will propel the innovation and R&D of the MWA industry as well as provide a healthy environment for market growth. Due to differences in the level of economic development, medical insurance policies and tumour prevalence across different regions, there are large differences in the cost, insurance coverage and reimbursement ratios of MWA therapy in China. Currently, MWA therapy has been included in medical insurance coverage in some regions, such as Shanghai, Fujian and Guangdong. In addition, the high cost of traditional surgery causes heavy burden to Chinese medical insurance companies. The cost of MWA surgery, in contrast, is relatively low, which led it become a favorable treatment by Chinese government as well as Chinese medical insurance companies. In the foreseeable future, it is expected more and more regions in China will include MWA in their medical insurance.

83 Clinical Application1/3 • Clinical studies of MWA of thyroid nodules show that the probability of major complications caused by MWA is extremely low. Minor complications such as hoarseness can be recovered without further treatment in approximately 2 months after operation. Benign Thyroid Nodule Clinical Analysis of 106 Color Doppler Ultrasound-guided Microwave Ablation for Benign Thyroid Nodules 2018.10 — 2019.02 106 patients with benign thyroid nodules. (25 male and 81 female) Shandong General Hospital of Armed Force • Re-examination after 6 months showed that nodule reduction rate ≥25% for all cases, with 7 complete removal. • Postoperative complications can be relieved without special treatment after 1 day to 2 months. To Study the Therapeutic Effect of Thyroid Cystic Nodule with Microwave Ablation and Lauromacrogol Injection 2015.01 — 2018.05 62 patients with thyroid cystic nodules General Hospital of Eastern Theater Command • Ultrasound-guided percutaneous puncturing aspiration and MWA therapy is better than lauromacrogol injection in the treatment of thyroid cystic nodules. Clinical Analysis of Ultrasound-guided Microwave Ablation for Thyroid Adenoma 2014.07 — 2016.07 74 patients with thyroid adenoma Bayi Hospital Affiliated to Nanjing University of Chinese Medicine Vascular Surgery Department • The probability of temporary nerve damage caused by MWA of thyroid nodules is 0 to 3.6%. • In contrast, the probability of temporary nerve damage caused by surgery is 2.3% to 9.8%. The probability of permanent damage is 1.1% to 2%. Observation of the Recent Efficacy of Ultrasound-guided Percutaneous Microwave Ablation in the Treatment of Oppressive Solid Thyroid Nodules 2016.01 — 2018.01 146 patients with benign solid thyroid nodules (average largest diameter ≥3cm) Affiliated Hospital of Jiangsu University Medical Ultrasound Department • The percentage of major complication is 0. • Does not require replacement treatment with levothyroxine tablets. • Avoid damage to normal thyroid tissue and preserve patients’ thyroid function to the greatest extent. Source: Frost & Sullivan Analysis Research Title Treating Hospital Clinical Application Outcome Sample Size Time Period

84 Clinical Application2/3 Thyroid Cancer Meta-Analysis of the Safety and Short-term Efficacy of Microwave Ablation and Traditional Open Surgery in the Treatment of Papillary Thyroid Microcarcinomas 1307 patients with 2018 — 2020 papillary thyroid microcarcinomas (PTMC) • Comparing to traditional open surgery, MWA has shorter operation time and average hospital stay, as well as less intraoperative blood loss. 2018 — 2020 996 patients with PTMC — • Postoperative complication rate for MWA is 4.39%, which is much lower than 20.20% of traditional open surgery. The study of Clinical Effect of Ultrasound-Guided Microwave Ablation in the Treatment of Thyroid Cancer 2018.01 — 2019.01 68 patients with thyroid cancer, including 42 male and 26 female. Xiangdong Hospital affiliated to Hunan Normal University • The percentage of major postoperative complication is 0; minor complication percentage is 13.2% and self-recovered after 2-4 days. • The average volume of ablated lesions was reduced by 80.5% at 12 months post-operation follow up. Benign Breast Lump Clinical Application of Ultrasound-Guided Percutaneous Microwave Ablation for Benign Breast Lesions: A Prospective Study 2014.11 — 2018.11 314 women aged 17 to 69 years old with 725 benign breast lesions. — • The frequency of palpable mass decreased from 29.8% to 7.4%. • The percentage of patients who felt breast pain decreased from 18.8% to 7.4%. • The percentage of patients with nipple discharge decreased from 13.4% to 3.9%. • 97.8% complete ablation after first round. — • Clinical studies on MWA of breast cancer show that at 12 months post-operation, the average volume of ablated lesions was reduced by 80.5%. Compared to traditional surgical treatment, MWA has shorter operation time, shorter average hospital stay and lower intraoperative blood loss. • Clinical studies on MWA of benign breast lumps show that MWA have little impact on appearance. 100% of patients have no obvious MWA needle scars and satisfaction rate of appearance is 98.3%. Source: Frost & Sullivan Analysis Research Title Treating Hospital Clinical Application Outcome Sample Size Time Period

85 Clinical Application3/3 • Clinical studies on MWA for liver cancer shows that the primary treatment for liver cancer is hepatic artery chemoembolization. Combining hepatic artery chemoembolization with MWA has a better therapeutic outcome than hepatic artery chemoembolization alone. • Clinical studies on MWA for lung cancer show that minimally invasive ablation combining with chemotherapy is better than either of them alone. MWA combining with chemotherapy and cryoablation combining with chemotherapy are similar in efficacy and is likely to be better than RFA combining with chemotherapy. Clinical Outcome and Value Assessment of Computed Tomography-Guided Percutaneous Microwave Ablation in the Treatment of Surrounding Lung Cancer 2017.01 — 2018.01 140 patients with surrounding lung cancer (69 male and 71 female) Xiaogan Hospital Affiliated to Wuhan University of Science and Technology • Total effective rate of MWA (meaning total or partial remission) was 77.14%, which was much higher than 44.28% of gemcitabine plus cisplatin chemotherapy. Clinical Study on Application of Transcatheter Arterial Chemoembolization (TACE) with Microwave Ablation in the Treatment of Liver Cancer 2018.05 — 2020.05 91 patients with liver cancer (55 male and 36 female) • In recent years, the primary treatment of liver cancer is TACE, but the clinical outcome is not satisfactory when employed alone. Combining with MWA, the levels of AST, ALT and AFP were significantly lower than using TACE alone. The therapeutic outcome is satisfying. Liver Cancer Lung Cancer Zhengzhou Yihe Hospital Comparison of Clinical Efficacy of Local Minimally Invasive Ablation for Primary Lung Cancer: A Network Meta-Analysis 2016.01 — 2020.07 28 studies which includes 2336 patients — • Minimally invasive MWA combined with chemotherapy was better than chemotherapy or MWA alone. • Therapeutic outcome of CA combined with chemotherapy and MWA combined with chemotherapy were similar, and both of them might be superior to RFA combined chemotherapy. The Clinical Effect of Microwave Ablation in the Treatment of 235 Cases of Benign Breast tumours 2017.09 — 2019.10 235 cases with 632 benign breast tumours Department of Breast Surgery, Zhengxing Hospital, Zhangzhou, Fujian • All patients were followed up for 3-24 months after ablation. In all cases, the ablation is complete with no bleeding, infection and without further ablation. All patients have no obvious ablation needle scar. Satisfaction rate of appearance reached 98.3%. Benign Breast Nodule Source: Frost & Sullivan Analysis Research Title Treating Hospital Clinical Application Outcome Sample Size Time Period

Analysis of Value Chain of MWA (1/5)

Raw Material & Technology

Supplier

Solid-State Power Source
YiFengTech 亦锋科技; Wattsine

Disposable needle
Medical EXPO

Microcomputers Control System
HUYAN

Coaxial Cable
Panasonic

University and Institute

University	Representative
Research Institute	Representative

Production

R&D &Production Companies

TOP4 Market Share

Betters 百德 medical; CANYON 康友; ECO 亿高; VISON MEDICAL USA INC

OEM&ODM

- Number of companies is large but scale is small.

ODM

OEM

Sales/Marketing

Service Provider

国药集团 SINOPHARM; 九州通医药集团 JOINTOWN PHARMACEUTICAL GROUP; SPH 上海医药 SHANGHAI PHARMA

Clinical Feedback

Application

Medical Institute

Cancer Hospital | Comprehensive Hospital

Relevant Dept.: Oncology; Surgery; Ultrasound; Intervention; Imaging

MWA products almost achieve full coverage in tertiary hospitals

MWA is most used in thyroid tumours

Source: Frost & Sullivan analysis

FROST & SULLIVAN

86

86 Analysis of Value Chain of MWA 1/5 Source: Frost & Sullivan analysis Raw Material & Technology Production Sales/Marketing Application • High market concentration in MWA industry. • TOP4 companies in the field of microwave ablation for thyroid nodules account for a majority of the market. Cooperation Model Provide exclusive or non-exclusive sales and distribution services to device manufacturers for specific product by entering into sales and distribution agreements. • Main distributors are Jointown, Sinopharm and Shanghai Pharmaceuticals, covering over 30+ provinces and over 200,000 medical institutions. MWA products almost achieve full coverage in tertiary hospitals MWA is most used in thyroid tumours Relevant Dept. Oncology Surgery Ultrasound Intervention Imaging TOP4 Market Share Some R&D and production companies independently build a marketing system. Cooperate with MWA R&D companies to provide support for their technological innovation. Supplier University and Institute Solid-State Power Source Disposable needle University Research Institute Microcomputers Control System R&D &Production Companies ODM OEM OEM&ODM • Number of companies is large but scale is small. Service Provider • Relying on agents, distributors, existing sales network and abundant customer resources, MWA production companies can quickly realize the penetration of products into hospitals. Medical Institute Cancer Hospital Comprehensive Hospital • The value chain of China’s MWA industry consists of raw material supply, technology research and development, production, sales and product application. Representative Representative Clinical Feedback Coaxial Cable 康友

87 Analysis of Value Chain of MWA 2/5 Note:* The data is from the prospectus of Canyon. Source: Frost & Sullivan analysis • Raw Material: A MWA device consists of a system, a coaxial cable, a needle and a puncturing temperature-measuring needle. The system include a self-check module, an intraoperative monitoring module, a power supply module and a microwave module. • MWA devices have many components and there are a large number of suppliers but all with a small scale, therefore the market is relatively scattered. • MWA R&D and production companies purchase raw materials or corresponding components from suppliers. The cost could vary for different MWA products. For example, the raw material cost of MWA therapeutic apparatus accounts for a higher proportion of the raw material costs of needles. 01 02 Cooperation with Medical Institutions Strategic Cooperation with Scientific Research Institutes • Building a scientific research cooperation platform with research Institutes, combining the advantages of both parties to achieve effective resource allocation in MWA industry. • For example, on December 26, 2019, Betters Medical and Xiamen Rare Earth Material Research Institute of Haixi Research Institute of Chinese Academy of Sciences established a scientific research platform to jointly develop the application of rare earth biomedicine in MWA industry. • Cooperating with medical institutions to directly obtain the clinical demand of MWA. • For example, the tumour MWA therapeutic apparatus jointly developed by Canyon Medical and 301 Hospital Interventional Ultrasound Department has achieved dual-frequency 2450 MHz and 915 MHz operation on the same machine. Production: R&D and production companies of MWA have independent research and development capabilities. They mainly produce MWA devices and needles. The profit primarily comes from the difference between sales revenue and cost of devices and consumables. The major cost of MWA devices is from the material, accounting for 55%* of total cost. The major cost of needles is from manufacturing cost, accounting for 50%* of total cost. In terms of technology research and development, those R&D and production companies cooperate with research institutes and medical institutes for research and development.

88 Analysis of Value Chain of MWA 3/5 Source: Frost & Sullivan analysis • The value chain of the MWA industry in China consists of supply of raw materials, production, sales and product application. Usually, the MWA medical devices manufacturers conduct their sales through various channels, namely (i) sales to distributors, (ii) sales to hospitals through deliverers, and/or (iii) direct sales to hospitals. For distribution model, distributors are responsible for sales channel development, customer maintenance, on-selling MWA medical devices to hospitals and providing hospitals with services such as preoperative consultation. For delivery model, deliverers usually have extensive network with hospitals and help MWA medical devices manufacturers to sell their products to hospitals. Some hospitals prefer procuring medical products from deliverers which are on their panel list only. For direct sales model, some MWA medical device manufacturers build their own marketing teams. Direct sales from the MWA medical device manufacturers to hospitals can reduce intermediate channels in product sales, reducing costs and increasing gross profit margins. Notes: (1) Distribution model: distributors on-sell MWA medical devices to hospitals. (2) Delivery model: deliverers usually have extensive network with hospitals and help MWA medical devices manufacturers to sell their products to hospitals. (3) Direct sales model: MWA medical devices manufacturers directly sell their products to hospitals. Raw Materials Supplier Medical Devices Hospitals Manufactures Distributors Raw Material Production Sales/Marketing Application (2) Deliverers Information flow Product flow (1) (3)

Analysis of Value Chain of MWA (4/5)

RMB/Ton
80,000
75,000
70,000
65,000
60,000
55,000
50,000
45,000
55,000
54,000
53,000
52,000
51,000
50,000
49,000
48,000
47,000
46,000
2020-01-31
2020-02-29
2020-03-31
2020-04-30
2020-05-31
2020-06-30
2020-07-31
2020-08-31
2020-09-30
2020-10-31
2020-11-30
2020-12-31
2021-01-31
2021-02-28
2021-03-31
2021-04-30
2021-05-31
2021-06-30
2021-07-31
tin-phosphor bronze strips (φ0.4mm, in Guangdong)
stainless steel half-hard strips (φ6×1-1.5mm, in Shanghai)

RMB/Ton
60,000
50,000
40,000
30,000
20,000
10,000
0
2019-01-31
2019-03-31
2019-05-31
2019-07-31
2019-09-30
2019-11-30
2020-01-31
2020-03-31
2020-05-31
2020-07-31
2020-09-30
2020-11-30
2021-01-31
2021-03-31
2021-05-31
2021-07-31

FROST & SULLIVAN
89

89 Analysis of Value Chain of MWA 4/5 Source: Global Metal Mesh, Steel House, China Petroleum and Chemical Industry Association (CPCIA), Frost & Sullivan analysis • A MWA needle is mainly composed of the needle tube which is made of stainless steel tube and the tip (針尖) which is made of tin phosphor bronze. • Global economy is greatly affected by the impact of COVID-19. Major countries in the world have adopted quantitative easing policies, which has led to more serious over-issues in the global currency market. The prices of commodities such as stainless steel and tin-phosphorus bronze have shown an upward trend since the beginning of 2021. Under such circumstances, in the short term, prices of such commodities will remain high in the future. Price History of Tin Phosphor Bronze Strip and 304 Stainless Steel Strip, January 2020 — July 2021 46,000 47,000 48,000 49,000 50,000 51,000 52,000 53,000 54,000 55,000 45,000 50,000 55,000 60,000 65,000 70,000 75,000 80,000 2020-01-31 2020-02-29 2020-03-31 2020-04-30 2020-05-31 2020-06-30 2020-07-31 2020-08-31 2020-09-30 2020-10-31 2020-11-30 2020-12-31 2021-01-31 2021-02-28 2021-03-31 2021-04-30 2021-05-31 2021-06-30 2021-07-31 tin-phosphor bronze strips (&phi;0.4mm, in Guangdong) stainless steel half-hard strips (&phi;6×1-1.5mm, in Shanghai) RMB/Ton • Polytetrafluoroethylene is used to coat the tip and shaft of the MWA needle. Its price is affected by both demand and supply. Electricity and gas restriction, with the impact of cold waves and haze, have caused short-term stop of on production by enterprises, resulting in short supply and price increases. With changes in demand on downstream market such as construction, medical care and automobiles, the price of chemical materials such as polytetrafluoroethylene would fluctuate accordingly. 0 10,000 20,000 30,000 40,000 50,000 60,000 Price History of Polytetrafluoroethylene (Disperse Resin), January 2019 — July 2021 RMB/Ton

90 Analysis of Value Chain of MWA 5/5 Source: windFrost & Sullivan analysis • Application: MWA technology are mainly applied in Class III hospitals in the diagnosis and treatment of liver, thyroid, kidney, adrenal gland, lung, uterus and other organ tumors. With the rising adoption of minimally invasive operation and advancement in technology, MWA has been widely recognized, therefore the coverage of applicable diseases, hospitals and departments will be further expanded. Hospital Coverage MWA has the highest penetration rate in Class III hospitals. In 2020, there were 1,580 Class III Grade A hospitals in China, accounting for 4.5% of total hospitals. Most hospitals have not yet equipped with MWA device, therefore it has a huge potential market. Relevant Clinical Department MWA is primarily applied in the treatment of organ tumors such as liver, thyroid, kidney, adrenal glad, lung, uterus, and etc., involving medical services, oncology, hepatobiliary surgery, interventional, radiology, ultrasound, thoracic surgery, respiratory, obstetrics and gynecology, urology, gastroenterology, hepatology, orthopedics, nephrology, pain control and other related departments. Factors affecting the choice of MWA treatment: • The clinical department where the patient first visit (患者首的床 科室): For example, if the patient was first diagnosed in surgery department, the possibility of receiving surgical treatment is higher. • The type of ablation equipment available in the department in the hospital and the type of ablation technique that the doctor can operate. Name # of Hospitals Covering Region Betters Medical 百德 303 Concentrated in Guangdong and Fujian Canyon Medical 康友 Around 500 Nationwide Eco 亿高 More than 300 Nationwide Vision Medical 京 100-150 Concentrated in Guangdong and Shanghai Number and Percentage of China’s Class III Hospitals 2010-2020 Number of Hospital 813 881 989 1,079 1,158 1,236 1,308 1,360 1,442 1,516 1,580 3.9% 4.0% 4.3% 4.4% 4.5% 4.5% 4.5% 4.4% 4.4% 4.4% 4.5% 0% 2% 4% 6% 8% 10% 0 400 800 1,200 1,600 2,000 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020

91 Comparative Research of MWA Application on Different Diseases Source: Frost & Sullivan analysis Research on the Application of MWA in Sample Diseases China Papillary Thyroid Microcarcinoma A retrospective analysis of the medical records of 311 patients with T1aN0M0 PTMC from January 2013 to September 2018. 168 patients received MWA therapy and 143 patients received open surgery.[1] % of open surgery: 54.0% % of MWA: 46.0% U.S. Oncolytic Neoplasm or Chromophobe Renal Cell Cancer Clinical and pathologic data were collected for consecutive patients with a histologic diagnosis of oncocytoma, oncolytic neoplasm, or chromophobe renal cell cancer (chRCC) from 2003 to 2016.[2] % of surgery:39.2% % of thermal ablation: 8.2% % of active surveillance: 52.6% South Korea Liver Cirrhosis in Hepatocellular Carcinoma 264 cirrhotic patients out of 905 cases were consecutively evaluated for hepatocellular carcinoma. Performed 59 hepatic resections and 205 thermal ablations through a laparoscopic approach .[4] % of liver resection: 22.3% % of thermal ablation: 77.7% Solitary Colorectal Liver Metastases 67 consecutive patients with solitary colorectal liver metastases were treated by either hepatic resection (HR) or RFA. 42 patients underwent HR and 25 patients underwent RFA.[5] % of HR62.7% % of RFA37.3% [1]: Li, Jianming, et al. “A comparative study of short-term efficacy and safety for thyroid micropapillary carcinoma patients after microwave ablation or surgery.” International Journal of Hyperthermia 36.1 (2019): 639-645. [2]:Miller, Brady L., et al. “Comparative analysis of surgery, thermal ablation, and active surveillance for renal Oncolytic neoplasms.” Urology 112 (2018): 92-97. [3]:Shirvani, Shervin Mohajer, et al. “Comparative effectiveness of five treatment strategies for early-stage non-small cell lung cancer in the elderly.” (2012): 7062-7062. [4]:Santambrogio, Roberto, et al. “Surgical resection vs. ablative therapies through a laparoscopic approach for hepatocellular carcinoma: a comparative study.” Journal of Gastrointestinal Surgery 22.4 (2018): 650-660. [5]:Hur, Hyuk, et al. “Comparative study of resection and radiofrequency ablation in the treatment of solitary colorectal liver metastases.” The American journal of surgery 197.6 (2009): 728-736. Early-Stage Non-Small-Cell Lung Cancer Treatment plans for 10,923 patients with age ≥66 and with stage IA-IB NSCLC. [3] Treatment Lobectomy: 59% Sublobar resection: 11.7% Conventional radiation: 14.8% Observation:12.6% SABR: 1.1% Comparative study of different treatment methods based on literature review: The penetration rate of MWA is higher in China while the penetration rate of ablation therapy is lower in the U.S. RFA is more widely used in South Korea. Analysis based on interviews with doctors and MWA sales expert: The U.S. and Europe have relatively lower penetration rate of MWA. RFA is preferred.

92 • China has the highest number of new cancer cases and highest number of cancer deaths: In 2020, there were 19.29 million new cancer cases worldwide, of which 4.57 million occurred in China, accounting for 23.7% of total. In 2020, there were 9.96 million cancer deaths worldwide, of which 3 million were in China, accounting for 30.1% of the total deaths. • Globally, breast cancer has highest incidence rate while in China, lung cancer is the highest: In 2020, the top 10 new cancer cases in China are lung cancer, colorectal cancer, stomach cancer, breast cancer, liver cancer, esophageal cancer, thyroid cancer, prostate cancer and cervical cancer. These ten diseases account for 78% of total new cancer cases. • MWA therapy is primarily used in liver cancer, lung cancer, breast cancer, thyroid cancer, and etc. It has the advantages of minimal invasion, fast recovery and fewer complications. The range of applicable diseases will continue to expand. At the same time, the number of new cancer cases in China is huge and continue to grow, therefore the demand for MWA therapy will gradually increase, further facilitating the growth of MWA market. Top 3 China New Cancer Cases 11.7% 1、Breast2.3 Million 11.4% 2、Lung2.2 Million 10.0% 3、Colorectum1.9 Million Total New Cancer Cases 19.29 million New Cancer Cases 4.57 million 17.9% 1、Lung0.82 Million 12.2% 2、 Colorectum0.56 Million 10.5% 3、Stomach0.48 Million Top 3 Worldwide New Cancer Cases 2020 23.7% The Growing Number of Cancer Patients Promotes the Expansion of MWA Market Source: IARC, Frost & Sullivan Analysis

93 Numerous Tumour Ablation Training Programs Organized, Promoting the Popularization of MWA Technique 1/2 • Open surgery, chemotherapy and radiation therapy are relatively expensive, posing heaving burden on national medical insurance. Comparatively, ablation therapy has satisfactory clinical outcome with relatively low fees, relieving the burden partially. Therefore Chinese government and other related departments strongly support the promotion of MWA techniques by organizing tumour ablation training. Chinese Medical Association (CMA) tumour Ablation Standardized Treatment Training、Chinese Medical Doctor Association (CMDA) tumour Ablation Standardized Treatment Training Program are the standardized, systematic and authoritative tumour ablation therapy training programs. These programs equip doctors with the operation of MWA, promoting the popularization of MWA techniques and therefore help the expansion of MWA market. Employed in secondary hospital and above Engaged in the diagnosis and treatment of solid tumours such as liver, thyroid, kidney, adrenal gland, lung, uterus, etc. and have at least 2 years of relevant work experience Have the knowledge of organ perforation of related organs. Applicant RequirementMaximum 180 members/term Introduction to liver tumour diagnosis and ablation therapy RFA standard and individual treatment and operation MWA operation CT-Guided ablation technique Ablation therapy complications and preventions Liver cancer ablation with TACE/surgery/chemotherapy/immunotherapy comprehensive therapy. Curriculum Professional course material and courseware Systematic training process Standardized test Issue Chinese Medical Association tumour Ablation Standardized Treatment Training Program Certificate for qualified students Standard CMDA tumour Ablation Standardized Treatment Training Program 中国医会-瘤消融治技范化培目 CMA tumour Ablation Standardized Treatment Training Program 中华医学会-瘤消融范化治培班 On-site closed and centralized training Systematic assessment process including training, tests, 4-month practical practice at a designated base and etc. Students who pass the clinical practice assessment will be issued tumour Ablation Treatment Training Certificate by CMDA Standard Employed at Secondary Hospital Grade A and above Employed at department of medical services, oncology, hepatobiliary surgery, interventional therapy, radiology, ultrasound, thoracic surgery, respiratory, obstetrics and gynecology, urology, gastroenterology, hepatology, orthopedics, nephrology or pain management Practicing physician with attending physician or above level and have 3 years of relevant work experience of diagnostic imaging or relevant clinical experience Applicant Requirement Maximum 200 members/term Principle, application and common devices of MWA, RFA and Argon-Helium Knife ablation. Ablation Therapy of live and lung tumour, prostate cancer, thyroid nodule, hyperplasia, adenomas and etc. Sample case discussion and on-site surgeries. Curriculum Source: CMA, CMDA, Frost & Sullivan Analysis

94 Numerous tumour Ablation Training Programs Organized, Promoting the Popularization of MWA Technique (2/2 • The prerequisite for training programs organized by CMA and CMDA is doctors in relevant tumour diagnosis department and from secondary hospital and above. Some tertiary hospital organize such training programs as well. The curriculum include theoretical lecture, mock surgery, surgery shadowing and etc., facilitating the promotion of MWA therapy. • Led by National Health Commission and other relevant associations, many tertiary hospitals also organize MWA training programs to promote the development of MWA, having positive influences on the globalization of Chinese MWA technique. Program Date 2020.12.22-23 2020.10.31- 11.02 2018.05.21-25 2019.04.13-14 Program Size 15 Hospitals (in-province and out-of-province) participated Approximately 300 ultrasound physicians participated Doctors from 11 countries participated. 12 members only per term. Approximately 100 doctors and scholars The First Affiliated Hospital of Anhui Medical University Hebei Cancer Hospital The First Affiliated Hospital of Zhejiang University School of Medicine The Third Hospital of Nanchang Program Detail MWA and Closure of Vein Walls of Lower Extremity Training Program: Focus on standardized treatment of intravenous MWA surgery to promote MWA as a treatment plan and standardize surgical procedures. Hebei Province MWA and “Early Diagnosis, Early Action “of Breast Cancer Training Program: The training conducted 8 real-time surgery demonstrations, which lasted three and half hours, demonstrating the accuracy, short duration and efficiency of interventional operation under ultrasound guidance. Hosted by World Congress on Interventional Oncology and undertaken by The First Affiliated Hospital of Zhejiang University School of Medicine, it is a “The Belt and Road Initiative” international training program. National Health Commission Special Training Program for Thyroid and Breast Ablation: Invited over 10 prestigious experts to conduct lectures and surgery demonstration. Members who pass the standardized test will be issued a certificate from National Health Commission. Source: Frost & Sullivan Analysis

95 Policies Support the Innovation and Development of Medical Device Industry • In recent years, National Medical Products Administration has adopted policy measures to promote innovation and development to optimize the review and approval of medical devices, improve work quality and efficiency and promote industrial innovation and advancement. Currently, China’s medical device industry presents two good trends: First, the entire industry continues to maintain rapid growth. Second, innovation and development are progressing at a high speed, especially in clinical application. A large number of high-end medical devices have achieved localization, replacing imported products. 2020.03 National Medical Products Administration and Standardization Administration issued “To propose the standardization and high quality development of medical devices” 2020.03 State Council amended and issued “Regulation on Supervision and Administration of Medical Devices” 2018.11 National Medical Products Administration amended issued “Special Examination and Approval Procedures for Innovative Medical Products 2018.01 Former China Food and Drug Administration issued “Guidelines for Overseas Medical Devices Clinical Trial Data Acceptance. Policy demands that by 2025, to construct the standard that comply with the research and development, production, trading, use, supervision and management needs of Chinese medical devices. This full-circle scientifically advanced standard should also be in line with international standards but with distinctive Chinese features. Proposed specific guidelines to any entities in China that engaged in the research and development, manufacture, trading and use, or supervision and administration. Simplified and optimized the review and approval process; detailed and completed the responsibility of the quality and safety of the entire medical device life cycle of medical device; increased the punishment for violation of laws and regulations. Proposed that early intervention, specific personnel responsibility, and scientific review for qualified innovative medical devices. Under the premise of not reducing the standards and procedures, the innovative medical devices should be given priority to ensure the safety and effectiveness of medical devices. Encourage research and innovation of medical devices. Proposed the ethical, legal and scientific principles for accepting overseas clinical trial data and open up the path for Chinese medical devices to accept overseas clinical trial data, which can effectively avoid or reduce repetitive clinical trials and can accelerate the launch of tumour ablation devices in China. Source: Frost & Sullivan Analysis

96 In the Long Term, Volume-Based Procurement and Medical Insurance Negotiation will facilitate the innovation and development of MWA ¬ Based on medical insurance payment, establish a provincial-level bidding procurement platform to integrate bidding, procurement, transaction, settlement and supervision, promoting the construction of a regional and national alliance procurement mechanism to form a fully competitive, pricing reasonable and regulated supply guarantee system. Deepen the reform of volume-based procurement system for medicine and medical consumables to establish a market-led price formation mechanism. 《中共中央、国务院于深化医保障制度改革的意见》 Guidelines of Central Committee of the Communist Party of China and State Council on Deepening Reform of Medical Security System Feb, 2020 年 • The purchase target of state-organized centralized drug procurement (hereinafter referred to as “volume-based procurement”) are mature generic medicines medicine and medical devices. Volume-based procurement will suppress the profit of homogeneous products. However, products with core technology and higher professional barriers are less likely to be procured as volume-based or suppressed in price. • “Medical Insurance Negotiation” refers to the negotiation between relevant state agencies and pharmaceutical companies in terms of price and purchase volume to decide whether to include the relevant products of the company in medical insurance. Entering the medical insurance catalog through Medical Insurance Negotiation can achieve “price-for-volume”, helping companies increase sales of pharmaceutical products, thereby increasing market share while reducing corporate sales expenses and forcing companies to reinforce innovation. • In the short-term, volume-based procurement and medical insurance negotiations will suppress product prices and reduce corporate short-term profits; in the long term, they can reduce corporate sales expenses, promote corporate innovation, popularize high-quality medical technology and accelerate the domestic substitution of high-end innovation of medicine and medical devices. 《国务院公于推动药品集中量采工作常化制度化展的意见》 Guidelines of General Council of State Council on Promoting Volume-Based Procurement of Medicine Jan, 2020 Product Coverage Medicines with large consuming amounts and high purchasing price in basic medical insurance catalog Company Coverage Marketing Authorization holders have obtained the medicine registration certificate of medicines within the volume-base procurement Meet the requirements of volume-based procurement in terms of quality, production capacity, supply stability, etc. Medical Institution Coverage All public medical institutions (including military medical institutions) ¬ The base amount of medicine purchase is verified according to the demand reported by medical institutions and combined with previous year’s use, clinical usage status and medical technology progress. ¬ Determine the number of companies that can be selected according to the market competition pattern and supply capacity, reflecting the scale effect and effective competition. ¬ Strictly enforce the quality standards for shortlisted medicine and strengthen the main responsibility of selected companies to ensure quality. Coverage Detail ¬ Combine the characteristic of the production, purchase, distribution and use of coronary stents and connect with existing medical insurance, medication prices and bidding and procurement policies. Make full use of supporting measures such as online registration platform, medical insurance fund prepayment, medical insurance payment and incentives and restrictions for medical institutions to promote the smooth implementation of volume-base procurement of coronary stents. ¬ The first nation-wide volume-based procurement of medical equipment. 《国家医保障局于国家织冠脉支架集中量采和使用配套措施的意见》 Guidelines of National Medical Security Administration on Volume-Based Procurement of Coronary Stents Dec, 2020 Source: Frost & Sullivan Analysis

97 Application of Two-Invoice System Can Shorten Medical Device Distribution ¬ Price ReformFor the same high-value consumables with similar prices and little difference in quantity, explore the implementation of packaged charges for medical services and set a unified medical service price. ¬ Two Invoice System: Implement volume-based procurement of high-value medical consumables and gradually implement the two invoice system for the purchase and sale of high-value consumables. 《于固破除以药补医成果持深化公立医院合改革的通知》 Notice on Consolidating and Breaking the Achievements of Replenishing Medicine with Medicines and Continuously Deepening the Comprehensive Reform of Public Hospitals Dec, 2016 • Currently, the Two-Invoice system is mainly implemented in medication industry. In medical device industry, it has not been implemented nationally. Only some public hospitals in Anhui, Shanxi, Qinghai, Fujian, etc. have trial runs on expensive medical consumables. In the future, each province will promote Two-Invoice system based on government’s guideline and its own unique circumstances. • Before the application of Two-Invoice system, the marketing, hospital exploit and after-sales services for medical companies were mainly done by distributors. After the implementation, distribution companies only provide delivery services while marketing services need to be outsourced to third-party service organizations, which will increase the cost of sales of medical device companies. • In summary, the implementation of Two-Invoice system will help reduce the distribution process of medicine, medical devices and other relevant products and standardize medicine and medical device market. Coverage Significance ¬ Two-Invoice systemA pharmaceutical manufacturing company issues only one invoice to a distribution company; the distribution company only issues one invoice to a medical institution. ¬ RangeThe Two-Invoice system is gradually implemented in the procurement of public medical institutions while other medical institutions are encouraged to adopt this policy in the procurement of medicines. Pilot provinces and public hospitals in reform pilot cities should take the lead in implementing the Two-Invoice system to encourage other regions. ¬Deepen the reform of the medical and health system and promote the healthy development of pharmaceutical industry. ¬ Standardize the structure of medication distribution, reduce distribution process, and reduce falsely expensive medicine prices. ¬ Purify the distribution environment, prohibit payment-invoice laundering and strengthen the supervision and management of pharmaceutical market. ¬ Ensure the safety of medication for urban and rural residents and maintain people’s health. 《印发于在公立医机构药品采中推行”两票制”的实施意见行的通知》 “Notice the Implementation Opinions (Trial) on the Implementation of the “Two Invoice System” in the Drug Purchase of Public Medical Institutions” Jan, 2017 ¬ Two-Invoice SystemSince 2017/12/01, Two Invoice system for the procurement of medical consumables has been implemented in public medical institutions above secondary level in Anhui Province ¬ Classification RangeTen categories of high-value consumables, including vascular intervention, non-vascular intervention, orthopedic implantation, neurosurgery, electrophysiology, pacemaker, extracorporeal distribution and blood purification. Ophthalmic materials, stomatology and other 《安徽省食品药品督管理局等五部门于印发安徽省公立医机构医用耗材采 “两票制”实施意见行的通知》 Guidelines of Five Departments including Anhui FDA on the Implementation (Trial) of the “Two Invoice System” for Procurement of Medical Consumables by Public Medical Institutions in Anhui Nov, 2017 Source: Frost & Sullivan Analysis

98 1994 First MWA Therapy and First-Generation MWA Needle • Professor Toshihito Seki at Kansai Medical University first used percutaneous transhepatic microwave coagulation therapy for small hepatocellular carcinoma. • Professor Toshihito Seki also invented the first-generation MWA needle. However, the needle is easily over-heated, therefore damaging surrounding tissue. It also had limited ablation range and could not puncture directly. 1996 First Microwave Therapy of Liver Cancer in China • Professor Baowei Dong at 301 Hospital experimented ultrasound-guided microwave therapy on liver cancer and the result proved that it is effective in coagulating deep tumour and protecting normal tissue. • Dong also upgraded the MWA needle to increase ablation range. 2001 Second-Generation MWA Needle • With the application of recirculating cooling water system, the temperature of needle is reduced substantially, allowing a wider ablation range. However, the second-generation microwave needle still needs to be guided by a puncture needle. 2003 Third-Generation MWA Needle • As MWA technique develops, the third-generation MWA needle can enter the tumour percutaneously without additional assistance, simplifying the operation process. 2006 MWA was first applied to the treatment of thyroid nodules and lung cancer Since 1994, after years of research and exploration, MWA technique has been successfully applied to the treatment of liver cancer, thyroid nodules, lung cancer and etc. Source: Frost & Sullivan Analysis History of China MWA Industry1/2

99 History of China MWA Industry 2/2 2009 Develop Toward Standardization &upsilon; In June, the Ministry of Health released the first third-class medical technology catalogs that allowed clinical applications, including tumour ablation treatment techniques approved by provincial health administrative department. &upsilon; In November, the Ministry of Health issued the “Regulations for the Management of tumour Ablation Therapy Technique”, marking China’s tumour ablation therapy technique has entered a new stage of standardized and systematic development. 2010 Practice of MWA Technique &upsilon; In March, the Ministry of Health, together with Mei’en Biology and Fuzhong High-Tech Co.Ltd launched the “Clinical Research on Intratumour Immune Targeted Radiotherapy Combined with MWA Technique for the Treatment of Lung Cancer” in Shanghai on March 6, 2010. There were more than 110 participants including first-class hospitals with relevant qualifications. &upsilon; In September, Shanghai 10th People’s Hospital successfully implemented the first MWA operation as a special research project of the Ministry of Health and ablated a tumour with a diameter of 6cm in just 8 minutes. &upsilon; In September, Chinese Medical Doctor Association Ultrasound Intervention and tumour Ablation Therapy Cooperative Committee was established in Shanghai. &upsilon; In November, China Cancer Minimally Invasive Therapy Technology Innovation Strategic Alliance was established in Beijing. 2011 Guidelines for Diagnosis and Treatment of Primary Liver Cancer (2011 Edition) &upsilon; The Ministry of Health organized experts to formulate the Guideline, stating that “MWA is a commonly used thermal ablation method in our country, which can inactivate tumours in one time. 2012 Organize tumour Ablation Training Programs &upsilon; Chinese Medical Association began to hold training programs on standardized treatment of liver tumours &upsilon; In August, the Chinese Medical Doctor Association launched the “National Training on the Application of Technical Specifications for tumour Ablation Therapy” project to conduct classified and staged training for clinical practitioners who have developed tumour ablation therapy technologies. 2019 The Medical and Hospital Administration of National Health Commission released Guidelines for Diagnosis and Treatment of Primary Liver Cancer 2019 Edition Since 2009, China’s MWA technique has gradually been standardized and systematically developed. Source: Frost & Sullivan Analysis

100 Open surgery, radiotherapy and chemotherapy all have their limitations in the treatment of malignant tumours, such as large incision, long recovery time, high cost and more complications. Multi-disciplinary treatment refers to a combination of two or more treatment methods, such as open surgery and ablation therapy. Studies have found that its outcome is better than a single surgery or ablation alone. In the future, multi-disciplinary treatment will have more and more applications in the treatment of tumours. MWA, as a widely used technique with satisfying outcome, is favored in the multi-disciplinary treatment. MWA therapy requires a doctor’s operating proficiency and instrument mastery, as well as precise positioning during the operation. Therefore, the success rate depends on the doctor’s operating experience. With the development of MWA intelligence, doctors can use robots and optical surgical navigation technology to accurately locate tumour lesion, improve surgical accuracy and reduce the dependence on personal experience. For example, certain companies are developing MWA operation robots, wireless remote-control MWA devices, and etc. Intelligence applications such as MWA robot systems are key research directions in the future. AI surgical robots can (i) improve surgical efficiency and reduce surgical risks through precise navigation and treatment; (ii) perform various tumour treatments and inspection operations; and (iii) provide digital platform for preoperative management and postoperative rehabilitation. The penetration rate of robot-assisted MWA procedures is estimated to reach 2.0% in 2026, and is expected to increase to 18.7% in 2030. Training programmes organised by Chinese Medical Association (CMA) and Chinese Medical Doctor Association (CMDA) only allow doctors in the relevant tumour diagnosis department of Grade II hospitals or above to participate. Some tertiary hospitals organise such training programmes as well. With the continuous development and widespread promotion of MWA technology, some lower-tier hospitals started to organise MWA training programmes as well. Through these training activities, MWA therapy will gradually become more popular in China and the application of MWA devices in lower-tier medical institutions will become more common. Trends of China MWA Market Multi-Disciplinary Treatment MWA Intelligence Market Penetration Source: Frost & Sullivan Analysis

101 Decision-Making Process of Purchasing MWA Devices in Hospitals • The purchase process of MWA device is practically the same as that of other medical devices. It starts with the application of department and undergoes the evaluation from hospitals and then bidding and purchase. In practical applications, the choice of ablation technique is primarily determined by available devices in hospital. Therefore, the promotion of MWA devices play an important role in the market penetration of MWA technique. Department Application Equipment department or the using department submits an application to relevant department to form a purchase plan. Review Purchase team discuss and approve the purchase application. Comprehensive Assessment Relevant personnel evaluate technology, devices and demand to clarify purchase method and form a feasibility report. Contract Signing Sign the contract or the order placement. Specify payment method. Purchase Evaluation of technology, finance, suppliers and select the purchase target. Bidding Confirm estimated cost and bidding method (self-purchase or open tender) and issue bid document. Installation Site preparation, supplier pre-dispatch inspections, shipment, assembly and construction as well as stocking of consumables. Commissioning Documentation verification, training to users, maintenance and follow-up. Finally, registration and handover. Monitoring Monitor equipment performance, cost-effective assessment, purchase process review and safety monitoring. Source: Frost & Sullivan Analysis

102 Medical Insurance Coverage of MWA Will Gradually Expand in Various Regions • Due to differences in the level of economic development, medical insurance policies and tumour prevalence in various regions, there are large differences in the cost, insurance coverage and reimbursement ratios of MWA therapy. Currently, MWA therapy has been included in medical insurance coverage in some areas, such as Shanghai, Fujian and Guangdong. In addition, the high cost of traditional surgery makes China’s medical insurance burden heavy. The cost of ablation surgery, in contrast, is relatively low, which led it become a favorable treatment by Chinese government. In the foreseeable future, more and more regions in China will include MWA in their medical insurance. Shanghai Fujian Province In April 2021, Shanghai Healthcare Security Administration include RFA, MWA and CA therapy for tumour in medical insurance. In April 2021, Fujian HealthCare Security Administration include RFA, MWA and CA treatment for tumour in medical insurance, Treatment Payment Category Deductible tumour Ablation Technique (CA) Second ( 乙) 20% tumour Ablation Technique (RFA, MWA) First ( 甲) / In December 2020, Shanghai Healthcare Security Administration include tumour ablation (cryo and thermal) in medical insurance. Treatment Exclusion Highest Fee tumour Ablation Technique (Cryo and Thermal) One-Time Cryoprobe 3,000 per time Cancer Hospital Only Guangdong Province Medical Insurance in Guangzhou covers ablation therapy. The reimbursement rates differ in diseases. For example, the reimbursement for liver cancer ablation is between 25,000 to 36,000, for lung cancer is around20,000, Employee Insurance 70%-80% of total fee Rural Insurance 60% of total fee Pearl River Delta 30%-50% of total fee Treatment Fee Deductible Percutaneous tumour Ablation (RFA, MWA, CA) If fee of ablation kit does not exceed 8000, operation fee is3,600-4,000. 20% If fee of ablation kit exceed8000, operation fee is only 50%, around 1,800-2,000。/ Source: Frost & Sullivan Analysis

103 Table of Contents 2 Analysis of Related Disease Market 1 Analysis of Medical Device Market 3 Analysis of the Tumour Ablation Therapy Market in China 4 Competitive Analysis of Microwave Ablation Market in China

104 Competitive landscape of microwave ablation Company Name Product Medical Device Certificate Approved year The range of product applications MWA therapeutic apparatus* (MTI-5AT, MTI-5B, MTI-5C, MTI-5DT, MTI-5ET) NMPA III 2022/04 Liver cancer; Thyroid nodules Microwave Thermocoagulation Ablation Needle (XR-A2018W, XR-A2015W, XR-A1818W, XR-A1815W, XR-A1610W etc.) NMPA II 2021/10 All conditions MWA Treatment Apparatus (KY-2000KY-2000A, KY-2100, KY-2100A, KY-2200) NMPA III 2019/05 Liver cancer; Thyroid nodules Disposable MWA needle (KY-2450A-10、KY-2450B-10 etc.) NMPA II 2021/12 Solid tumors Sterile disposable MWA needle (KY-2450A, KY-2450A-1, KY-2450A-2 etc.) NMPA III 2020/06 All conditions Disposable MWA needle NMPA III 2019/09 Liver Cancer Disposable Water-cooled MWA needle (MTC-3CA-I1、 MTC-3CA-I2 etc.) NMPA II 2021/03 All conditions MWA Treatment machine (MTC-3C) NMPA III 2022/01 Liver Cancer Disposable MWA needle (ECO-100AL1、ECO-100AL2 etc.) NMPA II 2022/09 Solid tumors MWA System NMPA III 2022/10 Liver cancer; Thyroid nodules; varices MWA Apparatus of tumor (ECO-100A1、ECO-100B1、 ECO-100A2 etc.) NMPA III 2023/01 Liver cancer; Thyroid nodules Source: Company website, CDE, Frost & Sullivan Analysis *Name of Registrant: Nanjing Great Wall Medical Equipment Co. Updated

105 Company Name Products in Research Indications Registration location R&D Progress Expected year of launch Disposable rare-earth ceramic MWA needle Liver cancer; Thyroid nodules; Thyroid cancer China Registration (Clinical trials have been finished) 2024 Endoscope-guided puncture MWA needle Lung nodules China Preclinical stage 2024 MWA instrument and MWA needle Breast nodules; Lung nodules China Preclinical stage 2024 Varices; Bone cancer; Uterine myoma China Preclinical stage (Preclinical test) 2025 soft connective tissue tumour FDA Preclinical stage 2024 Thyroid nodules; Thyroid cancer CE Preclinical stage 2025 MWA ultrasound Comprehensive treatment instrument Liver cancer; Thyroid nodules; Thyroid cancer China Preclinical stage (R&D stage) 2025 MTI-5FT 0.915 GHz MWA therapy instrument Liver cancer; Thyroid nodules; Thyroid cancer China Preclinical stage (R&D stage) 2024 Artificial intelligence MWA system Lung nodules; Thyroid nodules/cancer; Breast nodules/cancer China Preclinical stage (R&D stage) 2027 New-generation MWA instrument (Dual Source Portable MWA Apparatus) NA NA NA NA New-generation MWA needle NA CE NA NA Updated Overview of Products in R&D Source: Annual Report; Frost & Sullivan Analysis

106 Updated Competitive Analysis Company Name Main application departments Sales Model Marketing Strategy Market Coverage Department of Ultrasound / Surgical Department Direct sales 30.0% Re-sell 70.0% Industry Seminar and Industry KOL Training • Covering 440 Hospitals (including 220 Class III Grade A hospitals, 93 Class II Grade A hospitals) • Mainly focus on several provinces. Department of Ultrasound/Invasive Technology Department Direct sales 0% Re-sell 100% Agent distribution model • National coverage; • Approximately 600 Hospitals (mainly focus on Class III Grade A hospitals); • Basically covers hospitals above Grade II; • Basically, all Grade III Grade A are covered. Department of Ultrasound/Invasive Technology Department Direct sales 90% Re-sell 10% Expert promotion Self-built sales team • National coverage; • Approximately 200 Hospitals. • Mainly focus on several provinces. Department of Ultrasound / Invasive Technology Department And some other Clinical department Direct sales 80% Re-sell 20% (with the trend of turning to re-sell in the future) Agent distribution model • National coverage; • Approximately 500 Hospitals (mainly focus on Class III Grade A hospitals); Source: Annual Report; Expert interview; Frost & Sullivan Analysis

107 Updated Competitive Analysis • MWA medical devices industry in China is featured with high market concentration with top 4 manufacturers accounting for about 88.3% in 2022 in terms of sales revenue of MWA medical devices and our Group ranks the third in the MWA medical device market in the PRC in terms of sales revenue in 2022. The following table sets forth the ranking of top 4 MWA players in China market and their respective market shares in terms of sales revenue of MWA medical devices: TOP Four Manufacturers in China’s MWA Market, 2022 Ranking Domestic Companies Nature of the Company Sales revenue of MWA medical devices (RMB Million) Market share by sales revenue of MWA medical devices (%) 1 亿高PRC 407.5 36.8% 2 京 PRC 230.8 20.9% 3 Our Group PRC 210.5 19.0% 4康友 PRC 129.2 11.7% Source: Annual Report; Expert interview; Frost & Sullivan Analysis

108 Competitive Analysis • At present, MWA is developing rapidly in the field of treatment of thyroid nodules. It has the advantages of short operation time, small incision, quick recovery, no effect on appearance, and low complication rate. Better Medical ranks the first in the MWA market in terms of sales revenue and sales volume of MWA needles for the treatment of thyroid nodules in China in 2022 with a market share of 34.8% and 43.9% respectively. Top 4 Players in China’s MWA Market for MWA needles for the treatment of thyroid nodules, 2022 Ranking Name Sales Revenue of MWA needles for the treatment of thyroid nodules and breast lumps (RMB million) Market share by sales revenue (%) 1 Our Group 126.1 34.8% 2 亿高 110.0 30.4% 3 京 53.5 14.7% 4 康友 43.9 12.1% Source: Public data; Expert interview; Frost & Sullivan Analysis Ranking Name Sales Volume of MWA needles for the treatment of thyroid nodules and breast lumps (Unit: thousand) Market share by sales volume (%) 1 Our Group 40.9 43.9% 2 康友 20.1 21.6% 3 亿高 15.6 17.0% 4 京 7.9 8.4% Updated

109 Enter Barriers of MWA Medical Device Market in the PRC Source: Company website, Frost & Sullivan Analysis • MWA medical devices market in China has high entry barriers due to its high standard in R&D and technical innovation, substantial investment cost and long commercialization process. The demand for effective branding and resourceful sales channels also creates barriers for new entrants in the market. R&D professionals and mature core technology build a high entry barrier for MWA medical devices market in China. The R&D process of MWA medical devices often requires the cooperation between enterprises, universities, research institutions and hospitals. Currently, MWA medical device enterprises have relatively mature technology and have specialized technological advantages. It is a complicated, difficult and time-consuming process for new entrants to break through the technical barriers or to develop new competitive technologies. R&D and technical barriers The commercialization of Class II and Class III medical devices is a long and investment-intensive process. Since medical devices are closely related to people’s safety such as MWA medical devices, the Chinese government has developed strict regulations in product registration, production licensing, and the filing of medical devices, which make the commercialization process more time-consuming. Long commercialization process Branding and sales channel barriers Hospitals are more likely to purchase devices from a MWA medical device manufacturer that has developed good reputation in the industry, which makes the branding of the company crucial. Existing MWA medical device manufacturers sell products to Grade II and Grade III hospitals in China through direct sales and re-selling model, and their products have accumulated a good reputation. As for new entrants, in addition to competitive technology, they also need more resourceful sales channels to expand the market.

110 Competitive Advantage of the Company Source: Frost & Sullivan Analysis Competitive Advantage 1 High growth subsegment Being Betters Medical’s main target disease, thyroid nodules in a growing trend and have a large market in the future. The incidence rate of thyroid nodule is increasing and will continue to increase. Betters Medical currently has the largest market share in terms of the MWA’s application on thyroid nodules and breast lump, accounting for 39.9% of total. 3 Sales Model Betters Medical adopts a combination of direct sales and distributors in terms of sales model. Based on regional differences, Betters Medical chose the one that can optimize profit. Such model releases the risk of loss of market control with absolute distributor model while having better profit comparing to absolute direct sales. 2 R&D capabilities Betters Medical emphasizes innovation and development. Its developing products include MWA operation robot, rare earth ceramic needles and all-in-one MWA & ultrasound machine. In addition, Betters Medical is expecting NMPA Class III Certificate for different indications products, which will facilitate the promotion in hospitals. 4 Partnership and Cooperation Betters Medical maintain good partnerships with a variety of third parties, such as distributors, hospitals and universities. With the corporation with those third parties, Betters Medical can benefit from their resources in sales, promotion, research and development. For instance, quality distributors include Sinopharm, Shanghai Pharmaceutical, Jointown and etc. Betters Medical also partnered with Nanjing University of Science and Technology to establish a R&D center. Betters Medical and relevant medical associations, physician associations and etc. jointly organize academic conference and invite experts to promote MWA technology and products, using the expertise’s authority for market promotion.

111 Analysis of Major Competitors Eco Medical Source: Official website, Frost & Sullivan analysis 1 Introduction 2 Eco Medical is a joint-stock high-tech company established in 2000 that integrates scientific research and development, production and sales and service. Eco Medical is one of the largest microwave medical equipment manufacturers in China. In 2019, Eco Medical established a strategic partnership with the Chinese Medical Education Association and Indian Vascular Radiology Intervention Association, and actively carried out in-depth cooperation in multiple fields. 02 3D technical model is a future development direction, as well as varicose veins field. In the high-frequency field, the company has a high-frequency surgical system and has extended products such as low-temperature plasma, radio frequency thermocoagulation, argon electrosurgical, and high-frequency electrosurgical. In the laser field, there are already three major laser products. Development Strategy 01 Including microwave ablation, plasma, argon knife and etc. The main product line is of ablation. Currently, ablation devices are mainly used in tumor ablation while the application in varicose veins are promoted in the later period, which has relatively large potential. Diversified Products 03 • Eco Medical attaches great importance to innovation and R&D investment. Relying on the advantages of located in Nanjing, a city with world-renowned universities, Eco Medical actively develops in-depth cooperation with universities locally and abroad to improve existing products while continue with innovations. • The cold-circulation microwave knife technology invented by Eco Medical has become one of the few leading treatment technologies internationally. Competitive Advantages

112 Analysis of Major Competitors Canyon Medical Source: Official website, Frost & Sullivan analysis 1 Introduction 2 Canyon Medical Technology Co., Ltd. was established in 1994. The company is located in the Biomedical Valley of Nanjing Jiangbei New District, the first national-level new area in Jiangsu Province. Since its establishment, the company has been focusing on the research and development, production, sales and service of microwave medical products. It is a national high-tech enterprise specializing in the research and development and production of series of medical microwave treatment equipment. 02 In 2015, Canyon Medical joined the family of Micro-Tech. In virtue of Micro-Tech’s international platform and management philosophy, Canyon Medical is advancing towards a greater international stage at a higher level. As a leading brand in China with endless efforts in product design and R&D, Canyon Medical concentrate on the development of high value-added microwave ablation products that meets customers’ needs. Development strategy 01 The company manufactures a range of microwave ablation devices of their own design. Canyon Medical also specializes in Microwave Ablation for about 20 years with more than 250,000 accumulated cases done successfully with their own system in China. Diversified products 03 • Canyon Medical Inc. announcement MWA system has been approved with CE certificate in 2017. • Products covers more than 700 hospitals of Grade II and above in China. • The company was issued the second prize of Chinese Medical Science and Technology Award in 2018. Competitive advantages

113 Analysis of Major Competitors Vison Medical Source: Official website, Frost & Sullivan analysis 1 Introduction 2 Vison Medical was established in 1988, mainly engaged in the research and development, production and sales of world’s leading MWA products. Since the invention of MWA technology in China, Vison Medical has established in-depth cooperation with more than 100 hospitals in China in the field of MWA. 02 Currently, Chinese branch is cooperating with over 100 hospitals in which over 6,000 patients are treated by MWA each year. Vison Medical exports over 8,000 sets of water-cooled ablation needle assemblies each year. In terms of in-vitro microwave tumour hyperthermia system, Vison Medical cooperates with over 50 hospitals, in which approximately 8,000 patients of various conditions are treated each year in the field. Business Partners 01 Diversified Products 03 • As the first company in China to use flexible MWA needles, Vison Medical has 3-5 years of R&D experience of flexible microwave ablation needle. The flexible MWA needle is guided by the bronchoscope, which can reduce the damage to the patient’s skin through puncturing. • Vison Medical adopts world’s advanced technology: SurBlate. This technology can use a single needle to create a large spherical ablation zone, reducing the need for multiple needles for MWA equipment, thereby reducing operation time and treatment costs. Competitive Advantages The double-probe resection probe designed by Vison Medical can quickly perform liver resection and minimize patient bleeding. Vison Medical’s new microwave coagulation system can be used for the treatment of varicose veins. It has the advantages of no scar, short treatment time, and good short-term and mid-term clinical outcomes.

Analysis of Overseas MWA Market

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114 Analysis of Overseas MWA Market

115 Market Size of Ablation Procedure Market — Europe Source: Frost & Sullivan Analysis • In 2022, the European radiofrequency ablation market had the highest volume, expected to be around 168.9 thousand, accounting for 53.8% of the total ablation market, followed by Microwave ablation and cryoablation. 125.0 132.5 140.5 153.1 168.9 189.1 214.7 242.6 274.1 309.7 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Volume of RFA procedure for all cancer, Europe, 2018 — 2027E Volume of MWA procedure for all cancer, Europe, 2018 — 2027E Volume of CA procedure for all cancer, Europe, 2018 — 2027E Ablation procedure volume split for all cancer, Europe, 2022 58.5 62.0 65.7 72.3 79.3 88.3 98.9 112.7 129.0 147.8 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E 49.9 52.9 56.1 60.5 65.5 71.1 77.3 84.3 91.9 101.1 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E 25.3% 53.8% 20.9% Radiofrequency Microwave Ablation Cryoablation thousand thousand thousand Updated

116 Source: Frost & Sullivan Analysis • From the perspective of revenue, in 2022, the European radiofrequency ablation market also had the highest revenue of the total ablation market, and cryoablation was the least. • European ablation market will keep on growing with the driven factors as follow: growth in demand for minimally invasive cancer procedures; Increasing prevalence of cancer; New expansion technological advancement; Expanding number of hospitals, surgical and ablation centers; Increasing awareness about tumor ablation methods over traditional treatments and surgical methods. 64.3 68.0 71.6 77.3 84.1 93.6 104.8 116.8 129.1 142.0 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Volume of RFA procedure for all cancer, Europe, 2018 — 2027E Volume of MWA procedure for all cancer, Europe, 2018 — 2027E Volume of CA procedure for all cancer, Europe, 2018 — 2027E Ablation procedure volume split for all cancer, Europe, 2022 31.9 32.3 36.4 38.9 42.7 47.4 53.1 59.2 67.0 74.7 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E 22.9 24.1 25.8 26.9 29.3 31.9 34.5 36.6 38.2 39.8 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E 27.4% 53.9% 18.8% Radiofrequency Microwave Ablation Cryoablation Million USD thousand thousand Updated Market Size of Ablation Procedure Market — Europe

117 Market Size of Ablation Procedure Market — U.S. Source: Frost & Sullivan Analysis • In 2022, the radiofrequency ablation market had the highest volume of the total U.S. ablation market, reaching by 121.7 thousand, accounting for 52.5% of the total ablation market, followed by Microwave ablation and cryoablation. 90.0 95.2 100.7 109.8 121.7 136.3 153.6 173.5 197.0 223.6 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Volume of RFA procedure for all cancer, U.S., 2018 — 2027E Volume of MWA procedure for all cancer, U.S., 2018 — 2027E Volume of CA procedure for all cancer, U.S., 2018 — 2027E Ablation procedure volume split for all cancer, U.S., 2022 50.1 53.0 56.0 61.1 67.1 74.4 83.4 94.2 107.4 122.4 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E 33.4 35.3 37.4 40.0 43.1 47.0 51.3 55.9 60.9 66.4 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E 28.9% 52.5% 18.6% Radiofrequency Microwave Ablation Cryoablation thousand thousand thousand Updated

118 Source: Frost & Sullivan Analysis • From the perspective of revenue, in 2022, the radiofrequency ablation market also had the highest revenue, accounting for 63.4% of the total ablation market. The United States market accounts for major contribution of global ablation market. High disposable income and various reimbursement policies in the country will enable patients to opt for ablation procedures. Furthermore, growing influence for minimally invasive medical devices will aid the market size expansion. Moreover, rising prevalence of cancer will foster the regional market demand. 190.0 201.0 212.7 227.6 246.9 275.4 308.4 348.5 392.1 443.0 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E Volume of RFA procedure for all cancer, U.S., 2018 — 2027E Volume of MWA procedure for all cancer, U.S., 2018 — 2027E Volume of CA procedure for all cancer, U.S., 2018 — 2027E Ablation procedure volume split for all cancer, U.S., 2022 65.0 69.3 72.8 78.6 85.9 94.4 105.8 119.5 134.3 151.5 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E 45.0 47.9 50.4 53.4 56.8 60.8 65.1 69.8 74.5 79.7 2018 2019 2020 2021 2022 2023E 2024E 2025E 2026E 2027E 63.4% 22.0% 14.6% Radiofrequency Microwave Ablation Cryoablation Million USD thousand thousand Market Size of Ablation Procedure Market — U.S. Updated

119 Comparison between overseas tumour ablation therapy market and the tumour ablation therapy market in China (1/2) Source: Frost & Sullivan Analysis • MWA was the largest sector of tumour ablation therapy market in China in 2021, contributing to 57.0% of the overall tumour ablation therapy market, followed by RFA which contributed to 22.0% of the overall tumour ablation therapy market. • RFA was the largest sector of tumor ablation therapy market in the U.S. and Europe in 2022, contributing to 63.4% and 53.9% of the overall tumor ablation therapy market, respectively; followed by MWA which contributed to 21.9% and 27.3% of the overall tumor ablation therapy market in the U.S. and Europe, respectively. • MWA has the largest market share of tumor ablation therapy market in China mainly because, after years of research and exploration of MWA by Chinese scholars, MWA technology has developed rapidly in the PRC. Comparing to RFA, MWA generally has a shorter operation time and it can simultaneously treat multiple lesions. According to “Radiofrequency ablation versus microwave ablation for early stage hepatocellular carcinoma: A PRISMA-compliant systematic review and meta-analysis” published in Medicine in 2020, the median ablation time was shorter in the MWA group (12 minutes) compared with the RFA group (29 minutes). In addition, research has shown that MWA treatment has similar safety and efficacy as compared to RFA(1). The indications of MWA therapy in the PRC market have gradually expanded from liver tumor to other indications (such as thyroid nodules, breast lumps, pulmonary nodules, varicose vein, bone tumors, uterine fibroid, prostate cancer), which leads to the rise in market share of MWA therapy in the PRC. Another reason for the rise in market share of MWA therapy in the PRC is that the MWA medical device manufacturers have put considerable effort in promoting MWA products in the past years through academic conferences, and conducting surgical training for medical practitioners to popularize MWA therapy in the PRC. On the other hand, the product promotion of RFA medical device manufacturers in the PRC is not as strong as that of MWA medical device manufacturers.

120 Comparison between overseas tumour ablation therapy market and the tumour ablation therapy market in China (1/2) Source: Frost & Sullivan Analysis • RFA is the most widely adopted thermal ablation treatment which has the largest market share of tumour ablation therapy market in the U.S. and Europe mainly because (i) the study on application of RFA technology in the U.S. and Europe has a longer history as compared to MWA and earlier research has shown that RFA is a safer tumour ablation treatment with lower complication rate than MWA; and (ii) RFA has a proven record of satisfactory therapeutic effect in tumour ablation due to its features safety and low complication rate. Thus, RFA has become a more established and recognized treatment modality in the U.S. and Europe. Meanwhile, MWA has a relatively short application history in the U.S. and Europe with less research and clinical data, and has been primarily used in the treatment of liver cancer and lung cancer only. In addition, MWA has not been promoted strongly in the U.S. and European markets. Moreover, MWA treatment may cause over-ablation when coagulate the tumour tissue due to the production and transmission of intense heat. Therefore, some MWA medical devices nowadays are equipped with a cooling system where cooling saline runs through the MWA needles except its tip which has direct contact with the tumour. The circulation of cooling saline can prevent or reduce damage to other parts of the patient’s body. While recent research has shown that MWA treatment can achieve similar therapeutic effect(1), due to user stickiness, medical practitioners in the U.S. and Europe who generally have more clinical experience in performing RFA therapy still tend to advise their patients to receive treatment options that they are more familiar with to reduce the risk of error in operation. Hence, the market share of MWA was relatively smaller than that of RFA in the U.S. and Europe from 2018 to 2022.

Analysis of Surgical Robots Market

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121 Analysis of Surgical Robots Market

122 Comparison among Surgical Robot, Laparoscopic and Traditional Operation Source: Frost & Sullivan Analysis • Surgical robots can overcome human physiological limitations and are used as minimally invasive procedures with high precision requirements, resulting in significant clinical benefits for patients, owing to their high operational precision, reproducibility, and operational stability. In addition, the surgeon can complete the operation by simply maintaining a sitting position on the computer console throughout, both reducing intraoperative radiation damage to the physician and greatly reducing the surgical burden on the physician. Surgical approach Advantages Disadvantages Traditional open Surgery refers to the conventional incision that requires incision of the patient’s skin as well as subcutaneous tissue, generally a 5-8 cm incision to complete the procedure. Technical maturity Most indications Best prognosis in resection Least expensive and most widely available More postoperative complications Greater damage to surrounding organs More intraoperative bleeding and susceptibility to infection Surgical incision is large and recovery time is long Robotic Surgery is accomplished by the surgeon sitting in front of a console with control over the handle, remote maneuvers to manipulate the tip of the robotic arm. Physicians can use preoperative three-dimensional CT images to accurately measure the lesions, and perform precise judgment and manipulation of intraoperative tissues based on the size of the lesions and the shape of the implanted prosthesis. With the use of an endoscope and digital camera technology, the captured image is displayed on a dedicated monitor, physicians can apply special Laparoscopic instruments to the images on the monitor to perform procedures on multiple sites. Resolution of surgical personnel shortage Greater precision than ordinary Laparoscopic procedures Reducing physician burden to reduce fatigue Less trauma, postoperative pain and less blood loss Does not affect outlook after healing Intraoperative, mainly electrocoagulation, is not easy to infect Little impact on organs and avoidance of bacterial stimulation Little trauma or pain, rapid surgical procedure and postoperative recovery Low prevalence High cost for using Limited number of loadings and low surgical penetration Few device degrees of freedom Two dimensional imaging is distortion prone The support assistant is needed to cooperate Tremor of the human hand can easily affect Surgery Surgical robotic Surgery Laparoscopic Surgery Traditional open Surgery

123 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E 2027E Overall market size of surgical robots 853.6 882.6 1069.5 2714.9 2934.5 4192.4 4799.2 6896.4 10949.8 17473.4 25955.9 35411.7 Market size of other surgical robots 161.2 105.3 150.1 366 420.3 691.8 797.2 1319.4 2427.9 4361.4 6784.7 9771.4 Market size of orthopedic surgical robots 11.7 76.9 132.4 326.3 296.1 259.4 628.5 1040.8 1684.8 2829.7 4584.4 5992.3 Market size of natural orifice robots 0 0 0 0 0 0 0 28.2 125.2 322.7 589.8 931.9 Market size of endoscopic robots 680.6 700.4 787 2022.6 2218 3241.3 3373.5 4508 6711.9 9949.6 13997.1 18716.1 853.6 882.6 1,069.5 2,714.9 2,934.5 4,192.4 4,799.2 6,896.4 10,949.8 17,473.4 25,955.9 35,411.7 Historical and Forecast Market Size of Surgical Robots in China, 2016-2027E Source: Frost & Sullivan Analysis • Driven by the aging population, the government’s strong support for the medical field, and the upcoming domestic replacement in the future, the size of the surgical robot market in China has grown rapidly. By the year 2027E, the Chinese surgical robot market will remain at a relatively high rate and is expected to reach RMB 35,411.7 million. Historical and Forecast China Market Size of Surgical Robots, 2016-2027E UnitRMB million By ex-factory price CAGR 2016-2021 2021-2027E Overall market size of surgical robots 37.5% 42.7% Market size of endoscopic surgical robots 33.8% 55.5% Market size of natural orifice surgical robots 85.5% 68.8% Market size of orthopedic surgical robots NA NA Market size of other surgical robots 36.6% 33.9% Updated

124 Market of laparoscopic surgical robots Subdivided Applications and Main Operative Procedure of Laparoscopic surgical Robots in China Source: Press information, Frost & Sullivan Analysis • The current range of applications of Laparoscopic surgical robots is focused on urology, gynecology, as well as general Surgery , and applications in other surgical areas are gradually gaining popularity. • At this stage, the use of Laparoscopic surgical Robots assisted Surgery in urology and gynecology is more widespread and relatively mature in technology, robotic Surgery in this field is greatly superior to traditionally developed Surgery , can both meet the need for minimally invasive Surgery , and achieve complex urological and gynaecological surgical precision and improve surgical complications, and thus is widely used and accepted as the machine with the highest penetration rate today type of human Surgery and is also the most widely used area of surgical Robots by Da Vinci. Main operative procedureThoracoscopic procedures: lung cancer Surgery , radical esophagectomy, thymic tumour Surgery , etc In cardiothoracic Surgery , the advantage of surgical robots is their ability to allow definitive diagnosis and treatment of a large proportion of hemodynamically stable thoracic trauma patients under direct vision of the physician, avoiding open abdominal examination. The diagnosis can be clearly established preoperatively, which can reduce the rate of negative exploratory laparotomy Urology Surgery Cardio-Thoracic Surgery Gynecology General Surgery Main operative procedure Myomectomy, hysterectomy, vaginal fixation, recanalization with tubal anastomosis, etc In the female pelvic cavity, the uterus is deep, leaning forward against the Bladder and back against the rectum, surrounded by Ureters, intestines, blood vessels, etc., which puts forward higher requirements for the accuracy of pelvic Surgery , such as extensive adhesion. Laparoscopic surgical Robots is especially suitable for female minimally invasive Surgery , which can achieve accurate operation and reduce injury 1 2 3 4 Main operative procedure nephrectomy, enucleation of Renal tumour, resection of AdRenal tumour, pyeloplasty, total cystectomy, radical Prostatectomy, etc The surgical operation site of urology is deep, the pelvic space is limited, the dissection of vascular ligament is difficult, that is, previous Panvascular interventional Surgery alone is difficult with long time, and postoperative complications are many. With the wide development of the surgical technique of Laparoscopic surgical Robots, the effect of Surgery is gradually improved, patients have less blood loss, less Kidney damage, and rapid postoperative recovery Main operative procedure Gastric cancer Surgery , Colorectal cancer Surgery , hepatobiliary pancreatic Surgery , thyroid Surgery , Panvascular interventional cholecystectomy Robotic Surgery and Laparoscopic Surgery are similar in oncological outcomes, but robotic Surgery may be superior to Panvascular interventional Surgery in terms of functional preservation. Robotic Surgery had significantly shorter time to recovery of Gastrointestinal and Bladder function. Hepatobiliary pancreatic and thyroid Surgery , compared with open Surgery , robotic Surgery is associated with high cost, low complication rate and shorter hospital stay

125 18.0 26.8 32.6 38.9 47.4 80.7 136.7 216.1 337.2 481.1 681.1 953.5 2016 2017 2018 2019 2020 2021 2022E 2023E 2024E 2025E 2026E 2027E 0.4% 0.5% 0.5% 0.5% 0.5% 0.7% 1.1% 1.5% 2.0% 2.4% 3.0% 3.6% Market of laparoscopic surgical robots Historical and Forecast Number of Robot-Assisted Endoscopic Surgeries in China, 2016-2027E Source: Frost & Sullivan Analysis • Due to the aging population, the increase in the number of lumpectomy patients and the ease of access to qualified medical institutions, Endoscopic Surgeries with Robots assisted grew rapidly from 18.0 thousand to 80.7 thousand procedures at a CAGR of 35.0% in 2016-2021. Such type of surgery number is expected to grow further exponentially, reaching 953.5 thousand in 2027E at a CAGR of 50.9% from 2021 to 2027E in China. Historical and Forecast Number of Robot-Assisted Endoscopic Surgeries in China, 2016-2027E Unit: Thousand procedures Penetration rate Robot-Assisted surgery volume Period CAGR 2016-2021 35.0% 2021-2027E 50.9% Updated

126 Supplementary for Verification Source: Frost & Sullivan Analysis • Varicose veins are the most common disease of the venous system. Varicose veins develop gradually in the early stage, and symptoms such as sinking, soreness, fatigue, and swelling of the superficial veins of the calf will appear. High-risk groups are teachers, surgeons, nurses, hairstylists, counter ladies, chefs, restaurant waiters, and other occupations that need to stand for a long time. • The cancer progression rate among persons with pulmonary nodules, thyroid nodules and breast lumps are 5.5%, 5.0% and 7.0%, respectively. • The number of new patients eligible for AT option with varicose veins has continued to increase, from 824.8 thousand in 2015 to 1,058.8 thousand in 2020 and is expected to reach 1,296.2 thousand in 2025. • It takes generally 24-36 months for Class II medical devices and 48-60 months for Class III medical devices to complete the R&D process. • The national medical insurance programme in China would generally reimburse patients for a higher percentage of the product cost if they use a medical device manufactured by a Chinese domestic company as opposed to an imported device. • Hospitals in China which have procured the Group’s MWA medical devices during the Track record period have all resumed full services。 • Company elected not to maintain certain types of insurances, such as litigation insurance and business interruption insurance. This practice is in line with the industry practice in the PRC. • The MWA medical device industry in the PRC is litigious with respect to patents and other intellectual property. Companies operating in our industry routinely seek patent protection for their product designs, and many principal competitors have large patent portfolios. • The “two-invoice system” refers to the system that requires one invoice to be issued from pharmaceutical manufacturers to pharmaceutical distributions companies and the other invoice to be issued from pharmaceutical distributions companies to medical institutions. As at the Latest Practicable Date, the “two-invoice system” is mainly applicable to the fields of high value medical consumables in most provinces in China. Qinghai Province and Shaanxi Province have formulated rules and regulations to implement the “two-invoice system” in the field of all medical consumables. • In recent years, NMPA has adopted policy measures to promote innovation and development to optimise the review and approval of medical devices, improve work quality and efficiency and promote industrial innovation and advancement. In November 2018, NMPA published “Special Examination and Approval Procedures for Innovative Medical Products”《創新醫療器械特別審查程序》to grant priority to eligible innovative medical devices and encourage research and innovation of medical devices. In March 2020, the State Council published “Regulation on Supervision and Administration of Medical Devices” (《醫療器械監督管理條例》)to strengthen the supervision of development, production, management and application of medical devices in the PRC, and optimise the examination and review procedures for approval. In March 2020, NMPA and the Standardisation Administration of the PRC issued the “Opinions on Further Promoting the High-quality Development of Standardisation of Medical Devices” (關於進一步促進醫療器械標準化工作高質量發展 的意見), stating that by 2025, an advanced standard system of medical device that is in line with international standards will play the leading role for the nation in the transition from a big manufacturer of medical device to a powerful one. These policies will propel the innovation and R&D of the MWA industry as well as provide a healthy environment for market growth.

127 Supplementary for Verification Source: Frost & Sullivan Analysis • MWA is a minimally invasive treatment technique that denaturises and coagulates the protein of tumour cells with extreme heat generated by microwave energy. There are a total of ten hospitals in Guangdong Province that are listed as the top 100 hospitals in 2020 in the PRC issued by the Hospital Management Institute of Fudan University* (復旦大學醫院管理研究所). • Betters is the first company to have its proprietary MWA medical devices specifically indicated for thyroid nodules completed the relevant clinical trials in China and undergoing final approval by NMPA for Class III registration certificate for MWA medical devices. • Conventional tumour treatments such as open surgery, chemotherapy and radiation therapy are relatively expensive, posing heavy burden medical insurance. Comparatively, MWA treatment has satisfactory clinical outcome with relatively low fees. Meanwhile, the MWA treatments can curb benign tumour from developing to malignant tumour. As large malignant tumour generally requires major surgery and incurs higher medical expenses, early MWA treatment of tumours can decrease medical expenses reimbursement by private insurance companies and government medical expenditure by reducing the number of patients having the need to undergo major and expensive surgery. • MWA medical devices are currently covered by the national medical insurance in Guangdong Province and the reimbursement rate is up to 80% of the total fee for employee insurance and up to 60% of the total fee for rural insurance, which can further decrease the payers medical expenses reimbursement.It is expected that an increasing number of regions in China will include MWA in their medical insurance. • Laser ablation has been used in clinical practice for several decades, but it has not been widely used in tumour therapy due to the lack of non-invasive temperature monitoring mechanism and accurate and effective heating method in the early stage. In recent years, with the development of fiber beam and the transformation of laser, laser ablation technology has been rapidly developed in the field of tumour treatment. Laser ablation can treat a number of brain lesions, including epilepsy, radiation necrosis, intractable brain edema, and tumours such as meningioma, ependymoma, primordial neuroectodermal tumours, chordoma, and hemangioblastoma. Compared with other stereotactic procedures, such as RFA, gamma knife, and focused ultrasound, laser ablation can achieve low-risk invasive damage of soft tissue lesions, with precise and controllable ablation range, small error, and almost no damage to normal structures surrounding the lesions. In the field of brain cancer, prostate cancer and other indications with high sensitivity to treatment accuracy, laser ablation is expected to gain a broader market growth. The incidence rates of cancers including prostate cancer and brain cancer have been increasing in recent years, and it is estimated that the number of new cases of brain cancer and prostate cancer will reach 128,300 and 129,100 respectively by 2025. For tumour treatment in the brain and prostate, precise control of the size and location of the lesion is required. The application of laser ablation is advantageous as the shape and size of the ablation lesions can be adjusted by the combination of multiple optical fibers. Compared with other ablation procedures, laser ablation has the advantages of precise and controllable ablation range, little error, and almost no damage to the structure surrounding the lesion. Therefore, we are of the view that there is a broad market for laser ablation products for prostate cancer and brain cancer; • Intelligence applications such as MWA robot systems are key research directions in the future.

128 Supplementary for Verification Source: Frost & Sullivan Analysis • As a hospital needs to procure a wide range of medical devices to provide comprehensive treatment options to all sorts of patients, some hospitals may prefer to procure from a deliverer who is able to provide various product mix selection instead of engaging separate medical device and pharmaceutical manufacturers for each medical device and/or pharmaceutical product for simple administration during their procurement process. • Given (i) the advantages to hospitals and manufacturers by adopting the deliverer model; and (ii) a number of players in the medical devices industry have adopted the deliverer model in the PRC, Frost & Sullivan is of the view that sales through deliverers is an industry norm. • Selling products to distributors is in line with the industry practice in China. • Frost & Sullivan is of the view that the transactions with the overlapping deliverers/distributors and marketing services providers within the medical device industry are in line with the industry norms. • Overlapping of customer and supplier is a common phenomenon in the medical device industry in the PRC. • The credit period of public hospitals are normally longer, as the internal procedures of public hospitals regarding decision making and approval, and reconciliation and settlement typically take a longer period of time and thus would affect the collection of trade receivables of deliverers from hospitals and in turn affect the Group’s collection of trade receivables from their deliverers. • It is an industry norm for certain distributors/deliverers not to enter into framework agreement taking into account their scale of operation and their own business practices. • It is common in the medical device industry in the PRC for medical device manufacturers or its marketing service providers to collaborate with KOLs without remuneration. • Distributors/deliverers in China sometimes play multiple roles in the medical device industry, for example, medical device companies affiliated to Jointown Pharmaceutical Group (600998.SH), Sinopharm Group (01099.HK) and Baheal Medical Inc. (301015.SZ) not only provide wholesale distribution services for manufacturers as distributors/deliverers, but also provide marketing services for pharmaceutical/medical device manufacturers. These distributors/deliverers engage in multiple business in the medical device industry, as those businesses are likely to have synergy effect when carried out together due to their business nature. The distributors/deliverers could accumulate knowledge, network and experience in the medical device industry through both streams of business, which can have positive effect to the other businesses. On the other hand, medical device manufacturers in China sometimes engage distributors/deliverers as marketing services providers since the medical device manufacturers can take advantage of their network and experience in the medical device industry to promote the technologies and/or the products of the medical device manufacturers, while better allocating its internal resources in other areas, such as R&D and production. Based on the above, Frost & Sullivan is of the view that the transactions with the overlapping deliverers/distributors and marketing services providers within the medical device industry are in line with the industry norms.

129 Supplementary for Verification Source: Frost & Sullivan Analysis According to Frost & Sullivan, there will be sufficient and sustainable demand for the Group’s products due to the following reasons: • (1) The cost of surgical treatment of tumour is high, which results in increasing pressure on medical insurance payment. By comparison, minimally invasive surgery costs less and can effectively reduce the pressure of medical insurance payment. Therefore, the government is more inclined to support minimally invasive treatments such as MWA; • (2) From the perspective of patients, the number of patients with liver cancer, lung cancer, breast nodules, thyroid nodules and other tumours have shown an increasing trend, which represents the potential population size of MWA therapy keeps expanding. At the same time, compared with surgical surgery, MWA has the advantages of being minimally invasive, rapid recovery, fewer complications, and low treatment cost, which can reduce the financial pressure of patients. Therefore, as the number of patients who can receive MWA treatments increases, more patients will be willing to receive MWA treatments; and • (3) MWA manufacturers, together with relevant associations, promote MWA devices to doctors in different hospitals and cities, which will propel the rising applications of MWA devices in various departments in hospitals. • The key competing products of the Group’s MWA needles for treatment of thyroid nodules and breast lump are manufactured by Nanjing ECO Microwave System Co., Ltd. (南京億高微波系統工程有限公司) (“ECO Medical”), the Group, Nanjing Viking Jiuzhou Medical Device R&D Center* (南京維京九洲醫療器械研發中心) (“Vison Medical”) and Canyon Medical Technology Co., Ltd. (南京康友醫療科技有限公司) (“Canyon Medical”). Compared with those competitors, the Group is a pioneer in the MWA medical device market for treatment of thyroid nodules as it is the first company to have its proprietary MWA medical devices specifically indicated for thyroid nodules completed clinical trials in China and undergoing final approval by NMPA for Class III registration certificate for MWA medical devices. The Group ranked first among MWA medical device providers in the treatment for thyroid nodules and breast lumps in the PRC in terms of sales revenue in 2020. The Group has also established a stable relationship and close contact with hospitals and doctors which allows the Group to obtain feedback from doctors, upgrade its existing product offering and form new strategies to adjust to market demands. • Canyon Medical is indicated as Company C among the top players in China’s MWA market as disclosed on page 103-b of the Prospectus. As advised by Frost & Sullivan, it is the only domestic market player operating under a listed group among the top four market players.

130 Supplementary for Verification Source: Frost & Sullivan Analysis • The deliverer model is and will be adopted by an increasing number of medical device manufacturers, along with the traditional distributorship model. • The listed market players in the medical device industry that adopt or will adopt the deliverer model and their major business. • The rise of the deliverer model is mainly due to the implementation of the two-invoice system policy. As advised by Frost & Sullivan, in view of the implementation of the two-invoice system in the abovementioned provinces, the medical device manufacturers began to explore alternative sales model to take up the functions originally entrusted to the multiple layers of distributors, by taking up some functions themselves and/or engaging deliverers to take up the delivery function and marketing service providers to take up some of the marketing functions in promoting the medical devices or the underlying technology. • The deliverer model has been adopted in the medical industry in China for more than 10 years. The deliverers could serve more than hundreds of medical device or pharmaceutical manufacturers at the same time, and bear customer default risks for each manufacturer. Therefore, deliverers bearing the customer default risks for the medical device or pharmaceutical manufacturers is a generally accepted and common feature under the deliverer model in the pharmaceutical and medical device industry in the PRC. • Delivers bearing the customer default risks for the medical device or pharmaceutical manufacturers is a generally accepted and common feature under the sales through deliverer model in the pharmaceutical and medical device industry in the PRC. • It is an industry norm for medical device manufacturers to set different prices for the same product sold to different distributors, depending on their abilities and the ancillary services they are expected or required to provide. • IP co-ownership arrangement is also adopted by other medical device companies in the PRC (and by other MWA medical device manufacturers). • Clinical evaluation on medical devices of the same type is a process of evaluating a medical device by comparing it with the existing clinical data of a Class III medical device of the same type, and it can be used to upgrade the registration of an existing Class II medical device to a Class III medical device. As clinical evaluation on medical devices of the same type will not involve clinical trial on human subjects, such process takes significantly less time and cost than the normal registration process of Class III medical devices. • Based on the latest information available, other than some of the Group’s competitors which have already obtained Class III registration certificates for their MWA therapeutic apparatus and MWA needles specifically indicated for liver cancer, none of the competitors of the Group have obtained Class III registration certificates for their MWA needles specifically indicated for thyroid nodules or other diseases which the Group has planned to expand its indication on its Class III medical registration certificate (including breast lumps, lung cancer, varicose vein, bone tumours and uterine fibroid). Accordingly, it is submitted that no competitive disadvantages would be posed to the Group.

131 Supplementary for Verification Source: Frost & Sullivan Analysis • Compared with other ablation methods, MWA has shorter operation time, less bleeding risk and less sensitivity to thermal deposition. In order to further reduce the influence of “thermal deposition effect” on ablation, the technology of microbubble ultrasonic cavitation to enhance the effect of MWA has been applied in early clinical studies. Studies have shown that ultrasound cavitation technology can effectively reduce the impact of thermal precipitation. We believe that acquiring or investing in relevant companies would enable us to combine ultrasound cavitation with MWA technology to improve the treatment effect of our MWA products; and companies that focus on the development of AI and are in possession of the relevant products and technologies which potentially enable us to develop AI robotic surgery assistance which provides precision in the MWA or other ablation clinical application. We consider that the high technical level and experience required from doctors hinder the popularisation of MWA products. AI surgical robots can (i) improve surgical efficiency and reduce surgical risks through precise navigation and treatment; (ii) perform various tumour treatments and inspection operations; and (iii) provide digital platform for preoperative management and postoperative rehabilitation. Therefore, we believe that the development and deployment of AI technology in the field of MWA will become the key breakthrough for us to improve our market competitiveness. • During the Track Record Period, our sales volume in the first half of a year was generally lower than the sales volume in the second half of a year as our customers tend to procure more of our products in the second half of a year, which is common for MWA medical device manufacturers in the PRC. • As the deliverers perform centralisation of the delivery arrangement between the hospital and various medical device and pharmaceutical manufacturers, delivery costs can also be reduced accordingly. • It takes generally 48 to 60 months for Class III medical devices to complete the R&D process.

132 Supplementary for Verification Source: Frost & Sullivan Analysis • Please provide a list of medical device companies that adopt the deliverer model, including company name, company profile, deliverer model and the difference between the deliverer model adopted by the Group? Company Name Profile Deliverer Model Difference 南微医学 Micro-tech(Nanjing) Co., Ltd Mainly engaged in the research and development, manufacturing and sales of minimally invasive medical devices, including endoscopic minimally invasive medical devices, tumor ablation devices. Micro-tech authorizes general distributors to sell products to terminal hospitals, and authorizes platform deliverers to sell products to general distributors within their authorized scope in Shandong, BeijingJiangxi and other regions, and undertakes warehousing and logistics services for the company. The platform deliverers are distributors. 和百德不同南微的配 送商属于经商范 威高骨科 WEGO Holding Co., Ltd., Mainly engaged in the research and development, production and sales of orthopedic medical devices, including orthopedic implant medical devices and orthopedic surgical instruments. The company’s products are sold to deliverers with relevant qualifications, and then the deliverers sell to terminal hospitals. The channel development, customer maintenance and professional supporting services in the process of product use are mainly completed by third-party service providers and internal marketing teams of the company. Deliverer model under the influence of two-invoice system 明德生物Wuhan EasyDiagnosis Biomedicine Co., Ltd Mainly engaged in the research and development, production and sales of POCT rapid diagnostic reagents and rapid detection instruments In the direct selling model, the company signs a framework agreement with the terminal medical institution or its designated deliverer to reach agreement on sales policies. When the terminal medical institution has procurement demand, the terminal medical institution or its designated deliverer submits purchase orders to the marketing center, and the company will timely arrange the delivery of device to the customers. Deliverer model under the influence of two-invoice system 之江生物 Liferiver Biotech Focus on research and development, production and sales of molecular diagnostic reagents and equipment The company signs supply contracts with the deliverers and sells the products to the deliverers who then sells the products to the end customers. The deliverers are distributors. 和百德不同配送商属 于经商范康拓医 Kontour Medical Focus on the research and development, production and sales of implanted medical devices, the main products are used in the cranial repair and fixation in neurosurgery and sternal fixation in cardiothoracic surgery The company chooses deliverers with good qualifications, strong service capacity and compliance with the requirements of local Two-invoice system. Deliverers only undertake the function of product delivery, and the marketing of products is carried out by the marketing service providers. Deliverer model under the influence of two-invoice system

133 Supplementary for Verification Source: Frost & Sullivan Analysis • Please provide a list of medical device companies that adopt the deliverer model, including company name, company profile, deliverer model and the difference between the deliverer model adopted by the Group. Company Name Profile Deliverer Model Difference 春立医 Beijing Chunlizhengda Medical Instruments Co., Ltd. The leading orthopedic medical device company in China, focusing on the research and development, production and sales of implantable orthopedic medical devices which include joint prosthesis products and spinal products. The company’s products are sold to terminal hospitals through deliverers. Under this model, deliverers do not undertake promotion services, and sales service providers carry out channel development and customer maintenance. Deliverer model under the influence of two-invoice system 惠泰医 APT Medical Focusing on the research and development, production and sales of electrophysiological and vascular interventional medical devices, the company has formed a business layout with complete coronary pathway and electrophysiological medical devices. The company will deliver the products to the platform deliverer designated by terminal hospitals and then the platform deliverer will distribute the company’s products to the terminal hospital. At the same time, the company authorizes the third-party agency service providers to provide product sales services, and other follow-up services Deliverer model under the influence of two-invoice system 奥精医 Allgens Medical Focus on research and development, production and sales of high-end biomedical materials and related medical device products Companies sell their products to deliverers, who sell directly to the end customer. In this process, the marketing and other functions are usually entrusted to external promotion service providers and the company pays corresponding marketing costs to external promotion service providers. Deliverer model under the influence of two-invoice system

Supplementary for Verification

Overview of Related Policies

Policy Name	Date	Institutions	Contents
《印发关于在公立医疗机构药品采购中推行“两票制”的实施意见（试行）的通知》	2017/01	国务院医改办 国家卫生计生委 食品药品监管总局 国家发展改革委 工业和信息化部 商务部 国家税务总局 国家中医药管理局	“两票制”：药品生产企业到流通企业开一次发票，流通企业到医疗机构开一次发票 实施范围：公立医疗机构药品采购中逐步推行“两票制”，鼓励其他医疗机构药品采购中推行“两票制”。综合医改试点省（区、市）和公立医院改革试点城市要率先推行“两票制”，鼓励其他地区执行“两票制”
《关于巩固破除以药补医成果持续深化公立医院综合改革的通知》	2016/12	国家卫生计生委 财政部 国家发展改革委 人力资源社会保障部 国家中医药管理局 国务院医改办	价格改革：对质量差异小、价格相近的同种高值医用耗材，探索实行纳入医疗服务打包收费，制定统一的医疗服务价格。 “两票制”：实行高值医用耗材分类集中采购，逐步推行高值医用耗材购销“两票制”。
《安徽省食品药品监督管理局等五部门关于印发安徽省公立医疗机构医用耗材采购“两票制”实施意见（试行）的通知》	2017/11	安徽省食品药品监督管理局 安徽省卫生计生委 安徽省公安厅 安徽省工商局 安徽省国税局	“两票制”：自2017年12月1日起，在安徽省二级以上公立医疗机构实施医用耗材采购“两票制”。 “类别范围”：血管介入类、非血管介入类、骨科植入、神经外科、电生理类、起搏器类、体外循环及血液净化、眼科材料、口腔科、其他等十大类高值医用耗材。

Source: Frost & Sullivan Analysis

FROST & SULLIVAN
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134 Supplementary for Verification Source: Frost & Sullivan Analysis • Explain the reasons for the rise of the distributor model, and whether it is in response to provincial/municipal laws, regulations or policy requirements? Or is it due to provincial/municipal policies? • The rise of deliverer model is mainly due to the influence of the “two-invoice system” policy. Before the implementation of the two-invoice system, the marketing, promotion of medical device products to hospitals and after-sales service were mainly completed by distributors. • At present, the two-invoice system has not been implemented nationwide in the field of medical devices. Only some public hospitals in Anhui, Shaanxi, Qinghai, Shanxi, Fujian and other provinces have implemented the two-invoice system in terms of the purchase and sales of high-value medical consumables. Therefore, medical device companies have adopted deliverer model in the regions where the “two-invoice system” are implemented. Policy Name Date Institutions Contents Overview of Related Policies

Supplementary for Verification

Overview of Related Policies

Policy Name	Date	Institutions	Contents
《关于在陕西省公立医疗机构实行药品和医用耗材"两票制"的通知》	2017/04	陕西省医改领导小组办公室 陕西省卫生和计划生育委员会	从 2017 年 1 月 1 日起，全省城市公立医疗机构在药品、医用耗材采购中实行"两票制"。医用耗材实行"两票制"确有困难的，可先在高值医用耗材中实施。 实行"两票制"的高值医用耗材主要包括：血管介入、骨科植入、神经外科、结构心脏病、非血管介入、起博器、电生理、吻合器、体外循环及血液净化、人工器官组织、疝修补、口腔和眼科等 13 大类的医用耗材。
《关于青海省公立医疗机构药品采购实行"两票制"的实施意见（试行）》	2016/12	青海省人民政府办公厅	将"两票制"落实情况纳入青海省卫生计生系统工作目标管理责任考核指标和《青海省医疗机构药品和医用耗材配送企业管理考核规定（试行）》进行考核，对不执行"两票制"的药品生产流通企业，按有关规定严肃处理，并记入不良记录。 全省公立医疗机构配备使用的药品和耗材必须通过省药品和医用耗材集中采购平台进行采购
《青海省卫生计生委关于药品和医用耗材推行"两票制"有关事项的通知》	2017/06	青海省卫生计生委	推行"两票制"，关键是严格执行药品、医用耗材购销发票管理有关规定，从发票入手，从源头控制，确保"两票制"的落实。 全省公立医疗机构配备使用的药品和耗材必须通过省药品和医用耗材集中采购平台进行采购，不得以任何理由和方式规避或变相规避药品耗材网上采购，必须让采购行为公开透明。全省各公立医疗卫生机构药品和耗材网上采购率要达到100%，药品、医用耗材配送率要达到98%以上。
《2017年全省卫生计生工作要点》	2017/02	山西省卫计委	扩大高值耗材和体外诊断试剂限价采购范围，实行药品、耗材采购"两票制"。
《福建省医疗保障管理委员会办公室关于开展医疗器械（医用耗材）阳光采购结果全省共享工作的通知》	2018/07	福建省医疗保障管理委员会办公室	"阳光采购"：各级医保定点公立医疗机构必须通过省级平台开展耗材交易，及时、完整、准确填报采购信息，自觉接受监管。 采购范围：各级医保定点公立医疗机构必须通过省级平台开展耗材交易，及时、完整、准确填报采购信息，自觉接受监管。 耗材采购严格执行"两票制"，鼓励实行"一票制"。"两票制"是指挂网的耗材生产企业或进口商（报关企业）向配送企业开具的发票为第一票，配送企业向医疗机构开具的用于产品入库的发票为第二票。

Source: *Frost & Sullivan Analysis*

FROST & SULLIVAN
135

135 Supplementary for Verification Source: Frost & Sullivan Analysis Policy Name Date Institutions Contents Overview of Related Policies

136 Supplementary for Verification The following table sets out the efficacy data of the major tumour ablation therapies when they are applied to the treatment of liver cancer and thyroid nodule, respectively. MWA RFA CRA LSA Liver cancer For tumours 3 cm in diameter: 5-year LTP: 8.3%, 5-year DFS: 12%; Complete ablation rate for tumors: 98.3%; For tumours 3 cm in diameter: 5-year LTP: 21.2%, 5-year DFS: 19%; Complete ablation rate for tumors: 98.1%; For tumours ≤4 cm in diameter: 3-year LTP: 7%; Complete ablation rate for tumors: 97.4%; For tumours 3 cm in diameter: 1-year LTP (8.5% for patients in percutaneous ultrasonography guided laser ablation group; 15.0% for patients in endoscopic ultrasonography-guided laser ablation group); Complete ablation rate for tumors: 89.0%; Thyroid Nodule VRR of nodule 1st month: 15.3%; 3rd month: 47.9%; 6th month: 67.8%; 12th month: 79.3%; 18th month: 91.7% VRR of nodule 1st month: 15.4%; 3rd month: 48.2%; 6th month: 68.1%; 12th month: 80.1%; 18th month: 89.2% N/A VRR of nodule: 91.7%* Source: Literature review, Frost & Sullivan Analysis Notes: (1) LTP: local tumour progression; DFS: disease-free survival; VRR: volume reduction ratio; Complete ablation rate: percentage of the patient population whose tumour is completely eradicated after the ablation therapy. (2) The different years of LTP are presented based on the best available information that can be obtained from the independent study of such ablation method. (3) The LTP data are based on the best available information that can be obtained for each ablation method and no available information of DFS for CRA and LSA can be obtained. * An independent study without comparison with other ablation methods

Annex D
March 8, 2024PRIVATE & CONFIDENTIAL
Board of Directors
ExcelFin Acquisition Corp.
Ladies and Gentlemen:
Houlihan Capital, LLC (“Houlihan Capital”) understands that ExcelFin Acquisition Corp. (the “Client” or the “Company” or “ExcelFin”) is contemplating a transaction that involves a business combination whereby the Company will acquire 100% of the outstanding equity and equity equivalents of Betters Medical Investment Holdings Limited (“Betters,” “Baird,” or the “Target”) based on a total equity value of $300 million (“Equity Value”). Upon the closing of the Transaction (“Closing”), all outstanding equity and equity equivalents of Target will be converted into a number of surviving entity (“PubCo”) common shares equal to the Equity Value divided by $10.20, 70% of which shall be fully vested and freely tradable upon the Closing and the remaining 30% (the “Earnout Shares”) shall be subject to vesting and forfeiture. The Earnout Shares shall become fully vested if, at any time from the Closing through the eighth anniversary of the Closing (the “Earnout Period”), the dollar volume-weighted average price (“VWAP”) of PubCo Ordinary Shares is greater than or equal to $12.50 (the “Price Target”) over any 20 trading days within any 30-day trading period (the “Triggering Event”).
Pursuant to an engagement letter dated February 23, 2024, the Board of Directors of the Company (the “Board”) engaged Houlihan Capital as its financial advisor to render a written opinion, as to whether, as of the date of this Opinion, the Transaction is fair to the holders of shares of Class A common stock of the Company that were initially issued to the public in the Company’s initial public offering (the “Public Stockholders”) from a financial point of view.
In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:
•
Held discussions with certain members of the Company’s management (“Company Management”) and Target’s management (“Target Management”) regarding the Transaction, the historical performance, the financial forecast of Target, and the future outlook for Target;

•
Review of information provided by Client and Target including, but not limited to:

•
ExcelFin’s Diligence Presentation, dated June 7, 2023;

•
the Business Combination Agreement between the Company and the Target, dated June 26, 2023;

•
a Press Release Detailing the Transaction, dated June 26, 2023;

•
Target’s Financial Due Diligence Report, dated June 26, 2023;

•
a Frost & Sullivan Global Market Study of Ablation Therapy, as of June 2023;

•
Target’s Commercial Due Diligence Report Summary;

•
the FDA Clearance of Target’s 510(k) premarket notification for Disposable Microwave Ablation Needles;

•
the FDA Clearance of Target’s 510(k) premarket notification for Microwave Ablation Systems;

The Board of Directors of ExcelFin Acquisition Corp.
March 8, 2024
Fairness Opinion — Confidential

•
various Investor Presentations outlining Target’s market, growth strategy, benchmarking, and transaction summary, the latest as of February 2024;

•
Unaudited financial statements for Target for the fiscal years ended December 31, 2020 through 2023;

•
Projected financial statements for Target for the fiscal year ended December 31, 2024;

•
First Amendment to the Business Combination Agreement, dated February 24, 2024;

•
An illustrative Sources and Uses table for the Transaction;

•
An illustrative pro forma capitalization table for the Transaction;

•
Reviewed the industry in which the Target operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•
Developed indications of value for the Target using generally accepted valuation methodologies; and

•
Reviewed certain other relevant, publicly available information, including economic, industry, and Target specific information.

Our analyses contained herein are confidential and addressed to, and provided exclusively for use by, the Board. Our written opinion may be used (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to Client’s shareholders, (iii) in filings with the U.S. Securities and Exchange Commission (the “SEC”) (including the filing of the fairness opinion and the data and analysis presented by Houlihan Capital to the Board), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.
No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Opinion does not address any aspect of the Board’s recommendation to its shareholders with respect to the adoption of the Transaction or how any shareholder of the Company should vote with respect to such adoption or the statutory or other method by which the Company is seeking such vote in accordance with the terms of the Transaction, applicable law, and the Company’s organizational instruments.
This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Opinion other than Houlihan Capital.
We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Target, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from the Company’s management (“Company Management”) that they are unaware of any facts that would make the information provided to

The Board of Directors of ExcelFin Acquisition Corp.
March 8, 2024
Fairness Opinion — Confidential

us to be incomplete or misleading in any material respect for the purposes of the Opinion. Company Management has represented: (i) that it directed Houlihan Capital to rely on certain forecasted financial information (the “Forecast”) prepared by Target’s management (“Target Management”); (ii) the Forecast represents Company Management’s good faith estimate of the forecasted future financial performance of the PubCo for the periods stated therein; (iii) after conducting such due diligence as Company Management has deemed necessary or appropriate, Company Management has no reason to believe that Houlihan Capital should not rely upon the Forecast; (iv) Houlihan Capital had no role whatsoever in the preparation of the Forecast; (v) Houlihan Capital was not asked to provide an outside “reasonableness review” of the Forecast; (vi) the Company did not engage Houlihan Capital to audit or otherwise validate any of the Forecast’s underlying inputs and assumptions; and (vii) that the Forecast as presented herein has been summarized and presented accurately. We have not assumed responsibility for any independent verification of this information, nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.
Several analytical methodologies have been employed herein, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.
The conclusions we have reached are based on all the analyses and factors presented herein taken as a whole and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the material that follows.
Our only opinion is the formal written opinion Houlihan Capital has expressed as to whether the Transaction is fair to the Public Stockholders from a financial point of view. The Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of Company, its shareholders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the Company, its shareholders, or any other party.
In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Houlihan Capital’s Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Opinion. Houlihan Capital is under no obligation, to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.

The Board of Directors of ExcelFin Acquisition Corp.
March 8, 2024
Fairness Opinion — Confidential

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals or affiliates, has any ownership or other beneficial interests in any party to the Transaction or any of their affiliates and has provided no previous investment banking or consulting services to any party to the Transaction or their affiliates. There is no current agreement between Houlihan Capital, its principals, or affiliates and any party to the Transaction or their affiliates providing for the provision of future services by Houlihan Capital, its principals, or any of its affiliates to or for the benefit of any party to the Transaction or any of their affiliates. Houlihan Capital was not requested to, and did not (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the proposed Transaction, (ii) negotiate or recommend the terms of the proposed Transaction, or (iii) advise the Board with respect to alternatives to the proposed Transaction. Houlihan Capital was engaged on a fixed fee basis.
In an engagement letter dated February 23, 2024, the Company has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services relating to the Opinion.
As of the date hereof, it is Houlihan Capital’s opinion that the Transaction is fair to the Public Stockholders from a financial point of view.
Respectfully submitted,
Houlihan Capital, LLC